Filed Pursuant to Rule 424(b)(3)

Registration No.: 333-292991

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
CRANE HARBOR ACQUISITION CORP.

PROSPECTUS FOR 515,387,046 XANADU QUANTUM TECHNOLOGIES LIMITED CLASS A MULTIPLE VOTING SHARES AND

79,747,482 XANADU QUANTUM TECHNOLOGIES LIMITED CLASS B SUBORDINATE VOTING SHARES

Dear Shareholders of Crane Harbor Acquisition Corp.:

You are cordially invited to attend the extraordinary general meeting (the “Extraordinary General Meeting”) of shareholders of Crane Harbor Acquisition Corp. (“SPAC” and such shareholders, the “SPAC Shareholders”), which will be held at 10:00 a.m., Eastern Time, on March 19, 2026, virtually pursuant to the procedures described in the accompanying proxy statement/prospectus for the purposes of Cayman Islands law and SPAC’s Second Amended and Restated Memorandum and Articles of Association (the “SPAC Articles”).

On November 3, 2025, Crane Harbor Acquisition Corp., a Cayman Islands exempted company, Xanadu Quantum Technologies Limited, a company incorporated under the Business Corporations Act (Ontario) (“NewCo”) and Xanadu Quantum Technologies Inc., a corporation continued under the Business Corporation Act (Ontario) (“Old Xanadu”) entered into a business combination agreement (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement,” and the transactions contemplated thereby, collectively, the “Business Combination”), pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the plan of arrangement under Section 182 of the Business Corporations Act (Ontario) (the “OBCA”) attached hereto as Annex B (the “Plan of Arrangement”), (i) prior to the submission for the final order of the Ontario Superior Court of Justice approving the Plan of Arrangement (the “Final Order”), SPAC will effect its continuance from the Cayman Islands Companies Act to the OBCA (the “Continuance,” and the date on which the Continuance becomes effective in accordance with Section 180 of the OBCA and Part XII of the Cayman Islands Companies Act, the “Continuance Effective Date”); and (ii) at the closing of the Business Combination (the “Closing” pursuant to the Plan of Arrangement), and beginning at the arrangement effective time specified in the Plan of Arrangement (the “Arrangement Effective Time”), which will take place after the Continuance:

•        each outstanding right of SPAC that entitles the holder, upon exchange to receive one-tenth (1/10) of one SPAC Class A ordinary share (each, a “SPAC Right”) will be immediately exercised in consideration for one-tenth (1/10) of a SPAC Class A ordinary share, par value $0.0001 (“SPAC Class A Share”), and

•        each SPAC Class A Share (including those SPAC Class A Shares issued to former holders of SPAC Rights) and each SPAC Class B ordinary share, par value $0.0001 (“SPAC Class B Share”) outstanding immediately prior to the Closing (collectively, the “SPAC Shares”) will be transferred to NewCo in exchange for one subordinate voting share in the capital of NewCo (a “NewCo Class B Subordinate Voting Share”); the holders thereof will cease to be holders of SPAC Shares and will be registered as holders of NewCo Class B Subordinate Voting Shares; and any fractional share to be received by a holder will be rounded down to the nearest whole NewCo share as provided in the Plan of Arrangement.

On the date of the Closing (the “Closing Date”), pursuant to the Plan of Arrangement and beginning at the Arrangement Effective Time, the following will occur with respect to the securities of Old Xanadu:

•        each preferred share of Old Xanadu (an “Old Xanadu Preferred Share”) outstanding immediately prior to the Arrangement Effective Time (other than any Old Xanadu shares held by registered holders who have validly exercised dissent rights in accordance with Section 185 of the OBCA and the Plan of Arrangement (each, a “Dissenting Shareholder”) will be converted into one voting common share in the capital of Old Xanadu (each an “Old Xanadu Voting Common Share”);

•        (A) each Old Xanadu Voting Common Share (including those issued upon conversion of Old Xanadu Preferred Shares) held by a holder other than a Dissenting Shareholder will be transferred to NewCo, in exchange for that number of multiple voting shares in the capital of NewCo (each a “NewCo Class A Multiple Voting Share”, together with the NewCo Class B Subordinate Voting Shares, the “NewCo Shares”) that is equal to the exchange ratio specified in the Plan of Arrangement (the “Exchange Ratio”), and (B) each non-voting common share in the capital of Old Xanadu (each an “Old Xanadu Non-Voting Common Share”, and together with the Old Xanadu Voting Common Shares, the “Old Xanadu Common Shares”) held by a holder other than a Dissenting Shareholder will be transferred to NewCo in exchange for that number of NewCo Class B Subordinate Voting Shares that is equal to the Exchange Ratio; the holders thereof will cease to be holders of Old Xanadu Common Shares and will be registered as holders of the applicable class of NewCo Shares; any fractional share to be received by a holder will be rounded down to the nearest whole NewCo Share as provided in the Plan of Arrangement; and Dissenting Shareholders’ Old Xanadu Common Shares thereafter represent only the right to be paid the fair value of such shares in accordance with the Plan of Arrangement;

•        each option to purchase Old Xanadu Voting Common Shares outstanding immediately prior to the Arrangement Effective Time (each, a “Old Xanadu Voting Option”) will be exchanged for an option to purchase NewCo Class A Multiple Voting Shares (a “NewCo MVS Option”), the number of NewCo Class A Multiple Voting Shares subject to such option equal to the product of the number of Old Xanadu Common Shares subject to the corresponding Old Xanadu Voting Option immediately prior to the exchange multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (B) the per-share exercise price equal to the prior exercise price divided by the Exchange Ratio (rounded up to the nearest cent), with such additional adjustments as are necessary to comply with subsection 7(1.4) of the Income Tax Act (Canada), all as set forth in the Plan of Arrangement; and all other terms and conditions (including vesting and term) will continue, mutatis mutandis;

•        each option to purchase Old Xanadu Non-Voting Common Shares outstanding immediately prior to the Arrangement Effective Time (each, a “Old Xanadu Non-Voting Option”) will be exchanged for an option to purchase NewCo Class B Subordinate Voting Shares (a “NewCo SVS Option”), the number of NewCo Class B Subordinate Voting Shares subject to such option equal to the product of the number of Old Xanadu Non-Voting Common Shares subject to the corresponding Old Xanadu Non-Voting Option immediately prior to the exchange multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (B) the per-share exercise price equal to the prior exercise price divided by the Exchange Ratio (rounded up to the nearest cent), with such additional adjustments as are necessary to comply with subsection 7(1.4) of the Income Tax Act (Canada), all as set forth in the Plan of Arrangement, and all other terms and conditions (including vesting and term) will continue, mutatis mutandis;

•        each warrant of Old Xanadu outstanding immediately prior to the Arrangement Effective Time, including (A) the warrants held by SFTrust Holdings, LLC to purchase Old Xanadu Voting Common Shares and (B) the warrants held by Royal Bank of Canada to purchase Old Xanadu Non-Voting Common Shares (collectively, the “Old Xanadu Warrants”), will be exchanged for a warrant to purchase, respectively, NewCo Class A Multiple Voting Shares (a “NewCo MVS Warrant”) or NewCo Class B Subordinate Voting Shares (a “NewCo SVS Warrant”), with (x) the number of NewCo Shares subject to such warrant equal to the product of the number of Old Xanadu Common Shares subject to the corresponding Old Xanadu Warrant immediately prior to the exchange multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (y) the per-share purchase price equal to the prior purchase price divided by the Exchange Ratio (rounded up to the nearest cent), and otherwise on the same terms, all as provided in the Plan of Arrangement; and

•        any NewCo Shares issued in exchange for Old Xanadu securities as described above will be issued as fully paid and non-assessable and may be subject to transfer restrictions under applicable securities laws and any investor and registration rights agreement entered into at Closing, as applicable.

At the Extraordinary General Meeting, SPAC Shareholders will be asked to consider and vote upon the following proposals:

•        Business Combination Proposal — To approve, by special resolution, the Business Combination Agreement, and the matters set forth therein, dated as of November 3, 2025, by and among SPAC, Old Xanadu and NewCo, certain related agreements and transactions contemplated thereby, including all approvals necessary for the completion of the Plan of Arrangement (the “Business Combination Proposal” or “Proposal No. 1”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

•        Continuance Proposal — To approve, by special resolution, the continuance of SPAC from the Cayman Islands to the Province of Ontario, Canada in accordance with Part XII of the Cayman Islands Companies Act and section 180 of the OBCA, and the continuance of SPAC as a corporation under the OBCA, including the adoption of the articles of continuance and proposed by-laws (the “Continuance Proposal” or “Proposal No. 2”). Copies of the articles of continuance and proposed by-laws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

•        Adjournment Proposal — To approve, by ordinary resolution, the adjournment of the Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals (the “Adjournment Proposal” or “Proposal No. 3” and, together with the Business Combination Proposal and the Continuance Proposal, the “Proposals”).

Each of the Proposals is more fully described in the accompanying proxy statement/prospectus, which each SPAC Shareholder is encouraged to read carefully.

In connection with the Business Combination, NewCo expects to issue NewCo Class B Subordinate Voting Shares in a private placement pursuant to one or more subscription agreements (each, a “Subscription Agreement” and collectively, the “Subscription Agreements”) with certain institutional and other accredited investors (the “PIPE Investors”) as described under “Proposal No. 1 — The Business Combination Proposal — PIPE Investment.” As of the date of this proxy statement/prospectus, certain PIPE Investors, including members and affiliates of Crane Harbor Sponsor, LLC (the “Sponsor”), have entered into Subscription Agreements pursuant to which, subject to the terms and conditions therein and the consummation of the Business Combination, they have agreed to subscribe for NewCo Class B Subordinate Voting Shares at a purchase price of $10.00 per share (the “PIPE Financing”). The PIPE Financing is expected to close concurrently with the Closing in accordance with the Plan of Arrangement. This proxy statement/prospectus is not an offer to sell, or a solicitation of an offer to buy, any securities in the PIPE Financing. The issuance of NewCo Class B Subordinate Voting Shares in the PIPE Financing will be made in private transactions exempt from the registration requirements of the U.S. Securities Act of 1933, as amended, and applicable Canadian securities laws, and NewCo expects to enter into customary registration rights undertaking to file a resale registration statement following the Closing. If additional private investment in public equity commitments are obtained, amended or terminated prior to the Extraordinary General Meeting to approve the Business Combination, shareholders will be informed of any material changes to the PIPE Financing through an amendment to this Registration Statement on Form F-4 (the “Registration Statement”) of which this proxy statement/prospectus forms a part or by definitive additional proxy materials, as applicable, and, if such changes occur after the Extraordinary General Meeting, by a current report on Form 8-K.

The SPAC Class A Shares and the SPAC Rights are currently listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “CHAC” and “CHACR,” respectively. In addition, the units of SPAC, each unit consisting of one SPAC Class A Share and one SPAC Right (the “SPAC Units”) are listed on Nasdaq under the symbol “CHACU.” At the Arrangement Effective Time (or immediately prior thereto, in accordance with their terms), any outstanding SPAC Units will automatically separate into their component SPAC Class A Share and SPAC Right. NewCo intends to apply to have the NewCo Class B Subordinate Voting Shares listed on Nasdaq and on the Toronto Stock Exchange (“TSX”). Any such listing is subject to the approval of Nasdaq and TSX, respectively, in accordance with their original listing requirements and conditions, and there can be no assurance that either exchange will approve NewCo’s listing applications. It is anticipated that at Closing the NewCo Class B Subordinate Voting Shares will be listed for trading on Nasdaq and TSX, and the SPAC Class A Shares, SPAC Rights and SPAC Units will cease trading on Nasdaq and will be delisted in due course.

Interests of Certain SPAC and Old Xanadu Persons in the Business Combination

In considering the unanimous recommendation of the SPAC board of directors (the “SPAC Board”) to vote in favor of the Business Combination, SPAC Shareholders should be aware that, aside from their interests as shareholders, Sponsor and certain members of SPAC management have interests in the Business Combination that are different from, or in addition to, those of SPAC Shareholders generally. SPAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to SPAC Shareholders that they approve the Business Combination. SPAC Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        The fact that Sponsor paid an aggregate of approximately $25,000 for 7,333,333 outstanding SPAC Class B Shares in a private placement (the “Founder Shares”). These securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $77,073,329, based on the closing price of the SPAC Class A Shares of $10.51 per share on February 4, 2026, the record date for the Extraordinary General Meeting, resulting in a theoretical gain of $77,048,329;

•        Given the differential between (i) the nominal price the Sponsor effectively paid for the Founder Shares and (ii) the price paid by public investors in SPAC initial public offering (“SPAC IPO”) and the NewCo Class B Subordinate Voting Shares the Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the NewCo Class B Subordinate Voting Shares trade below the price initially paid for SPAC’s units in the SPAC IPO and SPAC Public Shareholders experience a negative rate of return following completion of the Business Combination;

•        Sponsor and SPAC management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as SPAC may obtain loans from Sponsor, an affiliate of Sponsor or any of SPAC management to finance transaction costs in connection with the Business Combination;

•        The SPAC Articles provide that SPAC renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of SPAC management on the one hand, and SPAC, on the other hand, or the participation in which would breach any existing legal obligation, under applicable law or otherwise, of a member of SPAC management to any other entity. SPAC is not aware of any such corporate opportunities not being offered to SPAC and does not believe that waiver of the corporate opportunities doctrine has materially affected SPAC’s search for an acquisition target or will materially affect SPAC’s ability to complete the Business Combination;

•        The fact that SPAC has borrowed $0.00 from the Sponsor pursuant to a promissory note and may borrow from the Sponsor up to $2,500,000 of working capital loans, which, at the option of the Sponsor, may be repaid in units of the post-business combination entity. However, as NewCo has not authorized “units,” such working capital loans may be repaid in NewCo Class B Subordinate Voting Shares at a rate of 1.1 NewCo Class B Subordinate Voting Shares for each $10.00 repaid in securities, provided that any fractional shares will be rounded down to the nearest whole number; and

•        The fact that Sponsor will benefit from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to SPAC Shareholders rather than liquidate.

The following table sets forth the payments to be received by the Sponsor and its affiliates from us prior to or in connection with the completion of the SPAC’s initial business combination and the securities issued and to be issued by us to the Sponsor or its affiliates:

Entity/Individual	Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid
Crane Harbor Sponsor, LLC	7,333,333 SPAC Class B Shares.(1)	$25,000, which also covers any additional shares issued to the Sponsor under anti-dilution provisions discussed below.
	420,000 SPAC Private Units sold in a private placement concurrently with the SPAC IPO (the “SPAC Private Units”).	$4,200,000.
	Commencing on the date on which the SPAC’s securities are first listed on Nasdaq, $20,000 per month.	Office space, utilities and secretarial and administrative support.

Up to $2,500,000 in working capital loans, which loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit. However, as NewCo has not authorized “units,” such working capital loans may be repaid in NewCo Class B Subordinate Voting Shares at a rate of 1.1 NewCo Class B Subordinate Voting Shares for each $10.00 repaid in securities, provided that any fractional shares will be rounded down to the nearest whole number.

Working capital loans to finance transaction costs in connection with an initial business combination.
	Repayment of $700,000 in interest-free advances from the Sponsor due on demand.	For working capital expenses.

Entity/Individual	Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid
	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination.(2)	Services in connection with identifying, investigating and completing an initial business combination.
Crane Harbor Sponsor, LLC and any holders of Class B Ordinary Shares	Anti-dilution protection upon conversion into SPAC Class A Shares at a greater than one-to-one ratio.	Issuance of the SPAC Class A Shares issuable in connection with the conversion of the SPAC Class B Shares on a greater than one-to-one basis upon conversion.
Crane Harbor Sponsor, LLC, the SPAC’s officers, directors or advisor, the SPAC’s or its affiliates	Consulting, success or finder fees in connection with the consummation of the SPAC’s initial business combination.(3)

Any services in order to effectuate the completion of the SPAC’s initial business, which, if made prior to the completion of the SPAC’s initial business combination, will be paid from funds held outside the trust account.

Crane Harbor Sponsor, LLC, the SPAC’s officers, directors or advisor, the SPAC’s or its affiliates	Salary or fee in an amount that constitutes a market standard for comparable transactions in connection with the SPAC’s initial business combination.(3)	Services in connection with identifying, investigating and completing an initial business combination.

____________

(1)      Of the SPAC Class B Shares, the non-managing Sponsor investors own, indirectly through the purchase of non-managing membership interests of the Sponsor, an aggregate of 2.04 million SPAC Class B Shares held by the Sponsor, which were purchased by the Sponsor for approximately $0.003 per share. In addition, the SPAC’s independent directors received an indirect interest in an aggregate of 25,000 SPAC Class B Shares each through membership interests in the Sponsor.

(2)      Reimbursements to the Sponsor, its affiliates or any related person upon completion of the Business Combination will be paid entirely through the repayment of advances and working capital loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of SPAC’s officers and directors. As of the date of this proxy statement/prospectus, $700,000 in advances and $0.00 in working capital loans have been made to the SPAC. Up to $2,500,000 of the working capital loans may be repaid in units of the post-Business Combination entity at the option of the Sponsor. However, as NewCo has not authorized “units,” such working capital loans may be repaid in NewCo Class B Subordinate Voting Shares at a rate of 1.1 NewCo Class B Subordinate Voting Shares for each $10.00 repaid in securities, provided that any fractional shares will be rounded down to the nearest whole number.

(3)      As of the date of this proxy statement/prospectus, no such arrangements are in place.

Because the Sponsor acquired the SPAC Class B Shares at a nominal price, the SPAC Public Shareholders will incur immediate and substantial dilution upon the Closing. Further, the SPAC Class A Shares issuable in connection with the conversion of the SPAC Class B Shares may result in material dilution to the SPAC Public Shareholders due to the anti-dilution rights of the SPAC Class B Shares that may result in an issuance of SPAC Class A Shares on a greater than one-to-one basis upon conversion. See the sections entitled “Proposal No. 1 — The Business Combination Proposal — Ownership of NewCo Immediately After the Closing.” The SPAC Class B Shares will automatically convert into SPAC Class A Shares in connection with the consummation of the SPAC’s initial business combination or at any time and from time to time at the option of the holder on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein.

In addition, conversion of up to $2,500,000 of working capital loans, which, at the option of the Sponsor, may be repaid in units of the post-business combination entity. However, as NewCo has not authorized “units,” such working capital loans may be repaid in NewCo Class B Subordinate Voting Shares at a rate of 1.1 NewCo Class B Subordinate Voting Shares for each $10.00 repaid in securities, provided that any fractional shares will be rounded down to the nearest whole number.

The Sponsor and SPAC’s executive officers and directors have agreed, pursuant to a letter agreement, to (i) waive their redemption rights with respect to their SPAC Class B Shares, SPAC Private Shares and SPAC Public Shares in connection with the completion of the SPAC’s initial business combination; (ii) waive their redemption rights with respect to their SPAC Class B Shares, SPAC Private Shares and SPAC Public Shares in connection with a shareholder vote to approve an amendment to the SPAC Articles; (iii) waive their rights to liquidating distributions from the trust account with respect to their SPAC Class B Shares and SPAC Private Shares if SPAC fails to complete the SPAC’s initial business combination within the completion window, although they will be entitled to liquidating distributions from the trust account with respect to any SPAC Public Shares they hold if SPAC fails to complete the SPAC’s initial business combination within the prescribed time frame and to liquidating distributions from assets outside the trust account; and (iv) vote any SPAC Class B Shares or SPAC Private Shares held by them and any SPAC Public Shares purchased during or after this offering (including in open market and privately-negotiated transactions), in favor of the SPAC’s initial business combination (except that any SPAC Public Shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act would not be voted in favor of approving the business combination transaction). Further, each of the Sponsor, directors and officers has agreed to restrictions on its ability to transfer, assign, or sell the SPAC Class B Shares and SPAC Private Units, as summarized in the table below. In the event of a transfer of Sponsor membership interests by members of the Sponsor or their affiliates, there will be an indirect transfer of the SPAC Class B Shares and SPAC Private Units held by the Sponsor. While there are currently no circumstances or arrangements contemplated under which the Sponsor, its members or affiliates, or the SPAC’s directors or officers could indirectly transfer ownership of securities owned by the Sponsor through transfers of Sponsor membership interests, such transfers are not prohibited.

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
SPAC Class B Shares

The earlier of (i) one year after the completion of the SPAC’s initial business combination or (ii) the date following the completion of the SPAC’s initial business combination on which SPAC completes a liquidation, merger, share exchange or other similar transaction that results in all of the SPAC Shareholders having the right to exchange their SPAC Shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the SPAC Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the SPAC’s initial business combination, the SPAC Class B Shares will be released from the lockup.

Crane Harbor Sponsor, LLC Jonathan Z. Cohen Edward E. Cohen Jeffrey F. Brotman William I. Fradin Thomas C. Elliott Eldron Blackwell A. Kayode Ogunro Robert W. Karlovich Eric Litvin

Transfers permitted (a) to the SPAC’s officers, directors, advisors or consultants, any affiliate or family member of any of the SPAC’s officers, directors, advisors or consultants, any members or partners of the Sponsor or their affiliates and funds and accounts advised by such members or partners, any affiliates of the Sponsor, or any employees of such affiliates, (b) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such person; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement, in connection with an extension of the completion window or in connection with the consummation of a business combination at prices no greater than the price at which the shares or SPAC Rights were originally purchased; (f) pro rata distributions from the Sponsor to its

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions

respective members, partners or shareholders pursuant to the Sponsor’s limited liability company agreement or other charter documents; (g) by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor, (h) in the event of the SPAC’s liquidation prior to the SPAC’s consummation of the SPAC’s initial business combination; (i) in the event that, subsequent to the SPAC’s consummation of an initial business combination, SPAC completes a liquidation, merger, share exchange or other similar transaction which results in all of the SPAC Shareholders having the right to exchange their SPAC Class A Shares for cash, securities or other property or (j) to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (a) through (g); provided, however, that in the case of clauses (a) through (g) and clause (j) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements

SPAC Private Units	30 days after the completion of the SPAC’s initial business combination	Crane Harbor Sponsor, LLC	Same as above
Any SPAC Units, SPAC Rights, SPAC Shares or any other securities convertible into, or exercisable, or exchangeable for, ordinary shares	180 days after the date of the IPO	Crane Harbor Sponsor, LLC Jonathan Z. Cohen Edward E. Cohen Jeffrey F. Brotman William I. Fradin Thomas C. Elliott Eldron Blackwell A. Kayode Ogunro Robert W. Karlovich Eric Litvin

No transfer without the prior written consent of the representatives; provided, however, that SPAC may (1) issue and sell the SPAC Private Units; (2) issue and sell the additional units to cover the SPAC’s underwriters’ over-allotment option (if any); (3) register with the SEC pursuant to

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions

an agreement to be entered into concurrently with the issuance and sale of the securities in this offering, the resale of the SPAC Private Units and their underlying securities and the SPAC Class A Shares issuable upon conversion of the SPAC Rights and the SPAC Class B Shares; and (4) issue securities in connection with the SPAC’s initial business combination. However, the foregoing shall not apply to the forfeiture of any SPAC Class B Shares pursuant to their terms or any transfer of SPAC Class B Shares to any current or future independent director of the company (as long as such current or future independent director transferee is subject to the letter agreement or executes an agreement substantially identical to the letter agreement, as applicable to directors and officers at the time of such transfer; and as long as, to the extent any Section 16 reporting obligation is triggered as a result of such transfer, any related Section 16 filing includes a practical explanation as to the nature of the transfer). The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The non-managing Sponsor investors are bound by the restrictions set forth above to the extent of its ownership of membership interests in the Sponsor.

SPAC may also pay consulting, success or finder fees to the Sponsor or a member of the SPAC’s management team, or their respective affiliates in connection with the consummation of the SPAC’s initial business combination, and SPAC may engage the Sponsor or an affiliate of the Sponsor as an advisor or otherwise in connection with the SPAC’s initial business combination and certain other transactions and pay such person or entity a salary or fee in an amount that constitutes a market standard for comparable transactions. Except as set out in the immediately preceding sentence, no terms for any such arrangements have been determined and no written agreements exist with respect to such arrangements.

In addition, in order to facilitate the SPAC’s initial business combination or for any other reason determined by the Sponsor in its sole discretion, the Sponsor may surrender or forfeit, transfer or exchange the SPAC Class B Shares, SPAC Private Units or any of the SPAC’s other securities, including for no consideration, as well as subject any such securities to earn-outs or other restrictions, or otherwise amend the terms of any such securities or enter into any other arrangements with respect to any such securities.

In addition to the foregoing, SPAC Public Shareholders should also be aware that some of Old Xanadu’s officers and directors may have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated SPAC Public Shareholders. These interests may have influenced their decision to support or approve the Business Combination. For example, certain Old Xanadu officers and directors have been appointed as officers and directors of NewCo and will hold an equity interest in NewCo. Further, because of the ten-to-one voting ratio between NewCo Class A Multiple Voting Shares and NewCo Class B Subordinate Voting Shares, holders of NewCo Class A Multiple Voting Shares, including directors and officers of Old Xanadu, collectively, will continue to control a majority of the combined voting power of voting shares, even where NewCo Class A Multiple Voting Shares represent a substantially reduced percentage of total outstanding shares. Shareholders who hold NewCo Class A Multiple Voting Shares, including Old Xanadu executive officers, employees and their affiliates, will together hold approximately 98% (with directors and executive officers of Old Xanadu together holding approximately 18%) of the voting power of NewCo’s outstanding voting shares following the closing of the Business Combination and PIPE Financing (assuming no redemptions of SPAC Public Shares), and will therefore have significant influence over NewCo’s management and affairs and over all matters requiring shareholder approval, including the election of directors and significant corporate transactions. The concentrated voting control of holders of NewCo Class A Multiple Voting Shares will limit the ability of former SPAC Public Shareholders who will hold NewCo Class B Subordinate Voting Shares following the Closing to influence corporate matters of NewCo for the foreseeable future, including the election of directors as well as decisions regarding amendments to NewCo’s share capital, creating and issuing additional classes of shares, making significant acquisitions, selling significant assets or parts of NewCo’s business, merging with other companies and undertaking other significant transactions. As a result, holders of NewCo Class A Multiple Voting Shares, including directors and officers of Old Xanadu, will have the ability to influence many matters affecting NewCo to a much greater degree than former SPAC Public Shareholders who elect not to redeem their SPAC Public Shares, and actions may be taken that holders of NewCo Class B Subordinate Voting Shares may not view as beneficial. These individuals may be incentivized to complete the Business Combination even on terms less favorable to SPAC Public Shareholders because they will benefit from their continued service and equity ownership in, and ability to control NewCo. See the sections entitled “Interests of Certain SPAC and Old Xanadu Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information.

See “Proposal No. 1 — The Business Combination Proposal — Interests of Certain SPAC and Old Xanadu Persons in the Business Combination” for a description of all compensation to be paid to the Sponsor, its affiliates and promoters in connection with the Business Combination.

The SPAC Board received a fairness opinion from Houlihan Capital, LLC (“Houlihan Capital”), as to the fairness of the terms of the Business Combination, from a financial point of view, to the holders of SPAC Class A Shares, as of October 30, 2025. For more information, see the section of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal — Summary of Valuation Analysis and Opinions of Financial Advisor to the SPAC Board and Holders of SPAC Class A Shares” and the opinion of Houlihan Capital, a copy of which is included as Annex G to this proxy statement/prospectus.

The SPAC Board has unanimously determined that the Business Combination and the transactions contemplated by the Business Combination Agreement are advisable and in the best interests of SPAC and its shareholders. For more information about the SPAC Board’s decision-making process, see the subsection entitled “Proposal No. 1 — The Business Combination Proposal — SPAC Board’s Reasons for Approving the Business Combination.” In considering the unanimous recommendation of the SPAC Board to vote in favor of the Business Combination, SPAC Shareholders should be aware that, aside from their interests as shareholders, Sponsor and certain members of SPAC management have interests in the Business Combination that are different from, or in addition to, those of other SPAC Shareholders generally. SPAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to SPAC Shareholders that they approve the Business Combination. SPAC Shareholders should take these interests into account in deciding whether to approve the Business Combination. In addition, aside from their interests as shareholders, members of Old Xanadu management have interests in the Business Combination that are different from, or in addition to, those of other Old Xanadu shareholders generally. Old Xanadu’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination. See “Proposal No. 1 — The Business Combination Proposal — Interests of Certain SPAC and Old Xanadu Persons in the Business Combination” for a description of such potential conflicts of interest.

SPAC is providing the accompanying proxy statement/prospectus and accompanying proxy card to SPAC Shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournments or postponements of the Extraordinary General Meeting. Information about the Extraordinary General Meeting, the Business Combination and other related business to be considered by SPAC

Shareholders at the Extraordinary General Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Extraordinary General Meeting, all SPAC Shareholders are urged to read carefully and in its entirety the accompanying proxy statement/prospectus, including the annexes and the accompanying financial statements of Old Xanadu and SPAC. In particular, you are urged to carefully read the section entitled “Risk Factors” beginning on page 30 of the accompanying proxy statement/prospectus.

The SPAC Board has unanimously approved the Business Combination Agreement and the transactions contemplated therein, and unanimously recommends that SPAC Shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other Proposals presented to SPAC Shareholders in the accompanying proxy statement/prospectus. When you consider the SPAC Board’s recommendation of the Proposals, you should keep in mind that certain members of SPAC management have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the subsection entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain SPAC and Old Xanadu Persons in the Business Combination” for additional information.

Your vote is very important, regardless of the number of SPAC Shares you own. To ensure your representation at the Extraordinary General Meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided or submit your proxy by telephone or over the internet by following the instructions on your proxy card. If you hold your SPAC Shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In accordance with the OBCA, please submit your proxy promptly, whether or not you expect to attend the Extraordinary General Meeting, but in any event, no later than March 18, 2026, at 11:59 p.m., Eastern Time, which is two business days prior to the Extraordinary General Meeting.

On behalf of the SPAC Board, I would like to thank you for your support of Crane Harbor Acquisition Corp. and look forward to a successful completion of the Business Combination.

Sincerely,
/s/ William Fradin
William Fradin
Chief Executive Officer
February 27, 2026

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

Investing in SPAC and NewCo securities involves a high degree of risk. Before making an investment decision, please read the information under the section entitled “Risk Factors” elsewhere in the accompanying proxy statement/prospectus and under similar headings or in any amendment or supplement to the accompanying proxy statement/prospectus.

NewCo is a “foreign private issuer” under the Securities and Exchange Act of 1934 (the “Exchange Act”) and therefore is exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Accordingly, after the Business Combination, NewCo Shareholders may receive less or different information about NewCo than they would receive about a U.S. domestic public company. See “Risk Factors — Risks Related to Ownership of NewCo’s Securities — As a “foreign private issuer” under the rules and regulations of the SEC, NewCo will be, permitted to, and may, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer,” and may follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.”

The accompanying proxy statement/prospectus is dated February 27, 2026, and is expected to be first mailed or otherwise delivered to SPAC Shareholders on or about February 27, 2026.

CRANE HARBOR ACQUISITION CORP.
1845 Walnut Street, Suite 1111, Philadelphia, PA 19103
NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
CRANE HARBOR ACQUISITION CORP.
TO BE HELD March 19, 2026

To the shareholders of Crane Harbor Acquisition Corp. (“SPAC”):

NOTICE IS HEREBY GIVEN that the extraordinary general meeting (the “Extraordinary General Meeting”) of shareholders of SPAC (the “SPAC Shareholders”) will be held at 10:00 a.m., Eastern Time, on March 19, 2026, virtually pursuant to the procedures described in the accompanying proxy statement/prospectus for the purposes of Cayman Islands law and SPAC’s Second Amended and Restated Memorandum and Articles of Association (the “SPAC Articles”).

At the SPAC Shareholders Meeting, SPAC Shareholders will be asked to consider and vote upon the following proposals:

•        Business Combination Proposal — To approve, by special resolution under Cayman Islands law, the business combination agreement, dated as of November 3, 2025 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement” and the transactions contemplated thereby, collectively, the “Business Combination”) by and among SPAC, Xanadu Quantum Technologies Limited, a company incorporated under the Business Corporations Act (Ontario) (“NewCo”), and Xanadu Quantum Technologies Inc., a corporation continued under the Business Corporations Act (Ontario) (“Old Xanadu”), certain related agreements and the transactions contemplated thereby, including all approvals necessary for the completion of the plan of arrangement under Section 182 of the Business Corporations Act (Ontario) (the “OBCA”), in accordance with the Business Combination Agreement (the “Business Combination Proposal” or “Proposal No. 1”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

•        Continuance Proposal — To approve, by special resolution, the continuance of SPAC from the Cayman Islands to the Province of Ontario, Canada in accordance with Part XII of the Cayman Islands Companies Act and section 180 of the OBCA, and the continuance of SPAC as a corporation continued under the OBCA, including the adoption of the articles of continuance and proposed by-laws (the “Continuance Proposal” or “Proposal No. 2”). Copies of the articles of continuance and proposed by-laws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

•        Adjournment Proposal — To approve, by ordinary resolution, the adjournment of the Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals (the “Adjournment Proposal” or “Proposal No. 3” and, together with the Business Combination Proposal and the Continuance Proposal, the “Proposals”).

Each of the Proposals is more fully described in the accompanying proxy statement/prospectus, which each SPAC Shareholder is encouraged to read carefully.

The record date for the Extraordinary General Meeting is February 4, 2026 (the “Record Date”). Only holders of record at the close of business on the Record Date of SPAC’s Class A ordinary shares, par value $0.0001 per share (the “SPAC Class A Shares”), and Class B ordinary shares, par value $0.0001 per share (the “SPAC Class B Shares” and, together with the SPAC Class A Shares, the “SPAC Shares”), are entitled to notice of, and to vote at, the Extraordinary General Meeting and any adjournments or postponements thereof.

The approval of the Business Combination Proposal and Continuance Proposal, each requires a special resolution, being the affirmative vote of at least a two-thirds majority of the votes cast by the holders of the SPAC Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the SPAC Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

SPAC is providing the accompanying proxy statement/prospectus and accompanying proxy card to the SPAC Shareholders in connection with the solicitation of proxies to be voted at the Extraordinary General Meeting and at any adjournments of the Extraordinary General Meeting. Information about the Extraordinary General Meeting, the Business Combination and other related business to be considered by SPAC Shareholders at the Extraordinary General Meeting is included in the accompanying proxy statement/prospectus.

Whether or not you plan to attend the Extraordinary General Meeting, all SPAC Shareholders are urged to read the accompanying proxy statement/prospectus, including the annexes and other documents referred to therein, carefully and in their entirety. In particular, you should carefully consider the matters discussed under “Risk Factors” beginning on page 30 of the accompanying proxy statement/prospectus.

Whether or not you plan to attend the Extraordinary General Meeting, please submit your proxy by completing, signing, dating and mailing the enclosed proxy card in the pre-addressed postage paid envelope or submit your proxy by telephone or over the internet by following the instructions on your proxy card. If your SPAC Shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your SPAC Shares or, if you wish to attend the Extraordinary General Meeting and vote online, you must obtain a proxy from your broker or bank.

Pursuant to the SPAC Articles and in connection with the Extraordinary General Meeting to approve the Business Combination, a holder of SPAC’s Class A Shares issued as part of the units sold in SPAC’s initial public offering (the “SPAC IPO,” such shares, the “SPAC Public Shares,” and the holders thereof, the “SPAC Public Shareholders”) may elect to have all or a portion of its SPAC Public Shares redeemed for cash from the trust account established in connection with the SPAC IPO (the “Trust Account”). Such redemption will be for a per-share price equal to the aggregate amount then on deposit in the Trust Account (including interest earned thereon and not previously released to pay taxes), divided by the number of then-outstanding SPAC Public Shares, and will be effected in connection with, and subject to, the approval and consummation of the Business Combination.

As a holder of SPAC Public Shares, you will be entitled to exercise your redemption rights if you:

•        hold SPAC Public Shares, or, if you hold SPAC Public Shares as part of units sold in the SPAC IPO (the “SPAC Units”), you first elect to separate your SPAC Units into the underlying SPAC Public Shares and SPAC rights, which entitles the holder to receive one-tenth (1/10) of one SPAC Class A Share (the “SPAC Rights”), prior to exercising your redemption rights, in each case in accordance with the instructions and by the deadline specified in the proxy materials;

•        submit a redemption request to Continental Stock Transfer & Trust Company, in its capacity as SPAC’s transfer agent and exchange agent (the “Exchange Agent”), in the manner and by the deadline specified in the proxy materials, requesting the redemption of all or a portion of your SPAC Public Shares for cash and identifying yourself as the beneficial holder; and

•        deliver your SPAC Public Shares to the Exchange Agent prior to the redemption deadline, either by physical delivery of share certificates (if any) or electronically through The Depository Trust Company’s DWAC system, in each case in accordance with the instructions set forth in the proxy materials.

Redemptions are subject to the limitations and conditions set forth in SPAC’s governing documents and applicable law, including that no holder, together with its affiliates or any other person with whom it is acting in concert or as a “group,” may exercise redemption rights with respect to more than 15% of the SPAC Public Shares without SPAC’s prior consent. SPAC’s board of directors (the “SPAC Board”) may, in its discretion, permit the withdrawal of redemption requests, and the timing of redemptions will be determined by SPAC to facilitate the consummation of the Business Combination. Holders of SPAC Class B Shares and holders of SPAC Rights do not have redemption rights with respect to such securities.

Holders must complete the procedures for electing to redeem their SPAC Public Shares in the manner described above prior to 10:00 a.m., Eastern Time, on March 17, 2026 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed.

Holders of SPAC Units must elect to separate the SPAC Units into the underlying SPAC Class A Shares and SPAC Rights prior to exercising redemption rights with respect to the SPAC Class A Shares. If you hold SPAC Units in an account at a brokerage firm or bank, you must instruct your broker or bank to separate your SPAC Units into the underlying SPAC Class A Shares and SPAC Rights before submitting a redemption request. If you hold SPAC

Units registered in your own name, you must contact the Exchange Agent and instruct it to affect the separation. To validly exercise redemption rights, you must identify yourself to SPAC in accordance with the instructions and by the deadline specified in the proxy statement/prospectus and the related transmittal materials. SPAC Public Shareholders may elect to exercise their redemption rights with respect to their SPAC Class A Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, any SPAC Class A Shares delivered for redemption will be returned to the respective holder, broker or bank, as applicable. If the Business Combination is consummated and you have properly exercised your redemption rights with respect to all or a portion of your SPAC Class A Shares and timely delivered your shares to the Exchange Agent (either physically or electronically through The Depository Trust Company’s DWAC system) by the deadline stated in the proxy materials, SPAC will redeem the corresponding SPAC Class A Shares for a per share price, payable in cash, equal to the pro rata portion of the funds then in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of February 27, 2026, this would have amounted to approximately $10.46 per issued and outstanding SPAC Class A Share. If a SPAC Public Shareholder exercises its redemption rights in full, then it will not own SPAC Class A Shares or NewCo Class B Subordinate Voting Shares following the redemption. Redemptions will be affected in connection with, and prior to, the Continuance and the closing of the Business Combination, and payment of the redemption price will be made as promptly as practicable after consummation of the Business Combination. Please see the subsection entitled “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your SPAC Class A Shares.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SPAC SHARES YOU OWN. To ensure your representation at the Extraordinary General Meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or over the internet by following the instructions on your proxy card. Please submit your proxy promptly, whether or not you expect to attend the Extraordinary General Meeting. If you hold your SPAC Shares in a “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you received from your broker, bank or other nominee.

The SPAC Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Continuance Proposal and if presented “FOR” the Adjournment Proposal. Signed and dated proxies received by SPAC without an indication of how the SPAC Shareholder intends to vote on a Proposal will be voted “FOR” each Proposal being submitted to a vote of the SPAC Shareholders at the Extraordinary General Meeting.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the financial statements and annexes attached thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. SPAC encourages you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please call SPAC’s proxy solicitor, Sodali & Co., at (800) 662-5200, or banks and brokerage firms, please call collect at (203) 658-9400.

February 27, 2026
By Order of the Board of Directors
/s/ William Fradin
William Fradin
Chief Executive Officer

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Xanadu Quantum Technologies Limited, a company incorporated under the Business Corporation Act (Ontario) (“NewCo”) (File No. 333-292991), constitutes a prospectus of NewCo under Section 5 of the U.S. Securities Act of 1933, as amended, with respect to the multiple voting shares of NewCo and subordinate voting shares of NewCo to be issued if the business combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the extraordinary general meeting of Crane Harbor Acquisition Corp., a Cayman Islands exempted company (“SPAC”), shareholders at which SPAC shareholders will be asked to consider and vote upon a proposal to approve the Business Combination (as defined below) by the approval and adoption of that certain business combination agreement, dated as of November 3, 2025, by and among SPAC, NewCo and Xanadu Quantum Technologies Inc., a corporation continued under the Business Corporation Act (Ontario) (“Old Xanadu”), among other matters. In addition, this document constitutes a notice of a special meeting under section 96 of the Business Corporation Act (Ontario) (the “OBCA”) for the purposes of any proposal to approve any matters to be taken by SPAC following the continuance of SPAC from the Cayman Islands Companies Act to the Province of Ontario, Canada as a corporation existing under the OBCA (the “Continuance”), among other matters.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains estimates, projections, and other information concerning Old Xanadu’s, NewCo’s and SPAC’s industry and business, as well as data regarding market research, estimates, forecasts and projections prepared by Old Xanadu’s, NewCo’s and SPAC’s management. Information that is based on market research, estimates, forecasts, projections, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which Old Xanadu, NewCo and SPAC operate, and NewCo will operate, is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” Unless otherwise expressly stated, Old Xanadu, NewCo and SPAC obtained industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. While Old Xanadu, NewCo and SPAC have compiled, extracted, and reproduced industry data from these sources, Old Xanadu, NewCo and SPAC have not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this proxy statement/prospectus. For the avoidance of all doubt, nothing stated in this paragraph operates to relieve any party from liability for any misrepresentation contained in this proxy statement/prospectus under applicable Canadian securities law. See “Cautionary Note Regarding Forward-Looking Statements.”

This proxy statement/prospectus contains statistical data, estimates, and forecasts that are based on publications or reports generated by third parties, or other publicly available information, as well as other information based on our internal sources.

•        Capgemini Research Institute, Executive Companion — Techno Vision, 2024.

•        Capgemini Research Institute, Seizing the Commercial Value of Quantum Technology, 2024.

•        Capgemini Research Institute, Quantum Technologies: How to Prepare Your Organization for a Quantum Advantage Now, 2022.

TRADEMARKS AND TRADE NAMES

Old Xanadu, NewCo and SPAC own or have rights to various trademarks, service marks and trade names that they use in connection with the operation of their respective businesses, including “Xanadu”, “PennyLane” and “Catalyst” in the case of Old Xanadu. This proxy statement/prospectus also contains trademarks, service marks and trade names of third parties, which are the property of their respective owners. The use or display of third parties’ trademarks, service marks, trade names or products in this proxy statement/prospectus is not intended to create, and does not imply, a relationship with Old Xanadu, NewCo or SPAC, or an endorsement or sponsorship by or of Old Xanadu, NewCo or SPAC. Solely for convenience, the trademarks, service marks and trade names referred to in this proxy statement/prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that Old Xanadu, NewCo or SPAC will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks, service marks and trade names.

EXCHANGE RATES

The following table sets forth, for the periods indicated, the high, low, average and period-end daily rates of exchange for one U.S. dollar, expressed in Canadian dollars, published by the Bank of Canada. These rates are provided solely for convenience and are not necessarily the exchange rates that used in the preparation of financial statements of Old Xanadu, NewCo or the SPAC or elsewhere in this proxy statement/prospectus or that will be used in the preparation of periodic reports or any other information to be disclosed.

	12 Months Ended December 31
	2025	2024	2023
Highest rate during the period	1.4603	1.4416	1.3875
Lowest rate during the period	1.3558	1.3316	1.3128
Average rate for the period	1.3978	1.3698	1.3497
Rate at the end of the period	1.3706	1.4389	1.3226

On February 27, 2026, the rate of exchange posted by the Bank of Canada for conversion of U.S. dollars into Canadian dollars was US$1.00 equals CAD$1.36. No representation is made that Canadian dollars could be converted into U.S. dollars at that rate or any other rate.

SELECTED DEFINITIONS

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, references to:

•        “Adjournment Proposal” means the proposal for SPAC Shareholders to adjourn the Extraordinary General Meeting, if necessary, to a later date or dates to permit further solicitation of proxies if necessary.

•        “Aggregate Exercise Price” means the aggregate exercise price of (a) all Old Xanadu Options and (b) all Old Xanadu Warrants, in each case converted to its U.S. dollar equivalent based on the C$:U.S.$ Bank of Canada daily exchange rate five Business Days prior to the Closing Date, and rounding the resulting exercise price up to the nearest whole cent.

•        “Aggregate Transaction Proceeds” means an amount equal to (a) the sum (without duplication) of (i) the aggregate cash proceeds available for release to SPAC from the Trust Account in connection with the Business Combination (after, for the avoidance of doubt, giving effect to the Redemption), (ii) the unrestricted cash on the balance sheet of SPAC as of the Closing, and (iii) the aggregate cash proceeds actually received by SPAC in respect of the PIPE Financing, minus (b) the sum (without duplication) of (i) the unpaid SPAC transaction expenses incurred in connection with the Business Combination and unpaid SPAC liabilities and (ii) the Old Xanadu transaction expenses incurred in connection with the Business Combination; provided, that, for purposes of calculating the Aggregate Transaction Proceeds, the Old Xanadu transaction expenses shall not exceed the sum of the unpaid SPAC transaction expenses and liabilities.

•        “Ancillary Documents” means the Plan of Arrangement, the Investor and Registration Rights Agreement, the Sponsor Letter Agreement, the Subscription Agreements, the Letter of Transmittal, the Transaction Support Agreements, and each other agreement, document, instrument and/or certificate contemplated by the Business Combination Agreement executed or to be executed by the parties thereto in connection with the transactions contemplated thereby.

•        “Arrangement” means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC, NewCo and Old Xanadu, such consent not to be unreasonably withheld, conditioned or delayed.

•        “Arrangement Effective Time” means the time that the Arrangement is completed.

•        “Business Combination” means, collectively, the SPAC Exchange and Old Xanadu Exchange, together with the other transactions contemplated by the Business Combination Agreement.

•        “Business Combination Agreement” means that certain business combination agreement, dated as of November 3, 2025, by and among SPAC, Old Xanadu and NewCo, as it may be amended, supplemented or otherwise modified from time to time.

•        “Business Combination Proposal” means the proposal for SPAC Shareholders to adopt and approve the Business Combination Agreement and the transactions contemplated thereby, including all approvals necessary for the completion of the Arrangement, as described in this proxy statement/prospectus.

•        “Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario.

•        “Canadian Prospectus” means the preliminary and final non-offering prospectus of NewCo filed with the OSC for NewCo to become a “reporting issuer” in the Province of Ontario.

•        “Cayman Islands Companies Act” means the Companies Act (as revised) of the Cayman Islands.

•        “Certificate of Arrangement” means the certificate of arrangement to be issued by the OBCA Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement in respect of the Arrangement.

•        “Closing” means the closing of the Transactions, including Old Xanadu Exchange and SPAC Exchange in accordance with the Business Combination Agreement and Plan of Arrangement.

•        “Closing Date” means the date on which the Closing occurs.

•        “Code” means the U.S. Internal Revenue Code of 1986, as amended.

•        “Company” means, unless expressly stated in this proxy statement/prospectus or the context otherwise requires (i) prior to the Closing, Old Xanadu and its subsidiaries, taken together; and (ii) after Closing, NewCo and its subsidiaries, taken together.

•        “Company Fully Diluted Shares” means the sum of (without duplication) (A) the aggregate number of Old Xanadu Shares issued and outstanding immediately prior to the Arrangement Effective Time, including the aggregate Old Xanadu Common Shares issuable upon conversion of any issued and outstanding Old Xanadu Preferred Shares based on the then applicable conversion ratio; (B) the aggregate number of Old Xanadu Common Shares issuable upon exercise or settlement of all issued and outstanding Old Xanadu Options (whether vested or unvested, including Old Xanadu Options exercised or settled prior to or in connection with the closing of the Arrangement; and (C) the aggregate number of Old Xanadu Shares issuable upon the exercise of the Old Xanadu Warrants;

•        “Competition Act” means the Competition Act (Canada), as amended.

•        “Continuance” means the continuance of SPAC from the Cayman Islands Companies Act to the Province of Ontario, Canada as a corporation existing under the OBCA.

•        “Continuance Effective Date” means the date the Continuance is complete.

•        “Continuance Proposal” means the approval of the Continuance and the adoption of the Crane Harbor Ontario Governing Documents.

•        “Court” means the Ontario Superior Court of Justice (Commercial List).

•        “Crane Harbor Ontario” refers to SPAC following the Continuance.

•        “Crane Harbor Ontario Governing Documents” means collectively, the Proposed Articles of Continuance and the Proposed SPAC By-laws.

•        “Earn-out Shares” or “Lock-Up Securities” refer to the 1,100,000 SPAC Class B Shares subject to forfeiture during the Vesting Term pursuant to the Sponsor Letter Agreement.

•        “Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

•        “Effective Time” has the meaning ascribed thereto in the Plan of Arrangement.

•        “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

•        “Exchange Agent,” or “Company Transfer Agent” means Computershare Trust Company, N.A., acting in such capacity for NewCo.

•        “Exchange Ratio” means the quotient obtained by dividing (i) the sum of (A) $3,000,000,000 and (B) the Aggregate Exercise Price by (ii) $10.00, and then dividing that result by (iii) the aggregate number of Company Fully Diluted Shares.

•        “Extraordinary General Meeting” means the extraordinary general meeting of SPAC Shareholders.

•        “Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

•        “Final Order” means the final order of the Court pursuant to Section 182 of the OBCA, approving the Arrangement, as such order may be amended by the Court with the consent of the SPAC, NewCo and Old Xanadu, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is reasonably acceptable to each of the SPAC, NewCo and Old Xanadu.

v

•        “Founder Shares” means the SPAC Class B Shares purchased by the Sponsor in a private placement prior to the IPO.

•        “Governmental Entity” means any United States, Canadian or other (a) federal, state, provincial, territorial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private), self-regulatory organization or stock exchange.

•        “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

•        “Independent Director” means an individual who meets the independence requirements under applicable Law and the relevant rules and regulations of the Nasdaq and the TSX applicable to service on the NewCo Initial Board or its committees, as applicable.

•        “Insiders” means SPAC’s Sponsor and SPAC’s directors and officers prior to the Closing.

•        “Interim Order” means the interim order of the Court contemplated by the Business Combination Agreement and made pursuant to Section 182(5) of the OBCA, in a form acceptable to each of Old Xanadu, NewCo and the SPAC (each acting reasonably), as the same may be amended by the Court with the consent of Old Xanadu, NewCo and the SPAC, each acting reasonably.

•        “Investment Canada Act” means the Investment Canada Act (Canada).

•        “Investor and Registration Rights Agreement” means the Investor and Registration Rights Agreement between NewCo, Sponsor, Christian Weedbrook and the parties listed on Schedule A thereto, to be entered into concurrently with Closing, the form of which is attached as Exhibit D to the Business Combination Agreement.

•        “IPO” or “SPAC IPO” means SPAC’s initial public offering consummated on April 25, 2025.

•        “IRS” means the U.S. Internal Revenue Service.

•        “JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

•        “Law” means any federal, state, provincial, territorial, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, order, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

•        “Letter of Transmittal” means the letter of transmittal in the form or forms mutually agreed to by each of the SPAC, the Exchange Agent and Old Xanadu (in any case, such agreement not to be unreasonably withheld, conditioned or delayed).

•        “Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the subject party and its subsidiaries, taken as a whole, or that would prevent or materially delay the consummation by such party of the transactions contemplated by the Business Combination Agreement, subject to customary exceptions set forth therein.

•        “Nasdaq” means The Nasdaq Stock Market LLC.

•        “NewCo” means Xanadu Quantum Technologies Limited, a company incorporated under the OBCA.

•        “NewCo Board” means the board of directors of NewCo.

•        “NewCo Class A Multiple Voting Shares” means the multiple voting shares of NewCo.

•        “NewCo Class B Subordinate Voting Shares” means the subordinate voting shares of NewCo.

•        “NewCo Initial Board” means the board of directors of NewCo immediately after the Closing.

•        “NewCo MVS Option” means an option to purchase a NewCo Class A Multiple Voting Share.

•        “NewCo Preferred Shares” means the preferred shares of NewCo.

•        “NewCo Shareholders” means, collectively, the holders of NewCo Preferred Shares and NewCo Shares.

•        “NewCo Shares” means, collectively, the NewCo Class A Multiple Voting Shares and the NewCo Class B Subordinate Voting Shares.

•        “NewCo SVS Option” means an option to purchase a NewCo Class B Subordinate Voting Share.

•        “OBCA” means the Business Corporations Act (Ontario), as amended.

•        “OBCA Director” means the director appointed pursuant to section 278 of the OBCA.

•        “Old Xanadu” means Xanadu Quantum Technologies Inc., a corporation continued under the OBCA, prior to the Closing.

•        “Old Xanadu Arrangement Resolution” means a special resolution of the Old Xanadu Shareholders in respect of the Arrangement substantially in the form attached to the Business Combination Agreement as Exhibit A, which may be considered, at Old Xanadu’s election and in accordance with the Interim Order, at an Old Xanadu Shareholders Meeting or by way of resolution in writing in accordance with the OBCA and the Old Xanadu Shareholders Agreements.

•        “Old Xanadu Board” means the board of directors of Old Xanadu prior to the Closing.

•        “Old Xanadu Common Shares” means the common shares in the capital of Old Xanadu, issuable in series, of which the first series is designated “Voting Common Shares” (the “Old Xanadu Voting Common Shares”) and the second series is designated “Non-Voting Common Shares” (the “Old Xanadu Non-Voting Common Shares”), in each case as provided in the governing documents of Old Xanadu.

•        “Old Xanadu Exchange” means the exchange in which each issued and outstanding Old Xanadu Preferred Share and Old Xanadu Voting Common Share shall be exchanged for a NewCo Class A Multiple Voting Share and each Old Xanadu Non-Voting Common Share shall be exchanged for a NewCo Class B Subordinate Voting Share.

•        “Old Xanadu Exchange Consideration” means an aggregate number of NewCo Shares equal to (i) the sum of (A) $3,000,000,000 plus (B) the Aggregate Exercise Price, divided by (ii) $10.00.

•        “Old Xanadu Non-Voting Common Shares” has the meaning ascribed thereto in the defined term “Old Xanadu Common Shares”.

•        “Old Xanadu Option” means, as of any determination time, each option to purchase Old Xanadu Common Shares that is outstanding and unexercised (whether vested or unvested), whether granted under an Old Xanadu equity plan or otherwise.

•        “Old Xanadu Preferred Shares” means the preferred shares in the capital of Old Xanadu designated as “Series 1 Seed Preferred Shares,” “Series 2 Seed Preferred Shares,” “Series 3 Seed Preferred Shares,” “Series A Preferred Shares,” “Series B Preferred Shares” and “Series C Preferred Shares,” in each case as provided in the governing documents of Old Xanadu.

•        “Old Xanadu Shareholders” means, collectively, the holders of Old Xanadu Shares as of any applicable determination time prior to the Closing.

•        “Old Xanadu Shareholders Agreements” means (a) the Fourth Amended and Restated Investors’ Rights Agreement, by and among Old Xanadu, the Founder (as defined therein) and the Investors (as defined therein), dated as of April 20, 2022, (b) the Fourth Amended and Restated First Refusal and Co-Sale Agreement, by and among Old Xanadu and the Shareholders (as defined therein), dated as of April 20, 2022 and (c) the Fourth Amended and Restated Voting Agreement, by and among Old Xanadu and Shareholders (as defined therein), dated as of April 20, 2022.

•        “Old Xanadu Shareholders Meeting” means, if applicable, the meeting of the Old Xanadu Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, that may be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Old Xanadu Arrangement Resolution.

•        “Old Xanadu Shares” means, collectively, the Old Xanadu Preferred Shares and the Old Xanadu Common Shares.

•        “Old Xanadu Voting Common Shares” has the meaning ascribed thereto in the defined term “Old Xanadu Common Shares.”

•        “Old Xanadu Warrants” means, collectively the SFTrust Warrants and the RBC Warrants.

•        “OSC” means the Ontario Securities Commission.

•        “Party” means each of Old Xanadu, SPAC and NewCo referred to individually.

•        “Person” means any individual, corporation, company, partnership, limited liability company, joint venture, association, trust, unincorporated organization, estate, or other legal entity, and any Governmental Entity, as well as any receiver, trustee, executor, administrator, nominee or custodian of or for any of the foregoing, and shall include any “group” as defined in Section 13(d)(3) of the Exchange Act, in each case together with such Person’s successors and permitted assigns.

•        “PIPE Financing” or “PIPE Investment” means the private placement to be consummated in connection with the Business Combination.

•        “PIPE Investors” means the investors party to the subscription or similar agreements providing for the PIPE Financing.

•        “Plan of Arrangement” means the Plan of Arrangement attached to the Business Combination Agreement as Exhibit B, subject to any amendments or variations to such plan made in accordance with the Business Combination Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of Old Xanadu, NewCo and the SPAC, each acting reasonably.

•        “Pre-Closing Reorganization” means the transactions to be undertaken and completed by Old Xanadu and certain Old Xanadu Shareholders prior to Closing as set out in Schedule A of the Business Combination Agreement, as amended from time to time prior to Closing.

•        “Proposals” means the Transaction Proposals and the Adjournment Proposal.

•        “Proposed Articles of Amendment” means the Articles of Amendment of NewCo to become effective upon the Closing.

•        “Proposed Articles of Continuance” means the Articles of Continuance of SPAC to become effective upon the Continuance.

•        “Proposed By-laws” means the by-laws of NewCo to become effective upon the Closing.

•        “Proposed SPAC By-laws” means the by-laws of SPAC to become effective upon the Continuance.

•        “RBC Warrants” means the warrants to purchase Old Xanadu Non-Voting Common Shares evidenced by the warrant certificate issued by Old Xanadu in favor of Royal Bank of Canada, dated as of May 23, 2023.

•        “Record Date” means the date fixed by SPAC for determining the shareholders entitled to notice of and to vote at the Extraordinary General Meeting.

•        “Redemption” or “redemption rights” means the rights of holders of SPAC Public Shares to redeem their shares for cash from the Trust Account in connection with the Extraordinary General Meeting and as otherwise described herein.

•        “Registration Statement” means the Registration Statement on Form F-4 relating to the transactions contemplated by the Business Combination Agreements and the Ancillary Documents and containing the proxy statement/prospectus as filed with the SEC.

•        “Rule 144” means Rule 144 promulgated under the Securities Act.

•        “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

•        “SEC” means the U.S. Securities and Exchange Commission.

•        “Securities Act” means the U.S. Securities Act of 1933, as amended.

•        “Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws, including the applicable securities laws in each of the provinces of Canada (excluding Quebec), and the respective regulations and rules under such laws together with applicable published rules, policy statements, blanket rulings and orders, instruments, rulings and notices of the regulatory authorities in such provinces.

•        “SEDAR+” means the System for Electronic Data Analysis and Retrieval +.

•        “SFTrust Warrants” means, collectively, (i) the warrants to purchase Old Xanadu Voting Common Shares evidenced by the warrant certificate issued by Old Xanadu in favor of SFTrust Holdings, LLC dated as of January 15, 2018, (ii) the warrants to purchase Old Xanadu Voting Common Shares evidenced by the warrant certificate issued by Old Xanadu in favor of SFTrust Holdings, LLC dated as of July 8, 2019, and (iii) the warrants to purchase Old Xanadu Voting Common Shares evidenced by the warrant certificate issued by Old Xanadu in favor of SFTrust Holdings, LLC dated as of October 21, 2021.

•        “SPAC” means Crane Harbor Acquisition Corp., a Cayman Islands exempted company prior to the Continuance and a company continued under the OBCA thereafter, prior to the Closing.

•        “SPAC Articles” means the second amended and restated memorandum and articles of association of SPAC.

•        “SPAC Board” means the board of directors of SPAC prior to the Closing.

•        “SPAC Board Recommendation” means the unanimous approval of the Transaction Proposals.

•        “SPAC Class A Shares” means SPAC’s Class A ordinary shares, par value $0.0001 per share, prior to the Continuance.

•        “SPAC Class B Shares” means SPAC’s Class B ordinary shares, par value $0.0001 per share, prior to the Continuance.

•        “SPAC Exchange” means that each issued and outstanding SPAC Share (including SPAC Shares received in consideration for the exchange of all SPAC Rights pursuant to the Plan of Arrangement) will be exchanged for one NewCo Class B Subordinate Voting Share, provided that no fractional NewCo Class B Subordinate Voting Shares will be issued.

•        “SPAC Private Rights” means the SPAC Rights underlying the SPAC Private Units, which, upon exchange, entitle the holder to receive one tenth (1/10) of a SPAC Class A Share.

•        “SPAC Private Shares” means the SPAC Class A Shares underlying the SPAC Private Units.

•        “SPAC Private Shareholders” means Cohen & Company Capital Markets, JonesTrading Institutional Services LLC, and the Sponsor.

•        “SPAC Private Units” means the SPAC Units sold by SPAC in a private placement consummated concurrently with SPAC’s IPO.

•        “SPAC Public Shareholders” means the holders of SPAC Public Shares.

•        “SPAC Public Shares” means the SPAC Class A Shares that were issued in the IPO.

•        “SPAC Rights” means the rights of the SPAC which, upon exchange, entitle the holder to receive one tenth (1/10) of a SPAC Class A Share.

•        “SPAC Shareholders” means, collectively, the holders of SPAC Shares as of any applicable determination time prior to the Closing.

•        “SPAC Shares” means, collectively, the SPAC Class A Shares and SPAC Class B Shares.

•        “SPAC Units” means the units of SPAC, each unit consisting of one SPAC Class A Share and one SPAC Right.

•        “Sponsor” means Crane Harbor Sponsor LLC, a Delaware limited liability company, in its capacity as the sponsor of SPAC.

•        “Sponsor Letter Agreement” means that certain Sponsor Letter Agreement, entered into on November 3, 2025 between the Sponsor, the SPAC, Old Xanadu and NewCo.

•        “Subscription Agreements” means those certain subscription agreements, entered into on November 3, 2025 between NewCo and each PIPE Investor.

•        “Tax” or “Taxes” means all federal, state, provincial, territorial, local and foreign taxes, assessments and similar charges (together with any interest, penalties or additions thereto) imposed by any Governmental Entity.

•        “Termination Date” means April 28, 2027 (or such later date as may be approved by SPAC Shareholders in an amendment to the SPAC Articles).

•        “Transaction Proposals” means, collectively, (i) the Business Combination Proposal and (ii) the Continuance Proposal.

•        “Transaction Support Agreement” means that certain transaction support agreement entered into on November 3, 2025, by the SPAC and certain Old Xanadu Shareholders in connection with the Business Combination, the form of which is attached as Exhibit E to the Business Combination Agreement.

•        “Transactions” means, the SPAC Exchange, the Old Xanadu Exchange and the transactions contemplated in the Business Combination Agreement, the Plan of Arrangement and the Ancillary Documents.

•        “Transfer Agent” or “Trustee” means Continental Stock Transfer & Trust Company, acting in such capacity for the SPAC.

•        “Trust Account” means the segregated trust account maintained by the Trustee on behalf of SPAC holding the proceeds of SPAC’s IPO and certain concurrent private placements.

•        “TSX” means the Toronto Stock Exchange.

•        “U.S. GAAP” means United States generally accepted accounting principles.

•        “Vesting Term” means the fourth anniversary of the Closing Date.

x

QUESTIONS AND ANSWERS ABOUT THE SPAC
SHAREHOLDERS’ MEETING AND THE BUSINESS COMBINATION

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the Extraordinary General Meeting, as well as the proposed Business Combination. The following questions and answers do not include all of the information that is important to SPAC Shareholders. SPAC urges SPAC Shareholders to carefully read this entire proxy statement/prospectus, including the annexes and other documents referred to herein to fully understand the proposed Business Combination and the voting procedures for the Extraordinary General Meeting.

Q:     Why am I receiving this proxy statement/prospectus?

A:     SPAC Shareholders are being asked to consider and vote upon the Proposals, including to approve the transactions contemplated by the Business Combination Agreement, including the Continuance. Please see “Proposal No 1. — The Business Combination Proposal” and “Proposal No. 2 — The Continuance Proposal.”

A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Extraordinary General Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q:     What is being voted on at the Extraordinary General Meeting?

A:     SPAC Shareholders will vote on the following proposals at the Extraordinary General Meeting:

•        Business Combination Proposal — To approve, by special resolution, the Business Combination Agreement, dated as of November 3, 2025, by and among SPAC, Old Xanadu and NewCo (the “Business Combination Proposal” or “Proposal No. 1”), certain related agreements and the transactions contemplated thereby, including all approvals necessary for the completion of the Arrangement. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

•        Continuance Proposal — To approve, by special resolution, the continuance of SPAC from the Cayman Islands to the Province of Ontario, Canada in accordance with Part XII of the Cayman Islands Companies Act and section 180 of the OBCA, and the continuance of SPAC as an Ontario corporation, including the adoption of the Proposed Articles of Continuance and the Proposed SPAC By-laws (the “Continuance Proposal” or “Proposal No. 2”). Copies of the Articles of Continuance and Proposed SPAC By-laws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

•        Adjournment Proposal — To approve, by ordinary resolution, the adjournment of the Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals (the “Adjournment Proposal” or “Proposal No. 3” and, together with the Business Combination Proposal and the Continuance Proposal, the “Proposals”).

The SPAC Board believes that each of the Business Combination Proposal, the Continuance Proposal and (if presented) the Adjournment Proposal is in the best interests of the SPAC and SPAC Shareholders and recommends that SPAC Shareholders vote “FOR” each Proposal being submitted to a vote of the SPAC Shareholders at the Extraordinary General Meeting.

The vote of SPAC Shareholders is important. SPAC Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

When you consider the unanimous recommendation of the SPAC Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as shareholders, Sponsor and certain members of SPAC management have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. Please see the subsection entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain SPAC and Old Xanadu Persons in the Business Combination.”

Q:     Are the Proposals conditioned on one another?

A:     SPAC may not consummate the Business Combination unless the Business Combination Proposal and the Continuance Proposal are approved at the Extraordinary General Meeting. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. If put forth at the Extraordinary General Meeting, the Adjournment Proposal will be the first and only proposal voted upon and none of the Business Combination Proposal and the Continuance Proposal will be submitted to the SPAC Shareholders for a vote.

Q:     What will happen in the Business Combination?

A:     Pursuant to the Business Combination Agreement, and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement, the Business Combination will be effected as follows: (i) SPAC will transfer by way of Continuance from the Cayman Islands to the Province of Ontario, Canada in accordance with the SPAC Articles and the Companies Act and domesticate as an Ontario corporation in accordance with the OBCA, and (ii) NewCo will acquire all of the outstanding SPAC Shares and all of the outstanding Old Xanadu Shares in consideration for the issuance by NewCo of NewCo Shares based on the Exchange Ratio, with both the SPAC and Old Xanadu becoming wholly owned subsidiaries of NewCo in accordance with the terms of the Plan of Arrangement.

Following the Business Combination, NewCo will be a public company and its shares are expected to be listed on Nasdaq and the TSX. Any such listing of the NewCo Class B Subordinate Voting Shares will be conditional upon NewCo fulfilling all of the listing requirements and conditions of Nasdaq or the TSX, respectively. There is no assurance that Nasdaq or the TSX will approve NewCo’s listing applications. It is a condition to completion of the Business Combination that the TSX and Nasdaq have approved the listing of the NewCo Class B Subordinate Voting Shares. For more information about the Business Combination Agreement and the Business Combination, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — Listing of NewCo Class B Subordinate Voting Shares on Nasdaq and the TSX” for additional information.”

Q:     How was the transaction structure for the Business Combination determined?

A:     The Business Combination was the result of an extensive search for a potential transaction utilizing the network and investing and operating experience of SPAC’s management team as well as the SPAC Board. The transaction structure for the Business Combination and continuance to Ontario, Canada was determined through the advice of legal counsel and tax advisors, the fact that Old Xanadu is an Ontario corporation and the discretion of the parties to the Business Combination. The SPAC Board believes that there are significant advantages to us that will arise as a result of the transaction structure and a change of our domicile to Ontario, including but not limited to tax efficiency. Further, the SPAC Board believes the transaction structure and domestication to Ontario are in the best interests of SPAC and its shareholders. The Business Combination was not structured to require the approval of at least a majority of unaffiliated securityholders of SPAC, as permitted under the SPAC Articles and the Cayman Islands Companies Act.

Q:     Why is SPAC proposing the Business Combination?

A:     SPAC was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination involving SPAC and one or more businesses or entities. The SPAC Board considered a wide variety of factors in connection with its evaluation of the Business Combination, as well as the SPAC Board’s review of the results of the due diligence conducted by SPAC management and SPAC’s advisors. As a result, the SPAC Board concluded that a transaction with Old Xanadu would present the most attractive opportunity to maximize value for SPAC Shareholders. Please see the subsection entitled “Proposal No. 1 — The Business Combination Proposal — The SPAC Board’s Reasons for the Approval of the Business Combination.” SPAC Shareholder approval of the Business Combination is required by the Business Combination Agreement, SPAC’s Articles, the OBCA and Nasdaq Listing Rule 5635(d).

Q:     Why is Old Xanadu proposing the Business Combination?

A:     Old Xanadu’s Board considered a wide variety of factors in connection with its evaluation of the Business Combination. Old Xanadu’s Board concluded that a transaction with SPAC would result in a fund-raising transaction in which NewCo’s Class B Subordinate Voting Shares would be listed on the Nasdaq and the TSX and should result in an increase in value for Old Xanadu. Please see the subsection entitled “Proposal No. 1 — The Business Combination Proposal — Old Xanadu Board’s Reasons for the Approval of the Business Combination.” Old Xanadu Shareholder approval of the Business Combination is required by the Business Combination Agreement and Old Xanadu’s Articles.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     There are several closing conditions in the Business Combination Agreement, including the approval by SPAC Shareholders of the Business Combination Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the subsection entitled “Proposal No. 1 — The Business Combination Proposal — Conditions to Obligations of Each Party.”

Q:     How will NewCo be managed and governed following the Business Combination?

A:     Upon consummation of the Business Combination, NewCo will be governed by the Proposed Articles of Amendment, which will be substantially in the form set forth in Annex E to this proxy statement/prospectus and the Proposed By-laws which will be substantially in the form set forth in Annex F to this proxy statement/prospectus. The NewCo Board will be responsible for supervising the management of NewCo’s business and affairs. NewCo’s management team will be derived from Old Xanadu’s existing employees and members of management, who will be responsible for the execution of the combined business’s strategy. Please see the section entitled “Management of NewCo After the Business Combination” for more information.

Q:     What equity stake will current Old Xanadu Shareholders and current SPAC Public Shareholders hold in NewCo immediately after the completion of the Business Combination, and what effect will potential sources of dilution have on such equity stake after the Closing?

A:     The issuance of NewCo Class B Subordinate Voting Shares in the Business Combination will dilute the equity interests of SPAC Public Shareholders who do not exercise their redemption rights and may adversely affect prevailing market prices for NewCo Class B Subordinate Voting Shares. SPAC Public Shareholders who do not exercise their redemption rights may experience dilution to varying degrees in connection with and after the Business Combination, including:

•        the issuance of NewCo Class B Subordinate Voting Shares and NewCo Class A Multiple Voting Shares as part of the consideration in connection with the consummation of the Business Combination;

•        the exercise of Old Xanadu Warrants; and

•        the exercise of Old Xanadu Options.

The issuance of NewCo Class B Subordinate Voting Shares and NewCo Class A Multiple Voting Shares in connection with the Business Combination, including through any of the foregoing, could have the following effects on SPAC Public Shareholders who elect not to redeem their SPAC Public Shares:

•        their proportionate ownership interest in NewCo will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, if any, may decrease;

•        the relative voting strength of each previously outstanding SPAC Share will be diminished; and

•        the market price of NewCo Class B Subordinate Voting Shares or Old Xanadu Warrants, as applicable, may decline.

The following tables illustrate varying beneficial ownership levels in NewCo immediately after the Closing, assuming the following:

Assuming 0% Redemption scenario:    This presentation assumes that no SPAC Public Shareholders exercise redemption rights with respect to their SPAC Public Shares in connection with the vote on the Business Combination.

Assuming 25% Redemption scenario:    This presentation assumes that the SPAC Public Shareholders holding 25% of the SPAC Public Shares exercise redemption rights with respect to their SPAC Public Shares.

Assuming 50% Redemption scenario:    This presentation assumes that the SPAC Public Shareholders holding 50% of the SPAC Public Shares exercise redemption rights with respect to their SPAC Public Shares.

Assuming 75% Redemption scenario:    This presentation assumes that the SPAC Public Shareholders holding 75% of the SPAC Public Shares exercise redemption rights with respect to their SPAC Public Shares.

Assuming 100% Redemption scenario:    This presentation assumes that the SPAC Public Shareholders holding 100% of the SPAC Public Shares exercise redemption rights with respect to their SPAC Public Shares.

If actual facts are different from these assumptions, the percentage ownership retained by each party in NewCo, and associated ownership percentage, will be different.

	0%		25%		50%		75%		100%
	(No Redemption)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Old Xanadu Shareholders(1)	258,424,293	81%	258,424,293	83%	258,424,293	84%	258,424,293	86%	258,424,293	87%
PIPE Investors	27,500,000	9%	27,500,000	9%	27,500,000	9%	27,500,000	9%	27,500,000	9%
SPAC Public Shareholders(2)	24,200,000	8%	18,700,000	6%	13,200,000	5%	7,700,000	3%	2,200,000	1%
SPAC Private Shareholders(3)	704,000	0%	704,000	0%	704,000	0%	704,000	0%	704,000	0%
Sponsor(4)	7,333,333	2%	7,333,333	2%	7,333,333	2%	7,333,333	2%	7,333,333	3%
Total	318,161,626	100%	312,661,626	100%	307,161,626	100%	301,661,626	100%	296,161,626	100%

____________

(1)        Includes 1,128,429 NewCo Class B Subordinate Voting Shares and 257,295,864 NewCo Class A Multiple Voting Shares.

(2)        Includes 2,200,000 shares issued upon the exercise of SPAC Rights.

(3)        Includes 420,000 SPAC Private Shares held by the Sponsor and 42,000 SPAC Class A Shares which will be issued to the Sponsor upon the exchange of 420,000 SPAC Private Rights. Also includes 176,000 SPAC Private Shares held by Cohen & Company Capital Markets and 44,000 SPAC Private Shares held by JonesTrading Institutional Services LLC. Also includes 22,000 SPAC Class A Shares issued upon the exercise of SPAC Private Rights to the remaining SPAC Private Shareholders.

(4)        Includes the Lock-Up Securities, comprised of 1,100,000 SPAC Class B Shares, subject to forfeiture during the Vesting Term. See the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information — Earn-out Shares” and “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement”.

The following table illustrates varying ownership levels of NewCo immediately following the Business Combination on a fully diluted basis and includes the assumptions set forth above in addition to the forgoing assumptions:

Assuming Exercise of Old Xanadu Warrants:    The following table assumes the exercise of all outstanding Old Xanadu Warrants to purchase a total of 525,254 NewCo Class A Multiple Voting Shares and 159,564 NewCo Class B Subordinate Voting Shares.

Assuming Exercise of Old Xanadu Options:    The following table assumes the exercise of all outstanding Old Xanadu Options to purchase a total of 3,294,222 NewCo Class A Multiple Voting Shares and 41,120,199 NewCo Class B Subordinate Voting Shares.

	0%		25%		50%		75%		100%
	(No Redemption)								(Maximum Redemption)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Old Xanadu Shareholders(1)	258,424,293	71%	258,424,293	72%	258,424,293	73%	258,424,293	75%	258,424,293	76%
Old Xanadu Options(2)	44,414,421	12%	44,414,421	13%	44,414,421	13%	44,414,421	13%	44,414,421	13%
Old Xanadu Warrants(3)	684,818	0%	684,818	0%	684,818	0%	684,818	0%	684,818	0%
PIPE Investors	27,500,000	8%	27,500,000	8%	27,500,000	8%	27,500,000	8%	27,500,000	8%
SPAC Public Shareholders(4)	24,200,000	7%	18,700,000	5%	13,200,000	4%	7,700,000	2%	2,200,000	1%
SPAC Private Placement Shareholders(5)	704,000	0%	704,000	0%	704,000	0%	704,000	0%	704,000	0%
SPAC Sponsor Shares(6)	7,333,333	2%	7,333,333	2%	7,333,333	2%	7,333,333	2%	7,333,333	2%
Total	363,260,865	100%	357,760,865	100%	352,260,865	100%	346,760,865	100%	341,260,865	100%

____________

(1)        Includes 1,128,429 NewCo Class B Subordinate Voting Shares and 257,295,864 NewCo Class A Multiple Voting Shares.

(2)        Includes 3,294,222 NewCo Class A Multiple Voting Shares and 41,120,199 NewCo Class B Subordinate Voting Shares.

(3)        Includes 525,254 NewCo Class A Multiple Voting Shares and 159,564 NewCo Class B Subordinate Voting Shares.

(4)        Includes 2,200,000 shares issued upon the exercise of SPAC Rights.

(5)        Includes 420,000 SPAC Private Shares held by the Sponsor and 42,000 SPAC Class A Shares which will be issued to the Sponsor upon the exchange of 420,000 SPAC Private Rights. Also includes 176,000 SPAC Private Shares held by Cohen & Company Capital Markets and 44,000 SPAC Private Shares held by JonesTrading Institutional Services LLC. Also includes 22,000 SPAC Class A Shares issued upon the exercise of SPAC Private Rights to the remaining SPAC Private Shareholders.

(6)        Includes the Lock-Up Securities, comprised of 1,100,000 SPAC Class B Shares, subject to forfeiture during the Vesting Term. See the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information — Earn-out Shares” and “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement”.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section of this proxy statement/prospectus entitled “About This Proxy Statement/Prospectus.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:     Will the Sponsor and its affiliates receive compensation in connection with the Business Combination?

A:     No. The Sponsor will not receive any direct compensation for services rendered or to be rendered in connection with the consummation of the Business Combination. The Sponsor holds SPAC Class B Shares that will convert into NewCo Class B Subordinate Voting Shares at Closing. The Sponsor will be reimbursed for working capital expenses from SPAC loaned pursuant to working capital loans and advances. As of December 31, 2025, SPAC had received $700,000 in advances from the Sponsor (the “Advances”), and had no borrowings under such working capital loans. The Advances were issued by the Sponsor as interest-free and due on demand. The Advances are not convertible and were issued pursuant to an oral agreement. The balance of such working capital loans may convert, at SPAC’s election, into NewCo Class B Subordinate Voting Shares at a price of $10.00 per share.

Q:     Who are the Sponsor and Sponsor Affiliates?

A:     Crane Harbor Sponsor, LLC, a Delaware limited liability company, was formed prior to its purchase of Founder Shares. Other than its investment in SPAC and activities undertaken on SPAC’s behalf, the Sponsor is not engaged in any business. The Sponsor is controlled by our Chief Executive Officer, William Fradin, its managing member. Other than the Sponsor’s members, no other person has a direct or indirect material interest in the Sponsor.

From time to time, the Sponsor and its affiliates provide working capital and advance funds used for transaction expenses to SPAC. The Sponsor also provides administrative, financial and support services to SPAC, for which it receives $20,000.00 monthly.

SPAC’s Chief Executive Officer, William Fradin, serves as SPAC’s principal executive officer and a member of SPAC’s Board and, together with the other directors, manages SPAC’s business. SPAC’s Chief Financial Officer, Thomas C. Elliott, oversees SPAC’s finances, securities filings and business operations. The responsibilities of SPAC’s officers also include sourcing potential targets, negotiating definitive agreements, raising capital and providing overall strategic guidance.

SPAC’s officers and directors have prior experience with special purpose acquisition companies and may continue sponsoring, investing in or otherwise becoming involved with other special purpose acquisition companies and de-SPAC transactions prior to SPAC completing the Business Combination.

Q:     Did the SPAC Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:     Yes. The SPAC Board received a fairness opinion from Houlihan Capital, LLC (“Houlihan Capital”), as to the fairness of the terms of the Business Combination, from a financial point of view, to the holders of SPAC Class A Shares, as of October 30, 2025. For more information, see the section of this proxy statement/prospectus entitled “Proposal No. 1 — The Business Combination Proposal — Summary of Valuation Analysis and Opinions of Financial Advisor to the SPAC Board and Holders of SPAC Class A Shares” and the opinion of Houlihan Capital, a copy of which are included as Annex G to this proxy statement/prospectus.

Q:     What are some of the positive and negative factors that the SPAC Board considered when determining to enter into the Business Combination Agreement and their rationale for approving the Business Combination?

A:     The SPAC Board considered a number of factors pertaining to the Business Combination as generally supporting the decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

•        Benefits from Public Market Entry and SPAC Expertise.    The SPAC Board considered the fact that, the expected cash proceeds from the Trust Account and the PIPE Investment as part of the Business Combination, NewCo should be well-positioned to scale and fund its business plan.

•        Shareholder Liquidity.    The SPAC Board considered the fact that, pursuant to the Business Combination Agreement, the NewCo Class B Subordinate Voting Shares issued as merger consideration will be listed on Nasdaq, a major U.S. stock exchange, and the TSX, a major Canadian stock exchange, which the SPAC Board believes has the potential to offer shareholders enhanced liquidity.

•        Other Alternatives.    The SPAC Board has determined that, after a thorough review of other business combination opportunities reasonably available to SPAC, the proposed Business Combination represents the best potential business combination for SPAC and the most attractive opportunity for SPAC based upon the process utilized to evaluate and assess other potential acquisition targets. The SPAC Board has also determined that such process has not presented a better alternative.

•        Negotiated Transaction.    The SPAC Board has determined that the financial and other terms of the Business Combination Agreement are reasonable and were the product of arm’s-length negotiations between SPAC and Old Xanadu.

The SPAC Board also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Macroeconomic Risks.    Macroeconomic uncertainty, including the impacts of high interest rates and inflation, regulatory policy, supply chain issues and the effects any of the foregoing could have on NewCo’s revenues and the trading price of the NewCo Class B Subordinate Voting Shares.

•        Business Plan May Not Be Achieved.    The risk that Old Xanadu may not be able to execute on its business plan.

•        Risks Associated with Old Xanadu’s Business.    Risks relating to Old Xanadu’s business, including the demand, emerging use cases, market prices and the other risk factors related to Old Xanadu set forth in this proxy statement/prospectus under the headings “Risk Factors — Risks Related to Old Xanadu — Risks Related to our Business.”

•        Old Xanadu’s Revenues.    Old Xanadu is in a pre-commercial stage and has yet to generate material revenues.

•        Redemption Risk.    The risk that a significant number of SPAC Public Shareholders may redeem their SPAC Public Shares for cash prior to the consummation of the Business Combination, thereby reducing the amount of cash available to NewCo following the consummation of the Business Combination and making the Business Combination more difficult to complete.

•        Evolving Regulatory Regime Governing Special Purpose Acquisition Companies.    The risk that regulation of special purpose acquisition companies continues to evolve and the SEC, Nasdaq, TSX and other regulators may revisit and update their laws, regulations and policies.

•        Shareholder Vote.    The risk that SPAC’s Shareholders may object to the Business Combination and take action that may prevent or delay the consummation of the Business Combination, including failing to provide the requisite votes necessary to effect the Business Combination.

•        Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within SPAC’s control.

•        Litigation.    The possibility of litigation challenging the Business Combination or an adverse judgment granting permanent injunctive relief that could indefinitely delay or enjoin consummation of the Business Combination.

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•        Liquidation of SPAC.    The risks and costs to SPAC if the Business Combination is not completed, including the risk of diverting SPAC management’s focus and resources from other business combination opportunities, which could result in SPAC being unable to effect a business combination and force SPAC to liquidate.

•        Growth Initiatives May Not Be Achieved.    The risk that Old Xanadu’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe.

•        SPAC Shareholders Receiving a Minority Position.    The fact that SPAC shareholders will own a minority of the voting and economic rights of NewCo following the consummation of the Business Combination.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Other Risk Factors.    Various other risk factors associated with the business of Old Xanadu and the Business Combination as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The SPAC Board concluded that the potential benefits that they expected SPAC and SPAC Shareholders to achieve as a result of the Business Combination outweighed the potential negative factors associated with the Business Combination. Accordingly, the SPAC Board unanimously determined that the Business Combination Agreement and the Business Combination were advisable, fair to, and in the best interests of, SPAC and SPAC Shareholders.

For more information about the SPAC Board’s decision-making process, see the subsection entitled “Proposal No. 1 — The Business Combination Proposal — SPAC Board’s Reasons for Approving the Business Combination.”

Q:     What happens if I sell my SPAC Class A Shares before the Extraordinary General Meeting?

A:     The record date for the Extraordinary General Meeting is earlier than the date of the Extraordinary General Meeting and the date that the Business Combination is expected to be completed. If you transfer your SPAC Class A Shares after the record date, but before the Extraordinary General Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Extraordinary General Meeting. However, you will not be able to seek Redemption of your NewCo Class B Subordinate Voting Shares that you receive in exchange for your SPAC Class A Shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described in this proxy statement/prospectus. If you transfer your SPAC Class A Shares prior to the record date, you will have no right to vote those shares at the Extraordinary General Meeting or seek Redemption of your NewCo Class B Subordinate Voting Shares that you receive in exchange for your SPAC Class A Shares.

Q:     How has the announcement of the Business Combination affected the trading price of SPAC Class A Shares, SPAC Units and SPAC Rights?

A:     On October 31, 2025, the last trading date before the public announcement of the Business Combination, SPAC Class A Shares, SPAC Units and SPAC Rights closed at $11.1556, $11.00 and $0.68, respectively. On February 24, 2026, the trading date that is three business days prior to the date of this proxy statement/prospectus, SPAC Class A Shares, SPAC Units and SPAC Rights closed at $10.40, $11.16 and $0.69, respectively.

Q:     Following the Business Combination, will SPAC’s securities continue to trade on a stock exchange?

A:     No. SPAC, Old Xanadu and NewCo anticipate that, following consummation of the Business Combination, the SPAC Class A Shares, SPAC Class B Shares and SPAC Rights will no longer be qualified on Nasdaq, and SPAC will be deregistered under the Exchange Act. Each SPAC Class A Share will be exchanged for one NewCo Class B Subordinate Voting Share, and each SPAC Right will automatically be exchanged for one-tenth of one NewCo Class B Subordinate Voting Share.

NewCo intends to apply to have the NewCo Class B Subordinate Voting Shares listed on Nasdaq and the TSX under the ticker symbol “XNDU”, respectively. Any such listing of the NewCo Class B Subordinate Voting Shares will be conditional upon NewCo fulfilling all of the listing requirements and conditions of each of Nasdaq and the TSX. There is no assurance that Nasdaq or the TSX will approve NewCo’s listing application. It is a condition to completion of the Business Combination that the TSX and Nasdaq have approved the listing of the NewCo Class B Subordinate Voting Shares. Please see the subsection entitled “Proposal No. 1 — The Business Combination Proposal — Listing of NewCo Class B Subordinate Voting Shares on Nasdaq and the TSX” for additional information.

Q:     What vote is required to approve the Proposals presented at the Extraordinary General Meeting?

A:     The SPAC Class A Shares and SPAC Class B Shares are entitled to vote together as a single class on all matters to be considered at the Extraordinary General Meeting. The approval of each of the Business Combination Proposal and Continuance Proposal requires a special resolution, being the affirmative vote of at least a two-thirds majority of the votes cast by the holders of the SPAC Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the SPAC Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

Q:     May Sponsor or SPAC’s directors, officers and advisors or any of their respective affiliates purchase SPAC Public Shares in connection with the Business Combination?

A:     In connection with the vote of SPAC Shareholders to approve the proposed Business Combination, Sponsor, SPAC Board, SPAC management or SPAC’s advisors and any of their respective affiliates may privately negotiate to purchase SPAC Public Shares from SPAC Public Shareholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per share pro rata portion of the Trust Account. Sponsor, SPAC Board, SPAC management or SPAC’s advisors and any of their respective affiliates will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such SPAC Public Shares or during a restricted period under Regulation M under the Exchange Act or other federal securities laws. Such a purchase could include a contractual acknowledgement that such SPAC Shareholder, although still the record holder of such SPAC Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. Any SPAC Public Shares purchased by Sponsor, SPAC Board, SPAC management or SPAC’s advisors or any of their respective affiliates would not be voted in favor of approving the Business Combination. In the event that Sponsor, SPAC Board, SPAC management or SPAC’s advisors or any of their respective affiliates purchase SPAC Public Shares in privately negotiated transactions from SPAC Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. In addition, Sponsor, SPAC Board, SPAC management and SPAC’s advisors or any of their respective affiliates would waive any redemption rights with respect to any SPAC Public Shares that they purchase in any such privately negotiated transactions. None of the Sponsor, SPAC Board or SPAC management will receive any compensation for agreeing to waive any redemption rights. Any such privately negotiated purchases may be effected at purchase prices that are no higher than the per share pro rata portion of the Trust Account.

Q:     How many votes do I have at the Extraordinary General Meeting?

A:     For all Proposals, SPAC Shareholders are entitled to one vote at the Extraordinary General Meeting for each SPAC Class A Share held of record as of February 4, 2026, the record date for the Extraordinary General Meeting. As of the close of business on the record date, there were 22,640,000 outstanding SPAC Class A Shares.

Q:     How do I attend the Extraordinary General Meeting?

A:     The Extraordinary General Meeting will be held at March 19, 2026, at 10:00 a.m., Eastern Time, virtually via live webcast at https://www.cstproxy.com/craneharboracquisition/2026, pursuant to the procedures described in this proxy statement/prospectus, to consider and vote upon the Proposals. All SPAC Shareholders as of the record date, or their duly appointed proxies, may attend the Extraordinary General Meeting, which will be held both in person and virtually. SPAC Shareholders may attend the Extraordinary General Meeting online, including to vote and submit questions, at https://www.cstproxy.com/craneharboracquisition/2026. To attend online and participate in the Extraordinary General Meeting, SPAC Shareholders of record will need to visit and enter the 12-digit control number provided on your proxy card, regardless of whether you pre-registered.

Q:     What constitutes a quorum at the Extraordinary General Meeting?

A:     Holders of at least a majority of the SPAC Shares, present in person or represented by proxy (including by way of online meeting option) at the Extraordinary General Meeting, constitute a quorum. In the absence of a quorum, the chairman of the meeting has the power to adjourn the Extraordinary General Meeting. As of the record date for the Extraordinary General Meeting, 7,493,333 of SPAC Shares, in the aggregate, will be required to achieve a quorum. Abstentions will count as present for the purposes of establishing a quorum.

Q:     How will Sponsor and SPAC management vote?

A:     Sponsor and SPAC management have agreed to vote any SPAC Shares (except for any SPAC Class A Shares purchased as described below under “Proposal No. 1 — The Business Combination Proposal — Potential Purchases of Public Shares”) held by them in favor of the Transaction Proposals. Sponsor Parties have agreed to vote any SPAC Shares held by them in favor of the Transaction Proposals. The consummation of the Business Combination is not subject to the approval of a majority of unaffiliated SPAC Public Shareholders. Since the Sponsor, SPAC Board and SPAC’s management own in the aggregate approximately 26% of the SPAC Shares entitled to vote at the Extraordinary General Meeting, the SPAC will need approximately 55% of the remaining outstanding SPAC Public Shares sold in the IPO to be voted in favor of the Transaction Proposals in order to have the Transactions Proposals approved, assuming all SPAC Public Shares are voted in connection with the Extraordinary General Meeting. Accordingly, given that SPAC is seeking shareholder approval of the Business Combination, the agreement by the Sponsor and SPAC directors, advisors and officers to vote in favor of the Business Combination will increase the likelihood that SPAC will receive the requisite shareholder approval for the Transaction Proposals.

Q:     What interests do the current Sponsor, officers and directors of the SPAC and Old Xanadu Shareholders have in the Business Combination?

A:     In considering the unanimous recommendation of the SPAC Board to vote in favor of the Business Combination, SPAC Public Shareholders should be aware that, aside from their interests as shareholders, Sponsor and certain members of SPAC management have interests in the Business Combination that are different from, or in addition to, those of other SPAC Public Shareholders generally. SPAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to SPAC Shareholders that they approve the Business Combination. SPAC Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        The fact that Sponsor paid an aggregate of approximately $25,000 for the 7,333,333 outstanding Founder Shares. These securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $77,073,329, based on the closing price of the SPAC Class A Shares of $10.51 per share on February 4, 2026, the record date for the Extraordinary General Meeting, resulting in a theoretical gain of $77,048,329;

•        Given the differential between (i) the nominal price the Sponsor paid for the Founder Shares and (ii) the price paid by public investors in the SPAC IPO, and the NewCo Class B Subordinate Voting Shares the Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the NewCo Class B Subordinate Voting Shares trade below the price initially paid for SPAC’s Units in the SPAC IPO and SPAC Public Shareholders experience a negative rate of return following completion of the Business Combination;

•        Sponsor and SPAC management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as SPAC may obtain loans from Sponsor, an affiliate of Sponsor or any of SPAC management to finance transaction costs in connection with the Business Combination;

•        The SPAC Articles provide that SPAC renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of SPAC management on the one hand, and SPAC, on the other hand, or the participation in which would breach any existing legal obligation, under applicable law or otherwise, of a member of SPAC management to any other entity. SPAC is not aware of any such corporate opportunities not being offered to SPAC and does not believe that waiver of the corporate opportunities doctrine has materially affected SPAC’s search for an acquisition target or will materially affect SPAC’s ability to complete the Business Combination;

•        The fact that SPAC has borrowed $0.00 from the Sponsor pursuant to a promissory note and may borrow from the Sponsor up to $2,500,000 of working capital loans, which, at the option of the Sponsor, may be repaid in units of the post-business combination entity. However, as NewCo has not authorized “units,” such working capital loans may be repaid in NewCo Class B Subordinate Voting Shares at a rate of 1.1 NewCo Class B Subordinate Voting Shares for each $10.00 repaid in securities, provided that any fractional shares will be rounded down to the nearest whole number; and

•        The fact that Sponsor will benefit from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to SPAC Shareholders rather than liquidate.

The following table sets forth the payments to be received by the Sponsor and its affiliates from us prior to or in connection with the completion of the SPAC’s initial business combination and the securities issued and to be issued by us to the Sponsor or its affiliates:

Entity/Individual	Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid
Crane Harbor Sponsor, LLC	7,333,333 SPAC Class B Shares.(1)	$25,000, which also covers any additional shares issued to the Sponsor under anti-dilution provisions discussed below.
	420,000 SPAC Private Units.	$4,200,000.
	Commencing on the date on which the SPAC’s securities are first listed on Nasdaq, $20,000 per month.	Office space, utilities and secretarial and administrative support.

Up to $2,500,000 in working capital loans, which loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit. However, as NewCo has not authorized “units,” such working capital loans may be repaid in NewCo Class B Subordinate Voting Shares at a rate of 1.1 NewCo Class B Subordinate Voting Shares for each $10.00 repaid in securities, provided that any fractional shares will be rounded down to the nearest whole number.

Working capital loans to finance transaction costs in connection with an initial business combination.
	Repayment of $700,000 in interest-free advances from the Sponsor due on demand.	For working capital expenses.
	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination.(2)	Services in connection with identifying, investigating and completing an initial business combination.
Crane Harbor Sponsor, LLC and any holders of Class B Ordinary Shares	Anti-dilution protection upon conversion into SPAC Class A Shares at a greater than one-to-one ratio.	Issuance of the SPAC Class A Shares issuable in connection with the conversion of the SPAC Class B Shares on a greater than one-to-one basis upon conversion.
Crane Harbor Sponsor, LLC, the SPAC’s officers, directors or advisor, the SPAC’s or its affiliates	Consulting, success or finder fees in connection with the consummation of the SPAC’s initial business combination.(3)

Any services in order to effectuate the completion of the SPAC’s initial business, which, if made prior to the completion of the SPAC’s initial business combination, will be paid from funds held outside the trust account.

Entity/Individual	Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid
Crane Harbor Sponsor, LLC, the SPAC’s officers, directors or advisor, the SPAC’s or its affiliates	Salary or fee in an amount that constitutes a market standard for comparable transactions in connection with the SPAC’s initial business combination.(3)	Services in connection with identifying, investigating and completing an initial business combination.

____________

(1)      Of the SPAC Class B Shares, the non-managing Sponsor investors own, indirectly through the purchase of non-managing membership interests of the Sponsor, an aggregate of 2.04 million SPAC Class B Shares held by the Sponsor, which were purchased by the Sponsor for approximately $0.003 per share. In addition, the SPAC’s independent directors received an indirect interest in an aggregate of 25,000 SPAC Class B Shares each through membership interests in the Sponsor.

(2)      Reimbursements to the Sponsor, its affiliates or any related person upon completion of the Business Combination will be paid entirely through the repayment of advances and working capital loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of SPAC’s officers and directors. As of the date of this proxy statement/prospectus, $700,000 in advances and $0.00 in working capital loans have been made to the SPAC. Up to $2,500,000 of the working capital loans may be repaid in units of the post-Business Combination entity at the option of the Sponsor. However, as NewCo has not authorized “units,” such working capital loans may be repaid in NewCo Class B Subordinate Voting Shares at a rate of 1.1 NewCo Class B Subordinate Voting Shares for each $10.00 repaid in securities, provided that any fractional shares will be rounded down to the nearest whole number.

(3)      As of the date of this proxy statement/prospectus, no such arrangements are in place.

Because the Sponsor acquired the SPAC Class B Shares at a nominal price, the SPAC Public Shareholders will incur immediate and substantial dilution upon the Closing. Further, the SPAC Class A Shares issuable in connection with the conversion of the SPAC Class B Shares may result in material dilution to the SPAC Public Shareholders due to the anti-dilution rights of the SPAC Class B Shares that may result in an issuance of SPAC Class A Shares on a greater than one-to-one basis upon conversion. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Ownership of NewCo Immediately After the Closing.” The SPAC Class B Shares will automatically convert into SPAC Class A Shares in connection with the consummation of the SPAC’s initial business combination or at any time and from time to time at the option of the holder on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein.

In addition, conversion of up to $2,500,000 of working capital loans, which, at the option of the Sponsor, may be repaid in units of the post-business combination entity. However, as NewCo has not authorized “units,” such working capital loans may be repaid in NewCo Class B Subordinate Voting Shares at a rate of 1.1 NewCo Class B Subordinate Voting Shares for each $10.00 repaid in securities, provided that any fractional shares will be rounded down to the nearest whole number.

The Sponsor and SPAC’s executive officers and directors have agreed, pursuant to a letter agreement, to (i) waive their redemption rights with respect to their SPAC Class B Shares, SPAC Private Shares and SPAC Public Shares in connection with the completion of the SPAC’s initial business combination; (ii) waive their redemption rights with respect to their SPAC Class B Shares, SPAC Private Shares and SPAC Public Shares in connection with a shareholder vote to approve an amendment to the SPAC Articles; (iii) waive their rights to liquidating distributions from the trust account with respect to their SPAC Class B Shares and SPAC Private Shares if SPAC fails to complete the SPAC’s initial business combination within the completion window, although they will be entitled to liquidating distributions from the trust account with respect to any SPAC Public Shares they hold if SPAC fails to complete the SPAC’s initial business combination within the prescribed time frame and to liquidating distributions from assets outside the trust account; and (iv) vote any SPAC Class B Shares or SPAC Private Shares held by them and any SPAC Public Shares purchased during or after this offering (including in open market and privately-negotiated transactions), in favor of the SPAC’s initial business combination (except that any SPAC Public Shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act would not be voted in favor of approving the business combination transaction). Further, each of the Sponsor, and SPAC’s directors and officers has agreed to restrictions on their ability to transfer, assign, or sell the SPAC Class B Shares and SPAC Private Units, as summarized in the table below. In the event of a transfer of Sponsor membership interests by members of the Sponsor or their affiliates, there will be an indirect transfer of the SPAC Class B Shares and SPAC Private Units held by the Sponsor. While there are currently no circumstances or arrangements contemplated under which the Sponsor, its members or affiliates, or the SPAC’s directors or officers could indirectly transfer ownership of securities owned by the Sponsor through transfers of Sponsor membership interests, such transfers are not prohibited.

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
SPAC Class B Shares

The earlier of (i) one year after the completion of the SPAC’s initial business combination or (ii) the date following the completion of the SPAC’s initial business combination on which SPAC completes a liquidation, merger, share exchange or other similar transaction that results in all of the SPAC Shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the SPAC Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the SPAC’s initial business combination, the SPAC Class B Shares will be released from the lockup.

Crane Harbor Sponsor, LLC Jonathan Z. Cohen Edward E. Cohen Jeffrey F. Brotman William I. Fradin Thomas C. Elliott Eldron Blackwell A. Kayode Ogunro Robert W. Karlovich Eric Litvin

Transfers permitted (a) to the SPAC’s officers, directors, advisors or consultants, any affiliate or family member of any of the SPAC’s officers, directors, advisors or consultants, any members or partners of the Sponsor or their affiliates and funds and accounts advised by such members or partners, any affiliates of the Sponsor, or any employees of such affiliates, (b) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such person; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement, in connection with an extension of the completion window or in connection with the consummation of a business combination at prices no greater than the price at which the shares or SPAC Rights were originally purchased; (f) pro rata distributions from the Sponsor to its respective members, partners or shareholders pursuant to the Sponsor’s limited liability company agreement or other charter documents; (g) by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor,

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions

(h) in the event of the SPAC’s liquidation prior to the SPAC’s consummation of the SPAC’s initial business combination; (i) in the event that, subsequent to the SPAC’s consummation of an initial business combination, SPAC completes a liquidation, merger, share exchange or other similar transaction which results in all of the SPAC Shareholders having the right to exchange their SPAC Class A Shares for cash, securities or other property or (j) to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (a) through (g); provided, however, that in the case of clauses (a) through (g) and clause (j) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements

SPAC Private Units	30 days after the completion of the SPAC’s initial business combination	Crane Harbor Sponsor, LLC	Same as above
Any units, SPAC Rights ordinary shares or any other securities convertible into, or exercisable, or exchangeable for, ordinary shares	180 days after the date of the IPO	Crane Harbor Sponsor, LLC Jonathan Z. Cohen Edward E. Cohen Jeffrey F. Brotman William I. Fradin Thomas C. Elliott Eldron Blackwell A. Kayode Ogunro Robert W. Karlovich Eric Litvin

No transfer without the prior written consent of the representatives; provided, however, that SPAC may (1) issue and sell the SPAC Private Units; (2) issue and sell the additional units to cover the SPAC’s underwriters’ over-allotment option (if any); (3) register with the SEC pursuant to an agreement to be entered into concurrently with the issuance and sale of the securities in this offering, the resale of the SPAC Private Units and their underlying securities and

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions

the SPAC Class A Shares issuable upon conversion of the SPAC Rights and the SPAC Class B Shares; and (4) issue securities in connection with the SPAC’s initial business combination. However, the foregoing shall not apply to the forfeiture of any SPAC Class B Shares pursuant to their terms or any transfer of SPAC Class B Shares to any current or future independent director of the company (as long as such current or future independent director transferee is subject to the letter agreement or executes an agreement substantially identical to the letter agreement, as applicable to directors and officers at the time of such transfer; and as long as, to the extent any Section 16 reporting obligation is triggered as a result of such transfer, any related Section 16 filing includes a practical explanation as to the nature of the transfer). The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The non-managing Sponsor investors are bound by the restrictions set forth above to the extent of its ownership of membership interests in the Sponsor.

SPAC may also pay consulting, success or finder fees to the Sponsor or a member of the SPAC’s management team, or their respective affiliates in connection with the consummation of the SPAC’s initial business combination, and SPAC may engage the Sponsor or an affiliate of the Sponsor as an advisor or otherwise in connection with the SPAC’s initial business combination and certain other transactions and pay such person or entity a salary or fee in an amount that constitutes a market standard for comparable transactions. Except as set out in the immediately preceding sentence, no terms for any such arrangements have been determined and no written agreements exist with respect to such arrangements.

In addition, in order to facilitate the SPAC’s initial business combination or for any other reason determined by the Sponsor in its sole discretion, the Sponsor may surrender or forfeit, transfer or exchange the SPAC Class B Shares, SPAC Private Units or any of the SPAC’s other securities, including for no consideration, as well as subject any such securities to earn-outs or other restrictions, or otherwise amend the terms of any such securities or enter into any other arrangements with respect to any such securities.

In addition to the foregoing, SPAC Public Shareholders should also be aware that some of Old Xanadu’s officers and directors may have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated SPAC Public Shareholders. These interests may have influenced their decision to support or approve the Business Combination. For example, certain Old Xanadu officers and directors have been appointed as officers and directors of NewCo and will hold an equity interest in NewCo. Further, because of the ten-to-one voting ratio between NewCo Class A Multiple Voting Shares and NewCo Class B Subordinate Voting Shares, holders of NewCo Class A Multiple Voting Shares, including directors and officers of Old Xanadu, collectively, will continue to control a majority of the combined voting power of voting shares, even where NewCo Class A Multiple Voting Shares represent a substantially reduced percentage of total outstanding shares. Shareholders who hold NewCo Class A Multiple Voting Shares, including Old Xanadu executive officers, employees and their affiliates, will together hold approximately 98% (with directors and executive officers of Old Xanadu together holding approximately 18%) of the voting power of NewCo’s outstanding voting shares following the closing of the Business Combination and PIPE Financing (assuming no redemptions of SPAC Public Shares), and will therefore have significant influence over NewCo’s management and affairs and over all matters requiring shareholder approval, including the election of directors and significant corporate transactions. The concentrated voting control of holders of NewCo Class A Multiple Voting Shares will limit the ability of former SPAC Public Shareholders who will hold NewCo Class B Subordinate Voting Shares following the Closing to influence corporate matters of NewCo for the foreseeable future, including the election of directors as well as decisions regarding amendments to NewCo’s share capital, creating and issuing additional classes of shares, making significant acquisitions, selling significant assets or parts of NewCo’s business, merging with other companies and undertaking other significant transactions. As a result, holders of NewCo Class A Multiple Voting Shares, including directors and officers of Old Xanadu, will have the ability to influence many matters affecting NewCo to a much greater degree than former SPAC Public Shareholders who elect not to redeem their SPAC Public Shares, and actions may be taken that holders of NewCo Class B Subordinate Voting Shares may not view as beneficial. These individuals may be incentivized to complete the Business Combination even on terms less favorable to SPAC Public Shareholders because they will benefit from their continued service and equity ownership in, and ability to control NewCo. See the sections entitled “Interests of Certain SPAC and Old Xanadu Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information.

Q:     Are there material differences between my rights as a NewCo Shareholder and my rights as a SPAC Shareholder?

A:     Yes. There are certain material differences between your rights as a NewCo Shareholder and your rights as a SPAC Shareholder. You are urged to read the sections entitled “Descriptions of NewCo Securities” and “Comparison of Corporate Governance and Shareholder Rights.”

Q:     What happens if I vote against the Business Combination Proposal?

A:     Under the SPAC Articles, if the Business Combination Proposal is not approved by the requisite shareholder approvals and SPAC does not otherwise consummate an alternative business combination by the Termination Date, SPAC will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to SPAC Public Shareholders.

Q:     Do I have redemption rights?

A:     Pursuant to the SPAC Articles and in connection with the Extraordinary General Meeting to approve the Business Combination, SPAC Public Shareholders may elect to have all or a portion of its SPAC Public Shares redeemed for cash from the Trust Account. Such Redemption will be for a per-share price equal to the aggregate amount then on deposit in the Trust Account (including interest earned thereon and not previously released to pay taxes), divided by the number of then-outstanding SPAC Public Shares, and will be effected in connection with, and subject to, the approval and consummation of the Business Combination.

As a holder of SPAC Public Shares, you will be entitled to exercise your redemption rights if you:

•        hold SPAC Public Shares, or, if you hold SPAC Public Shares as part of the SPAC Units, you must first elect to separate your SPAC Units into the underlying SPAC Public Shares and SPAC Rights, prior to exercising your redemption rights, in each case in accordance with the instructions and by the deadline specified in the proxy materials;

•        submit a Redemption request to the Transfer Agent, in the manner and by the deadline specified in the proxy materials, requesting the Redemption of all or a portion of your SPAC Public Shares for cash and identifying yourself as the beneficial holder; and

•        deliver your SPAC Public Shares to the Transfer Agent prior to the Redemption deadline, either by physical delivery of share certificates (if any) or electronically through The Depository Trust Company’s DWAC system, in each case in accordance with the instructions set forth in the proxy materials.

Redemptions are subject to the limitations and conditions set forth in SPAC’s governing documents and applicable law, including that no holder, together with its affiliates or any other person with whom it is acting in concert or as a “group,” may exercise redemption rights with respect to more than 15% of the SPAC Public Shares without SPAC’s prior consent. SPAC’s Board may, in its discretion, permit the withdrawal of Redemption requests, and the timing of Redemptions will be determined by SPAC to facilitate the consummation of the Business Combination. Holders of SPAC Class B Shares and holders of SPAC Rights do not have redemption rights with respect to such securities.

Holders must complete the procedures for electing to redeem their SPAC Public Shares in the manner described above prior to 10:00 a.m., Eastern Time, on March 17, 2026 (two business days before the SPAC Shareholders Meeting) in order for their shares to be redeemed.

Holders of SPAC Units must elect to separate the SPAC Units into the underlying SPAC Class A Shares and SPAC Rights prior to exercising redemption rights with respect to the SPAC Class A Shares. If you hold SPAC Units in an account at a brokerage firm or bank, you must instruct your broker or bank to separate your SPAC Units into the underlying SPAC Class A Shares and SPAC Rights before submitting a Redemption request. If you hold SPAC Units registered in your own name, you must contact the Transfer Agent and instruct it to affect the separation. To validly exercise redemption rights, you must identify yourself to SPAC in accordance with the instructions and by the deadline specified in this proxy statement/prospectus and the related transmittal materials. SPAC Public Shareholders may elect to exercise their redemption rights with respect to their SPAC Class A Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, any SPAC Class A Shares delivered for Redemption will be returned to the respective holder, broker or bank, as applicable. If the Business Combination is consummated and you have properly exercised your redemption rights with respect to all or a portion of your SPAC Class A Shares and timely delivered your shares to the Transfer Agent (either physically or electronically through The Depository Trust Company’s DWAC system) by the deadline stated in the proxy materials, SPAC will redeem the corresponding SPAC Class A Shares for a per-share price, payable in cash, equal to the pro rata portion of the funds then in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of February 27, 2026, this would have amounted to approximately $10.46 per issued and outstanding SPAC Class A Share. If a SPAC Public Shareholder exercises its redemption rights in full, then it will not own SPAC Class A Shares or NewCo Class B Subordinate Voting Shares following the Redemption. Redemptions will be affected in connection with, and prior to, the Continuance and the Closing of the Business Combination, and payment of the redemption price will be made as promptly as practicable after consummation of the Business Combination. Please see the subsection entitled “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your SPAC Class A Shares.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether you vote your SPAC Class A Shares for or against or abstain from voting on the Business Combination Proposal or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination can be approved by SPAC Public Shareholders who will redeem their shares and no longer remain shareholders.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must (a) if you hold SPAC Units, elect to separate your SPAC Class B Shares into the underlying SPAC Public Shares and SPAC Rights prior to exercising your redemption rights with respect to the SPAC Public Shares; and (b) prior to 10:00 a.m., Eastern Time, on March 17, 2026

(two business days before the Extraordinary General Meeting), tender your shares physically or electronically and submit a request in writing that NewCo redeem your NewCo Class B Subordinate Voting Shares that you receive in exchange for your SPAC Public Shares for cash to Continental Stock Transfer & Trust Company, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004-1561
Attention:
Email:

A SPAC Public Shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to his, her or its shares or, if part of such a group, the group’s shares, in excess of the 15% threshold. Accordingly, all SPAC Public Shares in excess of the 15% threshold beneficially owned by a SPAC Public Shareholder or group will not be redeemed for cash. SPAC Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares delivered electronically. If you do not submit a written request and deliver your SPAC Public Shares as described above, your shares will not be redeemed.

SPAC Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their SPAC Class A Shares in “street name” are required to either tender their certificates to the Transfer Agent prior to the date set forth in this proxy statement/prospectus, or up to two business days prior to the vote on the Business Combination Proposal at the Extraordinary General Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such shareholder’s option. The requirement for physical or electronic delivery prior to the Extraordinary General Meeting ensures that a redeeming shareholder’s election to redeem is irrevocable without SPAC’s consent once the Business Combination is consummated.

SPAC Unit holders must elect to separate their SPAC Units into the underlying SPAC Public Shares and SPAC Rights prior to exercising redemption rights with respect to the SPAC Public Shares. If you hold SPAC Units registered in your own name, you must deliver the certificate for such SPAC Class Units to the Transfer Agent, with written instructions to separate such SPAC Units into SPAC Public Shares and SPAC Rights. This must be completed far enough in advance to permit the mailing of the SPAC Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the SPAC Public Shares from the SPAC Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your SPAC Units, you must instruct such nominee to separate your SPAC Units. Your nominee must send written instructions by facsimile to the Transfer Agent. Such written instructions must include the number of SPAC Units to be split and the nominee holding such SPAC Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of a corresponding number of SPAC Public Shares and SPAC Rights. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the SPAC Public Shares from the SPAC Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your SPAC Units to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Any demand for Redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with SPAC’s consent, until the Closing. If you delivered your shares for Redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the email address or address listed under the question “Who can help answer my questions?” below.

SPAC Public Shareholders may elect to exercise their redemption rights with respect to their SPAC Public Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, the SPAC Public Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a SPAC Public Shareholder properly exercises its redemption rights with respect to all or a portion of the SPAC Public Shares it holds and timely delivers its shares to the Transfer Agent, NewCo will redeem the related NewCo Class B Subordinate Voting Shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to SPAC to fund regulatory withdrawals or to pay its taxes, calculated as of two business days prior to the consummation of the Business Combination. Please see the subsection entitled “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” for the procedures to be followed if you wish to exercise your redemption rights with respect to your SPAC Public Shares.

Prior to exercising redemption rights, SPAC Shareholders should verify the market price of the SPAC Class A Shares, as SPAC Shareholders may receive higher proceeds from the sale of their SPAC Class A Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. You may not be able to sell your SPAC Class A Shares in the open market, even if the market price per share is higher than the redemption price, as there may not be sufficient liquidity in the SPAC Class A Shares when you wish to sell your shares.

If a SPAC Public Shareholder exercises its redemption rights in full, then it will not own SPAC Public Shares or NewCo Class B Subordinate Voting Shares following the Redemption. The Redemption will take place prior to the Continuance and the Closing, and you will no longer own any SPAC Public Shares following the Redemption and, accordingly, will not have any right to participate in, or have any interest in, the future growth of NewCo, if any. You will be entitled to receive cash for your SPAC Public Shares only if you properly and timely demand Redemption.

Each Redemption of SPAC Class A Shares by SPAC Public Shareholders will reduce the amount in the Trust Account. Pursuant to Article 49.7 of the SPAC Articles, if SPAC does not consummate an initial business combination by the Termination Date, SPAC will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to the SPAC Public Shareholders and all SPAC Rights will expire worthless.

Q:     What are the material U.S. federal income tax consequences to the SPAC Shareholders and Old Xanadu Shareholders that are U.S. Holders as a result of the Continuance and Business Combination?

A:     Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Considerations” below, the Continuance and the Business Combination are generally intended to be tax-deferred to U.S. Holders (as defined below under “Material U.S. Federal Income Tax Considerations”) of SPAC Public Shares and Old Xanadu Shares for U.S. federal income tax purposes, except to the extent that U.S. Holders of SPAC Public Shares or and Old Xanadu Shares receive cash pursuant to the exercise of redemption rights or dissent rights, respectively. However, the failure to meet certain requirements could result in the exchange of SPAC Public Shares or Old Xanadu Shares being a taxable event.

The requirements for tax-deferred treatment and the U.S. federal tax consequences to U.S. Holders if such requirements are not met are discussed in more detail under the section entitled “Material U.S. Federal Income Tax Considerations.” If you are a U.S. Holder exchanging SPAC Public Shares or Old Xanadu Shares in the Continuance and Business Combination, you are urged to consult your tax advisor to determine the tax consequences thereof.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights if I am a U.S. Holder?

A:     A holder of SPAC Public Shares who is a U.S. Holder and who exercises its redemption rights will receive cash in exchange for the tendered SPAC Public Shares. For U.S. federal income Tax purposes, depending on whether the Redemption qualifies as a sale of stock under Section 302 of the Code, such U.S. Holder will either be considered to have made a sale or exchange of such shares, or to have received a distribution with respect to such shares, which generally will be treated as a (i) dividend to the extent paid from current or accumulated earnings and profits of SPAC, as determined under U.S. federal income Tax principles, (ii) return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s SPAC Public Shares, and then (iii) gain from the sale or exchange of such SPAC Public Shares. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see the section entitled “Material U.S. Federal Income Tax Considerations — Redemption of SPAC Ordinary Shares.”

Q:     If I am a holder of SPAC Rights, can I exercise redemption rights with respect to my SPAC Rights?

A:     No. Holders of SPAC Rights have no redemption rights with respect to SPAC Rights.

Q:     Do I have appraisal or dissent rights if I object to the proposed Business Combination?

A:     There are no statutory or contractual rights of dissent or appraisal available to holders of SPAC Class A Shares or SPAC Class B Shares, in connection with the approval of the Plan of Arrangement or the Business Combination. However, holders of SPAC Class A Shares retain the right to elect to have all or a portion of their SPAC Class A Shares redeemed for cash from the Trust Account in connection with the Extraordinary General Meeting to approve the Business Combination, as described under “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” and the SPAC Board has determined that the redemption proceeds payable to SPAC Shareholders who exercise such redemption rights represents the fair value of those SPAC Shares.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     If the Continuance Proposal and the Business Combination Proposal are approved, SPAC intends to use a portion of the funds held in the Trust Account to pay (a) a portion of SPAC’s aggregate costs, fees and expenses in connection with the consummation of the Business Combination, (b) tax obligations and deferred underwriting discounts and commissions from the SPAC IPO and (c) for any redemptions of SPAC Public Shares. The remaining balance in the Trust Account will be used for general corporate purposes of NewCo. See the sections entitled “The Business Combination” and “Proposal No. 1 — The Business Combination Proposal” for additional information.

Q:     What happens if the Business Combination is not consummated or is terminated?

A:     There are certain circumstances under which the Business Combination Agreement may be terminated. See the subsection entitled “Business Combination Agreement — Termination” for additional information regarding the Parties’ specific termination rights. In accordance with the SPAC Articles, if an initial business combination is not consummated by the Termination Date, SPAC will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the SPAC Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the Trust Account and not previously released to SPAC to fund regulatory withdrawals or to pay taxes, if any, divided by the number of then-outstanding SPAC Public Shares, which Redemption will completely extinguish SPAC Public Shareholders’ rights as SPAC Public Shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such Redemption, subject to the approval of SPAC’s remaining SPAC Shareholders and the SPAC Board, liquidate and dissolve, subject in the case of clause (b) and this clause (c), to SPAC’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.

SPAC expects that the amount of any distribution SPAC Public Shareholders will be entitled to receive upon SPAC’s dissolution will be approximately the same as the amount they would have received if they had redeemed their SPAC Public Shares in connection with the Business Combination, subject in each case to SPAC’s obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law. Sponsor is not entitled to liquidation distributions with respect to those shares.

In the event of liquidation, there will be no distribution with respect to SPAC Rights then-outstanding. Accordingly, in such an event, the SPAC Rights will expire worthless.

Q:     When is the Business Combination expected to be consummated?

A:     It is currently anticipated that the Business Combination will be consummated as soon as reasonably practicable following the Extraordinary General Meeting to be held on March 19, 2026 provided that all the requisite shareholder approvals are obtained and other conditions to the consummation of the Business Combination have been satisfied or waived. For a description of the conditions to the completion of the Business Combination, see the subsection entitled “Proposal No. 1 — The Business Combination Proposal — Conditions to Obligations of Each Party.”

Q:     What is Old Xanadu?

A:     Old Xanadu is a leading quantum computing company developing full-stack quantum computing solutions for enterprise and government customers around the world. Its mission is to build quantum computers that are useful and available to people everywhere. To achieve this, it is pursuing a full-stack strategy that integrates proprietary photonic quantum hardware with a modality-agnostic software platform. Old Xanadu’s hardware platform, demonstrated through Old Xanadu’s 216-qubit photonic quantum computer that demonstrated quantum computational advantage in 2022, Borealis, and Old Xanadu’s networked, modular, and scalable photonic quantum computer demonstrating real-time error detection and photonic rack interconnection, Aurora, is designed to scale from today’s networked, modular systems toward large-scale fault-tolerant machines with hundreds of thousands of physical qubits and hundreds of logical qubits. At the same time, its software stack, anchored by Old Xanadu’s open-source quantum programming software development kit enabling hybrid quantum-classical algorithm development across hardware platforms, PennyLane, has become one of the world’s most widely used quantum application development frameworks, enabling researchers, developers, and enterprises to program quantum circuits across all major modalities and cloud platforms. Old Xanadu’s quantum computing hardware is designed to solve problems that are intractable for classical computing. It is pioneering an approach to developing a scaled quantum computer that leverages light as the medium for computation, commonly referred to as the photonics modality. Old Xanadu believes that the photonics modality, and the use of individual particles of light, or photons, offers the most practical and scalable path to building universal, fault-tolerant quantum computers and, in particular, addresses the coherence problems impacting the scalability of competing matter-based modalities, such as superconducting, trapped ion, neutral atom, and other approaches.

Q:     What will SPAC Shareholders receive in the Business Combination?

A:     On the Closing Date, in accordance with the terms of the SPAC Rights immediately prior to the Arrangement Effective Time or pursuant to the Plan of Arrangement and beginning at the Arrangement Effective Time, as applicable:

•        each SPAC Unit, if any such units remain outstanding immediately prior to the Arrangement Effective Time, shall be automatically separated in accordance with its terms into one SPAC Class A Share and one SPAC Right;

•        each SPAC Right then outstanding and unexercised will automatically, without any action on the part of its holder, be exercised in consideration for one-tenth of a SPAC Class A Share; and

•        each SPAC Class A Share (including any SPAC Class A Shares issued to SPAC Rights Holders) and each SPAC Class B Share will be transferred to NewCo in consideration for one NewCo Class B Subordinate Voting Share (with any fractional NewCo Share to be received by a holder to be rounded down to the nearest whole number).

Q:     What will SPAC Rights Holders receive in the Business Combination?

A:     As a step in the Arrangement and at the time specified in the Plan of Arrangement, each SPAC Right then outstanding and unexercised will automatically, without any action on the part of its holder, be exercised in consideration for one-tenth of a SPAC Class A Share, and each SPAC Class A Share (including any SPAC Class A Shares issued to SPAC Rights Holders) will be transferred to NewCo in consideration for one NewCo Class B Subordinate Voting Share (with any fractional NewCo Share to be received by a holder to be rounded down to the nearest whole number).

Q:     What will SPAC Class B Shareholders receive in the Business Combination?

A:     As a step in the Arrangement and at the time specified in the Plan of Arrangement, each SPAC Class B Share will be transferred to NewCo in exchange for one NewCo Class B Subordinate Voting Share.

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the section entitled “Risk Factors” and the annexes attached to this proxy statement/prospectus, and to consider how the Business Combination will affect you as a shareholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you are a shareholder of record, there are two ways to vote your SPAC Class A Shares at the Extraordinary General Meeting: (i) you can attend the Extraordinary General Meeting (by way of online meeting option) and vote or (ii) you can vote by signing and returning the enclosed proxy card, or you can submit your proxy by telephone or over the internet by following the instructions on your proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your SPAC Class A Shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your SPAC Class A Shares, your SPAC Class A Shares will be voted as recommended by the SPAC Board “FOR” each of the Proposals. If your SPAC Class A Shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the SPAC Class A Shares beneficially owned by you are properly counted. Beneficial SPAC Shareholders who wish to vote by attending the Extraordinary General Meeting virtually must obtain a legal proxy by contacting the bank, broker or other nominee that holds their SPAC Class A Shares.

Q:     What will happen if I abstain from voting or fail to vote at the Extraordinary General Meeting?

A:     At the Extraordinary General Meeting, a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal will count as present for purposes of determining whether a quorum is present. For purposes of approval, failure to vote or an abstention will have no effect on the Proposals (assuming a quorum is present).

Q:     What will happen if I sign and submit my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by SPAC without an indication of how the SPAC Shareholder intends to vote on a Proposal will be voted “FOR” each Proposal being submitted to a vote of the SPAC Shareholders at the Extraordinary General Meeting.

Q:     If I am not going to attend the Extraordinary General Meeting, should I submit my proxy card instead?

A:     Yes. Whether you plan to attend the Extraordinary General Meeting or not, please read this proxy statement/prospectus carefully, and vote your SPAC Class A Shares by completing, signing, dating, and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my SPAC Class A Shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your SPAC Class A Shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. SPAC believes the Proposals presented to SPAC Shareholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your SPAC Class A Shares without your instruction. Your bank, broker, or other nominee can vote your SPAC Class A Shares only if you provide instructions on how to vote. You should instruct your broker to vote your SPAC Class A Shares in accordance with directions you provide.

Q:     May I change my vote after I have submitted my executed proxy card?

A:     Yes. You may change your vote by sending a later-dated, signed proxy card to SPAC at the address listed below so that it is received by SPAC prior to the Extraordinary General Meeting or by attending the Extraordinary General Meeting online and voting there. You also may revoke your proxy by sending a notice of revocation to SPAC, which must be received prior to the Extraordinary General Meeting.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction forms. For example, if you hold your SPAC Class A Shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold SPAC Class A Shares. If you are a holder of record and your SPAC Class A Shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction form that you receive in order to cast your vote with respect to all of your SPAC Class A Shares.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Crane Harbor Acquisition Corp.
1845 Walnut Street, Suite 1111
Philadelphia, PA 19103
(646) 470-1493

You may also contact SPAC’s proxy solicitor at:

Sodali & Co.
430 Park Avenue
14th Floor
New York, NY 10022
Banks and Brokers Call: (203) 658-9400
Stockholders Call Toll Free: (800) 662-5200
Email:

To obtain timely delivery, SPAC Shareholders must request the materials no later than five business days prior to the Extraordinary General Meeting.

You may also obtain additional information about SPAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek Redemption of your SPAC Public Shares, you will need to send a letter demanding Redemption and deliver your SPAC Public Shares (either physically or electronically) to the Transfer Agent at least two business days prior to the Extraordinary General Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your SPAC Public Shares, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004-1561
Attention:
Email:

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     SPAC is soliciting proxies on behalf of the SPAC Board. This solicitation is being made by mail but also may be made by telephone, in person or by electronic means. SPAC will pay the cost of soliciting proxies for the Extraordinary General Meeting. SPAC has engaged Sodali & Co. to assist in the solicitation of proxies for the Extraordinary General Meeting. SPAC has agreed to pay Sodali & Co. a fee of $22,500. SPAC will reimburse Sodali & Co. for reasonable out-of-pocket expenses and will indemnify Sodali & Co. and its affiliates against certain claims, liabilities, losses, damages and expenses. SPAC also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of SPAC Shares for their expenses in forwarding soliciting materials to beneficial owners of SPAC Shares and in obtaining voting instructions from those owners. SPAC’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF PROXY STATEMENT/PROSPECTUS

This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the annexes and accompanying financial statements of SPAC and Old Xanadu, to fully understand the proposed Business Combination and the Proposals to be considered at the Extraordinary General Meeting (each as described below). Please see the section entitled “Where You Can Find More Information” elsewhere in this proxy statement/prospectus.

Parties to the Business Combination

SPAC

SPAC is a blank check company incorporated as a Cayman Islands exempted company on January 2, 2025, for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving SPAC and one or more target businesses.

SPAC’s securities are listed on Nasdaq under the ticker symbols “CHACU,” “CHAC” and “CHACR”. In connection with the Closing, SPAC’s securities will cease trading on Nasdaq and will be delisted.

The mailing address of SPAC’s principal executive office is 1845 Walnut Street, Suite 1111, Philadelphia, Pennsylvania 19103, and its telephone number is (646) 470-1493.

Old Xanadu

Old Xanadu is an Ontario Corporation continued under the OBCA on October 29, 2025. Old Xanadu is a leading quantum computing company developing full-stack quantum computing solutions for enterprise and government customers around the world. Old Xanadu’s mission is to build quantum computers that are useful and available to people everywhere. Old Xanadu is currently in a pre-commercial stage and does not yet offer quantum computers available for commercial sale beyond those in the early stages of development. To date, Old Xanadu has not achieved sustained commercial revenue from the sale or deployment of utility-scale quantum computers. Further, Old Xanadu currently derives limited revenue from services, sponsored research, and early-stage commercial engagements associated with PennyLane and related software tooling. Old Xanadu has incurred recurring net losses since inception. For the nine months ended September 30, 2025 and the years ended December 31, 2024 and 2023, Old Xanadu incurred net losses of approximately $47.6 million, $46.0 million and $35.6 million, respectively. Additionally, for the nine months ended September 30, 2025 and the years ended December 31, 2024 and 2023, Old Xanadu had revenue of approximately $2.7 million, $1.6 million and $2.5 million, respectively.

Leveraging Old Xanadu’s photonic technology, Old Xanadu aims to deliver scalable, fault-tolerant and commercially useful quantum computing solutions that operate at room temperature, are manufacturable using existing silicon processes and are already proven to be modular, networkable and scalable.

To achieve its mission of building quantum computers that are useful and available to people everywhere, Old Xanadu is pursuing a full-stack strategy that integrates proprietary photonic quantum hardware with a modality-agnostic software platform. Old Xanadu’s hardware platform, demonstrated through the Borealis and Aurora quantum computers, is designed to scale from today’s networked, modular systems toward large-scale fault-tolerant machines with hundreds of thousands of physical qubits and hundreds of logical qubits. At the same time, Old Xanadu’s software stack, anchored by PennyLane, has become one of the world’s most widely used quantum application development frameworks, enabling researchers, developers, and enterprises to program quantum circuits across all major modalities and cloud platforms. Old Xanadu’s quantum computing hardware is designed to solve problems that are intractable for classical computing. Old Xanadu is pioneering an approach to developing a scaled quantum computer that leverages light as the medium for computation, commonly referred to as the photonics modality. Old Xanadu believes that the photonics modality, and the use of individual particles of light, or photons, offers the most practical and scalable path to building universal, fault-tolerant quantum computers and, in particular, addresses the coherence problems impacting the scalability of competing matter-based modalities, such as superconducting, trapped ion, neutral atom, and other approaches.

NewCo

NewCo is an Ontario corporation incorporated on October 2, 2025. NewCo, will, upon Closing, be the parent company of each of SPAC and Old Xanadu, as a result of the exchanges effected pursuant to the Plan of Arrangement. NewCo intends to apply to have its NewCo Class B Subordinate Voting Shares listed on Nasdaq and the TSX. Any such listing is subject to the approval of Nasdaq and the TSX, respectively, in accordance with their original listing requirements and conditions, and there is no assurance that either exchange will approve NewCo’s listing applications. Any listing of NewCo Class B Subordinate Voting Shares will be conditional upon NewCo satisfying all applicable listing requirements and conditions of Nasdaq and the TSX. It is anticipated that, upon the Closing, NewCo Class B Subordinate Voting Shares will be listed on Nasdaq and the TSX.

The mailing address of NewCo’s principal executive office is 777 Bay Street, Suite 2400, Toronto, Ontario M5G 2C8.

The Business Combination

On November 3, 2025, SPAC, Old Xanadu and NewCo, entered into the Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement: (i) on the Continuance Effective Date after receipt of the Interim Order and prior to the submission for the Final Order, SPAC will continue from the Cayman Islands Companies Act to the OBCA, and, in connection therewith, each issued and outstanding SPAC Class A Share and SPAC Class B Share will become, respectively, a SPAC Class A Share and a SPAC Class B Share under the OBCA, and each outstanding SPAC Right will, from and after the Continuance, represent the right to receive one-tenth (1/10) of one SPAC Class A Share, in each case in accordance with their terms; (ii) beginning at the Arrangement Effective Time, and at the time specified in the Plan of Arrangement: (A) each Old Xanadu Preferred Share will be converted into one Old Xanadu Voting Common Share; (B) each outstanding Old Xanadu Voting Common Share will be transferred to NewCo in exchange for NewCo Class A Multiple Voting Shares and each outstanding Old Xanadu Non-Voting Common Share will be transferred to NewCo in exchange for NewCo Class B Subordinate Voting Shares, in each case in a number equal to the Exchange Ratio, with no fractional NewCo Shares to be issued; (C) each outstanding SPAC Right will be exercised in consideration for one-tenth of one SPAC Class A Share; (D) each issued and outstanding SPAC Class A Share (including those issued upon the exercise of the SPAC Rights described in (C)) and SPAC Class B Share will be transferred to NewCo in exchange for one NewCo Class B Subordinate Voting Share, in each case with no fractional NewCo Shares to be issued and as provided in the Plan of Arrangement. Upon completion of the foregoing steps, SPAC and Old Xanadu will be wholly owned subsidiaries of NewCo. For more information see the Section entitled “Proposal No. 1 — The Business Combination Proposal.”

Old Xanadu and the SPAC will apply for the Interim Order, which will provide for the procedural elements relating to Old Xanadu Shareholder approval as well as the calling and holding of the Extraordinary General Meeting by the SPAC and certain other procedural matters. The full text of the Interim Order will be set out in Annex I — “Interim Order” herein. Subject to the terms of the Business Combination Agreement, and provided that the requisite SPAC Shareholder approval is obtained at the Extraordinary General Meeting and Old Xanadu Arrangement Resolution is approved by Old Xanadu Shareholders in the manner required by the Interim Order, Old Xanadu will re-attend before the Court for the issuance of the Final Order.

The following diagram illustrates the organizational structure of SPAC and Old Xanadu immediately prior to the Business Combination:

The following diagram illustrates the structure of NewCo, immediately following the consummation of the Business Combination:

SPAC Shareholders
PIPE Investors
NewCo Initial Shareholder(1)
Old Xanadu Shareholders
Xanadu Quantum Technologies Limited (Ontario, Canada)
Crane Harbor Acquisition Corp. (Ontario, Canada)
Xanadu Quantum Technologies Inc. (Ontario, Canada)

____________

(1)      Christian Weedbrook, the holder of a single NewCo common share which will be converted into one NewCo Class A Multiple Voting Share, and the current sole director of NewCo.

On the Closing Date, in accordance with the terms of the SPAC Rights immediately prior to the Arrangement Effective Time or pursuant to the Plan of Arrangement and beginning at the Arrangement Effective Time, as applicable:

•        each SPAC Unit, if any such units remain outstanding immediately prior to the Arrangement Effective Time, shall be automatically separated in accordance with its terms into one SPAC Class A Share and one SPAC Right;

•        each SPAC Right then outstanding and unexercised will automatically, without any action on the part of its holder, be exercised in consideration for one-tenth of a SPAC Class A Share; and

•        each SPAC Class A Share (including any SPAC Class A Shares issued to SPAC Rights Holders) and each SPAC Class B Share will be transferred to NewCo in consideration for one NewCo Class B Subordinate Voting Share (with any fractional NewCo Share to be received by a holder to be rounded down to the nearest whole number).

On the Closing Date, pursuant to the Plan of Arrangement and beginning at the Arrangement Effective Time, the following will occur with respect to the securities of Old Xanadu:

•        each Old Xanadu Preferred Share outstanding immediately prior to the Arrangement Effective Time (other than any Old Xanadu Shares held by a Dissenting Shareholder) will be converted into one Old Xanadu Voting Common Share;

•        immediately thereafter, (A) each Old Xanadu Voting Common Share (including those issued upon conversion of Old Xanadu Preferred Shares) held by a holder other than a Dissenting Shareholder will be transferred to NewCo, in exchange for that number of NewCo Class A Multiple Voting Share that is equal to the Exchange Ratio, and (B) each Old Xanadu Non-Voting Common Share held by a holder other than a Dissenting Shareholder will be transferred to NewCo in exchange for that number of NewCo Class B Subordinate Voting Shares that is equal to the Exchange Ratio; the holders thereof will cease to be holders of Old Xanadu Common Shares and will be registered as holders of the applicable class of NewCo Shares;

fractions will be rounded down to the nearest whole NewCo share as provided in the Plan of Arrangement; and Dissenting Shareholders’ Old Xanadu Shares will be cancelled and will thereafter represent only the right to be paid the fair value of such shares in accordance with the Plan of Arrangement;

•        each Old Xanadu Option outstanding immediately prior to the Arrangement Effective Time will be exchanged for a NewCo MVS Option, the number of NewCo Shares subject to such option equal to the product of the number of Old Xanadu Common Shares subject to the corresponding Old Xanadu Option immediately prior to the exchange multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (B) the per-share exercise price equal to the prior exercise price divided by the Exchange Ratio (rounded up to the nearest cent), with such additional adjustments as are necessary to comply with subsection 7(1.4) of the Income Tax Act (Canada), all as set forth in the Plan of Arrangement; all other terms and conditions (including vesting and term) will continue, mutatis mutandis;

•        each Old Xanadu Non-Voting Option outstanding immediately prior to the Arrangement Effective Time will be exchanged for a NewCo SVS Option, the number of NewCo Class B Subordinate Voting Shares subject to such option equal to the product of the number of Old Xanadu Non-Voting Common Shares subject to the corresponding Old Xanadu Non-Voting Option immediately prior to the exchange multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (B) the per-share exercise price equal to the prior exercise price divided by the Exchange Ratio (rounded up to the nearest cent), with such additional adjustments as are necessary to comply with subsection 7(1.4) of the Income Tax Act (Canada), all as set forth in the Plan of Arrangement; all other terms and conditions (including vesting and term) will continue, mutatis mutandis;

•        each warrant of Old Xanadu outstanding immediately prior to the Arrangement Effective Time, including (A) the warrants held by SFTrust Holdings, LLC to purchase Old Xanadu Voting Common Shares and (B) the warrants held by Royal Bank of Canada to purchase Old Xanadu Non-Voting Common Shares, will be exchanged for a warrant to purchase, respectively, NewCo Class A Multiple Voting Shares or NewCo Class B Subordinate Voting Shares, with (x) the number of NewCo Shares subject to such warrant equal to the product of the number of Old Xanadu Common Shares subject to the corresponding Old Xanadu Warrant immediately prior to the exchange multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (y) the per-share purchase price equal to the prior purchase price divided by the Exchange Ratio (rounded up to the nearest cent), and otherwise on the same terms, all as provided in the Plan of Arrangement; and

•        any NewCo Shares issued in exchange for Old Xanadu securities as described above will be issued as fully paid and non-assessable and may be subject to transfer restrictions under applicable securities laws and any investor and registration rights agreement entered into at Closing, as applicable.

Dissent Rights

SPAC

There are no statutory or contractual rights of dissent or appraisal available to holders of SPAC Class A Shares or SPAC Class B Shares, in connection with the approval of the Plan of Arrangement or the Business Combination. However, holders of SPAC Class A Shares retain the right to elect to have all or a portion of their SPAC Class A Shares redeemed for cash from the Trust Account in connection with the Extraordinary General Meeting to approve the Business Combination, as described under “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” and the SPAC Board has determined that the redemption proceeds payable to SPAC Shareholders who exercise such redemption rights represents the fair value of those SPAC Shares.

Old Xanadu

To the extent permitted under the OBCA, any Old Xanadu Common Shares that are outstanding immediately prior to the Arrangement Effective Time and that are held by registered holders of Old Xanadu Common Shares who have not voted (or caused to be voted) in favor of the special resolution approving the Plan of Arrangement and who have duly exercised dissent rights in accordance with Section 185 of the OBCA, as modified by the Interim Order (the “Dissenting Shares”), shall not be exchanged for, and any such holder shall have no right to receive, any consideration pursuant to the Plan of Arrangement; instead, each such holder shall be entitled only to be paid the fair value of such Dissenting Shares by Old Xanadu in accordance with Section 185 of the OBCA, and shall cease to have any of the rights of a shareholder other than the right to be paid such fair value.

Any registered holder of Old Xanadu Common Shares who, prior to the Arrangement Effective Time, fails to perfect or validly withdraws a notice of dissent or otherwise loses the Dissent Rights shall be deemed to have participated in the Plan of Arrangement as a non-dissenting holder as of the Arrangement Effective Time and shall be entitled to receive the consideration provided for such Old Xanadu Common Shares. For greater certainty, (i) only registered holders of Old Xanadu Common Shares are entitled to Dissent Rights (beneficial owners are not), (ii) holders of options or warrants of Old Xanadu are not entitled to Dissent Rights with respect to such securities, and (iii) in addition to any other restrictions under Section 185 of the OBCA, no person who has voted (or instructed a proxy holder to vote) Old Xanadu Common Shares in favor of Old Xanadu Arrangement Resolution may exercise Dissent Rights with respect to such shares.

Each Old Xanadu Shareholder has agreed under the Old Xanadu Shareholders Agreements to waive any entitlement to exercise dissent rights.

Conditions to Obligations of Each Party

The obligations of each of SPAC, Old Xanadu and NewCo to consummate the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by SPAC, Old Xanadu and NewCo:

•        the requisite approval of the Old Xanadu Shareholders of the Old Xanadu Arrangement Resolution shall have been obtained in accordance with the Interim Order and applicable Law;

•        the Final Order shall have been granted in form and substance satisfactory to the parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the parties, acting reasonably;

•        each applicable waiting period or consent under the HSR Act, and under each applicable foreign antitrust law shall have expired, been terminated or obtained (or deemed to have been obtained), as applicable;

•        no order or law issued by any court or other Governmental Entity preventing or prohibiting the consummation of the Business Combination shall be in effect;

•        the Registration Statement and this proxy statement/prospectus shall have been declared effective under the Securities Act, no stop order shall be in effect with respect to the Registration Statement or this proxy statement/prospectus, and no proceeding for such a stop order shall be threatened or initiated and remain pending;

•        the NewCo Class B Subordinate Voting Shares shall have been accepted for listing on Nasdaq and the TSX, subject only to official notice of issuance;

•        the Ontario Securities Commission shall have issued a receipt for NewCo’s final Canadian Prospectus;

•        the SPAC Shareholder approval of the Transaction Proposals shall have been obtained;

•        after giving effect to the Business Combination (including the PIPE Financing), NewCo shall have at least $5,000,001 of net tangible assets immediately after the Closing;

•        the Pre-Closing Reorganization shall have been completed; and

•        the Continuance and the SPAC Shareholder Redemption shall each have occurred, in each case as contemplated by the Business Combination Agreement and the Plan of Arrangement.

Conditions to Obligations of SPAC

The obligations of SPAC to consummate the Business Combination are subject to the satisfaction, or waiver by SPAC to the extent permitted by applicable law, of the following additional conditions as of the Closing Date:

•        The representations and warranties of Old Xanadu, as set forth in the Business Combination Agreement, shall be true and correct as of the Closing Date as though made on such date, subject to the applicable standards in the Business Combination Agreement.

•        Old Xanadu shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Old Xanadu under the Business Combination Agreement at or prior to Closing.

•        Since the date of the Business Combination Agreement, no Old Xanadu Material Adverse Effect shall have occurred that is continuing.

•        The Transaction Support Agreements entered into by certain Old Xanadu Shareholders shall remain in full force and effect.

•        Old Xanadu shall have delivered to the SPAC: (i) a certificate, duly executed by an authorized officer of Old Xanadu and dated as of the Closing Date, certifying the satisfaction of the conditions regarding the accuracy of Old Xanadu’s representations and warranties, the performance of its covenants and the absence of an Old Xanadu Material Adverse Effect, and (ii) the Investor and Registration Rights Agreement, duly executed by the applicable Old Xanadu Shareholders.

Conditions to the Obligations of Old Xanadu and NewCo

The obligations of Old Xanadu and NewCo to consummate the Business Combination are subject to the satisfaction, or waiver by Old Xanadu and NewCo to the extent permitted by applicable law, of the following additional conditions as of the Closing Date:

•        The representations and warranties of the SPAC, as set forth in the Business Combination Agreement shall be true and correct as of the Closing Date as though made on such date, subject to the applicable standards in the Business Combination Agreement.

•        SPAC shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by SPAC under the Business Combination Agreement at or prior to the Closing.

•        Since the date of the Business Combination Agreement, no SPAC Material Adverse Effect shall have occurred that is continuing.

•        The Aggregate Transaction Proceeds shall be equal to or greater than $150,000,000.

•        The Sponsor Letter Agreement shall remain in full force and effect.

•        SPAC shall have delivered to Old Xanadu: (i) a certificate, duly executed by an authorized officer of SPAC and dated as of the closing date, certifying the satisfaction of the conditions regarding the accuracy of SPAC’s representations and warranties, the performance of its covenants and the absence of a SPAC Material Adverse Effect, and (ii) the Investor and Registration Rights Agreement, duly executed by SPAC and the Sponsor.

Termination

The Business Combination Agreement may be terminated and the Business Combination abandoned at any time prior to the Closing as follows:

•        by mutual written consent of SPAC, NewCo and Old Xanadu;

•        by either SPAC or Old Xanadu if the Transactions shall not have been consummated by the Termination Date; provided, that the Termination Date will be automatically extended for three months if the Court refuses to issue the Final Order, and provided further that (x) the right to terminate under this clause is not available to SPAC if SPAC’s breach of its covenants or obligations proximately caused the failure to consummate the Business Combination on or before the Termination Date and (y) the right to terminate under this clause is not available to Old Xanadu if Old Xanadu’s breach of its covenants or obligations proximately caused the failure to consummate the Business Combination on or before the Termination Date;

•        by either SPAC or Old Xanadu if any Governmental Entity issues a final, non-appealable order permanently enjoining, restraining or otherwise prohibiting the Business Combination; for greater certainty, this termination right does not apply as a result of the Court’s refusal to issue the Final Order;

•        by SPAC if any representation or warranty of Old Xanadu set forth in the Business Combination Agreement is untrue or Old Xanadu has failed to perform any covenant or agreement thereunder such that the relevant conditions to Closing could not be satisfied, and such breach is not cured (or cannot be cured) within the earlier of (x) thirty (30) days after written notice thereof and (y) the Termination Date; provided that SPAC is not then in breach;

•        by Old Xanadu if any representation or warranty of SPAC set forth in the Business Combination Agreement is untrue or SPAC has failed to perform any covenant or agreement thereunder such that the relevant conditions to Closing could not be satisfied, and such breach is not cured (or cannot be cured) within the earlier of (x) thirty (30) days after written notice thereof and (y) the Termination Date; provided that Old Xanadu is not then in breach;

•        by written notice from SPAC or Old Xanadu if, after the Extraordinary General Meeting, the SPAC Shareholder approval of the Transaction Proposals has not been obtained;

•        by SPAC or Old Xanadu if the Old Xanadu Arrangement Resolution has not been obtained at the meeting of Old Xanadu’s Shareholders (if held) in accordance with the Interim Order and applicable law; or

•        by Old Xanadu, prior to receipt of the SPAC Shareholder approval of the Transaction Proposals, in the event that the SPAC Board changes, withdraws, withholds, qualifies or modifies its recommendation that SPAC’s Shareholders approve the Business Combination Agreement and the Business Combination.

In the event of a valid termination of the Business Combination Agreement, the Business Combination Agreement will become void and have no further force or effect, except that certain specified provisions contained therein will survive, and no party will have any liability thereunder, except that termination will not limit liability for any willful or material breach of covenant or agreement prior to termination or for fraud (involving scienter).

Expenses

Except as expressly provided otherwise in the Business Combination Agreement, each of SPAC, Old Xanadu and NewCo shall be responsible for and pay its own fees, costs and expenses incurred in connection with the Business Combination Agreement, the Ancillary Documents and the Business Combination, including the fees and expenses of its legal counsel, financial advisors, investment bankers, accountants and other advisors; provided that, (a) if the Closing occurs, NewCo shall pay, or cause to be paid, all unpaid SPAC expenses and all unpaid Old Xanadu expenses and (b) if the Business Combination Agreement is terminated in accordance with its terms, Old Xanadu shall pay, or cause to be paid, all unpaid Old Xanadu expenses and SPAC shall pay, or cause to be paid, all unpaid SPAC expenses. In addition, each party shall bear 50% of the filing fee under the HSR Act, and any filing or similar fees under applicable foreign competition laws. For the avoidance of doubt, no termination, break-up or reverse termination fee is payable by any party in connection with any termination of the Business Combination Agreement.

Related Agreements

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, as the holder of all issued and outstanding SPAC Class B Shares, entered into the Sponsor Letter Agreement with SPAC, Old Xanadu and NewCo. Pursuant to the Sponsor Letter Agreement, the Sponsor agreed, among other things, to (i) appear and vote (or cause to be voted) all SPAC Class B Shares in favor of the Business Combination and against any Acquisition Proposal (as defined in the Sponsor Letter Agreement) or other action that would reasonably be expected to impede, interfere with or delay the Business Combination; (ii) irrevocably waive any adjustment to the conversion ratio or other anti-dilution or similar protection with respect to the SPAC Class B Shares that would otherwise be triggered by the transactions contemplated by the Business Combination Agreement (including the PIPE Financing); and (iii) subject 1,100,000 SPAC Class B Shares (the “Lock-up Securities”) to post-Closing vesting and forfeiture conditions such that 550,000 Lock-up Securities will vest if the closing share price of NewCo Class B Subordinate Voting Shares equals or exceeds $12.50 for 20 trading days within any 30 consecutive trading day period during the four-year period following Closing (the “Vesting Term”), and an additional 550,000 Lock-up Securities will vest if the closing share price of NewCo Class B Subordinate Voting Shares equals or exceeds $15.00 for 20 trading days within any 30 consecutive trading day period during the Vesting Term, with any unvested Lock-up Securities forfeited at the end of the Vesting Term; provided that all Lock-up Securities will vest immediately prior to the occurrence of (A) a merger, amalgamation, arrangement, consolidation or other business combination involving NewCo, (B) a sale of all or substantially all of the assets of NewCo, or (C) any other transaction or series of related transactions as a result of which the holders of NewCo Class B Subordinate Voting Shares immediately prior to such transaction cease to own at least a majority of the outstanding NewCo Class B Subordinate Voting Shares of NewCo or its successor entity, in any case, during the Vesting Term. The remaining SPAC Class B Shares will continue to be subject to the lock-up provisions in the Sponsor Letter Agreement entered into in connection with SPAC’s initial public offering. The Sponsor Letter Agreement terminates automatically if the Business Combination Agreement is terminated in accordance with its terms.

Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, certain shareholders of Old Xanadu, holding, in the aggregate, the requisite votes to approve Old Xanadu Arrangement Resolution entered into Transaction Support Agreements. Pursuant to the Transaction Support Agreements, each such shareholder agreed, among other things, to (i) appear and vote (or cause to be voted), in person, by proxy, by written consent or as otherwise required under Old Xanadu shareholders’ agreements or Old Xanadu’s articles of incorporation, as amended, all of its Old Xanadu Common Shares, Old Xanadu Preferred Shares and, if applicable, options and warrants, in favor of Old Xanadu Arrangement Resolution and the transactions contemplated by the Business Combination Agreement; (ii) oppose any counter-proposal to acquire Old Xanadu and any action that would reasonably be expected to breach Old Xanadu’s obligations under the Business Combination Agreement; (iii) refrain from transferring or encumbering the covered securities prior to Closing, subject to limited permitted transfers (including to affiliates conditioned on a joinder); and (iv) not exercise dissent rights with respect to the Business Combination, in each case on the terms and subject to the conditions set forth therein. The Transaction Support Agreements also include customary covenants and acknowledgments; provide for termination upon the earliest of the Closing, termination of the Business Combination Agreement and any amendment or modification of the Business Combination Agreement in a manner that is materially adverse to the shareholder party without such shareholder’s written consent, unless such amendment or modification has received requisite Old Xanadu shareholder approval; and, if the Court does not grant the Final Order, require support for an alternative structure on the terms contemplated by the Business Combination Agreement, subject to conditions including receipt of the same consideration as set out in the Business Combination Agreement and no material adverse tax impact to the supporting shareholders as compared to what is expected to result from the Business Combination.

Investor and Registration Rights Agreement

At Closing, NewCo, the Sponsor, Christian Weedbrook, and the other parties listed on Schedule A of the Business Combination Agreement (together with their permitted transferees, the “Holders”) will enter into an Investor and Registration Rights Agreement. Pursuant to the Investor and Registration Rights Agreement, the Holders will be granted customary registration rights with respect to their NewCo Class B Subordinate Voting Shares and, as applicable, NewCo Class A Multiple Voting Shares, including demand, piggyback and shelf resale registration rights, subject to customary cutbacks, suspensions and expenses provisions. The Investor and Registration Rights Agreement will also provide for transfer restrictions, including that the NewCo Class B Subordinate Voting Shares issued in exchange for the SPAC Class B Shares held by the Sponsor will be subject to a lock-up that ends on the earliest of (i) the first anniversary of the effective date of the Investor and Registration Rights Agreement, (ii) the date on which the closing price of NewCo’s Class B Subordinate Voting Shares equals or exceeds $12.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading-day period commencing at least 150 days after the Investor and Registration Rights Agreement’s effective date, and (iii) the date on which NewCo completes a subsequent liquidation, merger, arrangement, share exchange, reorganization or other similar transaction that results in all of NewCo’s shareholders having the right to exchange their NewCo Class B Subordinate Voting Shares for cash, securities or other property.

PIPE Investment.

Concurrently with the execution of the Business Combination Agreement, NewCo entered into Subscription Agreements with certain institutional and other accredited investors, pursuant to which, subject to the consummation of the Business Combination, the PIPE Investors agreed to subscribe for and purchase, and NewCo agreed to issue and sell, NewCo Class B Subordinate Voting Shares at a purchase price of $10.00 per share for aggregate gross proceeds of approximately $275 million (including $23.25 million from Sponsor, its members and their partners and Affiliates (as defined in the Business Combination Agreement), of which $8.25 million is from management of Sponsor and their partners and Affiliates, to be issued prior to or concurrently with the Closing.

The closing of the PIPE Financing is contingent upon, among other things, the consummation of the Business Combination and the satisfaction of the other conditions set forth in the Subscription Agreements. The Subscription Agreements provide that NewCo will grant the PIPE Investors customary registration rights, including an obligation to file a resale registration statement within 30 days after Closing and to use commercially reasonable efforts to have such registration statement declared effective as soon as practicable, and in any event no later than 60 calendar days after the Closing date, subject to an extension in the event of SEC review.

Each Subscription Agreement shall terminate and be void and of no further force and effect upon the earliest to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms; (ii) the mutual written agreement of the respective parties to terminate such agreement; (iii) if any of the closing conditions are not met or waived by the Closing date or (iv) August 3, 2026.

Matters Being Voted on at the Extraordinary General Meeting

At the Extraordinary General Meeting, SPAC Shareholders will be asked to consider and vote upon the following Proposals:

•        The Business Combination Proposal — To approve, by special resolution, the Business Combination Agreement, certain related agreements and the transactions contemplated thereby, including all approvals necessary for the completion of the Arrangement. A copy of the Business Combination Agreement is attached as Annex A;

•        The Continuance Proposal — To approve, by special resolution, the continuance of SPAC from the Cayman Islands to the Province of Ontario, Canada in accordance with Part XII of the Cayman Islands Companies Act and section 180 of the OBCA, and the continuance of SPAC as an Ontario corporation, including the adoption of the Proposed Articles of Continuance and the Proposed SPAC By-laws in the form attached as Annex C and Annex D, respectively; and

•        Adjournment Proposal — To approve, by ordinary resolution, the adjournment of the Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals.

Date, Time and Place of Extraordinary General Meeting

The Extraordinary General Meeting will be held both in person on March 19, 2026 at 10:00 a.m., Eastern Time, virtually via live webcast at https://www.cstproxy.com/craneharboracquisition/2026, pursuant to the procedures described in this proxy statement/prospectus to consider and vote upon the Proposals.

Voting Power, SPAC Record Date

Only SPAC Shareholders of record at the close of business on February 4, 2026, the record date for the Extraordinary General Meeting, will be entitled to vote at the Extraordinary General Meeting. In respect of the Proposals, each SPAC Shareholder is entitled to one vote for each SPAC Share registered in its name as of the close of business on the record date. If a SPAC Shareholder’s SPAC Shares are held in “street name” or are in a margin or similar account, such shareholder should contact its broker, bank or other nominee to ensure that votes related to the shares beneficially owned by such shareholder are properly counted. On the Record Date, there were 22,640,00 SPAC Class A Shares outstanding, of which 22,000,000 were SPAC Public Shares and 640,000 were SPAC Class A Shares not constituting SPAC Public Shares (including those held by the Sponsor and SPAC Board). In addition, there were SPAC Class B Shares outstanding, all of which were held by the Sponsor.

Quorum and Vote of SPAC Shareholders

A quorum of SPAC Shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting if one or more shareholders holding at least a majority of the paid up voting share capital of SPAC attend virtually or in person or are represented by proxy at the Extraordinary General Meeting. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal and Continuance Proposal, each requires a special resolution, being the affirmative vote of at least a two-thirds majority of the votes cast by the holders of the SPAC Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter. The approval of the Adjournment Proposal requires an ordinary resolution, being the affirmative vote of at least a majority of the votes cast by the holders of the SPAC Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

Redemption Rights

Pursuant to the SPAC Articles and in connection with the Extraordinary General Meeting to approve the Business Combination, SPAC Public Shareholders may elect to have all or a portion of its SPAC Public Shares redeemed for cash from the Trust Account. Such Redemption will be for a per-share price equal to the aggregate amount then on deposit in the Trust Account (including interest earned thereon and not previously released to pay taxes), divided by the number of then-outstanding SPAC Public Shares, and will be effected in connection with, and subject to, the approval and consummation of the Business Combination.

As a holder of SPAC Public Shares, you will be entitled to exercise your redemption rights if you:

•        hold SPAC Public Shares, or, if you hold SPAC Public Shares as part of the SPAC Units, you must first elect to separate your SPAC Units into the underlying SPAC Public Shares and SPAC Rights, prior to exercising your redemption rights, in each case in accordance with the instructions and by the deadline specified in the proxy materials;

•        submit a Redemption request to the Exchange Agent, in the manner and by the deadline specified in the proxy materials, requesting the Redemption of all or a portion of your SPAC Public Shares for cash and identifying yourself as the beneficial holder; and

•        deliver your SPAC Public Shares to the Exchange Agent prior to the Redemption deadline, either by physical delivery of share certificates (if any) or electronically through The Depository Trust Company’s DWAC system, in each case in accordance with the instructions set forth in the proxy materials.

Redemptions are subject to the limitations and conditions set forth in SPAC’s governing documents and applicable law, including that no holder, together with its affiliates or any other person with whom it is acting in concert or as a “group,” may exercise redemption rights with respect to more than 15% of the SPAC Public Shares without SPAC’s prior consent. SPAC’s Board may, in its discretion, permit the withdrawal of Redemption requests, and the timing of Redemptions will be determined by SPAC to facilitate the consummation of the Business Combination. Holders of SPAC Class B Shares and holders of SPAC Rights do not have redemption rights with respect to such securities.

Holders must complete the procedures for electing to redeem their SPAC Public Shares in the manner described above prior to 10:00 a.m., Eastern Time, on March 17, 2026 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed.

Holders of SPAC Units must elect to separate the SPAC Units into the underlying SPAC Class A Shares and SPAC Rights prior to exercising redemption rights with respect to the SPAC Class A Shares. If you hold SPAC Units in an account at a brokerage firm or bank, you must instruct your broker or bank to separate your SPAC Units into the underlying SPAC Class A Shares and SPAC Rights before submitting a Redemption request. If you hold SPAC Units registered in your own name, you must contact the Exchange Agent and instruct it to affect the separation. To validly exercise redemption rights, you must identify yourself to SPAC in accordance with the instructions and by the deadline specified in this proxy statement/prospectus and the related transmittal materials. SPAC Public Shareholders may elect to exercise their redemption rights with respect to their SPAC Class A Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, any SPAC Class A Shares delivered for Redemption will be returned to the respective holder, broker or bank, as applicable. If the Business Combination is consummated and you have properly exercised your redemption rights with respect to all or a portion of your SPAC Class A Shares and timely delivered your shares to the Exchange Agent (either physically or electronically through The Depository Trust Company’s DWAC system) by the deadline stated in the proxy materials, SPAC will redeem the corresponding SPAC Class A Shares for a per-share price, payable in cash, equal to the pro rata portion of the funds then in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of February 27, 2026, this would have amounted to approximately $10.46 per issued and outstanding SPAC Class A Share. If a SPAC Public Shareholder exercises its redemption rights in full, then it will not own SPAC Class A Shares or NewCo Class B Subordinate Voting Shares following the Redemption. Redemptions will be affected in connection with, and prior to, the Continuance and the Closing of the Business Combination, and payment of the Redemption price will be made as promptly as practicable after consummation of the Business Combination. Please see the subsection entitled “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your SPAC Class A Shares.

Appraisal Rights of SPAC Shareholders

There are no statutory or contractual rights of dissent or appraisal available to holders of SPAC Class A Shares or SPAC Class B Shares, in connection with the approval of the Plan of Arrangement or the Business Combination. However, holders of SPAC Class A Shares retain the right to elect to have all or a portion of their SPAC Class A Shares redeemed for cash from the Trust Account in connection with the Extraordinary General Meeting to approve the Business Combination, as described under “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” and the SPAC Board has determined that the Redemption proceeds payable to SPAC Shareholders who exercise such redemption rights represents the fair value of those SPAC Shares.

Interests of Certain SPAC and Old Xanadu Persons in the Business Combination

In considering the unanimous recommendation of the SPAC Board to vote in favor of the Business Combination, SPAC Public Shareholders should be aware that, aside from their interests as shareholders, Sponsor and certain members of SPAC management have interests in the Business Combination that are different from, or in addition to, those of other SPAC Public Shareholders generally. SPAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to SPAC Shareholders that they approve the Business Combination. SPAC Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        The fact that Sponsor paid an aggregate of approximately $25,000 for the 7,333,333 outstanding Founder Shares. These securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $77,073,329, based on the closing price of the SPAC Class A Shares of $10.51 per share on February 4, 2026, the record date for the Extraordinary General Meeting, resulting in a theoretical gain of $77,048,329;

•        Given the differential between (i) the nominal price the Sponsor effectively paid for the Founder Shares and (ii) the price paid by public investors in the SPAC IPO, and the NewCo Class B Subordinate Voting Shares the Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the NewCo Class B Subordinate Voting Shares trade below the price initially paid for SPAC’s Units in the SPAC IPO and SPAC Public Shareholders experience a negative rate of return following completion of the Business Combination;

•        Sponsor and SPAC management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as SPAC may obtain loans from Sponsor, an affiliate of Sponsor or any of SPAC management to finance transaction costs in connection with the Business Combination;

•        The SPAC Articles provide that SPAC renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of SPAC management on the one hand, and SPAC, on the other hand, or the participation in which would breach any existing legal obligation, under applicable law or otherwise, of a member of SPAC management to any other entity. SPAC is not aware of any such corporate opportunities not being offered to SPAC and does not believe that waiver of the corporate opportunities doctrine has materially affected SPAC’s search for an acquisition target or will materially affect SPAC’s ability to complete the Business Combination;

•        The fact that SPAC has borrowed $0.00 from the Sponsor pursuant to a promissory note and may borrow from the Sponsor up to $2,500,000 of working capital loans, which, at the option of the Sponsor, may be repaid in units of the post-business combination entity. However, as NewCo has not authorized “units,” such working capital loans may be repaid in NewCo Class B Subordinate Voting Shares at a rate of 1.1 NewCo Class B Subordinate Voting Shares for each $10.00 repaid in securities, provided that any fractional shares will be rounded down to the nearest whole number; and

•        The fact that Sponsor will benefit from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to SPAC Shareholders rather than liquidate.

The following table sets forth the payments to be received by the Sponsor and its affiliates from us prior to or in connection with the completion of the SPAC’s initial business combination and the securities issued and to be issued by us to the Sponsor or its affiliates:

Entity/Individual	Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid
Crane Harbor Sponsor, LLC	7,333,333 SPAC Class B Shares.(1)	$25,000, which also covers any additional shares issued to the Sponsor under anti-dilution provisions discussed below.
	420,000 SPAC Private Units.	$4,200,000.
	Commencing on the date on which the SPAC’s securities are first listed on Nasdaq, $20,000 per month.	Office space, utilities and secretarial and administrative support.

Up to $2,500,000 in working capital loans, which loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit. However, as NewCo has not authorized “units,” such working capital loans may be repaid in NewCo Class B Subordinate Voting Shares at a rate of 1.1 NewCo Class B Subordinate Voting Shares for each $10.00 repaid in securities, provided that any fractional shares will be rounded down to the nearest whole number.

Working capital loans to finance transaction costs in connection with an initial business combination.
	Repayment of $700,000 in interest-free advances from the Sponsor due on demand.	For working capital expenses.
	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination.(3)	Services in connection with identifying, investigating and completing an initial business combination.
Crane Harbor Sponsor, LLC and any holders of Class B Ordinary Shares	Anti-dilution protection upon conversion into SPAC Class A Shares at a greater than one-to-one ratio.	Issuance of the SPAC Class A Shares issuable in connection with the conversion of the SPAC Class B Shares on a greater than one-to-one basis upon conversion.

Entity/Individual	Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid
Crane Harbor Sponsor, LLC, the SPAC’s officers, directors or advisor, the SPAC’s or its affiliates	Consulting, success or finder fees in connection with the consummation of the SPAC’s initial business combination.(3)

Any services in order to effectuate the completion of the SPAC’s initial business, which, if made prior to the completion of the SPAC’s initial business combination, will be paid from funds held outside the trust account.

Crane Harbor Sponsor, LLC, the SPAC’s officers, directors or advisor, the SPAC’s or its affiliates	Salary or fee in an amount that constitutes a market standard for comparable transactions in connection with the SPAC’s initial business combination.(3)	Services in connection with identifying, investigating and completing an initial business combination.

____________

(1)      Of the SPAC Class B Shares, the non-managing Sponsor investors own, indirectly through the purchase of non-managing membership interests of the Sponsor, an aggregate of 2.04 million SPAC Class B Shares held by the Sponsor, which were purchased by the Sponsor for approximately $0.003 per share. In addition, the SPAC’s independent directors received an indirect interest in an aggregate of 25,000 SPAC Class B Shares each through membership interests in the Sponsor.

(2)      Reimbursements to the Sponsor, its affiliates or any related person upon completion of the Business Combination will be paid entirely through the repayment of advances and working capital loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of SPAC’s officers and directors. As of the date of this proxy statement/prospectus, $700,000 in advances and $0.00 in working capital loans have been made to the SPAC. Up to $2,500,000 of the working capital loans may be repaid in units of the post-Business Combination entity at the option of the Sponsor. However, as NewCo has not authorized “units,” such working capital loans may be repaid in NewCo Class B Subordinate Voting Shares at a rate of 1.1 NewCo Class B Subordinate Voting Shares for each $10.00 repaid in securities, provided that any fractional shares will be rounded down to the nearest whole number.

(3)      As of the date of this proxy statement/prospectus, no such arrangements are in place.

Because the Sponsor acquired the SPAC Class B Shares at a nominal price, the SPAC Public Shareholders will incur immediate and substantial dilution upon the Closing. Further, the SPAC Class A Shares issuable in connection with the conversion of the SPAC Class B Shares may result in material dilution to the SPAC Public Shareholders due to the anti-dilution rights of the SPAC Class B Shares that may result in an issuance of SPAC Class A Shares on a greater than one-to-one basis upon conversion. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Ownership of NewCo Immediately After the Closing.” The SPAC Class B Shares will automatically convert into SPAC Class A Shares in connection with the consummation of the SPAC’s initial business combination or at any time and from time to time at the option of the holder on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein.

In addition, conversion of up to $2,500,000 of working capital loans, which, at the option of the Sponsor, may be repaid in units of the post-business combination entity. However, as NewCo has not authorized “units,” such working capital loans may be repaid in NewCo Class B Subordinate Voting Shares at a rate of 1.1 NewCo Class B Subordinate Voting Shares for each $10.00 repaid in securities, provided that any fractional shares will be rounded down to the nearest whole number.

The Sponsor and SPAC’s executive officers and directors have agreed, pursuant to a letter agreement, to (i) waive their redemption rights with respect to their SPAC Class B Shares, SPAC Private Shares and SPAC Public Shares in connection with the completion of the SPAC’s initial business combination; (ii) waive their redemption rights with respect to their SPAC Class B Shares, SPAC Private Shares and SPAC Public Shares in connection with a shareholder vote to approve an amendment to the SPAC Articles; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their SPAC Class B Shares and SPAC Private Shares if SPAC fails to complete the SPAC’s initial business combination within the completion window, although they will be entitled to liquidating distributions from the trust account with respect to any SPAC Public Shares they hold if SPAC fails to complete the SPAC’s initial business combination within the prescribed time frame and to liquidating distributions from assets outside the Trust Account; and (iv) vote any SPAC Class B Shares or SPAC Private Shares held by them and any SPAC Public Shares purchased during or after this offering (including in open market and privately-negotiated transactions), in favor of the SPAC’s initial business combination (except that any SPAC Public Shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act would not be voted in favor of approving the business combination transaction). Further, each of the Sponsor, directors and officers has agreed to restrictions on its ability to transfer, assign, or sell the SPAC Class B Shares and SPAC Private Units, as summarized in the table below. In the event of a transfer of Sponsor membership interests by members of the Sponsor or their affiliates, there will be an indirect transfer of the SPAC Class B Shares and SPAC Private Units held by the Sponsor. While there are currently no circumstances or arrangements contemplated under which the Sponsor, its members or affiliates, or the SPAC’s directors or officers could indirectly transfer ownership of securities owned by the Sponsor through transfers of Sponsor membership interests, such transfers are not prohibited.

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
SPAC Class B Shares

The earlier of (i) one year after the completion of the SPAC’s initial business combination or (ii) the date following the completion of the SPAC’s initial business combination on which SPAC completes a liquidation, merger, share exchange or other similar transaction that results in all of the SPAC Shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the SPAC Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the SPAC’s initial business combination, the SPAC Class B Shares will be released from the lockup.

Crane Harbor Sponsor, LLC Jonathan Z. Cohen Edward E. Cohen Jeffrey F. Brotman William I. Fradin Thomas C. Elliott Eldron Blackwell A. Kayode Ogunro Robert W. Karlovich Eric Litvin

Transfers permitted (a) to the SPAC’s officers, directors, advisors or consultants, any affiliate or family member of any of the SPAC’s officers, directors, advisors or consultants, any members or partners of the Sponsor or their affiliates and funds and accounts advised by such members or partners, any affiliates of the Sponsor, or any employees of such affiliates, (b) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such person; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement, in connection with an extension of the completion window or in connection with the consummation of a business combination at prices no greater than the price at which the shares or SPAC Rights were originally purchased; (f) pro rata distributions from the Sponsor to its respective members, partners or shareholders pursuant to the Sponsor’s limited liability company agreement or other charter documents; (g) by virtue of the laws of the Cayman Islands or the

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions

Sponsor’s limited liability company agreement upon dissolution of the Sponsor, (h) in the event of the SPAC’s liquidation prior to the SPAC’s consummation of the SPAC’s initial business combination; (i) in the event that, subsequent to the SPAC’s consummation of an initial business combination, SPAC completes a liquidation, merger, share exchange or other similar transaction which results in all of the SPAC Shareholders having the right to exchange their SPAC Class A Shares for cash, securities or other property or (j) to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (a) through (g); provided, however, that in the case of clauses (a) through (g) and clause (j) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements

SPAC Private Units	30 days after the completion of the SPAC’s initial business combination	Crane Harbor Sponsor, LLC	Same as above
Any units, SPAC Rights ordinary shares or any other securities convertible into, or exercisable, or exchangeable for, ordinary shares	180 days after the date of the IPO	Crane Harbor Sponsor, LLC Jonathan Z. Cohen Edward E. Cohen Jeffrey F. Brotman William I. Fradin Thomas C. Elliott Eldron Blackwell A. Kayode Ogunro Robert W. Karlovich Eric Litvin

No transfer without the prior written consent of the representatives; provided, however, that SPAC may (1) issue and sell the SPAC Private Units; (2) issue and sell the additional units to cover the SPAC’s underwriters’ over-allotment option (if any); (3) register with the SEC pursuant to an agreement to be entered into concurrently with the issuance and sale of the securities in this offering, the resale of the SPAC Private Units and their underlying

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions

securities and the SPAC Class A Shares issuable upon conversion of the SPAC Rights and the SPAC Class B Shares; and (4) issue securities in connection with the SPAC’s initial business combination. However, the foregoing shall not apply to the forfeiture of any SPAC Class B Shares pursuant to their terms or any transfer of SPAC Class B Shares to any current or future independent director of the company (as long as such current or future independent director transferee is subject to the letter agreement or executes an agreement substantially identical to the letter agreement, as applicable to directors and officers at the time of such transfer; and as long as, to the extent any Section 16 reporting obligation is triggered as a result of such transfer, any related Section 16 filing includes a practical explanation as to the nature of the transfer). The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The non-managing Sponsor investors are bound by the restrictions set forth above to the extent of its ownership of membership interests in the Sponsor.

SPAC may also pay consulting, success or finder fees to the Sponsor or a member of the SPAC’s management team, or their respective affiliates in connection with the consummation of the SPAC’s initial business combination, and SPAC may engage the Sponsor or an affiliate of the Sponsor as an advisor or otherwise in connection with the SPAC’s initial business combination and certain other transactions and pay such person or entity a salary or fee in an amount that constitutes a market standard for comparable transactions. Except as set out in the immediately preceding sentence, no terms for any such arrangements have been determined and no written agreements exist with respect to such arrangements.

In addition, in order to facilitate the SPAC’s initial business combination or for any other reason determined by the Sponsor in its sole discretion, the Sponsor may surrender or forfeit, transfer or exchange the SPAC Class B Shares, SPAC Private Units or any of the SPAC’s other securities, including for no consideration, as well as subject any such securities to earn-outs or other restrictions, or otherwise amend the terms of any such securities or enter into any other arrangements with respect to any such securities.

In addition to the foregoing, SPAC Public Shareholders should also be aware that some of Old Xanadu’s officers and directors may have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated SPAC Public Shareholders. These interests may have influenced their decision to support or approve the

Business Combination. For example, certain Old Xanadu officers and directors have been appointed as officers and directors of Old Xanadu and will hold an equity interest in NewCo. Further, because of the ten-to-one voting ratio between NewCo Class A Multiple Voting Shares and NewCo Class B Subordinate Voting Shares, holders of NewCo Class A Multiple Voting Shares, including directors and officers of Old Xanadu, collectively, will continue to control a majority of the combined voting power of voting shares, even where NewCo Class A Multiple Voting Shares represent a substantially reduced percentage of total outstanding shares. Shareholders who hold NewCo Class A Multiple Voting Shares, including Old Xanadu executive officers, employees and their affiliates, will together hold approximately 98% (with directors and executive officers of Old Xanadu together holding approximately 18%) of the voting power of NewCo’s outstanding voting shares following the closing of the Business Combination and PIPE Financing (assuming no redemptions of SPAC Public Shares), and will therefore have significant influence over NewCo’s management and affairs and over all matters requiring shareholder approval, including the election of directors and significant corporate transactions. The concentrated voting control of holders of NewCo Class A Multiple Voting Shares will limit the ability of former SPAC Public Shareholders who will hold NewCo Class B Subordinate Voting Shares following the Closing to influence corporate matters of NewCo for the foreseeable future, including the election of directors as well as decisions regarding amendments to NewCo’s share capital, creating and issuing additional classes of shares, making significant acquisitions, selling significant assets or parts of NewCo’s business, merging with other companies and undertaking other significant transactions. As a result, holders of NewCo Class A Multiple Voting Shares, including directors and officers of Old Xanadu, will have the ability to influence many matters affecting NewCo to a much greater degree than former SPAC Public Shareholders who elect not to redeem their SPAC Public Shares, and actions may be taken that holders of NewCo Class B Subordinate Voting Shares may not view as beneficial. These individuals may be incentivized to complete the Business Combination even on terms less favorable to SPAC Public Shareholders because they will benefit from their continued service and equity ownership in, and ability to control NewCo. See the sections entitled “Interests of Certain SPAC and Old Xanadu Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information.

Reasons for Approval of the Business Combination

After careful consideration, the SPAC Board unanimously recommends that SPAC Shareholders vote “FOR” the approval of the Business Combination Proposal. The SPAC Board did not retain an unaffiliated representative to act solely on behalf of the SPAC Public Shareholders for negotiating the terms of the Business Combination Agreement on their behalf and/or preparing a report concerning the approval of the Business Combination. For a more complete description of the SPAC Board’s reasons for the approval of the Business Combination and the unanimous recommendation of the SPAC Board, see the subsection entitled “Proposal No. 1 — The Business Combination Proposal — SPAC Board’s Reasons for Approving the Business Combination.”

Board of Directors Following the Business Combination

Christian Weedbrook is currently the sole director of NewCo. In connection with the Business Combination, Mr. Eliot Pence, Mr. William Fradin, Ms. Michelle Reynolds, Ms. Heidi Shyu, and Ms. Glenda Dorchak will be elected as directors of NewCo.

Fairness Opinion

On October 30, 2025, the SPAC Board received a fairness opinion from Houlihan Capital, LLC as to the fairness of the transactions to the holders of SPAC Class A Shares from a financial point of view as of such date. See “Proposal No.1 — The Business Combination Proposal — Summary of Valuation Analysis and Opinions of Financial Advisor to the SPAC Board and Holders of SPAC Class A Shares” and the opinion of Houlihan Capital, LLC included as Annex G to this proxy statement/prospectus. As permitted under the SPAC Articles and the Cayman Companies Act, the independent directors of SPAC did not retain an unaffiliated representative to act solely on behalf of unaffiliated securityholders of SPAC for purposes of negotiating the terms of the Business Combination Agreement and/or preparing a report concerning the approval of the Business Combination.

Recommendation to SPAC Shareholders

The SPAC Board believes that each of the Business Combination Proposal, the Continuance Proposal and if presented the Adjournment Proposal. is in the best interests of SPAC and recommends that SPAC Shareholders vote “FOR” each Proposal being submitted to a vote of the SPAC Shareholders at the Extraordinary General Meeting.

The SPAC Board considered a number of factors pertaining to the Business Combination as generally supporting the decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

•        Benefits from Public Market Entry and SPAC Expertise.    The SPAC Board considered the fact that, the expected cash proceeds from the Trust Account and the PIPE Investment as part of the Business Combination, NewCo should be well-positioned to scale and fund its business plan.

•        Shareholder Liquidity.    The SPAC Board considered the fact that, pursuant to the Business Combination Agreement, the NewCo Class B Subordinate Voting Shares issued as merger consideration will be listed on Nasdaq, a major U.S. stock exchange, and the TSX, a major Canadian stock exchange, which the SPAC Board believes has the potential to offer shareholders enhanced liquidity.

•        Other Alternatives.    The SPAC Board has determined that, after a thorough review of other business combination opportunities reasonably available to SPAC, the proposed Business Combination represents the best potential business combination for SPAC and the most attractive opportunity for SPAC based upon the process utilized to evaluate and assess other potential acquisition targets. The SPAC Board has also determined that such process has not presented a better alternative.

•        Negotiated Transaction.    The SPAC Board has determined that the financial and other terms of the Business Combination Agreement are reasonable and were the product of arm’s-length negotiations between SPAC and Old Xanadu.

The SPAC Board also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•        Macroeconomic Risks.    Macroeconomic uncertainty, including the impacts of high interest rates and inflation, regulatory policy, supply chain issues and the effects any of the foregoing could have on NewCo’s revenues and the trading price of the NewCo Class B Subordinate Voting Shares.

•        Business Plan May Not Be Achieved.    The risk that Old Xanadu may not be able to execute on its business plan.

•        Risks Associated with Old Xanadu’s Business.    Risks relating to Old Xanadu’s business, including the demand, emerging use cases, market prices and the other risk factors related to Old Xanadu set forth in this proxy statement/prospectus under the headings “Risk Factors — Risks Related to Old Xanadu — Risks Related to our Business.”

•        Old Xanadu’s Revenues.    Old Xanadu is in a pre-commercial stage and has yet to generate material revenues.

•        Redemption Risk.    The risk that a significant number of SPAC Public Shareholders may redeem their SPAC Public Shares for cash prior to the consummation of the Business Combination, thereby reducing the amount of cash available to NewCo following the consummation of the Business Combination and making the Business Combination more difficult to complete.

•        Evolving Regulatory Regime Governing Special Purpose Acquisition Companies.    The risk that regulation of special purpose acquisition companies continues to evolve and the SEC, Nasdaq, TSX and other regulators may revisit and update their laws, regulations and policies.

•        Shareholder Vote.    The risk that SPAC’s Shareholders may object to the Business Combination and take action that may prevent or delay the consummation of the Business Combination, including failing to provide the requisite votes necessary to effect the Business Combination.

•        Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within SPAC’s control.

•        Litigation.    The possibility of litigation challenging the Business Combination or an adverse judgment granting permanent injunctive relief that could indefinitely delay or enjoin consummation of the Business Combination.

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

•        Liquidation of SPAC.    The risks and costs to SPAC if the Business Combination is not completed, including the risk of diverting SPAC management’s focus and resources from other business combination opportunities, which could result in SPAC being unable to effect a business combination and force SPAC to liquidate.

•        Growth Initiatives May Not Be Achieved.    The risk that Old Xanadu’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe.

•        SPAC Shareholders Receiving a Minority Position.    The fact that SPAC shareholders will own a minority of the voting and economic rights of NewCo following the consummation of the Business Combination.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Other Risk Factors.    Various other risk factors associated with the business of Old Xanadu and the Business Combination as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The SPAC Board concluded that the potential benefits that they expected SPAC and SPAC Shareholders to achieve as a result of the Business Combination outweighed the potential negative factors associated with the Business Combination. Accordingly, the SPAC Board unanimously determined that the Business Combination Agreement and the Business Combination were advisable, fair to, and in the best interests of, SPAC and SPAC Shareholders.

For more information about the SPAC Board’s decision-making process, see the subsection entitled “Proposal No. 1 — The Business Combination Proposal — SPAC Board’s Reasons for Approving the Business Combination.”

When you consider the unanimous recommendation of the SPAC Board in favor of approval of these Proposals, you should keep in mind that, aside from their interests as shareholders, Sponsor and certain members of SPAC management have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. Please see the subsection entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain SPAC and Old Xanadu Persons in the Business Combination.”

Accounting Treatment of the Transactions

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, SPAC will be treated as the accounting acquiree for financial reporting purposes and Old Xanadu will be treated as the accounting acquirer. NewCo is the legal parent and is not considered to be the accounting acquirer or acquiree in the transaction under U.S. GAAP. This conclusion reflects, among other factors, that Old Xanadu’s existing shareholders are expected to hold a majority of the voting power of NewCo immediately following Closing, Old Xanadu’s management will comprise the senior management of NewCo, Old Xanadu will conduct the ongoing operations of the combined company, and a majority of the NewCo Board will be designees associated with Old Xanadu. Accordingly, for accounting purposes, the Business Combination will be treated as a capital transaction in which Old Xanadu is deemed to have issued equity for the net assets of SPAC, with no goodwill or other intangible assets recorded and SPAC’s net assets recognized at historical cost. Old Xanadu’s historical financial statements will become the historical financial statements of NewCo, and periods prior to the Business Combination will reflect Old Xanadu’s results of operations. Any rights and other SPAC instruments assumed or exchanged in the Business Combination will be evaluated at Closing for classification and measurement in accordance with U.S. GAAP; no goodwill recognition is expected, and no material income statement impact is anticipated solely from the exchange of equivalent warrant instruments at Closing.

Regulatory Approvals Related to the Business Combination

The transactions contemplated by the Business Combination Agreement, including the Business Combination, are not presently believed to be subject to any federal or state regulatory requirement or approval.

Court Approval

The Arrangement requires approval by the Court under Section 182 of the OBCA. Old Xanadu and the SPAC will apply for the Interim Order, which will provide for the calling, holding and conducting of the SPAC Meeting and Old Xanadu Meeting and other procedural matters and a Notice of Application for the Final Order to approve the Arrangement was filed. A copy of the Interim Order and the Notice of Application for the Final Order will be attached as Annex H — “Notice of Application” and Annex I — “Interim Order”.

If the Arrangement Resolution is approved by Old Xanadu Shareholders at Old Xanadu Shareholders and SPAC Shareholders at the Extraordinary General Meeting in the manner required by the Interim Order, Old Xanadu and the SPAC will apply to the Court to obtain the Final Order. The hearing in respect of the Final Order is scheduled to take place virtually before the Ontario Superior Court of Justice (Commercial List) located at 330 University Avenue, Toronto, Ontario on March 25, 2026 at 10:00 a.m. (Toronto time), or as soon after such time as counsel may be heard, and subject to any adjournments or postponements, as may be communicated by Old Xanadu and SPAC by press release or otherwise (the “Hearing Date”). Any Old Xanadu Shareholders or SPAC Shareholders wishing to appear in person or to be represented by counsel at the hearing of the motion for the Final Order may do so but must comply with certain procedural requirements described in the Interim Order, including filing a Notice of Appearance with the Court and serving same upon Old Xanadu and the SPAC via their respective counsel as soon as reasonably practicable and, in any event, no less than four days before the Hearing Date.

The Court has broad discretion under the OBCA when making orders with respect to arrangements. The Court, when hearing the application for the Final Order, will consider, among other things, the fairness of the Arrangement to Old Xanadu Shareholders and SPAC Shareholders. The Court may approve the Arrangement in any manner it may direct and determine appropriate.

If the Final Order is granted and the other conditions contained in the Business Combination Agreement are satisfied or waived to the extent legally permissible, articles of arrangement will be filed with the OBCA Director for issuance of certificates of arrangement giving effect to the Arrangement.

Competition and Antitrust

General

At any time before or after the consummation of the Business Combination, the U.S. Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), non-U.S. competition authorities or others, including under the Competition Act, could take action under antitrust laws with respect to the Business Combination, including seeking to enjoin consummation of the Business Combination, or to condition approval of the Business Combination on the divestiture of assets of SPAC, Old Xanadu or their respective subsidiaries or to impose restrictions on the operations of NewCo or its subsidiaries that would apply after the consummation of the Business Combination. Private parties may also bring objections or legal actions under antitrust laws under certain circumstances.

The Business Combination may be challenged on antitrust grounds and, if such a challenge is made, that the challenge may be successful. Similarly, the antitrust approvals necessary to consummate the Business Combination and the other transactions contemplated by the Business Combination Agreement may not be obtained and the granting of these approvals may involve the imposition of conditions to such consummation. These conditions or changes could result in the conditions to each party’s obligations to consummate the Business Combination not being satisfied prior to the Termination Date (which is summarized in the subsection entitled “Proposal No. 1 — The Business Combination Proposal — Termination” elsewhere in this proxy statement/prospectus) or any extensions thereof, which would give any party to the Business Combination Agreement the right to terminate the Business Combination Agreement without consummating the Business Combination.

Please see the subsections entitled “Proposal No. 1 — The Business Combination Proposal — Conditions to Obligations of Each Party” elsewhere in this proxy statement/prospectus, and “Proposal No. 1 — The Business Combination Proposal — Covenants of the Parties” elsewhere in this proxy statement/prospectus for information concerning SPAC’s and Old Xanadu’s covenants and closing conditions related to antitrust filings and approvals.

United States/Canada Antitrust Clearance

The transactions contemplated by the Business Combination Agreement, including the Business Combination, is subject to reporting under the HSR Act, which prevents transactions meeting certain size and nexus tests, and which are not otherwise exempt, from being completed until required information and materials are furnished to the Antitrust Division and the FTC and the related waiting period expires or is terminated early.

Whether or not the parties are subject to the notice and waiting period requirements of the HSR Act, and if so, even if the waiting period has been terminated or expired, the Antitrust Division or the FTC, as well as a foreign regulatory agency or government, state or private person, may challenge the transactions at any time before or after its completion. The Antitrust Division, the FTC or the Competition Bureau may try to prevent the transactions or seek to impose restrictions or conditions on one or more of the parties as a condition of not challenging the transactions. Depending on the nature of any restrictions or conditions, these restrictions or conditions may jeopardize or delay completion of the transactions, or lessen the anticipated benefits of the transactions. In addition, in certain circumstances under the Competition Act, the Commissioner of Competition (the “Commissioner”) has up to one year to challenge a notified transaction following its completion and up to three years following completion in the case of a transaction that does not require notice to be given.

Stock Exchange Listings

SPAC and Old Xanadu anticipate that, following consummation of the Business Combination, SPAC Class A Shares, SPAC Units and SPAC Rights will be no longer qualified on the Nasdaq Stock Market LLC, and SPAC will be deregistered under the Exchange Act. NewCo Class B Subordinate Voting Shares currently are not traded on a stock exchange. NewCo intends to apply to have the NewCo Class B Subordinate Voting Shares listed on the Nasdaq Global Market and the TSX under the ticker symbol “XNDU”, respectively. Any such listing of the NewCo Class B Subordinate Voting Shares will be conditional upon NewCo fulfilling all of the listing requirements and conditions of each of Nasdaq and the TSX. There is no assurance that Nasdaq or the TSX will approve NewCo’s listing application. It is a condition to completion of the Business Combination that the TSX and Nasdaq have approved the listing of the NewCo Class B Subordinate Voting Shares.

Summary of Risk Factors

Unless the context otherwise requires, references in this subsection to “Xanadu,” “the Company,” “we,” “us” or “our” refer to the business of Old Xanadu and its subsidiaries prior to the completion of the Business Combination, which will be the business of NewCo and its subsidiaries following the Business Combination.

Our business is subject to a number of risks of which you should be aware before making a decision to invest in NewCo Shares. These risks include, among others, the following:

•        Our business involves technology that is not mature and we face significant barriers in our attempts to produce products that meet desired technical specifications. We have not produced a commercially scalable, fault-tolerant quantum computer and face significant barriers in our development and manufacturing efforts. If we cannot successfully overcome those barriers, our business will be negatively impacted and could fail.

•        We have a history of operating losses, may not achieve or sustain profitability in the future, and there is substantial doubt about our ability to continue as a going concern.

•        We may not be able to meet the reliability standards for safety, performance and consistent uptime required by our quantum computing technology and related software solutions and applications.

•        If we do not adequately fund our research and development efforts or use research and development teams effectively, we may not be able to achieve our technological goals, build scalable, commercial quantum solutions, or compete effectively, and our business and operating results may be harmed.

•        If our quantum computers fail to achieve broad-based capabilities, our business, financial condition and future prospects may be harmed.

•        We face significant risks in launching and scaling our quantum computing technology and related software solutions and applications.

•        Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

•        Market adoption of cloud-based quantum computing technology and related software solutions and applications is relatively new and unproven and may not grow as we expect and, even if market demand increases, the demand for our cloud-based Quantum-Computing-as-a-service (“QCaaS”) may not increase, or certain customers may be reluctant to use a cloud-based QCaaS for applications, all of which may harm our business and results of operations.

•        We derive a significant amount of our revenues from a few significant customers. The loss of a significant customer could adversely affect our business, financial condition and results of operations.

•        We will require substantial additional capital to pursue our business objectives, and we cannot be sure that additional financing will be available.

•        We are, or may be subject to risks associated with our current or future customers, partnerships or strategic relationships, and we may not be able to maintain our current strategic partnerships or realize the anticipated benefits from any such relationships or opportunities in the future.

•        We may be required to record significant charges for impairment of our long-lived assets, other assets or investments as a result of an adverse change in market conditions in the future.

•        If our quantum computing technology and related software solutions and applications are not compatible with some or all industry-standard hardware and software in the future, our business could be harmed.

•        We may face supply chain issues that could delay the introduction of certain of our products and negatively impact our business and operating results.

•        We are highly dependent on our key employees who have specialized knowledge, and our ability to attract and retain and motivate senior management and other key employees is critical to our success.

•        Our management team has limited experience in operating a public company.

•        We use certain open source technology in our business, which could expose us to information security vulnerabilities, result in failures, errors and defects, or subject us to possible litigation or to certain unfavorable conditions, including requirements that we offer our products that incorporate the open source software for no cost or that we make publicly available our confidential, proprietary source code and any other intellectual property that we developed using or derived from such open source software.

•        Our use of AI may result in reputational harm, legal liability, competitive risks, and regulatory concerns that could adversely affect our business, operating results, and financial condition.

•        Unfavorable conditions in our industry or the global economy, including as a result of certain catastrophic events, may disrupt our business, limit our ability to grow, and negatively affect our results of operations.

•        Because our success depends, in part, on our ability to expand sales internationally, our business will be susceptible to risks associated with international operations.

•        Our international operations may subject us to greater than anticipated tax liabilities.

•        We are subject to governmental export and import controls and trade and economic sanctions laws that could impair our ability to compete in global markets and subject us to liability if we are not in full compliance with applicable laws and other controls.

•        We and the third parties with whom we work are subject to stringent and evolving laws, regulations and rules, contractual obligations, industry standards, policies and other obligations in the jurisdictions in which we operate related to data privacy and security.

•        Investments in us may be subject to U.S. and Canadian foreign investment laws governing direct and indirect foreign acquisitions of and investments in U.S. or Canadian businesses. If applicable, such laws may impose conditions or limitations on a foreign investor’s ownership of and rights with respect to NewCo or Old Xanadu.

•        If we fail to secure sufficient license rights to intellectual property owned by our collaborators, or if we fail to comply with our obligations under our agreements with these collaborators, it could delay, prevent, or increase our costs of development and commercialization of our products.

•        We may face patent infringement and other intellectual property claims that could be costly to defend, result in injunctions and significant damage awards or other costs and limit our ability to use certain key technologies in the future or require development of non-infringing products, services, or technologies, which could result in a significant expenditure and otherwise harm our business.

•        Some of our intellectual property has been conceived or developed through university and/or government-funded research or development and thus may be subject to the internal intellectual property policies of such universities and/or federal regulations or policies providing for certain rights for the funding government or imposing certain obligations on us and compliance with such regulations or policies (including related contractual obligations) may limit our exclusive rights and our ability to contract with domestic manufacturers, and may impose other restrictions on our business.

•        An active market for NewCo Shares may not develop, which would adversely affect the liquidity and price of its securities.

•        If a significant number of SPAC Shares are elected to be redeemed in connection with the Business Combination, the share ownership of the combined company will be highly concentrated, which will reduce the public “float” and may have a depressive effect on the market price of the NewCo Shares.

•        NewCo’s dual class share structure will concentrate voting control and the ability to influence corporate matters with holders of NewCo Class A Multiple Voting Shares, including certain existing Old Xanadu shareholders and their affiliates.

•        We have identified material weaknesses in our internal control over financial reporting.

•        The occurrence of adverse events, cancellations of significant projects, delays in project timelines, adjustments in cost structures, and other negative developments announced by competitors could have an impact on our operations, financial performance, and future prospects.

Selected Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial statements of NewCo are provided to aid you in your analysis of the financial aspects of the Transactions (including the PIPE Financing).

The unaudited pro forma condensed combined financial statements have been prepared based on the NewCo historical financial statements, the SPAC historical financial statements and the Old Xanadu historical consolidated financial statements as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on September 30, 2025. The unaudited pro forma condensed combined statements of operations and comprehensive loss for the nine months ended September 30, 2025 and the year ended December 31, 2024 give effect to the Transactions as if they had occurred on January 1, 2024.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. Further, the pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the historical audited financial statements of NewCo as of October 2, 2025 (inception), and related notes included elsewhere in this proxy statement/prospectus;

•        the historical unaudited financial statements of SPAC as of September 30, 2025 and for the period from January 2, 2025 (inception) to September 30, 2025, and related notes included elsewhere in this proxy statement/prospectus;

•        the historical unaudited consolidated financial statements of Old Xanadu as of and for the nine months ended September 30, 2025 and related notes included elsewhere in this proxy statement/prospectus;

•        the historical audited consolidated financial statements of Old Xanadu as of and for the fiscal years ended December 31, 2024 and 2023, and the related note included elsewhere in this proxy statement/prospectus; and

•        the sections entitled “Old Xanadu Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included elsewhere in this proxy statement/prospectus and the section entitled “SPAC Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included elsewhere in this proxy statement/prospectus.

The Transactions represent a reverse acquisition and will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, SPAC will be treated as the “acquired” company for financial reporting purposes and Old Xanadu will be treated as the accounting acquirer, whereas NewCo is the legal acquirer. As part of the Transactions, SPAC Shares will also be exchanged for NewCo Class B Subordinate Voting Shares.

This determination was primarily based on evaluation of the following facts and circumstances:

•        Old Xanadu Shareholders will have the majority of the voting interest in the combined entity under both the No Redemption Scenario and Maximum Redemption Scenario as described below with an approximate 81% and 87% equity interest, respectively;

•        Old Xanadu will identify a majority of the members of the Board of Directors of NewCo;

•        It is currently expected that the senior management of the combined company will be primarily comprised of individuals who were part of Old Xanadu’s senior management; and

•        Old Xanadu operations will comprise the ongoing operations of the combined company;

•        As the parent of Old Xanadu, NewCo, Xanadu Quantum Technologies Limited will continue to carry on business under the Xanadu name and will utilize Old Xanadu’s current headquarters.

Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of a capital transaction in which Old Xanadu is issuing shares through NewCo for the net assets of SPAC, accompanied by a recapitalization. The net assets of SPAC will be recognized at fair value, with no goodwill or other intangible assets recorded. Continuing operations prior to the Transactions will be those of Old Xanadu.

The following tables illustrate varying beneficial ownership levels in NewCo immediately after the Closing, assuming the following:

Assuming 0% Redemption scenario:    This presentation assumes that no SPAC Public Shareholders exercise redemption rights with respect to their SPAC Public Shares in connection with the vote on the Business Combination.

Assuming 25% Redemption scenario:    This presentation assumes that the SPAC Public Shareholders holding 25% of the SPAC Public Shares exercise redemption rights with respect to their SPAC Public Shares.

Assuming 50% Redemption scenario:    This presentation assumes that the SPAC Public Shareholders holding 50% of the SPAC Public Shares exercise redemption rights with respect to their SPAC Public Shares.

Assuming 75% Redemption scenario:    This presentation assumes that the SPAC Public Shareholders holding 75% of the SPAC Public Shares exercise redemption rights with respect to their SPAC Public Shares.

Assuming 100% Redemption scenario:    This presentation assumes that the SPAC Public Shareholders holding 100% of the SPAC Public Shares exercise redemption rights with respect to their SPAC Public Shares.

If actual facts are different from these assumptions, the percentage ownership retained by each party in NewCo, and associated ownership percentage, will be different.

	0%		25%		50%		75%		100%
	(No Redemption)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Old Xanadu Shareholders(1)	258,424,293	81%	258,424,293	83%	258,424,293	84%	258,424,293	86%	258,424,293	87%
PIPE Investors	27,500,000	9%	27,500,000	9%	27,500,000	9%	27,500,000	9%	27,500,000	9%
SPAC Public Shareholders(2)	24,200,000	8%	18,700,000	6%	13,200,000	5%	7,700,000	3%	2,200,000	1%
SPAC Private Shareholders(3)	704,000	0%	704,000	0%	704,000	0%	704,000	0%	704,000	0%
Sponsor(4)	7,333,333	2%	7,333,333	2%	7,333,333	2%	7,333,333	2%	7,333,333	3%
Total	318,161,626	100%	312,661,626	100%	307,161,626	100%	301,661,626	100%	296,161,626	100%

____________

(1)      Includes 1,128,429 NewCo Class B Subordinate Voting Shares and 257,295,864 NewCo Class A Multiple Voting Shares.

(2)      Includes 2,200,000 shares issued upon the exercise of SPAC Rights.

(3)      Includes 420,000 SPAC Private Shares held by the Sponsor and 42,000 SPAC Class A Shares which will be issued to the Sponsor upon the exchange of 420,000 SPAC Private Rights. Also includes 176,000 SPAC Private Shares held by Cohen & Company Capital Markets and 44,000 SPAC Private Shares held by JonesTrading Institutional Services LLC. Also includes 22,000 SPAC Class A Shares issued upon the exercise of SPAC Private Rights to the remaining SPAC Private Shareholders.

(4)      Includes the Lock-Up Securities, comprised of 1,100,000 SPAC Class B Shares, subject to forfeiture during the Vesting Term. See the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information — Earn-out Shares” and “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement”.

The following table illustrates varying ownership levels of NewCo immediately following the Business Combination on a fully diluted basis and includes the assumptions set forth above in addition to the forgoing assumptions:

Assuming Exercise of Old Xanadu Warrants:    The following table assumes the exercise of all outstanding Old Xanadu Warrants to purchase a total of 525,254 NewCo Class A Multiple Voting Shares and 159,564 NewCo Class B Subordinate Voting Shares.

Assuming Exercise of Old Xanadu Options:    The following table assumes the exercise of all outstanding Old Xanadu Options to purchase a total of 3,294,222 NewCo Class A Multiple Voting Shares and 41,120,199 NewCo Class B Subordinate Voting Shares.

	0%		25%		50%		75%		100%
	(No Redemption)								(Maximum Redemption)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Old Xanadu Shareholders(1)	258,424,293	71%	258,424,293	72%	258,424,293	73%	258,424,293	75%	258,424,293	76%
Old Xanadu Options(2)	44,414,421	12%	44,414,421	13%	44,414,421	13%	44,414,421	13%	44,414,421	13%
Old Xanadu Warrants(3)	684,818	0%	684,818	0%	684,818	0%	684,818	0%	684,818	0%
PIPE Investors	27,500,000	8%	27,500,000	8%	27,500,000	8%	27,500,000	8%	27,500,000	8%
SPAC Public Shareholders(4)	24,200,000	7%	18,700,000	5%	13,200,000	4%	7,700,000	2%	2,200,000	1%
SPAC Private Placement Shareholders(5)	704,000	0%	704,000	0%	704,000	0%	704,000	0%	704,000	0%
SPAC Sponsor Shares(6)	7,333,333	2%	7,333,333	2%	7,333,333	2%	7,333,333	2%	7,333,333	2%
Total	363,260,865	100%	357,760,865	100%	352,260,865	100%	346,760,865	100%	341,260,865	100%

____________

(1)      Includes 1,128,429 NewCo Class B Subordinate Voting Shares and 257,295,864 NewCo Class A Multiple Voting Shares.

(2)      Includes 3,294,222 NewCo Class A Multiple Voting Shares and 41,120,199 NewCo Class B Subordinate Voting Shares.

(3)      Includes 525,254 NewCo Class A Multiple Voting Shares and 159,564 NewCo Class B Subordinate Voting Shares.

(4)      Includes 2,200,000 shares issued upon the exercise of SPAC Rights.

(5)      Includes 420,000 SPAC Private Shares held by the Sponsor and 42,000 SPAC Class A Shares which will be issued to the Sponsor upon the exchange of 420,000 SPAC Private Rights. Also includes 176,000 SPAC Private Shares held by Cohen & Company Capital Markets and 44,000 SPAC Private Shares held by JonesTrading Institutional Services LLC. Also includes 22,000 SPAC Class A Shares issued upon the exercise of SPAC Private Rights to the remaining SPAC Private Shareholders.

(6)      Includes the Lock-Up Securities, comprised of 1,100,000 SPAC Class B Shares, subject to forfeiture during the Vesting Term. See the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information — Earn-out Shares” and “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement”.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section of this proxy statement/prospectus entitled “About This Proxy Statement/Prospectus.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The following table presents the net tangible book value per share at various redemption levels assuming various material potential sources of dilution (but excluding the effects of the Business Combination transaction itself).

	0%	25%	50%	75%	100%
Offering Price of the Securities in the IPO price per share	$10.00	$10.00	$10.00	$10.00	$10.00
Net tangible book value, as adjusted, as of September 30, 2025(1)	$212,188,121	$156,253,121	$100,318,121	$44,383,121	$(11,551,879)
As adjusted Shares, as of September 30, 2025(2)	32,237,333	26,737,333	21,237,333	15,737,333	10,237,333
Net tangible book value per share, as adjusted, as of September 30, 2025	$6.58	$5.84	$4.72	$2.82	$(1.13)
Dilution per share to SPAC Public Shareholders	$3.42	$4.16	$5.28	$7.18	$11.13

____________

(1)      See table below for reconciliation of net tangible book value, as adjusted

(2)      See table below for reconciliation of as adjusted shares.

	0%(1)	25%(2)	50%(3)	75%(4)	100%(5)
Net tangible book value per share, as adjusted, as of September 30, 2025	$6.58	$5.84	$4.72	$2.82	$(1.13)

Numerator adjustments
SPAC net tangible book value	(8,127,497)	(8,127,497)	(8,127,497)	(8,127,497)	(8,127,497)
Transaction expenses to be incurred by SPAC	(3,424,382)	(3,424,382)	(3,424,382)	(3,424,382)	(3,424,382)
Reclassification of shares subject to redemption to equity	223,740,000	167,805,000	111,870,000	55,935,000	—
Net tangible book value, as adjusted, as of September 30, 2025	212,188,121	156,253,121	100,318,121	44,383,121	(11,551,879)

Denominator adjustments
SPAC Public Shareholders(6)	24,200,000	18,700,000	13,200,000	7,700,000	2,200,000
SPAC Private Shareholders(7)	704,000	704,000	704,000	704,000	704,000
SPAC Class B Shares(8)	7,333,333	7,333,333	7,333,333	7,333,333	7,333,333
As adjusted SPAC shares outstanding(9)	32,237,333	26,737,333	21,237,333	15,737,333	10,237,333

____________

(1)      Reclassification of shares subject to redemption assumes that no SPAC Public Shareholders exercise their redemption rights with respect to their shares of SPAC Class A ordinary shares for a pro rata share of the NewCo in the Trust Account.

(2)      Assumes that 25% of SPAC Public Shareholders, holding 5,500,000 shares of SPAC Class A ordinary shares, exercise their redemption rights for an aggregate payment of $55.9 million (based on the per-share redemption price of $10.17 per share) from the Trust Account. The remaining shares subject to redemption of $167.8 million is reclassified to equity.

(3)      Assumes that 50% of SPAC Public Shareholders, holding 11,000,000 shares of SPAC Class A ordinary shares, exercise their redemption rights for an aggregate payment of $111.9 million (based on the per-share redemption price of $10.17 per share) from the Trust Account. The remaining shares subject to redemption of $111.9 million is reclassified to equity.

(4)      Assumes that 75% of SPAC Public Shareholders, holding 16,500,000 shares of SPAC Class A ordinary shares, exercise their redemption rights for an aggregate payment of $167.8 million (based on the per-share redemption price of $10.17 per share) from the Trust Account. The remaining shares subject to redemption of $55.9 million is reclassified to equity.

(5)      Assumes that all SPAC Public Shareholders, holding 22,000,000 shares of SPAC Class A ordinary shares, exercise their redemption rights for an aggregate payment of $223.7 million (based on the per share redemption price of $10.17 per share) from the Trust Account.

(6)      Includes 2,200,000 shares issued upon the exercise of SPAC Rights.

(7)      Includes 420,000 SPAC Private Shares held by the Sponsor and 42,000 SPAC Class A Shares which will be issued to the Sponsor upon the exchange of 40,000 SPAC Private Rights. Also includes 176,000 SPAC Private Shares held by Cohen & Company Capital Markets and 44,000 SPAC Private Shares held by JonesTrading Institutional Services LLC. Also includes 22,000 SPAC Class A Shares issued upon the exercise of SPAC Private Rights to the remaining SPAC Private Shareholders.

(8)      Includes the Lock-Up Securities, comprised of 1,100,000 SPAC Class B Shares, subject to forfeiture during the Vesting Term. See the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information — Earn-out Shares” and “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement”.

(9)      This total excludes the shares issued to PIPE Investors as SPAC is not the issuing entity and the Business Combination had not been signed and consummated until November 3, 2025.

In addition to the dilution presented in the tables above, non-redeeming SPAC Public Shareholders may experience dilution, including due to: (i) the issuance of shares of NewCo Class B Subordinate Voting Shares and NewCo Class A Multiple Voting Shares as part of the consideration in connection with the consummation of the Business Combination; (ii) the exercise of Old Xanadu Warrants; (iii) the exercise of Old Xanadu Options; (iv) the repayment of any outstanding working capital loans to SPAC, which at the Sponsor’s option may be repaid in NewCo Class B Subordinate Voting Shares, and (v) future issuances or grants of equity or equity-linked securities by NewCo pursuant to the equity incentive plan that is expected to be adopted on the Closing Date. See “Risk Factors — Additional Risks Related to NewCo, Ownership of NewCo Shares Following the Business Combination and NewCo Operating as a Public Company — Subsequent to the completion of the Business Combination, NewCo will issue additional NewCo Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to its shareholders,” “— The Proposed Articles of Amendment permit NewCo to issue an unlimited number of NewCo Class B Subordinate Voting Shares without additional shareholder approval, which would result in immediate dilution to existing NewCo Shareholders and may have an adverse effect on the value of their shareholdings” and “Proposal No. 1 — The Business Combination Proposal — Material Effects of the Business Combination and the PIPE Investment.”

The foregoing disclosure is not a guarantee that the trading price of the NewCo Class B Subordinate Voting Shares will not be below the IPO price of $10.00, nor is the disclosure a guarantee that NewCo will attain any of the levels of valuation presented. In addition, all of the relative percentages above are for illustrative purposes only and are based upon certain assumptions, including those described above. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary, potentially materially, from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

For purposes of Item 1604(c)(1) of Regulation S-K, NewCo would have 318,161,626 NewCo Shares outstanding after giving effect to the Business Combination under the no additional redemptions scenario. Where there are no redemptions, the company valuation is based on the IPO price of $10.00 and is therefore calculated as: $10.00 (SPAC per share IPO price) times 318,161,626 NewCo Shares, or $3,181,616,260. The following table illustrates the valuation at the offering price of the securities at the IPO price of $10.00 per share for each redemption scenario:

	0%	25%	50%	75%	100%
SPAC Shares valuation based on offering price of the securities in the IPO of $10.00 per share	$322,373,330	$267,373,330	$212,373,330	$157,373,330	$102,373,330
SPAC Shares outstanding post Business Combination(1)	32,237,333	26,737,333	21,237,333	15,737,333	10,237,333
Old Xanadu Shares valuation based on offering price of the securities in the IPO of $10.00 per share	$2,584,242,930	$2,584,242,930	$2,584,242,930	$2,584,242,930	$2,584,242,930
Old Xanadu Shares outstanding post Business Combination(2)	258,424,293	258,424,293	258,424,293	258,424,293	258,424,293
Other shares valuation based on offering price of the securities in the IPO of $10.00 per share	$275,000,000	$275,000,000	$275,000,000	$275,000,000	$275,000,000
Other shareholder shares outstanding post Business Combination(3)	27,500,000	27,500,000	27,500,000	27,500,000	27,500,000
Total valuation based on offering price of the securities in the IPO of $10.00 per share	$3,181,616,260	$3,126,616,260	$3,071,616,260	$3,016,616,260	$2,961,616,260
Total shares outstanding post Business Combination	318,161,626	312,661,626	307,161,626	301,661,626	296,161,626

____________

          The required disclosure is not a guarantee that the trading price of the combined company will not be below the offering price in the SPAC IPO, nor is the disclosure a guarantee the company valuation will attain one of the stated levels of valuation.

(1)      This total includes shares to be issued to SPAC Public Shareholders, SPAC Private Shareholders, and Sponsor upon consummation of the Business Combination.

(2)      This total includes shares to be issued to Old Xanadu Shareholders upon consummation of the Business Combination. This total excludes the dilutive effect of 45,099,239 shares representing 684,818 outstanding Old Xanadu Warrants and 44,414,421 Old Xanadu Options.

(3)      This total includes 27,500,000 shares to be issued to PIPE Investors upon consummation of the Business Combination.

Selected Unaudited Pro Forma Condensed Combined Statements of Operations and Comprehensive Loss Data

Nine months ended September 30, 2025 (US$ in thousands)

(US$ in thousands)

	Combined Pro Forma
	Scenario 1	Scenario 2
	No Redemptions	Maximum Redemptions
Revenue	$2,742	$2,742
Net loss	$(48,409)	$(48,409)
Loss per shares, basic and diluted	$(0.15)	$(0.16)
Weighted average shares outstanding, basic and diluted	317,061,626	295,061,626

Year ended December 31, 2024 (US$ in thousands)

	Combined Pro Forma
	Scenario 1	Scenario 2
	No Redemptions	Maximum Redemptions
Revenue	$1,589	$1,589
Net loss	$(58,599)	$(58,599)
Loss per shares, basic and diluted	$(0.19)	$(0.20)
Weighted average shares outstanding, basic and diluted	317,061,626	295,061,626

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data

As of September 30, 2025 (US$ in thousands)

	Combined Pro Forma
	Scenario 1	Scenario 2
	No Redemptions	Maximum Redemptions
Total assets	$523,416	$299,676
Total liabilities	$48,753	$48,753
Total equity	$474,663	$250,923

RISK FACTORS

SPAC Shareholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. Investing in NewCo and NewCo Shares involves a high degree of risk. The following risk factors apply to the business and operations of the SPAC and the Company and will also apply to the business and operations of NewCo following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of NewCo. In that case, the trading price of NewCo Shares may decline, and you may lose all or part of your investment. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” The SPAC or the Company may face additional risks and uncertainties that are not presently known to the SPAC or the Company, or that the SPAC’s or the Company’s management currently deem immaterial, which may also impair the SPAC’s or the Company’s business, cash flows, financial condition and results of operations. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to Old Xanadu

Unless the context otherwise requires, references in this subsection to “Old Xanadu,” the “Company,” “we,” “us” or “our” refer to the business of Old Xanadu and its subsidiaries prior to the completion of the Business Combination, which will be the business of NewCo and its subsidiaries following the Business Combination.

Risks Related to Our Business

Our business involves technology that is not mature and we face significant barriers in our attempts to produce products that meet desired technical specifications. We have not produced a commercially scalable, fault-tolerant quantum computer and face significant barriers in our development and manufacturing efforts. If we cannot successfully overcome those barriers, our business will be negatively impacted and could fail.

Our mission is to build fault-tolerant, utility scale quantum computers that are useful and available to people everywhere. Producing quantum computers and other products utilizing quantum technology is a difficult undertaking. There are significant research, development, and manufacturing challenges that we and our business partners must overcome to build our quantum computers and other products. Overcoming such challenges will require advances in both science and engineering, and we and our business partners may not have the ability to deliver those advances. We are still in the development stage and face significant challenges in developing quantum computers with sufficient performance and scale to meet the requirements of commercial use-cases and in producing quantum computers in commercial volumes. Some of the development challenges that could prevent the introduction of our quantum computers and other products within our pipeline include, but are not limited to, failure to find scalable ways to generate, control, and manipulate qubits, failure to reduce photon loss, failure to transition quantum systems to leverage low-cost components, and failure to scale up the relationship of logical qubits to physical qubits. For example, we have currently only demonstrated 12 logical qubits with photon loss not meeting the required levels. Our architecture is designed with a target to scale to up to 100,000 physical qubits and up to 500 logical qubits by 2029, which is the widely recognized threshold for achieving broad-based capabilities in commercially valuable applications; however, we may not be successful in reaching that threshold in the near term or at all, or be successful in deploying our quantum computing capabilities to our target customers at scale by such time. Moreover, although photonic qubits can operate at or near room temperature, certain optical and electronic subsystems, such as detectors, qubit generation assemblies or supporting photonic and electronic assemblies may require temperature control or other advanced cooling methods to meet fidelity and stability targets. If our quantum computers require more stringent operating conditions than anticipated, or if we cannot achieve performance targets without advanced cooling methods or temperature controls, our costs, power needs and serviceability could increase, delaying commercialization and impairing customer adoption. Overcoming these development challenges will be time consuming and costly and we do not expect to achieve these results for a number of years.

In addition, we and our manufacturing partners will need to develop the manufacturing processes necessary to make these quantum computers and other products within our pipeline in high volume. We have not yet developed partnerships or entered into long term supply agreements for manufacturing or validated or obtained the rights to a manufacturing process, nor acquired the tools or developed the processes or support functions necessary to produce high volumes of our quantum cores, computers, sensors or certain other products within our pipeline that meet all commercial requirements. If a manufacturer fails to deliver or delays the delivery of products within our pipeline, we will be required to seek an alternative source of supply. Although alternate manufacturers are available, any change in suppliers would necessitate a change in the design, a process which could take up to several years and entail higher manufacturing costs, since we do not currently own the intellectual property of the technical specifications related to the manufacturing processes necessary to make quantum computers and other products within our pipeline. If we are not able to overcome these manufacturing hurdles in building our quantum computers and other products there would be a delay in the development and marketing of our products, which could have a material adverse effect on our business, financial condition and results of operations.

Even if we complete development and achieve volume production of our quantum computers and/or other products in our pipeline, if the cost, performance characteristics or other specifications of such products fall short of our projections, our business, financial condition and results of operations would be adversely affected.

We have a history of operating losses and negative cash flows, may not achieve or sustain profitability in the future and there is substantial doubt about our ability to continue as a going concern if it does not receive additional financing capital in a timely manner.

We have experienced net losses and negative cash flows from operations in each period since inception. We generated net losses of $46.0 million and $35.6 million for the years ended December 31, 2024 and 2023, respectively, and had net cash outflows from operating activities of $41.7 million and $29.5 million for the same periods. As of December 31, 2024, and September 30, 2025 we had an accumulated deficit of $135.6 million and $183.3 million, respectively. As of December 31, 2024, we had cash and cash equivalents of $77.6 million and net working capital of $85.0 million. We are a development stage company and have earned limited revenue to date. While we have experienced revenue growth in recent periods, we are not certain whether or when we will obtain a high enough volume of sales to achieve or maintain profitability in the future. We expect to continue to incur additional operating losses and net operation cash outflows, and the rate at which we incur losses will be significantly higher in future periods as we, among other things, continue to incur significant expenses in connection with the design, development, and manufacturing of our quantum computing technology and related software solutions and applications; expand our research and development (“R&D”) activities as we continue to introduce new offerings and services to extend the functionality of our platform; invest in manufacturing capabilities; build up inventories of components for our quantum computers; increase our sales and marketing activities; develop our distribution infrastructure; and increase our general and administrative functions to support our growing operations and being a public company. We may find that these efforts are more expensive than we currently anticipate or that these efforts may not result in revenues, which would further increase our losses. If we are unable to achieve and/or sustain profitability, or if we are unable to achieve the growth that we expect from these investments, it could have a material adverse effect on our business, financial condition, or results of operations and could impair our ability to raise capital, expand our business, maintain our development efforts, obtain regulatory approvals, diversify our product offerings, or continue our operations, and may cause the price of NewCo Shares to decline. Our business model is unproven and may never allow us to cover our costs. Proceeds from the PIPE Financing and any available proceeds from the Trust Account (after any Redemptions) will, among other things, be used to fund ongoing negative cash flows and working capital. For more information, please see the section entitled “Proceeds of the Transaction”.

Without additional financing, such as in connection with the Business Combination, these conditions raise substantial doubt about our ability to continue as a going concern, meaning that we may be unable to continue operations for at least the next twelve months or realize assets and discharge liabilities in the ordinary course of operations. Additionally, our financial statements have been prepared assuming we will continue as a going concern and do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

We may not be able to meet the reliability standards for safety, performance and consistent uptime required by our quantum computing technology and related software solutions and applications.

Our quantum computing technology and related software solutions and applications, including our cloud-based QCaaS platform, require that we meet very high reliability standards for safety, performance and consistent uptime. In the past, our QCaaS platform operated under limited hours and at limited capacity. While we are planning to expand and improve our QCaaS operations to reduce or avoid such limitations in the future, any such limitations, disruption or closures could have a material adverse effect our business.

If we do not adequately fund our R&D efforts or use R&D teams effectively, we may not be able to achieve our technological goals, build scalable, commercial quantum solutions, or compete effectively, and our business and operating results may be harmed.

Our photonic quantum computers, QCaaS platform and computing platform technologies are still in early stages of development and will require significant R&D expense and time before our technologies will be available at commercial scale. Maintaining adequate R&D personnel and resources to meet the demands of the market is essential. If we experience high employee or management turnover, or a lack of other R&D resources, we may be unable to achieve our technological and strategic goals. The success of our business is dependent on our R&D teams developing a roadmap that allows us to achieve technical milestones, retain and increase the spending of our existing customers and attract new customers. The quantum technology industry is quickly evolving, and we may invest significantly in particular functionality or integrations that may become obsolete in the future, and any future product offerings, features or enhancements that we develop may be unsuccessful. To help us remain competitive, we must continue to develop new product offerings and reach technological milestones, as well as add features and enhancements to our existing products. The success of any future product offerings, enhancements or features depends on several factors, including our understanding of market demand, timely execution, successful introduction and market acceptance. We may not successfully develop features or products that meet customer needs and our products, if generally made available at commercial scale at/all, may not achieve adequate acceptance in the market. Additionally, our products may not result in our ability to recoup our investments in a timely manner, or at all. Our failure to maintain adequate R&D resources, to use our R&D resources efficiently or to compete effectively with the R&D programs of our competitors could materially adversely affect our business.

If our quantum computers fail to achieve broad-based capabilities, our business, financial condition and future prospects may be harmed.

“Quantum supremacy” refers to the point at which a quantum computer performs a task that a classical (non-quantum) computer could not complete within a reasonable time frame, regardless of whether the task has any practical or commercial use. “Broad-based capabilities” refers to the point at which quantum computers can perform a task that has commercial value. No current quantum computers, including our quantum hardware, have reached broad-based capabilities, and they may never reach such capabilities. Achieving broad-based capabilities will be critical to the success of any quantum computing company, including us. However, achieving broad-based capabilities would not necessarily lead to commercial viability of the technology that accomplished such capabilities, nor would it mean that such system could outperform classical computers in tasks other than the one used to determine broad-based capabilities.

Our architecture is designed with a target to scale to up to 100,000 physical qubits and up to 500 logical qubits by 2029, which is the widely recognized threshold for achieving broad-based capabilities in commercially valuable applications; however, we may not be successful in reaching that threshold in 2029, or be successful in deploying our quantum computing capabilities to our target customers at scale by such time. If we cannot develop quantum computers that have broad-based capabilities that can better address real world problems relative to classical computing or competing quantum solutions, customers may not continue to purchase our products and services. If other companies’ quantum computers reach broad-based capabilities prior to the time our quantum computers reach such capabilities, such technological breakthroughs could render our quantum technology obsolete or inferior to other products, which could lead to a loss of our customers and have a material adverse effect on our business, financial condition and results of operations.

We face significant risks in launching and scaling our quantum computing technology and related software solutions and applications.

Our ability to execute our business plan effectively depends on several factors, including market demand, pricing competitiveness, operational efficiency, customer acquisition and retention, regulatory compliance, and access to sufficient capital to support our quantum computers, quantum software and computing platform technologies. If we fail to assess consumer demand accurately or establish a sustainable pricing model, we may not attract enough subscribers to achieve profitability. Additionally, as we have limited experience operating a subscription- and cloud-based quantum computing solution and application, we may encounter unexpected logistical, financial, and technological challenges, which could delay or hinder implementation. For example, while we anticipate that many customers will engage through cloud-based access, not all workloads or industries are amenable to shared compute environments.

For customers handling sensitive or classified data, particularly in government and defense sectors, we expect to offer on-premise system deployments. These systems will be installed directly into enterprise or sovereign data centers and supported through long-term service, maintenance, and upgrade agreements, which will require significant expansion in personnel for installation and ongoing support, posing additional operational risks.

Our continued growth and expansion of our existing and new quantum computing technology and related software solutions and applications may also subject us to the following additional challenges and constraints:

•        We face challenges in ensuring the productivity of a growing employee base, including recruiting, training, and retaining skilled personnel in areas such as sales and marketing and information technology;

•        The technological or operational challenges associated with cloud-based quantum computing technology and related software solutions and applications and customer service in a subscription model may be more complex than anticipated;

•        The challenges in successfully managing our subscription model, which depends upon our ability to properly price our subscription-based arrangements, maintain systems and processes to properly account for and administer subscriptions, deliver our platform and products, retain our customers, and further develop or acquire related technologies and infrastructure;

•        The execution of our future plans will require significant capital investment and expenditures, and there is no guarantee that we will have access to adequate funding;

•        The legal and compliance requirements for cloud-based subscription software vary across different jurisdictions and any unfavorable regulatory changes could restrict our ability to operate or scale our software solutions and applications effectively; and

•        General market conditions, consumer preferences, and economic and political developments in Canada, the U.S., in and around Taiwan, Ukraine, the Middle East and other areas of the world.

If we are unable to successfully launch or scale our software solutions and applications, or if they fail to gain sufficient market acceptance, we may not realize the anticipated benefits of this expansion strategy. This could result in financial losses, inefficiencies in resource allocation, and a negative impact on our overall business performance and future growth prospects.

All of these endeavors involve risks and will require significant management, financial, and human resources. We cannot assure you that we will be able to launch and scale our quantum computing technology and related software solutions and applications. There is no assurance that the investment to be made by us as contemplated under our future plans will be successful and generate the expected return. If we are not able to manage our growth or execute our strategies effectively, or at all, our business, results of operations, and prospects may be materially and adversely affected.

As an early-stage company with a limited operating history, it is difficult to forecast our future results of operations and funding requirements.

As a result of our limited operating history, our ability to accurately forecast our future results of operations is limited and subject to a number of uncertainties, including our ability to plan for and model future growth. Our ability to generate revenues will largely be dependent on our ability to develop and produce computing technology and related software solutions and applications with increasing numbers of qubits and to connect those quantum computers via quantum networks. However, our scalable business model has not been formed and it is possible that our latest technical roadmap will not be realized as quickly as expected, or at all. The development of our scalable business model will likely require the incurrence of a substantially higher level of costs than incurred to date, while our revenues will not substantially increase until more powerful, scalable computers are produced, which requires a number of technological advancements that may not occur on the currently anticipated timetable, or at all. Further, in future periods, our growth could slow or decline for a number of reasons, including but not limited to slowing demand for our service offerings, increased competition, changes to technology, inability to scale up our technology, a decrease in the growth of the overall market, or our failure, for any reason, to continue to take advantage of growth opportunities. As a result, our historical results should not be considered indicative of our future performance.

We have also encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. If our assumptions regarding these risks and uncertainties and our future growth are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, and our business could suffer. Our success as a business ultimately relies upon fundamental R&D breakthroughs in the coming years. There is no certainty these R&D milestones will be achieved as quickly as expected, or at all.

Our estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

Our market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The variables that go into the calculation of our market opportunity are subject to change over time, and there is no guarantee that any particular number or percentage of current or prospective customers covered by our market opportunity estimates will purchase our products at all or generate any particular level of revenue for us. In addition, alternatives to quantum computing technology and their related software and applications may present themselves, which could substantially reduce the market for our products. Any expansion in our market depends on a number of factors, including the cost, performance and perceived value associated with our quantum solutions.

The methodology and assumptions used to estimate market opportunities may differ materially from the methodologies and assumptions we have historically used to estimate the total addressable market. To estimate the size of our market opportunities and our growth rates, we have relied on publicly available market reports by research and consulting firms, peer-reviewed journals and our own internal estimates. While our estimates of the total addressable market opportunity included in this proxy statement/prospectus are made in good faith and are based on assumptions and estimates we believe to be reasonable under the circumstances, these estimates of the total addressable market and growth forecasts are subject to significant uncertainty, are based on assumptions and estimates that may not prove to be accurate and are based on data published by third parties that we have not independently verified. For example, if advances in classical computing prove more robust for longer than currently anticipated, it could adversely affect the timing of any quantum supremacy being achieved, if at all. If our estimates of total market opportunity and growth forecasts prove to be inaccurate, it could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to scale our business quickly enough to meet customer and market demand, which could adversely affect our financial condition and results of operations or cause us to fail to execute on our business strategies.

In order to grow our business, we will need to continually evolve and scale our business and operations to meet customer and market demand. We have a limited sales history for our quantum computing technology and related software solutions and applications, and the majority of our revenue is derived from professional services for research projects, proof of concept development, and quantum education, compute services and our quantum platform-as-a-service offering. Our business model is unproven and we have never sold any of our products at large-scale commercial levels. Evolving and scaling our business and operations places increased demands on our management, as well as our financial and operational resources to:

•        continue to develop our quantum computing technology and related software solutions and applications, including by offering QCaaS via cloud platforms and enterprise integrations, and to plan and prepare for future commercialization;

•        attract new customers and grow our customer base, including by selling dedicated photonic quantum computers for secure or sovereign deployments with ongoing support;

•        co-develop intellectual property with strategic partners for revenue sharing and commercialization;

•        commercialize PennyLane through enterprise subscriptions and developer tools for SaaS revenue;

•        co-develop proprietary quantum algorithms and applications with industrial partners;

•        license intellectual property for adjacent markets in classical datacom, sensing, and telecommunications;

•        monetize our underlying photonics technology and resulting intellectual property in adjacent non-computing markets, including the quantum internet and sensing;

•        effectively manage organizational change;

•        design scalable processes;

•        accelerate and/or refocus our R&D activities;

•        expand manufacturing, supply chain and distribution capacity;

•        increase sales and marketing efforts;

•        broaden customer support and services capabilities;

•        maintain or increase operational efficiencies;

•        scale support operations in a cost-effective manner;

•        implement appropriate operational and financial systems; and

•        maintain effective financial disclosure controls and procedures.

Commercial production of quantum computing technology and related applications may never occur. We have no experience in producing large quantities of our quantum computing technology and related software solutions and applications and are currently in the early stages of development of our products. There are significant technological and logistical challenges associated with developing, producing, marketing, selling and distributing products in an advanced technology industry, including our products, and we may not be able to resolve all of the difficulties that may arise, including managing production at a scale or quality consistent with customer demand, in a timely or cost-effective manner, or at all.

If we cannot evolve and scale our business and operations effectively, we may not be able to execute our business strategies in a cost-effective manner and our business, financial condition and results of operations could be adversely affected.

Market adoption of cloud-based quantum computing technology and related software solutions and applications is relatively new and unproven and may not grow as we expect and, even if market demand increases, the demand for our cloud-based QCaaS may not increase, or certain customers may be reluctant to use a cloud-based QCaaS for applications, any of which may harm our business and results of operations.

We plan to derive much of our revenue from our cloud-based quantum computing technology and related software solutions and applications, which we expect to continue for the foreseeable future. As such, the market acceptance of our platform is critical to our continued success. To date, we have generated limited revenue from QCaaS. It is difficult to predict customer adoption rates and demand for our solutions and professional services, the entry of competitive platforms and service providers, or the future growth rate and size of our markets.

In addition, for cloud-based solutions to be widely accepted, organizations must overcome any concerns with moving sensitive information to a cloud-based platform. Demand for our platform in particular is affected by a number of other factors, some of which are beyond our control. These factors include continued market acceptance of our cloud-based quantum computing platform and cloud-based QCaaS, the pace at which existing customers realize benefits from the use of our platform and decide to expand deployment of our platform across their business, the timing of development and release of new products by our competitors, technological change, reliability and security, the pace at which enterprises undergo digital transformation, and developments in data privacy regulations. Furthermore, we expect that the needs of our customers will continue to rapidly change and increase in complexity. We will need to continually improve the functionality and performance of our platform to meet those rapidly changing, complex demands. If we are unable to continue to meet customer demands or to achieve more widespread market acceptance of relevant solutions in general or our platform in particular, our business operations, financial results, and growth prospects will be materially and adversely affected.

We derive a significant amount of our revenues from a few significant customers. The loss of a significant customer could adversely affect our business, financial condition and results of operations.

A substantial percentage of our current revenues are generated from a relatively small number of customers and the loss of a significant customer could materially and adversely affect us. For the period ended September 30, 2025, 36% of our revenue was earned from a single customer, 25% was earned from a second customer and 12% was earned from a third customer. For the year ended December 31, 2024, 53% of our revenue was earned from a single customer and 10% was earned from a second customer. For the year ended December 31, 2023, 70% of our total revenue was earned from a single customer and 15% was earned from a second customer. A single customer accounted for 53%, 70% and 25% of revenues in fiscal year 2024, 2023 and the nine months ended September 30, 2025 respectively.

Our agreements with significant customers generally fall into two categories and cover four different customers. The first relates to commercial agreements with private entities, which typically feature multi-year initial terms with defined renewal options, such as by prior written notice or automatically unless terminated, and include specific clauses for termination for convenience and for cause. In contrast, the second relates to our contracts with the Canadian and United States governments, which are for shorter, fixed periods (ranging from six months to two years). These agreements typically incorporate standard government-wide general conditions, including customer-friendly termination for convenience and termination for default provisions. These agreements with our significant customers are generally dependent on, and subject to, our ability to demonstrate the technological feasibility of our products and services, as well as research and development of our technology.

Our consolidated results of operations could be adversely affected if any of our significant customers terminate their contracts with us, fail to renew their existing contracts, or do not enter into new contracts with us. Replacing significant customers is difficult, and it is unlikely we would be able to replace such a loss in revenue from a single or a few larger customers. The loss of one or more of our larger customers could have a material adverse effect on our business, financial condition, results of operations and ability to meet its obligations. In addition, if a significant customer experiences liquidity constraints or other financial difficulties it may be unable to make required payments to us or seek to renegotiate contracts, which could adversely affect our liquidity and profitability.

Our business could be harmed if we fail to manage growth effectively.

If we fail to manage growth effectively, our business, results of operations and financial condition could be harmed. We anticipate that a period of significant expansion will be required to address the growth of our operations and personnel that will be necessary to develop and commercialize our existing and new quantum computing technology and related software solutions and applications. This expansion will place a significant strain on our management, operational and financial resources. Expansion will require significant cash investments and management resources, and there is no guarantee that they will generate additional sales of our products, or that we will be able to avoid cost overruns or hire additional personnel to support this growth as required. In addition, we will also need to ensure our compliance with regulatory requirements in various jurisdictions applicable to the sale, installation and servicing of our products. To manage the growth of our operations and personnel, we must establish appropriate and scalable operational and financial systems, procedures and controls and establish and maintain qualified finance, administrative and operations staff. We may be unable to acquire the necessary capabilities and personnel required to manage growth or to identify, manage and exploit potential strategic relationships and market opportunities.

Our quarterly revenues are hard to predict, and may not grow at the rates at which you expect in the future.

Our revenue was approximately $1.6 million for the fiscal year ended December 31, 2024, consisting primarily of applications development and proof of concept partnerships, and $2.7 million for the nine months ended September 30, 2025. We do not currently have quantum computers available for commercial sale beyond those in the beta stage of development. You should not rely on the revenue growth of any prior quarterly or annual period, either individually or collectively, as an indication of our future performance. Even if our revenue increases in the future, we expect that our revenue growth rate will fluctuate as a result of a variety of factors, including as we continue to develop our quantum computing technology and related software solutions and applications.

Overall growth of our revenue also depends on a number of factors, including our ability to:

•        expand the features and functionality of our quantum computing technology and related software solutions and applications;

•        extend our product leadership to expand our addressable market;

•        differentiate our quantum computing technology and related software solutions and applications from similar platforms offered by others;

•        successfully develop a substantial sales pipeline for our products;

•        hire sufficient sales personnel to support our growth and reduce the time for such personnel to achieve desired productivity levels;

•        attract new customers and expand sales to our existing customers, including by effectively marketing and pricing our quantum computing technology and related software solutions and applications;

•        increase awareness of our brand on a global basis as a quantum computing leader to successfully compete with other companies;

•        provide our customers with support that meets their needs;

•        effectively leverage and expand our partner ecosystem;

•        protect against security incidents;

•        successfully protect our intellectual property in Canada, the United States and other jurisdictions; and

•        expand to new international markets and grow within existing markets.

We may not successfully accomplish any of these objectives, and as a result, it is difficult for us to forecast our future results of operations. If the assumptions that we use to plan our business are incorrect or if we are unable to maintain consistent revenue or revenue growth, and we may not be able to achieve and maintain profitability.

In addition, we expect to continue to expend substantial financial and other resources on:

•        the development of new products, features and functionality for our existing and future quantum computing technology and related software solutions and applications;

•        the physical assets and facilities required to enable our product development and product manufacturing;

•        our partner ecosystem;

•        international expansion;

•        acquisitions or strategic investments;

•        expansion and enablement of our sales and marketing organizations to increase brand awareness and drive adoption of our solutions; and

•        general administration, including increased legal, human resources, compliance and accounting expenses associated with being a public company.

These investments may not result in increased revenue for our business. If we are unable to maintain or increase our revenue at a rate sufficient to offset the expected increase in our costs, our business, financial condition and results of operations will be harmed, and we may not be able to achieve or maintain profitability. Additionally, we may encounter unforeseen operating expenses, difficulties, complications, delays, decreased revenue growth associated with general macroeconomic and market conditions, volatility or disruptions (including the effect of those events on our customers) and other unknown factors that may result in losses in future periods. If our revenue does not meet our expectations in future periods, our business, financial condition and results of operations may be harmed.

We will require substantial additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be sure that additional financing will be available.

Our business and our future plans for expansion are capital-intensive, and the specific timing of cash inflows and outflows may fluctuate substantially from period to period. We believe that upon completion of the Transactions our cash and cash equivalents should be sufficient to meet our anticipated operating cash needs for at least the next 12 months based on our current business plan, and expectations and assumptions, including the assumption that the Transactions will close as anticipated, considering current macroeconomic conditions. Our operating plan may change because of factors currently unknown, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations or government contracts. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe that we have sufficient funds for current or future operating plans. Any such financings may result in dilution to our shareholders, issuance of securities with priority as to liquidation and dividends and other rights more favorable than NewCo Shares, imposition of debt covenants and repayment obligations or other restrictions that may adversely affect our business.

There can be no assurance that financing will be available to us on favorable terms, or at all. Weakness and volatility in capital markets and the economy, in general or as a result of bank failures or macroeconomic conditions, such as high inflation, interest rates, geopolitical events and changes in government policies, could limit our access to capital markets and increase our costs of borrowing. The inability to obtain financing when needed may make it more difficult for us to operate our business or implement and execute our quantum computing growth plans and may require us to scale back our operating plans.

We are, or may be subject to risks associated with our current or future customers, partnerships or strategic relationships, and we may not be able to maintain our current strategic partnerships, including relationships with certain government entities or prime contractors, or realize the anticipated benefits from any such relationships or opportunities in the future.

We have entered into binding and non-binding memoranda of understanding and letters of intent (collectively, “MOUs”) with certain key collaborators and development partners with the goal of advancing our technologies and expanding our strategic relationships in the future. We may in the future enter into additional strategic partnerships through similar MOUs. There is no guarantee that any of our MOUs will lead to lasting or successful business relationships with such collaborators and/or development partners, or that any of our development partnerships will ultimately lead to advancement of commercial products. These strategic partnerships may subject us to several risks, including risks associated with sharing proprietary information, non-performance by third parties, and increased expenses in establishing new strategic partnerships, any of which may materially and adversely affect our business. We may have limited ability to monitor or control the actions of these third parties and, to the extent any of these third parties suffer negative publicity or harm to their reputation from events relating to our business, we may be required to indemnify such parties. We may also suffer negative publicity or harm to our reputation by virtue of our association with any such third party.

We have entered into, and may enter into, strategic partnerships to develop our current and future R&D programs with government and other public entities to accomplish one or more of the following:

•        develop utility-scale, photonic quantum computing technology and related software solutions and applications;

•        develop manufacturing processes for low loss photonic integrated circuits;

•        obtain expertise in relevant markets;

•        obtain sales and marketing services or support;

•        obtain equipment and facilities;

•        develop quantum algorithms and applications;

•        develop the quantum software stack including compilers;

•        develop relationships with potential future customers; and

•        generate revenue.

Strategic partnerships and ongoing customer relationships will be an important factor in the growth and success of our business. However, there are no assurances that we will be able to continue to identify or secure suitable business relationship opportunities in the future, and our competitors may capitalize on such opportunities before we do. Moreover, identifying such opportunities could require substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If we are unable to successfully source and execute on strategic relationship opportunities in the future, our overall growth could be impaired, and our business, prospects, financial condition, and operating results could be materially adversely affected.

We may be required to record significant charges for impairment of our long-lived assets, other assets or investments as a result of an adverse change in market conditions in the future.

An adverse change in market conditions, including a negative change to our position in the market, or lack of growth in demand for our products could be considered to be an impairment triggering event. Such changes in the future could impact valuation assumptions relating to the recoverability of assets and may result in impairment charges to our long-lived assets, other assets or investments, which would have a material adverse effect on our operating results and harm our business.

There are inherent uncertainties in management’s estimates, judgments and assumptions used in assessing recoverability of intangible and other long-lived assets. Any material changes in key assumptions, including failure to meet business plans, a deterioration in the U.S., Canadian and global financial markets, an increase in interest rates or an increase in the cost of equity financing by market participants within the industry or other unanticipated events and circumstances, may decrease our projected cash flows or increase discount rates and could potentially result in an impairment charge. From time to time, we may be required to record a significant charge to earnings in our consolidated financial statements during the period in which any impairment of our long-lived assets is determined, which might have a materially adverse impact on our business operations and our financial position or results of operations.

If our quantum computing technology and related software solutions and applications are not compatible with some or all industry-standard hardware and software in the future, our business could be harmed.

Programming for quantum computing technology and related software solutions and applications requires unique tools, software, hardware, and development environments. We have focused our efforts on creating full-stack quantum computing technology and related software solutions and applications utilizing photonic-based quantum computing hardware with a modality-agnostic software platform. We rely on third parties to create and advance hardware, software, standards, specifications, applications, and services that enable these systems to integrate into various environments and be utilized for various customer use cases. Full utilization of our quantum computing technology and related software solutions and applications may depend on these third-party hardware, software, standards, specifications, applications, and services, which may not be compatible with our quantum computing technology and related software solutions and applications and their development, or may not be available to us or our customers on commercially reasonable terms, or at all, which could harm our business.

If our customers are unable to achieve compatibility between our quantum hardware and software and other hardware and software, it could impact our relationships with such customers or with customers generally, if the incompatibility is more widespread. In addition, the mere announcement of an incompatibility problem relating to our products with higher level hardware and software tools could cause us to suffer reputational harm and/or lead to a loss of customers. Any adverse impacts from the incompatibility of our quantum solutions could adversely affect our business, operating results, and financial condition.

We may expend our resources to pursue particular products, designs, sectors or investments and we may fail to capitalize on such products, designs, sectors or investments and/or forego other products, designs, sectors or investments that may have been more profitable or for which there may have been a greater likelihood of success.

We have limited financial and operational resources. As such, we must prioritize our R&D for use of quantum technology within certain products, designs sectors or investments. Correctly prioritizing our R&D activities is particularly important for us due to the breadth of companies building or seeking to build quantum solutions that can meet the requirements for solving commercial problems. Our resource allocation decisions may cause us to forego or delay pursuit of opportunities in other products, designs, sectors or investments that later prove to have greater commercial potential and ability to achieve quantum advantage, which would have a material adverse effect on our business, prospects and financial results. We may also fail to capitalize on the products, designs, sectors, or investments we choose to pursue. In addition, because we are pursuing the development and commercialization of multiple verticals on our quantum platform at the same time, we may face challenges related to the appropriate focus of management resources and attention, as well as R&D funding in pursuing these verticals. The failure to correctly prioritize our efforts could adversely affect our business, operating results and financial condition.

We may be unable to reduce the cost of developing our quantum computing technology and related software solutions and applications, which may prevent us from pricing our quantum offerings competitively.

The success of our business is dependent on the cost per logical qubit decreasing over the next several years as our quantum computers and software advance, which is based on achieving anticipated economies of scale related to demand for our computer systems and software, technological innovation and negotiations with third-party suppliers, research organizations and development partners. We have not yet developed partnerships or entered into long term supply agreements with each of the parties that we will need to in order to advance our current business plan. If we do not achieve economies of scale or if the anticipated cost savings do not materialize, we may be unable to achieve a lower cost per logical qubit, which would make our quantum computing technology and related software solutions and applications less competitive than those offered by our competitors and could have a material adverse effect on our business, financial condition and results of operations. Due to macroeconomic headwinds, including inflation, we have experienced and may continue to experience increased costs, including with respect to labor and products. The failure to price our offerings competitively could adversely affect our business, operating results and financial condition.

The quantum technology industry is competitive on a global scale, and we may not be successful in establishing and maintaining confidence in our long-term business prospects among current and future partners and customers.

The markets in which we operate are rapidly evolving and highly competitive. As these markets continue to mature and new technologies and competitors enter such markets, we expect competition to intensify. Our current competitors include, but are not limited to:

•        large, well-established tech companies that generally compete in all of our markets, including Amazon, Google, IBM, Intel and Microsoft;

•        quantum computing companies, such as IonQ, PsiQuantum, Infleqtion, D-Wave Computing and Rigetti Computing;

•        countries such as the United States, Canada, Japan, China, Russia, Australia, the United Kingdom (“UK”) and certain countries in the European Union (“EU”), which sponsor material government-funded research in quantum computing;

•        less-established public and private companies with competing technology, including companies located outside the United States and Canada; and

•        new or emerging entrants seeking to develop competing technologies.

We compete based on various factors, including technology, price, performance, fidelity, brand recognition and reputation, customer support and differentiated capabilities, scalability and reliability. Many of our competitors have substantially greater brand recognition, customer relationships and financial, technical and other resources, including an experienced sales force and sophisticated supply chain management. They may be able to respond more effectively than us to new or changing opportunities, technologies, standards, customer requirements and buying practices or to cross-subsidize their quantum offerings from their other higher margin operations. In addition, many countries are focused on developing quantum solutions either in the private or public sector and may subsidize quantum computers and other technology, which may make it difficult for us to compete. Many of these competitors do not face the same challenges that we do in growing our business, including research, development, manufacturing, sales and marketing. Moreover, other competitors might be able to compete with us by bundling their other products in a way that does not allow us to offer a competitive solution.

Our photonic quantum computers and software also compete with non-photonic architectures that may have substantial support from large, well-established technology companies and developer ecosystems. If developers, independent software vendors and cloud providers prioritize such non-photonic architectures and related software development kits (“SDKs”) or other software, or if they reduce support for photonic quantum computers and software, our ability to attract developers, partners and customers could be impaired. Furthermore, the value of our quantum software is partly derived from its ability to connect with existing hardware infrastructures of our quantum computing system and other hardware providers (e.g., IBM, IonQ, QuEra). If such providers prioritize their own SDKs and reduce support for our quantum computers and software, including PennyLane, the utility of our solutions could be materially reduced. Even if our photonic quantum computers and software are adopted, entrenched standards and integrations around non-photonic technology systems may delay or prevent adoption of our photonic quantum computers and software, which could materially adversely affect our business, results of operations and financial condition.

We must be able to achieve our objectives in a timely manner or our quantum computing and other technology may lose ground to competitors, including competing technologies. There are a large number of market participants, including certain sovereign nations, focused on developing quantum technology, including quantum computing and networking technology. Accordingly, we must dedicate significant resources to achieving any technical objectives on the timelines established by our management team. Any failure to achieve objectives in a timely manner could adversely affect our business, operating results and financial condition.

For all of these reasons, competition may negatively impact our ability to maintain and grow consumption of our products and platform or put downward pressure on our prices and gross margins, any of which could materially harm our reputation, business, results of operations and financial condition.

The quantum technology industry is in its early stages and volatile, and if it does not develop, if it develops slower than we expect, if it develops in a manner that does not require use of our quantum solutions, if it encounters negative publicity or if our solutions do not drive commercial engagement, the growth of our business will be harmed.

The nascent market for quantum technology is still rapidly evolving, characterized by rapidly changing technologies, competitive pricing and competitive factors, evolving government regulation and industry standards, and changing customer demands and behaviors. If the market for quantum technology in general, or a certain quantum technology sector, such as quantum computing, does not develop as expected, or develops more slowly than expected, our business, prospects, financial condition and operating results could be harmed.

Our quantum hardware is based on a photonic modality. There are a number of other quantum hardware technologies being pursued. If the industry fails to adopt a photonic modality or adopts a competing quantum technology, this would adversely affect our business, prospects, financial condition and operating results.

In addition, our growth and demand for our products is highly dependent upon the adoption of certain quantum technologies and commercially useful quantum algorithms to run on quantum computers by developers and customers, as well as on our ability to demonstrate the value of quantum solutions to our customers. Delays in future generations of our quantum computers or other technology, or technical failures at other quantum computing or other quantum technology companies could limit market acceptance of our solution. Negative publicity concerning our solution or the quantum technology industry as a whole, or a certain quantum technology sector, could limit market acceptance of our solution. We believe quantum technology will solve many large-scale problems. However, such problems may never be solvable by quantum technology or may only be solvable by systems that are more technologically mature than we currently expect. If our clients and partners do not perceive the benefits of our solutions and products, or if our solution does not drive customer engagement, then our market may not develop at all, or it may develop slower than we expect. If any of these events occur, it could have a material adverse effect on our business, financial condition and results of operations. If progress towards quantum advantage ever slows relative to expectations, it could adversely impact revenues and customer confidence to continue to pay for testing, access and “quantum readiness.” This would adversely affect revenues in the period before quantum advantage.

Even if the market in which we compete achieves the forecasted growth, our business could fail to grow at similar rates, if at all.

Even if the market in which we compete meets the size estimates and growth forecasted, our business could fail to grow at similar rates, if at all, and may contract.

Before we will be in a position to begin the growth needed to capture meaningful market opportunity, we must first complete development of utility scale quantum computing technology and related software solutions and applications. Once we have developed suitable commercially scalable product offerings, our growth will depend upon our ability to successfully scale up manufacturing of our products in sufficient quantity and quality, in a timely or cost-effective manner. Any future growth will also depend upon our ability to successfully market and sell quantum computing technology and related software solutions and applications. We have no experience with the distribution and sale of quantum computing technology and related software solutions and applications at scale. Any future growth and long-term success will depend upon the development of our sales and delivery capabilities.

Unforeseen issues associated with scaling up and constructing quantum computing technology and related software solutions and applications at commercially viable levels, and selling our technology, could negatively impact our business, financial condition and results of operations.

Moreover, because of our unique technology, our customers will require particular support and service functions, some of which are not currently available. If we experience delays in adding such support capacity or servicing our customers efficiently or experience unforeseen issues with the reliability of our technology, it could overburden our servicing and support capabilities. Similarly if we enter into additional government contracts or expand to new geographies, we may be required to rapidly increase the availability of these services. Failure to adequately support and service our customers may inhibit our growth and ability to expand computing targets globally. There can be no assurance that our projections on which such targets are based will prove accurate or that the pace of growth will meet customer expectations. Failure to grow at rates similar to that of the quantum computing, software and networking industries may adversely affect our operating results and our ability to effectively compete in the industry.

Our business and future growth are dependent on the success of our strategic relationships with third parties.

We depend on, and anticipate that we will continue to depend on, various third-party suppliers, contractors, and strategic partners, some of which we have not yet developed partnerships or entered into long term supply agreements with, in order to sustain and grow our business now and in the future. Failure of any of these suppliers to continue to provide products and services to maintain, support or secure their technology platforms or our integrations, or errors or defects in their technologies, products or services, could adversely affect our relationships with our customers, damage our brand and reputation and result in delays or difficulties in our ability to provide our products and platform. Our ability to produce and scale our photonic quantum computers is dependent also upon components we must source from the electronics and semiconductor industries. Shortages or supply interruptions in any of these components will adversely impact our financial performance, technology roadmap, and effect our business.

Some of our products and our platform depend on the ability to access and integrate with third-party cloud providers. In particular, we have developed our products and platform to integrate with certain third-party cloud providers and the third-party applications of other parties. If we choose or are required to change cloud providers, we will incur costs to port our products and platform to a new service and may experience service interruptions during a change of cloud provider. Generally, third-party cloud providers and the data we receive from the third-party cloud providers are written and controlled by the application provider. Any changes or modifications to the third-party cloud providers or the data provided could negatively impact the functionality of, or require us to make changes to, our products and platform, which would need to occur quickly to avoid interruptions in service for our customers.

We may face supply chain issues that could delay the introduction of certain of our products and negatively impact our business and operating results.

We are reliant on third-party suppliers for components necessary to develop and manufacture our quantum computing technology. We do not currently have long-term supply agreements with all of our suppliers. As our business grows, we must continue to scale and adapt our supply chain or it could potentially have an adverse impact on our business. Any of the following factors (and others) could have an adverse impact on the availability of these components necessary to our business:

•        our inability to enter into agreements with suppliers on commercially reasonable terms, or at all;

•        our inability to license intellectual property from our suppliers, on commercially reasonable terms, if at all;

•        inability of suppliers to mature their operations in line with our growth and to meet our evolving requirements;

•        a significant increase in the price of one or more components, including due to industry consolidation occurring within one or more component supplier markets or as a result of decreased production capacity at manufacturers;

•        any reductions or interruptions in supply, including disruptions on our global supply chain as a result of the global chip shortage, geopolitical tensions in and around Taiwan, Ukraine, the Middle East and other areas of the world and any indirect effects thereof;

•        financial problems of either manufacturers or component suppliers;

•        intentional sabotage by a malicious actor or actors;

•        significantly increased raw material costs and other expenses associated with our business;

•        difficulty obtaining raw materials that meet our quality standards;

•        significantly increased freight charges, disruptions in shipping or reduced availability of freight transportation;

•        proposals to impose, imposition of, or increase in, tariffs, trade protection measures, or import and export controls by the United States or other countries and countermeasures proposed or imposed thereto;

•        reduced access to raw materials due to suppliers entering into exclusivity arrangements with our competitors;

•        significant costs and resources required to facilitate a change in one or more of our current suppliers;

•        other factors beyond our control or that we do not presently anticipate could also affect our suppliers’ ability to deliver components to us on a timely basis;

•        a failure to develop our supply chain management capabilities and recruit and retain qualified professionals;

•        a failure to adequately authorize procurement of inventory by our contract manufacturers; or

•        a failure to appropriately cancel, reschedule, or adjust our requirements based on our business needs.

If any of the aforementioned factors were to materialize, it could cause us to delay or halt production of some or all of our quantum solutions and/or entail higher manufacturing costs, any of which could materially adversely affect our business, operating results, and financial condition and could materially damage customer relationships.

We may not be able to accurately estimate the future supply and demand for our products, including our quantum computing technology and related software solutions and applications, which could result in a variety of inefficiencies in our business and hinder our ability to generate revenue. If we fail to accurately predict our manufacturing requirements, we could incur additional costs or experience delays.

It is difficult to predict our future revenues and appropriately and accurately budget for our expenses, and we may have limited insight into trends that may emerge and affect our business. We anticipate being required to provide forecasts of our demand to our current and future suppliers prior to the scheduled delivery of products to potential customers. Currently, there is no historical basis for making judgments on the demand for our quantum computing and certain of our other products or our ability to develop, manufacture, and deliver quantum computers and other products, or our profitability, if any, in the future. If we overestimate our requirements, our suppliers may have excess inventory, which indirectly would increase our costs and reduce potential profitability. If we underestimate our requirements, our suppliers may have inadequate inventory, which could interrupt the manufacturing of our products and result in delays in shipments and revenues. In addition, the lead times for materials and components that our suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If we fail to order sufficient quantities of product components in a timely manner, the development, manufacturing and delivery of quantum computers and other products to our potential customers could be delayed, which would harm our business, financial condition and operating results and could materially damage relationships with our strategic partners and future customers.

We are highly dependent on our key employees who have specialized knowledge, and our ability to attract and retain and motivate senior management and other key employees is critical to our success.

Our future success is highly dependent on our ability to attract, retain and motivate our executive officers, key employees and other qualified personnel, including our employees who have specialized knowledge. Our future success is also dependent upon our ability to attract, retain and motivate qualified senior and middle managers on our management team.

We have experienced in the past, and as we build our brand and become more well known, there is increased risk that we may experience again in the future, competitors or other companies hiring our personnel. The loss of the services provided by these individuals could adversely impact the achievement of our business strategy. These individuals could leave our employment at any time. A loss of one or more of our key employees, particularly to a competitor, could also place us at a competitive disadvantage. Effective succession planning is important to our long-term success, and failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder our strategic planning and execution.

Our future success also depends on our continuing ability to attract, develop, motivate and retain highly qualified and skilled employees. The market for highly skilled workers and leaders in the quantum technology industry is extremely competitive. In particular, hiring qualified personnel specializing in quantum physics, engineering, software development and sales, as well as other technical staff and R&D personnel, is critical to our business and the development of our solutions. Some of these professionals are hard to find and we may encounter significant competition in our efforts to hire them. Many of the other companies with which we compete for qualified personnel have greater financial and other resources than we do. The effective operation of our supply chain, including the acquisition of critical components and materials, the development of our quantum solutions, the commercialization of our quantum solutions and the effective operation of our managerial and operating systems all depend upon our ability to attract, train and retain qualified personnel in the aforementioned specialties. Additionally, changes in immigration and work permit laws and regulations or the administration or interpretation of such laws or regulations could impair our ability to attract and retain highly qualified employees. If we cannot attract, train and retain qualified personnel in this competitive environment, we may experience delays in the development of our quantum solutions and be otherwise unable to develop and grow our business as planned, or at all.

Our management team has limited experience in operating a public company.

Our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under applicable securities laws in the U.S. and Canada. Our management team’s limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these compliance initiatives, which may strain resources and result in less time being devoted to our management and growth. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the U.S. and Canada and, following the consummation of the Business Combination, will need to add personnel in areas such as accounting, financial reporting, investor relations and legal in connection with operations as a public company. We will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.

We rely on funding and financial contributions from contracts with the public sector, including the Canadian government and U.S. government.

Historically, we have derived a portion of our revenue and financial contributions from the Canadian federal, Canadian provincial, U.S. federal and other governments and government agencies. We believe that the success and growth of our business for the foreseeable future will depend, in part, on our ability to win government contracts, grants and loans, and to attract repayable or non-repayable contributions from various government agencies.

Many of our government customers and many government funding programs are subject to budgetary constraints and our continued performance under these contracts, or award of additional contracts from these agencies, could be jeopardized by spending reductions or budget cutbacks at these agencies. For example, the reduction of government spending has been a primary focus of the U.S. federal government. In January 2025, President Trump announced an executive order establishing the Department of Government Efficiency (“DOGE”) to maximize government efficiency and productivity. In February 2025, President Trump stated that he has directed DOGE to review Pentagon spending for potential waste and fraud. In addition, the U.S. government entered into a shutdown on October 1, 2025 that ended on November 12, 2025. Another similar extended government shutdown could impact our sales to the U.S. government through funding restrictions or delays. As a result of these recent developments and other factors, the long-term funding of U.S. government programs is uncertain. We are dependent on continued congressional appropriations and administrative allotment of funds based on an annual budgeting process. We cannot assure you that current levels of government funding for our products and services will continue and that our business will not decline.

A significant decline in government expenditures generally, or with respect to programs for which we provide products and/or services, could adversely affect our business and prospects. Our operating results may also be negatively impacted by other developments that affect these government programs generally, including the following:

•        changes in government programs that are related to our products and services or the funding R&D or related commercialization supports;

•        changes in the availability of, or ability to qualify for, R&D tax credits, such as through the Government of Canada’s Scientific Research and Experimental Development (SR&ED) program;

•        adoption of new laws or regulations relating to government contracting or changes to existing laws or regulations;

•        changes in political or public support for security and defense programs;

•        public sentiment regarding economic nationalism and protectionism;

•        delays or changes in the government appropriations and budget process;

•        ability to comply with existing and new or modified laws and regulations applicable to its business;

•        uncertainties associated with the current global threat environment and other geo-political matters; and

•        delays in the payment of our invoices by government payment offices.

These developments and other factors could cause governmental agencies to reduce their purchases under existing contracts, to exercise their rights to terminate contracts at-will or to abstain from renewing contracts or entering into new contracts, any of which would cause our revenue to decline and could otherwise harm our business, financial condition and results of operations. Similarly, these developments and other factors could lead to a reduction in available funding under repayable or non-repayable contributions agreements or tax credits under public sector programs.

Certain of NewCo’s directors will reside outside of your jurisdiction; therefore, investors may not be able to enforce their legal rights or applicable securities or other laws against such parties.

Certain of NewCo’s directors will reside outside of your jurisdiction. As a result, it may be difficult, or in some cases not possible, for investors to enforce their legal rights or to enforce judgments of courts of jurisdiction predicated upon civil liabilities under securities laws and/or criminal penalties against any person that resides or is otherwise organized outside of such jurisdiction even if the party has appointed an agent for service of process.

Our future growth and success depends in part on our ability to sell effectively to government entities and large enterprises.

Our customers and potential customers include domestic and international government agencies and large enterprises. Therefore, our future success will depend on our ability to effectively sell our products and services to such customers and strategic partners. Sales to these end-customers involve risks that may not be present (or that are present to a lesser extent) with sales to non-governmental agencies or smaller customers. These risks include, but are not limited to, (i) increased purchasing power and leverage held by such customers in negotiating contractual arrangements with us and (ii) longer sales or service cycles and the associated risk that substantial time and resources may be spent on a potential end-customer that elects not to purchase our solutions. Sales to government agencies can be priced as fixed fee development contracts, which involve additional risks. Cost-plus and time-and-materials contracts can adversely affect our results of operations and financial condition if our costs do not qualify as allowable costs under applicable regulations of government policy. In addition, government contracts generally include the ability of government agencies to terminate for convenience which, if exercised, would result in a lower contract value and lower than anticipated revenues generated by such arrangement and, in the case of defense contracts, may allow the government to adjust prices if costs are determined to be in excess of what is fair and reasonable. Additionally, such government contracts may limit our ability to do business with foreign governments or prevent us from selling our products in certain countries.

Government agencies and large organizations often undertake a significant evaluation process that results in a lengthy sales cycle. Our contracts with government agencies are typically structured in phases, with each phase subject to satisfaction of certain conditions. As a result, the actual scope of work performed pursuant to any such contracts, in addition to related contract revenue, could be less than total contract value. In addition, purchases by such organizations are frequently subject to budget constraints, multiple approvals and unanticipated administrative, processing and other delays. Finally, these organizations typically have longer implementation cycles, require greater product functionality and scalability, require a broader range of services, demand that vendors take on a larger share of risks, require acceptance provisions that can lead to a delay in revenue recognition and expect greater payment flexibility. All of these factors can add further risk to business conducted with these potential customers and could lead to lower revenue results than originally anticipated.

Additionally, reductions in government spending in any jurisdiction in which we do or seek to do business could have adverse consequences on our financial position, results of operations and business. For example, we have anticipated future revenues from the U.S. government resulting from contracts awarded under various U.S. government programs. Cost cutting, including through consolidation and elimination of duplicative organizations, has become a major initiative for certain departments within the U.S. government. The Government of Canada has also indicated that it intends to constrain its spending. The funding of our programs may be subject to the overall U.S. and Canadian government budget and appropriation decisions and processes, which are driven by numerous factors, including geo-political events and macroeconomic conditions. Similar factors may be relevant to our anticipated future revenues other governments. In addition, changes in government priorities and requirements could impact the funding, or the timing of funding, of our programs, which could negatively impact our results of operations and financial condition.

We use certain open source technology in our business, which could expose us to information security vulnerabilities, result in failures, errors and defects, or subject us to possible litigation or to certain unfavorable conditions, including requirements that we offer our products that incorporate the open source software for no cost or that we make publicly available our confidential, proprietary source code and any other intellectual property that we developed using or derived from such open source software.

We use open-source software in connection with certain of our technologies. Use and distribution of open-source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide support, warranties, indemnification, or other contractual protections regarding infringement claims or the quality of the code. Accordingly, we cannot assure that the authors of such open-source software will implement or push updates to address security risks or will not abandon further development and maintenance. In addition, the public availability of such software may make it easier for others to compromise our technology. Many of the risks associated with the use of open-source software cannot be eliminated, and could, if not properly addressed, negatively affect our business, our intellectual property and the security of our systems, products and services. To the extent that our systems depend upon the successful operation of the open-source software it uses, any undetected errors or defects in such open-source software could prevent the deployment or impair the functionality of our systems or applications, delay the introduction of new solutions, result in a failure of our systems, products or services, and injure our reputation. For example, undetected errors or defects in open-source software could render it vulnerable to breaches or security attacks and make our systems more vulnerable to data breaches.

If our information technology systems or those third parties with whom we work or our data, are or were compromised, we could experience adverse consequences resulting from such compromise, including but not limited to regulatory investigations or actions, litigation, fines and penalties, disruptions of our business operations, reputational harm, loss of revenue or profits, loss of customers or sales and other adverse consequences.

In the ordinary course of business, we and the third parties with whom we work, collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit and share (collectively, “process”) proprietary, confidential and sensitive data, including confidential business data, trade secrets, sensitive third-party data, personal data, controlled unclassified information, business plans, transactions and financial information of our own, our partners, our vendors and their own supply chains, our customers or other third parties (collectively, “sensitive information”).

Cyber-attacks, malicious internet-based activity, online and offline fraud and other similar activities threaten the confidentiality, integrity and availability of any sensitive information and information technology systems, and those of the third parties with whom we work. Such threats are prevalent and continue to rise, are increasingly difficult to detect and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel (such as through theft or misuse), sophisticated nation states and nation-state-supported actors.

Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state and nation-state-supported actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other geopolitical tensions or conflicts, we, the third parties with whom we work and our customers may be vulnerable to a heightened risk of these attacks, including retaliatory cyber-attacks, that could materially disrupt our systems and operations, supply chain and ability to distribute our products and services.

We, our employees and, to our knowledge, the third parties with whom we work, may be to subject to a variety of evolving threats, including but not limited to social-engineering attacks (including through deep fakes (which may be increasingly more difficult to identify as fake) and phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced persistent threat intrusions), denial-of-service attacks, credential stuffing attacks, credential harvesting, personnel misconduct or error, ransomware attacks, supply-chain attacks, software bugs, server malfunctions, software or hardware failures, loss of data or other information technology assets, adware, telecommunications failures, earthquakes, fires, floods, attacks enhanced or facilitated by artificial intelligence (“AI”) and other similar threats.

In particular, severe ransomware attacks are becoming increasingly prevalent — particularly for companies like ours that are engaged in product and service delivery — and can lead to significant interruptions in our operations, ability to provide our products or services, loss of sensitive data and income, reputational harm, diversion of funds and other adverse consequences. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments.

It may be difficult and/or costly to detect and where appropriate, investigate, mitigate, contain and remediate a security incident. Our efforts to do so may not be successful. Actions taken by us or the third parties with whom we work to detect, investigate, mitigate, contain and remediate a security incident could result in outages, data losses, and disruptions of our business. Threat actors may also gain access to other networks and systems after a compromise of our networks and systems.

Remote work has increased risks to our information technology systems and data, as more of our personnel utilize network connections, computers and devices outside our premises or network, including working at home, while in transit and in public locations. Additionally, future business transactions (such as acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired entities’ systems and technologies. Furthermore, we may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be difficult to integrate companies into our information technology environment and security program.

Our reliance on third parties could introduce new cybersecurity risks and vulnerabilities, including supply-chain attacks, and other threats to our business operations. Our quantum software platform is built to be accessed through third-party cloud providers, and we rely on these and other third-party service providers and technologies to operate critical business systems to process sensitive information in a variety of contexts, including, without limitation, other cloud-based infrastructure, data center facilities, encryption and authentication technology, personnel email and instant messaging, password management, asset management, HRIS, corporate expenses content delivery to customers, and other functions. We also rely on third-party service providers to provide other products, services or parts, or otherwise to operate our business. Our ability to monitor these third parties’ information security practices is limited, and these third parties’ may not be effective in protecting against all cybersecurity risks and vulnerabilities. If the third parties with whom we work experience a security incident or other interruption, we could experience adverse consequences. While we may be entitled to damages if the third parties with whom we work fail to satisfy their privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award. In addition, supply-chain attacks have increased in frequency and severity, and we cannot guarantee that third parties’ infrastructure in our supply chain or our third-party partners’ supply chains have not been compromised.

While we have implemented security measures designed to protect against security incidents, there can be no assurance that these measures will be effective. We take steps designed to detect, mitigate and remediate vulnerabilities in our information systems (such as our hardware and/or software, including that of third parties with whom we work). We have not and may not in the future, however, detect and remediate all such vulnerabilities on a timely basis. Further, we have and may in the future experience delays in developing and deploying remedial measures and patches designed to address identified vulnerabilities. Vulnerabilities could be exploited and result in a security incident.

Any of the previously identified or similar threats have in the past and may in the future cause a security incident or other interruption that could result in unauthorized, unlawful, or accidental access to, or acquisition, modification, destruction, loss, alteration, encryption, disclosure or other processing of our sensitive information or our information technology systems, or those of third parties with whom we work. For example, we have been the target of phishing attacks in the past and expect such attempts will continue in the future. A security incident or other interruption could disrupt our ability (and that of third parties with whom we work) to provide our products and services.

As a contractor that provides support to a number of U.S. federal agencies, such as the Department of Defense, we are required to comply with a variety of contract clauses related to the safeguarding of sensitive Controlled Unclassified Information (“CUI”) on our information systems as specified in NIST 800.171. Responsibilities include providing adequate security on information systems, completing and reporting system compliance assessments, reporting security breaches, and prohibiting the acquisition and use of covered defense telecommunications equipment or services. Contracts issued by the Government of Canada commonly address how private-sector suppliers must safeguard and handle Protected and Classified information, assets, and work sites and such related requirements typically address facility security clearances, information system security, personnel security screening, subcontractor screening and flow-downs, incident management and reporting, and use and disclosure limits. To the extent we are unable to comply with these or similar requirements, we will be unable to bid on applicable contract awards or on follow-on awards for existing work, or be ineligible to receive option awards under existing contracts with such requirements. This could adversely impact our revenue and profitability. In addition, our subcontractors, and in some cases our vendors, may also be required to adhere to the NIST 800.171 or other flow-down requirements. Should our supply chain fail to meet compliance requirements, this may adversely affect our ability to receive awards or execute on relevant government programs or contracts.

In addition, as a contractor supporting defense and national security customers, we are subject to certain additional contractual and regulatory compliance requirements relating to data privacy and cybersecurity. We are also subject to the U.S. Department of Defense Cybersecurity Maturity Model Certification (“CMMC”) requirements, which will require all contractors to receive specific certifications relating to specified cybersecurity standards in order to be eligible for contract awards. In addition, CMMC certification requirements may be required in modifications to existing contracts. To the extent we are unable to achieve certification in advance of applicable contract awards that specify the requirement, we will be unable to bid on such contract awards or on follow-on awards for existing work with the Department of Defense, depending on the level of standard as required for each solicitation, or be ineligible to receive option awards under existing contracts that specify the certification requirement, which could adversely impact our revenue and profitability. To the extent we are unable to comply with our contractual and regulatory compliance requirements related to data privacy or cybersecurity (including in our government contracts), we could face adverse consequences such as loss of customers and claims. In addition, our subcontractors, and in some cases our vendors, may also be required to adhere to the CMMC program requirements and potentially to achieve certification. Should our supply chain fail to meet compliance requirements or achieve certification, this may adversely affect our ability to receive awards or execute on relevant government programs. In addition, any obligations that may be imposed on us under the CMMC may be different from or in addition to those otherwise required by applicable laws and regulations, which may cause additional expense for compliance.

We expend and may in the future expend significant resources to try to protect against security incidents. Further, we have in the past and may in the future modify our business activities to try to protect against security incidents. Additionally, certain privacy and security obligations (including contracts with customers) require us to implement and maintain specific security measures or industry-standard or reasonable security measures to protect the relevant information technology systems and sensitive information.

Applicable privacy and security obligations may require us, or we may voluntarily choose to notify relevant stakeholders including affected individuals, customers, regulators, and investors, of security incidents, or to take other actions, such as providing credit monitoring and identity theft protection services. Such disclosures are costly, and the disclosure or the failure to comply with such requirements could lead to adverse consequences.

If we (or a third party with whom we work) experience a security incident or are perceived to have experienced a security incident, we may experience adverse consequences, such as: notification obligations; government enforcement actions (for example, investigations, fines, penalties, audits and inspections); additional reporting requirements and/or oversight; restrictions on processing sensitive information (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; diversion of management attention; interruptions in our operations (including availability of data); financial loss; and other similar harms. Security incidents and attendant material consequences may prevent or cause customers to stop using our products or services, deter new customers from using our products or services, and negatively impact our ability to grow and operate our business.

Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages or claims related to our data privacy and security obligations. We cannot be sure that our insurance coverage will be adequate or sufficient to protect us from or to mitigate liabilities arising out of our privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all or that such coverage will pay future claims.

In addition to experiencing a security incident, third parties may gather, collect or infer sensitive information about us from public sources, data brokers or other means that reveal competitively sensitive details about our organization and could be used to undermine our competitive advantage or market position.

Our use of AI may result in reputational harm, legal liability, competitive risks, and regulatory concerns that could adversely affect our business, operating results, and financial condition.

We have made, and expect to continue to make, significant investments to integrate AI, including generative AI, and machine learning technology, into our business. Many AI technologies are relatively new and present ethical, legal, regulatory, and reputational challenges. The use of datasets to develop AI models, the content generated by AI systems, or the application of AI systems may be found to be insufficient, offensive, biased, or harmful, or may violate current or future laws and regulations.

Further, we generally rely on third-party models for the AI features in software used in our business. Our ability to continue to use such technologies at scale may be dependent on access to specific third-party software and infrastructure. We cannot control the availability or pricing of such third-party AI technologies, especially in a highly competitive environment, and we may be unable to negotiate favorable economic terms with the applicable providers. If any such third-party AI technologies become unavailable for use, or if the providers of such models unfavorably change the terms on which their AI technologies are offered or terminate their relationship with us, our business, operating results, and financial condition could be adversely impacted. If the models underlying our AI technologies are incorrectly designed or implemented; trained or reliant on incomplete, inadequate, inaccurate, biased or otherwise poor quality data, or on data to which we do not have sufficient rights or in relation to which we and/or the providers of such data have not implemented sufficient legal compliance measures; used without sufficient oversight and governance to ensure their responsible use; and/or adversely impacted by unforeseen defects, technical challenges, cybersecurity threats, or material performance issues, the performance of our business, as well as our reputation and the reputations of our customers, could suffer, and we could incur liability resulting from the violation of laws, breach of contract claims, or civil claims. In addition, the use of AI applications may result in data leakage or unauthorized exposure of data, including, but not limited to, confidential business information, the personal data of end users, or other sensitive information. Such leakage or unauthorized exposure of data related to the use of AI applications could result in legal claims or liability or otherwise adversely affect our reputation and operating results.

We use AI tools in our business, including generative AI, and we expect to use AI tools in the future, including to generate code and other materials incorporated into our quantum computing technology and related software and applications, marketing materials, reports, proprietary software, and systems, and for other internal and external uses, and we are making investments to expand our AI capabilities. Advanced generative AI tools, which may produce content indistinguishable from that generated by humans, are a relatively novel development, with benefits, risks, and liabilities still unknown. Recent decisions of Governmental Entities and courts (such as the U.S. Copyright Office, U.S. Patent and Trademark Office, and U.S. Court of Appeals for the Federal Circuit) interpret U.S. copyright and patent law as limited to protecting works and inventions created by human authors and inventors, respectively. We are therefore unlikely to be able to obtain U.S. copyright or patent protection for works or inventions wholly created by a generative AI tool, and our ability to obtain U.S. copyright and patent protection for source code, text, inventions, or other materials, which are developed with some use of generative AI tools, may be limited, if available at all. Likewise, the availability of such IP protections in other countries is unclear. In addition, we may have little or no insight into and no control over the content and materials used by vendors to train these generative AI tools, or that otherwise use or incorporate these AI tools into their own offerings. There is ongoing litigation over whether the use of copyrighted materials to train the AI models used in these tools is lawful, and the impact of decisions in such litigation on our use of generative AI tools is unknown. Furthermore, our vendors who use AI tools, whether generative or agentic in nature, in their own offerings may not meet existing or rapidly evolving regulatory or industry standards, including with respect to the rights of others, privacy and data security. Additionally, our use of third-party generative AI tools to develop source code, text, inventions, or other materials may expose us to greater risks than utilizing contracted human developers, as third-party vendors of generative AI tools may not provide sufficient warranties or indemnities with respect to the output generated by such generative AI tools, and generative AI tools may also hallucinate, providing output that appears correct but is erroneous. Furthermore, some generative AI tools may be offered under terms that do not protect the confidentiality of the prompts or inputs that users submit to such tools and may use prompts or inputs to train shared AI models, potentially resulting in third-party users receiving outputs containing information from prompts or inputs (including confidential, competitive, proprietary, or personal data) that we submitted to the tool. The disclosure and use of personal data in AI technologies is also subject to various privacy laws and other privacy obligations.

While we are working to develop and implement policies surrounding our use of third party generative and agentic AI tools, any such policies we may develop may be insufficient to evaluate and mitigate potential legal, security, and business risks. Our practices may not be error free, and our use of such tools may inadvertently violate a third party’s rights, be non-compliant with the applicable terms of use or our other legal obligations, or result in a security or privacy risk or data leakage. Our use of AI technology could result in additional compliance costs, regulatory investigations and actions, and lawsuits. For example, we may face new or enhanced governmental scrutiny, or claims from third parties claiming infringement of their intellectual property rights or mandatory compliance with open-source software or other license terms with respect to software or other materials or content we believed to be available for use and not subject to license terms or other third-party proprietary rights. Any of these claims could result in legal investigations or proceedings. Furthermore, if we are found to be in violation of third party rights based on our use of AI tools, we could be required to purchase costly licenses, comply with the requirements of third-party licenses, or limit or cease using the implicated software or other materials or content, unless and until we can re-engineer such software, materials, or content to avoid infringement or change the use of, or remove, the implicated third-party materials, which could reduce or eliminate the value of our technologies and services. Our use of generative AI tools to generate code may also present additional security risks because the generated source code may contain security vulnerabilities. Additionally, vendors of generative AI tools may fail to comply with their contractual obligations to us regarding the confidentiality or security of any data or other inputs provided to such vendor or outputs generated by their generative AI tools. Our sensitive information or that of our customers could be leaked, disclosed, or revealed as a result of or in connection with our employees’, personnel’s, or vendors’ use of third-party generative AI technologies.

Our use of AI could result in additional compliance costs, regulatory investigations and actions, and lawsuits. The regulatory environment for AI technologies is rapidly evolving, as several jurisdictions around the globe, including in Europe, certain states in the United States, and in Canada where federal, provincial and foreign government bodies and agencies have proposed, enacted, or are considering laws governing the development and use of AI. Legislation related to AI technologies has been introduced or passed at various governmental levels in Canada, the United States and Europe. For example, in the United States, several states are applying their data and consumer protection laws to AI, and/or have enacted, or are enacting or considering legal frameworks on AI, such as the Utah Artificial Intelligence Policy Act, the Colorado Artificial Intelligence Act and the draft California Consumer Privacy Act of 2018 (“CCPA”) regulations on automated decision-making technology and in Europe, the European Union Artificial Intelligence Act (the “EU AI Act”) regulates the development and deployment of AI systems. In parallel, industry standards in respect of AI are also developing quickly and may be difficult to interpret or implement consistently across jurisdictions. Additionally, existing laws and regulations may be interpreted in ways that would affect our use of AI technologies, or could be rescinded or amended as new administrations take differing approaches to evolving AI technologies. As a result, implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future, and we cannot yet completely determine the impact future laws, regulations, standards, or market perception of their requirements may have on our business and may not always be able to anticipate how to respond to these laws or regulations.

Already, certain existing legal regimes, for example, relating to data privacy, regulate certain aspects of AI technologies, and new laws regulating AI technologies either entered have already into force in the United States and Canada or are expected to enter into force in the near future. Such additional regulations may impact our ability to develop, use, and commercialize AI technologies. It is possible that further new laws and regulations will be adopted in the United States, Europe, Canada and other jurisdictions, or that existing laws and regulations, including competition and antitrust laws, may be interpreted in ways that would limit our ability to use AI technologies for our business, or require us to change the way we use AI technologies in a manner that negatively affects the performance of our offerings and the way in which we use AI technologies. We may need to expend resources to adjust the manner in which we conduct business in certain jurisdictions if these laws, regulations, or decisions are not consistent across jurisdictions. Further, the cost to comply with such laws, regulations, or decisions and/or guidance interpreting existing laws, could be significant and would increase our operating expenses (such as by imposing additional reporting obligations regarding our use of AI technologies). Such an increase in operating expenses, as well as any actual or perceived failure to comply with such laws and regulations, could adversely affect our business, operating results, and financial condition.

Moreover, any changes to the above discussed existing legal regimes with respect to data privacy and AI technologies could require us to expend significant resources to modify our quantum computing technology and related software and applications, development plans, services, or operations to ensure compliance or remain competitive.

Unfavorable conditions in our industry or the global economy, including as a result of certain catastrophic events, may disrupt our business, could limit our ability to grow and could negatively affect our results of operations.

Our results of operations may vary based on the impact of changes in our industry or the global economy on us or our customers and potential customers. Negative conditions in the general economy in Canada, the United States and abroad, including conditions resulting from changes in gross domestic product growth, inflation, financial and credit market fluctuations, international trade relations and tariffs, pandemics, natural catastrophes, warfare and terrorist attacks, could cause a decrease in business investments, including the progress on development of quantum technologies, and negatively affect the future growth of our business. Geopolitical tensions in and around Taiwan, Ukraine, the Middle East and other areas of the world have created extreme volatility in the global capital markets and are expected to have further global economic consequences, including disruptions of the global supply chain and energy markets, and further acts of war, terror, or responses to each could result in similar or increased impacts on the global economy. Increased inflation rates can adversely affect us by increasing our costs, including labor and employee benefit costs. Employee salaries and benefits expenses have increased as a result of economic growth, increased demand for business services and increased competition for trained and talented employees, among other wage-inflationary pressures, and we cannot assure you that they will not continue to rise. In addition, higher inflation also could increase our customers’ operating costs, which could result in reduced budgets for our customers and potentially less demand for our platform and the development of quantum technologies. Any significant increases in inflation and related increase in interest rates could have a material adverse effect on our business, results of operations and financial condition.

In addition, in challenging economic times, our current or potential future customers may experience cash flow problems and as a result may modify, delay or cancel plans to purchase our products and services. Additionally, if our customers are not successful in generating sufficient revenue or are unable to secure financing, they may not be able to pay, or may delay payment of, accounts receivable due to us. Moreover, our key suppliers, some of which we have not yet developed partnerships or entered into long term supply agreements with, may reduce their output or become insolvent, thereby adversely impacting our ability to carry out our research activities and eventually manufacture our products. Furthermore, uncertain economic conditions may make it more difficult for us to raise funds through borrowings or private or public sales of debt or equity securities. We cannot predict the timing, location, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry.

Government actions and regulations, such as tariffs and trade protection measures, may adversely impact our business, including our ability to obtain products from our suppliers.

Political challenges between the United States and countries in which we operate or countries in our supply chain and changes to trade policies, including tariff rates and customs duties, trade relations between the United States and other countries, including Canada, and other macroeconomic issues could adversely impact our business. The United States administration has imposed and proposed to impose additional tariffs, duties and other trade protection measures on certain products imported into the United States, and certain countries, including Canada, have imposed or proposed to impose tariffs in response to the actions of the United States. The likelihood of an increase in existing, or the imposition of new, tariffs, duties and other trade restrictions on goods sourced from other countries has materially increased in light of comments by the current U.S. presidential administration, which has repeatedly communicated an intention to impose additional duties on imports from other countries. The U.S. government continues to add additional entities to restricted party lists impacting the ability of U.S. companies to provide products and technology, and, in certain cases, services, to these entities and, in some cases, to receive products, technology or services from these entities. The U.S. government also continues to increase end-use restrictions on the provision of products, technology and services to other countries including end-uses related to advanced computing. The current U.S. presidential administration has signaled its intention to use U.S. trade policy, including tariffs and other trade restrictions, as an important foreign policy tool presenting uncertainty regarding the impact of future trade policies on our business. There is also a possibility of future tariffs, trade protection measures or other restrictions imposed on our products or on our customers by the United States or other countries that could have a material adverse effect on our business and supply chains. Additionally, changes in trade policy may adversely affect the macroeconomic environment in certain of the jurisdiction in which we do business.

Given the relatively fluid regulatory environment and uncertainty regarding how the U.S. government or other foreign governments will act with respect to tariffs and international trade agreements and policies, a trade war, further governmental action related to tariffs or international trade policies, or additional tax or other regulatory changes in the future could directly and adversely impact our financial results and results of operations. We cannot predict what actions may ultimately be taken with respect to trade relations between the United States and other countries, what products may be subject to such actions or what actions may be taken by the other countries in retaliation. If we are unable to obtain or use components for inclusion in our products, if component prices increase significantly or if we are unable to export or sell our products to any of our customers, our business, liquidity, financial condition and/or results of operations would be materially and adversely affected.

Acquisitions, divestitures, strategic investments and strategic partnerships could disrupt our business and harm our financial condition and operating results.

While we are currently focused on our core development activities, we may pursue growth opportunities by acquiring complementary businesses, solutions or technologies through strategic transactions, investments or partnerships. Acquisitions and investments involve a number of risks, such as:

•        use of resources and management efforts that are needed in other areas of our business;

•        in the case of an acquisition, implementation or remediation of controls, procedures and policies of the acquired company;

•        in the case of an acquisition, difficulty integrating the accounting systems and operations of the acquired company, including potential risks to our corporate culture;

•        in the case of an acquisition, coordination of product, engineering and selling and marketing functions, including difficulties and additional expenses associated with supporting legacy services and products and hosting infrastructure of the acquired company, as applicable, difficulties associated with supporting new products or services, difficulty converting the customers of the acquired company onto our platform and difficulties associated with contract terms, including disparities in the revenues, licensing, support or professional services model of the acquired company;

•        in the case of an acquisition, retention and integration of employees from the acquired company;

•        in the case of an acquisition, past intellectual property infringement or data security issues arising from the acquired company;

•        unforeseen costs or liabilities;

•        adverse effects on our existing business relationships with customers as a result of the acquisition or investment;

•        the possibility of adverse tax consequences;

•        litigation or other claims arising in connection with the acquired company or investment; and

•        in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political and regulatory risks associated with specific countries.

The identification of suitable acquisition, strategic investment or strategic partnership candidates can be costly and time consuming and can distract our management team from our current operations. If such strategic transactions require us to seek additional debt or equity financing, we may not be able to obtain such financing on terms favorable to us or at all, and such transactions may adversely affect our liquidity and capital structure. To the extent we issue equity and/or convertible securities as consideration in such strategic transactions, our shareholders may experience substantial dilution, which could adversely affect our share price, or result in issuances of securities with superior rights and preferences to NewCo Class B Subordinate Voting Shares or the incurrence of debt with restrictive covenants that limit our future uses of capital in pursuit of business opportunities. Any strategic transaction might not strengthen our competitive position, may increase some of our risks, and may be viewed negatively by our customers, partners or investors. Even if we successfully complete a strategic transaction, we may not be able to effectively integrate the acquired business, technology, systems, control environment, solutions, personnel or operations into our business.

We may experience unexpected changes in how we are required to account for strategic transactions pursuant to U.S. GAAP. We may also not achieve the anticipated benefits of any strategic transaction. In addition, a significant portion of the purchase price of companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our operating results based on this impairment assessment process, which could adversely affect our results of operations.

We may incur unexpected costs, claims or liabilities that we incur during the strategic transaction or that we assume from the acquired company, or we may discover adverse conditions post-acquisition for which we have limited or no recourse.

These transactions may be subject to approval by third parties, including by relevant government authorities, which could result in increased delay and costs, and may disrupt our business strategy if such approvals are ultimately denied or conditions are imposed on the approval. Acquisitions and the subsequent integration of new assets, businesses, key personnel, partners, customers, vendors and suppliers would likely require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have a material adverse effect on our operations. Acquired assets or businesses may also fail to generate the business or financial results we expect. Key personnel or large numbers of employees who join us through acquisitions may decide to leave to work for other businesses, including our competitors, thereby diminishing the value of our acquisitions. Acquisitions may also entail significant cash expenditures, dilutive issuances of equity securities, the incurrence of significant indebtedness, potential impairments of goodwill, amortization expenses for other intangible assets and exposure to unknown liabilities of acquired businesses. The professional services and other transactional costs associated with selecting, executing and integrating acquisitions may also be significant. Any failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect our business, prospects, financial condition and results of operations, and could cause our share price to decline.

We have experienced in the past, and could also suffer future disruptions, outages, and other performance and quality problems with our quantum or information systems, our facilities, and other infrastructure on which they rely.

Our business offering depends on our quantum information systems being available. We have experienced, and may in the future experience, disruptions, outages, defects and other performance and quality problems with our systems. We have also experienced, and may in the future experience, disruptions, outages, defects and other performance and quality problems with the public cloud, internet, private data center providers, facilities in which we build and deploy our systems and technology. These problems can be caused by a variety of factors, including software or firmware updates, vulnerabilities and defects in proprietary software and open-source software, hardware components, human error or misconduct, capacity constraints, design limitations, denial of service attacks or other security-related incidents, foreign objects or debris, weather, construction, supply chain events, or accidents and other force majeure. We do not have a contractual right with our public cloud providers that compensates us for any losses due to availability interruptions in the public cloud.

Any disruptions, outages, defects and other performance and quality problems with our quantum information systems or with the public cloud, internet and other information systems and infrastructure on which they rely, could result in reduced use of our systems, increased expenses, delayed delivery under our contractual commitments, and harm to our brand and reputation, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our products may contain defects in design and manufacture that may cause them to not perform as expected or that may require repair, recalls and design changes.

Our quantum information systems may contain defects in design and manufacture that may cause them to not perform as expected or that may require repair, recalls and design changes. Our quantum solutions are inherently complex and incorporate technology and components that have not been used for other applications and that may contain defects and errors, particularly when first introduced. We have a limited frame of reference from which to evaluate the long-term performance of our products. There can be no assurance that we will be able to detect and fix any or all defects in our quantum solutions. If our products fail to perform as expected, customers may delay deliveries, terminate further orders or initiate product recalls, each of which could adversely affect our sales and brand and could adversely affect our business, prospects and results of operations.

An element of our business is currently dependent upon our relationship with our cloud providers. There are no assurances that we will be able to commercialize quantum computers from our relationships with cloud providers or that our relationships with such cloud provides will not change.

We currently offer PennyLane on public clouds provided by AWS’s Amazon Braket and IBM Quantum. The companies that own these public clouds have internal quantum computing efforts that are competitive to our technology. There is risk that one or more of these cloud providers could use their respective control of their clouds to embed innovations or privileged interoperating capabilities in competing products, bundle competing products, provide us with unfavorable pricing or decline to provide us access to their cloud, leverage their cloud customer relationships to exclude us from opportunities, and treat us and our end users differently with respect to terms and conditions or regulatory requirements than they would treat their similarly situated customers. Further, they have the resources to acquire or partner with existing and emerging providers of competing technology and thereby accelerate adoption of those competing technologies. All of the foregoing could make it difficult or impossible for us to provide products and services that compete favorably with those of the public cloud providers.

Any material change in our contractual and other business relationships with our public cloud providers could result in harm to our brand and reputation and reduced use of our systems, which could have a material adverse effect on our business, financial condition and results of operations.

Although photonic qubits can operate at or near room temperature, certain optical and electronic subsystems (e.g., detectors, stabilization assemblies or supporting electronics) may require temperature control or other environmental conditioning to meet fidelity and stability targets. If our systems require more stringent operating conditions than anticipated, or if we cannot achieve performance targets without cooling or precision environmental controls, our cost, footprint, power needs and serviceability could increase, delaying commercialization and impairing customer adoption.

Risks Related to Our International Expansion and Future Operations

Because our success depends, in part, on our ability to expand sales internationally, our business will be susceptible to risks associated with international operations.

We currently maintain our head office in Canada and have offices and/or have personnel in the United States, the United Kingdom, Europe, India, South Africa and Australia. In the year ended December 31, 2024, our Canadian, U.S., and non-Canadian and non-U.S. revenue was approximately 59%, 25% and 16% of our total revenue, respectively. We expect to continue to expand our international operations by developing our sales and operations presence internationally, which may include opening offices in new jurisdictions. Any additional international expansion efforts that we may undertake may not be successful. In addition, conducting international operations subjects us to new risks, some of which we have not generally faced in Canada or other countries where we currently transact. These risks include, among other things:

•        lack of familiarity and burdens of complying with foreign laws, legal standards, privacy and cybersecurity standards, regulatory requirements, tariffs and other barriers, and the risk of penalties to our customers and individual members of management or employees if our practices are deemed to not be in compliance;

•        practical difficulties of enforcing intellectual property rights in countries with varying laws and standards and reduced or varied protection for intellectual property rights in some countries;

•        an evolving legal framework and additional legal or regulatory requirements for privacy and cybersecurity, which may necessitate the establishment of systems to maintain data in local markets, requiring us to invest in additional data centers and network infrastructure, and the implementation of additional employee privacy documentation (including locally compliant privacy notices and policies), all of which may involve substantial expense and may cause us to need to divert resources from other aspects of our business, all of which may adversely affect our business;

•        unexpected changes in regulatory requirements, taxes, trade laws, tariffs, export quotas, custom duties or other trade restrictions;

•        restrictions on the repatriation of funds;

•        scarcity of hard currency, including the U.S. dollar, which may require a transfer or loan of funds to the operations in such countries, which they may not be able to repay on a timely basis;

•        difficulties in managing systems integrators and partners;

•        increased or unexpected supply chain challenges or delays;

•        differing technology standards;

•        different pricing environments, longer sales cycles, longer accounts receivable payment cycles, and difficulties in collecting accounts receivable;

•        increased financial accounting and reporting burdens and complexities;

•        difficulties in managing and staffing international operations, including the proper classification of independent contractors and other contingent workers, differing employer-employee relationships and local employment laws;

•        increased costs involved with recruiting and retaining an expanded employee population, including highly skilled workers and leaders in the quantum computing industry, outside of Canada through cash and equity-based incentive programs, and legal costs and regulatory restrictions in issuing our shares to employees outside of Canada;

•        global political and regulatory changes that may lead to restrictions on immigration and travel for our employees;

•        fluctuations in exchange rates that may decrease the value of our foreign-based revenue or increase the cost of our foreign operations;

•        global public health threats or geopolitical events such as tensions in and around Taiwan, Ukraine, the Middle East and other areas of the world;

•        possible nationalization or expropriation;

•        credit market uncertainty;

•        differing local product preferences and product requirements;

•        potentially adverse tax consequences, including the complexities of foreign value added tax (or other tax) systems, restrictions on the repatriation of earnings and transfer pricing requirements; and

•        permanent establishment risks and complexities in connection with international payroll, tax and social security requirements for international employees.

Additionally, operating in international markets also requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required in establishing operations in other countries will produce desired levels of revenue or profitability.

Compliance with laws and regulations applicable to our global operations also substantially increases our cost of doing business in foreign jurisdictions. We have limited experience in marketing, selling and supporting our services and platform outside of Canada. Our limited experience in operating our business internationally increases the risk that any potential future expansion efforts that we may undertake will not be successful. If we invest substantial time and resources to expand our international operations and are unable to do so successfully, in a timely manner, our business, financial condition, revenues, results of operations or cash flows will suffer. We may be unable to keep current with changes in government requirements as they change from time to time. Failure to comply with these regulations could harm our business. In many countries, it is common for others to engage in business practices that are prohibited by our internal policies and procedures or other regulations applicable to us. Although we are in the process of assessing and implementing policies and procedures designed to ensure compliance with these laws and policies, there can be no assurance that all of our employees, contractors, partners and agents will comply with these laws and policies. Violations of laws or key control policies by our employees, contractors, partners or agents could result in delays in revenue recognition, financial reporting misstatements, enforcement actions, reputational harm, disgorgement of profits, fines, civil and criminal penalties, damages, injunctions, other collateral consequences or the prohibition of the importation or exportation of our solutions and could harm our business, financial condition, revenues, results of operations or cash flows.

Our international sales and operations subject us to additional risks and costs and exposure to foreign currency exchange rate fluctuations, that can adversely affect our business, financial condition, revenues, results of operations or cash flows.

We are continuing to explore the expansion of our international operations as part of our growth strategy. However, there are a variety of risks and costs associated with our international sales and operations, which include making investments prior to the sales or use of quantum computers, the cost of conducting our business internationally and hiring and training international employees and the costs associated with complying with local law. Furthermore, we cannot predict the rate at which our quantum solutions will be accepted in international markets by potential customers.

Our sales, support and engineering organization in the United States is substantially smaller than our Canadian sales organization. We believe our ability to attract new customers to enter into development agreements or partnerships with us, subscribe to our platform or to attract existing customers to renew or expand their use of our platform is directly correlated to the level of engagement we obtain with the customer. To the extent we are unable to effectively engage with U.S. and non-Canadian customers due to our limited sales force capacity, we may be unable to effectively grow in international markets.

As our international operations expand, our exposure to the effects of fluctuations in currency exchange rates grows. While we have primarily transacted with customers in U.S. and Canadian dollars historically, we expect to continue to expand the number of transactions with our customers that are denominated in foreign currencies in the future. Additionally, fluctuations in the value of the U.S. dollar, Canadian dollar and foreign currencies may make our products and services more expensive for international customers, which could harm our business. Additionally, we incur expenses for employee compensation and other operating expenses for our non-U.S. employees in the local currency for such locations. Fluctuations in the exchange rates between the U.S. dollar and other currencies could result in an increase to the U.S. dollar equivalent of such expenses. These fluctuations could cause our results of operations to differ from our expectations or the expectations of our investors. Additionally, such foreign currency exchange rate fluctuations could make it more difficult to detect underlying trends in our business and results of operations. We may attempt to mitigate a portion of these risks through foreign currency hedging based on our judgment of the appropriate trade-offs among risk, opportunity and exposure. Any future hedging activities may not offset the full, or in some cases any, adverse financial impact resulting from unfavorable movement in foreign currency exchange rates, which could adversely affect our financial condition and results of operations.

Our international operations may subject us to greater than anticipated tax liabilities.

The amount of taxes we may pay in different jurisdictions depends on the application of the tax laws of various jurisdictions, including Canada and the United States, to our international business activities, changes in tax rates, new or revised tax laws or interpretations of existing tax laws and policies, and our ability to operate our business in a manner consistent with our corporate structure and intercompany arrangements. Like many other multinational companies, we are subject to tax in diverse jurisdictions and have structured our operations to reduce our effective tax rate. The taxing authorities of the jurisdictions in which we operate may challenge our methodologies for pricing intercompany transactions pursuant to any future intercompany arrangement or disagree with our determinations as to the income and expenses attributable to specific jurisdictions. If such a challenge or disagreement were to occur, and our position was not sustained, we could be required to pay additional taxes, interest and penalties, which could result in one-time tax charges, higher effective tax rates, reduced cash flows, and lower overall profitability of our operations. Our consolidated financial statements could fail to reflect adequate reserves to cover such a contingency. Similarly, a taxing authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions.

Risks Related to Compliance with Law, Government Regulation and Litigation

We are subject to governmental export and import controls and trade and economic sanctions laws that could impair our ability to compete in global markets and subject us to liability if we are not in full compliance with applicable laws and other controls.

Our products, technology and services, and our operations and personnel are subject to various restrictions under export controls, import laws and regulations, and economic sanctions laws of Canada, the United States, and other jurisdictions in which we conduct business, including the Canadian Export and Import Permits Act, Special Economic Measures Act, Justice for Victims of Corrupt Foreign Officials Act, U.S. Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State’s Directorate of Defense Trade Controls, U.S. Customs regulations and trade and economic sanctions laws administered by the U.S. Department of Treasury’s Office of Foreign Assets Control. Export controls and trade and economic sanctions laws include restrictions or prohibitions on the sale or supply of certain products, technologies and services to embargoed or sanctioned countries and territories, and governments of these jurisdictions, as well as other countries, Persons and entities. Additionally, under these current and future laws and regulations, exports of our products, technology and services, as well as the underlying technology, may require export authorizations, including by license, a license exception or other appropriate government authorizations, and the filing of a classification request or certain reports to use a license exception, as applicable. If we need to obtain any necessary export licenses or other authorizations for a particular transaction, the process may be time-consuming and may result in the delay or loss of opportunities, and as a result, our business could be materially adversely affected.

We take precautions to prevent our products and services and the underlying technology from being provided, deployed or used in violation of export controls and sanctions laws and regulations. However, we cannot provide assurance that such measures have prevented, or will prevent, violations by us or our partners or agents. Any violation of sanctions or export controls, including failure to obtain appropriate import, export or re-export licenses or authorizations, could result in significant monetary fines and penalties and government investigations, delays in approving or denials of export licenses and reputational harm and loss of business.

In addition to the United States and Canada, various other countries regulate the import and export of certain products and technology, including import and export licensing requirements, and have enacted laws that could limit our ability to distribute our products, technologies, and services or could limit our customers’ ability to implement our products, technologies and services in those countries. The United States, Canada and several other countries have also recently enacted export controls on quantum computing technology and related software solutions and applications at specified levels of technological advancement. We will continue to review our existing compliance measures to ensure compliance with any applicable regulatory changes. We expect to incur significant costs in complying with these regulations. Regulations related to quantum computing are evolving and we may face additional risks associated with changes to these regulations as well as increased licensing requirements and other restrictions.

Changes in our products, or future changes in export and import and sanctions laws and regulations, may create delays in the introduction of our products and the underlying technology in international markets, prevent our clients with global operations from deploying our products globally, adversely affect our ability to hire personnel from certain countries to work on our products, or, in some cases, prevent the export or import of our products to certain countries, governments or persons altogether.

Any change in export or import controls, economic sanctions laws or related legislation, shift in the enforcement or scope of existing laws and regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our products by, or in our decreased ability to export or sell our products to, existing or potential customers. Any decreased use of our products or limitation on our ability to export or sell our products in major international markets could adversely affect our business, financial condition and results of operations.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or adequately insure against such claims.

We may become subject to product liability claims, even those without merit, which could harm our business prospects, operating results and financial condition. We may face inherent risk of exposure to claims in the event our quantum solutions do not perform as expected or malfunction. A successful product liability claim against us could require us to pay a substantial monetary award; even an unsuccessful claim may involve the expenditure of substantial funds in order to defend. Moreover, a product liability claim could generate substantial negative publicity about our quantum solutions and business and inhibit or prevent commercialization of other future quantum computing technology and related software solutions and applications, which would have material adverse effects on our brand, business, prospects and operating results. Any insurance coverage might not be sufficient to cover all potential product liability claims. Any lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our reputation, business and financial condition. We may not be able to secure additional product liability insurance coverage on commercially acceptable terms or at reasonable costs when needed, particularly if we do face liability for our products and are forced to make a claim under our policy.

Contracts with government entities subject us to risks, including early termination, audits, investigations, sanctions and penalties.

As part of our business strategy, we have entered into and may enter into additional contracts with government entities, including contracts with the U.S. Department of Defense, among others, which subject our business to statutes and regulations applicable to companies doing business with the government, including the Federal Acquisition Regulation in the U.S. and the Government Contracts Regulations in Canada. These government contracts customarily contain provisions that give the government substantial rights and remedies, many of which are not typically found in commercial contracts and which are unfavorable to contractors. For instance, most contracts with U.S. or Canadian government agencies include provisions that allow the government to unilaterally terminate or modify contracts for convenience, and in that event, the counterparty to the contract may generally recover only its incurred or committed costs and settlement expenses and profit on work completed prior to the termination. If the government terminates a contract for default, the defaulting party may be liable to the government for damages caused by the default, including for any extra costs incurred by the government in procuring undelivered items from another source.

In addition, government contracts normally contain additional requirements that may increase our costs of doing business, reduce our profits, and expose us to liability for failure to comply with these terms and conditions. These requirements could include, for example:

•        specialized disclosure and accounting requirements unique to government contracts;

•        cybersecurity safeguards and assessments beyond what are typically required by commercial equivalents;

•        financial and compliance audits of our cost structure, accounting controls and procedures and adequacy of our policies and systems to meet regulatory or contractual requirements. These audits may result in potential liability for price adjustments, recoupment of government funds after such funds have been spent, civil and criminal penalties, or administrative sanctions such as suspension or debarment from doing business with government entities;

•        granting the government certain rights to inventions, data, software codes and related material that we develop under government-funded contracts and subcontracts, which may permit the government to disclose or license this information to third parties, including, in some instances, our competitors;

•        requirements to fulfill government contracts ahead of our commercial contracts (for example, under the Defense Priorities and Allocations System Program in the U.S. or the Defense Production Act in Canada), which could prevent us from meeting our commercial customer contracts’ requirements or schedules;

•        public disclosures of certain contract and company information;

•        mandatory security and privacy framework compliance requirements, including the handling of controlled unclassified information in the U.S. or protected or classified data in Canada; and

•        mandatory socioeconomic compliance requirements, including labor requirements, non-discrimination and affirmative action programs and environmental, health and safety compliance requirements.

Government contracts are also generally subject to greater scrutiny by the government than commercial contracts are by commercial customers. For example, government agencies can initiate reviews, audits and investigations regarding our compliance with government contract requirements. In addition, if we fail to comply with government contracting laws, regulations and contract requirements, our contracts may be subject to termination, and we may be subject to financial and/or other liability under our contracts, the U.S. Federal Civil False Claims Act (including treble damages and other penalties), or criminal law. In particular, the False Claims Act’s “whistleblower” provisions also allow private individuals, including present and former employees, to sue on behalf of the U.S. government. Any penalties, fines, suspension, or damages could adversely affect our ability to operate our business and our financial results. Responding to any investigation or action relating to government contracts could result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Our customers may also include non-U.S. and non-Canadian governments. Similar procurement, budgetary, contract and audit risks that apply in the context of U.S. or Canadian government contracting may also apply to our doing business with these entities. In addition, compliance with complex regulations and contracting provisions in a variety of jurisdictions can be expensive and consume significant management resources.

If we use hazardous materials in a manner that causes injury or violates laws or regulations, we could be liable for damages or subject to enforcement actions.

Our research and product development activities currently require the controlled use of potentially harmful hazardous materials. We cannot eliminate the risk of contamination, exposure or injury to employees or third parties from the use, storage, transportation, handling or disposal of these materials. In the event of contamination, exposure or injury, we could be held liable for any resulting damages, and any liability could exceed our resources or any applicable insurance coverage. Additionally, we are subject to, on an ongoing basis, laws and regulations in the jurisdictions in which we operate governing the use, storage, handling, labeling, transportation, transfer, discharge and disposal of these materials and specified waste products. We generally use third-party vendors to transport and dispose of waste, including regulated medical waste, hazardous waste and/or radioactive materials that we may use during research. The cost of compliance with these laws and regulations, including new legislation or regulations, may become significant and could have a material adverse effect on our financial condition, operations and cash flows.

We are subject to requirements relating to environmental health and safety regulations and environmental remediation matters, which could adversely affect our business, results of operation and reputation.

We are subject to numerous environmental laws and regulations in the jurisdictions in which we operate governing, among other things, solid and hazardous waste storage, treatment, transportation, and disposal, and remediation, response to and reporting of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance, result in heightened regulatory enforcement, or require us to manufacture with alternative technologies and materials.

Governments and authorities in the jurisdictions in which we operate also regulate a variety of matters, including, but not limited to, health, safety, labeling, record keeping, and permitting in addition to the environmental matters discussed above. New legislation and regulations may require us to make material changes to our operations, resulting in significant cost increases, including production and compliance costs.

Our manufacturing process will have hazards such as, but not limited to, hazardous materials, machines with moving parts, and high voltage and/or high current electrical systems typical of manufacturing equipment and related safety incidents. There may be environmental, health or safety incidents that damage machinery or product, slow or stop production, or harm employees or the environment. Consequences may include regulatory enforcement measures, litigation, complaints, regulation, fines, increased insurance premiums, mandates to temporarily or permanently halt production, workers’ compensation claims, or other actions that impact the company brand, finances, or ability to operate.

We and the third parties with whom we work are subject to stringent and evolving laws, regulations and rules, contractual obligations, industry standards, policies and other obligations in the jurisdictions in which we operate related to data privacy and security. Our (or the third parties with whom we work) actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions; litigation (including class claims) and mass arbitration demands; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; loss of customers or sales; and other adverse business consequences.

In the ordinary course of business, we process personal data and sensitive information. Our data storage and processing activities may subject us to numerous privacy, data protection and security obligations, such as various laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements and other obligations relating to data privacy, localization and security. Laws and regulations governing privacy, data protection and data sovereignty are rapidly evolving, extensive, complex, and include inconsistencies and uncertainties that may conflict with other rules or our practices. Further, new laws, rules, and regulations could be enacted with which we are not familiar or with which our practices do not comply.

In Canada and the United States, federal, provincial, state and local governments have enacted numerous privacy and security laws, including data breach notification laws, personal data privacy laws, consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act) and other similar laws. Numerous Canadian provinces and U.S. states have enacted comprehensive privacy laws that impose certain obligations on covered businesses, including providing specific disclosures in privacy notices and affording residents with certain rights concerning their personal data. As applicable, such rights may include the right to access, correct, or delete certain personal data, and to opt-out of certain data processing activities, such as targeted advertising, profiling and automated decision-making. The exercise of these rights may impact our business and ability to provide our products and services. Certain states also impose stricter requirements for processing certain personal data, including sensitive information, such as conducting data privacy impact assessments. These state laws allow for statutory fines for noncompliance. For example, the CCPA applies to personal data of California consumers, business representatives and employees who are California residents, and requires covered businesses to provide specific disclosures in privacy notices and honor requests of such individuals to exercise certain privacy rights. The CCPA provides for fines and allows private litigants affected by certain data breaches to recover significant statutory damages. Similar laws are being considered in several other states, as well as at the federal and local levels, and we expect more states to pass similar laws in the future.

In Canada, the Personal Information Protection and Electronic Documents Act and substantially similar provincial privacy laws in Alberta, British Columbia and Québec include requirements to obtain meaningful consent for the collection, use, and disclosure of personal data (subject to limited exceptions), limit data collection to that which is necessary for identified purposes, ensure the accuracy and security of personal data, and afford individuals with certain rights with respect to their personal data (e.g., right to access, correct, withdraw consent). The exercise of these rights may impact our business and ability to provide our products and services. Québec’s recently amended private sector legislation includes stricter obligations, including a confidentiality by default standard, restrictions on transborder data transfers, requirements for technologies used to identify, locate and profile individuals and the use of automated decision making, and statutory obligations to conduct privacy impact assessments. These laws are enforced by Canadian privacy regulators through compliance agreements, orders, or court action. Canadian privacy laws also include potentially significant penalties. Québec’s recently amended privacy law also provides for penal fines of up to C$25 million or 4% of worldwide turnover (whichever is greater). We expect similar reforms to other federal and provincial privacy laws in Canada in the future.

Outside Canada and the United States, an increasing number of laws, regulations, industry standards and other obligations may govern privacy, data protection and security. For example, the European Union’s General Data Protection Regulation (“EU GDPR”), the UK’s General Data Protection Regulation (“UK GDPR”), ’Australia’s Privacy Act, and China’s Personal Information Protection Law (“PIPL”) impose strict requirements for processing personal data.

For example, under the EU and UK GDPR, companies may face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros under the EU GDPR, 17.5 million pounds sterling under the UK GDPR or, in each case, or 4% of annual global revenue, whichever is greater; or private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests. Additionally, we also target customers in Asia and may be subject to new and emerging data protection and privacy regimes in Asia, including China’s PIPL, Japan’s Act on the Protection of Personal Information, and Singapore’s Personal Data Protection Act. For example, China’s PIPL imposes a set of specific obligations on covered businesses in connection with their processing and transfer of personal data and imposes fines of up to RMB 50 million or 5% of the prior year’s total annual revenue of the violator.

We may also become subject to new laws that regulate non-personal data. For example, the European Union’s Data Act imposes certain data and cloud service interoperability and switching obligations to enable users to switch between cloud service providers without undue delay or cost, as well as certain requirements concerning cross-border international transfers of, and governmental access to, non-personal data outside the European Economic Area (“EEA”). Depending on how the EEA and any similar laws are implemented and interpreted, we may have to adapt our business practices, contractual arrangements and services to comply with such obligations.

In addition, we may be unable to transfer personal data from Europe and other jurisdictions to the United States or other countries due to data localization requirements or limitations on cross-border data flows. In the ordinary course of business, we transfer personal data from Europe and other jurisdictions to the United States or other countries. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the EEA and the UK each have significantly restricted the transfer of personal data to the United States and other countries whose privacy laws it believes are inadequate. Other jurisdictions may adopt similarly stringent interpretations of their data localization and cross-border data transfer laws. Although various mechanisms may be used to transfer personal data from the EEA and UK to the United States in compliance with law, such as the EEA’s and UK’s respective standard contractual clauses, the EU-U.S. Data Privacy Framework, the UK extension to the EU-U.S. Data Privacy Framework, and the Swiss-U.S. Data Privacy Framework, these mechanisms are subject to legal challenges, and there is no assurance that we can satisfy or rely on these measures to lawfully transfer personal data to the United States. If there is no lawful manner for us to transfer personal data from the EEA, the UK, or other jurisdictions to the United States, or if the requirements for a legally-compliant transfer are too onerous, we could face significant adverse consequences, including the interruption or degradation of our operations, the need to relocate part of or all of our business or data processing activities to other jurisdictions at significant expense, increased exposure to regulatory actions, substantial fines and penalties, the inability to transfer data and work with partners, vendors and other third parties, and injunctions against our transferring or other processing of personal data necessary to operate our business. Additionally, companies that transfer personal data out of the EEA and UK to other jurisdictions, particularly to the United States, are subject to increased scrutiny from regulators, individual litigants, and activist groups. Some European regulators have ordered certain companies to suspend or permanently cease certain transfers of personal data out of Europe for allegedly violating the GDPR’s cross-border data transfer limitations. Regulators in other jurisdictions, including the United States, have also enacted and may, in the future, enact cross-border data restrictions the violation of which could lead to civil and criminal fines and penalties.

In addition to privacy, data protection and security laws, we are contractually subject to industry standards adopted by industry groups and may become subject to additional obligations in the future. We are also bound by other contractual obligations related to privacy, data protection and security, and our efforts to comply with such obligations may not be successful. For example, certain laws addressing privacy, data protection and security, such as the EU

GDPR, Switzerland Federal Act on Data Protection (FADP), UK GDPR and CCPA, require our customers to impose specific contractual restrictions on their service providers. Additionally, some of our customers may require us to host personal data locally.

We publish privacy policies, marketing materials and other statements, such as compliance with certain certifications or self-regulatory principles, regarding privacy, data protection and security. Regulators are increasingly scrutinizing these statements, and if these policies, materials or statements are or are perceived to be deficient, lacking in transparency, deceptive, unfair or misrepresentative of our practices, we may be subject to investigation, enforcement actions by regulators, or other adverse consequences.

Obligations related to privacy, data protection and security are quickly changing, becoming increasingly stringent and creating regulatory uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Preparing for and complying with these obligations requires us to devote significant resources and may necessitate changes to our services, information technologies, systems and practices and to those of any third parties that process personal data on our behalf.

We may at times fail, or be perceived to have failed, in our efforts to comply with our privacy, data protection or security obligations. Moreover, despite our efforts, our personnel or third parties with whom we work may fail, or be perceived to have failed, to comply with such obligations, which could negatively impact our business operations. If we or third parties with whom we work fail, or are perceived to have failed, to address or comply with applicable privacy, data protection or security obligations, we could face significant consequences, including but not limited to: government enforcement actions (e.g., investigations, fines, penalties, audits, inspections and similar events); litigation (including class-action claims); additional reporting requirements and/or oversight; bans on processing personal data; and orders to destroy or not use personal data. In particular, plaintiffs have become increasingly more active in bringing privacy-related claims against companies, including class claims and mass arbitration demands. Some of these claims allow for the recovery of statutory damages on a per violation basis, and, if viable, carry the potential for monumental statutory damages, depending on the volume of data and the number of violations. Any of these events could have a material adverse effect on our reputation, business or financial condition, including but not limited to: loss of customers; inability to process personal data or to operate in certain jurisdictions; interruptions or stoppages in our business operations or data collection; limited ability to develop or commercialize our products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or substantial changes to our business model or operations.

We are subject to Canadian, U.S., and other foreign anti-corruption, anti-bribery and similar laws, and non-compliance with such laws can subject us to criminal or civil liability and harm our business.

We are subject to the Canadian Criminal Code, the Canadian Corruption of Foreign Public Officials Act (“CFPOA”), the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-bribery, and anti-corruption laws in countries in which we conduct activities. Anti-corruption and anti-bribery laws are interpreted broadly to generally prohibit companies, their employees, and their third-party intermediaries from authorizing, promising, offering, providing, soliciting, or accepting, directly or indirectly, anything of value, which may include improper payments or benefits to or from any person whether in the public or private sector. We may engage with partners and third-party intermediaries to conduct our business abroad, including marketing our services and obtaining necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries, and of our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities. The FCPA and the CFPOA also requires public companies to make and keep accurate books and records that accurately reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls. We cannot provide any assurance that all of our employees and agents will not take actions in violation of our compliance policies and applicable law, for which we may be ultimately held responsible. As a relatively new company, our compliance policies and systems may not be as robust as those companies which have a longer history and have access to larger resources.

Detecting, investigating, and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources, and attention from senior management. In addition, noncompliance with anti-corruption or anti-bribery laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties, injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage and other collateral consequences.

Changes in tax laws could adversely affect our business prospects and financial results.

We are subject to income and other taxes in Canada, the United States and other jurisdictions, each of which has its own rules. Our current and future effective tax rates may be subject to volatility or adversely affected by a number of factors, including changes in the valuation of our deferred tax assets and liabilities; expected timing and amount of the release of any tax valuation allowances; tax effects of share-based compensation; or lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, the tax regimes we are subject to or operate under, including with respect to income and non-income taxes, are unsettled and may be subject to significant change. Changes in tax laws, regulations, or rulings, or changes in interpretations of existing laws and regulations, could materially adversely affect us.

In addition, many countries, including Canada, have implemented or proposed changes to existing tax laws, including a 15% global minimum tax. Any of these developments or changes in Canadian or U.S. federal, provincial, state or international tax laws or tax rulings could adversely affect our effective tax rate and our operating results.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits may adversely affect our business, financial condition, and results of operations.

Our current and future effective tax rates may be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities and changes in tax laws or their interpretation. In addition, we may be subject to tax audits by various tax jurisdictions. Although we believe our tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, an adverse resolution by one or more taxing authorities may have a material impact on the results of our operations.

Investments in us may be subject to U.S. and Canadian foreign investment laws governing direct and indirect foreign acquisitions of and investments in U.S. or Canadian businesses. If applicable, such laws may impose conditions or limitations on a foreign investor’s ownership of and rights with respect to NewCo or Old Xanadu (including, but not limited to, limits on an investor’s total ownership interest in and/or information and governance rights with respect to NewCo or Old Xanadu).

Certain transactions that involve the acquisition of or investment in a U.S. business by a non-U.S. buyer or investor may be subject to review and approval by the Committee on Foreign Investment in the United States (“CFIUS”). Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on — among other factors — the nature and structure of the transaction, including the level of beneficial foreign ownership interest and the nature of any information or governance rights afforded to a foreign shareholder. Certain transactions that involve the acquisition of or investment in a Canadian business by a non-Canadian buyer or investor may be subject to an extended national security review by the Government of Canada in accordance with the Investment Canada Act. Quantum computing has been identified as a “sensitive sector” by the Government of Canada, meaning investments by non-Canadians in this sector may be subject to enhanced review.

For example, all investments that could result in foreign “control” of a U.S. business as that term is defined in the relevant regulations are subject to CFIUS jurisdiction. Foreign investments in U.S. businesses that have a qualifying nexus to “critical technology,” “critical infrastructure,” or “sensitive personal data” are subject to a lower CFIUS jurisdiction threshold that is triggered when a foreign investor will not “control” the U.S. business, but will be afforded certain information or governance rights, including board representation or observer rights, access to certain nonpublic technical information, or the right to involvement in certain company decision-making. When CFIUS has jurisdiction to review a foreign investment transaction involving a U.S. business that produces, develops, tests, manufactures, fabricates, or designs “critical technology,” such transaction may trigger a mandatory pre-closing CFIUS filing requirement.

Outside the United States, other countries are expanding their own foreign direct investment (“FDI”) regimes, pursuant to which investments in and transactions with companies that have a qualifying presence outside of the United States may be subject to review by non-U.S. FDI regulators. Any regulatory review of an investment or other transaction by CFIUS or other FDI regulator may have outsized impacts on transaction certainty, timing, feasibility, and cost, among other things. CFIUS and other FDI regulatory regimes are evolving. In the event CFIUS or another FDI regulator wishes to review one or more proposed or completed transactions between Xanadu and a foreign counterparty, there can be no assurances that such foreign counterparty will be able to maintain or proceed with such transaction on terms acceptable to such counterparty. With respect to Xanadu, CFIUS or other FDI regulators may exercise jurisdiction over such transactions and may seek to prohibit, unwind, or impose limitations or restrictions thereon. Should CFIUS or other FDI regulator determine that a transaction with a foreign counterparty violates relevant regulations, the parties thereto could face a financial penalty.

Our business is exposed to risks associated with litigation, investigations and regulatory proceedings.

We may face legal, administrative and regulatory proceedings, orders, claims, demands and/or investigations involving shareholders, customers, competition and/or other issues relating to our business. Litigation and regulatory proceedings are inherently uncertain, and adverse rulings could occur, including monetary damages, or an injunction stopping us from operating or engaging in certain business practices, or requiring other remedies, such as compulsory licensing of patents.

An unfavorable outcome or settlement or any other legal, administrative and regulatory proceeding may result in a material adverse impact on our business, results of operations, financial position and overall trends. In addition, regardless of the outcome, litigation can be costly, time-consuming, and disruptive to our operations. Any claims or litigation, even if fully indemnified or insured, could damage our reputation and make it more difficult to compete effectively or to obtain adequate insurance in the future.

In addition, the laws and regulations our business is subject to are complex and change frequently. We may be required to incur significant expense to comply with changes in, or remedy violations of, these laws and regulations.

Our insurance does not cover all types and amounts of potential liabilities and is subject to various exclusions as well as caps on amounts recoverable. Even if we believe a claim is covered by insurance, insurers may dispute our entitlement to recovery for a variety of potential reasons, which may affect the timing and, if the insurers prevail, the amount of our recovery. Our business and operations could be negatively affected if we become subject to litigation, including any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact the share price of NewCo Shares.

From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources from the operation of our business and cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses, and uncertainties of litigation, from time to time, we may settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.

Furthermore, in the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the price of NewCo Class B Subordinate Voting Shares or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the board’s attention and resources from our business, which may adversely affect our business, financial condition and results of operations. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with service providers and make it more difficult to attract and retain qualified personnel. We may also be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters.

Further, our share price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

We depend on third parties to meet their contractual, legal, regulatory and other obligations.

We rely on distributors, suppliers, contract research organizations, vendors, service providers, business partners and other third parties to research, develop, manufacture, market and sell our products, as well as perform other services relating to our business. We rely on these third parties, some of which we have not yet developed partnerships or entered into long term supply agreements with, to meet their contractual, legal, regulatory and other obligations. A failure to maintain these relationships or poor performance by these third parties could negatively impact our business. In addition, we cannot guarantee that the contractual terms and protections and compliance controls, policies and procedures we have put in place will be sufficient to ensure that such third parties will meet their legal, contractual and regulatory obligations or that these terms, controls, policies, procedures and other protections will protect us from acts committed by our agents, contractors, distributors, suppliers, service providers or business partners that violate contractual obligations or the laws or regulations of the jurisdictions in which we operate, including matters respecting anti-corruption, fraud, bribery and kickbacks and false claims, pricing, sales and marketing practices, privacy laws and other legal obligations. Any failure of such third parties to meet these legal, contractual and regulatory obligations or any improper actions by such third parties or even allegations of such non-compliance or actions could damage our reputation, adversely impact our ability to conduct business in certain markets and subject us to civil or criminal legal proceedings and regulatory investigations, monetary and non-monetary damages and penalties and could cause us to incur significant legal and investigatory fees and, as a result, could have a material adverse effect on our business, financial condition and results of operations and could cause the price of NewCo Shares to decline.

Risks Related to Our Intellectual Property

If we fail to secure sufficient license rights to intellectual property owned by our collaborators, or if we fail to comply with our obligations under our agreements with these collaborators, it could delay, prevent, or increase our costs of development and commercialization of our products.

Collaboration with third parties to develop intellectual property is of critical importance to our business and our product development and commercialization plans and we are a party to co-development and collaboration agreements with third parties, including certain universities, foundries, government labs, and private companies, such as third party manufacturers. Our current and future plans may be heavily reliant upon these collaborations to develop patents, technology and other intellectual property that may be important or necessary to the development, manufacture and commercialization of our products. In some cases, these collaborations use certain intellectual property that may not be owned by the Company, and which intellectual property is not currently licensed to us under terms that would permit us to commercialize such intellectual property in our products. We expect that we will need to enter into additional license, supply and collaboration agreements in the future to secure sufficient license rights and supply terms that would enable us to bring our products to market and commercialize our products. There is no guarantee that these collaborators will be willing to enter into such agreements on commercially advantageous terms, if at all.

For example, our existing agreements with certain universities impose, and we expect that future license agreements with universities and other third party collaborators may impose, various financial and other obligations on us related to various commercial and development obligations. If we fail to comply with our obligations under our agreements with these collaborators, or if we fail to secure sufficient license rights to intellectual property owned by these collaborators, or if these third party collaborators otherwise have a right to terminate their current or future agreements with us, it could subject us to liability and substantially delay, prevent, or increase our costs of development, manufacturing, marketing and commercialization of our products, which could affect the competitive landscape for our products.

Additionally, we have worked with and expect to continue to work with certain foundries and component suppliers that retain ownership of certain intellectual property related to their manufacturing processes. If we decide to switch foundries or suppliers or diversify our supply chain, we may be unable to timely license such intellectual property or obtain similar intellectual property from an alternate source, on commercially reasonable terms or at all. In such case, we could be required to invest substantial time and resources to redesigning our products, which could delay or otherwise have a material adverse effect on the development and commercialization of such products.

Some of our collaboration agreements, particularly those involving participation by more than one organization, may also result in joint ownership of intellectual property arising from the collaboration, or require us to negotiate the allocation of intellectual property rights. There is no guarantee that we will be able to reach consensus on such allocation on terms that are favorable to us, or at all. Additionally, these agreements may expire and the collaborators may be unwilling to extend such agreements on acceptable terms, if at all. Our business could significantly suffer, for example, if any current or future license agreements terminate or expire, if the licensors or collaborators fail to abide by the terms of the agreement, or if we are unable to enter into, extend rights under, or renew necessary agreements on acceptable terms. Further, collaboration with universities and researchers may subject us to university IP or commercialization policies that grant the university certain rights in our intellectual property, such as joint ownership interests, licenses for research or teaching purposes, or rights to share in revenue derived from that intellectual property.

Collaboration with third parties to develop intellectual property and our future licensing of such intellectual property is of critical importance to our business and involves complex legal, business and scientific issues, and certain provisions in intellectual property license agreements may be susceptible to multiple interpretations. Disputes may arise between us and our collaborators regarding intellectual property subject to a current or future agreement, including:

•        the scope of rights granted under the relevant agreement and other interpretation-related issues;

•        whether and the extent to which our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•        our right to sublicense patent and other rights to third parties;

•        our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our product and technology, and what activities satisfy those diligence obligations;

•        the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and the Company;

•        our right to transfer or assign the license; and

•        the effects of termination.

The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could harm our business, financial condition and results of operations. We may not be able to exercise all rights and remedies available to us, including seeking to cure any breach by us, and otherwise seek to preserve our rights under agreement in a timely manner, at an acceptable cost or at all. Moreover, if disputes over intellectual property impair our ability to maintain or expand our current collaboration relationships on acceptable terms, we may be forced to invest further time, effort and funds into development of replacement or alternative intellectual property or technology with different partners, or in some cases, we may be unable to successfully develop and commercialize our products or technology.

If we are unable to obtain and maintain patent protection for our products and technology, or if the scope of the patent protection obtained is not sufficiently broad or robust, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to successfully commercialize our products and technology may be adversely affected. Moreover, our trade secrets could be compromised, which could cause us to lose the competitive advantage resulting from these trade secrets.

Our success depends, in significant part, on our ability to obtain, maintain, enforce and defend patents and other intellectual property rights, including trade secrets, with respect to our products and technology and to operate our business without infringing, misappropriating or otherwise violating the intellectual property rights of others. We may not be able to prevent unauthorized use of our intellectual property. We rely upon a combination of the intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States, Canada and other jurisdictions, as well as license agreements and other contractual protections, to obtain, maintain, enforce and defend rights in our proprietary technologies. In addition, we seek to protect our intellectual property rights through non-disclosure and invention assignment agreements with our employees and consultants, and through non-disclosure agreements with business partners and other third parties, however, our employees and consultants may not abide by their obligations under their non-disclosure and invention assignment agreements. Our trade secrets may also be compromised, which could cause us to lose the competitive advantage from such trade secrets. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent misappropriation may not be sufficient. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm our business, results of operations and financial condition. In addition, existing intellectual property laws and contractual remedies may afford less protection than needed to safeguard our intellectual property portfolio.

Patent, copyright, trademark and trade secret laws vary significantly throughout the world. A number of foreign countries do not protect intellectual property rights to the same extent as do the laws of Canada and the United States. Therefore, our intellectual property rights may not be as strong or as easily enforced outside of Canada and the United States and efforts to protect against the unauthorized use of our intellectual property rights, technology and other proprietary rights may be more expensive and difficult outside of Canada and the United States. Failure to adequately protect our intellectual property rights could result in our competitors using our intellectual property to offer products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, financial condition and operating results.

Our patent applications may not result in issued patents or our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from interfering with our commercialization of our products.

Our patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours. The status of patents involves complex legal and factual questions, and the breadth of claims in such patents is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our patents and any patents that may be issued to us will afford protection against competitors with similar technology. Additionally, failure to comply with applicable procedural, documentary, fee payment, foreign filing license and other similar requirements with the United States Patent and Trademark Office and various similar foreign governmental agencies could result in abandonment or lapse of the affected patent or patent application. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. In addition to those who may have patents or patent applications directed to relevant technology with an effective filing date earlier than any of our existing patents or pending patent applications, any of our existing patents or pending patent applications may also be challenged by others on the basis that they are otherwise invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of Canada and the United States, and thus we cannot be certain that foreign patent applications related to issued Canadian or U.S. patents will be issued.

Even if our patent applications succeed and we are issued patents in accordance with them, it is still uncertain whether these patents — including any of the issued patents exclusively licensed to us — will be contested, circumvented, invalidated, found to be unenforceable or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than in the United States. In addition, the claims under any patents that issue from our patent applications may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting any patents that issue from our pending applications. In addition, patents issued to us may be infringed upon or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.

Our intellectual property often results from the complex government and/or university arrangements that are subject to interpretation, and we may become subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We are a party to many agreements under which our employees, contractors and consultants within the United States, Canada and other countries create intellectual property. Examples include negotiated research and license agreements, government grants, and employment or consulting relationships with professors and/or graduate or PhD students (which individuals may be subject to university intellectual property policies). Each of these relationships may include complex contractual provisions, or be subject to university intellectual property policies, which allocate intellectual property rights between us and our contractual counterparties and, in some cases, contemplate intellectual property rights being jointly owned, the granting of licenses for research or teaching purposes, or rights to share in revenue derived from that intellectual property. Such allocations of intellectual property rights often result from the interpretations of these provisions and policies based on, among other factors, what funds or resources were used, the subject matter of the intellectual property, and whether new intellectual property is derived from or reliant on one of the parties’ background rights. From time to time we may enter into discussions or, in some cases, formal contractual disputes with our counterparties regarding the proper allocation of such rights. If our interpretation of the agreements, the relevant policies and/or the operative facts, under United States law and, where applicable, under non-United States law, were deemed incorrect or to otherwise vest ownership of intellectual property rights in a third party, the relevant intellectual property that is the subject of the dispute could be re-allocated to such third party, converted to a joint ownership structure, or otherwise reduced in value to our business. In such cases, our ability to successfully enforce our intellectual property portfolio, or even to commercialize our portfolio without having to share revenue, could be negatively impacted.

We in the past have had, and may in the future have, third parties assert claims to intellectual property that was developed by such employees, contractors or consultants. We may also be subject to claims that collaborators or other third parties have an interest in our patents or other intellectual property as an owner, a joint owner, a licensee, an inventor, or a co-inventor. In the latter two cases, the failure to name the proper inventor or co-inventors on a patent application could result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our patented technology or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could adversely affect our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may face patent infringement and other intellectual property claims that could be costly to defend, result in injunctions and significant damage awards or other costs (including indemnification of third parties or costly licensing arrangements (if licenses are available at all)) and limit our ability to use certain key technologies in the future or require development of non-infringing products, services, or technologies, which could result in a significant expenditure and otherwise harm our business.

We may become subject to intellectual property disputes. Our success depends, in part, on our ability to develop and commercialize our products, services and technologies without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. However, we may not be aware that our products, services or technologies are infringing, misappropriating or otherwise violating third-party intellectual property rights and such third parties may bring claims alleging such infringement, misappropriation or violation. For example, there may be issued patents of which we are unaware, held by third parties that, if found to be valid and enforceable, could be alleged to be infringed by our current or future products, services or technologies. There also may be pending patent applications of which we are not aware that may result in issued patents, which could be alleged to be infringed by our current or future products, services or technologies. Because patent applications can take years to issue and are often afforded confidentiality for some period of time, there may currently be pending applications, unknown to us, that later result in issued patents that could cover our current or future products, services or technologies. Lawsuits can be time-consuming and expensive to resolve, and they divert management’s time and attention. Numerous patents and pending patent applications owned by others exist in the fields in which we have developed and are developing our technology. Companies that have developed and are developing technology are often required to defend against litigation claims based on allegations of infringement, misappropriation or other violations of intellectual property rights. Our products, services or technologies may not be able to withstand any third-party claims against their use. In addition, many companies have the capability to dedicate substantially greater resources to enforce their intellectual property rights and to defend claims that may be brought against them. In a patent infringement claim against us, we may assert, as a defense, that we do not infringe the relevant patent claims, that the patent is invalid or both. The strength of our defenses will depend on the patents asserted, the interpretation of these patents, our ability to argue non-infringement of these patents, and our ability to invalidate these patents. However, we could be unsuccessful in advancing non-infringement and/or invalidity arguments in our defense. In the United States, issued patents enjoy a presumption of validity, and the party challenging the validity of a patent claim must present clear and convincing evidence of invalidity, which is a high burden of proof. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof. Our patent portfolio may not be large enough to deter patent infringement claims, and our competitors and others may now and in the future have significantly larger and more mature patent portfolios. Any litigation may also involve patent holding companies or other adverse patent owners that have no relevant product-, service- or technology-based revenue, and therefore, our patent portfolio may provide little or no deterrence as we would not be able to assert our patents against such entities or individuals. If a third party is able to obtain an injunction preventing us from accessing such third-party intellectual property rights, or if we cannot license or develop alternative technology for any infringing aspect of our business, we may be forced to limit or stop sales of our products, services or technologies or cease business activities related to such intellectual property.

Our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. We cannot predict the outcome of lawsuits and cannot ensure that the results of any such actions will not have a material adverse effect on our business, financial condition and results of operations. Any intellectual property litigation to which we might become a party, or for which we are required to provide indemnification, regardless of the merit of the claim or our defenses, may require us to do one or more of the following:

•        cease making, selling, offering for sale, using or importing products, services and technologies that incorporate the intellectual property rights that allegedly infringe, misappropriate or violate the intellectual property of a third party;

•        make substantial payments for legal fees, settlement payments or other costs or damages;

•        obtain a license, which may not be available on reasonable terms or at all, to make, sell, offer for sale, use or import the relevant products, services and technologies;

•        redesign the allegedly infringing solutions to avoid infringement, misappropriation or violation, which could be costly, time-consuming or impossible; or

•        indemnify organizations using our relevant products, services and technologies or third-party service providers.

Even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business and operating results. Moreover, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of NewCo Shares. The occurrence of infringement claims may grow as the market for our products, services and technologies grows. Accordingly, our exposure to damages resulting from infringement claims could increase and this could further exhaust our financial and management resources.

Some of our intellectual property has been conceived or developed through university and/or government-funded research or development and thus may be subject to the internal intellectual property policies of such universities and/or federal regulations or policies providing for certain rights for the funding government or imposing certain obligations on us, such as a license to the U.S. government covered by or applicable to such intellectual property, “march-in” rights, certain reporting requirements and a preference for domestic companies, and compliance with such regulations or policies (including related contractual obligations) may limit our exclusive rights and our ability to contract with domestic manufacturers, and may impose other restrictions on our business.

Certain intellectual property rights that we may wish to in-license in the future may have been generated through the use of U.S. government funding and are therefore subject to certain federal regulations. As a result, the U.S. government may have certain rights to intellectual property embodied in our current or future product candidates pursuant to the Bayh-Dole Act of 1980, or the Patent and Trademark Law Amendment. These U.S. government rights include a non-exclusive, non-transferable, irrevocable worldwide license to use inventions for any governmental purpose. In addition, the U.S. government has the right, under certain limited circumstances, to require the licensor to grant exclusive, partially exclusive or non-exclusive licenses to any of these inventions to a third party if it determines that: (1) adequate steps have not been taken to commercialize the invention, (2) government action is necessary to meet public health or safety needs or (3) government action is necessary to meet requirements for public use under federal regulations (also referred to as “march-in rights”). The U.S. government also has the right to take title to these inventions if the licensor fails to disclose the invention to the government or fails to file an application to register the intellectual property within specified time limits. Intellectual property generated under a government funded program is also subject to certain reporting requirements, compliance with which may require us to expend substantial resources. In addition, the U.S. government requires that any products embodying any of these inventions or produced through the use of any of these inventions be manufactured substantially in the United States. This preference for U.S. industry may be waived by the federal agency that provided the funding if the owner or assignee of the intellectual property can show that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture the products substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible. To the extent any of our owned or licensed future intellectual property is also generated through the use of U.S. government funding, the provisions of the Bayh-Dole Act may similarly apply.

We have entered into various funding or supply agreements with government or public sector entities in Canada (and anticipate entering in one or more future agreements) that impose requirements or restrictions on our intellectual property or our business operations more broadly, such as the following:

•        maintaining ownership in Canada of, and refraining from assigning or granting an exclusive license to, developed intellectual property;

•        licensing developed intellectual property without receiving royalties;

•        licensing developed intellectual property without obtaining the counterparty’s consent;

•        licensing developed intellectual property and background information to the counterparty, including under certain circumstances to authorize commercial exploitation;

•        transferring developed intellectual property to the counterparty in certain circumstances;

•        meeting or exceeding minimum employment levels in Canada;

•        meeting or exceeding minimum R&D expenditure levels in Canada;

•        meeting or exceeding minimum annual collaborations with Canadian research institutes or post-secondary institutions in Canada;

•        meeting or exceeding minimum annual collaborations with small and medium-sized Canadian-based enterprises;

•        undergoing a change of control only with consent; and

•        refraining from issuing dividends or other shareholder distributions that would prevent the Company from satisfying its obligations under the applicable agreement.

Failure to satisfy these requirements or comply with these restrictions may have a variety of adverse consequences, including one or more of the following: termination of existing agreements, suspension or termination of obligations of further payment, public notice disclosing event of default, financial penalties, repayment of past funding, disqualification for funding opportunities, or a bar on contracting with the Canadian government in the future.

Elements of our products use, or are developed using, open-source software and data, which could negatively affect our ability to offer and sell our solutions and subject us to possible litigation.

Our products incorporate, or are developed using, software, data and materials licensed under open-source and other open licenses, and we expect to continue to incorporate, or use for development, software and data licensed under open-source or other open licenses in the future. From time to time, companies that use third-party open-source software or open data have faced claims challenging the use of such open-source software or open data and requesting compliance with the open-source software or other open license terms. Accordingly, we may be subject to suits by parties claiming ownership of what we believe to be open-source software or open data, or claiming non-compliance with the applicable open-source or other open licensing terms. Some open-source software licenses require users who use, distribute or make available across a network software and services that include open-source software to offer aspects of the technology that incorporates the open-source software or open data for no cost. We may also be required to make publicly available source code (which in some circumstances could include valuable proprietary code) for modifications or derivative works we create based upon incorporating or using the open-source software or open data and/or to license such modifications or derivative works under the terms of the particular open-source or other open license. While we try to mitigate the likelihood of such risks, we may inadvertently use third-party open-source software or open data in a manner that exposes us to claims of non-compliance with the terms of their licenses, including claims of intellectual property rights infringement or for breach of contract. Furthermore, there exists today an increasing number of types of open-source software or other open licenses, almost none of which have been tested in courts of law to provide guidance of their proper legal interpretations. If we were to receive a claim of non-compliance with the terms of any of these open-source licenses, we could be required to publicly release certain portions of our proprietary source code or datasets. We could also be required to expend substantial time and resources to re-engineer some of our solutions. Any of the foregoing could disrupt and harm our business.

We also have regularly contributed source code under open-source licenses. Because the source code and data we contribute to open source projects or distribute under open source or source-available licenses is publicly available, our ability to protect our intellectual property rights with respect to such source code and data may be limited or lost entirely, and we may be limited in our ability to prevent our competitors or others from using such contributed source code. While we take steps to mitigate the risk that employees or contractors may submit proprietary source code that is not intended to be open-sourced to open-source projects, we cannot guarantee that such practices will be effective. In addition, the use of third-party open-source software or open data typically exposes us to greater risks than the use of third-party commercial software or data because open-source and open data licensors generally do not provide warranties or controls on the functionality or origin of the software or data. Use of open-source software may also present additional security risks because the public availability of such software may make it easier for hackers and other third parties to determine how to compromise our platform. Any of the foregoing could harm our business and could help our competitors develop products that are similar to or better than ours.

General Risk Factors

Our employees and independent contractors may engage in misconduct or other improper activities, which could have a material adverse effect on our business, prospects, financial condition and operating results.

We are exposed to the risk that our employees and independent contractors may engage in misconduct or other illegal activity. Misconduct by these parties could include intentional, reckless or negligent conduct or other activities that violate laws and regulations, including production standards, fraud, abuse, data privacy and security laws, other similar laws or laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. In addition, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, prospects, financial condition and operating results, including, without limitation, the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgement, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations, any of which could adversely affect our business, prospects, financial condition and operating results.

Our business is subject to the risks of disasters, global pandemics, and interruptions by man-made problems, such as terrorism. Material disruptions of our business or information systems resulting from these events could materially and adversely affect our business, financial condition and results of operations.

A significant natural disaster, such as an earthquake, fire, flood, hurricane or significant power outage or other similar events, such as infectious disease outbreaks or pandemic events (such as the outbreak of the COVID-19 pandemic), could materially and adversely affect our business, financial condition and results of operations. In addition, natural disasters, acts of terrorism or war, including the ongoing geopolitical tensions related to Russia’s actions in Ukraine and the conflicts in the Middle East, could cause disruptions in our remaining operations, our or our partners’ businesses, our suppliers’ or the economy as a whole. We also rely on information technology systems to communicate among our workforce and with third parties. Any disruption to our communications, whether caused by a natural disaster or by man-made problems, such as power disruptions, could adversely affect our business. To the extent that any such disruptions result in development or commercialization delays or impede our partners’ and suppliers’ ability to timely deliver product components, or the deployment of our products, this could materially and adversely affect our business, financial condition and results of operations.

We may also not have adequate back-up systems, and natural or man-made disasters could damage our operations, reduce our revenue and lead to a loss of customers. We do not have redundant photonic systems for service at an alternate site. A disaster could severely harm our business because our research activities and services could be interrupted for an indeterminate length of time. Our operations depend upon our ability to maintain and protect our computer systems at our facility in Toronto, Canada. Although these systems are designed to be resilient and durable, they are vulnerable to damage from fire, floods, snowstorms, earthquakes, power loss, acts of terrorism, telecommunications failures and similar events. In addition, our facilities in Toronto, Canada could be subject to electrical blackouts if Ontario faces any power shortages. Although we do have a backup generator that would maintain critical operations, this generator could fail. Disruptions in our internal business operations could harm our business by resulting in delays, disruption of our customers’ business, loss of data, and loss of customer confidence.

Our ability to effectively monitor and respond to the rapid and ongoing developments and expectations relating to environmental, social and governance (“ESG”) matters, including related social expectations and concerns, have imposed (and may continue to impose) unexpected costs and/or may result in reputational or other harm that could have a material adverse effect on our business, financial condition and results of operations and could cause the market value of NewCo Shares to decline.

There are rapid and ongoing developments and changing expectations relating to ESG matters and factors such as the impact of our operations on climate change, water and waste management, our practices relating to sustainability and product stewardship, product safety, access to health care and affordable drugs, management of business ethics and human capital development, which may result in increased regulatory, social or other scrutiny on us. This scrutiny may be intensified as a result of the varying pro-ESG and anti-ESG views held by certain stakeholders. If we are unable to adequately recognize and respond to such developments and governmental, societal, investor and consumer expectations relating to such ESG matters, we may miss corporate opportunities, become subject to additional scrutiny, incur unexpected costs or experience damage to our reputation or our various brands. If any of these events were to occur, there may be a material adverse effect on our business, financial condition, cash flows and results of operations and the market value of NewCo Shares may decline.

We have various indemnity agreements and indemnity arrangements in place, which may result in an obligation to indemnify or reimburse the relevant counterparty, which amounts may be material.

We have entered into customary indemnification agreements with our directors and certain of our officers. We have also obtained directors’ and officers’ liability insurance to mitigate the cost of any potential future lawsuits or actions. The maximum amount of any potential future payment cannot be reasonably estimated but could have a material adverse effect on the Company.

In the normal course of business, we have entered or may enter into agreements that include indemnities in favor of third parties, such as purchase and sale agreements, license agreements, engagement letters with advisors and consultants and various product and service agreements. These indemnification arrangements may require us to compensate counterparties for losses incurred by the counterparties as a result of breaches in representations, covenants and warranties provided by us or as a result of litigation or other third-party claims or statutory sanctions that may be suffered by the counterparties as a consequence of the relevant transaction. In some instances, the terms of these indemnities are not explicitly defined. We, whenever possible, try to limit this potential liability within the particular agreement or contract (such as through maximum claim amounts, specified claim periods and other conditions and limits), but due to the unpredictability of future events the maximum amount of any potential reimbursement cannot be reasonably estimated, but could have a material adverse effect on the Company.

Additional Risks Related to NewCo, Ownership of NewCo Shares Following the Business Combination and NewCo Operating as a Public Company

An active market for NewCo Shares may not develop, which would adversely affect the liquidity and price of its securities

After the Closing, the price of NewCo Shares may fluctuate significantly due to general market and economic conditions and forecasts, NewCo’s general business condition and the release of its financial reports. An active trading market for NewCo Shares may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

The market price of NewCo Shares may be volatile, which could cause the value of your investment to decline.

If you purchase NewCo Shares, you may not be able to resell those shares at or above the price you paid. The market price of NewCo Shares may be highly volatile and may fluctuate or decline significantly in response to numerous factors, some of which are beyond our control. The securities markets have experienced and continue to experience significant volatility. Market volatility, as well as general economic, market or political conditions, could reduce the market price of NewCo Shares regardless of NewCo’s operating performance. NewCo’s operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including:

•        changes in the industries in which NewCo and its customers operate;

•        variations in quarterly operating results or dividends, if any, to shareholders;

•        additions or departures of key management personnel;

•        publication of research reports about NewCo’s industry;

•        rumors and market speculation involving NewCo or other companies in NewCo’s industry, which may include short seller reports;

•        litigation and government investigations;

•        changes or proposed changes in laws or regulations or differing interpretations or enforcement of laws or regulations affecting NewCo’s business;

•        adverse market reaction to any indebtedness incurred or securities issued in the future;

•        changes in market valuations of similar companies;

•        announcements by competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures, or capital commitments;

•        the impact of any future bank failures, public health crises or geopolitical events such as tensions in and around Taiwan, Ukraine, the Middle East and other areas of the world; and

•        the impact of any of the foregoing on NewCo’s management, employees, partners, customers, and operating results.

Furthermore, the stock markets in general have experienced extreme volatility, which has sometimes been unrelated to the operating performance of the issuer. The trading price of NewCo Shares may be adversely affected by third parties trying to drive down or drive up the market price. Short sellers and others, some of whom post anonymously on social media, may be positioned to profit if our shares declines or otherwise exhibits volatility, and their activities can negatively affect our share price and increase the volatility of our share price. These broad market and industry factors may seriously harm the market price of NewCo Shares, regardless of our operating performance.

Following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against such company. Such litigation could result in substantial costs and a diversion of management’s attention and resources. See also the section entitled “— Risks Related to Compliance with Law, Government Regulation and Litigation — Our business is exposed to risks associated with litigation, investigations and regulatory proceedings.”

If NewCo’s operating and financial performance in any given period does not meet the guidance provided to the public, if so provided, or the expectations of investment analysts, the market price of NewCo Shares may decline.

In the future, NewCo may, but is not obligated to, provide public guidance on its expected operating and financial results for future periods. Any such guidance will consist of forward-looking statements under U.S. securities laws and forward-looking information under Canadian securities laws, subject to the risks and uncertainties and assumptions made by management described in this filing NewCo’ and such filing announcing the applicable guidance. NewCo’s actual results may not always be in line with or exceed any guidance it may provide, especially in times of economic uncertainty. Further, lengthy sales cycle may contribute to substantial fluctuations in NewCo’s quarterly or annual operating results as significant sales can be delayed to subsequent periods. If, in the future, NewCo’s operating or financial results for a particular period do not meet any guidance provided or the expectations of investment analysts, or if NewCo reduces its guidance for future periods or withdraws its guidance, the market price of NewCo Shares may decline as well. There can be no assurance that NewCo will continue to issue public guidance in the future.

Our financial results may vary significantly from quarter to quarter.

We expect our revenue and operating results to vary from quarter to quarter. We may incur significant operating expenses during the start-up and early stages of large contracts and may not be able to recognize corresponding revenue in that same quarter. We may also incur additional expenses when contracts are terminated or expire and are not renewed. We may also incur additional expenses when customers are newly acquired. Additionally, payments due to us from our customers may be delayed for a variety of reasons, and these delays could cause significant fluctuations from quarter to quarter.

Additional factors that may cause our financial results to fluctuate from quarter to quarter include those addressed elsewhere in this “Risk Factors” section and the following factors, among others:

•        the terms of customer contracts that affect the timing of revenue recognition;

•        labor availability and costs for hourly and management personnel;

•        profitability of NewCo’s products, especially in new markets;

•        changes in interest rates;

•        impairment of long-lived assets;

•        macroeconomic conditions, both nationally and locally;

•        size and scope of NewCo’s revenue arrangements with its customers;

•        negative publicity relating to NewCo’s products;

•        changes in customer preferences and competitive conditions;

•        the loss of strategic relationships or existing contracts with any customer;

•        lengthy customer sales cycle, leading to difficulty in forecasting the timing of purchasing decisions;

•        expansion to new markets; and

•        fluctuations in commodity prices.

Short sellers may engage in manipulative activity intended to drive down the market price of NewCo Shares, which could also result in related regulatory and governmental scrutiny, among other effects.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed or intends to borrow from a third party with the intention of later buying lower priced identical securities to return to the lender. Accordingly, it is in the interest of a short seller of NewCo Shares for the price to decline. At any time, short sellers may publish, or arrange for the publication of, opinions or characterizations that are intended to create negative market momentum. Issuers, like NewCo, whose securities have historically had limited trading history or volumes and/or have been susceptible to relatively high volatility levels can be vulnerable to such short seller attacks. Short selling reports can cause increased volatility in an issuer’s share price, and result in regulatory and governmental inquiries. A short seller report about NewCo could result in an inquiry or formal investigation from a governmental organization securities regulatory authority or other regulatory body, which could result in a material diversion of NewCo’s management’s time and could have a material adverse effect on its business and results of operations.

Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Transactions, require substantial financial and management resources and increase the time and costs of completing the Transactions.

The fact that we are a Canadian private company completing a merger transaction with a U.S. SPAC makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies because Xanadu is not currently subject to Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act and applicable Canadian securities law are significantly more stringent than those required of Xanadu as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable to NewCo after the Business Combination. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act and applicable Canadian securities law, including any additional requirements once we are no longer an emerging growth company, to the extent applicable, in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject us to adverse regulatory consequences and could harm investor confidence and the market price of NewCo Shares.

If securities or industry analysts do not publish research or reports about NewCo’s business or publish negative reports about its business, the share price and trading volume of NewCo Shares could decline.

The trading market for NewCo Shares will depend on the research and reports that securities or industry analysts publish about NewCo and its business. NewCo does not have any analyst coverage and may not obtain analyst coverage in the future. In the event NewCo obtains analyst coverage, it will not have any control over such analysts. The market price of NewCo Shares could decline if its actual results do not match the analysts’ projections. If one or more of the analysts who cover NewCo downgrade its shares or change their opinion of NewCo, the share price of NewCo Shares would likely decline. If one or more of these analysts cease coverage of NewCo or fail to regularly publish reports on NewCo, it could lose visibility in the financial markets, which could cause its share price or trading volume to decline.

NewCo does not intend to pay cash dividends for the foreseeable future.

Xanadu has never declared or paid cash dividends on its share capital, and it does not anticipate paying any cash dividends or making any distributions to shareholders in the foreseeable future. Additionally, following the Business Combination, NewCo currently intends to retain its future earnings, if any, to finance the further development and expansion of its business and does not intend to pay cash dividends or make distributions in the foreseeable future. Any future determination to pay dividends or make distributions will be made at the discretion of the NewCo Initial Board, subject to applicable laws. It will depend on a number of factors, including NewCo’s financial condition, results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, general business conditions and other factors that the NewCo’ Initial Board may deem relevant. In addition, the ability to pay cash dividends or make distributions may be restricted by the terms of debt financing arrangements, as any future debt financing arrangement likely will contain terms restricting or limiting the amount of dividends that may be declared or paid on NewCo Shares or the making of distributions to holders of NewCo Shares. As a result, shareholders may not receive any return on an investment in NewCo Shares unless they sell their shares for a price greater than what they paid for them.

Following the Business Combination, we expect to be an emerging growth company within the meaning of the Securities Act, and to the extent we take advantage of certain exemptions from disclosure requirements available to emerging growth companies and permitted under applicable Canadian securities laws, this could make NewCo Shares less attractive to investors and may make it more difficult to compare NewCo’s performance with other public companies.

Following the Business Combination, we expect to be an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies to the extent permitted under applicable Canadian securities laws, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, NewCo Shareholders may not have access to certain information they may deem important.

We cannot predict whether investors will find NewCo Shares less attractive because we will rely on these exemptions. If some investors find NewCo Shares less attractive as a result of our reliance on these exemptions, the trading prices of NewCo Shares may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of NewCo Shares may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accountant standards used.

Moreover, even if NewCo no longer qualifies as an emerging growth company, as long as NewCo continues to qualify as a foreign private issuer under the Exchange Act, NewCo will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies. See “— Additional Risks Related to NewCo, Ownership of NewCo Shares Following the Business Combination and NewCo Operating as a Public Company — As a “foreign private issuer” under the rules and regulations of the SEC, NewCo is permitted to, and intends to, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer,” and is permitted, and intends to, follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.”

As a “foreign private issuer” under the rules and regulations of the SEC, NewCo is permitted to, and intends to, file less or different information with the SEC than a company incorporated in the United States or otherwise not filing as a “foreign private issuer,” and is permitted, and intends to, follow certain home country corporate governance practices in lieu of certain Nasdaq requirements applicable to U.S. issuers.

After the consummation of the Business Combination, NewCo will be a “foreign private issuer” under the Exchange Act and therefore will be exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, NewCo will not be required to file periodic reports and financial statements with the SEC as frequently or within the same timeframes as U.S. companies with securities registered under the Exchange Act, and will provide such reports and financial statements within the timeframes required by Canadian securities law. NewCo will not be required to comply with Regulation Fair Disclosure, which imposes restrictions on the selective disclosure of material information; however, NewCo will be required to comply with Canadian securities laws and TSX requirements governing the disclosure of material facts and material changes. Historically, Rule 3a12-3 under the Exchange Act exempted securities registered by a “foreign private issuer” from Section 16 of the Exchange Act. However, effective March 18, 2026, pursuant to the Holding Foreign Insiders Accountable Act, directors and officers of foreign private issuers are required to comply with the reporting requirements of Section 16(a) of the Exchange Act. Notwithstanding the foregoing, directors and officers of a “foreign private issuer” remain exempt from Section 16(b) (short-swing profit liability) and Section 16(c) (short sale prohibitions). Additionally, NewCo reporting insiders will be required to comply with Canadian securities law insider reporting requirements. Accordingly, after the Business Combination, NewCo Shareholders may receive less or different information about NewCo than they currently receive about the SPAC, as applicable, or that they would receive about a U.S. domestic public company.

In addition, as a “foreign private issuer” whose shares are intended to be listed on Nasdaq, NewCo will be permitted, subject to certain exceptions, to follow certain home country rules in lieu of certain Nasdaq listing requirements. A foreign private issuer must disclose in its annual reports filed with the SEC each Nasdaq requirement with which it does not comply, followed by a description of its applicable home country practice. NewCo will have the option to rely on available exemptions under the Nasdaq and TSX listing rules that would allow it to follow its home country practice, including, among other things, the ability to opt out of (i) the requirement that the NewCo Board be comprised of a majority independent directors, (ii) the requirement that NewCo’s independent directors meet regularly in executive sessions and (iii) the requirement that NewCo obtain shareholder approval prior to the issuance of securities in connection with certain acquisitions, private placements of securities, or the establishment or amendment of certain share option, purchase or other compensation plans. NewCo will be required to comply with TSX rules which require, among other things, that (i) the NewCo Board be comprised of at least two independent directors, and (ii) NewCo obtain shareholder approval prior to the issuance of securities in connection with certain acquisitions, private placements of securities, or the establishment or amendment of certain share option, purchase or other compensation plans. See the sections entitled “Description of NewCo Share Capital — Ongoing Reporting Obligations under Canadian Securities Law” and “Management of NewCo After the Business Combination” for additional information.

NewCo may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses.

NewCo could lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of NewCo’s outstanding voting securities become directly or indirectly held of record by U.S. holders and any one of the following is true: (i) the majority of NewCo’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of NewCo’s assets are located in the United States; or (iii) NewCo’s business is administered principally in the United States. If NewCo loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, NewCo would likely incur substantial costs in fulfilling these additional regulatory requirements and members of NewCo’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

If a significant number of SPAC’s Ordinary Shares are elected to be redeemed in connection with the Business Combination, the share ownership of the combined company will be highly concentrated, which will reduce the public “float” and may have a depressive effect on the market price of the NewCo Shares.

If a significant number of SPAC’s Ordinary Shares are elected to be redeemed in connection with the Business Combination, the share ownership of the combined company will be highly concentrated within a small number of existing SPAC shareholders. This will reduce the public “float” and may have a depressive and volatile effect on the market price of the NewCo Shares of the combined company when demand for NewCo Shares changes.

Subsequent to the completion of the Business Combination, NewCo will issue additional NewCo Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to its shareholders.

Given the additional capital needs for Xanadu, NewCo will issue additional NewCo Shares or other equity securities of equal or senior rank in the future in connection with, among other things, capital-raising initiatives, future investments and acquisitions, or repayment of outstanding indebtedness, in most cases without shareholder approval.

In addition, pursuant to NewCo’s equity incentive plan, NewCo expects to issue additional NewCo Shares, or securities exercisable for NewCo Shares. Once shares are issued pursuant to NewCo’s equity incentive plan, those shares will become eligible for sale in the public market, subject to any applicable vesting requirements, lockup agreements and other restrictions imposed by law. Shares representing 15% of the NewCo Shares issued and outstanding from time to time are expected to be reserved for future issuance under NewCo’s equity incentive plan. NewCo expects to file one or more registration statements on Form S-8 under the Securities Act to register NewCo Shares or securities convertible into or exchangeable for NewCo Shares pursuant to NewCo’s equity incentive plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:

•        existing shareholders’ proportionate ownership interest will decrease;

•        the number of shares eligible for resale in the public market will increase;

•        the amount of cash available per share, including for payment of any dividends in the future, may decrease;

•        the relative voting strength of each share of previously outstanding NewCo Shares may be diminished; and

•        the market price of NewCo Class B Subordinate Voting Shares may decline.

Market values of growth-oriented companies like ours, particularly companies that entered into business combination agreements with special purpose acquisition companies, have been affected by adverse economic and market forces which may exert downward pressure on the price and trading volume of NewCo Shares.

In recent years, there have been fluctuations in the valuation of growth-oriented companies, particularly those that entered into business combination agreements with special purpose acquisition companies. Inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, SPAC securities are subject to potential downward pressures, which may result in high Redemptions of the cash available from the Trust Account. If there are substantial Redemptions, there will be a lower float of our shares outstanding, which may cause further volatility in the price of our securities and adversely impact our ability to secure financing following the Closing.

We will incur significant transaction costs, which could be higher than currently anticipated, and these transaction costs add risk to our ability to be a going concern and/or act on our business plan.

We have incurred and expect to continue to incur significant, non-recurring costs in connection with consummating the Transactions. All expenses incurred in connection with the Transactions, including all legal, and other fees, expenses, and costs, will be for the account of the party incurring such fees, expenses, and costs. Aggregate transaction expenses for NewCo and SPAC as a result of the Transactions are currently estimated to be approximately $40 million.

NewCo will incur increased costs as a result of operating as a public company.

After the completion of the Business Combination, NewCo will face increased legal, accounting, administrative and other costs and expenses as a public company that Xanadu did not incur as a private company. Applicable Canadian securities laws, the Exchange Act, Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, as well as the Public Company Accounting Oversight Board and the stock exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require NewCo to undertake activities it has not done previously. For example, NewCo will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with Canadian securities law and SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), NewCo may incur additional costs to rectify those issues, and the existence of those issues may adversely affect its reputation or investor perceptions of it.

Risks associated with NewCo’s status as a public company may make it more difficult to attract and retain qualified persons to serve on its board of directors or as executive officers. For example, the rules and regulations governing public companies will likely make it more difficult and more expensive for NewCo to obtain director and officer liability insurance, and it may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be difficult for NewCo to attract and retain qualified people to serve on its board of directors, its board committees or as executive officers.

The additional reporting and other obligations imposed by these rules and regulations increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. To the extent necessary to supplement our internal personnel with professional advisors, such costs may be significantly increased. These increased costs will require NewCo to divert a significant amount of money that may otherwise be used to expand Xanadu’s business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, resulting in further increased costs.

Securities of companies formed through mergers, such as the Business Combination, may experience a material decline in price relative to the share price of the public shares prior to the Business Combination.

As with most initial public offerings of special purpose acquisition companies in recent years, SPAC issued shares as part of the SPAC Units for $10.00 per unit upon the closing of the IPO. As with other special purpose acquisition companies, the $10.00 per unit price of SPAC reflected each share having a right to redeem such share for a pro rata portion of the proceeds held in the Trust Account prior to the Closing and certain other events. Following the IPO, the proceeds held in the Trust Account were initially equal to approximately $220,000,000 ($10.00 per unit), and as of February 27, 2026 were equal to approximately $227,336,399 ($10.46 per unit). Following the Closing, the shares outstanding will no longer have any such redemption right and will be solely dependent upon the fundamental value of the combined company, which, like the securities of other companies formed through special purpose acquisition company mergers in recent years, may be significantly less than both the Redemption price and the amount per share initially held in the Trust Account upon completion of the IPO.

The Proposed By-laws designate specific courts in Canada and the federal district courts of the United States as the exclusive forum for certain litigation that may be initiated by the NewCo Shareholders, which could limit NewCo Shareholders’ ability to obtain a favorable judicial forum for disputes with NewCo.

Pursuant to the Proposed By-laws, unless NewCo consents in writing to the selection of an alternative forum, the courts of the Province of Ontario and the appellate courts therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of NewCo; (ii) any action or proceeding asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of NewCo to NewCo; (iii) any action or proceeding asserting a claim arising out of any provision of the OBCA or the Proposed Articles of Amendment or the Proposed By-laws (as either may be amended from time to time); or (iv) any action or proceeding asserting a claim or otherwise related to the affairs of NewCo. Additionally, the Proposed By-laws further provide that unless NewCo consents in writing to the selection of an alternative forum, and without limiting the generality of the foregoing sentence, the federal district courts of the United States of America shall be the sole and the exclusive forum for resolving any complaint filed in the United States asserting a cause of action arising under the Securities Act or the Exchange Act. In addition, our Proposed By-laws provide that any person or entity purchasing or otherwise acquiring any interest in NewCo’s Shares is deemed to have notice of and consented to the Proposed By-laws forum selection provision.

The Proposed By-laws forum selection provisions may impose additional litigation costs on shareholders in pursuing any such claims. Additionally, the forum selection clauses may limit NewCo Shareholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with NewCo or NewCo’s directors, officers or employees, which may discourage the filing of lawsuits against NewCo and its directors, officers and employees, even though an action, if successful, might benefit NewCo Shareholders. In the event a court finds either exclusive forum provision contained in the Proposed By-laws to be unenforceable or inapplicable in an action, NewCo may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition. The courts of the Province of Ontario and appellate courts therefrom and the federal district courts of the United States may also reach different judgments or results than would other courts, including courts where a shareholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to NewCo than its shareholders.

It may be difficult to enforce civil liabilities in Canada under U.S. securities laws.

NewCo is incorporated in the Province of Ontario, Canada, and our corporate headquarters are located in Toronto, Ontario, Canada. A majority of our directors and executive officers and certain of the experts named herein reside principally in Canada and the majority of our assets and all or a substantial portion of the assets of these persons is located outside the United States. It may be difficult for investors who reside in the United States to effect service of process upon these persons in the United States, or to enforce a U.S. court judgment predicated upon the civil liability provisions of the U.S. federal securities laws against us or any of these persons. There is substantial doubt whether an action could be brought in Canada in the first instance predicated solely upon U.S. federal securities laws. Canadian courts may refuse to hear a claim based on an alleged violation of U.S. securities laws against us or these persons on the grounds that Canada is not the most appropriate forum in which to bring such a claim. Even if a Canadian court agrees to hear a claim, it may determine that Canadian law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Canadian law.

The Proposed Articles of Amendment, together with the Proposed By-laws, and Ontario and Canadian laws and regulations applicable to NewCo may adversely affect NewCo’s ability to take actions that could be deemed beneficial to NewCo Shareholders.

As an Ontario company, NewCo will be subject to different corporate requirements than a corporation organized under the laws of the United States. The Proposed Articles of Amendment, the Proposed By-laws as well as the OBCA, set forth various rights and obligations that are unique to NewCo as a Canadian company. These requirements may limit or otherwise adversely affect NewCo’s ability to take actions that could be beneficial to NewCo Shareholders.

Provisions of the laws of the Province of Ontario and the federal laws of Canada may also have the effect of delaying or preventing a change of control or changes in NewCo’s management. For example, the OBCA includes provisions that require any shareholder proposal that includes nominations for the election of directors to be signed by one or more holders of shares representing in the aggregate not less than 5% of the shares or 5% of the shares of a class of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented. Additionally, for material corporate transactions (such as mergers and amalgamations, other extraordinary corporate transactions or amendments to the Proposed Articles of Amendment) the OBCA generally requires approval by 66 2/3% of the votes cast by shareholders who voted, or as set out in the articles, as applicable.

The Investment Canada Act requires that a non-Canadian must file an application for review with the Minister responsible for the Investment Canada Act and obtain approval of the Minister prior to acquiring control of a “Canadian business” within the meaning of the Investment Canada Act, where prescribed financial thresholds are exceeded. As a “Canadian business,” an acquisition of control of NewCo by a non-Canadian would be subject to a suspensory review if these thresholds are exceeded. Furthermore, limitations on the ability to acquire and hold NewCo Shares may be imposed by the Competition Act (Canada). This legislation permits the Commissioner of Competition appointed under the Competition Act to review any acquisition or establishment, directly or indirectly, including through the acquisition of shares, of control over or of a significant interest in NewCo.

The Proposed Articles of Amendment permit NewCo to issue an unlimited number of NewCo Class B Subordinate Voting Shares without additional shareholder approval, which would result in immediate dilution to existing NewCo Shareholders and may have an adverse effect on the value of their shareholdings.

Proposed Articles of Amendment to be in effect upon the completion of the Business Combination will permit it to issue an unlimited number of NewCo Class B Subordinate Voting Shares, NewCo Class A Multiple Voting Shares and NewCo Preferred Shares. NewCo may, from time to time, issue additional NewCo Class B Subordinate Voting Shares, NewCo Class A Multiple Voting Shares and NewCo Preferred Shares in the future. Subject to the requirements of the Nasdaq and the TSX, NewCo will not be required to obtain the approval of shareholders for future issuances of NewCo Class B Subordinate Voting Shares, NewCo Class A Multiple Voting Shares and NewCo Preferred Shares. Any further issuances of NewCo Class B Subordinate Voting Shares, NewCo Class A Multiple Voting Shares and NewCo Preferred Shares which may be convertible into NewCo Shares will result in immediate dilution to existing shareholders and may have a material adverse effect on the value of their shareholdings.

NewCo Shares may cause the market price of our securities to drop significantly, even if our business is doing well.

Sales of a substantial number of NewCo Shares in the public market could occur after the completion of the Business Combination. Following the Closing, we will have 315,406,621 NewCo Shares outstanding. If our shareholders sell, or the market perceives that our shareholders intend to sell, substantial amounts of NewCo Shares in the public market, the market price of NewCo Shares could decline significantly. Pursuant to the terms of the Sponsor Letter Agreement, concurrently with the execution of the Business Combination, the Sponsor, as the holder of all issued and outstanding SPAC Class B Shares, agreed to, among other things, to subject the Lock-up Securities to post-Closing vesting/forfeiture conditions such that 550,000 Lock-up Securities will vest if the closing share price of NewCo Class B Subordinate Voting Shares equals or exceeds $12.50 for 20 trading days within any 30 consecutive trading day period during the Vesting Term, and an additional 550,000 Lock-up Securities will vest if the closing share price of NewCo Class B Subordinate Voting Shares equals or exceeds $15.00 for 20 trading days within any 30 consecutive trading day period during the Vesting Term, with any unvested Lock-up Securities forfeited at the end of the Vesting Term. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

Furthermore, at Closing, and pursuant to the Investor and Registration Rights Agreement, NewCo, the Sponsor, Christian Weedbrook, and the other parties listed on Schedule A thereto (together with their permitted transferees, the “Holders”) will be subject to transfer restrictions, including that the NewCo Class B Subordinate Voting Shares issued in exchange for the SPAC Class B Shares held by the Sponsor will be subject to a lock-up that ends on the earliest of (i) the first anniversary of the effective date of the Investor and Registration Rights Agreement, (ii) the date on which the closing price of NewCo Class B Subordinate Voting Shares equals or exceeds $12.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading-day period commencing at least 150 days after the Investor and Registration Rights Agreement’s effective date, and (iii) the date on which NewCo completes a subsequent liquidation, merger, arrangement, share exchange, reorganization or other similar transaction that results in all of NewCo Shareholders having the right to exchange their NewCo Class B Subordinate Voting Shares for cash, securities or other property. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Investor and Registration Rights Agreement” for more information.

In addition to the restrictions described above, and as further described elsewhere in this proxy statement/prospectus, certain holders of Old Xanadu Common Shares and Old Xanadu Preferred Shares who are party to a right of first refusal and co-sale agreement with Old Xanadu and an investors’ rights agreement, as applicable, with Old Xanadu will be subject to customary market standoff provisions that restrict such holders’ ability to lend, offer, pledge, sell, transfer or otherwise dispose of shares for a period following the Closing Date of up to 180 days, as provided therein, subject to customary exceptions and any earlier waiver or termination in accordance with their terms.

The PIPE Investors will not be restricted from selling any of their NewCo Shares following the completion of the Proposed Business Combination, other than by applicable securities laws. The PIPE Investors, and, once such securities are released from lock-up restrictions, the applicable shareholders will not be restricted from selling NewCo Shares held by them, other than by applicable securities laws. Sales of a substantial number of shares of NewCo Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of NewCo Shares.

As restrictions on resale end, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of NewCo Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Moreover, following the completion of the proposed Business Combination, the Investor and Registration Rights Agreement will obligate us to file one or more registration statements with the SEC for the registration for resale of certain securities held by the Sponsor and certain of our significant shareholders. If any of these additional shares are sold, or if it is perceived that they will be sold, in the public market, the market price of NewCo Shares could decline.

In addition, certain holders of options will have an immediate income inclusion for tax purposes when they exercise their options (that is, tax is not deferred until they sell the underlying NewCo Shares). As a result, these holders may need to sell NewCo Shares purchased on the exercise of options in the same year that they exercise their options. This might result in a greater number of NewCo Shares being sold in the public market and reduce long-term holdings of NewCo Shares by our management and employees.

Future issuances of debt securities and equity or equity-linked securities may adversely affect the market price of NewCo Shares and may be dilutive to existing shareholders.

In the future, we may incur debt or issue equity ranking senior to NewCo Shares. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of NewCo Shares. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of NewCo Shares and be dilutive to existing shareholders.

Our failure to meet the continued listing requirements of Nasdaq or TSX could result in a delisting of our securities.

If we fail to satisfy the continued listing requirements of Nasdaq or TSX (such as Nasdaq’s’ requirements with respect to corporate governance or the minimum closing bid price), such exchanges may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below minimum bid price requirements or prevent future non-compliance with Nasdaq’s or TSX’s listing requirements. Additionally, if our securities are not listed on, or become delisted from Nasdaq or TSX for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or TSX or another national securities exchange or marketplace. You may be unable to sell your securities unless a market can be established or sustained.

If NewCo is characterized as a passive foreign investment company for U.S. federal income tax purposes, U.S. Holders may suffer adverse tax consequences.

If NewCo is or becomes a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code for any taxable year (or portion thereof) during which a U.S. Holder (as defined in “— Material U.S. Federal Income Tax Considerations”) holds NewCo Shares, certain adverse U.S. federal income tax consequences may apply to such U.S. Holder and such U.S. Holder might be subject to additional reporting requirements.

For U.S. federal income tax purposes, NewCo will be a PFIC for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the value of its assets (determined on the basis of a weighted quarterly average) consists of assets that produce, or are held for the production of, passive income (including cash). For purposes of these tests, passive income includes dividends, interest, gains from the sale or exchange of investment property and certain rents and royalties. For purposes of the above calculations, a non-U.S. corporation that directly or indirectly owns at least 25% by value of the shares of another corporation is treated as holding and receiving directly its proportionate share of assets and income of such corporation.

There can be no assurances that NewCo will not be treated as a PFIC for any taxable year. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis and the applicable law is subject to varying interpretation. In particular, the characterization of our assets as active or passive may depend in part on our current and intended future business plans, which are subject to change. In addition, for our current and future taxable years, the total value of our assets for PFIC testing purposes may be determined in part by reference to the market price of our ordinary shares from time to time, which may fluctuate considerably. Under the income test, our status as a PFIC depends on the composition of our income which will depend on a variety of factors that are subject to uncertainty, including the characterization of transactions we enter into in the future and our corporate structure. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status for any prior, current or future taxable year.

If we were classified as a PFIC for any taxable year during which a U.S. Holder hold our NewCo Shares, such U.S. Holder could be subject to adverse U.S. federal income tax consequences (regardless of whether we continue to be a PFIC), including increased tax liability on disposition gains and certain “excess distributions” and additional reporting requirements. Please see the section entitled “— Material U.S. Federal Income Tax Considerations — PFIC Rules” for a more detailed discussion with respect to NewCo’s potential PFIC status. U.S. Holders (as defined in the section entitled “— Material U.S. Federal Income Tax Considerations”) are urged to consult their tax advisors regarding our PFIC status for any taxable year and the possible application of the PFIC rules to an investment in our NewCo Shares, including the availability and the advisability of making certain election under the PFIC rules.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our operating results and financial condition.

We are subject to taxation in Canada, the United States, and other jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could have a material adverse effect on our liquidity and results of operations. In addition, the authorities in several jurisdictions could review our tax returns and impose additional Tax, interest and penalties, which could have a material adverse effect on us and our results of operations. We have previously participated in government programs with the Canadian federal government and Canadian provincial governments that provided refundable and non-refundable investment tax credits based upon qualifying research and development expenditures. If Canadian taxation authorities successfully challenge such expenses or the correctness of such income tax credits claimed, our historical operating results could be adversely affected. As a public company, we will no longer be eligible for refundable tax credits under the Canadian federal Scientific Research and Experimental Development Program (“SR&ED”). However, we are still eligible for non-refundable SR&ED credits under this program, which are eligible to reduce future income taxes payable.

NewCo’s dual class share structure will concentrate voting control and the ability to influence corporate matters with holders of NewCo Class A Multiple Voting Shares, including directors and officers of Old Xanadu, certain existing Xanadu shareholders and their affiliates.

NewCo Class A Multiple Voting Shares have 10 votes per share and NewCo Class B Subordinate Voting Shares have one vote per share. Shareholders who hold NewCo Class A Multiple Voting Shares, including our executive officers, employees and their affiliates, will together hold approximately 98% (with directors and officers together holding approximately 18%) of the voting power of our outstanding voting shares following the closing of the Business Combination and PIPE Financing (assuming no redemptions of SPAC Public Shares), and will therefore have significant influence over NewCo’s management and affairs and over all matters requiring shareholder approval, including the election of directors and significant corporate transactions.

In addition, because of the ten-to-one voting ratio between NewCo Class A Multiple Voting Shares and NewCo Class B Subordinate Voting Shares, the holders of NewCo Class A Multiple Voting Shares, collectively, will continue to control a majority of the combined voting power of voting shares, even where NewCo Class A Multiple Voting Shares represent a substantially reduced percentage of total outstanding shares. The concentrated voting control of holders of NewCo Class A Multiple Voting Shares will limit the ability of holders of NewCo Class B Subordinate Voting Shares to influence corporate matters for the foreseeable future, including the election of directors as well as decisions regarding amendments to our share capital, creating and issuing additional classes of shares, making significant acquisitions, selling significant assets or parts of our business, merging with other companies and undertaking other significant transactions. As a result, holders of NewCo Class A Multiple Voting Shares, including directors and officers of Old Xanadu, will have the ability to influence many matters affecting NewCo to a much greater degree than us, and actions may be taken that holders of NewCo Class B Subordinate Voting Shares may not view as beneficial. The market price of NewCo Class B Subordinate Voting Shares could be adversely affected due to the significant influence and voting power of the holders of NewCo Class A Multiple Voting Shares. Additionally, the significant voting interest of holders of NewCo Class A Multiple Voting Shares may discourage transactions involving a change of control, including transactions in which an investor, as a holder of NewCo Class B Subordinate Voting Shares, might otherwise receive a premium for NewCo Class B Subordinate Voting Shares over the then-current market price, or discourage competing proposals if a going-private transaction is proposed by one or more holders of NewCo Class A Multiple Voting Shares.

Future transfers by holders of NewCo Class A Multiple Voting Shares will generally result in the automatic conversion of such shares into NewCo Class B Subordinate Voting Shares, which will have the effect, over time, of increasing the relative voting power of those holders of NewCo Class A Multiple Voting Shares who retain their shares. If, for example, our Chief Executive Officer, Christian Weedbrook, who is expected to hold approximately 18% of the voting power of outstanding NewCo Shares (assuming no redemptions of SPAC Public Shares), retains a significant portion of his holdings of NewCo Class A Multiple Voting Shares for an extended period of time post-Closing, he could, in the future, control a significant percentage of the combined voting power of NewCo Class B Subordinate Voting Shares and NewCo Class A Multiple Voting Shares. In addition, holders of greater than 5% of NewCo Shares, as a group, are expected to beneficially hold approximately 37% of the voting power of outstanding NewCo Shares following the Closing (assuming no redemptions of SPAC Public Shares). If these holders retain a significant portion of their holdings of NewCo Class A Multiple Voting Shares for an extended period of time post-Closing, they could, in the future, control a significant percentage of the combined voting power of NewCo Class B Subordinate Voting Shares and NewCo Class A Multiple Voting Shares. As a result, these holders of greater than 5% of NewCo Shares have the ability to influence control over matters submitted to NewCo’s shareholders for approval. While each of our directors and officers owes a fiduciary duty to NewCo and must act honestly and in good faith with a view to the best interests of NewCo, any director and/or officer that is a shareholder, even a controlling shareholder, is entitled to vote his or her shares in his or her own interests, which may not always be in the interests of our shareholders generally. For information regarding each shareholder and their affiliates who are expected to be the beneficial owner of more than 5% of NewCo Shares immediately following the Business Combination, please see the section entitled “Beneficial Ownership of Securities.”

NewCo’s dual-class structure may render its NewCo Class B Subordinate Voting Shares ineligible for inclusion in certain stock market indices, and thus adversely affect the trading price and liquidity of NewCo Class B Subordinate Voting Shares.

We cannot predict whether our dual-class structure will result in a lower or more volatile market price of NewCo Class B Subordinate Voting Shares, in negative publicity or other adverse consequences. Certain index providers have, from time to time, imposed or modified eligibility restrictions on companies with multi-class share structures. From April 2017 to April 2023, the S&P Dow Jones Indices excluded companies with multiple classes of shares from the S&P 500, S&P MidCap 400 and S&P SmallCap 600 (which together comprise the S&P Composite 1500).

While the S&P Dow Jones Indices do not currently prohibit the inclusion of dual-class issuers, index providers and institutional investors may nonetheless view multi-class structures unfavorably, and future policy changes could limit our eligibility for inclusion in major indices. As a result, our dual-class structure may prevent the inclusion of NewCo Class B Subordinate Voting Shares in such indices, and mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track these indices will not be able to invest in NewCo Class B Subordinate Voting Shares, each of which could adversely affect the trading price and liquidity of NewCo Class B Subordinate Voting Shares.

In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structure and our dual-class structure may cause shareholder advisory firms to publish negative commentary about our corporate governance, in which case the market price and liquidity of NewCo Class B Subordinate Voting Shares could be adversely affected.

We have identified material weaknesses in our internal control over financial reporting. If our remediation of such material weaknesses is not effective, or if we identify additional material weaknesses in the future or otherwise fail to develop and maintain effective internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.

Following the completion of the Business Combination, as a public company, the NewCo will be required to evaluate and determine the effectiveness of internal control over financial reporting. Neither we nor our independent registered public accounting firm were required to, and therefore did not, perform an evaluation of the effectiveness of our internal control over financial reporting as of or for any period included in our financial statements included herein, nor any period subsequent in accordance with the provisions of the Sarbanes-Oxley Act or National Instrument 52-109 — Certifications of Disclosure in Issuers’ Annual and Interim Filings (“NI 52-109”). However, in connection with the preparation of our financial statements, we identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified pertained to:

•        Lack of formalized policies, procedures, and controls:    We lacked adequate documentation across key processes (including, but not limited to, financial close and reporting, revenue, procure to pay, order to cash, share-based compensation, and Information Technology General Controls). In certain instances, incompatible duties were performed by the same individuals without sufficient mitigating controls

•        Insufficient qualified finance personnel:    We lacked sufficient qualified personnel within the finance and reporting function possessing the appropriate level of knowledge, experience, and training in SEC reporting requirements and the ability to meet required reporting requirements under SEC rules and regulations. This limitation adversely affected the Company’s ability to maintain effective internal controls

We are implementing measures designed to improve our internal control over financial reporting to remediate these material weaknesses, including the following:

•        Implement a comprehensive internal control program by performing a top-down risk assessment, defining and documenting key controls across processes and systems, formalizing core policies and procedures and establishing governance including issue tracking and remediation

•        Strengthening our finance team by recruiting and onboarding additional qualified accounting and financial reporting personnel with SEC reporting experience and providing training around key concepts to enhance organizational awareness

These additional resources and policies and procedures are designed to enable us to broaden the scope and quality of our internal review of underlying information related to financial reporting and to formalize and enhance our internal control procedures. With the oversight of senior management, we have begun taking steps and plan to take additional measures to address the underlying causes of the material weakness.

Remediation will require validation of control design and a period of sustained operating effectiveness before management can conclude the material weakness has been remediated. We will not be able to conclude that our ICFR is effective until remediation is completed and tested. We can give no assurance that our efforts will remediate this material weakness in our internal control over financial reporting, or that additional material weaknesses will not be identified in the future.

There can be no assurances that the actions we have taken to remediate these material weaknesses will be effective now or in the future. These material weaknesses will not be considered remediated until management completes the design and implementation of the measures described above and the controls operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. This remediation process, including testing the effectiveness of the remediation efforts, may extend into 2026. Additionally, there can be no assurance that we have identified all, or that we will not in the future identify additional material weaknesses. Material weaknesses may still exist when we report on the effectiveness of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act and NI 52-109.

The process of designing and implementing internal control over financial reporting required to comply with the disclosure and attestation requirements of Section 404 of the Sarbanes-Oxley Act and NI 52-109 will be time-consuming and costly. If during the evaluation and testing process we identify, and following the completion of the Business Combination, NewCo identifies, additional material weaknesses in our internal control over financial reporting or determines that existing material weaknesses have not been remediated, our management will be unable to assert that our internal control over financial reporting is effective. If we are unable to assert that our internal control over financial reporting is effective, or when required in the future, if our auditors are unable to express an unqualified opinion as to the effectiveness of our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of NewCo Shares could be adversely affected and we could become subject to litigation or investigations by governmental agencies and securities, accounting and other regulatory authorities, which could require additional financial and management resources.

Macroeconomic Risks Relating to Our Business

Uncertain global macroeconomic and political conditions could materially adversely affect our business prospects, financial condition, results of operations and cash flows.

Our results of operations could be materially affected by economic and political conditions in the United States and internationally, including inflation, deflation, interest rates, availability of capital, energy and commodity prices, trade laws and the effects of governmental initiatives to manage economic conditions. Potential customers may delay or decrease spending as their business and budgets are impacted by economic conditions. The inability of potential customers to pay us for our services may adversely affect our earnings and cash flows.

Further, the ongoing military conflict in Ukraine and the Middle East and the resulting applicable sanctions and related countermeasures by North Atlantic Treaty Organization members, the United States and other countries have led to, and are likely to lead to additional, market disruptions, including significant volatility in commodity prices, credit, and capital markets, as well as supply chain interruptions for equipment, which could have an adverse impact on our operations and financial performance. Global supply chain disruptions have increasingly affected both the availability and cost of materials, component manufacturing and deliveries. Disruptions such as military conflicts, sanctions, and other countermeasures between nations, as well as any escalation in tension between nations, may result in delays in equipment deliveries and cost escalations that could adversely affect our business prospects, financial condition, results of operations and cash flows.

Our deployment cost estimates are highly sensitive to a range of economic factors, and our ability to control or manage our costs may be limited.

Capital and operating costs for the foreseeable future, are difficult to project, inherently variable and are subject to significant change based on a variety of factors including regulatory oversight, operating agreements, supply chain availability, inflation and other factors. Opportunities for cost reductions in quantum cores, logical qubits and other quantum computing technology and related software solutions and applications are similarly uncertain. While we believe our cost estimates are reasonable, they may increase significantly through design maturity, when accounting for supply chain availability or as a result of other factors. To the extent cost reductions in these areas are not achieved within the expected timeframe or magnitude, our products, may not be cost competitive with alternative technologies, which may have a material adverse effect on our business prospects, financial condition, results of operations and cash flows and could harm our reputation.

The occurrence of adverse events, cancellations of significant projects, delays in project timelines, adjustments in cost structures, and other negative developments announced by competitors could have an impact on our operations, financial performance, and future prospects.

The occurrence of newsworthy events in the quantum computing industry as a whole, including, but not limited to, the delay of major projects, inflated cost adjustments, fluctuations in product pricing strategies, cancellations of public offerings, customer withdrawals, or disruptions in the supply chain may adversely affect our business in several ways, including:

•        Negative news or events associated with industry peers may lead to decreased investor confidence in the sector, which could impact the broader stock market performance of companies operating within the industry, including NewCo. This could result in fluctuations or declines in our share price irrespective of our internal performance.

•        Adverse events involving our competitors may alter the competitive landscape, affecting market share dynamics, pricing strategies, and overall positioning within the industry. This could impact our ability to retain or expand our market presence.

•        Changes in market dynamics influenced by competitors’ actions, such as inflated cost adjustments or potential cancellations, could have ripple effects on our financial stability and profitability, influencing our financial metrics and potentially impacting investor perceptions.

While we implement risk mitigation strategies and highlight our unique business approach and how it differentiates us from our competitors, there is no guarantee that we will be insulated from the adverse effects of such events and the occurrence of any of these events could negatively impact our business operations and financial condition.

Risks Related to SPAC, the Continuance and the Business Combination

Subject to the limitations and qualifications described in “Material U.S. Federal Income Tax Considerations” below, the Continuance and the Business Combination are generally intended to be tax-deferred to U.S. Holders (as defined below under “Material U.S. Federal Income Tax Considerations”) of SPAC Shares and Old Xanadu Shares for U.S. federal income tax purposes, except to the extent that U.S. Holders of SPAC Shares or Old Xanadu Shares receive cash pursuant to the exercise of redemption rights or dissent rights, respectively. However, the failure to meet certain requirements could result in the exchange of SPAC Shares or Old Xanadu Shares being a taxable event.

The requirements for tax-deferred treatment and the U.S. federal tax consequences to U.S. Holders if such requirements are not met are discussed in more detail under the section entitled “Material U.S. Federal Income Tax Considerations.” If you are a U.S. Holder exchanging SPAC Shares or Old Xanadu Shares in the Continuance and Business Combination, you are urged to consult your tax advisor to determine the tax consequences thereof.

The fairness opinion obtained by the SPAC Board will not reflect changes in circumstances subsequent to the date of the Business Combination Agreement, or any amendments to the Business Combination Agreement, and was based on estimates and assumptions at the date of such opinion.

In connection with the execution of the Business Combination Agreement on November 3, 2025, the SPAC Board obtained a fairness opinion dated as of October 30, 2025 from Houlihan Capital. Houlihan Capital rendered the fairness opinion as to the fairness, from a financial point of view, to the holders of SPAC Class A Shares on October 30, 2025. The SPAC Board has not obtained an updated opinion since October 30, 2025, and up to the date of this proxy statement/prospectus from Houlihan Capital. Changes in the operations and prospects of Old Xanadu, general market and economic conditions, cost and other estimates with respect to revenues and margins and other factors that may be beyond the control of Old Xanadu and SPAC, and on which the fairness opinion was based, may further alter the value of Old Xanadu by the time the Business Combination between SPAC and Old Xanadu is ultimately completed. The fairness opinion does not speak to the time the Business Combination will be completed or to any other date other than the date of such opinion. For a description of the fairness opinion that the SPAC Board received from Houlihan Capital, please see “Proposal No. 1 — The Business Combination Proposal — Summary of Valuation Analysis and Opinion of Financial Advisor to the SPAC Board and Holders of SPAC Class A Shares” and the opinion of Houlihan Capital, LLC included as Annex G to this proxy statement/prospectus.

Going public through a merger rather than an underwritten offering presents risks to unaffiliated investors. Following the closing of the Business Combination, NewCo may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on NewCo’s financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

SPAC cannot assure you that the due diligence conducted in relation to Old Xanadu has identified all material issues or risks associated with Old Xanadu, its business or the industry in which it competes. As a result of these factors, we may incur additional costs and expenses and NewCo may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on NewCo’s financial condition and results of operations and could contribute to negative market perceptions about the securities of NewCo. Accordingly, any shareholders of SPAC who choose to remain NewCo Shareholders following the Business Combination could suffer a reduction in the value of their shares and rights. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the registration statement or proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

The ability of SPAC shareholders to exercise redemption rights with respect to a large number of SPAC Public Shares or other factors may not allow SPAC to complete the Business Combination or optimize its capital structure.

If a larger number of shares are submitted for Redemption than SPAC currently expects and such Redemptions or other conditions are determined to result in a failure to satisfy the net tangible asset requirement set forth in the SPAC Articles is not approved, SPAC may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account or arrange for third-party financing. Third-party financing may not be available to SPAC and Old Xanadu on acceptable terms or at all.

Furthermore, raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. SPAC may experience additional Redemptions prior to and in connection with consummation, if any, of the proposed Business Combination, which will further reduce the funds otherwise deliverable from the Trust Account to NewCo in connection with the Closing, which may negatively impact NewCo’s business plans, perhaps significantly, or the time period in which such plans can be carried out, if at all. Additional SPAC shares may be redeemed in connection with the consummation of the proposed Business Combination, if any, and in the event that SPAC seeks additional approvals from its shareholders to extend the time period SPAC has to complete an initial business combination. Additional Redemptions by SPAC Public Shareholders will further deplete the funds available to be delivered to NewCo from the Trust Account at the Closing, which will increase the risk that NewCo may not have sufficient capital to execute its business plans. If there is insufficient capital available from the Trust Account to fund NewCo’s business plans, NewCo may be forced to consider other capital or financing sources to fund its business plans and operations, which may not be available to NewCo on favorable terms, if at all.

You may be unable to ascertain the merits or risks of NewCo’s operations.

If the Business Combination is consummated, NewCo will be affected by numerous risks inherent in the lines of business that NewCo expects to pursue. Although SPAC’s management has endeavored to evaluate the risks inherent in the proposed Business Combination with the Companies, SPAC cannot assure you that it can adequately ascertain or assess all of the significant risk factors. Furthermore, some of these risks may be outside of SPAC’s control. SPAC also cannot assure you that an investment in SPAC’s securities will not ultimately prove to be less favorable to investors in SPAC than a direct investment, if an opportunity were available, in NewCo. In addition, if SPAC Shareholders do not believe that the prospects for the Business Combination are promising, a greater number of shareholders may exercise their redemption rights, which may make it difficult for SPAC to consummate the Business Combination.

If, after SPAC distributes the proceeds in the Trust Account to the SPAC Public Shareholders, SPAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against SPAC that is not dismissed, a bankruptcy court may seek to recover such proceeds, and SPAC and the SPAC Board may be exposed to claims of punitive damages.

If, after SPAC distributes the proceeds in the Trust Account to the SPAC Public Shareholders, SPAC files a winding-up or bankruptcy or insolvency petition or an involuntary winding-up or bankruptcy or insolvency petition is filed against SPAC that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or insolvency laws as a voidable performance. As a result, a liquidator could seek to recover some or all amounts received by SPAC’s Shareholders. In addition, the board of directors may be viewed as having breached its fiduciary duty or having acted in bad faith, thereby exposing it and us to claims of damages. SPAC cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the Trust Account to the SPAC Public Shareholders, SPAC files a bankruptcy petition or an involuntary bankruptcy petition is filed against SPAC that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of SPAC Public Shareholders and the per share amount that would otherwise be received by SPAC Public Shareholders in connection with SPAC’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the SPAC Public Shareholders, SPAC files a winding-up or bankruptcy or insolvency petition or an involuntary winding-up or bankruptcy or insolvency petition is filed against SPAC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable insolvency law, and may be included in SPAC’s liquidation estate and subject to the claims of third parties with priority over the claims of SPAC Public Shareholders. To the extent any liquidation claims deplete the Trust Account, the per-share amount that would otherwise be received by SPAC Public Shareholders in connection with our liquidation would be reduced.

SPAC Public Shareholders may be held liable for claims by third parties against SPAC to the extent of distributions received by them upon Redemption of their shares.

If SPAC is forced to enter into an insolvent liquidation, any distributions received by SPAC Public Shareholders could be viewed as an unlawful payment if it was proved that, immediately following the date on which the distribution was made, SPAC was unable to pay its debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by SPAC Public Shareholders. Furthermore, the directors may be viewed as having breached their fiduciary duties to SPAC or its creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims, by paying the SPAC Public Shareholders from the Trust Account prior to addressing the claims of creditors. SPAC cannot assure you that claims will not be brought against SPAC for these reasons.

Nasdaq may not approve the listing of NewCo’s Class B Subordinate Voting Shares on its exchange, which could limit investors’ ability to make transactions in NewCo’s securities and subject NewCo to additional trading restrictions.

An active trading market for NewCo’s securities following the Business Combination may never develop or, if developed, it may not be sustained. In connection with the Business Combination, in order to continue to maintain the listing of our securities on the Nasdaq, NewCo will be required to demonstrate compliance with the Nasdaq’s listing requirements. NewCo will apply to have NewCo’s securities listed on the Nasdaq upon consummation of the Business Combination. We cannot assure you that NewCo will be able to meet all listing requirements. Even if NewCo’s securities are listed on the Nasdaq, NewCo may be unable to maintain the listing of its securities in the future.

If NewCo fails to meet the initial listing requirements and Nasdaq does not list its securities on its exchange, Old Xanadu and SPAC would not be required to consummate the Business Combination, as applicable. In the event that Old Xanadu and SPAC elected to waive this condition, and the Business Combination was consummated without NewCo’s securities being listed on Nasdaq or on another national securities exchange, NewCo could face significant material adverse consequences, including:

•        a limited availability of market quotations for NewCo’s securities;

•        reduced liquidity for NewCo’s securities;

•        a determination that NewCo Class B Subordinate Voting Shares are a “penny stock”, which will require brokers trading in NewCo Class B Subordinate Voting Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for NewCo’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If NewCo’s securities were not listed on Nasdaq, such securities would not qualify as covered securities and NewCo would be subject to regulation in each state in which NewCo offers its securities because states are not preempted from regulating the sale of securities that are not covered securities.

The Sponsor agreed to vote in favor of the Business Combination, regardless of how SPAC Public Shareholders vote.

The SPAC has agreed to vote all of its SPAC Class B Shares and SPAC Private Shares in favor of the Business Combination and in connection, the Transaction Proposals. In addition, the Sponsor and each director and officer of SPAC may also, from time to time, purchase SPAC Public Shares before the Business Combination. As a result, assuming all SPAC Public Shares are voted at the Extraordinary General Meeting, SPAC will need approximately 56% of the remaining outstanding SPAC Public Shares sold in the IPO to be voted in favor of the Transaction Proposals in order to have the Transactions Proposals approved assuming all SPAC Public Shares are voted in connection with the Extraordinary General Meeting. Accordingly, given that SPAC is seeking shareholder approval of the Business Combination, the agreement by the Sponsor and SPAC directors, and officers to vote in favor of the Business Combination will increase the likelihood that SPAC will receive the requisite shareholder approval for the Transaction Proposals.

SPAC may be forced to close the Business Combination even if it determines it is no longer in SPAC Shareholders’ best interest.

SPAC Public Shareholders are protected from a material adverse event of the Old Xanadu arising between the date of the Business Combination Agreement and the date of the Extraordinary General Meeting, primarily by the right to redeem their SPAC Public Shares for a pro rata portion of the funds held in the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination. If a material adverse event were to occur after approval of the Transaction Proposals at the Extraordinary General Meeting, SPAC may be forced to close the Business Combination even if it determines it is no longer in its shareholders’ best interest to do so (as a result of such material adverse event), which could have a significant negative impact on SPAC’s business, financial condition or results of operations.

SPAC is dependent upon its executive officers and directors and their departure could adversely affect SPAC ability to operate and to consummate the initial business combination. Additionally, SPAC’s executive officers and directors also allocate their time to other businesses, thereby causing potential conflicts of interest that could have a negative impact on SPAC’s ability to complete the initial business combination.

SPAC’s operations and its ability to consummate the Business Combination are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. SPAC believes that its success depends on the continued service of its executive officers and directors, at least until the completion of the Business Combination. The unexpected loss of the services of one or more of SPAC’s directors or executive officers could have a detrimental effect on SPAC and the ability to consummate the Business Combination. In addition, SPAC’s executive officers and directors are not required to commit any specified amount of time to its affairs and, accordingly, will have conflicts of interest in allocating management time among various business activities, including monitoring the due diligence and undertaking the other actions required in order to consummate the Business Combination. Each of SPAC’s executive officers is engaged in several other business endeavors for which they may be entitled to substantial compensation and SPAC’s directors also serve as officers and board members for other entities. If SPAC’s executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to SPAC’s affairs which may have a negative impact on SPAC’s ability to consummate the Business Combination.

SPAC’s key personnel may negotiate employment or consulting agreements with NewCo in connection with the Business Combination. These agreements may provide for them to receive compensation following the Business Combination and as a result, may cause them to have conflicts of interest in determining whether the Business Combination is advantageous.

SPAC’s key personnel may be able to join NewCo after the completion of the Business Combination if they are able to negotiate employment or consulting agreements in connection with the Business Combination. Such negotiations may take place prior to the consummation of the Business Combination and could provide for such individuals to receive compensation in the form of cash payments and/or securities of NewCo for services they would render to NewCo after the completion of the Business Combination. The personal and financial interests of such individuals may influence their motivation in connection with the consummation of the Business Combination. Additionally, Mr. Bill Fradin is expected to serve as a director of NewCo upon the Closing. However, SPAC believes the ability of such individuals to join NewCo after the completion of the Business Combination will not be the determining factor in SPAC’s decisions regarding the consummation of the Business Combination. There is no certainty, however, that any of SPAC’s key personnel will remain with NewCo after the consummation of the Business Combination. SPAC cannot assure you that any of its key personnel will remain in senior management or advisory positions with NewCo.

Because SPAC’s Sponsor, executive officers and directors, or any of their respective affiliates will lose their entire investment in SPAC if the Business Combination or an alternative business combination is not completed, and because SPAC’s Sponsor, executive officers and directors, or any of their respective affiliates will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether the Companies were appropriate for SPAC’s initial business combination.

SPAC’s Sponsor, executive officers and directors, or any of their respective affiliates currently own various interests in SPAC, which may be worthless if SPAC does not complete a business combination. The personal and financial interests of SPAC’s executive officers and directors may have influenced their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination. At the closing of SPAC’s initial business combination, its Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SPAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. In the event the Business Combination or an alternative business combination is completed, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on SPAC’s behalf. However, SPAC’s Sponsor, executive officers and directors, or any of their respective affiliates will not be eligible for any such reimbursement if the Business Combination or an alternative business combination is not completed. Such financial interests of SPAC’s Sponsor, executive officers and directors may have influenced their motivation in approving the Business Combination and may influence their motivation for completing the Business Combination.

Some of SPAC’s and Old Xanadu’s officers and directors may be argued to have conflicts of interest that may influence them to support or approve the Business Combination without regard to your interests.

Certain officers and directors of SPAC and Old Xanadu participate in arrangements that provide them with interests in the Business Combination that may be different from yours, including, among others, the continued service as an officer or director of NewCo, severance benefits, equity grants, continued indemnification and the potential ability to sell an increased number of shares of NewCo. If the Business Combination is not consummated and SPAC is forced to wind up, dissolve and liquidate in accordance with the SPAC Articles, the Founder Shares currently held by SPAC’s Sponsor, which were initially acquired prior to the IPO for an, will be worthless (as the holders have waived liquidation rights with respect to such shares). Accordingly, the Sponsor and SPAC’s current executive officers and directors, have interests that may be different from, or in addition to, your interests as a shareholder. These interests, among others, may influence the officers and directors of SPAC and Old Xanadu to support or approve the Business Combination.

SPAC Shareholders and Old Xanadu Shareholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

If NewCo is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, SPAC Shareholders and Old Xanadu Shareholders will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent NewCo is able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.

Neither SPAC nor its shareholders will have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the total consideration received by SPAC Shareholders in the event that any of the representations or warranties made by Old Xanadu in the Business Combination Agreement ultimately proves to be inaccurate or incorrect.

The representations and warranties made by Old Xanadu in the Business Combination Agreement will not survive the Closing. As a result, SPAC and its shareholders will not have the protection of any indemnification, escrow, price adjustment or other provisions that allow for a post-closing adjustment to be made to the consideration to be received by SPAC Shareholders if any representation or warranty made by Old Xanadu in the Business Combination Agreement proves to be inaccurate or incorrect. Accordingly, to the extent such representations or warranties are incorrect, SPAC Shareholders would have no indemnification claim with respect thereto and NewCo’s financial condition or results of operations could be adversely affected.

Shareholder litigation could prevent or delay the Closing or otherwise negatively impact business, operating results and financial condition.

SPAC may incur additional costs in connection with the defense or settlement of any shareholder litigation in connection with the proposed Business Combination. Litigation may adversely affect SPAC’s ability to complete the proposed Business Combination. SPAC could incur significant costs in connection with any such litigation lawsuits, including costs associated with the indemnification of obligations to SPAC’s directors. Consequently, if a plaintiff were to secure injunctive or other relief prohibiting, delaying or otherwise adversely affecting SPAC’s ability to complete the proposed Business Combination, then such injunctive or other relief may prevent the proposed Business Combination from becoming effective within the expected timeframe or at all.

SPAC may not have sufficient funds to satisfy indemnification claims of its directors and executive officers.

SPAC has agreed to indemnify its officers and directors to the fullest extent permitted by Law. However, SPAC’s officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account and to not seek recourse against the Trust Account for any reason whatsoever. Accordingly, any indemnification provided will be able to be satisfied by SPAC only if (i) SPAC has sufficient funds outside of the Trust Account or (ii) SPAC consummates a business combination. SPAC’s obligation to indemnify its officers and directors may discourage shareholders from bringing a lawsuit against its officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against SPAC’s officers and directors, even though such an action, if successful, might otherwise benefit SPAC and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent SPAC pays the costs of settlement and damage awards against its officers and directors pursuant to these indemnification provisions.

The Business Combination remains subject to conditions that SPAC cannot control and if such conditions are not satisfied or waived, the Business Combination may not be consummated.

The completion of the Business Combination is subject to the satisfaction or waiver of a number of conditions as set forth in the Business Combination Agreement, including, among others, (i) the requisite approval of the Old Xanadu Shareholders of the Old Xanadu Arrangement Resolution shall have been obtained in accordance with the Interim Order and applicable Law; (ii) effectiveness of the proxy statement/prospectus; (iii) the NewCo Class B Subordinate Voting Shares shall have been accepted for listing on Nasdaq and the TSX, subject only to official notice of issuance; (iv) after giving effect to the Business Combination (including the PIPE Financing), NewCo shall have at least $5,000,001 of net tangible assets immediately after the Closing. There are no assurances that all conditions to the Business Combination will be satisfied or that the conditions will be satisfied in the time frame expected. If the conditions to the Business Combination are not met (and are not waived, to the extent waivable), then either SPAC or Old Xanadu may, subject to the terms and conditions of the Business Combination Agreement, terminate the Business Combination Agreement or amend the termination date upon which either SPAC or Old Xanadu may terminate the Business Combination Agreement. See “Proposal No. 1 — The Business Combination Proposal — Conditions to Obligations of Each Party.”

Past performance by SPAC’s management team or entities affiliated with SPAC or the Sponsor, may not be indicative of future performance of an investment in NewCo.

Past performance by SPAC’s management team or entities affiliated with SPAC or the Sponsor is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of SPAC’s management team, entities affiliated with SPAC or the Sponsor as indicative of the future performance of an investment in NewCo or the returns NewCo will, or is likely to, generate going forward.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, SPAC expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that SPAC expects to achieve from the Business Combination.

SPAC may not have sufficient funds to consummate the Business Combination.

As of September 30, 2025, SPAC had $572,424 of cash held outside the Trust Account. If SPAC is required to seek additional capital, it may need to borrow funds from the Sponsor, directors, officers, their affiliates or other third parties to operate or may be forced to liquidate. SPAC believes that the funds available to it outside of the Trust Account, together with funds available from loans from Sponsor, its affiliates or members of SPAC’s management team will be sufficient to allow it to operate for at least the period ending on April 28, 2027 (or such later date as may be approved by SPAC Shareholders in an amendment to the SPAC Articles); however, SPAC cannot assure you that its estimate is accurate, and the Sponsor, directors, officers and their affiliates are under no obligation to advance funds to SPAC in such circumstances.

If SPAC is unable to complete this Business Combination, or another business combination, within the prescribed time frame, SPAC would cease all operations except for the purpose of winding up and redeem all the SPAC Public Shares and liquidate.

SPAC must complete its initial business combination by April 28, 2027 (or such later date as may be approved by SPAC Shareholders in an amendment to the SPAC Articles). If SPAC has not completed this Business Combination, or another business combination, within such time period, SPAC will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the SPAC Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to SPAC (less Taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding SPAC Public Shares, which redemption will completely extinguish SPAC Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SPAC’s remaining shareholders and the SPAC Board, liquidate and dissolve, subject in each case to SPAC’s obligations under Cayman Islands Law to provide for claims of creditors and the requirements of other applicable Law. The SPAC Articles provide that, if SPAC voluntarily winds up for any other reason prior to the consummation of its initial business combination, it will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands Law. In either such case, SPAC Public Shareholders may receive only $10.00 per share, or less than $10.00 per share, on the redemption of their shares, and SPAC Rights will expire worthless.

If third parties bring claims against SPAC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per share.

SPAC’s placing of funds in the Trust Account may not protect those funds from third-party claims against it. Although it will seek to have all vendors, service providers, and other entities with which it does business execute agreements with it waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of SPAC Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against SPAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, SPAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to SPAC than any alternative.

Examples of possible instances where SPAC may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC and will not seek recourse against the Trust Account for any reason. Upon the exercise of a redemption right in connection with the Business Combination, SPAC will be required to provide for payment of claims of creditors that were not waived that may be brought against SPAC within the ten years following redemption. Accordingly, the per-share redemption amount received by SPAC Public Shareholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. Pursuant to a letter agreement with the Initial Shareholders, the Sponsor has agreed that it will be liable to SPAC if and to the extent any claims by (a) a third party for services rendered or products sold to it, (b) a prospective target business with which SPAC has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement or (c) any taxing authority, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per share and (ii) the actual amount per SPAC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay SPAC’s income Taxes and up to $100,000 of interest to pay liquidation and dissolution; provided, that, such liability will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under SPAC’s indemnity of the underwriter of the SPAC IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

However, SPAC has not asked the Sponsor to reserve for such indemnification obligations, nor has SPAC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and SPAC believes that the Sponsor’s only assets are securities of SPAC. Therefore, SPAC cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per share. In such event, SPAC may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your SPAC Public Shares. None of SPAC’s officers or directors will indemnify SPAC for claims by third parties including claims by vendors and prospective target businesses.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either SPAC or Old Xanadu can refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Business Combination Agreement and the planned closing. However, certain types of changes do not permit either party to refuse to complete the Business Combination, even if such change could be said to have a material adverse effect on NewCo, including, among others, the following events (except, in some cases, where the change has a disproportionate effect on a party):

•        any change in applicable Laws or GAAP or any interpretation thereof following the date of the Business Combination Agreement;

•        any change in interest rates or economic business or financial market conditions generally;

•        the taking or refraining from taking of any action expressly required to be taken or refrained from being taken under the Business Combination Agreement;

•        any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic, acts of nature or change in climate;

•        any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, riots or insurrections;

•        any failure in and of itself of NewCo or any of its subsidiaries to meet any projections or forecasts (provided, however, that this exception shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect (as defined in the Business Combination Agreement));

•        any event, state of facts, development, change, circumstance, occurrence or effect generally applicable to the industries or markets in which NewCo or any of its subsidiaries operate;

•        any action taken by, or at the written request of, SPAC;

•        the announcement of the Business Combination Agreement and each of the other transactions contemplated under the Business Combination Agreement and related agreements, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on NewCo’s and its subsidiaries’ relationships, contractual or otherwise, with any Governmental Entity, third parties or other person;

•        any matter set forth on, or deemed to be incorporated in the Company Disclosure Schedules (as defined in the Business Combination Agreement);

•        any event, state of facts, development, change, circumstance, occurrence or effect that is cured by Old Xanadu prior to the Closing; or

•        any worsening of the event, state of facts, development, change, circumstance, occurrence or effect referred to in the bullet-points above to the extent existing as of the date of the Business Combination Agreement.

Furthermore, Old Xanadu and SPAC may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still complete the Business Combination, NewCo’s share price may suffer.

Subsequent to the completion of the Business Combination, NewCo may be required to take write-downs or write-offs, restructure its operations, or incur unanticipated losses, impairment or other charges or liabilities that could have a significant negative effect on its financial condition, results of operations and the trading price of NewCo’s securities, which could cause SPAC Shareholders to lose some or all of their investment.

Although SPAC has conducted due diligence on Old Xanadu and, posteriorly, on NewCo, SPAC cannot assure you that this diligence identified all material issues that may be present with the business of Old Xanadu and NewCo. SPAC cannot rule out that factors outside of the target business and outside of its control will not later arise. As a result of these factors, following the consummation of the Business Combination, NewCo may be forced to write down or write off assets, restructure its operations, or incur unanticipated losses impairment or other charges or liabilities that could result in it reporting losses. Even if SPAC’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with SPAC’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on NewCo’s liquidity, the fact that NewCo reports charges of this nature could contribute to negative market perceptions about the post-combination company or its securities. In addition, charges of this nature may cause NewCo to be unable to obtain future financing on favorable terms or at all.

During the interim period, SPAC is prohibited from entering into certain transactions that might otherwise be beneficial to SPAC or its shareholders.

Until the earlier of consummation of the Business Combination or termination of the Business Combination Agreement, SPAC is subject to certain limitations on the operations of its business, including restrictions on its ability to merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any entity other than NewCo, as summarized under “Proposal No. 1 — The Business Combination Proposal — Covenants of the Parties.” The limitations on SPAC’s conduct of its business during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.

A shareholder who has exercised dissenters’ rights and followed the dissent procedure prescribed by the Cayman Islands Companies Act may subsequently lose their dissenters’ rights following the extraordinary general meeting, including where completion of the Business Combination is delayed in order to invoke the exemption under Section 239 of the Cayman Islands Companies Act, in which event such dissenting shareholder would not receive cash for their SPAC Class A Shares and instead would only be entitled to receive the merger consideration and would become a shareholder of NewCo upon consummation of the Business Combination.

Holders of record of SPAC Class A Shares wishing to exercise dissenters’ rights and make a demand for payment of the fair market value for his, her or its SPAC Class A Shares must give written objection to the Business Combination to SPAC prior to the shareholder vote at the extraordinary general meeting to approve the Business Combination and follow the procedures set out in Section 238 of the Cayman Islands Companies Act. However, the Business Combination Agreement provides that, if any SPAC Shareholder exercises dissenters’ rights, SPAC shall in accordance with Section 238 of the Cayman Islands Companies Act promptly give written notice of the authorization of the Business Combination (the “Authorization Notice”) to each such SPAC Shareholder who has made a written objection, and unless SPAC and Old Xanadu elect by agreement in writing to waive this provision in the Business Combination Agreement, no party shall be obligated to consummate the Business Combination, and the Plan of Business Combination shall not be filed with the Registrar of Companies of the Cayman Islands, until at least twenty days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238 of the Cayman Islands Companies Act, as referred to in Section 239 of the Cayman Islands Companies Act). Section 239 of the Cayman Islands Companies Act states that no such dissenter rights shall be available in respect of shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent provided that the merger consideration constitutes inter alia shares of any company which at the effective date of the merger are listed on a national securities exchange. In circumstances where completion of the Business Combination shall be delayed and the limitation under Section 239 of the Cayman Islands Companies Act is invoked, no dissenters’ rights would be available to SPAC Shareholders, including those SPAC Shareholders who previously delivered a written objection to the First Merger prior to the extraordinary general meeting and followed the procedures set out in Section 238 of the Cayman Islands Companies Act in full up to such date, and such holder’s former SPAC Class A Shares will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Arrangement Effective Time, the right to receive one newly issued NewCo Class B Subordinate Voting Share for each SPAC Ordinary Share, without interest thereon. Accordingly, SPAC Shareholders are not expected to ultimately have any dissenters’ rights in respect of their SPAC Shares and the certainty provided by the redemption process may be preferable for SPAC Public Shareholders wishing to exchange their SPAC Public Shares for cash. See “Extraordinary General Meeting of SPAC Shareholders — Appraisal or Dissenters’ Rights” for additional information.

SPAC Shareholders may have limited remedies if their shares suffer a reduction in value following the Business Combination, and because SPAC is incorporated under the Laws of the Cayman Islands, shareholders may face difficulties in protecting their interests, and a shareholder’s ability to protect its rights through the U.S. federal courts may be limited.

Any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value, unless they are able to successfully claim that the reduction was due to the breach by SPAC’s officers or directors of a duty of care or other fiduciary duty, or if they are able to successfully bring a private claim under securities Laws that the proxy/registration statement relating to the Business Combination contained an actionable material misstatement or material omission.

SPAC is an exempted company incorporated under the Laws of the Cayman Islands. As a result, it may be difficult for its shareholders to effect service of process within the United States upon the directors or executive officers of SPAC, or enforce judgments obtained in the United States courts against the directors or officers of SPAC. We are not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions as a matter of common Law.

The corporate affairs of SPAC are governed by the SPAC Articles, the Cayman Islands Companies Act and the common Law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of the directors of SPAC to SPAC under Cayman Islands Law are to a large extent governed by the common Law of the Cayman Islands. The common Law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common Law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of the shareholders of SPAC and the fiduciary responsibilities of the directors of SPAC under Cayman Islands Law are not clearly established as what they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the Cayman Islands has a less developed body of securities Laws as compared to the U.S., and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate Law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

It is uncertain whether the courts of the Cayman Islands will allow shareholders of SPAC to originate actions in the Cayman Islands based upon securities Laws of the U.S. In addition, there is uncertainty with regard to Cayman Islands Law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities Laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as SPAC. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities Laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of Taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. See “Service of Process and Enforceability of Civil Liabilities Under U.S. Securities Laws.”

In addition, the SPAC Articles provide that unless SPAC consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with The SPAC Articles or otherwise related in any way to each shareholder’s shareholding in us, including but not limited to (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of our current or former director, officer or other employee to us or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Cayman Islands Companies Act or the SPAC Articles, or (iv) any action asserting a claim against us governed by the internal affairs doctrine (as such concept is recognized under the Laws of the United States of America) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. This forum selection provision in the SPAC Articles will not apply to actions or suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any claim for which the federal district courts of the United States of America are, as a matter of the Laws of the United States of America, the sole and exclusive forum for determination of such a claim. The SPAC Articles provide that the federal district courts in the United States shall be the exclusive forum for claims against us under the Securities Act and the Exchange Act.

As a result of all of the above, SPAC Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors of SPAC or controlling shareholders than they would as public shareholders of a U.S. company.

If SPAC is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for SPAC to complete the Business Combination and the other proposed transactions.

If SPAC is deemed to be an investment company under the Investment Company Act, its activities may be restricted, including:

•        restrictions on the nature of its investments;

•        restrictions on the issuance of securities; each of which may make it difficult for SPAC to complete its initial business combination. In addition, SPAC may have imposed upon it burdensome requirements, including:

•        registration as an investment company with the SEC;

•        adoption of a specific form of corporate structure; and

•        reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are not currently subject to.

In order not to be regulated as an investment company under the Investment Company Act, unless SPAC can qualify for an exclusion, SPAC must ensure that it is engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of its assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. SPAC’s business will be to enter into the Business Combination and thereafter to operate the post-Business Combination business or assets for the long term.

SPAC does not believe that its activities or the Business Combination or other transactions described herein will subject it to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. By restricting the investment of the proceeds to these instruments, and by entering into the Business Combination and other transactions for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), SPAC intends to avoid being deemed an “investment company” within the meaning of the Investment Company Act.

If SPAC were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which SPAC has not allotted funds and may hinder its ability to complete the Business Combination and the other transactions contemplated herein. If SPAC is unable to complete the Business

Combination and other transactions within the required time period, SPAC Public Shareholders may receive only approximately $10.00 per share, or less in certain circumstances, on the liquidation of our Trust Account and the SPAC Rights will expire worthless.

The Sponsor, SPAC’s directors and officers and Old Xanadu’s directors and officers have interests that are different from, or in addition to (and which may conflict with), the interests of SPAC Public Shareholders, and therefore potential conflicts of interest exist in recommending that shareholders vote in favor of the Business Combination. Such conflicts of interests include that the Sponsor as well as SPAC’s directors and officers are expected to lose their entire investment in SPAC if the Business Combination is not completed.

When considering the SPAC Board’s recommendation to vote in favor of approving the Proposals described herein, SPAC Shareholders should keep in mind that the Sponsor and SPAC’s directors and officers have interests in such Proposals that are different from, or in addition to (and which may conflict with), those of SPAC Shareholders and holders of SPAC Rights generally.

These interests include, among other things:

•        The fact that Sponsor paid an aggregate of approximately $25,000 for the 7,333,333 outstanding Founder Shares. These securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $77,073,330, based on the closing price of the SPAC Class A Shares of $10.51 per share on February 4, 2026, the record date for the Extraordinary General Meeting, resulting in a theoretical gain of $77,048,330;

•        Given the differential between (i) the nominal price the Sponsor effectively paid for the Founder Shares and (ii) the price paid by public investors in the SPAC IPO, and the NewCo Class B Subordinate Voting Shares the Sponsor will receive upon conversion of the SPAC Class B Founder Shares in connection with the Business Combination, the Sponsor and its affiliates may earn a positive rate of return on their investment even if the NewCo Class B Subordinate Voting Shares trade below the price initially paid for SPAC Units in the SPAC IPO and SPAC Public Shareholders experience a negative rate of return following completion of the Business Combination;

•        Sponsor and SPAC management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as SPAC may obtain loans from Sponsor, an affiliate of Sponsor or any of SPAC management to finance transaction costs in connection with the Business Combination;

•        The SPAC Articles provide that SPAC renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of SPAC management on the one hand, and SPAC, on the other hand, or the participation in which would breach any existing legal obligation, under applicable law or otherwise, of a member of SPAC management to any other entity. SPAC is not aware of any such corporate opportunities not being offered to SPAC and does not believe that waiver of the corporate opportunities doctrine has materially affected SPAC’s search for an acquisition target or will materially affect SPAC’s ability to complete the Business Combination;

•        The fact that SPAC has borrowed $0.00 from the Sponsor pursuant to a promissory note and may borrow from the Sponsor up to $2,500,000 of working capital loans, which, at the option of the Sponsor, may be repaid in units of the post-business combination entity. However, as NewCo has not authorized “units,” such working capital loans may be repaid in NewCo Class B Subordinate Voting Shares at a rate of 1.1 NewCo Class B Subordinate Voting Shares for each $10.00 repaid in securities, provided that any fractional shares will be rounded down to the nearest whole number; and

•        The fact that Sponsor will benefit from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to SPAC Shareholders rather than liquidate.

See “Proposal No. 1 — The Business Combination Proposal — Interests of Certain SPAC and Old Xanadu Persons in the Business Combination” for additional information.

The personal and financial interests of SPAC’s directors and officers may have influenced their motivation in identifying and selecting Old Xanadu as a business combination target, completing an initial business combination with Old Xanadu and influencing the operation of the business following the initial business combination. In considering the recommendations of the SPAC Board to vote for the Proposals, you should consider these interests.

In addition to the foregoing, SPAC Public Shareholders should also be aware that some of Old Xanadu’s officers and directors may have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated SPAC Public Shareholders. These interests may have influenced their decision to support or approve the Business Combination. For example, certain Old Xanadu officers and directors have been appointed as officers and directors of NewCo and will hold an equity interest in NewCo. Further, because of the ten-to-one voting ratio between NewCo Class A Multiple Voting Shares and NewCo Class B Subordinate Voting Shares, holders of NewCo Class A Multiple Voting Shares, including officers and directors of Old Xanadu, collectively, will continue to control a majority of the combined voting power of voting shares, even where NewCo Class A Multiple Voting Shares represent a substantially reduced percentage of total outstanding shares. Shareholders who hold NewCo Class A Multiple Voting Shares, including Old Xanadu executive officers, employees and their affiliates, will together hold approximately 98% (with directors and executive officers of Old Xanadu together holding approximately 18%) of the voting power of NewCo’s outstanding voting shares following the closing of the Business Combination and PIPE Financing (assuming no redemptions of SPAC Public Shares), and will therefore have significant influence over NewCo’s management and affairs and over all matters requiring shareholder approval, including the election of directors and significant corporate transactions. The concentrated voting control of holders of NewCo Class A Multiple Voting Shares will limit the ability of former SPAC Public Shareholders who will hold NewCo Class B Subordinate Voting Shares following the Closing to influence corporate matters of NewCo for the foreseeable future, including the election of directors as well as decisions regarding amendments to NewCo’s share capital, creating and issuing additional classes of shares, making significant acquisitions, selling significant assets or parts of NewCo’s business, merging with other companies and undertaking other significant transactions. As a result, holders of NewCo Class A Multiple Voting Shares, including directors and officers of Old Xanadu, will have the ability to influence many matters affecting NewCo to a much greater degree than former SPAC Public Shareholders who elect not to redeem their SPAC Public Shares, and actions may be taken that holders of NewCo Class B Subordinate Voting Shares may not view as beneficial. These individuals may be incentivized to complete the Business Combination even on terms less favorable to SPAC Public Shareholders because they will benefit from their continued service and equity ownership in, and ability to control NewCo. See the sections entitled “Interests of Certain SPAC and Old Xanadu Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information.

The exercise of SPAC’s directors’ discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in SPAC’s best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require SPAC to agree to amend the Business Combination Agreement, to consent to certain actions taken by Old Xanadu or to waive rights that SPAC is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of Old Xanadu’s business, a request by Old Xanadu to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Old Xanadu’s business or could entitle SPAC to terminate the Business Combination Agreement. In any of such circumstances, it would be at SPAC’s discretion, acting through the SPAC Board, to grant its consent or waive those rights; provided that under the terms of the Business Combination Agreement, such consent or waiver in certain cases is not to be unreasonably withheld. The existence of financial and personal interests of one or more of the directors may result in conflicts of interest on the part of such director(s) between what he or they may believe is best for SPAC and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, SPAC does not believe there will be any changes or waivers that SPAC’s directors and officers would be likely to make after shareholder approval of the Proposals have been obtained. While certain changes could be made without further shareholder approval, SPAC will circulate a new or amended proxy statement/prospectus and resolicit SPAC Shareholders if changes to the terms of the transaction that would have a material impact on its shareholders are required prior to the vote on the Proposals. As a matter of Cayman Islands Law, the directors of SPAC are under a fiduciary duty to act in the best interest of SPAC.

SPAC may not be able to complete the business combination with certain potential target companies if a proposed transaction with the target company may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign Laws or regulations.

Certain acquisitions or business combinations may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign Laws or regulations. In the event that such regulatory approval or clearance is not obtained, or the review process is extended beyond the period of time that would permit the Business Combination to be consummated with us, we may not be able to consummate the Business Combination with such target. In addition, regulatory considerations may decrease the pool of potential target companies we may be willing or able to consider.

Among other things, the U.S. Federal Communications Act prohibits foreign individuals, governments, and corporations from owning more than a specified percentage of the capital stock of a broadcast, common carrier, or aeronautical radio station licensee. In addition, U.S. Law currently restricts foreign ownership of U.S. airlines. In the United States, certain mergers that may affect competition may require certain filings and review by the Department of Justice and the Federal Trade Commission, and investments or acquisitions that may affect national security are subject to review by the CFIUS. CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States.

Outside the United States, Laws or regulations may affect our ability to consummate the Business Combination with potential target companies incorporated or having business operations in jurisdictions where national security considerations, involvement in regulated industries (including telecommunications), or in businesses where a country’s culture or heritage may be implicated.

SPAC does not expect that it will be considered a “foreign person” under the regulations administered by CFIUS. However, because SPAC is a Cayman Islands exempted company, SPAC may be considered a “foreign person” under such rules. The Sponsor is not controlled by and it does not have substantial ties with a non-U.S. person. Adeel Rouf, the managing member of the Sponsor, is a U.S. citizen. SPAC U.S. and foreign regulators generally have the power to deny the ability of the parties to consummate a transaction or to condition approval of a transaction on specified terms and conditions, which may not be acceptable to us or a target. In such event, we may not be able to consummate a transaction with that potential target.

As a result of these various restrictions, the pool of potential targets with which we could complete the Business Combination may be limited and we may be adversely affected in terms of competing with other SPACs that do not have similar ownership issues. Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete the Business Combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we liquidate, our public shareholders may only receive $10.00 per share, or less in certain circumstances, and our rights will expire worthless. This will also cause you to lose any potential investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the combined company.

The Business Combination may be subject to regulatory review and approval requirements, including pursuant to foreign investment regulations and review by governmental entities such as CFIUS or may be ultimately prohibited.

The Business Combination may be subject to regulatory review and approval requirements by governmental entities, or ultimately prohibited. For example, CFIUS has authority to review direct or indirect foreign investments in U.S. companies. Among other things, CFIUS is empowered to require certain foreign investors to make mandatory filings, to charge filing fees related to such filings, and to self-initiate national security reviews of foreign direct and indirect investments in U.S. companies if the parties to that investment choose not to file voluntarily. In the case that CFIUS determines an investment to be a threat to national security, CFIUS has the power to unwind or place restrictions on the investment. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on — among other factors — the nature and structure of the transaction, including the level of beneficial ownership interest and the nature of any information or governance rights involved. For example, investments that result in “control” of a U.S. business by a foreign person always are subject to CFIUS jurisdiction. CFIUS’s expanded jurisdiction under the Foreign Investment Risk Review Modernization Act of 2018 and implementing regulations that became effective on February 13, 2020, further includes investments that do not result in control of a U.S. business by a foreign person but afford certain foreign investors certain information or governance rights in a U.S. business that has a nexus to “critical technologies,” “critical infrastructure” and/or “sensitive personal data.”

The process of government review, whether by CFIUS or otherwise, could be lengthy. Because SPAC has only a limited time to complete the Business Combination, SPAC’s failure to obtain any required approvals within the requisite time period may require SPAC to liquidate. If SPAC is unable to consummate the Business Combination by the Termination Date, including as a result of extended regulatory review of a potential initial business combination, SPAC may be required to liquidate. In such event, SPAC Shareholders will miss the opportunity to benefit from the Business Combination and the appreciation in value from the Business Combination.

Changes in laws or regulations, or a failure to comply with any Laws and regulations, may adversely affect SPAC’s business, including its ability to complete the Business Combination, and results of operations.

SPAC is subject to laws and regulations enacted by national, regional and local governments. In particular, SPAC is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time, and those changes could have a material adverse effect on SPAC’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on SPAC’s business, including its ability to complete the Business Combination, and results of operations.

On March 30, 2022, the SEC issued proposed rules relating to, among other items, enhancing disclosures in business combination transactions involving special purpose acquisition companies and private operating companies; amending the financial statement requirements applicable to transactions involving shell companies; effectively limiting the use of projections in SEC filings in connection with proposed business combination transactions; increasing the potential liability of certain participants in proposed business combination transactions; and the extent to which special purpose acquisition companies could become subject to regulation under the Investment Company Act of 1940. Some of these rules were adopted by the SEC on January 24, 2024 and will apply to us and may materially adversely affect SPAC’s ability to consummate the Business Combination and may increase the costs and time related thereto as well as to NewCo.

Nasdaq may delist SPAC’s securities from trading on its exchange prior to the Business Combination, which could limit investors’ ability to make transactions in SPAC’s securities and subject it to additional trading restrictions.

We cannot assure you that our securities will continue to be listed on Nasdaq in the future and prior to the Business Combination. In order to continue listing our securities on Nasdaq prior to an initial business combination, we must maintain certain financial, distribution and share price levels. If Nasdaq delists our securities from trading on its exchange due to our inability to comply with any of the continued listing requirements, and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        Our ability to complete an initial business combination with a target company contemplating a Nasdaq listing;

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        to the extent that we do not qualify for any of the other penny stock exemptions from under the applicable provisions of Rule 3a51-1 under the Exchange Act, including that we have a minimum of $5 million in net tangible assets, a determination that our common stock is a “penny stock,” which will require brokers trading in our SPAC Class A Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our SPAC Units, SPAC Class A Shares and SPAC Rights are currently listed on Nasdaq, our SPAC Units, SPAC Class A Shares and SPAC Rights are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offers our securities.

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination and the Continuance, the SPAC Board will not have the ability to adjourn the extraordinary general meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved, and, therefore, the Business Combination may not be consummated.

The SPAC Board is seeking approval to adjourn the extraordinary general meeting to a later date or dates if, at the extraordinary general meeting, based upon the tabulated votes, there are insufficient votes to approve the Business Combination Proposal or the Continuance Proposal. If the Adjournment Proposal is not approved, the SPAC Board will not have the ability to adjourn the extraordinary general meeting to a later date and, therefore, will not have more time to solicit votes to approve such proposals. In such event, the Business Combination would not be completed.

Risks Relating to Redemption

If SPAC Public Shareholders fail to properly demand redemption rights, they will not be entitled to convert their SPAC Public Shares into a pro rata portion of the Trust Account.

SPAC Public Shareholders holding SPAC Public Shares may demand that SPAC convert their SPAC Public Shares into a pro rata portion of the Trust Account, calculated as of two (2) Business Days prior to the consummation of the Business Combination. To demand redemption rights, SPAC Public Shareholders must deliver their share certificates (if any) and other redemption forms (either physically or electronically) to SPAC’s transfer agent no later than two (2) Business Days prior to the Extraordinary General Meeting. Any shareholder who fails to properly demand redemption rights by delivering his, her or its shares will not be entitled to convert his, her or its share certificates (if any) and other redemption forms into a pro rata portion of the Trust Account. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” for the procedures to be followed if you wish to convert your shares to cash.

SPAC Public Shareholders, together with any affiliates of theirs or any other person with whom they are acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the SPAC Public Shares.

A SPAC Public Shareholder, together with any affiliate or any other person with whom such shareholder is acting in concert or as a “group,” will be restricted from seeking redemption rights with respect to more than 15% of the Public Shares without SPAC’s prior consent. Accordingly, if you hold more than 15% of the SPAC Public Shares and the Business Combination Proposal is approved, you will not be able to seek redemption rights with respect to the full amount of your shares and may be forced to hold the shares in excess of 15% or sell them in the open market. SPAC cannot assure you that the value of such excess shares will appreciate over time following a business combination or that the market price of the NewCo Class B Subordinate Voting Shares will exceed the per-share redemption price.

There is no guarantee that a SPAC Public Shareholder’s decision to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

There is no assurance as to the price at which a SPAC Public Shareholder may be able to sell its NewCo Class B Subordinate Voting Shares in the future following the completion of the Business Combination or shares with respect to any alternative business combination, and these shareholders could suffer a reduction in the value of their NewCo Class B Subordinate Voting Shares and would be unlikely to have a remedy for such reduction in value. Certain events following the consummation of any initial business combination may cause an increase in the share price and may result in a lower value realized now than a shareholder of SPAC might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of public shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s tax and/or financial advisor for assistance on how this may affect its individual situation.

If a SPAC Public Shareholder fails to receive notice of SPAC’s offer to redeem its SPAC Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite SPAC’s compliance with the proxy rules, a SPAC Public Shareholder fails to receive the proxy materials, such shareholder may not become aware of the opportunity to redeem its shares. In addition, this proxy statement/prospectus being furnished to SPAC Public Shareholders in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem SPAC Public Shares. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed. Please see the section entitled “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.

SPAC Shareholders who wish to redeem their SPAC Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption, which may make it difficult for them to exercise their redemption rights prior to the deadline. If SPAC Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their SPAC Shares for a pro rata portion of the funds held in the Trust Account.

SPAC Shareholders who wish to redeem their shares for a pro rata portion of the Trust Account must (i) submit a written request to Continental Stock Transfer & Trust Company, SPAC’s transfer agent, in which you request that SPAC redeem all or a portion of your SPAC Shares for cash, and identify yourself as the beneficial holder of the SPAC Shares and provide your legal name, phone number and address; and (ii) deliver your SPAC Shares to the transfer agent (together with any applicable share certificates and redemption forms), either physically or electronically through Depository Trust Company, in each case at least two (2) business days prior to the vote at the extraordinary general meeting. Any SPAC Public Shareholder who fails to properly demand redemption of such shareholder’s SPAC Shares will not be entitled to convert his, her or its SPAC Shares into a pro rata portion of the Trust Account. In addition, SPAC will comply with the proxy rules when conducting redemptions in connection with the Business Combination. Despite SPAC’s compliance with these rules, if a shareholder fails to receive SPAC’s tender offer or proxy materials, as applicable, such shareholder may not become aware of the opportunity to redeem its SPAC Shares. Furthermore, the proxy materials, as applicable, that SPAC will furnish to holders of SPAC Shares in connection with the Business Combination will describe the various procedures that must be complied with in order to validly redeem SPAC Shares. In the event that a shareholder fails to comply with these procedures, his, her or its SPAC Shares will not be redeemed.

SPAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for SPAC to complete a business combination with which a substantial majority of its shareholders do not agree.

The SPAC Articles do not provide a specified maximum redemption threshold. As a result, SPAC may be able to complete an initial business combination even though a substantial majority of shareholders do not agree with the transaction and have redeemed their shares or, if SPAC seeks shareholder approval of an initial business combination and do not conduct redemptions in connection with its initial business combination pursuant to the tender offer rules, have entered into privately negotiated agreements to sell their shares to the Sponsor, and SPAC’s officers, directors, advisors or their affiliates. Pursuant to the SPAC Articles, SPAC will not redeem any shares that would cause SPAC’s net tangible assets to be less than $5,000,001 after giving effect to the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of U.S. federal securities laws and “forward-looking information” for purposes of applicable Canadian securities laws (collectively, “forward-looking statements”).

Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “budget,” “can,” “continue,” “could,” “estimate,” “expect,” “forecast,” “indicative,” “intends,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “prospect,” “schedule,” “seek,” “should,” “strategy,” “target,” “timeline,” “would” and similar expressions and positive and negative variations thereof may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        our ability to consummate the Business Combination;

•        the anticipated timing of the Business Combination;

•        the expected benefits and costs of the Business Combination;

•        NewCo’s financial performance following the Business Combination;

•        changes in NewCo’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•        the implementation, market acceptance and success of NewCo’s business model, growth strategy and opportunities, and its ability to commercialize its quantum computing technology;

•        NewCo’s expectations with respect to market opportunity and market growth;

•        the expected benefits of and ability to maintain and enter into new contracts, awards and other relationships, partnerships or collaborations with other businesses, governments and government entities;

•        The potential for NewCo’s quantum computing technology to achieve quantum supremacy;

•        NewCo’s ability to achieve timing and product development milestones on its product roadmap;

•        NewCo’s ability to attract and retain qualified employees and management;

•        NewCo’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        expectations regarding the time during which we will be an emerging growth company under the JOBS Act;

•        NewCo’s future capital requirements and sources and uses of cash;

•        NewCo’s ability to obtain funding for its operations and future growth;

•        expansion plans and opportunities; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this proxy statement/prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, operating results, financial condition and prospects. Such forward-looking statements are based on a number of estimates and assumptions that NewCo, Old Xanadu and/or SPAC believes are reasonable when made including, but not limited to, the perceived benefits of the Business Combination, which are based upon a number of facts, including the terms and conditions of the Business Combination Agreement and current industry, economic and market conditions; certain steps in, and timing of, the Business Combination and the Arrangement Effective Time, which are based upon the terms of the Business Combination Agreement; the listing of the NewCo Class B Subordinate Voting Shares issuable pursuant to the Plan of Arrangement on the Nasdaq and the TSX, which is based on receipt of all required approvals from Nasdaq and the TSX, as applicable; the effects of the Business Combination on Old Xanadu, which are based on management’s current expectations regarding the intentions of Old Xanadu and SPAC; assumptions that none of the risks identified in the Canadian Prospectus and this proxy statement/prospectus materialize; that there are no unforeseen changes to economic and market conditions, and no significant events occur outside the ordinary course of business of each of Old Xanadu, SPAC and NewCo. Such estimates and assumptions are made by NewCo in light of the experience of management and their perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate and reasonable in the circumstances. However, there can be no assurance that such estimates and assumptions will prove to be correct.

The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement; the outcome of any legal proceedings that may be instituted against the SPAC, NewCo or Old Xanadu following announcement of the proposed Business Combination and transactions contemplated thereby; the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of the SPAC or to satisfy other conditions to the Closing in the Business Combination Agreement; the ability to list the NewCo Class B Subordinate Voting Shares on Nasdaq and TSX following the Business Combination; the risk that the proposed Business Combination disrupts current plans and operations of NewCo as a result of the announcement and consummation of the transactions described in this proxy statement/prospectus, and those described in the section entitled “Risk Factors” and elsewhere in this proxy statement/prospectus.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this proxy statement/prospectus. We cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

EXTRAORDINARY GENERAL MEETING OF SPAC SHAREHOLDERS

The Extraordinary General Meeting

SPAC is furnishing this proxy statement/prospectus to you as part of the solicitation of proxies by its board of directors for use at the Extraordinary General Meeting of shareholders to be held on March 19, 2026, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to SPAC Shareholders on or about February 27, 2026. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Extraordinary General Meetings of shareholders.

Date, Time and Place of the Extraordinary General Meeting

The Extraordinary General Meeting of shareholders of SPAC will be held at 10:00 a.m., Eastern time, on March 19, 2026. The virtual place of the meeting will be https://www.cstproxy.com/craneharboracquisition/2026, and SPAC Shareholders will be able to attend, vote their shares, and submit questions during the Extraordinary General Meeting in person or virtually via a live audio webcast. In order to attend the meeting virtually, you must pre-register at the following website: https://www.cstproxy.com/craneharboracquisition/2026. To pre-register, you will need the control number included on your proxy card or on the instructions that accompanied your proxy materials. If a shareholder does not attend the Extraordinary General Meeting (virtually or in person) or appoint a proxy, such shares will not be counted for the purposes of any vote.

Purpose of the Extraordinary General Meeting

At the Extraordinary General Meeting of shareholders, SPAC will ask the SPAC Shareholders to vote in favor of the following proposals:

•        Business Combination Proposal — To approve, by special resolution, the Business Combination Agreement, and the matters set forth therein, dated as of November 3, 2025, by and among SPAC, Old Xanadu and NewCo, certain related agreements and the transactions contemplated thereby, including all approvals necessary for the completion of the Arrangement (the “Business Combination Proposal” or “Proposal No. 1”). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

•        Continuance Proposal — To approve, by special resolution, the continuance of SPAC from the Cayman Islands to the Province of Ontario, Canada in accordance with Part XII of the Cayman Islands Companies Act and section 180 of the OBCA, and the continuance of SPAC as a corporation under the OBCA, including the adoption of the Articles of Continuance and Proposed SPAC By-laws (the “Continuance Proposal” or “Proposal No. 2”). Copies of the Articles of Continuance and Proposed SPAC By-laws are attached to this proxy statement/prospectus as Annex C and Annex D, respectively.

•        Adjournment Proposal — To approve, by ordinary resolution, the adjournment of the Extraordinary General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals (the “Adjournment Proposal” or “Proposal No. 3” and, together with the Business Combination Proposal and the Continuance Proposal, the “Proposals”).

Recommendation of the SPAC Board of Directors

The SPAC Board believes that each of the foregoing proposals to be presented at the Extraordinary General Meeting is in the best interests of SPAC and its shareholders and unanimously recommends that its shareholders vote “FOR” each of the proposals.

When you consider the recommendation of SPAC’s Board in favor of approval of each of the proposals to be presented at the Extraordinary General Meeting, you should keep in mind that certain of SPAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain SPAC and Old Xanadu Persons in the Business Combination.”

Record Date and Voting

You will be entitled to vote or direct votes to be cast at the Extraordinary General Meeting of shareholders if you owned SPAC Shares at the close of business on February 4, 2026, which is the record date for the Extraordinary General Meeting of shareholders. You are entitled to one vote for each SPAC Share that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 29,973,333 SPAC Shares outstanding, of which 22,640,000 are SPAC Class A Shares and 7,333,333 are Founder Shares held by the Sponsor.

The holders of the Founder Shares have agreed to vote all of their Founder Shares and any SPAC Public Shares acquired by them in favor of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. SPAC’s issued and outstanding share rights do not have voting rights at the Extraordinary General Meeting of shareholders.

Voting Your Shares

Each SPAC Share that you own in your name entitles you to one vote on each of the proposals presented at the Extraordinary General Meeting of shareholders. Your proxy card shows the number of shares that you own. There are several ways to vote your shares:

•        If you are a record holder, you can vote your shares by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your SPAC Shares will be voted as recommended by SPAC’s Board.

•        If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Extraordinary General Meeting.

•        You can virtually attend the Extraordinary General Meeting and vote online even if you have previously voted by submitting a proxy as described above. You will be able to virtually attend, vote your shares and submit questions during the Extraordinary General Meeting via a live audio webcast by pre-registering at https://www.cstproxy.com/craneharboracquisition/2026. You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer & Trust Company at the phone number or e-mail address below. However, if your shares are held in the name of your broker, bank or other nominee, you must get a legal proxy from the broker, bank or other nominee. That is the only way SPAC can be sure that the broker, bank or nominee has not already voted your shares. Once you have your legal proxy, contact Continental Stock Transfer & Trust Company to have a control number generated. Continental Stock Transfer & Trust Company contact information is as follows: (212) 509-4000 or email proxy@continentalstock.com. Please allow up to 72 hours prior to the meeting for processing your control number.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of SPAC Shares, you may contact SPAC’s proxy solicitor:

Sodali & Co.

430 Park Avenue
14th Floor
New York, NY 10022

Banks and Brokers Call: (203) 658-9400
Stockholders Call Toll Free: (800) 662-5200

Email:

Quorum and Vote Required for the Proposals

A quorum of SPAC’s shareholders is necessary to hold a valid meeting. A quorum will be present at the Extraordinary General Meeting of shareholders if a majority of the SPAC Shares are present in person, virtually or by proxy. Pursuant to the SPAC Articles, if a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as SPAC’s Board may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present shall be a quorum. As of the record date for the Extraordinary General Meeting, 7,493,333 SPAC Shares would be required to achieve a quorum.

Approval of each of the Business Combination Proposal, the Continuance Proposal and the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of the SPAC Shares present in person, virtually or represented by proxy and entitled to vote at the Extraordinary General Meeting. Approval of each of the Business Combination Proposal and Continuance Proposals requires the affirmative vote of the holders of at least two-thirds of the SPAC Shares present in person, virtually or represented by proxy and entitled to vote at the Extraordinary General Meeting.

The Closing of the Business Combination is conditioned on the approval of each of the proposals at the Extraordinary General Meeting, except for the Adjournment Proposal. In addition, each of the other proposals (other than the Adjournment Proposal), is conditioned on the approval of all other proposals at the Extraordinary General Meeting, except for the Adjournment Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal at the Extraordinary General Meeting.

Abstentions and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. SPAC believes that the Business Combination Proposal and the Continuance Proposal will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares on such proposals without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

If a shareholder fails to attend virtually or in person at the Extraordinary General Meeting or fails to submit a valid proxy (or have its broker or other nominee submit one on its behalf), such shares will not be counted for the purposes of establishing a quorum. If a shareholder does not attend the Extraordinary General Meeting (virtually or in person) or appoint a proxy, such shares will not be counted for the purposes of any vote. Abstentions, shares represented at the Extraordinary General Meeting online or by proxy but not voted on one or more proposals, or a broker non-vote, so long as the shareholder has given the broker or other nominee voting instructions on at least one of the proposals in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. However, neither a shareholder’s failure to vote online or by proxy, a broker non-vote nor an abstention will be considered a vote cast at the Extraordinary General Meeting and thus will have no effect on the outcome of any of the proposals presented at the Extraordinary General Meeting.

Revocability of Proxies

If you have submitted a proxy to vote your shares and wish to change your vote, you may do so by delivering a later-dated, signed proxy card to Sodali & Co., SPAC’s proxy solicitor, prior to the date of the Extraordinary General Meeting or by voting online at the Extraordinary General Meeting. Attendance at the Extraordinary General Meeting alone will not change your vote. You also may revoke your proxy by sending a notice of revocation to: Sodali & Co., 430 Park Avenue 14th Floor, New York, NY 10022.

Redemption Rights

If you are a holder of SPAC Public Shares, you may redeem your SPAC Public Shares for cash equal to your pro rata share of the aggregate amount on deposit in the trust account, which holds the proceeds of SPAC’s IPO, as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to SPAC to pay its income taxes and for working capital purposes. Holders of the SPAC Rights do not have redemption rights with respect to such securities in connection with the Business Combination. The Sponsor and SPAC’s officers and directors have agreed to waive their redemption rights with respect to their Founder Shares and any SPAC Public Shares that they may have acquired during or after SPAC’s IPO in connection with the completion of SPAC’s initial business combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

For illustrative purposes, based on funds in the trust account of approximately $227.3 million on February 27, 2026, the estimated per share redemption price would have been approximately $10.46. Additionally, SPAC Public Shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the trust account, including interest earned on the funds held in the trust account and not previously released to SPAC to pay income taxes (less $100,000 of interest to pay dissolution expenses), in connection with the liquidation of the trust account.

In order to exercise your redemption rights, you must, prior to 10:00 a.m., Eastern time, on March 17, 2026 (two business days before the Extraordinary General Meeting), both:

•        Submit a request in writing that SPAC redeem your SPAC Public Shares for cash to Continental Stock Transfer & Trust Company, SPAC’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attention:

E-mail:

•        Deliver your share certificates in respect of your SPAC Public Shares either physically or electronically through DTC to SPAC’s transfer agent. Shareholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. A physical stock certificate will not be needed if your stock is delivered to SPAC’s transfer agent electronically. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and SPAC’s transfer agent will need to act to facilitate the request. It is SPAC’s understanding that Public Shareholders should generally allot at least one week to obtain physical certificates from the transfer agent. However, because SPAC does not have any control over this process or over the brokers or DTC, it may take significantly longer than one week to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, Public Shareholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares. If you do not submit a written request and deliver your SPAC Public Shares as described above, your shares will not be redeemed.

Any demand for Redemption, once made, may be withdrawn at any time until the deadline for exercising Redemption requests and thereafter, with SPAC’s consent, until the vote is taken with respect to the Business Combination and the other proposals presented at the Extraordinary General Meeting. If you delivered your share certificates for Redemption to SPAC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that SPAC’s transfer agent return the share certificates (physically or electronically). You may make such request by contacting SPAC’s transfer agent at the phone number or address listed above.

Public shareholders may elect to redeem their SPAC Public Shares whether or not they vote their shares and, if they do vote their shares, whether they vote for or against the Business Combination Proposal and the other proposals set forth herein. A public shareholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 15% of the outstanding SPAC Public Shares.

Prior to exercising redemption rights, shareholders should verify the market price of their SPAC Class A Shares as they may receive higher proceeds from the sale of their SPAC Class A Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SPAC cannot assure you that you will be able to sell your SPAC Class A Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in SPAC Class A Shares when you wish to sell your shares.

If you exercise your redemption rights, your SPAC Class A Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the trust account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand Redemption.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to holders of SPAC Shares or rights in connection with the Business Combination. Holders of SPAC Public Shares have a redemption right as further described herein under “The Extraordinary General Meeting of SPAC Shareholders — Redemption Rights.”

Solicitation of Proxies

SPAC will pay the cost of soliciting proxies for the Extraordinary General Meeting. SPAC has engaged Sodali & Co. to assist in the solicitation of proxies for the Extraordinary General Meeting. SPAC has agreed to pay Sodali & Co. a fee of $22,500. SPAC will reimburse Sodali & Co. for reasonable out-of-pocket expenses and will indemnify Sodali & Co. and its affiliates against certain claims, liabilities, losses, damages and expenses. SPAC also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of SPAC Shares for their expenses in forwarding soliciting materials to beneficial owners of SPAC Shares and in obtaining voting instructions from those owners. SPAC’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income tax considerations for (A) U.S. Holders (as defined below) of SPAC Shares related to (i) exercise of redemption rights, (ii) the Continuance, (iii) the Business Combination and (iv) the ownership and disposition of NewCo Shares after the SPAC Exchange, and (B) U.S. Holders of Old Xanadu Shares related to (i) the Business Combination and (ii) the ownership and disposition of NewCo Shares after the Old Xanadu Exchange.

This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of SPAC Shares and Old Xanadu Shares who hold their respective stock as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

Holders are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Business Combination (including any exercise of redemption rights). This discussion is a summary only and does not consider all aspects of U.S. federal income taxation that may be relevant to certain types of holders of SPAC Shares and Old Xanadu Shares, including, but not limited to:

•        SPAC’s sponsors, founders, officers or directors;

•        holders of Old Xanadu Shares who are Dissenting Shareholders;

•        holders of any rights, options or warrants;

•        banks, financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market accounting rules;

•        tax-exempt entities;

•        S-corporations;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        expatriates or former long-term residents of the United States;

•        persons that acquired SPAC Shares or Old Xanadu Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

•        persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction;

•        investors subject to anti-inversion, base erosion or anti-abuse rules;

•        investors subject to the alternative minimum tax;

•        persons that are subject to the “applicable financial statement” accounting rules under Section 451 of the Code;

•        U.S. Holders owning or considered as owning (directly, indirectly, or through attribution) 5 percent (measured by vote or value) or more of SPAC Shares or Old Xanadu Shares, or, following the Business Combination, NewCo Shares;

•        passive foreign investment companies;

•        controlled foreign corporations; or

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

This discussion is based on current U.S. federal income tax law as in effect on the date hereof, which is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws. With respect to the consequences of holding NewCo Shares, this discussion is limited to holders that acquire such NewCo Shares in the Business Combination.

None of SPAC, Old Xanadu and NewCo has sought, or will seek, a ruling from the IRS as to any U.S. federal income tax consideration described herein. The IRS may disagree with the discussion herein, and the determination by the IRS may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

This discussion does not consider the U.S. federal income tax treatment of partnerships or other pass-through entities or persons that hold SPAC Shares, Old Xanadu Shares or NewCo Shares through such entities. If a partnership (including for this purpose any other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of SPAC Shares, Old Xanadu Shares or NewCo Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding SPAC Shares, Old Xanadu Shares or NewCo Shares, we urge you to consult your tax advisor.

THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE CONTINUANCE, AN EXERCISE OF REDEMPTION RIGHTS, THE BUSINESS COMBINATION AND OWNERSHIP AND DISPOSITION OF NEWCO SHARES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.

A “U.S. Holder” is a beneficial owner of SPAC Shares, Old Xanadu Shares or NewCo Shares, that is, for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election to be treated as a United States person (as defined in the Code).

Effects on U.S. Holders of Exercising Redemption Rights

Subject to the PFIC rules under “— PFIC Considerations,” the U.S. federal income tax consequences to a U.S. Holder of SPAC Shares that exercises its redemption rights to receive cash from the Trust Account in exchange for all or a portion of its SPAC Shares will depend on whether the Redemption qualifies as a sale of the redeemed SPAC Shares under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the Redemption qualifies as a sale of such U.S. Holder’s redeemed SPAC Shares, subject to the PFIC rules under “— PFIC Considerations,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (i) the sum of the amount of cash received, and (ii) the U.S. Holder’s adjusted tax basis in the SPAC Shares redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the redeemed SPAC Shares exceeds one year at the time of the Redemption. However, it is possible that because of the redemption rights associated with the SPAC Shares, the holding period of such shares may not be considered to begin until the date of such Redemption (and, thus, it is possible that long-term capital gain or loss treatment may not apply).

The Redemption of SPAC Shares generally will qualify as a sale of the redeemed SPAC Shares if such Redemption either (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete termination” of such U.S. Holder’s interest in SPAC or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.

For purposes of such tests, a U.S. Holder takes into account not only SPAC Shares actually owned by such U.S. Holder, but also SPAC Shares that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to SPAC Shares owned directly, SPAC Shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any SPAC Shares such U.S. Holder has a right to acquire by exercise of an option.

The Redemption of SPAC Shares generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of SPAC’s voting shares that such U.S. Holder actually or constructively owns immediately after the Redemption is less than 80 percent of the percentage of SPAC’s outstanding voting shares that such U.S. Holder actually or constructively owned immediately before the Redemption, and such U.S. Holder immediately after the Redemption actually and constructively owned less than 50 percent of the total combined voting power of SPAC Shares. There will be a complete termination of such U.S. Holder’s interest if either (i) all of the SPAC Shares actually or constructively owned by such U.S. Holder are redeemed or (ii) all of the SPAC Shares actually owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the SPAC Shares owned by certain family members and such U.S. Holder does not constructively own any other SPAC Shares. The Redemption of SPAC Shares will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in SPAC. Whether the Redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation that exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the above tests is satisfied, a redemption will be treated as a distribution with respect to the SPAC Shares, and a U.S. Holder generally will be required to include in gross income as a dividend the amount of such distribution to the extent such distribution is paid out of SPAC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles).

If SPAC is determined to be a PFIC, such dividends will be taxable to an individual U.S. Holder at regular rates and will not be eligible for the reduced rates of taxation on certain dividends received from a “qualified foreign corporation” (moreover, as a Cayman Islands exempted company, SPAC should not be a “qualified foreign corporation” for purposes of such dividend treatment). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s SPAC Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of such U.S. Holder’s SPAC Shares. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed SPAC Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining SPAC Shares (if any).

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR SPAC SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Conversion of a SPAC Right into SPAC Shares

No statutory, administrative or judicial authority directly addresses the treatment of instruments similar to the SPAC Rights for U.S. federal income tax purposes and, therefore, that treatment is not entirely clear. While we believe that a U.S. Holder of SPAC Rights should not be required to recognize gain or loss upon the receipt of SPAC Shares pursuant to the conversion of the SPAC Rights, no assurance can be given that the IRS or a court will agree with this treatment. If this treatment is respected, the tax basis of the SPAC Shares acquired by a U.S. Holder pursuant to the terms of the SPAC Rights should be equal to the U.S. Holder’s tax basis in the relevant SPAC Rights with respect to which the SPAC Shares were issued. The holding period of such SPAC Shares should begin on the day after the conversion of the SPAC Rights into such SPAC Shares.

Conversion of Old Xanadu Preferred Shares into Old Xanadu Voting Common Shares

The Conversion of Old Xanadu Preferred Shares into Old Xanadu Voting Common Shares (the “Conversion”) is intended to qualify as a “recapitalization” within the meaning of Section 368(a)(1)(E) of the Code or an exchange under Section 1036 of the Code pursuant to which, subject to the PFIC rules and exceptions discussed below, (i) the U.S. Holder of Old Xanadu Preferred Shares generally should not recognize any gain or loss on the Conversion, (ii) such

U.S. Holder’s aggregate tax basis in the Old Xanadu Voting Common Shares received in the Conversion should equal the U.S. Holder’s aggregate tax basis in the Old Xanadu Preferred Shares surrendered in the Conversion and (iii) such U.S. Holder’s holding period for the Old Xanadu Voting Common Shares received in the Conversion should include the U.S. Holder’s holding period for the surrendered Old Xanadu Preferred Shares. Special tax basis and holding period rules apply to U.S. Holders that acquired different blocks of Old Xanadu Preferred Shares at different prices or at different times. U.S. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances.

Notwithstanding the general rule of non-recognition described above, the Conversion will be taxable as a distribution of property to which Section 301 of the Code applies to the extent that the conversion ratio is adjusted or the number of shares of Old Xanadu Voting Common Shares received is increased to account for dividends in arrears on the Old Xanadu Preferred Shares. For purposes of this disclosure, we also assume that Old Xanadu Preferred Shares are not “section 306 stock” within the meaning of Section 306(c) of the Code.

If Old Xanadu is treated as a PFIC, under certain proposed Treasury Regulations, any gain realized on the Conversion might be subject to certain special and adverse rules requiring recognition even though the Conversion may otherwise qualify as a nonrecognition transaction for U.S. federal income tax purposes. Losses would not be recognized. U.S. Holders of Old Xanadu Preferred Shares are urged to consult with their tax advisors regarding the application of PFIC rules to the Conversion if Old Xanadu is treated as a PFIC. The remainder of this disclosure assumes that Old Xanadu is not a PFIC.

Effects of the Continuance on U.S. Holders of SPAC Shares

Subject to the limitations set forth under this section entitled “Material U.S. Federal Income Tax Considerations,” the discussion in this subsection entitled “Effects of the Continuance on U.S. Holders” constitutes the opinion of Winston & Strawn LLP as to the material U.S. federal income tax consequences of the Continuance to U.S. Holders. Because the Continuance is expected to occur after the Redemption, U.S. Holders exercising redemption rights generally should not be subject to the tax consequences of the Continuance with respect to any SPAC Shares redeemed in the Redemption.

The U.S. federal income tax consequences of the Continuance will depend primarily upon whether the Continuance qualifies as a “reorganization” within the meaning of Section 368 of the Code.

A “reorganization” under Section 368(a)(1)(F) of the Code an (“F Reorganization”) is a “mere change in identity, form, or place of organization of one corporation, however effected.” Pursuant to the Continuance, SPAC will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing as a corporation incorporated under the laws of Ontario, Canada (“New SPAC”).

The Continuance should qualify as an F Reorganization. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a corporation holding only investment-type assets such as SPAC, whether the Continuance qualifies as an F Reorganization is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position.

In the case of a transaction, such as the Continuance, that should qualify as an F Reorganization, U.S. Holders of SPAC Shares should not recognize gain or loss for U.S. federal income tax purposes on the Continuance, except as provided below under “— PFIC Considerations,” and the Continuance should be treated for U.S. federal income tax purposes as if SPAC (i) transferred all of its assets and liabilities to New SPAC in exchange for all of the outstanding common stock of New SPAC; and then (ii) distributed the common stock of New SPAC to the holders of SPAC Shares in liquidation of SPAC. The taxable year of SPAC should be deemed to end on the date of the Continuance.

If the Continuance qualifies as an F Reorganization, subject to the PFIC rules discussed below: (i) a U.S. Holder’s tax basis in a common stock of New SPAC received in the Continuance should be the same as its tax basis in the SPAC Shares surrendered in exchange therefor and (ii) the holding period for the common stock of New SPAC should include such U.S. Holder’s holding period for the SPAC Shares surrendered in exchange therefor.

If the Continuance fails to qualify as an F Reorganization, subject to the PFIC rules discussed below, a U.S. Holder may recognize gain or loss with respect to its SPAC Shares in an amount equal to the difference, if any, between the fair market value of the corresponding common stock of New SPAC received in the Continuance and the U.S. Holder’s adjusted tax basis in its SPAC Shares surrendered in exchange therefor. In such event, such U.S. Holder’s basis in the common stock of New SPAC would be equal to the fair market value of that new common stock, on the date of the Continuance, and such U.S. Holder’s holding period for the common stock of New SPAC would begin on the day following the date of the Continuance.

PFIC Considerations

(a)     Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes, among other things, dividends, interest, rents and royalties and gains from the disposition of passive assets. Cash is generally treated as a passive asset.

(b)    PFIC Status of SPAC

Because SPAC is a blank check company with no current active business, based upon the composition of its income and assets, SPAC likely will be a PFIC for the current taxable year and for the foreseeable future.

(c)     Effects of PFIC Rules on the Redemption and Continuance

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992 with a retroactive effective date. Under such proposed Treasury Regulations, if the Continuance otherwise qualifies as F Reorganization, the treatment of SPAC as a PFIC would not adversely impact the tax consequences of the Continuance to U.S. Holders of SPAC Shares. If the Continuance fails to qualify as an F Reorganization, any such U.S. Holders that do not make or have not made a timely QEF Election or a mark-to-market election (both as defined and described below) may be subject to the special tax and interest charge (in accordance with the PFIC rules described below) on any income or gain recognized from the Continuance because it is likely that SPAC would be classified as a PFIC. The tax on any such recognized gain and on any “excess distributions,” would be imposed based on a complex set of computational rules. Excess distributions are generally any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the SPAC Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the SPAC Shares. Under these rules:

•        the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the SPAC Shares;

•        the amount of gain or excess distribution allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which SPAC is a PFIC, will be taxed as ordinary income;

•        the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

•        an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

Because it is likely that SPAC would be classified as a PFIC, any such U.S. Holders that do not make or have not made a timely QEF Election or a mark-to-market election (both as defined and described below) may be subject to the special tax and interest charge (in accordance with the PFIC rules described above) on any income of gain recognized from the Redemption.

It is difficult to predict whether, in what form and with what effective date final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, if SPAC is a PFIC and the Continuance fails to qualify as an F Reorganization, U.S. Holders of SPAC Shares that have not made a timely QEF Election, a QEF Election with a purging election or a mark-to-market election (each as defined and described below) may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Redemption or Continuance to the extent their SPAC Shares have a fair market value in excess of their tax basis therein.

(d)    QEF Elections and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of SPAC Shares would depend on whether the U.S. Holder makes a timely and effective election to treat SPAC as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of SPAC Shares during which SPAC qualified as a PFIC (a “QEF Election”) or whether such U.S. Holder made a QEF Election along with a “purging election”. The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF Election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. If applicable, U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election with respect to SPAC is contingent upon, among other things, the provision by SPAC of a “PFIC Annual Information Statement” to such U.S. Holder. Upon written request, SPAC will use commercially reasonable efforts to provide to a U.S. Holder sufficient information, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that SPAC will be able to timely provide such required information. A U.S. Holder that makes a QEF Election is referred to in this discussion as an “Electing Shareholder” and a U.S. Holder that does not make a QEF Election is referred to in this discussion as a “Non-Electing Shareholder.” An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to its SPAC Shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of SPAC, whether or not such amounts are actually distributed. As a result, if SPAC were determined to be a PFIC, such a U.S. Holder should not recognize gain or loss as a result of the redemption or Continuance.

As indicated above, if a U.S. Holder of SPAC Shares does not make a timely and effective QEF Election with respect to SPAC’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) SPAC Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF Election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its SPAC Shares for their fair market value on the “qualification date.” The qualification date is the first day of SPAC’s tax year in which SPAC qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held SPAC Shares on the qualification date. The gain recognized by the purging election will be subject to special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its SPAC Shares by the amount of the gain recognized and will also have a new holding period in the SPAC Shares for purposes of the PFIC rules.

The impact of the PFIC rules on a U.S. Holder of SPAC Shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders that hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). If a mark-to-market election is available and has been made, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its SPAC Shares at the end of its taxable year over the adjusted basis in its SPAC Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its SPAC Shares over the fair market value of its SPAC Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its SPAC Shares will be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the SPAC Shares will be treated as ordinary income. Shareholders who hold different blocks of SPAC Shares (generally, shares of SPAC purchased or acquired on different dates or at different prices) are urged to consult their tax advisors to determine how the above rules apply to them. The mark-to-market election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including the Nasdaq, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. No assurance can be given that the SPAC Shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a U.S. Holder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to SPAC Shares. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to SPAC Shares under their particular circumstances.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE. ALL U.S. HOLDERS OF SPAC SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE, AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Tax Consequences of the Business Combination to U.S. Holders of SPAC Shares

Subject to the limitations set forth under this section “Material U.S. Federal Income Tax Considerations,” the discussion in this subsection entitled “Tax Consequences of the Business Combination to U.S. Holders of SPAC Shares” constitutes the opinion of Winston & Strawn LLP as to the material U.S. federal income tax consequences of the Business Combination to U.S. Holders that exchange shares of New SPAC for NewCo Shares pursuant to the SPAC Exchange. The Business Combination should qualify as a tax-deferred transaction under Section 351 of the Code and may also qualify as a reorganization under Section 368(a) of the Code. However, there is no authority directly on point with respect to a transaction involving the same facts. In addition, the Business Combination is not conditioned upon the receipt of an opinion from counsel confirming whether the Business Combination will so qualify. Moreover, neither SPAC nor NewCo or their respective affiliates has requested, or intends to request, a ruling from the IRS regarding the U.S. federal income tax treatment of the Business Combination. As such, there can be no assurance that the IRS will not successfully challenge this position or that a court will not agree with the IRS. Any change that is made after the date hereof in any of the foregoing bases for the intended tax treatment, including any inaccuracy of the facts or assumptions relating to the Business Combination, could adversely affect the intended tax treatment.

Subject to the discussion below, if the Business Combination qualifies as a tax-deferred transaction under Section 351 or Section 368(a) of the Code, no gain or loss would be recognized by the public stockholders that exchange common stock of New SPAC solely for NewCo Shares pursuant to the SPAC Exchange. Accordingly, the adjusted tax basis of the NewCo Shares received by such a public stockholder in the SPAC Exchange would be the same as the adjusted tax basis of the common stock of New SPAC surrendered in exchange therefor. In addition, the holding period of the NewCo Shares received in the SPAC Exchange by such a public stockholder would include the period during which the surrendered common stock of New SPAC were held on the date of the SPAC Exchange.

Notwithstanding the discussion above, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code were promulgated in 1992 with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of shares of New SPAC in the Business Combination if (i) SPAC were classified as a PFIC at any time during such U.S. Holder’s holding period for such SPAC Shares, (ii) NewCo were not classified as a PFIC for the taxable year that includes the day after the Business Combination, and (iii) the U.S. Holder had not timely made (a) a QEF Election for the first taxable year in which the U.S. Holder owned such SPAC Shares or in which SPAC was a PFIC, whichever is later, (b) a QEF Election with a purging election or (c) a mark-to-market election (as described below) with respect to such SPAC Shares. See discussion above under “PFIC Considerations” for more information about making a QEF Election, a QEF Election with a purging election or a mark-to-market election with respect to the SPAC Shares.

If the Business Combination does not qualify as a tax-deferred transaction under Section 351 or Section 368(a) of the Code, subject to the discussion below, then a U.S. Holder of common stock of New SPAC that exchanges such common stock solely for NewCo Shares pursuant to the SPAC Exchange would be required to recognize gain or loss equal to the difference, if any, between (i) the fair market value of the NewCo Shares received by such U.S. Holder in the SPAC Exchange and (ii) such U.S. Holder’s adjusted tax basis in the common stock of New SPAC exchanged. A U.S. Holder would have an aggregate tax basis in any NewCo Shares received in the SPAC Exchange that is equal to the fair market value of such NewCo Shares as of the effective date of the SPAC Exchange, and the holding period of such NewCo Shares would begin on the day following the SPAC Exchange.

Because it is likely that SPAC would be classified as a PFIC, any such U.S. Holders that do not make or have not made a timely QEF Election or a mark-to-market election may be subject to taxation the special tax and interest charge (in accordance with the PFIC rules described above) on any income or gain recognized from the Business Combination to the extent their SPAC Shares have a fair market value in excess of their tax basis therein.

Tax Consequences of the Old Xanadu Exchange to U.S. Holders of Old Xanadu Common Shares

1.      General

Each of SPAC, Old Xanadu and NewCo intends that the Old Xanadu Exchange, for U.S. federal income tax purposes, qualifies as a tax-free exchange within the meaning of Section 351 of the Code or a “reorganization” within the meaning of Section 368(a) of the Code (“Intended Tax Treatment”). Furthermore, in the Business Combination Agreement, each of SPAC, Old Xanadu and NewCo agrees to (and cause their respective affiliates to) use its reasonable best efforts to cause the Old Xanadu Exchange to qualify for such Intended Tax Treatment. Nevertheless, SPAC, Old Xanadu and NewCo cannot guarantee that the IRS will not challenge the Intended Tax Treatment, and that such a challenge will not be successful. None of SPAC, Old Xanadu and NewCo intends to obtain a ruling from the IRS or an opinion from counsel with respect to the tax consequences of the Old Xanadu Exchange. Further, the closing of the Business Combination is not conditioned upon obtaining an opinion from counsel that the Business Combination or the Old Xanadu Exchange will qualify for the Intended Tax Treatment. Accordingly, no assurance can be given that the IRS will not challenge Intended Tax Treatment or that a court would not sustain such a challenge.

2.      Consequences to U.S. Holders of Old Xanadu Common Shares if the Old Xanadu Exchange Qualifies for the Intended Tax Treatment

Assuming the Old Xanadu Exchange qualifies for the Intended Tax Treatment, the U.S. federal income tax consequences of the Old Xanadu Exchange to U.S. Holders of Old Xanadu Common Shares are as follows:

•        U.S. Holders of Old Xanadu Common Shares generally will not recognize gain or loss upon the exchange of their Old Xanadu Common Shares for NewCo Shares. U.S. Holders of Old Xanadu Common Shares generally will obtain a basis in the NewCo Shares they receive in the Old Xanadu Exchange equal to their basis in the Old Xanadu Common Shares generally exchanged therefor; and

•        if a U.S. Holder of Old Xanadu Common Shares acquired different blocks of shares of U.S. Holders of Old Xanadu Common Shares at different times or at different prices, such U.S. Holder should consult its own tax advisor regarding the manner in which its basis and holding period should be allocated among its NewCo Shares in light of its specific circumstances.

3.      Consequences to U.S. Holders of Old Xanadu Common Shares if the Old Xanadu Exchange Does Not Qualify for the Intended Tax Treatment

If the Old Xanadu Exchange does not qualify for the Intended Tax Treatment, then each U.S. Holder of Old Xanadu Common Shares will be treated as exchanging his, her or its Old Xanadu Common Shares in a fully taxable transaction in exchange for NewCo Shares. U.S. Holders of Old Xanadu Common Shares generally will recognize capital gain or loss in such exchange equal to the difference between (1) the fair market value of the NewCo Shares and (2) such U.S. Holder’s tax basis in the Old Xanadu Common Shares surrendered in the Old Xanadu Exchange. Gain or loss must be calculated separately for Old Xanadu Common Shares acquired by U.S. Holders of Old Xanadu Common Shares at different times for different prices and exchanged by U.S. Holders of Old Xanadu Common Shares in connection with the Old Xanadu Exchange. Any gain or loss recognized generally would be long-term capital gain or loss if the U.S. Holder of Old Xanadu Common Shares’ holding period in a particular block of Old Xanadu Common Shares exceeds one year at the time of the Old Xanadu Exchange. Long-term capital gain of non-corporate U.S. Holders of Old Xanadu Common Shares (including individuals) generally is taxed at reduced U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. The aggregate tax basis of a U.S. Holder of Old Xanadu Common Shares in the NewCo Shares will equal their fair market value at the Arrangement Effective Time, and the holding period of NewCo Shares received in the Old Xanadu Exchange will begin on the day after the consummation of the Business Combination.

Tax Consequences of the Ownership and Disposition of NewCo Shares

1.      Taxation of Distributions

The following discussion is subject to the discussion under the heading “— PFIC Rules” below. A U.S. Holder of NewCo Shares generally will be required to include in gross income as dividends in the year actually or constructively received by the U.S. Holder the amount of any distribution of cash or other property (other than certain distributions of NewCo shares or rights to acquire shares) paid on NewCo Shares to the extent the distribution is paid out of NewCo’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of NewCo’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its NewCo Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the NewCo Shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of NewCo Shares.” The amount of any such distribution will include any amounts withheld by NewCo (or another applicable withholding agent), which would include amounts expected to be payable in respect of Canadian income taxes, if any. Any amount treated as dividend income will be treated as foreign-source dividend income. Amounts treated as dividends that NewCo pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction unless a U.S. Holder satisfies certain ownership thresholds and other requirements and NewCo is not treated as a PFIC with respect to such U.S. Holder. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if NewCo Shares are readily tradable on an established securities market in the United States or NewCo is eligible for benefits under an applicable tax treaty with the United States, and NewCo is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding taxable year and provided certain holding period requirements are met. The amount of any dividend distribution paid in Canadian dollars will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, Canadian income taxes withheld from dividends on NewCo Shares at a rate not exceeding the rate provided by the applicable treaty with the United States generally will be eligible for credit against the U.S. treaty beneficiary’s (as defined below) U.S. federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes, including any Canadian income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

2.      Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of NewCo Shares

The following discussion is subject to the discussion under the heading “— PFIC Rules” below. A U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of NewCo Shares. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such NewCo Shares exceeds one year. If you are a U.S. Holder, any such gain or loss generally will be U.S.-source gain or loss for U.S. foreign tax credit purposes. If you are a non-corporate U.S. Holder, including an individual, any such long-term capital gain will generally be eligible for a more favorable rate of taxation. The deductibility of capital losses is subject to certain limitations.

The amount of gain or loss recognized by a U.S. Holder on a sale or other taxable disposition generally will be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its NewCo Shares so disposed of.

3.      PFIC Rules

There can be no assurances that NewCo will not be treated as a PFIC for any taxable year. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis and the applicable law is subject to varying interpretation. In particular, the characterization of our assets as active or passive may depend in part on our current and intended future business plans, which are subject to change. In addition, for our current and future taxable years, the total value of our assets for PFIC testing purposes may be determined in part by reference to the market price of our ordinary shares from time to time, which may fluctuate considerably. Under the income test, our status as a PFIC depends on the composition of our income which will depend on a variety of factors that are subject to uncertainty, including the characterization of transactions we enter into in the future and our corporate structure. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. Accordingly, our U.S. counsel expresses no opinion with respect to our PFIC status for any prior, current or future taxable year.

If we are classified as a PFIC for any taxable year during which you hold our NewCo Shares, certain adverse U.S. federal income tax rules could apply. If we are classified as a PFIC and you do not make a “mark-to-market election”, QEF Election or QEF Election with a purging election, you generally will be subject to additional taxes and interest charges on certain “excess distributions” we make and on any gain realized on the disposition or deemed disposition of your NewCo Shares, regardless of whether we continue to be a PFIC in the year in which you receive an “excess distribution” or dispose of, or are deemed to have disposed of, your NewCo Shares. For additional information related to these elections and the consequences of the PFIC rules to NewCo see the discussion above under “PFIC Considerations”.

A U.S. Holder can only make a QEF election with respect to our shares if we agree to furnish such U.S. Holder with certain tax information annually. There can be no assurance, however, that we will have timely knowledge of our status as a PFIC in the future or that we will timely provide such information for such years.

If you own our NewCo Shares during any taxable year that we are a PFIC, you will generally be required to file an annual report on IRS Form 8621 containing such information as the United States Treasury Department may require. A U.S. Holder’s failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations for such U.S. Holder’s U.S. federal income tax return. You should consult your own tax advisor regarding the application of the PFIC rules to your investment in our NewCo Shares, the elections discussed above, and any reporting requirements.

4.      U.S. Information Reporting and Backup Withholding Rules

Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property (including cash) to NewCo. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply.

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.

The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE CONTINUANCE, THE EXERCISE OF REDEMPTION RIGHTS, THE BUSINESS COMBINATION, AND THE OWNERSHIP AND DISPOSITION OF NEWCO SHARES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

MATERIAL CANADIAN TAX CONSIDERATIONS

The following is a summary of the material Canadian federal income tax considerations generally applicable with respect to the ownership and disposition of NewCo Class B Subordinate Voting Shares to a person who is a beneficial owner of such securities immediately following the Arrangement (a “Holder”) and who, at all relevant times, for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “ITA”) (i) is not, and is not deemed to be, resident in Canada, (ii) does not, and is not deemed to, use or hold NewCo Class B Subordinate Voting Shares in, or in the course of carrying on, a business carried on in Canada, (iii) does not have a “permanent establishment” or “fixed place of business” in Canada, (iv) is not a person who carries on an insurance business in Canada and elsewhere, (v) is not an “authorized foreign bank”, as defined in the ITA (vi) holds the NewCo Class B Subordinate Voting Shares as capital property, (vii) deals at arm’s length with NewCo, (viii) is not affiliated with NewCo, (ix) has not entered into a “derivative forward agreement” or “synthetic disposition arrangement”, each as defined in the ITA, with respect to the NewCo Class B Subordinate Voting Shares, (x) has not received or acquired its NewCo Class B Subordinate Voting Shares as compensation for its employment with Xanadu, SPAC, or NewCo, or any of their respective subsidiaries or in connection with any employee stock option or executive compensation plan of Xanadu, SPAC, or NewCo, or any of their respective subsidiaries, and (xi) is not a “foreign affiliate” (as defined in the ITA) of a taxpayer resident in Canada. This discussion does not address any tax treatment of any other transactions occurring in connection with the Arrangement, including, but not limited to, the tax treatment of the Arrangement with respect to SPAC Shareholders or Old Xanadu Shareholders or securityholders. Generally, the NewCo Class B Subordinate Voting Shares will be considered to be capital property to a Holder provided the Holder does not hold the NewCo Class B Subordinate Voting Shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.

This summary is based upon the provisions of the ITA in force as of the date hereof, all specific proposals to amend the ITA that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”), the Canada-United States Tax Convention (1980) (the “Treaty”), and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) made publicly available in writing prior to the date hereof. This summary assumes the Proposed Amendments will be enacted in the form proposed, however, no assurance can be given that the Proposed Amendments will be enacted in the form proposed, if at all. This summary is not exhaustive of all possible Canadian federal income tax considerations with respect to the ownership and disposition of NewCo Class B Subordinate Voting Shares and, except for the Proposed Amendments, does not take into account any changes in the law or administrative policy or assessing practice, whether by legislative, governmental or judicial action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder or prospective Holder of the NewCo Class B Subordinate Voting Shares, and no representations with respect to the income tax consequences to any Holder or prospective Holder are made. Consequently, Holders and prospective Holders of the NewCo Class B Subordinate Voting Shares should consult with, and rely solely upon, their own tax advisors for advice with respect to the tax consequences to them of the ownership and disposition of NewCo Class B Subordinate Voting Shares, having regard to their particular circumstances.

Currency Conversion

Generally, for purposes of the ITA, all amounts relating to the acquisition, holding or disposition of the NewCo Class B Subordinate Voting Shares must be converted into Canadian dollars based on the rate of exchange quoted by the Bank of Canada on the date such amount arose, or such other rate of exchange as may be acceptable to the CRA. The amount of dividends, if any, required to be included in the income of, and capital gains or capital losses realized by, a Holder may be affected by fluctuations in the Canadian/U.S. dollar exchange rate.

Dividends on NewCo Class B Subordinate Voting Shares

Any dividends paid or credited, or deemed to be paid or credited, on the NewCo Class B Subordinate Voting Shares to a Holder will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividend unless the rate is reduced under the provisions of an applicable income tax convention, which the Holder is entitled to the benefits of, between Canada and the Holder’s country of residence. For instance, where the Holder is a resident of the United States that is entitled to full benefits under the Treaty, and is the beneficial owner of the dividends, the rate of Canadian withholding tax applicable to dividends is generally reduced to 15% (or 5% in the case of a Holder that is a corporation resident in the United States that beneficially owns at least 10% of NewCo’s voting shares). Holders should consult their own tax advisors to determine their entitlement to relief under an applicable income tax convention.

Disposition of NewCo Class B Subordinate Voting Shares

On a disposition of a NewCo Class B Subordinate Voting Share (other than to NewCo in circumstances other than a purchase by NewCo in the open market in the manner in which shares are normally purchased by any member of the public in the open market), a Holder will not be subject to tax under the ITA unless the NewCo Class B Subordinate Voting Shares constitute “taxable Canadian property” (as defined in the ITA) of the Holder at the time of disposition and the Holder is not entitled to relief under an applicable income tax convention.

Generally, provided the NewCo Class B Subordinate Voting Shares are listed on a “designated stock exchange” (as defined in the ITA), which currently includes the Nasdaq and the TSX, at the time of the disposition by a Holder, the NewCo Class B Subordinate Voting Shares will not constitute taxable Canadian property of such Holder at such time unless, at any time during the 60-month period immediately preceding the disposition of the NewCo Class B Subordinate Voting Shares, the following two conditions are met concurrently: (i) one or any combination of (a) the Holder, (b) persons with whom the Holder did not deal at arm’s length, and (c) partnerships in which the Holder, or a person with whom the Holder did not deal at arm’s length, holds a membership interest (directly or indirectly through one or more partnerships) owned 25% or more of the issued shares of any class or series of shares of NewCo; and (ii) more than 50% of the fair market value of the NewCo Class B Subordinate Voting Shares was derived directly or indirectly from one or any combination of (a) real or immovable property situated in Canada, (b) “Canadian resource properties” (as defined in the ITA), (c) “timber resource properties” (as defined in the ITA), and (d) options in respect of, or interests in, or for civil law rights in any of the foregoing property, whether or not such property exists. A NewCo Class B Subordinate Voting Share may also be deemed to be taxable Canadian property in certain other circumstances.

Even if the NewCo Class B Subordinate Voting Shares are considered “taxable Canadian property” to a Holder, a taxable capital gain or an allowable capital loss resulting from the disposition of NewCo Class B Subordinate Voting Shares will not be included in computing the Holder’s taxable income earned in Canada for the purposes of the ITA if, at the time of the disposition, the NewCo Class B Subordinate Voting Shares constitute “treaty protected property” of the Holder for purposes of the ITA. NewCo Class B Subordinate Voting Shares will generally be considered “treaty-protected property” of a Holder for purposes of the ITA at the time of the disposition if the gain from their disposition would, because of an applicable income tax treaty between Canada and the country in which the Holder is resident for purposes of such treaty and in respect of which the Holder is entitled to receive benefits thereunder, be exempt from tax under the ITA. In the case of a Holder that is: (i) a resident of the United States for purposes of the Treaty, and (ii) fully entitled to the benefits of the Treaty, any capital gain realized by the Holder on a disposition of a NewCo Class B Subordinate Voting Shares that would otherwise be subject to tax under the ITA will generally be exempt from Canadian income tax pursuant to the Treaty provided that the value of the NewCo Class B Subordinate Voting Shares is not derived principally from real property situated in Canada (within the meaning of the Treaty) at the time of the disposition.

Unless exempt from Canadian taxation pursuant to an applicable income tax convention, a Holder that disposes of a NewCo Class B Subordinate Voting Share that is taxable Canadian property will generally be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain” as defined in the ITA) realized by the Holder in such year. Subject to and in accordance with the provisions of the ITA, a Holder will generally be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in the taxation year on a disposition of taxable Canadian property against taxable capital gains realized in the same taxation year on dispositions of taxable Canadian property. Allowable capital losses on dispositions of taxable Canadian property in excess of taxable capital gains on dispositions of taxable Canadian property for the taxation year may generally be carried back and deducted against net taxable capital gains on dispositions of taxable Canadian property in any of the three preceding taxation years or carried forward and deducted against net taxable capital gains on dispositions of taxable Canadian property in any subsequent taxation year, to the extent and under the circumstances specified in the ITA. A Holder contemplating a disposition of NewCo Class B Subordinate Voting Shares that may constitute taxable Canadian property should consult their own tax advisors prior to such disposition as to the Canadian tax consequences and any resulting Canadian reporting requirements.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Overview

We are asking our shareholders to adopt and approve the Business Combination Agreement, certain related agreements and the transactions contemplated thereby.

SPAC Shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby. Please see “— The Business Combination Agreement” below for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by a special resolution, being the affirmative vote of a two-thirds of the votes cast by the holders of the outstanding SPAC Shares present in person or represented by proxy at the Extraordinary General Meeting and entitled to vote on such matter.

Structure of the Business Combination

On November 3, 2025, SPAC, Old Xanadu and NewCo, entered into the Business Combination Agreement, pursuant to which, among other things and subject to the terms and conditions contained in the Business Combination Agreement and the Plan of Arrangement: (i) on the Continuance Effective Date after receipt of the Interim Order and prior to the submission for the Final Order, SPAC will continue from the Cayman Islands Companies Act to the OBCA, and, in connection therewith, each issued and outstanding SPAC Class A Share and SPAC Class B Share will become, respectively, a SPAC Class A Share and a SPAC Class B Share under the OBCA, and each outstanding SPAC Right will, from and after the Continuance, represent the right to receive one-tenth (1/10) of one SPAC Class A Share, in each case in accordance with their terms; and (ii) beginning at the Arrangement Effective Time, and at the time specified in the Plan of Arrangement: (A) each Old Xanadu Preferred Share will be converted into one Old Xanadu Voting Common Share; (B) each outstanding Old Xanadu Voting Common Share will be transferred to NewCo in exchange for NewCo Class A Multiple Voting Shares and each outstanding Old Xanadu Non-Voting Common Share will be transferred to NewCo in exchange for NewCo Class B Subordinate Voting Shares, in each case in a number equal to the Exchange Ratio, with no fractional NewCo Shares to be issued; (C) each outstanding SPAC Right will be exercised in consideration for one-tenth of a SPAC Class A Share; and (D) each outstanding SPAC Class A Share (including any SPAC Class A Shares issued to SPAC Rights Holders) and each outstanding SPAC Class B Share will be transferred to NewCo in exchange for one NewCo Class B Subordinate Voting Share, in each case with no fractional NewCo Shares to be issued and as provided in the Plan of Arrangement. Upon completion of the foregoing steps, SPAC and Old Xanadu will be wholly owned subsidiaries of NewCo.

The Business Combination Agreement

The material terms of the Business Combination Agreement, which contain customary representations and warranties, covenants, closing conditions, termination provisions, and other terms relating to the Business Combination, are summarized below, but it does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the disclosure schedules, which are not filed publicly, which are subject to a contractual standard of materiality different from that generally applicable to shareholders, and which were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision.

Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about Old Xanadu, SPAC, NewCo or any other matter.

In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to Closing, including the Transaction Support Agreement, Subscription Agreements, Sponsor Letter Agreement and the Investor and Registration Rights Agreement. See “Proposal No. 1 — The Business Combination Proposal — Related Agreements” for more information.

Organizational Structure

The following diagram illustrates the organizational structure of SPAC and Old Xanadu immediately prior to the Business Combination:

The following diagram illustrates the structure of NewCo immediately following the Business Combination.

____________

(1)      Christian Weedbrook, the holder of a single NewCo common share which will be converted into one NewCo Class A Multiple Voting Share, and the current sole director of NewCo.

Conversion of Securities

On the Closing Date, in accordance with the terms of the SPAC Rights immediately prior to the Arrangement Effective Time or pursuant to the Plan of Arrangement and beginning at the Arrangement Effective Time, as applicable:

•        each SPAC Unit, if any such units remain outstanding immediately prior to the effectiveness of the Plan of Arrangement, shall be automatically separated in accordance with its terms into one SPAC Class A Share and one SPAC Right;

•        each SPAC Right then outstanding and unexercised will automatically, without any action on the part of its holder, be exercised in consideration for one-tenth of a SPAC Class A Share; and

•        each SPAC Class A Share (including any SPAC Class A Shares issued to SPAC Rights Holders) and each SPAC Class B Share will be transferred to NewCo in consideration for one NewCo Class B Subordinate Voting Share (with any fractional NewCo Share to be received by a holder to be rounded down to the nearest whole number).

On the Closing Date, pursuant to the Plan of Arrangement and beginning at the Arrangement Effective Time, the following will occur with respect to the securities of Old Xanadu:

•        each Old Xanadu Preferred Share outstanding immediately prior to the Arrangement Effective Time (other than any Old Xanadu Shares held by a Dissenting Shareholder) will be converted into one Old Xanadu Voting Common Share;

•        immediately thereafter, (A) each Old Xanadu Voting Common Share (including those issued upon conversion of Old Xanadu Preferred Shares) held by a holder other than a Dissenting Shareholder will be transferred to NewCo, in exchange for that number of NewCo Class A Multiple Voting Shares that is equal to the Exchange Ratio, and (B) each Old Xanadu Non-Voting Common Share held by a holder other than a Dissenting Shareholder will be transferred to NewCo in exchange for that number of NewCo Class B Subordinate Voting Shares that is equal to the Exchange Ratio; the holders thereof will cease to be holders of Old Xanadu Common Shares and will be registered as holders of the applicable class of NewCo shares; fractions will be rounded down to the nearest whole NewCo share as provided in the Plan of Arrangement; and Dissenting Shareholders’ Old Xanadu Shares will be cancelled and will thereafter represent only the right to be paid the fair value of such shares in accordance with the Plan of Arrangement;

•        each Old Xanadu Option outstanding immediately prior to the Arrangement Effective Time will be exchanged for a NewCo MVS Option, the number of NewCo Shares subject to such option equal to the product of the number of Old Xanadu Common Shares subject to the corresponding Old Xanadu Option immediately prior to the exchange multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (B) the per-share exercise price equal to the prior exercise price divided by the Exchange Ratio (rounded up to the nearest cent), with such additional adjustments as are necessary to comply with subsection 7(1.4) of the Income Tax Act (Canada), all as set forth in the Plan of Arrangement; all other terms and conditions (including vesting and term) will continue, mutatis mutandis;

•        each Old Xanadu Non-Voting Option outstanding immediately prior to the Arrangement Effective Time will be exchanged for a NewCo SVS Option, the number of NewCo Class B Subordinate Voting Shares subject to such option equal to the product of the number of Old Xanadu Non-Voting Common Shares subject to the corresponding Old Xanadu Non-Voting Option immediately prior to the exchange multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (B) the per share exercise price equal to the prior exercise price divided by the Exchange Ratio (rounded up to the nearest cent), with such additional adjustments as are necessary to comply with subsection 7(1.4) of the Income Tax Act (Canada), all as set forth in the Plan of Arrangement; all other terms and conditions (including vesting and term) will continue, mutatis mutandis;

•        each warrant of Old Xanadu outstanding immediately prior to the Arrangement Effective Time, including (A) the warrants held by SFTrust Holdings, LLC to purchase Old Xanadu Voting Common Shares and (B) the warrants held by Royal Bank of Canada to purchase Old Xanadu Non-Voting Common Shares, will be exchanged for a warrant to purchase, respectively, NewCo Class A Multiple Voting Shares or

NewCo Class B Subordinate Voting Shares, with (x) the number of NewCo Shares subject to such warrant equal to the product of the number of Old Xanadu Common Shares subject to the corresponding Old Xanadu Warrant immediately prior to the exchange multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (y) the per-share purchase price equal to the prior purchase price divided by the Exchange Ratio (rounded up to the nearest cent), and otherwise on the same terms, all as provided in the Plan of Arrangement; and

•        any NewCo Shares issued in exchange for Old Xanadu securities as described above will be issued as fully paid and non-assessable and may be subject to transfer restrictions under applicable securities laws and any investor and registration rights agreement entered into at Closing, as applicable.

Dissent Rights

SPAC

There are no statutory or contractual rights of dissent or appraisal available to holders of SPAC Class A Shares or SPAC Class B Shares, in connection with the approval of the Plan of Arrangement or the Business Combination. However, holders of SPAC Class A Shares retain the right to elect to have all or a portion of their SPAC Class A Shares redeemed for cash from the Trust Account in connection with the Extraordinary General Meeting to approve the Business Combination, as described under “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” and the SPAC Board has determined that the Redemption proceeds payable to SPAC Shareholders who exercise such redemption rights represents the fair value of those SPAC Shares.

Old Xanadu

To the extent permitted under the OBCA, any Old Xanadu Common Shares that are outstanding immediately prior to the Arrangement Effective Time and that are held by registered holders of Old Xanadu Common Shares who have not voted (or caused to be voted) in favor of the special resolution approving the Plan of Arrangement and who have duly exercised dissent rights in accordance with Section 185 of the OBCA, as modified by the Interim Order and otherwise complied with all applicable requirements, shall not be exchanged for, and any such holder shall have no right to receive, any consideration pursuant to the Plan of Arrangement; instead, each such holder shall be entitled only to be paid the fair value of such Dissenting Shares by Old Xanadu in accordance with Section 185 of the OBCA, and shall cease to have any of the rights of a shareholder other than the right to be paid such fair value.

Any registered holder of Old Xanadu Common Shares who, prior to the Arrangement Effective Time, fails to perfect or validly withdraws a notice of dissent or otherwise loses the Dissent Rights shall be deemed to have participated in the Plan of Arrangement as a non-dissenting holder as of the Arrangement Effective Time and shall be entitled to receive the consideration provided for such Old Xanadu Common Shares. For greater certainty, (i) only registered holders of Old Xanadu Common Shares are entitled to Dissent Rights (beneficial owners are not), (ii) holders of options or warrants of Old Xanadu are not entitled to Dissent Rights with respect to such securities, and (iii) in addition to any other restrictions under Section 185 of the OBCA, no person who has voted (or instructed a proxyholder to vote) Old Xanadu Common Shares in favor of Old Xanadu Arrangement Resolution may exercise Dissent Rights with respect to such shares.

Each Old Xanadu Shareholder has agreed under the Old Xanadu Shareholders Agreements to waive any entitlement to exercise dissent rights.

Closing and Effective Time of the Business Combination

The Closing of the Business Combination will take place electronically by exchange of the closing deliverables as promptly as reasonably practicable and, in no event, later than the third Business Day following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described under “Proposal No. 1 — The Business Combination Proposal — Conditions to Obligations of Each Party” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions), or at such other place, date and/or time as SPAC and Old Xanadu may agree in writing.

Conditions to Obligations of Each Party

The obligations of each of SPAC, Old Xanadu and NewCo to consummate the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by SPAC, Old Xanadu and NewCo:

•        the requisite approval of the Old Xanadu Shareholders of the Old Xanadu Arrangement Resolution shall have been obtained in accordance with the Interim Order and applicable Law;

•        the Final Order shall have been granted, in form and substance satisfactory to the parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the parties, acting reasonably;

•        each applicable waiting period or consent under the HSR Act, and under each applicable foreign antitrust law shall have expired, been terminated or obtained (or deemed to have been obtained), as applicable;

•        no order or law issued by any court or other Governmental Entity preventing or prohibiting the consummation of the Business Combination shall be in effect;

•        the Registration Statement and proxy statement/prospectus shall have been declared effective under the Securities Act, no stop order shall be in effect with respect to the Registration Statement or the proxy statement/prospectus, and no proceeding for such a stop order shall be threatened or initiated and remain pending;

•        the NewCo Class B Subordinate Voting Shares shall have been accepted for listing on Nasdaq and the TSX, subject only to official notice of issuance;

•        the Ontario Securities Commission shall have issued a receipt for NewCo’s final Canadian Prospectus;

•        the SPAC Shareholder approval of the Transaction Proposals shall have been obtained;

•        after giving effect to the Business Combination (including the PIPE Financing), NewCo shall have at least $5,000,001 of net tangible assets immediately after the closing;

•        the Pre-Closing Reorganization shall have been completed; and

•        the Continuance and the SPAC Shareholder redemption shall each have occurred, in each case as contemplated by the Business Combination Agreement and the Plan of Arrangement.

Conditions to Obligations of SPAC

The obligations of SPAC to consummate the Business Combination are subject to the satisfaction, or waiver by SPAC to the extent permitted by applicable law, of the following additional conditions as of the closing date:

•        The representations and warranties of Old Xanadu, as set forth in the Business Combination Agreement, shall be true and correct as of the Closing Date as though made on such date, subject to the applicable standards in the Business Combination Agreement.

•        Old Xanadu shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Old Xanadu under the Business Combination Agreement at or prior to Closing.

•        Since the date of the Business Combination Agreement, no Old Xanadu Material Adverse Effect shall have occurred that is continuing.

•        The Transaction Support Agreements entered into by certain Old Xanadu Shareholders shall remain in full force and effect.

•        Old Xanadu shall have delivered to the SPAC: (i) a certificate, duly executed by an authorized officer of Old Xanadu and dated as of the closing date, certifying the satisfaction of the conditions regarding the accuracy of Old Xanadu’s representations and warranties, the performance of its covenants and the absence of an Old Xanadu Material Adverse Effect, and (ii) the Investor and Registration Rights Agreement, duly executed by the applicable Old Xanadu Shareholders.

Conditions to the Obligations of Old Xanadu and NewCo

The obligations of Old Xanadu and NewCo to consummate the Business Combination are subject to the satisfaction, or waiver by Old Xanadu and NewCo to the extent permitted by applicable law, of the following additional conditions as of the closing date:

•        The representations and warranties of the SPAC, as set forth in the Business Combination Agreement shall be true and correct as of the Closing Date as though made on such date, subject to the applicable standards in the Business Combination Agreement.

•        SPAC shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by SPAC under the Business Combination Agreement at or prior to the Closing.

•        Since the date of the Business Combination Agreement, no SPAC Material Adverse Effect shall have occurred that is continuing.

•        The Aggregate Transaction Proceeds shall be equal to or greater than $150,000,000.

•        The Sponsor Letter Agreement shall remain in full force and effect.

•        SPAC shall have delivered to Old Xanadu: (i) a certificate, duly executed by an authorized officer of SPAC and dated as of the closing date, certifying the satisfaction of the conditions regarding the accuracy of SPAC’s representations and warranties, the performance of its covenants and the absence of a SPAC Material Adverse Effect, and (ii) the Investor and Registration Rights Agreement, duly executed by SPAC and the Sponsor.

Representations and Warranties

The Business Combination Agreement contains a number of customary representations and warranties made by SPAC, Old Xanadu and NewCo as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

Representations and Warranties of Old Xanadu

The representations and warranties of Old Xanadu relate to, among other things:

•        organization and qualification;

•        capitalization of Old Xanadu and its subsidiaries;

•        authority;

•        financial statements and undisclosed liabilities;

•        consents and requisite governmental approvals and no violations;

•        permits;

•        material contracts;

•        absence of changes;

•        litigation;

•        compliance with applicable law;

•        employee plans;

•        environmental matters;

•        intellectual property;

•        labor and employment matters;

•        insurance;

•        tax matters;

•        brokers;

•        real and personal property;

•        transactions with affiliates;

•        customers and suppliers;

•        data privacy and security;

•        compliance with sanctions laws, anti-corruption laws and anti-money laundering laws;

•        CFIUS foreign person status;

•        outbound investment security program status;

•        information supplied; and

•        board approval.

Representations and Warranties of NewCo

The representations and warranties of NewCo relate to, among other things:

•        organization and qualification;

•        capitalization of NewCo;

•        authority;

•        consents and requisite governmental approvals and no violations; and

•        PIPE Investment.

Representations and Warranties of SPAC

The representations and warranties of SPAC relate to, among other things:

•        organization and qualification;

•        capitalization;

•        authority;

•        board approval and vote required;

•        consents and requisite governmental approvals and no violations;

•        SEC filings;

•        internal controls, listing and financial statements;

•        trust account;

•        listing;

•        contracts;

•        absence of changes;

•        litigation;

•        compliance with applicable law;

•        compliance with sanctions laws, anti-corruption laws and anti-money laundering laws;

•        employees;

•        not an investment company;

•        business activities; assets

•        no undisclosed liabilities;

•        tax matters;

•        brokers;

•        transactions with affiliates;

•        information supplied;

•        data privacy and security;

•        CFIUS foreign person status;

•        data security program status; and

•        outbound investment security program status.

Covenants of the Parties

The Business Combination Agreement contains a number of covenants made by SPAC, Old Xanadu and NewCo which in certain cases are subject to specified exceptions and qualifications contained in the Business Combination Agreement.

Conduct of Business.

Except as expressly contemplated by the Business Combination Agreement, any Ancillary Document, the Pre-Closing Reorganization or as required by applicable Law (or with the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed), as consented to in writing by the other party, or, in the case of Old Xanadu, as set forth in the Old Xanadu disclosure schedules, each Party shall, and shall cause its Subsidiaries to, operate its business in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve intact its business organization, assets, properties and material business relations, taken as a whole. Without limiting the foregoing, each Party shall refrain from taking any action of the type customarily restricted in interim operating covenants, including those set forth in the Business Combination Agreement.

Efforts to Consummate; Regulatory Matters

Subject to the terms of the Business Combination Agreement, each Party shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate the Business Combination as promptly as reasonably practicable, including: (i) the satisfaction (but not waiver) of the conditions set forth in the Business Combination Agreement; (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements,

(iii) preparing and making, as promptly as reasonably practicable, all required filings and submissions under the HSR Act and applicable foreign antitrust laws and requesting early termination of the waiting period under the HSR Act; and (iv) responding as promptly as reasonably practicable to any requests by any governmental entities for additional information and documentary material that may be requested pursuant to the HSR Act or under any foreign antitrust laws. Nothing herein requires any Party to agree to any remedy or undertaking of the kind described in the Business Combination Agreement that is not expressly required.

Confidentiality and Access to Information

The Parties remain bound by the Confidentiality Agreement (each as defined in the Business Combination Agreement) through the Closing. Pending Closing, upon reasonable advance notice during normal business hours, each Party shall provide the other Party and its representatives reasonable access to its properties, books and records, officers and other information, in each case subject to customary exceptions for privilege, confidentiality obligations, competitively sensitive information and applicable Law.

Public Announcements; SEC Filings

Initial and Closing press releases and related Form 8-K filings shall be made in the agreed forms and timing set forth in the Business Combination Agreement. Each Party shall furnish information reasonably requested for inclusion in such disclosures.

Tax Matters

The Parties shall use reasonable best efforts to cause the Business Combination to qualify for the intended U.S. federal income tax treatment and Canadian tax treatment described in the Business Combination Agreement, file all Tax Returns consistent therewith (unless otherwise required by Law), and not take any action reasonably likely to impede such intended treatment.

Registration Statement

The Parties shall cooperate to prepare and file (i) a Registration Statement registering the NewCo Shares to be issued in the Business Combination and including this proxy statement/prospectus, and (ii) a Canadian non-offering prospectus to qualify NewCo as a reporting issuer in Ontario, each in accordance with applicable Law and exchange rules. Each Party shall furnish all information concerning itself required or reasonably requested for such filings, respond promptly to SEC comments, and use reasonable best efforts to cause the Registration Statement to be declared effective as promptly as reasonably practicable and the Canadian Prospectus to comply as to form in all material respects with applicable Canadian securities laws.

Shareholder Meetings

SPAC shall duly call, give notice of, convene and hold the Extraordinary General Meeting to obtain SPAC Shareholder approval of the Proposals, and shall recommend approval of the Proposals, subject to the limited change-in-recommendation rights of the SPAC Board set forth in the Business Combination Agreement. Old Xanadu shall obtain shareholder approval of the Old Xanadu Arrangement Resolution (by written consent or at a meeting) in accordance with the Interim Order and applicable Law.

Exchange Listings

NewCo and SPAC shall use reasonable best efforts to obtain approval for listing of NewCo Class B Subordinate Voting Shares on Nasdaq Global Market and the TSX, as applicable, subject only to official notice of issuance and satisfaction of customary listing conditions.

Trust Account

SPAC will maintain the Trust Account established in connection with its initial public offering in accordance with its governing documents and the trust agreement and effect the shareholder redemption process in accordance with applicable Law, its governing documents and the Business Combination Agreement.

Director and Officer Indemnification

From and after Closing, the Parties shall cause the indemnification, exculpation and advancement rights of current directors and officers of SPAC and of Old Xanadu and its Subsidiaries to continue for six years following the Closing, in accordance with the terms set forth in the Business Combination Agreement, and cause a “tail” D&O insurance policy to be obtained for SPAC’s and Old Xanadu’s covered persons on the terms described therein.

Resignations; Post-Closing Governance

Prior to Closing, all directors and officers of SPAC shall deliver resignations effective as of Closing, and the Parties shall take all action within their power as may be necessary or appropriate such that, effective immediately after Closing, NewCo’s initial board of directors is constituted as required by applicable Nasdaq and TSX rules as described in the section entitled “NewCo Board and Executive Officers Following the Business Combination” and in the composition set forth in the Business Combination Agreement. See the subsection entitled “— Certain Information Relating to NewCo — NewCo Board and Executive Officers Following the Business Combination” for additional information.

Financial Statements

Old Xanadu and NewCo shall use reasonable best efforts to cause to be prepared, and to obtain auditor’s reports and consents thereof with respect to, annual financial statements s and other financial information (including pro forma information) required for inclusion in the Registration Statement, this proxy statement/prospectus, Canadian Prospectus and related filings.

Equity Incentive Plan

Prior to the effectiveness of the Registration Statement, the NewCo Board shall approve and adopt an equity incentive plan reserving a number of NewCo Shares equal to fifteen percent (15%) of the NewCo Shares issued and outstanding from time to time, effective as of the Closing Date, in a form mutually agreed by the Parties.

Non-Survival of Representations, Warranties and Covenants

None of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement shall survive the Closing, and all of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement shall terminate at the Closing, in each case, except for those covenants and agreements that by their terms expressly apply in whole or in part at or after the Closing, which shall survive the Closing.

Acquisition Proposals.

During the Interim Period, each of Old Xanadu and SPAC shall not, and shall cause its Subsidiaries not to, directly or indirectly, except to the extent necessary to consummate the PIPE Financing or any other financing arrangement expressly permitted under the Business Combination Agreement, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to a Company Acquisition Proposal (as defined in the Business Combination Agreement) or a Crane Harbor Acquisition Proposal (as defined in the Business Combination Agreement); (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, any such Acquisition Proposal; (iii) discuss or negotiate with any Person any such Acquisition Proposal (other than solely to inform such Person of the restrictions set forth herein); (iv) enter into any contract, arrangement or understanding regarding any such Acquisition Proposal; (v) take meaningful steps in preparation for, or conduct, any offering of securities of Old Xanadu or SPAC; or (vi) otherwise cooperate in any way with, or knowingly assist or participate in, or knowingly facilitate or encourage, any effort or attempt by any Person to do or seek to do any of the foregoing.

Old Xanadu shall notify SPAC in writing promptly upon receipt of any Company Acquisition Proposal, and describe in reasonable detail the material terms and conditions thereof (including the identity of the Person making such Company Acquisition Proposal), and keep SPAC reasonably informed on a current basis of any modifications to such offer or related information. SPAC shall similarly notify Old Xanadu in writing promptly upon receipt of any

Crane Harbor Acquisition Proposal (as defined in the Business Combination Agreement), describe in reasonable detail the material terms and conditions thereof (including the identity of the Person making such Crane Harbor Acquisition Proposal (as defined in the Business Combination Agreement)), and keep Old Xanadu reasonably informed on a current basis of any modifications to such offer or related information.

PIPE Investment.

Concurrently with the execution of the Business Combination Agreement, NewCo entered into Subscription Agreements with certain institutional and other accredited investors, pursuant to which, subject to the consummation of the Business Combination, the PIPE Investors agreed to subscribe for and purchase, and NewCo agreed to issue and sell, NewCo Class B Subordinate Voting Shares at a purchase price of $10.00 per share for aggregate gross proceeds of approximately $275 million (including $23.25 million from Sponsor, its members and their partners and Affiliates (as defined in the Business Combination Agreement), of which $8.25 million is from management of Sponsor and their partners and Affiliates), to be issued prior to or concurrently with the Closing.

The closing of the PIPE Financing is contingent upon, among other things, the consummation of the Business Combination and the satisfaction of the other conditions set forth in the Subscription Agreements. The Subscription Agreements provide that NewCo will grant the PIPE Investors customary registration rights, including an obligation to file a resale registration statement within 30 days after Closing and to use commercially reasonable efforts to have such registration statement declared effective as soon as practicable, and in any event no later than 60 calendar days after the Closing date, subject to an extension in the event of SEC review.

Each Subscription Agreement will terminate and be void and of no further force and effect upon the earliest to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms; (ii) the mutual written agreement of the respective parties to terminate such agreement; (iii) if any of the closing conditions are not met or waived by the Closing date or (iv) August 3, 2026.

Post-Closing NewCo Independent Director Agreements

During the interim period, each of Old Xanadu and NewCo shall use their respective commercially reasonable efforts to negotiate with each of the individuals set forth in Old Xanadu Disclosure Schedules who shall become an independent director of the NewCo Board at the Closing (each such individual, a “Post-Closing NewCo Independent Director”) an agreement, in form and substance acceptable to each of Old Xanadu, NewCo and such Post-Closing NewCo Independent Director, each acting reasonably, in respect of such Post-Closing NewCo Independent Director’s service on the NewCo Board from and after the Closing, which agreement shall be entered into by and between NewCo and such Post-Closing NewCo Independent Director at the Closing.

Termination

The Business Combination Agreement may be terminated and the Business Combination abandoned at any time prior to the Closing as follows:

•        by mutual written consent of SPAC, NewCo and Old Xanadu;

•        by either SPAC or Old Xanadu if the Transactions shall not have been consummated by the Termination Date; provided, that the Termination Date will be automatically extended for three months if the Court refuses to issue the Final Order, and provided further that (x) the right to terminate under this clause is not available to SPAC if SPAC’s breach of its covenants or obligations proximately caused the failure to consummate the Business Combination on or before the Termination Date and (y) the right to terminate under this clause is not available to Old Xanadu if Old Xanadu’s breach of its covenants or obligations proximately caused the failure to consummate the Business Combination on or before the Termination Date;

•        by either SPAC or Old Xanadu if any Governmental Entity issues a final, non-appealable order permanently enjoining, restraining or otherwise prohibiting the Business Combination; for greater certainty, this termination right does not apply as a result of the Court’s refusal to issue the Final Order;

•        by SPAC if any representation or warranty of Old Xanadu set forth in the Business Combination Agreement is untrue or Old Xanadu has failed to perform any covenant or agreement thereunder such that the relevant conditions to the Closing could not be satisfied, and such breach is not cured (or cannot be cured) within the earlier of (x) thirty (30) days after written notice thereof and (y) the Termination Date; provided that SPAC is not then in breach;

•        by Old Xanadu if any representation or warranty of SPAC set forth in the Business Combination Agreement is untrue or SPAC has failed to perform any covenant or agreement thereunder such that the relevant conditions to Closing could not be satisfied, and such breach is not cured (or cannot be cured) within the earlier of (x) thirty (30) days after written notice thereof and (y) the Termination Date; provided that Old Xanadu is not then in breach;

•        by written notice from SPAC or Old Xanadu if, after the Extraordinary General Meeting, the SPAC Shareholder approval of the Proposals has not been obtained;

•        by SPAC or Old Xanadu if Old Xanadu Arrangement Resolution has not been obtained at the meeting of Old Xanadu’s Shareholders (if held) in accordance with the Interim Order and applicable law; or

•        by Old Xanadu, prior to receipt of the SPAC Shareholder approval of the Proposals, in the event that the SPAC Board changes, withdraws, withholds, qualifies or modifies its recommendation that SPAC’s Shareholders approve the Business Combination Agreement and the Business Combination.

In the event of a valid termination of the Business Combination Agreement, the Business Combination Agreement will become void and have no further force or effect, except that certain specified provisions contained therein will survive, and no party will have any liability thereunder, except that termination will not limit liability for any willful or material breach of covenant or agreement prior to termination or for fraud (involving scienter).

Expenses

Except as expressly provided otherwise in the Business Combination Agreement, each of SPAC, Old Xanadu and NewCo shall be responsible for and pay its own fees, costs and expenses incurred in connection with the Business Combination Agreement, the Ancillary Documents and the Business Combination, including the fees and expenses of its legal counsel, financial advisors, investment bankers, accountants and other advisors; provided that, (a) if the Closing occurs, NewCo shall pay, or cause to be paid, all unpaid SPAC expenses and all unpaid Old Xanadu expenses and (b) if the Business Combination Agreement is terminated in accordance with its terms, Old Xanadu shall pay, or cause to be paid, all unpaid Old Xanadu expenses and SPAC shall pay, or cause to be paid, all unpaid SPAC expenses. In addition, each party shall bear 50% of the filing fee under the HSR Act, and any filing or similar fees under applicable foreign competition laws. For the avoidance of doubt, no termination, break-up or reverse termination fee is payable by any party in connection with any termination of the Business Combination Agreement.

Governing Law

The Business Combination Agreement is governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware; provided, however, that (i) the Arrangement and the Plan of Arrangement, and any matters mandatorily governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein (including fiduciary duties of the boards of Old Xanadu and NewCo), shall be governed by such laws, and (ii) the Cayman Islands Companies Act (as revised) shall apply to the Continuance.

Amendments

The Business Combination Agreement may be amended or modified at any time, in whole or in part, only by a duly authorized agreement in writing executed by Old Xanadu, NewCo and SPAC.

Related Agreements

Sponsor Letter Agreement

Concurrently with the execution of the Business Combination Agreement, the Sponsor, as the holder of all issued and outstanding SPAC Class B Shares, entered into the Sponsor Letter Agreement with SPAC, Old Xanadu and NewCo. Pursuant to the Sponsor Letter Agreement, the Sponsor agreed, among other things, to (i) appear and vote (or cause to be voted) all SPAC Class B Shares in favor of the Business Combination and against any Acquisition Proposal or other action that would reasonably be expected to impede, interfere with or delay the Business Combination; (ii) irrevocably waive any adjustment to the conversion ratio or other anti-dilution or similar protection with respect to the SPAC Class B Shares that would otherwise be triggered by the transactions contemplated by the Business Combination Agreement (including the PIPE Financing); and (iii) subject 1,100,000 SPAC Class B Shares (the “Lock-up Securities”) to post-Closing vesting/forfeiture conditions such that 550,000 Lock-up Securities will vest if the closing share price of NewCo’s Class B Subordinate Voting Shares equals or exceeds $12.50 for 20 trading days within any 30 consecutive trading day period during the four-year period following Closing (the “Vesting Term”), and an additional 550,000 Lock-up Securities will vest if the closing share price of NewCo’s Class B Subordinate Voting Shares equals or exceeds $15.00 for 20 trading days within any 30 consecutive trading day period during the Vesting Term, with any unvested Lock-up Securities forfeited at the end of the Vesting Term; provided that all Lock-up Securities will vest immediately prior to the occurrence of (A) a merger, amalgamation, arrangement, consolidation or other business combination involving NewCo, (B) a sale of all or substantially all of the assets of NewCo, or (C) any other transaction or series of related transactions as a result of which the holders of NewCo Class B Subordinate Voting Shares immediately prior to such transaction cease to own at least a majority of the outstanding NewCo Class B Subordinate Voting Shares of NewCo or its successor entity, in any case, during the Vesting Term. The remaining SPAC Class B Shares will continue to be subject to the lock-up provisions in the sponsor letter agreement entered into in connection with SPAC’s initial public offering. The Sponsor Letter Agreement terminates automatically if the Business Combination Agreement is terminated in accordance with its terms.

Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, certain shareholders of Old Xanadu, holding, in the aggregate, the requisite votes to approve Old Xanadu Arrangement Resolution entered into Transaction Support Agreements. Pursuant to the Transaction Support Agreements, each such shareholder agreed, among other things, to (i) appear and vote (or cause to be voted), in person, by proxy, by written consent or as otherwise required under Old Xanadu’s shareholders’ agreements or Old Xanadu’s articles of incorporation, as amended, all of its Old Xanadu Common Shares, Old Xanadu Preferred Shares and, if applicable, options and warrants, in favor of Old Xanadu Arrangement Resolution and the transactions contemplated by the Business Combination Agreement; (ii) oppose any counter-proposal to acquire Old Xanadu and any action that would reasonably be expected to breach Old Xanadu’s obligations under the Business Combination Agreement; (iii) refrain from transferring or encumbering the covered securities prior to Closing, subject to limited permitted transfers (including to affiliates conditioned on a joinder); and (iv) not exercise dissent rights with respect to the Business Combination, in each case on the terms and subject to the conditions set forth therein. The Transaction Support Agreements also include customary covenants and acknowledgments; provide for termination upon the earliest of the Closing, termination of the Business Combination Agreement and any amendment or modification of the Business Combination Agreement in a manner that is materially adverse to the shareholder party without such shareholder’s written consent, unless such amendment or modification has received requisite Company shareholder approval; and, if the Court does not grant the Final Order, require support for an alternative structure on the terms contemplated by the Business Combination Agreement, subject to conditions including receipt of the same consideration as set out in the Business Combination Agreement and no material adverse tax impact to the supporting shareholders as compared to what is expected to result from the Business Combination.

Investor and Registration Rights Agreement

At Closing, NewCo, the Sponsor, Christian Weedbrook, and the other parties listed on Schedule A of the Business Combination Agreement (together with their permitted transferees, the “Holders”) will enter into an Investor and Registration Rights Agreement. Pursuant to the Investor and Registration Rights Agreement, the Holders will be granted customary registration rights with respect to their NewCo Class B Subordinate Voting Shares and, as applicable, NewCo Class A Multiple Voting Shares, including demand, piggyback and shelf resale registration rights, subject to customary cutbacks, suspensions and expenses provisions. The Investor and Registration Rights Agreement will also provide for transfer restrictions, including that the NewCo Class B Subordinate Voting Shares issued in exchange for the SPAC Class B Shares held by the Sponsor will be subject to a lock-up that ends on the earliest of (i) the first anniversary of the effective date of the Investor and Registration Rights Agreement, (ii) the date on which the closing price of NewCo’s Class B Subordinate Voting Shares equals or exceeds $12.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading-day period commencing at least 150 days after the Investor and Registration Rights Agreement’s effective date, and (iii) the date on which the NewCo completes a subsequent liquidation, merger, arrangement, share exchange, reorganization or other similar transaction that results in all of NewCo’s shareholders having the right to exchange their NewCo Class B Subordinate Voting Shares for cash, securities or other property.

PIPE Investment

Concurrently with the execution of the Business Combination Agreement, NewCo entered into Subscription Agreements with certain institutional and other accredited investors, pursuant to which, subject to the consummation of the Business Combination, the PIPE Investors agreed to subscribe for and purchase, and NewCo agreed to issue and sell, NewCo Class B Subordinate Voting Shares at a purchase price of $10.00 per share for aggregate gross proceeds of approximately $275 million (including $23.25 million from Sponsor, its members and their partners and Affiliates (as defined in the Business Combination Agreement), of which $8.25 million is from management of Sponsor and their partners and Affiliates), to be issued prior to or concurrently with the Closing.

The closing of the PIPE Financing is contingent upon, among other things, the consummation of the Business Combination and the satisfaction of the other conditions set forth in the Subscription Agreements. The Subscription Agreements provide that NewCo will grant the PIPE Investors customary registration rights, including an obligation to file a resale registration statement within 30 days after Closing and to use commercially reasonable efforts to have such registration statement declared effective as soon as practicable, and in any event no later than 60 calendar days after the Closing date, subject to an extension in the event of SEC review.

Each Subscription Agreement will terminate and be void and of no further force and effect upon the earliest to occur of (i) such date and time as the Business Combination Agreement is terminated in accordance with its terms; (ii) the mutual written agreement of the respective parties to terminate such agreement; (iii) if any of the closing conditions are not met or waived by the Closing date or (iv) August 3, 2026.

Background of the Business Combination

SPAC is a blank check company incorporated on January 2, 2025, as a Cayman Islands exempted company for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. The terms of the Business Combination were the result of thorough arm’s-length negotiations among the directors, officers, management, and representative teams of SPAC, the Sponsor, the Company and NewCo, respectively. The following is a brief description of these discussions and negotiations, the Business Combination, and related transactions.

SPAC Background and Initial Public Offering

On April 28, 2025, SPAC consummated its initial public offering (the “SPAC IPO”) of 22,000,000 units, which included the partial exercise by the underwriters of their over-allotment option of 2,000,000 units, at $10.00 per unit generating gross proceeds of $220.0 million. Each unit consisted of one SPAC Class A Share and one right entitling the holder thereof to receive one tenth (1/10) of one SPAC Class A Share upon the consummation of SPAC’s initial business combination. Simultaneously with the closing of the SPAC IPO, SPAC closed the private placement of 640,000 private placement units, at a price of $10.00 per private placement unit, generating gross proceeds of $6,400,000. Each private placement unit consists of one SPAC Class A Share and one right entitling the holder thereof to receive one tenth (1/10) of one SPAC Class A Share upon the consummation of SPAC’s initial business combination. The private placement units were purchased by Cohen & Company Capital Markets (“CCM”) (176,000 private placement units), JonesTrading Institutional Services LLC (“Jones”) (44,000 private placement units), and the Sponsor (420,000 private placement units).

The SPAC amended and restated memorandum and articles of association dated April 24, 2025 (the “SPAC Articles”) provide that SPAC is required to complete its initial business combination within 24 months from the closing of the SPAC IPO.

Prior to the closing of the SPAC IPO, neither SPAC nor anyone acting on its behalf contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to any potential business combination transaction with SPAC.

After the SPAC IPO, and consistent with SPAC’s business purpose, the SPAC Board and management team commenced an active, targeted search for an initial set of potential business combination targets, leveraging SPAC’s and the Sponsor’s network of relationships and intimate knowledge of the private company marketplace, as well as the prior experience and network of the SPAC Board and management team.

In evaluating businesses and assets for a potential business combination, SPAC, together with its Board and management team, and the Sponsor, considered acquisition candidates across various industry categories. SPAC generally focused on companies that it believed were (i) companies strongly aligned with and complementing the background and network of SPAC’s management team; (ii) companies that include, but are not limited to, areas such as technology, real assets and energy sectors; (iii) companies with portfolio optionality that have platform opportunities and a credible roadmap to expand vertically and/or horizontally over time; (iv) companies with potential commercial and strategic synergies with SPAC’s platform, including companies that can benefit from the investment and operational expertise, relationships, and contacts of SPAC’s management and the Sponsor; and (v) sustainable stand-alone companies, including companies with sustainable business models having the capacity to grow quickly in large, addressable markets. When evaluating potential targets, SPAC generally assessed opportunities against these criteria, in addition to others.

Evaluation of the Potential Target Companies

The following is a brief description of the background of SPAC’s search for and discussion with various potential target companies. It is not, and does not purport to be, a complete catalogue of every interaction between the applicable parties.

After the SPAC IPO, the SPAC Board and management team commenced an active search for potential target businesses. In connection with evaluating potential business combinations, members of SPAC’s management team contacted and were contacted by a number of individuals, entities, investment banks, and private equity funds with respect to potential business combination opportunities. During this process:

•        SPAC identified and evaluated over 50 potential target companies in addition to its proposal to the Company with the objective of consummating a business combination.

•        SPAC entered into non-disclosure agreements with 20 of these potential targets.

•        None of the 20 non-disclosure agreements that SPAC entered into included a standstill provision that would prevent SPAC from making an offer to the counterparty or would prevent any party from making an offer to SPAC, nor did these agreements prevent either party from pursuing another transaction.

•        Among the potential targets that had entered into non-disclosure agreements with SPAC, SPAC gained access to the datarooms of 14 companies (including the Company) to obtain further information and, based on its preliminary due diligence, discussed potential transaction proposals with 8 potential targets (including the Company).

•        As part of its evaluation process, the SPAC Board and management team then considered, among other things, each such potential target company’s growth characteristics, future suitability as a public company, competitive positioning within its industry, historical profitability, and financial forecasts.

•        The above analysis resulted in SPAC issuing letters of intent to 5 potential target companies (not including the Company) before SPAC issued a letter of intent to the Company.

Candidate One:    On May 5, 2025, Jeff Brotman, Chief Operating Officer of SPAC (“Mr. Brotman”), William Fradin, Chief Executive Officer of SPAC (“Mr. Fradin”), Jonathan Cohen, Chairman of the SPAC Board (“Mr. Cohen”), Grace Littell, advisor to SPAC (“Littell”), and Ollie Van Spaendonck, advisor to SPAC

(“Spaendonck”) held a videoconference meeting with representatives of a quantum technology company (“Candidate One”). SPAC and Candidate One entered into a non-disclosure agreement on May 7, 2025. SPAC received access to Candidate One’s virtual data room on May 7, 2025 and performed preliminary due diligence on Candidate One. On May 13, 2025, SPAC issued a preliminary non-binding letter of intent to Candidate One. Such preliminary non-binding letter of intent was subject to many conditions, including additional due diligence. Candidate One did not respond further to SPAC after receipt of the preliminary non-binding letter of intent and negotiations were terminated by SPAC.

Candidate Two:    On May 5, 2025, Mr. Fradin and Mr. Cohen held a videoconference meeting with representatives of another quantum technology company (“Candidate Two”). SPAC and Candidate Two entered into a non-disclosure agreement on May 12, 2025. SPAC received access to Candidate Two’s virtual date room on May 27, 2025 and performed preliminary due diligence on Candidate Two. On June 15, 2025, SPAC issued a preliminary non-binding letter of intent to Candidate Two. Such preliminary non-binding letter of intent was subject to many conditions, including additional due diligence. On June 15, 2025, Mr. Fradin, Mr. Brotman and Mr. Cohen met via videoconference with representatives of Candidate Two and further discussed the preliminary non-binding letter of intent and a possible transaction between SPAC and Candidate Two. Subsequently, SPAC was informed that Candidate Two had entered into a term sheet with a different special purpose acquisition company and was terminating discussions with SPAC.

Candidate Three:    On June 14, 2025, representatives of CCM informed Mr. Fradin that there was an opportunity with a high profile cryptocurrency treasury company (“Candidate Three”). SPAC delivered a preliminary non-binding letter of intent to Candidate Three on June 15, 2025. Such preliminary non-binding letter of intent was subject to many conditions, including additional due diligence. Candidate Three did not respond further to SPAC after receiving the preliminary non-binding letter of intent and SPAC was informed Candidate Three was not, at the time, continuing to look at mergers with a special purpose acquisition company.

Candidate Four:    On June 22, 2025, representatives of CCM informed Mr. Fradin that there was another opportunity with a different high profile cryptocurrency treasury company (“Candidate Four”). On June 23, 2025, Mr. Fradin, Mr. Brotman, Mr. Cohen, Tom Elliott, the Chief Financial Officer of SPAC (“Mr. Elliott”), Spaendonck met via videoconference with representatives of Candidate Four. On June 28, 2025, SPAC and Candidate Four entered into a non-disclosure agreement and Candidate Four provided SPAC with materials regarding its strategy. Candidate Four requested that bids be submitted, including a bidding spreadsheet that Candidate Four provided in its materials. Candidate Four requested bids be submitted on or prior to July 7, 2025. SPAC delivered a preliminary non-binding letter of intent to Candidate Four, with the requested bidding spreadsheet, on July 7, 2025. Such preliminary non-binding letter of intent was subject to many conditions, including additional due diligence. Subsequently, SPAC was informed that Candidate Four was pursuing merger with a different special purpose acquisition company.

Candidate Five:    On August 5, 2025 a representative of CCM informed Mr. Fradin and Mr. Brotman that an established and leading crypto infrastructure platform (“Candidate Five”) was interested in potentially merging with a special purpose acquisition company. On August 11, 2025, SPAC and Candidate Five entered into a non-disclosure agreement and Candidate Five provided SPAC with access to its virtual data room on August 14, 2025. On August 19, 2025, Mr. Brotman, Mr. Fradin, Mr. Cohen and Spaendonck participated in an in-person meeting with representatives of Candidate Five. SPAC delivered a preliminary non-binding letter of intent to Candidate Five on August 25, 2025. Such preliminary non-binding letter of intent was subject to many conditions, including additional due diligence. Upon executing a letter of intent with Old Xanadu, the Company discontinued discussions with Candidate Five.

In addition to those specified above, the reasons that SPAC did not continue discussions with potential targets other than the Company included the following: (i) decision on the part of the other potential targets to pursue alternative transaction structures or strategies; (ii) failure by the other potential targets and SPAC to align on valuation or capital investment expectations; (iii) various factors that led SPAC to conclude that the combined company resulting from the proposed business combination would not be perceived as an attractive investment by public and/or private investment in public equity investors, including, but not limited to, the valuation attributed to such potential targets, the maturity of such potential targets’ businesses, their respective business plans, market sentiments of the industries in which the potential targets operated, and market performance of their respective public company comparables; and (iv) transaction terms requested by such potential targets that were difficult for SPAC to accept, such as requesting SPAC to make up-front investments in such potential targets prior to the closing of the proposed business combination.

All discussions with representatives of potential targets other than the Company ceased on or before August 28, 2025, the date on which SPAC and the Company executed a non-binding letter of intent.

Background to Negotiations between SPAC and Old Xanadu

Osler, Hoskin & Harcourt LLP (“Osler”) and Cooley LLP (“Cooley”, together with Osler, the “Company Counsel”) were engaged to act as counsel to assist Old Xanadu in a potential business combination transaction.

On July 26, 2025, Mr. Brotman, Mr. Fradin, Mr. Cohen, Spaendonck, and Littell participated in a videoconference management presentation by Mr. Weedbrook and Mr. Janik from Old Xanadu.

On July 30, 2025, SPAC presented a preliminary non-binding letter of intent to Old Xanadu.

On August 9, 2025, Mr. Fradin and Mr. Weedbrook spoke by telephone to discuss how to advance discussions between the Company and Old Xanadu.

On August 25, 2025, Mr. Brotman and Mr. Fradin travelled to Toronto to meet with management representatives of Old Xanadu, including Mr. Weedbrook, Mr. Janik and Ms. Lim, representatives of CCM, the financial adviser to Old Xanadu, and a member of the Old Xanadu Board, and had a full review and discussion of Old Xanadu’s business, progress, plans, structure, personnel, capital needs and availability, and other matters. Mr. Cohen, Edward Cohen, the Vice Chairman of the SPAC Board, and Mr. Elliott participated via teleconference. Mr. Brotman and Mr. Fradin also took part in a full tour of Old Xanadu’s facilities and then had a social interaction with members of Old Xanadu’s management team, including Mr. Weedbrook and Mr. Janik and a member of the Old Xanadu Board.

On August 27, 2025, Mr. Brotman, Mr. Fradin and Mr. Cohen participated in a follow-up discussion with Mr. Weedbrook, Mr. Janik and several members of Old Xanadu’s Board to further discuss a potential transaction between SPAC and Old Xanadu. Subsequent to that meeting, SPAC sent Old Xanadu a revised non-binding letter of intent.

On August 28, 2025, SPAC shared a further revised draft non-binding term sheet (the “Term Sheet”) in respect of the prospective business combination between SPAC and Old Xanadu (the “Proposed Business Combination”). SPAC and Old Xanadu exchanged various drafts and, ultimately, SPAC and Old Xanadu executed a final version of the Term Sheet. The Term Sheet provided that, among other things, (i) the Proposed Business Combination would value the Old Xanadu at $3.0 billion on a pre-money equity rollover value basis; (ii) the structure of the Proposed Business Combination would be determined by the parties so as to result in the most tax efficient outcome for the combined company; (iii) the initial board of directors of the combined entity would be mutually agreed between SPAC and Old Xanadu, with the Sponsor reserving the right to designate at least one director prior to the closing of the Proposed Business Combination; (iv) targeting of up to $420,000,000 in proceeds of financing to be raised prior to or at the closing of the Proposed Business Combination, inclusive of funds remaining in the Trust Account after the Redemption of SPAC Public Shareholders and the proceeds of an anticipated $200,000,000 PIPE financing (inclusive of a $6,250,000 investment by Sponsor, its members and their respective affiliates); (v) a minimum cash condition of $150,000,000 on a net basis after the payment of any transaction expenses or other amounts or liabilities of SPAC due at the closing of the Proposed Business Combination; (vi) the consideration issued in the Proposed Business Combination to the Old Xanadu Shareholders would be subject to a six-month lock-up period following the consummation of the Proposed Business Combination and customary piggyback registration rights; (vii) a mutually agreed post-closing management equity compensation plan; and (viii) the parties would be subject to an initial exclusivity period of 30 days, provided such exclusivity period would renew for an additional 30-day period if the parties continued to work together in good faith towards consummation of the Proposed Business Combination. The SPAC Board agreed to accept the $3.0 billion pre-money equity rollover value set forth in the Term Sheet based, in part, on the information it received from Old Xanadu’s presentations and discussions with management, its evaluation of public company comparables and assumptions regarding company and industry performance, Old Xanadu’s outstanding growth prospects and record of executing on its strategic vision, and other financial due diligence customarily provided in transactions of this nature.

Throughout the period from August 28, 2025 through November 2, 2025, officers, directors, attorneys, bankers, advisors and other representatives of SPAC had numerous videoconferences, telephone calls and emails with officers, directors, attorneys, bankers, advisors and others representatives of Old Xanadu discussing due diligence, documentation, personnel, PIPE fundraising, strategies and other matters supporting the goal of finalizing and executing the Business Combination Agreement.

On September 2, 2025, Mr. Brotman contacted representatives of Jones to discuss Jones acting as capital markets advisor to SPAC in connection with the Old Xanadu acquisition. Mr. Brotman, Mr. Fradin and representatives from Jones had further conversations on September 5, 2025 in which Jones and SPAC agreed on the terms of Jones’ engagement. The engagement was formalized in a written agreement on September 25, 2025, which agreement was revised to reflect the structure of the transaction financing on September 29, 2025.

On September 3, 2025, the SPAC Board held a telephonic and videoconference meeting to discuss, among other things, the operations of Old Xanadu and an overview of quantum computing, generally. Mr. Fradin reviewed comparable public companies in the quantum computing space and Mr. Brotman reviewed the Term Sheet, which Term Sheet had been provided to the SPAC Board.

On September 4, 2025, Mr. Brotman met via videoconference with representative of Houlihan Capital (“Houlihan”) to discuss Houlihan providing a fairness opinion to the SPAC Board. On September 10, 2025, Mr. Brotman, Mr. Fradin and Mr. Elliott had a follow-up videoconference meeting with representatives of Houlihan to discuss Houlihan providing a fairness opinion to the SPAC Board. SPAC and Houlihan entered into an engagement letter on September 18, 2025, pursuant Houlihan Capital agreed to provide a fairness opinion to the SPAC Board.

On September 12, 2025, Company Counsel provided SPAC’s U.S. co-counsel, Winston & Strawn LLP (“Winston”) and Stevens & Lee P.C. (“Stevens & Lee”) and SPAC’s Canadian counsel, Bennett Jones LLP (“Bennett Jones”, together with Winston, Stevens & Lee, “SPAC Counsel”) a draft of the Business Combination Agreement. Between September 12, 2025 and November 2, 2025, the parties exchanged various drafts of the Business Combination Agreement and the exhibits attached thereto and conducted customary diligence.

On September 17, 2025, the SPAC Board held a telephonic and videoconference meeting to discuss, among other things, an overview of SPAC’s progress in working on its proposed business combination with Old Xanadu. Mr. Fradin discussed due diligence efforts and the expected timeline for a possible announcement of the Proposed Business Combination. Mr. Brotman then discussed the increased public interest in quantum computing companies in 2025, noting two recent announcements of proposed business combinations between special purpose acquisition companies and quantum related companies, being Horizon Quantum Computing Pte. Ltd. (a quantum software company) and Infleqtion, Inc. (a quantum sensing company). Mr. Fradin then discussed photonic interfaces and their importance to all quantum modalities. The SPAC Board subsequently reviewed various use cases for quantum computing and related technologies.

On September 26, 2025, the SPAC Board held a telephonic and videoconference meeting to discuss, among other things, the status of the Proposed Business Combination. Mr. Fradin discussed changes to the anticipated timeline for announcing the business combination and noted that the expected proceeds for the PIPE offering had been reduced to $100,000,000, but that SPAC and Old Xanadu anticipated considerable upsizing. Mr. Brotman then discussed the wall crossing process for the PIPE offering and Mr. Fradin reviewed the steps ahead regarding legal and technical review, expressing positive reports on both fronts. Mr. Brotman subsequently reviewed the banks in the PIPE offering syndicate.

On October 2, 2025, NewCo was incorporated pursuant to the terms of the OBCA at the request of Old Xanadu for the purpose of facilitating the Business Combination.

Also on October 2, 2025, Old Xanadu entered into an engagement letter with Morgan Stanley& Co LLC (“Morgan Stanley”), pursuant to which, Morgan Stanley agreed to act as the lead financial advisor in connection with the Proposed Business Combination. Old Xanadu also appointed Morgan Stanley, CCM, CIBC World Markets Corp. and Jones as placement agents for the PIPE Financing on October 2, 2025. On October 3, 2025, the SPAC Board held a telephonic and videoconference meeting. Robert Sutor, a technical expert retained by SPAC participated. Mr. Sutor provided his background, including an explanation of his history and experience in quantum computing, to the SPAC

Board. Mr. Sutor subsequently reviewed a presentation he prepared in respect of Old Xanadu with the SPAC Board, fielding questions from SPAC management and the SPAC Board throughout. Mr. Fradin also provided a brief update on the status of due diligence with respect to the Proposed Business Combination and the PIPE offering.

On October 15, 2025, Old Xanadu and Company Counsel hosted an information session for certain key shareholders of Old Xanadu with respect to the Transactions (the “Information Session”).

On October 16, 2025, the SPAC Board held a telephonic and videoconference meeting to discuss, among other things, the draft fairness opinion prepared by Houlihan Capital and the legal aspects and the status of the Proposed Business Combination with Old Xanadu. Michal Moscarelli from Houlihan Capital reviewed a presentation of the draft fairness opinion, fielding questions from the SPAC Board. Winston reviewed a presentation regarding the legal aspects of the Proposed Business Combination, fielding questions from the SPAC Board. Subsequently, Mr. Fradin and Mr. Brotman provided updates on the status of due diligence, the PIPE offering and the transaction, generally.

On October 21, 2025, the SPAC Board held a telephonic and videoconference meeting. Professor Ping Koy Lam, a quantum expert retained by SPAC, participated. Professor Lam provided his background and reviewed his reports on the photonic modality with the SPAC Board, noting that he regarded Old Xanadu and another photonic modality quantum computing company as clear front runners in the space, fielding questions from the SPAC Board. Mr. Fradin also provided a brief update on the status of the PIPE offering and indicated SPAC’s intention to announce the Proposed Business Combination publicly on November 3, 2025.

On October 27, 2025, the sole shareholder of NewCo approved, among other things, the Transactions, including the entering into of the Business Combination Agreement and the completion of the PIPE Financing.

On October 28, 2025, and in furtherance of the Information Session, Old Xanadu shared copies of certain material transaction documents with the major shareholders of Old Xanadu in order to obtain their consent to enter into the Transaction Support Agreement.

Also on October 28, 2025, the Old Xanadu Board met and considered the Proposed Business Combination and the material documentation, including the Business Combination Agreement and the exhibits thereto (collectively, the “Old Xanadu Resolutions”). Company Counsel provided an overview of the Transactions and related documentation, which was previously circulated. A discussion ensued. Company Counsel also reviewed the Old Xanadu Board’s fiduciary obligations in considering the Transactions and relevant stakeholder considerations. The Old Xanadu Board authorized and approved, among other things, the Transactions, including the entering into of the Business Combination Agreement and unanimously recommended that the shareholders of Old Xanadu vote in favor of or otherwise consent to the Company Arrangement Resolution.

The Old Xanadu Board, considering their fiduciary duties and acting in the best interests of Old Xanadu, considered various strategic alternatives to the Business Combination, including remaining a standalone private company and pursuing alternative sources of capital, including a traditional initial public offering. In its evaluation, the Board considered a variety of factors, including the following:

•        Valuation Certainty from PIPE Investment:    The Old Xanadu Board determined that the concurrent PIPE Financing from institutional and strategic investors provided a high degree of valuation certainty that would be unavailable in a traditional initial public offering process. The Old Xanadu Board viewed this private capital commitment as a critical market validation of Old Xanadu’s proprietary quantum architecture, mitigating the risks of market volatility that often impact pre-commercial Deep Tech companies during an initial public offering roadshow.

•        Operational and Capital Markets Expertise of SPAC Sponsors:    The Old Xanadu Board specifically considered the extensive track record of the SPAC’s leadership team, noting their history of successfully leading complex business combinations. The Old Xanadu Board concluded that Old Xanadu would benefit from the SPAC management team’s combined decades of experience in private equity, venture capital, and special purpose acquisition companies, providing a level of seasoned executive mentorship and capital markets navigation that a traditional initial public offering underwriter may not be able to offer.

•        Dual-Track Funding for Capex and Opex:    The Old Xanadu Board determined that the Business Combination would provide the most efficient path to securing the funding required for its substantial capital expenditures and the aggressive scaling of its highly specialized scientific workforce.

•        Lack of Readily Available Alternatives:    The Old Xanadu Board considered the limited availability of and access to other sources of capital that would provide funding to the company in respect of its needs and growth plan, taking into account the competitive nature of the company’s industry and the discussions with potential sources of capital.

•        Speed of Execution:    The Old Xanadu Board concluded that the potential expedited timeline of the Business Combination, compared to the potentially longer duration of an initial public offering or successive private financing rounds, was vital for maintaining a competitive edge in the rapidly evolving quantum sector.

On October 31, 2025, the SPAC Board held a telephonic and videoconference meeting to discuss, among other things, an update on the status of the business combination with Old Xanadu. Mr. Brotman discussed the PIPE offering, including that Mr. Fradin and Mr. Brotman had participated in nearly 80 investor meetings. Mr. Brotman informed the SPAC Board of the success of the process, resulting in subscription interest at over $275,000,000. Mr. Brotman subsequently informed the SPAC Board that the parties determined to upsize the PIPE offering to $275,000,000. Mr. Brotman subsequently discussed the transaction documents and final fairness opinion from Houlihan. Mr. Fradin discussed valuation methodologies and comparable transactions against other quantum computing companies, as well as positive responses from Canadian investors and governmental entities. Winston provided a brief updated presentation regarding final transaction terms of the business combination with Old Xanadu. Mr. Brotman subsequently summarized the resolution previously distributed to the SPAC Board, authorizing the proposed business combination and transactions contemplated thereby (the “SPAC Board Resolutions”). The SPAC Board subsequently unanimously approved the SPAC Board Resolutions. Mr. Brotman and Stevens & Lee, described public communication limitations under SEC laws.

Throughout November 1, 2025 and November 2, 2025, the parties and their respective legal and financial advisors negotiated and finalized the Business Combination Agreement and all of the documents ancillary to the completion of the Transactions as exhibits to the Business Combination Agreement.

Late in the evening of November 2, 2025, the parties confirmed that all documents had been agreed and were in a position to be signed.

On November 3, 2025, before the stock markets opened in the United States and Canada, the transaction documents were executed and delivered and Old Xanadu and SPAC issued a joint press release announcing the execution of the Business Combination Agreement, and SPAC filed a Current Report on Form 8-K with the Business Combination Agreement; the Subscription Agreement (Institutional); the Subscription Agreement (Individual); Sponsor Letter Agreement; Transaction Support Agreement; the press release; an investor presentation; and an recorded investor presentation transcript included as exhibits which filing was also filed pursuant to Rule 425 under the Securities Act.

Old Xanadu Board’s Reasons for Approval of the Business Combination

Old Xanadu Board, in evaluating the Business Combination, consulted with Old Xanadu’s management and legal, financial and mineral expert advisors. Old Xanadu Board also received presentations from, and discussed with, Old Xanadu’s third-party legal and financial advisors regarding the transaction structure, material terms of the Business Combination and various aspects of the due diligence. In reaching its unanimous decision to (i) determine that the Business Combination is in the best interests of Old Xanadu and its shareholders, (ii) approve and declare advisable the Business Combination Agreement and the transactions contemplated thereby and (iii) recommend that Old Xanadu Shareholders adopt the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, Old Xanadu Board considered a range of factors, including, but not limited to, the factors discussed below. Old Xanadu Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Old Xanadu Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. These factors included:

Retention of Control.    Old Xanadu management will retain full operational and managerial control of NewCo, and existing Old Xanadu Shareholders will retain majority voting control of NewCo. Each of Old Xanadu Board members are nominees for the NewCo Board, which will provide for continuity in Old Xanadu’s ability to execute on its business plan. In addition, Old Xanadu Shareholders are expected to hold approximately 87% of the NewCo Shares following the Business Combination (not including any NewCo Shares issued in the PIPE Investment and assuming the maximum Redemption scenario — see the section entitled “Unaudited Pro Forma Condensed Consolidated Financial Information” for more information).

Old Xanadu Considered Multiple Proposals.    Old Xanadu evaluated numerous different opportunities to raise growth capital and continue to fund and expand its business operations. Old Xanadu Board determined, based on the terms of the Business Combination, its review of letters of intent from numerous other potential business combination partners, the advice of its professional advisors, and a thorough canvassing of other financing opportunities reasonably available to Old Xanadu, that the proposed Business Combination represents the best potential option to fund the short and long term growth of Old Xanadu.

Old Xanadu Board also gave consideration to certain negative factors (which are more fully described in the “Risk Factors” section of this proxy statement/prospectus).

The SPAC Board’s Reasons for Approving the Business Combination

The SPAC Board, in evaluating the Business Combination, consulted with SPAC’s management, legal and financial advisors. The SPAC Board did not retain an unaffiliated representative to act solely on behalf of the SPAC Public Shareholders for negotiating the terms of the Business Combination Agreement on their behalf and/or preparing a report concerning the approval of the Business Combination. The SPAC Board reviewed the results of SPAC management’s due diligence investigation, and the due diligence investigations of SPAC’s third-party legal and financial advisors and discussed the due diligence findings with SPAC’s third-party legal and financial advisors. The SPAC Board also received presentations from, and discussed with, SPAC’s third-party legal and financial advisors regarding the transaction structure, material terms of the Business Combination and various aspects of the due diligence. In reaching its unanimous decision to (i) determine that the Business Combination is in the best interests of SPAC and its shareholders, (ii) approve and declare advisable the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, and (iii) recommend that the SPAC Shareholders adopt the Business Combination Agreement, and the transactions contemplated thereby, including the Business Combination, the SPAC Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the SPAC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The SPAC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of SPAC’s reasons for approval of the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

SPAC identified the following general criteria and guidelines that SPAC believed would be important in evaluating prospective target businesses:

Large Addressable Market:    SPAC would seek to invest in companies that offer room for compelling, long-term growth in their key markets. Large addressable markets have been a hallmark of SPAC’s management’s previous successful investments. SPAC believes green field or rapidly growing markets often create the largest absolute returns.

Experienced Management Team:    Seasoned and visionary management teams are necessary for success in SPAC’s model. SPAC intended to acquire a company with forward-thinking leaders with a demonstrated history of success, and whose interests and vision are aligned with those of SPAC’s team and shareholders.

Robust Growth Prospects:    While many things must fall in place for an investment to succeed, SPAC believed that growth is the primary driver of returns. SPAC believed that revenue growth, not cost cutting, leverage, or other strategies, is the most important driver of long-term value.

Strong Business Model:    SPAC believes business models that enable reinvestment win in the long-haul. As such, the most investable companies must show both the ability to deliver impressive cash flows and productively reinvest over the long term.

Barriers to Entry:    Real, sustainable accumulating advantages enable companies to compound value. SPAC favors businesses with strong structural advantages, including various forms of network effects, aggregator dynamics, and brand, which makes it challenging for competitors to emerge.

SPAC believed that Old Xanadu met and exceeded all of these criteria and guidelines, considering its large and growing market, experienced management team which had executed against multiple such opportunities and created a plan and business model that represented not only high growth, but also potential profitability in the near term.

Before reaching its decision, the SPAC Board also reviewed the material aspects of SPAC management’s due diligence, which included:

•        research on the industry, related technology, industry trends, competitive landscape and other industry factors;

•        extensive meetings and calls with Old Xanadu’s management team and representatives regarding operations, business model, growth potential, competitive positioning, historical and current financials, among other topics;

•        other due diligence activities relating to accounting, legal, tax, operations and other matters; and

•        research on comparable public companies.

The officers and directors of SPAC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their collective experience, together with the experience and sector expertise of SPAC’s financial advisor, enabled them to make the necessary analyses and determinations regarding the merits of the transaction.

The SPAC Board considered a few factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

Benefits from Public Market Entry and SPAC Expertise.    The SPAC Board considered the fact that, given the expected capital raise from private and public investments as part of the Business Combination, among other things, the cash that post-combination NewCo is expected to have will allow it to be well-positioned to scale and fund its business plan.

Other Alternatives.    The SPAC Board has determined that, after a thorough review of other business combination opportunities reasonably available to SPAC, the proposed Business Combination represents the best potential business combination for SPAC and the most attractive opportunity for SPAC based upon the process utilized to evaluate and assess other potential acquisition targets. The SPAC Board has also determined that such process has not presented a better alternative.

Negotiated Transaction.    The SPAC Board has determined that the financial and other terms of the Business Combination Agreement are reasonable and were the product of arm’s-length negotiations between SPAC and Old Xanadu.

The SPAC Board also considered various uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

Exclusivity.    The fact that the Business Combination Agreement includes an exclusivity provision that prohibits SPAC from soliciting other business combination proposals, which restricts SPAC’s ability, so long as the Business Combination Agreement is in effect, to consider other potential business combinations.

Macroeconomic Risks.    Macroeconomic uncertainty, including the impacts of changing interest rates and inflation, regulatory policy, supply chain issues and the effects any of the foregoing could have on Old Xanadu’s revenues and the trading price of NewCo Class B Subordinate Voting Shares.

Business Plan May Not Be Achieved.    The risk that Old Xanadu may not be able to execute on its business plan.

Risks Associated with Old Xanadu’s Business.    Risks relating to Old Xanadu’s business, including the demand, emerging use cases, market prices, and the other risk factors related to Old Xanadu set forth in this proxy statement/prospectus under the headings “Risk Factors — Risks Related to Our Business, Industry and Technology.”

Old Xanadu’s Revenues.    Old Xanadu is in a pre-commercial stage and has yet to generate material revenues.

Redemption Risk.    The risk that a significant number of SPAC Public Shareholders may redeem their SPAC Public Shares for cash prior to the consummation of the Business Combination, thereby reducing the amount of cash available to Old Xanadu following the consummation of the Business Combination and making the Business Combination more difficult to complete.

Evolving Regulatory Regime Governing Special Purpose Acquisition Companies.    The risk that regulation of special purpose acquisition companies continues to evolve and the SEC, Nasdaq and other regulators may revisit and update their laws, regulations and policies.

Shareholder Vote.    The risk that SPAC Shareholders may object to the Business Combination and take action that may prevent or delay the consummation of the Business Combination, including failing to provide the requisite votes necessary to effect the Business Combination.

Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within SPAC’s control.

Litigation.    The possibility of litigation challenging the Business Combination or an adverse judgment granting permanent injunctive relief that could indefinitely delay or enjoin consummation of the Business Combination.

Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.

Liquidation of SPAC.    The risks and costs to SPAC if the Business Combination is not completed, including the risk of diverting SPAC management’s focus and resources from other business combination opportunities, which could result in SPAC being unable to effect a business combination and force SPAC to liquidate.

Growth Initiatives May Not be Achieved.    The risk that SPAC’s growth initiatives may not be fully achieved or may not be achieved within the expected timeframe.

SPAC Shareholders Receiving a Minority Position.    The fact that SPAC Shareholders will own a minority of the voting and economic rights of NewCo following the consummation of the Business Combination.

Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

Other Risk Factors.    Various other risk factors associated with the business of Old Xanadu and the Business Combination as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The SPAC Board concluded that Old Xanadu met SPAC’s investment criteria and that the potential benefits that it expects SPAC and its shareholders to achieve as a result of the Business Combination outweigh the potentially negative factors associated with the Business Combination. Accordingly, the SPAC Board unanimously determined that the Business Combination and the transactions contemplated by the Business Combination Agreement are advisable and in the best interests of SPAC and its shareholders.

Summary of Valuation Analysis and Opinion of Financial Advisor to the SPAC Board and Holders of SPAC Class A Shares

Introduction

Pursuant to an engagement letter dated September 18, 2025, Crane Acquisition Corp. retained Houlihan Capital, to act as its financial advisor in connection with the Business Combination. Crane Acquisition Corp. selected Houlihan Capital to act as its financial advisor based on Houlihan Capital’s qualifications, expertise and reputation, and its knowledge of, and involvement in, recent transactions in the industry in which Xanadu Quantum Technologies Inc. operates. On October 16, 2025 (the “Date of Value”), Houlihan Capital rendered its oral opinion to the SPAC Board (which was reaffirmed by delivery of Houlihan Capital’s written opinion on October 30, 2025), and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Houlihan Capital (as set forth in Houlihan Capital’s written opinion to the SPAC Board) as to whether, as of the date of such opinion, the consideration to be issued or paid in the Business Combination is fair from a financial point of view to the stockholders of Xanadu Quantum Technologies Inc.

The full text of the written opinion of Houlihan Capital delivered to the SPAC Board, dated October 16, 2025, is attached as Annex G and incorporated by reference into this proxy statement/prospectus in its entirety. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Houlihan Capital in rendering its opinion. All stockholders of Crane Acquisition Corp. are urged to, and should, read the opinion carefully and in its entirety. Houlihan Capital’s opinion was directed to the SPAC Board and addressed only the fairness of the consideration to be issued or paid in the Business Combination from a financial point of view to the stockholders of Xanadu Quantum Technologies Inc. as of the date of the opinion. Houlihan Capital’s opinion did not address any other aspect or implications of the Business Combination and does not constitute an opinion, advice or recommendation as to how any stockholder of Crane Acquisition Corp. should vote at the Special Meeting. In addition, Houlihan Capital’s opinion did not in any manner address the prices at which the Crane Harbor Acquisition Corp. Class A Ordinary Shares would trade following the consummation of the Business Combination or at any time. The summary of Houlihan Capital’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Houlihan Capital’s written opinion attached as Annex G hereto.

For purposes of rendering its opinion, Houlihan Capital, among other things:

•        Held discussions with certain members of Crane Harbor Acquisition Corp. management and Xanadu Quantum Technologies Inc. management regarding the Transactions, the business of Xanadu Quantum Technologies Inc., and the future outlook for Xanadu Quantum Technologies Inc.;

•        Reviewed information provided by SPAC and Xanadu Quantum Technologies Inc. including, but not limited to:

•        Financial Statements for the Xanadu Quantum Technologies Inc. Including:

•        Historical balance sheets for the fiscal years ended December 31, 2017, through December 31, 2024;

•        Historical income statements for fiscal years ended December 31, 2017, through December 31, 2024;

•        The Alberta Reservation Report, dated May 5, 2021;

•        The Certificate of Incorporation, dated May 20, 2021;

•        The Share Purchase Agreement, dated April 20, 2022;

•        Certain Amending Agreements to the Share Purchase Agreement, dated October 20, 2022, and October 31, 2022;

•        The Capitalization Table of the Xanadu Quantum Technologies Inc., dated June 30, 2025;

•        The Summary of Certain Proposed Terms and Conditions, dated August 28, 2025;

•        The Schedule of Patents and Applications, dated September 3, 2025;

•        The redlined Business Combination Agreement, dated November 3, 2025;

•        The Xanadu Quantum Technologies Inc. Series D Investor Deck;

•        Certain publicly available filings from Xanadu Quantum Technologies Inc.;

•        Discussed with Crane Acquisition Corp. management and Xanadu Quantum Technologies Inc. management the status of current outstanding legal and environmental claims (if any) confirmed that any potential related financial exposure has been properly disclosed;

•        Reviewed the industry in which Xanadu Quantum Technologies Inc. operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

•        Developed indications of value for Xanadu Quantum Technologies Inc. using generally accepted valuation methodologies; and

•        Reviewed certain other relevant, publicly available information, including economic, industry, and Xanadu Quantum Technologies Inc. specific information.

In addition, Houlihan Capital had discussions with Xanadu Quantum Technologies Inc.’s management concerning the material terms of the Business Combination and Xanadu Quantum Technologies Inc.’s business and operations, assets, present condition and future prospects, and undertook such other studies, analyses and investigations as Houlihan Capital deemed relevant, necessary or appropriate.

In rendering the opinion, Houlihan Capital relied upon and assumed, without independent verification, the accuracy, completeness, and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by Houlihan Capital. Houlihan Capital further relied upon the assurances and representations from Crane Acquisition Corp. management that they were unaware of any facts that would make the information provided to Houlihan Capital to be incomplete or misleading in any material respect for the purposes of Houlihan Capital rendering the opinion. Houlihan Capital did not assume responsibility for any independent verification of this information, nor did it assume any obligation to verify this information. Nothing came to Houlihan Capital’s attention in the course of the engagement which would lead Houlihan Capital to believe that (i) any information provided to Houlihan Capital or assumptions made by Houlihan Capital were insufficient or inaccurate in any material respect or (ii) it was unreasonable for Houlihan Capital to use and rely upon such information or make such assumptions.

In arriving at the opinion, Houlihan Capital did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Xanadu Quantum Technologies Inc., nor was Houlihan Capital furnished with any such evaluations or appraisals, other than the unaudited financial statements of Xanadu Quantum Technologies Inc. The opinion, which is attached as Annex G hereto, is therefore necessarily based upon financial, market, economic, and other conditions, and circumstances as they exist and have been disclosed, and can be evaluated, as of October 16, 2025, without independent verification. Houlihan Capital is not requested to opine as to, and the Opinion does not address the tax, accounting, or legal consequences of the Business Combination to either Crane Acquisition Corp., its security holders, or any other party. Houlihan Capital relied as to all legal, tax and accounting matters on advice of Crane Acquisition Corp. management and its third-party legal, tax and accounting advisors. Houlihan Capital understood and assumed that Crane Acquisition Corp. has obtained or will obtain such advice as it deems necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory, and other professionals.

As compensation for Houlihan Capital’s services in connection with the rendering of the opinion to the SPAC Board, SPAC agreed to pay Houlihan Capital a total fee of $200,000. $100,000 of the fee was paid upon execution of the engagement letter between Houlihan Capital and SPAC; another $25,000 was paid upon delivery of the opinion; another $25,000 is payable upon the filing of this Registration Statement; and the remaining $50,000 is payable upon consummation of the Business Combination. No portion of Houlihan Capital’s fee is refundable or contingent upon the conclusion reached in the opinion. In addition, SPAC has agreed to reimburse certain of Houlihan Capital’s expenses related to its engagement and to indemnify Houlihan Capital against certain liabilities that may arise from services provided in connection with rendering its opinion. The terms of the fee arrangements with Houlihan Capital, which SPAC believes are customary in transactions of this nature, were negotiated at arm’s length, and the SPAC Board is aware of these fee arrangements.

Houlihan Capital, a Financial Industry Regulatory Authority (“FINRA”) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Houlihan Capital has not provided any material investment banking, financial advisory, or consulting services to Old Xanadu, the Sponsor, or their respective affiliates during the past two years, nor does it have any material financial interests in any such parties. Houlihan Capital will receive a customary fixed fee for its services in connection with this engagement, a portion of which was payable upon delivery of its opinion and is not contingent upon the consummation of the Business Combination or the conclusions reached therein.

The following is a summary of the material financial and comparative analyses that Houlihan Capital deemed to be appropriate for the Business Combination that were reviewed with the SPAC Board in connection with delivering Houlihan Capital’s opinion. The summary of Houlihan Capital’s financial analyses described below is not a complete description of the analyses underlying its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description.

Summary of Financial Analyses

In assessing whether or not the consideration to be issued or paid in the Business Combination is fair from a financial point of view to the stockholders of Xanadu Quantum Technologies Inc., Houlihan Capital compared the price per share at which the unaffiliated security holders may redeem their shares against the fair market value per share pro forma for the Business Combination calculated by Houlihan Capital. After considering the primary approaches that are traditionally used to appraise a business, as well as commonly used techniques and methods available under each approach, Houlihan Capital decided based on an assessment of company-specific factors and available market data to rely solely upon the Market Approach applying the Prior Transaction Method in estimating the value range for the fair market value per share of Crane Acquisition Corp. SPAC Class A Shares pro forma for the Business Combination. Houlihan Capital noted the contemplated consideration to be issued, paid, was within the estimated value range.

Prior Transaction Analysis

In our application of the Prior Transaction Method, Houlihan Capital looked to Xanadu Quantum Technologies Inc.’s most recent funding round, a $100 million Series C equity round that occurred on or around November 9, 2022 (the “Series C Round”). The Series C Round implied a common-equivalent, fully diluted valuation for the Xanadu Quantum Technologies Inc. of approximately $1.0 billion (based on Xanadu Quantum Technologies Inc. press releases and a review of Xanadu Quantum Technologies, Inc.’s capitalization) as of the closing of the Series C Round. We note that the valuations of both public and private comparable companies have generally increased substantially over the period between the Series C Round and the Date of Value, while generally maintaining a pre-commercialization status similar to Xanadu Quantum Technologies Inc.

Houlihan Capital searched the universe of publicly traded and private companies for companies with operations that are similar to Xanadu Quantum Technologies Inc. and identified 8 reasonably similar companies. In selecting guideline companies, we searched for companies with similar business operations, size, prospects for growth, profitability, and risk. Houlihan Capital analyzed the guideline company peer groups presented in the table below.

Name	Quantum Approach
Quantum Computing Inc. (QUBT)	Photonic
D-Wave Quantum (QBTS)	Superconducting
IONQ (IONQ)	Trapped Ion
Riggeti Computing (RGTI)	Superconducting
ColdQuanta, Inc.	Neutral Atom
Pasqal Orca Computing Limited Quantinuum	Neutral Atom Photonic Trapped Ion

In order to derive a range of reasonable fair market values for Xanadu Quantum Technologies Inc. as of the Date of Value, Houlihan Capital reviewed the trend in both funding round valuations and public company market capitalizations with which to adjust the valuation implied by the Series C Round to the Date of Value. Houlihan Capital determined that that substantial increase in the market capitalizations of the guideline companies which were public (the median of which was in excess of 4000.0%) represented an upper bound of reasonable adjustments, but did not utilize these metrics to select our concluded range given the material difference between growth in valuation between public and private companies in the Quantum Computing industry observed in our analysis.

Instead, Houlihan Capital opted to analyze the historical growth trends of the private round valuation of a set of the guideline companies for which data was available. Using data published by Pitchbook and Capital IQ, Houlihan Capital calculated the inter-round daily compound growth rate for fundraising rounds occurring (based on approximate announcement dates) between January 1, 2020, and the Date of Value, excluding rounds that raised less than $10.0 million. In utilizing the set of implied daily compound growth rates, Houlihan Capital performed certain sensitivity analyses and analyzed the growth rate from the Xanadu Quantum Technologies Inc.’s observable funding rounds.

Houlihan Capital then reviewed the resulting distribution of daily compound growth rates and selected a range encapsulating the middle 5.0% of the distribution around the median of the data set. Applying this rate to the valuation implied by the Series C Round over the elapsed number of days between the Series C Round and the Date of Value resulted in a range of concluded equity values for Xanadu Quantum Technologies Inc.

Based on the analyses discussed above, the range of values estimated for the Equity Value of Xanadu Quantum Technologies Inc. range from $2.7 billion to $3.8 billion.

Fairness Opinion Conclusion

To determine the indicated fair market value of the Surviving Xanadu Quantum Technologies Inc. stock pro forma for the Business Combination, Houlihan started with the equity value of Xanadu Quantum Technologies Inc. determined using the Market Approach applying the Prior Transaction method, (i) subtracted the estimated Business Combination expenses, (ii) added cash in Trust Account (adjusted for estimated Redemptions), and (iii) added the maximum funding expected to be raised from the PIPE Financing ((i) – (iii) collectively, the “Transaction Adjustments”). Houlihan calculated an indicated equity value range for Xanadu Quantum Technologies Inc., after giving effect to the Transaction Adjustments, of $2.9 billion to $4.0 billion. Houlihan Capital then calculated a fair market value per share for the Xanadu Quantum Technologies Inc. on a pro-forma basis between approximately $8.62 per share and $12.03 per share.

The fairness opinion was reviewed and unanimously approved by Houlihan Capital’s fairness opinion committee.

Satisfaction of 80% Test

It is a requirement under the SPAC Articles and the Nasdaq listing requirements that the business or assets acquired in an initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting discounts and commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for an initial business combination. In connection with its evaluation and approval of the Business Combination, the SPAC Board determined that the fair market value of Old Xanadu represents at least 80% of the net assets of SPAC held in the Trust Account.

Material Effects of the Business Combination and the PIPE Investment

The following material benefits and detriments from the Business Combination and PIPE Investment are expected to affect (i) SPAC and its affiliates, (ii) Sponsor and its affiliates, (iii) Old Xanadu and its affiliates, and (iv) the SPAC Public Shareholders.

SPAC and its affiliates.    For SPAC, the Business Combination represents the opportunity to complete the purpose for which it was formed. The only potential detriment to SPAC of the Business Combination is the opportunity cost — that by consummating the Business Combination, SPAC is foregoing the opportunity to consummate a business combination transaction with another entity that theoretically could be of greater value to SPAC than Old Xanadu. However, the SPAC Board considered the benefits of the transaction with Old Xanadu and determined such transaction was the best transaction available to it at such time. The PIPE Investment will benefit NewCo by providing it with additional capital that could fund operations and growth following the Business Combination.

Sponsors and its affiliates.    For the Sponsor, the principal material benefit represented by the Business Combination is that, unless SPAC consummates its initial business combination by April 24, 2027, the Sponsor will lose its aggregate investment in SPAC, consisting of (i) $25,000 paid for 7,333,333 outstanding SPAC Class B Shares and (ii) $4,200,000 paid for 420,000 SPAC Units, which will expire worthless if no business combination is completed (except to the extent of any distributions from assets, if any, held outside the trust account). In connection with the Business Combination, NewCo has entered into Subscription Agreements with the PIPE Investors, including commitments from the Sponsor, its members and their partners and Affiliates, pursuant to which, subject to the consummation of the Business Combination and the satisfaction of the other closing conditions therein, the PIPE Investors have agreed to subscribe for NewCo Class B Subordinate Voting Shares at a purchase price of $10.00 per share for aggregate gross proceeds of approximately $275 million (including approximately $23.25 million from the Sponsor, its members and their partners and Affiliates, of which approximately $8.25 million is from management of the Sponsor and their partners and Affiliates), to be issued prior to or concurrently with the Closing. The detriment of the PIPE Financing to the Sponsor and its affiliates is dilution: up to 27,500,000 NewCo Class B Subordinate Voting Shares that will be issued to PIPE Investors will reduce the Sponsor’s ownership percentage by approximately 1% (assuming no Redemptions) to approximately 0.3% (assuming maximum Redemptions. The PIPE Financing will benefit NewCo by providing additional capital to fund operations and growth following Closing, which could, in turn, enhance the value of the Sponsor’s post-Closing holdings. If additional Subscription Agreements are obtained, amended or terminated prior to the Extraordinary General Meeting, SPAC Shareholders will be informed of any material changes to the PIPE Financing through an amendment to the Registration Statement or by definitive additional proxy materials, as applicable, and, if such changes occur after the meeting, by a current report on Form 8-K.

Old Xanadu and its affiliates.    For Old Xanadu and its affiliates, the Business Combination represents the opportunity to become a publicly traded company, with all the attendant benefits thereof including increased access to capital from the public markets. For Old Xanadu’s affiliates, the tradability of their NewCo Shares is expected to make their holdings more liquid. The potential detriments to Old Xanadu and its affiliates are the increased costs and difficulty of operating as a public company and the dilution of their ownership stake in Old Xanadu’s business of between approximately 81% (assuming no Redemptions) and approximately 87% (assuming maximum Redemptions scenario), from 100% of Old Xanadu prior to the Business Combination. In connection with the Business Combination, NewCo has entered into Subscription Agreements with the PIPE Investors, including commitments from the Sponsor, its members and their partners and Affiliates, pursuant to which, subject to the consummation of the Business Combination and the satisfaction of the other closing conditions therein, the PIPE Investors have agreed to subscribe for NewCo Class B Subordinate Voting Shares at a purchase price of $10.00 per share for aggregate gross proceeds of approximately $275 million (including approximately $23.25 million from the Sponsor, its members and their partners and Affiliates, of which approximately $8.25 million is from management of the Sponsor and their partners and Affiliates), to be issued prior to or concurrently with the Closing. The detriment of the PIPE Financing to Old Xanadu and its affiliates is dilution: up to 27,500,000 NewCo Class B Subordinate Voting Shares that will be issued to PIPE Investors will reduce Old Xanadu’s ownership percentage by approximately 9% (assuming no Redemptions) to approximately 87% (assuming maximum Redemptions). The PIPE Financing will benefit NewCo by providing additional capital to fund operations and growth following Closing, which could, in turn, enhance the value of Old Xanadu’s post-Closing holdings. If additional Subscription Agreements are obtained, amended or terminated prior to the Extraordinary General Meeting, SPAC Shareholders will be informed of any material changes to the PIPE Financing through an amendment to the Registration Statement or by definitive additional proxy materials, as applicable, and, if such changes occur after the meeting, by a current report on Form 8-K.

Public Shareholders.    For the Public Shareholders of SPAC, the Business Combination represents the opportunity to share in the growth of a company such as Old Xanadu that was chosen by the management of SPAC as an acquisition target in an initial business combination (which was SPAC’s original purpose). Unlike the Sponsor and each of the directors and officers of SPAC, if an initial business combination was not consummated by SPAC within the required time period, the SPAC Public Shareholders would receive a pro-rata portion of the Trust Account, equivalent to their initial investment plus interest. The primary potential detriment to the SPAC Public Shareholders of the Business Combination is the dilution of their ownership stake in the combined business of between approximately 67% (assuming no Redemptions) and approximately 74% (assuming maximum Redemptions scenario), from approximately 75% of SPAC prior to the Business Combination to between approximately 8% (assuming no Redemptions) and approximately 1% (assuming maximum Redemptions scenario), not including any NewCo Class B Subordinate Voting Shares that could be issued pursuant to the potential PIPE Investment. The detriment of the PIPE Financing to the SPAC Public Shareholders and its affiliates is dilution: up to 27,500,000 NewCo Class B Subordinate Voting Shares that will be issued to PIPE Investors will reduce the SPAC Public Shareholder’s ownership percentage by approximately 0% (assuming no Redemptions) to approximately 0% (assuming maximum Redemptions. The PIPE Financing will benefit NewCo by providing additional capital to fund operations and growth following Closing, which could, in turn, enhance the value of the SPAC Public Shareholders’ post-Closing holdings. If additional Subscription Agreements are obtained, amended or terminated prior to the Extraordinary General Meeting, SPAC Shareholders will be informed of any material changes to the PIPE Financing through an amendment to the Registration Statement or by definitive additional proxy materials, as applicable, and, if such changes occur after the meeting, by a current report on Form 8-K.

Interests of Certain SPAC and Old Xanadu Persons in the Business Combination

In considering the unanimous recommendation of the SPAC Board to vote in favor of the Business Combination, SPAC Public Shareholders should be aware that, aside from their interests as shareholders, Sponsor and certain members of SPAC management have interests in the Business Combination that are different from, or in addition to, those of other SPAC Public Shareholders generally. SPAC’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to SPAC Shareholders that they approve the Business Combination. SPAC Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        The fact that Sponsor paid an aggregate of approximately $25,000 for the 7,333,333 outstanding Founder Shares. These securities will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $77,073,329, based on the closing price of the SPAC Class A Shares of $10.51 per share on February 4, 2026, the record date for the SPAC Shareholders’ Meeting, resulting in a theoretical gain of $77,048,329;

•        Given the differential between (i) the nominal price the Sponsor effectively paid for the Founder Shares and (ii) the price paid by public investors in the SPAC IPO, and the NewCo Class B Subordinate Voting Shares the Sponsor will receive upon conversion of the Founder Shares in connection with the Business Combination, the Sponsor and its Affiliates may earn a positive rate of return on their investment even if the NewCo Class B Subordinate Voting Shares trade below the price initially paid for SPAC’s units in the SPAC IPO and SPAC Public Shareholders experience a negative rate of return following completion of the Business Combination;

•        Sponsor and SPAC management may have a conflict of interest with respect to evaluating a business combination and financing arrangements as SPAC may obtain loans from Sponsor, an affiliate of Sponsor or any of SPAC management to finance transaction costs in connection with the Business Combination;

•        The SPAC Articles provide that SPAC renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any member of SPAC management on the one hand, and SPAC, on the other hand, or the participation in which would breach any existing legal obligation, under applicable law or otherwise, of a member of SPAC management to any other entity. SPAC is not aware of any such corporate opportunities not being offered to SPAC and does not believe that waiver of the corporate opportunities doctrine has materially affected SPAC’s search for an acquisition target or will materially affect SPAC’s ability to complete the Business Combination;

•        The fact that SPAC has borrowed $0.00 from the Sponsor pursuant to a promissory note and may borrow from the Sponsor up to $2,500,000 of working capital loans, which, at the option of the Sponsor, may be repaid in units of the post-business combination entity. However, as NewCo has not authorized “units,” such working capital loans may be repaid in NewCo Class B Subordinate Voting Shares at a rate of 1.1 NewCo Class B Subordinate Voting Shares for each $10.00 repaid in securities, provided that any fractional shares will be rounded down to the nearest whole number; and

•        The fact that Sponsor will benefit from the completion of a Business Combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to SPAC Shareholders rather than liquidate.

The following table sets forth the payments to be received by the Sponsor and its affiliates from us prior to or in connection with the completion of the SPAC’s initial business combination and the securities issued and to be issued by us to the Sponsor or its affiliates:

Entity/Individual	Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid
Crane Harbor Sponsor, LLC	7,333,333 SPAC Class B Shares.(1)	$25,000, which also covers any additional shares issued to the Sponsor under anti-dilution provisions discussed below.
	420,000 SPAC Private Units.	$4,200,000.
	Commencing on the date on which the SPAC’s securities are first listed on Nasdaq, $20,000 per month.	Office space, utilities and secretarial and administrative support.

Entity/Individual	Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid

Up to $2,500,000 in working capital loans, which loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit. However, as NewCo has not authorized “units,” such working capital loans may be repaid in NewCo Class B Subordinate Voting Shares at a rate of 1.1 NewCo Class B Subordinate Voting Shares for each $10.00 repaid in securities, provided that any fractional shares will be rounded down to the nearest whole number.

Working capital loans to finance transaction costs in connection with an initial business combination.
	Repayment of $700,000 in interest-free advances from the Sponsor due on demand.	For working capital expenses.
	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination.(2)	Services in connection with identifying, investigating and completing an initial business combination.
Crane Harbor Sponsor, LLC and any holders of Class B Ordinary Shares	Anti-dilution protection upon conversion into SPAC Class A Shares at a greater than one-to-one ratio.	Issuance of the SPAC Class A Shares issuable in connection with the conversion of the SPAC Class B Shares on a greater than one-to-one basis upon conversion.
Crane Harbor Sponsor, LLC, the SPAC’s officers, directors or advisor, the SPAC’s or its affiliates	Consulting, success or finder fees in connection with the consummation of the SPAC’s initial business combination.(3)

Any services in order to effectuate the completion of the SPAC’s initial business, which, if made prior to the completion of the SPAC’s initial business combination, will be paid from funds held outside the trust account.

Crane Harbor Sponsor, LLC, the SPAC’s officers, directors or advisor, the SPAC’s or its affiliates	Salary or fee in an amount that constitutes a market standard for comparable transactions in connection with the SPAC’s initial business combination.(3)	Services in connection with identifying, investigating and completing an initial business combination.

____________

(1)      Of the SPAC Class B Shares, the non-managing Sponsor investors own, indirectly through the purchase of non-managing membership interests of the Sponsor, an aggregate of 2.04 million SPAC Class B Shares held by the Sponsor, which were purchased by the Sponsor for approximately $0.003 per share. In addition, the SPAC’s independent directors received an indirect interest in an aggregate of 25,000 SPAC Class B Shares each through membership interests in the Sponsor.

(2)      Reimbursements to the Sponsor, its affiliates or any related person upon completion of the Business Combination will be paid entirely through the repayment of advances and working capital loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of SPAC’s officers and directors. As of the date of this proxy statement/prospectus, $700,000 in advances and $0.00 in working capital loans have been made to the SPAC. Up to $2,500,000 of the working capital loans may be repaid in units of the post-Business Combination entity at the option of the Sponsor. However, as NewCo has not authorized “units,” such working capital loans may be repaid in NewCo Class B Subordinate Voting Shares at a rate of 1.1 NewCo Class B Subordinate Voting Shares for each $10.00 repaid in securities, provided that any fractional shares will be rounded down to the nearest whole number.

(3)      As of the date of this proxy statement/prospectus, no such arrangements are in place.

Because the Sponsor acquired the SPAC Class B Shares at a nominal price, the SPAC Public Shareholders will incur immediate and substantial dilution upon the Closing. Further, the SPAC Class A Shares issuable in connection with the conversion of the SPAC Class B Shares may result in material dilution to the SPAC Public Shareholders due to the anti-dilution rights of the SPAC Class B Shares that may result in an issuance of SPAC Class A Shares on a greater than one-to-one basis upon conversion. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Ownership of NewCo Immediately After the Closing.” The SPAC Class B Shares will automatically convert into SPAC Class A Shares in connection with the consummation of the SPAC’s initial business combination or at any time and from time to time at the option of the holder on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein.

In addition, conversion of up to $2,500,000 of working capital loans, which, at the option of the Sponsor, may be repaid in units of the post-business combination entity. However, as NewCo has not authorized “units,” such working capital loans may be repaid in NewCo Class B Subordinate Voting Shares at a rate of 1.1 NewCo Class B Subordinate Voting Shares for each $10.00 repaid in securities, provided that any fractional shares will be rounded down to the nearest whole number.

The Sponsor and SPAC’s executive officers and directors have agreed, pursuant to a letter agreement, to (i) waive their redemption rights with respect to their SPAC Class B Shares, SPAC Private Shares and SPAC Public Shares in connection with the completion of the SPAC’s initial business combination; (ii) waive their redemption rights with respect to their SPAC Class B Shares, SPAC Private Shares and SPAC Public Shares in connection with a shareholder vote to approve an amendment to the SPAC Articles; (iii) waive their rights to liquidating distributions from the trust account with respect to their SPAC Class B Shares and SPAC Private Shares if SPAC fails to complete the SPAC’s initial business combination within the completion window, although they will be entitled to liquidating distributions from the Trust Account with respect to any SPAC Public Shares they hold if SPAC fails to complete the SPAC’s initial business combination within the prescribed time frame and to liquidating distributions from assets outside the Trust Account; and (iv) vote any SPAC Class B Shares or SPAC Private Shares held by them and any SPAC Public Shares purchased during or after this offering (including in open market and privately-negotiated transactions), in favor of the SPAC’s initial business combination (except that any SPAC Public Shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act would not be voted in favor of approving the business combination transaction). Further, each of the Sponsor, directors and officers has agreed to restrictions on its ability to transfer, assign, or sell the SPAC Class B Shares and SPAC Private Units, as summarized in the table below. In the event of a transfer of Sponsor membership interests by members of the Sponsor or their affiliates, there will be an indirect transfer of the SPAC Class B Shares and SPAC Private Units held by the Sponsor. While there are currently no circumstances or arrangements contemplated under which the Sponsor, its members or affiliates, or the SPAC’s directors or officers could indirectly transfer ownership of securities owned by the Sponsor through transfers of Sponsor membership interests, such transfers are not prohibited.

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
SPAC Class B Shares

The earlier of (i) one year after the completion of the SPAC’s initial business combination or (ii) the date following the completion of the SPAC’s initial business combination on which SPAC completes a liquidation, merger, share exchange or other similar transaction that results in all of the SPAC Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Crane Harbor Sponsor, LLC Jonathan Z. Cohen Edward E. Cohen Jeffrey F. Brotman William I. Fradin Thomas C. Elliott Eldron Blackwell A. Kayode Ogunro Robert W. Karlovich Eric Litvin

Transfers permitted (a) to the SPAC’s officers, directors, advisors or consultants, any affiliate or family member of any of the SPAC’s officers, directors, advisors or consultants, any members or partners of the Sponsor or their affiliates and funds and accounts advised by such members or partners, any affiliates of the Sponsor, or any employees of such affiliates, (b) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a

Notwithstanding the foregoing, if the closing price of the SPAC Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the SPAC’s initial business combination, the SPAC Class B Shares will be released from the lockup.

member of such person’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such person; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement, in connection with an extension of the completion window or in connection with the consummation of a business

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions

combination at prices no greater than the price at which the shares or SPAC Rights were originally purchased; (f) pro rata distributions from the Sponsor to its respective members, partners or shareholders pursuant to the Sponsor’s limited liability company agreement or other charter documents; (g) by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor, (h) in the event of the SPAC’s liquidation prior to the SPAC’s consummation of the SPAC’s initial business combination; (i) in the event that, subsequent to the SPAC’s consummation of an initial business combination, SPAC completes a liquidation, merger, share exchange or other similar transaction which results in all of the SPAC Shareholders having the right to exchange their SPAC Class A Shares for cash, securities or other property or (j) to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (a) through (g); provided, however, that in the case of clauses (a) through (g) and clause (j) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements

SPAC Private Units	30 days after the completion of the SPAC’s initial business combination	Crane Harbor Sponsor, LLC	Same as above
Any units, SPAC Rights ordinary shares or any other securities convertible into, or exercisable, or exchangeable for, ordinary shares	180 days after the date of the IPO	Crane Harbor Sponsor, LLC Jonathan Z. Cohen Edward E. Cohen Jeffrey F. Brotman William I. Fradin Thomas C. Elliott Eldron Blackwell A. Kayode Ogunro Robert W. Karlovich Eric Litvin

No transfer without the prior written consent of the representatives; provided, however, that SPAC may (1) issue and sell the SPAC Private Units; (2) issue and sell the additional units to cover the SPAC’s underwriters’ over-allotment option (if any); (3) register with the SEC pursuant to an agreement to be

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions

entered into concurrently with the issuance and sale of the securities in this offering, the resale of the SPAC Private Units and their underlying securities and the SPAC Class A Shares issuable upon conversion of the SPAC Rights and the SPAC Class B Shares; and (4) issue securities in connection with the SPAC’s initial business combination. However, the foregoing shall not apply to the forfeiture of any SPAC Class B Shares pursuant to their terms or any transfer of SPAC Class B Shares to any current or future independent director of the company (as long as such current or future independent director transferee is subject to the letter agreement or executes an agreement substantially identical to the letter agreement, as applicable to directors and officers at the time of such transfer; and as long as, to the extent any Section 16 reporting obligation is triggered as a result of such transfer, any related Section 16 filing includes a practical explanation as to the nature of the transfer). The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The non-managing Sponsor investors are bound by the restrictions set forth above to the extent of its ownership of membership interests in the Sponsor.

SPAC may also pay consulting, success or finder fees to the Sponsor or a member of the SPAC’s management team, or their respective affiliates in connection with the consummation of the SPAC’s initial business combination, and SPAC may engage the Sponsor or an affiliate of the Sponsor as an advisor or otherwise in connection with the SPAC’s initial business combination and certain other transactions and pay such person or entity a salary or fee in an amount that constitutes a market standard for comparable transactions. Except as set out in the immediately preceding sentence, no terms for any such arrangements have been determined and no written agreements exist with respect to such arrangements.

In addition, in order to facilitate the SPAC’s initial business combination or for any other reason determined by the Sponsor in its sole discretion, the Sponsor may surrender or forfeit, transfer or exchange the SPAC Class B Shares, SPAC Private Units or any of the SPAC’s other securities, including for no consideration, as well as subject any such securities to earn-outs or other restrictions, or otherwise amend the terms of any such securities or enter into any other arrangements with respect to any such securities.

In addition to the foregoing, SPAC Public Shareholders should also be aware that some of Old Xanadu’s officers and directors may have interests in the Business Combination that are different from, or in addition to, the interests of unaffiliated SPAC Public Shareholders. These interests may have influenced their decision to support or approve the Business Combination. For example, certain Old Xanadu officers and directors have been appointed as officers and directors of NewCo and will hold an equity interest in NewCo. Further, because of the ten-to-one voting ratio between NewCo Class A Multiple Voting Shares and NewCo Class B Subordinate Voting Shares, holders of NewCo Class A Multiple Voting Shares, including directors and officers of Old Xanadu, collectively, will continue to control a majority of the combined voting power of voting shares, even where NewCo Class A Multiple Voting Shares represent a substantially reduced percentage of total outstanding shares. Shareholders who hold NewCo Class A Multiple Voting Shares, including Old Xanadu executive officers, employees and their affiliates, will together hold approximately 98% (with directors and executive officers of Old Xanadu together holding approximately 18%) of the voting power of NewCo’s outstanding voting shares following the closing of the Business Combination and PIPE Financing (assuming no redemptions of SPAC Public Shares), and will therefore have significant influence over NewCo’s management and affairs and over all matters requiring shareholder approval, including the election of directors and significant corporate transactions. The concentrated voting control of holders of NewCo Class A Multiple Voting Shares will limit the ability of former SPAC Public Shareholders who will hold NewCo Class B Subordinate Voting Shares following the Closing to influence corporate matters of NewCo for the foreseeable future, including the election of directors as well as decisions regarding amendments to NewCo’s share capital, creating and issuing additional classes of shares, making significant acquisitions, selling significant assets or parts of NewCo’s business, merging with other companies and undertaking other significant transactions. As a result, holders of NewCo Class A Multiple Voting Shares, including directors and officers of Old Xanadu, will have the ability to influence many matters affecting NewCo to a much greater degree than former SPAC Public Shareholders who elect not to redeem their SPAC Public Shares, and actions may be taken that holders of NewCo Class B Subordinate Voting Shares may not view as beneficial. These individuals may be incentivized to complete the Business Combination even on terms less favorable to SPAC Public Shareholders because they will benefit from their continued service and equity ownership in, and ability to control NewCo. See the sections entitled “Interests of Certain SPAC and Old Xanadu Persons in the Business Combination” and “Beneficial Ownership of Securities” for more information.

Potential Purchases of Public Shares

In connection with the SPAC Shareholder vote to approve the Business Combination, Sponsor, SPAC Board, SPAC management, SPAC’s advisors or any of their respective affiliates may privately negotiate transactions to purchase SPAC Public Shares from SPAC Shareholders who would have otherwise elected to have their shares redeemed in conjunction with the Business Combination for a per share pro rata portion of the Trust Account. There is no limit on the number of SPAC Public Shares Sponsor, SPAC Board, SPAC management, SPAC’s advisors or any of their respective affiliates may purchase in such transactions, subject to compliance with applicable law and the rules of the Nasdaq. Any such privately negotiated purchases may be effected at purchase prices that are no higher than the per share pro rata portion of the Trust Account. However, Sponsor, SPAC Board, SPAC management, SPAC’s advisors and their respective affiliates have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase SPAC Public Shares in such transactions. None of Sponsor, SPAC Board, SPAC management, SPAC’s advisors or any of their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller of such SPAC Public Shares or during a restricted period under Regulation M under the Exchange Act or other federal securities laws. Such a purchase could include a contractual acknowledgement that such SPAC Shareholder, although still the record holder of such SPAC Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. Any SPAC Public Shares purchased by Sponsor, SPAC Board, SPAC management, SPAC’s advisors or any of their respective affiliates would not be voted in favor of approving the Business Combination.

In the event that Sponsor, SPAC Board, SPAC management, SPAC’s advisors or any of their respective affiliates purchase SPAC Public Shares in privately negotiated transactions from public SPAC Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. In addition, Sponsor, SPAC Board, SPAC management, SPAC’s advisors or any of their respective affiliates would waive any redemption rights with respect to any SPAC Public Shares that they purchase in any such privately negotiated transactions.

The purpose of any such purchases of SPAC Public Shares could be to satisfy a closing condition in the Business Combination Agreement, where it appears that such requirement would otherwise not be met. Any such purchases of SPAC Public Shares may result in the completion of the Business Combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent the purchasers are subject to such reporting requirements. In addition, to the extent that Sponsor, SPAC Board, SPAC management, SPAC’s advisors or any of their respective affiliates purchase any SPAC Public Shares as contemplated above, SPAC will file a Current Report on Form 8-K prior to the Extraordinary General Meeting that will disclose:

•        the amount of such SPAC Public Shares purchased by Sponsor, SPAC Board, SPAC management, SPAC’s advisors or any of their respective affiliates, along with the purchase price;

•        the purpose of the purchases by Sponsor, SPAC Board, SPAC management, SPAC’s advisors or any of their respective affiliates;

•        the impact, if any, of the purchases by Sponsor, SPAC Board, SPAC management, SPAC’s advisors or any of their respective affiliates on the likelihood that the Business Combination will be approved;

•        the identities of SPAC Shareholders who sold to Sponsor, SPAC Board, SPAC management, SPAC’s advisors or any of their respective affiliates (if not purchased on the open market) or the nature of SPAC Shareholders (e.g., 5% security holders) who sold to Sponsor, SPAC Board, SPAC management, SPAC’s advisors or any of their respective affiliates; and

•        the number of SPAC Public Shares for which SPAC has received redemption requests in connection with the Business Combination.

In addition, if such purchases are made, the public “float” of the SPAC Class A Shares or NewCo Class B Subordinate Voting Shares may be reduced and the number of beneficial holders of SPAC’s or NewCo’s securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of SPAC’s or NewCo’s securities on a national securities exchange.

Sponsor, and SPAC’s officers, directors, advisors or any of their respective affiliates anticipate that they may identify the shareholders with whom Sponsor, SPAC’s officers, directors, advisors or any of their respective affiliates may pursue privately negotiated purchases by either the shareholders contacting SPAC directly or by SPAC’s receipt of Redemption requests submitted by shareholders.

Any purchases by Sponsor, SPAC’s officers, directors, advisors or any of their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) of and Rule 10b-5 under the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Sponsor, SPAC’s officers, directors, advisors and any of their respective affiliates will not make purchases of SPAC Class A Shares if the purchases would violate Section 9(a)(2) of or Rule 10b-5 under the Exchange Act.

Redemption Rights

Pursuant to the SPAC Articles and in connection with the Extraordinary General Meeting to approve the Business Combination, SPAC Public Shareholders may elect to have all or a portion of their SPAC Public Shares redeemed for cash from the trust account established in connection with the SPAC IPO (the “Trust Account”). Such Redemption will be for a per-share price equal to the aggregate amount then on deposit in the Trust Account (including interest earned thereon and not previously released to pay taxes), divided by the number of then outstanding SPAC Public Shares, and will be effected in connection with, and subject to, the approval and consummation of the Business Combination.

As a holder of SPAC Public Shares, you will be entitled to exercise your redemption rights if you:

•        hold SPAC Public Shares, or, if you hold SPAC Public Shares as part of SPAC Units, you must first elect to separate your SPAC Units into the underlying SPAC Public Shares and SPAC Rights, prior to exercising your redemption rights, in each case in accordance with the instructions and by the deadline specified in the proxy materials;

•        submit a Redemption request to the Exchange Agent, in the manner and by the deadline specified in the proxy materials, requesting the Redemption of all or a portion of your SPAC Public Shares for cash and identifying yourself as the beneficial holder; and

•        deliver your SPAC Public Shares to the Exchange Agent prior to the Redemption deadline, either by physical delivery of share certificates (if any) or electronically through The Depository Trust Company’s DWAC system, in each case in accordance with the instructions set forth in the proxy materials.

Redemptions are subject to the limitations and conditions set forth in SPAC’s governing documents and applicable law, including that no holder, together with its affiliates or any other person with whom it is acting in concert or as a “group,” may exercise redemption rights with respect to more than 15% of the SPAC Public Shares without SPAC’s prior consent. SPAC Board may, in its discretion, permit the withdrawal of Redemption requests, and the timing of Redemptions will be determined by SPAC to facilitate the consummation of the Business Combination. Holders of SPAC Class B Shares and holders of SPAC Rights do not have redemption rights with respect to such securities.

Holders must complete the procedures for electing to redeem their SPAC Public Shares in the manner described above prior to 10:00 a.m., Eastern Time, on March 17, 2026 (two business days before the Extraordinary General Meeting) in order for their shares to be redeemed.

Holders of SPAC Units must elect to separate the Units into the underlying SPAC Class A Shares and SPAC Rights prior to exercising redemption rights with respect to the SPAC Class A Shares. If you hold SPAC Units in an account at a brokerage firm or bank, you must instruct your broker or bank to separate your SPAC Units into the underlying SPAC Class A Shares and SPAC Rights before submitting a Redemption request. If you hold SPAC Units registered in your own name, you must contact the Exchange Agent and instruct it to affect the separation. To validly exercise redemption rights, you must identify yourself to SPAC in accordance with the instructions and by the deadline specified in this proxy statement/prospectus and the related transmittal materials. SPAC Public Shareholders may elect to exercise their redemption rights with respect to their SPAC Class A Shares even if they vote “FOR” the Business Combination Proposal. If the Business Combination is not consummated, any SPAC Class A Shares delivered for Redemption will be returned to the respective holder, broker or bank, as applicable. If the Business Combination is consummated and you have properly exercised your redemption rights with respect to all or a portion of your SPAC Class A Shares and timely delivered your shares to the Exchange Agent (either physically or electronically through The Depository Trust Company’s DWAC system) by the deadline stated in the proxy materials, SPAC will redeem the corresponding SPAC Class A Shares for a per-share price, payable in cash, equal to the pro rata portion of the funds then in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of February 27, 2026, this would have amounted to approximately $10.46 per issued and outstanding SPAC Class A Share. If a SPAC Public Shareholder exercises its redemption rights in full, then it will not own SPAC Class A Shares or NewCo Class B Subordinate Voting Shares following the Redemption. Redemptions will be affected in connection with, and prior to, the Continuance and the Closing of the Business Combination, and payment of the Redemption price will be made as promptly as practicable after consummation of the Business Combination. Please see the subsection entitled “The Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to exercise your redemption rights with respect to your SPAC Class A Shares.

Total NewCo Shares to Be Issued in the Business Combination

The issuance of NewCo Shares in the Business Combination will dilute the equity interests of SPAC Public Shareholders who do not exercise their redemption rights and may adversely affect prevailing market prices for NewCo Class B Subordinate Voting Shares. SPAC Public Shareholders who do not exercise their redemption rights may experience dilution to varying degrees in connection with and after the Business Combination, including:

•        the issuance of NewCo Class B Subordinate Voting Shares and NewCo Class A Multiple Voting Shares as consideration pursuant to the Plan of Arrangement;

•        the exchange of SPAC Class A Shares, SPAC Class B Shares and SPAC Rights into NewCo Class B Subordinate Voting Shares (including one-tenth (1/10) of a NewCo Class B Subordinate Voting Share for each SPAC Right);

•        the exercise of Old Xanadu Options that are exchanged for options to purchase NewCo Class A Multiple Voting Shares or NewCo Class B Subordinate Voting Shares pursuant to the Plan of Arrangement;

•        the exercise of Old Xanadu Warrants that are exchanged for warrants to purchase NewCo Class A Multiple Voting Shares or NewCo Class B Subordinate Voting Shares pursuant to the Plan of Arrangement;

•        the issuance of NewCo Class B Subordinate Voting Shares in the PIPE Financing pursuant to the Subscription Agreements; and

•        the issuance of NewCo Class B Subordinate Voting Shares under NewCo’s equity incentive plan approved to be effective at Closing.

The issuance of NewCo Shares in connection with the Business Combination, including through any of the foregoing, could have the following effects for SPAC Public Shareholders who elect not to redeem their Public Shares:

•        their proportionate ownership interest in NewCo will decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding SPAC Share will be diminished; or

•        the market price of NewCo Class B Subordinate Voting Shares may decline.

Ownership of NewCo Immediately After the Closing

The following tables illustrate varying beneficial ownership levels in NewCo immediately after the Closing, assuming the following:

Assuming 0% Redemption scenario:    This presentation assumes that no SPAC Public Shareholders exercise redemption rights with respect to their SPAC Public Shares in connection with the vote on the Business Combination.

Assuming 25% Redemption scenario:    This presentation assumes that the SPAC Public Shareholders holding 25% of the SPAC Public Shares exercise redemption rights with respect to their SPAC Public Shares.

Assuming 50% Redemption scenario:    This presentation assumes that the SPAC Public Shareholders holding 50% of the SPAC Public Shares exercise redemption rights with respect to their SPAC Public Shares.

Assuming 75% Redemption scenario:    This presentation assumes that the SPAC Public Shareholders holding 75% of the SPAC Public Shares exercise redemption rights with respect to their SPAC Public Shares.

Assuming 100% Redemption scenario:    This presentation assumes that the SPAC Public Shareholders holding 100% of the SPAC Public Shares exercise redemption rights with respect to their SPAC Public Shares.

If actual facts are different from these assumptions, the percentage ownership retained by each party in NewCo, and associated ownership percentage, will be different.

	0%		25%		50%		75%		100%
	(No Redemption)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Old Xanadu Shareholders(1)	258,424,293	81%	258,424,293	82%	258,424,293	84%	258,424,293	86%	258,424,293	87%
PIPE Investors	27,500,000	9%	27,500,000	9%	27,500,000	9%	27,500,000	9%	27,500,000	9%
SPAC Public Shareholders(2)	24,200,000	8%	18,700,000	6%	13,200,000	5%	7,700,000	3%	2,200,000	1%
SPAC Private Shareholders(3)	704,000	0%	704,000	0%	704,000	0%	704,000	0%	704,000	0%
Sponsor(4)	7,333,333	2%	7,333,333	2%	7,333,333	2%	7,333,333	2%	7,333,333	3%
Total	318,161,626	100%	312,661,626	100%	307,161,626	100%	301,661,626	100%	296,161,626	100%

____________

(1)      Includes 1,128,429 NewCo Class B Subordinate Voting Shares and 257,295,864 NewCo Class A Multiple Voting Shares.

(2)      Includes 2,200,000 shares issued upon the exercise of SPAC Rights.

(3)      Includes 420,000 SPAC Private Shares held by the Sponsor and 42,000 SPAC Class A Shares which will be issued to the Sponsor upon the exchange of 420,000 SPAC Private Rights. Also includes 176,000 SPAC Private Shares held by Cohen & Company Capital Markets and 44,000 SPAC Private Shares held by JonesTrading Institutional Services LLC. Also includes 22,000 SPAC Class A Shares issued upon the exercise of SPAC Private Rights to the remaining SPAC Private Shareholders.

(4)      Includes the Lock-Up Securities, comprised of 1,100,000 SPAC Class B Shares, subject to forfeiture during the Vesting Term. See the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information — Earn-out Shares” and “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement”.

The following table illustrates varying ownership levels of NewCo immediately following the Business Combination on a fully diluted basis and includes the assumptions set forth above in addition to the forgoing assumptions:

Assuming Exercise of Old Xanadu Warrants:    The following table assumes the exercise of all outstanding Old Xanadu Warrants to purchase a total of 525,254 NewCo Class A Multiple Voting Shares and 159,564 NewCo Class B Subordinate Voting Shares.

Assuming Exercise of Old Xanadu Options:    The following table assumes the exercise of all outstanding Old Xanadu Options to purchase a total of 3,294,222 NewCo Class A Multiple Voting Shares and 41,120,199 NewCo Class B Subordinate Voting Shares.

	0%		25%		50%		75%		100%
	(No Redemption)								(Maximum Redemption)
	Shares	%	Shares	%	Shares	%	Shares	%	Shares	%
Old Xanadu Shareholders(1)	258,424,293	71%	258,424,293	72%	258,424,293	73%	258,424,293	75%	258,424,293	76%
Old Xanadu Options(2)	44,414,421	12%	44,414,421	13%	44,414,421	13%	44,414,421	13%	44,414,421	13%
Old Xanadu Warrants(3)	684,818	0%	684,818	0%	684,818	0%	684,818	0%	684,818	0%
PIPE Investors	27,500,000	8%	27,500,000	8%	27,500,000	8%	27,500,000	8%	27,500,000	8%
SPAC Public Shareholders(4)	24,200,000	7%	18,700,000	5%	13,200,000	4%	7,700,000	2%	2,200,000	1%
SPAC Private Placement Shareholders(5)	704,000	0%	704,000	0%	704,000	0%	704,000	0%	704,000	0%
SPAC Sponsor Shares(6)	7,333,333	2%	7,333,333	2%	7,333,333	2%	7,333,333	2%	7,333,333	2%
Total	363,260,865	100%	357,760,865	100%	352,260,865	100%	346,760,865	100%	341,260,865	100%

____________

(1)      Includes 1,128,429 NewCo Class B Subordinate Voting Shares and 257,295,864 NewCo Class A Multiple Voting Shares.

(2)      Includes 3,294,222 NewCo Class A Multiple Voting Shares and 41,120,199 NewCo Class B Subordinate Voting Shares.

(3)      Includes 525,254 NewCo Class A Multiple Voting Shares and 159,564 NewCo Class B Subordinate Voting Shares.

(4)      Includes 2,200,000 shares issued upon the exercise of SPAC Rights.

(5)      Includes 420,000 SPAC Private Shares held by the Sponsor and 42,000 SPAC Class A Shares which will be issued to the Sponsor upon the exchange of 420,000 SPAC Private Rights. Also includes 176,000 SPAC Private Shares held by Cohen & Company Capital Markets and 44,000 SPAC Private Shares held by JonesTrading Institutional Services LLC. Also includes 22,000 SPAC Class A Shares issued upon the exercise of SPAC Private Rights to the remaining SPAC Private Shareholders.

(6)      Includes the Lock-Up Securities, comprised of 1,100,000 SPAC Class B Shares, subject to forfeiture during the Vesting Term. See the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information — Earn-out Shares” and “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement”.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section of this proxy statement/prospectus entitled “About This Proxy Statement/Prospectus.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Dilution

The following table presents the net tangible book value per share at various redemption levels assuming various material potential sources of dilution (but excluding the effects of the Business Combination transaction itself).

	0%	25%	50%	75%	100%
Offering Price of the Securities in the IPO price per share	$10.00	$10.00	$10.00	$10.00	$10.00
Net tangible book value, as adjusted, as of September 30, 2025(1)	$212,188,121	$156,253,121	$100,318,121	$44,383,121	$(11,551,879)
As adjusted Shares, as of September 30, 2025(2)	32,237,333	26,737,333	21,237,333	15,737,333	10,237,333
Net tangible book value per share, as adjusted, as of September 30, 2025	$6.58	$5.84	$4.72	$2.82	$(1.13)
Dilution per share to SPAC Public Shareholders	$3.42	$4.16	$5.28	$7.18	$11.13

____________

(1)      See table below for reconciliation of net tangible book value, as adjusted

(2)      See table below for reconciliation of as adjusted shares.

	0%(1)	25%(2)	50%(3)	75%(4)	100%(5)
Net tangible book value per share, as adjusted, as of September 30, 2025	$6.58	$5.84	$4.72	$2.82	$(1.13)

Numerator adjustments
SPAC net tangible book value	(8,127,497)	(8,127,497)	(8,127,497)	(8,127,497)	(8,127,497)
Transaction expenses to be incurred by SPAC	(3,424,382)	(3,424,382)	(3,424,382)	(3,424,382)	(3,424,382)
Reclassification of shares subject to redemption to equity	223,740,000	167,805,000	111,870,000	55,935,000	—
Net tangible book value, as adjusted, as of September 30, 2025	212,188,121	156,253,121	100,318,121	44,383,121	(11,551,879)

Denominator adjustments
SPAC Public Shareholders(6)	24,200,000	18,700,000	13,200,000	7,700,000	2,200,000
SPAC Private Shareholders(7)	704,000	704,000	704,000	704,000	704,000
SPAC Class B Shares(8)	7,333,333	7,333,333	7,333,333	7,333,333	7,333,333
As adjusted SPAC shares outstanding(9)	32,237,333	26,737,333	21,237,333	15,737,333	10,237,333

____________

(1)      Reclassification of shares subject to redemption assumes that no SPAC Public Shareholders exercise their redemption rights with respect to their shares of SPAC Class A ordinary shares for a pro rata share of the NewCo in the Trust Account.

(2)      Assumes that 25% of SPAC Public Shareholders, holding 5,500,000 shares of SPAC Class A ordinary shares, exercise their redemption rights for an aggregate payment of $55.9 million (based on the per-share redemption price of $10.17 per share) from the Trust Account. The remaining shares subject to redemption of $167.8 million is reclassified to equity.

(3)      Assumes that 50% of SPAC Public Shareholders, holding 11,000,000 shares of SPAC Class A ordinary shares, exercise their redemption rights for an aggregate payment of $111.9 million (based on the per-share redemption price of $10.17 per share) from the Trust Account. The remaining shares subject to redemption of $111.9 million is reclassified to equity.

(4)      Assumes that 75% of SPAC Public Shareholders, holding 16,500,000 shares of SPAC Class A ordinary shares, exercise their redemption rights for an aggregate payment of $167.8 million (based on the per-share redemption price of $10.17 per share) from the Trust Account. The remaining shares subject to redemption of $55.9 million is reclassified to equity.

(5)      Assumes that all SPAC Public Shareholders, holding 22,000,000 shares of SPAC Class A ordinary shares, exercise their redemption rights for an aggregate payment of $223.7 million (based on the per share redemption price of $10.17 per share) from the Trust Account.

(6)      Includes 2,200,000 shares issued upon the exercise of SPAC Rights.

(7)      Includes 420,000 SPAC Private Shares held by the Sponsor and 42,000 SPAC Class A Shares which will be issued to the Sponsor upon the exchange of 420,000 SPAC Private Rights. Also includes 176,000 SPAC Private Shares held by Cohen & Company Capital Markets and 44,000 SPAC Private Shares held by JonesTrading Institutional Services LLC. Also includes 22,000 SPAC Class A Shares issued upon the exercise of SPAC Private Rights to the remaining SPAC Private Shareholders.

(8)      Includes the Lock-Up Securities, comprised of 1,100,000 SPAC Class B Shares, subject to forfeiture during the Vesting Term. See the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information — Earn-out Shares” and “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement”.

(9)      This total excludes the shares issued to PIPE Investors as SPAC is not the issuing entity and the Business Combination had not been signed and consummated until November 3, 2025.

In addition to the dilution presented in the tables above, non-redeeming SPAC Public Shareholders may experience dilution, including due to: (i) the issuance of shares of NewCo Class B Subordinate Voting Shares and NewCo Class A Multiple Voting Shares as part of the consideration in connection with the consummation of the Business Combination; (ii) the exercise of Old Xanadu Warrants; (iii) the exercise of Old Xanadu Options; (iv) the repayment of any outstanding working capital loans to SPAC, which at the Sponsor’s option may be repaid in NewCo Class B Subordinate Voting Shares, and (v) future issuances or grants of equity or equity-linked securities by NewCo pursuant to the equity incentive plan that is expected to be adopted on the Closing Date. See “Risk Factors — Additional Risks Related to NewCo, Ownership of NewCo Shares Following the Business Combination and NewCo Operating as a Public Company — Subsequent to the completion of the Business Combination, NewCo will issue additional NewCo Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to its shareholders,” “— The Proposed Articles of Amendment permit NewCo to issue an unlimited number of NewCo Class B Subordinate Voting Shares without additional shareholder approval, which would result in immediate dilution to existing NewCo Shareholders and may have an adverse effect on the value of their shareholdings” and “Proposal No. 1 — The Business Combination Proposal — Material Effects of the Business Combination and the PIPE Investment.”

The foregoing disclosure is not a guarantee that the trading price of the NewCo Class B Subordinate Voting Shares will not be below the IPO price of $10.00, nor is the disclosure a guarantee that NewCo will attain any of the levels of valuation presented. In addition, all of the relative percentages above are for illustrative purposes only and are based upon certain assumptions, including those described above. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary, potentially materially, from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

For purposes of Item 1604(c)(1) of Regulation S-K, NewCo would have 318,161,626 NewCo Shares outstanding after giving effect to the Business Combination under the no additional redemptions scenario. Where there are no redemptions, the company valuation is based on the IPO price of $10.00 and is therefore calculated as: $10.00 (SPAC per share IPO price) times 318,161,626 NewCo Shares, or $3,181,616,260. The following table illustrates the valuation at the offering price of the securities at the IPO price of $10.00 per share for each redemption scenario:

	0%	25%	50%	75%	100%
SPAC Shares valuation based on offering price of the securities in the IPO of $10.00 per share	$322,373,330	$267,373,330	$212,373,330	$157,373,330	$102,373,330
SPAC Shares outstanding post Business Combination(1)	32,237,333	26,737,333	21,237,333	15,737,333	10,237,333
Old Xanadu Shares valuation based on offering price of the securities in the IPO of $10.00 per share	$2,584,242,930	$2,584,242,930	$2,584,242,930	$2,584,242,930	$2,584,242,930
Old Xanadu Shares outstanding post Business Combination(2)	258,424,293	258,424,293	258,424,293	258,424,293	258,424,293
Other shares valuation based on offering price of the securities in the IPO of $10.00 per share	$275,000,000	$275,000,000	$275,000,000	$275,000,000	$275,000,000

	0%	25%	50%	75%	100%
Other shareholder shares outstanding post Business Combination(3)	27,500,000	27,500,000	27,500,000	27,500,000	27,500,000
Total valuation based on offering price of the securities in the IPO of $10.00 per share	$3,181,616,260	$3,126,616,260	$3,071,616,260	$3,016,616,260	$2,961,616,260
Total shares outstanding post Business Combination	318,161,626	312,661,626	307,161,626	301,661,626	296,161,626

____________

          The required disclosure is not a guarantee that the trading price of the combined company will not be below the offering price in the SPAC IPO, nor is the disclosure a guarantee the company valuation will attain one of the stated levels of valuation.

(1)      This total includes shares to be issued to SPAC Public Shareholders, SPAC Private Shareholders, and Sponsor upon consummation of the Business Combination.

(2)      This total includes shares to be issued to Old Xanadu Shareholders upon consummation of the Business Combination. This total excludes the dilutive effect of 45,099,239 shares representing 684,818 outstanding Old Xanadu Warrants and 44,414,421 Old Xanadu Options.

(3)      This total includes 27,500,000 shares to be issued to PIPE Investors upon consummation of the Business Combination.

Certain Information Relating to NewCo

NewCo Board Before the Business Combination

Christian Weedbrook is the sole director of NewCo. In connection with the Business Combination, Glenda Dorchak, William I. Fradin, Eliot Pence, Michelle Reynolds and Heidi Shyu are also expected to be elected to the NewCo Board.

NewCo Board and Executive Officers Following the Business Combination

Christian Weedbrook is currently the sole director of NewCo. Each of Christian Weedbrook, Michael Trzupek, Rafal Janik, Rebecca Laramée and Natalie Wilmore are officers of NewCo and Old Xanadu. Each of the following directors of NewCo are expected to be elected in connection with the Business Combination at or prior to the Closing:

Name	Age	Residence	Position
Executive Officers
Christian Weedbrook	49	Toronto, Ontario, Canada	Chief Executive Officer and Director
Michael Trzupek	55	Redmond, Washington, United States	Chief Financial Officer
Rafal Janik	42	Toronto, Ontario, Canada	Chief Operating Officer
Rebecca Laramée	41	Toronto, Ontario, Canada	Chief People Officer
Natalie Wilmore	40	Weston, Connecticut, United States	Chief Legal Officer
Director Nominees
Glenda Dorchak	71	Los Altos Hills, California, United States	Director
William (Bill) I. Fradin	42	New York, New York, United States	Director
Eliot Pence	43	Washington, District of Columbia, United States	Director
Michelle Reynolds	42	Cincinnati, Ohio, United States	Director
Heidi Shyu	72	Arlington, Virginia, United States	Director

The NewCo Board is expected to determine that Christian Weedbrook is not an Independent Director based on his relationships with NewCo.

At the Closing, it is expected that (i) each of the officers and directors listed above will hold the indicated offices and (ii) each of the director nominees listed above will be members of the NewCo Board. Please see the section entitled “Management of NewCo After the Business Combination” elsewhere in this proxy statement/prospectus for biographies and additional information.

Employment and Compensation Arrangements

NewCo expects that prior to the consummation of the Business Combination, Old Xanadu’s executive officers will continue to be employed by Old Xanadu. After consummation of the Business Combination and once NewCo’s Governance, Compensation and Nominating Committee is formed, executive compensation decisions will be made by the NewCo Board based on recommendations made by NewCo’s Governance, Compensation and Nominating Committee. NewCo’s Governance, Compensation and Nominating Committee will review executive compensation arrangements and recommend to the NewCo Board any adjustments that it believes are appropriate in structuring NewCo’s executive compensation arrangements.

Please see the section entitled “Executive Compensation” elsewhere in this proxy statement/prospectus for additional information.

Indemnification and Insurance Obligations of NewCo Following the Business Combination

Under Section 136 of the OBCA, NewCo may indemnify an individual who (i) is or was a director or officer of NewCo, (ii) is or was a director or officer of another entity who acts or acted at the request of NewCo, or (iii) at the request of NewCo acts or acted in a similar capacity (collectively, “Indemnified Persons”) against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by such Indemnified Person in respect of any civil, criminal, administrative or investigative proceeding in which the Indemnified Person is involved by reason of being or having been a director or officer (or in a comparable capacity), if (A) the Indemnified Person acted honestly and in good faith with a view to the best interests of NewCo (or, as the case may be, the other entity for which the Indemnified Person acted at NewCo’s request), and (B) in the case of a criminal or administrative proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that the Indemnified Person’s conduct was lawful (collectively, the “Indemnification Conditions”).

NewCo may advance monies to an Indemnified Person for the costs, charges and expenses of a proceeding, provided the Indemnified Person agrees to repay such amounts if the Indemnification Conditions are not satisfied. In addition, NewCo shall indemnify an Indemnified Person in respect of costs, charges and expenses reasonably incurred by the Indemnified Person in connection with the defense of a proceeding to which the Indemnified Person was made a party, if the Indemnified Person was substantially successful on the merits or otherwise and the Indemnification Conditions are satisfied.

As permitted by the OBCA, the Proposed By-Laws will require that an Indemnified Person be entitled to indemnity from NewCo against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative or investigative action or other proceeding in which the individual is involved because of that association with NewCo or other entity.

NewCo intends to enter into customary indemnification agreements with each of its directors and will also purchase and maintain insurance for each director and officer against any liability incurred by the director or officer as a result of their holding office in NewCo or a related body corporate.

Please see the subsection entitled “Management of NewCo After the Business Combination — NewCo Board — Indemnification and Insurance Obligations of NewCo Following the Business Combination” elsewhere in this proxy statement/prospectus for additional information.

Listing of NewCo Class B Subordinate Voting Shares on Nasdaq and the TSX

NewCo Class B Subordinate Voting Shares currently are not traded on a stock exchange. NewCo intends to apply to have the NewCo Class B Subordinate Voting Shares listed on the Nasdaq and the TSX under the ticker symbol “XNDU”, respectively. Any such listing of the NewCo Class B Subordinate Voting Shares will be conditional upon NewCo fulfilling all of the listing requirements and conditions of each of Nasdaq and the TSX. There is no assurance that Nasdaq or the TSX will approve NewCo’s listing application. It is a condition to completion of the Business Combination that Nasdaq and the TSX have approved the listing of the NewCo Class B Subordinate Voting Shares.

Restrictions on Resales

Pursuant to federal U.S. securities laws, all NewCo Class B Subordinate Voting Shares issued in the Business Combination pursuant to the Registration Statement will be freely tradable by holders who are not “affiliates” of NewCo and are not subject to contractual transfer restrictions. By contrast, (i) NewCo securities received by persons who are, or become, “affiliates” of NewCo for purposes of Rule 144 under the Securities Act may be resold only in transactions permitted by Rule 144 or pursuant to an effective registration statement (and, if applicable, after the expiration of any lock-up under the Investor and Registration Rights Agreement), and (ii) NewCo securities issued in exempt transactions (including securities issued in the PIPE Financing) will be “restricted securities” and may be resold only as permitted by the Securities Act (including Rule 144) or an effective registration statement and, if applicable, after any contractual lock-up period. Persons who may be deemed affiliates of NewCo generally include individuals or entities that control, are controlled by or are under common control with NewCo and may include NewCo’s directors, executive officers and principal shareholders.

All NewCo Class B Subordinate Voting Shares issued to SPAC Public Shareholders in the Business Combination pursuant to the Registration Statement are expected to be issued without Canadian restrictive legends and may be resold in each of the provinces and territories of Canada in reliance on the “first trade” exemption under National Instrument 45-102 — Resale of Securities (“NI 45-102”), provided that: (i) NewCo is, and has been, a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade (which seasoning period will commence upon NewCo becoming a reporting issuer by obtaining a receipt for its final non-offering prospectus in Ontario); (ii) the trade is not a “control distribution” (as defined in NI 45-102); (iii) no unusual effort is made to prepare the market or create a demand for the securities; (iv) no extraordinary commission or consideration is paid in respect of the trade; and (v) if the selling securityholder is an insider or officer of NewCo (as defined under applicable Canadian securities laws), such insider or officer has no reasonable grounds to believe that NewCo is in default of applicable Canadian securities legislation. Holders should consult their own advisors regarding any applicable resale restrictions, including with respect to other securities issued in exempt transactions.

Delisting of SPAC Class A Shares and Deregistration of SPAC

SPAC, Old Xanadu and NewCo anticipate that, following consummation of the Business Combination, the SPAC Class A Shares, SPAC Units and SPAC Rights will be no longer qualified on Nasdaq, and SPAC will be deregistered under the Exchange Act.

Comparison of Corporate Governance and Shareholder Rights

Until SPAC effects its Continuance, Cayman Islands law and the SPAC Articles will govern the rights of SPAC Shareholders. Following the Continuance and prior to the Arrangement Effective Time, the OBCA and the Crane Harbor Ontario Governing Documents will govern the rights of SPAC Shareholders. There are certain differences in the rights of SPAC Shareholders prior to the Continuance and the rights of SPAC Shareholders following the Continuance. Please see the sections entitled “Proposal No. 2 — The Continuance Proposal” and “Comparison of Corporate Governance and Shareholder Rights” elsewhere in this proxy statement/prospectus for additional information.

As a step in the Arrangement and at the time specified in the Plan of Arrangement, SPAC Shareholders will become holders of NewCo Class B Subordinate Voting Shares, and, thereafter, Ontario law and the Proposed Articles of Amendment and Proposed By-laws will govern the rights of NewCo Shareholders. There are certain differences in the rights of SPAC Shareholders prior to the Business Combination and the rights of NewCo Shareholders after the Business Combination. Please see the section entitled “Comparison of Corporate Governance and Shareholder Rights” elsewhere in this proxy statement/prospectus for additional information.

Regulatory Matters

Please see the section entitled “Regulatory Approvals Related to the Business Combination” elsewhere in this proxy statement/prospectus.

Material Tax Considerations with Respect to the Business Combination and Ownership of NewCo Shares

Please see the sections entitled “Material U.S. Federal Income Tax Considerations” elsewhere in this proxy statement/prospectus.

Anticipated Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, SPAC will be treated as the accounting acquiree for financial reporting purposes and Old Xanadu will be treated as the accounting acquirer. NewCo is the legal parent and is not considered to be the accounting acquirer or acquiree in the transaction under U.S. GAAP. This conclusion reflects, among other factors, that Old Xanadu’s existing shareholders are expected to hold a majority of the voting power of NewCo immediately following Closing, Old Xanadu’s management will comprise the senior management of NewCo, Old Xanadu will conduct the ongoing operations of the combined company, and a majority of the NewCo Board will be designees associated with Old Xanadu. Accordingly, for accounting purposes, the Business Combination will be treated as a capital transaction in which Old Xanadu is deemed to have issued equity for the net assets of SPAC, with no goodwill or other intangible assets recorded and SPAC’s net assets recognized at historical cost. Old Xanadu’s historical financial statements will become the historical financial statements of NewCo, and periods prior to the Business Combination will reflect Old Xanadu’s results of operations. Any rights and other SPAC instruments assumed or exchanged in the Business Combination will be evaluated at Closing for classification and measurement in accordance with U.S. GAAP; no goodwill recognition is expected, and no material income statement impact is anticipated solely from the exchange of equivalent warrant instruments at Closing.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that:

1.      The Arrangement under Section 182 of the OBCA involving SPAC, Old Xanadu, and NewCo, all as more particularly described and set forth in the proxy statement/prospectus, and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.      The Plan of Arrangement involving SPAC, Old Xanadu, and Newco, the full text of which is set out in Annex B to the proxy statement/prospectus, as the Plan of Arrangement may be amended, modified or supplemented in accordance with its terms, is hereby authorized, approved and adopted.

3.      The Business Combination Agreement (including the Plan of Arrangement attached thereto) and all of the transactions contemplated therein, the actions of the directors of SPAC in approving the Arrangement, and the actions of the officers of SPAC in executing and delivering the Business Combination Agreement and any amendments thereto and causing the performance by SPAC of its obligations thereunder, are hereby ratified and approved.

4.      The SPAC be and is hereby authorized to take all steps necessary or desirable to, either alone or jointly, apply to the Court for the Final Order to approve the Arrangement on the terms set forth in the Business Combination Agreement and the Plan of Arrangement (as they may be amended, modified or supplemented) and to deliver the articles of arrangement and any other required documents and information to the OBCA Director.

5.      Notwithstanding that this resolution has been passed (and the Arrangement approved and adopted) by the SPAC Shareholders (as defined in the Business Combination Agreement) or that the Arrangement has been approved by the Court, the directors of SPAC are hereby authorized and empowered, at their discretion, without further notice to or approval of the SPAC Shareholders: (i) to amend either or both of the Business Combination Agreement and the Plan of Arrangement, in accordance with the respective terms thereof; and (ii) not to proceed with the Arrangement and any related transactions, in each case, subject to the terms of the Business Combination Agreement.

6.     Any officer or director of SPAC is hereby authorized and directed, for and on behalf of SPAC, to execute, or cause to be executed, and to deliver, or cause to be delivered, all such other documents, agreements and instruments and to perform, or cause to be performed, all such other acts and things as in such person’s opinion may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or instruments or the doing of any such acts or thing.”

Vote Required for Approval

The Closing is conditioned on the approval of the Continuance Proposal and the Business Combination Proposal at the Extraordinary General Meeting.

The Business Combination Proposal (and consequently, the Business Combination Agreement, the Business Combination, the Arrangement, and the Plan of Arrangement) will be approved and adopted only if the holders of at least two-thirds of the SPAC Shares present in person, virtually or represented by proxy and entitled to at the Extraordinary General Meeting vote “FOR” the Business Combination Proposal, voting as a single class.

Approval of the Business Combination Proposal is conditioned on the approval of each of the other proposals presented at the Extraordinary General Meeting, except for the Adjournment Proposal, and each of the other proposals, other than the Adjournment Proposal, is conditioned on the approval and adoption of the Business Combination Proposal.

Recommendation of the Board

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE CONTINUANCE PROPOSAL

SPAC is currently incorporated as a Cayman Islands exempted company. Pursuant to the Business Combination Agreement and subject to the terms and conditions contained therein, in connection with the Business Combination, SPAC proposes to be continued from the Cayman Islands to the Province of Ontario, Canada and continue as a corporation existing under the OBCA. This transaction is known as a “Continuance” under Ontario law, including the OBCA. As discussed in this proxy statement/prospectus, SPAC Shareholders are being asked to consider and vote upon a proposal to approve the Continuance, and in connection therewith, the adoption of the Crane Harbor Ontario Governing Documents, which includes the Proposed Articles of Continuance and the Proposed SPAC By-laws, substantially in the forms attached to this proxy statement/prospectus as Annex C and Annex D, respectively. You should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Continuance. In particular, you are directed to the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.

Effect of Continuance

Upon the Continuance, the Cayman Islands Companies Act will cease to apply to SPAC and it will thereupon become subject to the OBCA, as if it had been originally incorporated as an Ontario corporation. The Continuance will not create a new legal entity, affect the continuity of SPAC or result in a change in its business. The existing board of directors will continue to constitute the board of directors upon the Continuance becoming effective.

The Continuance will not affect SPAC’s status as a listed company on Nasdaq, as a reporting issuer under the securities laws of the United States, and SPAC will remain subject to the requirements of such laws.

As of the Continuance Effective Date, SPAC’s current organizational documents — the SPAC Articles — will be replaced with Proposed Articles of Continuance and the Proposed SPAC By-laws, the legal domicile of SPAC will be the Province of Ontario, SPAC will no longer be subject to the provisions of the Companies Act and will be subject to the provisions of the OBCA, the rights, privileges, restrictions and conditions attached to the SPAC Shares will be replaced with the rights, privileges, restrictions and conditions set out in the Proposed Articles of Continuance and the SPAC Shares will be without par value. In this proxy statement/prospectus, we refer to SPAC after the effective time of the Continuance as “Crane Harbor Ontario”.

Comparison of Cayman Island Companies Act and OBCA

Upon the Continuance, Crane Harbor Ontario will be governed by the OBCA. There are differences between the rights of SPAC Shareholders under Cayman Islands law and SPAC Shareholders rights under Ontario law, including the OBCA, following the Continuance. For a summary comparison of the material differences between the rights of SPAC Shareholders under Cayman Islands law and rights applicable to shareholders of corporations existing under the OBCA, including Crane Harbor Ontario, see “Comparison of Corporate Governance and Shareholder Rights” elsewhere in this proxy statement/prospectus, which section also describes the differences between the rights of SPAC Shareholders under Cayman Islands law and the rights of NewCo Shareholders following the completion of the Business Combination under Ontario law.

Comparison of SPAC and Crane Harbor Ontario Governing Documents

As part of the Continuance, SPAC proposes to adopt the Crane Harbor Ontario Governing Documents. The adoption of the Crane Harbor Ontario Governing Documents will result in material differences from provisions contained in or omitted from the SPAC Articles. The differences are described below. You should also carefully read the full text of the proposed Crane Harbor Ontario Governing Documents, which are attached as Annex C and Annex D to this proxy statement/prospectus. The following summary description of provisions of the Crane Harbor Ontario Governing Documents is qualified by reference to the full text of the Crane Harbor Ontario Governing Documents and the OBCA.

Rights of SPAC Shareholders (a Cayman Islands Exempted Company)	Rights of Crane Harbor Ontario Shareholders (an Ontario Corporation)
Authorized Capital/Shares

SPAC is authorized to issue a maximum of 555,000,000 shares with a par value of $0.0001 each, divided into three classes as follows: (i) 500,000,000 SPAC Class A Shares, (ii) 50,000,000 SPAC Class B Shares, and (iii) 5,000,000 preferred shares of a nominal or par value of $0.0001 each. As of the date of this proxy statement/prospectus, SPAC has 22,640,000 SPAC Class A Shares and 7,333,333 SPAC Class B Shares issued and outstanding.

Under the SPAC Articles, the SPAC Board, by resolution (either by unanimous written resolution or by a majority of votes of the directors of the SPAC (the “Directors”) pursuant to the SPAC Articles), may divide shares into certain classes or series from time to time and fix certain rights (including voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different classes or series.

Crane Harbor Ontario is authorized to issue: (i) 500,000,000 Class A ordinary shares (“New SPAC Class A Shares”); (ii) 50,000,000 Class B ordinary shares (“New SPAC Class B Shares”); and (iii) 5,000,000 preference shares (“Preferred Shares”)

The Preferred Shares may be issued at any time and from time to time in one or more series which may be composed of such number of shares and with such designations, rights, privileges, restrictions and conditions to be attached to the shares of such series which may be fixed by the board of directors of Crane Harbor Ontario.

Voting Rights

Under the Cayman Islands Companies Act and the SPAC Articles, routine corporate matters may be approved by an ordinary resolution (being the affirmative vote of at least a simple majority of the shareholders present in person or represented by proxy at the general meeting and entitled to vote on such matter). The SPAC Shareholders will have one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law or the applicable stock exchange rules then in effect, except that (i) only holders of the SPAC Class B Shares have the right to vote on the appointment and removal of directors prior to the Business Combination, and (ii) in a vote to continue SPAC in a jurisdiction outside the Cayman Islands (which requires a special resolution), only holders of the SPAC Class B Shares have the right to vote.

The holders of New SPAC Class A Shares and New SPAC Class B Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation and to one vote in respect of each Class A Share or Class B Share, as applicable, held at all such meetings (except meetings at which only holders of another specified class or series of shares are entitled to vote, pursuant to the provisions of the OBCA; provided that, prior to the consummation of a Business Combination (as defined in the Proposed Articles of Continuance) and for so long as there are New SPAC Class B Shares outstanding, only holders of New SPAC Class B Shares shall be entitled to vote to elect or remove directors of the Crane Harbor Ontario (the “Crane Harbor Ontario Board”.

Except as required by the OBCA or as set forth in the Proposed Articles of Continuance, holders of New SPAC Class A Shares and New SPAC Class B Shares shall vote together as a single class.

The holders of New SPAC Class A Shares and New SPAC Class B Shares are not entitled to vote separately as a class upon any proposal to amend the articles of Crane Harbor Ontario to (i) increase or decrease any maximum number of authorized New SPAC Class A Shares or New SPAC Class B Shares, as applicable, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to New SPAC Class A Shares or New SPAC Class B Shares; (ii) create a new class of shares equal or superior to the New SPAC Class A Shares or New SPAC Class B Shares, as applicable; or (iii) effect an exchange, reclassification or cancellation of the New SPAC Class A Shares or New SPAC Class B Shares, as applicable.

Rights of SPAC Shareholders (a Cayman Islands Exempted Company)	Rights of Crane Harbor Ontario Shareholders (an Ontario Corporation)
Dividends

Under the Cayman Islands Companies Act and the SPAC Articles, the Directors, by resolution (either by unanimous written resolution or by a majority of votes pursuant to the SPAC Articles), may declare dividends on shares in issue and authorize payment out of the funds of SPAC lawfully available therefor. The directors may, subject to the preference of any classes of shares, authorize a dividend at such time and of such an amount as they think fit if they are satisfied that SPAC will, immediately after the payment of the dividend, satisfy the solvency test (that is, if the directors can determine based on the facts at the time that the company can in the future, following the payment of the dividend, pay its debts as they fall due in the ordinary course of business).

Directors may, before resolving to pay any distribution, set aside such sums as they think proper as a reserve or reserves.

The Directors may by resolution (either by unanimous written resolution or by a majority of votes pursuant to the SPAC Articles), resolve that any dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any shareholders upon the basis of the value so fixed in order to adjust the rights of all the shareholders and may vest any such specific assets in trustees in such manner as may seem appropriate to the Directors.

Dividends may be paid out of the realised or unrealized profits, share premium account or any other sources as permitted under Cayman Islands law.

Subject to the prior rights of the holders of the Preferred Shares and any other class of shares ranking senior to the New SPAC Class A Shares and New SPAC Class B Shares, the holders of the New SPAC Class A Shares and New SPAC Class B Shares shall be entitled to receive dividends, if, as and when declared by the Crane Harbor Ontario Board.

Election of Directors

The Cayman Islands Companies Act provides that there must be at least one (1) director of SPAC. The SPAC Articles provide that the SPAC Board shall consisting of not less than one person provided however that the SPAC may by ordinary resolution (a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution) increase or reduce the limits in the number of Directors.

The SPAC Articles provide that the SPAC may by ordinary resolution (a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution) appoint any person to be a Director, provided that prior

The Proposed SPAC By-laws will provide that the Crane Harbor Ontario Board will consist of such number of directors as is fixed by the Proposed Articles of Continuance, or where the Proposed Articles of Continuance specify a variable number, will consist of such number of directors as is not less than the minimum nor more than the maximum number of directors provided in the Proposed Articles of Continuance and as will be fixed from time to time by special resolution of the Crane Harbor Ontario shareholders.

The Proposed Articles of Continuance will provide that the Crane Harbor Ontario Board will consist of not less than one (1) directors and not more than ten (10) directors.

Rights of SPAC Shareholders (a Cayman Islands Exempted Company)	Rights of Crane Harbor Ontario Shareholders (an Ontario Corporation)

to the consummation of a Business Combination and for so long as there are SPAC Class B Shares in issue, only the holders of the SPAC Class B Shares shall be entitled to vote on any such ordinary resolution.

After a Business Combination, the SPAC may by ordinary resolution (a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution) appoint any person to be a Director.

If the Crane Harbor Ontario Board is empowered by special resolution to determine the number of directors within a range set out in the Proposed Articles of Continuance, the Crane Harbor Ontario Board may appoint additional directors provided that after such appointment the total number of directors would not be greater than one and one-third times the number of directors required to have been elected at the last annual meeting nor greater than the maximum number set out in the Proposed Articles of Continuance and that the number of directors to be elected at the annual meeting shall be the number of directors last determined by the Crane Harbor Ontario Board.

The Proposed SPAC By-laws provide for timely notice and written form requirements with respect to the nomination of directors.

Removal of Directors; Vacancies

The SPAC Articles provide that the office of a director will be vacated if the director: (i) the Director gives notice in writing to SPAC that they resign the office of Director; (ii) the Director is absent (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that they have by reason of such absence vacated office; (iii) the Director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally, (iv) the Director is found to be or becomes of unsound mind, and (v) all of the other Directors (being not less than two in number) determine that the Director should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the SPAC Articles or by a resolution in writing signed by all of the other Directors.

The SPAC Articles provide that the SPAC may by ordinary resolution (a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution) remove any person to be a Director, provided that prior to the consummation of a Business Combination and for so long as there are SPAC Class B Shares in issue, only the holders of the SPAC Class B Shares shall be entitled to vote on any such ordinary resolution.

After a Business Combination, the SPAC may by ordinary resolution (a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution) appoint any person to be a Director.

Except as the Cayman Islands Companies Act or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the

The Proposed SPAC By-laws will allow for the removal of a director by ordinary resolution of the Crane Harbor Ontario Shareholders passed at a special meeting.

The Proposed SPAC By-laws will specify a director whose removal is to be proposed at a meeting must be informed of the time and place of the meeting within the same delays as those prescribed for the calling of such meeting. Such director may attend the meeting and be heard or, if not in attendance, may explain, in a written statement read by the individual presiding over the meeting or made available to the shareholders before or at the meeting, why he or she opposes the resolution proposing his or her removal.

Under the OBCA, a vacancy among the directors created by the removal of a director may be filled by the shareholders entitled to vote at the meeting at which the director is removed or, if not filled by the shareholders entitled to vote at such meeting, by the remaining directors. In the case of a vacancy caused by the death, resignation or disqualification to act as a director under the OBCA, the remaining directors may fill the vacancy if they constitute a quorum.

Under the OBCA, if as a result of one or more vacancies, the number of directors in office falls below the number required for a quorum, the remaining directors will call a special meeting of shareholders entitled to vote to fill the vacancy, and if the remaining directors fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder.

Rights of SPAC Shareholders (a Cayman Islands Exempted Company)	Rights of Crane Harbor Ontario Shareholders (an Ontario Corporation)

removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the SPAC Board, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, or by the sole remaining Director. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until their successor shall have been appointed and qualified.

Manner of Acting by Board; Quorum

The quorum for the transaction of the business of the directors may be fixed by the directors, and unless so fixed shall be a majority of the Directors then in office.

Questions arising at any meeting of the directors will be decided by a majority of votes of the directors. In the case of an equality of votes, the chairperson will have a second or casting vote.

The Proposed SPAC By-laws will provide that the quorum for the transaction of business at any meeting of the Crane Harbor Ontario Board will consist of a majority of the directors holding office. If Crane Harbor Ontario has fewer than three directors, all directors must be present at any meeting of the Crane Harbor Ontario Board to constitute a quorum.

Subject to the OBCA, at all meetings of the Crane Harbor Ontario Board, any question shall be decided by a majority of the votes cast on the question and, in the case of an equality of votes, the chairperson of the meeting shall not be entitled to a second or casting vote. Any question at a meeting of the Crane Harbor Ontario Board shall be decided by a show of hands unless a ballot is required or demanded.

Director Action by Written Consent

The SPAC Articles provide that a resolution in writing signed by all the directors will be valid and effective as if it had been passed at a meeting of the directors, or committee of Directors as the case may be, duly convened and held.

The Proposed SPAC By-laws will provide that a resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of the Crane Harbor Ontario Board or a committee thereof is as valid as if it had been passed at a meeting of the Crane Harbor Ontario Board or committee thereof, as the case may be.

Notice Provisions and Record Date

At least five (5) days’ notice in writing (counting from the date service is deemed to take place) will be given of any general meeting.

For the purpose of determining shareholders entitled to receive notice of, attend or vote at any meeting of shareholders, or to determine those shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a shareholder for any other purpose, the directors may provide that the register of members will be closed for transfers for a stated period which will not exceed forty (40) days. If the register of members will be so closed for the purpose of determining those shareholders that are entitled to receive notice of, attend or vote at a meeting of shareholders the register of members will be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination will be the date of the closure of the register of members.

The Proposed SPAC By-laws will provide that a notice of the time and place of each meeting of Crane Harbor Ontario shareholders will be sent not less than 21 days and not more than 50 days before the meeting to each person entitled to vote at the meeting, each director and the auditor of Crane Harbor Ontario. A notice is not required to specify a place of the meeting if the meeting is to be held entirely by one or more telephonic or electronic means, as provided by the OBCA.

The Proposed SPAC By-laws will provide that for the purpose of determining the Crane Harbor Ontario shareholders entitled to receive notice of or to vote at a meeting, the directors may fix in advance a date as the record date for that determination of Crane Harbor Ontario shareholders, but that record date will not precede by more than 60 days or by less than 30 days the date on which the meeting is to be held.

Rights of SPAC Shareholders (a Cayman Islands Exempted Company)	Rights of Crane Harbor Ontario Shareholders (an Ontario Corporation)
Quorum and Actions

Business may only be transacted at a meeting if a quorum is present. A quorum for a general meeting of the shareholders is a simple majority of the holders of shares of the SPAC present in person or by proxy and entitled to vote at that meeting.

The quorum necessary at a meeting to approve a matter pertaining to the modification of rights of shareholders will be one or more shareholders holding (or represented by proxy) one-third in nominal or par value amount of the issued shares of the relevant class of shareholders.

Business may only be transacted at a meeting if a quorum is present. The Proposed SPAC By-Laws will provide that a quorum at any meeting of Crane Harbor shareholders will be persons present not being less than two (2) in number and holding or representing not less than 25% of the shares entitled to be voted at the meeting. If a quorum is present at the opening of any meeting of Crane Harbor Ontario shareholders, the Crane Harbor Ontario shareholders present or represented may proceed with the business of the meeting notwithstanding that a quorum is not present throughout the meeting. If a quorum is not present at the opening of the meeting of Crane Harbor Ontario shareholders, the Crane Harbor Shareholders present or represented may adjourn the meeting to a fixed time and place but may not transact any other business.

Dissolution/Liquidations

The SPAC Articles provide that in the event that SPAC does not consummate a business combination by eighteen months after the closing of the SPAC IPO, SPAC will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the shares issued in the SPAC IPO, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust fund, including interest earned on the trust fund and not previously released to the company to fund regulatory withdrawals and/or to pay income taxes, if any, less up to $100,000 of interest to pay dissolution expenses, divided by the number of public shares then in issue, which redemption will completely extinguish public shareholders’ rights as shareholders of the SPAC (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SPAC’s remaining shareholders and the directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

In the event of the liquidation, dissolution or winding-up of Crane Harbor Ontario, whether voluntary or involuntary, subject to the prior rights of the holders of the Preferred Shares and any other class of shares ranking senior to the New SPAC Class A Shares and New SPAC Class B Shares, the holders of the New SPAC Class A Shares and New SPAC Class B Shares shall be entitled to receive, equally on a share for share basis and without preference or distinction, the remaining property of Crane Harbor Ontario.

The OBCA provides that if a corporation has property or liabilities, or both, it may be wound up voluntarily by special resolution of the shareholders or, if it has issued more than one class of shares, by special resolutions of the holders of each class whether or not they are otherwise entitled to vote. At the meeting at which the special resolution is passed, the shareholders appoint one or more liquidators to wind up the corporation’s business and affairs and distribute its property, and the corporation must file notice of the resolution with the OBCA Director within 10 days. Following completion of the winding up and the liquidator’s final meeting, the corporation is dissolved on the expiration of three months after the filing of the liquidator’s notice that the meeting was held, subject to any court order extending or otherwise ordering dissolution.

A corporation that has no property and no liabilities may be wound up voluntarily by special resolution of the shareholders or, if it has issued more than one class of shares, by special resolutions of the holders of each class whether or not they are otherwise entitled to vote, with dissolution occurring in accordance with the OBCA winding-up procedures described above.

Rights of SPAC Shareholders (a Cayman Islands Exempted Company)	Rights of Crane Harbor Ontario Shareholders (an Ontario Corporation)
Indemnification of Directors and Officers

Every Director and officer of the SPAC (which for the avoidance of doubt, shall not include auditors of the SPAC), together with every former director of the SPAC and former officer of the SPAC shall be indemnified out of the assets of the SPAC against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default, and shall not be liable to the SPAC for any loss or damage incurred by the SPAC as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through their own actual fraud, wilful neglect or wilful default, as determined by a court of competent jurisdiction shall have made a finding to that effect.

As permitted by the OBCA, the Proposed SPAC By-laws will require Crane Harbor Ontario corporation to indemnify directors or officers of Crane Harbor Ontario, former directors or officers of Crane Harbor Ontario or other individuals who, at Crane Harbor Ontario’s request, act or acted as directors or officers or in a similar capacity of another entity of which Crane Harbor Ontario to the extent permitted by the OBCA. Because the Proposed SPAC By-laws will require that indemnification be subject to the OBCA, any indemnification that Crane Harbor Ontario provides is subject to the same restrictions set out in the OBCA which are summarized, in part, in the section entitled “Comparison of Corporate Governance and Shareholder Rights.”

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as a special resolution, that:

1.      SPAC be de-registered in the Cayman Islands pursuant to Article 47 of the SPAC Articles and be continued as a corporation in the Province of Ontario, Canada pursuant to Section 180 of the OBCA, and in connection with such continuation, the Crane Harbor Ontario Governing Documents are hereby adopted, approved and confirmed, without amendment, in all respects and shall replace the SPAC Articles.

2.      SPAC is hereby authorized to apply to the OBCA Director for a certificate of continuance, such that, upon such certificate of continuance becoming effective, SPAC shall become a corporation to which the OBCA applies as if it has been incorporated under OBCA.

3.      Notwithstanding that this resolution has been passed, the directors of SPAC are hereby authorized and empowered, at their discretion, without further notice to or approval of the SPAC Shareholders to not to proceed with the Continuance, at any time prior to the issuance of the certificate giving effect to the Continuance.

4.      The SPAC Board is hereby empowered to determine the number of directors in accordance with the Proposed Articles of Continuance.

5.      Any officer or director of SPAC is hereby authorized and directed, for and on behalf of SPAC, to execute, or cause to be executed, and to deliver, or cause to be delivered, all such other documents, agreements and instruments and to perform, or cause to be performed, all such other acts and things as in such person’s opinion may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such documents, agreements or instruments or the doing of any such acts or thing.”

Vote Required for Approval

The Closing is conditioned on the approval of the Continuance Proposal and the Business Combination Proposal at the Extraordinary General Meeting.

The Continuance Proposal will be approved if the holders of at least two-thirds of the SPAC Shares present in person, virtually or represented by proxy and entitled to vote at the Extraordinary General Meeting vote “FOR” the Continuance Proposal, voting as a single class. Approval of the Continuance Proposal is conditioned on the approval of each of the other proposals presented at the Extraordinary General Meeting, except for the Adjournment Proposal, and each of the other proposals, other than the Adjournment Proposal, is conditioned on the approval and adoption of the Continuance Proposal.

Recommendation of the Board

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CONTINUANCE PROPOSAL.

PROPOSAL NO. 3 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal

The Adjournment Proposal, if adopted, will allow the SPAC Board to adjourn the Extraordinary General Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to the SPAC Shareholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary General Meeting to approve one or more of the proposals presented at the Extraordinary General Meeting. In no event will the SPAC Board adjourn the Extraordinary General Meeting or consummate the Business Combination beyond the date by which it may properly do so under SPAC’s Articles and Cayman law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by holders of SPAC Shares, the SPAC Board may not be able to adjourn the Extraordinary General Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the Extraordinary General Meeting to approve the Business Combination Proposal or the other proposals.

Resolution to be Voted Upon

The full text of the resolution to be proposed is as follows:

“RESOLVED, as an ordinary resolution, that, in the event that, based on the tabulated votes, there are not sufficient votes at the time of the extraordinary general meeting of shareholders to approve one or more of the proposals presented at the extraordinary general meeting, the adjournment of such meeting in accordance with the SPAC Articles and Cayman law is hereby approved.”

Vote Required for Approval

The Adjournment Proposal will be approved and adopted if the holders of at least a majority of the SPAC Shares present in person, virtually or represented by proxy and entitled to vote at the extraordinary general meeting vote “FOR” the Adjournment Proposal. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

THE SPAC BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

OTHER INFORMATION RELATED TO SPAC

SPAC is a blank check company incorporated on January 2, 2025 as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The SPAC has 24 months from the date of the IPO, April 28, 2025, to consummate a prospective business combination. In the event the SPAC does not consummate a business combination within 24 months from the closing of the IPO, it will cease operations and liquidate the Trust Account and distribute the funds included therein to the holders of its securities sold in its IPO and dissolve.

Initial Public Offering

The registration statement for SPAC’s IPO was declared effective by the SEC on April 24, 2025. SPAC completed its IPO on April 28, 2025. In the IPO, SPAC sold SPAC Units at an offering price of $10.00 and consisting of one SPAC Class A Share ordinary share and one SPAC Right to receive one-tenth (1/10) of a SPAC Class A Share upon the consummation of an initial business combination.

In connection with the IPO, SPAC sold 22,000,000 SPAC Units, generating gross proceeds of $220,000,000. Simultaneously with the closing of the IPO, pursuant to an agreement entered into with SPAC’s Sponsor and the underwriters of SPAC’s IPO, SPAC completed the private sale of an aggregate of 640,000 SPAC Units at a purchase price of $10.00 per unit, generating gross proceeds of $6,400,000. The units sold in the private placement are identical to the SPAC Units in the IPO, except that the holders have agreed not to transfer, assign or sell any such units (except to certain permitted transferees) until thirty (30) days after the completion of SPAC’s initial business combination.

Following the IPO and the simultaneous private placement, a total of $220,000,000 in net proceeds was placed in the Trust Account established and maintained by the Transfer Agent and Trustee. This amount was comprised of gross proceeds of $220,000,000 from the IPO and gross proceeds of $6,400,000 for the private placement, offset by $5,150,000 in total offering expenses (including $4,400,000 in underwriting discounts and $750,000 for other costs and expenses related to the IPO) and $1,250,000 in proceeds not held in the Trust Account, which was available for business, legal and accounting due diligence on prospective business combinations, and continuing general and administrative expenses.

Except with respect to interest earned on the funds in the Trust Account that may be released to SPAC to pay its taxes, the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of SPAC’s initial business combination, (ii) the redemption of any SPAC Class A Shares properly tendered in connection with a shareholder vote to amend The SPAC Articles to (A) modify the substance or timing of its obligation to redeem 100% of the SPAC Class A Shares if it does not complete its initial business combination within 24 months from the closing of the IPO, or (B) with respect to any other provision relating to shareholders’ rights or pre-business combination activity, and (iii) the redemption of SPAC Class A Shares if SPAC is unable to complete its initial business combination within 24 months from the closing of the IPO.

As of September 30, 2025, SPAC had $572,424 in cash, $223,843,371 in the Trust Account, and working capital deficit of $0. As of such date, SPAC had liability for deferred underwriting commissions of $8,800,000.

SPAC Units are listed on Nasdaq and commenced trading under the trading symbol “CHACU” on April 25, 2025. The SPAC Units began separate trading on May 19, 2025, and the SPAC Class A Shares and SPAC Rights commenced trading on Nasdaq under the symbols “CHAC,” and “CHACR,” respectively.

Initial Business Combination Timeframe and Nasdaq Rules

SPAC has until April 2027, or 24 months from its IPO, to consummate an initial business combination. The Nasdaq rules require SPAC’s initial business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of signing a definitive agreement in connection with the initial business combination. Additionally, pursuant to Nasdaq rules, any initial business combination must be approved by a majority of SPAC’s independent directors.

Summary Information Related to SPAC’s Securities

SPAC is a Cayman Islands exempted company and its affairs are governed by its second amended and restated memorandum and articles of association, the Cayman Companies Act, and the common law of the Cayman Islands. Pursuant to the second amended and restated memorandum and articles of association, SPAC’s authorized share capital consists of $55,500 divided into 500,000,000 Class A ordinary shares with a par value of $0.0001 each, 50,000,000 Class B ordinary shares with a par value of $0.0001 each, and 5,000,000 preference shares with a par value of $0.0001 each. The information provided herein is a summary only, and you are referred to SPAC’s IPO prospectus dated April 24, 2025, and its second amended and restated memorandum and articles of association.

As of the date of this proxy statement/prospectus, there are 22,640,000 SPAC Class A Shares issued and outstanding, 7,333,333 SPAC Class B Shares issued and outstanding, and SPAC Rights to acquire 2,264,000 SPAC Class A Shares issued and outstanding. Holders of SPAC Class A Shares and SPAC Class B Shares are entitled to one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law. Unless specified in the Cayman Companies Act, the second amended and restated memorandum and articles of association or applicable stock exchange rules, the affirmative vote of a majority of SPAC’s ordinary shares that are voted is required to approve any such matter voted on by SPAC shareholders.

Permitted Purchases of SPAC’s Securities

The Sponsor and SPAC’s directors, officers and advisors, or their affiliates, may purchase SPAC Units or SPAC Class A Shares and SPAC Rights in privately negotiated transactions or in the open market prior to the completion of the Business Combination. They will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of the SPAC Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or SPAC’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. SPAC does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of such purchases would be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination or (ii) satisfy the closing condition in the Business Combination Agreement that requires SPAC to have a certain amount of cash at the Closing. This may result in the completion of the Business Combination where it may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of SPAC Class A Shares and the number of beneficial holders of SPAC’s securities may be reduced, possibly making it difficult for NewCo to obtain the quotation, listing or trading of its securities on a national securities exchange.

Redemption Rights for Holders of SPAC Public Shares

Pursuant to The SPAC Articles, prior to the Continuance, SPAC will provide its public shareholders with the opportunity to redeem all or a portion of their SPAC Public Shares upon the completion of its initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to SPAC to pay its income taxes, if any, divided by the number of then-outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account as of the Record Date is $10.33 per SPAC Public Share. The per-share amount that SPAC will distribute to investors who properly redeem their SPAC Public Shares will not be reduced by the deferred underwriting commission SPAC will pay to the underwriters. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. There will be no redemption rights upon the completion of the Business Combination with respect to the SPAC Class A Shares issued in SPAC’s private placement, or SPAC Rights. Further, SPAC will not proceed with redeeming the SPAC Public Shares, even if a public shareholder has properly elected to redeem its shares, if the Business Combination does not close. The Sponsor and each member of the management team have entered into an agreement with SPAC, pursuant to which they have agreed to waive their redemption rights with respect to any SPAC Class B Shares and SPAC Public Shares held by them in connection with (i) the completion of the Business Combination and (ii) a shareholder vote to approve an amendment to The SPAC Articles (A) that would modify the substance or timing of the obligation to provide holders of the SPAC Class A Shares the right to have their shares redeemed in connection with an initial business combination or to redeem 100% of the Public Shares if SPAC does not complete its initial business combination within 24 months from the closing of its IPO or (B) with respect to any other provision relating to the rights of holders of SPAC Class A Shares.

Limitation on Redemption Rights

The SPAC Articles provide that a public shareholder, together with any affiliate of such public shareholder or any other person with whom such public shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking Redemption with respect to more than an aggregate of 15% of the SPAC Public Shares sold in SPAC’s IPO. SPAC believes this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force SPAC or its management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public shareholder holding more than an aggregate of 15% of the shares sold in SPAC’s IPO could threaten to exercise its redemption rights if such shareholder’s shares are not purchased by SPAC or its management at a premium to the then-current market price or on other undesirable terms. By limiting SPAC’s shareholders’ ability to redeem no more than 15% of the SPAC Public Shares sold in SPAC’s IPO, SPAC believes it will limit the ability of a small group of shareholders to unreasonably attempt to block SPAC’s ability to complete its business combination, particularly in connection with a business combination with a target that requires as a closing condition that SPAC have a minimum net worth or a certain amount of cash. However, SPAC would not be restricting its public shareholders’ ability to vote all of their shares (including all shares held by those shareholders that hold more than 15% of the shares sold in the IPO) for or against SPAC’s business combination.

Redemption of SPAC Public Shares and Liquidation if No Initial Business Combination

The SPAC Articles provide that it will have only 24 months to complete its initial business combination. If SPAC has not completed its initial business combination within such time period, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter (and subject to lawfully available funds therefor), redeem the SPAC Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the trust account (which interest shall be net of permitted withdrawals and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then-outstanding SPAC Public Shares, which Redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such Redemption, subject to the approval of SPAC’s remaining shareholders and its board of directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to SPAC Rights, which will expire worthless if SPAC fails to complete its initial business combination within such timeframe.

The Sponsor and SPAC’s officers and directors have entered into a letter agreement with SPAC, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any SPAC Class B Shares and SPAC Class A Shares acquired in the private placement held by them if SPAC fails to complete its initial business combination within the completion window, although they will be entitled to liquidating distributions from assets outside the Trust Account. However, if the Sponsor or SPAC’s management team acquires SPAC Public Shares, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if SPAC fails to complete its initial business combination within the allotted completion window.

The Sponsor and SPAC’s officers and directors have agreed, pursuant to a written agreement with SPAC, that they will not propose any amendment to its second amended and restated memorandum and articles of association (A) to modify the substance or timing of SPAC’s obligation to allow Redemption in connection with its initial business combination or to redeem 100% of its public shares if it does not complete its initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, in each case unless SPAC provides its public shareholders with the opportunity to redeem their SPAC Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of permitted withdrawals), divided by the number of then-outstanding SPAC Public Shares.

SPAC expects that all costs and expenses associated with implementing a plan of dissolution, as well as payments to any creditors, will be funded from working capital, although SPAC cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing SPAC’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the trust account balance, SPAC may request the Trustee to release to SPAC an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If SPAC was to expend all of the net proceeds of its IPO and the sale of the private placement units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon SPAC’s dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of SPAC’s creditors which would have higher priority than the claims of its public shareholders. SPAC cannot assure you that the actual per-share redemption amount received by shareholders will not be substantially less than $10.00. While SPAC intends to pay such amounts, if any, it cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.

Although SPAC will seek to have all vendors, service providers, prospective target businesses, and other entities with which it does business execute agreements waiving any right, title, interest, or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against SPAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, SPAC’s management will consider whether competitive alternatives are reasonably available to it and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where SPAC may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, SPAC’s independent registered public accounting firm, and the underwriters of its IPO, have not executed agreements waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts, or agreements with SPAC and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to SPAC if and to the extent any claims by a third party for services rendered or products sold to SPAC (except for Old Xanadu’s independent registered public accounting firm), or a prospective target business with which SPAC has entered into a written letter of intent, confidentiality, or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, net of permitted withdrawals, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under SPAC’s indemnity of the underwriters of its IPO against certain liabilities, including liabilities under the Securities Act. However, SPAC has not asked the Sponsor to reserve for such indemnification obligations, nor has SPAC independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations, and SPAC believes that the Sponsor’s only assets are securities of SPAC. Therefore, SPAC cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and Redemptions could be reduced to less than $10.00 per SPAC Public Share. In such event, SPAC may not be able to complete the initial business combination, and you would receive such lesser amount per share in connection with any Redemption of your public shares. None of SPAC’s officers or directors will indemnify SPAC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per SPAC Public Share and (ii) the actual amount per SPAC Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of permitted withdrawals, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, SPAC’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While SPAC currently expects that its independent directors would take legal action on its behalf against the Sponsor to enforce its indemnification obligations, it is possible that SPAC’s independent directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, SPAC cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share.

If SPAC files a bankruptcy, insolvency, or winding-up petition or an involuntary bankruptcy, insolvency, or winding-up petition is filed against SPAC that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in SPAC’s bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of SPAC’s shareholders. To the extent any bankruptcy or winding-up claims deplete the Trust Account, SPAC cannot assure you that it will be able to return $10.00 per share to the public shareholders. Additionally, if SPAC files a bankruptcy, insolvency, or winding-up petition or an involuntary bankruptcy, insolvency, or winding-up petition is filed against SPAC that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy/insolvency laws as either a “preferential transfer” or a “fraudulent conveyance, preference or disposition.” As a result, a liquidator or bankruptcy or insolvency or other court could seek to recover some or all amounts received by SPAC’s shareholders. Furthermore, the SPAC Board may be viewed as having breached its fiduciary duty to SPAC or its creditors and/or may have acted in bad faith, and thereby exposing itself and SPAC to claims of punitive damages, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. SPAC cannot assure you that claims will not be brought against it for these reasons.

SPAC Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the Redemption of the SPAC Public Shares if SPAC does not complete its initial business combination within the completion window, (ii) in connection with a shareholder vote to amend the second amended and restated memorandum and articles of association (A) to modify the substance or timing of SPAC’s obligation to allow Redemption in connection with its initial business combination or to redeem 100% of the SPAC Public Shares if it does not complete its initial business combination within the completion window or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of SPAC’s initial business combination, subject to applicable law and any limitations (including but not limited to cash requirements) created by the terms of the proposed business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In connection with the Business Combination, a shareholder voting in connection with the Business Combination alone will not result in a shareholder redeeming its shares to SPAC for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of the second amended and restated memorandum and articles of association, like all provisions of the articles, may be amended with a shareholder vote.

Employees

SPAC currently has three executive officers. These individuals are not obligated to devote any specific number of hours to SPAC matters, but they intend to devote as much of their time as they deem necessary to SPAC’s affairs until it has completed an initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for its initial business combination and the stage of the business combination process it is in. SPAC does not intend to have any full time employees prior to the completion of its initial business combination.

SPAC Directors and Officers

Name	Age	Position
Jonathan Z. Cohen	55	Chairman of the Board of Directors
Edward E. Cohen	86	Vice Chairman of the Board of Directors
William I. Fradin	42	Chief Executive Officer and Director
Jeffrey F. Brotman	62	Chief Operating Officer, Chief Legal Officer and Secretary
Thomas C. Elliott	52	Chief Financial Officer
Eldron Blackwell	46	Director
A. Kayode Ogunro	43	Director
Robert W. Karlovich III	48	Director
Eric T. Litvin	56	Director

Jonathan Cohen serves as SPAC’s Chairman. Mr. Cohen brings extensive experience in the SPAC market, having served as Executive Chairman of Crane Harbor Acquisition Corp. II (NASDAQ: CRAN) and Chief Executive Officer of Osprey Technology Acquisition Corp. He served as Co-Chairman of the board of directors of Osprey Technology Acquisition Corp. from September 2018 until its merger with BlackSky Technology in September 2021, and prior to that he was the Chief Executive Officer from September 2018 to June 2019. He also served as a Director and Chief Executive Officer of Osprey Energy Acquisition Corp. from April 2017 until its merger with Falcon Minerals Corporation (NASDAQ: FLMN) in August 2018, and served as its Chairman from August 2018 to May 2020. Mr. Cohen is a seasoned entrepreneur and executive with a distinguished track record across various sectors. He currently serves as the President and Chief Executive Officer of HEPCO Capital Management and Founder and Chairman of HEPCO Opportunity Partners. He has served on the boards of public and private companies, including Marathon Petroleum Corporation since December 2019 and previously, Energen Corporation from 2017 to 2018. His prior roles include, President and Chief Executive Officer of Resource America from 1997 to 2016, and Founder and Chairman of Atlas Energy from 1998 to 2015. Mr. Cohen also co-founded both Atlas Pipeline Partners, L.P., a midstream energy company sold to Targa Resources, Inc. in 2015, and Atlas Energy, Inc., an exploration and production company sold to Chevron Corporation in 2011. He was Co-founder of Arc Logistics Partners LP, serving as Chairman from 2006 until its sale in December 2017 to Zenith Energy, and founder of Resource Capital Corp., now known as ACRES Commercial Realty Corp., a commercial mortgage REIT.

Edward Cohen serves as SPAC’s Vice Chairman. He has served as Chairman of HEPCO Capital Management, LLC since its formation in September 2016. He currently serves as Vice Chairman of Crane Harbor Acquisition Corp. II, and he previously served as Co-Chairman of the board of directors of Osprey Technology Acquisition Corp. from June 2019 until its merger with BlackSky Technology in September 2021. Mr. Cohen also served as Executive Chairman of Osprey Energy Acquisition Corp. from April 2017 until its merger with Falcon Minerals Corporation (NASDAQ: FLMN) in August 2018, and served as Falcon Minerals’ Vice Chairman from August 2018 to May 2020. Mr. Cohen was Chief Executive Officer of Atlas Energy Group, LLC from February 2015 to May 2020, having also served as Chairman since February 2012. He was Chairman of the board of directors and Chief Executive Officer of the general partner of Atlas Growth Partners, L.P. from its inception in 2013 until 2020. Mr. Cohen served as Chairman of Titan Energy, LLC from 2016 to 2020, and from August 2015 to September 2016, had been Executive Chairman of Atlas Resource Partners, L.P., which filed a voluntary pre-packaged plan under Chapter 11 in July 2016, emerging from Chapter 11 as Titan Energy, LLC in September 2016 after confirmation of its plan. In addition, Mr. Cohen was: a director of Resource America, Inc. (formerly a publicly traded specialized asset management company) from 1988 until September 2016, Chairman of its board of directors from 1990 until September 2016, and Chief Executive Officer from 1988 until 2005 and its President from 1995 until 2005. He was Chairman of the Board of Directors of Resource Capital Corp., now known as ACRES Commercial Realty Corp. (NYSE: ACR), a REIT, from its formation in 2005 until November 2009 and served on its board until September 2016. Mr. Cohen is also a Professor of Classics and Ancient History (Adjunct) at the University of Pennsylvania. He is the author of many books and articles on ancient economic and legal history.

Bill Fradin serves as SPAC’s Chief Executive Officer and as a director. Mr. Fradin brings almost 20 years of finance experience, including expertise in mergers and acquisitions, private equity, venture capital, and special purpose acquisition companies. Mr. Fradin currently serves as Chief Executive Officer and a director of Crane Harbor Acquisition Corp. II. He previously served as Executive Vice President of Osprey Technology Acquisition Corp., a blank check company, from 2019 to 2021, which successfully completed a $1.1 billion merger with BlackSky

Technology (NYSE: BKSY) in September 2021. He also served as an Advisor for Juniper Industrial Holdings, Inc., leading its $1.9 billion merger with Janus International Group (NYSE: JBI) in June 2021. Additionally, he served as Chairman and Chief Executive Officer of Juniper II Corp., a blank check company, and advised Broadscale Acquisition Corp., a blank check company. Broadscale Acquisition Corp. and Juniper II Corp. did not complete business combinations and redeemed all outstanding Class A ordinary shares in December 2022 and October 2023, respectively. Since its formation in September 2016, Mr. Fradin has served as Co-Founder and Managing Director at HEPCO Capital Management. HEPCO is a private investment firm that sponsors capital investments in diverse business sectors, particularly real estate, private operating companies and financial investments. Previously, he was an Investment Professional at JLL Partners from 2007 to 2015, a middle market private equity firm. From June 2005 to June 2007, he was an investment banker at Merrill Lynch & Co. Mr. Fradin holds an AB from Harvard College and an MBA from the Wharton School of the University of Pennsylvania.

Jeff Brotman serves as SPAC’s Chief Operating Officer, Chief Legal Officer and Secretary. Mr. Brotman brings over 35 years of diverse experience in accounting, law, management, and investing. He currently serves as Chief Operating Officer, Chief Legal Officer and Secretary of Crane Harbor Acquisition Corp. II, and previously served as Chief Financial and Chief Legal Officer of Osprey Technology Acquisition Corp. from October 2019 until its merger with BlackSky Technology in September 2021. He also served as the Chief Financial Officer, Chief Legal Officer and Secretary of Osprey Energy Acquisition Corp., a blank check company, from July 2017 until its merger with Falcon Minerals Corp. (NASDAQ: FLMN) in August 2018, after which he served as the Chief Financial, Chief Legal Officer and Secretary of Falcon from August 2018 to June 2019 and was its Chief Legal Officer from June 2019 until April 2022. Currently, he serves as Vice Chairman and Chief Operating Officer at HEPCO Capital Management and Chief Operating Officer at HEPCO Opportunity Partners. Previously, Mr. Brotman was Chief Operating Officer and Executive Vice President at Resource America, Inc., formerly a publicly traded asset manager investing in real estate, financial services and credit until its sale to C-III Capital Partners in September 2016. He joined Resource America in 2007, and while at Resource America also served as Executive Vice President of Resource Capital Corp., now known as ACRES Commercial Realty Corp., a publicly traded real estate investment trust, Chairman of the Board of Directors of Primary Capital Mortgage, Director of Leaf Commercial Capital and sat on various investment committees across all product lines. Mr. Brotman was the President and Chief Executive Officer of Access to Money, Inc. (f/k/a TRM Corp.), a non-bank ATM operator, from March 2006 to June 2007, and served as the Chairman of its Board of Directors from September 2006 through September 2008. Mr. Brotman was a co-founder, and served as Managing Member, of Ledgewood, PC, a Philadelphia based business law firm, from June 1992 to March 2006, and was of counsel until June 2007. He was a Trustee of Resource Real Estate Diversified Income Fund from its inception in March 2013 until September 2016. Mr. Brotman has been an adjunct Professor of Law at the University of Pennsylvania Law School since 1990, where he has taught courses in accounting and lending transactions. He is also a Certified Public Accountant (currently inactive) and a licensed Real Estate Broker. He received his Juris Doctor from the University of Pennsylvania Law School.

Thomas Elliott serves as SPAC’s Chief Financial Officer. Mr. Elliott brings over 25 years of experience in accounting and Finance. He currently serves as Chief Financial Officer of Crane Harbor Acquisition Corp. II, and has served as the Chief Financial Officer of HEPCO Capital Management, LLC since June 2022, and Chief Financial Officer of HEPCO Opportunity Partners since October 2022. He was previously Chief Financial Officer, Executive Vice President and Treasurer of Resource REIT, Inc. from September 2020 until May 2022. Mr. Elliott served on the board of directors of ACRES Commercial Realty Corp. from June 2020 until July 2021 and the board of directors of LEAF Commercial Capital from 2016 until 2017. Mr. Elliott previously held various officer positions at Resource America, Inc.: Chief Financial Officer from December 2009 to September 2020, Executive Vice President from September 2016 and Senior Vice President from 2005 to 2016. Prior to that, he was Senior Vice President-Finance and Operations of Resource America from 2006 to December 2009; Senior Vice President-Finance from 2005 to 2006 and Vice President-Finance from 2001 to 2005. From February 2017 to July 2020, Mr. Elliott was Executive Vice President-Finance and Operations of ACRES Commercial Realty Corp. and was its Senior Vice President-Finance and Operations from September 2006 to February 2017 and, prior to that, was its Chief Financial Officer, Chief Accounting Officer and Treasurer from September 2005 to June 2006. He was also Senior Vice President-Assets and Liabilities Management of ACRES Commercial Realty Corp. from June 2005 until September 2005 and, before that, served as its Vice President-Finance from March 2005. Prior to joining Resource America in 2001, Mr. Elliott was a Vice President at Fidelity Leasing, Inc., a former equipment leasing subsidiary of Resource America, where he managed all capital market functions, including the negotiation of all securitizations and credit and banking facilities in the U.S. and Canada. Mr. Elliott also oversaw the financial controls and budgeting departments. Mr. Elliott received a BS in Accounting from Gwynedd Mercy University.

Eldron Blackwell serves as an independent director. Mr. Blackwell is a highly accomplished finance executive with over 25 years of experience in accounting and finance, culminating in his current role as Senior Vice President and Chief Financial Officer of ACRES Commercial Realty Corp. (formerly Exantas Capital Corp., formerly Resource Capital Corp.), a publicly traded REIT. Before that, he served as Acres’ Vice President and Chief Accounting Officer from March 2014 to December 2023. Before joining Resource, he served as Assistant Controller at New Penn Financial. Mr. Blackwell spent a significant portion of his early career at Grant Thornton LLP, the world’s fifth largest accounting firm, where he progressed through the ranks, serving as Associate, Senior Associate, Manager, and ultimately Senior Manager from 2001 to 2013. He began his career as Assistant Controller at Mitchell & Ness. Mr. Blackwell also serves as board chair for Freire Schools Collaborative and recently served on the executive committee of the board for Resources for Human Development, a healthcare organization providing human services across the United States. Mr. Blackwell is an inactive Certified Public Accountant. Mr. Blackwell holds a Bachelor of Science in Economics with a concentration in Accounting from the prestigious Wharton School of the University of Pennsylvania.

A. Kayode Ogunro serves as an independent director. Mr. Ogunro is an accomplished entrepreneur with 15 years of experience in principal investing, a global network, and expertise across diverse sectors, including technology and energy. He is currently the Co-Founder and CEO of Standard Digital Group, a leading global climate technology platform focused on clean energy solutions. He also serves as a Senior Advisor to Kasi Datacenters, a hyperscale datacenter platform operating in Africa. Prior to founding Standard Digital Group, Mr. Ogunro was Managing Partner at Aion Holdings, a private real estate investment firm specializing in growth markets. From 2013 to 2016, he was a founding team member and Portfolio Manager at the Nigeria Sovereign Investment Authority. He also served as a Special Advisor to Dr. Ngozi Okonjo-Iweala, then Minister of Finance of Nigeria, advising the Department for International Development. Mr. Ogunro’s experience extends to roles at Actis, the Office of Tony Blair’s Africa Governance Initiative, ContourGlobal, RREEF, and Weston Presidio, where he gained valuable investment and private equity experience between 2005 and 2011. Mr. Ogunro holds an AB in Economics from Harvard University and an MBA from Harvard Business School, where he was a Robert A. Toigo Fellow. He currently serves on the advisory boards of the Harvard Center for African Studies and the Rhodes Scholarships and is a Team Member at the Council on Foreign Relations.

Robert “Trey” Karlovich serves as an independent director. Since December 2021, Mr. Karlovich has served as the President of Muirfield Resources, LLC, an energy, management and investment firm in Tulsa, OK, where he oversees the operations and investment strategies. Since July 2023 he has been a member of Muirfield Hall PLLC, an accounting advisory firm located in Tulsa, OK that provides accounting, financial advisory and bookkeeping services. Mr. Karlovich has also served since December 2021 as the President of Claremont Corporation and Heirloom Oil and Gas Holdings, LLC, two energy related businesses. Additionally, Mr. Karlovich has served as an independent director of Crane Harbor Acquisition Corp. II since December 2025, and as a Senior Advisor for Sixth Street Partners, LLC, a leading global investment firm, since April 2023. Prior to Muirfield, he served as the Executive Vice President and Chief Financial Officer of NGL Energy Partners LP (NYSE: NGL), a publicly traded midstream company, joining NGL in February 2016 and resigning in September 2021. Mr. Karlovich served as the Chief Financial Officer and Chief Accounting Officer of Atlas Pipeline Partners, LP (NYSE:APL), a publicly traded gas gathering and processing company with operations primarily in Oklahoma and Texas, until its merger with Houston-based Targa Resources Partners, LP (NYSE: TRGP) in February 2015. He joined APL in September 2006 as Controller and was named Chief Accounting Officer in 2009 and Chief Financial Officer in 2011. He remained at TRGP for a year following the merger, serving as Senior Vice President of Commercial and Business Development and Chief Financial Officer for Targa Pipeline Partners, LP, a subsidiary of TRGP. He started his career at Arthur Andersen LLP, as an auditor with a focus on publicly traded energy companies and transitioned with the Tulsa office from Arthur Anderson to Grant Thornton LLP in 2002. In 2003, he left public accounting and joined Syntroleum Corporation (NASDAQ: SYNM), serving in various roles in the accounting department from Sr. Accountant to Controller. Mr. Karlovich graduated from Oklahoma State University in 1999 with a bachelor’s degree in Business Administration with a major in Accounting. He is a certified public accountant and has held various roles on non-profit boards in Tulsa, including Youth Services of Tulsa and Indian Nations Council of the Boy Scouts of America. He also is currently serving on the Board as the Finance Committee Chair for Monte Cassino School.

Eric T. Litvin serves as an independent director. Mr. Litvin is a seasoned executive with over 20 years of experience in the optical transceiver and datacom market. Mr. Litvin brings deep technical expertise and leadership to the rapidly evolving world of high-performance connectivity. In April 2006, he co-founded Luma Optics, a leading machine learning-driven platform delivering cutting-edge optical interconnect solutions tailored to the demands of AI infrastructure. Over the past two years, his leadership has been instrumental in solidifying Luma Optics’ position as a market leader in AI Optical Interconnect. Before that, Mr. Litvin served as Sales Director at Global Factory from 2001 to 2005, and as Industry Director at Oracle Corporation from 1999 to 2001. He holds a Bachelor of Arts degree from Dickinson College (1991).

Past performance of our management team, directors or other members of our team or their respective affiliates or investments, including Juniper Industrial Holdings, Inc, Osprey Technology Acquisition Corp., Osprey Energy Acquisition Corp., or Falcon Mineral Corporation are not a future guarantee (i) of success with respect to any business combination we may consummate or (ii) that we will be able to identify a suitable candidate for our initial business combination. It is also possible, that we may determine that it is in the best interests of shareholders to not consummate a business combination and liquidate the trust account, resulting in a return of invested capital. Osprey Energy Acquisition Corp. consummated its initial business combination with Falcon Mineral Corporation approximately 13 months after its IPO, no extensions were needed or sought, and there were no redemptions of its public shares. Juniper Industrial Holdings, Inc. consummated its initial business combination with Janus International approximately 19 months after its IPO, no extensions were needed or sought, and less than 1% of its public shares were redeemed. Osprey Technology consummated its initial business combination with Blacksky approximately 22 months after its IPO, no extensions were needed or sought, and approximately 67.6% of its public shares were redeemed. Additionally, certain members of the SPAC’s management team currently serve as officers and/or directors of Crane Harbor Acquisition Corp. II, a blank check company that raised $345 million in its initial public offering in December 2025. Crane Harbor II is currently searching for a business combination target.

You should not rely on the historical record of our management team, Juniper Industrial Holdings, Inc, Osprey Technology Acquisition Corp., Falcon Minerals or any related investment’s performance as indicative of our future performance.

Number and Terms of Office of Officers and Directors

The SPAC Board consists of seven members and is divided into three classes with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to the first annual general meeting) serving a three-year term. Prior to the closing of an initial business combination, only holders of SPAC Class B Shares are entitled to vote on the appointment and removal of directors or continuing the company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend its constitutional documents or to adopt new constitutional documents, in each case, as a result of SPAC approving a transfer by way of continuance in a jurisdiction outside the Cayman Islands). Holders of SPAC Public Shares will not be entitled to vote on such matters during such time. These provisions of The SPAC Articles relating to these rights of holders of SPAC Class B Shares may be amended by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of SPAC’s initial business combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of SPAC. In accordance with Nasdaq corporate governance requirements, SPAC is not required to hold an annual general meeting until one year after its first fiscal year end following SPAC’s listing on Nasdaq. The term of office of the first class of directors, which consists of Messrs. Karlovich and Litvin, will expire at SPAC’s first annual general meeting. The term of office of the second class of directors, which consists of Messrs. E. Cohen and Ogunro, will expire at the second annual general meeting. The term of office of the third class of directors, which consists of Messrs. J. Cohen, Fradin and Blackwell, will expire at the third annual general meeting.

SPAC’s officers are appointed by its board of directors and serve at the discretion of the board, rather than for specific terms of office. The SPAC Board is authorized to appoint officers as it deems appropriate pursuant to its second amended and restated memorandum and articles of association.

Director Independence

Nasdaq rules require that a majority of the SPAC Board be independent within one year of its initial public offering. An “independent director” is defined generally as a person who, in the opinion of the company’s board of directors, has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). SPAC has four “independent directors” as defined in Nasdaq rules and applicable SEC rules: Messrs. Blackwell, Ogunro, Karlovich and Litvin.

Executive Officer and Director Compensation

None of SPAC’s executive officers or directors have received any cash compensation for services rendered to it. The independent directors have receive membership interests in the Sponsor as compensation for their service as a director. SPAC is not prohibited from paying any fees (including advisory fees), reimbursements or cash payments to the Sponsor or its officers or directors, or its or their affiliates, for services rendered to SPAC prior to or in connection with the completion of an initial business combination, including the following payments, all of which, if made prior to the completion of the initial business combination, will be paid from working capital:

•        Payment of consulting, success or finder fees to the Sponsor or a member of SPAC’s management team, or their respective affiliates in connection with the consummation of an initial business combination;

•        Commencing on April 25, 2025, SPAC pays an amount equal to $20,000 per month to an affiliate of the Sponsor for office space, utilities and secretarial and administrative support;

•        Reimbursement for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. Such reimbursements will be paid entirely through the repayment of working capital loans discussed below;

•        Repayment of $700,000 in advances (the “Advances”) issued by the Sponsor as interest-free and due on demand. The Advances are not convertible and were issued pursuant to an oral agreement; and

•        Repayment of loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of SPAC’s officers and directors to finance transaction costs in connection with an intended initial business combination. Up to $2,500,000 of working capital loans, which, at the option of the Sponsor, may be repaid in units of the post-business combination entity. However, as NewCo has not authorized “units,” such working capital loans may be repaid in NewCo Class B Subordinate Voting Shares at a rate of 1.1 NewCo Class B Subordinate Voting Shares for each $10.00 repaid in securities, provided that any fractional shares will be rounded down to the nearest whole number.

After the completion of an initial business combination, directors or members of SPAC’s management team who remain with SPAC or join NewCo may be paid consulting or management fees. For more information on post-combination company executive compensation, see the section entitled “Executive Compensation”. SPAC has not established any limit on the amount of such fees that may be paid to directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed business combination, because the directors of the post-combination business will be responsible for determining executive officer and director compensation. Any compensation to be paid to SPAC’s executive officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the NewCo Board.

SPAC has not entered into any definitive agreements to ensure that members of the management team maintain their positions with SPAC or NewCo after the consummation of the Business Combination. SPAC is not party to any agreements with the executive officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

The SPAC Board has established two standing committees: an audit committee and a compensation committee. Each committee operates under a charter that has been approved by SPAC’s board and has the composition and responsibilities described below.

Audit Committee

Eldron Blackwell, A. Kayode Ogunro and Trey Karlovich serve as the members of SPAC’s audit committee. Under the Nasdaq listing standards and applicable SEC rules, SPAC is required to have three members of the audit committee, all of whom must be independent. Messrs. Blackwell, Ogunro and Karlovich are each independent.

Eldron Blackwell serves as the chairman of the audit committee. Each member of the audit committee is financially literate and the SPAC Board has determined that Mr. Blackwell qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

SPAC has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        assisting board oversight of (1) the integrity of SPAC’s financial statements, (2) SPAC’s compliance with legal and regulatory requirements, (3) SPAC’s independent registered public accounting firm’s qualifications and independence, and (4) the performance of SPAC’s internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by SPAC;

•        pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by SPAC, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the independent registered public accounting firm have with SPAC in order to evaluate their continued independence;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent registered public accounting firm’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the independent registered public accounting firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss SPAC’s annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, and reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and SPAC’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding SPAC’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The SPAC Board has established a compensation committee. The members of the compensation committee are Trey Karlovich and Eric Litvin. Trey Karlovich serves as chair of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, SPAC is required to have a compensation committee of at least two members, all of whom must be independent. Messrs. Karlovich and Litvin are each independent. SPAC has adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to SPAC’s chief executive officer’s compensation, evaluating the chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the chief executive officer based on such evaluation;

•         reviewing and making recommendations to the SPAC Board with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of SPAC’s other officers;

•        reviewing SPAC executive compensation policies and plans;

•        implementing and administering SPAC’s incentive compensation equity-based remuneration plans;

•        assisting management in complying with SPAC’s proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for SPAC’s executive officers and employees;

•        producing a report on executive compensation to be included in SPAC’s annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

SPAC does not have a standing nominating committee. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The SPAC Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who participate in the consideration and recommendation of director nominees are Messrs. Blackwell, Ogunro, Karlovich and Litvin. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, SPAC does not have a nominating committee charter in place.

The SPAC Board will also consider director candidates recommended for nomination by SPAC’s shareholders during such times as they are seeking proposed nominees to stand for appointment at the next annual general meeting (or, if applicable, an extraordinary general meeting). SPAC’s shareholders that wish to nominate a director for appointment to its board of directors should follow the procedures set forth in the second amended and restated memorandum and articles of association.

SPAC has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the SPAC Board considers educational background, diversity of professional experience, knowledge of business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of SPAC’s shareholders. Prior to the initial business combination, holders of SPAC Public Shares do not have the right to recommend director candidates for nomination to the SPAC Board.

Sponsor Information

The Sponsor is a Delaware limited liability company, which was recently formed to invest in the SPAC. Although the Sponsor is permitted to undertake any activities permitted under the Delaware Limited Liability Company Act and other applicable law, the Sponsor’s business is focused on investing in the SPAC and assisting in identifying a target for the SPAC’s potential business combination. Bill Fradin, the SPAC’s Chief Executive Officer, is the managing member of the Sponsor and controls the management of the Sponsor, including the exercise of voting and investment discretion over the securities of the SPAC held by the Sponsor. Additionally, Tom Elliott, the SPAC’s Chief Financial Officer, and Jeff Brotman, the SPAC’s Chief Operating Officer, Chief Legal Officer and Secretary, serve as officers of the Sponsor and participates in the direction and management of the SPAC. The SPAC’s independent directors received an indirect interest in an aggregate of 25,000 SPAC Class B Shares through membership interests in the Sponsor. The SPAC’s Chairman, Vice Chairman, and each of the SPAC’s officers, own direct and, through their respective affiliates and controlled entities, including Hepco Capital Management (a company owned and controlled by Messrs. E. Cohen, J. Cohen, B. Fradin, J. Brotman and T. Elliott), indirect interests, in the membership interests of the Sponsor, and the

Sponsor has allocated to such persons, 35,000 SPAC Private Shares, 3,500 SPAC Private Rights and 3,920,933 SPAC Class B Shares. The non-managing sponsor investors, none of whom are affiliated with the SPAC, have been allocated 255,000 SPAC Private Shares, 25,500 SPAC Private Rights and 2,040,000 SPAC Class B Shares; and other members of the Sponsor, all of whom are investors with an established record of investing with and advising the Sponsor’s management team at Hepco Capital Management, own direct and indirect interests in the membership interests of the Sponsor, with an allocation of 130,000 SPAC Private Shares, 13,000 SPAC Private Rights and 1,272,400 SPAC Class B Shares. Other than such persons, no other person has a direct or indirect material interest in the Sponsor. Other than the SPAC’s management team, none of the other members of the Sponsor (including the non-managing Sponsor investors) participate in the direction or management of the SPAC.

The following table sets forth the payments to be received by the Sponsor and its affiliates from the SPAC prior to or in connection with the completion of the SPAC’s initial business combination and the securities issued and to be issued by the SPAC to the Sponsor or its affiliates:

Entity/Individual	Amount of Compensation Received or Securities Issued or to be Issued	Consideration Paid or to be Paid
Crane Harbor Sponsor, LLC	7,333,333 SPAC Class B Shares.(1)	$25,000, which also covers any additional shares issued to the Sponsor under anti-dilution provisions discussed below.
	420,000 SPAC Private Units.	$4,200,000.
	Commencing on the date on which the SPAC’s securities were first listed on Nasdaq, $20,000 per month.	Office space, utilities and secretarial and administrative support.
Entity/Individual	Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid

Up to $2,500,000 in working capital loans, which loans may be convertible into units of the post-business combination entity at a price of $10.00 per unit. However, as NewCo has not authorized “units,” such working capital loans may be repaid in NewCo Class B Subordinate Voting Shares at a rate of 1.1 NewCo Class B Subordinate Voting Shares for each $10.00 repaid in securities, provided that any fractional shares will be rounded down to the nearest whole number.

Working capital loans to finance transaction costs in connection with an initial business combination.
	Repayment of $700,000 in interest-free advances from the Sponsor due on demand.	For working capital expenses.
	Reimbursement for any out-of-pocket expenses related to identifying, investigating and completing an initial business combination.(2)	Services in connection with identifying, investigating and completing an initial business combination.
Crane Harbor Sponsor, LLC and any holders of Class B Shares	Anti-dilution protection upon conversion into SPAC Class A Shares at a greater than one-to-one ratio.	Issuance of the SPAC Class A Shares issuable in connection with the conversion of the SPAC Class B Shares on a greater than one-to-one basis upon conversion.

Entity/Individual	Amount of Compensation to be Received or Securities Issued or to be Issued	Consideration Paid or to be Paid
Crane Harbor Sponsor, LLC, the SPAC’s officers, directors or advisor, the SPAC’s or their affiliates	Consulting, success or finder fees in connection with the consummation of the SPAC’s initial business combination.(3)

Any services in order to effectuate the completion of the SPAC’s initial business, which, if made prior to the completion of the SPAC’s initial business combination, will be paid from funds held outside the trust account.

Crane Harbor Sponsor, LLC, the SPAC’s officers, directors or advisor, the SPAC’s or their affiliates	Salary or fee in an amount that constitutes a market standard for comparable transactions in connection with the SPAC’s initial business combination.(3)	Services in connection with identifying, investigating and completing an initial business combination.

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(1)      Of the SPAC Class B Shares, the non-managing Sponsor investors own, indirectly through the purchase of non-managing membership interests of the Sponsor, an aggregate of 2.04 million SPAC Class B Shares held by the Sponsor, which were purchased by the Sponsor for approximately $0.003 per share. In addition, the SPAC’s independent directors received an indirect interest in an aggregate of 25,000 SPAC Class B Shares each through membership interests in the Sponsor.

(2)      Reimbursements to the Sponsor, its affiliates or any related person upon completion of the Business Combination will be paid entirely through the repayment of advances and working capital loans which may be made by the Sponsor or an affiliate of the Sponsor or certain of SPAC’s officers and directors. As of the date of this proxy statement/prospectus, $700,000 in advances and $0.00 in working capital loans have been made to the SPAC. Up to $2,500,000 of the working capital loans may be repaid in units of the post-Business Combination entity at the option of the Sponsor. However, as NewCo has not authorized “units,” such working capital loans may be repaid in NewCo Class B Subordinate Voting Shares at a rate of 1.1 NewCo Class B Subordinate Voting Shares for each $10.00 repaid in securities, provided that any fractional shares will be rounded down to the nearest whole number.

(3)      As of the date of this proxy statement/prospectus, no such arrangements are in place.

Because the Sponsor acquired the SPAC Class B Shares at a nominal price, the SPAC Public Shareholders will incur immediate and substantial dilution upon the Closing. Further, the SPAC Class A Shares issuable in connection with the conversion of the SPAC Class B Shares may result in material dilution to the SPAC Public Shareholders due to the anti-dilution rights of the SPAC Class B Shares that may result in an issuance of SPAC Class A Shares on a greater than one-to-one basis upon conversion. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Ownership of NewCo Immediately After the Closing.” The SPAC Class B Shares will automatically convert into SPAC Class A Shares in connection with the consummation of the SPAC’s initial business combination or at any time and from time to time at the option of the holder on a one-for-one basis, subject to adjustment for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein.

In addition, conversion of up to $2,500,000 of working capital loans, which, at the option of the Sponsor, may be repaid in units of the post-business combination entity. However, as NewCo has not authorized “units,” such working capital loans may be repaid in NewCo Class B Subordinate Voting Shares at a rate of 1.1 NewCo Class B Subordinate Voting Shares for each $10.00 repaid in securities, provided that any fractional shares will be rounded down to the nearest whole number.

The Sponsor and SPAC’s executive officers and directors have agreed, pursuant to a letter agreement, to (i) waive their redemption rights with respect to their SPAC Class B Shares, SPAC Private Shares and SPAC Public Shares in connection with the completion of the SPAC’s initial business combination; (ii) waive their redemption rights with respect to their SPAC Class B Shares, SPAC Private Shares and SPAC Public Shares in connection with a shareholder vote to approve an amendment to the SPAC Articles; (iii) waive their rights to liquidating distributions from the trust account with respect to their SPAC Class B Shares and SPAC Private Shares if SPAC fails to complete the SPAC’s initial business combination within the completion window, although they will be entitled to liquidating distributions from the Trust Account with respect to any SPAC Public Shares they hold if SPAC fails to complete the SPAC’s initial business combination within the prescribed time frame and to liquidating distributions from assets outside the Trust Account; and (iv) vote any SPAC Class B Shares or SPAC Private Shares held by them and any SPAC Public Shares purchased during or after this offering (including in open market and privately-negotiated transactions), in favor of the SPAC’s initial business combination (except that any SPAC Public Shares such parties may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act would not be voted in favor of approving the business combination transaction). Further, each of the Sponsor, directors and officers has agreed to restrictions on its ability to transfer, assign, or sell the SPAC Class B Shares and SPAC Private Units, as summarized in the table below. In the event of a transfer of Sponsor membership interests by members of the Sponsor or their affiliates, there will be an indirect transfer of the SPAC Class B Shares and SPAC Private Units held by the Sponsor. While there are currently no circumstances or arrangements contemplated under which the Sponsor, its members or affiliates, or the SPAC’s directors or officers could indirectly transfer ownership of securities owned by the Sponsor through transfers of Sponsor membership interests, such transfers are not prohibited.

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions
SPAC Class B Shares

The earlier of (i) one year after the completion of the SPAC’s initial business combination or (ii) the date following the completion of the SPAC’s initial business combination on which the SPAC completes a liquidation, merger, share exchange or other similar transaction that results in all of the SPAC Shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of the SPAC Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days
within any 30-trading day period commencing at least 150 days after the SPAC’s initial business combination, the SPAC Class B Shares will be released from the lockup.

Crane Harbor Sponsor, LLC Jonathan Z. Cohen Edward E. Cohen Jeffrey F. Brotman William I. Fradin Thomas C. Elliott Eldron Blackwell A. Kayode Ogunro Robert W. Karlovich Eric Litvin

Transfers permitted (a) to the SPAC’s officers, directors, advisors or consultants, any affiliate or family member of any of the SPAC’s officers, directors, advisors or consultants, any members or partners of the Sponsor or their affiliates and funds and accounts advised by such members or partners, any affiliates of the Sponsor, or any employees of such affiliates, (b) in the case of an individual, as a gift to such person’s immediate family or to a trust, the beneficiary of which is a member of such person’s immediate family, an affiliate of such person or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of such person; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement, in connection with an extension of the completion window or in connection with the consummation of a business combination at prices no greater than the price at which the shares or SPAC Rights were originally purchased; (f) pro rata distributions from the Sponsor to its respective members, partners or shareholders pursuant to the Sponsor’s limited liability company agreement or other charter documents;

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions

(g) by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor, (h) in the event of the SPAC’s liquidation prior to the SPAC’s consummation of the SPAC’s initial business combination; (i) in the event that, subsequent to the SPAC’s consummation of an initial business combination, SPAC completes a liquidation, merger, share exchange or other similar transaction which results in all of the SPAC Shareholders having the right to exchange their SPAC Class A Shares for cash, securities or other property or (j) to a nominee or custodian of a person or entity to whom a transfer would be permissible under clauses (a) through (g); provided, however, that in the case of clauses (a) through (g) and clause (j) these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions and the other restrictions contained in the letter agreements.

SPAC Private Units	30 days after the completion of the SPAC’s initial business combination	Crane Harbor Sponsor, LLC	Same as above
Any units, SPAC Rights ordinary shares or any other securities convertible into, or exercisable, or exchangeable for, ordinary shares	180 days after the date of the IPO	Crane Harbor Sponsor, LLC Jonathan Z. Cohen Edward E. Cohen Jeffrey F. Brotman William I. Fradin Thomas C. Elliott Eldron Blackwell A. Kayode Ogunro Robert W. Karlovich Eric Litvin

No transfer without the prior written consent of the representatives; provided, however, that the SPAC may (1) issue and sell the SPAC Private Units; (2) issue and sell the additional units to cover the SPAC’s underwriters’ over-allotment option (if any); (3) register with the SEC pursuant to an agreement to be entered into concurrently with the issuance and sale of the securities in this offering, the resale of the SPAC Private Units and their underlying securities and the SPAC Class A Shares issuable upon conversion of the SPAC

Subject Securities	Expiration Date	Natural Persons and Entities Subject to Restrictions	Exceptions to Transfer Restrictions

Rights and the SPAC Class B Shares; and (4) issue securities in connection with the SPAC’s initial business combination. However, the foregoing shall not apply to the forfeiture of any SPAC Class B Shares pursuant to their terms or any transfer of SPAC Class B Shares to any current or future independent director of the company (as long as such current or future independent director transferee is subject to the letter agreement or executes an agreement substantially identical to the letter agreement, as applicable to directors and officers at the time of such transfer; and as long as, to the extent any Section 16 reporting obligation is triggered as a result of such transfer, any related Section 16 filing includes a practical explanation as to the nature of the transfer). The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The non-managing Sponsor investors are bound by the restrictions set forth above to the extent of its ownership of membership interests in the Sponsor.

SPAC may also pay consulting, success or finder fees to the Sponsor or a member of the SPAC’s management team, or their respective affiliates in connection with the consummation of the SPAC’s initial business combination, and SPAC may engage the Sponsor or an affiliate of the Sponsor as an advisor or otherwise in connection with the SPAC’s initial business combination and certain other transactions and pay such person or entity a salary or fee in an amount that constitutes a market standard for comparable transactions. Except as set out in the immediately preceding sentence, no terms for any such arrangements have been determined and no written agreements exist with respect to such arrangements.

In addition, in order to facilitate the SPAC’s initial business combination or for any other reason determined by the Sponsor in its sole discretion, the Sponsor may surrender or forfeit, transfer or exchange the SPAC Class B Shares, SPAC Private Units or any of the SPAC’s other securities, including for no consideration, as well as subject any such securities to earn-outs or other restrictions, or otherwise amend the terms of any such securities or enter into any other arrangements with respect to any such securities.

The SPAC’s management team has been involved with several current and former special purpose acquisition companies. Osprey Energy Acquisition Corp. consummated its initial business combination with Falcon Mineral Corporation approximately 13 months after its IPO, no extensions were needed or sought, and there were no redemptions of its public shares. Juniper Industrial Holdings, Inc. consummated its initial business combination with Janus International approximately 19 months after its IPO, no extensions were needed or sought, and less than 1% of its public shares were redeemed. Osprey Technology Acquisition Corp. consummated its initial business combination with Blacksky Technology approximately 22 months after its IPO, no extensions were needed or sought, and approximately 67.6% of its public shares were redeemed. Additionally, certain members of the SPAC’s management team currently serve as officers and/or directors of Crane Harbor Acquisition Corp. II, a blank check company that raised $345 million in its initial public offering in December 2025. Crane Harbor II is currently searching for a business combination target.

You should not rely on the historical record of our management team, Osprey Energy, Juniper Industrial, Osprey Technology, or any related investment’s performance as indicative of our future performance. It is also possible, that the SPAC may determine that it is in the best interests of shareholders to not consummate a business combination and liquidate the trust account, resulting in a return of invested capital. Members of the SPAC’s management team served as directors, officers or advisors of Juniper II Corp., a blank check company that raised approximately $305 million in its initial public offering in November 2021 and extended its term one time by six months, and Broadscale Acquisition Corp., a blank check company that raised $345 million in its initial public offering in February 2021. Each of Broadscale Acquisition Corp. and Juniper II Corp. did not complete business combinations and redeemed all outstanding public shares in December 2022 and October 2023, respectively.

Conflicts of Interest

Under Cayman Islands Law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        directors should not improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of shareholders;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the memorandum and articles of association or alternatively by shareholder approval at general meetings.

Each of SPAC’s officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present a business combination opportunity to such entity. Accordingly, if any of SPAC’s officers or directors becomes aware of a business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such entity, subject to their fiduciary duties under Cayman Islands Law. SPAC Articles provide that, to the fullest extent permitted by applicable Law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as SPAC; and (ii) SPAC renounces any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and SPAC, on the other. SPAC does not believe, however, that the fiduciary duties or contractual obligations of its officers or directors will materially affect SPAC’s ability to complete its initial business combination.

Below is a table summarizing the entities to which SPAC’s executive officers and directors currently have fiduciary duties or contractual obligations:

Individual(1)	Entity	Entity’s Business	Affiliation
Jonathan Z. Cohen	HEPCO Capital Management, LLC	Investment Management	President and Chief Executive Officer
	HEPCO Opportunity Partners	Investment Management	Founder and Chairman
	Crane Harbor Acquisition Corp. II	SPAC	Chairman
Edward E. Cohen	HEPCO Capital Management, LLC	Investment Management	Chairman
	Crane Harbor Acquisition Corp. II	SPAC	Vice-Chairman
William I. Fradin	HEPCO Capital Management, LLC	Investment Management	Co-Founder and Managing Director
	Crane Harbor Acquisition Corp. II	SPAC	Chief Executive Officer and Director
Thomas Elliot	HEPCO Capital Management, LLC		Chief Financial Officer
	HEPCO Opportunity Partners		Chief Financial Officer
	Crane Harbor Acquisition Corp. II	SPAC	Chief Financial Officer
Jeffrey F. Brotman	HEPCO Capital Management, LLC	Investment Management	Vice Chairman and Chief Operating Officer
	HEPCO Opportunity Partners	Investment Management	Chief Operating Officer
	Crane Harbor Acquisition Corp. II	SPAC	Chief Operating Officer and Chief Legal Officer
Eldron Blackwell	ACRES Commercial Realty Corp		Senior Vice President and Chief Financial Officer
A. Kayode Ogunro	Standard Digital Group	Climate Technology	Co-Founder and Chief Executive Officer
	Kasi Datacenters	Datacenter Platform	Senior Advisor
Robert “Trey” Karlovich	Muirfield Resources, LLC	Investment Firm	President
	Muirfield Hall PLLC	Accounting Advisory Firm	Member
	Claremont Corporation and Heirloom Oil	Energy	President
	Gas Holdings, LLC	Energy	President
	Sixth Street Partners, LLC	Investment Firm	Senior Advisor
	Crane Harbor Acquisition Corp. II	SPAC	Director
Eric Litvin	Luma Optics	Optical technology	Co-Founder

____________

(1)      Each of the entities listed in this table may have competitive interests with SPAC with respect to the performance by each individual listed in this table of his or her obligations. Each individual listed has a fiduciary duty with respect to each of the listed entities.

SPAC cannot assure you that any of the above-mentioned conflicts will be resolved in SPAC’s favor.

Potential investors should also be aware of the other potential conflicts of interest as discussed in the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of Certain SPAC and Old Xanadu Persons in the Business Combination.”

Compensation Committee Interlocks and Insider Participation

None of SPAC’s executive officers currently serve, or in the past year has served, as a member of the compensation committee of any entity that has one or more executive officers serving on the SPAC Board.

Clawback Policy

SPAC has adopted a compensation recovery policy that is compliant with Nasdaq listing rules as required by the Dodd-Frank Act.

Code of Ethics

SPAC has adopted a Code of Ethics applicable to its directors, officers and employees. If SPAC makes any amendments to its Code of Ethics other than technical, administrative or other non-substantive amendments, or grants any waiver, including any implicit waiver, from a provision of the Code of Ethics applicable to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, SPAC will disclose the nature of such amendment or waiver in a Current Report on Form 8-K filed with the SEC or on its website, and keep such information on the website for at least 12 months.

SPAC MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of SPAC’s financial condition and results of operations should be read in conjunction with the financial statements of SPAC and the notes thereto contained elsewhere in this proxy statement/prospectus and is dated as of February 6, 2026. This discussion contains forward looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward Looking Statements” appearing elsewhere in this proxy statement/prospectus. References to the “Company,” “our,” “us” or “we” refer to SPAC.

Overview

We are a blank check company incorporated in the Cayman Islands on January 2, 2025, formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate our Business Combination using cash derived from the proceeds of the IPO and the sale of the SPAC Private Units, our shares, debt or a combination of cash, shares and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a business combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from January 2, 2025 (inception) through December 31, 2025 were organizational activities, those necessary to prepare for the IPO, described below, and subsequent to the IPO, identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of a business combination, at the earliest. We generate non-operating income in the form of interest income on cash and investments held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the period from January 2, 2025 (inception) through December 31, 2025, we had net income of $3,584,813, which consists of interest earned on cash and investments held in Trust Account of $6,096,758, offset by formation, general and administrative costs of $2,511,945.

Business Combination

On November 3, 2025, the SPAC entered the Business Combination Agreement by and among SPAC, Old Xanadu, and NewCo.

If the transactions contemplated by the Business Combination Agreement are consummated, (i) SPAC will continue from the Cayman Islands Companies Act to the OBCA, (ii) all of the outstanding shares of Old Xanadu, and the outstanding shares and rights of SPAC, will be transferred to NewCo in exchange for NewCo securities, and, as a result, each of SPAC and Old Xanadu will become direct, wholly-owned subsidiaries of NewCo, and (iii) NewCo’s securities will be listed on the Nasdaq Stock Market LLC.

For a further description of the Business Combination and certain agreements executed in connection therewith, see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

Liquidity, Capital Resources and Going Concern

On April 28, 2025, we completed the IPO of 22,000,000 SPAC Units, at $10.00 per SPAC Unit, generating gross proceeds of $220,000,000. Simultaneously with the closing of the IPO, we completed the sale of 640,000 SPAC Private Units at a price of $10.00 per SPAC Private Unit in a private placement to the Sponsor, Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC and JonesTrading Institutional Services LLC generating gross proceeds of $6,400,000.

Following the IPO, the partial exercise of the over-allotment option, and the sale of the SPAC Private Units, a total of $220,000,000 was placed in the Trust Account. We incurred $13,786,773 in IPO related costs, consisting of $4,400,000 of cash underwriting fee, $8,800,000 of deferred underwriting fee and $586,773 of other offering costs.

For the period from January 2, 2025 (inception) through December 31, 2025, cash used in operating activities was $1,987,621. Net income of $3,584,813 was affected by interest earned on investments held in Trust Account of $6,096,758, formation costs paid by Sponsor in exchange of issuance of SPAC Class B Shares of $14,204, payment of general and administrative costs of $10,420, and reclass of accrued offering costs to accrued expenses of $66,737. Changes in operating assets and liabilities used $566,437 of cash for operating activities.

As of December 31, 2025, we had cash and investments held in Trust Account of $226,096,758 (including approximately $6,096,758 of interest earnings) consisting of cash and treasury bills. We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our business combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of December 31, 2025, we had cash of $267,719. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $2,500,000 of working capital loans, which, at the option of the Sponsor, may be repaid in units of the post-business combination entity. However, as NewCo has not authorized “units,” such working capital loans may be repaid in NewCo Class B Subordinate Voting Shares at a rate of 1.1 NewCo Class B Subordinate Voting Shares for each $10.00 repaid in securities, provided that any fractional shares will be rounded down to the nearest whole number.

In connection with the SPAC’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern,” as of December 31, 2025, the Company may need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The SPAC’s officers, directors and Sponsor may, but are not obligated to, loan the SPAC funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the SPAC’s working capital needs. Accordingly, SPAC may not be able to obtain additional financing. If SPAC is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. SPAC cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

SPAC’s liquidity condition raises substantial doubt about SPAC’s ability to continue as a going concern for a period of time within one year after the date that the accompanying condensed financial statements are issued. Management plans to address this uncertainty through a business combination. No adjustments have been made to the carrying amounts of assets or liabilities should SPAC be required to liquidate at the Termination Date. SPAC intends to complete the initial business combination before the Termination Date. However, there can be no assurance that SPAC will be able to consummate any business combination by the Termination Date.

Off-Balance Sheet Arrangements

We had no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2025. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of one of our executive officers a monthly fee of $20,000 for office space, utilities and secretarial and administrative support. We began incurring these fees on April 25, 2025 and will continue to incur these fees monthly until the earlier of the completion of our initial business combination and our liquidation.

The underwriters are entitled to a deferred underwriting discount of $0.40 per SPAC Unit, or approximately $8.8 million in the aggregate. The deferred underwriting discounts and commissions will be payable to the underwriters upon the closing of the initial business combination as follows: up to $0.40 per SPAC Unit sold in the IPO shall be paid to the underwriters in cash, based on the funds remaining in the Trust Account after giving effect to Redemptions in connection with the initial business combination.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

SPAC Class A Shares Subject to Possible Redemption

We account for our SPAC Class A Shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” SPAC Class A Shares subject to mandatory redemption are classified as a liability instrument and measured at fair value. Conditionally redeemable SPAC Class A Shares (including SPAC Class A Shares that feature Redemption Rights that are either within the control of the holder or subject to Redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, SPAC Class A Shares are classified as shareholders’ equity. Our SPAC Class A Shares feature certain Redemption Rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, SPAC Class A Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of our condensed balance sheets.

Net Income Per SPAC Class A Share

We apply the two-class method in calculating earnings per share. Net income per ordinary share, basic and diluted for SPAC Class A Shares is calculated by dividing the interest income earned on the Trust Account by the weighted average number of SPAC Class A Shares outstanding since original issuance. Net income per ordinary share, basic and diluted for SPAC Class A Shares and SPAC Class B Shares is calculated by dividing the net income, less income attributable to SPAC Class A Shares, by the weighted average number of SPAC Class A Shares and SPAC Class B Shares outstanding for the periods presented.

Recent Accounting Standards

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. SPAC adopted ASU 2023-07 on January 2, 2025, its date of incorporation.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

PROCEEDS OF THE TRANSACTION

Unless the context otherwise requires, references in this subsection to “Old Xanadu,” the “Company,” “we,” “us” or “our” refer to the business of Old Xanadu and its subsidiaries prior to the completion of the Business Combination, which will be the business of NewCo and its subsidiaries following the Business Combination.

We have incurred recurring net losses and negative cash flows from operations since inception. As of December 31, 2024, we had an accumulated deficit of $135.6 million and for the year ended December 31, 2024, and incurred net losses of $45.9 million with net cash outflows from operating activities of $41.7 million. We are dependent on capital raising in order to fund its operations, working capital and negative cash flows from operating activities. We expect that the proceeds of the PIPE Financing and amounts remaining in the Trust Account following any Redemptions, will, among other things, be used to fund our ongoing negative cash flows and working capital.

The aggregate amount of gross proceeds available to NewCo following completion of the Business Combination will principally depend on the level of redemptions by holders of SPAC Public Shares. Under the No Redemption scenario, NewCo expects to have approximately $472 million of cash available as compared to approximately $248 million in a Maximum Redemption scenario.

The principal purposes of the net proceeds of the Transactions are to accelerate execution of Old Xanadu’s strategic plan by increasing the pace and breadth of investment across development, scale-up, and commercialization.

NewCo expects to use the net proceeds from the Transactions for the following purposes:

(a)     Fund R&D and engineering activities across its technology stack, including design iterations, prototyping, and validation, which represents the largest intended use of proceeds of 60% to 85% of net proceeds, depending on aggregate proceeds available. The amount of core R&D undertaken can, as necessary, be scaled to continue progress and validation with a view to supporting near-term milestones;

(b)    Expand manufacturing readiness and supply-chain scale-up, including qualification of components and processes, longer-lead tooling and equipment, and building the organizational capacity required to support higher-volume fabrication and assembly — this represents the second largest component of potentially more than 10% of available proceeds in a No Redemption Scenario, though this amount can be significantly scaled back if required to maintain critical manufacturing readiness work and supplier engagement needed to support planned development and validation builds;

(c)     Invest in advanced packaging, heterogeneous integration, and test-and-measure capabilities, including expansion of packaging and integration infrastructure, metrology and characterization equipment, reliability testing, and related technical hiring, which is a limited core spend of approximately 5 to 10% of available proceeds, with anticipated flexibility to reduce investments to fund only essential integration, packaging, and test-and-measure capabilities required to support system performance, reliability, and verification;

(d)     Support productization and commercialization, including customer programs, application engineering, and go-to-market initiatives — a limited spend in all scenarios of less than approximately 2% of proceeds; and

(e)     Provide for working capital and general corporate purposes, including costs associated with operating as a public company — this would be expected to represent approximately 5% to 8% of anticipated proceeds.

Greater available proceeds would enable us to accelerate workstreams and operate more workstreams in parallel, including by (a) engaging and qualifying multiple manufacturing partners concurrently rather than sequentially, (b) expanding more rapidly our heterogeneous integration, advanced packaging, and test-and-measure capabilities (including facility expansion, equipment purchases, and specialized hiring), and (c) increasing the speed of design-build-test cycles through greater capacity for prototyping, validation, and reliability testing. These incremental investments would target reducing bottlenecks, shortening iteration timelines, and supporting faster scaling of development activities compared to a lower-proceeds scenario.

While NewCo currently anticipate that it will use the net proceeds from the Transactions as set forth above, our management will retain broad discretion over the allocation of the net proceeds, having consideration to our strategy relative to market and other conditions, as well as other factors described under the section entitled “Risk Factors.” Such decisions will depend on market and competitive factors as they evolve over time.

Research and Development

Use of Proceeds for Research and Development

We expect to allocate more than 10% of the net proceeds to R&D and related scale-up activities required to advance its photonic quantum computing hardware platform and PennyLane software platform toward commercial deployment. The net proceeds from the Transactions, together with expected government support and other sources of capital including, proceeds from partnerships and potential revenue arrangements, as applicable, are expected to extend our cash runway through the end of 2028 and accelerate our transition from technology development to commercialization.

Because Old Xanadu operates in a rapidly evolving technical and supply-chain environment, actual allocations and timing may vary. Old Xanadu’s current expectations regarding the timing and stage of its R&D programs to be reached using the net proceeds are as follows:

•        2026 (near term): Device performance improvement and early fault-tolerance building blocks.    We expect to focus on reductions in photonic loss and performance improvements, early-stage fault-tolerance building blocks (including error-correction components and decoding capabilities), and continued benchmarking of performance metrics, together with manufacturing qualification and yield improvement initiatives intended to support reliable, repeatable production.

•        2027 – 2028 (mid-term): Scaling error-corrected operation and early error-corrected demonstrations. We expect to focus on scaling stable error-corrected operation, demonstrating selected workloads on error-corrected hardware, and obtaining third-party validation of system performance, while expanding compute access channels (including cloud access) and enterprise pilots.

•        2029+ (longer term, beyond the projected runway from net proceeds alone): enterprise-grade fault-tolerant system.    Our longer-term technical objective is to reach an enterprise-grade fault-tolerant system capable of supporting commercially valuable workloads. Achievement of this objective is expected to require continued investment and may be funded through a combination of cash on hand, operating revenues, government support, and additional financing.

The major components of our proposed R&D programs expected to be funded using the net proceeds from the Transaction include:

•        Manufacturing qualification, reliability, and yield improvement (hardware scale-up R&D).    This includes process development and qualification, test and metrology, reliability engineering, device characterization, and iterative design-for-manufacturability efforts intended to improve device performance and production yields.

•        Advanced photonic packaging and semiconductor integration (scale-up and integration facilities).     This includes development and scaling of packaging processes, fibre coupling and optical integration, subsystem integration, and selective build-out of facilities and equipment intended to improve system reliability, strengthen supply chain resiliency, and support delivery of photonic subsystems.

•        Fault-tolerance enabling R&D (error correction and system-level integration).    This includes continued development and integration of error-correction components and system-level architecture improvements required to scale error-corrected operation across networked modules.

•        PennyLane commercialization R&D (enterprise software and productization). This includes development of enterprise features, security and deployment tooling, performance optimization, user experience improvements, support tooling, and go-to-market enablement required to deliver an enterprise offering.

•        Co-development programs and application-driven R&D with partners.    This includes joint development agreements and sponsored R&D in targeted areas such as chemistry, materials, logistics and energy, that would be intended to generate intellectual property, validate workflows, and position our offerings for commercial adoption as utility-scale systems become available.

Old Xanadu currently conducts and plans to conduct the substantial majority of its core R&D internally through its engineering, physics, and software teams. We use subcontractors and strategic third-party partners for certain elements, including wafer fabrication at external foundries, specialized component manufacturing, certain packaging and integration inputs, and other specialized services or equipment access.

To reach commercial production and enterprise-grade deployments, we would need to complete a variety of additional milestones. These include:

•        continued reductions in photonic loss and improvements in device performance and yields through manufacturing qualification and iterative process improvements (2025 – 2028);

•        scaling packaging and integration processes to support reliable and repeatable system assembly (2025 – 2028);

•        demonstrating stable error-corrected operation and validating performance through internal and third-party benchmarks (2025 – 2029);

•        expanding cloud and enterprise deployment pathways (including support, tooling, and operational processes) to deliver compute access at scale (2025 – 2028); and

•        continuing software productization and enterprise feature development for PennyLane, including deployment and support capabilities (2025 – 2028).

The net proceeds from the Transaction would be used to fund further R&D and scaling activities with a view to achieving the above milestones. The costs of these events are expected to comprise the substantial majority of the net proceeds, with actual timing and costs subject to change based on technical results, supply-chain conditions, vendor lead times, customer schedules, and the availability of non-dilutive funding.

INFORMATION ABOUT OLD XANADU

Unless the context otherwise requires, references in this subsection to “we,” “us” or “our” refer to the business of Old Xanadu and its subsidiaries prior to the consummation of the Business Combination, which will be the business of NewCo and its subsidiaries following the Business Combination.

Key Quantum Computing Terms

The following is a summary of certain key quantum computing terms used in this proxy statement/prospectus.

•        “Advanced Packaging Technology” is our proprietary low-loss optical packaging and fiber-coupling innovations used in photonic integrated circuits.

•        “ASIC (Application-Specific Integrated Circuit)” means custom semiconductor hardware designed for dedicated processing tasks such as real-time quantum decoding.

•        “Aurora” is our networked, modular, and scalable photonic quantum computer demonstrating real-time error detection and photonic rack interconnection.

•        “Bell Pair” is a maximally entangled two-qubit quantum state used as a foundational resource in photonic cluster-state generation.

•        “Borealis” is our 216-qubit photonic quantum computer that demonstrated quantum computational advantage in 2022.

•        “Catalyst” is our fault-tolerant quantum compiler and Just-In-Time compilation framework that translates high-level programs into hardware-executable instructions.

•        “Cluster State” means a highly entangled multi-qubit quantum state used as the computational resource in measurement-based quantum computing.

•        “Cluster-State Lattice” is the large-scale entangled photonic resource state used in our MBQC computational model.

•        “Coherence” means the property describing how long a quantum system maintains its quantum state without decoherence.

•        “Compiler Stack” means the integrated software pipeline converting high-level programs into low-level hardware instructions.

•        “Cryogenic Cooling” refers to extremely low-temperature cooling systems required by certain quantum computing modalities.

•        “Decoder” is classical hardware or software used to process quantum measurement outcomes and perform quantum error correction.

•        “Discrete-Variable MBQC Layer” is a software compilation layer that maps logical operations into a discrete-variable representation prior to physical GKP implementation.

•        “Distributed Quantum Computing” is architecture enabling multiple interconnected quantum processors to function as a unified system.

•        “Entanglement” means quantum mechanical correlation between particles such that the state of one depends on the other.

•        “EUV Lithography” is extreme ultraviolet lithography; a nanoscale semiconductor fabrication process.

•        “Feedforward” means real-time adjustment of quantum operations based on prior measurement results.

•        “FPGA (Field-Programmable Gate Array)” is reconfigurable semiconductor hardware used for low-latency classical control and decoding.

•        “Full-Stack Quantum Computing Model” is a business strategy integrating hardware, software, algorithm development, and compute access within a single vertically integrated framework.

•        “Gaussian Boson Sampling (GBS)” is a photonic quantum protocol used for generating non-classical states and performing specialized computational tasks.

•        “Gaussian State” is a quantum optical state described by Gaussian statistics in phase space, typically generated via squeezing operations.

•        “Gottesman — Kitaev — Preskill (GKP) Qubits” are continuous-variable quantum encoding storing information in optical quadratures with intrinsic error resilience.

•        “GKP Magic State” is an ancillary non-Clifford photonic state required to enable universal quantum computation within the MBQC framework.

•        “High-Connectivity Architecture” is a photonic architecture enabling strong interconnections between logical qubits for efficient error correction and algorithm execution.

•        “Homodyne Detection” is an optical measurement technique used to measure the quadratures of light fields.

•        “Hybrid Quantum — Classical” refers to a computational workflow combining quantum hardware with classical processing.

•        “Integrated Photonics Platform” is our heterogeneous semiconductor stack combining Silicon Nitride (SiN), Thin-Film Lithium Niobate (TFLN), and III-V materials.

•        “Interconnect” is an optical fiber or chip-based connection linking quantum subsystems or racks.

•        “Joint Development Agreement (JDA)” is a contractual framework for co-developing quantum algorithms and intellectual property with strategic partners.

•        “Logical Qubit” is an error-corrected qubit encoded across multiple physical qubits to increase computational stability.

•        “Low-Density Parity-Check (qLDPC) Code” is a quantum error-correction code designed to reduce the overhead required for fault tolerance.

•        “Macronization/Stitching” is the process of assembling and extending a photonic cluster-state lattice across modules using linear optics and feedforward.

•        “Measurement-Based Quantum Computing (MBQC)” is a quantum computational model in which operations are executed via measurements on a pre-entangled cluster state.

•        “Modular Rack Architecture” is a standardized data-center deployable subsystem housing quantum photonic components interconnected via optical fiber.

•        “Multiplexing” is a technique used to combine or route multiple optical signals to improve scalability and success probability.

•        “Networked Architecture” is a system design enabling multiple quantum processors to be interconnected through optical fiber.

•        “Neutral Atom” is a quantum computing modality using laser-trapped neutral atoms as qubits.

•        “NISQ (Noisy Intermediate-Scale Quantum)” refers to early-stage quantum systems lacking full fault tolerance.

•        “Pauli Product Measurement (PPM)” is a measurement of products of Pauli operators used in fault-tolerant quantum protocols.

•        “PennyLane” is our open-source quantum programming software development kit enabling hybrid quantum — classical algorithm development across hardware platforms.

•        “Photonic Integrated Circuit (PIC)” is a semiconductor chip integrating optical components for light-based computation.

•        “Photon-Number-Resolving (PNR) Detector” is a detector capable of distinguishing the number of photons present in a given optical mode.

•        “Physical Qubit” is the underlying hardware qubit subject to physical noise and operational errors.

•        “Quantum Advantage” is a demonstrable performance improvement of a quantum system over classical systems for a specific practical task.

•        “Quantum Benchmarking Initiative (QBI)” is a DARPA-led program assessing and validating quantum computing system performance against standardized metrics.

•        “Quantum Data Center” is a large-scale deployment of photonic quantum processors integrated with classical infrastructure in a commercial facility.

•        “Quantum Error Correction (QEC)” refers to techniques used to detect and correct errors during quantum computation.

•        “Quantum Fluid Dynamics (QFD)” is an application of quantum algorithms to fluid-dynamics modeling problems for aerospace and industrial systems.

•        “Quantum Supremacy” is a milestone where a quantum computer performs a task infeasible for classical supercomputers.

•        “Refinery” is a photonic subsystem responsible for improving the squeezing quality and fidelity of heralded GKP states.

•        “Silicon Nitride (SiN)” is a semiconductor material platform used for low-loss photonic waveguides.

•        “Stabilized Fiber Delay Line (SFDL)” is an optical component preserving phase stability and enabling temporal buffering for feedforward operations.

•        “Stitcher/Interconnect Layer” is a hardware subsystem responsible for assembling cluster states and routing quantum information across modules or racks.

•        “Superconducting Nanowire Single-Photon Detector (SNSPD)” is a cryogenic photon detector used in photonic state heralding applications.

•        “Superconducting Qubit” is a quantum computing modality using superconducting circuits cooled to millikelvin temperatures.

•        “Thin-Film Lithium Niobate (TFLN)” is an electro-optic photonic material used for high-speed modulation and adaptive control.

•        “Trapped Ion” is a quantum computing modality using electromagnetically confined ions as qubits.

•        “Utility-Scale Quantum Computing (USQC)” refers to fault-tolerant quantum computing systems with hundreds to thousands of logical qubits capable of commercial relevance.

“Wafer-Scale Fabrication” is a semiconductor manufacturing approach producing devices across an entire wafer to enable scalable production.

Overview

We are a leading quantum computing company developing full-stack quantum computing solutions for enterprise and government customers around the world.

Our mission is to build quantum computers that are useful and available to people everywhere. To achieve this, we are pursuing a full-stack strategy that integrates proprietary photonic quantum hardware with a modality-agnostic software platform. Our hardware platform, demonstrated through the Borealis and Aurora quantum computers, is designed to scale from today’s networked, modular systems toward large-scale fault-tolerant machines with hundreds of thousands of physical qubits and hundreds to thousands of logical qubits. At the same time, our software stack, anchored by PennyLane, has become one of the world’s most widely used quantum application development frameworks, enabling researchers, developers, and enterprises to program quantum circuits across all major modalities and cloud platforms.

Our quantum computing hardware is designed to solve problems that are intractable for classical computing. We are pioneering an approach to developing a scaled quantum computer that leverages light as the medium for computation, commonly referred to as the photonics modality. We believe that the photonics modality, and the use of individual particles of light, or photons, offers the most practical and scalable path to building universal, fault-tolerant quantum computers and, in particular, addresses the coherence problems impacting the scalability of competing matter-based modalities, such as superconducting, trapped ion, neutral atom, and other approaches.

Our quantum software includes our branded PennyLane software offering, which is our open-source Quantum Programming Software Development Kit (“SDK”), whereby commercial and government users can program, write and store quantum computing applications and algorithms for commercial, research, and training purposes. PennyLane is accessible via the web and integrates across modalities and with other quantum computing hardware players.

We were the first pure-play company to achieve quantum supremacy when in 2022 our 216-qubit Borealis system performed a computation on the cloud in two minutes that would have taken a world top 5 classical supercomputer, Fugaku, approximately seven million years. In 2025, our Aurora system became the world’s first networked, modular, and scalable photonic quantum computer, demonstrating real-time error detection and the interconnection of multiple photonic racks through optical fiber. We believe these milestones validate our technological leadership and mark critical steps toward commercially viable fault tolerant quantum computing.

Our vision is to accelerate the world’s transition from classical to quantum computing by deploying photonic quantum systems in data centers, enterprises, and research institutions worldwide, with the goal of enabling breakthroughs in sustainability, medicine, materials, and artificial intelligence.

Quantum Computing

Although advances in semiconductor manufacturing and transistor scaling drove exponential growth in computing power and efficiency, classical computers now face fundamental physical limits in miniaturization, heat dissipation, and energy consumption. As a result, many of the world’s most important industrial and scientific problems, such as molecular simulation, new-materials discovery, and large-scale optimization, remain intractable for even the most powerful supercomputers.

We believe that quantum computing represents the next major technological revolution that we believe can result in exponential improvements in computational power by leveraging the fundamental principles of quantum mechanics. Unlike classical bits, which represent information as 0 or 1, quantum bits (“qubits”) can exist in both states simultaneously, allowing quantum computers to explore a vastly larger computational space. This capability creates opportunities for solving problems that would take classical supercomputers millions of years. Importantly, the real economic potential of quantum computing lies not in today’s Noisy Intermediate-Scale Quantum (“NISQ”) systems, which remain largely ineffective, but in the emergence of utility-scale, fault-tolerant quantum computers capable of executing long, error-corrected computations with hundreds to thousands of logical qubits. We believe that these systems will mark the point at which quantum computing transitions from scientific curiosity to general-purpose technology.

We believe photonic quantum computing, in particular, offers unique advantages in scalability, manufacturability, energy efficiency, and networkability. We view our technology as central not only to quantum computing but also to the broader quantum internet, sensing, and communications ecosystems, providing further adjacent potential monetization and market opportunities in addition to the core quantum computing hardware and software business solutions we are pursuing today.

History of the Business

2023

On January 10, 2023, Old Xanadu announced it had entered into a partnership with the Korea Institute of Science and Technology relating to quantum algorithms for lithium-ion batteries and quantum hardware.

On January 17, 2023, Old Xanadu and Rolls-Royce Holdings plc announced a collaboration to co-develop quantum algorithm tooling for PennyLane, Old Xanadu’s open-source quantum computing software, with an initial focus on Quantum Singular Value Transformation for aerospace applications.

On January 23, 2023, the Government of Canada announced a C$40 million investment through the Strategic Innovation Fund in Old Xanadu to support the development and commercialization of a photonic-based, fault-tolerant quantum computer.

On February 9, 2023, Old Xanadu announced that it and Queen’s University had entered into a memorandum of understanding relating to quantum computing educational tools and programs.

On May 10, 2023, Old Xanadu announced that it and Pawsey Supercomputing Research Centre had signed a memorandum of understanding relating to the integration of high-performance computing and quantum computing technologies.

On June 20, 2023, Old Xanadu and McMaster University announced a research partnership relating to the development of educational materials and testing of quantum computing algorithms.

On September 13, 2023, Old Xanadu and the Electronics and Telecommunications Research Institute announced a partnership relating to research in quantum machine learning and artificial intelligence.

On September 13, 2023, Old Xanadu announced that it and Toronto Metropolitan University had signed an agreement relating to joint quantum computing education and research programmes.

On September 14, 2023, Old Xanadu and the Korea Advanced Institute of Science and Technology announced a partnership relating to quantum computing educational materials.

On September 19, 2023, Old Xanadu and the Korea Institute of Science and Technology Information announced a partnership relating to quantum-classical hybrid computing infrastructure utilizing PennyLane and Lightning software.

On October 10, 2023, Old Xanadu and the University of Calgary announced a partnership relating to educational materials for the university’s Professional Master of Quantum Computing program.

On October 18, 2023, Old Xanadu and Memorial University announced a partnership relating to quantum education and training resources.

On November 2, 2023, Old Xanadu and Hamad Bin Khalifa University’s College of Science and Engineering announced a partnership relating to quantum computing education in Qatar.

On November 15, 2023, Old Xanadu announced that it and Abu Dhabi University had signed a memorandum of understanding relating to quantum education, research projects, and curricula in quantum computing.

On November 29, 2023, Old Xanadu and UC Santa Barbara announced a partnership relating to quantum education and access to quantum hardware, software, and training resources.

2024

On January 30, 2024, Old Xanadu and Hamad Bin Khalifa University announced a PhD fellowship program in quantum machine learning at the Qatar Center for Quantum Computing.

On February 22, 2024, Old Xanadu announced that it had received a C$3.75 million repayable contribution from the Government of Canada, through the Federal Economic Development Agency for Southern Ontario, relating to the development of PennyLane.

On March 11, 2024, Old Xanadu announced that it, Rolls-Royce Holdings plc and Riverlane, had received grant funding from Innovate UK and the National Research Council of Canada Industrial Research Assistance Program for the CATALYST project, a hybrid quantum-classical framework for modelling airflow in jet engines.

On April 23, 2024, Old Xanadu announced that it had joined the Chicago Quantum Exchange as a corporate partner.

On May 2, 2024, Old Xanadu, the University of Toronto, Toronto Metropolitan University, and industry partners announced a collaborative research project relating to quantum technologies, cybersecurity solutions, and smart grid applications, funded by a NSERC Alliance-Mitacs Accelerate grant.

On June 27, 2024, Old Xanadu announced partnerships with Nanofiber Quantum Technologies, Inc. and QunaSys Inc. relating to quantum research.

On September 19, 2024, the University of Bari’s Department of Physics announced a new partnership with Old Xanadu to support its Master’s program in Quantum Science & Technology, aimed at training students for careers in quantum computing and related fields.

On October 8, 2024, Old Xanadu and Toyota Research Institute of North America announced a project relating to quantum algorithms for materials science simulations.

2025

On January 22, 2025, Old Xanadu announced the development of Aurora, a photonic quantum computer consisting of four interconnected server racks with 35 photonic chips and 13 kilometers of fibre optics operating at room temperature, as published in the peer-reviewed journal Nature.

On February 6, 2025, Old Xanadu, RTX’s BBN Technologies, the University of Maryland, and Raytheon’s Advanced Technology business announced a collaboration under DARPA’s INSPIRED Program relating to the INSIGHT device, an integrated squeezed light generator and homodyne detector.

On March 10, 2025, Old Xanadu announced that it and the University of Maryland had established a three-year partnership relating to quantum research, education, and commercialization, with Old Xanadu becoming an industry partner in the National Quantum Laboratory.

On March 18, 2025, Old Xanadu announced that it had published research relating to photonic qubits and quantum error correction codes.

On March 25, 2025, Old Xanadu and Corning Incorporated announced a collaboration relating to low-loss optical fiber and fiber-array solutions for photonic quantum computing chips.

On April 3, 2025, Old Xanadu announced that it was selected to participate in Stage A of DARPA’s Quantum Benchmarking Initiative.

On April 24, 2025, Old Xanadu announced a four-year research and development partnership with the U.S. Air Force Research Laboratory relating to silicon photonic integrated circuits for quantum applications.

On May 1, 2025, Old Xanadu announced a collaboration with Applied Materials, Inc. relating to a 300 mm process for building superconducting transition edge sensors, a component of photon-number-resolving detectors used in Old Xanadu’s photonic quantum computers.

On June 4, 2025, Old Xanadu announced that it had published research relating to error-resistant photonic qubits on an integrated chip platform in Nature.

On June 10, 2025, Old Xanadu, the University of Toronto, and the National Research Council of Canada announced a collaboration relating to quantum algorithms for quantum dynamics and simulations of lithium-ion batteries.

On June 23, 2025, Old Xanadu announced that it had opened a C$10 million photonic packaging facility in Toronto.

On July 2, 2025, Old Xanadu and Mitsubishi Chemical Group Corporation announced a joint project relating to quantum algorithms for simulating extreme ultraviolet lithography processes in semiconductor chip fabrication.

On July 29, 2025, Old Xanadu and HyperLight Corporation announced research relating to thin-film lithium niobate photonic chips, demonstrating waveguide losses below 2 dB/m.

On July 30, 2025, Old Xanadu announced that it was selected for the IDEaS NORAD Modernization S&T Contest, receiving a C$1 million grant relating to quantum computing algorithms for battery development.

On August 12, 2025, Old Xanadu and DISCO Corporation announced a collaboration relating to wafer processing techniques for photonic integrated chips.

On November 3, 2025, Old Xanadu and SPAC announced that they had entered into the Business Combination Agreement.

On November 6, 2025, Old Xanadu announced that it was selected to participate in Stage B of DARPA’s Quantum Benchmarking Initiative, with up to $15 million in funding.

On November 24, 2025, Old Xanadu announced that NewCo had confidentially submitted a draft registration statement on Form F-4 with the SEC in connection with the proposed business combination between SPAC and Old Xanadu.

On November 25, 2025, Old Xanadu, Rolls-Royce Holdings plc, and Riverlane announced the completion of their collaborative project relating to modelling jet engine airflow.

On December 8, 2025, Old Xanadu announced that it had signed a memorandum of understanding with the Agency for Science, Technology and Research in Singapore relating to research and development in quantum technologies.

On December 15, 2025, Old Xanadu announced that it was selected to participate in the Canadian Quantum Champions Program, receiving up to C$23 million.

On December 19, 2025, Old Xanadu announced the development of a quantum computational framework relating to photosensitizers for photodynamic cancer therapy.

2026

On January 12, 2026, Old Xanadu announced the appointment of Michael Trzupek as Chief Financial Officer and Natalie Wilmore as Chief Legal Officer.

On January 13, 2026, Old Xanadu and Thorlabs, Inc. announced a partnership relating to optical fiber components for photonic quantum computing.

On January 28, 2026, Old Xanadu announced that it had publicly filed a joint registration statement with NewCo on Form F-4 with the SEC in connection with the Business Combination.

On February 13, 2026, Old Xanadu announced the development of a quantum algorithm relating to simulating photochemical reactions on fault-tolerant quantum computers.

On February 19, 2026, Old Xanadu and Tower Semiconductor Ltd. announced an expansion of their collaboration to develop silicon photonics for photonic quantum computers using Tower Semiconductor’s manufacturing platform.

During 2026, Old Xanadu and NewCo intend to:

•        Continue research and development of core photonic quantum computing components and enabling manufacturing platforms, with a focus on performance, yield, and repeatability

•        Expand facilities and capabilities for test and measurement, heterogeneous integration, and advanced packaging to support higher-throughput development cycles and scaling of integrated systems.

•        Grow the team to execute 2026 technical objectives and to support the operational, compliance, and reporting requirements associated with being a public company.

Our Strategy

Our strategy is to maintain leadership in photonic quantum computing through the simultaneous development of scalable hardware, modality-agnostic software, and strategic industry and government partnerships. We believe this integrated approach, spanning research, product development, and commercialization, positions us to capture value across the full quantum technology stack.

We intend to execute on our mission by pursuing the following key strategies:

•        Continued Leadership in Photonics Technologies.    We are pioneering a room-temperature computation, modular, and networked photonic quantum architecture designed for scalability, manufacturability, and energy efficiency. Our technology uses photons, the fastest and most stable carriers of information currently available, to compute, communicate, and network quantum systems. By eliminating the need for cryogenic and laser cooling and enabling direct fiber-optic interconnects between quantum processors, we believe our photonic approach offers the most feasible and commercially scalable path to large, fault-tolerant quantum computers. Our Aurora system, launched in 2025, demonstrated the first known integration of the subsystems required for universal quantum computing using photonics, validating this architecture and providing a foundation for continued scaling.

•        Rapidly Achieve Fault-Tolerant Utility-Scale Quantum Computing.    We are advancing along a defined roadmap toward full fault-tolerant quantum operation. Building on the success of our Borealis and Aurora systems, our next-generation architecture is designed with a target to scale to up to 100,000 physical qubits and up to 500 logical qubits by 2029, potentially enabling us to be the “first mover” in delivering and deploying commercially valuable quantum computing capabilities to enterprise and government customers at scale. Achieving this milestone could enable quantum advantage in commercially meaningful use cases across chemistry, materials science, optimization, and artificial intelligence.

Our approach combines high-connectivity photonic architectures with Gottesman-Kitaev-Preskill (“GKP”) photonic qubits and real-time quantum low-density parity-check (“qLDPC”) error correction, allowing for distributed networking between quantum processing modules while maintaining high-fidelity quantum gates. We believe this combination provides a 10-to-100-fold reduction in error-correction overhead compared to competing modalities such as superconducting circuits, trapped ions, or neutral atoms.

By leveraging the stability, speed, and manufacturability of photonic qubits, and integrating real-time error-correction codes directly into our hardware and compiler stack, we believe we are positioned to deliver one of the first practical, fault-tolerant quantum computers capable of addressing real-world industrial challenges.

•        Continued Leadership in the Quantum Software Ecosystem with PennyLane.    Our open-source software platform, PennyLane, is one of the world’s leading environments for quantum application development. PennyLane enables seamless integration of quantum and classical computing frameworks and, as a hardware-agnostic ecosystem, is able to serve as a front-end operating system for quantum hardware worldwide.

We have also fostered broad academic and industrial adoption of PennyLane across more than 120 universities and numerous enterprise partners. PennyLane is now widely taught in post-secondary curricula and used by researchers and developers working on all major quantum modalities, including those of our competitors.

This widespread adoption positions us to capture long-term value through the development of an enterprise version of PennyLane and complementary quantum-classical workflow tools. As users mature from research to commercialization, we expect that their applications, algorithms, and workloads will naturally migrate toward our photonic hardware, where performance, scalability, and fidelity are highest. In this way, we believe that PennyLane will act as both an industry platform and a strategic channel, driving users, developers, and enterprise applications back to our quantum computing systems and cloud platform.

•        Vertical Integration.    We are the only pure-play quantum computing company that develops and controls the complete technology stack, from photonic quantum hardware to the leading open-source software ecosystem and proprietary algorithms. This vertically integrated approach enables tight alignment between hardware innovation, software development, and application performance, ensuring that improvements at one layer immediately translate into measurable gains across the system. By uniting hardware design, software compilation, and domain-specific algorithm development within a single organization, we believe we can accelerate time-to-market, reduce dependency on third parties, and create durable competitive advantages that have yet to be replicated elsewhere in the industry.

Business Model

Monetize Through a Full-Stack Quantum Computing Model

Our business model is designed to capture value across the entire quantum technology stack, spanning hardware, software, and application development. We intend to generate revenue through multiple, complementary channels that reflect the breadth of our full-stack approach. We are in a pre-commercial stage and, to date, we have not achieved sustained commercial revenue from the sale or deployment of utility-scale quantum computers. Our PennyLane software platform is primarily distributed as an open-source offering and is widely used for research, education, and early-stage application development. While we currently derive limited revenue from services, sponsored research, and early-stage commercial engagements associated with PennyLane and related software tooling, such revenues are not yet material and we do not currently generate recurring subscription revenue from PennyLane. We expect any material software or hardware revenues to be contingent on the successful commercialization and broader adoption of fault-tolerant quantum computing systems in the future.

•        Revenue Sharing and Co-Development of Intellectual Property:    We collaborate with strategic partners to design, test, and validate quantum algorithms on our photonic quantum computers. These collaborations generate valuable intellectual property, for which we expect to participate in revenue sharing and downstream commercialization rights as quantum computing matures.

•        Quantum Compute Access:    We plan to offer on-demand and subscription-based access to our photonic quantum computers through major cloud platforms and direct enterprise integrations. This Quantum-Computing-as-a-Service (“QCaaS”) model provides scalable, secure access for customers seeking to explore or deploy quantum solutions without the complexity of on-premise systems.

•        Dedicated System Sales for Secure or Sovereign Deployments:    For customers with mission-critical, sensitive, or regulated workloads, including national governments, defense agencies, and enterprises with strict data-sovereignty requirements, we intend to sell and deploy dedicated photonic quantum computers directly into government or enterprise data centers. We expect to deliver these systems with ongoing maintenance, upgrade, and support services to help ensure long-term performance and security.

•        PennyLane Commercialization:    Building on PennyLane’s status as a leading true full-stack offering and open-source model that provides exposure to all quantum modalities, we are developing a subscription-based enterprise version of the platform and accompanying developer tools. By combining open-source community leadership with commercial enterprise tools, we believe we can convert our broad user base into a high-margin, recurring revenue stream, complementary to our hardware, algorithm-development, and quantum-compute-access platforms. As a result, we believe PennyLane is positioned to be both the global standard for quantum programming and the commercial foundation for utility-scale quantum computing adoption.

•        Application Development and Joint Ventures:    We are co-developing proprietary quantum algorithms and applications with industrial partners across the automotive, aerospace, energy, materials, and semiconductor sectors. These projects are designed to validate early commercial use cases and generate intellectual property aligned with our hardware roadmap.

•        Intellectual Property Licensing:    We intend to continue leveraging our innovations in integrated photonics, quantum-classical interfaces, and optical packaging for adjacent markets in classical datacom, sensing, and telecommunications. We currently supply a major defense contractor with our quantum photonic integrated circuits (“PICs”) to support a U.S. government quantum-sensing program, marking one of the first real-world deployments of our photonic technology outside quantum computing. In parallel, our low-loss photonic packaging technology is exploring pilot projects with external partners, validating our performance advantages in classical communication environments. Additional licensing and royalty opportunities represent a significant near-term revenue opportunity that leverages our core competencies without diverting focus from our primary mission of building a utility-scale, fault-tolerant quantum computer.

•        Adjacent Market Monetization Opportunities:    In addition to our core full-stack quantum computing capabilities, our underlying photonics technology and resulting intellectual property portfolio has value for non-computing use cases, including the quantum internet, quantum communications, quantum sensing, and other adjacent end market and quantum technology use case opportunities. While our core strategic focus today remains building the world’s first fault-tolerant photonic quantum computer, we intend to pursue these adjacent market opportunities in the future to fully capitalize on the multiple uses and market demand for our photonics-based technology capabilities.

We expect that this diversified model will provide exposure to both near-term software and services revenue and long-term hardware-based compute economics, while deepening customer engagement across the entire quantum value chain.

Engage with Governments to Build Sovereign Quantum Compute Capacity

We are actively partnering with federal governments in Canada and the United States to establish sovereign quantum computing and advanced manufacturing capabilities. We are collaborating on national strategies focused on securing domestic access to high-performance quantum infrastructure, developing local supply chains for photonic components, and cultivating a skilled quantum workforce.

These initiatives align with the growing global emphasis on technological sovereignty and national security in advanced computing. Through these partnerships, we aim to ensure that the economic, scientific, and security benefits of quantum computing remain within trusted jurisdictions, while accelerating commercialization, industrial adoption, and workforce development at scale.

Foster Strategic Partnerships to Accelerate Adoption

We collaborate with a global network of partners, including Fortune 500 enterprises, government agencies, and research institutions, to accelerate quantum readiness and application development. Current collaborations include leading organizations such as Volkswagen, Toyota, Mitsubishi Chemical, Rolls-Royce, Raytheon Technologies, Corning, as well as national laboratories in Canada, the United States, and Europe. These partnerships are designed to co-develop quantum algorithms, validate commercial use cases, and ensure that our technology is aligned with real-world demand.

Through this multi-pronged strategy, combining photonic hardware leadership, dominant software adoption, sovereign compute partnerships, and global industry collaborations, we aim to deliver practical, fault-tolerant quantum computing and to establish ourselves as a global leader in the quantum technology industry.

Impact of Utility-Scale Quantum Computing

We are at an Inflection Point

The first generation of commercially relevant quantum applications, simulation, optimization, and machine learning, represent only the “low-hanging fruit” of a much broader technological revolution. Current use cases correspond to the earliest, most obvious problems addressable by a new computational paradigm, and many future quantum applications have not yet been discovered. Analysts and industry leaders anticipate that as utility-scale quantum computers become accessible, they will unlock problem classes and industries not currently imaginable, giving rise to an entirely new wave of scientific and economic growth.

While NISQ devices have advanced algorithmic research and workforce development, their computational limits constrain commercial value. Consensus across major analyst houses, including IDC, S&P 451 Research and Capgemini Research Institute, is that broader market opportunity will begin with the arrival of utility-scale, fault-tolerant systems. In the near term, IDC estimates that the aggregate customer spend portion will grow at a five-year CAGR (2023 – 2028) of 41.0% and reach approximately $8.9 billion by the end of 2028. This $8.9 billion estimate includes all revenue generated from quantum computing hardware, software, and cloud-based computing offerings. The Quantum Insider projects that this technology could generate approximately $877 billion in cumulative economic impact by 2035.

Across these forecasts, NISQ systems are viewed as transitional; sustained commercial returns are expected only from large-scale, error-corrected quantum architectures capable of outperforming classical high-performance computers on real industrial workloads.

Market Opportunity

Chemicals & Advanced Materials

Simulation of quantum-mechanical interactions, such as catalysts, interfaces, and high-performance alloys, remains a bottleneck for energy storage, green hydrogen, carbon capture, and next-generation materials. Utility-scale quantum systems are expected to enable accurate modeling of molecular and electronic structures that are intractable on classical machines, allowing rational design of new materials and chemicals.

Within the Chemicals & Advanced Materials vertical, we have entered into commercial collaborations with Toyota Research Institute of North America (materials simulations and quantum sensing), Volkswagen Group (battery-materials quantum simulation), and the University of Toronto and Canada’s National Research Council.

Life Sciences & Pharma

We believe that quantum-accurate modeling of molecular and biochemical systems holds promise to accelerate drug discovery, lead optimization, and target identification, while reducing attrition in R&D pipelines. Fault-tolerant quantum computers can simulate complex molecular interactions, protein folding, and binding energies with unprecedented precision, enabling shorter development cycles and improved therapeutic efficacy.

Financial Services & Optimization

Financial institutions rely heavily on stochastic simulation and large-scale optimization, areas where quantum algorithms can provide measurable efficiency gains. Potential use cases include portfolio construction, derivatives pricing, counterparty-risk estimation, insurance modeling, and supply-chain logistics.

As gate-based fault-tolerant systems mature, these workflows could drive recurring enterprise demand through hybrid classical-quantum architectures delivered via QCaaS platforms.

Within the Financial Services & Optimization vertical, we have entered into commercial collaborations with BMO Financial Group and Scotiabank to explore quantum-algorithm-based speed-ups in derivatives pricing, risk analysis, and market optimization, as well as with Multiverse Computing to advance quantum software applications in finance and optimization.

Energy, Utilities & Industrial Optimization

Energy and industrial networks face increasingly complex scheduling, dispatch, and infrastructure-planning problems. Quantum optimization and simulation can improve the efficiency and resilience of grids, refineries, and logistics systems. Use cases include renewables integration, grid optimization, process design, and real-time industrial control.

Within the Energy, Utilities & Industrial Optimization vertical, we have secured commercial collaborations with Volkswagen Group and the National Research Council of Canada to advance quantum simulation and optimization for next-generation battery materials and energy systems, as well as with the Korea Institute of Science and Technology to develop industrial quantum applications in clean energy and materials design.

Semiconductors, Electronics & Photonics

As device design and materials engineering become increasingly quantum-limited, involving defects, excitons, interfaces, and quantum-sensor behavior, quantum computing offers a direct path to accelerate R&D. Simulating semiconductor and photonic structures at the quantum level can shorten development cycles for transistors, memories, sensors, lasers, and PICs.

We are collaborating with Mitsubishi Chemical to develop quantum algorithms that simulate the interaction of extreme-ultraviolet (“EUV”) light with photoresist materials used in advanced semiconductor lithography, aiming to improve the design and efficiency of next-generation chip fabrication processes.

Our Technology

Limitations of Other Quantum Systems

We believe that for a quantum computer to be economically relevant and capable of delivering measurable value to industry, it must meet the following core requirements:

•        Support a universal gate set and implement continuous quantum error correction, enabling the reliable execution of long, deep computational circuits.

•        At least hundreds and eventually thousands of logical qubits, corresponding to millions of physical qubits depending on the encoding scheme.

•        Sustain billions of gate operations per computation with error rates below fault-tolerance thresholds to preserve computational accuracy.

•        Operate at clock speeds at or exceeding MHz rates, allowing billions of operations per second.

•        Optically or electronically networked together, enabling distributed, fault-tolerant computation and effectively unlimited logical-qubit scaling through modular expansion.

•        Fabricated using reproducible, high yield processes suitable for industrial production and priced for deployment in data centers, enterprise environments, and sovereign compute facilities.

•        Operate within practical energy, space, and cooling budgets, supporting efficient deployment alongside classical infrastructure.

Meeting all of these criteria simultaneously remains a complex engineering challenge. Many existing hardware modalities can satisfy one or two of these conditions. For instance, matter-based systems require cryogenic cooling, ultra-high-vacuum environments, and complex microwave or laser control infrastructure. As qubit counts increase, these engineering demands and power requirements grow exponentially, creating severe scaling and cost constraints that limit their manufacturability and practical deployment. Single-photon architectures also require cryogenic cooling of the entire optical setup and rely on non-deterministic operations, where many attempted gates fail to produce useful outcomes. As a result, large-scale computation becomes inefficient and technically complex.

Our Photonic Architecture

Our architecture is built on multi-photon photonic qubits, incorporating GKP encoding and qLDPC codes for advanced error correction. Each processor is designed to connect to others through optical fiber, forming a modular and distributed quantum network that scales seamlessly to thousands of logical qubits.

Our multi-photon approach offers several intrinsic advantages that address the fundamental requirements for utility-scale quantum computing:

•        Our photonic systems do not require cryogenic cooling for computation, dramatically reducing cost, size, and complexity.

•        Photons are the natural medium for data transmission, making photonic processors inherently modular and networkable through standard fiber-optic links.

•        Photonic gates can operate at MHz-to-gigahertz (“GHz”) rates, enabling the execution of billions of quantum gates per second, orders of magnitude faster than ion- or atom-based systems.

•        PICs can be fabricated using well-established semiconductor processes from the telecom and datacom industries, supporting wafer-scale, high-yield production.

•        Operating at ambient conditions with no cryogenics, photonic systems consume less power and can be deployed in standard data-center environments.

This modular design, combined with room-temperature computation, high clock rates, and manufacturable photonic hardware, positions our platform as a credible and capital-efficient path toward utility-scale, fault-tolerant quantum computing.

Our USQC

Our photonic architecture has been developed to help achieve utility-scale, fault-tolerant quantum computing, systems capable of executing commercially valuable workloads with billions of gates, thousands of logical qubits, and modular networked scalability. Our technology stack integrates advanced photonic hardware, GKP quantum information encoding, and real-time quantum error correction within a fully modular architecture suitable for data-center deployment.

Core Qubit Modality: Photonic GKP Qubits

At the core of our architecture is the use of photons as quantum information carriers, with each qubit encoded in a GKP state. This encoding stores information in the continuous position and momentum quadratures of an optical mode, forming a periodic lattice in phase space that naturally protects against small displacement errors and photon loss. This lattice structure provides an intrinsic layer of error resilience, reducing reliance on active correction and improving logical qubit stability.

Because GKP qubits support deterministic Gaussian operations, all Clifford gates, such as Hadamard, Phase, CNOT, and Pauli measurements (X, Y, Z) can be implemented using only linear optics, phase shifts, and homodyne detection, without the need for nonlinear materials or cryogenics. Full universal quantum computation is achieved by consuming ancillary GKP “magic” states to implement non-Clifford gates through measurement-based protocols such as Pauli Product Rotations and Measurements.

Computational Model: Measurement-Based Quantum Computing (“MBQC”)

Our systems use MBQC, an architecture in which computation is performed not through sequential gate operations but through a series of controlled measurements on a large, pre-entangled quantum resource known as a cluster state.

A key advantage of MBQC is scalability through time-domain multiplexing: the cluster can be extended temporally rather than spatially, meaning that increasing computational depth does not increase optical path length or photon loss. This approach enables long, complex computations to be performed with less fidelity degradation.

When combined with our modular photonic networking, the MBQC model provides a deterministic and inherently scalable framework for constructing data-center-scale quantum systems composed of many optically interconnected processing racks, laying the groundwork for large-scale, distributed, fault-tolerant quantum computing.

Functional Hardware Architecture

Our architecture is organized into three modular and networkable subsystems, each deployable in standardized data-center racks and interconnected via optical fiber and leveraging existing silicon-based supply chain capabilities.

•        Qubit Factories (GBS Source + PNR + Refinery).    The Qubit Factories serve as the photon-generation engines of our quantum computer, responsible for producing high-quality GKP Bell pairs and GKP magic states that form the computational resources of the system. Integrated Gaussian Boson Sampling (“GBS”) chips generate multi-mode Gaussian states using on-chip squeezers, while photon-number-resolving (“PNR”) detectors, such as transition-edge sensors (“TES”) or superconducting nanowire detectors

(“SNSPDs”), herald successful non-Gaussian state creation. This brief detection step is the only part of the process that does not occur at room temperature. The resulting states are then refined through adaptive linear optics and homodyne detection, which “breed” and multiplex the heralded photons to boost their squeezing quality and overall success probability.

•        Stitcher/Interconnect Layer.    The Stitcher or Interconnect Layer is responsible for assembling the large-scale GKP cluster state and routing qubits between modules within our quantum architecture. It uses Stabilized Fiber Delay Lines (“SFDLs”) to preserve phase and polarization stability while also providing the buffering required for classical feed-forward operations. On-chip multiplexers (“MUX”) dynamically select the highest-quality states to be incorporated into the cluster lattice, improving consistent computational fidelity. Operating entirely at standard telecom wavelengths (~1550 nanometers), this layer takes advantage of mature optical-fiber technologies to enable low loss, modular interconnections between quantum processing racks, supporting scalable, distributed quantum computing.

•        Quantum Processing Unit (“QPU”) and Decoder.    The QPU forms the computational core of our system, executing the entanglement, measurement, and real-time error correction required for quantum computation. In the optical layer, QPU chips complete the final stitching of incoming GKP states into the target graph structure and perform quadrature measurements via homodyne detection. The classical layer, implemented on dedicated Field-Programmable Gate Array and Application-Specific Integrated Circuit hardware, performs low latency decoding to correct errors in real time and maintain logical qubit fidelity.

Scalable and Manufacturable Architecture

Our architecture is designed to be scalable, manufacturable, and ready for industrial deployment, and for wafer-scale fabrication and modular assembly using integrated photonic chips produced in existing semiconductor foundries. The system computes at room temperature and using telecom wavelengths, so it can be deployed directly in conventional data-center environments without the need for cryogenic cooling or vacuum systems. Recent breakthroughs we published in Nature have demonstrated every major subcomponent required for universal, fault-tolerant operation, as well as the ability to scale indefinitely through a modular, fiber-networked architecture.

The remaining engineering challenges are primarily in manufacturing optimization, specifically the continued reduction of photonic loss in semiconductor platforms to achieve higher device quality and yield, an area of active and ongoing progress through our fabrication partnerships.

Our Software Leadership for USQC

Our strategy for achieving USQC is equally dependent on our advanced software ecosystem as it is on our photonic hardware. Our leadership in this domain is defined by our pioneering, full-stack hybrid quantum — classical software architecture, centered on two key components: PennyLane and Catalyst. Together, these platforms bridge the gap between high-level algorithm design and low-level photonic hardware execution, addressing the unique compilation, control-flow, and scalability challenges inherent to fault-tolerant, measurement-based systems.

PennyLane, our open-source Quantum Programming SDK, established the paradigm of Quantum Differentiable Programming, a method that integrates quantum computing directly into modern machine learning workflows. The platform enables seamless interoperability with classical libraries, such as PyTorch, TensorFlow, and JAX, allowing researchers and developers to construct hybrid quantum — classical models for applications in quantum chemistry, materials science, and optimization. Internally, PennyLane serves as the primary tool for our own research and algorithm design efforts, where teams develop resource-efficient, application-specific algorithms tailored to the constraints of future fault-tolerant hardware. Externally, PennyLane has become one of the most widely adopted quantum SDKs globally, used by developers across academic institutions, national labs, and industrial R&D groups on all major hardware platforms, including ion trap, superconducting, and photonic systems. This broad adoption positions PennyLane as the de facto standard for quantum application development and reinforces our leadership across the quantum software ecosystem.

At the next level of the stack, Catalyst functions as our fault-tolerant quantum compiler, a Just-In-Time compilation framework that efficiently translates high-level quantum algorithms into hardware-specific machine instructions. Catalyst connects PennyLane’s high-level programming interface to the physical control layer of our photonic architecture. It performs hybrid compilation of both quantum and classical operations, unifying optimization loops, control logic, and measurement feedback into a single machine binary using Multi-Level Intermediate Representation and Low-Level Virtual Machine/Quantum Intermediate Representation technologies. This integration minimizes classical processing latency, an essential requirement for executing adaptive measurement-based computation at MHz clock rates. Catalyst also supports complex classical control flow, including conditional branching, loops, and feedforward logic, all of which are essential for MBQC and fault-tolerant error correction protocols. Through its multi-level intermediate representation, Catalyst provides a robust compilation pipeline that spans from high-level algorithms through the Quantum Error Correction layer and Discrete-Variable MBQC, down to the GKP MBQC layer where physical optical commands are executed.

Our software vision extends beyond programming and compilation; it defines the control intelligence that orchestrates large-scale photonic quantum systems. Our architecture is designed to manage the logical-to-physical mapping of thousands of operations, the scheduling of Pauli Product Measurements, and to determine the real-time homodyne measurement settings for each QPU.

By providing an open-source, high-performance, hybrid software stack, we aim to enable the global research community to accelerate the development of useful, resource-efficient quantum applications today, ensuring that when fault-tolerant systems become operational, a mature ecosystem of commercial algorithms and workflows will already exist. For us, software is not merely an interface layer; it is the intelligent control core that transforms photonic hardware into a practical, programmable, and scalable computational platform capable of delivering industrial-scale quantum utility.

Key Strategic Relationships and Customers

Government and Institutional Partnerships

We collaborate with governments and research agencies to build sovereign quantum computing capacity and domestic advanced-manufacturing ecosystems that strengthen national competitiveness and technological resilience. These partnerships provide co-funding for research and development, enable early procurement of quantum systems, and ensure that the economic and security benefits of quantum technologies remain within trusted jurisdictions.

We have received substantial support from both the United States and Canadian governments and have participated in projects funded by programs and agencies across Europe and the Asia-Pacific region. These collaborations span early-stage hardware development, photonic integration, and national quantum-infrastructure initiatives.

As governments around the world increasingly recognize the strategic importance of sovereign compute capacity, we anticipate that this level of support will continue to grow, becoming an important driver of our roadmap toward delivering a USQC. Through these partnerships, we help ensure that trusted nations maintain access to secure, high-performance quantum technology while fostering regional innovation and supply-chain self-sufficiency.

Commercial Partnerships

Our strategy for achieving USQC is supported by a global network of strategic partnerships spanning hardware manufacturing, industrial applications, software ecosystems, and government collaborations. These relationships are designed to help de-risk our technological roadmap, accelerate commercialization, and validate the economic utility of quantum computing across multiple sectors.

In hardware and manufacturing, we partner with leading semiconductor and photonics companies to address the scale, cost, and performance challenges associated with producing millions of high-quality quantum components. A key collaboration with Applied Materials focuses on co-developing the first 300 mm wafer-compatible process for superconducting transition edge sensors, a crucial step toward mass production of PNR detector channels required for utility-scale systems. With Corning, we are developing customized ultra-low-loss fiber interconnects to minimize optical losses in the modular, fiber-networked architecture demonstrated in our Aurora system. Collaborations with IMEC and SUNY target process development for next-generation Silicon Nitride and Thin-Film Lithium Niobate

(“TFLN”) photonic platforms, enabling smooth technology transfer from R&D facilities to high-volume commercial foundries. HyperLight contributes expertise in TFLN component design to deliver ultra-fast, low-loss electro-optic switches essential for the Refinery and QPU subsystems. Together, these partnerships form the backbone of our scalable, cost-efficient manufacturing ecosystem, ensuring readiness for mass production.

On the applications front, we work with major industrial partners to co-develop algorithms that demonstrate near-term and long-term quantum advantage, directly linking technical milestones to commercial value. With Volkswagen Group, we are developing quantum simulation workflows for X-ray Absorption Spectroscopy to model next-generation battery materials and degradation pathways, a cornerstone use case in sustainable energy technology. The Toyota Research Institute of North America partnership focuses on quantum sensing and optical response simulations, enabling the identification of optically addressable spin defects in two-dimensional materials, paving the way for new classes of quantum sensors. In collaboration with Mitsubishi Chemical Group, we are advancing EUV lithography simulations to improve photoresist performance at the nanoscale, potentially unlocking major efficiencies in semiconductor fabrication. Meanwhile, with Rolls-Royce, we are developing quantum fluid dynamics algorithms to model complex aerodynamic systems such as jet engines, extending our software capability into high-value aerospace and engineering applications. These collaborations help validate our USQC platform across diverse, high-impact industries, ensuring early alignment between hardware capability and real-world computational demand.

In software and ecosystem development, we maintain a leadership position through PennyLane and Catalyst, our open-source software stack that forms the industry standard for quantum programming and hybrid quantum — classical workflows. Our partnerships with major cloud providers such as Amazon Web Services (“AWS”) help ensure PennyLane’s seamless integration into Braket, expanding access to the broadest range of quantum hardware and simulators while preserving hardware-agnostic interoperability. Collaborations with organizations like Quantinuum further our role in shaping quantum software standards, including shared compiler formats and runtime specifications for fault-tolerant quantum circuits. Additionally, our participation in programs with the U.S. Air Force Research Laboratory and the U.S. Defense Advanced Research Projects Agency (“DARPA”), specifically through the Quantum Benchmarking Initiative, provides critical external validation. These partnerships not only support technology maturation but also ensure our systems meet the stringent reliability and performance criteria expected of national and sovereign computing infrastructure.

Through this global ecosystem of partnerships, we are simultaneously advancing manufacturability, demonstrating commercial utility, and establishing the software and standards foundation for the next generation of fault-tolerant, photonic quantum computers.

Government Regulation

Data Protection

In the ordinary course of our business, we process personal and other sensitive data. Accordingly, we are, or may in the future become, subject to numerous data privacy and security obligations, including federal, provincial, state, local, and foreign laws, regulations, guidance, and industry standards related to data privacy, security, and protection. Such obligations may include, without limitation, the Federal Trade Commission Act, the European Union’s General Data Protection Regulation 2016/679 (EU GDPR), the United Kingdom’s General Data Protection Regulation (UK GDPR), and Canada’s Personal Information Protection and Electronic Documents Act. Numerous states within the United States and provinces within Canada have also enacted data privacy laws, and such laws are being considered in additional jurisdictions. These and other laws to which we are, or may become, subject, such as various consumer protection laws, may require us to obtain consent for the collection, use, and disclosure of personal data (subject to limited exceptions), limit data collection to that which is necessary for identified purposes, ensure the accuracy and security of personal data, afford individuals with certain rights with respect to their personal data (e.g., right to access, correct, withdraw consent), and to publish statements that accurately and fairly describe how we handle personal data and choices individuals may have about the way we handle their personal data.

We expect that there will continue to be new or changing laws, regulations, and industry standards concerning privacy, data protection, and information security proposed and enacted in the jurisdictions in which we and our customers operate. Such new or revised laws could directly impact our current and planned practices or business activities. They may also impact the computing services and software industry platforms and data providers we utilize, and thereby indirectly impact our business. Laws affording individuals expanded privacy protections and control over their personal data may require us to modify our data processing practices and policies, and to incur substantial costs and expenses in an effort to comply.

See the section entitled “Risk Factors — Risks Related to Old Xanadu — Risks Related to Our Business” for additional information about the data protection laws and regulations to which we are or may become subject and about the risks to our business associated with such laws and regulations.

Environmental Regulations

We are subject to numerous environmental laws and regulations in the jurisdictions in which we operate governing, among other things, solid and hazardous waste storage, treatment, transportation, and disposal, and remediation, response to and reporting of releases of hazardous materials. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. Environmental laws and regulations may become more stringent in the future, which could increase costs of compliance, result in heightened regulatory enforcement, or require us to manufacture with alternative technologies and materials.

Intellectual Property

Our intellectual property strategy emphasizes protecting core inventions while enabling strategic collaboration. We rely on a combination of the intellectual property protections afforded by patent, copyright and trademark laws in Canada and the United States and other jurisdictions. We also maintain trade secrets and proprietary designs across hardware and firmware layers. Our intellectual property spans North America, Europe, and Asia, with active patents and/or patent applications across the United States, Canada, Europe, China, Japan, Australia, Singapore, Taiwan, and India. Our portfolio covers a broad spectrum of technologies, including photonic quantum computing architectures, GKP state generation, GBS, quantum simulation methods, and quantum machine learning algorithms.

In addition, we seek to protect our intellectual property rights through commercial contracts, including non-disclosure and invention assignment agreements with our employees and consultants and through royalty and licensing agreements with business partners and other third parties. We have accumulated a broad patent portfolio, both owned and exclusively licensed, across a range of technological fronts that relate to our systems and will continue to protect our inventions in Canada, the United States and other countries.

As of November 14, 2025, our global patent portfolio consists of 67 patent families, with 31 patents granted and 95 pending patent applications to date.

Employees and Human Capital Resources

As of September 30, 2025, we had 246 employees, of which 239 were full-time employees, including over 136 physicists and engineers working in quantum technology. We also engage a small number of consultants and contractors to supplement our permanent workforce. A majority of our employees are engaged in research and development and related functions, and hold advanced engineering and scientific degrees, including many from the world’s top universities.

To date, we have not experienced any work stoppages and maintain good working relationships with our employees. None of our employees are subject to a collective bargaining agreement or are represented by a labor union at this time.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to align employee and shareholder interests, and increase the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Facilities

We currently lease or otherwise have entered into arrangements to use facilities in Canada and the United States. Our corporate headquarters are located in Toronto, Canada, where we lease approximately 48,000 square feet of combined office and nanophotonic facility space under an agreement that expires on September 30, 2032. Most of the facility is used for corporate offices, research and development, and design. In addition to our corporate headquarters, we also maintain an additional packaging and assembly facility in Toronto and an office in the United States to collaborate with semiconductor manufacturing partners and government stakeholders. We believe these facilities are adequate to meet our current ongoing needs and anticipate we will be able to obtain additional space as needed under commercially reasonable terms.

Legal Proceedings

From time to time, we may become involved in legal proceedings relating to claims arising from the ordinary course of business. Our management believes that there are currently no claims or actions pending against us, the ultimate disposition of which could have a material adverse effect on our results of operations, financial condition, or cash flows.

OLD XANADU MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis (“MD&A”) is dated as of February 20, 2026 and provides information which Old Xanadu’s management believes is relevant to an assessment and understanding of Old Xanadu’s consolidated results of operations and financial condition. Unless otherwise defined herein, all capitalized words and phrases used in this MD&A shall have the meanings ascribed to them in this proxy statement/prospectus. The discussion should be read together with the historical consolidated financial statements of Old Xanadu for the years ended December 31, 2023 and 2024 and the related notes that are included elsewhere in the proxy statement/prospectus. The discussion and analysis should also be read together with the pro forma financial information as of and for the nine months ended September 30, 2025 and as at and for the year ended December 31, 2024. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in the proxy statement/prospectus. This MD&A is presented as of February 20, 2026 and is current to that date unless otherwise stated. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements, including those set forth under the section entitled “Cautionary Note Regarding Forward-Looking Statements” in the proxy statement/prospectus as a result of various factors, including those set forth under “Risk Factors” in the proxy statement/prospectus or in other parts of the proxy statement/prospectus. For purposes of this section, “Xanadu,” the “Company,” “we,” “our” or “us” refer to Xanadu Quantum Technologies Inc. and its consolidated subsidiaries.

Xanadu’s financial statements have been prepared in accordance with U.S. GAAP. All amounts are in U.S. dollars except as otherwise indicated. For more information about the basis of presentation of Xanadu’s financial statements, see Note 2 — Basis of Presentation to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Overview

Xanadu is a quantum technology company specializing in the design and development of photonic-based quantum computing systems and the platforms that support them. Our current offerings primarily consist of applications development and proof of concept partnerships but also include quantum computers accessible via the cloud, quantum development software, quantum simulators, and a suite of supporting tools and applications. Xanadu is currently in a pre-commercial stage and does not yet offer quantum computers available for commercial sale beyond those in the early stages of development. Leveraging our photonic technology, we aim to deliver scalable, fault-tolerant and commercially useful quantum computing solutions that operate at room temperature, are manufacturable using existing silicon processes and are already proven to be modular, networkable and scalable.

Our business model focuses on providing customers with access to our quantum computing systems through cloud-based services, enabling QCaaS, as well as offering related professional services to help organizations explore and implement quantum solutions. In addition to cloud access, we develop and distribute software frameworks that facilitate quantum algorithm development and integration into existing workflows. We collaborate with leading global organizations to explore applications in areas such as battery simulation and quantum machine learning.

As a development-stage company, we have incurred recurring net losses since inception. As of December 31, 2024 and 2023 and as of September 30, 2025, we had an accumulated deficit of $135.6 million, $89.7 million, and $183.3 million, respectively. For the years ended December 31, 2024 and 2023, we incurred net losses of $46.0 million and $35.6 million, respectively. We expect to incur additional operating losses as we continue our research and development (“R&D”) activities and expand our commercial operations. The net proceeds from the Transactions are required to continue our R&D activities.

At present, our customers are concentrated. Three of our customers accounted for 73% of our revenue for the nine month period ended September 30, 2025. Two customers accounted for 75% of our revenue for the nine month period ended September 30, 2024. Two customers accounted for 63% and 85% of our revenue for the fiscal years ended December 31, 2024 and 2023, respectively. A single customer accounted for 53%, 70%, 25% and 63% of revenues in fiscal year 2024, 2023 and the nine months ended September 30, 2025 and 2024 respectively. Our chief operating decision maker, our Chief Executive Officer, has determined that we operate in a single operating and reportable segment.

Recent Developments

Business Combination

On November 3, 2025, SPAC, Old Xanadu, and NewCo, entered into the Business Combination Agreement. The Business Combination Agreement and the Business Combination were unanimously approved by the boards of directors of each of the SPAC and Old Xanadu.

The Business Combination Agreement and the Plan of Arrangement provide, among other things and subject to the terms and conditions contained therein, for (a) the Continuance, and (b) following the Continuance, (i) the conversion of all outstanding Old Xanadu Preferred Shares into Old Xanadu Voting Common Shares and the transfer of all outstanding Old Xanadu Voting Common Shares (including Old Xanadu Voting Common Shares issued upon the conversion of Old Xanadu Preferred Shares) and all outstanding Old Xanadu Non-Voting Common Shares to NewCo in exchange for NewCo Class A Multiple Voting Shares and NewCo Class B Subordinate Voting Shares, respectively, and (ii) the exercise of each outstanding SPAC Right for one-tenth of a SPAC Class A Shares and the transfer of all outstanding SPAC Class A Shares and SPAC Class B Shares to NewCo in exchange for NewCo Class B Subordinate Voting Shares. Upon the completion of the foregoing steps, SPAC and Old Xanadu will be wholly owned subsidiaries of NewCo, and the former shareholders of SPAC and Old Xanadu will hold NewCo Class B Subordinate Voting Shares and/or NewCo Class A Multiple Voting Shares, as provided in the Plan of Arrangement.

PIPE Financing

Concurrently with the execution of the Business Combination Agreement, NewCo entered into subscription agreements with the PIPE Investors, pursuant to which, subject to the consummation of the Business Combination, the PIPE Investors agreed to subscribe for and purchase, and NewCo agreed to issue and sell, NewCo Class B Subordinate Voting Shares at a purchase price of $10.00 per share for aggregate gross proceeds of approximately US$275 million, to be issued prior to or concurrently with the Closing.

Key Financial and Non-GAAP Metrics

We monitor revenue, cash and cash equivalents, net loss and Adjusted EBITDA as key financial metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. The following table summarizes our financial performance for the years ended December 31, 2024, and 2023, and three and nine months ended September 30, 2025 and 2024 for these key metrics. For a detailed discussion of our results of operations, including further commentary on our revenue and net loss, see the sections entitled “— Components of Results of Operations” and “— Results of Operations” below.

	Years Ended December 31,		Three Months Ended September 30,		Nine Months Ended September 30,
(US$ in thousands)	2024	2023	2025	2024	2025	2024
Revenue	$1,589	$2,479	$987	$482	$2,742	$878
Cash and cash equivalents	77,619	117,459	36,106	90,210	36,106	90,210
Net loss	(45,968)	(35,592)	(20,298)	(10,436)	(47,643)	(35,118)
Adjusted EBITDA(1)	(42,830)	(35,514)	(15,457)	(9,453)	(39,520)	(33,111)

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(1)      Adjusted EBITDA is a non-GAAP financial measure and is not a standardized measure and might not be comparable to similar financial measures disclosed by other issuers. See “Net Loss and Non-GAAP Financial Measure Adjusted EBITDA” and “Results and Reconciliation of Non-GAAP Financial Measure Adjusted EBITDA” for more information.

Revenue

We are currently in a pre-commercial stage and do not yet offer quantum computers available for commercial sale. Our primary activities are centered on the development of fault-tolerant, utility-scale photonic quantum computing systems. We consider our revenue as an indicator of technological viability on the path to commercial utility scale quantum computing. We are focused on our customer acquisition and retention efforts as we continue development of our full stack quantum computing offerings. While we are focused on revenue growth, we expect that in the near term revenue will not be a reliable indicator of our performance, particularly from period-to-period, as we are still in the early stages of developing fault-tolerant, utility scale quantum computers and other products utilizing quantum technology that can be commercially successful at scale.

Our principal development project is the creation of a full-stack quantum computing solution that integrates proprietary photonic hardware with a modality-agnostic software platform. Our hardware progress is demonstrated through the Borealis and Aurora quantum computers. The software stack is anchored by PennyLane, a modality agnostic, open-source framework used by quantum application researchers globally. Our technical roadmap focuses on scaling networked, modular systems into large-scale, fault-tolerant machines. In 2022, our 216-qubit Borealis system achieved a milestone in quantum supremacy. In 2025, our Aurora system became the world’s first networked, modular photonic quantum computer, demonstrating real-time error detection. Our architecture is currently designed with a target to scale to up to 100,000 physical qubits and up to 500 logical qubits by 2029. Through fiscal 2026, we expect to achieve device performance improvement and early fault-tolerance building blocks. Through 2028, we will scale error-corrected operations and produce early error-corrected demonstrations. We have established a target of 2029 to achieve the widely recognized threshold for broad-based capabilities in commercially valuable applications.

Operationally, we are subject to compliance with U.S. and Canadian foreign investment laws, including review by CFIUS and the Investment Canada Act and we will have to adhere to export controls on quantum computing technology and related software solutions. We are also subject to certain regulations and regulatory and other approvals relating to the Transactions, including a Final Order from the Ontario Superior Court of Justice approving the Plan of Arrangement under the OBCA, the approval by SPAC Shareholders, listing approvals for NewCo Class B Subordinate Voting Shares on Nasdaq and the TSX, and antitrust clearance under the HSR Act and applicable foreign competition laws. Please see the section entitled “Summary of Proxy Statement/Prospectus — Regulatory Approvals Related to the Business Combination” elsewhere in this proxy statement/prospectus.

Please also refer to the section entitled “Risk Factors — Risks Related to Old Xanadu — Risks Related to Our Business” for more information regarding factors that may influence our operating results in the short term. Further details regarding our revenue are described in the sections entitled “— Components of Results of Operations” and “— Results of Operations”.

Cash and cash equivalents

Our cash and cash equivalents balance is a critical measure of our liquidity, declining primarily due to significant investments in R&D and ongoing operations. We consider cash and cash equivalents to be an important measure for investors because it measures the amount of cash we have on hand for the significant capital expenditures required for research and development costs, scaling our infrastructure and technology and other business needs. Our balance decreased from $117.5 million as of December 31, 2023, to $77.6 million as of December 31, 2024, a net decrease of $39.9 million for the year. This trend continued into the third quarter of 2025, with the balance further decreasing to $36.1 million as of September 30, 2025, reflecting a net decrease of $41.5 million for the nine-month period. Our cash and cash equivalents are generally held in interest-bearing accounts which generated $5.2 million and $6.8 million for the years ended December 31, 2024 and 2023, respectively. We earned interest income of $0.3 million and $1.2 million, for the three and nine months ended September 30, 2025, respectively, and $1.0 million, and $3.6 million for the three and nine months ended September 30, 2024, respectively. Our reporting currency is the U.S. dollar and our sources of funds are primarily denominated in U.S. dollars. Given that our functional currency is the Canadian dollar, and a significant portion of our operations occur in Canada, our cash position and related interest income are subject to foreign currency risk, primarily related to fluctuations between the U.S. dollar and the Canadian dollar. We expect to continue to invest in our treasury strategy as we raise additional funding to support our operations.

Net Loss and Non-GAAP Financial Measure Adjusted EBITDA

We use net loss to assess our operating performance. In addition to net loss, we provide Adjusted EBITDA, which is a financial measure that is not required by or presented in accordance with U.S. GAAP. Management believes that this measure provides investors with an additional meaningful method to evaluate certain aspects of our results period over period. We define Adjusted EBITDA as net loss before interest expense, income tax expense (benefit), depreciation and amortization expense, stock-based compensation, and other non-recurring non-operating income and expenses. We use Adjusted EBITDA to measure the operating performance of our business, excluding specifically identified items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations. Similar to revenue, while we use net loss and Adjusted EBITDA to measure our operating performance, we expect that in the near term, net loss and Adjusted EBITDA will not be reliable indicators of our performance, particularly from period-to-period, as we primarily focus on developing and readying our technology for commercial success. Please refer to the section entitled “Risk Factors — Risks Related to Old Xanadu — Risks Related to Our

Business” for more information regarding factors that may influence our operating results in the short term. For additional information regarding Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss, see the section entitled “— Results and Reconciliation of Non-GAAP Financial Measure Adjusted EBITDA.”

Trends and Key Factors Affecting Operating Results

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus entitled “Risk Factors.”

Technology Milestones

Our business is dependent on our ability to demonstrate the technological feasibility of our products and services, as well as R&D of our technology. These milestones include:

•        Achieving further error correction overhead breakthroughs,

•        Executing our next-generation architecture which is designed to scale up to 100,000 physical qubits and up to 500 logical qubits within the next three years, and

•        Concurrent integration of our software stack with performant hardware.

Partnership Opportunities

Our future growth depends in part on our ability to continue to successfully identify and enter into strategic partnership opportunities. We have historically entered into partnerships with major multinational companies, government agencies and academic organizations to help enhance our capabilities, improve operational efficiencies, increase supply chain resilience and expand our addressable market. We expect we will continue to explore and enter new academic and commercial partnership opportunities that we believe are complementary to our business.

User Acquisition and Retention

The implementation of our monetization strategy is designed to capture value across the entire quantum technology stack. Our primary strategy for new customer acquisition is based on co-development and intellectual property creation, establishing deep commercial relationships with enterprises and governments focused on solving their most complex challenges. These collaborations are priced commensurate to the work required to complete them. As our applications move from classical simulation to commercial deployment, their workloads will be naturally directed toward our high-performance photonic hardware for which we expect revenue will be generated primarily through QCaaS, offering on-demand and subscription-based utilization of our photonic quantum computers via major cloud platforms and direct enterprise integrations.

Our hardware model is complemented by our market-leading software ecosystem, which we intend to monetize through subscription-based enterprise versions and sales of complementary quantum-classical workflow tools, thus converting our vast open-source user base into a recurring, high-margin software stream.

For customers requiring the highest security and data sovereignty, such as defense agencies, we plan to execute dedicated system sales of our physical quantum computers and the integrated software layer, complete with ongoing maintenance and support services.

Availability of Financing

The successful implementation of our monetization strategy is contingent upon significant and sustained capital investment to achieve the necessary technological and commercial scale. We anticipate substantial capital expenditures in the coming years primarily directed toward accelerating our R&D roadmap, scaling our photonic integrated circuit fabrication processes, and building the modular quantum racks required for utility-scale systems. Realizing our revenue will require material financial commitment to both hardware infrastructure development and the expansion of our scientific and commercial teams to support and service a global customer base. Our ability to secure adequate funding will be critical to achieving the scale necessary to transition from government grants and co-development revenue to consistent, high-volume compute economics.

Macroeconomic Environment

Results of our operations have varied and may continue to vary based on the impact of changes in the domestic or global economy. Negative conditions in the general economy in Canada, the United States and abroad, including conditions resulting from changes in gross domestic product growth, inflation, interest rates, financial and credit market fluctuations, international trade relations and tariffs, pandemics, political turmoil, natural catastrophes, warfare, and terrorist attacks, could negatively affect our business, including progress toward the development of quantum computing. It is not possible at this time to estimate the long-term impact that these and related events could have on our business, as the impact will depend on future developments, which are highly uncertain and cannot be predicted. If these conditions persist and deepen, we could experience an inability to access additional capital if needed, or our liquidity could otherwise be impacted.

See the section entitled “Risk Factors — Unfavorable conditions in our industry, the global economy or other catastrophic events may disrupt our business, could limit our ability to grow and could negatively affect our results of operations.”

Components of Results of Operations

Revenue

The Company is currently in a pre-commercial stage and does not yet offer quantum computers available for commercial sale beyond those in the early stages of development. Our current revenue is generated through two primary channels: (i) professional services related to research projects, proof of concept development, and quantum education and (ii) compute and other services which includes provision of compute services, such as co-development and execution of quantum algorithms which may later be performed on the Company’s utility scale quantum computing systems, and provision, on a non-exclusive basis, via access to its photonic based-hardware, of quantum-computing-as-a-service (“QCaaS”).

QCaaS revenue is recognized on a straight-line basis over the access period. Professional services revenue is recognized based on completed milestones or hours and or costs incurred as appropriate. Revenue for partially completed milestones deemed probable of being met is recognized using an input measure based on actual labor hours incurred to date relative to total estimated labor hours required to complete the milestone. For fixed price milestone-based contracts, revenue is recognized based on the input measure noted above as control is expected to transfer over the period that the milestone is completed.

Operating Expenses

Our operating expenses consist of cost of revenue, R&D, general and administrative, sales and marketing expenses, depreciation and amortization, and other operating income.

Cost of Revenue

The cost of pre-commercial revenue includes all direct and indirect expenses related to delivering our services and where applicable, the cost of building specialized quantum hardware. This encompasses personnel-related expenses, including stock-based compensation, direct manufacturing costs and overhead costs allocated to customer-facing functions. Depreciation and amortization of quantum systems and related software are excluded from cost of revenue.

Research and Development

Research and development expenses consist of costs incurred in performing R&D activities and include personnel-related costs, process development costs, chip fabrication costs, consulting fees, lab materials, software costs, cloud computing costs, and other related costs. R&D expenses also include purchased hardware and software costs related to quantum computing systems constructed for research purposes that are not probable of providing a future economic benefit and have no alternate future use as well as costs associated with third-party R&D arrangements. Where tangible assets or software to be used in research and development activities is constructed by us or acquired, the costs are expensed as incurred unless those assets have an alternative future use. When assets with alternative future use are consumed in research and development activities they are recorded as research and development expenses. We expect an increase in R&D expenditure as we continue to invest in advancing our technology and supporting ongoing product development efforts.

General and Administrative

General and administrative expenses consist of personnel costs such as salaries, benefits, and stock-based compensation for employees, as well as overhead costs allocated to corporate, executive, finance, and other administrative functions. We expect these expenses to increase as we continue scaling our support functions to match business growth.

Sales and Marketing

Sales and marketing expenses consist of personnel-related expenses, including salaries, benefits and stock-based compensation for employees involved in sales and marketing activities, costs for direct advertising, marketing and promotional expenditures and allocated overhead costs for our sales and marketing functions. We expect to continue to make investments in sales and marketing to strengthen market presence and expand our customer base.

Depreciation and amortization

Depreciation and amortization expenses arise from depreciation and amortization of our property and equipment, such as our quantum computing systems, and intangible assets including patents and software over their estimated useful lives.

Other operating income, net

Other operating income, net, includes contributions from government, sponsorships of our community events and other transactional fees.

Other income (expense), net

Other income (expense). net includes interest income earned on our cash deposits, gain and losses on disposal of equipment and foreign exchange gain (loss).

Results of Operations

The following table sets forth our results of operations for the periods indicated:

Comparison of the years ended December 31, 2024 and 2023:

(US$ In thousands)	Year Ended December 31,		2024 vs. 2023 Change
	2024	2023	Amount	%
Revenue	$1,589	$2,479	$(890)	(36)%
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization below)	466	605	(139)	(23)%
Research and development	39,223	35,718	3,505	10%
General and administrative	6,863	6,034	829	14%
Sales and marketing	1,051	607	444	73%
Depreciation and amortization	4,869	3,730	1,139	31%
Other operating income, net	(287)	(2,518)	2,231	(89)%
Total operating expenses	52,185	44,176	8,009	18%
Loss from operations	(50,596)	(41,697)	(8,899)	21%
Other income (expense), net:
Interest income (expense), net	4,670	6,507	(1,837)	(28)%
Other income (expense), net	(42)	(402)	360	(90)%
Total other income (expense), net	4,628	6,105	(1,477)	(24)%
Net loss	$(45,968)	$(35,592)	$(10,376)	29%
Net loss per share, basic and diluted	$(9.35)	$(7.27)	$(2.08)	29%
Cumulative translation adjustment	(1,425)	457	(1,882)	(412)%
Net comprehensive loss	$(47,393)	$(35,135)	$(12,258)	35%

Revenue

Revenue decreased by $0.9 million, or 36%, to $1.6 million for the year ended December 31, 2024 compared to $2.5 million for the year ended December 31, 2023. While the number of contracts from which revenue was recognized remained consistent with the prior year, the decrease was primarily due to lower average contract values. Additionally, several multi-year contracts that began in prior periods had significant performance milestones completed and were recognized in 2023.

Operating Expenses

Cost of Revenue

Cost of revenue decreased by $0.1 million, or 23%, to $0.5 million for the year ended December 31, 2024 compared to $0.6 million for the year ended December 31, 2023. These costs primarily relate to labor expenses required to perform the obligations of our contracts. As a percentage of total revenue, these costs have increased by 5% from 24% for the year ended December 31, 2023, to 29% for the year ended December 31, 2024. The decrease was primarily attributable to lower costs associated with contracts delivered in 2024, partially offset by a modest increase in labor costs to service contracts.

Research and Development

Research and development expenses increased by $3.5 million, or 10%, to $39.2 million for the year ended December 31, 2024, from $35.7 million for the year ended December 31, 2023. This increase reflects our continued strategic investment in advancing our photonic quantum computing technology. The increase was primarily driven by an increase of $3.8 million in payroll-related expenses from increased headcount, and a $0.5 million increase in stock-based compensation costs. These increases were partially offset by a $0.4 million decrease in allocated overhead and operating lease costs, and a $0.4 million decrease in costs for materials, reflecting the timing of when deferred materials and supplies are consumed in R&D projects.

General and Administrative

General and administrative expenses increased by $0.9 million, or 14%, to $6.9 million for the year ended December 31, 2024, from $6.0 million for the year ended December 31, 2023. The increase was primarily driven by a $0.5 million increase in payroll-related expenses from increased headcount, $0.1 million in stock-based compensation from increased headcount to support our growing operations, and a $0.5 million increase in allocated overhead and operating lease costs. This was partially offset by a $0.2 million decrease in professional service fees.

Sales and Marketing

Sales and marketing expenses increased by $0.5 million, or 73%, to $1.1 million for the year ended December 31, 2024, from $0.6 million for the year ended December 31, 2023. The increase was primarily driven by an increase of $0.2 million in payroll-related expenses from increased headcount, and a $0.2 million increase in spending on marketing and promotional activities.

Depreciation and Amortization

Depreciation and amortization expenses increased by $1.2 million, or 31%, to $4.9 million for the year ended December 31, 2024, from $3.7 million for the year ended December 31, 2023. The increase was primarily driven by a $0.7 million increase in depreciation associated with our capitalized quantum computing equipment, a $0.1 million increase in depreciation of other property and equipment, and a $0.3 million increase in the amortization of capitalized internal-use software and other intangible assets.

Other Operating Income, Net

Other operating income, net decreased by $2.2 million, or 89%, to $0.3 million for the year ended December 31, 2024, from $2.5 million for the year ended December 31, 2023. The decrease was primarily due to a reduction in the receipt of Canadian government grants and tax credits in 2024 compared to 2023.

Other Income (Expense), Net

Interest Income (Expense), Net

Interest income (expense), net decreased by $1.8 million, or 28%, to $4.7 million for the year ended December 31, 2024, from $6.5 million for the year ended December 31, 2023. The decrease was primarily attributable to lower average cash balances throughout 2024 compared to 2023. The remainder of the decrease is attributable to an increase in interest expense related to our Strategic Innovation Fund (“SIF”) agreement, by and between Old Xanadu and his Majesty the King in Right of Canada as represented by the Minister of Industry (the “SIF Loan”).

Other Income (Expense), Net

Other income (expense), net consists of gain and losses on disposal of equipment and foreign exchange gain (loss). It increased by $0.4 million, or 90%, to $0.0 million other expense, net, for the year ended December 31, 2024, compared to other expense, net, of $0.4 million for the year ended December 31, 2023. The increase was primarily attributable to a $0.2 million gain on sale of cryogenic equipment recorded in 2024, and a $0.2 million decrease in asset-write-off expenses. These income and expense items were offset by a $0.1 million decrease in foreign exchange.

Comparison of the three and nine months ended September 30, 2025 and 2024:

(US$ In thousands)	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
	2025	2024	Amount	%	2025	2024	Amount	%
Revenue	$987	$482	$505	105%	$2,742	$878	$1,864	212%
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization below)	52	42	10	24%	162	59	103	175%
Research and development	15,301	8,816	6,485	74%	38,321	30,396	7,925	26%
General and administrative	4,002	1,629	2,373	146%	8,098	5,116	2,982	58%
Sales and marketing	263	279	(16)	(6)%	863	851	12	1%
Depreciation and amortization	1,707	1,276	431	34%	4,242	3,633	609	17%
Other operating income, net	358	(69)	427	(619)%	40	(317)	357	(113)%
Total operating expenses	21,683	11,973	9,710	81%	51,726	39,738	11,988	30%
Loss from operations	(20,696)	(11,491)	(9,205)	80%	(48,984)	(38,860)	(10,124)	26%
Other income (expense), net:
Interest income (expense), net	334	1,035	(701)	(68)%	1,228	3,666	(2,438)	(67)%
Other income (expense), net	64	20	44	220%	113	76	37	49%
Total other income (expense), net	398	1,055	(657)	(62)%	1,341	3,742	(2,401)	(64)%
Net loss	$(20,298)	$(10,436)	$(9,862)	94%	$(47,643)	$(35,118)	$(12,525)	36%
Cumulative translation adjustment	(278)	87	(365)	(420)%	701	(479)	1,180	(246)%
Net comprehensive loss	$(20,576)	$(10,349)	$(10,227)	99%	$(46,942)	$(35,597)	$(11,345)	32%

Revenue

Revenue increased by $0.5 million, or 105%, to $1.0 million for the three months ended September 30, 2025 from $0.5 million for the three months ended September 30, 2024. The increase in revenue was primarily attributable to a higher number of active contracts.

Revenue increased by $1.9 million, or 212%, to $2.7 million for the nine months ended September 30, 2025, from $0.9 million for the nine months ended September 30, 2024. The increase in revenue was primarily attributable to larger contract values relating to our current projects with certain government agencies with whom we have multiple multi-year arrangements, the recognition of a portion of our DARPA QBI Phase A revenue and non-recurring algorithms contracts for which we completed milestones in this period.

Operating Expenses

Cost of Revenue

Cost of revenue increased by $0.0 million, or 24%, to $0.1 million for the three months ended September 30, 2025 compared to $0.0 million for the three months ended September 30, 2024. The increase was primarily related to an increase in labor costs to service contracts.

Cost of revenue increased by $0.1 million, or 175%, to $0.2 million for the nine months ended September 30, 2025 compared to $0.1 million for the nine months ended September 30, 2024. The increase was primarily related to an increase in labor costs to service contracts.

Research and Development

Research and development expenses increased by $6.5 million, or 74%, to $15.3 million for the three months ended September 30, 2025, from $8.8 million for the three months ended September 30, 2024. The increase was primarily driven by an increase of $1.4 million in payroll-related expenses due to increased headcount, a $0.2 million increase in stock-based compensation costs, and a $0.1 million increase in allocated overhead and operating lease costs. Hardware expenses increased by $4.7 million for the three months ended September 30, 2025 compared to the three months ended September 30, 2024. This consisted of an increase in non-recurring engineering costs of $0.5 million, an increase in wafer consumption expense of $3.7 million as we continued to accelerate wafer and chip development, and an increase of $0.5 million in other research and development expenses, specifically for process development relating to our low temperature devices.

R&D expenses increased by $7.9 million, or 26%, to $38.3 million for the nine months ended September 30, 2025, from $30.4 million for the nine months ended September 30, 2024. The increase was primarily driven by an increase of $3.7 million in payroll-related expenses due to increased headcount, a $0.4 million increase in stock-based compensation costs, and a $0.1 million increase in operations and product expenses. Hardware expenses increased $3.6 million for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024. This consisted of a decrease in non-recurring engineering costs of $4.5 million which was offset by an increase of $7.2 million in wafer consumption expense, and an increase of $0.9 million in other R&D expenses including chip packaging component costs as our packaging facility increases its output and process development costs relating to our low temperature devices.

General and Administrative

General and administrative expenses increased by $2.4 million, or 146%, to $4.0 million for the three months ended September 30, 2025, from $1.6 million for the three months ended September 30, 2024. The increase was primarily driven by an increase of $2.1 million in professional fees, $0.3 million in payroll-related expenses, and a $0.1 million increase in other employee-related expenses. This was partially offset by a $0.1 million decrease in allocated overhead and operating lease costs.

General and administrative expenses increased by $3.0 million, or 58%, to $8.1 million for the nine months ended September 30, 2025, from $5.1 million for the nine months ended September 30, 2024. The increase was primarily driven by an increase of $2.2 million in professional service fees, $0.6 million in payroll-related expenses, $0.2 million in other employee-related expenses, and a $0.1 million increase in stock-based compensation. This was partially offset by a $0.1 million decrease in allocated overhead and operating lease costs.

Sales and Marketing

Sales and marketing expenses decreased by $0.0 million, or 6%, to $0.3 million for the three months ended September 30, 2025, from $0.3 million for the three months ended September 30, 2024.

Sales and marketing expenses increased by $0.0 million, or 1%, to $0.9 million for the nine months ended September 30, 2025 from $0.9 million for the nine months ended September 30, 2024. Sales and marketing expenses have remained consistently low as a percentage of total expenses but are expected to increase as we make foundational investments relating to future commercialization.

Depreciation and Amortization

Depreciation and amortization expenses increased by $0.4 million, or 34%, to $1.7 million for the three months ended September 30, 2025, from $1.3 million for the three months ended September 30, 2024. The increase was primarily driven by a $0.3 million increase in other property, plant and equipment, and a $0.1 million increase in the amortization of capitalized internal-use software and other intangible assets.

Depreciation and amortization expenses increased by $0.6 million, or 17%, to $4.2 million for the nine months ended September 30, 2025, from $3.6 million for the nine months ended September 30, 2024. The increase was primarily driven by a $0.5 million increase in the amortization of other property, plant and equipment and a $0.3 million increase in the amortization of capitalized internal-use software and other intangible assets. This was partially offset by a $0.1 million decrease in quantum computing equipment.

Other Operating Income, Net

Other operating income, net decreased by $0.5 million, or 619%, to $0.4 million of other operating expense, net for the three months ended September 30, 2025, from $0.1 million of other operating income, net for the three months ended September 30, 2024. The largest driver was an $0.8 million increase in financing expenses. This was partially offset by a $0.4 million increase in government grants and tax credits.

Other operating income, net decreased by $0.4 million, or 113%, to $0.0 million of other operating expense, net for the nine months ended September 30, 2025, from $0.3 million of other operating income, net for the nine months ended September 30, 2024. The decrease was primarily due to a $0.8 million increase in financing expenses. This was partially offset by a $0.4 million decrease in government grants and tax credits.

Other Income (Expense), Net

Interest Income (Expense), Net

Interest income (expense), net decreased by $0.7 million, or 68%, to $0.3 million for the three months ended September 30, 2025, from $1.0 million for the three months ended September 30, 2024. The decrease was primarily attributable to lower average cash balances throughout the period in 2025 compared to 2024.

Interest income (expense), net decreased by $2.4 million, or 67%, to $1.2 million for the nine months ended September 30, 2025, from $3.7 million for the nine months ended September 30, 2024. The decrease was primarily attributable to lower average cash balances throughout the period in 2025 compared to 2024. The remainder of the decrease is attributable to an increase in interest expense related to the SIF Loan.

Other Income (Expense), Net

Other income (expense), net increased $0.0 million or 220% to $0.1 million for the three months ended September 30, 2025, from $0.0 million for the three months ended September 30 2024. Other income (expense), net consisted of gain and losses on disposal of equipment and foreign exchange gain (loss), none of which experienced significant change period-over-period.

Other income (expense), net increased $0.0 million or 49% to $0.1 million for the nine months ended September 30, 2025, compared to $0.1 million for the nine months ended September 30, 2024. Other income (expense), net consisted of gain and losses on disposal of equipment and foreign exchange gain (loss), none of which experienced significant change period-over-period.

Summary of Quarterly Results

The following table sets forth our unaudited quarterly consolidated statements of operations data for each of the quarters indicated. The information for each of these quarters has been prepared on a basis consistent with our audited annual consolidated financial statements appearing elsewhere in this proxy statement/prospectus and, in our opinion, include all normal recurring adjustments necessary for the fair statement of the financial information contained in those statements. The following unaudited consolidated quarterly financial data should be read in conjunction with our annual consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. These quarterly results are not necessarily indicative of our operating results for a full year or any future period.

(US$ In thousands except per share data)	Three months ended
	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023
Revenue	$987	$1,057	$698	$711	$482	$261	$135	$758
Net loss	$(20,298)	$(15,140)	$(12,205)	$(10,850)	$(10,436)	$(12,932)	$(11,749)	$(8,716)
Loss per share, basic and diluted	$4.10	$3.06	$2.47	$2.20	$2.12	$2.63	$2.39	$1.78

Quarterly Trends

Revenue

Our revenue trend is reflective of our pre-commercial state. Given that we are focused on the longer-term value proposition of utility scale quantum computers, our short-term revenue is generated from strategic revenue arrangements with customers with whom we can co-develop quantum algorithms, validate commercial use cases, and ensure that our technology is aligned with real-world demand.

Net Loss

Net loss has generally demonstrated an upward trend over the previous eight fiscal quarters as well as on a year-over-year basis as we accelerate our R&D efforts towards utility scale quantum computing, reaching $20.3 million in the quarter ended September 30, 2025, compared to $10.4 million in the quarter ended September 30, 2024. The increase in net loss is attributable to increases in operating expenses primarily for R&D as we accelerate and upsize our wafer runs and expand our internal capabilities to process them along with continued development of the remainder of our software and hardware capabilities. We have also had smaller increases in general and administrative and sales and marketing expense, as well as depreciation and amortization. These are partially offset by smaller increases in revenue and decreases in other income (expense), net.

Quarter ended December 31, 2024

Revenue increased for the quarter ended December 31, 2024, primarily driven through our sustained partnership with the Canadian government and a subcontracting agreement to develop a quantum subsystem with the U.S. government. Operating expenses rose to support our operational growth, including the addition of leased space to house our packaging facility and net growth in headcount. These increased costs were offset by the deferral of materials and supplies with alternative future use until consumed in the R&D process, which were previously expensed directly, which were previously expensed directly.

Quarter ended September 30, 2025

Revenue increased for the quarter ended September 30, 2025, primarily driven through our sustained partnership with the Canadian government and agreements with the U.S government, specifically our inclusion in the DARPA QBI program. Operating expenses increased reflecting higher R&D spend as well as our capital markets preparation activities.

Results and Reconciliation of Non-GAAP Financial Measure Adjusted EBITDA

To supplement our historical consolidated financial statements which are prepared and presented in accordance with U.S. GAAP, we use Adjusted EBITDA, as described below, to understand and evaluate our financial and operating performance. We define Adjusted EBITDA as net loss before interest expense, income tax expense (benefit), depreciation and amortization expense, stock-based compensation, change in fair value of warrant liabilities and other non-recurring non-operating income and expenses. We use Adjusted EBITDA to measure the operating performance of our business, excluding specifically identified items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations. By excluding certain items that are nonrecurring or not reflective of the performance of our normal course of business, we believe that Adjusted EBITDA provides meaningful supplemental information regarding our performance. Accordingly, we believe that Adjusted EBITDA is useful to investors and others because it allows investors to supplement their understanding of our financial trends and evaluate our ongoing and future performance in the same manner as management. However, there are several limitations related to the use of Adjusted EBITDA as it reflects the exercise of judgment by our management about which expenses are excluded or included. Adjusted EBITDA should be considered in addition to, not as a substitute for or in isolation from, our financial results prepared in accordance with GAAP. In addition, our presentation of Adjusted EBITDA may be different from how such metric is used by other companies. The following charts provide unaudited reconciliations of U.S. GAAP-based financial measures to Adjusted EBITDA for the following periods presented.

Reconciliation of net loss to Adjusted EBITDA for the year ended December 31, 2024 and 2023 and three and nine months ended September 30, 2025 and 2024:

(US$ in thousands)	Year Ended December 31,		Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2025	2024	2025	2024
Net loss	$(45,968)	$(35,592)	$(20,298)	$(10,436)	$(47,643)	$(35,118)
Excluding:
Depreciation and amortization	4,869	3,730	1,707	1,276	4,242	3,633
Stock-based compensation(1)	2,877	2,173	943	731	2,584	2,059
Change in fair value of warrant liabilities	9	195	807	(4)	785	(1)
Interest (income) expense, net(2)	(4,670)	(6,507)	(334)	(1,035)	(1,228)	(3,666)
Other (income) expense, net(3)	42	402	(64)	(20)	(113)	(76)
Non-recurring expenses(4)	11	85	1,782	35	1,853	58
Adjusted EBITDA	$(42,830)	$(35,514)	$(15,457)	$(9,453)	$(39,520)	$(33,111)

____________

(1)      Stock-based compensation reflects the stock-based compensation recorded in operating expenses only, which differs from the total stock-based compensation set forth in the Consolidated Statement of Cash Flows that also includes stock-based compensation recorded in Cost of Revenue.

(2)      Interest income (expense), net reflects the impact of interest earned on cash balances and non-cash interest expense relating to the SIF Loan.

(3)      Other income (expense), net consists of gain and losses on disposal of equipment and foreign exchange gain (loss).

(4)      Non-recurring expenses include professional fees such as legal, consulting, and accounting fees incurred in connection with capital market preparation activities.

Our Adjusted EBITDA loss has increased year-over-year by $7.3 million from $(35.5) million for the year ended December 31, 2023, to $(42.8) million for the year ended December 31, 2024. This trend reflects the acceleration of our core R&D activities and strategic investments toward achieving utility-scale quantum computing. For the nine months ended September 30, 2025, Adjusted EBITDA loss continued to increase by $6.4 million to $39.5 million from $33.1 million in the prior year period. The primary driver for the increase in Adjusted EBITDA loss is the rise in R&D expenses, which includes higher payroll-related expenses from increased headcount and greater wafer consumption expense as we accelerate chip development. As we are in a pre-commercial phase with an ambitious business plan regarding our technology, our Adjusted EBITDA loss is expected to continue to increase for the foreseeable future.

Liquidity and Capital Resources

As of December 31, 2024 and 2023, we had cash and cash equivalents of $77.6 million and $117.5 million and net working capital of $85.0 million and $120.5 million, respectively. As of September 30, 2025, we had cash and cash equivalents of $36.1 million and net working capital of $46.5 million. We anticipate that our long-term cash requirements and obligations will be met through a combination of operating cash flows, additional government funding, equity raises and incurrence of indebtedness. This assessment is based on current internal forecasts and remains subject to changes in external and internal conditions. We have incurred recurring net losses and negative cash flows from operations since inception. As of December 31, 2024 and 2023, we had an accumulated deficit of $135.6 million and $89.7 million, respectively. For the years ended December 31, 2024 and 2023, we incurred net losses of $46.0 million and $35.6 million, respectively, and we had net cash outflows from operating activities of $41.7 million and $29.5 million, respectively. As of September 30, 2025, we had an accumulated deficit of $183.3 million. For the nine months ended September 30, 2025, we incurred net losses of $47.6 million, and we had net cash outflows from operating activities of $43.1 million. We expect to incur additional operating losses and net operating cash outflows as we continue to expand our commercial operations and R&D activities.

Our primary uses of cash and cash equivalents are to support the ongoing growth of our business, including funding our operations and capital expenditures. As of September 30, 2025, our total contractual obligations amounted to $23.0 million. The largest component of these obligations were purchase obligations related to our operating expenses of $11.9 million, all of which is due in less than 1 year. These amounts are mainly related to R&D expenses that will be paid to our strategic suppliers. The remaining obligations consist of our operating lease payments for our Toronto offices totaling $9.3 million and repayments of debt related to our Regional Quantum Initiative Contribution Agreement (the “FedDev Loan”), by and between Old Xanadu and His Majesty the King in Right of Canada as represented by the Minister of Federal Economic Development Agency for Southern Ontario totaling $2.4 million both payable over the next 7 years.

We believe that upon completion of the Transactions our cash and cash equivalents should be sufficient to meet our anticipated operating cash needs for at least the next 12 months based on our current business plan, and expectations and assumptions, including the assumption that the Transactions will close as anticipated, considering current macroeconomic conditions. Significant cash resources are required to support our ongoing investments in R&D, as well as the commercialization of our products. These cash outflows are predictable since we enter into contracts with our key suppliers that define costs at the outset. While the costs are significant, we do have the ability to scale our research operations up or down to the extent that our cash position allows. Conversely, our cash inflows are dependent on enterprise and government partners whose ability to enter into revenue arrangements with us may be subject to complex approval structures and funding constraints making our ability to generate operating cash inflows unpredictable. See the section entitled “Risk Factors.” When we require additional funding, we will seek to secure such best-efforts funding from various sources, including equity or debt financing and government assistance and subsidies. If we raise additional capital through the issuance of equity securities or securities convertible into equity, shareholders will experience dilution, and such securities may have rights or preferences senior to those of the holders of Old Xanadu Shares and NewCo Shares. If we obtain additional funds through debt financing, we may be subject to limitations on its operations, through debt covenants or other restrictions. There can be no assurance that we will be able to raise additional capital when needed or under acceptable terms.

Although we have successfully completed equity financings in the past, there can be no assurance that equity offerings in the future will be successful. Our current SIF Loan (as discussed in more detail below) and FedDev Loan, which allow us to receive contributions up to C$40 million and C$3.75 million, respectively, contingent on our incurring defined eligible expenditures, provide additional funding for our R&D projects. As at December 31, 2024, we have received C$19.2 million and C$2.9 million in contributions from the SIF Loan and FedDev Loan, respectively. As of September 30, 2025, we have received C$30.9 million and C$3.4 million in contributions from the SIF Loan and FedDev Loan, respectively. We will continue to work with various funding sources to secure additional debt and equity financing and government assistance and subsidies, if required. However, we cannot offer any assurance that it will be successful in executing the aforementioned plans to continue as a going concern or that we will be able to complete the Business Combination or that in the event that the Business Combination does not take place, that we will be able to secure alternate forms of financing at terms that are acceptable to management if at all. In that event, we might be forced to limit many of our business plans and consider other means of creating value for our shareholders. Based on our assessment on going concern considerations, management has determined that our liquidity condition raises substantial doubt about our ability to continue as a going concern for a period of one year from the date the consolidated financial statements included elsewhere in this proxy statement/prospectus were available to be issued. The accompanying consolidated financial statements have been prepared assuming we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Management believes this concern will be alleviated by our existing capital which we believe is sufficient to sustain operations until the closing of the Business Combination, and the proceeds from the PIPE Investment, which are expected to provide adequate capital for the next 12 months. Accordingly, management expects to be able to meet our liquidity needs for the next 12 months. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amount and classification of liabilities that may result from the outcome of this uncertainty.

Government of Canada’s Strategic Innovation Fund Agreement

On January 20, 2023, we entered into the SIF Loan with His Majesty the King in Right of Canada, as represented by the Minister of Industry (the “Minister”), as amended on September 10, 2025. The SIF Loan provides for a conditionally repayable contribution to support a C$177.8 million project for the development of photonic-based, fault-tolerant quantum computers (the “Project”). The contribution is for an amount up to the lesser of C$40 million or 23.13% of eligible supported costs. As of September 30, 2025, December 31, 2024 and 2023, we have received C$30.9 million, C$19.2 million and C$8.4 million in total funding from SIF, respectively. In the fourth quarter of 2025, we completed the Project and received the remaining funds, subject to certain amounts retained by the Minister pending review by the Minister of the final claim procedures under the SIF Loan.

Principal and interest amounts to be repaid under the SIF Loan are determined using a revenue-based formula and are capped at 150% of the principal amount. Repayments are due in up to 20 annual installments, commencing on April 30, 2028. If the total of the 20 revenue-based annual installments is less than the principal amount, any remaining repayment obligation will be forgiven.

The SIF Loan includes certain covenants requiring us to, among other things, support high-skilled jobs in Canada, collaborate with Canadian institutions and small and medium-sized Canadian-based enterprise, and invest in R&D within Canada, maintain certain intellectual property rights and certain other customary covenants.

Repayment of the SIF Loan contribution can be accelerated upon an event of default (as defined in the SIF Loan), termination or upon a change of control (as defined in the SIF Loan) that has not been approved by the Minister. In the event the Minister does not provide consent to a change of control, the Minister may require immediate repayment of all disbursed funds. Furthermore, in such circumstances, we may elect to terminate the SIF Loan by paying an additional amount based on contributions disbursed to date. The Transactions do not constitute a change of control (as defined in the SIF Loan) and no approvals are required by the Minister in connection with the Transactions.

The SIF Loan expires on the later of March 1, 2048 or the date of the final repayment, other than certain provisions which survive for a period of three years following expiration. Conditional repayments, which are based on our future revenues, are scheduled to be made annually over a 20-year period commencing on April 30, 2028. As of September 30, 2025, we were in compliance with its obligations under the SIF Loan.

Commitments and Contractual Obligations

As of December 31, 2024, our significant contractual commitments primarily consist of operating lease commitments, totaling $9.9 million, of which $1.2 million is due within the next 12 months.

As of September 30, 2025, our significant contractual commitments primarily consist of purchase commitments of $11.9 million, the majority of which relates to our foundry partners, and operating lease commitments, totaling $9.3 million, of which $1.3 million is due within the next 12 months. Other than operating lease commitments, our cash requirements for fiscal year 2025 are expected to be driven mainly by operating expenses and continued investment in the development and advancement of our quantum computers.

Financial Instruments

We have financial assets including cash and accounts receivable that are recorded at amortized cost. Our financial liabilities, including accounts payable, accrued expenses and long-term debt which are recorded at amortized cost. We also have financial liabilities consisting of lease liabilities, as well as warrants which are carried at fair value. In connection with completion of the Business Combination, issued and outstanding Old Xanadu Warrants will be exchanged for NewCo Warrants.

Off-Balance Sheet Arrangements

We did not have, during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Other selected financial information

(In thousands)	Year Ended December 31,		2024 vs. 2023 Change
	2024	2023	Amount	%
Total assets	$116,765	$150,983	$(34,218)	(23)%
Non-current financial liabilities	23,886	15,988	7,898	49%

Total Assets

Total assets decreased by $34.2 million, or 23%, to $116.8 million for the year ended December 31, 2024, from $151.0 million for the year ended December 31, 2023. The decrease was primarily driven by a $39.8 million decrease to cash and cash equivalents, $1.1 million decrease in Right-of-Use assets, $0.5 million decrease in Property and equipment, and a $0.2 million decrease in Trade and other receivables. This was partially offset by a $3.6 million increase in Prepaid expenses and other current assets, $3.2 million increase in Inventory of diced chips and wafers which were previously expensed, and a $0.6 million increase in Intangible assets.

Non-current Financial Liabilities

Non-current Financial Liabilities consist of long-term lease liabilities and long-term debt. These increased by $7.9 million, or 49%, to $23.9 million for the year ended December 31, 2024, from $16.0 million for the year ended December 31, 2023. The increase was primarily driven by $7.6 million drawn from the SIF Loan with Innovation, Science, and Economic Development Canada, and $1.6 million drawn from our FedDev Loan. This was partially offset by a $1.3 million decrease in long-term lease liabilities relating to the Company’s corporate office.

Cash dividend

The Company did not declare or distribute any cash dividends in 2024 and 2023.

Cash Flows

Analysis of cash flows for the years ended December 31, 2024 and 2023., and the nine months ended September 30, 2025 and 2024:

The following table sets forth our cash flows for the periods indicated (in thousands):

	Year Ended December 31,		Nine Months Ended September 30,
	2024	2023	2025	2024
Net cash used in operating activities	$(41,737)	$(29,549)	$(43,111)	$(29,882)
Net cash provided by financing activities	9,295	4,312	8,798	7,252
Net cash used in investing activities	(6,675)	(9,969)	(7,588)	(4,252)
Effect of foreign exchange rates on cash and cash equivalent	(723)	668	388	(367)
Net decrease in cash and cash equivalents	$(39,840)	$(34,538)	$(41,513)	$(27,249)

Cash Flows Used in Operating Activities

Cash flow from operating activities are significantly affected by our business growth, primarily related to R&D, sales and marketing, and general and administrative activities. Operating cash flows are also affected by working capital needs to support growth in personnel-related expenditures and fluctuations in accounts payable and other current assets and liabilities.

Net cash used in operating activities for the years ended December 31, 2024 and 2023, was $41.7 million and $29.5 million, respectively, primarily driven by the net loss in each period, adjusted for non-cash activity, such as stock-based compensation, depreciation and amortization, and other working capital activities. The increase in net cash used in operating activities from the prior year was primarily related to expenditure on R&D activities. The primary driver of the increased cash used in operations was a significant investment in working capital including an increase of $4.2 million in wafer costs as we accelerate our development and testing efforts.

Non-cash charges, which partially offset our net loss, increased to $9.7 million for the year ended December 31, 2024 from $7.5 million for the year ended December 31, 2023. The primary drivers were depreciation & amortization, which increased by $1.1 million, reflecting our growing base of tangible and intangible assets, including increases in proprietary capitalized software, advanced test equipment, lab equipment and components. Stock-based compensation also increased by $0.7 million to $2.9 million for the year ended December 31, 2024, attributable to an increase in headcount as we expanded our scientific and operations teams.

Net cash used in operating activities for the nine months ended September 30, 2025, and 2024, was $43.1 million and $29.9 million, respectively, primarily driven by the net loss in each period, adjusted for non-cash activity, such as stock-based compensation, depreciation and amortization, and other working capital activities. The increase in net cash used in operating activities from the prior period was primarily related to expenditure on R&D activities as described in the expenses section.

Non-cash charges, which partially offset our net loss, increased to $8.9 million for the nine months ended September 30, 2025, from $7.1 million for the nine months ended September 30, 2024. The primary drivers were Depreciation & Amortization, which increased by $0.6 million, reflecting our growing base of tangible and intangible assets, including increases in proprietary capitalized software, advanced test equipment, lab equipment and components. Stock-based compensation also increased by $0.7 million to $2.8 million for the nine months ended September 30, 2025, attributable to an increase in headcount as we expanded our scientific and operations teams.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities for the years ended December 31, 2024 and 2023 was $9.3 million and $4.3 million, respectively, with the increase primarily attributable to the repayment of the Silicon Valley Bank term loan in 2023, which was $2.5 million in 2023 and a higher contribution received from SIF Loan in 2024 compared to the prior year.

Net cash provided by financing activities for the nine months ended September 30, 2025 and 2024 was $8.8 million and $7.3 million, respectively, reflecting periodic SIF Loan receipts.

Cash Flows Used in Investing Activities

Net cash used in investing activities during the year ended December 31, 2024 was $6.7 million, a decrease of $3.3 million compared to $10.0 million for the year ended December 31, 2023. This decrease is primarily attributable to a decrease in purchases of property and equipment. Capital expenditures on property, plant and equipment decreased by $4.1 million to $4.8 million. The higher spending in 2023 was primarily related to significant investments in leasehold improvements for the completion of our office space, cryogenic systems and test equipment for R&D. In 2024, our investments were targeted towards building our packaging facility and acquiring specialized test equipment and embedded components essential for system integration and performance validation requiring a lower investment. We also continued to invest in our intellectual property portfolio, with cash outflows of $1.9 million for capitalized software development and the protection of patents and trademarks.

Net cash used in investing activities during the nine months ended September 30, 2025 was $7.6 million, an increase of $3.3 million compared to $4.3 million for the nine months ended September 30, 2024. This increase was primarily attributable to an increase in purchases of property and equipment. Capital expenditures on property, plant and equipment increased by $2.7 million to $5.5 million for the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024. The higher spending in the nine months ended September 30, 2025 was primarily related to our investments in expanding our packaging facility and acquiring specialized test equipment and embedded components essential for system integration and performance validation requiring a lower investment. IP investments for the nine months ended September 30, 2025 were $2.0 million for capitalized software development and the protection of patents and trademarks.

Critical Accounting Estimates

The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities. Estimates are based on historical experience and other various assumptions management believes are reasonable at that time, the result of which form the basis for making judgements about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results and outcomes could differ materially from management’s estimates, judgement and assumptions.

Key sources of estimation uncertainty include:

Revenue Recognition

We derive revenue primarily from: (i) professional services related to research projects, proof of concept development, and quantum education and (ii) compute and other services which includes provision of compute services, such as co-development and execution of quantum algorithms on the Company’s quantum computing systems, and provision, on a non-exclusive basis, via access to its photonic based-hardware, of quantum-computing-as-a-service (“QCaaS”).

Revenue for partially completed milestones that are deemed probable of being met is recognized using an input measure based on actual labor hours incurred to date relative to total estimated labor hours required to complete the milestone. For fixed price milestone-based contracts, revenue is recognized based on this input measure as control is expected to transfer over the period that the milestone is completed. Total estimated labor hours are subject to management’s judgment and may be revised as projects progress. Significant changes to these estimates could result in material changes to expected revenue recognition patterns.

We enter contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations. A contract’s transaction price is allocated to each distinct performance obligation based on their estimated standalone selling price. We determine standalone selling price based on the observable price of a product or service when it sells the products or services separately in similar circumstances and to similar customers. Certain products and services have limited or no history of being sold on a standalone basis. In these instances, we determine standalone selling price by considering its overall pricing objectives and market conditions, including cost plus a reasonable margin. Significant pricing practices considered include our discounting practices, the value of the contracts, historical standalone sales, customer demographics, geographic locations, and the number and types of users within the contracts. This practice requires judgment from management and the use of alternative inputs could result in revenue recognition patterns that vary from those reported.

Materials and Supplies

Materials and supplies consist primarily of chip fabrication and other costs incurred for the purposes of our R&D activities. These are carried at average cost and recorded in materials and supplies in the consolidated balance sheets then expensed when consumed if an alternative use exists. Otherwise, these costs are expensed when incurred. The assessment of these materials and supplies’ alternative use and the identification of costs directly incurred to fabricate the materials and supplies requires management judgment and is subject to the current R&D roadmap. Changes in our internal technological roadmap or in industry assessments of these materials and supplies could result in changes to our expense recognition patterns.

The fair value of equity-settled stock-based payments

We account for stock-based compensation in accordance with ASC 718, Compensation — Stock Compensation. Equity-settled stock-based payments to employees and others providing similar services are recognized as stock-based compensation expense based on the fair value of the equity instruments at the grant date. We utilize the Black-Scholes model to determine the fair value of stock-based option awards. The Black-Scholes pricing model requires various subjective assumptions including the estimated fair value of the underlying shares and volatility. The assumptions used in calculating the fair value of stock-based payment awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management judgment. If factors change and different assumptions are used, our stock-based compensation expense could be materially different in the future. The estimates related to the fair-value of equity-settled stock-based payments affect the value of stock-based compensation reflected in the financial statements.

Long-term revenue forecasts used in accounting for the SIF Loan

The SIF Loan is conditionally repayable according to a revenue-based formula. The debt arising from the SIF Loan was recorded at face value and will be amortized using the effective interest method, leading to the accrual of interest expenses over the estimated term of the SIF Loan. The amortization schedule is based on projected cash flows derived from our long-term revenue forecast, which is contingent upon the successful implementation of our monetization strategy as described in the section entitled “— Trends and Key Factors Affecting Operating Results”. Subsequent changes in forecasted cash flows will be accounted for under the retrospective method, which entails a new effective interest rate being computed each period based on the original proceeds received, actual cash flows to date, and the revised estimate of remaining cash flows. The new discount rate is then used to adjust the carrying value of the debt to the present value of the revised cash flows, discounted at the new effective interest rate. The offset is recognized in interest expense.

For the year ended December 31, 2024, we recognized gains related to retrospective method adjustments to the accrued interest portion of the loans payable, net balance of $0.0 million, which is included in interest expense on the consolidated statements of operations and comprehensive loss. The liability is classified as non-current, as the current forecast indicates that repayments will not commence within the 12 months following the balance sheet date. As the SIF Loan is originated through a government program, a market rate of interest is not imputed in accordance with the scope limitations of ASC 835.

Related Party Transactions

For transactions with related parties, see the section entitled “Certain Relationships and Related Party Transactions” included elsewhere in this proxy statement/prospectus.

Recently Issued and Adopted Accounting Standards

A discussion of recent accounting pronouncements issued and adopted is included in Note 2 — Basis of Presentation and Summary of Significant Accounting Policies to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in foreign currency exchange rates.

Foreign Currency Risk

We undertake transactions denominated in various foreign currencies. As we expand our presence in international markets, our results of operations and cash flows may increasingly be subject to fluctuations due to changes in foreign currency exchange rates and may be adversely affected in the future due to changes in foreign exchange rates. To date, we have not entered into any derivative arrangements to minimize the impact of these fluctuations in the exchange rates. We will periodically reassess our approach to managing our risk relating to fluctuations in currency rates.

We do not believe that foreign currency risk had a material effect on our business, financial condition, or results of operations during the periods presented.

Credit Risk

Financial instruments that may expose us to concentration of credit risk include cash and accounts receivable. We maintain our cash and investments with high quality financial institutions, which, at times, may exceed federally insured limits. We perform periodic evaluations of relative credit standing of the financial institutions. With respect to accounts receivable, we monitor the credit quality of our customers as well as maintain an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments.

Concentration Risk

For the year ended December 31, 2024, 63% of our revenues were attributable to two customers, each contributing 53% and 10%, respectively. For the year ended December 31, 2023, 85% of our revenues were attributable to two customers, each contributing 70% and 15%, respectively.

For the nine months ended September 30, 2025, 73% of our revenues were attributable to three customers, each contributing 36%, 25%, and 12%, respectively. A single customer accounted for 53%, 70% and 25% of revenues in the years ended December 31, 2024 and 2023 and the nine months ended September 30, 2025 respectively.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. NewCo intends to take advantage of the benefits of this extended transition period and, following the consummation of the business combination, will be an emerging growth company (for the period described in the immediately succeeding paragraph) and will take advantage of the benefits of the extended transition period emerging growth company status permits. During the extended transition period, it may be difficult or impossible to compare NewCo’s financial results with the financial results of another public company that complies with public company effective dates for accounting standard updates because of the potential differences in accounting standards used.

NewCo will remain an emerging growth company under the JOBS Act until the earlier of:

•        The last day of the fiscal year in which its total annual gross revenues are $1.235 billion or more.

•        The last day of the fiscal year following the fifth anniversary of the completion of this offering.

•        The date on which it has issued more than $1.0 billion in non-convertible debt during the previous three years.

•        The date on which it is deemed to be a large accelerated filer.

Current Share Information

On September 30, 2025, our outstanding share capital consisted of (i) 4,854,733 Old Xanadu Common Shares issued and outstanding, (ii) 99,000 Old Xanadu Non-Voting Common Shares issued and outstanding, (iii) 17,718,491 Old Xanadu Preferred Shares issued and outstanding, each of which is convertible into one Old Xanadu Common Share.

In addition, as of September 30, 2025, there were 60,081 Old Xanadu Warrants outstanding, each of which is exercisable for one Old Xanadu Common Share. 3,896,608 Old Xanadu Options were issued and outstanding. Each Old Xanadu Option is or will become exercisable for one Old Xanadu Common Share.

As of February 27, 2026, our share capital consisted of (i) 4,854,733 Old Xanadu Common Shares issued and outstanding, (ii) 116,537 Old Xanadu Non-Voting Common Shares issued and outstanding, (iii) 17,718,491 Old Xanadu Preferred Shares issued and outstanding, each of which is convertible into one Old Xanadu Common Share.

In addition, as of February 27, 2026, there were 60,081 Old Xanadu Warrants outstanding, each of which is exercisable for one Old Xanadu Common Share. 4,366,596 Old Xanadu Options were issued and outstanding. Each Old Xanadu Option is or will become exercisable for one Old Xanadu Common Share.

EXECUTIVE COMPENSATION

Introduction

The following section describes what are expected to be the significant elements of NewCo’s executive compensation program, with particular emphasis on the process for determining compensation payable to NewCo’s Chief Executive Officer (“NewCo’s CEO”), Chief Financial Officer and NewCo’s other three most highly compensated executive officers (collectively, the “Named Executive Officers” or “NEOs”). The discussion below also reflects certain contemplated changes to Old Xanadu’s compensation program that will be implemented following the Closing. The anticipated NEOs are:

•        Christian Weedbrook, Chief Executive Officer

•        Michael Trzupek, Chief Financial Officer

•        Rafal Janik, Chief Operating Officer

•        Rebecca Laramée, Chief People Officer

•        Natalie Wilmore, Chief Legal Officer

Compensation-Setting Process

Historically, Old Xanadu’s board of directors has been responsible for setting the compensation of Old Xanadu’s Chief Executive Officer, and for working with Old Xanadu’s Chief Executive Officer to set the compensation for the other executive officers. In connection with the completion of the Business Combination, the NewCo Board intends to form a governance, nominating and compensation committee (the “Governance, Nominating and Compensation Committee”) and adopt a written charter for the Governance, Nominating and Compensation Committee providing that the Governance, Nominating and Compensation Committee will, among other things, assist the NewCo Board in its oversight of executive compensation, director compensation and executive compensation disclosure. See “Management of NewCo After the Business Combination — Board Committees.”

It is anticipated that NewCo’s CEO will make recommendations to the Governance, Nominating and Compensation Committee each year with respect to compensation for the other NEOs.

Compensation Objectives

NewCo intends to design its executive compensation program to achieve the following objectives:

•        provide market-competitive compensation opportunities in order to attract and retain talented, high-performing and experienced executive officers, whose knowledge, skills and performance are critical to NewCo’s success;

•        motivate these executive officers to achieve NewCo’s business objectives;

•        align the interests of NewCo’s executive officers with those of its shareholders by tying a meaningful portion of compensation directly to the long-term value and growth of NewCo’s business;

•        continue to foster an entrepreneurial and results-driven culture; and

•        provide incentives that encourage appropriate levels of risk-taking and prudent decision-making by the executive team.

NewCo will continue to evaluate its philosophy and compensation program as circumstances require and plans to continue to review compensation on an annual basis. As part of this review process, NewCo expects to be guided by the philosophy and objectives outlined above, as well as other factors which may become relevant.

Compensation Consultant and Benchmarking

White and Gale (“W&G”), an independent executive compensation consulting firm, was first retained in August 2025 to provide services to Old Xanadu in connection with executive officer and director compensation in connection with the Business Combination, including:

•        assisting in developing the compensation objectives and peer group;

•        assisting in reviewing the competitiveness of Old Xanadu’s current cash and equity-based compensation arrangements for its NEOs;

•        assisting in designing a new incentive awards framework for Old Xanadu’s executive officers and key managers; and

•        conducting a director compensation assessment.

W&G also conducted compensation benchmarking for non-executive officers and advised on the compensation structure for non-executive officers at Old Xanadu.

In working with W&G, Old Xanadu used the following criteria to determine a competitive peer group for purposes of benchmarking executive and director compensation:

•        companies who belong to similar industry segments; and

•        publicly-traded companies on major Canadian and/or U.S. exchanges.

Using the above criteria, the following compensation peer group was established for NewCo:

•        D-Wave Quantum Inc.

•        IonQ, Inc.

•        Quantum Computing Inc.

•        Rigetti Computing, Inc.

NewCo intends to set market-competitive levels of compensation by considering the compensation paid by members of the compensation peer group to each of their executives. NewCo also intends to consider data from third party compensation surveys.

W&G’s fees incurred to date for services provided to Old Xanadu are as follows:

Fiscal Year Ended	Executive Compensation-Related Fees(1)	All Other Fees(2)
December 31, 2025	C$40,503.26	C$69,164.28

____________

Notes:

(1)      Fees incurred for advice in respect of executive compensation-related services described above.

(2)      Fees incurred for advice in respect of non-executive officer and employee compensation.

In January 2026, Compensia, Inc. was engaged to provide services on an ad-hoc basis to the Governance, Nominating and Compensation Committee.

Elements of Compensation

For the fiscal year ended December 31, 2026, NewCo’s compensation program is expected to consist primarily of the following elements: base salary, long-term equity incentives and benefits. Over the course of the fiscal year, NewCo will consider whether to provide annual bonuses or other short-term incentives for the fiscal year ended December 31, 2026. Perquisites are not expected to be a significant element of compensation for NEOs.

Base Salary

Base salary will be provided as a fixed source of compensation for NewCo NEOs. Base salaries for NEOs will be established based on the scope of their responsibilities, competencies and their prior relevant experience, taking into account compensation paid in the market for similar positions, the market demand for such NEOs and the NEO’s total compensation package. Base salaries will be reviewed annually and increased for merit reasons, based on the executive’s success in meeting or exceeding individual objectives. Additionally, base salaries can be adjusted as warranted throughout the year to reflect promotions or other changes in the scope of breadth of an executive’s role or responsibilities, as well as to maintain market competitiveness.

Employee Benefits

NewCo expects to provide standard health, dental, and life insurance benefits to its executive officers in Canada, and standard medical, dental and vision insurance to its executive officers in the United States, in either case on the same terms and conditions as provided to all other eligible employees in the applicable jurisdiction. NewCo will consider adopting additional benefits for its executive officers in the fiscal year ended December 31, 2026. Other than a 401(k) retirement savings plan with a non-elective employer contribution of 3% of salary that is available to eligible employees in the United States, NewCo does not expect to offer a deferred compensation plan or pension plan. NewCo does not expect to provide perquisites that are not generally available on a non-discriminatory basis to all of its employees.

Long-Term Incentives

Equity-based awards are a variable element of compensation that will allow NewCo to reward its NEOs for their sustained contributions to the company. NewCo believes that options and other equity-based compensation such as performance share units and restricted share units will provide NEOs with a strong link to long-term corporate performance and the creation of shareholder value.

Historically, Old Xanadu has issued options under (a) the Stock Option Plan dated as of January 15, 2017, as amended; (b) the 2017 Equity Incentive Plan, dated as of October 30, 2017, as amended; and (c) the 2018 Equity Incentive Plan, dated as of April 6, 2018 (collectively, the “Legacy Equity Plans”). Pursuant to the Arrangement, outstanding Old Xanadu Options will be exchanged for options to purchase NewCo Shares (with the number of NewCo Shares subject to each such option and the exercise price being adjusted by an exchange ratio in accordance with the terms of the Arrangement), and such options will remain outstanding under the applicable Legacy Equity Plans. No equity awards will be granted under the Legacy Equity Plans following the Closing.

In connection with the Business Combination, NewCo intends to adopt the Omnibus Plan (as defined below) for future awards to eligible directors, officers, employees and consultants of NewCo and its subsidiaries. See “— Long-Term Incentive Plan.”

Long-Term Incentive Plan

Types of Awards

The omnibus plan (the “Omnibus Plan”) will provide for the grant of options (“Options”), share appreciation rights (“SARs”), restricted share units (“RSUs”), performance share units (“PSUs”), deferred share units (“DSUs”), and other share-based awards (“Other Share-Based Awards” and together with the Options, SARs, RSUs, PSUs and DSUs, the “Awards”). All Awards will be granted by an agreement evidencing the Award (an “Award Agreement”).

Eligible Participants

Awards may be granted to employees, directors or consultants of NewCo and its designated affiliates.

Plan Administration

The Omnibus Plan will be administered by the NewCo Board, which may delegate its authority to any duly authorized committee of the NewCo Board (the “Plan Administrator”). The Plan Administrator has sole and complete authority, in its discretion, to:

•        determine the individuals (the “Participants”) to whom grants of Awards may be made;

•        make grants of Awards relating to the issuance of NewCo Class B Subordinate Voting Shares, in such amounts, to such Participants and on such terms and conditions as it determines, including:

•        the time or times at which Awards may be granted;

•        the conditions under which: (i) Awards may be granted to Participants; or (ii) Awards may be forfeited to NewCo, including any conditions relating to the attainment of specified performance goals;

•        the number of NewCo Class B Subordinate Voting Shares to be covered by any Award;

•        the price, if any, to be paid by a Participant in connection with the purchase of NewCo Class B Subordinate Voting Shares covered by any Awards;

•        whether restrictions or limitations are to be imposed on the NewCo Class B Subordinate Voting Shares issuable pursuant to grants of any Award, and the nature of such restrictions or limitations, if any; and

•        any acceleration of exercisability or vesting, or waiver of termination regarding any Award, based on such factors as the Plan Administrator may determine;

•        determine whether each Option is to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code (“ISO”) or a non-qualified stock option;

•        determine whether each Option is to be eligible for the deduction pursuant to paragraph 110(1)(d) of the Income Tax Act (Canada);

•        establish the form or forms of Award Agreements;

•        cancel, amend, adjust or otherwise change any Award under such circumstances as the Plan Administrator may consider appropriate in accordance with the provisions of the Omnibus Plan;

•        construe and interpret the Omnibus Plan and all Award Agreements;

•        adopt, amend, prescribe and rescind administrative guidelines and other rules and regulations relating to the Omnibus Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws; and

•        make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Omnibus Plan.

Shares Available for Awards

Subject to adjustments as provided for under the Omnibus Plan, the maximum number of NewCo Class B Subordinate Voting Shares available for issuance pursuant to Awards granted under the Omnibus Plan will not exceed 15% of the total issued and outstanding NewCo Shares from time to time. As of the Closing Date, there are estimated to be approximately 47,313,299 NewCo Class B Subordinate Voting Shares reserved and available for issuance under the Omnibus Plan. The number of NewCo Class B Subordinate Voting Shares reserved and available for issuance for ISOs cannot exceed 31,542,199.

The Omnibus Plan is an “evergreen” plan, since the NewCo Class B Subordinate Voting Shares covered by Awards which have been exercised or terminated will be available for subsequent grants under the Omnibus Plan and the total number of Awards available to grant increases as the number of issued and outstanding NewCo Class B Subordinate Voting Shares and NewCo Class A Multiple Voting Shares increases. Accordingly, the Omnibus Plan will need to be approved by shareholders every three years for NewCo to continue to grant Awards.

Any NewCo Class B Subordinate Voting Shares issued by NewCo through the assumption or substitution of outstanding stock options or other equity-based awards from an entity acquired by NewCo, including in connection with the Business Combination, shall not reduce the number of NewCo Class B Subordinate Voting Shares available for issuance pursuant to the exercise or settlement of Awards granted under the Omnibus Plan. Any NewCo Class B

Subordinate Voting Shares issued by NewCo pursuant to an inducement award in accordance with Section 613(c) of the TSX Company Manual shall not reduce the number of NewCo Class B Subordinate Voting Shares available for issuance under the Omnibus Plan.

Insider Participation Limit and Other Participation Limits

The aggregate number of NewCo Class B Subordinate Voting Shares: (i) issuable to Insiders (as defined in the Omnibus Plan) at any time under all of NewCo’s security based compensation arrangements (which includes the Awards outstanding under the Legacy Equity Plans) may not exceed 10% of NewCo’s total issued and outstanding NewCo Shares; and (ii) issued to Insiders within any one-year period, under all of NewCo’s security based compensation arrangements may not exceed 10% of NewCo’s total issued and outstanding NewCo Shares.

The aggregate number of NewCo Class B Subordinate Voting Shares issuable to any one Participant under all of NewCo’s security based compensation arrangements shall not exceed 10% of the issued and outstanding NewCo Shares.

The aggregate fair value on the date of grant of Awards issuable to Participants who are non-employee directors under the Omnibus Plan or any other security based compensation arrangement of NewCo (which, for greater certainty, includes the Legacy Equity Plans) within any one financial year, cannot exceed C$150,000, of which no more than C$100,000 may be granted in the form of Options. Notwithstanding the foregoing, the limits will not apply to any DSUs granted to non-employee directors in respect of a deferral of their annual retainer or to Awards granted to a new non-employee director upon joining the board of NewCo or one of its designated affiliates.

The maximum number of NewCo Class B Subordinate Voting Shares issuable with respect to Awards other than Options or SARs is 15% of the total issued and outstanding Shares from time to time.

Blackout Period

The exercise or settlement period of Awards shall automatically be extended if the date on which such Award is scheduled to expire falls during a blackout period or within five business days following the expiry of such blackout period. In such cases, unless the delayed expiration would result in tax penalties, the Award will expire 10 business days after the last day of the blackout period.

Options

An Option entitles a holder thereof to purchase a NewCo Class B Subordinate Voting Share at an exercise price set at the time of the grant, which exercise price must in all cases be not less than the Market Price on the date of grant. “Market Price” is defined as the closing price of the NewCo Class B Subordinate Voting Shares on the TSX (or if the NewCo Class B Subordinate Voting Shares are listed on more than one stock exchange and the closing price on another exchange is higher, then the highest of such closing prices) on the business day immediately preceding the applicable date. Subject to any accelerated termination as set forth in the Omnibus Plan, each Option shall expire on the 10th anniversary of the date of grant. The Plan Administrator will have the authority to determine the vesting terms applicable to grants of Options and the right to accelerate the date upon which any Option becomes exercisable.

Options granted to certain Participants who are employees of NewCo or one of its subsidiaries may be designated as ISOs, which qualify for special tax treatment in the United States.

NewCo may permit a cashless exercise of Options through a broker assisted exercise.

In lieu of exercising a vested Option (other than an ISO), the Participant may elect to surrender all or part of the Option for cancellation for an amount equal to the Market Price of the NewCo Class B Subordinate Voting Shares on the date of surrender less the exercise price (the “in-the-money amount”) and request that the in-the-money amount be satisfied in cash, in NewCo Class B Subordinate Voting Shares with an aggregate Market Price equal to the “in-the-money amount”, or a combination of the two. Notwithstanding any election by the Participant to receive cash, NewCo may choose to issue NewCo Class B Subordinate Voting Shares in satisfaction of the in-the-money amount.

Share Appreciation Rights

SARs may be granted in tandem with the granting of Options, or on a stand-alone basis. The vesting terms of the SAR will be set out in the Participant’s Award Agreement. Upon the exercise of a SAR, a Participant will be issued NewCo Class B Subordinate Voting Shares (rounded down to the nearest whole number) with an aggregate Market Price on the date of exercise equal to the product of: (a) the number of SARs exercised; and (b) the amount by which the Market Price of a NewCo Class B Subordinate Voting Share on the date of exercise exceeds the Market Price on the grant date. Subject to any accelerated termination provisions set forth in the Omnibus Plan, each SAR shall expire on the 10th anniversary of the grant date.

Restricted Share Units

An RSU is a unit equivalent in value to a NewCo Class B Subordinate Voting Share that does not vest until after a specified period of time,

Subject to the terms of the Omnibus Plan and except as otherwise provided in an Award Agreement, on the settlement date for any vested RSU, such vested RSUs will be settled in the form of a NewCo Class B Subordinate Voting Share, a cash payment, or a combination thereof. If the RSUs are settled for a cash payment, the amount of the cash payment will be equal to the number of vested RSUs multiplied by the Market Price on the vesting date. The payment date of any RSUs which the Plan Administrator may elect to settle in cash shall not extend beyond December 31 of the third calendar year in which the services giving rise to the Award were rendered.

Performance Share Units

A PSU is a unit equivalent in value to a NewCo Class B Subordinate Voting Share which does not vest until the achievement of specified performance goals. The Plan Administrator will determine performance goals prior to the grant date of PSUs to which such performance goals pertain. The performance goals may be based upon the achievement of financial, corporate, divisional and/or personal goals and may be applied to NewCo as a whole, any affiliate of NewCo or any business unit of NewCo or any affiliate of NewCo, either individually, alternatively, or in combination, and measured in either total, incrementally, or cumulatively over the specific performance period on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group. In calculating the level of achievement of the applicable performance goals, the Plan Administrator may, in its sole discretion, make adjustments to the calculation of any performance goals to take into account, to the extent appropriate, the impact of significant events. The performance goals may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting of PSUs will occur), all as set forth in the applicable Award Agreement. The number of PSUs that may vest will range from 0-200% depending on the level of achievement of the performance goals.

Subject to the terms of the Omnibus Plan and except as otherwise provided in an Award Agreement, on the settlement date for any vested PSU, such vested PSUs will be settled in the form of a NewCo Class B Subordinate Voting Share, a cash payment, or a combination thereof. If the PSUs are settled for a cash payment, the amount of the cash payment will be equal to the number of vested PSUs multiplied by the Market Price on the vesting date. The payment date of any PSUs which the Plan Administrator may elect to settle in cash shall not extend beyond December 31 of the third calendar year in which the services giving rise to the Award were rendered.

Deferred Share Units

A DSU is a unit equivalent in value to a NewCo Class B Subordinate Voting Share that vests either upon grant (if granted pursuant to an election made by a non-employee director to defer annual retainer fees) or upon such other terms as may be determined by the Plan Administrator, but does not settle until a future date, generally upon termination of service with NewCo. The number of DSUs (including fractional DSUs) granted at any particular time will be calculated by dividing (a) the amount of any compensation that is to be paid in DSUs by (b) the Market Price of a NewCo Class B Subordinate Voting Share on the grant date.

Subject to the terms of the Omnibus Plan and except as otherwise provided in an Award Agreement, on the settlement date for any DSU, such DSUs will be settled in the form of a NewCo Class B Subordinate Voting Share, a cash payment, or a combination thereof. If the DSUs are settled for a cash payment, the amount of the cash payment will be equal to the number of vested DSUs multiplied by the Market Price on the settlement date. Unless otherwise specified in an Award Agreement, the settlement date will be the 90th day following the termination of the Participant’s service, provided that if the Plan Administrator may elect to settle the DSUs in cash, then the settlement date will be no later than December 15 of the year following the year in which the Participant’s service terminates.

Other Share-Based Awards

Each Other Share-Based Award shall consist of a right (a) which is other than an Award or right described above, and (b) which is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, NewCo Class B Subordinate Voting Shares (including, without limitation, securities convertible into NewCo Class B Subordinate Voting Shares) as are deemed by the Plan Administrator to be consistent with the purposes of the Omnibus Plan; provided, however, that such right will comply with applicable law (including applicable securities laws and be subject to any required approval of the TSX or any other applicable stock exchange (which may include shareholder approval)). Subject to the terms of the Omnibus Plan and any applicable Award Agreement, the Plan Administrator will determine the terms and conditions of Other Share-Based Awards.

Dividend Equivalents

Unless otherwise determined by the Plan Administrator and set forth in the particular Award Agreement, RSUs, PSUs and DSUs will be credited with dividend equivalents in the form of additional RSUs, PSUs or DSUs, as applicable, as of each dividend payment date in respect of which normal cash dividends are paid on NewCo Class B Subordinate Voting Shares. Dividend equivalents will vest in proportion to the underlying Awards to which they relate and will be settled in the same manner as such Awards.

Recoupment

All awards will be subject to the provisions of NewCo’s compensation recovery policy to the extent set forth in such compensation recovery policy. See “— Clawback Policy.”

Adjustments

In the event of any subdivision or consolidation of NewCo Class B Subordinate Voting Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or any amalgamation, combination, arrangement, merger or other transaction or reorganization involving NewCo and occurring by exchange of NewCo Class B Subordinate Voting Shares, by sale or lease of assets or otherwise, that does not constitute a Change in Control (as defined in the Omnibus Plan), the NewCo Board will, subject to the required approval of any stock exchange, determine and authorize the appropriate amendments or replacements of any existing awards and/or the terms of any Award to be made in such circumstances in order to maintain proportionately the rights, value and obligations of the Participants in respect of Awards under the Omnibus Plan.

Effect of Termination of Employment or Engagement on Awards

Subject to the terms of a Participant’s employment agreement, Award Agreement or other written agreement, the treatment of a Participant’s Awards in connection with a termination of employment or engagement is set out in the table below. The terms of any Option previously outstanding under the Legacy Equity Plans will remain subject to the terms of the Legacy Equity Plans and any applicable option agreement.

Termination Event	Provisions
Death or Disability

A portion of any unvested Awards will immediately vest on the termination date, such portion equal to the number of unvested Awards held by the Participant next due to vest multiplied by a fraction, the numerator of which is the number of days between the last vesting date (or if none have vested, the grant date) and the termination date and the denominator of which is the number of days between the last vesting date (or if none have vested, the grant date) and the next date of any unvested Awards were originally scheduled to vest. Vested Options and SARs remain exercisable until the expiry date. The performance multiplier applicable to any performance criteria assigned to such Awards will be deemed to be 100%. Any Award that does not vest will be forfeited as of the termination date.

Termination Event	Provisions
Termination without Cause

Vesting of a portion of any unvested Awards on the next scheduled vesting date equal to the number of unvested Awards held by the Participant next due to vest multiplied by a fraction, the numerator of which is the number of days between the last vesting date (or if none have vested, the grant date) and the termination date and the denominator of which is the number of days between the last vesting date (or if none have vested, the grant date) and the next date of any unvested Awards were originally scheduled to vest. Vested Options and SARs remain exercisable until the earlier of 90 days following the termination date (or vesting date, if the Option or SAR vests as a result of the participant’s termination) and the expiry date. Any performance goals will be measured based on actual results at the end of the performance period. Any Award that does not vest will be forfeited as of the termination date.

Resignation

Vested Options and SARs remain exercisable until the earlier of 90 days following the termination date and the expiry date. Any Award that has not vested as of the termination date will be forfeited as of the termination date.

Retirement

In the event of an employee’s Retirement, then provided that they comply with all applicable post-employment obligations, all unvested Awards will continue to vest in accordance with their terms, except that each Option and SAR will be exercisable until the earlier of the date that is 3 years after the termination date and the expiry date.

Termination for Cause

In the event an employee’s or consultant’s employment or engagement terminates by reason of termination for cause (or resignation where facts giving rise to cause exist), then each Award held by the Participant, whether vested or unvested, will be forfeited as of the termination date.

Termination of Directorship

If termination is due to breach of the director’s fiduciary duty, all Awards other than DSUs received in lieu of annual retainer fees are immediately forfeited.

If termination is due to any reason other than death or Disability or breach of fiduciary duty, all unvested Awards are immediately forfeited.

Notwithstanding the foregoing, the Plan Administrator may, in its discretion, permit the acceleration of vesting of any or all Awards or waive termination of any or all Awards, all in the manner and on the terms as may be authorized by the Plan Administrator.

Change in Control

In the event of a Change in Control (as defined in the Omnibus Plan), subject to the terms of a Participant’s employment agreement and the applicable Award Agreement, outstanding Awards shall be converted or exchanged into or for rights or other securities of substantially equivalent value as determined by the Plan Administrator in its discretion, in any entity participating in or resulting from the Change in Control. The Plan Administrator may, without the consent of any Participant, instead cause (i) the termination of any vested Award in exchange for an amount of cash and/or property equal in value to the amount that would have been attained upon the exercise or settlement of such Award as of the date of the Change in Control, and/or the replacement of such Award with other rights or property.

If NewCo and any surviving or parent entity ceases to be publicly traded as a result of the Change in Control, then all outstanding Awards shall vest and become exercisable, realizable or payable immediately prior to the consummation of the Change of Control. If any Awards are subject to performance goals, the Plan Administrator shall determine the extent to which such performance goals are attained.

If within 24 months following the completion of a Change in Control, an employee’s employment is terminated by NewCo or an affiliate of NewCo without cause, then all Awards granted to the employee prior to the Change in Control and still held by the employee will immediately vest and be settled in accordance with their terms. If any Awards are subject to performance goals, the Plan Administrator shall determine the extent to which such performance goals are attained.

Non-Transferability of Awards

The rights of a Participant under the Omnibus Plan are generally not capable of being assigned, transferred, alienated, sold, encumbered, pledged, mortgaged or charged. Awards (other than ISOs) may be assigned to a “permitted assign” (as defined under Canadian securities laws) which includes a spouse, registered retirement savings plan, or personal holding company.

Amendment, Suspension or Termination of the Omnibus Plan

The Plan Administrator may amend, suspend or terminate the Omnibus Plan or any Awards granted pursuant thereto as it, in its discretion, determines appropriate, provided, however, that: (a) no such amendment, suspension or termination may materially impair any rights of a Participant or materially increase any obligations of a Participant under the Omnibus Plan without the consent of the Participant, unless the Plan Administrator determines such adjustment is required or desirable in order to comply with any applicable securities laws or TSX requirements; and (b) any amendment that would cause an Award held by a U.S. taxpayer to be subject to the additional tax penalty under the Code will be null and void with respect to the U.S. taxpayer. Amendments to the Omnibus Plan shall be subject to any required approval of the TSX or any other applicable stock exchange.

Subject the rules of the TSX or any other applicable stock exchange, approval of the holders of voting shares of NewCo will be required for any amendment that:

•        increases the percentage of NewCo Class B Subordinate Voting Shares reserved for issuance under the Omnibus Plan, except pursuant to the provisions in the Omnibus Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting NewCo or its capital;

•        increases or removes the 10% limit on NewCo Class B Subordinate Voting Shares issuable or issued to Insiders;

•        increases or removes the limit on NewCo Class B Subordinate Voting Shares issuable to non-employee directors;

•        except pursuant to the provisions in the Omnibus Plan which permit the Plan Administrator to make equitable adjustments in the event of transactions affecting NewCo or its capital:

•        reduces the exercise price of an Award; or

•        results in the cancellation or termination of an Award of a Participant prior to its expiry date for the purpose of reissuing an Award to the same Participant;

•        extends the term of an Award beyond the original expiry date (except where an expiry date would have fallen within a blackout period applicable to the Participant or within five business days following the expiry of such a blackout period);

•        permits Awards to be transferred to a person other than a permitted assign or for normal estate settlement purposes; or

•        removes or reduces the range of amendments which require approval of the holders of voting shares of NewCo.

The Plan Administrator may, without shareholder approval, at any time or from time to time, amend the Omnibus Plan or any Award for the purposes of:

•        any amendments to the vesting provisions of each Award;

•        any amendment regarding the effect of termination of a Participant’s employment or engagement;

•        any amendments that are necessary or desirable to comply with applicable law or the requirements of any stock exchange or other regulatory body having authority over NewCo, the Omnibus Plan or shareholders;

•        amendments of a “housekeeping” nature, including to clarify the meaning of an existing provision of the Omnibus Plan or an Award, correct or supplement any provision of the Omnibus Plan that is inconsistent with any other provision of the Omnibus Plan, or to correct any ambiguity, error or omission; or

•        any amendment regarding the administration of the Omnibus Plan.

Compensation Risk Assessment

The NewCo Board and the Governance, Nominating and Compensation Committee will consider the implications of the risks associated with NewCo’s compensation policies and practices as part of their respective responsibilities. In this regard, the NewCo Board and the Governance, Nominating and Compensation Committee will review NewCo’s compensation policies and practices with a view to ensuring that they do not encourage an executive officer or an employee to take inappropriate or excessive risks. Some of the risk mitigating features that will be adopted include:

•        using long-term equity-based compensation that vests based on time and performance criteria, ensuring that the majority of the executive’s compensation is aligned with pay for performance;

•        establishing a cap of 200% on the number of PSUs that can vest;

•        introducing a clawback policy;

•        introducing share ownership guidelines that require certain executives and non-employee directors of NewCo to maintain a minimum level of investment in NewCo; and

•        introducing an insider trading policy that will prohibit all directors and key members of management of NewCo and its subsidiaries from engaging in transactions that hedge, limit or otherwise change such individual’s economic interest in and exposure to the full rewards and risks of ownership in NewCo’s securities.

Clawback Policy

NewCo intends to adopt a compensation recovery policy that is compliant with the SEC rules and applicable stock exchange listing rules, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, to be effective upon Closing.

Executive Share Ownership Guidelines

NewCo intends to adopt share ownership guidelines (the “Guidelines”) that align the interests of NewCo’s executive officers (for purposes of the Guidelines, “Executives”) with shareholders. Pursuant to the Guidelines, Executives will be expected to directly or indirectly own NewCo Class B Subordinate Voting Shares, NewCo Class A Multiple Voting Shares, RSUs that are only subject to time-based vesting conditions, and deferred share units (collectively, “Eligible Shares”), with a value not less than the applicable dollar amount set out below (the “Executive Share Ownership Requirement”):

Role	Executive Share Ownership Requirement
CEO	3x Base Salary
Other Executives	1x Base Salary

Each Executive’s ownership of Eligible Shares will be calculated as of December 31 of each year and compared to the applicable Executive Share Ownership Requirement. An individual will be deemed to have met their Executive Share Ownership Requirement where the product of (i) the number of Eligible Shares they own and (ii) the greater of (A) the original grant value or acquisition cost and (B) current market value, as applicable, exceeds the applicable Executive Share Ownership Requirement.

For purposes of determining compliance with the Executive Share Ownership Requirement, amounts paid in any currency other than U.S. dollars will be converted to the U.S. dollar equivalent using the noon spot rate of exchange on the relevant date.

The applicable Executive Share Ownership Requirement must be met by fifth anniversary of the date the Executive first becomes subject to the Guidelines (the “Start Date”); provided that Executives who were subject to the Guidelines but are promoted to a level with a higher Executive Share Ownership Requirement have until the fifth anniversary of the date of their promotion to meet the new Executive Share Ownership Requirement. The period between the Start Date and the date on which the Executive must meet their Executive Share Ownership Requirement is the “Acquisition Period”. For existing Executives, the Start Date shall be the Closing Date.

Executives will be expected to make progress each year towards meeting their applicable Executive Share Ownership Requirement. If as of the anniversary of their Start Date the Executive’s aggregate Eligible Share ownership as a percentage of their applicable Executive Share Ownership Requirement is less than the percentage of the Acquisition Period that has elapsed, then the Executive must retain at least 25% of the net after tax benefit realized by the Executive from the exercise of any stock options or settlement of other awards granted to such Executive as NewCo Class B Subordinate Voting Shares or NewCo Class A Multiple Voting Shares, or if Awards are settled in cash, apply at least 25% of such after tax benefit to purchase NewCo Class B Subordinate Voting Shares or NewCo Class A Multiple Voting Shares, until there is no longer a deficiency.

Once the Executive Share Ownership Requirement is met, the Executive will be expected to maintain at least that level of ownership of Eligible Shares for the duration of their employment with NewCo. If NewCo’s Chief Executive Officer retires, then they are expected to continue to own sufficient Eligible Shares to meet their Executive Share Ownership Requirement for at least 12 months following their retirement.

Summary Compensation Table

The aggregate cash compensation, including any benefits in kind granted, accrued or paid to Old Xanadu’s executive officers with respect to the fiscal year ended December 31, 2025 was $677,069 (converted to U.S. dollars using an exchange rate of CA$1:US$0.7296, being the daily rate of exchange published by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on December 31, 2025). Old Xanadu did not provide pensions, retirement or similar benefits to its executive officers. In addition, for the year ended December 31, 2025, Old Xanadu granted options to its executive officers with an aggregate value of $3,428,515 (converted to U.S. dollars using an exchange rate of CA$1:US$0.7296, being the daily rate of exchange published by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on December 31, 2025).

The following table sets out information concerning the expected compensation to be earned by, paid to, or awarded to the NEOs in the fiscal year ended December 31, 2026, as applicable.

Name and Principal Position	Fiscal Year	Salary ($)(2)	Share-Based Awards ($)(3)	Option- Based Awards ($)	Non-Equity Incentive Plan Compensation		Pension Value ($)	All Other Compensation ($)(4)	Total Compensation ($)
					Annual Incentive Plans ($)	Long-Term Incentive Plans ($)
Christian Weedbrook(1)	2026	218,070	2,349,312						2,567,382
Chief Executive Officer
Michael Trzupek	2026	465,000	1,800,000	—	—	—	—	—	2,265,000
Chief Financial Officer
Rafal Janik(1)	2026	313,728	900,000						1,213,728
Chief Operating Officer
Rebecca Laramée(1)	2026	207,206	466,944	—	—	—	—	—	674,150
Chief People Officer
Natalie Wilmore	2026	375,000	1,200,000						1,575,000
Chief Legal Officer

____________

Notes:

(1)      Amounts reported have been converted to U.S. dollars using an exchange rate of CA$1:US$0.7296, being the daily rate of exchange published by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on December 31, 2025. Rafal Janik’s share-based awards are reported in USD without conversion.

(2)      Represents the base salary expected to be paid in the fiscal year ended December 31, 2026.

(3)      Represents equity grants expected to be made in the form of RSUs and/or PSUs. The allocation of share units between RSUs and PSUs is yet to be determined for awards expected to be made to Christian Weedbrook, Rafal Janik, and Rebecca Laramée. Michael Trzupek is eligible to be granted RSUs with a grant date fair value of $900,000 and PSUs with a grant date fair value of $900,000. Natalie Wilmore is eligible to be granted a retention award of RSUs with a grant date fair value of $300,000, and RSUs with a grant date fair value of $500,000 and PSUs with a grant date fair value of $400,000. The grant date fair values of the share unit awards once made are expected to be the same as the accounting fair values under GAAP ASC 718, but could differ based on final valuations.

(4)      None of the NEOs are entitled to perquisites.

Outstanding Option-Based Awards and Share-Based Awards

The following table sets out information concerning the option-based awards and share-based awards granted to the NEOs that NewCo expects to be outstanding on the Closing Date, as applicable. Prior to the grants of RSUs and/or PSUs expected to be made on or shortly following the Closing Date, none of the NEOs held any share-based awards:

		Option-Based Awards (2)				Share-Based Awards
Name and Principal Position	Grant Date	Number of NewCo Shares Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-the- Money Options ($)	Number of NewCo Shares or Units of NewCo Shares that have not Vested (#)	Market or Payout Value of Share-Based Awards that have not Vested ($)	Market or Payout Value of Share-Based Awards Not Paid Out or Distributed ($)
Christian Weedbrook
Chief Executive Officer	—
Michael Trzupek
Chief Financial Officer	—
Rafal Janik(1) Chief Operating Officer	August 13, 2019	336,243	0.18	August 12, 2029	3,301,906
	April 29, 2020	571,379	0.18	April 28, 2030	5,610,942
	December 30, 2021	1,066,128	0.51	December 31, 2031	10,117,555
	January 5, 2023	556,354	1.11	January 5, 2033	4,945,987
	December 18, 2023	543,973	1.2	December 18, 2033	4,786,962
	October 8, 2025	749,538	4.04	October 1, 2035	4,467,246
Rebecca Laramée(1) Chief People Officer	February 19, 2021	99,305	0.15	February 18, 2031	978,154
	December 30, 2021	49,658	0.51	December 31, 2031	471,254
	January 5, 2023	546,174	1.11	January 5, 2033	4,855,487
	December 18, 2023	453,811	1.2	December 18, 2033	3,993,537
	October 8, 2025	99,305	4.04	October 1, 2035	591,858

Natalie Wilmore
Chief Legal Officer	—

____________

Notes:

(1)      Amounts reported have been converted to U.S. dollars using an exchange rate of CA$1:US$0.7296, being the daily rate of exchange published by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on December 31, 2025.

(2)      Amounts have been determined by assuming an Exchange Ratio of 11.40 and a price per NewCo Class B Subordinate Voting Share of $10.

Incentive Plan Awards — Value Vested or Earned During the Year

The following table sets out, for each of the NEOs, the value of the option-based awards, share-based awards and non-equity incentive plan compensation expected to vest in accordance with their terms during the fiscal year ended December 31, 2026, as applicable. On or shortly following the Closing Date, NewCo anticipates granting the NEOs RSUs and/or PSUs. The RSUs that are expected to vest in the fiscal year ended December 31, 2026 are reported in the following table. None of the PSUs are reported as their vesting depends on the satisfaction of performance criteria other than the passage of time, the achievement of which is uncertain.

Name and Principal Position	Option-Based Awards – Value Vested During the Year(2) ($)	Share-Based Awards – Value Vested During the Year(3) ($)	Non-Equity Incentive Plan Compensation – Value Earned During the Year ($)
Christian Weedbrook(1)
Chief Executive Officer	—	—	—
Michael Trzupek
Chief Financial Officer	—	—	—
Rafal Janik(1)
Chief Operating Officer	3,735,993	—	—
Rebecca Laramée(1)
Chief People Officer	2,384,802	—	—
Natalie Wilmore
Chief Legal Officer	—	199,980	—

____________

Notes:

(1)      Amounts reported have been converted to U.S. dollars using an exchange rate of CA$1:US$0.7296, being the daily rate of exchange published by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on December 31, 2025.

(2)      Amounts have been determined assuming an Exchange Ratio of 11.40 and a price per NewCo Class B Subordinate Voting Share of $10 on each vesting date.

(3)      Amounts have been determined assuming a price per NewCo Class B Subordinate Voting Share of $10 as of the grant date and on each vesting date.

Employment Arrangements, Termination and Change in Control Benefits

The Chief Financial Officer and Chief Legal Officer have entered into written employment agreements with Old Xanadu’s U.S.-based subsidiary, while agreements with the remaining NEOs are still being negotiated. Any agreements entered into by Old Xanadu will be assumed by NewCo in connection with the Closing.

Michael Trzupek, Chief Financial Officer

Mr. Trzupek’s employment agreement provides for his base salary of $465,000. Upon the establishment of an annual incentive program, he will be eligible for an annual bonus, with an annual target bonus opportunity of no less than 50% of his base salary. He is eligible to receive equity awards, including (a) restricted share units with a grant date value of $900,000, one-third of which will vest on the first anniversary of his start date with the remainder vesting in equal quarterly installments over the following two years, and (b) performance share units with a grant date value of $900,000 which will vest based on achievement of pre-determined share price hurdles prior to the fifth anniversary of the grant date. He is entitled to be considered for annual equity grants with values no lower than those described for his initial grants.

If Mr. Trzupek’s employment is terminated without cause, he will be entitled to severance equal to his then-current base salary for twelve months, paid in installments. He is also entitled to continued payment of COBRA premiums for up to twelve months following termination. Additionally, he is entitled to a pro-rata bonus for the year in which termination occurs based on achievement of applicable performance goals, and, unless otherwise specified in the applicable award agreement, all equity awards will continue to vest during the twelve-month severance period. The payment of severance benefits is conditioned on Mr. Trzupek executing a general release of claims within sixty days following his separation from service.

If Mr. Trzupek resigns from his employment for good reason (including a material reduction in duties, a material reduction in base salary greater than 10%, or relocation of his principal place of employment by 50 or more miles), he will be eligible to receive the same severance benefits as if his employment had been terminated without cause.

If Mr. Trzupek’s employment is terminated without cause or he resigns for good reason within six months following a change in control (excluding any de-SPAC, initial public offering, or similar transaction), he will be entitled to receive severance benefits as provided above, accelerated vesting of all restricted share units or other time-based equity awards, and other fringe benefits no less favorable than those provided to other similarly situated senior executives.

Mr. Trzupek’s employment agreement also contains customary provisions regarding confidentiality, non-competition (for a period of one year following the termination date), non-solicitation (for a period of one year following the termination date), and assignment of intellectual property rights.

Natalie Wilmore, Chief Legal Officer

Ms. Wilmore’s employment agreement provides for her base salary of $375,000. She is eligible to receive equity awards, including (a) a restricted share unit award with a grant date value of $300,000 which will vest in equal quarterly installments over three years, (b) restricted share units with a grant date value of $500,000 which will vest in equal quarterly installments over three years, and (c) performance share units with a grant date value of $400,000 which will vest based on achievement of pre-determined share price hurdles prior to the fifth anniversary of the grant date. She is entitled to be considered for annual equity grants with values no lower than those described for her initial restricted share unit and performance share unit grants.

If Ms. Wilmore’s employment is terminated without cause, she will be entitled to severance equal to her then-current base salary for six months, paid in installments. She is also entitled to continued payment of COBRA health continuation coverage premiums for up to six months following termination. The payment of severance benefits is conditioned on Ms. Wilmore executing a general release of claims within sixty days following her separation from service.

If Ms. Wilmore resigns from her employment for good reason (including a material reduction in duties, a material reduction in base salary greater than 10%, or relocation of her principal place of employment by 50 or more miles), she will be eligible to receive the same severance benefits as if her employment had been terminated without cause.

Ms. Wilmore’s employment agreement also contains customary provisions regarding confidentiality, non-competition (for a period of one year following the termination date), non-solicitation (for a period of one year following the termination date), and assignment of intellectual property rights.

The table below shows the incremental payments that would be made to the NEOs under the terms of their employment agreements upon the occurrence of certain events if such events were to occur immediately following the Closing Date:

Name and Principal Position	Event	Severance ($)	Equity(2) ($)	Other Payments ($)	Total ($)
Christian Weedbrook(1) Chief Executive Officer	—	—	—	—	—
Michael Trzupek Chief Financial Officer	Termination without Cause	465,000	300,000	67,362	832,362
	Resignation for Good Reason	465,000	300,000	67,362	832,362
	Termination for Cause	—	—	—	—
	Resignation (without Good Reason)	—	—	—	—
	Death or Disability	—	—	—	—
	Discontinuance of Business	—	—	—	—
	Termination without Cause or Resignation for Good Reason within 6 months following Change of Control	465,000	1,800,000	67,362	2,332,362
Rafal Janik(1) Chief Operating Officer	—	—	—	—	—
Rebecca Laramée(1) Chief People Officer	—	—	—	—	—
Natalie Wilmore Chief Legal Officer	Termination without Cause	187,500	—	15,547	203,047
	Resignation for Good Reason	187,500	—	15,547	203,047
	Termination for Cause	—	—	—	—
	Resignation (without Good Reason)	—	—	—	—
	Death or Disability	—	—	—	—
	Discontinuance of Business	—	—	—	—

____________

Notes:

(1)      Amounts reported have been converted to U.S. dollars using an exchange rate of CA$1:US$0.7296, being the daily rate of exchange published by the Bank of Canada for conversion of Canadian dollars into U.S. dollars on December 31, 2025.

(2)      Amounts reported assume a price per NewCo Class B Subordinate Voting Share of $10, and exclude the value of PSUs as their vesting depends on the satisfaction of performance criteria other than the passage of time, the achievement of which is uncertain. However, in the event of his termination without Cause or resignation for Good Reason within 6 months following a change in control, Michael Trzupek’s outstanding PSUs vest with performance to be determined by the NewCo Board. The foregoing assumes achievement at target.

Director Compensation

NewCo’s directors’ compensation program will be designed to attract and retain the most qualified individuals to serve on the NewCo Board. The NewCo Board, through the Governance, Nominating and Compensation Committee, will be responsible for reviewing and approving any changes to the directors’ compensation arrangements. In consideration for serving on the NewCo Board, each director that is not an employee will be paid an annual retainer which may, at the NewCo Board’s discretion, be paid in cash or in some combination of cash and DSUs and will be reimbursed for their reasonable out-of-pocket expenses incurred while serving as directors. NewCo does not anticipate paying meeting fees. Mr. Weedbrook will not receive additional compensation for serving as a director on the NewCo Board.

NewCo intends to benchmark its non-employee director compensation to the 50th percentile of its compensation peer group.

The chart below outlines NewCo’s proposed compensation for non-employee directors. Non-employee directors will each receive a cash and equity retainer for serving on the NewCo Board and a cash retainer for serving on a committee of the NewCo Board.

Type of Fee	Role	Cash Retainer ($)	Equity Retainer ($)	Total Amount ($)
Board Retainer	Lead Independent Director	58,000	140,000	198,000
	Board Member	35,500	140,000	175,500
Committee Retainer Audit Committee	Chair	19,000	—	19,000
	Member	8,000	—	8,000
Governance, Compensation and Nominating Committee	Chair	19,000	—	19,000
	Member	8,000	—	8,000

Director Share Ownership Guidelines

NewCo intends to adopt Guidelines that align the interests of NewCo’s non-employee directors with shareholders. Pursuant to these Guidelines, non-employee directors will be expected to directly or indirectly own Eligible Shares (which, for a non-employee director, are expected to include NewCo Class B Subordinate Voting Shares, NewCo Class A Multiple Voting Shares, and deferred share units) with a value not less than 3 times their annual NewCo Board membership retainer, or, in the case of the chair of the NewCo Board, their annual chair retainer (the “Director Share Ownership Requirement”).

Each non-employee director’s ownership of Eligible Shares will be calculated as of December 31 of each year and compared to the Director Share Ownership Requirement. An individual will be deemed to have met their Director Share Ownership Requirement where the product of (i) the number of Eligible Shares they own and (ii) the greater of (A) the original grant value or acquisition cost and (B) current market value, as applicable, exceeds the applicable Director Share Ownership Requirement.

For purposes of determining compliance with the Director Share Ownership Requirement, amounts paid in any currency other than U.S. dollars will be converted to the U.S. dollar equivalent using the noon spot rate of exchange on the relevant date.

The applicable Director Share Ownership Requirement must be met by fifth anniversary of the non-employee director’s Start Date. The period between the Start Date and the date on which the non-employee director must meet their Director Share Ownership Requirement is the “Acquisition Period”. For existing non-employee directors, the Start Date shall be the Closing Date.

Non-employee directors will be expected to make progress each year towards meeting their applicable Director Share Ownership Requirement. If as of the anniversary of their Start Date the non-employee director’s aggregate Eligible Share ownership as a percentage of their applicable Director Share Ownership Requirement is less than the percentage of the Acquisition Period that has elapsed, then if the non-employee director is given the opportunity to do so, they must retain at least 25% of their annual NewCo Board membership retainer (or in the case of the chair of the NewCo Board, the annual chair retainer) in DSUs or RSUs, until there is no longer a deficiency.

Once the Director Share Ownership Requirement is met, the non-employee director will be expected to maintain at least that level of ownership of Eligible Shares for the duration of their engagement with NewCo.

Omnibus Plan

Non-employee directors are expected to be granted DSUs under the Omnibus Plan in respect of the part of the retainer to be paid in equity. See “— Elements of Compensation — Long-Term Incentive Plan”.

Following the end of an eligible director’s tenure as a member of the NewCo Board, the director will receive NewCo Class B Subordinate Voting Shares, a payment in cash based on the fair market value of the NewCo Class B Subordinate Voting Shares represented by their DSUs, or a combination of the two.

Director Compensation Table

Old Xanadu did not provide any compensation to its non-employee directors with respect to the fiscal year ended December 31, 2025, and did not grant equity awards to its non-employee directors.

The following table sets out information concerning the expected compensation to be earned by, paid to, or awarded to the non-employee directors during the fiscal year ended December 31, 2026.

Name	Fees Earned ($)(1)	Share- Based Awards ($)(2)	Option- Based Awards ($)	Non-Equity Incentive Plan Compensation ($)	Pension Value ($)	All Other Compensation ($)	Total Compensation ($)
Glenda Dorchak	77,000	140,000	—	—	—	—	217,000
William (Bill) Fradin	43,500	140,000	—	—	—	—	183,500
Eliot Pence	43,500	140,000	—	—	—	—	183,500
Michelle Reynolds	54,500	140,000	—	—	—	—	194,500
Heidi Shyu	43,500	140,000	—	—	—	—	183,500

____________

Notes:

(1)      Amount reported represents the cash retainer payable to all board members and is subject to change as board and committee responsibilities are finalized.

(2)      Amounts reported reflect the expected grant date fair value of DSU awards. The number of DSUs expected to be credited to each non-employee director is expected to be determined by dividing the amount to be paid in DSUs as of the award date by the price per NewCo Class B Subordinate Voting Share. The grant date fair values of the DSUs once made are expected to be the same as the accounting fair values under GAAP ASC 718.

Incentive Plan Awards — Value Vested or Earned During the Year

The following table sets out, for each of the non-employee directors, the value of the option-based awards, share-based awards and non-equity incentive plan compensation expected to vest in accordance with their terms during the fiscal year ended December 31, 2026:

Name	Option-Based Awards – Value Vested During the Year ($)	Share-Based Awards – Value Vested During the Year ($)	Non-Equity Incentive Plan Compensation – Value Earned During the Year ($)
Glenda Dorchak	—	140,000	—
William (Bill) Fradin	—	140,000	—
Eliot Pence	—	140,000	—
Michelle Reynolds	—	140,000	—
Heidi Shyu	—	140,000	—

Incentive Plan Awards — Outstanding Option-Based Awards and Share-Based Awards

None of NewCo’s non-employee directors held outstanding option-based awards or share-based awards on the Closing Date.

MANAGEMENT OF newco AFTER THE BUSINESS COMBINATION

Unless the context otherwise requires, references in this section to “we,” “us” or “our” refer to the business of Old Xanadu prior to the consummation of the Business Combination, which will be the business of NewCo and its subsidiaries following the Business Combination.

Executive Officers and Directors After the Business Combination

Christian Weedbrook is currently the sole director and officer of NewCo. Each of the following directors of NewCo are expected to be elected in connection with the Business Combination. Each of the executive officers noted below are currently executive officers of Old Xanadu and NewCo:

Name	Age	Residence	Position
Executive Officers
Christian Weedbrook(1)(6)	49	Toronto, Ontario, Canada	Chief Executive Officer and Director
Michael Trzupek	55	Redmond, Washington, United States	Chief Financial Officer
Rafal Janik	42	Toronto, Ontario, Canada	Chief Operating Officer
Rebecca Laramée	41	Toronto, Ontario, Canada	Chief People Officer
Natalie Wilmore	40	Weston, Connecticut, United States	Chief Legal Officer
Director Nominees
Glenda Dorchak(2)(3)(5)(7)	71	Los Altos Hills, California, United States	Director
William (Bill) I. Fradin(3)(4)(7)	42	New York, New York, United States	Director
Eliot Pence(3)(4)(7)	43	Washington, District of Columbia, United States	Director
Michelle Reynolds(3)(4)(7)	42	Cincinnati, Ohio, United States	Director
Heidi Shyu(3)(5)(7)	72	Arlington, Virginia, United States	Director

____________

(1)      To be appointed to serve as board chair, effective upon the consummation of the Business Combination.

(2)      To be appointed to serve as a lead independent director, effective upon the consummation of the Business Combination.

(3)      To be appointed to serve as a director in connection with the Business Combination.

(4)      Member of the NewCo audit committee (the “Audit Committee”), effective upon the consummation of the Business Combination. Upon appointment, Ms. Reynolds will serve as chair of the Audit Committee.

(5)      Member of the NewCo governance, compensation and nominating committee (the “Governance, Compensation and Nominating Committee”), effective upon the consummation of the Business Combination. Upon appointment, Glenda Dorchak will serve as chair of the Governance, Compensation and Nominating Committee.

(6)      Mr. Weedbrook was elected to the NewCo Board on October 2, 2025. His term will end at the close of NewCo’s next annual meeting of shareholders or until his successor is elected or appointed or his earlier resignation.

(7)      Once elected to serve as a director in connection with the Business Combination, the director’s term will end at the next annual meeting of shareholders following his or her election or until his or her successor is elected or appointed or his or her earlier resignation.

Executive Officers

Christian Weedbrook.    Mr. Weedbrook is our founder and has served as our Chief Executive Officer and a member of our board of directors since September 2016 and as Chief Executive Officer and a Director of NewCo since its incorporation in October 2025. Prior to Old Xanadu, Mr. Weedbrook was a postdoctoral research fellow at the Massachusetts Institute of Technology and the University of Toronto. Mr. Weedbrook has over a decade of industry, government and research experience in quantum computing. Mr. Weedbrook received a B.S. from the University of Queensland and a Ph.D. from the University of Queensland.

We believe Mr. Weedbrook is qualified to serve on the NewCo Board because of his extensive experience in quantum computing and as our founder, Chief Executive Officer and board member.

Michael Trzupek.    Mr. Trzupek has served as our Chief Financial Officer since January 2026. Prior to Old Xanadu, Mr. Trzupek served as the Chief Financial Officer for Imagination Technologies Group Limited, a semiconductor and software design company based in the United Kingdom since May 2022 to December 2025, and as the Chief Financial Officer of Core Scientific, Inc. (Nasdaq: CORZ), one of the largest digital asset mining infrastructure providers in North America, from September 2020 to April 2022. Prior to those roles, Mr. Trzupek served as the Chief Financial Officer of Premera Blue Cross, Washington’s leading health plan, from February 2019 to June 2020. Mr. Trzupek previously served as Group Vice President for Providence St. Joseph Health System, a not-for-profit faith-based health care provider, from

November 2015 to February 2017, and various financial positions at Microsoft Corporation (Nasdaq: MSFT) from March 2007 to October 2014, a multinational technology company, including as General Manager of Finance and General Manager of Venture Integration, focusing on business planning for the company’s hardware products, including Xbox and Surface. Mr. Trzupek began his financial career at Intel Corporation (Nasdaq: INTC), where he served in various financial positions from June 1997 to March 2007, including as Senior Controller of Systems Materials and Manufacturing. Mr. Trzupek has also served as a board member for CaliberCos Inc. (Nasdaq: CWD), a private equity real estate investment firm, since May 2023, and has been a member of its advisory board since May 2019. Mr. Trzupek received his B.S. in chemical engineering from the University of Illinois Urbana-Champaign and an M.B.A. from the University of Chicago.

Rafal Janik.    Mr. Janik has served as our Chief Operating Officer since July 2022, and previously as Head of Product from October 2019 to July 2022 and as Machine Learning Lead from April 2019 to October 2019. Prior to Old Xanadu, Mr. Janik served as Principal Data Scientist (North America) for VDM-Labs, an information technology consulting company, from January 2018 to April 2019, as an independent contractor for Adaxa Technology, a healthcare software company, from October 2016 to January 2018 and as a sole proprietor consultant from January 2012 to January 2018. Mr. Janik received a B.S. in physics from the University of Guelph and a M.S. in biophysics from the University of Guelph in 2008.

Rebecca Laramée.    Ms. Laramée has served as our Chief People Officer since January 2024, as the Head of Human Resources from January 2020 to January 2024, and as Human Resources Consultant from September 2019 to January 2020. Prior to Old Xanadu, Ms. Laramée served as a sole proprietor human resources consultant from January 2018 to September 2019, as a member of the human resources department of the Ontario Securities Commission, a regulatory agency, from June 2017 to November 2017, and as a member of the human resources department of Mount Sinai Hospital (Sinai Health Systems), a medical organization, from June 2012 to September 2016. Ms. Laramée received an HBSc in biology and physiology from the University of Toronto and completed post-graduate courses in human resources management at Seneca College (Polytechnic).

Natalie Wilmore.    Ms. Wilmore has served as our Chief Legal Officer since January 2026. Prior to Old Xanadu, Ms. Wilmore served as Vice President, Deputy General Counsel and Corporate Secretary at Pagaya Technologies Ltd. (Nasdaq: PGY), a global financial services technology company using machine learning, a vast data network and a sophisticated AI-driven approach to provide comprehensive consumer credit and residential real estate products from April 2024 to January 2026, Senior Vice President, Assistant Corporate Secretary, and Associate General Counsel at TelevisaUnivision, Inc., a Spanish-language media company, from November 2022 to August 2023, Head of Corporate, Securities and Compliance, and Assistant Corporate Secretary at Skillz Inc. (NYSE: SKLZ), a mobile gaming platform, from April 2021 to November 2022, and Counsel, Securities and Corporate Governance, and Senior Attorney at International Business Machines Corporation (NYSE: IBM) (“IBM”), a provider of global hybrid cloud and AI, and consulting expertise from June 2017 to April 2021. Ms. Wilmore received a B.A. in politics and romance languages from New York University and a J.D. from New York University School of Law.

Non-Employee Directors

Bill Fradin.    Mr. Fradin serves as SPAC’s Chief Executive Officer and as a director. Mr. Fradin brings almost 20 years of finance experience, including expertise in mergers and acquisitions, private equity, venture capital, and special purpose acquisition companies. Mr. Fradin served as Executive Vice President of Osprey Technology Acquisition Corp., a blank check company, from 2019 to 2021, which successfully completed a $1.1 billion merger with BlackSky Technology (NYSE: BKSY) in September 2021. He also served as an Advisor for Juniper Industrial Holdings, Inc., leading its $1.9 billion merger with Janus International Group (NYSE: JBI) in June 2021. Additionally, he served as Chairman and Chief Executive Officer of Juniper II Corp., a blank check company, and advised Broadscale Acquisition Corp., a blank check company. Broadscale Acquisition Corp. and Juniper II Corp. did not complete business combinations and redeemed all outstanding Class A ordinary shares in December 2022 and October 2023, respectively. Since its formation in September 2016, Mr. Fradin has served as Co-Founder and Managing Director at HEPCO Capital Management. HEPCO is a private investment firm that sponsors capital investments in diverse business sectors, particularly real estate, private operating companies and financial investments. Previously, he was an Investment Professional at JLL Partners from 2007 to 2015, a middle market private equity firm. From June 2005 to June 2007, he was an investment banker at Merrill Lynch & Co. Mr. Fradin holds an A.B. from Harvard College and an M.B.A. from the Wharton School of the University of Pennsylvania.

We believe Mr. Fradin is qualified to serve on the NewCo Board because of his extensive finance and SPAC experience, combined with his proven ability to originate and execute successful deals across various industries.

Eliot Pence.    Mr. Pence has served as Chief Executive Officer and Founder of Dominion Dynamics Inc., a defense firm working to establish sovereign capability in aerospace, autonomy, and command-and-control, since June 2025. Mr. Pence was also a co-founder of Supply Energetics, Inc., a manufacturer of energetic materials, since 2024, and served as General Partner at Tofino Capital, an early-stage investor in frontier market technology companies, since 2022.

From 2024 to 2025, Mr. Pence served as the Chief Business Officer at Osmo Labs, PBC, an artificial intelligence company, and from 2022 to 2024, he served as the Chief Commercial Officer of Cambium Biomaterials, Inc., a defense technology company. Previously, he was the Head of International at Anduril Industries, Inc., a defense technology company that specializes in advanced autonomous systems, from 2018 to 2022, and a senior director at McLarty Associates, the Washington, DC-based advisory firm from 2013 to 2018. Mr. Pence currently serves on the U.S. Trade Representative’s Advisory Committee and the Yale University President’s Council on International Activities. Mr. Pence earned his M.A. from Yale University and his B.A. from the University of Victoria.

We believe Mr. Pence is qualified to serve on the NewCo Board because of his extensive executive leadership and international operations experience.

Michelle Reynolds.    Ms. Reynolds has served as Chief Accounting Officer & Treasurer, Vice President at Reddit, Inc. (NYSE: RDDT), a social media and online community platform, since August 2021. Prior to Reddit, Ms. Reynolds served as Director of Reporting and Consolidations and other positions at Snap Inc. (NYSE: SNAP), a technology and social media company, from April 2016 to October 2018, Group Manager of U.S. Corporate Accounting and other positions at Procter & Gamble (NYSE: PG), a multinational consumer goods corporation, from December 2012 to April 2016, and in Assurance Services as a Certified Public Accountant at Ernst & Young LLP from 2005 to 2012. Ms. Reynolds has also served as a member of the FASB Public Markets Advisory Committee at the Financial Accounting Standards Board since April 2025. Ms. Reynolds received a B.S. in Business in Accountancy from Miami University and is a Certified Public Accountant licensed in Ohio.

We believe Ms. Reynolds is qualified to serve on the NewCo Board because of her extensive experience in finance, accounting, and financial reporting.

Heidi Shyu.    Ms. Shyu has served as President and Chief Executive Officer of Honorable Heidi Shyu, LLC, an aerospace and defense consulting company, since February 2025. Prior to Honorable Heidi Shyu, LLC, Ms. Shyu served as the Undersecretary of Defense for Research & Engineering at the United States Department of Defense from July 2021 to January 2025, President and Chief Executive Officer of Heidi Shyu Inc., an aerospace and defense consulting company, from February 2016 to July 2021, Assistant Secretary of the United States Army for Acquisition, Logistics & Technology and other roles with the United States Army, from 2010 to 2016, and prior to that, in various leadership roles at Raytheon Company, a defense contractor, and Hughes Aircraft Company, an aerospace and defense contractor. Ms. Shyu received her B.S.c. in Mathematics from the University of New Brunswick, an M.S. in Mathematics from the University of Toronto, an M.S. in Systems Science from the University of California, Los Angeles, an Engineer’s Degree from the University of California, Los Angeles and an Honorary Doctor of Science from the University of New Brunswick.

We believe Ms. Shyu is qualified to serve on the NewCo Board because of her extensive experience in government, technology, strategy, and research and development.

Glenda Dorchak.    Ms. Dorchak has spent over thirty years in operational leadership roles in the technology industry and has served as the Chief Executive Officer and advisor of GMD Enterprises, an advisory company, since July 2013. Prior to that, she served as an Executive Vice President and General Manager of Global Business with Spansion, Inc., a flash public semiconductor company. She started her career with 20 years at IBM Corporation, where she held a range of operating roles, including General Manager, PC Direct. She has served on the boards of GlobalFoundries Inc. (Nasdaq: GFS), a semiconductor foundry company, since May 2019, where she serves as the chair of its nominating and governance committee and is a member of its audit and risk committee, and Cerebras Systems Inc., a private AI company, since July 2024, where she serves as the chair of its compensation committee and is a member of its audit committee.

Ms. Dorchak also previously served as an independent director on the boards of directors for Ansys Inc., (Nasdaq: ANSS), a software company, from July 2018 to July 2025, Wolfspeed, Inc. (NYSE: WOLF), a semiconductor company, from January 2020 to July 2025; Viavi Solutions Inc. (Nasdaq: VIAV), a network test, monitoring and assurance company, from November 2019 to October 2021, Mellanox Technologies Ltd. (Nasdaq: MLNX), a

multinational supplier of computer networking products from June 2009 to April 2020, Quantenna Communications (Nasdaq: QNTA), a pioneer in high-performance Wi-Fi semiconductor solutions, from June 2018 to July 2019, Energy Focus, Inc. (Nasdaq: EFOI), a technology innovation leader in energy-efficient LED lighting solutions from July 2015 to February 2019, and Intrinsyc Technologies Corporation (TSX: ITC), a trusted provider of high-performance engineering, software, and IT solutions for government and commercial partner from July 2006 to November 2008.

We believe Ms. Dorchak is qualified to serve as a member of our board of directors because of her experience in technology and as an executive and director of public companies.

Family Relationships and Other Arrangements

There are no family relationships among NewCo’s directors, director nominees and executive officers.

Related Party Transactions

Conflicts of interest are discussed in the section entitled “Certain Company Relationships and Related Party Transactions — Old Xanadu and NewCo Relationships and Related Party Transactions.”

Penalties or Sanctions, Individual Bankruptcies and Corporate Cease Trade Orders and Bankruptcies

None of the proposed directors or executive officers of NewCo, and to the best of NewCo’s knowledge, no shareholder that, following completion of the Business Combination, is expected to hold a sufficient number of securities to affect materially the control of NewCo, has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority or been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor making an investment decision.

None of the proposed directors or executive officers of NewCo, and to the best of NewCo’s knowledge, no shareholder that, following the completion of the Business Combination, is expected to hold a sufficient number of securities to affect materially the control of NewCo, has, within the 10 years prior to the date of this proxy statement/prospectus, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

None of the proposed directors or executive officers of NewCo, and to the best of NewCo’s knowledge, no shareholder that, following the completion of the Business Combination, is expected to hold a sufficient number of securities to affect materially the control of NewCo is, as at the date of this proxy statement/prospectus, or has been within the 10 years before the date of this proxy statement/prospectus: (a) a director, chief executive officer or chief financial officer of any company that was subject to an order that was issued while the director or executive officer was acting in the capacity as director, chief executive officer or chief financial officer; (b) was subject to an order that was issued after the director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or (c) a director or executive officer of any company that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets. For the purposes of this paragraph, “order” means a cease trade order, an order similar to a cease trade order or an order that denied the relevant company access to any exemption under securities legislation, in each case, that was in effect for a period of more than 30 consecutive days.

Annual Meetings

Under the OBCA and the Proposed By-laws, NewCo must hold its first annual meeting of shareholders within 18 months after the date on which it was incorporated, and after that must hold an annual meeting not later than 15 months after the last annual meeting at such time and place in or outside the Province of Ontario. Alternatively, a meeting of shareholders may be held entirely by one or more telephonic or electronic means or by any combination of in-person attendance and by one or more telephonic or electronic means unless the meeting is held entirely by means of a telephonic, electronic or other communication facility.

Board and Shareholder Ability to Call Shareholder Meetings

The Proposed By-laws will provide that meetings of the shareholders may be called by the NewCo Board at such time in each year as the NewCo Board may from time to time determine. In addition, under the OBCA, the holders of not less than 5% of the issued shares of a corporation that carry the right to vote at a meeting sought to be held may requisition that the directors call a meeting of shareholders for the purposes stated in the requisition. Upon receiving a requisition to call a meeting of shareholders, the directors must, within 21 days after receiving the requisition, call a meeting of shareholders to transact the business stated in the requisition unless a record date has been fixed for a meeting of shareholders and notice of the meeting has been given in accordance with the OBCA; the directors of NewCo have called a meeting of shareholders and have given notice of the meeting in accordance with the OBCA; or the business of the meeting as stated in the requisition includes certain matters, including, but not limited to, a proposal the primary purpose of which is to enforce a personal claim or redress a personal grievance against the corporation or its directors, officers or security holders. If the directors do not call such a meeting within 21 days after receiving the requisition, any shareholder who signed the requisition may call the meeting. The corporation must reimburse the requisitioning shareholders for the expenses reasonably incurred by them in requisitioning, calling and holding the meeting unless the shareholders have not acted in good faith and in the interest of the shareholders of the corporation generally.

Shareholder Meeting Quorum

The Proposed By-laws will provide that a quorum of shareholders is present at a meeting of shareholders, provided that a quorum shall not be less than two Persons (as defined in the Proposed By-laws, if the holders of at least twenty-five percent (25%) of the shares of NewCo entitled to vote at the meeting are present in person or represented by proxy.

Voting Rights

Under the OBCA, at any meeting of shareholders at which a quorum is present, any action that must or may be taken or authorized by the shareholders, except as otherwise provided under the OBCA, the Proposed Articles of Amendment or the Proposed By-laws, may be taken or authorized by an “ordinary resolution,” which is a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings. The Proposed By-laws will provide that every motion put to a vote at a meeting of shareholders will be decided by a show of hands unless a ballot is directed by the chair or demanded by any shareholder entitled to vote who is present in person or by proxy, or otherwise required by the OBCA. Votes by a show of hands or functional equivalent result in each person having one vote regardless of the number of shares such person is entitled to vote or the votes attaching to such shares. If voting is conducted by ballot, each person is entitled to the number of votes attaching the shares such person is entitled to vote.

Shareholder Action by Written Consent

Under the OBCA, shareholder action without a meeting may be taken by a resolution signed by all the shareholders or their attorney authorized in writing entitled to vote on that resolution at a meeting of shareholders. A written resolution of shareholders is as valid as if it had been passed at a meeting of those shareholders. A written resolution of shareholders dealing with all matters required by the OBCA to be dealt with at a meeting of shareholders, and signed by all the shareholders or their attorney authorized in writing entitled to vote on that resolution at that meeting, satisfies all the requirements of the OBCA relating to that meeting of shareholders.

Access to Books and Records and Dissemination of Information

NewCo must keep at its registered office, or at such other place as the OBCA may permit, the documents, copies, registers, minutes and other records which NewCo is required by the OBCA to keep at such places. NewCo must prepare and maintain, among other specified documents, adequate accounting records. Under the OBCA, any director, shareholder or creditor of NewCo may, free of charge, examine certain of NewCo’s records during the usual business hours of NewCo.

Corporate Governance

The Canadian Securities Administrators (the “CSA”) have issued corporate governance guidelines pursuant to National Policy 58-201 — Corporate Governance Guidelines (the “CSA Corporate Governance Guidelines”), together with certain related disclosure requirements pursuant to National Instrument 58-101 — Disclosure of

Corporate Governance Practices (“NI 58-101”). The CSA Corporate Governance Guidelines are recommendations respecting reporting issuer corporate governance, including the CSA’s recommendations on the composition of a company’s board of directors (or similar body for a non-corporate entity), director independence, board mandates and position descriptions for the board chair, committee chairs, and the CEO, orientation and continuing education, written codes of conduct or ethics, nomination of directors, compensation and regulator board assessments.

NewCo recognizes that good corporate governance plays an important role in its overall success and in enhancing shareholder value and, accordingly, has adopted, or will be adopting in connection with the closing of the Business Combination, certain corporate governance policies and practices which reflect its consideration of the recommended CSA Corporate Governance Guidelines.

The disclosure set out below includes disclosure required by NI 58-101 describing NewCo’s anticipated approach to corporate governance in relation to NewCo’s corporate governance guidelines expected to be adopted upon completion of the Business Combination (the “Corporate Governance Guidelines”).

Election and Appointment of Directors

The Proposed Articles of Amendment will not provide for the board of directors to be divided into classes.

At any meeting of NewCo’s Shareholders at which directors are to be elected, a separate vote of NewCo Shareholders entitled to vote will be taken with respect to each candidate nominated for director. Pursuant to the OBCA, any casual vacancy occurring on the NewCo Board may be filled by a quorum of the remaining directors, subject to certain exceptions. If NewCo does not have a quorum of directors, or if there has been a failure to elect the number of directors required by the Proposed Articles of Amendment or the OBCA, the directors then in office must forthwith call a special meeting of shareholders to fill the vacancy and, if the directors fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder of NewCo.

Pursuant to the OBCA, where empowered by a special resolution, the NewCo directors may, determine the number of directors to be elected at an annual meeting, which special resolution is expected to be adopted by NewCo prior to completion of the Business Combination. In addition, where empowered by special resolution, between meetings of shareholders, the NewCo directors may appoint one or more additional directors, but the number of additional directors may not exceed one third times the number of directors required to have been elected at the last annual meeting of shareholders. For purposes of the OBCA, a special resolution is a resolution submitted to a meeting of shareholders duly called for the purpose of considering the resolution and passed at the meeting by at least two-thirds of the votes cast or consented to in writing by all shareholders entitled to vote at such a meeting.

Under the OBCA, there are no director residency requirements. The minimum number of directors NewCo may have is one and the maximum number of directors NewCo may have is ten, as set out in the Proposed Articles of Amendment. The OBCA provides that any amendment to the Proposed Articles of Amendment to increase or decrease the minimum or maximum number of NewCo’s directors requires the approval of NewCo’s Shareholders by a special resolution.

Orientation and Continuing Education

Following closing of the Business Combination, it is expected that the NewCo Board will implement an orientation program for new directors. The Governance, Compensation and Nominating Committee will be responsible for developing and overseeing an orientation, education and training program for new directors and ongoing educational and training opportunities for all directors. Directors will be encouraged to be involved in continuing director education on an ongoing basis to enable them to better perform their duties and to recognize and appropriately address issues that arise. The chair of each committee will be responsible for coordinating orientation and continuing director development programs relating to the committee’s mandate.

Director Term Limits and Other Mechanisms of Board Renewal

Following closing of the Business Combination, NewCo will maintain a process of board renewal and succession planning. The NewCo Board is committed to a process of board renewal and succession-planning for directors which seeks to bring fresh thinking and new perspectives to the NewCo Board while maintaining an appropriate degree of continuity and adequate opportunity for transition of board and committee roles and responsibilities. In accordance with the Corporate Governance Guidelines, a non-management director will not stand for re-election at the first annual meeting of shareholders after the 12th anniversary of the date on which the director first began serving on the board; provided that, in special circumstances (including to facilitate orderly board renewal) and on the recommendation of the Governance, Compensation and Nominating Committee, a non-management director may continue to stand for re-election so long as the director continues to receive solid annual performance assessments and meets other NewCo Board policies or legal requirements for board service.

Removal of Directors

Pursuant to the OBCA, NewCo Shareholders may remove any director before the expiration of his or her term of office by ordinary resolution at an annual or special meeting of shareholders, provided that, where the holders of any class or series of shares of NewCo have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series. In that event, the shareholders may elect, by ordinary resolution, another individual as director to fill the resulting vacancy. For purposes of the OBCA, an ordinary resolution is a resolution submitted to a meeting of shareholders duly called for the purpose of considering the resolution and passed at the meeting by at least a simple majority of the votes cast or consented to in writing by all shareholders entitled to vote at such a meeting.

Proceedings of Board of Directors

At all meetings of the NewCo Board, every question will be decided by a majority of the votes cast and, in the case of an equality of votes, the chair of the meeting will not have a second or casting vote. A resolution of the directors or of any committee of the directors consented to in writing by all of the directors entitled to vote on it is as valid and effective as if it had been passed at a meeting of the directors or of the committee of the directors duly called and held.

NewCo Board of Directors Conflicts of Interest

Any NewCo director who is a party to a material contract or transaction or proposed material contract or transaction with NewCo, or is a director or an officer of, or has a material interest in, any Person (as defined in the Proposed By-laws) who is a party to a material contract or transaction or proposed material contract or transaction with NewCo, must disclose in writing or request to have entered in the minutes of meetings of directors the nature and extent of such interest, and any such director shall not attend any part of a meeting of directors during which the contract or transaction is discussed and shall refrain from voting in respect thereof unless otherwise permitted by the OBCA.

If no quorum exists for the purpose of voting on such a resolution only because a director is not permitted to be present at the meeting due to a conflict of interest, the remaining directors shall be deemed to constitute a quorum for the purposes of voting on the resolution. Directors will also be required to comply with the relevant provisions of the OBCA regarding conflicts of interest. NewCo will also adopt a related party transactions policy.

Requirements for Advance Notification of Shareholder Nominations

Pursuant to the Proposed By-laws and subject only to the OBCA, the Proposed Articles of Amendment and applicable securities laws, NewCo Shareholders of record entitled to vote will only be able to nominate persons for election to the NewCo Board by providing proper notice to NewCo’s corporate secretary, Natalie Wilmore. In the case of annual meetings, proper notice must be given not less than 30 days (or where notice and access is used for the delivery of applicable proxy related materials, 40 days) prior to the date of the annual meeting. However, in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the “Notice Date”) on which the first public announcement of the meeting was made, the notice must be given not later than the close of business on the 10th day following the Notice Date. In the case of a special meeting called for the purpose of electing directors and which is not also an annual meeting of NewCo Shareholders, the notice must be given not later than the close of business on the 15th day following the date on which the first public announcement of the special meeting was made. Such notice must include, among other information, certain information with respect to each shareholder nominating persons for elections to the NewCo Board, a written consent of each nominee consenting to serve as a director of NewCo, disclosure about any proxy, contract, arrangement, understanding or relationship pursuant to which the nominating shareholder has a right to vote shares of NewCo and any other information NewCo may reasonably require to determine the eligibility of the nominee to serve as a director of NewCo.

Approval of Amalgamations, Mergers and Other Corporate Transactions

Under the OBCA, certain corporate actions, such as: (i) amalgamations (other than with certain affiliated corporations); (ii) continuances; (iii) sales, leases or exchanges of all, or substantially all, the property of a corporation other than in the ordinary course of business; (iv) reductions of stated capital for any purpose, including in connection with the payment of special distributions (subject, in certain cases, to the satisfaction of solvency tests); and (v) other actions such as liquidations, or arrangements, must be approved by a special resolution of NewCo Shareholders.

In certain specified cases where share rights or special rights may be prejudiced or interfered with, a special resolution of shareholders to approve the corporate action in question affecting the share rights or special rights, is also required to be approved separately by the holders of a class or series of shares, including a class or series of shares not otherwise carrying voting rights. In specified extraordinary corporate actions, such as approval of plans of arrangements and amalgamations all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.

Limitations on Director Liability, Indemnification of Directors and Officers and Insurance

Under the OBCA, no provision in a contract, the articles or the by-laws of a corporation or a resolution relieves a director or officer from the duty to act in accordance with the OBCA and its related regulations or relieves him or her from liability for a breach of the OBCA or its regulations.

A director is not liable under the OBCA for certain acts if the director exercised the care, diligence and skill that a reasonably prudent person would have exercised in comparable circumstances, including reliance, in good faith, on (i) financial statements of the corporation represented to the director by an officer of the corporation or in a written report of the auditor of the corporation to fairly reflect the financial position of the corporation in accordance with generally accepted accounting principles; (ii) an interim or other report of the corporation represented to the director by an officer of the corporation to fairly reflect the financial position of the corporation in accordance with generally accepted accounting principles; (iii) a report or advice of an officer or employee of the corporation, where it is reasonable in the circumstances to rely on the report of advice; or (iv) a report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person.

Under the OBCA, NewCo may indemnify its current or former directors or officers or another individual who acts or acted at NewCo’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with NewCo or another entity.

The OBCA also provides that NewCo may advance monies to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual must repay the monies if the individual does not fulfill the conditions described below.

However, indemnification is prohibited under the OBCA unless the individual (i) acted honestly and in good faith with a view to the best interests of the corporation, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the corporation’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Under the Proposed By-laws, NewCo will indemnify to the fullest extent permitted by the OBCA (i) any director or officer of NewCo; (ii) any former director or officer of NewCo; (iii) any individual who acts or acted at NewCo’s request as a director or officer, or in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, or investigative action or other proceeding in which the individual is involved because of that association with NewCo or other entity.

NewCo may also, pursuant to the OBCA and the Proposed By-laws, purchase and maintain insurance, for each director and officer against any liability incurred by the director or officer as a result of their holding office in NewCo or a related entity if the individual acts or acted in that capacity at the request of NewCo. NewCo intends to obtain a customary directors’ and officers’ insurance policy.

Derivative Suits and Oppression Remedy

Under the OBCA, a complainant (being a current or former director, officer or security holder of a corporation, which includes a beneficial shareholder, and any other person that a court considers to be a proper person to make such an application) of NewCo may apply to the Ontario Superior Court of Justice for leave to bring an action in the name and on behalf of NewCo or any of its subsidiaries, or to intervene in an existing action to which NewCo or any of its subsidiaries is a party, for the purpose of prosecuting, defending or discontinuing an action on behalf of NewCo or any of its subsidiaries.

No such action may be brought and no intervention in any action may be made unless the complainant has given the requisite notice of the application for leave to the directors of NewCo or its subsidiary of the complainant’s intention to apply to the court and the court is satisfied that (i) the directors of NewCo or its subsidiary will not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to be in the best interests of NewCo or its subsidiary for the action to be brought, prosecuted, defended or discontinued.

Under the OBCA, the court in a derivative action may make any order it thinks fit.

Under the OBCA, a complainant, and, in the case of a public corporation, the Ontario Securities Commission, may apply to the Ontario Superior Court of Justice for any interim or final order the court thinks fit, including, but not limited to, an order restraining the conduct complained of, where the court is satisfied that, in respect of NewCo or any of its affiliates, any act or omission of NewCo or any of its affiliates effects or threatens to effect a result, the business or affairs of NewCo or any of its affiliates are, have been or are threatened to be carried on or conducted in a manner, or the powers of the directors of NewCo or any of its affiliates are, have been or are threatened to be exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interests of any security holder, creditor, director or officer of NewCo.

Foreign Private Issuer Status

After the consummation of the Business Combination, NewCo is expected to qualify as a “foreign private issuer” under the securities laws of the United States and the rules of Nasdaq. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. NewCo intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and Nasdaq’s listing standards.

Board Mandate

The NewCo Board will be responsible for supervising the management of NewCo’s business and affairs, including providing guidance and strategic oversight to management. The NewCo Board will adopt a formal mandate in the form set forth in Annex J, that includes responsibilities for the following:

•        overseeing NewCo’s performance and the quality, depth and continuity of management needed to meet NewCo’s strategic objectives;

•        appointing NewCo’s Chief Executive Officer;

•        taking steps to satisfy itself as to the integrity of NewCo’s Chief Executive Officer and other senior executive officers and that NewCo’s Chief Executive Officer and other senior executive officers create a culture of integrity throughout the organization; and

•        reviewing and approving management’s strategic and business plans.

The NewCo Board will also adopt position descriptions for the board chair, lead independent director, Chief Executive Officer, committee chairs and individual directors.

Board Committees

Upon consummation of the Business Combination, NewCo will establish a separately standing Audit Committee and Governance, Compensation and Nominating Committee.

Audit Committee

Effective upon consummation of the Business Combination, NewCo will establish the Audit Committee, which will consist of at least three members, each of whom the NewCo Board is expected to determine is independent under Nasdaq listing rules, the TSX listing rules, NI 58-101, National Instrument 52-110 — Audit Committees (“NI 52-110”) and Rule 10A-3 under the Exchange Act. Each member of the Audit Committee is expected to meet the financial literacy requirements of Nasdaq, TSX and NI 52-110, as applicable, and at least one member will qualify as an “audit committee financial expert” under applicable SEC rules.

The Audit Committee is expected to consist of three directors, all of whom will be persons determined by the NewCo Board to be independent directors and all of whom will be persons who are financially literate, in each case, within the meaning of NI 52-110. The Audit Committee members have an understanding of the accounting principles used to prepare financial statements and varied experience as to the general application of such accounting principles, as well as an understanding of the internal controls and procedures necessary for financial reporting. For additional details regarding the relevant education and experience of each member of the Audit Committee, see the subsection entitled “Executive Officers and Directors After the Business Combination”.

The NewCo Board is expected to adopt, effective upon completion of the Business Combination, the Audit Committee Charter in the form set forth in Annex K, which details the principal functions of the Audit Committee. This includes the responsibility for the oversight of, among other things as may be delegated by the NewCo Board from time to time:

•        NewCo’s financial statements and financial reporting processes;

•        the audit process and NewCo’s internal control over financial reporting, disclosure controls and procedures, and compliance with other related legal and regulatory requirements;

•        the qualifications and independence of NewCo’s external auditors;

•        the work of NewCo’s financial management, internal auditors and external auditors;

•        NewCo’s enterprise risk management, privacy and data security and monitoring of such matters;

•        legal and regulatory compliance;

•        financial reporting risk;

•        equity investments, acquisitions and divestitures that may have a material effect on financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves, or significant components of revenues or expenses;

•        matters pertaining to NewCo’s material policies and practices respecting cash management and material financing strategies or policies or proposed financing arrangements and objectives; and

•        public disclosure items such as earnings press releases, financial information and guidance and other public reporting requirements.

It will be the responsibility of the Audit Committee to maintain free and open means of communication between the Audit Committee, NewCo’s external auditors, and NewCo’s management. The Audit Committee will be given full access to NewCo’s management, records, and external auditors as necessary to carry out these responsibilities. The Audit Committee will have the authority to carry out such special investigations as it sees fit in respect of any matters within its various roles and responsibilities. NewCo will provide appropriate funding, as determined by the Audit Committee, for the payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

Governance, Compensation and Nominating Committee

Effective upon consummation of the Business Combination, NewCo will establish the Governance, Compensation and Nominating Committee, which will consist of at least three members and will be comprised solely of directors who either meet or exceed the independence requirements of Nasdaq and who are “independent” within the meaning of NI 58-101 and will satisfy any additional independence requirements under applicable U.S. and Canadian securities laws and the TSX listing rules.

The NewCo Board is expected to adopt, effective upon completion of the Business Combination, a Governance, Compensation and Nominating Committee Charter, which details the principal functions of the Governance, Compensation and Nominating Committee. The Governance, Compensation and Nominating Committee’s purpose will be to assist the NewCo Board in:

•        NewCo’s overall compensation philosophy, including developing compensation structure for its senior management including salaries, annual and long-term incentive plans including plans involving share issuances and other share-based awards;

•        establishing policies and procedures designed to identify and mitigate risks associated with NewCo’s compensation policies and practices;

•        assessing the compensation of NewCo’s directors;

•        developing benefit retirement and savings plans and administering NewCo’s equity-based incentive plans;

•        the appointment, performance, evaluation and compensation of NewCo’s senior management;

•        the recruitment, development and retention of NewCo’s senior management;

•        overseeing talent management and succession planning systems and processes relating to NewCo’s executive officers;

•        developing NewCo’s corporate governance guidelines and principles and providing us with governance leadership;

•        identifying individuals qualified to be nominated as members of the NewCo Board;

•        monitoring compliance with NewCo’s principal corporate policies, including its Code of Business Conduct and Ethics;

•        developing policies and search protocols, as appropriate, to promote diversity of board members and NewCo’s management team;

•        reviewing the structure, composition and mandate of NewCo’s board committees; and

•        evaluating the performance and effectiveness of the NewCo Board and committees thereof.

The Governance, Compensation and Nominating Committee will be responsible for establishing and implementing procedures to evaluate the performance and effectiveness of the NewCo Board, committees thereof and the contributions of individual directors. The Governance, Compensation and Nominating Committee will also take reasonable steps to evaluate and assess, on an annual basis, directors’ performance and effectiveness of the NewCo Board, its committees, individual board members, the board chair, lead independent director and committee chairs. The assessment will address, among other things, individual director independence, individual director and overall board skills, and individual director financial literacy. The NewCo Board will receive and consider the recommendations from the Governance, Compensation and Nominating Committee regarding the results of the evaluation of the performance and effectiveness of the NewCo Board, its committees, individual board members, the board chair, the lead independent director and committee chairs. Governance, Compensation and Nominating Committee will also be responsible for orientation and continuing education programs for NewCo’s directors. See also “Management of NewCo After the Business Combination — Orientation and Continuing Education.”

The Governance, Compensation and Nominating Committee will have the authority to retain, at NewCo’s expense, independent legal, financial, compensation consulting and other advisors to assist the Governance, Compensation and Nominating Committee.

Compensation Committee Interlocks and Insider Participation

None of NewCo’s proposed executive officers currently serves, and in the past year has not served, (i) as a member of the compensation committee or the board of directors of another entity, one of whose officers is expected to serve on the Governance, Compensation and Nominating Committee, or (ii) as a member of the compensation committee of another entity, one of whose officers is expected to serve on the NewCo Board.

Independence of Directors

NewCo will apply to have the NewCo Class B Subordinate Voting Shares listed on Nasdaq and the TSX under the ticker symbol “XNDU”, respectively. Any such listing of the NewCo Class B Subordinate Voting Shares will be conditional upon NewCo fulfilling all of the listing requirements and conditions of the TSX and Nasdaq, respectively. There is no assurance that the TSX or Nasdaq will approve NewCo’s listing applications. It is a condition to completion of the Business Combination that the TSX and Nasdaq have approved the listing of the NewCo Class B Subordinate Voting Shares.

As a result, NewCo will adhere to the rules of Nasdaq and applicable Canadian securities laws in determining whether a director is independent. The NewCo Board will consult with its counsel to ensure that its determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The listing standards of Nasdaq generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Each of the NewCo director nominees, except for Christian Weedbrook, our Chief Executive Officer, is expected to be determined to be an Independent Director by the NewCo Board.

Risk Oversight

The NewCo Board will oversee the risk management activities designed and implemented by NewCo’s management. The NewCo Board will execute its oversight responsibility both directly and through its committees. The NewCo Board will also consider specific risk topics, including risks associated with its strategic initiatives, business plans and capital structure. NewCo’s management, including its executive officers, will be primarily responsible for managing the risks associated with operation and business of NewCo and will provide appropriate updates to the NewCo Board and the Audit Committee. The NewCo Board will delegate to the Audit Committee oversight of its risk management process, the Governance, Compensation and Nominating Committee will also consider risk as it performs its respective committee responsibilities. Both committees will report to the NewCo Board as appropriate, including when a matter rises to the level of material or enterprise risk.

Shareholder Communications with the NewCo Board

NewCo Shareholders and interested parties may communicate with the NewCo Board, any committee chairperson or the independent directors as a group by writing to the NewCo Board or committee chairperson in care of NewCo’s corporate secretary, Natalie Wilmore.

Insider Trading Policy

Upon closing of the Business Combination, NewCo intends to adopt an insider trading policy that applies to its directors, officers and employees and will, among other things, prohibit: (i) trading in NewCo securities while in possession of material non-public information about NewCo; (ii) recommending or encouraging others to trade, or disclosing material non-public information; (iii) trading by designated personnel during regularly scheduled and discretionary blackout periods; and (iv) for insiders and senior employees, prohibit short sales, hedging or monetization transactions and other derivative transactions involving, directly or indirectly, NewCo securities.

Code of Business Conduct and Ethics

In connection with the Business Combination, NewCo intends to adopt the Code of Business Conduct and Ethics and to post the Code of Business Conduct and Ethics and any amendments to or any waivers from a provision of the Code of Business Conduct and Ethics on its website, and also intends to disclose any amendments to or waivers of certain provisions of its Code of Business Conduct and Ethics in a manner consistent with NI 58-101 and the applicable rules or regulations of the SEC and Nasdaq. The Governance, Compensation and Nominating Committee will be responsible for overseeing compliance with the Code of Business Conduct and Ethics and will receive reports from management regarding compliance.

Diversity

The following information in this “Diversity” subsection is being provided pursuant to Form 58-101F1 — Corporate Governance Disclosure of the Canadian Securities Administrators.

NewCo recognizes the importance and benefits of a board of directors and senior management composed of highly talented and experienced individuals and the need to foster and promote diversity among board members and senior management. As of the date of this proxy statement/prospectus, NewCo does not have a formal written policy regarding the identification and evaluation of candidates for board of directors based on specific diversity criteria. This is primarily due to the recent formation and transition of our Board in connection with this offering.

We believe that a diverse board is critical to our long-term success. While we have not yet adopted a formal policy, NewCo’s board of directors is committed to a thoughtful and deliberate approach to governance. We believe that rushing the implementation of a diversity policy without comprehensive evaluation could result in a framework that does not fully serve the unique strategic needs of our business.

In the interim, the Governance, Compensation and Nominating Committee will, when identifying candidates to nominate for election to the NewCo Board or to appoint as senior management, and in its review of senior management succession planning and talent management:

•        consider individuals who are highly qualified, based on their talents, experience, functional expertise and personal skills, character and qualities having regard to NewCo’s current and future plans and objectives, as well as anticipated regulatory and market developments;

•        consider criteria that promote diversity, including with regard to gender, ethnicity, and other dimensions;

•        consider the level of representation of women on its board of directors and in senior management positions, along with other markers of diversity, when making recommendations for nominees to the NewCo Board or for appointment as senior management and in general with regard to succession planning for the NewCo Board and senior management; and

•        as required, develop policies and search protocols to promote diversity of board members and NewCo’s management team and engage qualified independent external advisors to assist in conducting searches for candidates who meet the NewCo Board’s criteria regarding skills, experience and diversity.

Upon completion of the Business Combination, there will be three women on the NewCo Board, representing 50% of the directors upon Closing. There will be one member of visible minorities (as defined in the Employment Equity Act (Canada) on the NewCo Board. There will be two women executive officers upon Closing, representing 40% of executive officers.

Alternative Forum

The Proposed By-laws will provide that, unless NewCo consents in writing to the selection of an alternative forum and except as set out below, the courts of the Province of Ontario, Canada and the appellate courts therefrom, to the fullest extent permitted by law, will be the sole and exclusive forum for any derivative action or proceeding brought on behalf of NewCo, any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of NewCo to NewCo, any action or proceeding asserting a claim arising pursuant to any provision of the OBCA or the Proposed Articles of Amendment or the Proposed By-laws (as either may be amended from time to time), or any action or proceeding asserting a claim or otherwise related to the affairs of NewCo. The Proposed By-laws will also provide that, notwithstanding the foregoing, unless NewCo consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will have exclusive jurisdiction for the resolution of any complaint filed in the United States asserting a cause of action arising under the Securities Act or the Exchange Act. Investors cannot waive compliance with the U.S. federal securities laws and the rules and regulations thereunder.

Amendment of the Proposed Articles of Amendment, the Proposed By-laws and Alteration of Share Capital

Under the OBCA, NewCo may amend its articles by special resolution. A special resolution is generally required to approve corporate matters that may materially affect the rights of shareholders or are of a transformative nature for the corporation, including, but not limited to, changes to the corporation’s authorized capital structure, changes to the rights privileges, restrictions and conditions in respect of any of the corporation’s shares, a change in the corporation’s name, the winding up, dissolution or liquidation of the corporation, and a plan of arrangement with shareholders.

Under the OBCA, the NewCo Board may, by resolution, make, amend or repeal any by-laws that regulate the business of affairs of NewCo. Where the directors make, amend or repeal any by-law, they must submit the by-law, amendment or repeal to NewCo’s Shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal. Where a by-law is made, amended or repealed by the directors, the by-law, amendment or repeal is effective from the date of the resolution of the directors until it is confirmed, amended or rejected by shareholders (or, if the directors fail to submit the by-law, amendment or repeal to shareholders, until the date of the shareholders meeting at which it should have been submitted).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus. All dollar amounts are expressed in thousands of United States dollars (“$”), unless otherwise indicated.

Introduction

The following unaudited pro forma condensed combined financial statements of NewCo are provided to aid you in your analysis of the financial aspects of the Transactions (including the PIPE Financing).

The unaudited pro forma condensed combined financial statements have been prepared based on the NewCo historical financial statements, the SPAC historical financial statements and the Old Xanadu historical consolidated financial statements as adjusted to give effect to the Transactions. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on September 30, 2025. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2025 and the year ended December 31, 2024 give effect to the Transactions as if they had occurred on January 1, 2024.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. Further, the pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial statements have been derived from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the historical audited financial statements of NewCo as of October 2, 2025 (inception), and related notes included elsewhere in this proxy statement/prospectus;

•        the historical unaudited financial statements of SPAC as of and for the period from January 2, 2025 (inception) to September 30, 2025, and related notes as previously filed;

•        the historical unaudited consolidated financial statements of Old Xanadu as of and for the nine months ended September 30, 2025 and related notes included elsewhere in this proxy statement/prospectus;

•        the historical audited consolidated financial statements of Old Xanadu as of and for the fiscal year ended December 31, 2024, and the related note included elsewhere in this proxy statement/prospectus; and

•        the sections entitled “Old Xanadu Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included elsewhere in this proxy statement/prospectus and the section entitled “SPAC Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included elsewhere in this proxy statement/prospectus.

Description of the Transactions

On November 3, 2025, Old Xanadu entered into the Business Combination Agreement with SPAC and NewCo. Upon Closing, NewCo will have three authorized classes of shares, NewCo Class A Multiple Voting Shares, NewCo Class B Subordinate Voting Shares and NewCo Preferred Shares issuable in series, of which only NewCo Class A Multiple Voting Shares and NewCo Class B Subordinate Voting Shares will be issued and outstanding.

The Business Combination will be effected pursuant to the Plan of Arrangement and completed through the following steps, subject to the terms and conditions of the Business Combination Agreement and the Plan of Arrangement:

•        On the date on which SPAC effects the Continuance and prior to the submission for the Final Order, SPAC will continue from the Cayman Islands Companies Act to the OBCA, and, in connection therewith, each issued and outstanding SPAC Class A Share, and SPAC Class B Share will become, respectively, a SPAC

Class A Share and a SPAC Class B Share of SPAC as continued, and each outstanding SPAC Right will, from and after the Continuance, represent the right to receive one-tenth (1/10) of one SPAC Class A Share of the SPAC as continued, in each case in accordance with their terms.

•        At the Effective Time: (i) each outstanding Old Xanadu Preferred Share will be converted into and exchanged for one Old Xanadu Voting Common Share; and (ii) one minute thereafter, (A) each outstanding Old Xanadu Voting Common Share (including those issued upon conversion of Old Xanadu Preferred Shares) will be transferred to NewCo in exchange for NewCo Class A Multiple Voting Shares, and (B) each outstanding Old Xanadu Non-Voting Common Share will be transferred to NewCo in exchange for NewCo Class B Subordinate Voting Shares, in each case, in a number equal to the Exchange Ratio (as defined in the Business Combination Agreement), with no fractional NewCo Shares to be issued. No NewCo Shares will be issued to registered holders of Old Xanadu Common Shares who validly exercise dissent rights under Section 185 of the OBCA, as modified by the Interim Order, having the rights set forth in the Plan of Arrangement (which have been contractually waived).

•        One minute after the foregoing, each Old Xanadu Voting Option outstanding immediately prior to the Effective Time (whether vested or unvested and notwithstanding the terms of any Old Xanadu equity incentive plan) will be exchanged for NewCo MVS Options and, (ii) each Old Xanadu Non-Voting Option outstanding immediately prior to the Effective Time (whether vested or unvested and notwithstanding the terms of any Old Xanadu equity incentive plan) will be exchanged for NewCo SVS Options.

•        One minute after the forgoing, (i) the SFTrust Warrants outstanding immediately prior to the Effective Time will be exchanged for NewCo MVS Warrants and, (ii) the RBC Warrant outstanding immediately prior to the Effective Time will be exchanged for NewCo SVS Warrants.

•        Each issued and outstanding SPAC Right will be exercised for one-tenth (1/10) of a SPAC Class A Share, and each SPAC Class A Share and SPAC Class B Share will be transferred to NewCo in exchange for one NewCo Class B Subordinate Voting Share, in each case, as provided in the Plan of Arrangement.

Concurrently with the execution of the Business Combination Agreement, NewCo entered into subscription agreements with the PIPE Investors, pursuant to which, subject to the consummation of the Business Combination, the PIPE Investors agreed to subscribe for and purchase, and NewCo agreed to issue and sell, NewCo Class B Subordinate Voting Shares at a purchase price of $10.00 per share for aggregate gross proceeds of approximately $275 million.

Accounting for the Transactions

The Transactions represent a reverse acquisition and will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, SPAC will be treated as the “acquired” company for financial reporting purposes and Old Xanadu will be treated as the accounting acquirer, whereas NewCo is the legal acquirer. As part of the Transactions, SPAC Shares will also be exchanged for NewCo Class B Subordinate Voting Shares. This determination was primarily based on evaluation of the following facts and circumstances:

•        Old Xanadu Shareholders will have the majority of the voting interest in the combined entity under both the No Redemption Scenario and Maximum Redemption Scenario as described below with an approximate 81% and 87% equity interests (98% and 99% voting control), respectively;

•        Old Xanadu will identify a majority of the members of the Board of Directors of the NewCo;

•        It is currently expected that the senior management of the combined company will be primarily comprised of individuals who were part of Old Xanadu’s senior management; and

•        Old Xanadu operations will comprise the ongoing operations of the combined company;

•        As the parent of Old Xanadu, NewCo, Xanadu Quantum Technologies Limited will continue to carry on business under the Xanadu name and utilize the Old Xanadu’s current headquarters.

Accordingly, for accounting purposes, the Transactions will be treated as the equivalent of a capital transaction in which Old Xanadu is issuing shares through NewCo for the net assets of SPAC, accompanied by a recapitalization. The net assets of SPAC will be recognized at fair value, with no goodwill or other intangible assets recorded. Continuing operations prior to the Transactions will be presented as those of Old Xanadu.

Earn-out Shares

Prior to the Transactions, the Sponsor and its direct and indirect investors and other investors are the holders of 7,333,333 SPAC Class B Shares. Pursuant to the terms of the Plan of Arrangement, the SPAC Class B Shares will be exchanged for NewCo Class B Subordinate Voting Shares. The Sponsor will subject 1,100,000 NewCo Class B Subordinate Voting Shares (the “Earn-out Shares”) it receives in the Transactions, to an earn-out based on the price of the NewCo Class B Subordinate Voting Shares as follows:

Following the Closing, at any time during the period following the Closing and expiring on the fourth anniversary of the Closing Date (the “Vesting Term”),

(i)     550,000 of the Earn-Out Shares shall be forfeited for no consideration if the share price of NewCo Class B Subordinate Voting Shares is not at least $12.50 per NewCo Class B Subordinate Voting Shares for 20 trading days within any 30 consecutive trading day period during the Vesting Term, and

(ii)    550,000 additional Earn-Out Shares shall be forfeited for no consideration if the share price of NewCo Class B Subordinate Voting Shares is not at least $15.00 per NewCo Class B Subordinate Voting Shares for 20 trading days within any 30 consecutive trading day period during the Vesting Term provided.

Vesting is not subject to any employment conditions of the holder of the Earn-Out Shares. However, in the event of (A) a merger, amalgamation, arrangement, consolidation or other business combination involving NewCo, (B) a sale of all or substantially all of the assets of NewCo, or (C) any other transaction or series of related transactions as a result of which the holders of NewCo Class B Subordinate Voting Shares immediately prior to such transaction cease to own at least a majority of the outstanding NewCo Class B Subordinate Voting Shares or its successor entity, in any case, during the Vesting Term, then, immediately prior to the consummation of such transaction, any and all Earn-Out Shares shall become fully vested and shall no longer be subject to forfeiture under the Business Combination Agreement and Sponsor Letter Agreement.

The Earn-out Shares have been classified as a liability on the balance sheet and will be recognized at fair value each period-end through settlement.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments of Financial Disclosures about Acquired and Disposed Business.” Release No. 33-10786 replaces the historical pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (“Transaction Accounting Adjustments”) and present the reasonable estimate synergies and other effects related to the Transactions that have occurred or are reasonably expected to occur (“Management’s Adjustments”). NewCo, Old Xanadu and SPAC have elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial statements. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Transactions.

The unaudited pro forma condensed combined balance sheet as of September 30, 2025, was derived from the audited historical balance sheet of NewCo as of October 2, 2025 (inception), the unaudited historical balance sheet of Old Xanadu as of September 30, 2025 and the unaudited historical balance sheet of SPAC as of September 30, 2025 and gives effects to the Transactions as if they had been consummated on September 30, 2025. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2025 combines the unaudited historical statement of operations of Old Xanadu for the nine months ended September 30, 2025 and the unaudited historical statement of operations of SPAC for the period from January 2, 2025 (inception) to September 30, 2025, and gives effect to the Transactions as if they had been consummated on January 1, 2024. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 gives effect to the Transactions as if they had been consummated on January 1, 2024 and was derived from the audited historical statement of operations of Old Xanadu for the year ended December 31, 2024 only, as SPAC was not incorporated until January 2, 2025.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that each of NewCo, Old Xanadu and SPAC believe are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Each of NewCo, Old Xanadu and SPAC believes that its assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the Transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma combined financial information do not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Transactions. NewCo, Old Xanadu and SPAC have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information presents two Redemption scenarios as follows:

•        Scenario 1 — Assuming No Redemptions:    This scenario, which we refer to as the “No Redemption Scenario”, assumes that no SPAC Shareholders exercise their right to have their SPAC Shares converted into their pro rata share of the Trust Account and thus the full amount held in the Trust Account as of the closing is available for the Transactions; and

•        Scenario 2 — Assuming Maximum Redemptions:    This scenario, which we refer to as the “Maximum Redemption Scenario”, assumes the Redemption of 22,000,000 SPAC Class A Shares, resulting in an aggregate payment of approximately $223.7 million out of the Trust Account. The maximum Redemption of the outstanding SPAC Class A Shares could occur without a failure to satisfy the Minimum Cash Condition (as defined in the Business Combination Agreement) of $150.0 million, after giving effect to the PIPE Financing and payments to redeeming shareholders. Scenario 2 includes all adjustments contained in Scenario 1 and presents additional adjustments to reflect the effect of the maximum Redemption.

The foregoing scenarios are for illustrative purposes as SPAC does not have, as of the date of this proxy statement/prospectus, a meaningful way of providing any certainty regarding the number of Redemptions by SPAC Shareholders that may occur.

Included in the shares outstanding and weighted average shares outstanding as presented in the unaudited pro forma condensed combined financial statements are the NewCo Shares to be issued to Old Xanadu Shareholders under Scenarios 1 and 2 at Closing, the NewCo Class B Subordinate Voting Shares to be issued to SPAC Shareholders (excluding the Sponsor) (as adjusted, where applicable, for the Maximum Redemption Scenario), the NewCo Class B Subordinate Voting Shares to be issued in respect of the Sponsor Shares (excluding the Earn-out Shares), and the NewCo Class B Subordinate Voting issued to PIPE Investors.

Upon the consummation of the Transactions, shares outstanding as presented in the unaudited pro forma combined financial statements include the following:

	Scenario 1		Scenario 2
	No Redemptions		Maximum Redemptions
	Shares	%	Shares	%
Old Xanadu Shareholders	258,424,293	81%	258,424,293	87%
PIPE Investors	27,500,000	9%	27,500,000	9%
SPAC Public Shareholders(1)	24,200,000	8%	2,200,000	1%
SPAC Private Placement Shareholders(2)	704,000	0%	704,000	0%
SPAC Sponsor Shares(3)	7,333,333	2%	7,333,333	3%
Total NewCo Shares	318,161,626	100%	296,161,626	100%

____________

(1)      This total includes 2,200,000 shares issued upon the exercise of SPAC share rights. See subsection entitled “Background of the Business Combination” under section entitled “Proposal No.1 — The Business Combination Proposal” for further details.

(2)      SPAC private placement shareholders include Cohen & Company Capital Markets (“CCM”) (176,000 shares), Jones Trading Institutional Services LLC (“Jones”) (44,000 shares), and the Sponsor (420,000 shares). This total also includes 64,000 shares issued upon the exercise of SPAC share rights. See subsection entitled “Background of the Business Combination” under section entitled “Proposal No. 1 — The Business Combination Proposal” for further details.

(3)      This total includes the 1,100,000 Earn-out Shares subject to forfeiture. See subsection entitled “Earn-out Shares” under section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Shares outstanding on a fully diluted basis include the following:

	Scenario 1		Scenario 2
	No Redemptions		Maximum Redemptions
	Shares	%	Shares	%
Old Xanadu Shareholders	258,424,293	71%	258,424,293	76%
Old Xanadu Options	44,414,421	12%	44,414,421	13%
Old Xanadu Warrants	684,818	0%	684,818	0%
PIPE Investors	27,500,000	8%	27,500,000	8%
SPAC Public Shareholders(1)	24,200,000	7%	2,200,000	1%
SPAC Private Placement Shareholders(2)	704,000	0%	704,000	0%
SPAC Sponsor Shares(3)	7,333,333	2%	7,333,333	2%
Total NewCo Shares	363,260,865	100%	341,260,865	100%

____________

(1)      This total includes 2,200,000 shares issued upon the exercise of SPAC share rights. See subsection entitled “Background of the Business Combination” under section entitled “Proposal No. 1 — The Business Combination Proposal” for further details.

(2)      SPAC private placement shareholders include Cohen & Company Capital Markets (“CCM”) (176,000 shares), Jones Trading Institutional Services LLC (“Jones”) (44,000 shares), and the Sponsor (420,000 shares). This total also includes 64,000 shares issued upon the exercise of SPAC share rights. See subsection entitled “Background of the Business Combination” under section entitled “Proposal No. 1 — The Business Combination Proposal” for further details.

(3)      This total includes the 1,100,000 Earn-out Shares subject to forfeiture. See subsection entitled “Earn-out Shares” under section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The SFTrust Warrants and the RBC Warrants have been reported as liability-classified instruments that will be subsequently remeasured at fair value in future reporting periods, with changes in fair value recognized in earnings. The classification and measurement of the Old Xanadu Warrants will remain unchanged following the Transactions.

On January 20, 2023, Old Xanadu entered into a Strategic Innovation Fund (“SIF”) agreement (the “SIF Loan”) with the His Majesty the King in Right of Canada, as represented by the Minister of Industry (the “Minister”), whereby ISED agreed to make a repayable contribution to Old Xanadu of up to C$40 million. The contractual repayment period is 20 years and commences on April 30, 2028. Repayment of the SIF Loan contribution can be accelerated upon an event of default (as defined in the SIF Loan), termination or upon a change of control (as defined in the SIF Loan) that has not been approved by the Minister. In the event the Minister does not provide consent to a change of control, the Minister may require immediate repayment of all disbursed funds. The Transactions do not constitute a change of control (as defined in the SIF Loan) and no approvals are required by the Minister in connection with the Transactions. The SIF Loan contribution is reflected as non-current in these pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2025

(in thousands, except share and per share amounts)

	Xanadu Quantum Technologies Limited	Xanadu Quantum Technologies Inc.	Crane Harbor Acquisition Corp.	Scenario 1 Assuming No Redemption			Scenario 2 Assuming Maximum Redemption
				Transaction Accounting Adjustments		Xanadu Quantum Technologies Limited Pro Forma	Transaction Accounting Adjustments		Xanadu Quantum Technologies Limited Pro Forma
Assets
Current assets:
Cash	$—	$36,106	$572	$223,843	(a)	$471,812	$(223,740)	(h)	$248,072
				(8,800)	(b)
				275,000	(c)
				(12,631)	(f)
				(42,278)	(c)
Accounts receivable, net		1,647				1,647			1,647
Materials and supplies		9,079				9,079			9,079
Prepaid expenses and other current assets		10,373	375	(75)	(f)	10,673			10,673
Total current assets	—	57,205	947	435,059		493,211	(223,740)		269,471
Property and equipment, net		18,287	—			18,287			18,287
Operating right-of-use assets, net		7,072	—			7,072			7,072
Intangible assets, net		4,781	—			4,781			4,781
Long term prepaid insurance		—	65			65			65
Cash and investments held in Trust Accounts		—	223,843	(223,843)	(a)	—			—
Total assets	$—	$87,345	$224,855	$211,216		$523,416	$(223,740)		$299,676

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable		$2,755				$2,755			$2,755
Accrued expenses and other current liabilities		4,348	264	(2,090)	(f)	2,522			2,522
Deferred revenue		839				839			839
Deferred grant income		666				666			666
Short-term operating lease liabilities		1,050				1,050			1,050
Warrant liabilities		1,055				1,055			1,055
Accrued offering costs			75	(75)	(f)	—			—
Total current liabilities	—	10,713	339	(2,165)		8,887	—		8,887
Long-term operating lease liabilities		7,347				7,347			7,347
Long-term debt		25,879				25,879			25,879
Deferred underwriting fee			8,800	(8,800)	(b)	—			—
Contingent payment (earn-out shares)				6,640	(i)	6,640			6,640
Total liabilities	$—	$43,939	$9,139	$(4,325)		$48,753	$—		$48,753

Commitments and contingencies
Class A ordinary shares subject to possible redemption 22,000,000 shares at $10.17 per share redemption value			223,843	(223,843)	(g)	—			—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2025 — (Continued)

(in thousands, except share and per share amounts)

	Xanadu Quantum Technologies Limited	Xanadu Quantum Technologies Inc.	Crane Harbor Acquisition Corp.	Scenario 1 Assuming No Redemption			Scenario 2 Assuming Maximum Redemption
				Transaction Accounting Adjustments		Xanadu Quantum Technologies Limited Pro Forma	Transaction Accounting Adjustments		Xanadu Quantum Technologies Limited Pro Forma
Shareholders’ equity:
Common shares, no par value, 29,788,450 shares authorized, 4,953,733 and 4,924,563 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively		$7,523		$(7,523)	(d)	—			$—
Convertible preferred shares, no par value,18,104,551 shares authorized, 17,718,491 issued and outstanding at both September 30, 2025 and December 31, 2024		213,002		(213,002)	(d)	—			—
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding			—			—			—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 640,000 shares issued and outstanding (excluding 22,000,000 shares subject to possible redemption)			—	—	(g)	—			—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,333,333 shares issued and outstanding			1	(0)	(i)	—			—
				(1)	(g)
Class A Multiple Voting Shares, no par value	—			220,098	(d)	220,098			220,098
Class B Subordinate Voting Shares, no par value				232,722	(c)	456,993	(223,843)	(h)	233,150
				427	(d)
				223,844	(g)
Additional paid-in capital		8,666	—	(8,128)	(e)	538	103	(h)	641
Accumulated deficit		(183,279)	(8,128)	8,128	(e)	(200,460)			(200,460)
				—	(g)
				(6,640)	(i)
				(10,541)	(f)
Accumulated other comprehensive income (loss)		(2,506)				(2,506)			(2,506)
Total shareholders’ equity	$—	$43,406	$(8,127)	$439,384		$474,663	$(223,740)		$250,923
Total liabilities and shareholders’ equity	$—	$87,345	$224,855	$211,216		$523,416	$(223,740)		$299,676

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025

(in thousands, except share and per share amounts)

	Xanadu Quantum Technologies Limited	Xanadu Quantum Technologies Inc.	Crane Harbor Acquisition Corp.	Scenario 1 Assuming No Redemption				Scenario 2 Assuming Maximum Redemption
				Transaction Accounting Adjustments		Xanadu Quantum Technologies Limited Pro Forma		Transaction Accounting Adjustments	Xanadu Quantum Technologies Limited Pro Forma
Revenue		$2,742				$2,742			$2,742
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization below)		162				162			162
Research and development		38,321				38,321			38,321
General and administrative		8,098	766			8,864			8,864
Sales and marketing		863				863			863
Depreciation and amortization		4,242				4,242			4,242
Other operating income, net		40				40			40
Total operating expenses	—	51,726	766	—		52,492		—	52,492
Loss from operations	—	(48,984)	(766)	—		(49,750)		—	(49,750)

Other income (expense), net:
Interest income (expense), net		1,228				1,228			1,228
Interest earned on investments held in Trust Account			3,843	(3,843)	(aa)	—			—
Other income (expense), net		113				113			113
Total other income (expense), net	—	1,341	3,843	(3,843)		1,341		—	1,341
Net loss	—	(47,643)	3,077	(3,843)		(48,409)		—	(48,409)
Net loss per share, basic and diluted		(9.64)				(0.15)	(bb)		(0.16)	(bb)
Basic net income per share, Class A ordinary shares			0.16
Diluted net income per share, Class A ordinary shares			0.15
Basic net income per share, Class B ordinary shares			0.16
Diluted net income per share, Class B ordinary shares			0.15
Weighted average shares used in computing net loss per share, basic and diluted		4,941,111				317,061,626			295,061,626
Weighted average shares outstanding, Class A ordinary shares, basic			12,949,077
Weighted average shares outstanding, Class A ordinary shares, diluted			12,949,077
Weighted average shares outstanding, Class B ordinary shares, basic			6,900,369
Weighted average shares outstanding, Class B ordinary shares, diluted			7,273,063

Comprehensive loss:
Net loss		(47,643)	3,077	(3,843)	(aa)	(48,409)		—	(48,409)
Cumulative translation adjustment		701				701			701
Net comprehensive loss	$—	$(46,942)	$3,077	$(3,843)		$(47,708)		$—	$(47,708)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

(in thousands, except share and per share amounts)

	Xanadu Quantum Technologies Limited	Xanadu Quantum Technologies Inc.	Crane Harbor Acquisition Corp.	Scenario 1 Assuming No Redemption				Scenario 2 Assuming Maximum Redemption
				Transaction Accounting Adjustments		Xanadu Quantum Technologies Limited Pro Forma		Transaction Accounting Adjustments	Xanadu Quantum Technologies Limited Pro Forma
Revenue		$1,589				$1,589			$1,589
Operating expenses:
Cost of revenue (exclusive of depreciation and amortization below)		466				466			466
Research and development		39,223				39,223			39,223
General and administrative		6,863		12,631	(dd)	19,494			19,494
Sales and marketing		1,051				1,051			1,051
Depreciation and amortization		4,869				4,869			4,869
Other operating income, net		(287)				(287)			(287)
Total operating expenses	—	52,185	—	12,631		64,816		—	64,816
Loss from operations	—	(50,596)	—	(12,631)		(63,227)		—	(63,227)

Other income (expense), net:
Interest income (expense), net		4,670				4,670			4,670
Interest earned on investments held in Trust Account						—			—
Other income (expense), net		(42)				(42)			(42)
Total other income (expense), net	—	4,628	—	—		4,628		—	4,628
Net loss	—	(45,968)	—	(12,631)		(58,599)		—	(58,599)
Net loss per share, basic and diluted		(9.35)				(0.19)	(cc)		(0.20)	(cc)
Basic net income per share, Class A ordinary shares
Diluted net income per share, Class A ordinary shares
Basic net income per share, Class B ordinary shares
Diluted net income per share, Class B ordinary shares
Weighted average shares used in computing net loss per share, basic and diluted		4,917,324				317,061,626			295,061,626
Weighted average shares outstanding, Class A ordinary shares, basic
Weighted average shares outstanding, Class A ordinary shares, diluted
Weighted average shares outstanding, Class B ordinary shares, basic
Weighted average shares outstanding, Class B ordinary shares, diluted

Comprehensive loss:
Net loss		(45,968)	—	(12,631)		(58,599)		—	(58,599)
Cumulative translation adjustment		(1,425)	—			(1,425)			(1,425)
Net comprehensive loss	$—	$(47,393)	$—	$(12,631)		$(60,024)		$—	$(60,024)

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2025

The following pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Transaction Accounting Adjustments:

(a)     Reflect the reclassification of the cash and investments held in the Trust Account to cash and cash equivalents, net of direct transaction costs incurred by SPAC associated with the Transactions, assuming no SPAC Shareholders exercise their right to have their SPAC Shares redeemed for their pro rata share of the Trust Account.

(b)    Reflects the cash settlement of $8,800 from the funds available in the Trust Account related to deferred underwriting commissions incurred during SPAC’s IPO. SPAC initially recorded these costs by crediting its deferred underwriter’s fee liability account and debiting expenses. Upon the close of the Transactions, SPAC is obligated to pay the liability in full. The transaction is not expected to have a recurring impact.

(c)     Reflects the proceeds of $275,000 from the issuance and sale of NewCo Class B Subordinate Voting Shares at a purchase price of $10.00 in the PIPE Financing pursuant to the PIPE Subscription Agreements. Under both the No Redemption Scenario and Maximum Redemption Scenario, PIPE Investors will receive 27.5 million NewCo Class B Subordinate Voting Shares with no par value.

(d)    Reflects the recapitalization of Old Xanadu through the exchange of all outstanding Old Xanadu Common Shares (after conversion of Old Xanadu Preferred Shares in accordance with the Plan of Arrangement) in consideration for the issuance of 258.4 million NewCo Shares at an Exchange Ratio of 11.40 under both the No Redemption Scenario and Maximum Redemption Scenario. As a result of the exchange, the carrying value of Old Xanadu Common Shares of $7,523 and Old Xanadu Preferred Shares of $213,002 were derecognized. Reflects the issuance by NewCo of NewCo Class A Multiple Voting Shares of $220,098 and NewCo Class B Subordinate Voting Shares of $427 as part of the exchange under both the No Redemption Scenario and the Maximum Redemption Scenario.

(e)     Reflects the elimination of SPAC’s historical accumulated deficit.

(f)     Reflect the pro forma adjustment to record the payment of estimated transaction costs that are expected to be incurred by SPAC and Old Xanadu for legal, financial advisory, accounting, auditing, D&O insurance and other professional fees. Costs directly attributable to the Transactions amount to $54,909. Such costs are recorded as a reduction to NewCo Class B Subordinate Voting Shares of $42,278, and an expense of $12,631, including $1,783 accrued by Old Xanadu as of September 30, 2025 and $307 accrued by SPAC as of September 30, 2025. Additionally, it reflects the reduction of accrued offering costs by $75 accrued by SPAC. This estimate may change as additional information becomes known and there may also be increased costs not directly related to the Transactions. The transaction is not expected to have a recurring impact.

(g)    Reflects the conversion of 22,000,000 SPAC Class A Shares subject to possible Redemption into 22,000,000 NewCo Class B Subordinate Voting Shares. Reflects the conversion of 6,233,333 SPAC Class B Shares into 6,233,333 NewCo Class B Subordinate Voting Shares (excluding the Earn-Out Shares). In addition, this adjustment also reflects the conversion of 2,904,000 SPAC Class A Shares (including those issued upon exercise of share rights) into 2,904,000 NewCo Class B Subordinate Voting Shares. NewCo Class B Subordinate Voting Shares issued as part of the conversion were recorded to common shares in the amount of $223,844, which assumes no SPAC Shareholders exercise their redemption rights.

(h)    Reflects the assumption that SPAC’s Shareholders (excluding the Sponsor) exercise their redemption rights with respect to a maximum of 22,000,000 SPAC Class A Shares prior to the consummation of the Transactions at a redemption price of approximately $10.17 per share, or approximately $223,740 in cash.

(i)     Reflects the adjustment to record the 1,100,000 Earn-out Shares in the form of validly issued NewCo Class B Subordinate Voting Shares which will either be forfeited at the end of the Vesting Term if the vesting conditions relating to share price are not met or will become fully vested if a change in control occurs during the Vesting Term, in accordance with the terms and conditions of the Sponsor Letter Agreement. The Earn-out Shares are classified as liability and will be recognized at fair value each period-end through settlement.

Adjustments to Unaudited Pro Forma Condensed Statements of Operations for the nine months ended September 30, 2025 and year ended December 31, 2024

The following pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Transaction Accounting Adjustments:

(aa)   Reflects the pro forma adjustments to eliminate the interest income earned and unrealized gain on investments held in Trust Account.

(bb)  Reflects the pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma combined statements of operations based upon the number of Old Xanadu Common Shares outstanding immediately prior to the closing of the Transactions, assuming the Transactions occurred on January 1, 2024. As the unaudited pro forma combined statement of operations is in a loss position, anti-dilutive instruments were not included in the calculation of diluted weighted average number of shares outstanding (the anti-dilutive instruments are described below).

Pro Forma weighted average shares outstanding — basic and diluted is calculated as follows:

	Nine Months Ended September 30, 2025
	No Redemptions	Maximum Redemptions
(In thousands, except share data)
Numerator:
Pro forma net income (loss)	$(47,708)	$(47,708)
Denominator:
Old Xanadu Shareholders	258,424,293	258,424,293
PIPE Investors	27,500,000	27,500,000
SPAC Public Shareholders	24,200,000	2,200,000
SPAC Private Placement Shareholders	704,000	704,000
SPAC Sponsor shares	6,233,333	6,233,333
Pro forma weighted average shares outstanding, basic and diluted	317,061,626	295,061,626
Pro forma basic and diluted net income (loss) per share(1)(2)	$(0.15)	$(0.16)

____________

(1)      Because basic and diluted weighted average shares outstanding are the same in a net loss position, combined pro forma net loss per share excludes 684,818 Old Xanadu Warrants and 44,414,421 Old Xanadu Options.

(2)      The combined pro forma net loss per share excludes the impact of earn-out consideration comprising 1,100,000 shares of Earn-out Shares, as the earnout contingency has not been met.

Old Xanadu’s pro forma options and warrants are as follows based on an Exchange Ratio of 11.40:

	Scenario 1 No Redemptions	Scenario 2 Maximum Redemptions
Old Xanadu Warrants	684,818	684,818
Old Xanadu Stock Options	44,414,421	44,414,421
Total NewCo Shares issuable to Old Xanadu (Dilutive)	45,099,239	45,099,239

SPAC’s anti-dilutive pro forma Earn-out Shares are as follows:

	Scenario 1 No Redemptions	Scenario 2 Maximum Redemptions
Earn-out Shares	1,100,000	1,100,000
Total Dilutive Shares	1,100,000	1,100,000

(cc)   Reflects the pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma combined statements of operations based upon the number of Old Xanadu Common Shares outstanding at immediately prior to the closing of the Transactions, assuming the Transactions occurred on January 1, 2024. As the unaudited pro forma combined statement of operations is in a loss position, anti-dilutive instruments were not included in the calculation of diluted weighted average number of shares outstanding (the anti-dilutive instruments are described below).

Pro Forma weighted average shares outstanding — basic and diluted is calculated as follows:

	Year Ended December 31, 2024
	No Redemptions	Maximum Redemptions
(In thousands, except share and per share data)
Numerator:
Pro forma net loss	$(60,024)	$(60,024)
Denominator:
Old Xanadu Shareholders	258,424,293	258,424,293
PIPE Investors	27,500,000	27,500,000
SPAC Public Shareholders	24,200,000	2,200,000
SPAC Private Placement Shareholders	704,000	704,000
SPAC Sponsor Shares	6,233,333	6,233,333
Pro forma weighted average shares outstanding, basic and diluted	317,061,626	295,061,626
Pro forma basic and diluted net loss per share(1)(2)	$(0.19)	$(0.20)

____________

(1)      Because basic and diluted weighted average shares outstanding are the same in a net loss position, combined pro forma net loss per share excludes 684,818 Old Xanadu Warrants and 44,414,421 Old Xanadu Options.

(2)      The combined pro forma net loss per share excludes the impact of earn-out consideration comprising of 1,100,000 shares of Earn out Shares, as the earnout contingency has not been met.

(dd)  Reflects the transaction costs that are expected to be expensed. The transaction is not expected to have a recurring impact. Refer to adjustment (f) above for details.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

The rights of the SPAC Shareholders and the relative powers of the SPAC Board are governed by the laws of the Cayman Islands, including the Cayman Islands Companies Act and the SPAC Articles. As a result of the Continuance, the SPAC will be continued from the Cayman Islands to the Province of Ontario and Crane Harbor Ontario will continue as a corporation existing under the OBCA, following which and as a result of the Arrangement, each outstanding SPAC Share that is not redeemed by the holder thereof will be exchanged for a NewCo Class B Subordinate Voting Share. Because NewCo is an Ontario corporation, the rights of NewCo Shareholders will be governed by applicable Ontario law, including the OBCA, the Proposed Articles of Amendment and the Proposed By-laws.

There are differences between the rights of SPAC Shareholders under Cayman Islands law and the rights of NewCo Shareholders following the completion of the Business Combination under Ontario law. In addition, there are differences between the SPAC Articles and the Proposed Articles of Amendment, together with the Proposed By-laws, as they will be in effect, subject to NewCo Shareholder approval, from and after the Arrangement Effective Time.

The following is a summary comparison of the material differences between the rights of SPAC Shareholders under Cayman Islands law and the SPAC Articles and the rights SPAC Shareholders will have as NewCo Shareholders under Ontario law and the Proposed Articles of Amendment, together with the Proposed By-laws, following the completion of the Business Combination. Between the Continuance Effective Date and the Arrangement Effective Time, Crane Harbor Ontario will adopt the Crane Harbor Ontario Governing Documents. For a summary comparison of the material differences between the rights of SPAC Shareholders under the SPAC Articles and the rights SPAC Shareholders will have under the Crane Harbor Ontario Governing Documents as a result of the Continuance, see “Proposal No. 2 — The Continuance Proposal” elsewhere in this proxy statement/prospectus. The provisions of the OBCA applicable to the NewCo Shareholders described below will apply to shareholders of Crane Harbor Ontario following the completion of the Continuance and prior to the completion of the Arrangement. The discussion in this section does not include a description of certain other rights or obligations under U.S. and Ontario securities laws or applicable listing rules, many of which are similar to, or have an effect on, matters described herein under Cayman Islands or Ontario law.

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. SPAC Shareholders are urged to carefully read the relevant provisions of the Cayman Islands Companies Act, the OBCA, the SPAC’s Articles, the Proposed Articles of Amendment and the Proposed By-laws that will be in effect following the Arrangement Effective Time. References in this section to the Proposed Articles of Amendment and the Proposed By-laws are references thereto as they will be in effect following the Arrangement Effective Time. As of the Arrangement Effective Time, the Proposed By-laws will be effective as set forth in Annex F to this proxy statement/prospectus. As of the Arrangement Effective Time, the Proposed Articles of Amendment will be effective substantially in the form set forth in Annex E to this proxy statement/prospectus.

Rights of SPAC Shareholders (a Cayman Islands Exempted Company)	Rights of NewCo Shareholders (an Ontario Corporation)
Authorized Capital/Shares

SPAC is authorized to issue a maximum of 555,000,000 shares with a par value of $0.0001 each, divided into three classes as follows: (i) 500,000,000 SPAC Class A Shares, (ii) 50,000,000 SPAC Class B Shares, and (iii) 5,000,000 preferred shares of a nominal or par value of $0.0001 each. As of the date of this proxy statement/prospectus, SPAC has 22,640,000 SPAC Class A Shares and 7,333,333 SPAC Class B Shares issued and outstanding.

The authorized capital of NewCo will consist of: (a) the NewCo Class B Subordinate Voting Shares, in an unlimited number; (b) the NewCo Class A Multiple Voting Shares, in an unlimited number; and (c) the NewCo Preferred Shares, issuable in series, in an unlimited number.

Under the SPAC Articles, the SPAC Board, by resolution (either by unanimous written resolution or by a majority of votes of the directors of the SPAC (the “Directors”) pursuant to the SPAC Articles), may divide shares into certain classes or series from time to time and fix certain rights (including voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different classes or series.

Subject to the filing of articles of amendment in accordance with the OBCA, the NewCo Board may at any time and from time to time issue NewCo Preferred Shares in one or more series, each series to consist of such number of shares as may, before the issuance thereof, be determined by the NewCo Board.

Prior to the issuance of NewCo Preferred Shares in any series, the NewCo Board shall, subject to the rights, privileges, restrictions and conditions attached to the NewCo Preferred Shares as a class, the Proposed Articles of Amendment and the provisions of the OBCA, by resolution amend the Proposed Articles of Amendment to fix the number of NewCo Preferred Shares in such series and determine the designation of, and the rights, restrictions, privileges and conditions attached to, the NewCo Preferred Shares of such series including: (a) the rate, amount or method of calculation of any dividends and whether any dividends are subject to adjustment; (b) whether any dividends are cumulative, partly cumulative or non-cumulative; (c) the dates, manner and currency of payments of any dividends and the date from which any dividends accrue or become payable, the dates, manner and currency of payments of any dividends and the date from which any dividends accrue or become payable; (d) voting rights, if any; (e) if redeemable, retractable or purchasable (whether at the option of NewCo or the holder or otherwise), the redemption, retraction or purchase prices and currency or currencies thereof and the terms and conditions of redemption or purchase, with or without any provision for sinking or similar funds; (f) any conversion, exchange or reclassification rights and the terms and conditions of any such rights; and (g) any other terms not inconsistent with the Proposed Articles of Amendment.

Voting Rights

Under the Cayman Islands Companies Act and the SPAC Articles, routine corporate matters may be approved by an ordinary resolution (being the affirmative vote of at least a simple majority of the shareholders present in person or represented by proxy at the general meeting and entitled

Under the Proposed Articles of Amendment, the holders of NewCo Shares will be entitled to receive notice of and to attend any meeting of the NewCo Shareholders, except meetings at which only holders of a different class or series of shares of NewCo are entitled to vote.

Rights of SPAC Shareholders (a Cayman Islands Exempted Company)	Rights of NewCo Shareholders (an Ontario Corporation)

to vote on such matter). The SPAC Shareholders will have one vote for each share held on all matters to be voted on by shareholders and vote together as a single class, except as required by law or the applicable stock exchange rules then in effect, except that (i) only holders of the SPAC Class B Shares have the right to vote on the appointment and removal of directors prior to the Business Combination, and (ii) in a vote to continue SPAC in a jurisdiction outside the Cayman Islands (which requires a special resolution), only holders of the SPAC Class B Shares have the right to vote.

At each such meeting, each NewCo Class A Multiple Voting Share shall entitle the holder thereof to ten votes per share and each NewCo Class B Subordinate Voting Share shall entitle the holder thereof to one vote per share, voting together as a single class, except as otherwise expressly provided in the Proposed Articles of Amendment or as provided by law.

The voting rights attaching to each series of NewCo Preferred Shares (if any) will be fixed by the NewCo Board before issuance.

Unless a ballot is demanded by a shareholder with the right to vote, motions are voted on by a show of hands with each person having one vote (regardless of the number of shares such person is entitled to vote). If voting is conducted by ballot, each person is entitled to number of votes attaching to the NewCo Shares they hold.

Appraisal/Dissenters’ Rights

Under certain circumstances, shareholders may dissent to a merger of a Cayman Islands company by following the procedure set out in the Cayman Islands Companies Act. Where dissenter rights apply, dissenters to a merger are entitled to receive fair value for their shares, which if necessary may ultimately be determined by the court.

The OBCA provides that shareholders are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith.

The dissent right is applicable where the corporation resolves to: (i) amend its articles to add, change or remove any provisions restricting or constraining the issue or transfer of shares of the corporation of that class; (ii) amend its articles to add, change or remove any restrictions on the business(es) it is permitted to carry on; (iii) approve certain amalgamations; (iv) continue the corporation into another jurisdiction; (v) sell, lease or exchange all or substantially all of its property; or (vi) approve an arrangement, where the terms of the arrangement permit dissent.

A court may also make an order permitting a shareholder to dissent in certain circumstances.

Dividends

Under the Cayman Islands Companies Act and the SPAC Articles, the Directors, by resolution (either by unanimous written resolution or by a majority of votes pursuant to the SPAC Articles), may declare dividends on shares in issue and authorize payment out of the funds of SPAC lawfully available therefor. The directors may, subject to the preference of any classes of shares, authorize a dividend at such time and of such an amount as they think fit if they are satisfied that SPAC will, immediately after the payment of the dividend, satisfy the solvency test (that is, if the directors can determine based on the facts at the time that the company can in the future, following the payment of the dividend, pay its debts as they fall due in the ordinary course of business).

Directors may, before resolving to pay any distribution, set aside such sums as they think proper as a reserve or reserves.

Under the Proposed Articles of Amendment, the holders of the NewCo Shares will be entitled to receive dividends on a share for share basis at such times and in such amounts as the NewCo Board may in their discretion from time to time declare, subject to the prior rights and privileges attached to any other class or series of shares of NewCo. The holders of each series of NewCo Preferred Shares (if any) will be entitled, in priority to holders of NewCo Shares and any other shares of NewCo ranking junior to the NewCo Preferred Shares from time to time with respect to the payment of dividends, to be paid rateably with holders of each other series of NewCo Preferred Shares, the amount of accumulated dividends (if any) specified as being payable preferentially to the holders of such series.

Rights of SPAC Shareholders (a Cayman Islands Exempted Company)	Rights of NewCo Shareholders (an Ontario Corporation)

Under the OBCA, NewCo may not pay a dividend in money or other property if there are reasonable grounds for believing that NewCo is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of NewCo’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

The Directors may by resolution (either by unanimous written resolution or by a majority of votes pursuant to the SPAC Articles), resolve that any dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any shareholders upon the basis of the value so fixed in order to adjust the rights of all the shareholders and may vest any such specific assets in trustees in such manner as may seem appropriate to the Directors.

Dividends may be paid out of the realised or unrealized profits, share premium account or any other sources as permitted under Cayman Islands law.

NewCo may also pay a dividend by issuing shares.

The OBCA provides that no rights, privileges, restrictions or conditions attached to a series of shares may confer on the series a priority in respect of dividends or return of capital in the event of the liquidation, dissolution or winding up of the corporation, over any other series of shares of the same class.

Purchase and Repurchase of Shares

Subject to the Cayman Islands Companies Act and the rules of the designated stock exchange, the United States Securities and Exchange Commission, the SPAC may purchase its own shares (including redeemable shares) in such manner and on such other terms as the directors may determine and agree with such shareholder at the time of such purchase, provided that immediately after such purchase or repurchase SPAC is able to pay its debts as they fall due in the ordinary course of business.

Shares that SPAC purchases, redeems or acquires may, at the option of SPAC, be cancelled immediately or held as treasury shares in accordance with the Cayman Islands Companies Act. The Directors may, prior to the purchase, redemption or surrender of any share, determine that such share shall be held as a treasury share. In the event that the directors do not specify that the relevant shares are to be held as treasury shares, such shares will be cancelled.

Under the OBCA, the purchase or other acquisition by NewCo of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends (as set out above).

Subject to such solvency tests, NewCo may redeem, on the terms and in the manner provided in its articles of amendment, any of its shares that has a right of redemption attached to it.

Redemption Rights

Upon consummation of the Business Combination, the SPAC Articles provide holders of SPAC Class A Shares with the opportunity to redeem their SPAC Class A Shares by means of a tender offer, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (net of taxes payable if any), divided by the number of then-outstanding SPAC Class A Shares.

See above under “Purchase and Repurchase of Shares.”

Rights of SPAC Shareholders (a Cayman Islands Exempted Company)	Rights of NewCo Shareholders (an Ontario Corporation)

If SPAC seeks to amend any provision of the SPAC Articles that would affect the substance or timing of SPAC’s obligation to redeem 100% of the shareholders’ SPAC Class A Shares if SPAC has not consummated the Business Combination within twenty-four months after the date of the closing of the SPAC IPO, SPAC must provide the SPAC Public Shareholders with the opportunity to redeem their SPAC Class A Shares in connection with such vote.

After consummation of the Business Combination, holders of SPAC Class A Shares are not entitled to redemption rights with respect to their shares.

Pre-emptive Rights
None.	None.
Lien on Shares and Calls on Shares

SPAC will have a first and paramount lien on all shares (whether fully paid-up or not) registered in the name of a shareholder (whether solely or jointly with others) for all debts, liabilities or engagements to or with SPAC (whether presently payable or not) by such shareholder or his, her or its estate, either alone or jointly with any other person, whether a shareholder of the SPAC or not, but the Directors may at any time declare any share to be wholly or in part exempt from the forgoing. The registration of a transfer of any such share shall operate as a waiver of the SPAC’s lien thereon. The SPAC’s lien on a share shall also extend to any amount payable in respect of that share.

The Directors may make calls upon the shareholders in respect of any monies unpaid on their shares (whether in respect of par value or premium), and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying the time or times of payment) pay to the SPAC at the time or times so specified the amount called on the shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments, and a person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the shares in respect of which the call was made.

A call may be (i) revoked or postponed, in whole or in part, as the Directors may determine, and (ii) required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon them notwithstanding the subsequent transfer of the shares in respect of which the call was made. If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the SPAC by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

Not applicable.

Rights of SPAC Shareholders (a Cayman Islands Exempted Company)	Rights of NewCo Shareholders (an Ontario Corporation)
Forfeiture of Shares

If a call or instalment of a call remains unpaid after it has become due and payable, SPAC may give to the person from whom it is due not less than fourteen (14) clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred or sustained by SPAC by reason of such non-payment. If the notice is not complied with, any share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of Directors (either by unanimous written resolution or by a majority of votes). Such forfeiture shall include all dividends, other distributions or other monies payable in respect of the forfeited share and not paid before the forfeiture.

Not applicable.
Election of Directors

The Cayman Islands Companies Act provides that there must be at least one (1) director of SPAC. The SPAC Articles provide that the SPAC Board shall consisting of not less than one person provided however that the SPAC may by ordinary resolution (a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution) increase or reduce the limits in the number of Directors.

The SPAC Articles provide that the SPAC may by ordinary resolution (a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution) appoint any person to be a Director, provided that prior to the consummation of a Business Combination and for so long as there are SPAC Class B Shares in issue, only the holders of the SPAC Class B Shares shall be entitled to vote on any such ordinary resolution.

After a Business Combination, the SPAC may by ordinary resolution (a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution) appoint any person to be a Director.

The Proposed By-laws will provide that the NewCo Board will consist of such number of directors as is fixed by the Proposed Articles of Amendment, or where the Proposed Articles of Amendment specify a variable number, will consist of such number of directors as will be fixed from time to time by special resolution of the NewCo Shareholders within the range set out in the Proposed Articles of Amendment.

The Proposed Articles of Amendment will provide that the NewCo Board will consist of not less than one (1) directors and not more than ten (10) directors.

If the NewCo Board is empowered by special resolution to determine the number of directors within a range set out in the Proposed Articles of Amendment, the NewCo Board may appoint additional directors provided that (i) after such appointment the total number of directors would not be greater than one and one-third times the number of directors required to have been elected at the last annual meeting nor greater than the maximum number set out in the Proposed Articles of Amendment and (ii) the number of directors to be elected at the annual meeting shall be the number of directors last determined by the NewCo Board.

Certain NewCo Shareholders will have director nomination rights as provided by the Investor and Registration Rights Agreement.

The Proposed By-laws provide for timely notice and written form requirements with respect to the nomination of directors.

Directors are generally elected by the NewCo Shareholders by ordinary resolution; however, NewCo will adopt a majority voting policy, in accordance with the requirements of the TSX.

Rights of SPAC Shareholders (a Cayman Islands Exempted Company)	Rights of NewCo Shareholders (an Ontario Corporation)
Removal of Directors; Vacancies

The SPAC Articles provide that the office of a director will be vacated if the director: (i) the Director gives notice in writing to SPAC that they resign the office of Director; (ii) the Director is absent (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that they have by reason of such absence vacated office; (iii) the Director dies, becomes bankrupt or makes any arrangement or composition with their creditors generally, (iv) the Director is found to be or becomes of unsound mind, and (v) all of the other Directors (being not less than two in number) determine that the Director should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the SPAC Articles or by a resolution in writing signed by all of the other Directors.

The SPAC Articles provide that the SPAC may by ordinary resolution (a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution) remove any person to be a Director, provided that prior to the consummation of a Business Combination and for so long as there are SPAC Class B Shares in issue, only the holders of the SPAC Class B Shares shall be entitled to vote on any such ordinary resolution.

After a Business Combination, the SPAC may by ordinary resolution (a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution) appoint any person to be a Director.

Except as the Cayman Islands Companies Act or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the appointment of Directors and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the SPAC Board, including unfilled vacancies resulting from the removal of Directors for cause, may be filled by the vote of a majority of the remaining Directors then in office, or by the sole remaining Director. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until their successor shall have been appointed and qualified.

The Proposed By-laws will allow for the removal of a director by ordinary resolution of the NewCo Shareholders passed at an annual or special meeting.

The Proposed By-laws will specify a director whose removal is to be proposed at a meeting must be informed of the time and place of the meeting within the same delays as those prescribed for the calling of such meeting. Such director may attend the meeting and be heard or, if not in attendance, may explain, in a written statement read by the individual presiding over the meeting or made available to the shareholders before or at the meeting, why he or she opposes the resolution proposing his or her removal.

Under the OBCA, a vacancy among the directors created by the removal of a director may be filled by the shareholders entitled to vote at the meeting at which the director is removed or, if not filled by the shareholders entitled to vote at such meeting, by the remaining directors. In the case of a vacancy caused by the death, resignation or disqualification to act as a director under the OBCA, the remaining directors may fill the vacancy if they constitute a quorum.

Under the OBCA, if as a result of one or more vacancies, the number of directors in office falls below the number required for a quorum, the remaining directors will call a special meeting of shareholders entitled to vote to fill the vacancy, and if the remaining directors fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder.

Rights of SPAC Shareholders (a Cayman Islands Exempted Company)	Rights of NewCo Shareholders (an Ontario Corporation)
Manner of Acting by Board; Quorum

The quorum for the transaction of the business of the directors may be fixed by the directors, and unless so fixed shall be a majority of the Directors then in office.

Questions arising at any meeting of the directors will be decided by a majority of votes of the directors. In the case of an equality of votes, the chairperson will have a second or casting vote.

The Proposed By-laws will provide that the quorum for the transaction of business at any meeting of the NewCo Board will consist of a majority of the directors holding office. If NewCo has fewer than three directors, all directors must be present at any meeting of the NewCo Board to constitute a quorum.

Director Action by Written Consent

The SPAC Articles provide that a resolution in writing signed by all the directors will be valid and effective as if it had been passed at a meeting of the directors, or committee of Directors as the case may be, duly convened and held.

The Proposed By-laws will provide that a resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of the NewCo Board or a committee thereof is as valid as if it had been passed at a meeting of the NewCo Board or committee thereof, as the case may be.

Indemnification of Directors and Officers

Every Director and officer of the SPAC (which for the avoidance of doubt, shall not include auditors of the SPAC), together with every former director of the SPAC and former officer of the SPAC shall be indemnified out of the assets of the SPAC against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default, and shall not be liable to the SPAC for any loss or damage incurred by the SPAC as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through their own actual fraud, wilful neglect or wilful default, as determined by a court of competent jurisdiction shall have made a finding to that effect.

Under Section 136 of the OBCA, NewCo may indemnify a current or former director or officer or an individual who acts or acted at NewCo’s request as a director or officer or an individual acting in a similar capacity, of another entity (collectively, “Indemnified Individuals”) against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by any such Indemnified Individual in respect of any civil, criminal, administrative, investigative or other proceedings in which the Indemnified Individual is involved because of that association with NewCo or the other entity, if (i) the Indemnified Individual acted honestly and in good faith with a view to the best interests of NewCo or, as the case may be, acted in the best interests of the other entity for which the Indemnified Individual acted as a director or officer or in similar capacity at NewCo’s request; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Individual had reasonable grounds for believing that such Indemnified Individual’s conduct was lawful (collectively, the “Discretionary Indemnification Conditions”). NewCo may advance money to the Indemnified Individual, but the Indemnified Individual will have to repay the money if the Discretionary Indemnification Conditions are not fulfilled.

Rights of SPAC Shareholders (a Cayman Islands Exempted Company)	Rights of NewCo Shareholders (an Ontario Corporation)

NewCo may, with the approval of a court, indemnify an Indemnified Individual in respect of an action by or on behalf of NewCo or other entity to obtain a judgement in its favour, to which the Indemnified Individual is made a party because of the Indemnified Individual’s association with NewCo or other entity against all costs, charges and expenses reasonably incurred by the Indemnified Individual in connection with such action, if the individual fulfils the Discretionary Indemnification Conditions.

Notwithstanding the foregoing, the OBCA provides that an Indemnified Individual is entitled to indemnity from NewCo in respect of all costs, charges and expenses reasonably incurred by the Indemnified Individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the Indemnified Individual is made a party involved because of the individual’s association with NewCo or another entity, if the Indemnified Individual (i) was not judged by a court or competent authority to have committed any fault or omitted to do anything that the Indemnified Individual ought to have done; and (ii) fulfills the Discretionary Indemnification Conditions.

As permitted by the OBCA, the Proposed By-laws will require NewCo to indemnify directors or officers of NewCo, former directors or officers of NewCo or other individuals who, at NewCo’s request, act or acted as directors or officers or in a similar capacity of another entity of which NewCo to the extent permitted by the OBCA. Because the Proposed By-laws will require that indemnification be subject to the OBCA, any indemnification that NewCo provides is subject to the same restrictions set out in the OBCA which are summarized, in part, above.

NewCo may also, pursuant to the OBCA, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each director and officer against any liability incurred by the director or officer as a result of their holding office in NewCo or in a similar capacity of another entity at NewCo’s request.

Fiduciary Duties of Directors

Under Cayman Islands law, directors and officers owe the following fiduciary duties: duty to act in good faith and in the best interests of the company as a whole; duty to not improperly fetter the exercise of future discretion; duty to exercise authority for the purpose for which it is conferred; duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests (pursuant to the SPAC Articles, if general notice is made to the SPAC Board shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which they have an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction); duty to not make a secret profit from their position and to exercise independent judgment.

Under the OBCA, a director or officer of a corporation in exercising the director’s or officer’s powers and discharging the director’s or officer’s duties to the corporation must: (i) act honestly and in good faith with a view to the best interest of the corporation; (ii) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances; and (iii) comply with the OBCA and the regulations thereunder, the articles and by-laws of the corporation, and any unanimous shareholder agreement. These statutory duties are in addition to duties under common law and equity.

Rights of SPAC Shareholders (a Cayman Islands Exempted Company)	Rights of NewCo Shareholders (an Ontario Corporation)

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge, skill and experience of that director.

Limitation on Liability of Directors

No directors will be liable to SPAC for any loss or damage incurred by SPAC as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, willful default or willful neglect of such director, as determined by a court of competent jurisdiction.

Under the OBCA, no provision in a contract, or in the articles, the bylaws or a resolution of the corporation, relieves a director or officer from the duty to act in accordance with the OBCA or the regulations thereunder or relieves the director or officer from liability for a breach of the duty to act in accordance with the OBCA.

Annual General Meeting

The SPAC Articles provide that for so long as the SPAC’s shares are traded on a designated stock exchange, SPAC will in each year hold a general meeting as its annual general meeting at such time and place as may be determined by the directors in accordance with the rules of the stock exchange, unless such stock exchange does not require the holding of an annual general meeting.

The OBCA provides that the directors of NewCo shall call an annual meeting of shareholders to be held not later than 18 months after the date of its incorporation, and subsequently not later than 15 months after holding the last preceding annual meeting.

Extraordinary General Meeting

The SPAC Articles provide that extraordinary general meetings may be called only by a majority vote (or by unanimous written resolutions) of the Directors, by the Chief Executive Officer or by the chairperson.

Shareholders may bring certain business before a general meeting by following the relevant procedures set out in the SPAC Articles.

The OBCA provides that the NewCo Board may at any time call a special meeting of the NewCo Shareholders. NewCo Shareholders may bring certain business before a shareholders meeting by complying with the shareholder proposal requirements set out in Section 99 of the OBCA. See below under “Anti-Takeover Provisions” for further information on shareholder proposals.

Notice Provisions and Record Date

At least five (5) days’ notice in writing (counting from the date service is deemed to take place) will be given of any general meeting.

For the purpose of determining shareholders entitled to receive notice of, attend or vote at any meeting of shareholders, or to determine those shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a shareholder for any other purpose, the directors may provide that the register of members will be closed for transfers for a stated period which will not exceed forty (40) days. If the register of members will be so closed for the purpose of determining those shareholders that are entitled to receive notice of, attend or vote at a meeting of shareholders the register of members will be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination will be the date of the closure of the register of members.

The Proposed By-laws will provide that a notice of the time and place of each meeting of NewCo Shareholders will be sent not less than 21 days and not more than 50 days before the meeting to each person entitled to vote at the meeting, each director and the auditor of NewCo. A notice is not required to specify a place of the meeting if the meeting is to be held entirely by one or more telephonic or electronic means, as provided by the OBCA.

The Proposed By-laws will provide that for the purpose of determining the NewCo Shareholders entitled to receive notice of or to vote at a meeting, the directors may fix in advance a date as the record date for that determination of NewCo Shareholders, but that record date will not precede by more than 60 days or by less than 30 days the date on which the meeting is to be held.

Rights of SPAC Shareholders (a Cayman Islands Exempted Company)	Rights of NewCo Shareholders (an Ontario Corporation)
Quorum and Actions

Business may only be transacted at a meeting if a quorum is present. A quorum for a general meeting of the shareholders is a simple majority of the holders of shares of the SPAC present in person or by proxy and entitled to vote at that meeting.

The quorum necessary at a meeting to approve a matter pertaining to the modification of rights of shareholders will be one or more shareholders holding (or represented by proxy) one-third in nominal or par value amount of the issued shares of the relevant class of shareholders.

Business may only be transacted at a meeting if a quorum is present. The Proposed By-laws will provide that a quorum at any meeting of NewCo Shareholders will be at least two (2) persons present in person or by proxy and holding or representing not less than 25% of the shares entitled to be voted at the meeting. If a quorum is present at the opening of any meeting of NewCo Shareholders, the NewCo Shareholders present or represented may proceed with the business of the meeting notwithstanding that a quorum is not present throughout the meeting. If a quorum is not present at the opening of the meeting of NewCo Shareholders, the NewCo Shareholders present or represented may adjourn the meeting to a fixed time and place but may not transact any other business.

Shareholder Action Without Meeting/Acting by Written Consent

In relation to a special resolution, a resolution in writing signed by all the shareholders entitled to vote at a general meeting will be valid and effective as if the special resolution had been passed at a meeting of the shareholders.

Pursuant to the SPAC Articles, in relation to an ordinary resolution of the SPAC Class B Shares only, such a resolution may be consented to in writing by all of the holders of SPAC Class B Shares entitled to vote at a general meeting.

Pursuant to the SPAC Articles, in relation to an ordinary resolution of the SPAC Class A Shares only, such a resolution may be consented to in writing by all of the holders of SPAC Class A Shares entitled to vote at a general meeting.

The OBCA provides that: (i) a resolution in writing signed by all the NewCo Shareholders or their attorney authorized in writing entitled to vote on that resolution is as valid as if it had been passed at a meeting of NewCo Shareholders; (ii) a resolution in writing dealing with all matters required by the OBCA to be dealt with at a meeting of NewCo Shareholders, and signed by all of the NewCo Shareholders or their attorney authorized in writing entitled to vote at that meeting, satisfies all the requirements of the OBCA relating to meetings of NewCo Shareholders; and (iii) if NewCo is not an offering corporation, a resolution in writing signed by holders of at least a majority (50%) of the NewCo Shares or their attorney authorized in writing to vote on that resolution or at that meeting is as valid as if it had been passed by ordinary resolution at a meeting of NewCo Shareholders, provided that all business to be transacted at the meeting is business that may be passed by ordinary resolution and satisfies all the requirements of the OBCA relating to that meeting of NewCo Shareholders.

Inspection of Books and Records

The directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of SPAC or any of them will be open to the inspection of shareholders not being directors, and no shareholder (not being a director) will have any right of inspecting any account or book or document of the SPAC except as conferred by law or authorised by the directors or by ordinary resolution of SPAC.

Under the OBCA, NewCo’s directors and the NewCo Shareholders may, without charge, inspect certain of the records of NewCo.

Rights of SPAC Shareholders (a Cayman Islands Exempted Company)	Rights of NewCo Shareholders (an Ontario Corporation)
Class and Derivative Shareholder Suits

SPAC’s Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, the company will be the proper plaintiff in any claim based on a breach of duty owed to it, and a claim against (for example) SPAC management usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which: a company is acting, or proposing to act, illegally or beyond the scope of its authority; the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; or those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against SPAC where the individual rights of that shareholder have been infringed or are about to be infringed.

Under the OBCA, a registered shareholder (including a beneficial owner of securities), a former registered shareholder (including a beneficial owner of securities), a director or officer or a former director or officer of a corporation or any of its affiliates and any person who, in the discretion of the court, is a proper person to make an application to court to prosecute or defend an action on behalf of a corporation (a derivative action), may apply to the court for leave to bring an action (being an action under the OBCA or any other law) in the name and on behalf of the corporation or any of its subsidiaries or intervene in an action to which the corporation or any of its subsidiaries is a party, for the purposes of prosecuting, defending or discounting the action on behalf of the corporation or subsidiary.

Under the OBCA, the court may grant leave if: (a) the complainant has given at least 14 days’ notice to the directors of the corporation or its subsidiaries of the complainant’s intention to apply to the court, and (b) the court is satisfied that (i) the directors of the corporation or its subsidiary will not bring, diligently prosecute, defend or discontinue the action; (ii) the complainant is acting in good faith; and (iii) it appears to the court to be in the interests of the corporation or its subsidiary for the action be brought, prosecuted, defended or discontinued.

Under the OBCA, the court upon the final disposition of a derivative action may make any order it determines to be appropriate, including an order for a corporation or its subsidiary to pay the complainant’s costs, including legal fees and disbursements.

Anti-Takeover Provisions

The SPAC Articles provide that the SPAC Board will be classified into three (3) classes of directors. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at two or more annual general meetings.

The authorised but unissued ordinary shares and preferred shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preferred shares could render more difficult or discourage an attempt to obtain control of SPAC by means of a proxy contest, tender offer, merger or otherwise.

Not applicable.

Rights of SPAC Shareholders (a Cayman Islands Exempted Company)	Rights of NewCo Shareholders (an Ontario Corporation)
Variation of Rights Attaching to a Class/Series of Shares

Under Cayman Islands law and the SPAC Articles, the rights attached to any class of shares may only be materially adversely varied with the consent in writing of the holders of not less than two-thirds (2/3rds) of the issued shares of that class or with the sanction of a resolution of the shareholders passed at a separate meeting of the holders of the shares of that class by the holders of not less than two-thirds (2/3rds) of the issued shares of that class.

Under the OBCA, certain fundamental changes, such as changes to the Proposed Articles of Amendment, changes to authorized share structure, continuances out of province, certain amalgamations, sales or other exchanges of all or substantially all of the property of NewCo (other than in the ordinary course of business), certain liquidations, certain dissolutions, and certain arrangements are required to be approved by special resolution.

A special resolution is a resolution (i) submitted to a special meeting of the shareholders of NewCo duly called for the purpose of considering the resolution that is passed by at least two-thirds of the votes cast; or (ii) consented to in writing by each shareholder of NewCo.

In certain cases, an action that prejudices, adds restrictions to or interferes with rights or privileges attached to issued shares of a class or series of shares must be approved separately by the holders of the class or series of shares being affected by special resolution.

Amendments to Governing Documents

Amendment of any provision of the SPAC Articles requires a special resolution, meaning a resolution passed by holders of not less than two-thirds of the issued and outstanding shares of SPAC that are entitled to vote and that vote in a general meeting.

SPAC Sponsor and SPAC management have agreed that they will not propose any amendment to the SPAC Articles that would affect the substance or timing of SPAC’s obligation to redeem 100% of its public shares if the SPAC does not complete the Business Combination within 24 months after the closing of the SPAC’s IPO, unless the SPAC provides public shareholders with the opportunity to redeem their shares upon approval of any such amendment.

The provisions of the SPAC Articles relating to (i) the election and removal of directors prior to the business combination and (ii) the voting power in connection with the approval required to continue SPAC in a jurisdiction outside the Cayman Islands, may each only be amended by a special resolution passed by holders representing a majority of at least 90% of the votes cast a quorate general meeting.

See “Variation of Rights Attaching to a Class/Series of Shares” above.

Rights of SPAC Shareholders (a Cayman Islands Exempted Company)	Rights of NewCo Shareholders (an Ontario Corporation)
Dissolution/Liquidations

The SPAC Articles provides that in the event that SPAC does not consummate a business combination by eighteen months after the closing of the SPAC IPO, SPAC will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the shares issued in the SPAC IPO, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust fund, including interest earned on the trust fund and not previously released to the company to fund regulatory withdrawals and/or to pay income taxes, if any, less up to $100,000 of interest to pay dissolution expenses, divided by the number of public shares then in issue, which redemption will completely extinguish public shareholders’ rights as shareholders of the SPAC (including the right to receive further liquidation distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SPAC’s remaining shareholders and the directors, liquidate and dissolve, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Holders of NewCo Shares shall, subject always to the rights of the holders of NewCo Preferred Shares and the shares of any other class ranking senior to the NewCo Shares, be entitled to receive in the event of the liquidation, dissolution or winding-up of NewCo, whether voluntarily or involuntarily, or any other distribution of assets of NewCo among its shareholders for the purposes of winding up its affairs, the remaining property and assets of NewCo, in an identical amount per share, at the same time and in the same form (whether in cash, in specie or otherwise) as if the NewCo Class B Subordinate Voting Shares and NewCo Class A Multiple Voting Shares were of one class only, provided, however, that in the event of a payment of a dividend in the form of shares of NewCo, holders of NewCo Class B Subordinate Voting Shares shall receive NewCo Class B Subordinate Voting Shares and holders of NewCo Class A Multiple Voting Shares shall receive NewCo Class A Multiple Voting Shares, unless otherwise determined by the NewCo Board.

The OBCA provides that if a corporation has property or liabilities, or both, it may be wound up voluntarily by special resolution of the shareholders or, if it has issued more than one class of shares, by special resolutions of the holders of each class whether or not they are otherwise entitled to vote. At the meeting at which the special resolution is passed, the shareholders appoint one or more liquidators to wind up the corporation’s business and affairs and distribute its property, and the corporation must file notice of the resolution with the OBCA Director within 10 days. Following completion of the winding up and the liquidator’s final meeting, the corporation is dissolved on the expiration of three months after the filing of the liquidator’s notice that the meeting was held, subject to any court order extending or otherwise ordering dissolution.

A corporation that has no property and no liabilities may be wound up voluntarily by special resolution of the shareholders or, if it has issued more than one class of shares, by special resolutions of the holders of each class whether or not they are otherwise entitled to vote, with dissolution occurring in accordance with the OBCA winding-up procedures described above.

DESCRIPTION OF NEWCO SHARE CAPITAL

This section of the proxy statement/prospectus includes a description of the material terms of the Proposed Articles of Amendment, the Proposed By-laws and of applicable Canadian laws as they will be in effect upon Closing. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. Unless stated otherwise, this description does not address any (proposed) provisions of Canadian law that have not become effective as of the date of this proxy statement/prospectus. The description is qualified in its entirety by reference to the complete text of the Proposed Articles of Amendment, the form of which is attached as Annex E to this proxy statement/prospectus, and the Proposed By-laws, which are attached as Annex F to this proxy statement/prospectus. NewCo urges you to read the full text of the Proposed Articles of Amendment and the Proposed By-laws.

General

The following is a description of the material terms of the NewCo Class B Subordinate Voting Shares, the NewCo Class A Multiple Voting Shares and the NewCo Preferred Shares, as set forth in the Proposed Articles of Amendment that will become effective on or prior to completion of the Transactions.

Prior to Closing, NewCo will file the Proposed Articles of Amendment to redesignate the authorized capital of NewCo to consist of NewCo Class B Subordinate Voting Shares, NewCo Class A Multiple Voting Shares and NewCo Preferred Shares, issuable in series. The single outstanding NewCo common share will be converted into one NewCo Class A Multiple Voting Share.

As a result, immediately prior to Closing, NewCo’s authorized share capital will consist of an unlimited number of NewCo Class B Subordinate Voting Shares of which none will be issued and outstanding, an unlimited number of NewCo Class A Multiple Voting Shares of which one will be issued and outstanding and an unlimited number of NewCo Preferred Shares, issuable in series, of which none will be issued and outstanding. Although the rules of the TSX generally prohibit NewCo from issuing additional NewCo Class A Multiple Voting Shares, there may be certain circumstances where additional NewCo Class A Multiple Voting Shares may be issued, including upon receiving NewCo Shareholder approval. Any further issuances of NewCo Class B Subordinate Voting Shares or NewCo Class A Multiple Voting Shares will result in immediate dilution to existing NewCo Shareholders and may have an adverse effect on the value of their shareholdings. The NewCo Shares issuable pursuant to the Transactions are validly authorized and, upon issuance in accordance with the Business Combination Agreement, will be validly issued as fully paid and non-assessable shares in the capital of NewCo.

The NewCo Class B Subordinate Voting Shares are “restricted securities” within the meaning of such term under applicable Canadian securities laws. As such, NewCo is required to have its shareholders approve the distribution of NewCo Class B Subordinate Voting Shares under this proxy statement/prospectus pursuant to Section 12.3 of National Instrument 41-101 — General Prospectus Requirements (“NI 41-101”), of the Canadian Securities Administrators. Prior to the adoption of the Proposed Articles of Amendment, the sole shareholder of NewCo will pass a resolution in writing approving the reorganization of NewCo’s share capital in connection with the Transactions and approving the distribution of NewCo Class B Subordinate Voting Shares under this proxy statement/prospectus so as to comply with the requirements of Section 12.3 of NI 41-101.

Shares

The NewCo Class B Subordinate Voting Shares and NewCo Class A Multiple Voting Shares have the same rights and privileges except that NewCo Class B Subordinate Voting Shares will have one vote per share and the NewCo Class A Multiple Voting Shares will have ten votes per share. NewCo Class A Multiple Voting Shares will be subject to typical transfer restrictions and sunset provisions.

Rank

The NewCo Class A Multiple Voting Shares and the NewCo Class B Subordinate Voting Shares will rank pari passu with respect to the payment of dividends, return of capital and distribution of assets in the event of the liquidation, dissolution or winding up of NewCo. In the event of the liquidation, dissolution or winding-up of NewCo or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs, whether voluntarily or involuntarily, the holders of NewCo Class A Multiple Voting Shares and the NewCo Class B Subordinate Voting Shares will be entitled to participate equally in the remaining property and assets of NewCo available for distribution to the holders of shares, without preference or distinction among or between the NewCo Class A Multiple Voting Shares and the NewCo Class B Subordinate Voting Shares, subject to the rights of the holders of any NewCo Preferred Shares.

Dividends

The holders of outstanding NewCo Shares will be entitled to receive dividends on a share for share basis at such times and in such amounts and form as the NewCo Board may from time to time determine, but subject to the rights of the holders of NewCo Preferred Shares and the shares of any other class ranking senior to the NewCo Shares, without preference or distinction among or between the NewCo Class B Subordinate Voting Shares and the NewCo Class A Multiple Voting Shares. Under the OBCA, NewCo is permitted to pay dividends unless there are reasonable grounds for believing that: (i) NewCo is, or would after such payment be, unable to pay its liabilities as they become due; or (ii) the realizable value of NewCo’s assets would, as a result of such payment, be less than the aggregate of NewCo’s liabilities and stated capital of all classes of shares. In the event of a payment of a dividend in the form of shares, NewCo Class B Subordinate Voting Shares shall be distributed with respect to outstanding NewCo Class B Subordinate Voting Shares and NewCo Class A Multiple Voting Shares shall be distributed with respect to outstanding NewCo Class A Multiple Voting Shares, unless otherwise determined by the NewCo Board.

Voting Rights and Notices

Under the Proposed Articles of Amendment, the holders of NewCo Shares will be entitled to receive notice of and to attend any meeting of the NewCo Shareholders, except meetings at which only holders of a different class or series of shares of NewCo are entitled to vote.

At each such meeting, each NewCo Class A Multiple Voting Share shall entitle the holder thereof to ten votes per share and each NewCo Class B Subordinate Voting Share shall entitle the holder thereof to one vote per share, voting together as a single class, except as otherwise expressly provided in the Proposed Articles of Amendment or as provided by law.

Conversion and Transfer

The NewCo Class B Subordinate Voting Shares are not convertible into any other class of shares. Each outstanding NewCo Class A Multiple Voting Share may at any time, at the option of the holder, be converted into one fully paid and non-assessable NewCo Class B Subordinate Voting Share. Upon the first date upon which there is a Transfer (as defined below) of a NewCo Class A Multiple Voting Share by a holder of NewCo Class A Multiple Voting Shares, other than to a Permitted Holder (as defined below) or from any such Permitted Holder back to such holder of NewCo Class A Multiple Voting Shares and/or any other Permitted Holder of such holder of NewCo Class A Multiple Voting Shares, the holder thereof, without any further action, will automatically be deemed to have exercised his, her or its rights to convert such NewCo Class A Multiple Voting Share into a fully paid and non-assessable NewCo Class B Subordinate Voting Share, on a share for share basis, effective immediately upon such Transfer.

In addition, all NewCo Class A Multiple Voting Shares, regardless of the holder, will convert automatically into NewCo Class B Subordinate Voting Shares at the close of business on the date on which the outstanding NewCo Class A Multiple Voting Shares represent less than 5% of the aggregate number of outstanding NewCo Class B Subordinate Voting Shares and NewCo Class A Multiple Voting Shares as a group. Upon such occurrence and without any further action, the authorized and unissued NewCo Class A Multiple Voting Shares as a class will be deleted entirely from the authorized capital of NewCo.

NewCo may from time to time establish policies and procedures relating to the conversion of the NewCo Class A Multiple Voting Shares to NewCo Class B Subordinate Voting Shares and the general administration of this dual class share structure as it may deem necessary or advisable.

For the purposes of the foregoing:

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified Person;

“Members of the Immediate Family” means with respect to any individual, each parent (whether by birth or adoption), spouse, child or other descendants (whether by birth or adoption) of such individual, each spouse of any of the aforementioned Persons, each trust created solely for the benefit of such individual and/or one or more of the aforementioned Persons, and each legal representative of such individual or of any aforementioned Persons (including without limitation a tutor, curator, mandatary due to incapacity, custodian, guardian or testamentary executor), acting in such capacity under the authority of the law, an order from a competent tribunal, a will or a mandate in case of incapacity or similar instrument. For the purposes of this definition, a Person shall be considered the spouse of an individual if such Person is legally married to such individual, lives in a civil union with such individual or is the common law partner (as defined in the Income Tax Act (Canada) as amended from time to time) of such individual. A Person who was the spouse of an individual within the meaning of this paragraph immediately before the death of such individual shall continue to be considered a spouse of such individual after the death of such individual;

“Permitted Holders” means, in respect of a holder of NewCo Class A Multiple Voting Shares that is an individual, the Members of the Immediate Family of such individual and any Person controlled, directly or indirectly, by any such holder, and in respect of a holder of NewCo Class A Multiple Voting Shares that is not an individual, an Affiliate of that holder;

“Person” means any individual, partnership, corporation, company, association, trust, joint venture or limited liability company;

“Transfer” of a NewCo Class A Multiple Voting Share shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law. A “Transfer” shall also include, without limitation, (1) a transfer of a NewCo Class A Multiple Voting Share to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (2) the transfer of, or entering into a binding agreement with respect to, Voting Control over a NewCo Class A Multiple Voting Share by proxy or otherwise, provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to the NewCo officers or directors at the request of the NewCo Board in connection with actions to be taken at an annual or special meeting of shareholders; or (b) the pledge of a NewCo Class A Multiple Voting Share that creates a mere security interest in such share pursuant to a bona fide loan or indebtedness transaction so long as the holder of the NewCo Class A Multiple Voting Share continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such NewCo Class A Multiple Voting Share or other similar action by the pledgee shall constitute a “Transfer”;

“Voting Control” with respect to a NewCo Class A Multiple Voting Share means the exclusive power (whether directly or indirectly) to vote or direct the voting of such NewCo Class A Multiple Voting Share by proxy, voting agreement or otherwise.

A Person is “controlled” by another Person or other Persons if: (1) in the case of a company or other body corporate wherever or however incorporated: (A) securities entitled to vote in the election of directors carrying in the aggregate at least a majority of the votes for the election of directors and representing in the aggregate at least a majority of the participating (equity) securities are held, other than by way of security only, directly or indirectly, by or solely for the benefit of the other Person or Persons; and (B) the votes carried in the aggregate by such securities are entitled, if exercised, to elect a majority of the board of directors of such company or other body corporate; or (2) in the case of a Person that is not a company or other body corporate, at least a majority of the participating (equity) and voting interests of such Person are held, directly or indirectly, by or solely for the benefit of the other Person or Persons; and “controls”, “controlling” and “under common control with” shall be interpreted accordingly.

Subdivision or Consolidation

No subdivision or consolidation of the NewCo Class B Subordinate Voting Shares or the NewCo Class A Multiple Voting Shares may be carried out unless, at the same time, the NewCo Class A Multiple Voting Shares or the NewCo Class B Subordinate Voting Shares, as the case may be, are subdivided or consolidated in the same manner and on the same basis.

Certain Class Votes

Except as required by the OBCA, applicable securities laws or the Proposed Articles of Amendment, holders of NewCo Class B Subordinate Voting Shares and NewCo Class A Multiple Voting Shares will vote together on all matters subject to a vote of holders of both those classes of shares as if they were one class of shares. Under the OBCA, certain types of amendments to the Proposed Articles of Amendment are subject to approval by special resolution of the holders of NewCo classes of shares voting separately as a class, including amendments to:

•        change the rights, privileges, restrictions or conditions attached to the shares of that class;

•        increase the rights or privileges of any class of shares having rights or privileges equal or superior to the shares of that class; and

•        make any class of shares having rights or privileges inferior to the shares of such class equal or superior to the shares of that class.

Without limiting other rights at law of any holders of NewCo Class B Subordinate Voting Shares or NewCo Class A Multiple Voting Shares to vote separately as a class, neither the holders of the NewCo Class B Subordinate Voting Shares nor the holders of the NewCo Class A Multiple Voting Shares shall be entitled to vote separately as a class upon a proposal to amend the Proposed Articles of Amendment in the case of an amendment to: (i) increase or decrease any maximum number of authorized shares of such class, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to the shares of such class; or (ii) create a new class of shares equal or superior to the shares of such class, which rights are otherwise provided for in paragraphs (a) and (e) of subsection 170(1) of the OBCA. In addition, pursuant to the Proposed Articles of Amendment, neither holders of NewCo Class B Subordinate Voting Shares nor holders of NewCo Class A Multiple Voting Shares will be entitled to vote separately as a class upon a proposal to amend the Proposed Articles of Amendment to effect an exchange, reclassification or cancellation of all or part of the shares of such class pursuant to Section 170(1)(b) of the OBCA unless such exchange, reclassification or cancellation: (i) affects only the holders of that class; or (ii) affects the holders of NewCo Class B Subordinate Voting Shares and NewCo Class A Multiple Voting Shares differently, on a per share basis, and such holders are not already otherwise entitled to vote separately as a class under any applicable law or the Proposed Articles of Amendment in respect of such exchange, reclassification or cancellation.

Pursuant to the Proposed Articles of Amendment, holders of NewCo Class B Subordinate Voting Shares and NewCo Class A Multiple Voting Shares will be treated equally and identically, on a per share basis, in certain change of control transactions that require approval of NewCo Shareholders under the OBCA, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the holders of NewCo Class B Subordinate Voting Shares who voted in respect of that resolution and by a majority of the votes cast by the holders of outstanding NewCo Class A Multiple Voting Shares, who voted in respect of that resolution, each voting separately as a class at a meeting of the holders of that class called and held for such purpose.

Take-Over Bid Protection

Under applicable Canadian law, an offer to purchase NewCo Class A Multiple Voting Shares would not necessarily require that an offer be made to purchase NewCo Class B Subordinate Voting Shares. In accordance with the rules of the TSX designed to ensure that, in the event of a take-over bid, the holders of NewCo Class B Subordinate Voting Shares will be entitled to participate on an equal footing with holders of NewCo Class A Multiple Voting Shares, the holders of not less than 80% of the outstanding NewCo Class A Multiple Voting Shares on completion of the Business Combination will enter into a customary coattail agreement with NewCo and a trustee (the “Coattail Agreement”). The Coattail Agreement will contain provisions customary for dual class, TSX-listed corporations designed to prevent transactions that otherwise would deprive the holders of NewCo

Class B Subordinate Voting Shares of rights under the take-over bid provisions of applicable Canadian securities legislation to which they would have been entitled had the NewCo Class A Multiple Voting Shares been NewCo Class B Subordinate Voting Shares.

The undertakings in the Coattail Agreement will not apply to prevent a sale of NewCo Class A Multiple Voting Shares by a holder of NewCo Class A Multiple Voting Shares party to the Coattail Agreement if concurrently an offer is made to purchase NewCo Class B Subordinate Voting Shares that:

•        offers a price per NewCo Class B Subordinate Voting Share at least as high as the highest price per share paid or required to be paid pursuant to the take-over bid for the NewCo Class A Multiple Voting Shares;

•        provides that the percentage of outstanding NewCo Class B Subordinate Voting Shares to be taken up (exclusive of shares owned immediately prior to the offer by the offeror or persons acting jointly or in concert with the offeror) is at least as high as the percentage of outstanding NewCo Class A Multiple Voting Shares to be sold (exclusive of NewCo Class A Multiple Voting Shares owned immediately prior to the offer by the offeror and persons acting jointly or in concert with the offeror);

•        has no condition attached other than the right not to take up and pay for NewCo Class B Subordinate Voting Shares tendered if no shares are purchased pursuant to the offer for NewCo Class A Multiple Voting Shares; and

•        is in all other material respects identical to the offer for NewCo Class A Multiple Voting Shares.

In addition, the Coattail Agreement will not prevent the sale of NewCo Class A Multiple Voting Shares by a holder thereof to a Permitted Holder, provided such sale does not or would not constitute a take-over bid or, if so, is exempt or would be exempt from the formal bid requirements (as defined in applicable securities legislation). The conversion of NewCo Class A Multiple Voting Shares into NewCo Class B Subordinate Voting Shares, shall not, in of itself constitute a sale of NewCo Class A Multiple Voting Shares for the purposes of the Coattail Agreement.

Under the Coattail Agreement, any sale of NewCo Class A Multiple Voting Shares (including a transfer to a pledgee as security) by a holder of NewCo Class A Multiple Voting Shares party to the Coattail Agreement will be conditional upon the transferee or pledgee becoming a party to the Coattail Agreement, to the extent such transferred NewCo Class A Multiple Voting Shares are not automatically converted into NewCo Class B Subordinate Voting Shares in accordance with the Proposed Articles of Amendment.

The Coattail Agreement will contain provisions for authorizing action by the trustee to enforce the rights under the Coattail Agreement on behalf of the holders of the NewCo Class B Subordinate Voting Shares. The obligation of the trustee to take such action will be conditional on NewCo or holders of the NewCo Class B Subordinate Voting Shares providing such funds and indemnity as the trustee may require. No holder of NewCo Class B Subordinate Voting Shares will have the right, other than through the trustee, to institute any action or proceeding or to exercise any other remedy to enforce any rights arising under the Coattail Agreement unless the trustee fails to act on a request authorized by holders of not less than 10% of the outstanding NewCo Class B Subordinate Voting Shares and reasonable funds and indemnity have been provided to the trustee.

The Coattail Agreement will provide that it may not be amended, and no provision thereof may be waived, unless, prior to giving effect to such amendment or waiver, the following have been obtained: (i) the consent of the TSX and any other applicable securities regulatory authority in Canada and (ii) the approval of not less than 66 2/3% of the votes cast by holders of NewCo Class B Subordinate Voting Shares represented at a meeting duly called for the purpose of considering such amendment or waiver, excluding votes attached to NewCo Class B Subordinate Voting Shares held directly or indirectly by holders of NewCo Class A Multiple Voting Shares, their affiliates and related parties and any persons who have an agreement to purchase NewCo Class A Multiple Voting Shares on terms which would constitute a sale for purposes of the Coattail Agreement other than as permitted thereby.

No provision of the Coattail Agreement will limit the rights of any holders of NewCo Class B Subordinate Voting Shares under applicable law.

Preferred Shares

NewCo is authorized to issue an unlimited number of NewCo Preferred Shares issuable in series. Each series of NewCo Preferred Shares shall consist of such number of shares and having such rights, privileges, restrictions and conditions as may be determined by the NewCo Board prior to the issuance thereof. Holders of NewCo Preferred Shares, except as otherwise provided in the terms specific to a series of NewCo Preferred Shares or as required by law, will not be entitled to vote at meetings of holders of shares, and will not be entitled to vote separately as a class upon a proposal to amend the Proposed Articles of Amendment in the case of an amendment of the kind referred to in paragraph (a), (b) or (e) of subsection 170(1) of the OBCA. With respect to the payment of dividends and distribution of assets in the event of liquidation, dissolution or winding-up of the company, whether voluntary or involuntary, the NewCo Preferred Shares are entitled to preference over the NewCo Class B Subordinate Voting Shares, NewCo Class A Multiple Voting Shares and any other shares ranking junior to the NewCo Preferred Shares from time to time and may also be given such other preferences over NewCo Class B Subordinate Voting Shares, NewCo Class A Multiple Voting Shares and any other shares ranking junior to the NewCo Preferred Shares as may be determined at the time of creation of such series.

The issuance of NewCo Preferred Shares and the terms selected by the NewCo Board could decrease the amount of earnings and assets available for distribution to holders of NewCo Class B Subordinate Voting Shares and NewCo Class A Multiple Voting Shares or adversely affect the rights and powers, including the voting rights, of the holders of NewCo Class B Subordinate Voting Shares and NewCo Class A Multiple Voting Shares without any further vote or action by the holders of NewCo Class B Subordinate Voting Shares and NewCo Class A Multiple Voting Shares. The issuance of NewCo Preferred Shares, or the issuance of rights to purchase NewCo Preferred Shares, could make it more difficult for a third-party to acquire a majority of outstanding voting shares and thereby have the effect of delaying, deferring or preventing a change of control of NewCo or an unsolicited acquisition proposal or of making the removal of management more difficult. Additionally, the issuance of NewCo Preferred Shares may have the effect of decreasing the market price of NewCo Class B Subordinate Voting Shares.

NewCo has no current intention to issue any NewCo Preferred Shares. NewCo will file an undertaking with the OSC pursuant to which NewCo will agree to provide reasonable prior notice to the OSC in the event that NewCo intends to issue a series of preference shares that: (a) carry a greater number of votes on a per share basis, irrespective of the number or percentage of preference shares owned, than the NewCo Class A Multiple Voting Shares or the NewCo Class B Subordinate Voting Shares; or (b) would cause any of the factors set out in section 4.1 of OSC Rule 56-501 Restricted Shares to be present in relation to the NewCo Class A Multiple Voting Shares or the NewCo Class B Subordinate Voting Shares, regardless of any existing restrictions on the NewCo Class A Multiple Voting Shares or the NewCo Class B Subordinate Voting Shares.

NewCo Directors

Appointment

The Proposed By-laws will provide that the NewCo Board will consist of such number of directors as is fixed by the Proposed Articles of Amendment, or where the articles specify a variable number, will consist of such number of directors as is not less than the minimum nor more than the maximum number of directors provided in the Proposed Articles of Amendment and as will be fixed from time to time by special resolution of the NewCo Shareholders or, with the approval of the NewCo Shareholders, by the NewCo Board.

The NewCo Proposed Articles of Amendment provide that the NewCo Board will consist of not less than one director and not more than ten directors.

Directors are generally elected by shareholders by ordinary resolution; however, the Proposed By-laws will also provide that the NewCo Board may, between annual meetings, appoint one or more directors to hold office until the close of the next annual meeting of NewCo Shareholders, but the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of NewCo Shareholders.

The Proposed By-laws will specify that all directors hold office for a term expiring at the close of the next annual shareholders meeting following their election or when their successors are duly elected or appointed. Directors are eligible for re-election or re-appointment.

Voting

Questions arising at any meeting of the NewCo Board will be decided by a majority of votes. In the case of an equality of votes, the chair of the meeting will not have a second or casting vote. A resolution in writing signed by all the directors entitled to vote on that resolution at a meeting of directors or committee of directors is as valid as if it had been passed at a meeting of directors or committee of directors, as the case may be. A resolution in writing dealing with all matters required by the OBCA to be dealt with at a meeting of directors, and signed by all the directors entitled to vote at that meeting, satisfies all the requirements of the OBCA relating to meetings of directors.

Powers and Duties of NewCo Directors

Under the OBCA, a director or officer of a corporation in exercising the director’s or officer’s powers and discharging the director’s or officer’s duties to the corporation must: (i) act honestly and in good faith with a view to the best interest of the corporation; (ii) exercise the care, diligence and skill that a reasonably prudent individual would exercise in comparable circumstances; and (iii) comply with the OBCA and the regulations thereunder, the articles and by-laws of the corporation, and any unanimous shareholder agreement. These statutory duties are in addition to duties under common law and equity.

Limitations on Liability and Indemnification of Directors and Officers

Under the OBCA, NewCo may indemnify current or former directors or officers or another individual who acts or acted at NewCo’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with NewCo or another entity. The OBCA also provides that NewCo may advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfill the conditions described below.

However, indemnification is prohibited under the OBCA unless the individual:

•        acted honestly and in good faith with a view to NewCo’s best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at NewCo’s request; and

•        in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The Proposed By-laws require NewCo to indemnify to the fullest extent permitted by the OBCA each of NewCo’s current or former directors or officers and each individual who acts or acted at NewCo’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including, without limitation, an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with NewCo or another entity.

The Proposed By-laws authorize NewCo to purchase and maintain insurance for the benefit of each of NewCo’s current or former directors or officers and each person who acts or acted at NewCo’s request as a director or officer, or an individual acting in a similar capacity, of another entity.

NewCo will enter into indemnity agreements with the NewCo Board and certain officers which provide, among other things, that NewCo will indemnify him or her to the fullest extent permitted by law from and against all liabilities, costs, charges and expenses incurred as a result of his or her actions in the exercise of his or her duties as a director or officer and provide for customary advancement of expenses, subject to certain limitations.

At present, NewCo is not aware of any pending or threatened litigation or proceeding involving any directors, officers, employees or agents in which indemnification would be required or permitted.

Ongoing Reporting Obligations under Canadian Securities Law

In connection with the Business Combination, NewCo is expected to become a reporting issuer in the Province of Ontario by filing a non-offering prospectus. NewCo will be subject to Canadian continuous disclosure and other reporting obligations under Canadian securities laws. Among these reporting obligations is the requirement that its reporting insiders file reports with respect to, among other things, their beneficial ownership of, or control or direction over, securities of NewCo and their interests in, and rights and obligations associated with, related financial instruments. As NewCo will not be a foreign issuer under applicable Canadian securities laws, it will generally not be entitled to satisfy its Canadian reporting obligations through periodic and current reports it files with the SEC to satisfy its U.S. reporting obligations using exemptions available to foreign issuers. However, as an “SEC Issuer” (as defined under Canadian securities laws), it may, in certain instances, rely on other available exemptions from its Canadian continuous disclosure and other reporting obligations by filing in Canada its periodic and current reports filed with the SEC to satisfy its U.S. reporting obligations.

Periodic Reporting under U.S. Securities Law

NewCo will be a “foreign private issuer” under the securities laws of the United States and the exchange listing rules of the Nasdaq (the “Listing Rules”). Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. NewCo intends to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and Nasdaq listing standards. Subject to certain exceptions, the Listing Rules permit a “foreign private issuer” to comply with its home country rules in lieu of the listing requirements of the Nasdaq.

Additionally, because NewCo qualifies as a “foreign private issuer” under the Exchange Act, it is exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including, among others: (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

NewCo will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information NewCo is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

Listing of NewCo Securities

NewCo will apply to have NewCo Class B Subordinate Voting Shares listed on Nasdaq and the TSX under the ticker symbol “XNDU”, respectively. Any such listing of the NewCo Class B Subordinate Voting Shares will be conditional upon NewCo fulfilling all of the listing requirements and conditions of the TSX and Nasdaq, respectively. There is no assurance that the TSX or the Nasdaq will approve NewCo’s listing applications. It is a condition to completion of the Business Combination that the TSX and Nasdaq have approved the listing of the NewCo Class B Subordinate Voting Shares.

Certain Insider Trading and Market Manipulations Laws

Canadian and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this proxy statement/prospectus and should not be viewed as legal advice for specific circumstances. In connection with its listing on the Nasdaq and TSX, NewCo will adopt an insider trading policy. This policy will provide for, among other things, rules on transactions by members of the NewCo Board and NewCo employees in NewCo Class B Subordinate Voting Shares or in financial instruments the value of which is determined by the value of the shares.

United States

United States securities laws generally prohibit any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material nonpublic information to others who might trade on the basis of that information (known as “tipping”).

A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the NewCo Board, officers and other employees of NewCo may not purchase or sell shares or other securities of NewCo when he or she is in possession of material, non-public information about NewCo (including NewCo’s business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about NewCo.

Canada

Canadian securities laws prohibit any person or company in a special relationship with an issuer from purchasing or selling a security with the knowledge of a material fact or material change that has not been generally disclosed (known as “material, non-public information”). Further, Canadian securities laws also prohibit: (i) an issuer and any person or company in a special relationship with the issuer, other than in the necessary course of business, from informing another person or company of a material fact or material change with respect to the issuer before the material fact or material change has been generally disclosed (known as “tipping”); and (ii) an issuer and any person or company in a special relationship with an issuer, with knowledge of a material fact or material change with respect to the issuer that has not been generally disclosed, other than in the necessary course of business, from recommending or encouraging another person or company: (a) to purchase or sell a security of the issuer; or (b) to enter into a transaction involving a security the value of which is derived from or varies materially with the market price or value of a security of the issuer. A “security” includes not just equity securities, but any security (e.g., derivatives).

A person or company is in a special relationship with an issuer if (i) the person or company is an insider, affiliate or associate of (a) the issuer, (b) a person or company that is considering or evaluating whether to make a take-over bid, or a person or company that is proposing to make a take-over bid, for the securities of the issuer, or (c) a person or company that is considering or evaluating whether, or a person or company that is proposing, (A) to become a party to a reorganization, amalgamation, merger or arrangement or a similar business combination with the issuer, or (B) to acquire a substantial portion of the property of the issuer; (ii) the person or company has engaged, is engaging, is considering or evaluating whether to engage, or proposes to engage, in any business or professional activity with or on behalf of (a) the issuer, or (b) person or company described in clause (i)(b) or (c); (iii) the person is a director, officer or employee of (a) the issuer, (b) a subsidiary of the issuer, (c) a person or company that controls the issuer, directly or indirectly, or (d) a person or company described in clause (i)(b) or (c) or (ii); (iv) the person or company learned of material, non-public information about the issuer while the person or company was a person or company described in clause (i), (ii) or (iii); (v) the person or company (a) learns of material, non-public information about the issuer from any other person or company described in this section, including a person or company described in this clause, and (b) knows or ought reasonably to know that the other person or company is a person or company in a special relationship with the issuer. Thus, members of the NewCo Board, officers and other employees of NewCo may not purchase or sell NewCo Class B Subordinate Voting Shares or other securities of NewCo when he or she is in possession of material, non-public information about NewCo (including NewCo’s business, prospects or financial condition), nor may they inform (or “tip”) anyone else of such material, non-public information about NewCo.

Warrants

Pursuant to the Arrangement, the Old Xanadu Warrants then outstanding and unexercised will automatically without any action on the part of its holder be converted into warrants to acquire NewCo Shares. Old Xanadu Warrants to purchase Old Xanadu Common Shares will become warrants to purchase NewCo Class A Multiple Voting Shares (“NewCo MVS Warrants”) and Old Xanadu Warrants to purchase Old Xanadu Non-Voting Common Shares will become warrants to purchase NewCo Class B Subordinate Voting Shares (“NewCo SVS Warrants” and together with the NewCo MVS Warrants, the “NewCo Warrants”). The NewCo Warrants will be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding Old Xanadu Warrants immediately prior to the Effective Time.

NewCo MVS Warrants

Each whole NewCo MVS Warrant entitles the registered holder to purchase one NewCo Class A Multiple Voting Share at a specified price. The NewCo MVS Warrants may be exercised by the registered holder at any time prior to the applicable expiration date, being January 15, 2028, July 8, 2029 or October 21, 2033, as applicable, via payment of the exercise price of such NewCo MVS Warrants or on a “cashless basis” as set out in the NewCo MVS Warrants.

To exercise the NewCo MVS Warrants on a “cashless basis”, the registered holder of the NewCo MVS Warrants would pay the exercise price by surrendering the NewCo MVS Warrants in exchange for a number of NewCo Class A Multiple Voting Shares equal to the quotient obtained by dividing (x) the product of (i) the number of NewCo Class A Multiple Voting Shares with respect to which the NewCo MVS Warrants are being exercised (inclusive of the NewCo Class A Multiple Voting Shares surrendered to NewCo in payment of the exercise price of the NewCo MVS Warrants); and (ii) the difference between the Fair Market Value of a NewCo Class A Multiple Voting Share and the exercise price of the NewCo MVS Warrants; by (y) the Fair Market Value of a NewCo Class A Multiple Voting Share. The NewCo MVS Warrants automatically exercise on a “cashless basis” (i) upon expiration; or (ii) in connection with a sale transaction involving consideration in the form of cash or marketable securities, in each case, provided that the NewCo MVS Warrants are in-the-money. For the purposes of this “NewCo MVS Warrants” section, if the NewCo Class A Multiple Voting Shares are then traded or quoted on a U.S. or Canadian nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”), the “Fair Market Value” shall be the closing price or last sale price of a NewCo Class A Multiple Voting Share reported for the applicable business day immediately before the date on which registered holder of the NewCo MVS Warrants exercises such warrants. If the NewCo Class A Multiple Voting Shares are not traded in a Trading Market, the NewCo Board shall determine the Fair Market Value in its reasonable good faith judgment.

If the number of outstanding NewCo Class A Multiple Voting Shares is adjusted by a share dividend, share split, reclassification, exchange, combination or substitution of NewCo Class A Multiple Voting Shares or other similar event, then, on the effective date of such share dividend, share split, reclassification, exchange, combination or substitution or similar event, the number of NewCo Class A Multiple Voting Shares issuable on exercise of each NewCo MVS Warrant will be adjusted in proportion to such adjustment in outstanding NewCo Class A Multiple Voting Shares.

No fractional shares will be issued upon exercise of the NewCo MVS Warrants. If, upon exercise of the NewCo MVS Warrants, the registered holder of the NewCo MVS Warrants would be entitled to receive a fractional interest in a share, NewCo will, upon exercise, round down to the nearest whole number of the NewCo Class A Multiple Voting Shares to be issued to the registered holder of the NewCo MVS Warrants.

NewCo SVS Warrants

Each whole NewCo SVS Warrant entitles the registered holder to purchase one NewCo Class B Subordinate Voting Share at a specified price. The NewCo SVS Warrants may be exercised by the registered holder at any time prior to 5:00 p.m. (Toronto time) on May 23, 2035, via payment of the exercise price of such NewCo SVS Warrants or on a “cashless basis” as set out in the NewCo SVS Warrants.

To exercise the NewCo SVS Warrants on a “cashless basis”, the registered holder of the NewCo SVS Warrants would pay the exercise price by surrendering the NewCo SVS Warrants in exchange for a number of NewCo Class B Subordinate Voting Shares equal to the quotient obtained by dividing (x) the product of (i) the number of NewCo Class B Subordinate Voting Shares with respect to which the NewCo SVS Warrants are being exercised (inclusive of the NewCo Class B Subordinate Voting Shares surrendered to NewCo in payment of the exercise price of the NewCo SVS Warrants); and (ii) the difference between the Fair Market Value of a NewCo Class B Subordinate Voting Share and the exercise price of the NewCo SVS Warrants; by (y) the Fair Market Value of a NewCo Class B Subordinate Voting Share. The NewCo SVS Warrants automatically exercise on a “cashless basis” (i) upon expiration; or (ii) in connection with a sale transaction involving consideration in the form of cash or marketable securities, in each case, provided that the NewCo SVS Warrants are in-the-money. For the purposes of this “NewCo SVS Warrants” section, the following terms have the respective meanings set forth below:

(a)     “Fair Market Value” means the VWAP for the 20 consecutive Trading Days ending on the fifth Trading Day before such date on the TSX or, if the NewCo Class B Subordinate Voting Shares are not listed on the TSX, then on such other stock exchange on which the NewCo Class B Subordinate Voting Shares are then listed as may be selected by the directors of NewCo or, if the NewCo Class B Subordinate Voting Shares are not then listed on a stock exchange, on the over-the-counter market; provided that, if there is no market for the NewCo Class B Subordinate Voting Shares during all or part of such period during which the Fair Market Value thereof would otherwise be determined, the Fair Market Value in respect of a NewCo Class B Subordinate Voting Share shall in respect of all or part of the period be determined by an independent nationally recognized accounting firm chosen by NewCo.

(b)    “Trading Day” means, with respect to the TSX or other market for securities, any day on which such exchange or market is open for trading or quotation.

(c)     “VWAP” means the volume weighted average trading price of the NewCo Class B Subordinate Voting Shares on the TSX or such other principal stock exchange on which the NewCo Class B Subordinate Voting Shares are trading, calculated by dividing the total value by the total volume of NewCo Class B Subordinate Voting Shares traded for the relevant period.

If the number of outstanding NewCo Class B Subordinate Voting Shares is adjusted by a reorganization, consolidation, combination, reclassification or rights offering of NewCo Class B Subordinate Voting Shares or other similar event, then, on the effective date of such consolidation, combination, reclassification, rights offering or similar event, the number of NewCo Class B Subordinate Voting Shares issuable on exercise of each NewCo SVS Warrant will be adjusted in proportion to such adjustment in outstanding NewCo Class B Subordinate Voting Shares.

No fractional shares will be issued upon exercise of the NewCo SVS Warrants. If, upon exercise of the NewCo SVS Warrants, the registered holder of the NewCo SVS Warrants would be entitled to receive a fractional interest in a share, NewCo will, upon exercise, round down to the nearest whole number of the NewCo Class B Subordinate Voting Shares to be issued to the registered holder of the NewCo SVS Warrants.

Transfer Agent

The NewCo Transfer Agent for NewCo Shares in the United States is expected to be Computershare Trust Company, N.A. The NewCo Transfer Agent for NewCo Shares in Canada is expected to be Computershare Investor Services Inc. Each person investing in NewCo Class B Subordinate Voting Shares held through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a NewCo Shareholder.

NewCo will list the NewCo Class B Subordinate Voting Shares in registered form and such NewCo Class B Subordinate Voting Shares, through the NewCo Transfer Agent, will not be certificated. NewCo has appointed Computershare Trust Company, N.A. as its agent in New York and Computershare Investor Services Inc. as its agent in Toronto, Ontario to maintain the shareholders’ register of NewCo on behalf of the NewCo Board and to act as Transfer Agent and registrar for the NewCo Class B Subordinate Voting Shares. The NewCo Class B Subordinate Voting Shares will be traded on the Nasdaq and TSX in book-entry form.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth (i) the beneficial ownership of SPAC Shares as of January 15, 2026 prior to the Business Combination and (ii) the expected beneficial ownership of NewCo Shares immediately following the Business Combination (assuming a No Redemption Scenario and a Maximum Redemptions Scenario as described below) by:

•        each of SPAC’s current executive officers and directors, and all executive officers and directors of SPAC as a group, in each case prior to the Business Combination;

•        each person who will become a named executive officer or director of NewCo, and all executive officers and directors of NewCo as a group, in each case immediately following the Business Combination;

•        each person who is known to be the beneficial owner of more than 5% of (i) SPAC Class A Shares and (ii) SPAC Class B Shares prior to the Business Combination; and

•        each person who is expected to be the beneficial owner of more than 5% of NewCo Shares immediately following the Business Combination.

Beneficial ownership is determined according to applicable securities laws, which generally provide that a person has beneficial ownership of a security if they possess sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, SPAC believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

The Sponsor and SPAC’s directors, officers, advisors or their affiliates may purchase SPAC Class A Shares or NewCo Shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor and SPAC’s directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Business Combination, or to satisfy the closing condition in the Business Combination Agreement that requires SPAC to have a minimum amount of cash at the Closing. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of SPAC Shares and the number of beneficial holders of SPAC’s securities may be reduced, possibly making it difficult for NewCo to obtain the quotation, listing or trading of its securities on a national securities exchange.

The beneficial ownership of SPAC Shares prior to the Business Combination is based on 22,640,000 SPAC Class A Shares and 7,333,333 SPAC Class B Shares issued and outstanding as of January 15, 2026. As of the date of this proxy statement/prospectus, Old Xanadu had 28 shareholders of record located in the United States.

The expected beneficial ownership of the NewCo Shares immediately following the Business Combination assumes two scenarios: (i) no SPAC Class A Shares are redeemed (the “No Redemption Scenario”), and (ii) the maximum number of 22,000,000 SPAC Class A Shares are redeemed (the “Maximum Redemptions Scenario”). Based on the foregoing assumptions, and in each case including the 27,500,000 NewCo Class B Subordinate Voting Shares to be issued in connection with the PIPE Financing, we have estimated that there would be 318,161,626 NewCo Shares issued and outstanding in the No Redemption Scenario (comprised of 257,295,864 NewCo Class A Multiple Voting Shares and 60,865,762 NewCo Class B Subordinate Voting Shares) and 296,161,626 NewCo Shares issued and outstanding in the Maximum Redemptions Scenario (comprised of 257,295,864 NewCo Class A Multiple Voting Shares and 38,865,762 NewCo Class B Subordinate Voting Shares). If the actual facts are different from the foregoing assumptions, ownership figures in the combined company and the columns under “After Business Combination” in the table that follows will be different.

Name and Address of Beneficial Owner	Before Business Combination			After Business Combination
				No Redemption						Maximum Redemption
	SPAC Class A Shares (#)	SPAC Class B Shares (#)	Total Voting Power (%)	NewCo Class B Subordinate Voting Shares (#)		NewCo Class B Subordinate Voting Shares (%)	NewCo Class A Multiple Voting Shares (#)	NewCo Class A Multiple Voting Shares (%)	Total Voting Power (%)	NewCo Class B Subordinate Voting Shares (#)		NewCo Class B Subordinate Voting Shares (%)	NewCo Class A Multiple Voting Shares (#)	NewCo Class A Multiple Voting Shares (%)	Total Voting Power (%)
Directors and Executive Officers of SPAC Before the Business Combination(1)
Jonathan Z. Cohen	—	—	—	—		—	—	—	—	—		—	—	—	—
Edward E. Cohen	—	—	—	—		—	—	—	—	—		—	—	—	—
William I. Fradin(2)	420,000	7,333,333	25.9%	7,953,333	(3)	13.1%	—	—	*	7,953,333	(3)	13.1%	—	—	*
Jeffrey F. Brotman	—	—	—	25,000		*	—	—	*	25,000		*	—	—	*
Thomas C. Elliott	—	—	—	25,000		*	—	—	*	25,000		*	—	—	*
Eldron Blackwell	—	—	—	—		—	—	—	—	—		—	—	—	—
A. Kayode Ogunro	—	—	—	—		—	—	—	—	—		—	—	—	—
Robert W. Karlovich III	—	—	—	—		—	—	—	—	—		—	—	—	—
Eric T. Litvin	—	—	—	—		—	—	—	—	—		—	—	—	—
All Directors and Officers as a Group	420,000	7,333,333	25.9%	8,003,333		13.1%	—	—	*	8,003,333%		13.1%	—	—	*

Directors and Executive Officers of NewCo After the Business Combination(4)
Christian Weedbrook(5)	—	—	—	—		—	46,911,296	18.2%	17.8%	—		—	46,911,296	18.2%	18.0%
Rafal Janik(6)	—	—	—	2,708,834		4.5%	—	—	*	2,708,834		4.5%	—	—	*
Rebecca Laramée(7)	—	—	—	827,150		1.4%	—	—	*	827,150		1.4%	—	—	*
Michael Trzupek	—	—	—	—		—	—	—	—	—		—	—	—
Natalie Wilmore	—	—	—	—		—	—	—	—	—		—	—	—
William I. Fradin(2)	420,000	7,333,333	25.9%	7,953,333	(3)	13.1%	—	—	*	7,953,333	(3)	13.1%	—	—	*
Eliot Pence	—	—	—	—		—	—	—	—	—		—	—	—	—
Michelle Reynolds	—	—	—	—		—	—	—	—	—		—	—	—	—
Heidi Shyu	—	—	—	—		—	—	—	—	—		—	—	—	—
Glenda Dorchak	—	—	—	—		—	—	—	—	—		—	—	—	—
All Directors and Officers as a Group (10 individuals)	420,000	7,333,333	25.9%	11,489,317		18.9%	46,911,296	18.2%	*	11,489,317		18.9%	46,911,296	18.2%	18.4%

Five Percent Holders
Crane Harbor Sponsor, LLC(2)	420,000	7,333,333	25.9%	7,753,333		12.7%	—	—	*	7,753,333		12.7%	—	—	*
Barclays PLC(8)	1,718,357	—	5.7%	1,718,357		2.8%	—	—	*	—		—%	—	—	—
RichRich Capital LLC(9)	1,540,697	—	5.1%	1,540,697		2.5%	—	—	*	—		—%	—	—	—
Healthcare of Ontario Pension Plan Trust Fund(10)	1,519,667	—	5.1%	1,519,667		2.5%	—	—	*	—		2.5%	—	—	—

Name and Address of Beneficial Owner	Before Business Combination			After Business Combination
				No Redemption					Maximum Redemption
	SPAC Class A Shares (#)	SPAC Class B Shares (#)	Total Voting Power (%)	NewCo Class B Subordinate Voting Shares (#)	NewCo Class B Subordinate Voting Shares (%)	NewCo Class A Multiple Voting Shares (#)	NewCo Class A Multiple Voting Shares (%)	Total Voting Power (%)	NewCo Class B Subordinate Voting Shares (#)	NewCo Class B Subordinate Voting Shares (%)	NewCo Class A Multiple Voting Shares (#)	NewCo Class A Multiple Voting Shares (%)	Total Voting Power (%)
Entities affiliated with Bessemer Venture Partners(11)	—	—	—	150,000	*	23,020,009	8.9%	8.7%	150,000	*	23,020,009	8.9%	8.8%
Entities affiliated with Georgian Partners(12)	—	—	—	200,000	*	29,818,364	11.6%	11.3%	200,000	*	29,818,364	11.6%	11.4%
Entities affiliated with Golden Venture Partners(13)	—	—	—	—	—	15,042,232	5.8%	5.7%	—	—	15,042,232	5.8%	5.8%
Entities affiliated with OMERS(14)	—	—	—	500,000	*	40,156,192	15.6%	15.3%	500,000	*	40,156,192	15.6%	15.4%
Entities affiliated with Réal Investments(15)	—	—	—	—	—	19,367,780	7.5%	7.4%	—	—	19,367,780	7.5%	7.4%

____________

*         Less than one percent.

(1)      Unless otherwise noted, the business address of each of the following is c/o Crane Harbor Acquisition Corp., 1845 Walnut Street, Suite 1111, Philadelphia, Pennsylvania 19103.

(2)      The Sponsor is the record holder of such shares. William Fradin, the SPAC’s Chief Executive Officer, is the managing member of Sponsor and holds voting and investment discretion with respect to the SPAC Shares held of record by the Sponsor. Mr. Fradin disclaims any beneficial ownership of the securities held by the sponsor other than to the extent of any pecuniary interest he may have therein, directly or indirectly. SPAC independent directors will receive an indirect interest in an aggregate of 25,000 SPAC Class B Shares each through membership interests in the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Includes 1,100,000 SPAC Class B Shares, subject to forfeiture during the Vesting Term.

(3)      Post-transaction ownership of 7,953,333 NewCo Class B Subordinate Voting Shares includes (i) the shares listed in footnote (2) and (ii) 100,000 NewCo Class B Subordinate Voting Shares to be purchased by William Fradin in the PIPE Financing.

(4)      Unless otherwise noted, the business address of each of the following is c/o Xanadu Quantum Technologies Limited, 777 Bay Street, Suite 2402, Toronto, Ontario, M5G 2C8.

(5)      Consists of 46,911,296 NewCo Class A Multiple Voting Shares issuable upon exchange of outstanding Old Xanadu Voting Common Shares Options.

(6)      Consists of 2,708,834 NewCo Class B Subordinate Voting Shares issuable upon exercise of NewCo SVS Options held by Mr. Janik for which the time-based vesting condition would be satisfied within 60 days of January 15, 2026.

(7)      Consists of 827,150 NewCo Class B Subordinate Voting Shares issuable upon exercise of NewCo SVS Options held by Ms. Laramee for which the time-based vesting condition would be satisfied within 60 days of January 15, 2026.

(8)      The information in the table above is based solely on information contained in the shareholder’s Schedule 13G filed on November 12, 2025, by or on behalf of Barclays PLC. The address office of Barclays PLC is 1 Churchill Place, London E14 5HP.

(9)      Consists of 1,540,697 NewCo Class B Subordinate Voting Shares issuable upon exchange of SPAC Class A Shares held by RichRich Capital LLC (“RichRich”). Rich Huang, as the sole member of RichRich, has voting and investment control of the shares held by RichRich and may be deemed to be the beneficial owner of such shares. Rich Huang, however, disclaims any beneficial ownership of such securities. The address of RichRich is 1000 Brickell Plaza, Unit 2704, Miami, FL 33131.

(10)    The information in the table above is based solely on information contained in the shareholder’s Schedule 13G filed on August 13, 2025, by or on behalf of Healthcare of Ontario Pension Plan Trust Fund. The address office of Healthcare of Ontario Pension Plan Trust Fund is 1 York Street, Suite 1900, Toronto, Ontario, Canada, M5J 0B6.

(11)   Consists of (i) 13,823,526 NewCo Class A Multiple Voting Shares issuable upon exchange of outstanding Old Xanadu Voting Common Shares held by Bessemer Venture Partners XI Institutional L.P. (“Bessemer XI Institutional”), (ii) 9,196,483 NewCo Class A Multiple Voting Shares issuable upon exchange of outstanding Old Xanadu Voting Common Shares held by Bessemer Venture Partners XI L.P. (“Bessemer XI” and together with Bessemer XI Institutional, the “BVP Funds”), and (iii) 90,075 and 59,925 NewCo Class B Subordinate Voting Shares to be issued to Bessemer XI Institutional and Bessemer XI, respectively, in connection with the PIPE Financing. Deer XI & Co. L.P. (“Deer XI L.P.”) is the general partner of the BVP Funds. Deer XI & Co. Ltd. (“Deer XI Ltd.”) is the general partner of Deer XI L.P. Robert P. Goodman, David Cowan, Jeremy Levine, Byron Deeter, Adam Fisher, Brian Feinstein, Alex Ferrara, Scott Ring, Sandra Grippo, Kent Bennett, and Stephen Kraus are the directors of Deer XI Ltd. and hold the voting and dispositive power for the BVP Funds. Investment and voting decisions with respect to the securities held by the BVP Funds are made by the directors of Deer XI Ltd. acting as an investment committee.

David Cowan in his capacity of director of Old Xanadu disclaims beneficial ownership of the reported shares held by the BVP Funds except to the extent of their pecuniary interest, if any, in such securities through an indirect interest in the BVP Funds. The address for each of these entities is c/o Bessemer Venture Partners, 1865 Palmer Avenue, Suite 104, Larchmont, NY 10538.

(12)    Consists of (i) 1,486,218 NewCo Class A Multiple Voting Shares issuable upon exchange of outstanding Old Xanadu Voting Common Shares held by Georgian Fund IV X Invest LP (“Georgian X”), (ii) 18,289,601 NewCo Class A Multiple Voting Shares issuable upon exchange of outstanding Old Xanadu Voting Common Shares held by Georgian Partners Growth Fund (International) IV, LP (“Georgian International IV”), (iii) 10,042,545 NewCo Class A Multiple Voting Shares issuable upon exchange of Old Xanadu Voting Common Shares held by Georgian Partners Growth Fund IV, LP (“Georgian IV”) and (iv) 129,108 and 70,892 NewCo Class B Subordinate Voting Shares to be issued to Georgian International IV and Georgian IV, respectively, in connection with the PIPE Financing. Georgian Partners IV GP, LP is the general partner of Georgian International IV and Georgian IV. Georgian Partners IV GP Inc. is the general partner of Georgian Partners IV GP, LP, and Georgian Partners Investment GP Inc. is the general partner of Georgian X. Each of the entities described in this footnote may be deemed to beneficially own the shares directly or indirectly controlled by such entities, but each disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address for each of these entities is c/o Megan Vesely, CLO, Georgian Partners Growth LP, 2 St. Clair St. West, Suite 1400, Toronto, ON M4V 1L5, Canada.

(13)    Consists of (i) 1,252,621 NewCo Class A Multiple Voting Shares issuable upon exchange of outstanding Old Xanadu Voting Common Shares held by Golden Ventures Opportunities Fund, LP (“Golden”) and (ii) 13,789,611 NewCo Class A Multiple Voting Shares issuable upon exchange of outstanding Old Xanadu Voting Common Shares held by Golden Venture Partners Fund, II LP (“Golden II”). Golden VP Opps, Inc. is the general partner of Golden and Golden VP II, Inc. is the general partner of Golden II. Each of the entities described in this footnote may be deemed to beneficially own the shares directly or indirectly controlled by such entities, but each disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address for each of these entities is c/o 20 Maud Street, Suite 306, Toronto, Ontario, M5V 2M5.

(14)    Consists of (i) 3,138,933 NewCo Class A Multiple Voting Shares issuable upon exchange of outstanding Old Xanadu Voting Common Shares held by OMERS Ventures LP (“OMERS I”), (ii) 37,017,259 NewCo Class A Multiple Voting Shares issuable upon exchange of outstanding Old Xanadu Voting Common Shares held by OMERS Ventures III, LP (“OMERS III”), and (iii) 500,000 NewCo Class B Subordinate Voting Shares to be issued to OMERS I in connection with the PIPE Financing. OMERS Ventures Management Inc. is the general partner of OMERS I and OMERS III. Each of the entities described in this footnote may be deemed to beneficially own the shares directly or indirectly controlled by such entities, but each disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address for each of these entities is c/o OMERS Ventures Management Inc., 900-100 Adelaide Street West, Toronto, Ontario, M5H 0E2, Canada.

(15)    Consists of (i) 4,345,908 NewCo Class A Multiple Voting Shares issuable upon exchange of outstanding Old Xanadu Voting Common Shares held by Réal Investment Fund 17 (International), L.P. (“Réal International”), (ii) 14,345,920 NewCo Class A Multiple Voting Shares issuable upon exchange of outstanding Old Xanadu Voting Common Shares held by Réal Investment Fund 17 L.P. (“Réal”) and (iii) 675,92 NewCo Class A Multiple Voting Shares issuable upon exchange of outstanding Old Xanadu Voting Common Shares held by Real Xanadu SPV, L.P. (“Real Xanadu”). Real Investment 17 GP, L.P. (itself represented by its general partner, Real Investment 17 GP Inc.) is the general partner of Réal International, Réal and Real Xanadu. Each of the entities described in this footnote may be deemed to beneficially own the shares directly or indirectly controlled by such entities, but each disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address for each of these entities is c/o Osler, Hoskin & Harcourt LLP, 1100-1000 rue de la Gauchetière Ouest, Montréal (Québec) H3B 4W5 Canada.

CERTAIN COMPANY RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

SPAC Relationship and Related Party Transactions

Founder Shares

In January 2025, the Sponsor paid $25,000 to cover certain offering costs of SPAC in consideration for the Founder Shares. From January 2025 through April 2025, SPAC had various share surrender and capitalization events in which a net 625,000 shares were surrendered by the Sponsor to SPAC for no consideration and an aggregate of 7,333,333 Founder Shares remain outstanding. All share and per shares amounts have been retroactively adjusted to reflect the share capitalization and share surrender.

The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of (A) one year after the completion of the initial business combination and (B) subsequent to the initial business combination (x) if the last reported sale price of the SPAC Class A Shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading-day period commencing at least 150 days after the initial business combination or (y) the date on which SPAC completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all SPAC Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Units

Simultaneously with the consummation of the IPO, SPAC consummated the private placement of the SPAC Private Units in a private placement transaction at a price of $10.00 per SPAC Private Unit, generating gross proceeds of $6,400,000. The SPAC Private Units were purchased by Sponsor (420,000 units) and the underwriters of SPAC’s initial public offering (220,000 units). The SPAC Rights included in the SPAC Private Units are identical to the SPAC Rights included in the SPAC Public Units except as otherwise described in the SPAC initial public offering registration statement. No underwriting discounts or commissions were paid with respect to such sale. The issuance of the SPAC Private Units was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

Administrative Support Agreement

SPAC entered into an agreement, commencing in April 2024, through the earlier of SPAC’s consummation of an initial business combination or its liquidation, to pay an affiliate or designee of the Sponsor a total of $20,000 per month for office space, utilities and shared personnel support services.

Promissory Note

On January 7, 2025, SPAC issued a promissory note to the Sponsor, pursuant to which SPAC could borrow up to an aggregate principal amount of $300,000. The note was non-interest bearing and payable on the earlier of (i) June 30, 2025, or (ii) the consummation of SPAC’s initial public offering. SPAC repaid the outstanding balance of the note at the closing of SPAC’s initial public offering. Borrowings under the note are no longer available.

Registration Rights Agreement

On April 24, 2025, the Sponsor, SPAC and certain other holders of SPAC’s securities entered into the Registration Rights Agreement which provides for customary terms for a transaction of this type, including piggyback registration rights and demand registration rights, subject to underwriter cutbacks and issuer blackout periods.

Related Party Loans

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor has committed to make working capital loans to SPAC. If SPAC completes an initial business combination, it may repay such loans out of the proceeds of the Trust Account released to SPAC. Otherwise, the working capital loans may be repaid only out of funds held outside the Trust Account. In the event that an initial business combination does not close, SPAC may use a portion of proceeds held outside the Trust Account to repay the working capital loans but no proceeds held in the Trust Account would be used to repay such loans. The working capital loans would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $2,500,000 of working capital loans, which, at the option of the Sponsor, may be repaid in units of the post-business combination entity. However, as NewCo has not authorized “units,” such working capital loans may be repaid in NewCo Class B Subordinate Voting Shares at a rate of 1.1 NewCo Class B Subordinate Voting Shares for each $10.00 repaid in securities, provided that any fractional shares will be rounded down to the nearest whole number. As of February 27, 2026, no such working capital loans were outstanding.

Advance from Related Party

On November 25, 2025, SPAC received an advance of $700,000 from the Sponsor for working capital. As of December 31, 2025, SPAC had $700,000 in advances reflected on the SPAC’s balance sheet.

Sponsor Letter Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor entered into the Sponsor Letter Agreement with SPAC, the Company and NewCo. Pursuant to the Sponsor Letter Agreement, the Sponsor agreed, among other things, to (i) appear and vote (or cause to be voted) all SPAC Class B Shares in favor of the Business Combination and against any competing proposal or other action that would reasonably be expected to impede, interfere with or delay the Business Combination; (ii) irrevocably waive any adjustment to the conversion ratio or other anti-dilution or similar protection with respect to the SPAC Class B Shares that would otherwise be triggered by the transactions contemplated by the Business Combination Agreement (including the PIPE Financing); and (iii) subject 1,100,000 SPAC Class B Shares to post-Closing vesting/forfeiture conditions such that 550,000 of such shares will vest if the closing share price of NewCo’s Class B Subordinate Voting Shares equals or exceeds $12.50 for 20 trading days within any 30 consecutive trading day period during the four-year period following Closing, and an additional 550,000 shares will vest if the closing share price of NewCo’s Class B Subordinate Voting Shares equals or exceeds $15.00 for 20 trading days within any 30 consecutive trading day period during the four-year period following Closing, with any unvested shares forfeited at the end of the term; provided that all such shares will vest immediately prior to the occurrence of (A) a merger, amalgamation, arrangement, consolidation or other business combination involving NewCo, (B) a sale of all or substantially all of the assets of NewCo, or (C) any other transaction or series of related transactions as a result of which the holders of NewCo Class B Subordinate Voting Shares immediately prior to such transaction cease to own at least a majority of the outstanding NewCo Class B Subordinate Voting Shares of NewCo or its successor entity. The remaining SPAC Class B Shares will continue to be subject to the lock-up provisions in the sponsor letter agreement entered into in connection with SPAC’s initial public offering. The Sponsor Letter Agreement terminates automatically if the Business Combination Agreement is terminated in accordance with its terms.

Old Xanadu and NewCo Relationships and Related Party Transactions

Since January 1, 2023, there has not been, nor is there currently proposed, any material transaction or series of similar material transactions to which Old Xanadu was or is a party in which any of the members of its board of directors or executive officers, holders that beneficially own, or control or direct, directly or indirectly, more than 10% of any class or series of its outstanding voting securities, any associate or affiliate of any of the foregoing persons, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than the director and executive officer compensation and indemnification arrangements described elsewhere in this proxy statement/prospectus and the transactions we describe below.

Employment Agreements

NewCo will enter into employment agreements with certain of its executive officers. See the section entitled “Executive Compensation — Employment Arrangements, Termination and Change in Control Benefits.”

Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, certain shareholders of Old Xanadu entered into Transaction Support Agreements with SPAC. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Related Agreements” for more information.

PIPE Financing

Certain affiliates of OMERS Ventures, Georgian Partners and Bessemer Ventures, each of which is a beneficial owner of more than 5% of Old Xanadu’s outstanding Old Xanadu Common Shares and Old Xanadu Preferred Shares, have agreed to purchase as PIPE Investors under the PIPE Financing, an aggregate of 850,000 NewCo Class B Subordinate Voting Shares for a purchase price of $10.00 per share for expected gross proceeds of $8.5 million.

Shareholder Agreements

Christian Weedbrook and certain affiliates of OMERS Ventures, Georgian Partners and Bessemer Ventures, along with all other holders of Old Xanadu Preferred Shares entered into certain shareholder agreements with Old Xanadu that provided certain rights to Old Xanadu Shareholders, including certain approval rights, restrictions on transfers, rights of first offer and refusal, tag-along rights, drag-along rights, observer rights and information rights. The shareholder agreements will terminate in connection with the consummation of the Business Combination, except for certain provisions, including those addressing restrictions on transfers and confidentiality.

Investor and Registration Rights Agreement

At the Closing, NewCo, the Sponsor, Christian Weedbrook and certain Old Xanadu Shareholders, including certain affiliates of OMERS Ventures, Georgian Partners and Bessemer Ventures, will enter into the Investor and Registration Rights Agreement. Pursuant to the Investor and Registration Rights Agreement, among other things, the parties thereto will be granted customary registration rights with respect to their NewCo Class B Subordinate Voting Shares and, as applicable, NewCo Class A Multiple Voting Shares, including demand, piggyback and shelf resale registration rights, subject to customary cutbacks, suspensions and expenses provisions. Pursuant to the Investor and Registration Rights Agreement, the Sponsor and Christian Weedbrook will be granted director nomination rights. The Sponsor has designated Mr. Fradin as its nominee pursuant the Investor and Registration Rights Agreement. Mr. Weedbrook was designated for election to the NewCo Initial Board pursuant to the Investor and Registration Rights Agreement as he is NewCo’s Chief Executive Officer. Mr. Weedbrook has not exercised his right to designate the Founder Director (as defined in the Investor and Registration Rights Agreement).

Indemnification Agreements

NewCo intends to enter into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Proposed By-laws. These agreements, among other things, will require NewCo, to the extent permitted by the OBCA, to indemnify NewCo’s directors and executive officers for certain costs, charges and expenses, including attorneys’ fees, judgments, fines and settlement amounts, reasonably incurred by a director or executive officer in any action or proceeding because of their association with NewCo.

Policies and Procedures for Related Party Transactions

Following the completion of the Business Combination, NewCo intends to adopt a related person transaction policy pursuant to which, subject to requirements of applicable Canadian securities laws, the Audit Committee will have the primary responsibility for reviewing and approving or disapproving transactions with related parties.

Pre-Closing Reorganization

Prior to the Closing, Old Xanadu intends to undertake a pre-closing reorganization. Pursuant to the pre-closing reorganization, Old Xanadu will (among other things) transfer certain intangible assets of Old Xanadu to a wholly-owned subsidiary of Old Xanadu, resulting in an increase in the capital dividend account of Old Xanadu. The benefits of the capital dividend account are to be determined and may be allocated to some or all Old Xanadu shareholders, as determined by the Old Xanadu Board.

Coattail Agreement

In connection with the Closing, NewCo is expected to enter into a customary coattail agreement (the “Coattail Agreement”) with a trustee and certain holders of not less than 80% of the outstanding NewCo Class A Multiple Voting Shares (the “Covenanting Shareholders”). The Covenanting Shareholders will include certain directors, executive officers, and beneficial owners of more than 5% of Old Xanadu’s Common Shares. The Coattail Agreement is required by the rules of the TSX and contains provisions customary for dual-class, TSX-listed corporations, designed to ensure that in the event of a take-over bid, holders of NewCo Class B Subordinate Voting Shares participate on an equal footing with holders of NewCo Class A Multiple Voting Shares by requiring that any non-exempt take-over bid for NewCo Class A Multiple Voting Shares also be made for NewCo Class B Subordinate Voting Shares.

The undertakings in the Coattail Agreement will not apply to prevent a sale of NewCo Class A Multiple Voting Shares by a Covenanting Shareholder if concurrently an offer is made to purchase NewCo Class B Subordinate Voting Shares that:

•        offers a price per NewCo Class B Subordinate Voting Share at least as high as the highest price per share paid or required to be paid pursuant to the take-over bid for the NewCo Class A Multiple Voting Shares;

•        provides that the percentage of outstanding NewCo Class B Subordinate Voting Shares to be taken up (exclusive of shares owned immediately prior to the offer by the offeror or persons acting jointly or in concert with the offeror) is at least as high as the percentage of outstanding NewCo Class A Multiple Voting Shares to be sold (exclusive of NewCo Class A Multiple Voting Shares owned immediately prior to the offer by the offeror and persons acting jointly or in concert with the offeror);

•        has no condition attached other than the right not to take up and pay for NewCo Class B Subordinate Voting Shares tendered if no shares are purchased pursuant to the offer for NewCo Class A Multiple Voting Shares; and

•        is in all other material respects identical to the offer for NewCo Class A Multiple Voting Shares.

In addition, the Coattail Agreement will not prevent the sale of NewCo Class A Multiple Voting Shares by a Covenanting Shareholder to a Permitted Holder, provided such sale does not or would not constitute a take-over bid or, if so, is exempt or would be exempt from the formal bid requirements (as defined in applicable securities legislation). The conversion of NewCo Class A Multiple Voting Shares into NewCo Class B Subordinate Voting Shares shall not, in and of itself, constitute a sale of NewCo Class A Multiple Voting Shares for the purposes of the Coattail Agreement.

Under the Coattail Agreement, any sale of NewCo Class A Multiple Voting Shares (including a transfer to a pledgee as security) by a Covenanting Shareholder will be conditional upon the transferee or pledgee becoming a party to the Coattail Agreement, to the extent such transferred NewCo Class A Multiple Voting Shares are not automatically converted into NewCo Class B Subordinate Voting Shares in accordance with the Proposed Articles of Amendment.

The Coattail Agreement will contain provisions for authorizing action by the trustee to enforce the rights under the Coattail Agreement on behalf of the holders of the NewCo Class B Subordinate Voting Shares. The obligation of the trustee to take such action will be conditional on NewCo or holders of the NewCo Class B Subordinate Voting Shares providing such funds and indemnity as the trustee may require. No holder of NewCo Class B Subordinate Voting Shares will have the right, other than through the trustee, to institute any action or proceeding or to exercise any other remedy to enforce any rights arising under the Coattail Agreement unless the trustee fails to act on a request authorized by holders of not less than 10% of the outstanding NewCo Class B Subordinate Voting Shares and reasonable funds and indemnity have been provided to the trustee.

The Coattail Agreement will provide that it may not be amended, and no provision thereof may be waived, unless, prior to giving effect to such amendment or waiver, the following have been obtained: (i) the consent of the TSX and any other applicable securities regulatory authority in Canada and (ii) the approval of not less than 66 2/3% of the votes cast by holders of NewCo Class B Subordinate Voting Shares represented at a meeting duly called for the purpose of considering such amendment or waiver, excluding votes attached to NewCo Class B Subordinate Voting Shares held directly or indirectly by holders of NewCo Class A Multiple Voting Shares, their affiliates and related parties and any persons who have an agreement to purchase NewCo Class A Multiple Voting Shares on terms which would constitute a sale for purposes of the Coattail Agreement other than as permitted thereby. See the section entitled “Description of NewCo Share Capital — Shares — Take-Over Bid Protection” for more information.

SHARES ELIGIBLE FOR FUTURE SALE

Rule 144

In general, Rule 144 of the Securities Act (“Rule 144”) permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination-related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding twelve months (or such shorter period as the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

All NewCo Class B Subordinate Voting Shares received by SPAC Shareholders in the Business Combination are expected to be freely tradable, except that NewCo Class B Subordinate Voting Shares received in the Business Combination by persons who become affiliates of NewCo for purposes of Rule 144 under the Securities Act may be resold by them only in transactions permitted by Rule 144, or as otherwise permitted under the Securities Act. Persons who may be deemed affiliates of NewCo generally include individuals or entities that control, are controlled by or are under common control with, NewCo and may include the directors and executive officers of NewCo as well as its principal shareholders.

If the above conditions have been met and Rule 144 is available, a person that has beneficially owned restricted NewCo Class B Subordinate Voting Shares or SPAC Class A Shares for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of SPAC’s affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are SPAC’s affiliates at the time of, or at any time during the three months preceding a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of common stock then outstanding; or

•        the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also be limited by manner of sale provisions and notice requirements.

As of the date of this proxy statement/prospectus, SPAC has 21,717,428 SPAC Class A Shares outstanding. Of these SPAC Class A Shares, all 20,000,000 shares sold in the SPAC IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 7,333,333 Founder Shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. Subject to the lock-up restrictions described in “Proposal No. 1 — The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement,” 22,000,000 NewCo Class B Subordinate Voting Shares will be freely tradable at Closing without restriction or further registration under the Securities Act and the remaining NewCo Class B Subordinate Voting Shares will be restricted securities at Closing.

NewCo expects Rule 144 to be available for the resale of the above-noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied following the Transactions, although these SPAC Class A Shares may be sold sooner to the extent they have been registered on a registration statement that has been declared effective by the SEC.

Lock-Up Agreements and Market Standoff Agreements

Concurrently with the execution of the Business Combination Agreement, the Sponsor, as the holder of all issued and outstanding SPAC Class B Shares, entered into the Sponsor Letter Agreement pursuant to which the Sponsor agreed, among other things, to subject 1,100,000 SPAC Class B Shares (the “Lock-up Securities”) to post-Closing vesting/forfeiture conditions such that 550,000 Lock-up Securities will vest if the closing share price of NewCo’s Class B Subordinate Voting Shares equals or exceeds $12.50 for 20 trading days within any 30 consecutive trading day period during the four-year period following Closing (the “Vesting Term”), and an additional 550,000 Lock-up Securities will vest if the closing share price of NewCo’s Class B Subordinate Voting Shares equals or exceeds US$15.00 for 20 trading days within any 30 consecutive trading day period during the Vesting Term, with any unvested Lock-up Securities forfeited at the end of the Vesting Term; provided that all Lock-up Securities will vest immediately prior to the occurrence of (A) a merger, amalgamation, arrangement, consolidation or other business combination involving NewCo, (B) a sale of all or substantially all of the assets of NewCo, or (C) any other transaction or series of related transactions as a result of which the holders of NewCo Class B Subordinate Voting Shares immediately prior to such transaction cease to own at least a majority of the outstanding NewCo Class B Subordinate Voting Shares of NewCo or its successor entity, in any case, during the Vesting Term. The remaining SPAC Class B Shares will continue to be subject to the lock-up provisions in the sponsor letter agreement entered into in connection with SPAC’s IPO. The Sponsor Letter Agreement terminates automatically if the Business Combination Agreement is terminated in accordance with its terms.

Furthermore, at Closing, and pursuant to the Investor and Registration Rights Agreement, NewCo, the Sponsor, Christian Weedbrook, and the other parties listed on Schedule A thereto (together with their permitted transferees, the “Holders”) will be subject to transfer restrictions, including that the NewCo Class B Subordinate Voting Shares issued in exchange for the SPAC Class B Shares held by the Sponsor will be subject to a lock-up that ends on the earliest of (i) the first anniversary of the effective date of the Investor and Registration Rights Agreement, (ii) the date on which the closing price of NewCo’s Class B Subordinate Voting Shares equals or exceeds US$12.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 consecutive trading-day period commencing at least 150 days after the Investor and Registration Rights Agreement’s effective date, and (iii) the date on which NewCo completes a subsequent liquidation, merger, arrangement, share exchange, reorganization or other similar transaction that results in all of NewCo’s shareholders having the right to exchange their NewCo Class B Subordinate Voting Shares for cash, securities or other property.

In addition to the restrictions described above, (i) holders of Old Xanadu Common Shares (including any Old Xanadu Common Shares issued upon the exercise of options granted pursuant to any Old Xanadu equity incentive plan) are party to a right of first refusal and co-sale agreement with Old Xanadu, and (ii) investors holding Old Xanadu Preferred Shares are party to an investors’ rights agreement with Old Xanadu. Pursuant to these agreements, all holders of Old Xanadu Common Shares (including holders of NewCo Class B Subordinate Voting Shares and holders of NewCo Class A Multiple Voting Shares to be issued upon the exchange of Old Xanadu Common Shares in connection with the Business Combination, as applicable) and all holders of Old Xanadu Preferred Shares (including holders of NewCo Class A Multiple Voting Shares to be issued upon the exchange of Old Xanadu Preferred Shares in connection with the Business Combination) will be subject to customary market standoff provisions that restrict such holders’ ability to lend, offer, pledge, sell, transfer or otherwise dispose of shares for a period following the Closing Date of up to 180 days, as provided therein, subject to customary exceptions and any earlier waiver or termination in accordance with their terms.

Resale Under Canadian Securities Laws

The NewCo Class B Subordinate Voting Shares to be issued to SPAC Public Shareholders in connection with the Business Combination may be resold in each of the provinces and territories of Canada, provided that: (i) NewCo is and has been a reporting issuer in a jurisdiction of Canada for the four months immediately preceding the trade (which seasoning period will commence upon NewCo becoming a reporting issuer by obtaining a receipt for its final non-offering prospectus in Ontario); (ii) the trade is not a “control distribution” (as defined NI 45-102); (iii) no unusual effort is made to prepare the market or create a demand for the NewCo Class B Subordinate Voting Shares; (iv) no extraordinary commission or consideration is paid to a person or company in respect of the trade; and (v) if the selling securityholder is an insider or officer (as defined under applicable Canadian securities legislation) of NewCo, the insider or officer has no reasonable grounds to believe that NewCo is in default of applicable Canadian securities legislation.

In connection with Closing, NewCo is expected to become a reporting issuer in the Province of Ontario by filing a non-offering prospectus. Each holder of NewCo Shares is urged to consult the holder’s professional advisors with respect to applicable restriction.

Registration Rights

Pursuant to the Investor and Registration Rights Agreement, NewCo will agree that, within 30 calendar days after the Closing, NewCo will file with the SEC (at NewCo’s sole cost and expense) the Resale Shelf Registration Statement (as defined in the Investor and Registration Rights Agreement), and NewCo will use its commercially reasonable efforts to cause the Resale Shelf Registration Statement to become effective by the SEC as soon as reasonably practicable after the initial filing thereof. In certain circumstances, the holders can demand NewCo’s assistance with underwritten offerings and block trades. The holders will be entitled to customary piggyback registration rights.

APPRAISAL RIGHTS

Appraisal Rights of SPAC Shareholders

There are no statutory or contractual rights of dissent or appraisal available to holders of SPAC Class A Shares or SPAC Class B Shares, in connection with the approval of the Plan of Arrangement or the Business Combination. However, holders of SPAC Class A Shares retain the right to elect to have all or a portion of their SPAC Class A Shares redeemed for cash from the Trust Account in connection with the Extraordinary General Meeting to approve the Business Combination, as described under “Extraordinary General Meeting of SPAC Shareholders — Redemption Rights” and the SPAC Board has determined that the Redemption proceeds payable to SPAC Shareholders who exercise such redemption rights represents the fair value of those SPAC Shares.

Appraisal Rights of Old Xanadu Shareholders

To the extent permitted under the OBCA, any Old Xanadu Common Shares that are outstanding immediately prior to the Arrangement Effective Time and that are held by registered holders of Old Xanadu Common Shares who have not voted (or caused to be voted) in favor of the special resolution approving the Plan of Arrangement and who have duly exercised Dissent Rights and otherwise complied with all applicable requirements (such shares, the “Dissenting Shares”), shall not be exchanged for, and any such holder shall have no right to receive, any consideration pursuant to the Plan of Arrangement; instead, each such holder shall be entitled only to be paid the fair value of such Dissenting Shares by Old Xanadu in accordance with Section 185 of the OBCA, and shall cease to have any of the rights of a shareholder other than the right to be paid such fair value.

Any registered holder of Old Xanadu Common Shares who, prior to the Arrangement Effective Time, fails to perfect or validly withdraws a notice of dissent or otherwise loses the Dissent Rights shall be deemed to have participated in the Plan of Arrangement as a non-dissenting holder as of the Arrangement Effective Time and shall be entitled to receive the consideration provided for such Old Xanadu Common Shares. For greater certainty, (i) only registered holders of Old Xanadu Common Shares are entitled to Dissent Rights (beneficial owners are not), (ii) holders of options or warrants of Old Xanadu are not entitled to Dissent Rights with respect to such securities, and (iii) in addition to any other restrictions under Section 185 of the OBCA, no person who has voted (or instructed a proxy holder to vote) Old Xanadu Common Shares in favor of Old Xanadu Arrangement Resolution may exercise Dissent Rights with respect to such shares.

Each Old Xanadu Shareholder has agreed under the Old Xanadu Shareholders Agreements to waive any entitlement to exercise dissent rights.

FUTURE NEWCO SHAREHOLDER PROPOSALS

NewCo will be subject both to the listing requirements of the Nasdaq and the provisions of the OBCA with respect to shareholder proposals. As set out under the OBCA, simply submitting a shareholder proposal does not guarantee its inclusion in NewCo’s management information circular, because compliance with applicable law is a prerequisite for inclusion. The following summary of the OBCA is qualified in its entirety by reference to the OBCA.

The OBCA permits certain registered holders and beneficial owners of NewCo Shares to submit shareholder proposals to NewCo, which proposals may be included in NewCo’s management information circular. To be eligible to make a proposal, a person must be a registered holder or beneficial owner of shares entitled to vote at a NewCo meeting of shareholders. If a person claims to be a beneficial owner of NewCo Shares, NewCo may require the person to provide proof that the person is a beneficial owner of NewCo Shares. To be considered for inclusion in NewCo’s management information circular for an annual meeting of NewCo, any such shareholder proposal under the OBCA must be submitted to NewCo at least 60 days before the anniversary date of the last annual meeting of NewCo. To be considered for inclusion in NewCo’s management information circular for a meeting of NewCo other than an annual meeting, any such shareholder proposal under the OBCA must be submitted to NewCo at least 60 days before the meeting of NewCo. In addition, NewCo is not required to include the proposal in its management information circular if (a) it clearly appears that the proposal has been submitted by the registered holder or beneficial owner primarily for the purpose of enforcing a personal claim or redressing a personal grievance against NewCo, its directors, officers or security holders; (b) it clearly appears that the proposal does not relate in a significant way to the business or affairs of NewCo; (c) within two years before the receipt by NewCo of a NewCo Shareholder’s notice of proposal, the NewCo Shareholder failed to present, in person or by proxy, at a meeting of NewCo Shareholders, a proposal which had been submitted by the person and had been included in a management information circular or a notice of meeting relating to that shareholders’ meeting; or (d) the following has occurred: (i) substantially the same proposal was submitted to NewCo Shareholders in a management information circular, dissident’s information circular, or notice of a meeting relating to a previous meeting of shareholders, (ii) the previous meeting referred to in subclause (i) was held within five years, or such other period as may be prescribed, before the receipt by NewCo of the NewCo Shareholder’s current notice of proposal, and (iii) at that previous meeting, the proposal did not receive the prescribed minimum amount of support required. There are additional requirements if a proposal includes an election of directors.

Every NewCo Shareholder is entitled to receive notice of, attend and vote at general meetings of NewCo and to receive all notices, accounts and other documents required to be sent to NewCo Shareholders under the Proposed Articles of Amendment, the Proposed By-laws, the OBCA, applicable Canadian securities laws and the Nasdaq listing rules. Under the OBCA, NewCo must give not less than 21 days and not more than 50 days’ written notice of a general meeting. While NewCo is listed on the Nasdaq, notice must be given within any time limits prescribed by the Nasdaq listing rules.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the SPAC Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Crane Harbor Acquisition Corp., 1845 Walnut Street, Suite 1111, Philadelphia, PA 19103. Following the Business Combination, such communications should be sent to 777 Bay Street, Suite 2400, Toronto, Ontario M5G 2C8, Attention: Investor Relations (investors@xanadu.ai). Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The validity of the NewCo Shares to be issued in connection with the Business Combination will be passed upon by Osler, Hoskin & Harcourt LLP.

EXPERTS

The consolidated financial statements of Xanadu Quantum Technologies Inc., as of December 31, 2024 and 2023, and for each of the years in the two-year period ended December 31, 2024, have been included in the registration statement of which this proxy statement/prospectus forms a part, in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2024 consolidated financial statements contains an explanatory paragraph that states Xanadu Quantum Technologies Inc., has incurred a net loss and negative cash flows from operating activities for the year ended December 31, 2024, has an accumulated deficit at December 31, 2024, and will need additional financing in order to meets its obligations and fund its future expected negative cash flows, that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The financial statements of Xanadu Quantum Technologies Limited as of October 2, 2025 have been included in the registration statement of which this proxy statement/prospectus forms a part, in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of Crane Harbor Acquisition Corp. as of December 31, 2025 and for the period from January 2, 2025 (inception) through December 31, 2025, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, which includes an explanatory paragraph relating to Crane Harbor Acquisition Corp’s ability to continue as a going concern, appearing elsewhere in this proxy statement/prospectus, are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, SPAC and service providers that it employs to deliver communications to its shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of the proxy statement. Upon written or oral request, SPAC will deliver a separate copy of the proxy statement to any shareholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of the proxy statement may likewise request delivery of single copies of the proxy statement in the future. Shareholders may notify SPAC of their requests by calling or writing SPAC at its principal executive offices at 1845 Walnut Street, Suite 1111, Philadelphia, PA 19103.

TRANSFER AGENT; RIGHTS AGENT AND REGISTRAR

The registrar and transfer agent for the SPAC Shares and the rights agent for the SPAC Rights is Continental Stock Transfer & Trust Company. SPAC has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and rights agent against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

SERVICE OF PROCESS AND ENFORCEABILITY OF
CIVIL LIABILITIES UNDER U.S. SECURITIES LAWS

NewCo is and NewCo will be a corporation incorporated under the laws of the Province of Ontario. A majority of NewCo’s directors and executive officers as of the closing of the Business Combination will reside outside the United States. The assets of those non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon NewCo or those persons or to enforce against NewCo or them, either inside or outside the United States, judgments obtained in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the United States, in any action predicated upon civil liability provisions of the federal securities laws of the United States or other laws of the United States.

NewCo has appointed as its agent upon whom process may be served in any action brought against NewCo under the laws of the United States arising out of this offering or any purchase or sale of securities in connection with this offering. In addition, investors should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against NewCo, its officers or directors, or other said persons, predicated upon the civil liability provisions of the federal securities laws of the United States or other laws of the United States or (ii) would enforce, in original actions, liabilities against NewCo or such directors, officers or experts predicated upon the federal securities laws of the United States or other laws of the United States. In addition, there is doubt as to the applicability of the civil liability provisions of federal securities laws of the United States to original actions instituted in Canada. It may be difficult for an investor, or any other person or entity, to assert U.S. securities laws claims in original actions instituted in Canada.

WHERE YOU CAN FIND MORE INFORMATION

SPAC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on SPAC at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination, you should contact via phone or in writing:

Crane Harbor Acquisition Corp.

1845 Walnut Street, Suite 1111

Philadelphia, PA 19103

Telephone:

Attention: Jeffrey Brotman, Chief Operating Officer, Chief Legal Officer and Secretary

If you are a shareholder and would like to request documents, please do so no later than five business days before the Extraordinary General Meeting in order to receive them before the Extraordinary General Meeting. If you request any documents from us, SPAC will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to SPAC has been supplied by SPAC, and all such information relating to Old Xanadu and NewCo has been supplied by Old Xanadu. Information provided by either SPAC or Old Xanadu does not constitute any representation, estimate or projection of the other.

This document is a proxy statement of SPAC for the Extraordinary General Meeting. SPAC has not authorized anyone to give any information or make any representation about the Business Combination, SPAC, Xanadu or NewCo that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

XANADU QUANTUM TECHNOLOGIES LIMITED

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

Xanadu Quantum Technologies Limited:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Xanadu Quantum Technologies Limited (the Company) as of October 2, 2025, the related statement changes in equity, as of October 2, 2025, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 2, 2025, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

We have served as the Company’s auditor since 2025.

Toronto, Canada

November 21, 2025

XANADU QUANTUM TECHNOLOGIES LIMITED
Balance Sheet
As of October 2, 2025

(In thousands, except for share amounts)	October 2, 2025
Assets
Current assets
Cash	$—
Total assets	$—

Shareholder’s equity
Share capital	$—
Total shareholder’s equity	$—

See notes to financial statements

XANADU QUANTUM TECHNOLOGIES LIMITED
Statement of Changes in Equity
As of October 2, 2025

(In thousands, except for share amounts)	Number of Common Shares	October 2, 2025
Issuance of common share on incorporation	1	$—
Balance, end of period	1	$—

See notes to financial statements

XANADU QUANTUM TECHNOLOGIES LIMITED
Notes to Financial Statements

1.      Corporation Information

Xanadu Quantum Technologies Limited (“Xanadu”, the “Company”) was incorporated under the Business Corporations Act (Ontario) on October 2, 2025.

The Company issued 1 common share for $1.00 upon incorporation. The Company was formed to provide quantum computers services available on the cloud with supporting software, along with quantum simulators and other related products and offerings. To date, the Company has not commenced operations and is expected to commence operations concurrent with the closing of the business combination described in note 5 below.

The registered office of Xanadu is 777 Bay Street, Suite 2400 Toronto, Ontario, M5G 2C8, Canada.

2.      Basis of Preparation

These financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). As there were no operations on the date of incorporation, a statement of comprehensive income and a statement of cash flows have not been provided.

3.      Summary of Significant Accounting Policies

a.      Cash

Cash is comprised of cash on hand.

b.      Share capital

Share capital is measured at the fair value of common shares issued.

4.      Share Capital

The authorized share capital consists of an unlimited number of common shares.

5.      Subsequent Events

The Company has evaluated all events occurring through November 21, 2025, the date on which the financial statements were issued, and during which time, nothing has occurred outside the normal course of business operations that would require disclosure except the following:

(a)     On November 3, 2025, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Crane Harbor Acquisition Corp. (“Crane Harbor”), as it may be amended, supplemented or otherwise modified from time to time (the “Business Combination Agreement”). At Closing (as defined in the Business Combination Agreement), the Company will have three classes of shares, multiple voting shares (“Class A Multiple Voting Shares”), subordinate voting shares (“Class B Subordinate Voting Shares”), and preferred shares issuable in series, of which only Class A Multiple Voting Shares and Subordinate Voting Shares will be issued and outstanding. Concurrent with the execution and delivery of the Business Combination Agreement, the Company entered into subscription agreements with certain institutional and other accredited investors pursuant to which the Company agreed to issue and sell 27,500,000 Class B Subordinate Voting Shares at a purchase price per share of $10.00 and an aggregate purchase price of $275 million, to be consummated in connection with the Business Combination (as defined in the Business Combination Agreement).

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

Xanadu Quantum Technologies Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Xanadu Quantum Technologies Inc. and subsidiaries (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2024 and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the twoyear period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company incurred a net loss of $45,968 and $35,592 during the years ended December 31, 2024 and 2023, respectively. The Company’s net cash outflows from operating activities were $41,737 and $29,549 during the years ended December 31, 2024 and 2023, respectively. These conditions, along with other matters as set forth in Note 2, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

We have served as the Company’s auditor since 2020.

Toronto, Canada

November 21, 2025

Xanadu Quantum Technologies Inc.
Consolidated Balance Sheets
(In thousands, except for share amounts)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$77,619	$117,459
Accounts receivable, net of allowance for doubtful accounts of $0 and $0	1,259	1,451
Materials and supplies	3,198	11
Prepaid expenses and other current assets	8,291	4,704
Total current assets	90,367	123,625
Property and equipment, net	15,376	15,836
Operating right-of-use assets, net	7,490	8,545
Intangible assets, net	3,532	2,977
Total assets	$116,765	$150,983

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,652	$420
Accrued expenses and other current liabilities	2,169	1,361
Deferred revenue	309	39
Short-term operating lease liabilities	996	1,006
Warrant liabilities	258	270
Total current liabilities	5,384	3,096
Long-term operating lease liabilities	7,877	9,180
Long-term debt	16,009	6,808
Total liabilities	$29,270	$19,084

Commitments and contingencies (note 19)

Shareholders’ equity:
Common shares, no par value, 29,788,450 shares authorized, 4,924,563 and 4,912,460 shares issued and outstanding at December 31, 2024 and 2023, respectively	7,399	7,287
Convertible preferred shares, no par value,18,104,551 shares authorized, 17,718,491 issued and outstanding at both December 31, 2024 and 2023	213,002	213,002
Additional paid-in capital	5,937	3,060
Accumulated deficit	(135,636)	(89,668)
Accumulated other comprehensive income (loss)	(3,207)	(1,782)
Total shareholders’ equity	87,495	131,899
Total liabilities and shareholders’ equity	$116,765	$150,983

Liquidity and going concern (note 2)

Subsequent events (note 21)

/s/ Christian Weedbrook	/s/ Margaret Wu
Christian Weedbrook, CEO and Director	Margaret Wu, Director

See accompanying notes to consolidated financial statements.

Xanadu Quantum Technologies Inc.
Consolidated Statements of Operations and Comprehensive Loss
(In thousands, except for share amounts)

	Year Ended December 31,
	2024	2023
Revenue	$1,589	$2,479

Operating expenses:
Cost of revenue (exclusive of depreciation and amortization below)	466	605
Research and development	39,223	35,718
General and administrative	6,863	6,034
Sales and marketing	1,051	607
Depreciation and amortization	4,869	3,730
Other operating income, net	(287)	(2,518)
Total operating expenses	52,185	44,176
Loss from operations	(50,596)	(41,697)

Other income (expense), net:
Interest income (expense), net	4,670	6,507
Other income (expense), net	(42)	(402)
Total other income (expense), net	4,628	6,105
Net loss	$(45,968)	$(35,592)
Net loss per share, basic and diluted	$(9.35)	$(7.27)
Weighted average shares used in computing net loss per share, basic and diluted	4,917,324	4,892,803

Comprehensive loss:
Net loss	$(45,968)	$(35,592)
Cumulative translation adjustment	(1,425)	457
Net comprehensive loss	$(47,393)	$(35,135)

See accompanying notes to consolidated financial statements.

Xanadu Quantum Technologies Inc.
Consolidated Statements of Shareholders’ Equity
(In thousands, except for share amounts)

	Common shares		Preferred shares		Total share capital	Additional paid-in capital	Deficit	Accumulated other comprehensive income (loss)	Total
	Number	Amount	Number	Amount
Balance, January 1, 2023	4,872,083	$7,128	17,718,491	$213,002	$220,130	$911	$(54,076)	$(2,239)	$164,726
Loss for the year	—	—	—	—	—	—	(35,592)	—	(35,592)
Stock-based compensation	—	—	—	—	—	2,206	—	—	2,206
Exercise of stock options	40,377	159	—	—	159	(44)	—	—	115
Cumulative translation adjustment, net of tax	—	—	—	—	—	(13)	—	457	444
Balance, December 31, 2023	4,912,460	$7,287	17,718,491	$213,002	$220,289	$3,060	$(89,668)	$(1,782)	$131,899
Loss for the year	—	—	—	—	—	—	(45,968)	—	(45,968)
Stock-based compensation	—	—	—	—	—	2,893	—	—	2,893
Exercise of stock options	12,103	112	—	—	112	(30)	—	—	82
Cumulative translation adjustment, net of tax	—	—	—	—	—	14	—	(1,425)	(1,411)
Balance, December 31, 2024	4,924,563	$7,399	17,718,491	$213,002	$220,401	$5,937	$(135,636)	$(3,207)	$87,495

See accompanying notes to consolidated financial statements.

Xanadu Quantum Technologies Inc.
Consolidated Statements of Cash Flows
(In thousands, except for share amounts)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(45,968)	$(35,592)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,869	3,730
Amortization of operating right of use assets	815	788
Stock-based compensation	2,893	2,206
Amortization of debt issuance costs	135	159
Interest accretion on long-term debt	552	102
Change in fair value of warrant liabilities	9	195
Other non-cash adjustments, net	377	281
Change in operating assets and liabilities:
Accounts receivable	47	91
Materials and supplies	(3,188)	(11)
Prepaid expenses and other current assets	(4,192)	(1,100)
Accounts payable	1,267	165
Accrued expenses and other current liabilities	1,285	(20)
Deferred revenue	308	(713)
Operating lease liabilities	(946)	(661)
Receipt of lease allowances	—	831
Net cash provided by (used in) operating activities	(41,737)	(29,549)

Cash flows from financing activities:
Proceeds from exercise of stock options	82	115
Repayments of long-term debt	—	(2,509)
Proceeds from long-term debt	9,213	6,706
Net cash provided by (used in) financing activities	9,295	4,312

Cash flows from investing activities:
Purchase of property and equipment	(4,767)	(8,899)
Proceeds from sale of property and equipment	—	449
Purchase of intangible assets	(1,908)	(1,519)
Net cash provided by (used in) investing activities	(6,675)	(9,969)
Effects of foreign exchange rates on cash and cash equivalents	(723)	668
Increase (decrease) in cash and cash equivalents	(39,840)	(34,538)
Cash and cash equivalents, beginning of year	117,459	151,997
Cash and cash equivalents, end of year	$77,619	$117,459
Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$216

Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable	$110	$20
Operating lease right-of-use assets subject to lease liability	$427	$—

See accompanying notes to consolidated financial statements.

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

1.      Description of business:

Xanadu Quantum Technologies Inc., together with its wholly owned subsidiaries (the “Company” or “Xanadu”) specializes in designing photonic devices and the platforms around them, including the experimentation and development of quantum computers available on the cloud with supporting software, along with quantum simulators and other related products and offerings.

Xanadu Quantum Technologies Inc. was incorporated under the Canada Business Corporations Act on December 7, 2016, and subsequently continued under the Business Corporations Act (Ontario) on October 29, 2025. The corporate office address is located at 777 Bay Street, Suite 2400, Toronto, Ontario.

2.      Basis of presentation and summary of significant accounting policies:

(a)     Basis of presentation:

The accompanying consolidated financial statements of the Company are presented in U.S. dollars (“USD”) and prepared on a going concern basis in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

(b)    Principles of consolidation:

The consolidated financial statements of the Company include the accounts of the Company and all of its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated.

(c)     Liquidity and going concern:

The accompanying consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has incurred recurring net losses and negative cash flows from operations since inception. As of December 31, 2024 and 2023, the Company had an accumulated deficit of $135,636 and $89,668, respectively. For the years ended December 31, 2024 and 2023, the Company incurred net losses of $45,968 and $35,592, respectively, and the Company had net cash outflows from operating activities of $41,737 and $29,549, respectively. As of December 31, 2024 and 2023, the Company had cash and cash equivalents of $77,619 and $117,459 and net working capital of $84,983 and $120,529 respectively. The Company expects to incur additional operating losses and net operating cash outflows as it continues to expand its commercial operations and research and development activities. The recurring losses, liquidity concerns and reliance on uncommitted external financing raise substantial doubt about the Company’s ability to continue as a going concern.

Management plans to continue as a going concern

Management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern, which is considered to be for a period of one year from the issuance of these financial statements. The ability to continue as a going concern is dependent upon obtaining the necessary financing to meet the Company’s obligations and repay its liabilities arising from normal business operations when they come due. Until the Company achieves operational profitability, the Company will seek to secure such best-efforts funding from various possible sources at such time as it requires additional funding, including equity or debt financing and government assistance and subsidies. If the Company raises additional capital through the issuance of equity securities or securities convertible into equity, shareholders will experience dilution, and such securities may have rights or preferences senior to those of the holders of common shares. If the Company obtains additional funds through debt financing, the Company may be subject to limitations on its operations, through debt covenants or other restrictions. There can be no assurance that the Company will be able to raise additional capital when needed or under acceptable terms.

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

2.      Basis of presentation and summary of significant accounting policies: (cont.)

The Company has been successful in raising equity financing in the past. The Company has financing efforts in place to continue to raise cash through equity offerings. Although the Company has successfully completed equity financings in the past, there can be no assurance that management’s plans to address these matters in the future will be successful. The Company’s current (i) Strategic Innovation Fund agreement (the “SIF Loan”) dated as of January 20, 2023, by and between the Company and His Majesty the King in Right of Canada as represented by the Minister of Industry (the “Minister”); and (ii) the Regional Quantum Initiative Contribution Agreement (the “FedDev Loan”), dated as of October 18, 2023, by and between the Company and His Majesty the King in Right of Canada as represented by the Minister of Federal Economic Development Agency for Southern Ontario, which allow the Company to receive repayable contributions up to C$40,000 and C$3,750, respectively, contingent on the Company incurring defined eligible expenditures, can provide additional funding for the Company’s research and development projects. As of December 31, 2024, the Company has received C$19,214 and C$2,920 in repayable contributions from the SIF Loan and FedDev Loan, respectively. The Company will continue to work with various funding sources to secure additional debt and equity financing and government assistance and subsidies. However, the Company cannot offer any assurance that it will be successful in executing the aforementioned plans to continue as a going concern.

The Company’s operations will be adversely affected if it is unable to raise or obtain necessary funding, which may materially affect its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

(d)    Use of estimates:

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The most significant estimates and assumptions are used in determining: (i) the fair value of equity-settled stock-based payments; and (ii) long term revenue forecasts used in accounting for the SIF Loan (note 9). These estimates, judgments, and assumptions are evaluated on an ongoing basis. Estimates are based on historical experience and other various assumptions management believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results and outcomes could differ materially from management’s estimates, judgments, and assumptions.

The Company’s accounting estimates and assumptions may change over time in response to risks and uncertainties. As of the date of issuance of these consolidated financial statements, the Company is not aware of any specific event or circumstance that would require the Company to update estimates, judgements or revise the carrying value of any assets or liabilities.

(e)     Cash and cash equivalents:

The Company considers all short term highly liquid investments purchased with original maturities at their acquisition date of three months or less to be cash equivalents. The Company maintains its cash and investments with high quality financial institutions, which, at times, may exceed federally insured limits. The Company did not hold any cash equivalents as of December 31, 2024 and 2023.

(f)     Accounts receivable, net:

Accounts receivable are non-interest bearing and represent amounts billed and currently due from customers at the gross invoiced amount as well as unbilled amounts related to unconditional rights for consideration to be received for services performed but not yet invoiced. A receivable is recorded when the Company has an unconditional right to receive payment. The Company’s accounts receivable includes trade, interest and other types of receivables.

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

2.      Basis of presentation and summary of significant accounting policies: (cont.)

On a periodic basis, management evaluates its accounts receivable and determines whether to provide an allowance for credit losses. This assessment is based on management’s evaluation of the aging of accounts, historical collection experience and current economic expectations. As of December 31, 2024 and 2023, the Company has not recorded any allowance for doubtful accounts.

(g)    Materials and supplies, net:

Materials and supplies are carried at average cost and recorded in materials and supplies in the consolidated balance sheets. Materials and supplies used in research and development efforts are expensed when consumed if an alternative use exists, otherwise are expensed when incurred. The Company expensed $1,935 and nil of materials and supplies consumed for the years ended December 31, 2024 and 2023, respectively.

Materials and supplies are evaluated regularly for excess quantities and obsolescence. This evaluation includes an analysis of the Company’s current and future strategic plans, risk of technological obsolescence, and general market conditions. During the years ended December 31, 2024 and 2023, excess and obsolescence charges were nil and nil, respectively.

(h)    Property and equipment, net:

Property and equipment are stated at acquisition cost, less accumulated depreciation and impairment. Depreciation on property and equipment is computed on a straight-line basis over the estimated useful lives of the assets at the time of acquisition. Leasehold improvements are amortized over the lesser of the term of the lease or the useful life of the asset.

The estimated useful lives of the Company’s property and equipment are as follows:

Computer systems and servers	3 years
Lab equipment	7 years
Test and computer equipment	7 years
Furniture and fixtures	3 years
Leasehold improvements	Shorter of lease term or estimated useful life

Repairs and maintenance costs are expensed as incurred. Upon disposition of property and equipment, the cost and related accumulated depreciation are derecognized and any resulting gain or loss is reflected in other income, net within the consolidated statements of operations and comprehensive loss.

(i)     Intangible assets, net:

The Company’s intangible assets include patents and external software licenses, which are carried at cost less accumulated amortization and impairment. Intangible assets with finite useful lives are amortized over their estimated useful lives on a straight-line basis.

The Company capitalizes costs associated with internal use software incurred during the application development stage. Capitalized costs include external direct costs of materials and services utilized in developing or obtaining internal-use software and payroll and payroll-related expenses for employees who are directly associated with and allocate time to the internal-use software project. Capitalization of such costs begins when the preliminary project stage is complete and ceases when the project is substantially complete and ready for its intended purpose. Costs incurred during the preliminary project and post-implementation stages are charged to expense.

Patents	3 years
Internally developed software	5 years
Third-party perpetual software licenses	3 years

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

2.      Basis of presentation and summary of significant accounting policies: (cont.)

(j)     Impairment of long-lived assets:

Long-lived assets, including property and equipment and finite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. The determination of whether any impairment exists includes a comparison of estimated undiscounted future cash flows anticipated to be generated over the remaining life of the asset or asset group to its net carrying value. If the estimated undiscounted future cash flows associated with the asset or asset group are less than the carrying value, an impairment loss is recognized to the extent the carrying amount of the asset or asset group exceeds its fair value. The Company did not recognize any impairment losses on long-lived assets during the years ended December 31, 2024 and 2023.

(k)    Foreign currency translation and transactions:

The Company’s reporting currency is the U.S. dollar and its functional currency is the Canadian dollar. The functional currency of the Company’s international subsidiaries is the currency of their primary economic environment. The results and financial position of the parent entity and foreign subsidiaries whose functional currency is not the U.S. dollar are translated at exchange rates in effect as of the consolidated balance sheet dates for assets and liabilities and at average exchange rates for revenues and expenses for the respective periods. Translation adjustments are included as a cumulative translation adjustment in accumulated other comprehensive income (loss).

Monetary assets and liabilities that are denominated in a currency other than the Company’s functional currency are translated into the functional currency using the exchange rates in effect as of the consolidated balance sheet dates, and revenues and expenses are translated at the exchange rates prevailing when the transactions occurred. Gains and losses resulting from translation are recognized in other income (expense), net in the consolidated statements of operations and comprehensive loss in the period in which they arise. Non-monetary assets and liabilities are translated at historical exchange rates.

(l)     Revenue recognition:

The Company derives revenue primarily from: (i) professional services related to research projects, proof of concept development, and quantum education and (ii) compute and other services which includes provision of compute services, such as co-development and execution of quantum algorithms on the Company’s quantum computing systems, and provision, on a non-exclusive basis via access to its photonic based-hardware, of quantum-computing-as-a-service (“QCaaS”).

Revenue is recognized based on the following five step model in accordance with Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers:

•        Identify the contract,

•        Identify the performance obligations,

•        Determine the transaction price,

•        Allocate the transaction price to the performance obligations, and

•        Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company enters into contracts that can include various combinations of products and services, which are generally capable of being distinct and accounted for as separate performance obligations. Payment terms on invoiced amounts are typically net 30 days or less. Contract durations generally range from 1 to 3 years. A contract’s transaction price is allocated to each distinct performance obligation based

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

2.      Basis of presentation and summary of significant accounting policies: (cont.)

on their estimated standalone selling price. The Company determines standalone selling price based on the observable price of a product or service when it sells the products or services separately in similar circumstances and to similar customers. Certain products and services have limited or no history of being sold on a standalone basis. In these instances, the Company determines standalone selling price by considering its overall pricing objectives and market conditions, including cost plus a reasonable margin. Significant pricing practices considered include the Company’s discounting practices, the value of the contracts, historical standalone sales, customer demographics, geographic locations, and the number and types of users within the contracts.

Revenue is recognized net of taxes collected from customers, which are subsequently remitted to governmental authorities.

The Company’s professional services constitute an activity that provides benefits that the customer receives and consumes as the services are performed. Transaction price is fixed and stated in the contract with the customer. Professional services revenue is recognized based on completed milestones or hours and or costs incurred as appropriate. Revenue for partially completed milestones deemed probable of being met is recognized using an input measure based on actual labor hours incurred to date relative to total estimated labor hours required to complete the milestone. For fixed price milestone-based contracts, revenue is recognized based on the input measure noted above as control is expected to transfer over the period that the milestone is completed.

The Company has determined that its QCaaS, including non-exclusive access to Photonic Hardware, is a stand-ready performance obligation to provide ongoing access to its cloud-based quantum technology platform service. The transaction price generally consists of a fixed fee for a stated volume of usage to be made available over a defined period of access. Fixed fee arrangements may also include a variable component whereby customers pay additional fees for usage exceeding contractual volume as defined by the contractual agreements. The performance obligation related to the fixed fee is satisfied over time and revenue is recognized on a straight-line basis over the access period. Any additional fees relating to extra usage are recognized in the period they occur.

The Company’s compute services represent a performance obligation that is satisfied over-time. Revenue is recognized on a straight-line basis over the contract term.

The timing of revenue recognition, billings and cash collection may result in accounts receivable, contract assets, and deferred revenue on the Company’s consolidated balance sheets. A receivable is recorded in the period in which the Company provides services when it has an unconditional right to payment. Contract assets represent rights to consideration for services completed and revenue recognized for contracts that have not yet been invoiced to customers, which have been included within accounts receivable on the consolidated balance sheets.

The Company records deferred revenue when amounts are invoiced under contract terms or payments are received in advance of revenue recognition from products or services described above. Deferred revenue is recognized as and when the related performance obligations are satisfied.

The Company defers commission payments to employees or third parties that are direct and incremental to the acquisition of customer contracts in the period the contract is executed and are recognized into sales and marketing expensed over a period consistent with the transfer of goods or services to the customer if that period is greater than one year. No such costs were incurred in the years presented.

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

2.      Basis of presentation and summary of significant accounting policies: (cont.)

(m)   Cost of revenue

Cost of revenue consists of direct and indirect expenses related to building specialized quantum hardware and delivering the Company’s services. Cost of revenue includes direct manufacturing costs, personnel-related expenses, including stock-based compensation, and overhead costs, including operating lease expenses, allocated to customer-facing functions. Depreciation and amortization of quantum systems and related software are excluded from cost of revenue.

(n)    Research and development:

Research and development expenses are charged to the consolidated statement of operations and comprehensive loss as incurred. Research and development expenses are comprised of costs in performing research and development activities and include personnel-related costs, process development costs, chip fabrication costs, consulting fees, lab materials, software costs, cloud computing costs, and other related costs.

Where tangible assets or software to be used in research and development activities is constructed by the Company or acquired, the costs are expensed as incurred unless those assets have an alternative future use. When assets with alternative future use are consumed in research and development activities they are recorded as research and development expenses.

(o)    Stock-based compensation:

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation — Stock Compensation. Equity-settled stock-based payments to employees and others providing similar services are recognized as stock-based compensation expense based on the fair value of the equity instruments at the grant date. Stock-based compensation expense is recognized over the requisite service period on a straight-line basis, with a corresponding increase in additional paid-in capital within shareholders’ equity. The Company recognizes forfeitures as they occur.

(p)    Advertising expenses:

Advertising costs are expensed as incurred and are included in sales and marketing expenses in the consolidated statements of operations and comprehensive loss. These costs totaled $264 and $77 for the years ended December 31, 2024 and 2023, respectively.

(q)    Leases:

The Company enters into operating leases for its office space tenancies. Operating leases are included in operating lease right-of-use (“ROU”) assets and operating lease liabilities on the consolidated balance sheets. As of December 31, 2024 and 2023, the Company had no finance lease contracts.

The Company determines the initial classification and measurement of its ROU assets and lease liabilities at the lease commencement date. Operating lease ROU assets and operating lease liabilities are recognized on the consolidated balance sheets based on the present value of minimum lease payments over the lease term. The Company’s leases do not provide an implicit rate, and therefore, the incremental borrowing rate based on the information available on the commencement date is used to determine the present value of lease payments. The lease term includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense is recognized on a straight-line basis over the lease term.

The Company’s lease agreements include lease and non-lease components, which are accounted for separately in the determination of lease costs. Variable lease and non-lease components are excluded from the lease payments used to measure the ROU assets and lease liabilities and are recognized in the consolidated statements of operations and comprehensive loss in the year in which the obligation for those payments is incurred.

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

2.      Basis of presentation and summary of significant accounting policies: (cont.)

The Company accounts for a lease modification as a separate contract when the modification grants the lessee an additional right of use not included in the original lease and when lease payments increase commensurate with the standalone price for the additional right of use. When a lease modification results in a separate contract, it is accounted for in the same manner as a new lease.

(r)     Investment tax credits and government assistance:

Refundable investment tax credits (“ITCs”) pursuant to the Scientific Research and Experimental Development (“SR&ED”) program and other government assistance including grants and wage subsidies related to current expenditures are recorded as other operating income, net within the consolidated statements of operations and comprehensive loss. Non-refundable investment tax credits are recorded as a reduction in income tax expense. The Company accounts for investment tax credits and government grants and subsidies by analogy to International Accounting Standard 20, Accounting for Government Grants and Disclosures of Government Assistance. The investment tax credits, and government grants and subsidies are recognized in income in the period when the related expenditure is recognized as an expense provided there is reasonable assurance that the Company has complied with, and will continue to comply with, all conditions necessary to obtain the government assistance or credit. Government grants and assistance related to capitalized expenditures are recognized as a reduction to the carrying amount of the related asset.

(s)     Convertible preferred shares:

The Company applies the provisions of ASC 480, Distinguishing Liabilities from Equity in determining the classification of convertible preferred shares as permanent equity, temporary equity, or liabilities. Factors considered include conversion features, embedded features, redemption features, and the nature of the host instrument. Convertible preferred shares classified as equity are recognized at the issuance price net of issuance costs.

(t)     Income taxes:

The Company accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the estimated future tax consequences of events that have been included in the consolidated financial statements or in the Company’s tax returns. Under this method, deferred tax assets and liabilities are recognized for temporary differences between the carrying amounts in the consolidated financial statements and the tax basis of assets and liabilities. In addition, deferred tax assets and liabilities are recorded for non-capital loss carryforwards and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which they are expected to be realized or settled. Deferred tax assets are evaluated for future realization and reduced by a valuation allowance to the amount that is more likely than not to be realized. Factors considered when assessing the likelihood of future realization of deferred tax assets include the Company’s recent cumulative loss experience and expectations of future earnings, capital gains and investments in the applicable jurisdiction, carryforward periods available for tax reporting purposes, among others.

The Company evaluates tax positions taken or expected to be taken in the course of preparing tax returns and applies a two-step approach in recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the available evidence indicates that it is more likely than not that the position will be sustained upon examination by the applicable tax authority. The second step, for those tax positions that meet the recognition criteria, is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement.

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

2.      Basis of presentation and summary of significant accounting policies: (cont.)

(u)    Net loss per share:

Basic net loss per share is computed by dividing the net loss available to common shareholders by the weighted average number of shares of common shares outstanding during each period. The Company’s potentially dilutive securities include outstanding stock options and convertible preferred shares. Diluted net loss per share gives effect to all potentially dilutive securities, assuming that such shares were outstanding and dilutive during each period, except when the inclusion of the potentially dilutive securities would have an anti-dilutive effect.

The Company applies the two-class method when computing net loss per share, as the Company has issued shares that meet the definition of participating securities. The two-class method allocates earnings between common shareholders and holders of participating securities. The Company’s convertible preferred shares are deemed to be participating securities due to their rights to participate in dividends with common shares. In periods where there is a net loss, no allocation of undistributed net loss to the convertible preferred shares is performed as the holders of the convertible preferred shares are not contractually obligated to absorb the Company’s losses.

(v)    Fair value measurement:

Fair value is defined as an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. In determining fair value, the use of various valuation methodologies, including market, income and cost approaches is permissible. The inputs to these methodologies consider market comparable information, taking into account the principal or most advantageous market in which the Company would transact. The fair value hierarchy prioritizes which inputs should be used in measuring fair value and requires the use of observable market data when available. There are three levels of inputs that may be used to measure fair value based on the reliability of inputs, and a financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement:

•        Level 1:    Quoted market prices in active markets that the reporting entity has the ability to access at the date of the fair value measurement.

•        Level 2:    Inputs other than quoted market prices described in Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•        Level 3:    Unobservable inputs that are supported by little or no market activity and that are significant to the fair value measurement of the assets or liabilities.

(w)    Concentration of credit risk:

Financial instruments that potentially subject the Company to concentration of credit risk principally consist of cash and cash equivalents and accounts receivable. The Company’s policy is to place its cash and cash equivalents with high quality financial institutions to limit the amount of credit exposure. For the Company’s accounts receivable, credit risk is dependent upon the financial stability of individual customers. The Company performs ongoing evaluations of its customers’ financial condition and does not have a history of material credit losses. Refer to note 18 for additional information around the Company’s significant customers. Other receivables represent an insignificant part of the Company’s financial position.

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

2.      Basis of presentation and summary of significant accounting policies: (cont.)

(x)    Recently issued but not yet adopted accounting pronouncements:

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”). The amendments in ASU 2023-09 improve the transparency of income tax disclosures by requiring (i) consistent categories and greater disaggregation of information in the rate reconciliation, and (ii) income taxes paid disaggregated by jurisdiction. This guidance is effective for annual periods beginning after December 15, 2024, on a prospective basis, with early adoption permitted. The Company will adopt this guidance in the year-ended December 31, 2025 and is in the process of evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued Accounting Standard Update No. 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures” (“ASU 2024-03”). The standard requires additional expense disclosures by public business entities in the notes to the financial statements. The guidance is effective for annual periods beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company will adopt this guidance in the year-ended December 31, 2027 and is in the process of evaluating the impact of this standard on its consolidated financial statements.

3.      Accounts receivable, net:

The Company’s accounts receivable include trade, interest and other receivables as of December 31, 2024 and 2023:

	2024	2023
Accounts receivable	$607	$8
Other receivables	437	543
Contract assets	207	657
Sales tax receivable	8	243
Total	$1,259	$1,451

As of both December 31, 2024 and 2023, the Company’s allowance for doubtful accounts was nil.

4.      Prepaid expenses and other current assets:

Prepaid expenses and other current assets are comprised of the following as of December 31, 2024 and 2023:

	2024	2023
Prepaid materials and supplies	$5,839	$2,961
Prepaid development services	881	95
Other prepaid expenses and current assets	1,571	1,648
Total	$8,291	$4,704

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

5.      Accrued expenses and other current liabilities:

Accrued expenses and other current liabilities are comprised of the following as of December 31, 2024 and 2023:

	2024	2023
Accrued salaries and other payroll liabilities	$90	$44
Accrued professional services	774	1,317
Other accrued expenses and current liabilities	1,305	—
Total	$2,169	$1,361

The majority of other accrued expenses and current liabilities relate to research and development (“R&D”) consumables received by the Company but not yet billed by the suppliers.

6.      Property and equipment, net:

Property and equipment, net consisted of the following:

	2024	2023
Computer systems and servers	$823	$698
Test and computer equipment	11,558	9,367
Lab equipment	8,605	8,782
Furniture and fixtures	273	275
Leasehold improvements	2,870	2,847
Total	$24,129	$21,969
Less: Accumulated depreciation	(8,753)	(6,133)
Property and equipment, net	$15,376	$15,836

During the years ended December 31, 2024 and 2023, the Company recognized depreciation expense of $3,695 and $2,813 respectively, related to property and equipment.

7.      Intangible assets, net:

Intangible assets, net consisted of the following:

	As of December 31, 2024
	Cost	Accumulated Amortization	Net Book Value
Patents	$1,531	$(933)	$598
Internally developed software	4,980	(2,129)	2,851
External software licenses	163	(80)	83
Total	$6,674	$(3,142)	$3,532
	As of December 31, 2023
	Cost	Accumulated Amortization	Net Book Value
Patents	$1,128	$(703)	$425
Internally developed software	3,951	(1,443)	2,508
External software licenses	91	(47)	44
Total	$5,170	$(2,193)	$2,977

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

7.      Intangible assets, net: (cont.)

During the years ended December 31, 2024 and 2023, the Company recognized amortization expense of $1,174 and $917 related to intangible assets, respectively.

As of December 31, 2024, estimated amortization expense related to intangible assets is as follows:

Fiscal years ending December 31,
2025	$1,223
2026	1,066
2027	754
2028	382
2029	107
Thereafter	—
Total	$3,532

8.      Income taxes:

The following table presents the components of net loss before income taxes generated by domestic and foreign operations:

	Years ended December 31,
	2024	2023
Domestic	$(45,965)	$(35,592)
Foreign	(3)	—
Net loss before income taxes	$(45,968)	$(35,592)

The provision for income taxes at December 31, 2024 and 2023 is reconciled to income before income taxes as follows:

	2024	2023
Net loss before income taxes	$(45,968)	$(35,592)
Statutory rate(1)	26.5%	26.5%
Expected provision for income taxes at statutory rate	$(12,181)	$(9,432)
Permanent and other differences	913	660
Change in valuation allowance	11,286	10,979
Other, including effect of foreign exchanges	(18)	(2,207)
Provision for income taxes	$—	$—

____________

(1)      The Company’s Canadian corporate tax rate of 26.5% is comprised of the basic Part I federal tax rate of 38%, netting to 15% after the federal tax abatement and general tax reduction, plus the additional Ontario provincial tax rate of 11.5%.

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

8.      Income taxes: (cont.)

The components of the Company’s deferred tax assets and liabilities as of December 31, 2024 and 2023 are as follows:

	2024	2023
Non-capital losses available for carryforward	$14,002	$15,844
Investment tax credits	3,814	4,139
Lease liabilities	2,124	2,699
SR&ED Pool	2,074	2,250
Property and equipment	14,388	3,560
Donations	3	2
Total deferred tax assets, prior to valuation allowance	$36,405	$28,494
Less: Valuation allowance	32,892	24,044
Total deferred tax assets, net of valuation allowance	$3,513	$4,450
Property and equipment	(926)	(1,283)
Tax on investment credits	(767)	(832)
Financing costs	(62)	(71)
Right of use assets	(1,758)	(2,264)
Total deferred tax liabilities	$(3,513)	$(4,450)
Net deferred tax assets (liabilities)	$—	$—

The Company regularly assesses the need for a valuation allowance against its deferred tax assets. This determination involves consideration of the weight of both positive and negative evidence related to the likelihood of realizing the deferred tax assets to determine whether it is more likely than not that some or all of the deferred tax assets will be realized. The Company continues to evaluate its taxable position quarterly and considers factors including but not limited to historical levels of income, legislative developments, expectations, and risks associated with estimates of future taxable income, and ongoing prudent and feasible tax planning strategies.

The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets and determined that it is more likely than not that it will not realize most of the benefits of its deferred tax assets due to the cumulative operating loss in recent years. Accordingly, the Company has provided a full valuation allowance as of December 31, 2024 and 2023. The net increase in the valuation allowance of $11,286 in the year ended December 31, 2024 is due to the impact of capitalized research and development expenses and current year operating losses. The Company will continue to reassess the valuation allowance quarterly and if future evidence allows for a partial or full release of the valuation allowance, a tax benefit will be recorded accordingly.

As of December 31, 2024, the Company has unused non-capital loss carry forwards of approximately $52,839, which are available to offset future taxable income. The loss carry forwards expire between 2037 and 2044. In addition, the Company has non-refundable ITCs of approximately $3,814 expiring between 2039 and 2042, which are available to be applied against future federal income taxes payable.

The Company had no material uncertain income tax positions for the years ended December 31, 2024 and 2023. The Company recognizes interest and penalties related to uncertain tax positions as a component of income tax expense. During the years ended December 31, 2024 and 2023, there were no material interest or penalties related to uncertain tax positions. The Company remains subject to audit by the relevant tax authorities for the years ended 2022 through 2024.

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

9.      Long-term debt:

As of December 31, 2024 and 2023, the Company’s long-term debt is comprised of the following:

	As of December 31,
	2024	2023
SVB Term Loan	$—	$—
RBC Term Loan	—	—
SIF Loan	13,978	6,413
FedDev Loan	2,031	395
Less: Total unamortized debt issuance costs	—	—
Total long-term debt	$16,009	$6,808

(a)     SVB Term Loan

In 2018, the Company entered into a loan and security agreement (the “SVB Loan Agreement”) with the Silicon Valley Bank (“SVB”) (the “SVB Term Loan”). Under the SVB Term Loan, including the amendments entered into in 2019 and 2021, term loans with an aggregate principal amount of $10,000, were to be made available to the Company, subject to certain terms and conditions. The SVB Loan Agreement set out collateral which consisted of SVB’s first ranking right, title, and interest in all the Company’s assets, except for its intellectual property. The SVB Term Loan was originally set to mature on October 1, 2025 and bore interest at the greater of (A) six-tenths of one percent below the Prime Rate, or (B) 2.65%.

On April 30, 2023, the Company fully repaid and extinguished the SVB Loan, including $2,509 in principal and $158 in accrued interest. Prior to extinguishment, the Company incurred and paid $40 in interest expenses during 2023. The Company recorded a loss on extinguishment of $114.

The following table summarizes the changes in the carrying value of the SVB Term Loan:

Carrying amount as of January 1, 2023	$2,424
Interest expense from January 1, 2023 to April 30, 2023	198
Amortization of debt issuance cost	85
Payment for reacquisition price	(2,538)
Payment for interest expense	(198)
Unrecognized debt issuance cost	(85)
Loss on extinguishment	114
Carrying amount as of December 31, 2023 and 2024	$—

SVB was issued warrants to purchase 22,000 voting common shares of the Company with the original SVB Loan Agreement, an additional 12,000 voting common shares with the 2019 amendment (the “SFTrust Warrants”), and an additional 12,082 voting common shares representing 0.1% of the fully diluted shares, post Series B financing in 2021 (“Series B Financing”), with the 2021 amendment, on the same terms and conditions as established for other common shareholders. Refer to note 10 for additional information on the associated warrants.

(b)    RBC Term Loan

On May 23, 2023, the Company signed a credit agreement (the “RBC Credit Agreement”) with the Royal Bank of Canada (“RBC”) for a maximum principal amount of $25,000 (the “RBC Term Loan”). Interest on the RBC Term Loan accrues at the U.S. base rate less an applicable margin of 3.00%. As of December 31, 2024, the effective interest rate on the RBC Term Loan was 4.50%. The RBC Credit Agreement sets out collateral which consists of RBC’s first ranking right, title, and interest in all the Company’s assets, except for its intellectual property. The RBC Term Loan extends to January 2028, with an interest only draw period that extends for 20 months.

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

9.      Long-term debt: (cont.)

As of December 31, 2024 and 2023, no amounts were outstanding under the RBC Term Loan as it had not been drawn upon. Refer to note 21 for additional information on the expiration of the RBC Term Loan.

In connection with the RBC Credit Agreement, RBC was issued warrants to purchase 13,999 non-voting common shares of the Company on the same terms and conditions as established for other common shareholders (the “RBC Warrants”). Warrants to purchase an additional 13,999 non-voting common shares are issuable upon drawdown from the RBC Term Loan. Refer to note 10 for additional information on the associated warrants.

(c)     SIF Loan

Under the SIF Loan, the Minister is committed to provide the Company contributions up to C$40,000 contingent on the Company incurring defined eligible expenditures. Contributions from the Minister shall be used for the development of photonic-based, fault-tolerant quantum computers, including projects involving the adaptation of research findings for commercial applications, development of current products through the implementation of new or incremental technology, and development of process improvements which reduce the environmental footprint of current production. As of December 31, 2024 and 2023, the Company has received C$19,214 and C$8,365 in total funding from SIF, respectively.

Principal and interest amounts to be repaid under the SIF Loan are determined using a revenue-based formula and are capped at 150% of the principal amount. Repayments are due in up to 20 annual installments, commencing on April 30, 2028. If the total of the 20 revenue-based annual installments is less than the principal amount, any remaining repayment obligation will be forgiven.

The SIF Loan includes certain covenants requiring the Company to support high-skilled jobs in Canada, collaborate with Canadian institutions and small and medium-sized Canadian-based enterprise, and invest in R&D within Canada. Repayments of the SIF Loan can also be triggered upon default on loan covenants in the agreement, termination of the agreement, or upon a change of control that has not been approved by the Canadian government. As of December 31, 2024 and 2023, the Company was in compliance with all events that would trigger default or termination of the agreement.

The Company accounts for the SIF Loan as a liability on the Company’s consolidated balance sheets in accordance with ASC 470-10-25, Sales of Future Revenues. The SIF Loan is initially measured at face value and is subsequently amortized using the effective interest method, which includes accrued interest expense over the estimated term of the SIF Loan. The amortization schedule is based on projected cash flows derived from the Company’s long-term revenue forecast. Subsequent changes in forecasted cash flows will be accounted for under the retrospective method, which entails a new effective interest rate being computed each period based on the original proceeds received, actual cash flows to date, and the revised estimate of remaining cash flows. The new discount rate is then used to adjust the carrying value of the debt to the present value of the revised estimated cash flows, discounted at the new effective interest rate. The offset is recognized in interest expense. As the SIF Loan originated through a government program with regulated interest, a market rate of interest is not imputed in accordance with the scope exclusions of ASC 835.

As of December 31, 2024 and 2023, the Company determined a weighted average effective interest rate of 5.52% and 8.31%, respectively, based on the most recent revenue projections at each reporting date. During the years ended December 31, 2024 and 2023, the Company recognized $511 and $102 of interest expense, respectively, related to the SIF Loan, inclusive of foreign exchange, respectively, within interest income (expense), net in the consolidated statements of operations and comprehensive loss. This included $24 and $nil of losses related to retrospective method adjustments to the accrued interest portion of the SIF Loan during the years ended December 31, 2024 and 2023, respectively.

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

9.      Long-term debt: (cont.)

The following table summarizes the changes in the carrying value of the SIF Loan:

Balance as of January 1, 2023	$—
Contributions received, net of changes in foreign exchange rates	6,311
Interest expense, net of changes in foreign exchange rates	102
Balance as of December 31, 2023	$6,413
Contributions received, net of changes in foreign exchange rates	7,054
Interest expense, net of changes in foreign exchange rates	511
Balance as of December 31, 2024	$13,978

As of December 31, 2024, the Company has classified the SIF Loan as non-current as repayments will not commence within the 12 months following the balance sheet date.

(d)    FedDev Loan

Under the FedDev Loan, an aggregate principal amount of C$3,750 is made available to the Company based on the Company’s incurrence of eligible expenditures. Proceeds from the FedDev Loan shall be used to advance and commercialize the Company’s quantum products. As of December 31, 2024 and 2023, the Company had received C$2,920 and C$524, respectively, in gross proceeds from the FedDev Loan.

The FedDev Loan is repayable in 60 monthly installments commencing on April 1, 2027. As the FedDev Loan originated through a government program with regulated interest, a market rate of interest is not imputed in accordance with the scope exclusions of ASC 835.

The FedDev Loan includes certain event of defaults, including when the Company fails to meet the objectives or milestones outlined in the agreement. Repayment of the FedDev Loan can also be triggered upon the occurrence of an event of default stated in the agreement. As of December 31, 2024, the Company is not aware of any events that would trigger default of the agreement.

The following table summarizes the changes in the carrying value of the FedDev Loan:

Balance as of January 1, 2023	$—
Contributions received, net of changes in foreign exchange rates	395
Balance as of December 31, 2023	$395
Contributions received, net of changes in foreign exchange rates	1,636
Balance as of December 31, 2024	$2,031

As of December 31, 2024, the Company has classified the FedDev Loan as non-current as repayments will not commence within the 12 months following the balance sheet date.

10.    Warrant liabilities:

As of December 31, 2024 and 2023, the Company’s warrant liabilities are comprised of the SFTrust Warrants and RBC Warrants as follows:

	2024	2023
SFTrust Warrants	$141	$145
RBC Warrants	117	125
Total warrant liabilities	$258	$270

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

10.    Warrant liabilities: (cont.)

The fair value of the Company’s warrant liabilities is estimated using a Black-Scholes option pricing model. Inherent in a Black-Scholes option pricing model are assumptions related to the fair value of the underlying common shares, expected stock-price volatility, expected term, risk-free interest rate and dividend yield.

(a)     SFTrust Warrants:

All 34,000 SFTrust Warrants issued have an exercise price of C$0.29 per share and a 10-year term from their original issuance. The fair value of the SFTrust Warrants on their respective grant dates were recognized within additional paid-in capital with an offset to debt issuance costs.

In connection with the 2021 amendment, SVB was issued warrants to purchase 24,164 voting common shares representing 0.1% of the fully diluted shares, post Series B Financing, per the terms of the Loan Agreement, on the same terms and conditions as established for other common shareholders. Half of the warrants vested immediately upon entering into the amendment with the other half were contingent upon the draw of the SVB Term Loan exceeding $5,000. All 12,082 vested warrants have an exercise price of $1.69 per share and a 12-year term from their original issuance. Warrants are recognized as a current liability on the consolidated balance sheets and are measured at fair value of $141 and $145 as of December 31, 2024 and 2023, respectively. The remaining 12,082 warrants have expired because the Company did not draw more than $5,000 of the SVB Term Loan prior to its fully repayment and extinguishment on April 30, 2023.

As of both December 31, 2024 and 2023, no warrants were exercised, and 46,082 warrants were issued and outstanding.

(b)    RBC Warrants:

The RBC Warrants issued have an exercise price of $12.94 per share and a 12-year term from their original issuance. The RBC Warrants are recognized as a current liability on the consolidated balance sheets and are measured at fair value of $117 and $125 as of December 31, 2024 and 2023, respectively.

As of both December 31, 2024 and 2023, no RBC Warrants were exercised, and 13,999 RBC Warrants were issued and outstanding.

11.    Shareholders’ equity:

(a)     Convertible preferred shares:

The following table summarizes the number and amount of convertible preferred shares authorized and issued and outstanding as of December 31, 2024 and 2023, by series:

	Authorized	Issued and Outstanding	Amount
Series A Preferred Shares	3,975,516	3,975,516	19,765
Series B Preferred Shares	6,034,735	6,034,735	99,774
Series C Preferred Shares	2,862,494	2,476,434	87,158
Series 1 Seed Preferred Shares	2,847,306	2,847,306	1,883
Series 2 Seed Preferred Shares	970,344	970,344	1,562
Series 3 Seed Preferred Shares	1,414,156	1,414,156	2,860
Total	18,104,551	17,718,491	213,002

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

11.    Shareholders’ equity: (cont.)

Each preferred share is convertible, at the option of the holder, into one common share at the holder’s option, subject to certain adjustments including weighted average anti-dilution protection and down-round anti-dilution adjustments. As of December 31, 2024 and 2023, the maximum number of common shares that could be required to be issued if converted is 17,718,491 shares. The preferred shares automatically convert into common shares in the event of: (i) the closing of a public offering that results in proceeds of at least $50,000 or (ii) the voluntary conversion of at least a preferred majority.

Holders of the preferred shares are entitled to vote together as one series with holders of the voting common shares on an as-converted basis.

The preferred shares are not redeemable at the option of the holders thereof or the Company.

The preferred shares of each class and series rank senior to the common shares and pari passu with each other class and series of preferred shares with respect to dividends and return of capital in the event of a liquidation event. Dividends are non-cumulative. The holders of the preferred shares shall be entitled to receive any dividends if and when declared by the Board of Directors.

In the event of a deemed liquidation triggered by the sale of substantially all assets or a change of control resulting in the Company holding less than 50% voting rights, dissolution or winding up of the Company, the holders of each preferred share shall receive their original issue price, plus any declared but unpaid dividends on such share. Thereafter, any assets remaining following distribution to the holders of the preferred shares would be distributed to the holders of the common shares and any other series of shares ranking junior to the preferred shares.

The Company has determined that the preferred shares are more akin to equity instruments and are classified as permanent equity under ASC 480, Distinguishing Liabilities from Equity. In addition, the economic characteristics and risks of the embedded conversion options are clearly and closely related to the preferred shares. As such, the conversion options are not required to be bifurcated from the host instruments under ASC 815, Derivatives and Hedging.

(b)    Common shares:

The following table summarizes the number and amount of non-voting and voting common shares authorized and issued and outstanding as of December 31, 2024 and 2023:

	December 31, 2024
	Authorized	Issued and Outstanding	Amount
Voting common shares	24,468,242	4,854,733	7,096
Non-voting common shares	5,320,208	69,830	303
Total	29,788,450	4,924,563	7,399
	December 31, 2023
	Authorized	Issued and Outstanding	Amount
Voting common shares	24,468,242	4,854,733	7,096
Non-voting common shares	5,320,208	57,727	191
Total	29,788,450	4,912,460	7,287

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

11.    Shareholders’ equity: (cont.)

The voting common shares have one vote per share. Dividends may be declared and paid on both the voting and non-voting common shares, subject in all cases to the rights and preferences of the holders of the preferred shares and authorization by the Board of Directors. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after payment of all preferential amounts required to be paid to the holders of preferred shares, the holders of the common shares and non-voting common shares are entitled to share equally, share-for-share, in any distribution of the remaining assets of the Company.

The following table summarizes the changes in issued and outstanding voting and non-voting common shares for the years ended December 31, 2024 and 2023:

	Voting Common Shares		Non-Voting Common Shares
	Number	Amount	Number	Amount
Balance as of January 1, 2023	4,854,733	$7,096	17,350	$32
Issuance upon exercise of stock options	—	—	40,377	159
Balance as of December 31, 2023	4,854,733	$7,096	57,727	$191
Issuance upon exercise of stock options	—	—	12,103	112
Balance as of December 31, 2024	4,854,733	$7,096	69,830	$303

12.    Stock-based compensation:

Under the Company’s 2017 Equity Incentive Plan (the “2017 Plan”), the Board of Directors is authorized to grant restricted shares and stock options for up to 1,393,773 non-voting common shares.

In April 2018, the Board of Directors approved the 2018 Equity Incentive Plan (the “2018 Plan”). The total option pool available for grant was 5,749,323 non-voting common shares under the 2018 Plan. As of December 31, 2024, 1,423,329 and nil options are still available for grant under the 2018 Plan and the 2017 Plan, respectively.

The options granted to date under the 2017 Plan and 2018 Plan have a service condition with the following vesting terms: (a) 25% of the options granted vest on a date that is one year after the date of grant and (b) the remaining unvested options vest in equal monthly installments for an additional 36 months. The options will expire 10 years from the original grant date.

The following is a summary of the Company’s stock options activity during the years ended December 31, 2024 and 2023:

	Number of Options	Weighted average exercise price (CAD)	Weighted average remaining contractual term (years)	Aggregate intrinsic value (CAD)
Balance as of January 1, 2023	1,857,041	$4.64	7.70	$23,307
Granted	1,830,772	17.63
Exercised	40,377	3.86
Expired and forfeited	214,454	14.20
Balance as of December 31, 2023	3,432,982	$10.98	7.96	$26,440
Granted	685,875	18.79
Exercised	12,103	9.19
Expired and forfeited	235,326	13.28
Balance as of December 31, 2024	3,871,428	$12.23	7.42	$25,987
Exercisable as of December 31, 2024	2,136,191	$8.19	6.22	$22,973
Unvested as of December 31, 2024	1,735,237	$17.20	8.89	$3,014

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

12.    Stock-based compensation: (cont.)

The fair value of the options granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2024	2023
Dividend yield	—	—
Risk free rate	4.28%	3.94%
Expected volatility(1)	37.98%	37.75%
Expected option term (in years)(2)	6.00	5.98
Fair value of underlying common shares at grant date (CAD)(3)	$18.94	$18.68
Fair value of options granted (CAD)	$8.36	$7.72

____________

(1)      The expected volatility is based on that of comparable publicly traded companies.

(2)      The expected term of stock options granted was calculated using the simplified method, which represents the average of the contractual term and the weighted-average vesting period of the option. The Company uses the simplified method because it does not have sufficient historical exercise data for its options to provide a reasonable basis upon which to estimate the expected term.

(3)      The fair value of underlying common shares was determined by the Board of Directors at each award grant date based on a variety of factors, including the results obtained from an independent third-party valuation, the illiquid nature of the Company’s common shares, arm’s-length sales of the Company’s share capital, the effect of the rights and preferences of the preferred shareholders, and the prospects of a liquidity event, among others.

For the years ended December 31, 2024 and 2023, the total intrinsic value of stock options exercised was C$116 and C$565 respectively.

The following table summarizes the stock-based compensation expense classified in the consolidated statements of operations and comprehensive loss for the years ended December 31, 2024 and 2023:

	2024	2023
Cost of revenue	$16	$33
Research and development	2,357	1,827
General and administrative	460	334
Sales and marketing	60	12
Total stock-based compensation expense	$2,893	$2,206

No stock-based compensation was capitalized to property and equipment or intangible assets for the years ended December 31, 2024 and 2023 as they were immaterial.

As of December 31, 2024, total unrecognized stock-based compensation cost related to unvested stock options was $8,802. This amount will be recognized over a weighted-average period of approximately 1.40 years.

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

13.    Fair value measurement:

The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses and other current liabilities approximate their fair values due to the short-term maturity of these instruments. Apart from these instruments, the carrying amounts and fair values of the Company’s financial assets and liabilities were as follows as of December 31, 2024 and 2023:

	2024		2023
	Fair value	Carrying amount	Fair value	Carrying amount
Warrant liabilities – Level 3	$258	$258	$270	$270
SVB Term Loan – Level 2	—	—	—	—
RBC Term Loan – Level 2	—	—	—	—
SIF Loan – Level 3	10,688	13,978	6,797	6,413
FedDev Loan – Level 2	2,031	2,031	395	395

See note 10 for the Company’s use of the Black-Scholes option pricing model in estimating the fair value of its warrant liabilities. The significant unobservable input used in the fair value measurement of the Company’s warrant liabilities is the fair value of the underlying common shares, which was determined to be $13.73 and $13.45 as of December 31, 2024 and 2023, respectively. A significant increase (decrease) to this input in isolation would have resulted in a significantly higher (lower) fair value measurement. The Company estimates the volatility of the underlying common stock for its warrants based on historical and implied volatility of select peer companies. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the valuation date for a maturity commensurate with the expected remaining term of the warrants. The expected term of the warrants is assumed to be equal to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero. During the years ended December 31, 2024 and 2023, the Company recognized a decrease of $12 and an increase of $196 related to the change in fair value of its warrant liabilities, respectively, within other income (expense), net in the statements of operations and comprehensive loss.

The following summarizes the change in fair value of the Company’s warrant liabilities for the years ended December 31, 2024 and 2023. Changes in fair value have been recognized within other income (expense), net in the consolidated statements of operations and comprehensive loss.

Fair value as of January 1, 2023	$74
Change in fair value, net of changes in foreign exchange rates	196
Fair value as of December 31, 2023	$270
Change in fair value, net of changes in foreign exchange rates	(12)
Fair value as of December 31, 2024	$258

The fair values of the Company’s long-term debt, including the SVB Term Loan, SIF Loan and FedDev Loan, are estimated based on discounting future cash flows at currently available interest rates with comparable terms. The fair value measurement of the SIF Loan is considered a Level 3 valuation as it is based on a significant unobservable input related to the projected timing and amount of future revenues which determine expected future repayments.

14.    Leases:

The Company enters into operating leases for its office space tenancies. As of December 31, 2024 and 2023, the Company’s leases had a remaining lease term of eight years and nine years respectively. The Company has a one-time termination option to cancel one of its office space leases as of 2030 but has not included this termination option in the lease term as the Company does not expect to exercise this option. The Company’s operating leases do not contain non-lease components.

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

14.    Leases: (cont.)

The Company’s office space leases are subject to annual operating costs that may change from time to time during the lease term. These costs are accounted for as variable lease payments and are recognized in the consolidated statements of operations and comprehensive loss in the year in which the obligation for these payments is incurred. These annual operating costs are a non-lease component, which are accounted for separately in the determination of lease costs.

The following table presents the components of lease cost for the years ended December 31, 2024 and 2023:

	2024	2023
Operating lease cost
Fixed lease cost	$1,138	$988
Lease cost relating to variable lease payments not included in the measurement of lease liabilities	1,014	1,069
Total operating lease cost	$2,152	$2,057
Total additions (reductions) to operating ROU assets	$(1,029)	$(1,619)

The weighted average discount rate used to measure the Company’s operating lease liabilities was 3.61% as of December 31, 2024 and 2023.

The Company’s future minimum operating lease payments as of December 31, 2024 are as follows:

2025	$1,230
2026	1,231
2027	1,234
2028	1,302
Thereafter	4,892
Total future minimum lease payments	$9,889
Less: Imputed interest	1,016
Total operating lease liabilities	$8,873
Less: Current portion of operating lease liabilities	996
Long-term portion of operating lease liabilities	$7,877

15.    Investment tax credits and government assistance:

During the years ended December 31, 2024 and 2023, the Company received refundable SR&ED incentives of $4 and $1,225, respectively, net of expenses, which were recorded in other operating income, net in the consolidated statement of operations and comprehensive loss.

During the year-ended December 31, 2024, the Company was engaged with the Canadian government on two separate grants with the National Research Council of Canada (“NRC”). Under the first grant, the NRC has committed to fund C$500 toward eligible costs incurred by the Company during the period from October 13, 2023 to September 1, 2025. Under the second grant, the NRC has committed to fund C$600 toward eligible expenditures incurred by the Company during the period from February 10, 2022 to December 30, 2024. For the years ended December 31, 2024 and 2023, the Company received $336 and $343 in contributions pertaining to its grants from NRC, respectively, of which, $336 and $343 were recorded in other operating income, net in the consolidated statement of operations and comprehensive loss, respectively. Amounts received related to development of intangible assets of $154 and $9, respectively, were recorded as a reduction in the cost of the asset.

During the years ended December 31, 2024 and 2023, $nil and $678 of other income was recognized that was included in the deferred income balance as of December 31, 2023 and 2022, respectively.

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

16.    Interest income (expense), net:

The Company’s interest income (expense), net during the years ended December 31, 2024 and 2023 is comprised of the following:

	2024	2023
Interest income	$5,222	$6,789
Interest expense	(552)	(282)
Total	$4,670	$6,507

Interest expense includes $552 and $79 related to non-cash interest for the SIF Loan and $nil and $198 related to the SVB term loan for the years ended December 31, 2024 and 2023, respectively.

17.    Net loss per share:

The following table sets forth the computation of basic and diluted net loss per share attributable to common shareholders for the years ended December 31, 2024 and 2023:

	Year ended December 31,
	2024	2023
Numerator:
Net loss attributable to common shareholders, basic and diluted	$(45,968)	$(35,592)
Denominator:
Weighted average common shares outstanding	4,917,324	4,892,803
Net loss per share attributable to common shareholders, basic and diluted	$(9.35)	$(7.27)

The Company has two classes of common shares, voting common shares and non-voting common shares, each with identical participation rights to dividends and liquidation preferences, and therefore, the calculation of net loss per share as described above is identical to the calculation under the two-class method.

Since the Company was in a loss position for all periods presented, basic net loss per share is the same as diluted net loss per share for all periods as the inclusion of all potential common shares outstanding would have been anti-dilutive.

Potentially dilutive securities (upon conversion) that were not included in the diluted net loss per share calculations because they would be anti-dilutive were as follows:

	Year ended December 31,
	2024	2023
Preferred shares as converted to common shares (note 11)	17,718,491	17,718,491
Warrants as converted to common shares (note 10)	60,081	60,081
Stock options issued and outstanding (note 12)	3,871,428	3,432,982
Total	21,650,000	21,211,554

18.    Revenue recognition:

(a)     Disaggregation of revenue

The Company’s revenue disaggregated by revenue source is as follows for the years ended December 31, 2024 and 2023, respectively:

	Year ended December 31,
	2024	2023
Professional services	$1,307	$1,746
Compute and other services	282	733
Total revenue	$1,589	$2,479

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

18.    Revenue recognition: (cont.)

The following summarizes the Company’s revenue by geography for the years ended December 31, 2024 and 2023, based on customer location:

	Year ended December 31,
	2024	2023
Canada	$934	$1,865
United States	400	488
Rest of world	255	126
Total revenue	$1,589	$2,479

Rest of world includes countries where revenue from a single country is not greater than 10% of the Company’s total consolidated revenue for the year ended December 31, 2024 and 2023.

(a)     Contract balances

The Company had contract assets totaling $207 and $657 as of December 31, 2024 and 2023, respectively, which are included within accounts receivable in the consolidated balance sheets.

The Company had deferred revenue (or contract liabilities) totaling $309 and $39 as of December 31, 2024 and 2023, respectively, all of which was current. During the years ended December 31, 2024 and 2023, $309 and $39 of revenue was recognized that was included in the deferred revenue balance as of December 31, 2023 and 2022, respectively. The increase in deferred revenue of $270 during the year-ended December 31, 2024 is primarily driven by cash payments received or receivable in advance of satisfying the Company’s performance obligations.

(b)    Transaction price allocated to remaining performance obligations

The Company’s revenue contracts are primarily short-term in nature with a contract term of one year or less. For these contracts, the Company has applied the practical expedient for performance obligations that have an original expected duration of one year or less and does not disclose the remaining performance obligation as of the end of the reporting period or when the Company expects to recognize the revenue.

As of December 31, 2024, approximately $3,253 of revenue is expected to be recognized from remaining performance obligations on existing contracts, of which 90% is expected to be recognized in the next 12 months and the remaining balance substantially over the next year thereafter.

(c)     Significant customers

The following summarizes the percentage of revenue from significant customers which accounted for ten percent or more of total revenue for the years ended December 31, 2024 and 2023:

	Year ended December 31,
	2024	2023
Customer 1	53%	70%
Customer 2	—	15%
Customer 3	10%	—

As of December 31, 2024, two customers represented 26.21% and 11.91% of the total trade and other receivables balance, respectively. As of December 31, 2023, none of the outstanding customers has a receivables balance which exceeds 10% of the total trade and other receivables balance.

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

19.    Commitment and contingencies:

(a)     Lease obligations

Refer to note 14 for information on the Company’s lease obligations as of December 31, 2024.

(b)    Litigation

From time to time, the Company may become a party to various legal proceedings in the ordinary course of business. Management believes that there are currently no claims or actions pending against the Company, the ultimate disposition of which could have a material adverse effect on the Company’s results of operations, financial condition, or cash flows, including third party infringement claims, labor and employment claims and threatened claims, tax and other matters.

In the normal course of business, the Company may agree to indemnify third parties with whom it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company, with respect to certain matters. Pursuant to these arrangements, the Company indemnifies, holds harmless and agrees to reimburse the indemnified parties for certain losses suffered or incurred by the indemnified party. It is not possible to reasonably estimate the overall maximum amount of these indemnification obligations. Historically, the Company has not been required to make payments under these obligations and, therefore, no liabilities have been recorded for these obligations in the Company’s consolidated balance sheets.

As of December 31, 2024 and 2023, the Company was not subject to any material litigation or material pending litigation claims.

20.    Segment information:

Operating segments are defined as components of an enterprise for which separate discrete information is available for evaluation by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance.

The Company’s CODM is its Chief Executive Officer. The CODM has determined that the Company operates in a single operating and reportable segment and manages segment performance and resource allocation based upon consolidated net loss. The measure of segment assets is reported on the consolidated balance sheets as total consolidated assets. Significant expenses reviewed by the CODM include those that are presented in the consolidated statements of operations and comprehensive loss. The CODM evaluates actual results compared to forecasted results for consolidated net loss, including significant expenses, when making decisions about allocating resources.

Substantially all of the Company’s long-lived assets are located in Canada. Refer to note 18 for additional information about the Company’s revenue by geography.

Xanadu Quantum Technologies Inc.

Notes to the Consolidated Financial Statements

(In thousands, except for share amounts)

20.    Segment information: (cont.)

The following table sets forth the Company’s segment information of revenue, significant expenses and net loss:

	Year ended December 31,
	2024	2023
Revenue	$1,589	$2,479
Less:
Operating expenses excluding salaries and payroll expense
Cost of revenue (exclusive of depreciation and amortization below)	(368)	—
Research and development	(14,793)	(15,198)
General and administrative	(3,743)	(3,913)
Sales and marketing	(264)	(77)
Salaries and share-based compensation expense	(28,435)	(23,776)
Depreciation and amortization	(4,869)	(3,730)
Interest income (expense), net	4,670	6,507
Other segment items(1)	245	2,116
Net loss	$(45,968)	$(35,592)

____________

(1)      Other segment items include other operating income, net and other income (expense), net which are reflected in the consolidated statements of operations and comprehensive loss.

21.    Subsequent events:

The Company has evaluated all events occurring through November 21, 2025, the date on which the Annual Financial Statements were issued, and during which time, nothing has occurred outside the normal course of business operations that would require disclosure except the following:

(a)     On January 31, 2025, the RBC Credit Agreement expired as the Company did not withdraw any principal amounts by the end of the term loan commitment period. The Company did not issue the additional 13,999 warrants that were conditional upon drawdown from the RBC Credit Agreement. Since the expiration of the RBC Credit Agreement, the Company has not entered into a new debt agreement as the expiration does not have a materially adverse impact on the Company’s liquidity and financial condition.

(b)    On February 3, 2025, April 3, 2025, July 3, 2025, and October 20, 2025, the Company received C$3,135, C$4,086, C$4,514 and C$4,733 in contributions under the SIF Loan. On April 1, 2025, the Company received C$455 in contributions for the FedDev Loan.

(c)     On October 29, 2025, the Company continued from the Canada Business Corporations Act to the Business Corporations Act (Ontario).

(d)    On November 3, 2025, the Company entered into a business combination agreement with Crane Harbor Acquisition Corp. and Xanadu Quantum Technologies Limited (“NewCo”), as it may be amended, supplemented or otherwise modified from time to time (the “Business Combination Agreement”). At Closing (as defined in the Business Combination Agreement), NewCo will have three classes of shares, multiple voting shares (“NewCo Class A Multiple Voting Shares”), subordinate voting shares (“NewCo Class B Subordinate Voting Shares”), and preferred shares issuable in series, of which only NewCo Class A Multiple Voting Shares and NewCo Class B Subordinate Voting Shares will be issued and outstanding. Concurrent with the execution and delivery of the Business Combination Agreement, NewCo entered into subscription agreements with certain institutional and other accredited investors pursuant to which NewCo agreed to issue and sell 27,500,000 NewCo Class B Subordinate Voting Shares at a purchase price per share of $10.00 and an aggregate purchase price of $275 million, to be consummated in connection with the Business Combination (as defined in the Business Combination Agreement).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Crane Harbor Acquisition Corp.:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Crane Harbor Acquisition Corp. (the “Company”) as of December 31, 2025 and the related statements of operations, changes in shareholders’ deficit and cash flows for the period from January 2, 2025 (inception) through December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of Crane Harbor Acquisition Corp. as of December 31, 2025, and the results of its operations and its cash flows for the period from January 2, 2025 (inception) through December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company lacks the capital resources it needs to fund its operations for a reasonable period of time, which is generally considered to be one year from the issuance of the financial statements. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2025.

New York, New York
February 6, 2026

PCAOB ID Number 100

CRANE HARBOR ACQUISITION CORP.

BALANCE SHEET

DECEMBER 31, 2025

ASSETS
Current assets
Cash	$267,719
Prepaid expenses	136,653
Total Current Assets	404,372

Long-term prepaid insurance	36,419
Cash and investments held in Trust Account	226,096,758
TOTAL ASSETS	$226,537,549

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$739,510
Accrued offering costs	75,000
Advance from related party	700,000
Total Current Liabilities	1,514,510
Deferred underwriting fee	8,800,000
Total Liabilities	10,314,510

Commitments and Contingencies (Note 6)

Class A ordinary shares subject to possible redemption; 22,000,000 shares at $10.28 per share redemption value	226,096,758

Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 640,000 shares issued and outstanding (excluding 22,000,000 shares subject to possible redemption)	64
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 7,333,333 shares issued and outstanding	733
Additional paid-in capital	—
Accumulated deficit	(9,874,516)
Total Shareholders’ Deficit	(9,873,719)
TOTAL LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION, AND SHAREHOLDERS’ DEFICIT	$226,537,549

The accompanying notes are an integral part of the financial statements.

CRANE HARBOR ACQUISITION CORP.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 2, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Formation, general, and administrative costs	$2,511,945
Loss from operations	(2,511,945)

Other income:
Interest earned on investments held in Trust Account	6,096,758

Net income	$3,584,813

Weighted average shares outstanding, Class A ordinary shares	15,405,179

Basic net income per share, Class A ordinary shares	$0.16

Weighted average shares outstanding, Class A ordinary shares	15,405,179

Diluted net income per share, Class A ordinary shares	$0.16

Weighted average shares outstanding, Class B ordinary shares	7,010,101

Basic net income per share, Class B ordinary shares	$0.16

Weighted average shares outstanding, Class B ordinary shares	7,288,338

Diluted net income per share, Class B ordinary shares	$0.16

The accompanying notes are an integral part of the financial statements.

CRANE HARBOR ACQUISITION CORP.

STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE PERIOD FROM JANUARY 2, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 2, 2025 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	7,666,667	767	24,233	—	25,000
Sale of 640,000 Private Placement Units	640,000	64	—	—	6,399,936	—	6,400,000
Forfeiture of Founder Shares	—	—	(333,334)	(34)	34	—	—
Fair value of rights included in Public Units	—	—	—	—	3,740,000	—	3,740,000
Allocated value of transaction costs to Class A ordinary shares	—	—	—	—	(250,680)	—	(250,680)
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(9,913,523)	(13,459,329)	(23,372,852)
Net income	—	—	—	—	—	3,584,813	3,584,813
Balance – December 31, 2025	640,000	$64	7,333,333	$733	$—	$(9,874,516)	$(9,873,719)

The accompanying notes are an integral part of the financial statements.

CRANE HARBOR ACQUISITION CORP.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 2, 2025 (INCEPTION) THROUGH DECEMBER 31, 2025

Cash Flows from Operating Activities:
Net income	$3,584,813
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on investments held in Trust Account	(6,096,758)
Formation costs paid by Sponsor in exchange for issuance of Class B ordinary shares	14,204
Payment of general and administrative costs through promissory note – related party	10,420
Reclass from accrued offering costs to accrued expenses	(66,737)
Changes in operating assets and liabilities:
Prepaid expenses	(136,653)
Long-term prepaid insurance	(36,419)
Accrued expenses	739,509
Net cash used in operating activities	(1,987,621)

Cash Flows from Investing Activities:
Cash and investments held in Trust Account	(220,000,000)
Net cash used in investing activities	(220,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	215,600,000
Proceeds from sale of Private Units	6,400,000
Proceeds from promissory note – related party	101,201
Repayment of promissory note – related party	(150,005)
Advance from related party	700,000
Payment of offering costs	(395,856)
Net cash provided by financing activities	222,255,340

Net Change in Cash	267,719
Cash – Beginning of period	—
Cash – End of period	$267,719

Noncash investing and financing activities:
Offering costs included in accrued offering costs	$75,000
Deferred offering costs paid by Sponsor in exchange for the issuance of Class B ordinary shares	$10,796
Deferred underwriting fee	$8,800,000
Forfeiture of Founder Shares	$34

The accompanying notes are an integral part of the financial statements.

CRANE HARBOR ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, LIQUIDITY AND CAPITAL RESOURCES

Crane Harbor Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on January 2, 2025. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). The Company may pursue an acquisition opportunity in any business or industry.

As of December 31, 2025, the Company had not yet commenced operations. All activity for the period from January 2, 2025 (inception) through December 31, 2025 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering and placed in the Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Crane Harbor Sponsor, LLC (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on April 24, 2025. On April 28, 2025, the Company consummated the Initial Public Offering of 22,000,000 units (the “Units”), which included the partial exercise by the underwriters of their over-allotment option of 2,000,000 Units, at $10.00 per Unit, generating gross proceeds of $220,000,000. Each Unit consists of one Class A ordinary share (the “Public Share”), and one right entitling the holder thereof to receive one tenth (1/10) of one Class A ordinary share upon the consummation of an initial Business Combination (the “Public Right”).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 640,000 private placement units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit, generating gross proceeds of $6,400,000. Each Private Placement Unit consists of one Class A ordinary share (each, a “private placement share”) and one right entitling the holder thereof to receive one tenth (1/10) of one Class A ordinary share upon the consummation of an initial Business Combination (each, a “private placement right”). The Private Placement Units were purchased by Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC (“CCM”) (176,000 Units), Jones Trading Institutional Services LLC (“Jones”) (44,000 Units), and the Sponsor (420,000 Units).

Transaction costs amounted to $13,786,773, consisting of $4,400,000 of cash underwriting fee, $8,800,000 of deferred underwriting fee, and $586,773 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination.

However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Following the closing of the Initial Public Offering on April 28, 2025, an amount of $220,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units, and a portion of the net proceeds from the sale of the Private Placement Units, was placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act

CRANE HARBOR ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, LIQUIDITY AND CAPITAL RESOURCES (cont.)

which invest only in direct U.S. government treasury obligations, as determined by the Company, or in cash or cash like items (including demand deposit accounts) at a bank, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem, regardless of whether they abstain, vote for, or against, a Business Combination, all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a general meeting called to approve the initial Business Combination or (ii) without a shareholder vote by means of a tender offer.

Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, the proceeds from the Initial Public Offering and the sale of the Private Placement Units will not be released from the Trust Account until the earliest of (i) the completion of the initial Business Combination, (ii) the redemption of the Public Shares if the Company is unable to complete the initial Business Combination within the completion window (as defined below), subject to applicable law, or (iii) the redemption of the Public Shares properly submitted in connection with a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association (as defined below) (A) to modify the substance or timing of the obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the completion window or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity.

All of the Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the initial Business Combination and in connection with certain amendments to the Company’s Amended and Restated Memorandum and Articles of Association (the “Amended and Restated Memorandum and Articles of Association”). In accordance with U.S. Securities and Exchange Commission (“SEC”) guidance on redeemable equity instruments, which has been codified in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”), paragraph 10-S99, redemption provisions not solely within the control of a company require ordinary shares subject to redemption to be classified outside of permanent equity. Accordingly, all of the Public Shares were presented as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. Given that the Public Shares were issued with other freestanding instruments (i.e., public rights), the initial carrying value of Class A ordinary shares classified as temporary equity were the allocated proceeds determined in accordance with FASB ASC Topic 470-20, “Debt with Conversion and Other Options.” The resulting discount to the initial carrying value of temporary equity was accreted upon closing the Initial Public Offering such that the carrying value will equal the redemption value on such date. The accretion or remeasurement was recognized as a reduction to retained earnings, or in absence of retained earnings, additional paid-in capital. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value. The Public Shares are redeemable and were classified as such on the balance sheet until such date that a redemption event takes place.

Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against any proposed Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares (as defined in Note 5) prior to the Initial Public Offering (the “Initial Shareholders”) will agree to vote their Founder Shares, private placement shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders will agree to waive their redemption rights with respect to their Founder Shares, private placement shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

CRANE HARBOR ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, LIQUIDITY AND CAPITAL RESOURCES (cont.)

The Sponsor, executive officers and directors have agreed, pursuant to a letter agreement, that they will not propose any amendment to the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete the initial Business Combination within the completion window or (B) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares.

If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering or during any extended time that the Company has to consummate a business combination beyond 24 months as a result of a shareholder vote to amend the Amended and Restated Memorandum and Articles of Association (the “completion window”), the Company will as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any) subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. In such event, the rights will expire and be worthless.

In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses).

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares and private placement shares if the Company fails to complete a Business Combination within the completion window. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the completion window. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the completion window and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable; provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to

CRANE HARBOR ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, LIQUIDITY AND CAPITAL RESOURCES (cont.)

indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Business Combination

On November 3, 2025, the Company entered into a business combination agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”) by and among the Company, Xanadu Quantum Technologies Inc., a corporation continued under the Business Corporations Act (Ontario) (the “Target”), and Xanadu Quantum Technologies Limited, a corporation incorporated under the Business Corporations Act (Ontario) (“PubCo”).

If the transactions contemplated by the Business Combination Agreement are consummated, (i) the Company will continue from the Cayman Islands Companies Act (as revised) to the Business Corporations Act (Ontario), (ii) all of the outstanding shares of Target, and the outstanding shares and rights of the Company, will be transferred to PubCo in exchange for PubCo securities, and, as a result, each of the Company and Target will become direct, wholly owned subsidiaries of PubCo, and (iii) PubCo’s securities will be listed on the Nasdaq Stock Market LLC (the “Business Combination”).

Liquidity, Capital Resources and Going Concern

As of December 31, 2025, the Company had $267,719 of cash and a working capital deficit of $1,110,138.

In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern,” as of December 31, 2025, the Company may need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

The Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the accompanying financial statements are issued. Management plans to address this uncertainty through a Business Combination. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the completion window. The Company intends to complete the initial Business Combination before the end of the completion window. However, there can be no assurance that the Company will be able to consummate any Business Combination by the end of the completion window.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC.

CRANE HARBOR ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised, it has different application dates for public or private companies. The Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $267,719 in cash and no cash equivalents as of December 31, 2025.

Cash and Investments Held in Trust Account

As of December 31, 2025, the assets held in the Trust Account, amounting to $226,096,758, were held in cash and treasury bills.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. ASC 470-20, “Debt with Conversion and Other Options,” addresses the

CRANE HARBOR ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between Class A ordinary shares and rights, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the rights and then to the Class A ordinary shares. Offering costs allocated to the Public Shares were charged to temporary equity and offering costs allocated to the Public Rights and Private Placement Units were charged to shareholders’ deficit as the Public Rights and Private Placement Units, after management’s evaluation, were accounted for as permanent equity.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements”, approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2025, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Share Rights

The Company accounts for the Public Rights and private placement rights (together, the “rights”) issued in connection with the Initial Public Offering and the private placement in accordance with the guidance contained in FASB ASC Topic 815, “Derivatives and Hedging”. Accordingly, the Company evaluated and classified the rights as permanent equity at their assigned value.

Class A Ordinary Shares Subject to Possible Redemption

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to

CRANE HARBOR ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

redemption value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and then to accumulated deficit. Accordingly, as of December 31, 2025, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheet. As of December 31, 2025, the Class A ordinary shares subject to possible redemption reflected in the balance sheet are reconciled in the following table:

Gross proceeds	$220,000,000
Less:
Proceeds allocated to Public Rights	(3,740,000)
Class A ordinary shares issuance cost	(13,536,093)
Plus:
Remeasurement of carrying value to redemption value	23,372,851
Class A ordinary shares subject to possible redemption, December 31, 2025	$226,096,758

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Income and losses are shared pro rata to the shares. Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable ordinary shares is excluded from net income per ordinary share as the redemption value approximates fair value.

The calculation of diluted income per ordinary share does not consider the effect of the rights issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement, since the average price of the ordinary shares for the year ended December 31, 2025 was less than the exercise price and therefore, the inclusion of such rights under the Treasury stock method would be anti-dilutive and the exercise is contingent upon the occurrence of future events.

The following table reflects the calculation of basic and diluted net income per ordinary share:

	For the Period from January 2, 2025 (Inception) through December 31, 2025
	Class A Ordinary Shares	Class B Ordinary Shares
Basic net income per ordinary share
Numerator:
Allocation of net income, as adjusted	$2,463,707	$1,121,106

Denominator:
Basic weighted average ordinary shares outstanding	15,405,179	7,010,101
Basic net income per ordinary share	$0.16	$0.16

CRANE HARBOR ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

	For the Period from January 2, 2025 (Inception) through December 31, 2025
	Class A Ordinary Shares	Class B Ordinary Shares
Diluted net income per ordinary share
Numerator:
Allocation of net income, as adjusted	$2,433,501	$1,151,312

Denominator:
Diluted weighted average ordinary shares outstanding	15,405,179	7,288,338
Diluted net income per ordinary share	$0.16	$0.16

Recent Accounting Standards

In November 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted ASU 2023-07 on January 2, 2025, its date of incorporation.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering on April 28, 2025, the Company sold 22,000,000 Units, which included the partial exercise by the underwriters of their over-allotment option of 2,000,000 Units, at a purchase price of $10.00 per Unit, generating gross proceeds of $220,000,000. Each Unit consists of one Class A ordinary share and one right. Each right entitles the holder thereof to receive one-tenth (1/10) of one Class A ordinary share upon the consummation of an initial Business Combination.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of an aggregate of 640,000 Private Placement Units at a price of $10.00 per Private Placement Unit, generating gross proceeds of $6,400,000. Each Private Placement Unit consists of one Class A ordinary share and one right entitling the holder thereof to receive one tenth (1/10) of one Class A ordinary share upon the consummation of an initial Business Combination. The Private Placement Units were purchased by CCM (176,000 Units), Jones (44,000 Units), and the Sponsor (420,000 Units).

CRANE HARBOR ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 4. PRIVATE PLACEMENT (cont.)

The Private Placement Units are identical to the Units sold in the Initial Public Offering except that, so long as they are held by the Sponsor, CCM, Jones or their permitted transferees, the Private Placement Units (including their component securities) (i) may not (including the Class A ordinary shares issuable upon conversion of the private placement rights), subject to certain limited exceptions, be transferred, assigned or sold by the holders until 30 days after the completion of the initial Business Combination and (ii) are entitled to registration rights.

The Sponsor, officers and directors have entered into a letter agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their Founder Shares, private placement shares and Public Shares in connection with the completion of the initial Business Combination; (ii) waive their redemption rights with respect to their Founder Shares, private placement shares and Public Shares in connection with a shareholder vote to approve an amendment to the Amended and Restated Memorandum and Articles of Association (A) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the initial Business Combination or to redeem 100% of the Public Shares if the Company has not consummated an initial Business Combination within the completion window or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity; (iii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares and private placement shares if the Company fails to complete the initial Business Combination within the completion window, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if the Company fails to complete the initial Business Combination within the completion window and to liquidating distributions from assets outside the Trust Account; and (iv) vote any Founder Shares or private placement shares held by them and any Public Shares purchased during or after the Initial Public Offering (including in open market and privately negotiated transactions, aside from shares they may purchase in compliance with the requirements of Rule 14e-5 under the Exchange Act, which would not be voted in favor of approving the Business Combination) in favor of the initial Business Combination.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On January 8, 2025, the Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, to cover certain of the Company’s expenses, for which the Company issued 6,708,333 founder shares. In March 2025, the Company effected a share capitalization pursuant to which the Company issued an additional 958,334 founder shares resulting in an aggregate of 7,666,667 founder shares outstanding (“Founder Shares”) to the Sponsor. All share and per share data has been retrospectively presented. On April 28, 2025, the underwriters partially exercised their over-allotment option and forfeited the unexercised balance. As a result of the partial exercise and forfeiture of the over-allotment option by the underwriters, 666,666 Founder Shares are no longer subject to forfeiture and 333,334 Founder Shares were forfeited, resulting in the Sponsor holding 7,333,333 Founder Shares.

The Company’s Initial Shareholders have agreed not to transfer, assign or sell any of their Founder Shares and any Class A ordinary shares issued upon conversion thereof until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction after the initial Business Combination that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s Initial Shareholders with respect to any Founder Shares (the “Lock-up”). Notwithstanding the foregoing, if (1) the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s shareholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the Lock-up.

CRANE HARBOR ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

On January 7, 2025, the Sponsor agreed to loan the Company up to $300,000 pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due on the earlier of June 30, 2025 or the closing of the Initial Public Offering or the date on which the Company determines not to proceed with such Initial Public Offering. The Company intended to repay the Note from the proceeds of the Initial Public Offering not being placed in the Trust Account. On April 28, 2025, the Company repaid the $150,005 of outstanding borrowings under the Note. Borrowings under the note are no longer available.

Working Capital Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2.5 million of such Working Capital Loans may be converted into units of the post Business Combination entity at the discretion of the lender at a price of $10.00 per unit. The units would be identical to the Private Placement Units. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2025, the Company had no borrowings under the Working Capital Loans.

Advance from Related Party

On November 25, 2025, the Sponsor advanced the Company $700,000 to pay for working capital expenses in connection with the November 3, 2025, business combination agreement. As of December 31, 2025, the total advance amount was $700,000 and is due on demand.

Administrative Support Agreement

Commencing on April 25, 2025, the date the Company’s securities were first listed on Nasdaq, the Company agreed to reimburse the Sponsor or an affiliate thereof in an amount equal to $20,000 per month for office space, utilities and secretarial and administrative support services. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For the period from January 2, 2025 (inception) through December 31, 2025, the Company incurred $163,333 in fees. As of December 31, 2025, the Company accrued $20,000 under accrued expenses in the accompanying balance sheet and paid an aggregate of $143,333 under this agreement.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Units, private placement shares and private placement units that may be issued upon conversion of the Working Capital Loans have registration rights to require the Company to register a sale of any of the Company’s securities held by them and any other securities of the Company acquired by them prior to the consummation of the initial Business Combination pursuant to a registration rights agreement signed on April 24, 2025. The holders of these securities are entitled to make up to three demands, excluding short-from

CRANE HARBOR ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

demands, that the Company registers such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the effective date of the registration statement to purchase up to 3,000,000 additional Units at the Initial Public Offering price less underwriting discounts and commissions. On April 28, 2025, the underwriters partially exercised their over-allotment option, purchasing 2,000,000 units and forfeiting the remaining unexercised balance of 1,000,000 units.

The underwriters were entitled to an underwriting discount of $4,400,000, which was paid in cash to the underwriters at the closing of the Initial Public Offering.

In addition, the underwriters are entitled to a deferred underwriting discount of $0.40 per unit, or approximately $8,800,000 in the aggregate. The deferred underwriting discounts and commissions will be payable to the underwriters upon the closing of the initial Business Combination as follows: up to $0.40 per unit sold in the Initial Public Offering shall be paid to the underwriters in cash, based on the funds remaining in the Trust Account after giving effect to Public Shares that are redeemed in connection with the initial Business Combination.

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (SWIFT) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

Capital Markets Advisory Agreement

On September 29, 2025, the Company entered into a Capital Markets Advisory Agreement with JonesTrading Institutional Services LLC (“JonesTrading”) to provide capital market advisory services in connection with the completion of a Business Combination with an identified target. If a Business Combination is consummated with the identified target the advisor will be entitled to a Capital Market Advisory Fee equal to $750,000 (the “fee”). Up to $550,000 of such Capital Markets Advisory Fee shall be reduced by payment of any placement agent fees related to the transaction paid to JonesTrading in connection with the proposed private placement of equity or equity-linked,

CRANE HARBOR ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

preferred, debt or debt-like, securities pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act. The Capital Markets Advisory Fee shall be payable to an account of JonesTrading as designated by JonesTrading at, and as a condition to, closing of the transaction. As the fee is contingent on the closing of a Business Combination that is not considered probable as of December 31, 2025, no expense has been recorded.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. As of December 31, 2025, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2025, there were 640,000 Class A ordinary shares issued and outstanding, excluding 22,000,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On January 8, 2025, the Sponsor made a capital contribution of $25,000, or approximately $0.004 per share, to cover certain of the Company’s expenses, for which the Company issued 6,708,333 Founder Shares. In March 2025, the Company effected a share capitalization pursuant to which the Company issued an additional 958,334 Founder Shares resulting in an aggregate of 7,666,667 Founder Shares outstanding (up to 1,000,000 shares of which were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised). On April 28, 2025, the underwriters partially exercised their over-allotment option and forfeited the unexercised balance. As a result of the partial exercise and forfeiture of the over-allotment option by the underwriters, 666,666 Founder Shares are no longer subject to forfeiture and 333,334 Founder Shares were forfeited, resulting in the Sponsor holding 7,333,333 Founder Shares as of December 31, 2025.

The Founder Shares will automatically convert into Class A ordinary shares in connection with the consummation of the initial Business Combination or at any time and from time to time at the option of the holder on a one-for-one basis, subject to adjustment for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or any other equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to or in connection with the closing of the initial Business Combination, the ratio at which Class B ordinary shares convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, 25% of the sum of (i) the total number of all Class A ordinary shares outstanding upon the completion of the Initial Public Offering (excluding the Class A ordinary shares underlying the Private Placement Units), plus (ii) all Class A ordinary shares and equity-linked securities issued or deemed issued, in connection with the closing of the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination and any private placement-equivalent units issued to the Sponsor or any of its affiliates or to the Company’s officers or directors upon conversion of Working Capital Loans) minus (iii) any redemptions of Class A ordinary shares by Public Shareholders in connection with an initial Business Combination; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Holders of record of the Company’s Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Unless specified in the Amended and Restated Memorandum and Articles of Association or as required by the Companies Act of the Cayman Islands or stock exchange rules, an ordinary resolution under Cayman Islands law and the Amended and Restated Memorandum and Articles of Association, which requires the affirmative vote of at least a majority of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company is generally required to approve any matter voted on by the Company’s shareholders. Approval of

CRANE HARBOR ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 7. SHAREHOLDERS’ DEFICIT (cont.)

certain actions require a special resolution under Cayman Islands law, which (except as specified below) requires the affirmative vote of at least two-thirds of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting, and pursuant to the Amended and Restated Memorandum and Articles of Association, such actions include amending the Amended and Restated Memorandum and Articles of Association and approving a statutory merger or consolidation with another company. There is no cumulative voting with respect to the appointment of directors, meaning, following the Company’s initial Business Combination, the holders of more than 50% of the ordinary shares voted for the appointment of directors can elect all of the directors. Prior to the consummation of the initial Business Combination, only holders of the Class B ordinary shares (i) have the right to vote on the appointment and removal of directors and (ii) are entitled to vote on continuing the Company in a jurisdiction outside the Cayman Islands (including any special resolution required to amend the constitutional documents or to adopt new constitutional documents, in each case, as a result of approving a transfer by way of continuation in a jurisdiction outside the Cayman Islands). Holders of the Class A ordinary shares will not be entitled to vote on these matters during such time. These provisions of the Amended and Restated Memorandum and Articles of Association may only be amended if approved by a special resolution passed by the affirmative vote of at least 90% (or, where such amendment is proposed in respect of the consummation of the initial Business Combination, two-thirds) of the votes cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the applicable general meeting of the Company.

Rights — Except in cases where the Company is not the surviving company in a business combination as described below, each holder of a right will automatically receive one-tenth (1/10) of one ordinary share upon consummation of the initial Business Combination. The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of Cayman law. In the event the Company is not the surviving company upon completion of the initial business combination, each registered holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of one ordinary share underlying each right upon consummation of the Business Combination. If the Company is unable to complete the initial Business Combination within the required time period and the Company redeems the Public Shares for the funds held in the Trust Account, holders of rights will not receive any of such funds for their rights and the rights will expire worthless.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

CRANE HARBOR ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets that are measured at fair value as of December 31, 2025 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	Level	December 31, 2025
Assets:
Cash and investments held in Trust Account	1	$226,096,758

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The fair value of the Public Rights issued in the Initial Public Offering is $3,740,000, or $0.17 per Public Right. The Public Rights issued in the Initial Public Offering have been classified within shareholders’ deficit and will not require remeasurement after issuance. The following table presents the quantitative information regarding market assumptions used in the Level 3 valuation of the Public Rights issued in the Initial Public Offering:

April 28, 2025
Traded unit price	$9.99
Expected term to De-SPAC (Years)	2.00
Probability of De-SPAC and instrument-specific market adjustment	17.0%
Risk-free rate (continuous)	3.64%

NOTE 9. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s CODM, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. The measure of segment assets is reported on the balance sheet as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

December 31, 2025
Cash	$267,719
Cash and investments held in Trust Account	$226,096,758

CRANE HARBOR ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2025

NOTE 9. SEGMENT INFORMATION (cont.)

For the Period from January 2, 2025 (Inception) through December 31, 2025
Formation, general, and administrative costs	$2,511,945
Interest earned on investments held in Trust Account	$6,096,758

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Xanadu Quantum Technologies Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except for share amounts)

	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$36,106	$77,619
Accounts receivable, net of allowance for doubtful accounts of $nil and $nil	1,647	1,259
Materials and supplies	9,079	3,198
Prepaid expenses and other current assets	10,373	8,291
Total current assets	57,205	90,367
Property and equipment, net	18,287	15,376
Operating right-of-use assets, net	7,072	7,490
Intangible assets, net	4,781	3,532
Total assets	$87,345	$116,765

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,755	$1,652
Accrued expenses and other current liabilities	4,348	2,169
Deferred revenue	839	309
Deferred grant income	666	—
Short-term operating lease liabilities	1,050	996
Warrant liabilities	1,055	258
Total current liabilities	10,713	5,384
Long-term operating lease liabilities	7,347	7,877
Long-term debt	25,879	16,009
Total liabilities	$43,939	$29,270

Commitments and contingencies (note 12)

Shareholders’ equity:
Common shares, no par value, 29,788,450 shares authorized, 4,953,733 and 4,924,563 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	7,523	7,399
Convertible preferred shares, no par value,18,104,551 shares authorized, 17,718,491 issued and outstanding at both September 30, 2025 and December 31, 2024	213,002	213,002
Additional paid-in capital	8,666	5,937
Accumulated deficit	(183,279)	(135,636)
Accumulated other comprehensive income (loss)	(2,506)	(3,207)
Total shareholders’ equity	43,406	87,495
Total liabilities and shareholders’ equity	$87,345	$116,765

Liquidity and going concern (note 2)

Subsequent events (note 15)

See accompanying notes to condensed consolidated financial statements.

Xanadu Quantum Technologies Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(In thousands, except for share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$987	$482	$2,742	$878

Operating expenses:
Cost of revenue (exclusive of depreciation and amortization below)	52	42	162	59
Research and development	15,301	8,816	38,321	30,396
General and administrative	4,002	1,629	8,098	5,116
Sales and marketing	263	279	863	851
Depreciation and amortization	1,707	1,276	4,242	3,633
Other operating (income) expense, net	358	(69)	40	(317)
Total operating expenses	21,683	11,973	51,726	39,738
Loss from operations	(20,696)	(11,491)	(48,984)	(38,860)

Other income (expense), net:
Interest income (expense), net	334	1,035	1,228	3,666
Other income (expense), net	64	20	113	76
Total other income (expense), net	398	1,055	1,341	3,742
Net loss	$(20,298)	$(10,436)	$(47,643)	$(35,118)
Net loss per share, basic and diluted	$(4.10)	$(2.12)	$(9.64)	$(7.15)
Weighted average shares used in computing net loss per share, basic and diluted	4,947,210	4,914,119	4,941,111	4,913,286

Comprehensive loss:
Net loss	$(20,298)	$(10,436)	$(47,643)	$(35,118)
Cumulative translation adjustment	(278)	87	701	(479)
Net comprehensive loss	$(20,576)	$(10,349)	$(46,942)	$(35,597)

See accompanying notes to condensed consolidated financial statements.

Xanadu Quantum Technologies Inc.

Condensed Consolidated Statements of Shareholders’ Equity (Unaudited)

(In thousands, except for share amounts)

	Common shares		Preferred shares		Total share capital	Additional paid-in capital	Deficit	Accumulated other comprehensive income (loss)	Total
	Number	Amount	Number	Amount
Balance, June 30, 2025	4,945,476	$7,486	17,718,491	$213,002	$220,488	$7,677	$(162,981)	$(2,228)	$62,956
Loss for the period	—	—	—	—	—	—	(20,298)	—	(20,298)
Stock-based compensation	—	—	—	—	—	999	—	—	999
Exercise of stock options	8,257	37	—	—	37	(10)	—	—	27
Cumulative translation adjustment, net of tax	—	—	—	—	—	—	—	(278)	(278)
Balance, September 30, 2025	4,953,733	$7,523	17,718,491	$213,002	$220,525	$8,666	$(183,279)	$(2,506)	$43,406
	Common shares		Preferred shares		Total share capital	Additional paid-in capital	Deficit	Accumulated other comprehensive income (loss)	Total
	Number	Amount	Number	Amount
Balance, June 30, 2024	4,918,569	$7,350	17,718,491	$213,002	$220,352	$4,381	$(114,350)	$(2,348)	$108,035
Loss for the period	—	—	—	—	—	—	(10,436)	—	(10,436)
Stock-based compensation	—	—	—	—	—	738	—	—	738
Exercise of stock options	2,098	18	—	—	18	(5)	—	—	13
Cumulative translation adjustment, net of tax	—	—	—	—	—	3	—	87	90
Balance, September 30, 2024	4,920,667	$7,368	17,718,491	$213,002	$220,370	$5,117	$(124,786)	$(2,261)	$98,440

Xanadu Quantum Technologies Inc.

Condensed Consolidated Statements of Shareholders’ Equity (Unaudited) — (Continued)

(In thousands, except for share amounts)

	Common shares		Preferred shares		Total share capital	Additional paid-in capital	Deficit	Accumulated other comprehensive income (loss)	Total
	Number	Amount	Number	Amount
Balance, December 31, 2024	4,924,563	$7,399	17,718,491	$213,002	$220,401	$5,937	$(135,636)	$(3,207)	$87,495
Loss for the period	—	—	—	—	—	—	(47,643)	—	(47,643)
Stock-based compensation	—	—	—	—	—	2,759	—	—	2,759
Exercise of stock options	29,170	124	—	—	124	(35)	—	—	89
Cumulative translation adjustment, net of tax	—	—	—	—	—	5	—	701	706
Balance, September 30, 2025	4,953,733	$7,523	17,718,491	$213,002	$220,525	$8,666	$(183,279)	$(2,506)	$43,406
	Common shares		Preferred shares		Total share capital	Additional paid-in capital	Deficit	Accumulated other comprehensive income (loss)	Total
	Number	Amount	Number	Amount
Balance, December 31, 2023	4,912,460	$7,287	17,718,491	$213,002	$220,289	$3,060	$(89,668)	$(1,782)	$131,899
Loss for the period	—	—	—	—	—	—	(35,118)	—	(35,118)
Stock-based compensation	—	—	—	—	—	2,069	—	—	2,069
Exercise of stock options	8,207	81	—	—	81	(22)	—	—	59
Cumulative translation adjustment, net of tax	—	—	—	—	—	10	—	(479)	(469)
Balance, September 30, 2024	4,920,667	$7,368	17,718,491	$213,002	$220,370	$5,117	$(124,786)	$(2,261)	$98,440

See accompanying notes to condensed consolidated financial statements.

Xanadu Quantum Technologies Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands, except for share amounts)

	Nine months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(47,643)	$(35,118)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,242	3,633
Amortization of operating right of use assets	662	624
Stock-based compensation	2,759	2,069
Amortization of debt issuance costs	10	29
Interest accretion on long-term debt	576	584
Change in fair value of warrant liabilities	785	(1)
Other non-cash adjustments, net	(163)	204
Change in operating assets and liabilities:
Accounts receivable	(345)	626
Material and supplies	(5,748)	(58)
Prepaid expenses and other current assets	(1,799)	(1,710)
Accounts payable	1,050	(20)
Accrued expenses and other current liabilities	2,090	(224)
Deferred revenue	516	208
Deferred grant income	663	—
Operating lease liabilities	(766)	(728)
Net cash provided by (used in) operating activities	(43,111)	(29,882)

Cash flows from financing activities:
Proceeds from exercise of stock options	89	59
Proceeds from long-term debt	8,709	7,193
Net cash provided by (used in) financing activities	8,798	7,252

Cash flows from investing activities:
Purchase of property and equipment	(5,539)	(2,793)
Purchase of intangible assets	(2,049)	(1,459)
Net cash provided by (used in) investing activities	(7,588)	(4,252)

Effects of foreign exchange rates on cash and cash equivalents	388	(367)
Increase (decrease) in cash and cash equivalents	(41,513)	(27,249)
Cash and cash equivalents, beginning of period	77,619	117,459
Cash and cash equivalents, end of period	$36,106	$90,210

Supplemental disclosure of non-cash investing and financing activities:
Capitalized stock-based compensation	$150	$—
Purchases of property and equipment included in accounts payable	$27	$143

See accompanying notes to condensed consolidated financial statements.

Xanadu Quantum Technologies Inc.
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share amounts)

1.      Description of business:

Xanadu Quantum Technologies Inc., together with its wholly owned subsidiaries (the “Company” or “Xanadu”) specializes in designing photonic devices and the platforms around them, including the experimentation and development of quantum computers available on the cloud with supporting software, along with quantum simulators and other related products and offerings.

Xanadu Quantum Technologies Inc. was incorporated under the Canada Business Corporations Act on December 7, 2016, and subsequently continued under the Business Corporations Act (Ontario) on October 29, 2025. The corporate office address is located at 777 Bay Street, Suite 2400, Toronto, Ontario.

2.      Basis of presentation and summary of significant accounting policies:

a.      Basis of presentation:

The accompanying unaudited condensed consolidated financial statements (the “Interim Financial Statements”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of September 30, 2025 and the results of operations and cash flows for the periods presented. Operating results for the three and nine months-ended September 30, 2025 are not necessarily indicative of results that may be expected for the full year or any other period.

The accompanying Interim Financial Statements should be read in conjunction with the Company’s audited consolidated financial statements as of and for the years ended December 31, 2024 and 2023.

b.      Principles of consolidation:

The Interim Financial Statements of the Company include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.

c.      Liquidity and going concern:

The accompanying Interim Financial Statements have been prepared on a basis that assumes the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities in the normal course of business. The Company has incurred recurring net losses and negative cash flows from operations since inception. As of September 30, 2025 and December 31, 2024, the Company had an accumulated deficit of $183,279 and $135,636, respectively. For the nine months ended September 30, 2025 and 2024, the Company incurred net losses of $47,643 and $35,118, respectively, and the Company had net cash outflows from operating activities of $43,111 and $29,882, respectively. As of September 30, 2025 and December 31, 2024, the Company had cash and cash equivalents of $36,106 and $77,619 and net working capital of $46,492 and $84,983, respectively. The Company expects to incur additional operating losses and net operating cash outflows as it continues to expand its commercial operations and research and development activities. The recurring losses, liquidity concerns and reliance on uncommitted external financing raise substantial doubt about the Company’s ability to continue as a going concern.

Management plans to continue as a going concern

Management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern, which is considered to be for a period of one year from the issuance of the Interim Financial Statements. The ability to continue as a going concern is dependent upon obtaining the necessary financing to meet the Company’s obligations and repay its liabilities arising from normal business operations when they come due. Until the Company achieves operational profitability, the Company will seek to secure such best-efforts funding from various possible

Xanadu Quantum Technologies Inc.
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share amounts)

2.      Basis of presentation and summary of significant accounting policies: (cont.)

sources at such time as it requires additional funding, including equity or debt financing and government assistance and subsidies. If the Company raises additional capital through the issuance of equity securities or securities convertible into equity, shareholders will experience dilution, and such securities may have rights or preferences senior to those of the holders of common shares. If the Company obtains additional funds through debt financing, the Company may be subject to limitations on its operations, through debt covenants or other restrictions. There can be no assurance that the Company will be able to raise additional capital when needed or under acceptable terms.

The Company has been successful in raising equity financing in the past as described in note 10. The Company has financing efforts in place to continue to raise cash through equity offerings. Although the Company has successfully completed equity financings in the past, there can be no assurance that management’s plans to address these matters in the future will be successful. The Company’s current: (i) Strategic Innovation Fund agreement (the “SIF Loan”) dated as of January 20, 2023, by and between the Company and His Majesty the King in Right of Canada as represented by the Minister of Industry (the “Minister”); and (ii) the Regional Quantum Initiative Contribution Agreement (the “FedDev Loan”), dated as of October 18, 2023, by and between the Company and His Majesty the King in Right of Canada as represented by the Minister of Federal Economic Development Agency for Southern Ontario, which allow the Company to receive repayable contributions up to C$40,000 and C$3,750, respectively, contingent on the Company incurring defined eligible expenditures, can provide additional funding for the Company’s research and development projects. As of September 30, 2025, the Company has received C$30,949 and C$3,375 in repayable contributions from the SIF Loan and FedDev Loan, respectively. The Company will continue to work with various funding sources to secure additional debt and equity financing and government assistance and subsidies. However, the Company cannot offer any assurance that it will be successful in executing the aforementioned plans to continue as a going concern.

The Company’s operations will be adversely affected if it is unable to raise or obtain necessary funding and may materially affect its ability to continue as a going concern. The Interim Financial Statements do not include any adjustments that may result from the outcome of this uncertainty.

d.      Use of estimates:

The preparation of the Interim Financial Statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in the Interim Financial Statements and accompanying notes. The most significant estimates and assumptions are used in determining: (i) the standalone selling price and progress towards completion of our revenue contracts, (ii) the assessment of alternative use and directly attributable costs of our materials and supplies, (iii) the fair value of equity-settled stock-based payments; and (iv) long term revenue forecasts used in accounting for the SIF Loan. These estimates, judgments, and assumptions are evaluated on an ongoing basis. Estimates are based on historical experience and other various assumptions management believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results and outcomes could differ materially from management’s estimates, judgments, and assumptions.

The Company’s accounting estimates and assumptions may change over time in response to risks and uncertainties. As of the date of issuance of these Interim Financial Statements, the Company is not aware of any specific event or circumstance that would require the Company to update estimates, judgements or revise the carrying value of any assets or liabilities.

e.      Recent accounting pronouncements not yet adopted:

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update No. 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”). The amendments in ASU 2023-09 improve the transparency of income tax disclosures by requiring (i) consistent categories and greater disaggregation of information in the rate reconciliation,

Xanadu Quantum Technologies Inc.
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share amounts)

2.      Basis of presentation and summary of significant accounting policies: (cont.)

and (ii) income taxes paid disaggregated by jurisdiction. This guidance is effective for annual periods beginning after December 15, 2024, on a prospective basis, with early adoption permitted. The Company will adopt this guidance for its annual consolidated financial statements as of and for the year-ended December 31, 2025 and is in the process of evaluating the impact of this standard on its consolidated financial statements and related disclosures.

In November 2024, the FASB issued Accounting Standard Update No. 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures” (“ASU 2024-03”). The standard requires additional expense disclosures by public business entities in the notes to the financial statements. The guidance is effective for annual periods beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company will adopt this guidance in the year-ended December 31, 2027 and is in the process of evaluating the impact of this standard on its consolidated financial statements.

3.      Balance sheet details:

a.      Accounts receivable, net:

The Company’s accounts receivable include trade, interest and other receivables as of September 30, 2025 and December 31, 2024:

	September 30, 2025	December 31, 2024
Accounts receivable	$752	$607
Other receivables	304	437
Contract assets	430	207
Sales tax receivable	161	8
Total	$1,647	$1,259

As of September 30, 2025 and December 31, 2024, the Company’s allowance for doubtful accounts was nil.

b.      Prepaid expenses and other current assets

Prepaid expenses and other current assets are comprised of the following as of September 30, 2025 and December 31, 2024:

	September 30, 2025	December 31, 2024
Prepaid materials and supplies	$6,593	$5,839
Prepaid professional services	73	881
Other prepaid expenses and current assets	3,707	1,571
Total	$10,373	$8,291

c.      Accrued expenses and other current liabilities:

Accrued expenses and other current liabilities are comprised of the following as of September 30, 2025 and December 31, 2024:

	September 30, 2025	December 31, 2024
Accrued salaries and other payroll liabilities	$473	$90
Accrued professional services	3,369	774
Other accrued expenses and current liabilities	506	1,305
Total	$4,348	$2,169

The majority of other accrued expenses and current liabilities relate to research and development (“R&D”) consumables received by the Company but not yet billed by the suppliers.

Xanadu Quantum Technologies Inc.
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share amounts)

4.      Property and equipment, net:

Property and equipment, net consisted of the following as of September 30, 2025 and December 31, 2024:

	September 30, 2025	December 31, 2024
Computer systems and servers	$1,007	$823
Test and computer equipment	16,065	11,558
Lab equipment	9,554	8,605
Furniture and fixtures	282	273
Leasehold improvements	3,568	2,870
Total	$30,476	$24,129
Less: Accumulated depreciation	(12,189)	(8,753)
Property and equipment, net	$18,287	$15,376

During the three and nine months ended September 30, 2025, the Company recognized depreciation expense of $1,272 and $3,145 related to property and equipment, respectively (three and nine months ended September 30, 2024 – $966 and $2,788, respectively).

5.      Intangible assets, net:

Intangible assets, net consisted of the following as of September 30, 2025 and December 31, 2024:

	As of September 30, 2025
	Cost	Accumulated Amortization	Net Book Value
Patents	$1,978	$(1,253)	$725
Internally developed software	6,976	(2,981)	3,995
External software licenses	178	(117)	61
Total	$9,132	$(4,351)	$4,781
	As of December 31, 2024
	Cost	Accumulated Amortization	Net Book Value
Patents	$1,531	$(933)	$598
Internally developed software	4,980	(2,129)	2,851
External software licenses	163	(80)	83
Total	$6,674	$(3,142)	$3,532

During the three and nine months ended September 30, 2025, the Company recognized amortization expense of $435 and $1,097 related to intangible assets, respectively (three and nine months ended September 30, 2024 – $310 and $845, respectively).

6.      Long-term debt:

As of September 30, 2025 and December 31, 2024, the Company’s long-term debt is comprised of the SIF Loan, and the FedDev Loan as follows:

	September 30, 2025	December 31, 2024
SIF Loan	$23,453	$13,978
FedDev Loan	2,426	2,031
Total long-term debt	$25,879	$16,009

Xanadu Quantum Technologies Inc.
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share amounts)

6.      Long-term debt: (cont.)

(a)     SIF Loan

Under the SIF Loan, the Minister is committed to provide the Company contributions up to C$40,000 contingent on the Company incurring defined eligible expenditures. Contributions from the Minister shall be used for the development of photonic-based, fault-tolerant quantum computers, including projects involving the adaptation of research findings for commercial applications, development of current products through the implementation of new or incremental technology, and development of process improvements which reduce the environmental footprint of current production. As of September 30, 2025 and December 31, 2024, the Company has received C$30,949 and C$19,214 in total funding from the Minister, respectively.

Principal and interest amounts to be repaid under the SIF Loan are determined using a revenue-based formula and are capped at 150% of the principal amount. Repayments are due in up to 20 annual installments, commencing on April 30, 2028. If the total of the 20 revenue-based annual installments is less than the principal amount, any remaining repayment obligation will be forgiven.

Repayments of the SIF Loan can also be triggered upon default of the agreement, termination of the agreement, or upon a change of control that has not been approved by the Canadian government. As of September 30, 2025, the Company is not aware of any events that would trigger default or termination of the agreement or require the consent of the Minister.

The Company accounts for the SIF Loan as a liability on the Company’s condensed consolidated balance sheets in accordance with Accounting Standards Codification (“ASC”) 470-10-25, Sales of Future Revenues. The SIF Loan is initially measured at face value and is subsequently amortized using the effective interest method, which includes accrued interest expense over the estimated term of the SIF Loan. The amortization schedule is based on projected cash flows derived from the Company’s long-term revenue forecast. Subsequent changes in forecasted cash flows will be accounted for under the retrospective method, which entails a new effective interest rate being computed each period based on the original proceeds received, actual cash flows to date, and the revised estimate of remaining cash flows. The new discount rate is then used to adjust the carrying value of the debt to the present value of the revised cash flows, discounted at the new effective interest rate. The offset is recognized in interest expense. As the SIF Loan originated through a government program with regulated interest, a market rate of interest is not imputed in accordance with the scope exclusions of ASC 835.

As of September 30, 2025 and December 31, 2024, the Company determined a weighted average effective interest rate of 4.79% and 5.52%, respectively, based on the most recent revenue projections at each reporting date. During the three and nine months ended September 30, 2025, the Company recognized $121 and $575 of interest expense, respectively, related to the SIF Loan, inclusive of foreign exchange, within interest income (expense), net in the condensed consolidated statements of operations and comprehensive loss (three and nine months ended September 30, 2024 – $246 and $554, respectively).

The following table summarizes the changes in the carrying value of the SIF Loan for the nine months ended September 30, 2025:

Balance as of December 31, 2024	$13,978
Contributions received, net of changes in foreign exchange rates	8,876
Interest expense, net of changes in foreign exchange rates	599
Balance as of September 30, 2025	$23,453

As of September 30, 2025, the Company has classified the SIF Loan as non-current as repayments will not commence within the 12 months following the balance sheet date.

Xanadu Quantum Technologies Inc.
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share amounts)

6.      Long-term debt: (cont.)

(b)    FedDev Loan

Under the FedDev Loan, an aggregate principal amount of C$3,750 is made available to the Company based on the Company’s incurrence of eligible expenditures. Proceeds from the FedDev Loan shall be used to advance and commercialize the Company’s quantum products. As of September 30, 2025 and December 31, 2024, the Company had received C$3,375 and C$2,920, respectively, in gross proceeds from the FedDev Loan.

The FedDev Loan is repayable in 60 monthly installments commencing on April 1, 2027. As the FedDev Loan originated through a government program with regulated interest, a market rate of interest is not imputed in accordance with the scope exclusions of ASC 835.

Repayment of the FedDev Loan can also be triggered upon default of the agreement. As of September 30, 2025, the Company is not aware of any events that would trigger default of the agreement.

The following table summarizes the changes in the carrying value of the FedDev Loan for the nine months ended September 30, 2025:

Balance as of December 31, 2024	$2,031
Contributions received, net of changes in foreign exchange rates	395
Balance as of September 30, 2025	$2,426

As of September 30, 2025, the Company has classified the FedDev Loan as non-current as repayments will not commence within the 12 months following the balance sheet date.

7.      Warrant liabilities:

As of September 30, 2025 and December 31, 2024, the Company’s warrant liabilities are comprised of the SFTrust Warrants (as defined below) and RBC Warrants (as defined below) as follows:

	September 30, 2025	December 31, 2024
SFTrust Warrants	$529	$141
RBC Warrants	526	117
Total warrant liabilities	$1,055	$258

The fair value of the Company’s warrant liabilities is estimated using a Black-Scholes option pricing model. Inherent in a Black-Scholes option pricing model are assumptions related to the fair value of the underlying common shares, expected stock-price volatility, expected term, risk-free interest rate and dividend yield.

(a)     SFTrust Warrants

In 2018, the Company entered into a loan and security agreement (the “SVB Loan Agreement”) with the Silicon Valley Bank (“SVB”) (the “SVB Term Loan”), which was fully repaid and extinguished on April 30, 2023. In connection with the SVB Loan Agreement and related 2019 amendment, SVB was issued warrants to purchase 22,000 voting common shares of the Company with the original SVB Loan Agreement and an additional 12,000 voting common shares with the amendment on the same terms and conditions as established for other common shareholders (the “SFTrust Warrants”). All 34,000 SFTrust Warrants issued have an exercise price of C$0.29 per share and a 10-year term from their original issuance. The fair value of the SFTrust Warrants on their respective grant dates were recognized within additional paid-in capital with an offset to debt issuance costs.

In connection with the 2021 amendment, SVB was issued warrants to purchase 24,164 voting common shares representing 0.1% of the fully diluted shares, post Series B financing in 2021 (“Series B Financing”), per the terms of the SVB Loan Agreement, on the same terms and conditions as established for other common shareholders. Half of the warrants vested immediately upon entering into the amendment with the other half

Xanadu Quantum Technologies Inc.
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share amounts)

7.      Warrant liabilities: (cont.)

vesting upon the draw of the SVB Term Loan exceeding $5,000. All 12,082 vested warrants have an exercise price of $1.69 per share and a 12-year term from their original issuance. These SFTrust warrants are recognized as a current liability on the condensed consolidated balance sheets and are measured at fair value of $529 and $141 as of September 30, 2025 and December 31, 2024, respectively.

As of both September 30, 2025 and December 31, 2024, no warrants were exercised, and 46,082 warrants were issued and outstanding.

(b)    RBC Warrants

On May 23, 2023, the Company signed a credit agreement with the Royal Bank of Canada (“RBC”) for a maximum principal amount of $25,000 (the “RBC Term Loan”). In connection the RBC Term Loan, RBC was issued warrants to purchase 13,999 non-voting common shares of the Company on the same terms and conditions as established for other common shareholders (the “RBC Warrants”). The RBC Warrants issued have an exercise price of $12.94 per share and a 12-year term from their original issuance. The RBC Warrants are recognized as a current liability on the condensed consolidated balance sheets and are measured at fair value of $526 and $117 as of September 30, 2025 and December 31, 2024, respectively.

As of both September 30, 2025 and December 31, 2024, no RBC Warrants were exercised, and 13,999 RBC Warrants were issued and outstanding.

8.      Fair value measurement:

The carrying amounts of the Company’s cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses and other current liabilities approximate their fair values due to the short-term maturity of these instruments. Apart from these instruments, the carrying amounts and fair values of the Company’s financial assets and liabilities were as follows as of September 30, 2025 and December 31, 2024:

	September 30, 2025		December 31, 2024
	Fair value	Carrying amount	Fair value	Carrying amount
Warrant liabilities – Level 3	$1,055	$1,055	$258	$258
SIF Loan – Level 3	20,319	23,453	10,688	13,978
FedDev Loan – Level 2	2,426	2,426	2,031	2,031

See note 7 for the Company’s use of the Black-Scholes option pricing model in estimating the fair value of its warrant liabilities. The significant unobservable input used in the fair value measurement of the Company’s warrant liabilities is the fair value of the underlying common shares, which was determined to be $45.92 and $13.73 as of September 30, 2025 and December 31, 2024, respectively. A significant increase (decrease) to this input in isolation would have resulted in a significantly higher (lower) fair value measurement. The Company estimates the volatility of the underlying common stock for its warrants based on historical and implied volatility of select peer companies. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the valuation date for a maturity commensurate with the expected remaining term of the warrants. The expected term of the warrants is assumed to be equal to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following summarizes the change in fair value of the Company’s warrant liabilities for the nine months ended September 30, 2025. Changes in fair value have been recognized within other income (expense), net in the condensed consolidated statements of operations and comprehensive loss.

Fair value as of December 31, 2024	$258
Change in fair value, net of changes in foreign exchange rates	797
Fair value as of September 30, 2025	$1,055

Xanadu Quantum Technologies Inc.
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share amounts)

8.      Fair value measurement: (cont.)

The fair values of the Company’s long-term debt, including the SIF Loan and FedDev Loan, are estimated based on discounting future cash flows at currently available interest rates with comparable terms. The fair value measurement of the SIF Loan is considered a Level 3 valuation as it is based on a significant unobservable input related to the projected timing and amount of future revenues which determine expected future repayments.

9.      Revenue recognition:

a.      Disaggregation of revenue

The Company’s revenue disaggregated by revenue source is as follows for the three and nine months ended September 30, 2025 and 2024:

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Professional services	$929	$372	$2,344	$767
Compute and other services	58	110	398	111
Total revenue	$987	$482	$2,742	$878

The following summarizes the Company’s revenue by geography for the three and nine months ended September 30, 2025 and 2024, based on customer location:

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Canada	$124	$364	$815	$631
United States	826	55	1,680	129
Rest of world	37	63	247	118
Total revenue	$987	$482	$2,742	$878

Rest of world includes countries where revenue from a single country is not greater than 10% of the Company’s total consolidated revenue for the three and nine months ended September 30, 2025 and 2024, respectively.

b.      Contract balances

The Company had contract assets totaling $430 and $207 as of September 30, 2025 and December 31, 2024, respectively, which are included within accounts receivable in the consolidated balance sheets.

The Company had deferred revenue (or contract liabilities) totaling $839 and $309 as of September 30, 2025 and December 31, 2024, respectively, all of which was current. During the three and nine months ended September 30, 2025, $nil and $309 of revenue, respectively, was recognized from the $309 balance of deferred revenue as of December 31, 2024. During the three and nine months ended September 30, 2024, $nil and $39 of revenue, respectively, was recognized from the $39 balance of deferred revenue as of December 31, 2023.

c.      Transaction price allocated to remaining performance obligations

The Company’s revenue contracts are primarily short-term in nature with a contract term of one year or less. For these contracts, the Company has applied the practical expedient for performance obligations that have an original expected duration of one year or less and does not disclose the remaining performance obligation as of the end of the reporting period or when the Company expects to recognize the revenue.

As of September 30, 2025, approximately $1,965 of revenue is expected to be recognized from remaining performance obligations on existing contracts, of which 98% is expected to be recognized in the next 12 months and the remaining balance substantially over the next 1 year thereafter.

Xanadu Quantum Technologies Inc.
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share amounts)

9.      Revenue recognition: (cont.)

d.      Significant customers

The following summarizes the percentage of revenue from significant customers which accounted for ten percent or more of total revenue for the three and nine months ended September 30, 2025 and 2024:

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Customer 1	67%	—%	36%	—%
Customer 2	12%	69%	25%	63%
Customer 3	10%	—%	—%	—%
Customer 4	—%	—%	12%	—%
Customer 5	—%	—%	—%	12%

As of September 30, 2025, the Company had two customers that represented 30.4% and 13.7% of the total trade and other receivables balance, respectively As of September 30, 2024, none of the outstanding customers has the receivables balance exceed 10% of the total trade and other receivables balance.

10.    Shareholders’ equity:

a.      Convertible preferred shares:

The following table summarizes the number and amount of convertible preferred shares authorized and issued and outstanding as of September 30, 2025 and December 31, 2024, by series:

	Authorized	Issued and Outstanding	Amount
Series A Preferred Shares	3,975,516	3,975,516	$19,765
Series B Preferred Shares	6,034,735	6,034,735	99,774
Series C Preferred Shares	2,862,494	2,476,434	87,158
Series 1 Seed Preferred Shares	2,847,306	2,847,306	1,883
Series 2 Seed Preferred Shares	970,344	970,344	1,562
Series 3 Seed Preferred Shares	1,414,156	1,414,156	2,860
Total	18,104,551	17,718,491	$213,002

Each preferred share is convertible, at the option of the holder, into one common share at the holder’s option, subject to certain adjustments including weighted average anti-dilution protection and down-round anti-dilution adjustments. As of September 30, 2025, the maximum number of common shares that could be required to be issued if converted is 17,718,491 shares. The preferred shares automatically convert into common shares in the event of: (i) the closing of a public offering that results in proceeds of at least $50,000 or (ii) the voluntary conversion of at least a preferred majority.

Holders of the preferred shares are entitled to vote together as one series with holders of the voting common shares on an as-converted basis.

The preferred shares are not redeemable at the option of the holders thereof or the Company.

The preferred shares of each class and series rank senior to the common shares and pari passu with each other class and series of preferred shares with respect to dividends and return of capital in the event of a liquidation event. Dividends are non-cumulative. The holders of the preferred shares shall be entitled to receive any dividends if and when declared by the Board of Directors.

Xanadu Quantum Technologies Inc.
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share amounts)

10.    Shareholders’ equity: (cont.)

In the event of a deemed liquidation triggered by the sale of substantially all assets or a change of control resulting in the Company holding less than 50% voting rights, dissolution or winding up of the Company, the holders of each preferred share shall receive their original issue price, plus any declared but unpaid dividends on such share. Thereafter, any assets remaining following distribution to the holders of the preferred shares would be distributed to the holders of the common shares and any other series of shares ranking junior to the preferred shares.

b.      Common shares:

The following table summarizes the number and amount of non-voting and voting common shares authorized and issued and outstanding as of September 30, 2025 and December 31, 2024:

	September 30, 2025
	Authorized	Issued and Outstanding	Amount
Voting common shares	24,468,242	4,854,733	$7,096
Non-voting common shares	5,320,208	99,000	427
Total	29,788,450	4,953,733	$7,523
	December 31, 2024
	Authorized	Issued and Outstanding	Amount
Voting common shares	24,468,242	4,854,733	$7,096
Non-voting common shares	5,320,208	69,830	303
Total	29,788,450	4,924,563	$7,399

The voting common shares have one vote per share. Dividends may be declared and paid on both the voting and non-voting common shares, subject in all cases to the rights and preferences of the holders of the preferred shares and authorization by the Board of Directors. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after payment of all preferential amounts required to be paid to the holders of preferred shares, the holders of the common shares and non-voting common shares are entitled to share equally, share-for-share, in any distribution of the remaining assets of the Company.

The following table summarizes the changes in issued and outstanding voting and non-voting common shares for the nine months ended September 30, 2025:

	Voting Common Shares		Non-Voting Common Shares
	Number	Amount	Number	Amount
Balance as of December 31, 2024	4,854,733	$7,096	69,830	$303
Issuance upon exercise of stock options	—	—	29,170	124
Balance as of September 30, 2025	4,854,733	$7,096	99,000	$427

11.    Stock-based compensation:

Under the Company’s 2017 Equity Incentive Plan (the “2017 Plan”), the Board of Directors is authorized to grant restricted shares and stock options for up to 1,393,773 non-voting common shares.

In April 2018, the Board of Directors approved the 2018 Equity Incentive Plan (the “2018 Plan”). The total option pool available for grant was 5,749,323 non-voting common shares under the 2018 Plan. As of September 30, 2025, 1,468,659 and nil options are still available for grant under the 2018 Plan and the 2017 Plan, respectively.

The options granted to date under the 2017 Plan and 2018 Plan have a service condition with the following vesting terms: (a) 25% of the options granted vest on a date that is one year after the date the service period begins and (b) the remaining unvested options vest in equal monthly installments for an additional 36 months.

Xanadu Quantum Technologies Inc.
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share amounts)

11.    Stock-based compensation: (cont.)

The options terms initially dictated that the options would expire 10 years from the original grant date and 90 days from an employee’s termination date. On September 5, 2025, a resolution was passed to extend the exercise period of options granted to certain terminated employees to June 30, 2026 and in the case of one employee to November 27, 2026. The Company recorded $97 in stock option expense related to these modifications. There are no further amounts to recognize as all awards impacted had vested. The following is a summary of the Company’s stock options activity during the nine months ended September 30, 2025:

	Number of Options	Weighted average exercise price (CAD)	Weighted average remaining contractual term (years)	Aggregate intrinsic value (CAD)
Balance as of December 31, 2024	3,871,428	$12.23	7.42	$25,987
Granted	281,667	18.93
Exercised	29,170	4.44
Expired and forfeited	227,317	16.67
Balance as of September 30, 2025	3,954,948	$12.51	6.54	$25,052
Exercisable as of September 30, 2025	2,553,368	$9.50	5.42	$24,099
Unvested as of September 30, 2025	1,343,240	$18.23	8.67	$954

The fair value of the options granted during the periods below was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Dividend yield	—	—	—	—
Risk free rate	4.05%	4.15%	3.98%	4.15%
Expected volatility(1)	37.77%	40.06%	37.73%	40.06%
Expected option life (in years)(2)	5.93	5.92	5.94	5.92
Fair value of underlying common shares at grant date (CAD)(3)	$63.11	$18.68	$63.11	$18.68
Fair value of options granted (CAD)	$8.20	$8.44	$8.18	$8.44

____________

(1)      The expected volatility is based on that of comparable publicly traded companies.

(2)      The expected term of stock options granted was calculated using the simplified method, which represents the average of the contractual term and the weighted-average vesting period of the option. The Company uses the simplified method because it does not have sufficient historical exercise data for its options to provide a reasonable basis upon which to estimate the expected term.

(3)      The fair value of underlying common shares was determined by the Board of Directors at each award grant date based on a variety of factors, including the results obtained from an independent third-party valuation, the illiquid nature of the Company’s common shares, arm’s-length sales of the Company’s share capital, the effect of the rights and preferences of the preferred shareholders, and the prospects of a liquidity event, among others.

For the nine months ended September 30, 2025 and 2024, the total intrinsic value of stock options exercised was C$423 and C$73, respectively.

Xanadu Quantum Technologies Inc.
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share amounts)

11.    Stock-based compensation: (cont.)

The following table summarizes the stock-based compensation expense classified in the condensed consolidated statements of operations and comprehensive loss for the three and nine months ended September 30, 2025 and 2024:

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Cost of revenue	$7	$7	$25	$10
Research and development	778	605	2,098	1,678
General and administrative	146	111	431	336
Sales and marketing	19	15	55	45
Total stock-based compensation expense	$950	$738	$2,609	$2,069

No stock-based compensation was capitalized to property and equipment for the three and nine months ended September 30, 2025 as they were immaterial. Stock-based compensation was capitalized to intangible assets for the three and nine months ended September 30, 2025 in the amount of $49 and $150 (three months and nine months ended September 30, 2024 — nil and nil).

As of September 30, 2025, total unrecognized stock-based compensation cost related to unvested stock options was $7,179. This amount will be recognized over a weighted-average period of approximately 1.21 years.

12.    Commitments and contingencies:

a.      Lease obligations

The Company enters into operating leases for its office space tenancies. As of September 30, 2025, the future minimum lease payments under non-cancellable operating leases over the remaining lease term and the present value of the lease obligations are approximately $9,264 and $8,397, respectively.

b.      Litigation

From time to time, the Company may become a party to various legal proceedings in the ordinary course of business, relating to claims arising from the ordinary course of business. Management believes that there are currently no claims or actions pending against the Company, the ultimate disposition of which could have a material adverse effect on the Company’s results of operations, financial condition, or cash flows, including third party infringement claims, labor and employment claims and threatened claims, tax and other matters.

In the normal course of business, the Company may agree to indemnify third parties with whom it enters into contractual relationships, including customers, lessors, and parties to other transactions with the Company, with respect to certain matters. Pursuant to these arrangements, the Company indemnifies, holds harmless and agrees to reimburse the indemnified parties for certain losses suffered or incurred by the indemnified party. It is not possible to reasonably estimate the overall maximum amount of these indemnification obligations. Historically, the Company has not been required to make payments under these obligations and, therefore, no liabilities have been recorded for these obligations in the Company’s consolidated balance sheets.

As of September 30, 2025 and December 31, 2024, the Company was not subject to any material litigation or material pending litigation claims.

Xanadu Quantum Technologies Inc.
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share amounts)

13.    Net loss per share:

The following table presents the computation of basic and diluted net loss per share attributable to common shareholders for the three and nine months ended September 30, 2025 and 2024:

	Three months ended September 30,
	2025	2024
Numerator:
Net loss attributable to common shareholders, basic and diluted	$(20,298)	$(10,436)
Denominator:
Weighted average common shares outstanding	4,947,210	4,914,119
Net loss per share attributable to common shareholders, basic and diluted	$(4.10)	$(2.12)
	Nine months ended September 30,
	2025	2024
Numerator:
Net loss attributable to common shareholders, basic and diluted	$(47,643)	$(35,118)
Denominator:
Weighted average common shares outstanding	4,941,111	4,913,286
Net loss per share attributable to common shareholders, basic and diluted	$(9.64)	$(7.15)

The Company has two classes of common shares, voting common shares and non-voting common shares, each with identical participation rights to dividends and liquidation preferences, and therefore, the calculation of net loss per share as described above is identical to the calculation under the two-class method.

Since the Company was in a loss position for all periods presented, basic net loss per share is the same as diluted net loss per share for all periods as the inclusion of all potential common shares outstanding would have been anti-dilutive.

Potentially dilutive securities (upon conversion) that were not included in the diluted per share calculations because they would be anti-dilutive were as follows:

	Nine months ended September 30,
	2025	2024
Preferred shares as converted to common shares	17,718,491	17,718,491
Warrants as converted to common shares	60,081	74,080
Stock options issued and outstanding	3,896,608	3,488,546
Total	21,675,180	21,281,117

14.    Segment information:

Operating segments are defined as components of an enterprise for which separate discrete information is available for evaluation by the chief operating decision maker (“CODM”) in deciding how to allocate resources and in assessing performance.

The Company’s CODM is its Chief Executive Officer. The CODM has determined that the Company operates in a single operating and reportable segment and manages segment performance and resource allocation based upon consolidated net loss. The measure of segment assets is reported on the consolidated balance sheets as total consolidated assets. The CODM evaluates actual results compared to forecasted results for consolidated net loss, including significant expenses, when making decisions about allocating resources.

Xanadu Quantum Technologies Inc.
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share amounts)

14.    Segment information: (cont.)

Substantially all of the Company’s long-lived assets are located in Canada. Refer to note 9 for additional information about the Company’s revenue by geography.

The following table sets forth the Company’s segment information of revenue, significant expenses and net loss:

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Revenue	$987	$482	$2,742	$878
Less:
Operating expenses excluding salaries and share-based compensation:
Cost of revenue (exclusive of depreciation and amortization below)	(11)	(11)	(40)	(15)
Research and development	(7,580)	(3,130)	(16,142)	(13,401)
General and administrative	(3,086)	(573)	(5,163)	(1,782)
Sales and marketing	(97)	(103)	(328)	(275)
Salaries and share-based compensation expense	(8,844)	(6,949)	(25,771)	(20,949)
Depreciation and amortization	(1,707)	(1,276)	(4,242)	(3,633)
Interest income (expense), net	334	1,035	1,228	3,666
Other segment items(1)	(294)	89	73	393
Net loss	$(20,298)	$(10,436)	$(47,643)	$(35,118)

____________

(1)      Other segment items include other operating income, net and other income (expense), net which are reflected in the consolidated statements of operations and comprehensive loss.

15.    Subsequent events:

The Company has evaluated all events occurring through January 27, 2026, the date on which the Interim Financial Statements were issued, and during which time, nothing has occurred outside the normal course of business operations that would require disclosure except the following:

(a)     On October 20, 2025, the Company received C$4,733 in contributions under the SIF Loan.

(b)    On October 29, 2025, the Company continued from the Canada Business Corporations Act to the Business Corporations Act (Ontario).

(c)     On November 3, 2025, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Crane Harbor Acquisition Corp. (“Crane Harbor”) and Xanadu Quantum Technologies Limited (“NewCo”), as it may be amended, supplemented or otherwise modified from time to time (the “Business Combination Agreement”). At Closing (as defined in the Business Combination Agreement), NewCo will have three classes of shares, multiple voting shares (“NewCo Class A Multiple Voting Shares”), subordinate voting shares (“NewCo Class B Subordinate Voting Shares”), and preferred shares issuable in series, of which only NewCo Class A Multiple Voting Shares and NewCo Subordinate Voting Shares will be issued and outstanding. Concurrent with the execution and delivery of the Business Combination Agreement, NewCo entered into subscription agreements with certain institutional and other accredited investors pursuant to which NewCo agreed to issue and sell 27,500,000 NewCo Class B Subordinate Voting Shares at a purchase price per share of $10.00 and an aggregate purchase price of $275 million, to be consummated in connection with the Business Combination (as defined in the Business Combination Agreement).

Xanadu Quantum Technologies Inc.
Notes to the Condensed Consolidated Financial Statements
(In thousands, except for share amounts)

15.    Subsequent events: (cont.)

(d)    On December 15, 2025, the Company was selected to participate in the Canadian Quantum Champions Program (“CQCP”), a federal initiative led by Innovation, Science and Economic Development Canada (“ISED”). Under Phase 1 of the program, the Company is eligible to receive up to CAD $23 million in funding.

The amounts to be received under this program constitute a non-repayable grant intended to support the technical validation, benchmarking, and development of the Company’s fault-tolerant photonic quantum computing capabilities. Funding is merit-based and will be disbursed upon the completion of specific technical milestones and benchmarking processes overseen by the National Research Council of Canada (“NRC”).

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

CRANE HARBOR ACQUISITION CORP.,

XANADU QUANTUM TECHNOLOGIES LIMITED,

AND

XANADU QUANTUM TECHNOLOGIES INC.

DATED AS OF November 3, 2025

Annex A-i

Annex A-ii

EXHIBITS
Exhibit A	Company Arrangement Resolution
Exhibit B	Plan of Arrangement
Exhibit C	Form of Subscription Agreement
Exhibit D	Form of Investor and Registration Rights Agreement
Exhibit E	Form of Transaction Support Agreement
Exhibit F	Articles of Amendment of Newco
Exhibit G	Newco By-laws
Exhibit H	Crane Harbor Articles of Continuance
Exhibit I	Crane Harbor By-laws Proposal

SCHEDULES
Schedule A	Pre-Closing Reorganization

Annex A-iii

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of November 3, 2025, is made by and among Crane Harbor Acquisition Corp., a Cayman Islands exempted company (“Crane Harbor”), Xanadu Quantum Technologies Limited, a company incorporated under the Business Corporations Act (Ontario) (“Newco”), and Xanadu Quantum Technologies Inc., a corporation continued under the Business Corporations Act (Ontario) (the “Company”). Crane Harbor, the Company and Newco shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, Crane Harbor is a blank check company incorporated as a Cayman Islands exempted company on January 2, 2025 and incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, pursuant to the Governing Documents of Crane Harbor, Crane Harbor is required to provide an opportunity for its shareholders to have their outstanding Crane Harbor Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Crane Harbor Shareholder Approval;

WHEREAS, as of the date of this Agreement, Crane Harbor Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), owns 7,333,333 Crane Harbor Class B Shares, representing 100% of the issued and outstanding Crane Harbor Class B Shares;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, Crane Harbor, the Company and Newco are entering into the sponsor letter agreement (the “Sponsor Letter Agreement”), pursuant to which, among other things, prior to the Crane Harbor Continuance, (a) the Sponsor has agreed to waive any adjustment to the conversion ratio set forth in the Governing Documents of Crane Harbor or any other anti-dilution or similar protection with respect to the Crane Harbor Class B Shares (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise), and (b) an aggregate of 7,333,333 shares of Crane Harbor Class B Shares held by the Sponsor, together with its direct and indirect investors and other investors, will be exchanged for Subordinate Voting Shares in the Crane Harbor Exchange and pursuant to the Plan of Arrangement (the “Retained Promote Shares”), and on the fourth (4th) anniversary of the Closing Date (the “Vesting Term”) (i) 550,000 of the Retained Promote Shares shall be forfeited for no consideration if the Share Price is not at least $12.50 per Subordinate Voting Share for twenty (20) trading days within any thirty (30) consecutive trading day period during the Vesting Term, and (ii) 550,000 additional Retained Promote Shares shall be forfeited for no consideration if the Share Price is not at least $15.00 per Subordinate Voting Share for twenty (20) trading days within any thirty (30) consecutive trading day period during the Vesting Term; provided, however, that in the event of (A) a merger, amalgamation, arrangement, consolidation or other business combination involving Newco, (B) a sale of all or substantially all of the assets of Newco, or (C) any other transaction or series of related transactions as a result of which the holders of Subordinate Voting Shares immediately prior to such transaction cease to own at least a majority of the outstanding Subordinate Voting Shares of Newco or its successor entity, in any case, during the Vesting Term, then, immediately prior to the consummation of such transaction, any and all Retained Promote Shares shall become fully vested and shall no longer be subject to forfeiture under this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors (the “PIPE Investors”) are each entering into a subscription agreement, substantially in the form attached hereto as Exhibit C (the “Subscription Agreement” and collectively, the “Subscription Agreements”), with Newco, pursuant to which, among other things, the PIPE Investors have agreed, subject to the Closing occurring, to subscribe for and purchase, and Newco has agreed that in accordance with the terms of the Plan of Arrangement, Newco will issue and sell (i) to the PIPE Investors, the number of Subordinate Voting Shares provided for in the applicable Subscription Agreement in exchange for the purchase price set forth therein, and (ii) to Sponsor, its members or their respective Affiliates, the number of Subordinate Voting Shares provided for in its Subscription Agreement in exchange for a purchase price of $6,250,000.00 (the aggregate purchase price under the Subscription Agreements, the “PIPE Financing Amount”, and the equity financing under the Subscription Agreements hereinafter referred to as, the “PIPE Financing”), on the terms and subject to the conditions set forth in the Subscription Agreements;

WHEREAS, on or prior to the Crane Harbor Continuance Date, Crane Harbor shall complete the Crane Harbor Shareholder Redemption prior to the Crane Harbor Continuance;

Annex A-1

WHEREAS, on the Crane Harbor Continuance Date but prior to the Closing Date, Crane Harbor shall be continued from the Companies Act (Cayman Islands) to the Business Corporations Act (Ontario) (the “OBCA”) (the “Crane Harbor Continuance”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, prior to the Closing Date, the Company shall complete the Pre-Closing Reorganization; WHEREAS, on the Closing Date, in accordance with the terms of the Plan of Arrangement, the PIPE Financing shall be consummated;

WHEREAS, on the Closing Date and pursuant to the Plan of Arrangement, Newco will acquire all of the outstanding shares of each of Crane Harbor and the Company, and, as a result, (1) each issued and outstanding Crane Harbor Share (including Crane Harbor Shares received in consideration for the exercise of all Crane Harbor Share Rights pursuant to the Plan of Arrangement) shall be exchanged for one Subordinate Voting Share, provided that no fractional Subordinate Voting Shares shall be issued (the “Crane Harbor Exchange”), and (2) each issued and outstanding Company Preferred Share and Company Voting Common Share shall be exchanged for a Multiple Voting Share and each Company Non-Voting Common Share shall be exchanged for a Subordinate Voting Share (collectively, the “Company Exchange”, together with the Crane Harbor Exchange and the transactions contemplated in this Agreement, the Plan of Arrangement and the Ancillary Documents, collectively, the “Transactions”);

WHEREAS, at the Closing, the Sponsor and certain Company Shareholders will enter into an investor rights agreement, substantially in the form attached hereto as Exhibit D (the “Investor and Registration Rights Agreement”), pursuant to which, among other things, (a) the Sponsor will have certain rights to nominate directors to the board of directors of Newco following the Closing and (b) the Sponsor and such Company Shareholders will (i) agree not to effect any sale or distribution of any Equity Securities of Newco held by any of them during the lock-up period described therein and (ii) be granted certain registration rights with respect to their respective Equity Securities of Newco, in each case, on the terms and subject to the conditions therein;

WHEREAS, the board of directors of Crane Harbor (the “Crane Harbor Board”) has (a) determined that the Transactions are in the best interests of Crane Harbor and its shareholders, (b) approved this Agreement, the Ancillary Documents to which Crane Harbor is or will be a party and the Transactions and (c) resolved to recommend, among other things, approval of this Agreement and the transactions contemplated by this Agreement (including the Crane Harbor Continuance) by the holders of Crane Harbor Shares entitled to vote thereon;

WHEREAS, the board of directors of the Company has (a) determined that the Transactions are in the best interests of the Company and fair to the Company Shareholders, (b) approved this Agreement, the Ancillary Documents to which the Company is or will be a party and the Transactions, and (c) resolved to recommend, among other things, that the Company Shareholders vote in favor of the Company Arrangement Resolution; and

WHEREAS, concurrently with the execution of this Agreement, certain Company Shareholders (collectively, the “Supporting Company Shareholders”) will duly execute and deliver to Crane Harbor a transaction support agreement, substantially in the form attached hereto as Exhibit E (collectively, the “Transaction Support Agreements”), pursuant to which, among other things, each such Supporting Company Shareholder agrees to approve the Transactions, consents to the entering into and execution by the Company of this Agreement and agrees to, among other things, support and vote in favor of the Company Arrangement Resolution.

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional Crane Harbor SEC Reports” has the meaning set forth in Section 5.6.

“Adjournment Proposal” has the meaning set forth in Section 6.9.

Annex A-2

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing or anything to the contrary herein, (a) the Affiliates of the Sponsor shall be deemed to include Crane Harbor Non-Controlled Affiliates and their Affiliates and (b) any portfolio company or entity managed or controlled by any investment vehicle owned or managed by Crane Harbor Non-Controlled Affiliates and their Affiliates shall not be considered an Affiliate of Crane Harbor.

“Aggregate Closing PIPE Proceeds” means the aggregate cash proceeds actually received by Crane Harbor in respect of the PIPE Financing.

“Aggregate Exercise Price” means the aggregate exercise price of (a) all Company Options and (b) all Company Warrants, in each case converted to its U.S. dollar equivalent based on the C$:U.S.$ Bank of Canada daily exchange rate five (5) Business Days prior to the Closing Date, and rounding the resulting exercise price up to the nearest whole cent.

“Aggregate Transaction Proceeds” means an amount equal to (a) the sum (without duplication) of (i) the aggregate cash proceeds available for release to Crane Harbor from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the Crane Harbor Shareholder Redemptions), (ii) the unrestricted cash on the balance sheet of Crane Harbor as of the Closing, and (iii) the Aggregate Closing PIPE Proceeds, minus (b) the sum (without duplication) of (i) the Unpaid Crane Harbor Expenses and the Unpaid Crane Harbor Liabilities and (ii) the Company Expenses; provided, that, for purposes of calculating the Aggregate Transaction Proceeds, the Company Expenses shall not exceed the sum of the (A) Unpaid Crane Harbor Expenses plus (B) the Unpaid Crane Harbor Liabilities.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.8.

“Ancillary Documents” means the Plan of Arrangement, the Investor and Registration Rights Agreement, the Sponsor Letter Agreement, the Subscription Agreements, the Letter of Transmittal, the Transaction Support Agreements, and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed by the Parties in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA), as amended, (b) the Corruption of Foreign Public Officials Act (Canada), (c) the anti-corruption provisions of the Criminal Code (Canada), (d) any applicable Laws adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and (e) any other applicable anti-bribery or anti-corruption Laws of any jurisdiction related to combatting bribery and corruption.

“Anti-Money Laundering Laws” means any applicable anti-money laundering and terrorist financing Laws in all applicable jurisdictions, the rules and regulations thereunder and any applicable related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity, including without limitation, the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970 (also known as the Bank Secrecy Act), as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), Parts II.1 and XII.1 of the Criminal Code (Canada); the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), 18 U.S.C. §§ 1956-1957, and regulations and guidance thereunder.

“Arrangement” means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of Crane Harbor, Newco and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Effective Time” has the meaning set forth in the Plan of Arrangement.

“Audited Company Financial Statements” has the meaning set forth in Section 3.4(a).

Annex A-3

“BCA Proposal” has the meaning set forth in Section 6.9.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Toronto, Ontario are open for the general transaction of business.

“Canadian Prospectus” means the preliminary and final non-offering prospectus of Newco filed with the Ontario Securities Commission to become a “reporting issuer” (within the meaning of applicable Canadian Securities Laws) in the Province of Ontario.

“Canadian Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder.

“CASL” means the Personal Information Protection and Electronic Documents Act (SC 2000, c 5), An Act to promote the efficiency and adaptability of the Canadian economy by regulating certain activities that discourage reliance on electronic means of carrying out commercial activities, and to amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act (SC 2010 c 23).

“CBA” has the meaning set forth in Section 3.14(e).

“Change in Recommendation” has the meaning set forth in Section 6.9.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of assets, businesses or equity securities of another Person, and (b) that results, directly or indirectly, in the shareholders of a Person as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (in the case of each of clause (a) and (b), whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“Closing” has the meaning set forth in Section 2.7.

“Closing Date” has the meaning set forth in Section 2.7.

“Closing Filing” has the meaning set forth in Section 6.5(b).

“Closing Press Release” has the meaning set forth in Section 6.5(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) the Company or any of its controlled Affiliates or (ii) all or a material portion of the assets or business of the Company and its controlled Affiliates (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise), or (b) any equity investment in the Company or any of its controlled Affiliates pursuant to which any such Person would own or control, directly or indirectly, twenty percent (20%) or more of the voting power of the Company or any of its controlled Affiliates immediately following such transaction. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby (including the PIPE Financing) shall constitute a Company Acquisition Proposal.

“Company Allocation Schedule” has the meaning set forth in Section 2.8(a)(i).

“Company Arrangement Resolution” means a special resolution of the Company Shareholders in respect of the Arrangement substantially in the form attached to this Agreement as Exhibit A, which may be considered, at the Company’s election and in accordance with the Interim Order, at a Company Shareholders Meeting or by way of resolution in writing in accordance with the OBCA and the Company Shareholders Agreements.

“Company Articles of Incorporation” means the Articles of Incorporation of the Company, as amended (including by those certain articles of amendment dated April 20, 2022).

Annex A-4

“Company Certificates” has the meaning set forth in Section 2.9(a).

“Company Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document).

“Company Common Shares” means common shares of the Company, issuable in series, of which the first series is designated “Voting Common Shares” (the “Company Voting Common Shares”) and the second series is designated “Non-Voting Common Shares” (the “Company Non-Voting Common Shares”).

“Company D&O Persons” has the meaning set forth in Section 6.14(a).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Crane Harbor by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each outstanding Company Option, restricted share unit, share appreciation, phantom equity, and each other award to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of any Group Company of rights of any kind to receive any Equity Security of any Group Company or benefits measured in whole or in part by reference to any Equity Security of any Group Company, in each case, under any Company Equity Plan.

“Company Equity Plan” means, collectively, (a) the Stock Option Plan dated as of January 15, 2017, as amended; (b) the 2017 Equity Incentive Plan, dated as of October 30, 2017, as amended; (c) the 2018 Equity Incentive Plan dated as of April 6, 2018, as amended; and (d) each other plan that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider of any Group Company of rights of any kind to receive Equity Securities of any Group Company or benefits measured in whole or in part by reference to Equity Securities of any Group Company.

“Company Exchange” has the meaning set forth in the recitals to this Agreement.

“Company Exchange Consideration” means an aggregate number of Newco Shares equal to (i) the sum of (A) the Equity Value plus (B) the Aggregate Exercise Price divided by (ii) $10.00.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, any Group Company in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document; provided that, notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Crane Harbor Expenses or Crane Harbor Liabilities.

“Company Financial Statements” has the meaning set forth in Section 3.4(b).

“Company Fully Diluted Shares” means the sum of (without duplication) (a) the aggregate number of Company Common Shares issued and outstanding immediately prior to the Closing including the aggregate number of Company Common Shares issuable upon conversion of any issued and outstanding Company Preferred Shares based on the then applicable conversion ratio; (b) the aggregate number of Company Common Shares issuable upon exercise or settlement of all issued and outstanding Company Equity Awards (whether vested or unvested), including Company Equity Awards exercised or settled prior to or in connection with the Closing; and (c) the aggregate number of Company Common Shares issuable upon exercise of the Company Warrants.

Annex A-5

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a), and Section 3.1(b) (Organization and Qualification), Section 3.2 (Capitalization of the Group Companies), Section 3.3 (Authority), Section 3.5(b) (Consents and Requisite Governmental Approvals; No Violations), Section 3.8 (No Company Material Adverse Effect), and Section 3.17 (Brokers).

“Company Licensed Intellectual Property” means Intellectual Property Rights that is licensed to any Group Company.

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Group Companies, taken as a whole, provided, however, that none of the following, either alone or in combination, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement resulting from or related to (a) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (b) any outbreak or escalation of war or hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage, civil unrest, cyber attack, cyberterrorism, riots, prolonged demonstrations or public disorders, or changes in global, national, regional, provincial, state or local political conditions, or any escalation or worsening thereof, (c) changes in the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (d) changes or proposed changes in, or changes or proposed changes in the interpretation of, any applicable Laws, regulatory framework, IFRS or GAAP, (e) any change in the quantum computing industry generally, (f) the negotiation, execution or delivery of this Agreement, public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (provided that the exception in this clause (f) shall not apply to the representations and warranties set forth in Section 3.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.2(a) to the extent it relates to such representations and warranties), (g) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f) or (h)), (h) any hurricane, tornado, flood, earthquake, tsunami, mudslides, wild fires, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing, (i) any epidemics, pandemics, disease outbreaks or quarantines, (j) the imposition of or increase in tariffs or trade wars, (k) the taking of any action required by the terms of this Agreement or any Ancillary Document, (l) any actions taken or omitted to be taken by a Group Company at the written request or with the prior written consent of Crane Harbor, or (m) any material breach of this Agreement or any Ancillary Document by Crane Harbor; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (e) or (h) may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Group Companies, taken as a whole, relative to other participants operating in the industries or markets in which the Group Companies operate and solely to the extent of such disproportionate adverse effect.

“Company Meeting Materials” means, if applicable, the notice of the Company Shareholders Meeting and sufficient information regarding the Transaction to allow Company Shareholders to form a reasoned judgment thereon, to be sent to the Company Shareholders in connection with the approval of the Company Arrangement Resolution, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company). As it relates to the Company, the term “Non-Party Affiliates” means “Company Non-Party Affiliates.”

“Company Option” means, as of any determination time, each option to purchase Company Common Shares that is outstanding and unexercised (whether vested or unvested), whether granted under a Company Equity Plan or otherwise.

Annex A-6

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned or purported to be owned by any of the Group Companies.

“Company Per Share Consideration” means the number of Newco Shares equal to (a) the Company Exchange Consideration divided by (b) the number of Company Fully Diluted Shares.

“Company Preferred Shares” means shares of the Company designated as “Series 1 Seed Preferred Shares,” “Series 2 Seed Preferred Shares,” “Series 3 Seed Preferred Shares,” “Series A Preferred Shares,” “Series B Preferred Shares” or “Series C Preferred Shares” pursuant to the Company Articles of Incorporation.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, any Group Company.

“Company Related Party” has the meaning set forth in Section 3.19.

“Company Related Party Transactions” has the meaning set forth in Section 3.19.

“Company Required Approval” means approval of the Company Arrangement Resolution by the affirmative vote of the holders of not less than two-thirds of the Company Shares, voting together as a single class.

“Company Shareholders” means, collectively, the holders of Company Shares as of any determination time prior to the Closing.

“Company Shareholders Agreements” means (a) the Fourth Amended and Restated Investors’ Rights Agreement, by and among the Company, the Founder (as defined therein) and the Investors (as defined therein), dated as of April 20, 2022, (b) the Fourth Amended and Restated First Refusal and Co-Sale Agreement, by and among the Company and the Shareholders (as defined therein), dated as of April 20, 2022 and (c) the Fourth Amended and Restated Voting Agreement, by and among the Company and Shareholders (as defined therein), dated as of April 20, 2022.

“Company Shareholders Meeting” means, if applicable, the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that may be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Company Arrangement Resolution.

“Company Shares” means, collectively, the Company Preferred Shares and the Company Common Shares.

“Company Warrants” means, collectively the SFTrust Warrants and the RBC Warrant.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of July 25, 2025, by and between the Company and Crane Harbor.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Contract” or “Contracts” means any agreement, contract, license, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“Crane Harbor” has the meaning set forth in the introductory paragraph to this Agreement.

“Crane Harbor Acquisition Proposal” means (a) any transaction or series of related transactions under which Crane Harbor or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s), or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, purchase of assets, tender offer or otherwise) or (b) any equity, debt or similar investment in Crane Harbor or any of its controlled Affiliates. Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby (including the PIPE Financing) shall constitute a Crane Harbor Acquisition Proposal.

Annex A-7

“Crane Harbor By-laws Proposal” has the meaning set forth in Section 6.9.

“Crane Harbor Board” has the meaning set forth in the recitals to this Agreement.

“Crane Harbor Board Recommendation” has the meaning set forth in Section 6.9.

“Crane Harbor Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Crane Harbor Related Party Transaction (in the case of each of clause (a) and (b), regardless of whether paid or payable prior to, at or after the Closing or in connection with or otherwise related to this Agreement or any Ancillary Document).

“Crane Harbor Class A Shares” means Crane Harbor’s Class A ordinary shares, $0.0001 par value.

“Crane Harbor Class B Shares” means Crane Harbor’s Class B ordinary shares, $0.0001 par value.

“Crane Harbor Continuance” has the meaning set forth in the recitals to this Agreement.

“Crane Harbor Continuance Date” means the date on which the Crane Harbor Continuance occurs.

“Crane Harbor Continuance Proposal” has the meaning set forth in Section 6.9.

“Crane Harbor D&O Persons” has the meaning set forth in Section 6.13(a).

“Crane Harbor Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Crane Harbor on the date of this Agreement.

“Crane Harbor Exchange” has the meaning set forth in the recitals to this Agreement.

“Crane Harbor Exchange Consideration” means an aggregate number of Subordinate Voting Shares equal to the sum of (i) the number of Crane Harbor Shares outstanding and (ii) the number of Crane Harbor Shares issuable upon the exercise of the Crane Harbor Share Rights outstanding.

“Crane Harbor Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, Crane Harbor in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including the PIPE Financing), including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of Crane Harbor and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to Crane Harbor pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Crane Harbor Expenses shall not include any Company Expenses.

“Crane Harbor Financial Statements” means all of the financial statements of Crane Harbor included in the Crane Harbor SEC Reports.

“Crane Harbor Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Capitalization), Section 5.3 (Authority), Section 5.8 (Trust Account), Section 5.11 (No Crane Harbor Material Adverse Effect) and Section 5.20 (Brokers).

“Crane Harbor Group Company” and “Crane Harbor Group Companies” mean, collectively, Crane Harbor and its Subsidiaries.

“Crane Harbor Information” has the meaning set forth in Section 2.4(d).

“Crane Harbor Liabilities” means, as of any determination time, the aggregate amount of Liabilities of Crane Harbor that would be accrued on a balance sheet in accordance with GAAP, whether or not such Liabilities are due and payable as of such time. Notwithstanding the foregoing or anything to the contrary herein, Crane Harbor Liabilities shall not include any Crane Harbor Expenses.

Annex A-8

“Crane Harbor Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of Crane Harbor; provided, however, that none of the following, either alone or in combination, shall constitute or be taken into account in determining whether a Crane Harbor Material Adverse Effect has occurred or is reasonably expected to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement resulting from or related to (a) general business or economic conditions in or affecting the United States or Canada, or changes therein, or the global economy generally, (b) any outbreak or escalation of war or hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage, civil unrest, cyberterrorism, riots, prolonged demonstrations or public disorders, or changes in global, national, regional, provincial, state or local political conditions, or any escalation or worsening thereof, (c) changes in the financial, banking, capital or securities markets generally in the United States, Canada or any other country or region in the world, or changes therein, including changes in interest rates in the United States, Canada or any other country and changes in exchange rates for the currencies of any countries, (d) changes, or proposed changes in or changes or proposed changes in interpretation of any applicable Laws, regulatory framework, IFRS or GAAP, (e) any change, event, effect or occurrence that is generally applicable to the industries or markets in which Crane Harbor operates, (f) the negotiation, execution or delivery of this Agreement, public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement (provided that the exception in this clause (f) shall not apply to the representations and warranties set forth in Section 5.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.3(a) to the extent it relates to such representations and warranties), (g) any failure by Crane Harbor to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (a) through (f) or (h)), (h) any hurricane, tornado, flood, earthquake, tsunami, mudslides, wild fires, acts of God or other natural disasters or comparable events in the United States, Canada or any other country or region in the world, or any escalation of the foregoing, (i) any epidemics, pandemics, disease outbreaks or quarantines, (j) the imposition of or increase in tariffs or trade wars, (k) the taking of any action required by the terms of this Agreement or any Ancillary Document, (l) any actions taken or omitted to be taken by Crane Harbor at the written request or with the prior written consent of the Company, (m) any material breach of this Agreement or any Ancillary Document by the Company, or (n) any matter set forth on Section 1.1 of the Crane Harbor Disclosure Schedules; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (e) or (h) may be taken into account in determining whether a Crane Harbor Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on Crane Harbor relative to other “Crane Harbors” operating in the industries in which Crane Harbor operates.

“Crane Harbor New Class A Shares” means Crane Harbor’s Class A Common Shares after giving effect to the Crane Harbor Continuance.

“Crane Harbor New Class B Shares” means Crane Harbor’s Class B Common Shares after giving effect to the Crane Harbor Continuance.

“Crane Harbor Non-Controlled Affiliates” has the meaning set forth in Section 6.7(b).

“Crane Harbor Non-Party Affiliates” means, collectively, each Crane Harbor Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any Crane Harbor Related Party (other than, for the avoidance of doubt, Crane Harbor). As it relates to Crane Harbor, the term “Non-Party Affiliates” means “Crane Harbor Non-Party Affiliates.”

“Crane Harbor Related Party” has the meaning set forth in Section 5.21.

“Crane Harbor Related Party Transactions” has the meaning set forth in Section 5.21.

“Crane Harbor SEC Reports” has the meaning set forth in Section 5.6.

“Crane Harbor Share Rights” means the right to receive one tenth (1/10) of one Crane Harbor Class A Share, subject to adjustment, upon the terms and conditions in the Share Rights Agreement.

Annex A-9

“Crane Harbor Share Rightsholders” means, collectively, the holders of Crane Harbor Share Rights as of any determination time prior to the Closing.

“Crane Harbor Shareholders” means, collectively, the holders of Crane Harbor Shares as of any determination time prior to the Closing.

“Crane Harbor Shareholder Approval” means (i) with respect to the BCA Proposal, Crane Harbor By-laws Proposal and the Adjournment Proposal, the affirmative vote of the holders of at least a majority of the Crane Harbor Shares present in person or represented by proxy and entitled to vote at the Crane Harbor Shareholders Meeting, in each case, in accordance with the Governing Documents of Crane Harbor and applicable Law and (ii) with respect to the Crane Harbor Continuance Proposal and the Plan of Arrangement Proposal, the affirmative vote of the holders of at least two-thirds of the Crane Harbor Shares present in person or represented by proxy and entitled to vote at the Crane Harbor Shareholders Meeting, in each case, in accordance with the Governing Documents of Crane Harbor and applicable Law.

“Crane Harbor Shareholder Redemption” means the redemption by Crane Harbor of all or a portion of the Crane Harbor Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise), as set forth in Governing Documents of Crane Harbor.

“Crane Harbor Shareholders Meeting” has the meaning set forth in Section 6.9.

“Crane Harbor Shares” means (a) prior to the consummation of the Crane Harbor Continuance, collectively, the Crane Harbor Class A Shares and the Crane Harbor Class B Shares, and (b) from and after the consummation of the Crane Harbor Continuance, collectively, the Crane Harbor New Class A Shares and Crane Harbor New Class B Shares. Any reference to the Crane Harbor Shares in this Agreement or any Ancillary Document shall be deemed to refer to clause (a) and/or clause (b) of this definition as the context so requires.

“Crane Harbor Tax Counsel” has the meaning set forth in Section 6.6(b).

“Disclosed Personal Data” means Personal Data subject to Canadian Privacy Laws that either Party receives or discloses to the other Party in connection with this Agreement.

“Disclosing Party” has the meaning set forth on Section 6.3(c).

“Disclosure Requirements” has the meaning set forth in Section 6.3(c).

“Dissent Rights” has the meaning set forth in the Plan of Arrangement.

“DPA” has the meaning set forth in Section 3.23.

“Employee Benefit Plan” means any employee benefit plan, program, agreement or arrangement, including any bonus, profit sharing, stock option, stock purchase, restricted stock, phantom stock, shadow equity, other equity-based compensation arrangement, performance award, incentive, deferred compensation, pension plan or scheme or insurance, life, accident, critical illness, retiree medical or life insurance, death or disability benefit, health or welfare (including hospitalization, prescription drug and dental), employee assistance, retirement, retirement savings, supplemental retirement, severance, redundancy, retention, change in control, employee loan, educational assistance, sick pay, expatriate benefit, vacation plans or arrangements and any other employee benefit plans, programs or arrangements, whether written or unwritten, registered or non-registered, funded or unfunded, insured or uninsured, provided that an Employee Benefit Plan shall not include any statutory plans maintained by a Governmental Entity.

“Environmental Laws” means all Laws and Orders concerning pollution, the storage, use, treatment, transportation, handling, importation, exportation, sale, distribution, labeling, recycling, processing or testing of Hazardous Substance, the protection of the environment, or the protection of human health or safety (to the extent relating to exposure to Hazardous Substances).

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $3,000,000,000.

Annex A-10

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer and import controls, including but not limited to (1) the Export and Import Permits Act (Canada), the regulations thereunder, and the customs and import Laws administered by the Canada Border Services Agency, and (2) the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Agent” has the meaning set forth in Section 2.9(a).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

“Final Order” means the final order of the Court pursuant to Section 182 of the OBCA, approving the Arrangement, as such order may be amended by the Court with the consent of Crane Harbor, Newco and the Company, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is reasonably acceptable to each of Crane Harbor, Newco and the Company.

“Final Order Submission” has the meaning set forth in Section 2.5.

“Foreign Antitrust Laws” has the meaning set forth in Section 3.5(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Generative AI Tools” has the meaning set forth in Section 3.13(j).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. or Canadian corporation are its certificate or articles of incorporation and all amendments thereto and, as the case may be, its articles of amendments, articles of amalgamations and all amendments thereto and its by-laws, the “Governing Documents” of a U.S. or Canadian limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association.

“Governmental Entity” means any United States, Canadian or other (a) federal, state, provincial, territorial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private), self-regulatory organization or stock exchange.

“Group Company” and “Group Companies” mean, collectively, the Company and its Subsidiaries.

“Group Company Privacy Requirements” has the meaning set forth in Section 3.21(a).

“GST/HST” means all goods and services Tax and harmonized sales Tax imposed under Part IX of the Excise Tax Act (Canada) and any other similar value added or sales Tax imposed under the Law of any jurisdiction.

“Hazardous Substance” means any material, substance, waste or other pollutant or contaminant that is regulated by, or for which standards of conduct may be imposed or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, noise, odor, mold, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroalkyl substances, or radon.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means the International Financial Reporting Standards, as adopted by the International Accounting Standards Board, as in effect from time to time.

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“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under IFRS or GAAP as applicable, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Initial Board” has the meaning set forth in Section 6.16(a).

“Intellectual Property Rights” means all intellectual property rights of every kind and nature existing from time to time, however denominated, throughout the world, under common law or equity, whether registered or not, including: (a) patents and patent applications, industrial designs and design patent rights, integrated circuit topographies, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions, or registrations of any of the foregoing, the right to file applications, and any other right or protection under any patent law or other invention or discovery law or other similar laws (collectively, “Patents”); (b) rights in trademarks, service marks, certification marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, all applications, registrations, extensions and renewals of any of the foregoing, the right to file applications, and any other right or protection under any trademark law, passing off, unfair competition law or other similar laws (collectively, “Marks”); (c) copyrights, moral rights, sui generis rights in technical databases, technical data, design rights, and mask work rights, whether or not published and whether or not copyrightable, the right to file applications, and all registrations, applications renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); and (d) rights in confidential information, know-how, and Trade Secrets.

“Intended Tax Treatment” has the meaning set forth in Section 6.6(a)(i).

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of this Agreement and made pursuant to Section 182 of the OBCA, as the same may be amended by the Court with the consent of Crane Harbor, Newco and the Company, such consent not to be unreasonably withheld, conditioned or delayed, provided that any such amendment is reasonably acceptable to each of the Company, Newco and Crane Harbor.

“Investment Canada Act” means the Investment Canada Act (Canada), as amended, and the regulations made thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor and Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“IPO” has the meaning set forth in Section 10.19.

“IT Systems” means all computer systems, Software and hardware, communication systems, servers and network equipment and databases (including those that are used to Process data), in each case of the foregoing to the extent comprising any information technology Software, hardware or system, and including any outsourced systems, in each case, to the extent owned, licensed or leased by Crane Harbor or a Group Company, as applicable.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, provincial, territorial, local, foreign, national or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, Order, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.18(b).

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“Letter of Transmittal” means the letter of transmittal in the form or forms mutually agreed to by each of Crane Harbor, the Exchange Agent and the Company (in any case, such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge, or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Mandatory Disclosure” has the meaning set forth in Section 6.3(c).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Contracts” has the meaning set forth in Section 3.7(a).

“Material Customers” has the meaning set forth in Section 3.20.

“Material Permits” has the meaning set forth in Section 3.6.

“Material Vendors” has the meaning set forth in Section 3.20.

“Minimum Cash Condition” has the meaning set forth in Section 7.3(d).

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

“Multiple Voting Shares” means the multiple voting shares in the capital of Newco.

“Nasdaq” means the Nasdaq Global Market.

“Newco” has the meaning set forth in the recitals to this Agreement.

“Newco Equity Incentive Plan” has the meaning set forth in Section 6.18.

“Newco Shares” means, collectively, the Multiple Voting Shares and the Subordinate Voting Shares.

“OBCA” has the meaning set forth in the recitals to this Agreement.

“Order” means any writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity having jurisdiction over such matter.

“Owned Software” has the meaning set forth in Section 3.13(i).

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits, consents, orders or certificates of a Governmental Entity.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP or IFRS, as applicable, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP or IFRS, as applicable, (c) encumbrances and restrictions on

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real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) the non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business, and (g) Liens listed and described on Section 1.1 of the Company Disclosure Schedules.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data in any Group Company’s or Crane Harbor’s, as applicable, possession, custody or control, that constitutes “personal information”, “personally identifiable information” or “personal data” or is within the meaning of any similarly defined term under applicable Laws.

“PIPE Financing” has the meaning set forth in the recitals to this Agreement.

“PIPE Financing Amount” has the meaning set forth in the recitals to this Agreement.

“PIPE Investors” has the meaning set forth in the recitals to this Agreement.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached hereto as Exhibit B, subject to any amendments or variations to such plan made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company, Newco and Crane Harbor, each acting reasonably.

“Pre-Closing Crane Harbor Holders” means the holders of Crane Harbor Shares at any time prior to the Crane Harbor Continuance.

“Pre-Closing Reorganization” means the transactions to be undertaken and completed by the Company and certain Company Shareholders prior to Closing as set out in Schedule A, as amended from time to time prior to Closing.

“Privacy Laws” means any applicable Laws governing the processing of Personal Data, including but not limited to, in each case to the extent applicable to the relevant Personal Data, CASL, CAN-SPAM Act, California Consumer Privacy Act, federal, provincial or state data security Laws, and federal, provincial or state data breach notification Laws.

“Proceeding” means any lawsuit, litigation, action, audit, examination, claim, cause of action, complaint, charge, proceeding, investigation, inquiry, administrative enforcement proceeding, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” (or “Processing” or “Processes” or “Processed”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure, performance of operations or set of operations on data or on sets of data, or other activity regarding data (whether electronically or in any other form or medium).

“Prospectus” has the meaning set forth in Section 10.19.

“Proxy Statement” means the proxy statement of Crane Harbor relating to the transactions contemplated by this Agreement and the Ancillary Documents.

“Public Shareholders” has the meaning set forth in Section 10.19.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which any Group Company leases or sub-leases any real property.
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“RBC Warrant” means the warrants to purchase Company Non-Voting Common Shares evidenced by the warrant certificate issued by the Company in favor of Royal Bank of Canada, dated as of May 23, 2023.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Statement” means a registration statement on Form F-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing the Proxy Statement.

“Representatives” means, with respect to any Person, such Person’s Subsidiaries and its and such Subsidiaries’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Rollover Equity Awards” means an equity award with respect to Newco Shares that is outstanding on the day following the Closing Date and that is received in exchange for a Company Equity Award upon disposition and cancellation of such Company Equity Award in accordance with the Plan of Arrangement.

“Rollover Warrants” means a warrant with respect to Newco Shares that is outstanding on the day following the Closing Date and that is received in exchange for a Company Warrant upon disposition and cancellation of such Company Warrant in accordance with the Plan of Arrangement.

“Sanctions Laws” means all applicable economic or financial sanctions Laws, including those administered by (a) the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, any other agency of the U.S. government, (b) the government of Canada, or (c) applicable anti-boycott measures.

“Sanctioned Person” means any person, organization or vessel (a) designated on any sanctions-related list of designated persons, including, to the extent applicable, the OFAC list of Specially Designated Nationals and Blocked Persons, the OFAC Foreign Sanctions Evaders List, the OFAC Sectoral Sanctions Identifications List, the Bureau of Industry and Security (“BIS”) Entity List, the BIS Military End-User List, and/or listed by Canada under the regulations to the Special Economic Measures Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act, the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada), the United Nations Act (Canada), the Regulations Establishing a List of Entities under the Criminal Code (Canada), or any other similar Canadian law, or on any additional list of targeted persons issued under the applicable Sanctions Laws of the U.S., Canada, or any other country, (b) that is, or is part of, a government of a Sanctioned Territory, (c) 50% or more owned or otherwise controlled by, or acting on behalf of, any of the foregoing, (d) with whom it is otherwise prohibited to transact under any Sanctions Laws.

“Sanctioned Territory” means any country or territory subject to a comprehensive embargo under applicable Sanctions Laws including Cuba, Iran, North Korea, Syria (prior to July 1, 2025), and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the Crane Harbor Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws, including the applicable securities laws in each of the provinces of Canada (excluding Quebec), and the respective regulations and rules under such laws together with applicable published rules, policy statements, blanket rulings and orders, instruments, rulings and notices of the regulatory authorities in such provinces.

“Security Incident” means any breach of security leading to the unauthorized access to or misuse, disclosure, modification, or destruction of any Personal Data.

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“SFTrust Warrants” means, collectively, (i) the warrants to purchase Company Voting Common Shares evidenced by the warrant certificate issued by the Company in favor of SFTrust Holdings, LLC dated as of January 15, 2018, (ii) the warrants to purchase Company Voting Common Shares evidenced by the warrant certificate issued by the Company in favor of SFTrust Holdings, LLC dated as of July 8, 2019, and (iii) the warrants to purchase Company Voting Common Shares evidenced by the warrant certificate issued by the Company in favor of SFTrust Holdings, LLC dated as of October 21, 2021.

“Share Price” means, for any applicable trading day, the closing price of the Subordinate Voting Shares on the Nasdaq.

“Share Rights Agreement” means the Share Rights Agreement, by and between Crane Harbor and Trustee, dated as of April 24, 2025.

“Signing Filing” has the meaning set forth in Section 6.5(b).

“Signing Press Release” has the meaning set forth in Section 6.5(b).

“Software” shall mean any and all computer programs and software, including any and all software implementations of algorithms, models and methodologies, whether in (and including all) source code or object code.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Letter Agreement” has the meaning set forth in the recitals to this Agreement.

“Subordinate Voting Share” means the subordinate voting shares in the capital of Newco.

“Subscription Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the limited liability company, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Shareholders” has the meaning set forth in the recitals to this Agreement.

“Tax” means (a) any U.S., Canadian or other non-U.S. federal, state, local, provincial or territorial income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, GST/HST, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes, duties, fees, charges, imposts, or assessments of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, instalments of tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not, and (b) any Liability for any amounts of the type described in clause (a) of another Person by operation of Law (including under Treasury Regulations Section 1.1502-6 or analogous U.S. state or local or non-U.S. Law), as a transferee or successor, or as a result of any Tax sharing, indemnification or similar agreement.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Contest” means any audit, hearing, proposed adjustment, arbitration, deficiency, assessment, reassessment, suit, dispute, claim, or other Proceeding commenced, filed or otherwise initiated or convened to investigate or resolve the existence and extent of a Liability for Taxes.

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“Tax Return” means returns, information returns, elections, notices, designations, statements, declarations, claims for refund, and reports relating to Taxes filed or required to be filed with any Governmental Entity, including any schedules and attachments thereto and any amendments thereof.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Trade Secrets” means confidential business, technical and proprietary information that: (a) derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts to maintain its secrecy.

“Transaction Proposals” has the meaning set forth in Section 6.9.

“Transaction Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Treasury Regulations” means the U.S. Treasury Department regulations promulgated under the Code, as amended from time to time (including any successor regulations).

“Trust Account” has the meaning set forth in Section 10.19.

“Trust Account Released Claims” has the meaning set forth in Section 10.19.

“Trust Agreement” has the meaning set forth in Section 5.8.

“Trustee” has the meaning set forth in Section 5.8.

“TSX” means the Toronto Stock Exchange.

“Unaudited Company Financial Statements” has the meaning set forth in Section 3.4(b).

“Unpaid Crane Harbor Expenses” means the Crane Harbor Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Crane Harbor Liabilities” means the Crane Harbor Liabilities as of immediately prior to the Closing.

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Vesting Term” has the meaning set forth in the recitals to this Agreement.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as similar applicable foreign, state or local Laws.

“Weedbrook Share” has the meaning set forth in Section 4.2(a).

ARTICLE 2

THE ARRANGEMENT; THE TRANSACTIONS; CLOSING

Section 2.1 The Arrangement. On the terms and subject to the conditions hereof, the Company, Newco and Crane Harbor shall proceed to effect the Arrangement under Section 182 of the OBCA beginning at the Arrangement Effective Time, on the terms contained in the Plan of Arrangement.

Section 2.2 The Interim Order.

(a) No later than three (3) Business Days after the filing with the SEC of the Registration Statement, the Company, Newco and Crane Harbor shall apply in a manner reasonably acceptable to the Parties pursuant to Section 182 of the OBCA and will cooperate to prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things:

(i) that the Transaction Support Agreements have been duly executed by each of the Supporting Company Shareholders;

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(ii) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Shareholders Meeting or from whom approval in writing of the Company Arrangement Resolution shall be sought, as applicable;

(iii) that the required level of approval for the Company Arrangement Resolution shall be the Company Required Approval;

(iv) that, in all other respects, the terms, restrictions and conditions of the Governing Documents of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Shareholders Meeting, if applicable;

(v) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(vi) that, if applicable. the Company Shareholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement or as otherwise agreed by the Parties without the need for additional approval of the Court;

(vii) that the record date for the Company Shareholders entitled to notice of and to vote at the Company Shareholders Meeting or in writing will not change in respect of any adjournment(s) or postponement(s) of the Company Shareholders Meeting, as applicable;

(viii) that proxies in respect of the Company Required Approval may be delivered to the Company up to the deadline specified in the Company Meeting Materials, as may be waived in the Company’s discretion;

(ix) for the grant of Dissent Rights as contemplated in the Plan of Arrangement and the affirmation of the waiver of such Dissent Rights by the Company Shareholders in accordance with the Company Shareholders Agreements;

(x) for the class of Persons to whom notice is to be provided in respect of the Crane Harbor Shareholders Meeting and for the manner in which such notice is to be provided;

(xi) that the required level of approval for the Plan of Arrangement Proposal shall be the Crane Harbor Shareholder Approval;

(xii) that, in all other respects, the terms, restrictions and conditions of the Governing Documents of Crane Harbor, including quorum requirements and all other matters, shall apply in respect of the Crane Harbor Shareholders Meeting;

(xiii) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(xiv) that the Crane Harbor Shareholders Meeting may be adjourned or postponed from time to time by Crane Harbor in accordance with the terms of this Agreement or as otherwise agreed by the Parties without the need for additional approval of the Court;

(xv) that the record date for the Crane Harbor Shareholders entitled to notice of and to vote at the Crane Harbor Shareholders Meeting will not change in respect of any adjournment(s) or postponement(s) of the Crane Harbor Shareholders Meeting;

(xvi) that proxies in respect of the Crane Harbor Shareholder Approval may be delivered to the Company up to the deadline specified in the information circular delivered by Crane Harbor to the Crane Harbor Shareholders, as may be waived in Crane Harbor’s discretion; and

(xvii) for such other matters as the Parties may agree are reasonably necessary to complete the Transactions.

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Section 2.3 Company Approval of the Company Arrangement Resolution.

(a) Subject to the terms of this Agreement, the Interim Order and the provision of the Crane Harbor Information, the Company shall, at its election, either request in writing or convene and conduct the Company Shareholders Meeting, in each instance, in accordance with the Governing Documents of the Company, applicable Laws and the Interim Order as soon as reasonably practicable (but acknowledging that the Company may apply to the Court for an Interim Order as late as three (3) Business Days after the filing with the SEC of the Registration Statement), and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Shareholders Meeting, as applicable, without the prior written consent of Crane Harbor (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes. The Company shall consult with Crane Harbor in fixing the record date for the Company Shareholders Meeting and the date of the Company Shareholders Meeting, give notice to Crane Harbor of the Company Shareholders Meeting and allow Crane Harbor’s Representatives and legal counsel to attend the Company Shareholders Meeting, in each instance, as applicable. The Company shall use its reasonable best efforts to obtain the Company Required Approval in respect of the Company Arrangement Resolution, including instructing the management proxyholders named in the Company Meeting Materials to vote any discretionary or blank proxy submitted by shareholders in favor of such action, as applicable, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval in respect of the Company Arrangement Resolution. If determined appropriate by the Company, the Company shall solicit and diligently pursue from Company Shareholders consents in writing for the Company Arrangement Resolution and after reasonable effort has been made to obtain such consents, exercise any available rights under the Company Shareholders Agreements necessary to confirm approval in writing of the Company Arrangement Resolution.

(b) The Company shall provide Crane Harbor with (i) updates with respect to the aggregate tally of the proxies or consents received by the Company in respect of the Company Arrangement Resolution, (ii) updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Arrangement, (iii) the right to demand postponement or adjournment of the Company Shareholders Meeting, as applicable, if, based on the tally of proxies, the Company will not receive the Company Required Approval in respect of the Company Arrangement Resolution; provided, that the Company Shareholders Meeting, so postponed or adjourned, shall not be later than (A) five (5) Business Days prior to the Termination Date or (B) ten (10) days from the date of the first Company Shareholders Meeting, and (iv) the right to review and comment on all communications sent to Company Shareholders in connection with the Arrangement (provided that if Crane Harbor decides to exercise such right, it must be exercised in an expeditious manner).

Section 2.4 The Company Meeting Materials.

(a) The Company shall promptly prepare and complete, in good faith consultation with Crane Harbor, the Company Meeting Materials together with any other documents required by applicable Law in connection with the Company Shareholders Meeting, if applicable, and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Meeting Materials and such other documents to be sent to each Company Shareholder and other person as required by the Interim Order and applicable Law.

(b) The Company shall ensure that the Company Meeting Materials (i) comply with the Governing Documents of the Company, the Interim Order and applicable Law, (ii) do not contain any Misrepresentation, except with respect to Crane Harbor Information included in the Company Meeting Materials, which Crane Harbor will ensure does not contain a Misrepresentation, (iii) provide the Company Shareholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Shareholders Meeting or approved in writing, and (iv) state any material interest of each director and officer, whether as director, officer, securityholder or creditor of the Company, as and to the extent required by applicable Law.

(c) The Company shall, subject to the terms of this Agreement, ensure that the Company Meeting Materials include a statement that the board of directors of the Company has unanimously (i) determined that the Plan of Arrangement and the Transactions are in the best interests of the Company and fair to the Company Shareholders and (ii) recommended that the Company Shareholders vote in favor of the Company Arrangement Resolution.

(d) Crane Harbor shall assist the Company in the preparation of the Company Meeting Materials, including obtaining and furnishing to the Company any information with respect to Crane Harbor required to be included under applicable Laws in the Company Meeting Materials (the “Crane Harbor Information”), and ensuring

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that the Crane Harbor Information does not contain any Misrepresentation. The Company shall give Crane Harbor and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Meeting Materials and other related documents, and shall accept the reasonable comments made by Crane Harbor and its counsel, and agrees that all information relating to Crane Harbor included in the Company Meeting Materials must be in a form and content reasonably satisfactory to Crane Harbor.

(e) Each Party shall promptly notify the other Parties if it becomes aware that the Company Meeting Materials contain a Misrepresentation, or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders as required by the Court or applicable Law.

Section 2.5 The Final Order. The Company, Newco and Crane Harbor shall take all steps necessary or desirable to submit the Arrangement to the Court (the “Final Order Submission”) and diligently pursue an application for the Final Order pursuant to Section 182 of the OBCA, as soon as reasonably practicable, but in any event not later than the later of (a) three (3) Business Days after the date on which the Company Arrangement Resolution is passed either at the Company Shareholders Meeting or in writing, as provided for in the Interim Order and (b) three (3) Business Days after the receipt of the Crane Harbor Shareholder Approval.

Section 2.6 Court Proceedings.

(a) In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company, Newco and Crane Harbor shall: (i) diligently pursue the Interim Order and the Final Order; (ii) provide such Party’s legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and accept the reasonable comments of Crane Harbor, the Company and Newco and its applicable legal counsel; (iii) provide each other Party copies of any notice of appearance, evidence or other documents served on it or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order; (iv) ensure that all material filed with the Court in connection with the Arrangement is consistent with this Agreement and the Plan of Arrangement; (v) not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with such other Party’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that no Party shall be required to agree or consent to any increase or variation in the form of the exchange consideration under the Transactions or other modification or amendment to such filed or served materials that expands or increases its obligations, or diminishes or limits such Party’s rights, set forth in any such filed or served materials or under this Agreement or the Arrangement; (vi) subject to this Agreement, oppose any proposal from any person that the Final Order contain any provision inconsistent with the Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Closing, a Party is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation and cooperation with, each other Party; and (vii) not object to legal counsel to Crane Harbor, the Company or Newco making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that such Party advises the other of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(b) Subject to the terms of this Agreement, each Party will cooperate with, and assist the other Parties, in seeking the Interim Order and the Final Order, including by providing, on a timely basis, any information reasonably required or requested to be supplied by a Party in connection therewith.

Section 2.7 Closing Transactions. The Company Exchange and Crane Harbor Exchange shall occur upon the terms and subject to the conditions set forth in the Plan of Arrangement. The closing of Transactions, including the Company Exchange and Crane Harbor Exchange in accordance with the Plan of Arrangement, (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 10.12 as promptly as reasonably practicable, but in no event shall the Closing occur on a date which is later than the third (3rd) Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the date on which the Closing occurs, the “Closing Date”) or at such other place, date and/or time as Crane Harbor and the Company may agree in writing.

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Section 2.8 Allocation Schedule.

(a) No later than five (5) Business Days prior to the Closing Date:

(i) the Company shall deliver to Crane Harbor (and Crane Harbor shall thereafter deliver to the Exchange Agent) an allocation schedule (the “Company Allocation Schedule”) setting forth (A) the number of Company Shares held by each Company Shareholder and the number of Company Shares subject to each (x) Company Equity Award and (y) Company Warrant held by each holder thereof and, in the case of each Company Option or Company Warrant, the exercise price thereof, (B) (x) the number of Multiple Voting Shares and Subordinate Voting Shares, as applicable, that will be subject to each Rollover Equity Award or Rollover Warrant, which shall be determined by multiplying the number of Company Shares subject to the corresponding Rollover Equity Award or Rollover Warrant, as applicable, immediately prior to the Closing by the Company Per Share Consideration and rounding the resulting number down to the nearest whole number of Newco Shares and (y) in the case a Rollover Equity Award issued in exchange for a Company Option or a Company Warrant, the exercise price of such Rollover Equity Award or Rollover Warrant, which shall be determined by dividing the exercise price per Company Share subject to the corresponding Company Equity Award or Company Warrant, as applicable, immediately prior to the Closing by the Company Per Share Consideration, (C) the portion of the exchange consideration allocated to each Company Shareholder, determined in the manner determined under the Plan of Arrangement, and (D) a certification, duly executed by an authorized officer of the Company, that the information delivered pursuant to clauses (A), (B) and (C) is, and will be as of immediately prior to the Closing, true and correct in all respects and in accordance with the last sentence of this Section 2.8(a)(i). The Company will review any comments to the Allocation Schedule provided by Crane Harbor or any of its Representatives and consider and incorporate in good faith any reasonable comments proposed by Crane Harbor or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (x) the aggregate number of Newco Shares that each Company Shareholder will have a right to receive pursuant to the Plan of Arrangement will be rounded down to the nearest whole share, (y) in no event shall the aggregate number of Newco Shares set forth on the Allocation Schedule that are allocated in respect of Company Shares, Company Equity Awards and Company Warrants exceed the Company Exchange Consideration and (z) the Allocation Schedule (and the calculations or determinations therein) shall be prepared in accordance with any applicable Law, the Governing Documents of the Company, the Company Shareholders Agreements, the Company Equity Plan, the Company Warrants and any other Contract to which the Company is a party or bound to the extent applicable thereto; and

(ii) Crane Harbor shall deliver to the Company (and the Company shall thereafter deliver to the Exchange Agent) an allocation schedule (the “Crane Harbor Allocation Schedule”) setting forth (A) the number of Crane Harbor Shares held by each Crane Harbor Shareholder and the number of outstanding Crane Harbor Share Rights held by each holder thereof, (B) the portion of the Crane Harbor Exchange Consideration allocated to each Crane Harbor Shareholder and each Crane Harbor Share Rightsholder, determined in the manner determined under the Plan of Arrangement, and (C) a certification, duly executed by an authorized officer of Crane Harbor, that the information delivered pursuant to clauses (A) and (B) is, and will be as of immediately prior to the Closing, true and correct in all respects and in accordance with the last sentence of this Section 2.8(a)(ii). The Company will review any comments to the Allocation Schedule provided by Crane Harbor or any of its Representatives and consider and incorporate in good faith any reasonable comments proposed by Crane Harbor or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (x) the aggregate number of Subordinate Voting Shares that each Crane Harbor Shareholder and each Crane Harbor Share Rightsholder will have a right to receive pursuant to the Plan of Arrangement will be rounded down to the nearest whole share, and (y) the Crane Harbor Allocation Schedule (and the calculations or determinations therein) shall be prepared in accordance with any applicable Law, the Governing Documents of the Company, the Company Shareholders Agreements, the Share Rights Agreement, the Company Equity Plan, the Company Warrants and any other Contract to which the Company is a party or bound to the extent applicable thereto.

(b) The Parties, the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on the names, amounts, and other information set forth in the Company Allocation Schedule and Crane Harbor Allocation Schedule, respectively. The Company Allocation Schedule and Crane Harbor Allocation Schedule may not be modified after delivery to the other Party except pursuant to a written instruction, with certification from an authorized representative of the Company or Crane Harbor, as applicable, that such modification is true and correct. The Parties and the Exchange Agent and their respective Affiliates and Representatives shall be entitled to rely, without any independent investigation or inquiry, on such modified Company Allocation Schedule or Crane Harbor Allocation Schedule.

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Section 2.9 Exchange Agent.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than ten (10) Business Days prior to the Closing Date, Newco shall appoint an exchange agent reasonably acceptable to the other Parties (such acceptance, not to be unreasonably withheld, conditioned or delayed) (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging (i) certificates, if any, representing the Company Shares (“Company Certificates”) and each Company Share held in book-entry form on the securities register of the Company immediately prior to the Closing, in either case, for the portion of the Company Exchange Consideration issuable in respect of such Company Shares pursuant to the Plan of Arrangement and on the terms and subject to the other conditions set forth in this Agreement, and (ii) certificates, if any, representing the Crane Harbor Shares or Crane Harbor Share Rights and each Crane Harbor Share or Crane Harbor Share Right held in book-entry form on the securities register of Crane Harbor immediately prior to the Closing, in either case, for the portion of the Crane Harbor Exchange Consideration issuable in respect of such Crane Harbor Shares or Crane Harbor Share Rights pursuant to the Plan of Arrangement and on the terms and subject to the other conditions set forth in this Agreement.

(b) At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a Letter of Transmittal to the Company Shareholders. At least three (3) Business Days prior to the Closing Date, Crane Harbor shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, a Letter of Transmittal to the holders of Crane Harbor Shares and Crane Harbor Share Rights.

(c) In accordance with the Plan of Arrangement, Newco shall deposit or cause to be deposited with the Exchange Agent for the benefit of the Company Shareholders, Crane Harbor Shareholders and Crane Harbor Share Rightsholders and for exchange in accordance with this Agreement evidence of Newco Shares representing the Company Exchange Consideration and Crane Harbor Exchange Consideration issuable pursuant to the Plan of Arrangement.

Section 2.10 Withholding. Notwithstanding anything in this Agreement to the contrary, Crane Harbor, Newco, the Group Companies and the Exchange Agent shall be entitled to take such actions as are reasonably necessary to deduct and withhold (or cause to be deducted and withheld) from any amounts payable or otherwise deliverable to any Person pursuant to the Arrangement or this Agreement such Taxes, source deductions and other amounts as are required to be deducted and withheld under applicable Tax Law; provided, that if a Party and the Exchange Agent, any of their respective Affiliates, or any party acting on their behalf determines that any payment hereunder is subject to deduction and/or withholding, other than any withholding on amounts treated as compensation for Tax purposes, then the Party shall (a) provide written notice to the other Parties as soon as reasonably practicable after such determination and (b) consult and cooperate with the other Parties reasonably and in good faith to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so deducted and withheld and remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Each of Crane Harbor, the Group Companies, Newco, and the Exchange Agent, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide sufficient funds to Crane Harbor, Newco, a Group Company or the Exchange Agent, as the case may be, to enable it to comply with such deduction and withholding requirement and Crane Harbor, Newco, the Group Company or the Exchange Agent shall use commercially reasonable efforts to notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Entity and, if applicable, any portion of such net proceeds that is not required to be so remitted shall be paid to such Person. However, none of Crane Harbor, the Group Companies, Newco or the Exchange Agent will have or be deemed to have any fiduciary duty to any such Person and will not be liable for any loss arising out of any sale of shares, including any loss relating to the manner or timing of such sales, the prices at which the shares are sold or otherwise. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.11 Section 85 Election. If requested by a Company Shareholder, Newco agrees to execute a joint election under the provisions of subsection 85(1) of the Canadian Tax Act and the corresponding provisions of any other applicable provincial or territorial income Tax Law in respect of the transfer of the Company Shares by such Company Shareholder to Newco as part of the Company Exchange. The “elected amount” for each such election will

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be the amount determined by such Company Shareholder, as applicable, in compliance with the limits set out in the Canadian Tax Act or the provisions of any other applicable provincial or territorial income Tax Law. Such Company Shareholder shall be responsible for preparing the appropriate tax election forms; provided that any such election is in a form satisfactory to Newco, acting reasonably. Newco will execute and return such election within 30 days of receipt; provided, further, that Newco shall not be responsible for reviewing or otherwise ensuring the proper completion of such election (other than the accuracy of particular information in respect of Newco). Such Company Shareholder shall be solely responsible for filing such elections in a timely manner with the appropriate Governmental Entity. If a Company Shareholder subsequently determines that the desired elected amount is more or less than the elected amount indicated in a filed election form, the Company Shareholder shall prepare, the Company Shareholder and Newco shall jointly execute, and the Company Shareholder shall file the amended prescribed election form required to give effect to the foregoing, provided that the applicable Company Shareholder shall bear all Taxes, reasonable costs and expenses associated with the preparation, execution and filing of such amended election forms.

Section 2.12 Pre-Closing Reorganization.

(a) Subject to Section 2.12(b), (c) and (d), the Company and the Company Shareholders shall complete the Pre-Closing Reorganization in accordance with Schedule A prior to the Closing.

(b) Notwithstanding any other provision in this Agreement:

(i) the Company shall provide draft documents to implement the Pre-Closing Reorganization to Crane Harbor for its review and comment at least 10 Business Days prior to the implementation of the relevant step of the Pre-Closing Reorganization;

(ii) Crane Harbor shall provide comments, if any, to such draft documents within 5 Business Days after receipt of such draft documents; and

(iii) the Company shall consider in good faith any such comments provided by Crane Harbor.

(c) The Company shall provide Crane Harbor with copies of any tax elections that are required to be filed before Closing as soon as possible after such elections are filed with the appropriate Governmental Entity

(d) Notwithstanding anything to the contrary in this Agreement, in no event shall the Pre-Closing Reorganization result in Taxes payable by the Company in respect of a taxation year of the Company that ends on or before Closing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 10.9, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to Crane Harbor as of the date hereof and as of the Closing (except for those representations and warranties that speak solely as of a specific date, in which case as of such date) as follows:

Section 3.1 Organization and Qualification.

(a) Each Group Company is a corporation, limited liability company, organization or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporation or organization (as applicable). Section 3.1(a) of the Company Disclosure Schedules sets forth the jurisdiction of formation, incorporation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company, organizational or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a Company Material Adverse Effect.

(b) True, complete and correct copies of the Governing Documents of each Group Company and the Company Shareholders Agreements have been made available to Crane Harbor prior to the date of this Agreement, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Group Company and the Company Shareholders Agreements are in full force and effect, and no Group Company is in breach

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or violation of any provision set forth in its Governing Documents nor is the Company in material breach of the Company Shareholders Agreements. Except as set forth on Section 3.1(b) of the Company Disclosure Schedules, there are no other shareholder agreements or other agreement or resolution among the Company and any of its shareholders (in their capacity as shareholders of the Company) to which the Company or any Subsidiary of the Company is a party other than the Company Shareholders Agreements.

(c) Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(d) Except as contemplated by this Agreement or in connection with the Pre-Closing Reorganization, no steps or proceedings have been taken to authorize or require the discontinuance or dissolution or the bankruptcy, insolvency, liquidation or winding up of the Company or any Subsidiary of the Company.

(e) The Company and each Subsidiary has submitted all material notices or returns of corporate information and other filings required by Law to be submitted by it to any Governmental Entity, except where the failure to do so would not have a Company Material Adverse Effect.

Section 3.2 Capitalization of the Group Companies.

(a) Section 3.2(a) of the Company Disclosure Schedules sets forth a true, complete and correct statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the registered owners thereof and (iii) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, and (D) any applicable vesting schedule (including acceleration provisions), and there are no Equity Securities issued or outstanding in the Company as of the date of this Agreement except as set forth therein. All of the Equity Securities of the Company have been duly authorized and validly issued and are fully paid and non-assessable. Except for the Company Equity Awards and the Company Warrants set forth on Section 3.2(a) of the Company Disclosure Schedules or as set forth in the Governing Documents of the Company, as of the date of this Agreement, the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted share, restricted share units, phantom share, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts to which the Company is a party that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(b) The outstanding Equity Securities of the Company (i) were not issued in violation of the Governing Documents of the Company or the Company Shareholders Agreements, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights or similar rights of any Person granted by the Company and (iii) have been offered, sold and issued in compliance, in all material respects, with applicable Law, including applicable Securities Laws, the Company Equity Plan and/or the applicable equity award agreement. Except for the Company Shareholders Agreements, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c) Section 3.2(c) of the Company Disclosure Schedules sets forth a true, complete and correct statement of (i) the number and class or series (as applicable) of all of the Equity Securities of each Subsidiary of the Company issued and outstanding and (ii) the identity of the Persons that are the registered owners thereof, and there are no Equity Securities issued or outstanding in each Subsidiary of the Company as of the date of this Agreement except as set forth therein. There are no outstanding (A) equity appreciation, phantom equity, or profit participation rights or (B) options, restricted share, restricted share units, phantom share, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts to which any Subsidiary of the Company is a party that require any Subsidiary of the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Subsidiaries of the Company.

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(d) The outstanding Equity Securities of each Subsidiary of the Company (i) were not issued in violation of the Governing Documents of such Subsidiary, and (ii) have been issued and granted in compliance in all material respects with applicable securities Laws and other applicable Law and all preemptive rights, call options, rights of first refusal or first offer, subscription rights, subordination rights or similar rights of any Person granted by such Subsidiary. Each outstanding Equity Security of each Subsidiary of the Company is owned 100% by the Company or another Subsidiary of the Company free and clear of all Liens (except for Permitted Liens), options, rights of first refusal and limitations on the Company’s or any Subsidiary of the Company’s voting or transfer rights other than transfer restrictions under applicable securities Laws and their respective Governing Documents.

(e) None of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

Section 3.3 Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. Subject to the Company Required Approval of the Company Arrangement Resolution, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company (other than the Company Required Approval) is necessary to authorize this Agreement or any Ancillary Documents or to consummate the Transactions. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto), enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.4 Financial Statements; Undisclosed Liabilities.

(a) The audited consolidated financial statements of the Company as of and for the year ended December 31, 2023 and December 31, 2024 including the notes thereto (“Audited Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 6.17, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as of the dates thereof and for the periods indicated therein, except as otherwise specifically noted therein, (iii) will have been audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditors, and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X, as applicable).

(b) The unaudited consolidated financial statements of the Company as of June 30, 2025 and for the six-month period ended June 30, 2025 and the related notes thereto (the “Unaudited Interim Company Financial Statements” and together with the Audited Company Financial Statements, the “Company Financial Statements”), when delivered following the date of this Agreement in accordance with Section 6.17, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as of the dates thereof and for the periods indicated therein (subject to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), except as otherwise specifically noted therein and (iii) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X as applicable).

(c) The accounts receivable of the Company and its Subsidiaries reflected on the Unaudited Interim Company Financial Statements arose in the ordinary course of business from bona fide transactions and in accordance with GAAP and none of such accounts receivable are subject to any set offs, counterclaims, credits or other offsets,

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and are current and collectible and will be collected in accordance with their terms and their recorded amounts, subject only to the reserve for bad debts set forth in the Company Financial Statements. The accounts payable of the Company and its Subsidiaries reflected on the Unaudited Interim Company Financial Statements arose in the ordinary course of business from bona fide transactions and in accordance with GAAP. Since the date of the Unaudited Interim Company Financial Statements, the accounts receivable and accounts payable of the Company and its Subsidiaries have arisen in the ordinary course of business from bona fide transactions.

(d) Except for Liabilities (i) set forth in Section 3.4(d) of the Company Disclosure Schedules, (ii) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Company Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (iii) set forth or disclosed in the Company Financial Statements, (iv) that have arisen since the date of the Unaudited Interim Company Financial Statements in the ordinary course of business (and not as a result of a breach of any Contract by any Group Company), (v) that are incurred with the consent of Crane Harbor, or (vi) that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, the Company does not have any Liabilities that would be required to be included in a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

(e) The Group Companies have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets. The Company maintains and, for all periods covered by the Company Financial Statements, have maintained books and records of the Company in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company, in each case in all material respects.

(f) Since the date of the Unaudited Interim Company Financial Statements and as of the date hereof, to the knowledge of the Company, no Group Company has received any written complaint, allegation, assertion or claim that there is: (i) a “significant deficiency” in the internal controls over financial reporting of the Group Companies, (ii) a “material weakness” in the internal controls over financial reporting of the Group Companies, (iii) fraud or corporate misappropriation, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies or (iv) any claim or allegation regarding any of the foregoing.

Section 3.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval, authorization or permit of, or designation, declaration or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act or under any applicable antitrust or other competition Laws of any non-U.S. jurisdictions (collectively, “Foreign Antitrust Laws”), (ii) the filing with the SEC of (A) the Registration Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filings in connection with Canadian Securities Laws, (iv) receipt of the Interim Order and Final Order from the Court, the filing of any documents required by or in connection with obtaining the Final Order or the Interim Order, and filings required pursuant to the Plan of Arrangement, (v) the Company Required Approval in respect of the Company Arrangement Resolutions, or (vi) pursuant to funding agreements with Governmental Entities, (vii) any other consents, approvals, authorizations, permits, designations, declarations, waivers, notifications or filings, the absence of which would not have a Company Material Adverse Effect.

(b) Neither the execution, delivery or performance by the Company of this Agreement nor the Ancillary Documents to which the Company is or will be a party and, subject to receipt of the Company Required Approval and the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting

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periods after filings and other actions contemplated by this Section 3.5 nor the consummation by the Company of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents or the Company Shareholders Agreements, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract to which any Group Company is a party, or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound, or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the assets or properties of any Group Company, except, in the case of clauses (ii) through (iv) above, as would not have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions.

Section 3.6 Permits. Each of the Group Companies has all Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect. (i) Each Material Permit is in full force and effect in accordance with its terms, (ii) no suspension or cancellation of any Material Permits is pending or, to the knowledge of the Company, threatened in writing except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect, (iii) all fees and charges with respect to the Material Permits as of the date of this Agreement have been paid in full, and (iv) to the Company’s knowledge, neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of any Material Permit, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, have a Company Material Adverse Effect.

Section 3.7 Material Contracts.

(a) Section 3.7(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party other than the Employee Benefit Plans, and purchase orders (the Contracts required to be set forth on Section 3.7(a) of the Company Disclosure Schedules, collectively, the “Material Contracts”):

(i) any Contract in respect of Indebtedness of any Group Company or pursuant to which a Lien (other than any Permitted Lien) is placed on any material assets or properties of any Group Company;

(ii) any Contract under which any Group Company is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iii) any Contract under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iv) any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, alliance or research or development Contract that is material to the business of the Group Companies taken as a whole;

(v) any material Contract with respect to any (A) license, royalty, indemnification, covenant not to sue, immunity under, escrow, co-existence, concurrent use, consent to use, assignment, or development of any material Intellectual Property Rights (including any Contracts relating to the licensing of material Intellectual Property Rights by any of the Group Companies to a third party or by a third party to the Company), (B) other Contracts have any material effect on any of the Group Companies’ ability to own, enforce, use, license or disclose any material Company Owned Intellectual Property, in each case, other than “off-the-shelf-software” licenses, or (C) the development of any material Intellectual Property Rights, independently or jointly, by or for any Group Company, except any written contracts referred to in Section 3.13(d);

(vi) any Contract that (A) limits in any material respect the freedom of any Group Company to engage or compete in any line of business or with any Person or group of Persons or in any area or that would so limit, in any material respect, the operations of any Group Company, or following the Closing, Crane Harbor, (B) contains any exclusivity, “most favored nation” or similar provisions, obligations or restrictions or (C) contains any other provisions restricting the ability of any Group Company to sell, manufacture, develop, commercialize, test or research

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products, directly or indirectly through third parties, or that would limit, in any material respect, the operations of the Company, other than in respect of non-disclosure agreements entered into by any Group Company in the ordinary course of business;

(vii) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $500,000 annually or (B) $1,000,000 over the term of the agreement;

(viii) any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary of the Company) or pursuant to which any Person (other than the Company or a Subsidiary of the Company) has guaranteed the Liabilities of a Group Company, in each case in excess of $500,000;

(ix) any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person (other than the Company or a Subsidiary of the Company);

(x) any Contract required to be disclosed on Section 3.19 of the Company Disclosure Schedules;

(xi) any Contract providing for any Company Change of Control Payment;

(xii) any CBA;

(xiii) any Contract for the disposition of any portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xiv) any settlement, conciliation or similar Contract (A) the performance of which would be reasonably likely to involve any payments in excess of $500,000 after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligations on any Group Company, including injunctive relief;

(xv) all Contracts that result in any Person holding an irrevocable power of attorney from the Company or any Subsidiary that relates to the Company, any Subsidiary or their respective business;

(xvi) all Contracts that relate to the direct or indirect issuance, acquisition or disposition of any securities or business (whether by merger, issuance or sale of stock, sale of assets or otherwise) and under which there are surviving obligations of the Company or any Subsidiary;

(xvii) any Contract regarding any material indemnification obligations incurred or provided by any Group Company other than in the ordinary course of business; and

(xviii) any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $500,000 or (B) aggregate payments to or from any Group Company in excess of $1,000,000 over the term of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice.

(b) (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect, (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or material default under, any Material Contract nor has any Material Contract been canceled by any other party, (iii) to the Company’s knowledge, no event or omission has occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any Group Company’s obligations thereunder or result in the creation of any Lien, other than Permitted Liens, (iv) the Company has delivered or made available to Crane Harbor true, complete and accurate copies of each Material Contract, including all material amendments, schedules, ancillary documents, annexes, exhibits or certificates related thereto, subject to any confidentiality restrictions imposed by any Material Contract, (v) the Company and the Subsidiaries have not received any written or, to the knowledge of the Company, oral claim of default under any such Material Contract, and (vi) as of the date hereof, no Group Company has received written, or to the Company’s knowledge, oral, notice of termination, cancellation, modification or non-renewal of any Material Contract.

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Section 3.8 Absence of Changes. During the period beginning on June 30, 2025 and ending on the date of this Agreement, no Company Material Adverse Effect has occurred, and except as otherwise reflected in the Company Financial Statements or as expressly contemplated by this Agreement, any Ancillary Document or in connection with the Transactions, the Group Companies have conducted its business in the ordinary course in all material respects.

Section 3.9 Litigation. There is (and since December 31, 2022, there has been) no Proceeding pending or, to the Company’s knowledge, threatened by or against any Group Company that, if adversely decided or resolved, would reasonably be expected to, individually or in the aggregate, result in a Company Material Adverse Effect. Neither the Group Companies nor any of their respective properties or assets are subject to any material Order (including any Order that would prevent, materially delay or materially impair the ability of the Company to timely consummate the Transactions). As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 3.10 Compliance with Applicable Law. Each Group Company (a) conducts, and since December 31, 2022 has conducted, its business in accordance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order, and (b) has not received any written communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in the case of each of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

Section 3.11 Employee Plans.

(a) Section 3.11(a) of the Company Disclosure Schedules sets forth a true, complete and correct list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction). With respect to each material Employee Benefit Plan, the Group Companies have made available to Crane Harbor true, complete and correct copies of the material documents pursuant to which the plan is maintained, funded and administered including, as applicable, (i) the most recent plan text and amendments, (ii) the most recent funding agreement (including any trust Contract or insurance Contract), (iii) the most recently prepared actuarial valuation report, (iv) all material correspondence with any applicable Governmental Entity for the current year and the previous three (3) years, and (v) the most recent employee booklet.

(b) No Group Company has any Liabilities to provide any post-retirement health or life insurance or other welfare-type benefits to any Person other than to the extent required by any applicable Laws. No Group Company has any Liabilities by reason of at any time being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (i) has timely received a favorable determination or opinion or advisory letter from the Internal Revenue Service, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of such Employee Benefit Plan. None of the Group Companies has incurred (whether or not assessed), or is reasonably expected to incur or be subject to, any liability, penalty or Tax under Section 4980H, 4980B, 4980D, 6721 or 6722 of the Code.

(d) There are no pending or, to the Company’s knowledge, threatened claims or Proceedings with respect to any Employee Benefit Plan (other than routine claims for benefits). With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and premium payments that are due have been timely made in all material respects in accordance with the terms of the Employee Benefit Plan and in all material respects in compliance with the requirements of applicable Law.

(e) The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not materially (alone or in combination with any other event) (i) result in any payment or benefit becoming due to or result in the forgiveness of any indebtedness of any current or former director, manager, officer, employee, individual independent contractor or other individual service providers of any of the Group Companies, (ii) increase the amount or value of any compensation or benefits payable to any current or former director, manager,

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officer, employee, individual independent contractor or other individual service providers of any of the Group Companies, or (iii) result in the acceleration of the time of payment or vesting, or trigger any payment or funding of any compensation or benefits to any current or former director, manager, officer, employee, individual independent contractor or other individual service providers of any of the Group Companies.

(f) None of the Employee Benefit Plans is, nor do the Group Companies have or reasonably expect to have any liability or obligation under, (i) a “registered pension plan” as defined in subsection 248(1) of the Canadian Tax Act, (ii) a “retirement compensation arrangement”, as defined as subsection 248(1) of the Canadian Tax Act, or (iii) a multi-employer pension plan within the meaning of any applicable federal or provincial pension benefits standards legislation in Canada.

(g) Each Employee Benefit Plan that is required to be registered or intended to be tax exempt in a jurisdiction outside of the United States has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained, in all material respects, in good standing, to the extent applicable, with each Governmental Entity. To the knowledge of the Company, no fact or circumstance exists that could reasonably be expected to adversely affect the preferential tax treatment ordinarily accorded to any such Employee Benefit Plan.

(h) All material contributions required to have been made by or on behalf of the Group Companies with respect to plans or arrangements maintained or sponsored a Governmental Entity (including severance, termination indemnities or other similar benefits; Canada Pension Plan and Quebec Pension Plan contributions; unemployment insurance premiums; workers’ compensation premiums and assessments) have, in all material respects, been timely made.

Section 3.12 Environmental Matters.

(a) None of the Group Companies have received any written notice, report, Order, communication or other information from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any material respect of, failure to comply in any material respect with, or material Liability under, any Environmental Laws.

(b) Except as would not have a Company Material Adverse Effect:

(i) the Group Companies are (and, since December 31, 2022, have been) in compliance with all Environmental Laws, which compliance has included obtaining, maintaining and complying with all Permits that are required pursuant to Environmental Laws for the ownership or occupation of their facilities and the operation of their business;

(ii) there is no Proceeding pending or, to the Company’s knowledge, threatened against any Group Company with respect to the Group Companies’ compliance with or liability pursuant to Environmental Laws and to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of a material Proceeding under applicable Environmental Laws;

(iii) there has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances, in each case in a manner that has given or would give rise to Liabilities of the Group Companies under Environmental Law;

(iv) to the knowledge of the Company, none of the properties currently leased or operated by the Company or any Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance in violation of applicable Environmental Laws;

(v) there have been no Hazardous Substances generated by the Group Companies that have been disposed of or come to rest at any site not in conformity with Environmental Laws;

(vi) to the knowledge of the Company, there are no underground storage tanks located on, no polychlorinated biphenyls or PCB-containing equipment used or stored on, and no Hazardous Substance stored on, any site operated by the Group Companies, except for the storage of hazardous waste in compliance with Environmental Laws;

(vii) the Group Companies have not assumed, undertaken, provided an indemnity with respect to or otherwise knowingly become subject to any Liabilities of any other Person under Environmental Law; and

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(viii) the Group Companies have made available to Crane Harbor copies of all material written environmental reports, environmental audits, environmental permits, engineering studies, environmental studies and assessments and all other material environmental, health and safety documents that are in any Group Company’s possession or control since December 31, 2022 relating to the current or former operations, properties or facilities of the Group Companies.

Section 3.13 Intellectual Property.

(a) Except as listed on Section 3.13(a) of the Company Disclosure Schedules: (A) none of the Company Owned Intellectual Property has been developed with the assistance or use of any funding from any Governmental Entity, university, college, research institute or other educational institution, where, as a result, such Governmental Entity, university, college, research institute or other educational institution has or may claim any rights, title or interest in or to such Company Owned Intellectual Property; (B) no individual who was involved in, or who contributed to, the creation or development of any material Company Owned Intellectual Property has performed services for a Governmental Entity, university, college, research institute or other educational institution in a manner that would affect any material Company Owned Intellectual Property; and (C) the Group Companies are not and have never been a member or promoter of, or a contributor to, any industry standards body or similar organization or entity in a manner that requires the Group Companies to grant or offer to any Person any license or right to any material Company Owned Intellectual Property.

(i) Section 3.13(a)(i) of the Company Disclosure Schedules sets forth a true, complete and correct list of all currently issued or pending Company Registered Intellectual Property. Section 3.13(a)(i) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property (A) the owner(s) (and for patents and patent applications, the named inventor(s)), (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item and (D) the issuance, registration or application number, as applicable, for such item.

(ii) Section 3.13(a)(ii) of the Company Disclosure Schedules sets forth a true, complete and correct list of all Software that is material to the Group Companies’ current development of any Company Owned Intellectual Property, and for each item, a list of any Contracts related to such Software.

(iii) Except as disclosed in Section 3.13(a)(iii) of the Company Disclosure Schedules, there are no royalty payments, license fees or other sums currently owing by the Group Companies to any other Person in respect of any Intellectual Property Rights (excluding “off-the-shelf software”).

(b) Since December 31, 2022, (i) no issuance or registration obtained and no application filed by the Group Companies for any Company Registered Intellectual Property has been cancelled, abandoned, allowed to lapse or not renewed, except as set out in Section 3.13(b) of the Company Disclosure Schedules and (ii) no Group Company has received notice of any Proceedings pending related to any of the Company Registered Intellectual Property, including notice of any such litigations, interference, re-examination, inter parties review, reissue, opposition, nullity, notification of third party rights, or cancellation proceedings pending that relate to such Company Registered Intellectual Property.

(c) Except as provided at Section 3.13(c) of the Company Disclosure Schedules, the Group Companies exclusively own all right, title and interest in and to the Company Owned Intellectual Property free and clear of all Liens (other than Permitted Liens). Except as would not reasonably be expected to have a Company Material Adverse Effect, subject to and to the extent permitted by applicable Laws, no Group Company is limited in any way in which it may choose to commercialize, exploit, use, adapt, modify, improve, associate or otherwise deal with any Company Owned Intellectual Property. For each item of material Company Owned Intellectual Property, each inventor, author, and other contributor that contributed to the development of such material Company Owned Intellectual Property has signed a written present assignment of all of their Intellectual Property Rights to a Group Company. No Group Company has transferred ownership of, or granted any exclusive license with respect to, any material Company Owned Intellectual Property to any other Person. Other than with respect to pending applications, the Company Registered Intellectual Property is, to the Company’s knowledge, subsisting, valid and enforceable. To the Company’s knowledge, none of the material Company Owned Intellectual Property is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Group Companies. Except for any lapsed or abandoned applications, the Group Companies have taken commercially reasonable steps designed to (A) identify, record, manage, protect, assert, and enforce the Group Companies’ rights in and to the Company Registered Intellectual Property and (B) properly maintain the Company Owned Intellectual Property in accordance with applicable Laws.

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(d) Except as would not be reasonably expected to have a Company Material Adverse Effect, all employees and independent contractors who independently or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or development of any material Intellectual Property Right for or on behalf of any Group Company have executed and delivered to a Group Company a written contract providing for (i) the non-disclosure by such Person of all Trade Secrets of the Group Companies disclosed to such Person by the Group Companies, and (ii) the assignment by such Person to a Group Company of all such Intellectual Property Rights authored, invented, created, improved, modified or developed, as applicable, by such Person in the course of their employment or other engagement with such Group Company.

(e) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Group Company has taken commercially reasonable steps designed to safeguard and maintain the secrecy of any Trade Secrets owned by any Group Company and any other confidential information, including of a third party, currently or historically used by or otherwise under the custody or control of any Group Company. Except as would not reasonably be expected to have a Company Material Adverse Effect, each Group Company has not disclosed any Trade Secrets to any other Person unless such disclosure was under an appropriate written non-disclosure Contract containing reasonable limitations on use, reproduction and disclosure. To the Company’s knowledge, since December 31, 2022, there has been no violation or unauthorized access to or disclosure of any Trade Secrets of any Group Company.

(f) Except as would not be expected to have a Company Material Adverse Effect, to the Company’s knowledge, the conduct and operation of the business of the Group Companies (i) does not infringe, misappropriate or otherwise violate, and (ii) since December 31, 2018, has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any other Person.

(g) Except as would not be expected to have a Company Material Adverse Effect, to the Group Companies’ knowledge, since December 31, 2018, no Person is or was infringing, misappropriating, or otherwise violating any Company Owned Intellectual Property or any Company Licensed Intellectual Property exclusively licensed to any Group Company. Since December 31, 2018, no Group Company has made or threatened any claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property.

(h) As of the date of this Agreement and except as would not reasonably be expected to have a Company Material Adverse Effect: (i) there is no Proceeding pending against any Group Company and there has been no such Proceeding since December 31, 2018 and (ii) no Group Company has received any written communications since December 31, 2018, in each case of (i) and (ii), (A) alleging that a Group Company infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, or (B) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property, or (iii) inviting any Group Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Group Companies or to the conduct of the business of the Group Companies.

(i) To the Company’s knowledge, the Group Companies possess all source code, object code, and other documentation and materials necessary to compile (if subject to compilation) and operate the Group Companies’ proprietary Software that is owned or purported to be owned by the Group Companies (“Owned Software”). Except as provided at Section 3.13(j) of the Company Disclosure Schedules, the source code of the Group Companies’ Owned Software has not been delivered to or disclosed to any third party.

(j) Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Company’s knowledge, the Group Companies (A) use all generative artificial intelligence technology (“Generative AI Tools”) in material compliance with applicable Laws and applicable terms governing such use (including each end user license agreement, terms of use, or other terms that govern the Group Companies’ use of Generative AI Tools), (B) have not made available any Personal Data or Trade Secrets of the Group Companies in any prompts or inputs into any Generative AI Tools, except in cases where the providers of such Generative AI Tools are subject to contractual obligations not to: (i) use such prompts or inputs to train the machine learning or algorithm of such Generative AI Tools; (ii) make such data, prompts or inputs available to any third party; and (iii) not to use such data, prompts or inputs for any purpose other than the generation of output to the user and for the benefit of the Group Company, (C) have not used Generative AI Tools to develop any Company Owned Intellectual Property, (D) have used and implemented commercially reasonable practices and procedures designed to ensure that any output generated by a Generative AI Tool has been tested for inaccuracy, and (E) ensure that any Software or other output created (in whole or in part) by the use of Generative AI Tools is subject to human review prior to use or publication, and Software output is subject to a code review process before such Software is used or implemented, including scans for security vulnerabilities.

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Section 3.14 Labor and Employment Matters.

(a) The Group Companies are and since December 31, 2022 have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of individual independent contractors and exempt and non-exempt employees), immigration (including the completion of I-9s for all applicable employees and the proper confirmation of employee visas), harassment, discrimination and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including WARN), workers’ compensation, labor relations, employee leave issues, affirmative action and affirmative action plan requirements and unemployment insurance.

(b) Section 3.14(b) of the Company Disclosure Schedules sets forth a list of any Contract (i) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other individual service provider of a Group Company whose annual base salary (or, in the case of an individual independent contractor, annual base compensation) is in excess of $200,000, or (ii) providing for any Company Change of Control Payment.

(c) Since December 31, 2022, (i) none of the Group Companies (A) has or has had any material Liability for any arrears of or unpaid wages or other compensation for services to their current or former officers, directors, employees and individual independent contractors (including salaries, overtime, wage premiums, commissions, fees or bonuses) under applicable Law, Contract or Company policy, or any penalty, fines, Taxes, interest or other sums for failure to comply with any of the foregoing, or (B) has or has had any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any current or former employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Group Companies have withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or individual independent contractors or other individual service providers of each Group Company, except as has not resulted in material Liability to the Group Companies, taken as a whole.

(d) Since December 31, 2022, there has been no “mass layoff”, “mass termination” or “plant closing” as defined by applicable Laws, including WARN related to any Group Company, and the Group Companies have not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(e) No Group Company is a party to or bound by any collective bargaining agreement or other agreement with any labor organization, labor union, works council or other employee representative or any other Contract with a labor union, labor organization, works council, employee delegate, representative or other employee collective group (each, a “CBA”) nor is there any duty on the part of any Group Company to bargain with any labor union, labor organization, works council, employee delegate, representative or other employee collective group. There are no CBAs or any other labor-related agreements or arrangements that pertain to any of the employees of the Group Companies, and no employees of the Group Companies are represented by any labor union, labor organization, works council, employee delegate, representative or employee collective group with respect to their employment with the Group Companies.

(f) Since December 31, 2022, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice complaints or charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against any Group Company. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the employees of any Group Company by way of certification, interim certification, voluntary recognition, or succession rights, or has applied or, to the knowledge of the Company, threatened to apply to be certified as the bargaining agent of any employees of any Group Company.

(g) To the Company’s knowledge, since December 31, 2022, (i) no labor union, works council, other labor organization, or group of employees of any Group Company has made a demand for recognition, and there are no representation proceedings presently pending, to the knowledge of the Company, or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority and (ii) to the knowledge of the Company, there have been no labor organizing activities with respect to any employees of any Group Company.

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No trade union has applied to have any Group Company declared a common or related employer pursuant to the employment standards legislation or any similar legislation in any jurisdiction in which any Group Company carries on business.

(h) To the knowledge of the Company, no current or former employee or individual independent contractor of any Group Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other similar obligation: (i) owed to any Group Company; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by the applicable Group Company.

(i) To the knowledge of the Company, no (i) current employee with aggregate annual compensation in excess of $200,000, nor (ii) any executive officer of the Company, intends to terminate his or her employment prior to the one (1) year anniversary of the Closing Date.

(j) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other material workforce changes affecting employees of the Group Companies has occurred within the past twelve (12) months or is currently contemplated, planned or announced by the Group Companies.

(k) The Group Companies have promptly, thoroughly and impartially investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which they are aware. With respect to each such allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper conduct. The Group Companies do not reasonably expect any material Liability with respect to any such allegations and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of any Group Company, that, if known to the public, would bring such Group Company into material disrepute.

(l) No employee of any Group Company has any agreement as to length of notice or severance payment required to terminate his or her employment, other than such as results by Law from the employment of an employee without an agreement as to notice or severance.

(m) No audit of a Group Company by a Governmental Entity is being conducted, or to the knowledge of the Company is pending, in respect of any foreign workers.

(n) There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and no Group Company has been reassessed in any material respect under such legislation since December 31, 2022 and, to the knowledge of the Company, no audit of any Group Company is currently being performed pursuant to any applicable workplace safety and insurance legislation. There are no claims or potential claims which may materially adversely affect any Group Company’s accident cost experience in respect of its business.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement including (i) the names of the insurer, the principal insured and each named insured that is the Company or any Subsidiary, (ii) the policy number, (iii) the period of coverage, and (iv) the premium most recently charged. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true, complete and correct copies of all such policies have been made available to Crane Harbor. Neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums, making of any claims or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or material modification, under the policy. As of the date of this Agreement, no claim by any Group Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole.

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Section 3.16 Tax Matters.

(a) Each Group Company has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, complete and correct in all material respects and prepared in compliance in all material respects with all applicable Laws, and each Group Company has paid all income and other material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Each Group Company has duly and timely withheld all material amounts of Taxes required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Tax Authority such amounts required to have been withheld, collected and paid.

(c) Each Group Company has duly and timely collected all amounts on account of any sales or transfer Taxes, including GST/HST, required by Law to be collected by it and has duly and timely remitted to the appropriate Tax Authority any such amounts required by Law to be remitted by it. All material input tax credits claimed by the Group Companies pursuant to the Excise Tax Act (Canada) have been properly, correctly calculated and documented in accordance with the requirements of the Excise Tax Act (Canada).

(d) Each Group Company that is required by Law to do so is duly registered under subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to GST/HST.

(e) No Group Company is currently the subject of a Tax Contest. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed.

(f) No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(g) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S., state, or local income Tax Law), private letter rulings, advanced tax rulings, advance pricing agreements, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(h) No Group Company will be required to include any item in taxable income, or exclude any item of deduction, for any period ending after the Closing Date by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) a use of an improper method of accounting for any period (or portion thereof) ending on or before the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) an election made pursuant to Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business, (vi) a reserve taken in a taxation year ending on or before the Closing Date outside of the ordinary course of business, or (vii) any intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or non-U.S. Law) or excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or non-U.S. Law).

(i) The unpaid Taxes of the Group Companies (i) for all periods ending on or before the date of the Latest Balance Sheet do not, in the aggregate, materially exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Financial Statements and (ii) will not, in the aggregate, materially exceed that reserve as adjusted for operations and transactions through the Closing Date that occur in the ordinary course of business.

(j) No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of U.S. state or local Tax Law). No Group Company has entered into, participated or engaged in any transactions which are subject to the reporting requirements under section 237.3 of the Canadian Tax Act or the notification requirements under section 237.4 of the Canadian Tax Act, or the reporting or notification requirements under similar provisions of any other applicable provincial or territorial Law.

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(k) No Group Company has made an “excessive eligible dividend election” as defined in subsection 89(1) of the Canadian Tax Act in respect of any dividend paid, or deemed by any provision of the Tax Act to have been paid, on any class of shares of its capital stock.

(l) No Group Company has made a capital dividend election under subsection 83(2) of the Canadian Tax Act in an amount which exceeds the amount in its capital dividend account at the time of such election.

(m) No Group Company has received any material refund of Taxes, Tax credit, deduction or subsidy under the Canadian Tax Act or similar provincial provisions to which it was not entitled.

(n) There are no Liens for Taxes on any assets of the Group Companies or any Equity Securities of any Group Company other than Permitted Liens.

(o) No Group Company was a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify under Section 355 of the Code (i) within the past two (2) years or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

(p) No Group Company (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any Liability for the Taxes of any Person (other than another Group Company) under Section 160 of the Canadian Tax Act or Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state or local Law), or as a transferee or successor.

(q) No written claims have ever been made by any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(r) No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than a Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) and no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for Canadian or U.S. federal income Tax purposes.

(s) Each Group Company is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(t) The Company was incorporated under the Canada Business Corporations Act and has continued and exists under pursuant to the OBCA, and is treated as a foreign corporation for United States federal income tax purposes.

(u) The Company has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(v) No Group Company has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(w) To the knowledge of the Company, there are no facts or circumstances that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(x) Each Group Company has complied in all material respects with the transfer pricing provisions of applicable Tax Laws.

(y) At no time in the 60-month period ending on the Closing Date will the Company Shares have derived more than 50% of their value from one or any combination of the properties described in subparagraphs (d)(i) to (d)(iv) of the “taxable Canadian property” definition in subsection 248(1) of the Canadian Tax Act.

(z) There are no circumstances which have existed or exist and resulted in or shall result in, the application of any of sections 17, 79, 79.1 or 80 to 80.04, inclusive, of the Canadian Tax Act (or any similar provision under any applicable provincial Law) to any Group Company at any time on or prior to Closing. No Group Company has any material unpaid amounts prior to Closing that may be required to be included in income under Section 78 of the Canadian Tax Act at any time on or after Closing.

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(aa) The Company is a “taxable Canadian corporation” as that term is defined in the Canadian Tax Act.

(bb) The Company is not a “passive foreign investment company” within the meaning of Section 1297(a) of the Code, and is not expected to be a “passive foreign investment company” within the meaning of Section 1297(a) of the Code for the taxable year of the Company that includes the Closing Date.

(cc) There are no Company Shares that were issued in connection with the performance of services and subject to vesting for which a valid and timely election under Section 83(b) of the Code was not made. The Company has delivered to Crane Harbor correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS service center with respect to any Company Share that was initially subject to a vesting arrangement issued by the Company to any of its employees, non-employee directors, consultants, or other service providers.

Section 3.17 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 3.17 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 10.7), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation. The Company has provided true, complete and correct copies of all such Contracts between the Group Companies and the persons identified in Section 3.17 of the Company Disclosure Schedules.

Section 3.18 Real and Personal Property.

(a) Owned Real Property. No Group Company owns any real property or is obligated to acquire any real property other than real property acquired by a Group Company after the date of this Agreement that is either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b).

(b) Leased Real Property. Section 3.18(b) of the Company Disclosure Schedules sets forth a true, complete and correct list (including street addresses) of all real property leased and sub-leased by any of the Group Companies (the “Leased Real Property”) and all Real Property Leases pursuant to which any Group Company is a tenant or landlord as of the date of this Agreement. True, complete and correct copies of all such Real Property Leases, together with all amendments, have been made available to Crane Harbor. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases. No party, other than the Company or its Subsidiaries, as applicable, has any right to use or occupy the Leased Real Properties or any portion thereof. None of the Company nor any of its Subsidiaries has received written notice of any current or proposed condemnation proceeding or agreements for taking in lieu of condemnation with respect to any portion of the Leased Real Properties. None of the Company or any of its Subsidiaries has assigned, transferred or pledged any interest in any of the Real Property Leases. There are no contractual or legal restrictions that preclude or restrict the ability of the Company or Company Subsidiary to use any Leased Real Properties by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Personal Property. Each Group Company is the beneficial owner of and has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, free of all Liens, except for Permitted Liens, all of the material assets and properties of the Group Companies reflected in the Company Financial Statements as owned by the Group Companies or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 3.19 Transactions with Affiliates. Section 3.19 of the Company Disclosure Schedules sets forth all Contracts between (a) any Group Company, on the one hand, and (b) any officer, director, partner, member, manager, registered equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group

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Company) or any immediate family member of any of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with any of the Group Companies entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) the Company Shareholders Agreements and agreements related to the issuance or grant of Equity Securities, (iii) any Ancillary Document, and (iv) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b). No Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, customer, lender, partner, lessor, lessee or other material business relation of any Group Company, (C) has a beneficial interest in any Material Contract or (D) owes any material amount to, or is owed any material amount by, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.19 are referred to herein as “Company Related Party Transactions”. The Company and the Subsidiaries of the Company have not, in the past two (2) years, extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company or any of the Subsidiaries of the Company.

Section 3.20 Customers and Suppliers. Section 3.20 of the Company Disclosure Schedules sets forth a true, complete and correct list of (a) the top ten customers of the Group Companies (the “Material Customers”) based on the gross sales for the fiscal year ended on December 31, 2024, attributable thereto and (b) the top ten suppliers of the Group Companies for the fiscal year ended on December 31, 2024 (the “Material Vendors”). As of the date hereof, no Material Customer nor Material Vendor has (i) cancelled or otherwise terminated any contract with any Group Company prior to expiration of the contract term, (ii) returned, or to the Company’s knowledge, threatened to return, a substantial amount of products, goods and services purchased from, or sold to, any Group Company, or (iii) provided written, or to the Company’s knowledge, oral, notice to the Group Companies that such Material Customer or Material Vendor, as applicable, intends to cease being a customer or supplier, as applicable, or materially reduce the amount of or change the terms with respect to goods or services such Material Customer purchases from the Group Companies or such Material Vendor supplies to the Group Companies.

Section 3.21 Data Privacy and Security.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Group Company has, at all times since December 31, 2022, complied with all applicable: (A) Privacy Laws, (B) Group Company’s written policies and notices regarding Personal Data, and (C) Group Company’s legally binding obligations with respect to Personal Data under any Contracts or industry standards to which the relevant Group Company purports to adhere (including, as applicable, the Payment Card Industry Data Security Standard) (clauses (A), (B), and (C) collectively, “Group Company Privacy Requirements”).

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Group Company has, at all times since December 31, 2022, implemented and maintained commercially reasonable (taking into account the sensitivity of the Personal Data) administrative, technical and organizational safeguards designed to protect the confidentiality, integrity and availability of the Personal Data in its possession, custody, or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure and designed to detect any of the foregoing. To the knowledge of the Company, any third party who has Processed Personal Data for and on behalf of the Group Companies since December 31, 2022, has not done so in material violation of applicable Privacy Laws.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, since December 31, 2022, (i) to the knowledge of the Company, there have been no Security Incidents involving any Personal Data in the possession, custody, or control of the Group Companies or Processed by at the direction of and on behalf of the Group Companies that would in each instance require notification to any Person or Governmental Entity pursuant to any applicable Group Company Privacy Requirements (“Group Company Security Incident”); and (ii) the Group Companies have not provided and, to the Company’s knowledge, have not been legally required under applicable Group Company Privacy Requirements to provide any notices to any Person or Governmental Entity in connection with any such Group Company Security Incident. Since December 31, 2022, the Group Companies

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have not received any written notice of any material threatened, pending, or actual investigations or inquiries from any Governmental Entity or written notice of other material threatened, pending, or actual claims by any Person by or before any Governmental Entity, in each case related to the Group Companies’ violation of any applicable Group Company Privacy Requirements, nor, to the Company’s knowledge, has any Group Company been charged with the violation of, or alleged to have violated, any applicable Privacy Laws.

(d) No Group Company is subject to any applicable Group Company Privacy Requirements that, following and because of the Closing, would prohibit the relevant Group Company from Processing any Personal Data in substantially the same manner in which the relevant Group Company Processed such Personal Data immediately prior to the Closing. To the knowledge of the Company, the Transactions contemplated by this Agreement will not violate such applicable Group Company Privacy Requirements.

(e) Each Group Company owns or has a license to use the relevant Company IT Systems as reasonably necessary to operate the business of the relevant Group Company as currently conducted. To the Company’s knowledge, the relevant Group Companies have taken commercially reasonable precautions designed to protect, as applicable, the confidentiality, integrity and security of the material Company IT Systems, including commercially reasonable disaster recovery and business continuity arrangements. As of the date hereof, all Company IT Systems are to the knowledge of the Company, (i) free from any “Trojan horse”, material “virus”, “ransomware”, or other material malicious code, material defect, material bug, or material programming, material design or material documentation error and (ii) in reasonably good working condition to effectively perform all material information technology operations necessary for the operation of the business (except for ordinary wear and tear). To the Company’s knowledge, since December 31, 2022 there have not been any material failures or breakdowns of any Company IT Systems.

(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, to the Company’s knowledge, the Company Owned Intellectual Property and the Company Licensed Intellectual Property are sufficient for the operation of the business as currently conducted by the Group Companies; provided, however that the foregoing shall not be deemed to be a representation or warranty regarding (i) non-infringement, misappropriation or violation of any Intellectual Property Rights of any other Person, or (ii) ownership of or licenses to the relevant Company IT Systems that are reasonable necessary to operate the business of the Group Companies as currently conducted, which matters are addressed in Sections 3.13(f) and 3.21(e) respectively.

Section 3.22 Compliance with Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws.

(a) For the past five years prior to the date of this Agreement, neither the Group Companies nor any of their directors or officers, nor, to the Company’s knowledge, any of their employees, agents, or other third-party representatives acting for or on behalf of any of the foregoing is or has been a Sanctioned Person or otherwise is engaging or has engaged in dealings with a Sanctioned Person.

(b) For the past five years prior to the date of this Agreement, the Group Companies have not violated in any material respect any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, or Anti-Money Laundering Laws.

(c) For the past five years prior to the date of this Agreement, neither the Group Companies nor any of their directors or officers nor, to the Company’s knowledge, any of their employees, agents, or any third-party representatives acting for or on behalf of any of the foregoing has, in contravention of any applicable Anti-Corruption Laws, directly or indirectly, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments, or any thing of value, to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate which was not in compliance with applicable Law, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment or any thing of value under any applicable Anti-Corruption Laws.

(d) For the past five years prior to the date of this Agreement, none of the Group Companies has, to the Company’s knowledge, been the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws, or Anti-Money Laundering Laws.

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Section 3.23 CFIUS Foreign Person Status.

Except for Company Shareholders who are “excepted investors” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”), no “foreign persons” who are Company Shareholders at Closing will be afforded any of the following within the meaning of the DPA immediately following Closing: (a) access to any “material nonpublic technical information” in the possession of the Company or Newco; (b) membership or observer rights on the board of directors or equivalent governing body of the Company or Newco or the right to nominate an individual to a position on the board of directors or equivalent governing body of the Company or Newco; (c) any “involvement,” other than through the voting of shares, in the Company’s or Newco’s “substantive decisionmaking” regarding (i) the use, development, acquisition, or release of “critical technology”; (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” of U.S. citizens maintained or collected by the Company or Newco; or (iii) the management, operation, manufacture or supply of “covered investment critical infrastructure”; or (d) “control” of the Company or Newco.

Section 3.24 Outbound Investment Security Program Status.

The Group Companies, neither collectively nor individually, are a “covered foreign person” within the meaning of 31 C.F.R. Part 850, as implemented or revised from time to time.

Section 3.25 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement or Proxy Statement will, when the Registration Statement is declared effective or when the Proxy Statement is mailed to the Pre-Closing Crane Harbor Holders or at the time of the Crane Harbor Shareholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contains any Misrepresentation; provided, however, that the Company makes no representation with respect to any forward looking statements, or information derived from third party sources which the Company believes to be accurate, supplied by or on behalf of the Group Companies for inclusion in, or relating to information to be included in the Registration Statement and Proxy Statement.

Section 3.26 Board Approval.

The board of directors of the Company (including any required committee or subgroup of such board), by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has determined that the Transactions are in the best interests of the Company and the Company Shareholders and resolved to recommend, among other things, that the Company Shareholders vote in favor of the Company Arrangement Resolution.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES RELATING TO NEWCO

Newco hereby represents and warrants to the Company and Crane Harbor as of the date hereof and as of the Closing as follows:

Section 4.1 Organization and Qualification.

(a) Newco is a corporation, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Business Corporations Act (Ontario). Newco has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not have a material adverse effect.

(b) True, complete and correct copies of the Governing Documents of Newco have been made available to Crane Harbor and the Company prior to the date of this Agreement as in effect as of the date of this Agreement. The articles of amendment of Newco to be implemented prior to Closing are appended at Exhibit F and the by-laws of Newco to be implemented prior to Closing are appended at Exhibit G. The Governing Documents of Newco are in full force and effect, and Newco is not in breach or violation of any provision set forth in its Governing Documents. There are no other shareholder agreements or other agreement or resolution between Newco and its sole shareholder (in their capacity as shareholder of Newco).

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(c) Newco is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a material adverse effect.

Section 4.2 Capitalization of Newco.

(a) The authorized capital of Newco consists of an unlimited number of Multiple Voting Shares, an unlimited number of Subordinate Voting Shares and an unlimited number of preferred shares issuable in series. Except for the one (1) Multiple Voting Share issued to Christian Weedbrook (the “Weedbrook Share”), there are no other shares in the capital of Newco issued and outstanding or any other outstanding Equity Securities of Newco. The Weedbrook Share is duly authorized and validly issued, fully paid and non-assessable. The Newco Shares issuable pursuant to the Transactions have been or will prior to Closing be validly authorized and will, upon issuance in accordance with this Agreement, be validly issued as fully paid and non-assessable shares in the capital of Newco.

(b) The Weedbrook Share (i) was not issued in violation of the Governing Documents of Newco, (ii) was not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights or similar rights of any Person granted by Newco, and (iii) have been offered, sold and issued in compliance with applicable Law, including applicable Securities Laws. There are no voting trusts, proxies or other Contracts to which Newco is a party with respect to the voting or transfer of the Newco Shares.

(c) There are no outstanding (i) equity appreciation, phantom equity or profit participation rights or (ii) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Newco to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Newco.

(d) Newco does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and Newco is not a partner or a member of any partnership, limited liability company or joint venture.

Section 4.3 Authority. Newco has the requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which each is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. The execution and delivery of this Agreement, the Ancillary Documents to which Newco is or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly and validly authorized by all necessary corporate action on the part of Newco. This Agreement and each Ancillary Document to which Newco is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by Newco and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of Newco (assuming that this Agreement and the Ancillary Documents to which Newco is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against Newco in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.4 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval, authorization or permit of, or designation, declaration or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Entity is required on the part of Newco with respect to Newco’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which Newco is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act or under any Foreign Antitrust Laws, (ii) the filing with the SEC of (A) the Registration Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (iii) filings in connection with Canadian Securities Laws, (iv) receipt of the Interim Order and Final Order from the Court, the filing of any documents required by or in connection with obtaining the Final Order

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or the Interim Order, and filings required pursuant to the Plan of Arrangement, (v) pursuant to funding agreements with Governmental Entities, or (vi) any other consents, approvals, authorizations, permits, designations, declarations, waivers, notifications or filings, the absence of which would not have a material adverse effect.

(b) Neither the execution, delivery or performance by Newco of this Agreement nor the Ancillary Documents to which Newco is or will be a party and, subject to the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by this Section 4.4 nor the consummation by Newco of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of Newco, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any material contract to which Newco is a party or (B) any material permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which Newco or any of its properties or assets are bound, or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the assets or properties of Newco, except, in the case of clauses (ii) through (iv) above, as would not have a material adverse effect or prevent, materially delay or materially impair the ability of Newco to timely consummate the Transactions.

Section 4.5 PIPE Investment.

(a) As of the date of this Agreement, other than the Subscription Agreements, there are no other agreements, side letters or arrangements between Newco and any PIPE Investor relating to any Subscription Agreement that could materially and adversely affect the obligation of such PIPE Investor to subscribe for Subordinate Voting Shares in accordance with the terms and conditions of such PIPE Investor’s Subscription Agreement. As of the date of this Agreement, assuming the due authorization, execution and delivery by each other party thereto, all of the Subscription Agreements are in full force and effect and are legal, valid and binding obligations of the Newco, enforceable in accordance with its terms. As of the date of this Agreement, to the knowledge of Newco, no Subscription Agreement has been withdrawn, terminated or amended in writing in any respect. As of the date of this Agreement, Newco is not and, with the giving of notice, the lapse of time or both, would not be in default under any Subscription Agreement.

(b) As of the date of this Agreement, no fees, consideration or other discounts are payable or have been agreed to by Newco (including, from and after the Closing) to any PIPE Investor in respect of the PIPE Financing, except as set forth in the Subscription Agreements.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES RELATING TO THE CRANE HARBOR PARTIES

(a) Subject to Section 10.9, except as set forth on the Crane Harbor Disclosure Schedules, or (b) except as set forth in any Crane Harbor SEC Reports (excluding any disclosures in any “risk factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), Crane Harbor hereby represents and warrants to the Company as of the date hereof and as of the Closing as follows:

Section 5.1 Organization and Qualification.

(a) The Crane Harbor Group Companies are each an exempted company, duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation. The Crane Harbor Group Companies have the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except, in the case of Crane Harbor, where the failure to have such power or authority would not have a Crane Harbor Material Adverse Effect.

(b) True, complete and correct copies of the Governing Documents of each Crane Harbor Group Company and the Crane Harbor Registration Rights Agreement have been made available to the Company prior to the date of this Agreement, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of each Crane Harbor Group Company are in full force and effect, and no Crane Harbor Group Company is in breach or violation of any provision set forth in their Governing Documents or in material breach of the Crane Harbor Registration Rights Agreement. Each Crane Harbor Group Company has conducted its business in compliance with its Governing Documents, except for such failures, individually or in the aggregate, which have not had, and

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would not reasonably be expected to have, a Crane Harbor Material Adverse Effect. There are no other shareholder agreements or other agreement or resolutions among Crane Harbor and any of its shareholders (in their capacity as shareholders of the Company) to which the Crane Harbor or any Subsidiary is a party.

(c) The Crane Harbor Group Companies are duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Crane Harbor Material Adverse Effect.

Section 5.2 Capitalization.

(a) Section 5.2(a) of the Crane Harbor Disclosure Schedules sets forth a true, complete and correct statement of the number and class or series (as applicable) of the issued and outstanding Crane Harbor Shares and the Crane Harbor Share Rights as of the date hereof. All outstanding Equity Securities of the Crane Harbor Group Companies (except to the extent such concepts are not applicable under the applicable Law of the Crane Harbor Group Companies’ jurisdiction of incorporation or other applicable Law) as of the date hereof and as of immediately prior to the consummation of the Crane Harbor Continuance are or will be duly authorized and validly issued, fully paid and non-assessable. Except for the Crane Harbor Shares and Crane Harbor Share Rights set forth on Section 5.2(a) of the Crane Harbor Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the Crane Harbor Shares and the Crane Harbor Share Rights as a result of, or to give effect to, the Crane Harbor Continuance), as of the date hereof, there are and shall be no other outstanding Equity Securities of the Crane Harbor Group Companies.

(b) The outstanding Equity Securities of the Crane Harbor Group Companies (i) were not issued in violation of the Governing Documents of the Crane Harbor Group Companies, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights or similar rights of any Person granted by the Crane Harbor Group Companies and (iii) have been offered, sold and issued in compliance with applicable Law, including applicable Securities Laws. Except as set forth on Section 5.2(b) of the Crane Harbor Disclosure Schedules, there are no voting trusts, proxies or other Contracts to which the Crane Harbor Group Companies are parties with respect to the voting or transfer of Crane Harbor’s Equity Securities.

(c) Other than the Crane Harbor Share Rights and Crane Harbor Shareholder Redemptions, there are no outstanding (i) equity appreciation, phantom equity or profit participation rights or (ii) options, restricted stock, restricted stock units, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Crane Harbor Group Companies to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Crane Harbor Group Companies.

(d) The Crane Harbor Group Companies do not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and the Crane Harbor Group Companies are not partners or members of any partnership, limited liability company or joint venture.

(e) The Crane Harbor Group Companies do not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other Person.

Section 5.3 Authority. The Crane Harbor Group Companies have the requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which each is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions. Subject to the receipt of the Crane Harbor Shareholder Approval, the execution and delivery of this Agreement, the Ancillary Documents to which the Crane Harbor Group Companies are or will be a party and the consummation of the Transactions have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly and validly authorized by all necessary corporate action on the part of the Crane Harbor Group Companies. This Agreement and each Ancillary Document to which the Crane Harbor Group Companies are or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Crane Harbor Group Companies and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Crane

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Harbor Group Companies (assuming that this Agreement and the Ancillary Documents to which the Crane Harbor Group Companies are or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against the Crane Harbor Group Companies in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 5.4 Board Approval; Vote Required. The Crane Harbor Board (including any required committee or subgroup of such board), by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has (a) determined that the Transactions are in the best interests of Crane Harbor and its shareholders and declared it advisable, to enter into this Agreement and the Ancillary Documents to which Crane Harbor and to consummate the Transactions, (b) approved the execution, delivery and performance by Crane Harbor of this Agreement, the Ancillary Documents to which Crane Harbor is or will be a party and the Transactions (including the Crane Harbor Continuance and the Transactions), and (c) resolved to recommend, among other things, the holders of Crane Harbor Shares vote in favor of the approval of this Agreement and the transactions contemplated by this Agreement (including the Crane Harbor Continuance and the Transactions), and directed that this Agreement and the Transactions be submitted for consideration by the Crane Harbor Shareholders at the Crane Harbor Shareholders Meeting. The Crane Harbor Shareholder Approval is the only vote of the holders of any class or series of capital stock of Crane Harbor necessary to approve the Transactions.

Section 5.5 Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Crane Harbor Group Companies with respect to the Crane Harbor Group Companies’ execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Crane Harbor Group Companies are or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) compliance with and filings under the HSR Act or under any Foreign Antitrust Laws, (ii) compliance with any applicable requirements of Securities Laws, (iii) such filings with and approvals of Nasdaq to permit the Crane Harbor Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iv) such filings with and approvals of the TSX to permit the Crane Harbor Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on the TSX, (v) such filings and approvals required in connection with the Crane Harbor Continuance, (vi) the Crane Harbor Shareholder Approval, or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Crane Harbor Material Adverse Effect.

(b) Neither the execution, delivery or performance by the Crane Harbor Group Companies of this Agreement nor the Ancillary Documents to which the Crane Harbor Group Companies are or will be a party nor the consummation by the Crane Harbor Group Companies of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Crane Harbor Group Companies’ Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a Crane Harbor Group Company is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Crane Harbor Group Companies or any of its properties or assets are bound, or (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the assets or properties of the Crane Harbor Group Companies, except in the case of clauses (ii) through (iv) above, as would not have a Crane Harbor Material Adverse Effect or prevent, materially delay or materially impair the ability of the Crane Harbor Group Companies to timely consummate the Transactions.

(c) The Crane Harbor Group Companies are each a trade agreement investor within the meaning of the Investment Canada Act.

Section 5.6 SEC Filings. Crane Harbor has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, including all of the statements, forms, reports and documents filed or furnished by it in connection with and subsequent to its initial public offering, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Crane Harbor SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it

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subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Proxy Statement, the “Additional Crane Harbor SEC Reports”). Each of the Crane Harbor SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Crane Harbor SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Crane Harbor SEC Reports or the Additional Crane Harbor SEC Reports (for purposes of the Additional Crane Harbor SEC Reports, assuming that the representation and warranty set forth in Section 3.25 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of their respective dates of filing, the Crane Harbor SEC Reports did not contain any Misrepresentation (for purposes of the Additional Crane Harbor SEC Reports, assuming that the representation and warranty set forth in Section 3.25 is true and correct in all respects with respect to all information supplied by or on behalf of Group Companies expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Crane Harbor SEC Reports. To the knowledge of Crane Harbor, none of the Crane Harbor SEC Reports or the Additional Crane Harbor SEC Reports is subject to ongoing SEC review or investigation.

Section 5.7 Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of Crane Harbor’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Crane Harbor has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Crane Harbor’s financial reporting and the preparation of Crane Harbor’s financial statements for external purposes in accordance with GAAP and (ii) Crane Harbor has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Crane Harbor is made known to Crane Harbor’s principal executive officer and principal financial officer by others within Crane Harbor.

(b) Crane Harbor has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since its initial public offering, Crane Harbor has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Crane Harbor Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Crane Harbor, threatened against Crane Harbor by Nasdaq or the SEC with respect to any intention by such entity to deregister Crane Harbor Class A Shares or prohibit or terminate the listing of Crane Harbor Class A Shares on Nasdaq. Crane Harbor has not taken any action that is designed to terminate the registration of Crane Harbor Class A Shares under the Exchange Act.

(d) The Crane Harbor SEC Reports contain true and complete copies of the applicable Crane Harbor Financial Statements. The Crane Harbor Financial Statements (i) fairly present in all material respects the financial position of Crane Harbor as at the respective dates thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Crane Harbor Financial Statements, were audited in accordance with the standards of the PCAOB, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

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(e) Crane Harbor has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Crane Harbor’s assets. Crane Harbor maintains and, for all periods covered by the Crane Harbor Financial Statements, has maintained books and records of Crane Harbor in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Crane Harbor in all material respects.

(f) Since its incorporation, Crane Harbor has not received any written complaint, allegation, assertion or claim that there is (i) to Crane Harbor’s knowledge, “significant deficiency” in the internal controls over financial reporting of Crane Harbor to Crane Harbor’s knowledge, (ii) to Crane Harbor’s knowledge, a “material weakness” in the internal controls over financial reporting of Crane Harbor, or (iii) fraud or corporate misappropriation, whether or not material, that involves management or other employees of Crane Harbor who have a significant role in the internal controls over financial reporting of Crane Harbor.

Section 5.8 Trust Account. As of the date hereof, Crane Harbor has an amount in cash in the Trust Account equal to at least $223,843,371. The funds held in the Trust Account are (a) invested in United States government treasury obligations, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to, and in accordance with, that certain Investment Management Trust Agreement, dated as of April 24, 2025 (the “Trust Agreement”), between Crane Harbor and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Crane Harbor SEC Reports or the Additional Crane Harbor SEC Reports to be inaccurate in any material respect or, to Crane Harbor’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing Crane Harbor Holders who shall have elected to redeem their Crane Harbor Class A Shares pursuant to the Governing Documents of Crane Harbor or (iii) if Crane Harbor fails to complete a business combination within the allotted time period set forth in the Governing Documents of Crane Harbor and liquidates the Trust Account, subject to the terms of the Trust Agreement, Crane Harbor (in limited amounts to permit Crane Harbor to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Crane Harbor) and then the Pre-Closing Crane Harbor Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Crane Harbor and the Trust Agreement. Crane Harbor has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of Crane Harbor, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. Since its incorporation, Crane Harbor has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing Crane Harbor Holders who have elected to redeem their Crane Harbor Class A Shares pursuant to the Governing Documents of Crane Harbor, each in accordance with the terms of and as set forth in the Trust Agreement, Crane Harbor shall have no further obligation under either the Trust Agreement or the Governing Documents of Crane Harbor to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein or in any Ancillary Document and the compliance by the Company with its obligations hereunder, Crane Harbor has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Crane Harbor on the Closing Date.

Section 5.9 Listing. The issued and outstanding Crane Harbor Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CHACU” The issued and outstanding Crane Harbor Class A Shares and Crane Harbor Share Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbols “CHAC” and “CHACR,” respectively. As of the date

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hereof, Crane Harbor has no reason to believe that the Crane Harbor Class A Shares will not continue to be listed on the Nasdaq following the Closing. There is no Proceeding pending or, to the knowledge of Crane Harbor, threatened in writing against Crane Harbor by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Crane Harbor Shares, the Crane Harbor Class A Shares or the Crane Harbor Share Rights or terminate the listing of Crane Harbor on the Nasdaq. None of Crane Harbor or any of its Affiliates has taken any action in an attempt to terminate the registration of the Crane Harbor Shares, the Crane Harbor Class A Shares or the Crane Harbor Share Rights under the Exchange Act. Crane Harbor is not in violation of any of the rules and regulations or applicable continuing listing requirements of the Nasdaq.

Section 5.10 Contracts. Section 5.10 of the Crane Harbor Disclosure Schedules lists all material Contracts to which Crane Harbor is a party or by which Crane Harbor or any of its assets or properties is bound, including without limitation any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by Crane Harbor, any Contract relating to Indebtedness of Crane Harbor, any Contract with any Person with whom Crane Harbor does not deal at arm’s length within the meaning of the Canadian Tax Act, any Contract requiring Crane Harbor to guarantee the Liabilities of any Person and any Contract regarding any material indemnification obligations incurred or provided by Crane Harbor, and full and accurate copies of all such Contracts have been provided to the Company, including any Contract providing for any Crane Harbor Change of Control Payment of the type described in clause (a) of the definition thereof. (a) Each Contract required to be listed in Section 5.10 of the Crane Harbor Disclosure Schedules is valid and binding on Crane Harbor and, to the knowledge of Crane Harbor, the counterparty thereto, and is in full force and effect, (b) Crane Harbor and, to the knowledge of Crane Harbor, the counterparties thereto are not in material breach of, or material default under, any such Contract, (c) to Crane Harbor’s knowledge, no event or omission has occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of Crane Harbor’s obligations thereunder or result in the creation of any Lien, other than Permitted Liens, (d) Crane Harbor has delivered or made available to the Company true, complete and accurate copies of such Contracts, including all material amendments, schedules, ancillary documents, annexes, exhibits or certificates related thereto, and (e) as of the date hereof, Crane Harbor has not received written, or, to Crane Harbor’s knowledge, oral notice of termination, cancellation or non-renewal of any such Contract.

Section 5.11 Absence of Changes. Since the IPO to the date of this Agreement, no Crane Harbor Material Adverse Effect has occurred and except as otherwise reflected in the Crane Harbor Financial Statements or as expressly contemplated or permitted by this Agreement, Crane Harbor has conducted its business in the ordinary course and in a manner consistent with past practice in all material respects.

Section 5.12 Litigation. There is (and since Crane Harbor’s incorporation, there has been) no Proceeding pending or, to Crane Harbor’s knowledge, threatened by or against Crane Harbor that, if adversely decided or resolved, would reasonably be expected to be, individually or in the aggregate, material to Crane Harbor, taken as a whole or that would prevent, materially delay or materially impair the ability of Crane Harbor to timely consummate the Transactions. None of Crane Harbor nor any of its properties or assets is subject to any material Order (including any Order that would prevent, materially delay or materially impair the ability of Crane Harbor to timely consummate the Transactions). As of the date of this Agreement, there are no material Proceedings by Crane Harbor pending against any other Person.

Section 5.13 Compliance with Applicable Law. Crane Harbor (a) conducts, and since its incorporation has conducted, its business in accordance with all Laws and Orders applicable to Crane Harbor and is not in violation of any such Law or Order, and (b) has not received any written communications from a Governmental Entity that alleges that Crane Harbor is not in compliance with any such Law or Order, except in the case of each of clauses (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to Crane Harbor, taken as a whole.

Section 5.14 Compliance with Sanctions Laws, Anti-Corruption Laws and Anti-Money Laundering Laws.

(a) Since its incorporation, neither Crane Harbor nor any of its directors or officers, nor, to Crane Harbor’s knowledge, any of its employees, agents, or other third-party representatives acting for or on behalf of any of the foregoing, is or has been a Sanctioned Person or otherwise is engaging or has engaged in dealings with a Sanctioned Person.

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(b) Since its incorporation, Crane Harbor has not violated in any material respect any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws or Anti-Money Laundering Laws.

(c) Since its incorporation, neither Crane Harbor nor any of its directors or officers, nor, to Crane Harbor’s knowledge, any of its employees, agents, or any third-party representatives acting for or on behalf of any of the foregoing has, in contravention of any Anti-Corruption Laws, directly or indirectly, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments, or anything of value, to or from any Person, (ii) made or paid any contributions, directly or indirectly, to a domestic or foreign political party or candidate which was not in compliance with applicable Law, or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment or any thing of value under any Anti-Corruption Laws.

(d) Since its incorporation, Crane Harbor has not, to Crane Harbor’s knowledge, been the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Sanctions Laws, Anti-Corruption Laws, Ex-Im Laws or Anti-Money Laundering Laws.

Section 5.15 Employees. Other than as set forth in Section 5.15 of the Crane Harbor Disclosure Schedules, Crane Harbor has never employed any employees or retained any contractors. Other than reimbursement of any out-of-pocket expenses incurred by Crane Harbor’s officers and directors in connection with activities on Crane Harbor’s behalf in an aggregate amount not in excess of the amount of cash held by Crane Harbor outside of the Trust Account, Crane Harbor has no unsatisfied liabilities with respect to any employee. Crane Harbor does not currently maintain or have any liability under any employment or employee benefit plan, program, agreement, policy or arrangement, and neither the execution and delivery of this Agreement nor the Ancillary Documents nor the consummation of the Transactions will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Crane Harbor, or (b) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by Crane Harbor being classified as an “excess parachute payment” under Section 280G of the Code.

Section 5.16 Not an Investment Company. Crane Harbor is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” within the meaning of the Investment Company Act, and the rules and regulations promulgated thereunder.

Section 5.17 Business Activities; Assets. Since its incorporation, Crane Harbor has not conducted any business activities other than activities (a) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (b) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, or (c) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Crane Harbor’s Governing Documents, there is no Contract binding upon Crane Harbor or to which Crane Harbor is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing). Crane Harbor does not own any real property. Crane Harbor does not own any material property or assets, other than its interest in the Trust Account. All property and assets owned by Crane Harbor are owned free and clear of any Lien.

Section 5.18 No Undisclosed Liabilities. Except for Liabilities (a) set forth in Section 5.18 of the Crane Harbor Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby (including, for the avoidance of doubt, the Crane Harbor Expenses and any Liabilities arising out of, or related to, any Proceeding related to this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, including any shareholder demand or other shareholder Proceedings (including derivative claims) arising out of, or related to, any of the foregoing), (c) set forth or disclosed in the Crane Harbor Financial Statements included in the Crane Harbor SEC Reports, (d) that have arisen since the date of the most recent balance sheet included in the Crane Harbor SEC Reports in the ordinary course of business (and not as a result of a breach of any Contract by Crane Harbor), (e) that

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are incurred with the consent of the Company or (f) that would not reasonably be expected to be, individually or in the aggregate, material to Crane Harbor, Crane Harbor does not have any Liabilities that would be required to be included in a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto. Immediately prior to the Closing, Crane Harbor shall have no Indebtedness outstanding.

Section 5.19 Tax Matters.

(a) Crane Harbor has prepared and filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true, complete and correct in all material respects and prepared in compliance in all material respects with all applicable Laws, and Crane Harbor has paid all material income and other Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

(b) Crane Harbor has duly and timely withheld all material amounts of Taxes required by Law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the account or benefit of any Person, including any employees, officers or directors and any non-resident Person), and has duly and timely remitted to the appropriate Tax Authority all such amounts required to have been withheld, collected and paid.

(c) Crane Harbor has duly and timely collected all amounts on account of any sales or transfer tax required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it.

(d) Crane Harbor is not currently the subject of a Tax Contest. Crane Harbor has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed.

(e) Crane Harbor has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(f) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of U.S., state, or local income Tax Law), private letter rulings, advanced tax rulings, advance pricing agreements, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to Crane Harbor which agreement or ruling would be effective after the Closing Date.

(g) Crane Harbor will not be required to include any item in taxable income, or exclude any item of deduction, for any period ending after the Closing Date by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the Closing Date, (ii) a use of an improper method of accounting for any period (or portion thereof) ending on or before the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) an election made pursuant to Section 965(h) of the Code (or any corresponding or similar provision of state, local or non-U.S. Law), (v) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date outside of the ordinary course of business or (vi) any intercompany item under Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or non-U.S. Law) or excess loss account under Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or non-U.S. Law).

(h) Crane Harbor is not and has not been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of U.S. state or local or non-U.S. income Tax Law). Crane Harbor has not entered into, participated or engaged in any transactions which are subject to the reporting requirements under section 237.3 of the Canadian Tax Act or the notification requirements under section 237.4 of the Canadian Tax Act, or the reporting or notification requirements, under similar provisions of any other applicable provincial or territorial Law.

(i) Crane Harbor has not received any material refund of Taxes, Tax credit, deduction or subsidy to which it was not entitled.

(j) There are no Liens for Taxes on any assets of Crane Harbor other than Permitted Liens.

(k) Crane Harbor was not a “distributing corporation” or a “controlled corporation,” each within the meaning of Section 355(a)(1)(A) of the Code, in a distribution intended to qualify under Section 355 of the Code (i) within the past two (2) years or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

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(l) Crane Harbor is tax resident only in its jurisdiction of organization, incorporation or formation, as applicable.

(m) Crane Harbor is, and has been since its formation, (i) organized under the laws of the Cayman Islands and (ii) treated as a foreign corporation for United States federal income tax purposes.

(n) Crane Harbor has not been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(o) No written claims have ever been made by any Tax Authority in a jurisdiction where Crane Harbor does not file Tax Returns that Crane Harbor is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(p) Crane Harbor does not have a permanent establishment (within the meaning of an applicable Tax treaty) nor otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(q) Crane Harbor (i) has not been a member of an affiliated group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return (other than a group the common parent of which was Crane Harbor or any of its current Affiliates) and (ii) does not have any Liability for the Taxes of any Person under Section 160 of the Canadian Tax Act or Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law), or as a transferee or successor.

(r) Crane Harbor has complied in all material respects with the transfer pricing provisions of applicable Tax Laws.

(s) Crane Harbor is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than a Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes) and Crane Harbor is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for Canadian or U.S. federal income Tax purposes.

(t) There are no circumstances or situations existing, or that have existed, which have resulted, or which could result in the application of sections 78 or 80 to 80.04 of the Canadian Tax Act or any equivalent provincial provision to Crane Harbor at any time prior to the Closing.

(u) After the Crane Harbor Continuance Date, Crane Harbor will be a “taxable Canadian corporation” for purposes of the Canadian Tax Act.

(v) To the knowledge of Crane Harbor, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(w) There are no Crane Harbor Shares that were issued in connection with the performance of services and subject to vesting for which a valid and timely election under Section 83(b) of the Code was not made. Crane Harbor has delivered to the Company correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS service center with respect to any Crane Harbor Share that was initially subject to a vesting arrangement issued by Crane Harbor to any of its employees, non-employee directors, consultants, or other service providers.

Section 5.20 Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 5.20 of the Crane Harbor Disclosure Schedules (which fees shall be the sole responsibility of Crane Harbor), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Crane Harbor or any of its Affiliates for which Crane Harbor has any obligation.

Section 5.21 Transactions with Affiliates. Section 5.21 of the Crane Harbor Disclosure Schedules sets forth all Contracts between (a) Crane Harbor, on the one hand, and (b) any officer, director, partner, member, manager, registered equityholder (including the Sponsor) or Affiliate of either Crane Harbor or the Sponsor, on the other hand (each Person identified in this clause (b), a “Crane Harbor Related Party”), other than (i) Contracts with respect to a Crane Harbor Related Party’s employment with, or the provision of services to, Crane Harbor entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course

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compensation), (ii) Contracts with respect to a Pre-Closing Crane Harbor Holder’s or a holder of Crane Harbor Share Rights’ status as a holder of Crane Harbor Shares or Crane Harbor Share Rights, as applicable, (iii) any Ancillary Document, and (iv) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b). No Crane Harbor Related Party (A) owns any interest in any material asset used in Crane Harbor’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, lender, partner, lessor or lessee or other material business relation of Crane Harbor or (C) owes any material amount to, or is owed any material amount by, Crane Harbor. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.21 are referred to herein as “Crane Harbor Related Party Transactions”.

Section 5.22 Information Supplied. None of the information supplied or to be supplied by or on behalf of Crane Harbor in writing expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement and Proxy Statement will, when the Registration Statement is declared effective or when the Proxy Statement and Canadian Prospectus is mailed to the Pre-Closing Crane Harbor Holders or at the time of the Crane Harbor Shareholders Meeting and when the Canadian Prospectus is filed, and in the case of any amendment thereto, at the time of such amendment, contain any Misrepresentation; provided, however, that Crane Harbor makes no representation with respect to any forward looking statements or information derived from third party sources which Crane Harbor believes to be accurate supplied by Crane Harbor for inclusion in, or relating to information to be included in the Registration Statement or Proxy Statement or Canadian Prospectus.

Section 5.23 Data Privacy and Security. Except as would not reasonably be expected to have a Crane Harbor Material Adverse Effect, (i) Crane Harbor has, at all times since December 31, 2022, complied with all applicable Privacy Laws and (ii) to the knowledge of Crane Harbor, there have been no Security Incidents involving Personal Data in the possession, custody, or control of Crane Harbor, or processed by third parties on Crane Harbor’s behalf. Crane Harbor has taken commercially reasonable precautions designed to protect, as applicable, the confidentiality, integrity and security of the material Crane Harbor IT Systems. All Crane Harbor IT Systems are, to the knowledge of Crane Harbor, (i) free from any “Trojan horse”, material “virus”, “ransomware”, or other material malicious code, material defect, material bug, or material programming, material design or material documentation error and (ii) in reasonably good working condition to effectively perform all material information technology operations necessary for the operation of the business (except for ordinary wear and tear).

Section 5.24 CFIUS Foreign Person Status.

Crane Harbor (i) is not a “foreign person” within the meaning of the DPA and (ii) is not “controlled” by a foreign person within the meaning of the DPA, and Crane Harbor, the Sponsor, and the direct and indirect investors of either of the foregoing do not permit and will not permit any foreign person — whether affiliated as a limited partner or otherwise — to obtain through it any of the following within the meaning of the DPA with respect to the Company and Newco: (a) access to any “material nonpublic technical information” in the possession of the Company or Newco; (b) membership or observer rights on the board of directors of the Company or Newco or equivalent governing body of the Company or Newco or the right to nominate an individual to a position on the board of directors of the Company or Newco or equivalent governing body of the Company or Newco; (c) any “involvement,” other than through the voting of shares, in the “substantive decisionmaking” of the Company or Newco regarding (i) the use, development, acquisition, or release of “critical technology”; (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” of U.S. citizens maintained or collected by the Company or Newco; or (iii) the management, operation, manufacture or supply of “covered investment critical infrastructure”; or (d) “control” of the Company or Newco.

Section 5.25 Data Security Program Status. Crane Harbor is not a “covered person,” as defined in Executive Order 14117 and rules issued thereunder, including 28 C.F.R. Part 202, as amended from time to time.

Section 5.26 Outbound Investment Security Program Status. Crane Harbor is not a “person of a country of concern” within the meaning of 31 C.F.R. Part 850, as implemented or revised from time to time.

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ARTICLE 6

COVENANTS

Section 6.1 Conduct of Business of the Company, Newco and Crane Harbor.

(a) From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, each of the Company, Newco and Crane Harbor shall, and shall cause their respective Subsidiaries (as applicable) to, except (w) as expressly contemplated by this Agreement, any Ancillary Document, or the Pre-Closing Reorganization, (x) as required by applicable Law or any Governmental Entity, (y) in the case of the Company only, as set forth on Section 6.1 of the Company Disclosure Schedules, or (z) as consented to in writing by, in the case of the Group Companies and Newco, Crane Harbor and in the case of Crane Harbor, the Company (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed), (i) operate their respective business (including, in the case of the Company, that of the Group Companies) in the ordinary course and consistent with past practice and (ii) use commercially reasonable efforts to maintain and preserve intact their respective business organization, assets, properties and material business relations (including, in the case of the Company, those of the Group Companies), taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement, in accordance with its terms, each of the Company, Newco and Crane Harbor shall, and shall cause their respective Subsidiaries (as applicable) to, except (v) as expressly contemplated by this Agreement, any Ancillary Document or the Pre-Closing Reorganization, (w) as required by applicable Law or any Governmental Entity, (x) in the case of the Company, as set forth on Section 6.1(b) of the Company Disclosure Schedules, (y) in the case of Crane Harbor, as set forth on Section 6.1(b) of the Crane Harbor Disclosure Schedules, or (z) as consented to in writing by, in the case of the Group Companies, Crane Harbor and in the case of Crane Harbor, the Company (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed) not to do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Subsidiary, other than, in the case of the Company only, (A) dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company, and (B) the withholding of shares of the applicable class of capital stock of the Company in connection with the payment of Taxes or the exercise price upon the exercise or conversion of any Company Equity Awards or Company Warrants outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement;

(ii) (A) merge, consolidate, combine or amalgamate with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to any (A) Governing Documents, (B) in the case of the Company, the Company Shareholders Agreements, or, other than amendments of solely an administrative nature which will not impact the terms of any Rollover Equity Award, any Company Equity Plan, or (C) in the case of Crane Harbor, the Trust Agreement or the Share Rights Agreement;

(iv) (A) sell, assign, abandon, let lapse, lease, license or otherwise dispose of any material assets or properties, other than (x) inventory or obsolete equipment in the ordinary course of business, (y) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business, or (z) any non-material Intellectual Property Rights abandoned or allowed to lapse in the ordinary course of business to the extent commercially reasonable in the Company’s business judgment, (B) create, subject to or incur any Lien on any material assets or properties (other than Permitted Liens), or (C) disclose any material Trade Secrets of the Group Companies (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of such Trade Secrets) or any source code;

(v) (A) transfer, issue, sell or grant (1) any Equity Securities of itself or any Subsidiary or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating itself or any Subsidiary to issue, deliver or sell any Equity Securities of itself or any Subsidiary, other than, in the case of the

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Company only, the issuance of shares of the applicable class of capital stock of the Company upon the exercise, vesting or conversion of any Company Equity Awards or Company Preferred Shares outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement (provided, however, that, prior to the Company Required Approval having been obtained, the Company shall be prohibited from accelerating to an earlier date the vesting of any Company Equity Awards under the terms of the applicable Company Equity Plan), (B) in the case of the Company only, consent to the transfer of any Company Shares, or (C) transfer or otherwise directly or indirectly dispose of, agree or consent to the transfer of, or subject to a Lien (other than a Permitted Lien), (1) any Equity Securities of any Subsidiary or (2) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating itself or any Subsidiary to issue, deliver or sell any Equity Securities of any of its Subsidiaries;

(vi) incur, create or assume any Indebtedness, other than, in the case of the Company only, ordinary course trade payables;

(vii) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than, (A) in the case of the Company only, intercompany loans or capital contributions between the Company and any of its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(viii) in the case of the Group Companies only, except as required under the terms of any Employee Benefit Plan or Contract of any Group Company that is set forth in Section 3.11(a) of the Company Disclosure Schedules, (A) establish, amend, modify, adopt, enter into or terminate any Employee Benefit Plan or any other benefit or compensation plan, policy, program, agreement, arrangement or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, other than amendments of health or welfare benefit plans

(ix) in connection with the annual renewal and reenrollment of such plans in the ordinary course of business and consistent with past practice that would not increase the aggregate cost to the Group Companies of maintaining all Employee Benefit Plans that are health or welfare plans by more than 5% in the aggregate for all such amendments, (B) make, promise or grant any salary, bonus, benefit, incentive or any other compensation increase or decrease payable to any employee at a “Director” level or above, or (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, individual independent contractor or other individual service provider;

(x) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, noninterference, non-disparagement or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other individual service provider;

(xi) modify, extend, or enter into any CBA, or recognize or certify any labor union, labor organization, works council, or group of employees of any Group Company as the bargaining representative for any employees of any Group Company.

(xii) implement any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that could implicate WARN;

(xiii) in the case of the Company only, in any calendar year (A) increase the total number of employees of the Group Companies by more than 10% on a net basis, taking into account all employees hired during such calendar year and all employees who separate from employment for any reason during such calendar year; or (B) terminate (other than for cause), the employment of a number of employees of the Group Companies that exceeds 10% of the total number of employees of the Group Companies as of the first day of such calendar year;

(xiv) in the case of Crane Harbor only, hire any employees or retain any contractors or establish, amend, modify, adopt, enter into or terminate any employee benefit plan, program, agreement, policy or arrangement;

(xv) make, change or revoke any material election concerning Taxes, amend any Tax Return that is reasonably likely to result in a material increase to a Tax liability, enter into any material Tax closing agreement, settle or compromise any material Tax Contest, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax Contest, other than any such extension or waiver that is an extension of time to file a Tax Return obtained in the ordinary course of business;

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(xvi) enter into any settlement, conciliation or similar Contract other than, in the case of the Company only, any settlement, conciliation or similar Contract the performance of which would involve the payment by the Group Companies of less than $500,000 in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or Crane Harbor or any of its Affiliates after the Closing), in the case of the Company, or on Crane Harbor, in the case of Crane Harbor;

(xvii) waive, release or assign, compromise or settle any Proceeding, other than, in the case of the Company only, the settlement of any proceeding involving only the payment of money (not covered by insurance) by any Group Company of any amount not exceeding $500,000 in the aggregate;

(xviii) authorize or incur any capital expenditures or commitments other than, in the case of the Company only, capital expenditures or commitments not exceeding $1,000,000 individually;

(xix) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

(xx) change any method of accounting in any material respect, other than changes that are made in accordance with GAAP;

(xxi) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xxii) make or promise any Company Change of Control Payment or Crane Harbor Change of Control Payment, other than, in the case of the Company only, those set forth on Section 1.1 of the Company Disclosure Schedules;

(xxiii) (A) in the case of the Company only, (1) amend, modify or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms), (2) waive any material benefit or right under any Material Contract, or (3) other than in the ordinary course of business, enter into any Contract that would constitute a Material Contract, and (B) in the case of Crane Harbor only, (1) amend, modify or terminate any material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such material Contract pursuant to its terms), (2) waive any material benefit or right under any material Contract, or (3) other than in the ordinary course of business, enter into any Contract;

(xxiv) in the case of the Company only, fail to maintain in full force and effect in all material respects, or fail to replace or renew, the material insurance policies of the Company and its Subsidiaries to the extent commercially reasonable in the Company’s business judgment in light of prevailing conditions in the insurance market; or

(xxv) agree to take any of the actions set forth in this Section 6.1(b).

Notwithstanding anything in this Section 6.1 or this Agreement to the contrary, nothing set forth in this Agreement shall give any Party, directly or indirectly, the right to control or direct the operations of any other Party or its respective Affiliates prior to the Closing.

Section 6.2 Efforts to Consummate.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 7 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement, (ii) using reasonable best efforts to obtain the PIPE Financing on the terms and subject to the conditions set forth in the Subscription Agreements, and (iii) the Company taking, or causing to be taken, all actions necessary or advisable to cause the agreements set forth on Section 6.2(a) of the Company Disclosure Schedules to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Closing Date, Crane Harbor)). Without limiting the generality of the foregoing, each of the Parties shall use

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reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that (x) each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents and (y) each Party shall bear 50% of the HSR Act filing fee and any filing or similar fees with respect to any Foreign Antitrust Laws. Each Party shall (A) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within twenty (20) Business Days) following the date of this Agreement, (B) make any appropriate filings or take, or cause to be taken, any required actions pursuant to any Foreign Antitrust Laws with respect to the transactions contemplated by this Agreement promptly following the date of this Agreement, and (C) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act or under any Foreign Antitrust Laws. Crane Harbor shall promptly inform the Company of any substantive communication between Crane Harbor, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Crane Harbor of any substantive communication between the Company or Newco, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Without limiting the foregoing, (x) the Parties agree to request early termination of the applicable waiting period under the HSR Act, and (y) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or under any applicable Foreign Antitrust Laws or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Ancillary Documents, except with the prior written consent of Crane Harbor and the Company. Nothing in this Section 6.2 obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities, assets or facilities of any Group Company or any entity, facility or asset of such Party or any of its Affiliates, (ii) terminate, amend or assign existing relationships and contractual rights or obligations, (iii) amend, assign or terminate existing licenses or other agreements, or (iv) enter into new licenses or other agreements. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with the other Party’s prior written consent.

(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Crane Harbor, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of Crane Harbor) or Crane Harbor (in the case of the Company and Newco), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written substantive communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Any materials exchanged in connection with this Section 6.2 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel (including in-house counsel) of any Party, and to remove competitively sensitive material; provided, that such Party may, as it deems advisable and necessary, designate any materials provided to the other Party under this Section 6.2 as “outside counsel only.” Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of Crane Harbor, the Company, or, in the case of the Company and Newco, Crane Harbor in advance and, to the extent reasonably practicable and not prohibited by such Governmental Entity, gives, in the case of Crane Harbor, the Company and Newco, or, in the case of the Company, Crane Harbor, the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 6.2 conflicts with any other covenant or agreement in this Article 6 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(d) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Crane Harbor, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Crane Harbor, Crane Harbor or any of its Representatives (in their capacity as a representative of Crane Harbor) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). Crane Harbor and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise

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of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, (iv) reasonably cooperate with each other, and (v) refrain from settling or compromising any Transaction Litigation without the prior written consent of, in the case of the Group Companies, Crane Harbor and in the case of Crane Harbor, the Company (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.3 Confidentiality and Access to Information.

(a) The Parties acknowledge and agree that as of the date hereof, and continuing through the Closing Date and terminating thereafter, the Parties and each of their respective Affiliates and Representatives remain bound to the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 6.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or in any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein or therein shall govern and control to the extent of such conflict.

(b) From and after the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, each Party shall provide, or cause to be provided, to the other Party and its Representatives during normal business hours reasonable access to its and its Subsidiaries’ properties, directors, officers, books and records (in a manner so as to not interfere with normal business operations). Notwithstanding the foregoing, neither Party nor its Subsidiaries shall be required to provide to the other Party or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which such Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of such Party with respect to confidentiality, non-disclosure or privacy, or (D) jeopardize protections afforded to such Party or its Subsidiaries under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the so affected Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and Crane Harbor, any Crane Harbor Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that, each Party shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis. For the avoidance of doubt, this Section 6.3 shall not permit any Party to conduct invasive sampling or other invasive or intrusive environmental testing of any real property of another Party without the prior written consent of, in the case of the Group Companies, Crane Harbor and in the case of Crane Harbor, the Company (which may be withheld, conditioned or delayed by such Party in its sole discretion).

(c) For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, the Parties are permitted to disclose the Tax treatment of the transactions that are the subject of this Agreement to the extent necessary to prevent any such transaction from becoming, or from becoming part of a series of transactions that includes, a “reportable transaction” as defined in subsection 237.3(1) of the Canadian Tax Act and any comparable provision of provincial or foreign law. In addition, if at any time after the Closing Date, a Party determines, or becomes aware that an “advisor” (as is defined for purposes of section 237.3 or section 237.4 of the Canadian Tax Act) has determined, that the transactions contemplated by this Agreement are or would be subject to the reporting requirements under section 237.3 or the notification requirements under section 237.4 of the Canadian Tax Act (in this section, the “Disclosure Requirements”), that Party will promptly inform the other Party of its intent, or its advisor’s intent, to comply with the Disclosure Requirements and the Parties will cooperate in good faith to determine the applicability of such requirements. In the event that, following such cooperation, it is ultimately determined that any Party is required to file any applicable information return, notification and/or disclosure in accordance with the Disclosure Requirements (in this section, in each case, a “Mandatory Disclosure”), each Party required to file a Mandatory Disclosure (in this section, a “Disclosing Party”) shall submit to the other Party a draft of such Mandatory Disclosure at least 30 days before the date on which such Mandatory Disclosure is required by Law to be filed, and such other Party shall have the right to make reasonable comments or changes on such draft by communicating such comments or changes in writing to the Disclosing Party at least 15 days before the date on which such Mandatory Disclosure is required by Law to be filed. The Disclosing Party shall consider in good faith any such comments or changes proposed by the other Party and shall incorporate such comments or changes which the Disclosing Party determines are reasonable and in accordance with Law.

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Section 6.4 Disclosed Personal Data

(a) The Parties acknowledge and agree that the Disclosed Personal Data is necessary for the Parties to determine whether to proceed with the Transactions contemplated by this Agreement and, if the determination is made to proceed with the Transactions, to complete them.

(b) Prior to the consummation of the Transactions contemplated by this Agreement, the Parties shall: (i) use or disclose any Disclosed Personal Data solely as required to (A) determine whether to proceed with the Transactions contemplated by this Agreement, (B) perform their obligations and exercise their rights under this Agreement related to the Transactions contemplated by this Agreement, (C) consummate the Transactions contemplated by this Agreement, or (D) comply with applicable Laws; (ii) not use or disclose any Disclosed Personal Data for any purpose except and only to the extent permitted or required by applicable Law; (iii) protect all Disclosed Personal Data using security safeguards appropriate to the sensitivity of the information; and (iv) within a reasonable period following (A) the consummation of the Transactions contemplated by this Agreement; (B) a decision by either or both Parties not to proceed with the Transactions contemplated by this Agreement; or (C) the Disclosed Personal Data is no longer necessary for the purposes set out in (i), destroy or return to the other Party all Disclosed Personal Data.

(c) Following the consummation of the Transactions contemplated by this Agreement, the Parties shall: (i) use or disclose the Disclosed Personal Data solely for the purposes for which the Disclosed Personal Data was collected, permitted to be used or disclosed prior to the consummation of the Transactions contemplated by this Agreement, unless consent is obtained or as otherwise permitted or required by applicable Law; (ii) protect all Disclosed Personal Data using security safeguards appropriate to the sensitivity of the information; and (iii) give effect to any withdrawal of consent required under any applicable Law.

Section 6.5 Public Announcements.

(a) Subject to Section 6.5(b), Section 2.4, Section 6.8 and Section 6.9, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby prior to the Closing without the prior written consent of, in the case of the Group Companies, Crane Harbor and in the case of Crane Harbor, the Company; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is Crane Harbor, or Crane Harbor, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 6.4, (iii) subject to and in accordance with Section 6.2(b), to Governmental Entities in connection with any Consents required to be made under this Agreement, the Ancillary Documents or in connection with the Transactions, or (iv) to their respective directors, officers, employees, direct and indirect current or prospective limited partners and investors or otherwise in the ordinary course of their respective businesses, in each case, so long as (A) such announcements or communications relate solely to the status and terms (including price terms) of this Agreement and the Transactions and (B) such recipients are subject to confidentiality obligations at least as restrictive as those set forth in the Confidentiality Agreement; provided, that the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party Consent.

(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Crane Harbor prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Crane Harbor shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Crane Harbor shall consider such comments in good faith. The Company, on the one hand, and Crane Harbor, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Crane Harbor, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Crane Harbor shall file

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a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 6.6 Tax Matters.

(a) Tax Treatment.

(i) For U.S. federal income tax purpose, the Parties intend that (A) the Crane Harbor Continuance shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (B) each of the Company Exchange and Crane Harbor Exchange, and other related transactions shall constitute a single integrated transaction intended to qualify as a tax-free exchange within the meaning of Section 351 of the Code or a “reorganization” within the meaning of Section 368(a) of the Code, (collectively, the “Intended Tax Treatment”), and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify. The Parties shall file all U.S. Tax Returns consistent with, and take no position inconsistent with (whether in U.S. audits, U.S. Tax Returns or otherwise with respect to U.S. federal income tax matters), the treatment described in this Section 6.6(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii) Crane Harbor, the Company and Newco hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede, the Transactions from qualifying for the Intended Tax Treatment.

(b) If, in connection with the preparation and filing of the Registration Statement and/or Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted with respect to the U.S. Tax treatment of (i) the Crane Harbor Continuance or Crane Harbor Exchange for the Pre-Closing Crane Harbor Holders or Crane Harbor, then Crane Harbor will procure Winston & Strawn LLP or other counsel to Crane Harbor (“Crane Harbor Tax Counsel”) to deliver such tax opinions or (ii) the Company Exchange for the Company Shareholders or the Company, then the Company will procure Cooley LLP or other counsel to the Company (“Company Tax Counsel”) to deliver such tax opinions and, in either case, Crane Harbor, the Company and Newco, as applicable, shall deliver to Crane Harbor Tax Counsel or Company Tax Counsel, as applicable, customary Tax representation letters reasonably satisfactory to Crane Harbor Tax Counsel or Company Tax Counsel, as applicable, at such time or times as may be reasonably requested by Crane Harbor Tax Counsel or Company Tax Counsel, as applicable, in connection with the delivery of any such tax opinions with respect to the Tax treatment of the Transactions.

(c) For Canadian income tax purposes, the Parties intend that (i) the Company Exchange be tax-deferred for each Company Shareholder under either section 85 of the Canadian Tax Act (to the extent a Company Shareholder files a joint election under subsection 85(1) of the Canadian Tax Act with Newco) or subsection 85.1(1) of the Canadian Tax Act (to the extent that (A) the application of subsection 85.1(1) of the Canadian Tax Act is not precluded for such Company Shareholder by virtue of subsection 85.1(2) of the Canadian Tax Act, (B) such Company Shareholder holds the Company Shares as capital property for the purposes of the Canadian Tax Act, and (C) such Company Shareholder does not include a gain or loss on the disposition of the Company Shares on the Company Exchange in such Company Shareholder’s return of income for the taxation year in which the Company Exchange occurred) and (ii) subsection 7(1.4) of the Canadian Tax Act apply to the exchange of certain Company Options as described in the Plan of Arrangement. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with, the treatment described in this Section 6.6(c) unless required to do so by applicable Canadian income Tax Law.

(d) Crane Harbor, the Company or Newco, as applicable, shall promptly notify the other party in writing if, before the Closing Date, it determines that it is not reasonable for the Transactions to qualify for the Intended Tax Treatment. Following such notice, the Company or Newco may propose amendments to the terms of this Agreement that the Company or Newco believes could reasonably facilitate such qualification without adversely affecting the rights and commercial position of Crane Harbor, the Company, Newco, and their respective shareholders. In that case, Crane Harbor shall consider in good faith the proposed amendments and, if it determines in good faith that they would not result in unreasonable delay to Closing and would not adversely affect the rights or commercial position of Crane Harbor, the Company, Newco, and their respective shareholders, the Parties shall use reasonable best efforts to effect any such amendments.

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(e) In the event that Crane Harbor or Newco determines after Closing that Crane Harbor or Newco is a PFIC for any taxable year, Crane Harbor of Newco, as applicable, shall use commercially reasonable efforts to provide sufficient information to Newco’s shareholders to make a timely “qualified electing fund” election within the meaning of Section 1295 of the Code with respect to Crane Harbor or Newco, as applicable.

Section 6.7 Exclusive Dealing.

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause Newco, the other Group Companies, its controlled Affiliates and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) discuss or negotiate with any Person a Company Acquisition Proposal (other than to inform such Person of the restrictions set forth in this Section 6.7); (iv) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (v) take meaningful steps in preparation for, or conduct, a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (vi) otherwise cooperate in any way with, or knowingly assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify Crane Harbor in writing promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep Crane Harbor reasonably informed on a current basis of any modifications to such offer or information. Notwithstanding anything to the contrary in this Section 6.7(a), this Agreement shall not prevent the Company or its board of directors from, prior to obtaining the Company Required Approval in respect of the Company Arrangement Resolution, disclosing to Company Shareholders the receipt, existence or terms of a bona fide Company Acquisition Proposal received after the date hereof that did not result from a material breach of this Section 6.7(a).

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Crane Harbor shall not, and shall cause its Representatives and Affiliates not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Crane Harbor Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Crane Harbor Acquisition Proposal; (iii) discuss or negotiate with any Person a Crane Harbor Acquisition Proposal (other than to inform such Person of the restrictions set forth in this Section 6.7), (iv) enter into any Contract or other arrangement or understanding regarding a Crane Harbor Acquisition Proposal; (v) take meaningful steps in preparation for, or conduct, an offering of any securities of Crane Harbor (or any Affiliate or successor of Crane Harbor); or (vi) otherwise cooperate in any way with, or knowingly assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Crane Harbor agrees to (A) notify the Company promptly upon receipt of any Crane Harbor Acquisition Proposal by Crane Harbor, and to describe the material terms and conditions of any such Crane Harbor Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Crane Harbor Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information. Notwithstanding any other provision to the contrary contained in this Agreement, none of the provisions of this Section 6.7(b) (including without limitation any of the foregoing regarding exclusivity) shall in any way apply to or limit the activities of any non-controlled affiliate of Crane Harbor (each, a “Crane Harbor Non-Controlled Affiliate”), but only if Confidential Information (as defined in the Confidentiality Agreement) of the Company has not been, and is not, made available to any such Crane Harbor Non-Controlled Affiliate. Should any individual who is employed by a Crane Harbor Non-Controlled Affiliate receive Confidential Information (as defined in the Confidentiality Agreement) of the Company in his or her capacity as a director, officer or other representative of Crane Harbor, such individual will be bound by the terms of this Agreement applicable to Crane Harbor, but the activities of such Crane Harbor Non-Controlled Affiliate may continue without limitation as set forth herein and this Agreement shall not apply to such Crane Harbor Non-Controlled Affiliate so long as such Crane Harbor Non-Controlled Affiliate does not disclose or use any such Confidential Information (as defined in the Confidentiality Agreement) in connection with such activities and is not otherwise directed to take, or refrain from taking such actions, but such individuals.

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Section 6.8 Preparation of Registration Statement and Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, the Parties shall prepare and Newco shall file with the SEC, the Registration Statement which will be used to register the Newco Shares issuable pursuant to the Transactions, all in accordance with and as required by Newco’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC, Nasdaq and TSX. Each Party shall use its reasonable best efforts to (a) cause the Registration Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies and Newco, the provision of financial statements of, and any other information with respect to, the Group Companies and Newco for all periods, and in the form, required to be included in the Registration Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC and its staff; (c) have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Each Party shall promptly furnish, or cause to be furnished, to the other Parties all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 6.8 or for including in any other statement, filing, notice or application made by or on behalf of Newco to the SEC, Nasdaq or TSX in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 6.6(b). Newco shall allow Crane Harbor and its counsel to review the Registration Statement and any amendment thereto a reasonable amount of time prior to filing the Registration Statement or any amendment or supplement thereto and shall consider for inclusion in the Registration Statement and/or any amendment or supplement thereto any reasonable comments proposed by Crane Harbor. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement, then (i) such Party shall promptly inform the other Parties thereof; (ii) the Parties shall prepare an amendment or supplement to the Registration Statement and (iii) Newco shall file such amendment or supplement with the SEC. Newco and Crane Harbor shall, as promptly as reasonably practicable, advise Company of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Newco Shares for offering or sale in any jurisdiction, and the Parties shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to it or any of its Non-Party Affiliates or its or their respective Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any Misrepresentation.

(b) As promptly as reasonably practicable following the date of this Agreement, the Parties shall prepare and Crane Harbor shall file with the SEC, the Proxy Statement which will be used for the Crane Harbor Shareholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Crane Harbor’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq and TSX. Each Party shall use its reasonable best efforts to (a) cause the Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Group Companies and Newco, the provision of financial statements of, and any other information with respect to, the Group Companies and Newco for all periods, and in the form, required to be included in the Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC and its staff; (c) have the Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. Each Party shall promptly furnish, or cause to be furnished, to the other Parties all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 6.8 or for including in any other statement, filing, notice or application made by or on behalf of Crane Harbor to the SEC or Nasdaq or TSX in connection with the transactions contemplated by this Agreement or the Ancillary Documents, including delivering customary tax representation letters to counsel to enable counsel to deliver any tax opinions requested or required by the SEC to be submitted in connection therewith as described in Section 6.6(b). Crane Harbor shall allow Newco, the Company and their counsel to review

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the Proxy Statement and any amendment thereto a reasonable amount of time prior to filing the Proxy Statement or any amendment or supplement thereto and shall consider for inclusion in the Proxy Statement and/or any amendment or supplement thereto any reasonable comments proposed by the Company or Newco. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Proxy Statement, then (i) such Party shall promptly inform the other Parties thereof; (ii) the Parties shall prepare an amendment or supplement to the Proxy Statement; and (iii) Crane Harbor shall mail, if appropriate, such amendment or supplement to the Pre-Closing Crane Harbor Holders. Crane Harbor shall as promptly as reasonably practicable advise Company of the time of effectiveness of the Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Crane Harbor Shares for offering or sale in any jurisdiction, and the Parties shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to it or any of its Non-Party Affiliates or its or their respective Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any Misrepresentation.

(c) The Parties shall prepare, and Newco shall file with the Ontario Securities Commission, a preliminary Canadian Prospectus and a final Canadian Prospectus in sufficient time for Newco to become a reporting issuer in the Province of Ontario by the Closing Date. Each Party shall use its reasonable best efforts to cause each of the preliminary Canadian Prospectus and final Canadian Prospectus to comply as to form in all material respects with applicable Canadian securities Laws. The Company and Newco shall allow Crane Harbor and its counsel to review the Canadian Prospectus and any amendments thereto a reasonable amount of time prior to their respective filings and shall consider for inclusion in the Canadian Prospectus and/or any amendment or supplement thereto any reasonable comments proposed by Crane Harbor.

Section 6.9 Crane Harbor Shareholder Approval. As promptly as reasonably practicable following the time at which the Proxy Statement is declared effective under the Securities Act, Crane Harbor shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and promptly hold a meeting of its shareholders (the “Crane Harbor Shareholders Meeting”) in accordance with the Governing Documents of Crane Harbor, for the purposes of obtaining the Crane Harbor Shareholder Approval and, if applicable, any approvals related thereto and providing its shareholders with the opportunity to elect to effect a Crane Harbor Shareholder Redemption. Crane Harbor shall, through unanimous approval of the Crane Harbor Board, recommend to its shareholders (the “Crane Harbor Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Transactions) (the “BCA Proposal”); (ii) the approval of the Crane Harbor Continuance and the adoption of the articles of continuance in the form attached hereto as Exhibit H (the “Crane Harbor Continuance Proposal”); (iii) the approval of the Plan of Arrangement (the “Plan of Arrangement Proposal”); (iv) the confirmation of the by-laws of Crane Harbor following the Crane Harbor Continuance, in the form attached hereto as Exhibit I (the “Crane Harbor By-laws Proposal”); (v) the approval and adoption of any other proposals the Parties agree are necessary or desirable to consummate the Transactions; and (vi) the adoption and approval of a proposal for the adjournment of the Crane Harbor Shareholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the “Adjournment Proposal”) (such proposals in clauses (i) through (iv) together, the “Transaction Proposals”); provided, that Crane Harbor may postpone or adjourn the Crane Harbor Shareholders Meeting, after reasonable consultation with the Company (and after taking into account the Company’s good faith input), (A) to solicit additional proxies for the purpose of obtaining the Crane Harbor Shareholder Approval, (B) for the absence of a quorum, (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Crane Harbor has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Crane Harbor Holders prior to the Crane Harbor Shareholders Meeting, or (D) if the holders of Crane Harbor Class A Shares have elected to redeem a number of Crane Harbor Class A Shares as of such time that would reasonably be expected to result in the condition set forth in Section 7.3(d) not being satisfied; provided that, without the consent of the Company, in no event shall Crane Harbor adjourn the Crane Harbor Shareholders Meeting for more than ten (10) Business Days later than the original date of the Crane Harbor Shareholders Meeting or to a date that is beyond the Termination Date. The Crane Harbor Board Recommendation shall be included in the Registration Statement and Proxy Statement. The Crane Harbor Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Crane Harbor Board Recommendation (a “Change in Recommendation”); provided, that the Crane Harbor Board may make a Change in Recommendation if it determines

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in good faith after consultation with Crane Harbor’s outside legal counsel and financial advisors that a failure to make a Change in Recommendation would be inconsistent with its fiduciary obligations under applicable Law. Crane Harbor acknowledges that its obligations hereunder to furnish the Registration Statement and Proxy Statement, convene the Crane Harbor Shareholders Meeting and solicit the Crane Harbor Shareholder Approval as provided hereunder shall apply notwithstanding any withdrawal or modification of the Crane Harbor Board Recommendation in accordance with the terms hereof.

Section 6.10 Nasdaq Listing. Crane Harbor shall ensure that Crane Harbor remains listed as a public company on, and for the Crane Harbor Shares to be tradable over, Nasdaq and that, upon completion of the Crane Harbor Exchange, the Subordinate Voting Shares are listed and traded on Nasdaq. From the date hereof through the Closing, Crane Harbor shall promptly notify the Company of any communications or correspondence from the Nasdaq with respect to any potential suspension of listing or delisting action contemplated or threatened by the Nasdaq.

Section 6.11 TSX Listing. Each of Crane Harbor, the Company and Newco shall use its reasonable best efforts to cause: (a) Newco’s initial listing application with the TSX in connection with the transactions contemplated by this Agreement to have been approved; (b) Newco to satisfy all applicable initial and continuing listing requirements of the TSX; and (c) the Subordinate Voting Shares issuable in accordance with the Plan of Arrangement to be approved for listing on the TSX, subject to satisfaction of customary conditions, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Closing. From the date hereof through the Closing, each Party shall notify the other Party of any communications or correspondence from the TSX with respect to the listing of Subordinate Voting Shares or other securities of Newco and compliance with the rules of the TSX.

Section 6.12 Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 and provision of notice thereof to the Trustee, (a) Crane Harbor shall make all appropriate arrangements to cause the Trustee to pay as and when due all amounts, if any, payable to the public Crane Harbor Shareholders pursuant to the Crane Harbor Shareholder Redemption prior to the Closing, (b) at the Closing, Crane Harbor shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay the amounts due to the underwriters of Crane Harbor’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account to Crane Harbor (or its successor, as applicable) in accordance with the Trust Agreement, and (c) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.13 Crane Harbor Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that all rights to indemnification or exculpation now existing in favor of the directors and officers of Crane Harbor, as provided in the applicable Crane Harbor Governing Documents or otherwise in effect as of immediately prior to the Closing as disclosed in Section 6.13 of the Crane Harbor Disclosure Schedules, in either case, solely with respect to any matters occurring on or prior to the Closing shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years. To the maximum extent permitted by applicable Law, during such six (6)-year period, Crane Harbor shall advance, or cause to be advanced, expenses in connection with such indemnification as provided in the applicable Crane Harbor Governing Documents or other applicable agreements disclosed in Section 6.13 of the Crane Harbor Disclosure Schedules as in effect immediately prior to the Closing. The indemnification and liability limitation or exculpation provisions of Crane Harbor’s Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of Crane Harbor (the “Crane Harbor D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such Crane Harbor D&O Person was a director or officer of Crane Harbor immediately prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) Neither Crane Harbor nor the Company shall have any obligation under this Section 6.13 to any Crane Harbor D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Crane Harbor D&O Person in the manner contemplated hereby is prohibited by applicable Law.

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(c) For a period of six (6) years after the Closing, Crane Harbor shall maintain, or cause to be maintained, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Crane Harbor as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Crane Harbor’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that Crane Harbor shall not be obligated to pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid by Crane Harbor prior to the date of this Agreement and, in such event, Crane Harbor shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by Crane Harbor prior to the date of this Agreement.

(d) If Crane Harbor or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Crane Harbor shall assume all of the obligations set forth in this Section 6.13.

(e) The Crane Harbor D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.13 are intended to be third-party beneficiaries of this Section 6.13. This Section 6.13 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Company.

Section 6.14 Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Closing as disclosed in Section 6.14 of the Company Disclosure Schedules, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years and (ii) Crane Harbor will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity and exculpation during such six (6)-year period to the extent permitted by applicable Law. To the maximum extent permitted by applicable Law, during such six (6)-year period, Crane Harbor shall cause the applicable Group Companies to advance expenses in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Closing as disclosed in Section 6.14 of the Company Disclosure Schedules. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Closing, or at any time prior to such time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company immediately prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b) None of the Group Companies shall have any obligation under this Section 6.14 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and Crane Harbor shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Closing Date, without any lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Group Companies as of the date of this Agreement with respect to matters occurring on or prior to the Closing. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Group Companies’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, Crane Harbor or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of three hundred percent (300%) of the most recent annual premium paid

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by the Group Companies prior to the date of this Agreement and, in such event, the Company, Crane Harbor or one of their respective Affiliates shall purchase the maximum coverage available for three hundred percent (300%) of the most recent annual premium paid by the Group Companies prior to the date of this Agreement.

(d) If Crane Harbor or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Crane Harbor shall assume all of the obligations set forth in this Section 6.14.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.14 are intended to be third-party beneficiaries of this Section 6.14. This Section 6.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Crane Harbor.

Section 6.15 Resignations. Prior to the Closing, all of the directors and officers of Crane Harbor shall have executed written resignations effective as of the Closing in form and substance satisfactory to each Party.

Section 6.16 Post-Closing Governance.

(a) The Parties shall take all such action within its power as may be necessary or appropriate (i) such that effective immediately after the Closing, the board of directors of Newco (the “Initial Board”) shall be appointed or elected in accordance with, and such that, as of the Closing, the Initial Board shall comply with, applicable Nasdaq and TSX rules and (ii) to designate and appoint to the Initial Board (A) at least one Person designated by the Sponsor prior to the Closing, which Person shall be subject to the Company’s consent (such consent not to be unreasonably withheld, delayed or conditioned) and (B) the remaining Persons, all of whom will be designated by the Company prior to the Closing, which Persons shall be subject to Crane Harbor’s consent (such consent not to be unreasonably withheld, delayed or conditioned) and such number of whom will be independent under applicable Law and the relevant rules and regulations of Nasdaq and TSX, such that a majority of the members of the Initial Board will be independent under applicable Law and the relevant rules and regulations of Nasdaq and TSX.

(b) The officers of the Company immediately prior to the Closing shall be, as of the Closing, the officers of Newco and Crane Harbor until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Section 6.17 Financials.

(a) The Company shall, as promptly as reasonably practicable, deliver to Crane Harbor (i) the Audited Company Financial Statements, (ii) the Unaudited Company Financial Statements, and (iii) any other audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations, changes in shareholders’ equity and cash flows of the Group Companies and Newco that are required to be included in the Registration Statement and Proxy Statement. All such financial statements that are required to be included in the Registration Statement and Proxy Statement (w) will fairly present in all material respects the financial position of the Group Companies and Newco as of the date thereof, and the results of its operations, shareholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments and the absence of footnotes), (x) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes), (y) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the auditor of the Company and Newco and (z) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company and Newco shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, Newco and Crane Harbor in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and Proxy Statement, the Canadian Prospectus and any other filings to be made

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by Crane Harbor with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC or the Ontario Securities Commission.

Section 6.18 Newco Equity Incentive Plan. Prior to the effectiveness of the Registration Statement, the Newco board of directors shall approve and adopt an equity incentive plan in a form mutually agreed by the Parties (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company, Newco or Crane Harbor, as applicable) (the “Newco Equity Incentive Plan”), in the manner prescribed under applicable Laws, effective as of the Closing Date, reserving an amount of Newco Shares for grant thereunder equal to fifteen percent (15%) of the Newco Shares issued and outstanding from time to time. The Rollover Equity Awards corresponding to the Company Equity Awards shall not reduce the number of Newco Shares reserved for issuance thereunder.

Section 6.19 Crane Harbor Continuance. On the Crane Harbor Continuance Date (which must occur after the receipt of the Interim Order but before the Final Order Submission), Crane Harbor shall cause the Crane Harbor Continuance to occur in accordance with Section 180 of the OBCA and Part XII of the Cayman Islands Companies Law (2020 Revision). In connection with the Crane Harbor Continuance, (i) each Crane Harbor Class A Share and each Crane Harbor Class B Share that is issued and outstanding immediately prior to the Crane Harbor Continuance shall become one Crane Harbor New Class A Share or Crane Harbor New Class B Share, respectively, and (ii) each Crane Harbor Share Right that is outstanding immediately prior to the Crane Harbor Continuance shall, from and after the Crane Harbor Continuance, represent the right to receive 1/10th of one Crane Harbor New Class A Share, subject to adjustment, on the terms and subject to the conditions set forth in the Share Rights Agreement. Crane Harbor shall in good faith consult with the Company and Newco (including sharing draft documents and other relevant information with and considering reasonable comments provided by the Company and Newco) in setting the amount of stated capital of the issued and outstanding shares of Crane Harbor immediately after the consummation of the Crane Harbor Continuance.

Section 6.20 Subscription Agreements.

(a) Newco shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements or terminations of, the Subscription Agreements in any manner other than (a) as expressly provided for by the terms of the Subscription Agreements or (b) to reflect any permitted assignments or transfers of the Subscription Agreements by the PIPE Investors pursuant to the Subscription Agreements, without the prior written consent of the Company and Crane Harbor (in each case, such consent not to be unreasonably withheld, conditioned or delayed; provided that the Parties acknowledge that any proposed amendment, modification or waiver of the Subscription Agreements that affects the offering price of the Newco Shares pursuant to the Subscription Agreements, that reduces the PIPE Financing Amount or that adds additional conditions to the obligations of the PIPE Investors to consummate the transactions contemplated by the Subscription Agreements may be rejected by the Company in its sole discretion). Newco and Crane Harbor shall use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein. Without limiting the generality of the foregoing, Newco shall give the Company, Crane Harbor and the Financial Advisors (as defined below) prompt (and, in any event within three (3) Business Days) written notice: (i) of any proposed amendment to any Subscription Agreement; (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Newco; and (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement. If any Subscription Agreement expires or is terminated, withdrawn or repudiated by any party thereto prior to the Closing, such that the aggregate amount of the PIPE Financing as of the Closing is expected to be below $220,000,000, Newco shall use its commercially reasonable efforts, prior to the Closing, to procure one or more investors to enter into Subscription Agreements with Newco for the PIPE Financing in form and substance reasonably satisfactory to the Company and Newco and on the same terms and in an amount at least equal to the amount of the PIPE Financing under the Subscription Agreement(s) that have expired or been terminated, withdrawn or repudiated.

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(b) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Company, Newco and Crane Harbor shall, and shall use their commercially reasonable efforts to cause their respective Representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the Parties mutually agree to seek in connection with the Transactions (including the PIPE Financing), including: (i) by providing such information and assistance as another Party or its Representatives may reasonably request; (ii) granting such access to another Party and its Representatives as may be reasonably necessary for their due diligence; (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, and due diligence sessions with respect to such financing efforts; and (iv) using its commercially reasonable efforts to deliver or, cause its Representatives to deliver, all documents that may be reasonably required by any financial advisor to the Company, Newco or Crane Harbor (the “Financial Advisors”), in form and substance reasonably satisfactory to the Financial Advisors to facilitate the PIPE Financing or the consummation of the Transactions. All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Newco or Crane Harbor or their respective Representatives.

ARTICLE 7

CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1 Conditions to the Obligations of the Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by such Party of the following conditions:

(a) the Company Required Approval of the Company Arrangement Resolution shall have been approved at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law and a certified copy of such Company Arrangement Resolution shall have been delivered to Crane Harbor;

(b) the Final Order shall have been granted in form and substance satisfactory to the Parties, acting reasonably, and the Final Order shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise;

(c) each applicable waiting period or Consent under the HSR Act and under each Foreign Antitrust Law set forth on Section 7.1 of the Crane Harbor Disclosure Schedules relating to the transactions contemplated by this Agreement or any Ancillary Document, and any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement or any Ancillary Document, shall have expired, been terminated or obtained (or deemed, by applicable Law, to have been obtained), as applicable;

(d) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraints or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(e) the Registration Statement and Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement or Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(f) the Subordinate Voting Shares, including the Subordinate Voting Shares to be issued pursuant to the Transactions, shall have been accepted for listing on Nasdaq, or another national securities exchange mutually agreed to by the Parties in writing, as of the Closing Date;

(g) the Ontario Securities Commission shall have issued a receipt for the final Canadian Prospectus;

(h) the Crane Harbor Shareholder Approval shall have been obtained;

(i) after giving effect to the transactions contemplated hereby (including the PIPE Financing), Newco shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act), immediately after the Closing;

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(j) the Subordinate Voting Shares to be issued pursuant to the Transactions shall have been approved for listing on the TSX;

(k) the Pre-Closing Reorganization shall have been completed; and

(l) the Crane Harbor Shareholder Redemption and the Crane Harbor Continuance shall have occurred.

Section 7.2 Other Conditions to the Obligations of Crane Harbor. The obligations of Crane Harbor to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Crane Harbor of the following further conditions:

(a) (i) the Company Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and (ii) the representations and warranties of the Company set forth in Article 3 (other than the Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, has not had, and would not reasonably be expected to result in, a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d) the Transaction Support Agreements shall continue to be in full force and effect; and

(e) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Crane Harbor the following documents:

(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) are satisfied, in a form and substance reasonably satisfactory to Crane Harbor; and

(ii) the Investor and Registration Rights Agreement duly executed by the applicable Company Shareholders.

Section 7.3 Other Conditions to the Obligations of the Company and Newco. The obligations of the Company and Newco to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company and Newco of the following further conditions:

(a) (i) the Crane Harbor Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 5.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of Crane Harbor contained in Article 5 (other than the Crane Harbor Fundamental Representations and the representations and warranties of Crane Harbor set forth in Section 5.2(a) of this Agreement) shall be true and correct (without giving effect to any limitation as to “materiality” or “Crane Harbor Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the date of this Agreement and the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct has not had, and would not reasonably be expected to result in, a Crane Harbor Material Adverse Effect;

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(b) Crane Harbor shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Crane Harbor Material Adverse Effect has occurred that is continuing;

(d) the Aggregate Transaction Proceeds shall be equal to or greater than $150,000,000 (the “Minimum Cash Condition”);

(e) the Sponsor Letter Agreement shall continue to be in full force and effect;

(f) at or prior to the Closing, Crane Harbor shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of Crane Harbor, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a), Section 7.3(b) and Section 7.3(c) are satisfied in a form and substance reasonably satisfactory to the Company; and

(ii) the Investors and Registration Rights Agreement duly executed by Crane Harbor and the Sponsor.

Section 7.4 Frustration of Closing Conditions. The Company and Newco may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.2 or a breach of this Agreement. Crane Harbor may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by Crane Harbor’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 6.2 or a breach of this Agreement.

ARTICLE 8

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Company, Newco or Crane Harbor, as follows:

(a) by mutual written consent of the Parties;

(b) by Crane Harbor, if any of the representations or warranties set forth in Article 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section7.2(a) or Section 7.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Crane Harbor, and (ii) the Termination Date; provided, however, that Crane Harbor is not then in breach of this Agreement so as to prevent the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in Article 5 shall not be true and correct or if Crane Harbor has failed to perform any covenant or agreement set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.3(a) or Section 7.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Crane Harbor by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement so as to prevent the condition to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(d) by either Crane Harbor or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to August 3, 2026 (the “Termination Date”); provided, that (i) the Termination Date shall be automatically extended for three months in the event the Court refuses to issue a Final Order in respect of the Plan of Arrangement (for any reason or no reason other than as a result of a material breach of Crane Harbor’s

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covenants or obligations under this Agreement or the Crane Harbor Shareholder Approval having not been obtained), (ii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to Crane Harbor if Crane Harbor’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (iii) the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company’s or any Group Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either Crane Harbor or the Company, if any Governmental Entity shall have issued an Order permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order shall have become final and nonappealable, except that, for greater certainty, this termination right shall not apply as a result of the refusal (for any reason or no reason) of the Court to issue a Final Order in respect of the Plan of Arrangement;

(f) by either Crane Harbor or the Company if the Crane Harbor Shareholders Meeting has been held (including any adjournment or postponement thereof), has concluded, Crane Harbor’s shareholders have duly voted and the Crane Harbor Shareholder Approval was not obtained;

(g) by either Crane Harbor or the Company, if the Company Required Approval in respect of the Company Arrangement Resolution shall not have been obtained at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law; or

(h) by the Company prior to receipt of the Crane Harbor Shareholder Approval, in the event of a Change in Recommendation.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of (a) Section 6.3(a), this Section 8.2, Article 10 and any corresponding definitions set forth in Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties and (b) the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the Parties thereto in accordance with its terms. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 8.1 shall not affect any Liability on the part of any Party for any willful or material breach of any covenant or agreement set forth in this Agreement or fraud (involving scienter) prior to such termination.

ARTICLE 9

ALTERNATE TRANSACTION

Section 9.1 Alternate Transaction. In the event that the Court refuses to issue a Final Order in respect of the Plan of Arrangement (for any reason or no reason other than (i) as a result of (A) Crane Harbor having not performed and complied in all material respects with the covenants and agreements required to be performed by or complied with by Crane Harbor under this Agreement or (B) the Sponsor having not performed and complied in all material respects with the covenants and agreements required to be performed by or complied with by the Sponsor under the Sponsor Letter Agreement, or (ii) the Crane Harbor Shareholder Approval having not been obtained), the Parties agree:

(a) to take all actions reasonably required, and execute and deliver all related documentation (which documentation shall, in all material respects, be consistent with the terms and conditions of this Agreement (except that it will not include as a condition to closing the condition contemplated by Section 7.1(b)) and shall not impose any Liability on any securityholder of the Company in addition to those imposed under any Ancillary Document to which such securityholder is a party had the Transactions been completed other than pursuant to this Article 9) as may be mutually agreed by the Parties, each acting reasonably, in order to complete the Transactions by way of merger, amalgamation, share exchange or other form of transaction or series of transactions with Crane Harbor, the Company and the Company’s securityholders in respect of which the Supporting Company Shareholders exercise the drag-along right set out under Section 5 of the Fourth Amended and Restated Voting Agreement, by and among the Company and the Shareholders (as defined therein), dated as of April 20, 2022, in accordance with the Transaction Support Agreements; and

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(b) notwithstanding Section 9.1(a), no Party shall be required to comply with Section 9.1(a) if such Party in good faith, and after consultation with the other Parties, determines that such compliance would result in a material adverse Tax treatment, with respect to the Company, to the Company Shareholders (in their capacity as such) and with respect to the other Parties hereto, to each such Party’s direct or indirect owners, in each case, as compared to the Tax treatment that is expected to result from the Transactions contemplated in this Agreement (other than under Section 9.1(a)).

ARTICLE 10

MISCELLANEOUS

Section 10.1 Non-Survival. The representations, warranties, agreements and covenants in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement shall terminate at the Closing, except for (a) those covenants and agreements that by their terms expressly contemplate performance in whole or in part after the Closing and (b) this Article 10 and any corresponding definitions set forth in Article 1, in each case of (a) and (b), which shall survive the Closing.

Section 10.2 Acknowledgements.

(a) Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective, stockholders, shareholders, partners, members and Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Party (and its Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Party (and its Subsidiaries) for purposes of conducting such investigation; (ii) the representations and warranties set forth in Article 3 (the “Company Representations”) constitute the sole and exclusive representations and warranties of the Company (and its Subsidiaries) in connection with the Transactions; (iii) the representations and warranties set forth in Article 4 (the “Newco Representations”) constitute the sole and exclusive representations and warranties of Newco in connection with the Transactions (iv) the representations and warranties set forth in Article 5 (the “Crane Harbor Representations”) constitute the sole and exclusive representations and warranties of Crane Harbor (and its Subsidiaries); (v) except for the Company Representations by the Company, the Newco Representations by Newco, and the Crane Harbor Representations by Crane Harbor, no Party or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of such Party or its Subsidiaries or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to either Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of either Party (or either Party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of either Party (or its Subsidiaries), or the quality, quantity or condition of either Party’s or its Subsidiaries’ assets) are specifically disclaimed by the Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of either Party or its Subsidiaries); (vi) Representatives of Crane Harbor, Newco or the Company have not made, and are not making, any representation or warranty whatsoever to either Party or its Affiliates and shall not be liable in respect of the accuracy or completeness of any information provided to either Party or its Affiliates; and (vii) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company, the Newco Representations by Newco and the Crane Harbor Representations by Crane Harbor. The foregoing does not limit any rights of any Party pursuant to any other Ancillary Document against any other Party pursuant to such Ancillary Document to which it is a party or an express third party beneficiary thereof. Except as otherwise expressly set forth in this Agreement, Crane Harbor understands and agrees that any assets, properties and business of the Newco, the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except for (x) the Newco Representations by Newco and (y) the Company Representations by the Company, or as provided in any certificate delivered in accordance with Section 7.2(e)(i), with all faults and without any other representation or warranty of any nature whatsoever. Nothing in this Section 10.2 shall relieve either Party of liability in the case of actual and intentional fraud committed by such Party.

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(b) Effective upon Closing, except with respect to those covenants and agreements contained herein that by their terms expressly apply at or after the Closing, each of the Parties waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, actions and causes of action it may have against the other Party or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any Party or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each Party acknowledges and agrees that it will not assert, institute or maintain any Proceeding, suit, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 10.2. Notwithstanding anything herein to the contrary, nothing in this Section 10.2(b) shall preclude either Party from seeking any remedy for actual and intentional fraud by a Party solely and exclusively with respect to the making of any representation or warranty by it in Article 3 or Article 5 (as applicable). Each Party shall have the right to enforce this Section 10.2 on behalf of any Person that would be benefitted or protected by this Section 10.2 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 10.2 shall limit, modify, restrict or operate as a waiver with respect to, any rights any Party may have under any written agreement entered into in connection with the transactions that are contemplated by this Agreement, including any other Ancillary Document.

Section 10.3 Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents including any exhibits and schedules attached hereto or thereto) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party. Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.3 shall be void.

Section 10.4 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 10.4 shall be void, ab initio.

Section 10.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the respective Parties at the following addresses:

(a)	If to Crane Harbor, to:
c/o Crane Harbor Acquisition Corp. 1845 Walnut Street, Suite 1111 Philadelphia, PA 19103 Attention: William Fradin, President and CEO E-mail: fradin@hepcollc.com with a copy (which shall not constitute notice) to:
Winston & Strawn LLP 800 Capitol Street, Suite 2400 Attention: Michael J. Blankenship Email: mblankenship@winston.com with a copy (which shall not constitute notice) to:
Bennett Jones LLP 4500 Bankers Hall East, 855 2nd Street SW Calgary, AB Canada T2P 4K7 Attn: Harinder Basra Email: basrah@bennettjones.com

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If to the Company or Newco, to:
Xanadu Quantum Technologies Inc. 777 Bay Street, Suite 2902 Toronto, Ontario M5G 2C8 Attn: Christian Weedbrook Email: christian@xanadu.ai with a copy (which shall not constitute notice) to:
Osler, Hoskin & Harcourt LLP 100 King Street West Suite 6200 Toronto, Ontario M5X 1B8 Attn: Chad Bayne; James R. Brown; Email: cbayne@osler.com; jbrown@osler.com with a copy (which shall not constitute notice) to:

Cooley LLP
3 Embarcadero Center
20th Floor
San Francisco, CA 94111-4004
Attn: Kevin Rooney; Garth Osterman; Kristin VanderPas; Peter Byrne
Email: krooney@cooley.com; gosterman@cooley.com; kvanderpas@cooley.com; pbyrne@cooley.com or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed in that State, except to the extent mandatorily governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, including the provisions relating to the Arrangement and the Plan of Arrangement (except that the Cayman Islands Act shall also apply to the Crane Harbor Continuance).

Section 10.7 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Crane Harbor shall pay, or cause to be paid, all Unpaid Crane Harbor Expenses and (b) if the Closing occurs, Newco shall pay, or cause to be paid, all Unpaid Crane Harbor Expenses and all Unpaid Company Expenses.

Section 10.8 Construction; Interpretation. The term “this Agreement” means this Business Combination Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) unless otherwise indicated, references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including

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electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Crane Harbor, any documents or other materials posted to the electronic data room located at www.docsend.com under the name “Crane Harbor <> Xanadu” as of 5:00 p.m., Eastern Time, at least one (1) day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 10.9 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Crane Harbor Disclosure Schedules corresponding to any Section or subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the Crane Harbor Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 3 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the Crane Harbor Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of Article 3, Article 4, or Article 5 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 10.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.13, Section 6.14 and the subsequent sentence of this Section 10.10, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 10.14 and this Section 10.10 (to the extent related to the foregoing).

Section 10.11 Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.12 Counterparts; Electronic Signatures. This Agreement and each Ancillary Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Ancillary Document.

Section 10.13 Knowledge of Company; Knowledge of Crane Harbor.

(a) For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge after reasonable inquiry of the individuals set forth on Section 10.13(a) of the Company Disclosure Schedules.

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(b) For all purposes of this Agreement, the phrase “to Crane Harbor’s knowledge” and “to the knowledge of Crane Harbor” and any derivations thereof shall mean as of the applicable date, the actual knowledge after reasonable inquiry of the individuals set forth on Section 10.13(b) of the Crane Harbor Disclosure Schedules.

For the avoidance of doubt, none of the individuals set forth on Section 10.13(a) of the Company Disclosure Schedules, or Section 10.13(b) of the Crane Harbor Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 10.14 No Recourse. This Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and none of the Representatives of Crane Harbor (including the Sponsor), Newco or the Company (including directors, officers, employees and shareholders) shall have any Liability arising out of or relating to this Agreement or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein.

Section 10.15 Extension; Waiver. At any time prior to the Closing (and in the case of Crane Harbor, prior to receipt of the Crane Harbor Shareholder Approval), (a) the Company may (i) extend the time for the performance of any of the obligations or other acts of Crane Harbor set forth herein, (ii) waive any inaccuracies in the representations and warranties of Crane Harbor set forth herein or in any document delivered by Crane Harbor or (iii) waive compliance by Crane Harbor with any of the agreements or conditions set forth herein and (b) Crane Harbor may (i) extend the time for the performance of any of the obligations or other acts of the Company or Newco set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company or Newco set forth herein or in any document delivered by the Company or Newco or (iii) waive compliance by the Company or Newco with any of the agreements or conditions set forth herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 10.16 WAIVER OF JURY TRIAL.

THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

Section 10.17 Submission to Jurisdiction. Except as it relates to the Arrangement and the Plan of Arrangement, each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any other state or federal court located in the State of Delaware), for the purposes of any Proceeding (a) arising under this Agreement or under any Ancillary Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient

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forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding against such Party (i) arising under this Agreement or under any Ancillary Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Ancillary Document or any of the transactions contemplated hereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 10.17 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail or internationally recognized courier service to such party’s respective address set forth in Section 10.5 shall be effective service of process for any such Proceeding.

Section 10.18 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 10.19 Trust Account Waiver. Reference is made to the final prospectus of Crane Harbor, filed with the SEC (File No. 333-284852) on April 25, 2025 (the “Prospectus”). The Company and Newco acknowledge and agree and understand that Crane Harbor has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Crane Harbor’s public shareholders (including overallotment shares acquired by Crane Harbor’s underwriters, the “Public Shareholders”), and Crane Harbor may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Crane Harbor entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Newco hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company and Newco, nor any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Crane Harbor or any of its Representatives, on the one hand, and, the Company, Newco or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company and Newco, each on its own behalf and on behalf of its controlled Affiliates and Representatives, as applicable, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Crane Harbor or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Crane Harbor or its Affiliates).

* * * * *

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IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

CRANE HARBOR ACQUISITION CORP.
By:	/s/ William Fradin
Name:	William Fradin
Title:	President and Chief Executive Officer
XANADU QUANTUM TECHNOLOGIES INC.
By:	/s/ Christian Weedbrook
Name:	Christian Weedbrook
Title:	Director and CEO
XANADU QUANTUM TECHNOLOGIES LIMITED
By:	/s/ Christian Weedbrook
Name:	Christian Weedbrook
Title:	Director and CEO

[Signature Page to Business Combination Agreement]

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EXHIBIT A

XANADU QUANTUM TECHNOLOGIES INC.
(the “Corporation”)

RESOLUTIONS OF THE SHAREHOLDERS AND PREFERRED MAJORITY CONSENT

RECITALS:

Arrangement

A.	The Corporation wishes to undertake the Arrangement (as defined below) as set out herein.

Preferred Majority Consent

B.

Pursuant to Section 8 of Part A of the Corporation’s Articles of Continuance (the “Articles”), the written consent of the Preferred Majority (as defined in the Articles) is required to proceed with the Arrangement.

C.

Each of the undersigned shareholders, representing the Preferred Majority for purposes of the Articles, wish to provide their consent pursuant to Section 8 of Part A of the Articles in connection with the Arrangement.

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.

The arrangement (the “Arrangement”) under Section 182 of the Business Corporations Act (Ontario) (the “OBCA”) involving the Corporation, Crane Harbor Acquisition Corp. (“Crane Harbor”) and Xanadu Quantum Technologies Limited (“Newco”) pursuant to the Business Combination Agreement dated November 3, 2025, by and among the Corporation, Crane Harbor and Newco (as it has been or may be amended, modified or supplemented from time to time, the “Business Combination Agreement”), all as more particularly described and set forth in the notice and accompanying information with respect to the Arrangement (as it may be amended, modified or supplemented in accordance with the Business Combination Agreement) (the “Meeting Information”) and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.

The (i) Business Combination Agreement and the Ancillary Documents (as defined in the Business Combination Agreement) to which the Corporation is or will be a party; (ii) actions of the directors of the Corporation in approving the Arrangement, the Business Combination Agreement and the Ancillary Documents to which the Corporation is or will be a party; and (iii) actions of the directors and officers of the Corporation in executing and delivering the Business Combination Agreement and the Ancillary Documents to which the Corporation is or will be a party (and any amendments, modifications or supplements thereto) and causing the performance by the Corporation of its obligations thereunder, in each case are hereby confirmed, ratified, authorized and approved.

3.

The plan of arrangement (as it has been or may be modified or amended in accordance with the Business Combination Agreement and its terms, the “Plan of Arrangement”), the full text of which is set out in Appendix [          ] to the Meeting Information, is hereby authorized, approved and adopted.

4.

The Corporation (either alone or jointly) is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) to approve the Arrangement on the terms set forth in the Business Combination Agreement and the Plan of Arrangement (as they have been or may be amended, modified or supplemented).

5.

Notwithstanding that this resolution has been passed (and the Arrangement approved) by the shareholders of the Corporation or that the Arrangement has been approved by the Ontario Superior Court of Justice (Commercial List), the directors of the Corporation be, and they are hereby, authorized and empowered without further notice to, or approval of, the securityholders of the Corporation (i) to amend either or both of the Business Combination Agreement and the Plan of Arrangement, in accordance with the respective terms thereof; and (ii) not to proceed with the Arrangement and any related transactions, in each case, subject to the terms of the Business Combination Agreement.

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6.

Any officer or director of the Corporation be, and is hereby, authorized, empowered and directed, acting for, in the name and on behalf of the Corporation, to execute or cause to be executed, under the seal of the Corporation or otherwise, and to deliver or to cause to be delivered, for filing with the Director under the OBCA, articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Business Combination Agreement or the Plan of Arrangement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents.

7.

Any officer or director of the Corporation be, and is hereby, authorized, empowered and directed, acting for, in the name and on behalf of the Corporation, to execute or cause to be executed, under the seal of the Corporation or otherwise, and to deliver or to cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as such person determines may be necessary or desirable to give full effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document or instrument or the doing of any such act or thing.

PREFERRED MAJORITY CONSENT:

8.

The undersigned holders of Preferred Shares in the capital of the Corporation, constituting the Preferred Majority for purposes of the Articles, hereby approve and consent, pursuant to Section 8 of Part A of the Articles, to all actions taken and to be taken by the Corporation in connection with the Arrangement, and the transactions contemplated thereby.

GENERAL:

9.

The approval of these resolutions is subject to the requirements of the Fourth Amended and Restated Voting Agreement dated April 20, 2022 between the Corporation and its shareholders and the requirements thereunder.

10.

These resolutions and consent may be executed in counterparts and delivered by any electronic means, including facsimile, portable document format (PDF) or DocuSign, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument, and, notwithstanding the date of execution of any such counterpart, shall be deemed passed on [          ].

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EXHIBIT B

PLAN OF ARRANGEMENT UNDER SECTION 182 OF THE
BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1
INTERPRETATION

1.1    Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

“Affected Securities” means, collectively, the Company Affected Securities and the Crane Harbor Affected Securities;

“Affected Securityholders” means, collectively, the Company Affected Securityholders and the Crane Harbor Affected Securityholders;

“Arrangement” means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Business Combination Agreement or Article 7 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company, Newco and Crane Harbor, each acting reasonably;

“Arrangement Effective Time” means 12:01 A.M. (Toronto time) on the Effective Date or such other time as the Company, Newco and Crane Harbor may agree upon in writing;

“Articles of Arrangement” means, collectively, the Company Articles of Arrangement and the Crane Harbor Articles of Arrangement;

“Business Combination Agreement” means the business combination agreement made as of November 3, 2025 by and among the Company, Newco and Crane Harbor, including all exhibits and schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Toronto, Ontario are open for the general transaction of business;

“Certificates of Arrangement” means, collectively, the Company Certificate of Arrangement and Crane Harbor Certificate of Arrangement;

“Company” means Xanadu Quantum Technologies Inc., a corporation continued under the OBCA;

“Company 2017 Equity Incentive Plan” means the 2017 Equity Incentive Plan of the Company, dated as of October 30, 2017, as amended from time to time;

“Company 2018 Equity Incentive Plan” means the 2018 Equity Incentive Plan of the Company, dated as of April 6, 2018, as amended from time to time;

“Company Affected Securities” means, collectively, the Company Shares, the Company Warrants and the Company Options;

“Company Affected Securityholders” means, collectively, the Company Shareholders, the Company Warrant Holders and the Company Optionholders;

“Company Arrangement Resolution” means the special resolution of the Company Shareholders approving the Plan of Arrangement which is to be considered at the Company Meeting or otherwise approved in writing by the requisite threshold;

“Company Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement required under subsection 183(1) of the OBCA to be sent to the Director after the Final Order has been granted;

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“Company Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Company Articles of Arrangement, giving effect to the Arrangement;

“Company Common Shareholders” means, at any time, the holders of Company Common Shares issued and outstanding at such time and “Company Common Shareholder” means any one of them;

“Company Common Shares” means, collectively, the Company Voting Common Shares and the Company Non-Voting Common Shares;

“Company Fully Diluted Shares” means the sum of (without duplication) (A) the aggregate number of Company Shares issued and outstanding immediately prior to the Arrangement Effective Time, including the aggregate Company Common Shares issuable upon conversion of any issued and outstanding Company Preferred Shares based on the then applicable conversion ratio; (B) the aggregate number of Company Common Shares issuable upon exercise or settlement of all issued and outstanding Company Options (whether vested or unvested, including Company Options exercised or settled prior to or in connection with the closing of the Arrangement; and (C) the aggregate number of Company Shares issuable upon the exercise of the Company Warrants;

“Company Meeting” means, if applicable, the special meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, which may be called and held in accordance with the Interim Order for the purpose of, among other things, considering and, if thought fit, approving the Company Arrangement Resolution or written resolution signed by the requisite threshold of Company Shareholders approving the Company Arrangement Resolution;

“Company Non-Voting Common Shareholders” means, at any time, the holders of Company Non-Voting Common Shares outstanding at such time and “Company Non-Voting Common Shareholder” means any one of them;

“Company Non-Voting Common Shares” means the series of Common Shares in the capital of the Company designated as Non-Voting Common Shares;

“Company Non-Voting Options” means the outstanding options (whether vested or unvested) to purchase Company Non-Voting Common Shares granted pursuant to a Company Plan;

“Company Optionholders” means, at any time, the holders of Company Options and “Company Optionholder” means any one of them;

“Company Options” means Company Non-Voting Options and Company Voting Options;

“Company Plans” means, collectively, the Company 2017 Equity Incentive Plan and the Company 2018 Equity Incentive Plan, and “Company Plan” means any one of them;

“Company Preferred Shareholders” means, at any time, the holders of Company Preferred Shares issued and outstanding at such time and “Company Preferred Shareholder” means any one of them;

“Company Preferred Shares” means the Preferred Shares in the capital of the Company, issuable in series, of which the first series is designated as “Series 1 Seed Preferred Shares”, the second series is designated as “Series 2 Seed Preferred Shares”, the third series is designated as “Series 3 Seed Preferred Shares”, the fourth series is designated as “Series A Preferred Shares”, the fifth series is designated as “Series B Preferred Shares” and the sixth series is designated as “Series C Preferred Shares”;

“Company Shareholder Consideration” means the Newco Multiple Voting Shares and Newco Subordinate Voting Shares to be issued to Company Common Shareholders pursuant to the Arrangement and in accordance with and subject to the terms of this Plan of Arrangement;

“Company Shareholders” means, at any time, the holders of Company Common Shares, Company Preferred Shares or both, in each case issued and outstanding at such time and “Company Shareholder” means any one of them;

“Company Shares” means, collectively, the Company Common Shares and the Company Preferred Shares;

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“Company Transmittal Letter” means the letter of transmittal to be provided by the Company to the Company Shareholders to provide a means for the delivery of any certificates representing Company Shares to the Exchange Agent and for instructions to be given by such Company Shareholder to the Exchange Agent for the delivery of the Company Shareholder Consideration;

“Company Voting Common Shareholders” means, at any time, the holders of Company Voting Common Shares outstanding at such time and “Company Voting Common Shareholder” means any one of them;

“Company Voting Common Shares” means the series of Common Shares in the capital of the Company designated as Voting Common Shares;

“Company Voting Options” means the outstanding options (whether vested or unvested) to purchase Company Voting Common Shares granted pursuant to a Company Plan;

“Company Warrant Holders” means, at any time, the holders of Company Warrants outstanding at such time and “Company Warrant Holder” means any one of them;

“Company Warrants” means, collectively, the SFTrust Warrants and the RBC Warrant;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Crane Harbor” means Crane Harbor Acquisition Corp. a corporation continued under the OBCA;

“Crane Harbor Affected Securities” means, collectively, the Crane Harbor Shares and the Crane Harbor Share Rights;

“Crane Harbor Affected Securityholders” means, collectively, the Crane Harbor Shareholders and the Crane Harbor Share Rights Holders;

“Crane Harbor Articles of Arrangement” means the articles of arrangement of Crane Harbor in respect of the Arrangement required under subsection 183(1) of the OBCA to be sent to the Director after the Final Order has been granted;

“Crane Harbor Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Crane Harbor Articles of Arrangement, giving effect to the Arrangement;

“Crane Harbor Class A Shares” means Crane Harbor’s Class A ordinary shares, $0.0001 par value;

“Crane Harbor Class B Shares” means Crane Harbor’s Class B ordinary shares, $0.0001 par value;

“Crane Harbor Consideration” means the Newco Subordinate Voting Shares to be issued to Crane Harbor Affected Securityholders pursuant to the Arrangement and in accordance with and subject to the terms of this Plan of Arrangement;

“Crane Harbor Share Rights” means outstanding rights issued by Crane Harbor to purchase Crane Harbor Class A Shares;

“Crane Harbor Share Rights Holders” means, at any time, the holders of Crane Harbor Share Rights issued and outstanding at such time and “Crane Harbor Share Rights Holder” means any one of them;

“Crane Harbor Shareholders” means, at any time, the holders of Crane Harbor Shares issued and outstanding at such time and “Crane Harbor Shareholder” means any one of them;

“Crane Harbor Shareholders Meeting” means the special meeting of the Crane Harbor Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, which may be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving the Plan of Arrangement;

“Crane Harbor Shares” means, collectively, the Crane Harbor Class A Shares and the Crane Harbor Class B Shares;

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“Crane Harbor Transmittal Letter” means the letter of transmittal to be provided by Crane Harbor to the Crane Harbor Affected Securityholders to provide a means for the delivery of any certificates representing Crane Harbor Shares or Crane Harbor Share Rights, as applicable, to the Exchange Agent and for instructions to be given by such Crane Harbor Affected Securityholders to the Exchange Agent for the delivery of the Crane Harbor Consideration;

“Director” means the Director duly appointed under Section 278 of the OBCA;

“Dissent Rights” means the dissent rights in respect of the Arrangement described in Section 6.1;

“Dissenting Shareholder” means a registered holder of Company Common Shares or Company Preferred Shares who has validly exercised his, her or its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Company Common Shares and/or Company Preferred Shares in respect of which Dissent Rights are validly exercised by such registered holder of Company Common Shares or Company Preferred Shares;

“Effective Date” means the date shown on the Certificates of Arrangement upon which, the Arrangement becomes effective;

“Encumbrance” means any mortgage, pledge, assignment, charge, lien, security interest, adverse interest in property, other third-party interest or encumbrance of any kind whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

“Exchange Agent” means the Person appointed by Newco in accordance with the terms of the Business Combination Agreement;

“Exchange Ratio” means the quotient obtained by dividing (i) $3,000,000,000 by (ii) $10, and then dividing that result by (iii) the aggregate number of Company Fully Diluted Shares;

“Final Order” means the final order of the Court approving the Arrangement pursuant to subsection 182(5)(f) of the OBCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or amended on appeal;

“Governmental Entity” means any United States, Canadian or other (a) federal, state, provincial, territorial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private), self-regulatory organization or stock exchange;

“holder”, when used with reference to any securities of the Company, means the holder of such securities shown from time to time in the central securities register maintained by or on behalf of Company in respect of such securities;

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of the Business Combination Agreement and made pursuant to Section 182(5) of the OBCA, in a form acceptable to each of the Company, Newco and Crane Harbor (each acting reasonably), as the same may be amended by the Court with the consent of the Company, Newco and Crane Harbor, each acting reasonably;

“Investors Rights Agreement” means the Fourth Amended and Restated Investors’ Rights Agreement, by and among the Company, the Founder (as defined therein) and the Investors (as defined therein), dated as of April 20, 2022, as amended, restated or replaced from time to time;

“Newco” means Xanadu Quantum Technologies Limited, a corporation incorporated under the laws of the Province of Ontario;

“Newco Arrangement MVS Option” has the meaning ascribed thereto in Section 3.1(f)(i) of this Plan of Arrangement;

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“Newco Arrangement MVS Warrant” has the meaning ascribed thereto in Section 3.1(g)(i) of this Plan of Arrangement;

“Newco Arrangement Option” means any Newco Arrangement MVS Option or Newco Arrangement SVS Option;

“Newco Arrangement SVS Option” has the meaning ascribed thereto in Section 3.1(f)(i) of this Plan of Arrangement;

“Newco Arrangement SVS Warrant” has the meaning ascribed thereto in Section 3.1(g)(i) of this Plan of Arrangement;

“Newco Arrangement Warrant” means any Newco Arrangement MVS Warrant or Newco Arrangement SVS Warrant;

“Newco Multiple Voting Shares” means the Multiple Voting Shares in the capital of Newco;

“Newco Subordinate Voting Shares” means the Subordinate Voting Shares in the capital of Newco;

“OBCA” means the Business Corporations Act (Ontario) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement and any amendments, supplements, modifications or variations hereto made in accordance with this Plan of Arrangement, the applicable provisions of the Business Combination Agreement, or upon the direction of the Court in the Final Order with the consent of the Company, Newco and Crane Harbor, such consent not to be unreasonably withheld, conditioned or delayed;

“Plan of Arrangement Proposal” has the meaning ascribed thereto in Section 7.1 of this Plan of Arrangement;

“RBC Warrant” means the warrants to purchase Company Non-Voting Common Shares evidenced by the warrant certificate issued by the Company in favour of Royal Bank of Canada, dated as of May 23, 2023;

“Right of First Refusal and Co-Sale Agreement” means the Fourth Amended and Restated First Refusal and Co-Sale Agreement, by and among the Company and the Shareholders (as defined therein), dated as of April 20, 2022, as amended, restated or replaced from time to time;

“SFTrust Warrants” means, collectively, (i) the warrants to purchase Company Voting Common Shares evidenced by the warrant certificate issued by the Company in favour of SFTrust Holdings, LLC dated as of January 15, 2018; (ii) the warrants to purchase Company Voting Common Shares evidenced by the warrant certificate issued by the Company in favour of SFTrust Holdings, LLC dated as of July 8, 2019; and (iii) the warrants to purchase Company Voting Common Shares evidenced by the warrant certificate issued by the Company in favour of SFTrust Holdings, LLC dated as of October 21, 2021;

“Shareholders Agreements” means, collectively, the Investors Rights Agreement, the Right of First Refusal and Co-Sale Agreement and the Voting Agreement;

“Subscription Agreement” means the subscription agreement entered into between certain investors and Newco;

“Tax” means (a) any U.S., Canadian or other non-U.S. federal, state, local, provincial or territorial income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, GST/HST, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes, duties, fees, charges, imposts, or assessments of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, instalments of tax, or additional amounts imposed by any

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Governmental Entity with respect thereto, whether disputed or not, and (b) any liability for any amounts of the type described in clause (a) of another Person by operation of law (including under Treasury Regulations Section 1.1502-6 or analogous U.S. state or local or non-U.S. law), as a transferee or successor, or as a result of any Tax sharing, indemnification or similar agreement;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time; and

“Voting Agreement” the Fourth Amended and Restated Voting Agreement, by and among the Company and the Shareholders (as defined therein), dated as of April 20, 2022, as amended, restated or replaced from time to time.

1.2    In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)     the division of this Plan of Arrangement into Articles and Sections and the further division thereof into subsections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an Article, Section or subsection refers to the specified Article, Section or subsection to this Plan of Arrangement;

(b)    time periods within or following which any payment is to be made or act is to be done will be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period will be extended to the next Business Day following the day on which it would otherwise end;

(c)     the terms “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto;

(d)    words importing the singular number only will include the plural and vice versa and words importing the use of any gender will include all genders;

(e)     the word “including” means “including, without limiting the generality of the foregoing”;

(f)     a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder; and

(g)    all references to cash or currency in this Plan of Arrangement are to United States dollars unless otherwise indicated.

ARTICLE 2
BUSINESS COMBINATION AGREEMENT

2.1    This Plan of Arrangement is made pursuant to and subject to the provisions of the Business Combination Agreement and constitutes an arrangement as referred to in Section 182 of the OBCA. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Business Combination Agreement, the provisions of this Plan of Arrangement will govern.

2.2    This Plan of Arrangement and the Arrangement will become effective as of the Arrangement Effective Time and will be binding without any further authorization, act or formality on the part of the Court or any Person, on the Affected Securityholders, Crane Harbor, Newco, the Company, the Exchange Agent, and any other Person from and after the Arrangement Effective Time.

2.3    The Articles of Arrangement and the Certificates of Arrangement shall be filed and issued, respectively, with respect to the Arrangement in its entirety. The Certificates of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3.1 has become effective in the sequence and at the times set out therein.

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ARTICLE 3
ARRANGEMENT

3.1    Commencing at the Arrangement Effective Time, the following transactions will occur and will be deemed to occur at the times and in the order set out below without any further authorization, act or formality required on the part of any Person, except as otherwise expressly provided herein:

(a)     at the Arrangement Effective Time, notwithstanding the terms of the Shareholders Agreements, the Shareholders Agreements will be terminated and the parties to the Shareholders Agreements will cease to have any rights or obligations under the Shareholders Agreements, provided that (i) Sections 3.1 (Agreement to Lock-up) of the Right of First Refusal and Co-Sale Agreement; (ii) Section 12.22 (Confidentiality) of the Voting Agreement; and (iii) Section 3.12 (Market Stand-Off Agreement) of the Investors Rights Agreement, together with all applicable defined terms, shall survive such termination and remain in full force and effect;

(b)    at the Arrangement Effective Time, notwithstanding the terms of any side letter, management rights, covenant agreement or similar agreement entered into between the Company and any of the Company Preferred Shareholders on or about the time each such Company Preferred Shareholder purchased Company Preferred Shares or warrants, options, convertible securities or other rights exercisable for, or convertible into, Company Preferred Shares (collectively, the “Investor Letter Agreements”, but excluding, for greater certainty, the Shareholders Agreements), the Investor Letter Agreements will be terminated and the parties to the Investor Letter Agreements will cease to have any rights or obligations under the Investor Letter Agreements;

(c)     one minute after the step in Section 3.1(b), subject to Section 6.1, each of the Company Shares held by Dissenting Shareholders shall be, and shall be deemed to be, transferred to the Company (free and clear of any Encumbrances) and cancelled in consideration for a debt claim against the Company for the amount determined in accordance with Section 6.1 (subject to any amounts required to be withheld in accordance with Section 5.3), and:

(i)     such Dissenting Shareholders shall cease to be the holders of such Company Shares and to have any rights as holders of such Company Shares (including for the purposes of any matter concerning the Company Shares or the Company Shareholders in the remainder of this Section 3.1), other than the right to be paid fair value for such Company Shares as set out in Section 6.1; and

(ii)    such Dissenting Shareholders’ names shall be removed as the holders of such Company Shares from the registers of such Company Shares maintained by or on behalf of the Company;

(d)    one minute after the step in Section 3.1(c):

(i)     each Company Preferred Share held by a Company Preferred Shareholder (other than a Dissenting Shareholder) immediately prior to the Arrangement Effective Time will be converted into and exchanged for one Company Voting Common Share;

(ii)    such Company Preferred Shareholder will cease to have any rights as the registered holder of Company Preferred Shares (other than the right to receive the consideration contemplated by Section 3.1(d)(i)); and

(iii)   the name of such Company Preferred Shareholder will be removed as the registered holder of such Company Preferred Shares from the applicable securities register of the Company maintained by or on behalf of the Company and added as a registered holder of Company Voting Common Shares on the applicable securities register of the Company maintained by or on behalf of the Company, and such Company Preferred Shares will be cancelled;

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(e)     one minute after the steps in Section 3.1(d):

(i)     each Company Voting Common Share (including any Company Voting Common Shares issued to Company Preferred Shareholders pursuant to Section 3.1(d)(i)) held by a Company Voting Common Shareholder (other than a Dissenting Shareholder) immediately prior to effecting the steps in this Section 3.1(e) will be transferred to Newco in consideration for that number of Newco Multiple Voting Shares which is equal to the Exchange Ratio;

(ii)    each Company Non-Voting Common Share held by a Company Non-Voting Common Shareholder (other than a Dissenting Shareholder) immediately prior to effecting the steps in this Section 3.1(e) will be transferred to Newco in consideration for that number of Newco Subordinate Voting Shares which is equal to the Exchange Ratio;

(iii)   each such Company Common Shareholder referred to in clause (i) and (ii) above will cease to have any rights as a registered holder of Company Common Shares other than the right to receive (A) the consideration contemplated by Section 3.1(e)(i) and Section 3.1(e)(ii), as applicable, and (B) any dividends and other distributions payable in respect of the Company Common Shares as of the Arrangement Effective Time, in each case subject to any amounts required to be withheld in accordance with Section 5.3;

(iv)   the name of each such Company Common Shareholder referred to in clause (i) and (ii) above will be removed as the registered holder of such Company Common Shares from the applicable securities register of the Company maintained by or on behalf of the Company and added as a registered holder of Newco Multiple Voting Shares or Newco Subordinate Voting Shares, as applicable, on the applicable securities register of Newco maintained by or on behalf of Newco; and

(v)    Newco will be recorded as the registered holder of such Company Common Shares so transferred and acquired in accordance with this Section 3.1(e) and will be deemed to be the legal and beneficial owner thereof free and clear of all Encumbrances;

(f)     one minute after the steps in Section 3.1(e):

(i)     (A) each Company Voting Option outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested and notwithstanding the terms of any Company Plan) will be exchanged for an option to purchase Newco Multiple Voting Shares (each, a “Newco Arrangement MVS Option”). The Newco Arrangement MVS Option issued in exchange for such Company Voting Option may be exercised solely for Newco Multiple Voting Shares. The number of Newco Multiple Voting Shares subject to the Newco Arrangement MVS Option will be equal to the product (rounded down to the nearest whole number on a per Company Voting Option basis) of (x) the number of Company Voting Common Shares subject to such Company Voting Option immediately prior to the exchange herein and (y) the Exchange Ratio. The per share exercise price for the Newco Multiple Voting Shares issuable upon exercise of such Newco Arrangement MVS Option will be equal to the quotient obtained by dividing (1) the exercise price per Company Voting Common Share of such Company Voting Option immediately prior to the exchange herein by (2) the Exchange Ratio, converting the resulting amount to its U.S. dollar equivalent based on the C$:US$ Bank of Canada daily exchange rate as of the Business Day immediately prior to the Arrangement Effective Time, and rounding the resulting exercise price up to the nearest whole cent;

(B) each Company Non-Voting Option outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested and notwithstanding the terms of any Company Plan) will be exchanged for an option to purchase Newco Subordinate Voting Shares (each, a “Newco Arrangement SVS Option”). The Newco Arrangement SVS Option issued in exchange for such Company Non-Voting Option may be exercised solely for Newco Subordinate Voting Shares. The number of Newco Subordinate Voting Shares subject to the Newco Arrangement SVS Option will be equal to the product (rounded down to the nearest whole number on a per Company Non-Voting Option basis) of (x) the number of Company Non-Voting Common Shares subject to such Company Non-Voting Option immediately prior to the exchange herein and (y) the Exchange Ratio. The per share exercise price for the Newco Subordinate Voting Shares issuable upon exercise of such

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Newco Arrangement SVS Option will be equal to the quotient obtained by dividing (1) the exercise price per Company Non-Voting Common Share of such Company Non-Voting Option immediately prior to the exchange herein by (2) the Exchange Ratio, converting the resulting amount to its U.S. dollar equivalent based on the C$:US$ Bank of Canada daily exchange rate as of the Business Day immediately prior to the Arrangement Effective Time, and rounding the resulting exercise price up to the nearest whole cent;

(C) it is intended that the provisions of subsection 7(1.4) of the Tax Act (and any corresponding provision of provincial or territorial tax legislation) apply to the exchange of Company Options for Newco Arrangement Options described in Section 3.1(f)(i). Notwithstanding Section 3.1(f)(i), if it is determined in good faith that the excess of the aggregate fair market value of the Newco Multiple Voting Shares or the Newco Subordinate Voting Shares, as applicable, subject to a Newco Arrangement Option immediately after the exchange herein over the aggregate option exercise price for such shares pursuant to the Newco Arrangement Option (such excess referred to herein as the “In the Money Amount” of the Newco Arrangement Option) would otherwise exceed the excess of the aggregate fair market value of the Company Common Shares subject to the Company Option in exchange for which the Newco Arrangement Option was issued immediately before the exchange herein over the aggregate option exercise price for such shares pursuant to the Company Option (such excess referred to as the “In the Money Amount” of the Company Option), the exercise price under the Newco Arrangement Option will be increased (and will be deemed always to have been increased), only to the extent necessary, so that the In the Money Amount of the Newco Arrangement Option does not exceed the In the Money Amount of the Company Option in accordance with subsection 7(1.4) of the Tax Act; and

(D) except as specifically provided above, following such time, each Newco Arrangement Option will, mutatis mutandis, continue to be governed by the terms of the applicable Company Plan and the terms of the stock option agreement by which the exchanged Company Option is evidenced, any restriction on the exercise of any Company Option so exchanged will continue in full force and effect and the term, exercisability, vesting schedule and other provisions that applied to the exchanged Company Option will otherwise remain unchanged as a result of the exchange of such Company Option; provided however that (x) Newco’s board of directors or a committee thereof will succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Newco Arrangement Option; and (y) each Newco Arrangement Option will be subject to administrative procedures consistent with those in effect under Newco’s equity compensation plan; and

(ii)    with respect to each Company Option exchanged pursuant to Section 3.1(f)(i), such Company Option shall be cancelled, the holder of such Company Options will cease to be the holder thereof or to have any rights as a holder thereof (other than the right to receive the consideration such holder is entitled to receive pursuant to Section 3.1(f)(i)), and the name of the holder thereof will be removed from the applicable securities register of the Company and added as a registered holder of Newco Arrangement Options on the applicable securities register of Newco maintained by or on behalf of Newco;

(g)    one minute after the steps in Section 3.1(f):

(i)     (A) the SFTrust Warrants outstanding immediately prior to the Arrangement Effective Time will be exchanged for warrants to purchase Newco Multiple Voting Shares (the “Newco Arrangement MVS Warrants”). The Newco Arrangement MVS Warrants issued in exchange for such SFTrust Warrants may be exercised solely for Newco Multiple Voting Shares. The number of Newco Multiple Voting Shares subject to the Newco Arrangement MVS Warrants will be equal to the product (rounded down to the nearest whole number on a per SFTrust Warrant basis) of (x) the number of Company Voting Common Shares subject to such SFTrust Warrant immediately prior to the exchange herein, and (y) the Exchange Ratio. The per share purchase price for the Newco Multiple Voting Shares issuable upon exercise of such Newco Arrangement MVS Warrant will be equal to the quotient obtained by dividing (1) the purchase price per Company Voting Common Share of such SFTrust Warrant immediately prior to the exchange herein by (2) the Exchange Ratio, converting the

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resulting amount to its U.S. dollar equivalent based on the C$:US$ Bank of Canada daily exchange rate as of the Business Day immediately prior to the Arrangement Effective Time, and rounding the resulting purchase price up to the nearest whole cent; and

(B) the RBC Warrant outstanding immediately prior to the Arrangement Effective Time will be exchanged for a warrant to purchase Newco Subordinate Voting Shares (the “Newco Arrangement SVS Warrant”). The Newco Arrangement SVS Warrant issued in exchange for the RBC Warrant may be exercised solely for Newco Subordinate Voting Shares. The number of Newco Subordinate Voting Shares subject to the Newco Arrangement SVS Warrant will be equal to the product (rounded down to the nearest whole number on a per RBC Warrant basis) of (x) the number of Company Non-Voting Common Shares subject to such RBC Warrant immediately prior to the exchange herein, and (y) the Exchange Ratio. The per share purchase price for the Newco Subordinate Voting Shares issuable upon exercise of such Newco Arrangement SVS Warrant will be equal to the quotient obtained by dividing (1) the purchase price per Company Non-Voting Common Share of such RBC Warrant immediately prior to the exchange herein by (2) the Exchange Ratio, converting the resulting amount to its U.S. dollar equivalent based on the C$:US$ Bank of Canada daily exchange rate as of the Business Day immediately prior to the Arrangement Effective Time, and rounding the resulting purchase price up to the nearest whole cent;

(ii)    except as specifically provided above, following such time, each Newco Arrangement Warrant will, mutatis mutandis, continue to be governed by the terms of the applicable Company Warrant, any restriction on the exercise of any Company Warrant so exchanged will continue in full force and effect and the term, exercisability and other provisions that applied to the exchanged Company Warrant will otherwise remain unchanged as a result of the exchange of such Company Warrant; provided however that Newco’s board of directors will succeed to the authority and responsibility of the Company’s board of directors with respect to each Newco Arrangement Warrant; and

(iii)   with respect to each Company Warrant exchanged pursuant to this Section 3.1(g), such Company Warrant shall be cancelled, the holder of such Company Warrant will cease to be the holder thereof or to have any rights as a holder thereof (other than the right to receive the consideration such holder is entitled to receive pursuant to Section 3.1(g)(i)), and the name of the holder thereof will be removed from the applicable securities register of the Company and added as a registered holder of Newco Arrangement Warrants on the applicable securities register of Newco maintained by or on behalf of Newco;

(h)    one minute after the step in Section 3.1(g):

(i)     each Crane Harbor Share Right held by a Crane Harbor Share Rights Holder will be immediately exercised in consideration for one-tenth of a Crane Harbor Class A Share.

(i)     with respect to each Crane Harbor Share Right exercised pursuant to Section 3.1(h)(i), such Crane Harbor Share Right shall be cancelled, the holder of such Crane Harbor Share Right will cease to be the holder thereof or to have any rights as a holder thereof (other than the right to receive the consideration such holder is entitled to receive pursuant to Section 3.1(i)(ii)), and the name of the holder thereof will be removed as a registered holder of Crane Harbor Share Rights and added as a registered holder of Crane Harbor Class A Shares on the applicable securities register of Crane Harbor maintained by or on behalf of Crane Harbor;

(i)     one minute after the step in Section 3.1(h):

(i)     each Crane Harbor Class A Share (including any Crane Harbor Class A Shares issued to Crane Harbor Share Rights Holders pursuant to Section (h)) and each Crane Harbor Class B Share, held by a Crane Harbor Shareholder will be transferred to Newco in consideration for one Newco Subordinate Voting Share;

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(ii)    each such Crane Harbor Shareholder will cease to have any rights as a registered holder of Crane Harbor Shares other than the right to receive (A) the consideration contemplated by Section 3.1(i)(i), and (B) any dividends and other distributions payable in respect of such Crane Harbor Shares as of the Arrangement Effective Time, in each case subject to any amounts required to be withheld in accordance with Section 5.3;

(iii)   the name of each such Crane Harbor Shareholder will be removed as the registered holder of such Crane Harbor Shares from the applicable securities register of Crane Harbor maintained by or on behalf of Crane Harbor and added as a registered holder of Newco Subordinate Voting Shares on the applicable securities register of Newco maintained by or on behalf of Newco; and

(iv)   Newco will be recorded as the registered holder of such Crane Harbor Shares so transferred and acquired in accordance with this Section 3.1(i) and will be deemed to be the legal and beneficial owner thereof free and clear of all Encumbrances;

(j)     one minute after the steps in Section 3.1(i), Newco will, subject to and in accordance with the terms and conditions of the Subscription Agreements, issue such number of Newco Subordinate Voting Shares contemplated by the Subscription Agreements, in exchange for the consideration contemplated therein.

The transactions provided for in this Section 3.1 will be deemed to occur on the Effective Date notwithstanding that certain of the procedures related hereto are not completed until after the Effective Date (and provided that none of the foregoing will occur or will be deemed to occur unless all of the foregoing occur and, if they occur, all of the foregoing will be deemed to occur without further act or formality). All Company Voting Common Shares, Newco Multiple Voting Shares and Newco Subordinate Voting Shares issued pursuant to Section 3.1 shall be deemed to be duly authorized and validly issued as fully paid and non-assessable.

ARTICLE 4
CERTIFICATES AND PAYMENTS

4.1    On or prior to the Business Day preceding the Arrangement Effective Time, the Company will deposit or cause to be deposited with the Exchange Agent, for the benefit of and to be held on behalf of the Company Preferred Shareholders, certificates representing or evidence in book-entry form of, the Company Common Shares issuable to Company Preferred Shareholders pursuant to Section 3.1(d)(i).

4.2    On or prior to the Business Day preceding the Arrangement Effective Time, Newco will deposit or cause to be deposited with the Exchange Agent for the benefit of and to be held on behalf of the Company Shareholders and the Crane Harbor Affected Securityholders entitled to receive Newco Multiple Voting Shares or Newco Subordinate Voting Shares, as applicable, pursuant to Section 3.1(e) or Section 3.1(i), certificates representing, or evidence in book-entry form of, the Company Shareholder Consideration and the Crane Harbor Consideration.

4.3    Following the deposit with the Exchange Agent of the certificates or other evidence specified in Section 4.1, the Company will be fully and completely discharged from its obligation to issue Company Common Shares to Company Preferred Shareholders pursuant to Section 3.1(d)(i), and the rights of such holders will be limited to receiving, from the Exchange Agent, the Company Shareholder Consideration to which they are entitled in accordance with this Plan of Arrangement.

4.4    Following the deposit with the Exchange Agent of the certificates or other evidence specified in Section 4.2, Newco will be fully and completely discharged from its obligation to pay: (1) the Company Shareholder Consideration to the Company Shareholders, (2) the Crane Harbor Consideration to the Crane Harbor Affected Securityholders and the rights of such holders will be limited to receiving, from the Exchange Agent, the Newco Multiple Voting Shares and Newco Subordinate Voting Shares, as applicable, to which they are entitled in accordance with this Plan of Arrangement.

4.5    Until such time as a Company Shareholder deposits with the Exchange Agent a duly completed Company Transmittal Letter, documents, certificates and instruments contemplated by the Company Transmittal Letter and such other documents and instruments as the Exchange Agent, the Company or Newco reasonably require, the payment or delivery to which such Company Shareholder is entitled will, in each case, be delivered or paid to the Exchange Agent to be held as agent on behalf of and for the benefit of such Company Shareholder for delivery to such Company Shareholder, without interest and net of all applicable withholdings and other taxes, if

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any, upon delivery of the Company Transmittal Letter, documents, certificates and instruments contemplated by the Company Transmittal Letter and such other documents, certificates and instruments as the Exchange Agent, the Company or Newco reasonably require.

4.6    Until such time as a Crane Harbor Affected Securityholder deposits with the Exchange Agent a duly completed Crane Harbor Transmittal Letter, documents, certificates and instruments contemplated by the Crane Harbor Transmittal Letter and such other documents and instruments as the Exchange Agent, Crane Harbor or Newco reasonably require, the payment or delivery to which such Crane Harbor Affected Securityholder is entitled will, in each case, be delivered or paid to the Exchange Agent to be held as agent on behalf of and for the benefit of such Crane Harbor Affected Securityholder, as applicable, for delivery to such Crane Harbor Affected Securityholder, without interest and net of all applicable withholdings and other taxes, if any, upon delivery of the Crane Harbor Transmittal Letter, documents, certificates and instruments contemplated by the Crane Harbor Transmittal Letter and such other documents, certificates and instruments as the Exchange Agent, Crane Harbor or Newco reasonably require.

4.7    Upon surrender to the Exchange Agent for cancellation of a certificate that immediately prior to the Arrangement Effective Time represented one or more Company Shares, a duly completed and executed Company Transmittal Letter and such additional documents, certificates and instruments as the Exchange Agent, the Company or Newco may reasonably require, the holder of such surrendered certificate, or the deliverer of such Company Transmittal Letter will be entitled to receive, and the Exchange Agent will, as promptly as practicable after the Arrangement Effective Time, deliver to such holder, the certificate(s) representing, or other evidence of, the Newco Multiple Voting Shares and Newco Subordinate Voting Shares, as applicable, that such Company Shareholder is entitled to receive under the Arrangement, and any certificate so surrendered will forthwith be cancelled.

4.8    Upon surrender to the Exchange Agent for cancellation of a certificate that immediately prior to the Arrangement Effective Time represented one or more Crane Harbor Affected Securities, a duly completed and executed Crane Harbor Transmittal Letter and such additional documents, certificates and instruments as the Exchange Agent, Crane Harbor or Newco may reasonably require, the holder of such surrendered certificate, or the deliverer of such Crane Harbor Transmittal Letter will be entitled to receive, and the Exchange Agent will, as promptly as practicable after the Arrangement Effective Time, deliver to such holder, the certificate(s) representing, or other evidence of, the Newco Subordinate Voting Shares that such Crane Harbor Affected Securityholder is entitled to receive under the Arrangement, and any certificate so surrendered will forthwith be cancelled.

4.9    If any former Company Shareholder or Crane Harbor Affected Securityholder fails to deliver to the Exchange Agent the certificates, documents or instruments required to be delivered to the Exchange Agent under this Article 4 in order for such former Company Shareholder or Crane Harbor Affected Securityholder, as applicable, to receive the consideration which such former holder is entitled to receive pursuant to Section 3.1 on or before the day immediately prior to the sixth anniversary of the Arrangement Effective Time, and any right or claim to payment hereunder that remains outstanding, on the day before the sixth anniversary of the Arrangement Effective Time, (i) will cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration pursuant to this Plan of Arrangement will terminate and any applicable consideration held by the Exchange Agent in trust for such former holder will be deemed to be surrendered and forfeited to Newco or its successors for no consideration, and (ii) any certificate representing such Company Shares or Crane Harbor Shares formerly held by such former holder will cease to represent a claim of any nature whatsoever and will be deemed to have been surrendered to Newco and will be cancelled. None of the Company, Crane Harbor or Newco, or any of their respective successors, will be liable to any Person in respect of any consideration (including any consideration previously held by the Exchange Agent in trust for any such former holder) which is forfeited to the Company, Crane Harbor or Newco or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

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4.10  After the Arrangement Effective Time and until surrendered as contemplated by this Article 4, each certificate or direct registration statement that immediately prior to the Arrangement Effective Time represented one or more Company Shares or one or more Crane Harbor Affected Securities will be deemed at all times to represent only the right to receive certificate(s) representing or other evidence of, the Newco Multiple Voting Shares and Newco Subordinate Voting Shares that such Company Shareholder or Crane Harbor Affected Securityholder, as applicable, is entitled to receive in accordance with this Article 4, subject to any amounts withheld pursuant to Section 5.3.

4.11  If any certificate or other evidence of securities that immediately prior to the Arrangement Effective Time represented one or more outstanding Company Shares or Crane Harbor Affected Securities that were exchanged pursuant to Article 3 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, the Newco Multiple Voting Shares and Newco Subordinate Voting Shares that such Person is entitled to receive pursuant to Article 3, deliverable in accordance with such holder’s Company Transmittal Letter or Crane Harbor Transmittal Letter, subject to Section 4.12.

4.12  When authorizing the delivery of such consideration in exchange for any lost, stolen or destroyed certificate, the Person to whom the consideration is being delivered must, as a condition precedent to the delivery of such consideration, give a bond satisfactory to the Company or Crane Harbor, Newco and the Exchange Agent in such sum as the Company, Crane Harbor, Newco and the Exchange Agent may direct or otherwise indemnify the Company, Crane Harbor, Newco and the Exchange Agent in a manner satisfactory to the Company, Crane Harbor, Newco and the Exchange Agent against any claim that may be made against the Company, Crane Harbor, Newco or the Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

4.13  In no event will any Person be entitled to a fractional Newco Multiple Voting Share or Newco Subordinate Voting Share. Where the aggregate number of Newco Multiple Voting Shares and Newco Subordinate Voting Shares to be issued to a Person pursuant to the Plan of Arrangement would result in a fraction of a Newco Multiple Voting Share or Newco Subordinate Voting Share being issuable, the number of Newco Multiple Voting Shares and Newco Subordinate Voting Shares to be received by such Person will be rounded down to the nearest whole Newco Multiple Voting Share or Newco Subordinate Voting Share and no cash or other consideration shall be paid for any fractional share eliminated by such rounding.

ARTICLE 5
EFFECT OF THE ARRANGEMENT; WITHHOLDINGS; TAX ELECTION

5.1    From and after the Arrangement Effective Time: (a) this Plan of Arrangement will take precedence and priority over any and all Affected Securities issued prior to the Arrangement Effective Time, (b) the rights and obligations of the Affected Securityholders, the Company, Crane Harbor, Newco, the Exchange Agent and any transfer agent or other exchange agent therefor in relation thereto, will be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Affected Securities will be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

5.2    Subject to applicable escheat laws, any payment made by the Exchange Agent (or the Company, Crane Harbor or Newco, if and as applicable) pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Exchange Agent (or the Company, Crane Harbor or Newco, if and as applicable) or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Arrangement Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Arrangement Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Affected Securities pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Newco, for no consideration. None of the Company, Crane Harbor, Newco or the Exchange Agent shall be liable to any Person in respect of any assets delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

5.3    The Company, Crane Harbor, Newco and the Exchange Agent will be entitled to take such actions as are reasonably necessary to deduct and withhold (or cause to be deducted and withheld) from any amounts or consideration payable or otherwise deliverable to any Person pursuant to the Arrangement such Taxes and other amounts as are required to be deducted and withheld under applicable Tax Law; provided, that if Newco and

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the Exchange Agent, any of their respective affiliates, or any party acting on their behalf determines that any payment hereunder is subject to deduction and/or withholding, other than any withholding on amounts treated as compensation for Tax purposes, then Newco shall (a) provide written notice to the Company and Crane Harbor as soon as reasonably practicable after such determination and (b) consult and cooperate with the Company and Crane Harbor reasonably and in good faith to reduce or eliminate any such deduction or withholding to the extent permitted by applicable law. To the extent that amounts are so deducted and withheld and timely remitted to the applicable Governmental Entity, such amounts will be treated for all purposes of the Arrangement as having been paid to the Person in respect of which such deduction and withholding was made. Each of the Company, Crane Harbor, Newco and the Exchange Agent, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide sufficient funds to the Company, Crane Harbor, Newco and the Exchange Agent, as the case may be, to enable it to comply with such deduction and withholding requirement and the Company, Crane Harbor, Newco or the Exchange Agent will use commercially reasonable efforts to notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Entity and, if applicable, any portion of such net proceeds that is not required to be so remitted will be paid to such Person. However, none of the Company, Crane Harbor, Newco or the Exchange Agent will have or be deemed to have any fiduciary duty to any such Person and will not be liable for any loss arising out of any sale of shares, including any loss relating to the manner or timing of such sales, the prices at which the shares are sold or otherwise.

5.4    If requested by a Company Shareholder, Newco agrees to execute a joint election under the provisions of subsection 85(1) of the Tax Act and the corresponding provisions of any other applicable provincial or territorial income Tax Law in respect of the transfer of the Company Common Shares by such Company Shareholder to Newco under Section 3.1(e). The “elected amount” for each such election will be the amount determined by such Company Shareholder, as applicable, in compliance with the limits set out in the Tax Act or the provisions of any other applicable provincial or territorial income Tax Law. Such Company Shareholder shall be responsible for preparing the appropriate Tax election forms; provided that any such election is in a form satisfactory to Newco, acting reasonably. Newco will execute and return such election within 30 days of receipt; provided, further, that Newco shall not be responsible for reviewing or otherwise ensuring the proper completion of such election (other than the accuracy of particular information in respect of Newco). Such Company Shareholder shall be solely responsible for filing such elections in a timely manner with the appropriate Governmental Entity. If a Company Shareholder subsequently determines that the desired elected amount is more or less than the elected amount indicated in a filed election form, such Company Shareholder shall prepare, the Company Shareholder and Newco shall jointly execute, and the Company Shareholder shall file the amended prescribed election form required to give effect to the foregoing, provided that the applicable Company Shareholder shall bear all Taxes, reasonable costs and expenses associated with the preparation, execution and filing of such amended election forms.

ARTICLE 6
DISSENT RIGHTS

6.1    Registered Company Shareholders may exercise Dissent Rights with respect to the Company Shares held by such holders in connection with the Arrangement pursuant to the procedure set forth in Section 185 of the OBCA, as modified by the Interim Order, provided that registered Company Shareholders who exercise such Dissent Rights and who:

(a)     are ultimately entitled to be paid fair value for their Company Shares shall be deemed not to have participated in the transactions in Section 3.1 (other than Section 3.1(c)) or otherwise in the Arrangement and shall be paid an amount equal to such fair value by the Company (subject to any amounts withheld pursuant to Section 5.3) and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such Company Shareholders not exercised their Dissent Rights in respect of such Company Shares, and they shall be deemed to have transferred their Company Shares to the Company for cancellation at the time indicated in Section 3.1(c), notwithstanding the provisions of Section 185 of the OBCA; or

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(b)    are ultimately not entitled, for any reason, to be paid fair value for their Company Shares, shall be deemed to have participated in the Arrangement, as of the Arrangement Effective Time on the same basis as a non-dissenting holder of Company Shares and shall be entitled to receive only the consideration contemplated in Sections 3.1(d) and 3.1(e) and shall be recognized as Company Shareholders prior to the completion of the transactions in Sections 3.1(d) and 3.1(e), as applicable, (subject to any amounts withheld pursuant to Section 5.3) and otherwise under the Arrangement that such Company Shareholder would have received pursuant to the Arrangement if such Company Shareholder had not exercised Dissent Rights; provided, however, that in no case shall Newco, the Company, Crane Harbor, the Exchange Agent or any other Person be required to recognize Company Shareholders who exercise Dissent Rights as Company Shareholders after the time indicated in Section 3.1(d). In addition to any other restrictions under Section 185 of the OBCA, none of the Company Shareholders who vote or have instructed a proxyholder to vote their Company Shares in favour of the Arrangement shall be entitled to exercise Dissent Rights. The Company may assign to Newco, and Newco may assume, any or all of the Company’s obligations in respect of the Dissent Rights as part of or in connection with the Arrangement. For clarity: (a) no beneficial holder of Company Shares shall be entitled to Dissent Rights in respect of such Company Shares in respect of the Arrangement; (b) no holder of any Company Options shall be entitled to Dissent Rights in respect of any such Company Options; (c) no holder of any Company Warrants shall be entitled to Dissent Rights in respect of any such Company Warrants; and (d) in addition to any other restrictions in Section 185 of the OBCA, no person who has voted Company Shares, or instructed any proxyholder to vote such person’s Company Shares, in favour of the Company Arrangement Resolution shall be entitled to exercise Dissent Rights with respect to the Arrangement.

ARTICLE 7
AMENDMENTS

7.1    The Company, Newco and Crane Harbor may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Company, Newco and Crane Harbor, each acting reasonably, (iii) be filed with the Court and, if made following the Company Shareholder approval of the Company Arrangement Resolution or Crane Harbor Shareholder approval of the Plan of Arrangement (the “Plan of Arrangement Proposal”), approved by the Court, and (iv) be communicated to the Affected Securityholders if and as required by the Court.

7.2    Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company, Newco or Crane Harbor at any time prior to the Company Shareholder approval of the Company Arrangement Resolution or the Crane Harbor Shareholder approval of the Plan of Arrangement Proposal (provided that each of the other parties to the Business Combination Agreement will have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Crane Harbor Shareholders Meeting or Company Meeting or approving the Company Arrangement Resolution in writing, as applicable (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

7.3    Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Shareholder approval of the Company Arrangement Resolution or the Crane Harbor Shareholder approval of the Plan of Arrangement Proposal will be effective only if (i) it is consented to in writing by each of the Company, Newco and Crane Harbor (in each case, acting reasonably) and (ii) if required by the Court, it is consented to by some or all of the Affected Securityholders voting in the manner directed by the Court.

7.4    Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by Newco, provided that it concerns a matter which, in the reasonable opinion of Newco, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

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ARTICLE 8
FURTHER ASSURANCES

8.1    Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Business Combination Agreement will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

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EXHIBIT C

FORM OF INDIVIDUAL SUBSCRIPTION AGREEMENT

November 3, 2025

Xanadu Quantum Technologies Limited
777 Bay Street, Suite 2902

Toronto, Ontario M5G 2C8

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) among Crane Harbor Acquisition Corp., a Cayman Islands exempted company (“Crane Harbor”), Xanadu Quantum Technologies Limited, a company incorporated under the Business Corporations Act (Ontario) (“Newco” or the “Company”), and Xanadu Quantum Technologies, Inc., a corporation continued under the Business Corporations Act (Ontario) (the “Target”), in connection with that certain Business Combination Agreement by and among Crane Harbor, Newco and the Target, dated as of November 3, 2025 (as it may be amended, restated and/or supplemented from time to time in accordance with its terms, the “Transaction Agreement”), Newco is seeking commitments to purchase subordinate voting shares of Newco (the “Subordinate Voting Shares”), for a purchase price of $10.00 per share (the “Purchase Price”), in a private placement to be conducted by Newco prior to or concurrently with the closing of the Transaction (the “Offering”) in accordance with the terms of the Transaction Agreement. In connection with the consummation of the transactions contemplated by the Transaction Agreement (the “Transaction Closing”), in accordance with the Transaction Agreement, among other matters, (i) Crane Harbor will be continued to the Province of Ontario, Canada and domesticate as an Ontario company existing under the Business Corporations Act (Ontario); (ii) Newco will acquire all of the outstanding shares of Crane Harbor and the Target and, as a result, each issued and outstanding share of Crane Harbor and the Target shall be exchanged for shares of Newco, resulting in Crane Harbor and the Target becoming wholly-owned subsidiaries of Newco; and (iii) the Subordinate Voting Shares of Newco will be listed for trading on each of the Nasdaq Global Market (“Nasdaq”) and the Toronto Stock Exchange. In connection with the Transaction, and in consideration of the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned subscriber (“Subscriber”), and Newco agree in this subscription agreement (this “Subscription Agreement”) as follows:

1.           Subscription.

(a) Subscriber hereby irrevocably subscribes for and agrees to purchase from Newco, and Newco agrees to issue and sell to Subscriber upon payment of the Purchase Price, such number of Subordinate Voting Shares as is set forth on the signature page of this Subscription Agreement (the “Shares”) at the Purchase Price per Share and on the terms and subject to the conditions provided for herein. Subscriber acknowledges and agrees that Newco reserves the right to accept or reject the Subscriber’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance by Newco, and the same shall be deemed to be accepted by Newco only when this Subscription Agreement is signed by a duly authorized person by or on behalf of Newco. If this Subscription Agreement is rejected in whole, the Subscriber and each beneficial purchaser, if any, for whom the Subscriber is acting as agent or trustee, understands that any funds, certified cheques, or bank drafts delivered by the Subscriber representing the Purchase Price for the Shares will be promptly returned to the Subscriber without deduction. If this Subscription Agreement is accepted only in part, the Subscriber understands that a cheque representing the portion of the Purchase Price for that portion of its subscription for Shares that is not accepted will be promptly delivered to the Subscriber without deduction.

2.           Closing; Delivery of Shares.

(a) The closing of the issuance and sale of the Shares contemplated hereby (the “Closing”, and the date on which the Closing actually occurs, the “Closing Date”) is contingent upon the consummation of the Transaction Closing. The Closing shall occur on the date of the Transaction Closing, at the time set forth in the plan of arrangement for the Transaction included as Exhibit B in the Transaction Agreement.

(b) Newco shall provide written notice (via email) to Subscriber (the “Closing Notice”) that Newco reasonably expects the Transaction Closing to occur on a date specified in the Closing Notice (the “Scheduled Closing Date”) that is not less than seven business days after the date of the Closing Notice, which Closing

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Notice shall contain Newco’s wire instructions for an escrow account (the “Escrow Account”) established by Newco with a third party escrow agent (the “Escrow Agent”) to be identified in the Closing Notice. At least two business days prior to the Scheduled Closing Date (unless otherwise agreed to in writing by Newco), Subscriber shall deliver to the Escrow Account the aggregate Purchase Price for the Shares subscribed (the “Aggregate Purchase Price”) by wire transfer of United States dollars in immediately available funds. The wire transfer shall identify Subscriber, and unless otherwise agreed by Newco and the Escrow Agent, the funds shall be wired from an account in Subscriber’s name. Upon the Closing, Newco shall provide instructions to the Escrow Agent to release the funds in the Escrow Account to Newco against the issuance of and delivery to Subscriber of the Shares or as Subscriber may direct, free and clear of any liens or other restrictions whatsoever (other than those arising under (i) state or federal securities laws, (ii) the applicable securities laws in each of the provinces and territories of Canada, and the respective regulations and rules under such laws together with applicable published rules, policy statements, blanket rulings and orders, instruments, rulings and notices of the regulatory authorities in such provinces and territories (“Canadian securities laws”), or (iii) those incurred by Subscriber), in book-entry form as set forth in Section 2(c) below.

(c) Promptly after the Closing, Newco shall deliver (or cause the delivery of) the Shares in book-entry form to Subscriber or as Subscriber may direct with applicable restrictive legends for the number of Shares as set forth on the signature page to Subscriber as indicated on the signature page or to a custodian designated by Subscriber, as applicable, as indicated below.

(d) The failure of the Closing to occur on the Scheduled Closing Date shall not terminate this Subscription Agreement or otherwise relieve any party of any of its obligations hereunder, and any such termination will occur solely pursuant to Section 8 below. If (i) this Subscription Agreement is terminated prior to the Closing or (ii) the Closing Date does not occur within five business days after the Scheduled Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by Newco and Subscriber, and in either case, and any funds have already been sent by Subscriber to the Escrow Account, Newco shall or shall instruct the Escrow Agent to promptly (but not later than, in the case of the preceding clause (i), two business days of such termination or, in the case of the preceding clause (ii), seven business days after the Scheduled Closing Date specified in the Closing Notice), return the funds delivered by Subscriber for payment of the Shares by wire transfer in immediately available funds to the account specified in writing by Subscriber (provided, that the failure of the Closing Date to occur within such five business day period and the return of the relevant funds shall not relieve Subscriber from its obligations under this Subscription Agreement for a subsequently rescheduled Closing Date determined by Newco in good faith).

(e) Newco shall add to the stated capital account maintained for the Subordinate Voting Shares in the capital of Newco, in accordance with the provisions of subsection 24(3) of the Business Corporations Act (Ontario), an amount equal to the full amount of any consideration received by Newco for the Shares (which amount shall not be greater than that permitted to be added pursuant to such Act).

3.           Closing Conditions. In addition to the condition set forth in Section 2(a) above:

(a) The Closing is subject to the satisfaction or valid waiver by each party of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred and be continuing and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose such restraint or prohibition;

(ii) no governmental authority of competent jurisdiction with respect to the sale of the Shares shall have enacted, rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and

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(iii) all material conditions precedent to the Transaction Closing set forth in the Transaction Agreement shall have been satisfied (as determined in good faith by the parties to the Transaction Agreement) or waived by the parties thereto in accordance with the requirements of the Transaction Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing) and the Transaction Closing shall be scheduled to occur substantially concurrently with or immediately following the Closing (subject to the terms and conditions of Section 2.7 of the Transaction Agreement).

(b) The obligations of Newco to consummate the Closing are also subject to the satisfaction or valid waiver by Newco of the additional conditions that, on the Closing Date:

(i) all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by Subscriber of each of the representations, warranties and agreements of Subscriber contained in this Subscription Agreement as of the Closing Date;

(ii) Subscriber shall have delivered the Purchase Price to the Escrow Agent in compliance with the terms of this Subscription Agreement; and

(iii) Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(c) The obligations of Subscriber to consummate the Closing are also subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of Newco contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by Newco of each of the representations, warranties and agreements contained in this Subscription Agreement as of the Closing Date;

(ii) no amendment, modification or waiver of the Transaction Agreement from and after the date hereof shall have occurred that reasonably would be expected to materially and adversely affect the economic benefits that the Subscriber reasonably would expect to receive under this Subscription Agreement without having received the Subscriber’s prior written consent;

(iii) Newco shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iv) except where the failure to so obtain or make would not prevent Newco from consummating the transactions contemplated hereby, including the issuance and sale of the Shares to the Subscriber, all consents, waivers, authorizations or orders of, any notice required to be made to, and any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq and the Toronto Stock Exchange and any stockholder approval required by applicable rules and regulations of Nasdaq and the Toronto Stock Exchange) or other person in connection with the execution, delivery and performance of this

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Subscription Agreement (including, without limitation, the issuance of the Shares) required to be made in connection with the issuance and sale of the Shares shall have been obtained or made, except for (i) the filing of a report with the applicable Canadian securities regulators on Form 45- 106F1, prepared and executed in accordance with NI 45-106 (defined below) within 10 days from the date of the distribution of the Shares, accompanied by any applicable prescribed fees; (ii) the filing of a report with the Ontario Securities Commission on Form 72-503F prepared and executed in accordance with OSC Rule 72-503 – Distributions Outside of Canada within 10 days from the date of the distribution of the Shares outside of Canada; and (iii) the delivery of a copy of the investor presentation of Newco (the “Investor Presentation”) and a form of this Agreement to the Ontario Securities Commission within 10 days from the date of distribution of the Shares in the Province of Ontario;

(v) there has not occurred any Material Adverse Effect (as defined in the Transaction Agreement) since the date of this Subscription Agreement that is continuing, which the parties to the Transaction Agreement have not waived; and

(vi) the Subordinate Voting Shares shall have been approved for listing on Nasdaq.

4.           Newco Representations and Warranties. Newco represents and warrants to Subscriber that:

(a) Newco is a corporation, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Business Corporations Act (Ontario). Newco has the requisite corporate power and authority to own, lease and operate its properties, if any, and carry on its businesses as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement and the Transaction Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on Newco.

(b) All corporate action required to be taken by Newco’s board of directors and shareholder(s) in order to authorize Newco to enter into this Subscription Agreement and the Transaction Agreement, and to issue the Shares at the Closing, and as of the Closing, will have been taken by Newco’s board of directors and shareholders. Each of this Subscription Agreement and the Transaction Agreement has been duly authorized, executed and delivered by Newco and is enforceable against Newco in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, (ii) principles of equity, whether considered at law or equity and (iii) except as rights to indemnity and contribution may be limited by applicable law.

(c) Upon Closing, the Shares will have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be free and clear of any liens or other restrictions whatsoever (other than any liens or restrictions created by Subscriber or imposed by applicable securities laws) in accordance with the terms of this Subscription Agreement, and will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Newco’s organizational documents, applicable law or any contract or agreement to which Newco is a party.

(d) As of the date hereof, Newco’s authorized share capital is an unlimited number of common shares, of which, there is one common share outstanding. Prior to the Closing Date, Newco’s authorized capital will consist of an unlimited number of multiple voting shares, an unlimited number of Subordinate Voting Shares and an unlimited number of preferred shares, issuable in series, of which, prior to consummation of the transactions contemplated by this Subscription Agreement and the Transaction, one multiple voting share will be outstanding. All of Newco’s outstanding shares will, as of the Closing Date, be, duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Business Corporations Act (Ontario), the articles of incorporation, any by-laws, each as may be amended, of Newco or any contract or agreement to which Newco is a party. None of the outstanding Newco shares have been issued in violation of any applicable securities laws. Except as set forth above in this Subscription Agreement, the Transaction Agreement and the other agreements and arrangements referred to therein, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Newco any equity interests in Newco or securities convertible into or exchangeable or exercisable for

Annex A-98

such equity interests. As of the date hereof, there are no shareholders’ agreements, voting trusts or other agreements or understandings to which Newco is a party or by which it is bound relating to the voting of any securities of Newco other than as contemplated by the Transaction Agreement. There are no securities or instruments issued by or to which Newco, Target or their affiliates is a party containing anti- dilution or similar provisions that will be triggered, and not fully waived by the holder of such securities or instruments pursuant to a written agreement or consent, by the issuance of the Subscribed Shares.

(e) Assuming the accuracy of Subscriber’s representations and warranties in Section 6, the execution, delivery and performance of this Subscription Agreement and the Transaction Agreement and the consummation by Newco of the transactions that are the subject of this Subscription Agreement (including the issuance and sale of the Shares) and the Transaction Agreement in compliance herewith will be done in accordance with the rules of Nasdaq and the Toronto Stock Exchange and none of the foregoing will result in (i) a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Newco or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which Newco or any of its subsidiaries is a party or by which Newco or any of its subsidiaries is bound or to which any of the property or assets of Newco is subject, which would have a Material Adverse Effect on Newco or materially affect the validity of the Shares or the legal authority or ability of Newco to perform in all material respects its obligations under this Subscription Agreement or the Transaction Agreement; (ii) any material violation of the provisions of the organizational documents of Newco; or (iii) any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Newco or any of its properties that would have a Material Adverse Effect on Newco. For purposes of this Subscription Agreement, a “Material Adverse Effect” with respect to any person means any fact, event, occurrence, change or effect that would reasonably be expected to have material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of such person.

(f) Newco has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement, including for which Subscriber would be reasonably expected to become liable (it being understood that Subscriber will effectively bear its pro rata share of any such expense indirectly as a result of its investment in Newco).

(g) Newco is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(h) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 6, in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Subscription Agreement, it is not necessary to register the Shares under the Securities Act of 1933, as amended (the “Securities Act”). The Shares (i) were not offered to Subscriber by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws, or, if applicable, any Canadian securities laws.

(i) At the time of issuance, the Shares will not derive more than 50% of their respective fair market value directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties (as defined in the Income Tax Act (Canada)) (the “ITA”), (iii) timber resource properties as defined in the ITA, or (iv) options in respect of, or interests in, or for civil law rights in, property described in any of preceding clauses (i) to (iii), whether or not the property exists.

(j) On or after the date hereof, Newco, Target or their affiliates may enter into other subscription agreements or similar agreements (collectively, “Other Subscription Agreements”) with any other subscribers (collectively, “Other Subscribers”) for Subordinate Voting Shares (or other securities). Other than the Other Subscription Agreements and the Transaction Agreement, Newco has not entered into any similar agreement with any Other Subscriber in connection with the Offering. The Other Subscription Agreements reflect the same Purchase Price and no Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Subscriber than Subscriber hereunder, unless Subscriber has been offered the substantially similar benefits, and such Other Subscription Agreements

Annex A-99

have not been amended, modified or waived in any material respect following the date of this Subscription Agreement unless Subscriber has been offered a substantially similar amendment; however, such provision shall not apply with respect to any sale of securities of Newco or securities exchangeable for securities of Newco to a governmental entity in connection with government funding.

(k) Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Newco or materially affect the validity of the Shares or the legal authority or ability of Newco to perform in all material respects its obligations under this Subscription Agreement or the Transaction Agreement, as of the date hereof, there is no (i) action, suit, claim or other proceeding by or before any governmental or other regulatory or self-regulatory agency, entity or body with authority or jurisdiction over Newco, pending, or, to the knowledge of Newco, threatened in writing against Newco, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Newco.

(l) Newco is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement, including the issuance of the Shares (other than (i) filings required by the Securities Act or the rules of the SEC, (ii) filings required by applicable state securities laws or applicable Canadian securities laws, (iii) the filings required in accordance with Section 7, (iv) consents required for the consummation of the Transaction as contemplated by the Transaction Agreement, (v) those required by Nasdaq and the Toronto Stock Exchange, (vi) compliance with and filings pursuant to applicable antitrust or other competition laws, and (vii) pursuant to funding agreements with governmental entities, and (viii) consents or other approvals, waivers or authorizations required for the consummation of the transactions contemplated by this Subscription Agreement that Newco reasonably expects to receive on or prior to the Closing), in each case the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Newco.

(m) Newco understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by Subscriber.

(n) Except for such matters as have not had and would not reasonably be expected to have a Material Adverse Effect on Newco, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator with competent jurisdiction pending, or, to the knowledge of Newco, threatened in writing against Newco, or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator with competent jurisdiction outstanding against Newco.

(o) Neither Newco nor any person acting on their behalf has, directly or indirectly, at any time within the past thirty (30) calendar days, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by Newco as contemplated hereby or the other securities as contemplated by the Other Subscription Agreements or (ii) cause the offering of the Shares pursuant to this Subscription Agreement or the other securities pursuant to the Other Subscription Agreements to be integrated with any prior offerings by Newco for purposes of the Securities Act or, any applicable stockholder approval provisions. Neither Newco nor any person acting on its behalf (other than the Placement Agents (as defined below) and their respective persons acting on their behalf in such capacity), has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Shares or the other securities, as contemplated pursuant to this Subscription Agreement to the registration provisions of the Securities Act.

(p) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to Newco.

(q) Newco is in compliance with all applicable laws, except where such non-compliance would not be reasonably likely to have a Material Adverse Effect on Newco. Newco has not received any written communication from a governmental authority that alleges that Newco is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Newco.
Annex A-100

(r) Upon consummation of the Transaction, the Subordinate Voting Shares will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on Nasdaq and the Toronto Stock Exchange. The Subordinate Voting Shares will be eligible for clearing through The Depository Trust Company, through its Deposit/Withdrawal At Custodian (DWAC) system, and Newco will be eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Subordinate Voting Shares. Newco’s transfer agent will be a participant in DTC’s Fast Automated Securities Transfer Program.

(s) Newco is not, and immediately after receipt of payment for the Securities and the other securities and consummation of the Transaction, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(t) Neither Newco nor any of its controlled affiliates (i) is, or will be at or immediately after the Closing, a person of a country of concern, as such term is defined in 31 C.F.R. § 850.221 (a “Covered Person”), (ii) directly or indirectly hold, or will hold at or immediately after the Closing, a board seat on, a voting or equity interest in, or any contractual power to direct or cause the direction of the management or policies of, any Covered Person, or (iii) is engaged, or has plans to engage, or will be engaged at or immediately after the Closing, directly or indirectly, in a “covered activity,” as such term is defined in 31 C.F.R. § 850.208.

5.           [Reserved].

6.           Subscriber Representations, Warranties and Covenants. Subscriber represents and warrants to Newco as follows, and makes the following covenants:

(a) Subscriber is either a U.S. investor, a Canadian investor or non-U.S. investor (including a Canadian investor) as set forth under its name on the signature page hereto, and accordingly represents the applicable additional matters under clause (i), (ii) or (iii) below:

(i) Applicable to U.S. investors: At the time Subscriber was offered the Shares, it was, and as of the date hereof, Subscriber is (x) an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act) as indicated in the questionnaire attached as Exhibit A hereto, and (y) is not an underwriter (as defined in Section 2(a)(11) of the Securities Act) and is acquiring the Shares only for its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act.

(ii) Applicable to investors resident in or located in a province of Canada or subject to such securities laws (each, a “Canadian investor”): At the time Subscriber was offered the Shares, it was, and as of the date hereof, Subscriber is and as of the Closing Date, will be (x) an “accredited investor” as defined for the purposes of Section 2.3 of National Instrument 45-106 – Prospectus Exemptions (“NI 45-106”) or Section 73.3 of the Securities Act (Ontario), as applicable as indicated in the questionnaire attached as Exhibit B hereto, or alternatively, purchasing the Shares in reliance on the “minimum amount exemption” contained in Section 2.10 of NI 45-106 (the “Minimum Amount Exemption”), (y) purchasing (or deemed to be purchasing) the Shares as principal and (z) not created, nor used, solely to purchase or hold securities as an accredited investor described in paragraph (m) of the definition of “accredited investor” in Section 1.1 of NI 45-106 or in order to rely on the Minimum Amount Exemption, as applicable. Each Canadian investor purchasing Shares in reliance on the Minimum Amount Exemption is deemed to have received notice of the legend in Exhibit B hereto.

(iii) Applicable to non-U.S. investors (including Canadian investors): Subscriber acknowledges and agrees that the sale of the Shares is made pursuant to and in reliance upon Regulation S promulgated under the Securities Act (“Regulation S”). Subscriber is not a U.S. Person (as defined in Regulation S), it is acquiring the Shares in an offshore transaction in reliance on Regulation S, and it has received all the information that it considers necessary and appropriate to decide whether to acquire the Shares hereunder outside of the United States. Subscriber is not relying on any statements or representations made in connection with the transactions contemplated hereby other than the representations contained in this Subscription Agreement. Subscriber acknowledges and agrees that securities sold pursuant to Regulation S may be subject to restrictions thereunder, including compliance with the distribution compliance period provisions therein.

Annex A-101

(b) Subscriber acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act or applicable Canadian securities laws and that the Shares delivered at the Closing will not have been registered under the Securities Act or qualified by prospectus under applicable Canadian securities laws. Subscriber acknowledges and agrees that the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act except (i) to Newco or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Shares delivered at the Closing shall contain a legend or restrictive notation to such effect. Subscriber acknowledges that the Shares will not immediately be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber acknowledges and agrees that the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber in Canada or to a Canadian investor absent the qualification of such Shares by prospectus or an exemption from, or not being subject to, the prospectus requirements of applicable Canadian securities laws. Subscriber acknowledges and agrees that the Shares, until registered under an effective registration statement, will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares. If certificates representing the Shares or direct registration statements are issued to Canadian investors, such certificates or statements will bear the following legend, and if the Shares are issued in book-entry form, the Subscriber acknowledges that: “UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE CLOSING DATE]”.

(c) Subscriber acknowledges and agrees that Subscriber is purchasing Shares directly from Newco. Subscriber further acknowledges that, other than those representations, warranties, covenants and agreements of Newco included in this Subscription Agreement, there have been no representations, warranties, covenants and agreements made to Subscriber by Newco, Crane Harbor, the Target or any of their respective officers or directors or other Representatives, or any other party to the Transaction, person or entity, expressly or by implication. Except for the representations, warranties and agreements of Newco expressly set forth in this Subscription Agreement, Subscriber is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transaction, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of Newco, Crane Harbor and the Target, including all business, legal, regulatory, accounting, credit and tax matters; provided, that neither the due diligence investigation conducted by Subscriber in connection with making its decision to acquire the Shares nor any representations and warranties made by Subscriber herein shall modify, amend or affect Subscriber’s right to rely on the truth, accuracy and completeness of Newco’s representations and warranties contained herein.

(d) Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that, it has received and reviewed the following items (collectively, the “Disclosure Documents”): (i) the final prospectus of Crane Harbor, dated as of April 24, 2025 (File No. 333-284852) (the “IPO Prospectus”), (ii) each SEC Report filed by Crane Harbor with the SEC following the filing of the IPO Prospectus through the date of this Subscription Agreement, (iii) the Transaction Agreement, and (iv) the Investor Presentation. Subscriber understands the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Transaction Closing. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask Newco’s management questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. Subscriber has conducted its own investigation of Newco, Crane Harbor, the Target and the Shares and Subscriber has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares. Subscriber acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that none of Newco, Crane Harbor, the Target,

Annex A-102

or their respective affiliates or advisors have provided any tax advice or any other representations or guarantee regarding the tax consequence of the transactions contemplated by this Subscription Agreement. Subscriber acknowledges that it has reviewed the documents made available to Subscriber by Newco, Crane Harbor and the Target. Subscriber further acknowledges that the information contained in the Disclosure Documents is subject to change, and that any changes to the information contained in the Disclosure Documents, including any changes based on updated information or changes in terms of the Transaction, shall in no way affect Subscriber’s obligation to purchase the Shares hereunder, except as otherwise provided herein, and that, in purchasing the Shares, Subscriber is not relying upon any projections contained in the Investor Presentation.

(e) Subscriber became aware of the Offering of the Shares solely by means of direct contact between Subscriber and Newco, Crane Harbor or the Target, or a representative of Newco, Crane Harbor, or the Target, and the Shares were offered to Subscriber solely by direct contact between Subscriber and Newco, Crane Harbor or the Target, or a representative of the foregoing. Subscriber acknowledges that Newco represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) to Newco’s knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, any state securities laws, or any Canadian securities laws. Subscriber has a substantive pre-existing relationship with Newco, Crane Harbor or the Target or one or more of their respective affiliates or advisors. Neither Subscriber, nor any of its directors, officers, employees, agents, shareholders or partners, has either directly or indirectly, including through a broker or finder, (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the Offering.

(f) Subscriber acknowledges that (i) Crane Harbor, Newco or the Target and their respective Representatives hereafter may come into possession of, information regarding Crane Harbor, Newco or the Target that is material non-public information, including material facts and material changes which have not been generally disclosed, and is not known to Subscriber (“Excluded Information”), (ii) Subscriber has determined to enter into this Subscription Agreement to purchase the Shares notwithstanding Subscriber’s lack of knowledge of the Excluded Information, and (iii) none of Crane Harbor, Newco nor the Target shall have liability to Subscriber, and Subscriber hereby waives and releases any claims Subscriber may have against Crane Harbor, Newco and/or the Target, to the maximum extent permitted by law, with respect to the nondisclosure of the Excluded Information.

(g) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the Investor Presentation. Subscriber is able to fend for itself in the transactions contemplated herein and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is a sophisticated investor, experienced in investing in private placement transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (ii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Subscriber has determined based on its own independent review and such professional advice as it deems appropriate that its purchase of the Shares and participation in the Offering (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to Subscriber, (iii) do not and will not violate any law, rule, regulation, agreement or other obligation by which Subscriber is bound and (iv) are a fit, proper and suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Shares. The Subscriber acknowledges that each of Morgan Stanley & Co. LLC, CIBC World Markets Corp., Cohen & Company Capital Markets and JonesTrading Institutional Services LLC or their respective affiliates (each, a “Placement Agent” and collectively, the “Placement Agents”) is acting as a placement agent in connection with the purchase of Subordinate Voting Shares by certain Other Subscribers that qualify as “qualified institutional buyers” (within the meaning of Rule 144A under the Securities Act) or institutional “accredited investors” (within the meaning of Rule 501(a)(1), (2), (3), (7) or (9) of Regulation D under the Securities Act or under Canadian securities laws, a “permitted client” (as defined in Section 1.1 of National Instrument 31- 103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations) who are each an institutional “accredited investor” (as defined for the purposes of Section 2.3 of NI 45-106 or Section 73.3 of the Securities Act (Ontario)) or alternatively, are purchasing the Subordinate Voting Shares in reliance on the Minimum Amount Exemption. Subscriber further acknowledges that none of the Placement Agents

Annex A-103

or any of their respective affiliates is acting as placement agent to Subscriber and that no solicitation or recommendation of any type has been made by any Placement Agent to Subscriber. The Subscriber represents that: (i) it is able to sustain a complete loss on its investment in the Shares; (ii) has no need for liquidity with respect to its investment in the Shares; and (iii) has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.

(h) Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in Newco. Subscriber acknowledges specifically that the possibility of total loss of the Aggregate Purchase Price exists.

(i) In making its decision to purchase the Shares, Subscriber has relied solely upon independent investigation made by Subscriber and the representations and warranties of Newco expressly set forth in Section 4 hereof. Subscriber acknowledges and agrees that Subscriber has (i) received, reviewed and understood the offering materials made available to Subscriber in connection with the Offering, (ii) had access to, and an adequate opportunity to review, financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Shares, (iii) had the opportunity to ask questions of and receive answers from Newco, and (iv) conducted and completed Subscriber’s own independent due diligence with respect to the Transaction.

(j) Subscriber understands and agrees that no federal, state, provincial or other agency has passed upon or endorsed the merits of the Offering or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the Disclosure Documents.

(k) [Reserved.]

(l) The execution, delivery and performance by Subscriber of this Subscription Agreement will not constitute or result in a breach or default under or conflict with any law, statute, rule or regulation applicable to Subscriber, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which Subscriber is a party or by which Subscriber is bound. The signature on this Subscription Agreement is genuine, and the signatory has legal competence and capacity to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms.

(m) The Subscriber is not (1) a “covered person” as described in Rule 506(d)(1) under the Securities Act, or (2) subject to any of the “Bad Actor” disqualifications described in Rule 506(d) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Subscriber has exercised reasonable care to determine whether it is subject to a Disqualification Event. The acquisition of Shares by Subscriber will not subject Newco to any Disqualification Event.

(n) Subscriber acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to Newco.

(o) If a Canadian investor:

(i) Subscriber acknowledges that the securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the Disclosure Documents contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. Subscriber should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

(ii) The funds representing the aggregate subscription price for the Shares which will be advanced by Subscriber hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (for the purposes of this paragraph, the “PCMLTFA”); or equivalent legislation in any other jurisdictions and the Subscriber acknowledges that Newco may in the future be required by law to disclose the name of the Subscriber and other information relating to this Subscription Agreement and the subscription hereunder, on a confidential basis pursuant to the PCMLTFA, or other laws or regulations. To the

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best of Subscriber’s knowledge (a) none of the subscription funds provided by the Subscriber (i) have been or will be derived directly or indirectly from or related to any activity that is deemed criminal under the laws of Canada, the United States, or any other jurisdiction, or (ii) are being tendered on behalf of a person (A) with whom Newco would be prohibited from dealing with under applicable money laundering, terrorist financing, economic sanctions, criminal or other similar laws or regulations, or (B) who has not been identified to Subscriber. Subscriber hereby covenants that it shall promptly notify Newco if the Subscriber discovers that any of the foregoing representations ceases to be true, and to provide Newco with appropriate information in connection therewith.

(iii) Subscriber acknowledges and represents that it is not a person identified on a list established under section 83.05 of the Criminal Code or in any regulations or orders made under (i) the United Nations Act (Canada), (ii) the Special Economic Measures Act (Canada), (iii) the Freezing Assets of Corrupt Foreign Officials Act (Canada), (iv) the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada), or other similar legislation or regulations enacting any economic or financial sanctions, laws, regulations, embargoes, or restrictive measures imposed, administered or enforced by Canada.

(iv) Subscriber acknowledges and consents to the fact that Newco is collecting the Subscriber’s personal information (as that term is defined under applicable privacy legislation, including, the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar, replacement or supplemental provincial or federal legislation or laws in effect from time to time) for the purpose of completing this Subscription Agreement and the transactions contemplated hereby. Subscriber acknowledges and consents to Newco retaining such personal information for as long as permitted or required by law or business practices. The Subscriber further acknowledges and consents to the fact that Newco or its representatives may be required by securities laws, the rules and policies of any stock exchange or the rules of the Canadian Investment Regulatory Organization or otherwise by applicable law to provide regulatory authorities with any personal information provided under this Subscription Agreement. In addition to the foregoing, the Subscriber agrees and acknowledges that Newco may use and disclose the Subscriber’s personal information as follows: (A) for internal use with respect to managing the relationships between and contractual obligations of Newco and Subscriber; (B) for use and disclosure for income tax related purposes, including, without limitation, where required by law, disclosure to the Canada Revenue Agency (C) for disclosure to securities regulatory authorities and other regulatory bodies with jurisdiction with respect to reports of trades and similar regulatory filings; (D) for disclosure to a governmental or other authority to which the disclosure is required by court order or subpoena compelling such disclosure and where there is no reasonable alternative to such disclosure; (E) for disclosure to professional advisers of Newco in connection with the performance of their professional services; (F) for disclosure to any person where such disclosure is necessary for legitimate business reasons and is made with the Subscriber’s prior written consent; (G) for disclosure to a court determining the rights of the parties under this Subscription Agreement; or (H) for use and disclosure as otherwise required or permitted by law.

(v) Subscriber authorizes the indirect collection of certain personal information by the applicable securities regularity authority or regulator of the local Canadian jurisdiction and confirms that Subscriber has been notified by Newco: (A) that Newco will be delivering such personal information to the applicable securities regulatory authority or regulator of the local Canadian jurisdiction, including Subscriber’s full name, residential address, telephone number, email address, the number of Shares subscribed for by the Subscriber, the aggregate subscription price for such Shares, the prospectus exemption relied on, whether the Subscriber is an “insider” of Newco or a “registrant”, each as defined under Canadian securities laws, and the date of distribution of the Shares; (B) that such personal information is being collected indirectly by the applicable securities regulatory authority or regulator under the authority granted to it under Canadian securities laws; (C) that such personal information is being collected for the purpose of the administration and enforcement of Canadian securities laws; and (D) the Subscriber may contact public officials of the provincial regulatory authorities with respect to questions about the security regulatory authority’s or regulator’s indirect collection of such information. The contact information is set out in Exhibit C hereto.

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(p) Subscriber has, and on each date any portion of the Aggregate Purchase Price would be required to be funded to Newco pursuant to this Subscription Agreement will have, sufficient immediately available funds to pay the Aggregate Purchase Price.

(q) Other than with respect to its affiliates, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of Newco (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(r) Subscriber understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by Newco.

(s) Subscriber has had no contact with any Placement Agent with respect to the Shares.

(t) Subscriber acknowledges that it has no present plan or intention, and is not under any binding obligation, either on the date hereof or on the Closing, to sell, exchange or otherwise dispose of the Shares acquired pursuant to this Subscription Agreement, other than binding commitments it may have to transfer and/or pledge such Shares to a prime broker under and in accordance with its prime brokerage agreement with such broker.

(u) Subscriber acknowledges and agrees that it has not received any recommendation with respect to the Shares or the Transaction from the Placement Agents and thus will not be deemed to form a relationship with the Placement Agents in connection with its purchase of the Shares that would require the Placement Agents to treat Subscriber as a “retail customer” for purposes of Regulation Best Interest pursuant to Rule 11-1 of the Exchange Act, or a “retail investor” for purposes of Form CRS pursuant to Rule 17a-14 of the Exchange Act. Accordingly, Subscriber acknowledges and agrees that it is not entitled to the protections or disclosures required by Regulation Best Interest or Form CRS with respect to its purchase of the Shares.

7.           Registration Rights.

(a) Newco agrees that, within 30 calendar days after the Transaction Closing (the “Filing Deadline”), it will file or confidentially submit with the SEC a registration statement registering the resale of the Shares (the “Registration Statement”), and shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, and, in any event, no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies Newco that it will “review” the Registration Statement) following the Filing Deadline and (ii) within 5 calendar days of receiving a notice from the SEC (orally or in writing, whichever is earlier) that such Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, that if such day falls on a Saturday, Sunday or day on which banks are closed for business in Toronto, Ontario, or New York City, New York, the Effectiveness Deadline shall be extended to the next business day on which the SEC is open for business. Newco will use its commercially reasonable efforts to cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain effective and free of any material misstatement or omission with respect to the Shares until the earliest of (i) the date on which Subscriber ceases to hold the Shares covered by such Registration Statement, or (ii) on the first date on which Subscriber can sell all of its Shares (or shares received in exchange therefor) under Rule 144 promulgated under the Securities Act (“Rule 144”) without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for Newco to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). For as long as the Registration Statement shall remain effective pursuant to the immediately preceding sentence, Newco shall use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to the Registration Statement or Rule 144 under the Securities Act (when Rule 144 under the Securities Act becomes available to Newco), as applicable, qualify the Shares for listing on the applicable stock exchange on which the Subordinate Voting Shares are then listed, and update or amend the Registration Statement as necessary to include the Shares. Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, of the Shares to Newco (or its successor) upon reasonable request to assist Newco in making the determination described above. Newco’s obligations to include the Shares in the Registration Statement are contingent upon Subscriber furnishing in writing such information regarding Subscriber, the securities of Newco held by Subscriber and the intended method of disposition of the Shares as shall be reasonably requested by Newco to effect the registration of

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the Shares, and shall execute such documents in connection with such registration as Newco may reasonably request that are customary of a selling shareholder in similar situations, provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. If the SEC prevents Newco from including any or all of the Shares proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of Newco securities by the applicable shareholders or otherwise, (x) such Registration Statement shall register for resale such number of Newco securities which is equal to the maximum number of securities as is permitted by the SEC and (y) the number of Newco securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, Newco shall amend the Registration Statement or file a new Registration Statement (such amendment or new Registration Statement shall also be deemed to be a “Registration Statement” hereunder) to register such Shares not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable consistent with the terms of this Section 7. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. For purposes of clarification, any failure by Newco to file the Registration Statement by the Filing Deadline shall not otherwise relieve Newco of its obligations to cause Newco to file the Registration Statement or effect the registration of the Shares set forth in this Section 7. For as long as Subscriber holds the Shares issued pursuant to this Subscription Agreement, Newco will use commercially reasonable efforts to (A) make and keep public information available, as those terms are understood and defined in Rule 144, (B) file in a timely manner all reports and other documents with the SEC required under the Exchange Act, as long as Newco remains subject to such requirements, and (C) provide all customary and reasonable cooperation necessary, in each case, to enable Subscriber to resell the Shares pursuant to the Registration Statement or Rule 144 (when Rule 144 becomes available to Subscriber), as applicable.

(b) Newco shall file with the Ontario Securities Commission preliminary and final non- offering prospectuses of Newco, and obtain receipts from the Ontario Securities Commission therefor, such that Newco shall become a “reporting issuer” (within the meaning of applicable Canadian securities laws) in the Province of Ontario before the Transaction Closing.

(c) Newco shall, at its sole expense, advise Subscriber as promptly as practicable, and in any event, within two business days: (i) when a Registration Statement or any amendment thereto has been filed with the SEC and when a Registration Statement or any post-effective amendment thereto has become effective; (ii) after it shall have received notice or obtained knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by Newco of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein do not include any untrue statements of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, however, that Newco shall not be required to disclose the details of such event. Upon the occurrence of any event contemplated in the foregoing clause (iv), except for such times as Newco is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Newco agrees that it shall, as soon as practicable, use its commercially reasonable efforts to prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Newco may delay filing or suspend the use of any such registration statement if it determines in good faith that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or

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financing transaction of Newco or would require premature disclosure of information that could materially adversely affect Newco (each such circumstance, a “Suspension Event”); provided, that Newco agrees that it may not delay or suspend the Registration Statement on more than two occasions or for more than 45 consecutive calendar days, or more than 90 total calendar days, in each case during any consecutive 12-month period and Newco shall use commercially reasonable efforts to make such registration statement available for the sale by Subscriber of such securities as soon as practicable thereafter. Upon receipt of any written notice from Newco of the happening of any Suspension Event during the period that the Registration Statement is effective, which notice shall be given no later than two business days from the date of such Suspension Event, or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that it will (i) immediately discontinue offers and sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives (A) (x) copies of a supplemental or amended prospectus (which Newco agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from Newco that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by Newco except (A) for disclosure to Subscriber’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as otherwise required by applicable law or subpoena. If so directed by Newco, Subscriber will deliver to Newco or destroy all copies of the prospectus covering the Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply to (i) the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or

(ii) copies stored electronically on archival servers as a result of automatic data back-up.

(e) Subscriber may deliver written notice (an “Opt-Out Notice”) to Newco requesting that Subscriber not receive notices from Newco otherwise required by Section 7; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) Newco shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Subscriber’s intended use of an effective Registration Statement, Subscriber will notify Newco in writing at least two business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 7(e)) and the related suspension period remains in effect, Newco will so notify Subscriber, within one (1) business day of Subscriber’s notification to Newco, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.

(f) From and after the Closing, Newco agrees to indemnify and hold Subscriber, and each affiliate of Subscriber within the meaning of Rule 405 under the Securities Act, and each broker, placement agent or sales agent to or through which Subscriber effects or executes the resale of any Shares (collectively, the “Subscriber Indemnified Parties”), harmless against any and all losses, claims, damages and liabilities (including any reasonable out-of-pocket legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) incurred by Subscriber Indemnified Parties directly that are (i) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Shares (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or (ii) caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, except, in the cases of both (i) and (ii), to the extent insofar as the same are (A) caused by or contained in any information or affidavit so furnished in writing to Newco by Subscriber for use therein, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus

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in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a freewriting prospectus (as defined in Rule 405 under the Securities Act) that was not authorized in writing by Newco, or (D) in connection with any offers or sales effected by or on behalf of Subscriber in violation of this Subscription Agreement. Notwithstanding the forgoing, Newco’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of Newco (which consent shall not be unreasonably withheld, delayed or conditioned). Newco shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which Newco is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party.

(g) To the extent the Subscriber is identified as a selling stockholder in the Registration Statement or any other registration statement which covers the Shares, Subscriber agrees to, severally and not jointly with any Other Subscriber in the Offering contemplated hereby or any other selling shareholders using the applicable registration statement, indemnify and hold Newco, and the officers, employees, directors, partners, members, attorneys and agents of Newco, each person, if any, who controls Newco within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of Newco within the meaning of Rule 405 under the Securities Act (collectively, the “Newco Indemnified Parties”), harmless against any and all Losses incurred by Newco Indemnified Parties directly that are caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Shares (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, to the extent insofar as the same are caused by or contained in any information or affidavit so furnished in writing to Newco by Subscriber expressly for use therein. In no event shall the liability of Subscriber under this Section 7(g) be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, Subscriber’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of Subscriber (which consent shall not be unreasonably withheld, delayed or conditioned).

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of: (a) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; (b) such date and time as the Transaction Agreement is terminated in accordance with its terms; (c) if any of the conditions to Closing set forth in Section 3 are not satisfied or waived as of the Closing Date and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated as of the date of the Transaction Closing; or (d) written notice by either (x) Newco to Subscriber or (y) Subscriber to Newco if the transactions contemplated by this Subscription Agreement are not consummated on or prior to August 3, 2026; provided that (i) nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach, and (ii) the provisions of Sections 8 through 12 of this Subscription Agreement will survive any termination of this Subscription Agreement and continue indefinitely. Newco shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 8, any monies paid by Subscriber to Newco for the Aggregate Purchase Price hereunder shall be promptly (and in any event within three (3) business days) returned to Subscriber, without any deduction for or on account of any tax withholding except as required by law, charges or set-off.

9. Trust Account Waiver. Subscriber hereby represents and warrants that it has read the IPO Prospectus and understands that Crane Harbor has established a trust account (the “Trust Account”) containing the proceeds of its IPO and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Crane Harbor’s public shareholders (including overallotment shares acquired by Crane Harbor’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the IPO Prospectus, Crane Harbor may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares in connection

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with the consummation of Crane Harbor’s initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Shareholders if Crane Harbor fails to consummate a Business Combination within 24 months after the closing of the IPO, subject to extension by amendment to Crane Harbor’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, or (d) to Crane Harbor after or concurrently with the consummation of a Business Combination. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Subscriber hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Subscription Agreement, neither Subscriber nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom) except for redemption and liquidation rights, if any, the Subscriber and its affiliates may have in respect of any Crane Harbor Class A Shares (as defined in the Transaction Agreement) held by it or the release of proceeds from the Trust Account upon consummation of the Transaction, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability, and Subscriber further waives its right to any distributions from the Trust Account with respect to the Shares in the event of Crane Harbor’s liquidation (collectively, the “Released Claims”). Subscriber on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that Subscriber or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Subscription Agreement or any other agreement with Crane Harbor or its affiliates). Subscriber agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by Newco and Crane Harbor to induce Newco to enter in this Subscription Agreement, and Subscriber further intends and understands such waiver to be valid, binding and enforceable against Subscriber and each of its affiliates under applicable law. To the extent Subscriber or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Newco, Crane Harbor, the Target or any of their respective Representatives, which proceeding seeks, in whole or in part, monetary relief against Newco, Crane Harbor, the Target or any of their respective Representatives, Subscriber hereby acknowledges and agrees that Subscriber’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Subscriber or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event Subscriber or any of its affiliates commences any action or proceeding, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Newco, Crane Harbor, the Target or their respective Representatives, as applicable, shall be entitled to recover from Subscriber and its affiliates the associated legal fees and costs in connection with any such action in the event Newco, Crane Harbor, the Target or their respective Representatives, as applicable, prevails in such action or proceeding. For purposes of this Subscription Agreement, “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives. Notwithstanding anything to the contrary contained in this Subscription Agreement, the provisions of this Section 9 shall survive the Closing or any termination of this Subscription Agreement and last indefinitely.

10.         Miscellaneous.

(a) Newco shall use its reasonable best efforts to cause Crane Harbor, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, to file with the SEC a Current Report on Form 8-K and disseminate a press release (collectively, the “Announcement Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, by the Other Subscription Agreements and by Transaction Agreement. Following the filing and dissemination of the Announcement Disclosure Document, no Subscriber shall be in possession of any material non-public information concerning Newco disclosed to Subscribers by Newco or any of their subsidiaries, or any of its officers, directors, employees, affiliates or agents in connection with the transactions contemplated by this Subscription Agreement, the Other Subscription Agreements or the Transaction Agreement. In addition, effective upon the issuance of such Announcement Disclosure Document, except as may otherwise be agreed with Subscriber, without Subscriber’s prior written consent (email being sufficient), Newco acknowledges

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and agrees not to provide material, non-public information to Subscriber and that any and all confidentiality or similar obligations under any agreement, whether written or oral, between Newco any of its subsidiaries or any of its officers, directors, agents, employees or affiliates on the one hand, and the Subscriber or any of its affiliates on the other hand, shall terminate and be of no further force or effect. Notwithstanding anything in this Subscription Agreement to the contrary, each of Newco, Crane Harbor or Target (i) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of Subscriber and (ii) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any filing with the U.S. Securities and Exchange Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (A) as required by the federal securities laws, rules or regulations and Canadian securities laws, including in connection with the filing of a Registration Statement pursuant to Section 7(a), and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the U.S. Securities and Exchange Commission or regulatory agency or under the regulations of the Nasdaq or Toronto Stock Exchange. Newco understands and confirms that Subscriber shall be relying on the foregoing covenant in effecting transactions in securities of Newco. If Newco provides material, non- public information or confidential information or proprietary information to Subscriber without Subscriber’s written consent, Newco shall promptly file such information with the SEC pursuant to a Current Report on Form 8-K and the Subscriber shall not be subject to any duty of confidentiality contained herein with respect to such information.

(b) Neither this Subscription Agreement nor any rights or obligations that may accrue to Subscriber hereunder (other than the Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by Subscriber without the prior written consent of Newco (which shall not be unreasonably withheld, conditioned or delayed), and any purported transfer or assignment without such consent shall be null and void ab initio; except, that Subscriber may assign, upon providing written notice to Newco, solely to an entity that is affiliated with Subscriber, the right to acquire the Shares hereunder; provided that any such assignment shall not relieve Subscriber from any of its obligations (or its representations and warranties) under this Subscription Agreement and upon the making of such assignment such assignee (i) shall be deemed to have made to Newco all of the representations and warranties of Subscriber contained herein (all of which shall be true and complete as of the date of such assignment and at the Closing) and (ii) shall have agreed to be bound by all of the agreements and other obligations of Subscriber hereunder pursuant to a binding agreement reasonably satisfactory to Newco (without relieving Subscriber from any such agreement or obligation).

(c) Newco may request from Subscriber such additional information as Newco may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall provide such information to Newco promptly upon such request, it being understood by Subscriber that Newco may without any liability hereunder reject Subscriber’s subscription prior to the Closing Date in the event Subscriber fails to provide such additional information requested by Newco to evaluate Subscriber’s eligibility or Newco determines that Subscriber is not eligible. On or prior to the Closing Date, Newco and Subscriber shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

(d) Subscriber acknowledges that Newco, Crane Harbor, the Target, and others will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement as if they were made directly to them. Prior to the Closing, Subscriber agrees to promptly notify Newco if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate such that the conditions set forth in Sections 3(b)(i) and 3(b)(ii) would not be satisfied as of the Closing. Subscriber agrees that the purchase by Subscriber of Shares from Newco will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase. Each of Newco and the Subscriber acknowledges and agrees that the Target and Crane Harbor are third-party beneficiaries of the representations, warranties and covenants of Newco contained in Section 4 and the Subscriber contained in Section 6 of this Subscription Agreement, and that Crane Harbor and the Target are otherwise express third party beneficiaries of this Subscription Agreement, entitled to enforce the

Annex A-111

terms hereof against Subscriber as if they were an original party hereto. Except as expressly set forth herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns. Prior to the Closing, Newco agrees to promptly notify the Subscriber if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in a manner that would have or would reasonably be expected to have a Material Adverse Effect on Newco.

(e) Each of Newco, Crane Harbor, and the Target is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Subscriber shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of Newco (such consent not to be unreasonably withheld or delayed).

(f) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(g) This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought; provided, however, that no modification or waiver by Newco of the provisions of this Subscription Agreement prior to the Transaction Closing shall be effective without the prior written consent of Newco (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or other exercise of any right, power or privilege hereunder.

(h) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof (other than any confidentiality agreement entered into by Newco and Subscriber in connection with the Offering).

(i) This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(j) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k) This Subscription Agreement may be executed in two or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(l) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that Newco shall be entitled to specifically enforce Subscriber’s obligations to fund the subscription and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further

Annex A-112

acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 10(l) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(m) Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(n) Except where required to comply with applicable securities laws, without Subscriber’s prior written consent (which may be given via email), Newco will not use or disclose the name of Subscriber or its affiliates or advisors or any information relating to Subscriber or this Subscription Agreement, other than to Newco’s lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential. Without Subscriber’s prior written consent, Newco shall not use the name of Subscriber or any of its affiliates or advisors in any press release issued by Newco or Current Report on Form 8-K filed by Crane Harbor with the SEC in connection with the Transaction Agreement or the execution and delivery of this Subscription Agreement and the filing of any related documentation by Newco or Crane Harbor with the SEC and the Canadian Securities Administrators, except to the extent required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the SEC, the Canadian Securities Administrators or regulatory agency or under Nasdaq or Toronto Stock Exchange regulations.

(o) This Subscription Agreement, and all actions or matters based hereon, or arising out of, under or in connection herewith, or any transaction contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles relating to conflict of laws that would result in the application of the laws of any other jurisdiction. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Subscription Agreement, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other proceeding relating to the transactions contemplated by this Subscription Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 10(p). Nothing in this Section 10(o) shall affect the right of any party to serve legal process in any other manner permitted by law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(p) All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or email, with affirmative confirmation of receipt, (iii) one business day after being sent, if sent by reputable,

Annex A-113

internationally recognized overnight courier service or (iv) three business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Newco:

Xanadu Quantum Technologies Limited
c/o Xanadu Quantum Technologies Inc.

777 Bay Street, Suite 2902
Toronto, Ontario M5G 2C8
Attn: Christian Weedbrook
Email: christian@xanadu.ai

with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP
100 King Street West

Suite 6200

Toronto, Ontario M5X 1B8

Attn: Chad Bayne; James R. Brown;

Email: cbayne@osler.com; jbrown@osler.com

with a copy (which shall not constitute notice) to:

Cooley LLP

3 Embarcadero Center
20th Floor

San Francisco, CA 94111-4004

Attn: Kevin Rooney; Garth Osterman; Kristin VanderPas; Peter Byrne
Email: krooney@cooley.com; gosterman@cooley.com; kvanderpas@cooley.com;
pbyrne@cooley.com

Notice to Subscriber shall be given to the address underneath Subscriber’s name on the signature page hereto.

(q) From and after the date hereof, Newco shall not, and shall cause each of its affiliates, representatives and agents to not, provide Subscriber or any of its affiliates, representatives or agents, with any material nonpublic information regarding Newco, any of its affiliates or any other person (“MNPI”) without the express prior written consent of such Subscriber. Newco hereby acknowledges and agrees that neither Subscriber nor any of its affiliates shall have any duty of trust or confidence with respect to, or duty not to trade on the basis of, any MNPI (i) provided by, or on behalf of, Newco, any of its affiliates or any of their respective officers, directors, employees, attorneys, agents or representatives or (ii) otherwise possessed (or continued to be possessed) by Subscriber (or any affiliate, agent or representative thereof) as a result of any breach or violation of any of the covenants set forth in this Agreement. Notwithstanding anything to the contrary herein, in the event that Newco believes that a notice or communication to Subscriber or any of its affiliates, attorneys, agents or representatives contains MNPI, Newco shall, prior to the delivery of such notice or communication, so indicate to Subscriber, and such indication shall provide Subscriber the means to refuse to receive such notice or communication, and in the absence of any such indication, such Subscriber, the other holders of the Shares and their respective affiliates, agents and representatives shall be allowed to presume that all matters relating to such notice or communication do not constitute MNPI.

(r) The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means

Annex A-114

including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement. As used in this Subscription Agreement (except Exhibit D hereto), the term: (w) “trading day” shall mean any day on which the Nasdaq and Toronto Stock Exchange are open for trading; (x) “business day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York and Toronto, Ontario are required or are authorized to close for business (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of Crane Harbor prior to the closing of a Business Combination will include Crane Harbor’s sponsor, Crane Harbor Sponsor, LLC, a Delaware limited liability company.

(s) At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties may reasonably deem practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.

(t) In connection with any sale, assignment, transfer or other disposition of Newco Subordinate Voting Shares by Subscriber pursuant to Rule 144 or pursuant to any other exemption under the Securities Act and Canadian securities laws such that Newco Subordinate Voting Shares held by Subscriber become freely tradable and upon compliance by Subscriber with the requirements of this Subscription Agreement, if requested by Subscriber, Newco shall use commercially reasonable efforts to cause its transfer agent(s) to remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry Shares sold or disposed of without restrictive legends within three (3) trading days upon any such request therefor from Subscriber; provided, that Newco and the transfer agent(s) have timely received from Subscriber customary representations and other documentation reasonably acceptable to Newco and the transfer agent(s) in connection therewith. Subject to receipt from Subscriber by Newco and the transfer agent(s) of customary representations and other documentation reasonably acceptable in connection therewith, Subscriber may request that Newco remove any legend from the book-entry position evidencing its Shares following the earliest of such time as such Shares (i) have been or are about to be sold or transferred pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144; however, the legend required by applicable Canadian securities law shall remain for the entirety of the applicable period. If restrictive legends are no longer required for such Shares pursuant to the foregoing, Newco shall, in accordance with the provisions of this section and as soon as reasonably practicable and in any case within three trading days of any request therefor from Subscriber accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the transfer agent(s) irrevocable instructions that the transfer agent(s) shall make a new, unlegended entry for such book entry Shares. If the Shares are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for Newco to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares, or pursuant to an effective registration statement, Newco will cause its transfer agent to promptly remove all restrictive legends, provided that Newco and the transfer agent(s) have timely received from Subscriber customary representations and other documentation reasonably acceptable to Newco and the transfer agent(s) in connection therewith. To the extent required by the transfer agent(s), Newco shall use commercially reasonable efforts to cause its legal counsel to deliver a customary opinion as soon as reasonably practicable and in any case within three trading days of the delivery of all reasonably necessary representations and other documentation from Subscriber as reasonably requested by the transfer agent. Newco shall be responsible for the fees of its transfer agent(s), the costs of any opinions of its counsel, and all DTC fees associated with such transactions.

Annex A-115

11. Independent Nature of Investment. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under the Other Subscription Agreements. The decision of Subscriber to purchase Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of Newco, Crane Harbor, the Target or any of their respective subsidiaries which may have been made or given by any Other Subscriber or by any agent, employee or other representative of any Other Subscriber, and neither Subscriber nor any of its agents, employees or other representatives shall have any liability to any Other Subscriber (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or Other Subscriber pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights under this Subscription Agreement, and it shall not be necessary for any Other Subscriber to be joined as an additional party in any proceeding for such purpose.

[remainder of page intentionally left blank]

Annex A-116

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

XANADU QUANTUM TECHNOLOGIES LIMITED
By:
Name:
Title:

[Signature Page to Subscription Agreement]

Annex A-117

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Subscriber:

Signature of Subscriber:

Address for Notice to Subscriber:

Attention:
Email:
Telephone:
Address for Delivery of Shares to Subscriber (if not same as address for notice):

Subscription Amount:
Number of Shares:
Subscriber status (mark one):	☐ U.S. investor	☐ Non-U.S. investor
EIN Number:

[Subscriber Signature Page to Subscription Agreement]

Annex A-118

EXHIBIT A

Accredited Investor Questionnaire

Capitalized terms used and not defined in this Exhibit A shall have the meanings given in the Subscription Agreement to which this Exhibit A is attached.

The undersigned represents and warrants that the undersigned is an “accredited investor” (an “Accredited Investor”) as such term is defined in Rule 501(a) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for one or more of the reasons specified below (please check all boxes that apply):

_______	(i)	A natural person whose net worth, either individually or jointly with such person’s spouse or spousal equivalent, at the time of Subscriber’s purchase, exceeds $1,000,000;

The term “net worth” means the excess of total assets over total liabilities (including personal and real property, but excluding the estimated fair market value of Subscriber’s primary home). For the purposes of calculating joint net worth with the person’s spouse or spousal equivalent, joint net worth can be the aggregate net worth of Subscriber and spouse or spousal equivalent; assets need not be held jointly to be included in the calculation. There is no requirement that securities be purchased jointly. A spousal equivalent means a cohabitant occupying a relationship generally equivalent to a spouse.

_______	(ii)

A natural person who had an individual income in excess of $200,000, or joint income with Subscriber’s spouse or spousal equivalent in excess of $300,000, in each of the two most recent years and reasonably expects to reach the same income level in the current year;

In determining individual “income,” Subscriber should add to Subscriber’s individual taxable adjusted gross income (exclusive of any spousal or spousal equivalent income) any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

_______	(iii)	A director or executive officer of the Company;
_______	(iv)

A natural person holding in good standing with one or more professional certifications or designations or other credentials from an accredited educational institution that the U.S. Securities Exchange Commission (“SEC”) has designated as qualifying an individual for accredited investor status;

The SEC has designated the General Securities Representative license (Series 7), the Private Securities Offering Representative license (Series 82) and the Licensed Investment Adviser Representative (Series 65) as the initial certifications that qualify for accredited investor status.

_______	(v)

A natural person who is a “knowledgeable employee” as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940 (the “Investment Company Act”), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in Section 3 of the Investment Company Act, but for the exclusion provided by either Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act;

_______	(vi)

A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

_______	(vii)	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
_______	(viii)

An investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Investment Advisers Act;

_______	(ix)	An insurance company as defined in Section 2(13) of the Exchange Act;

Annex A-119

_______	(x)	An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that Act;
_______	(xi)	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;
_______	(xii)	A Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;
_______	(xiii)

A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

_______	(xiv)

An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

_______	(xv)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;
_______	(xvi)

An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, business trust, partnership, or limited liability company, or any other entity not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

_______	(xvii)

A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;

_______	(xviii)

A “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act with assets under management in excess of $5,000,000 that is not formed for the specific purpose of acquiring the securities offered and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

_______	(xix)

A “family client” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act, of a family office meeting the requirements set forth in (xviii) and whose prospective investment in the issuer is directed by a person from a family office that is capable of evaluating the merits and risks of the prospective investment;

_______	(xx)	A “qualified institutional buyer” as defined in Rule 144A under the Securities Act;
_______	(xxi)	An entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000; and/or
_______	(xxii)	An entity in which all of the equity owners qualify as an accredited investor under any of the above subparagraphs.
_______	(xxiii)	Subscriber does not qualify under any of the investor categories set forth in (i) through (xxi) above.

2.1    Type of Subscriber. Indicate the form of entity of Subscriber:

☐	Individual	☐	Limited Partnership
☐	Corporation	☐	General Partnership
☐	Revocable Trust	☐	Limited Liability Company
☐	Other Type of Trust (indicate type):	☐
☐	Other (indicate form of organization):	☐

Annex A-120

2.2.1 If Subscriber is not an individual, indicate the approximate date Subscriber entity was formed: _________________

2.2.2 If Subscriber is not an individual, initial the line below which correctly describes the application of the following statement to Subscriber’s situation: Subscriber (x) was not organized or reorganized for the specific purpose of acquiring the Shares and (y) has made investments prior to the date hereof, and each beneficial owner thereof has and will share in the investment in proportion to his or her ownership interest in Subscriber.

__________True
__________False

If the “False” line is initialed, each person participating in the entity will be required to fill out a Subscription Agreement.

Subscriber:
Subscriber
Name:
By:
Signatory
Name:
Date:

Annex A-121

EXHIBIT B

CANADIAN ACCREDITED INVESTOR CERTIFICATE

The undersigned (the “Investor”) (or, as the case may be, the disclosed principal on behalf of whom the Investor is contracting for) is a resident of or otherwise subject to the securities legislation of any province of Canada and is an “accredited investor”, as such term is defined in National Instrument 45-106 or subsection 73.3 of the Securities Act (Ontario), because, at the time of the purchase and sale of securities of Xanadu Quantum Technologies Limited (the “Securities”) as set forth in the agreement to which this certificate is attached, the Investor falls within one or more of the following categories:

Please select at least one of the provisions listed below by selecting the corresponding letter and including it on the signature page below.

If you are relying on the exemption in category (j), (k) or (l), you must complete and deliver the risk acknowledgment form for individual accredited investors attached as Annex A to this Exhibit B:

*see relevant definitions below*

A.

a Canadian financial institution, or a Schedule III bank (or in Ontario, (1) a bank listed in Schedule I, II or III to the Bank Act (Canada), (2) an association to which the Cooperative Credit Associations Act (Canada) applies or a central cooperative credit society for which an order has been made under subsection 473(1) of that Act, or (3) loan corporation, trust company, trust corporation, insurance company, treasury branch, credit union, financial services cooperative or credit union central or federation that is authorized by a statute of Canada or Ontario to carry on business in Canada or Ontario, as the case may be),

B.	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada),
C.

a subsidiary of any person referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,

D.	a person registered under the securities legislation of a jurisdiction of Canada as an adviser or dealer,
E.	an individual registered under the securities legislation of a jurisdiction of Canada as a representative of a person referred to in paragraph (d),
E.1

an individual formerly registered under the securities legislation of a jurisdiction of Canada, other than an individual formerly registered solely as a representative of a limited market dealer under one or both of the Securities Act (Ontario) or the Securities Act (Newfoundland and Labrador),

F.	the Government of Canada or a jurisdiction of Canada, or any crown corporation, agency or wholly owned entity of the Government of Canada or a jurisdiction of Canada,
G.

a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec,

H.	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government,
I.	a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada), a pension commission or similar regulatory authority of a jurisdiction of Canada,
J.	an individual who, either alone or with a spouse, beneficially owns financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds $1,000,000,

If (j) is selected, please check the range of net financial assets which you beneficially own, either alone or combined with your spouse:

You alone:		You combined with a spouse:
i.	$0 to $2,000,000	v.	$ 0 to $3,000,000
ii.	$2,000,001 to $3,000,000	vi.	$3,000,001 to $4,000,000
iii.	$3,000,001 to $4,000,000	vii.	$4,000,001 to $5,000,000
iv.	>$4,000,001	viii.	>$5,000,001

[IF YOU SELECT THIS LETTER, YOU MUST COMPLETE THE RISK ACKNOWLEDGEMENT FORM FOR INDIVIDUAL ACCREDITED INVESTORS CONTAINED IN ANNEX A TO THIS EXHIBIT B.]

Annex A-122

J.1	an individual who beneficially owns financial assets having an aggregate realizable value that, before taxes but net of any related liabilities, exceeds $5,000,000,

If (j.1) is selected, please check the range of net financial assets which you beneficially own, alone:

i.	$0 to $5,000,000
ii.	$5,000,001 to $7,000,000
iii.	$7,000,001 to $10,000,000
iv.	> $10,000,000
K.

an individual whose net income before taxes exceeded $200,000 in each of the 2 most recent calendar years or whose net income before taxes combined with that of a spouse exceeded $300,000 in each of the 2 most recent calendar years and who, in either case, reasonably expects to exceed that net income level in the current calendar year,

If (k) is selected, please check the range of net income before taxes which you alone or in combination with your spouse have earned in each of the two most recent calendar years, alone:

i.	$0 to $100,000
ii.	$100,001 to $200,000
iii.	$200,001 to $300,000
iv.	> $300,000

Please check the range of net income which your spouse has earned in each of the two most recent calendar (only if applicable):

v.	$0 to $100,000
vii.	$200,001 to $300,000
viii.	>$300,000

[IF YOU SELECT THIS LETTER, YOU MUST COMPLETE THE RISK ACKNOWLEDGEMENT FORM FOR INDIVIDUAL ACCREDITED INVESTORS CONTAINED IN ANNEX A TO THIS EXHIBIT B.]

L.	an individual who, either alone or with a spouse, has net assets of at least $5,000,000,

If (l) is selected, please check the range of net assets you have, either alone or combined with your spouse:

i.	$0 to $5,000,000
ii.	$5,000,001 to $10,000,000
iii.	>$10,000,000

[IF YOU SELECT THIS LETTER, YOU MUST COMPLETE THE RISK ACKNOWLEDGEMENT FORM FOR INDIVIDUAL ACCREDITED INVESTORS CONTAINED IN ANNEX A TO THIS EXHIBIT B.]

M.	a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements,
N.	an investment fund that distributes or has distributed its securities only to

(i)     a person that is or was an accredited investor at the time of the distribution,

(ii)    a person that acquires or acquired securities in the circumstances referred to in sections 2.10 (Minimum amount investment) or 2.19 (Additional investment in investment funds) of National Instrument 45-106, or

Annex A-123

(iii)   a person described in paragraph (i) or (ii) that acquires or acquired securities under section 2.18 (Investment fund reinvestment) of National Instrument 45-106,

O.

an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt,

P.

a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be,

Q.

a person acting on behalf of a fully managed account managed by that person, if that person is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction,

R.

a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded,

S.	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (d) or paragraph (i) in form and function,
T.

a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors,

U.	an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser,
V.	a person that is recognized or designated by the securities regulatory authority or, except in Ontario and Québec, the regulator as an accredited investor, or
W.

a trust established by an accredited investor for the benefit of the accredited investor’s family members of which a majority of the trustees are accredited investors and all of the beneficiaries are the accredited investor’s spouse, a former spouse of the accredited investor or a parent, grandparent, brother, sister, child or grandchild of that accredited investor, of that accredited investor’s spouse or of that accredited investor’s former spouse.

All amounts are in Canadian dollars.

As used in this Certificate, the following terms have the following meanings:

“bank” means a bank named in Schedule I or II of the Bank Act (Canada);

“Canadian financial institution” means

(a)     an association governed by the Cooperative Credit Associations Act (Canada) or a central cooperative credit society for which an order has been made under section 473(1) of that Act, or

(b)    a bank, loan corporation, trust company, trust corporation, insurance company, treasury branch, credit union, caisse populaire, financial services cooperative, or league that, in each case, is authorized by an enactment of Canada or a jurisdiction of Canada to carry on business in Canada or a jurisdiction of Canada;

“company” means any corporation, incorporated association, incorporated syndicate or other incorporated organization;

“control person” has the same meaning as in securities legislation except in Manitoba, Newfoundland and Labrador, Northwest Territories, Nova Scotia, Nunavut, Ontario, Prince Edward Island and Quebec where control person means any person that holds or is one of a combination of persons that holds

(a)     a sufficient number of any of the outstanding voting securities of an issuer so as to affect materially the control of the issuer, or

(b)    more than 20% of the outstanding voting securities of an issuer except where there is evidence showing that the holding of those securities does not affect materially the control of the issuer;

“director” means

(a)     a member of the board of directors of a company or an individual who performs similar functions for a company, and

(b)    with respect to a person that is not a company, an individual who performs functions similar to those of a director of a company;

Annex A-124

“eligibility adviser” means

(a)     a person that is registered as an investment dealer and authorized to give advice with respect to the type of security being distributed, and

(b)    in Manitoba, also means a lawyer who is a practicing member in good standing with a law society of a jurisdiction of Canada or a chartered professional accountant who is a member in good standing of an organization of chartered professional accountants in a jurisdiction of Canada provided that the lawyer or chartered professional accountant does not

(i)     have a professional, business or personal relationship with the issuer, or any of its directors, executive officers, founders, or control persons, and

(ii)    have acted for or been retained personally or otherwise as an employee, executive officer, director, associate or partner of a person that has acted for or been retained by the issuer or any of its directors, executive officers, founders or control persons within the previous 12 months;

“entity” means a company, syndicate, partnership, trust or unincorporated organization;

“executive officer” means, for an issuer, an individual who is

(a)     a chair, vice-chair or president,

(b)    a vice-president in charge of a principal business unit, division or function including sales, finance or production, or

(c)     performing a policy-making function in respect of the issuer;

“financial assets” means

(a)     cash,

(b)    securities, or

(c)     a contract of insurance, a deposit or an evidence of a deposit that is not a security for the purposes of securities legislation;

“founder” means, in respect of an issuer, a person who,

(a)     acting alone, in conjunction, or in concert with one or more persons, directly or indirectly, takes the initiative in founding, organizing or substantially reorganizing the business of the issuer, and

(b)    at the time of the distribution or trade is actively involved in the business of the issuer;

“fully managed account” means an account of a client for which a person makes the investment decisions if that person has full discretion to trade in securities for the account without requiring the client’s express consent to a transaction;

“investment fund” has the same meaning as in National Instrument 81-106 Investment Fund Continuous Disclosure;

“issuer” means a person or company who has outstanding, issues or proposes to issue, a security;

“person” includes

(a)     an individual,

(b)    a corporation,

(c)     a partnership, trust, fund and an association, syndicate, organization or other organized group of persons, whether incorporated or not, and

(d)    an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative;

Annex A-125

“related liabilities” means

(a)     liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets, or

(b)    liabilities that are secured by financial assets;

“Schedule III bank” means an authorized foreign bank named in Schedule III of the Bank Act (Canada);

“spouse” means, an individual who,

(a)     is married to another individual and is not living separate and apart within the meaning of the Divorce Act (Canada), from the other individual,

(b)    is living with another individual in a marriage-like relationship, including a marriage-like relationship between individuals of the same gender, or

(c)     in Alberta, is an individual referred to in paragraph (a) or (b), or is an adult interdependent partner within the meaning of the Adult Interdependent Relationships Act (Alberta);

“subsidiary” means an issuer that is controlled directly or indirectly by another issuer and includes a subsidiary of that subsidiary.

For the purpose hereof, an issuer is an affiliate of another issuer if

(a)     one of them is the subsidiary of the other, or

(b)    each of them is controlled by the same person.

“voting security” means any security other than a debt security of an issuer carrying a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

For the purpose hereof, a person (first person) is considered to control another person (second person) if

(a)     the first person beneficially owns or directly or indirectly exercises control or direction over securities of the second person carrying votes which, if exercised, would entitle the first person to elect a majority of the directors of the second person, unless that first person holds the voting securities only to secure an obligation,

(b)    the second person is a partnership, other than a limited partnership, and the first person holds more than 50% of the interests of the partnership, or

(c)     the second person is a limited partnership and the general partner of the limited partnership is the first person. For the purpose hereof, for residents of Manitoba, “distribution” means a primary distribution to the public.

For the purpose hereof, for residents of Québec, “trade” refers to any of the following activities:

(a)     the activities described in the definition of “dealer” in section 5 of the Securities Act (Québec), including the following activities:

(i)     the sale or disposition of a security by onerous title, whether the terms of payment be on margin, installment or otherwise, but does not include a transfer or the giving in guarantee of securities in connection with a debt or the purchase of a security, except as providing in paragraph (b);

(ii)    participation as a trader in any transaction in a security through the facilities of an exchange or a quotation and trade reporting system;

(iii)   the receipt by a registrant of an order to buy or sell a security;

(b)    a transfer or the giving in guarantee of securities of an issuer from the holdings of a control person in connection with a debt.

Annex A-126

In NI 45-106 a trust company or trust corporation described in paragraph (p) above of the definition of “accredited investor” (other than in respect of a trust company or trust corporation registered under the laws of Prince Edward Island that is not registered or authorized under the Trust and Loan Companies Act (Canada) or under comparable legislation in another jurisdiction of Canada) is deemed to be purchasing as principal.

In NI 45-106 a person described in paragraph (q) above of the definition of “accredited investor” is deemed to be purchasing as principal.

The foregoing representation and warranty is true and accurate as of the date of this certificate and will be true and accurate at the time of the purchase and sale of the Securities. If any representation or warranty shall not be true and accurate at the time of the purchase and sale of the Securities, and/or at the time of issuance of any underlying securities to the Investor, the undersigned shall give immediate written notice of such fact to the Company.

The Investor acknowledges that the Securities are subject to restrictions on resale under applicable Canadian securities laws and that the Securities may not be sold other than pursuant to an exemption from the prospectus requirements under applicable Canadian securities laws other than pursuant to an exemption from such requirements. The Investor acknowledges and agrees not to trade the Securities other than in accordance with applicable Canadian securities laws. The Investor further acknowledges that any certificate or direct registration statement representing the Securities will bear the following legend (being, the “Canadian Legend”): “UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE CLOSING DATE]. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON TSX.” and further that if such Securities are delivered by way of a direct registration or other electronic book-entry system, or if the Investor does not directly receive a certificate representing the Securities that the Investor has received notice of such legend. The Canadian Legend may be removed in connection with and subject to the terms of an available exemption from the applicable prospectus requirements under applicable Canadian securities laws, including, where applicable, under applicable outbound distribution requirements.

The Investor falls within one or more of the following categories.
OPTIONAL: If additional provision(s) apply to the Investor please enter the corresponding letter(s) in the text box.
DATED:
By:

Name:

Annex A-127

ANNEX A TO EXHIBIT B

FORM 45-106F9

Form For Individual Accredited Investors

WARNING! This investment is risky. Don’t invest unless you can afford to lose all the money you pay for this investment.

All dollar amounts on this form are in Canadian dollars.

SECTION 1 TO BE COMPLETED BY THE ISSUER OR SELLING SECURITY HOLDER
1. About your investment
Type of securities:	Issuer:
Purchased from: [Instruction: Indicate whether securities are purchased from the issuer.]
SECTIONS 2 TO 4 TO BE COMPLETED BY THE PURCHASER
2. Risk acknowledgement
This investment is risky. Initial that you understand that:	Your initials
Risk of loss — You could lose your entire investment of $ . [Instruction: Insert the total dollar amount of the investment.]
Liquidity risk — You may not be able to sell your investment quickly — or at all.
Lack of information — You may receive little or no information about your investment.

Lack of advice — You will not receive advice from the salesperson about whether this investment is suitable for you unless the salesperson is registered. The salesperson is the person who meets with, or provides information to, you about making this investment. To check whether the salesperson is registered, go to www.aretheyregistered.ca.

3. Accredited investor status

You must meet at least one of the following criteria to be able to make this investment. Initial the statement that applies to you. (You may initial more than one statement.) The person identified in section 6 is responsible for ensuring that you meet the definition of accredited investor. That person, or the salesperson identified in section 5, can help you if you have questions about whether you meet these criteria.

Your initials

•   Your net income before taxes was more than $200,000 in each of the 2 most recent calendar years, and you expect it to be more than $200,000 in the current calendar year. (You can find your net income before taxes on your personal income tax return.)

•   Your net income before taxes combined with your spouse’s was more than $300,000 in each of the 2 most recent calendar years, and you expect your combined net income before taxes to be more than $300,000 in the current calendar year.

• Either alone or with your spouse, you own more than $1 million in cash and securities, after subtracting any debt related to the cash and securities.
• Either alone or with your spouse, you have net assets worth more than $5 million. (Your net assets are your total assets (including real estate) minus your total debt.)
4. Your name and signature
By signing this form, you confirm that you have read this form and you understand the risks of making this investment as identified in this form.
First and last name (please print):
Signature:	Date:
SECTION 5 TO BE COMPLETED BY THE SALESPERSON

Annex A-128

5. Salesperson information

[Instruction: The salesperson is the person who meets with, or provides information to, the purchaser with respect to making this investment. That could include a representative of the issuer or selling security holder, a registrant or a person who is exempt from the registration requirement.]

First and last name of salesperson (please print):
Telephone:	Email:
Name of firm (if registered):
SECTION 6 TO BE COMPLETED BY THE ISSUER OR SELLING SECURITY HOLDER
6. For more information about this investment

Name of issuer:
Address of issuer:
Attention (if applicable):
Telephone:
Email:
Website (if applicable):

For more information about prospectus exemptions, contact your local securities regulator. You can find contact information at www.securities-administrators.ca.

Form instructions:

1.      This form does not mandate the use of a specific font size or style but the font must be legible.

2.      The information in sections 1, 5 and 6 must be completed before the purchaser completes and signs the form.

3.      The purchaser must sign this form. Each of the purchaser and the issuer or selling security holder must receive a copy of this form signed by the purchaser. The issuer or selling security holder is required to keep a copy of this form for 8 years after the distribution.

Annex A-129

EXHIBIT C

CANADIAN SECURITIES REGULATORY AUTHORITIES AND REGULATORS

Alberta Securities Commission	Ontario Securities Commission
Suite 600, 250 – 5th Street SW	20 Queen Street West, 20th Floor
Calgary, Alberta T2P 0R4	Toronto, Ontario M5H 3S8
Telephone: (403) 297-6454	Telephone: (416) 593-8314
Toll free in Canada: 1-877-355-0585	Toll free in Canada: 1-877-785-1555
Facsimile: (403) 297-6156	Facsimile: (416) 593-8122
Public official contact regarding indirect collection of information: FOIP Coordinator	Email: inquiries@osc.gov.on.ca Public official contact regarding indirect collection of information: Inquiries Officer
British Columbia Securities Commission	Financial and Consumer Services Division (Prince Edward Island)
P.O. Box 10142, Pacific Centre	95 Rochford Street, 4th Floor Shaw Building
701 West Georgia Street	P.O. Box 2000
Vancouver, British Columbia V7Y 1L2	Charlottetown, Prince Edward Island C1A 7N8
Inquiries: (604) 899-6854	Telephone: (902) 620-3870
Toll free in Canada: 1-800-373-6393	Facsimile: (902) 368-5283
Facsimile: (604) 899-6506 Email: inquiries@bcsc.bc.ca Public official contact regarding indirect collection of information: FOI Inquiries	Public official contact regarding indirect collection of information: Superintendent of Securities

The Manitoba Securities Commission	Autorité des marchés financiers 800, rue du Square-Victoria Bureau 2200
500 – 400 St. Mary Avenue	Montréal, Québec H3C 0B4
Winnipeg, Manitoba R3C 4K5	Telephone: (514) 395-0337 or 1-877-525-0337
Telephone: (204) 945-2548	Facsimile: (514) 873-6155 (For filing purposes only) Facsimile: (514) 864-6381 (For privacy requests only)
Toll free in Manitoba 1-800-655-5244	Email: financementdessocietes@lautorite.qc.ca (For corporate finance issuers); fonds_dinvestissement@lautorite.qc.ca (For investment fund issuers)
Facsimile: (204) 945-0330
Public official contact regarding indirect collection of information: Director	Public official contact regarding indirect collection of information: Corporate Secretary
Financial and Consumer Services Commission (New Brunswick)	Financial and Consumer Affairs Authority of Saskatchewan
85 Charlotte Street, Suite 300	4th Floor, 2365 Albert Street
Saint John, New Brunswick E2L 2J2	Regina, Saskatchewan S4P 4K1
Telephone: (506) 658-3060	Telephone: (306) 787- 5645
Toll free in Canada: 1-866-933-2222	Facsimile: (306) 787-5899
Facsimile: (506) 658-3059	Public official contact regarding indirect collection of information: Director
Email: info@fcnb.ca
Public official contact regarding indirect collection of information: Chief Executive Officer and Privacy Officer

Annex A-130

Office of the Superintendent of Securities Service Newfoundland and Labrador	Nova Scotia Securities Commission
100 Prince Philip Drive	Suite 400, 5251 Duke Street Duke Tower
P.O. Box 8700	P.O. Box 458
St. John’s, Newfoundland and Labrador A1B 4J6	Halifax, Nova Scotia B3J 1P3
Attention: Director of Securities	Telephone: (902) 424-7768
Telephone: (709) 729-4834	Facsimile: (902) 424-4625
Facsimile: (709) 729-6187	Public official contact regarding indirect collection of information: Executive Director
Public official contact regarding indirect collection of information: Superintendent of Securities

Annex A-131

EXHIBIT D

Canadian Rights of Action for Recission or Damages

Securities legislation in certain of the Canadian provinces provides purchasers of securities pursuant to an offering memorandum (such as the Newco Documents (defined below)) with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum and any amendment to it contains a “Misrepresentation”. Where used herein, “Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make any statement not misleading in light of the circumstances in which it was made. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed by applicable securities legislation.

Ontario Purchasers

Section 130.1 of the Securities Act (Ontario) (the “OSA”) provides that every purchaser of securities pursuant to an offering memorandum shall have a statutory right of action for damages or rescission against the issuer and any selling security holder in the event that the offering memorandum contains a Misrepresentation. A purchaser that purchases securities offered by the offering memorandum during the period of distribution has, without regard to whether the purchaser relied upon the Misrepresentation, a right of action for damages or, alternatively, while still the owner of the securities, for rescission against the issuer and any selling security holder; provided that:

a)    if the purchaser exercises its right of rescission, it shall cease to have a right of action for damages as against the issuer and the selling security holders, if any;

b)    the issuer and the selling security holders, if any, will not be liable if they prove that the purchaser purchased the securities with knowledge of the Misrepresentation;

c)    the issuer and the selling security holders, if any, will not be liable for all or any portion of damages that it proves do not represent the depreciation in value of the securities as a result of the Misrepresentation relied upon; and

d)    in no case shall the amount recoverable exceed the price at which the securities were offered.

Section 138 of the OSA provides that no action shall be commenced to enforce these rights more than:

a)    in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action; or

b)    in the case of an action for damages, the earlier of:

c)    180 days after the date that the purchaser first had knowledge of the facts giving rise to the cause of action; or

d)    three years after the date of the transaction that gave rise to the cause of action.

The Investor Presentation and this Subscription Agreement (collective, the “Newco Documents”) is being delivered in reliance on the exemption from the prospectus requirements contained under section 2.3 of NI 45-106 or section 73.3 of the OSA, as applicable (the “accredited investor exemption”). The rights referred to in section 130.1 of the OSA do not apply in respect of an offering memorandum (such as the Newco Documents) delivered to a prospective purchaser in connection with a distribution made in reliance on the accredited investor exemption if the prospective purchaser is:

a)    a Canadian financial institution (as defined in National Instrument 14-101 Definitions) or a Schedule III bank (as defined in NI 45-106);

b)    the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada); or

c)    a subsidiary of any person referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary.

Annex A-132

Nova Scotia Purchasers

The right of action for damages or rescission described herein is conferred by section 138 of the Securities Act (Nova Scotia). Section 138 of the Securities Act (Nova Scotia) provides, in relevant part, that in the event that an offering memorandum (such as the Newco Documents), together with any amendment thereto, or any advertising or sales literature (as defined in the Securities Act (Nova Scotia)) contains a Misrepresentation, the purchaser will be deemed to have relied upon such Misrepresentation if it was a Misrepresentation at the time of purchase and has, subject to certain limitations and defences, a statutory right of action for damages against the issuer and, subject to certain additional defences, every director of the issuer at the date of the offering memorandum and every person who signed the offering memorandum or, alternatively, while still the owner of the securities purchased by the purchaser, may elect instead to exercise a statutory right of rescission against the issuer, in which case the purchaser shall have no right of action for damages against the issuer, directors of the issuer or persons who have signed the offering memorandum, provided that, among other limitations:

a)    no action shall be commenced to enforce the right of action for rescission or damages by a purchaser resident in Nova Scotia later than 120 days after the date on which the initial payment was made for the securities;

b)    no person will be liable if it proves that the purchaser purchased the securities with knowledge of the Misrepresentation;

c)    in the case of an action for damages, no person will be liable for all or any portion of the damages that it proves do not represent the depreciation in value of the securities as a result of the Misrepresentation relied upon; and

d)    in no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser.

In addition, a person or company, other than the issuer, will not be liable if that person or company proves that:

a)    the offering memorandum or amendment to the offering memorandum was sent or delivered to the purchaser without the person’s or company’s knowledge or consent and that, on becoming aware of its delivery, the person or company gave reasonable general notice that it was delivered without the person’s or company’s knowledge or consent;

b)    after delivery of the offering memorandum or amendment to the offering memorandum and before the purchase of the securities by the purchaser, on becoming aware of any Misrepresentation in the offering memorandum or amendment to the offering memorandum the person or company withdrew the person’s or company’s consent to the offering memorandum or amendment to the offering memorandum, and gave reasonable general notice of the withdrawal and the reason for it; or

c)    with respect to any part of the offering memorandum or amendment to the offering memorandum purporting (i) to be made on the authority of an expert, or (ii) to be a copy of, or an extract from, a report, an opinion or a statement of an expert, the person or company had no reasonable grounds to believe and did not believe that (A) there had been a Misrepresentation, or (B) the relevant part of the offering memorandum or amendment to offering memorandum did not fairly represent the report, opinion or statement of the expert, or was not a fair copy of, or an extract from, the report, opinion or statement of the expert.

Furthermore, no person or company, other than the issuer, will be liable with respect to any part of the offering memorandum or amendment to the offering memorandum not purporting (a) to be made on the authority of an expert or (b) to be a copy of, or an extract from, a report, opinion or statement of an expert, unless the person or company (i) failed to conduct a reasonable investigation to provide reasonable grounds for a belief that there had been no Misrepresentation or (ii) believed that there had been a Misrepresentation.

If a Misrepresentation is contained in a record incorporated by reference into, or deemed incorporated by reference into, the offering memorandum or amendment to the offering memorandum, the Misrepresentation is deemed to be contained in the offering memorandum or an amendment to the offering memorandum.

Annex A-133

New Brunswick Purchasers

Section 2.1 of Rule 45-802 of the Financial and Consumer Services Commission of New Brunswick provides that the statutory rights of action in rescission or damages referred to in Section 150 of the Securities Act (New Brunswick) apply to information relating to an offering memorandum (such as the Newco Documents), that is provided to a purchaser of securities in connection with a distribution made in reliance on the “accredited investor” prospectus exemption in Section 2.3 of NI 45-106. Section 150 of the Securities Act (New Brunswick) provides that where an offering memorandum (such as the Newco Documents) contains a Misrepresentation, a purchaser that purchases securities shall be deemed to have relied on the Misrepresentation if it was a Misrepresentation at the time of purchase and:

a)    the purchaser has a right of action for damages against (i) the issuer, (ii) any selling security holder(s) on whose behalf the distribution is made, (iii) every person who was a director of the issuer at the date of the offering memorandum and (iv) every person who signed the offering memorandum, or

b)    where the purchaser purchased the securities from a person referred to in subparagraph (a)(i) or (ii), the purchaser may elect to exercise a right of rescission against the person, in which case the purchaser shall have no right of action for damages against the person.

This statutory right of action is available to New Brunswick purchasers whether or not such purchaser relied on the Misrepresentation. However, there are various defences available to the issuer and the selling security holder(s). In particular, no person will be liable for a Misrepresentation if such person proves that the purchaser purchased the securities with knowledge of the Misrepresentation when the purchaser purchased the securities. Moreover, in an action for damages, the amount recoverable will not exceed the price at which the securities were offered under the offering memorandum and any defendant will not be liable for all or any part of the damages that the defendant proves do not represent the depreciation in value of the security as a result of the Misrepresentation.

If the purchaser intends to rely on the rights described in (a) or (b) above, such purchaser must do so within strict time limitations. The purchaser must commence its action to cancel the agreement within 180 days after the date of the transaction that gave rise to the cause of action. The purchaser must commence its action for damages within the earlier of:

a)    one year after the purchaser first had knowledge of the facts giving rise to the cause of action; or

b)    six years after the date of the transaction that gave rise to the cause of action.

Saskatchewan Purchasers

Section 138 of The Securities Act, 1988 (Saskatchewan), as amended (the “Saskatchewan Act”) provides that where an offering memorandum (such as the Newco Documents) or any amendment to it is sent or delivered to a purchaser and it contains a Misrepresentation, a purchaser that purchases a security covered by the offering memorandum or any amendment to it is deemed to have relied upon that Misrepresentation, if it was a Misrepresentation at the time of purchase, and has a right of action for rescission against the issuer or a selling security holder on whose behalf the distribution is made or has a right of action for damages against:

a)    the issuer or a selling security holder on whose behalf the distribution is made;

b)    every promoter and director of the issuer or the selling security holder, as the case may be, at the time the offering memorandum or any amendment to it was sent or delivered;

c)    every person or company whose consent has been filed respecting the offering, but only with respect to reports, opinions or statements that have been made by them;

d)    every person who or company that, in addition to the persons or companies mentioned in (a) to (c) above, signed the offering memorandum or the amendment to the offering memorandum; and

e)    every person who or company that sells securities on behalf of the issuer or selling security holder under the offering memorandum or amendment to the offering memorandum.

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Such rights of rescission and damages are subject to certain limitations including the following:

a)    if the purchaser elects to exercise its right of rescission against the issuer or selling security holder, it shall have no right of action for damages against that party;

b)    in an action for damages, a defendant will not be liable for all or any portion of the damages that he, she or it proves do not represent the depreciation in value of the securities resulting from the Misrepresentation relied on;

c)    no person or company, other than the issuer or a selling security holder, will be liable for any part of the offering memorandum or any amendment to it not purporting to be made on the authority of an expert and not purporting to be a copy of, or an extract from, a report, opinion or statement of an expert, unless the person or company failed to conduct a reasonable investigation sufficient to provide reasonable grounds for a belief that there had been no Misrepresentation or believed that there had been a Misrepresentation;

d)    in no case shall the amount recoverable exceed the price at which the securities were offered; and

e)    no person or company is liable in an action for rescission or damages if that person or company proves that the purchaser purchased the securities with knowledge of the Misrepresentation.

In addition, no person or company, other than the issuer or selling security holder, will be liable if the person or company proves that:

a)    the offering memorandum or any amendment to it was sent or delivered without the person’s or company’s knowledge or consent and that, on becoming aware of it being sent or delivered, that person or company gave reasonable general notice that it was so sent or delivered; or

b)    with respect to any part of the offering memorandum or any amendment to it purporting to be made on the authority of an expert, or purporting to be a copy of, or an extract from, a report, an opinion or a statement of an expert, that person or company had no reasonable grounds to believe and did not believe that there had been a Misrepresentation, the part of the offering memorandum or any amendment to it did not fairly represent the report, opinion or statement of the expert, or was not a fair copy of, or an extract from, the report, opinion or statement of the expert.

Not all defences upon which we or others may rely are described herein. Please refer to the full text of the Saskatchewan Act for a complete listing.

Similar rights of action for damages and rescission are provided in section 138.1 of the Saskatchewan Act in respect of a Misrepresentation in advertising and sales literature disseminated in connection with an offering of securities.

Section 138.2 of the Saskatchewan Act also provides that where an individual makes a verbal statement to a prospective purchaser that contains a Misrepresentation relating to the security purchased and the verbal statement is made either before or contemporaneously with the purchase of the security, the purchaser is deemed to have relied on the Misrepresentation, if it was a Misrepresentation at the time of purchase, and has a right of action for damages against the individual who made the verbal statement.

Section 141(1) of the Saskatchewan Act provides a purchaser with the right to void the purchase agreement and to recover all money and other consideration paid by the purchaser for the securities if the securities are sold in contravention of the Saskatchewan Act, the regulations to the Saskatchewan Act or a decision of the Saskatchewan Financial Services Commission.

Section 141(2) of the Saskatchewan Act also provides a right of action for rescission or damages to a purchaser of securities to whom an offering memorandum or any amendment to it was not sent or delivered prior to or at the same time as the purchaser enters into an agreement to purchase the securities, as required by Section 80.1 of the Saskatchewan Act.

The rights of action for damages or rescission under the Saskatchewan Act are in addition to and do not derogate from any other right which a purchaser may have at law.

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Section 147 of the Saskatchewan Act provides that no action shall be commenced to enforce any of the foregoing rights more than:

a)    in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action; or

b)    in the case of any other action, other than an action for rescission, the earlier of: (i) one year after the plaintiff first had knowledge of the facts giving rise to the cause of action; or (ii) six years after the date of the transaction that gave rise to the cause of action.

The Saskatchewan Act also provides a purchaser that has received an amended offering memorandum delivered in accordance with subsection 80.1(3) of the Saskatchewan Act has a right to withdraw from the agreement to purchase the securities by delivering a notice to the person who or company that is selling the securities, indicating the purchaser’s intention not to be bound by the purchase agreement, provided such notice is delivered by the purchaser within two business days of receiving the amended offering memorandum.

Newfoundland and Labrador Purchasers

Purchasers of the Shares resident in Newfoundland and Labrador will be entitled to a contractual right of action for damages or rescission in circumstances where the Newco Documents or any amendment hereto contains a Misrepresentation in the same manner and to the same extent as the statutory rights provided to purchasers resident in Ontario (described above).

Manitoba and Prince Edward Island Purchasers

In Manitoba, the Securities Act (Manitoba) and in Prince Edward Island, the Securities Act (Prince Edward Island) provides a statutory right of action for damages or rescission to purchasers resident in Manitoba and Prince Edward Island, respectively, in circumstances where the Newco Documents or an amendment hereto contains a Misrepresentation, which rights are similar, but not identical, to the rights available to Ontario purchasers.

The foregoing summary is subject to the express provisions of the OSA, the Securities Act (Nova Scotia), the Securities Act (New Brunswick), the Securities Act, 1988 (Saskatchewan), the Securities Act (Manitoba) and the Securities Act (Prince Edward Island), respectively, and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions. Such provisions may contain limitations and statutory defences on which the Issuer and others, if any, may rely.

The rights of action for damages or rescission discussed above are in addition to, and without derogation from, any other right or remedy which purchasers may have at law.

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FORM OF SUBSCRIPTION AGREEMENT

November 3, 2025

Xanadu Quantum Technologies Limited
777 Bay Street, Suite 2902
Toronto, Ontario M5G 2C8

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) among Crane Harbor Acquisition Corp., a Cayman Islands exempted company (“Crane Harbor”), Xanadu Quantum Technologies Limited, a company incorporated under the Business Corporations Act (Ontario) (“Newco” or the “Company”), and Xanadu Quantum Technologies, Inc., a corporation continued under the Business Corporations Act (Ontario) (the “Target”), in connection with that certain Business Combination Agreement by and among Crane Harbor, Newco and the Target, dated as of November 3, 2025 (as it may be amended, restated and/or supplemented from time to time in accordance with its terms, the “Transaction Agreement”), Newco is seeking commitments to purchase subordinate voting shares of Newco (the “Subordinate Voting Shares”), for a purchase price of $10.00 per share (the “Purchase Price”), in a private placement to be conducted by Newco prior to or concurrently with the closing of the Transaction (the “Offering”) in accordance with the terms of the Transaction Agreement. In connection with the consummation of the transactions contemplated by the Transaction Agreement (the “Transaction Closing”), in accordance with the Transaction Agreement, among other matters, (i) Crane Harbor will be continued to the Province of Ontario, Canada and domesticate as an Ontario company existing under the Business Corporations Act (Ontario); (ii) Newco will acquire all of the outstanding shares of Crane Harbor and the Target and, as a result, each issued and outstanding share of Crane Harbor and the Target shall be exchanged for shares of Newco, resulting in Crane Harbor and the Target becoming wholly-owned subsidiaries of Newco; and (iii) the Subordinate Voting Shares of Newco will be listed for trading on each of the Nasdaq Global Market (“Nasdaq”) and the Toronto Stock Exchange. In connection with the Transaction, and in consideration of the agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned subscriber (“Subscriber”), and Newco agree in this subscription agreement (this “Subscription Agreement”) as follows:

1.      Subscription.

(a)     Subscriber hereby irrevocably subscribes for and agrees to purchase from Newco, and Newco agrees to issue and sell to Subscriber upon payment of the Purchase Price, such number of Subordinate Voting Shares as is set forth on the signature page of this Subscription Agreement (the “Shares”) at the Purchase Price per Share and on the terms and subject to the conditions provided for herein. Subscriber acknowledges and agrees that Newco reserves the right to accept or reject the Subscriber’s subscription for the Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance by Newco, and the same shall be deemed to be accepted by Newco only when this Subscription Agreement is signed by a duly authorized person by or on behalf of Newco. If this Subscription Agreement is rejected in whole, the Subscriber and each beneficial purchaser, if any, for whom the Subscriber is acting as agent or trustee, understands that any funds, certified cheques, or bank drafts delivered by the Subscriber representing the Purchase Price for the Shares will be promptly returned to the Subscriber without deduction. If this Subscription Agreement is accepted only in part, the Subscriber understands that a cheque representing the portion of the Purchase Price for that portion of its subscription for Shares that is not accepted will be promptly delivered to the Subscriber without deduction.

2.      Closing; Delivery of Shares.

(a)     The closing of the issuance and sale of the Shares contemplated hereby (the “Closing”, and the date on which the Closing actually occurs, the “Closing Date”) is contingent upon the consummation of the Transaction Closing. The Closing shall occur on the date of the Transaction Closing, at the time set forth in the plan of arrangement for the Transaction included as Exhibit B in the Transaction Agreement.

(b) Newco shall provide written notice (via email) to Subscriber (the “Closing Notice”) that Newco reasonably expects the Transaction Closing to occur on a date specified in the Closing Notice (the “Scheduled Closing Date”) that is not less than seven business days

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after the date of the Closing Notice, which Closing Notice shall contain Newco’s wire instructions for an escrow account (the “Escrow Account”) established by Newco with a third party escrow agent (the “Escrow Agent”) to be identified in the Closing Notice. At least two business days prior to the Scheduled Closing Date (unless otherwise agreed to in writing by Newco), Subscriber shall deliver to the Escrow Account the aggregate Purchase Price for the Shares subscribed (the “Aggregate Purchase Price”) by wire transfer of United States dollars in immediately available funds. The wire transfer shall identify Subscriber, and unless otherwise agreed by Newco and the Escrow Agent, the funds shall be wired from an account in Subscriber’s name. Upon the Closing, Newco shall provide instructions to the Escrow Agent to release the funds in the Escrow Account to Newco against the issuance of and delivery to Subscriber of the Shares or as Subscriber may direct, free and clear of any liens or other restrictions whatsoever (other than those arising under (i) state or federal securities laws, (ii) the applicable securities laws in each of the provinces and territories of Canada, and the respective regulations and rules under such laws together with applicable published rules, policy statements, blanket rulings and orders, instruments, rulings and notices of the regulatory authorities in such provinces and territories (“Canadian securities laws”), or (iii) those incurred by Subscriber), in book-entry form as set forth in Section 2(c) below.

(c) Promptly after the Closing, Newco shall deliver (or cause the delivery of) the Shares in book-entry form to Subscriber or as Subscriber may direct with applicable restrictive legends for the number of Shares as set forth on the signature page to Subscriber as indicated on the signature page or to a custodian designated by Subscriber, as applicable, as indicated below.

(d) The failure of the Closing to occur on the Scheduled Closing Date shall not terminate this Subscription Agreement or otherwise relieve any party of any of its obligations hereunder, and any such termination will occur solely pursuant to Section 8 below. If (i) this Subscription Agreement is terminated prior to the Closing or (ii) the Closing Date does not occur within five business days after the Scheduled Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by Newco and Subscriber, and in either case, and any funds have already been sent by Subscriber to the Escrow Account, Newco shall or shall instruct the Escrow Agent to promptly (but not later than, in the case of the preceding clause (i), two business days of such termination or, in the case of the preceding clause (ii), seven business days after the Scheduled Closing Date specified in the Closing Notice), return the funds delivered by Subscriber for payment of the Shares by wire transfer in immediately available funds to the account specified in writing by Subscriber (provided, that the failure of the Closing Date to occur within such five business day period and the return of the relevant funds shall not relieve Subscriber from its obligations under this Subscription Agreement for a subsequently rescheduled Closing Date determined by Newco in good faith).

(e) Newco shall add to the stated capital account maintained for the Subordinate Voting Shares in the capital of Newco, in accordance with the provisions of subsection 24(3) of the Business Corporations Act (Ontario), an amount equal to the full amount of any consideration received by Newco for the Shares (which amount shall not be greater than that permitted to be added pursuant to such Act).

3. Closing Conditions. In addition to the condition set forth in Section 2(a) above:

(a) The Closing is subject to the satisfaction or valid waiver by each party of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred and be continuing and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose such restraint or prohibition;

(ii) no governmental authority of competent jurisdiction with respect to the sale of the Shares shall have enacted, rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has

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the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and

(iii) all material conditions precedent to the Transaction Closing set forth in the Transaction Agreement shall have been satisfied (as determined in good faith by the parties to the Transaction Agreement) or waived by the parties thereto in accordance with the requirements of the Transaction Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing) and the Transaction Closing shall be scheduled to occur substantially concurrently with or immediately following the Closing (subject to the terms and conditions of Section 2.7 of the Transaction Agreement).

(b) The obligations of Newco to consummate the Closing are also subject to the satisfaction or valid waiver by Newco of the additional conditions that, on the Closing Date:

(i) all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by Subscriber of each of the representations, warranties and agreements of Subscriber contained in this Subscription Agreement as of the Closing Date;

(ii) Subscriber shall have delivered the Purchase Price to the Escrow Agent in compliance with the terms of this Subscription Agreement; and

(iii) Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing.

(c) The obligations of Subscriber to consummate the Closing are also subject to the satisfaction or valid waiver by Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of Newco contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by Newco of each of the representations, warranties and agreements contained in this Subscription Agreement as of the Closing Date;

(ii) no amendment, modification or waiver of the Transaction Agreement from and after the date hereof shall have occurred that reasonably would be expected to materially and adversely affect the economic benefits that the Subscriber reasonably would expect to receive under this Subscription Agreement without having received the Subscriber’s prior written consent;

(iii) Newco shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iv) except where the failure to so obtain or make would not prevent Newco from consummating the transactions contemplated hereby, including the issuance and sale of the Shares to the Subscriber, all consents, waivers, authorizations or orders of, any notice required to be made to, and any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq and the Toronto Stock Exchange and

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any stockholder approval required by applicable rules and regulations of Nasdaq and the Toronto Stock Exchange) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Shares) required to be made in connection with the issuance and sale of the Shares shall have been obtained or made, except for (i) the filing of a report with the applicable Canadian securities regulators on Form 45-106F1, prepared and executed in accordance with NI 45-106 (defined below) within 10 days from the date of the distribution of the Shares, accompanied by any applicable prescribed fees; (ii) the filing of a report with the Ontario Securities Commission on Form 72-503F prepared and executed in accordance with OSC Rule 72-503 – Distributions Outside of Canada within 10 days from the date of the distribution of the Shares outside of Canada; and (iii) the delivery of a copy of the investor presentation of Newco (the “Investor Presentation”) and a form of this Agreement to the Ontario Securities Commission within 10 days from the date of distribution of the Shares in the Province of Ontario;

(v) there has not occurred any Material Adverse Effect (as defined in the Transaction Agreement) since the date of this Subscription Agreement that is continuing, which the parties to the Transaction Agreement have not waived; and

(vi) the Subordinate Voting Shares shall have been approved for listing on Nasdaq.

4. Newco Representations and Warranties. Newco represents and warrants to each of Subscriber and the Placement Agents (as defined below) that:

(a) Newco is a corporation, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Business Corporations Act (Ontario). Newco has the requisite corporate power and authority to own, lease and operate its properties, if any, and carry on its businesses as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement and the Transaction Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on Newco.

(b) All corporate action required to be taken by Newco’s board of directors and shareholder(s) in order to authorize Newco to enter into this Subscription Agreement and the Transaction Agreement, and to issue the Shares at the Closing, and as of the Closing, will have been taken by Newco’s board of directors and shareholders. Each of this Subscription Agreement and the Transaction Agreement has been duly authorized, executed and delivered by Newco and is enforceable against Newco in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, (ii) principles of equity, whether considered at law or equity and (iii) except as rights to indemnity and contribution may be limited by applicable law.

(c) Upon Closing, the Shares will have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be free and clear of any liens or other restrictions whatsoever (other than any liens or restrictions created by Subscriber or imposed by applicable securities laws) in accordance with the terms of this Subscription Agreement, and will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under Newco’s organizational documents, applicable law or any contract or agreement to which Newco is a party.

(d) As of the date hereof, Newco’s authorized share capital is an unlimited number of common shares, of which, there is one common share outstanding. Prior to the Closing Date, Newco’s authorized capital will consist of an unlimited number of multiple voting shares, an unlimited number of Subordinate Voting Shares and an unlimited number of preferred shares, issuable in series, of which, prior to consummation of the transactions contemplated by this Subscription Agreement and the Transaction, one multiple voting share will be outstanding. All of Newco’s outstanding shares will, as of the Closing Date, be, duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Business Corporations Act (Ontario), the articles of incorporation, any by-laws, each as may be amended,

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of Newco or any contract or agreement to which Newco is a party. None of the outstanding Newco shares have been issued in violation of any applicable securities laws. Except as set forth above in this Subscription Agreement, the Transaction Agreement and the other agreements and arrangements referred to therein, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Newco any equity interests in Newco or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, there are no shareholders’ agreements, voting trusts or other agreements or understandings to which Newco is a party or by which it is bound relating to the voting of any securities of Newco other than as contemplated by the Transaction Agreement. There are no securities or instruments issued by or to which Newco, Target or their affiliates is a party containing anti-dilution or similar provisions that will be triggered, and not fully waived by the holder of such securities or instruments pursuant to a written agreement or consent, by the issuance of the Subscribed Shares.

(e) Assuming the accuracy of Subscriber’s representations and warranties in Section 6, the execution, delivery and performance of this Subscription Agreement and the Transaction Agreement and the consummation by Newco of the transactions that are the subject of this Subscription Agreement (including the issuance and sale of the Shares) and the Transaction Agreement in compliance herewith will be done in accordance with the rules of Nasdaq and the Toronto Stock Exchange and none of the foregoing will result in (i) a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Newco or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which Newco or any of its subsidiaries is a party or by which Newco or any of its subsidiaries is bound or to which any of the property or assets of Newco is subject, which would have a Material Adverse Effect on Newco or materially affect the validity of the Shares or the legal authority or ability of Newco to perform in all material respects its obligations under this Subscription Agreement or the Transaction Agreement; (ii) any material violation of the provisions of the organizational documents of Newco; or (iii) any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Newco or any of its properties that would have a Material Adverse Effect on Newco. For purposes of this Subscription Agreement, a “Material Adverse Effect” with respect to any person means any fact, event, occurrence, change or effect that would reasonably be expected to have material adverse effect on the business, properties, financial condition, shareholders’ equity or results of operations of such person.

(f) Other than with the Placement Agents, Newco has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement, including for which Subscriber would be reasonably expected to become liable (it being understood that Subscriber will effectively bear its pro rata share of any such expense indirectly as a result of its investment in Newco).

(g) Newco is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(h) Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 6, in connection with the offer, sale and delivery of the Shares in the manner contemplated by this Subscription Agreement, it is not necessary to register the Shares under the Securities Act of 1933, as amended (the “Securities Act”). The Shares (i) were not offered to Subscriber by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws, or, if applicable, any Canadian securities laws.

(i) At the time of issuance, the Shares will not derive more than 50% of their respective fair market value directly or indirectly from one or any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties (as defined in the Income Tax Act (Canada)) (the “ITA”), (iii) timber resource properties as defined in the ITA, or (iv) options in respect of, or interests in, or for civil law rights in, property described in any of preceding clauses (i) to (iii), whether or not the property exists.

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(j) On or after the date hereof, Newco, Target or their affiliates may enter into other subscription agreements or similar agreements (collectively, “Other Subscription Agreements”) with any other subscribers (collectively, “Other Subscribers”) for Subordinate Voting Shares (or other securities). Other than the Other Subscription Agreements and the Transaction Agreement, Newco has not entered into any similar agreement with any Other Subscriber in connection with the Offering. The Other Subscription Agreements reflect the same Purchase Price and no Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Subscriber than Subscriber hereunder, unless Subscriber has been offered the substantially similar benefits, and such Other Subscription Agreements have not been amended, modified or waived in any material respect following the date of this Subscription Agreement unless Subscriber has been offered a substantially similar amendment; however, such provision shall not apply with respect to any sale of securities of Newco or securities exchangeable for securities of Newco to a governmental entity in connection with government funding.

(k) Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Newco or materially affect the validity of the Shares or the legal authority or ability of Newco to perform in all material respects its obligations under this Subscription Agreement or the Transaction Agreement, as of the date hereof, there is no (i) action, suit, claim or other proceeding by or before any governmental or other regulatory or self-regulatory agency, entity or body with authority or jurisdiction over Newco, pending, or, to the knowledge of Newco, threatened in writing against Newco, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Newco.

(l) Newco is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement, including the issuance of the Shares (other than (i) filings required by the Securities Act or the rules of the SEC, (ii) filings required by applicable state securities laws or applicable Canadian securities laws, (iii) the filings required in accordance with Section 7, (iv) consents required for the consummation of the Transaction as contemplated by the Transaction Agreement, (v) those required by Nasdaq and the Toronto Stock Exchange, (vi) compliance with and filings pursuant to applicable antitrust or other competition laws, and (vii) pursuant to funding agreements with governmental entities, and (viii) consents or other approvals, waivers or authorizations required for the consummation of the transactions contemplated by this Subscription Agreement that Newco reasonably expects to receive on or prior to the Closing), in each case the failure of which to obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Newco.

(m) Newco understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by Subscriber.

(n) Except for such matters as have not had and would not reasonably be expected to have a Material Adverse Effect on Newco, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator with competent jurisdiction pending, or, to the knowledge of Newco, threatened in writing against Newco, or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator with competent jurisdiction outstanding against Newco.

(o) Neither Newco nor any person acting on their behalf has, directly or indirectly, at any time within the past thirty (30) calendar days, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by Newco as contemplated hereby or the other securities as contemplated by the Other Subscription Agreements or (ii) cause the offering of the Shares pursuant to this Subscription Agreement or the other securities pursuant to the Other Subscription Agreements to be integrated with any prior offerings by Newco for purposes of the Securities Act or, any applicable stockholder approval provisions. Neither Newco nor any person acting on its behalf (other than the Placement Agents (as defined below) and their respective persons acting on their behalf in such capacity, has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Shares or the other securities, as contemplated pursuant to this Subscription Agreement to the registration provisions of the Securities Act.

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(p) No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to Newco.

(q) Newco is in compliance with all applicable laws, except where such non-compliance would not be reasonably likely to have a Material Adverse Effect on Newco. Newco has not received any written communication from a governmental authority that alleges that Newco is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Newco.

(r) Upon consummation of the Transaction, the Subordinate Voting Shares will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on Nasdaq and the Toronto Stock Exchange. The Subordinate Voting Shares will be eligible for clearing through The Depository Trust Company, through its Deposit/Withdrawal At Custodian (DWAC) system, and Newco will be eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Subordinate Voting Shares. Newco’s transfer agent will be a participant in DTC’s Fast Automated Securities Transfer Program.

(s) Newco is not, and immediately after receipt of payment for the Securities and the other securities and consummation of the Transaction, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(t) Neither Newco nor any of its controlled affiliates (i) is, or will be at or immediately after the Closing, a person of a country of concern, as such term is defined in 31 C.F.R. § 850.221 (a “Covered Person”), (ii) directly or indirectly hold, or will hold at or immediately after the Closing, a board seat on, a voting or equity interest in, or any contractual power to direct or cause the direction of the management or policies of, any Covered Person, or (iii) is engaged, or has plans to engage, or will be engaged at or immediately after the Closing, directly or indirectly, in a “covered activity,” as such term is defined in 31 C.F.R. § 850.208.

5. [Reserved].

6. Subscriber Representations, Warranties and Covenants. Subscriber represents and warrants to each of Newco and the Placement Agents as follows, and makes the following covenants:

(a) Subscriber is either a U.S. investor, a Canadian investor or non-U.S. investor (including a Canadian investor) as set forth under its name on the signature page hereto, and accordingly represents the applicable additional matters under clause (i), (ii) or (iii) below:

(i) Applicable to U.S. investors: At the time Subscriber was offered the Shares, it was, and as of the date hereof, Subscriber is (x) a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7) or (9) of Regulation D under the Securities Act) as indicated in the questionnaire attached as Exhibit A hereto, and (y) is not an underwriter (as defined in Section 2(a)(11) of the Securities Act) and is acquiring the Shares only for its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. Subscriber is not an entity formed for the specific purpose of acquiring the Shares. Subscriber understands that the offering meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J). Subscriber acknowledges that it is an institutional account as defined in FINRA Rule 4512(c). Accordingly, Subscriber understands that the offering meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(ii) Applicable to investors resident in or located in a province of Canada or subject to such securities laws (each, a “Canadian investor”): At the time Subscriber was offered the Shares, it was, and as of the date hereof, Subscriber is and as of the Closing Date, will be (v) an “accredited investor” as defined for the purposes of Section 2.3 of National Instrument 45-106 – Prospectus Exemptions (“NI 45-106”) or Section 73.3 of the Securities Act (Ontario), as applicable as indicated in the questionnaire attached as Exhibit B hereto, or alternatively, purchasing the Shares in reliance on the “minimum amount exemption” contained in Section 2.10 of NI 45-106 (the “Minimum Amount Exemption”), (w) purchasing (or deemed to be purchasing) the Shares as principal, (x) not created, nor used, solely to purchase or hold securities as an accredited investor described in paragraph

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(m) of the definition of “accredited investor” in Section 1.1 of NI 45-106 or in order to rely on the Minimum Amount Exemption, as applicable, (y) not an individual, and (z) is a “permitted client” as defined in Section 1.1 of National Instrument 31-103 – Registration Requirements, Exemptions and Ongoing Registrant Obligations. Each Canadian investor purchasing Shares in reliance on the Minimum Amount Exemption is deemed to have received notice of the legend in Exhibit B hereto.

(iii) Applicable to non-U.S. investors (including Canadian investors): Subscriber acknowledges and agrees that the sale of the Shares is made pursuant to and in reliance upon Regulation S promulgated under the Securities Act (“Regulation S”). Subscriber is not a U.S. Person (as defined in Regulation S), it is acquiring the Shares in an offshore transaction in reliance on Regulation S, and it has received all the information that it considers necessary and appropriate to decide whether to acquire the Shares hereunder outside of the United States. Subscriber is not relying on any statements or representations made in connection with the transactions contemplated hereby other than the representations contained in this Subscription Agreement. Subscriber acknowledges and agrees that securities sold pursuant to Regulation S may be subject to restrictions thereunder, including compliance with the distribution compliance period provisions therein.

(b) Subscriber acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act or applicable Canadian securities laws and that the Shares delivered at the Closing will not have been registered under the Securities Act or qualified by prospectus under applicable Canadian securities laws. Subscriber acknowledges and agrees that the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act except (i) to Newco or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Shares delivered at the Closing shall contain a legend or restrictive notation to such effect. Subscriber acknowledges that the Shares will not immediately be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber acknowledges and agrees that the Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber in Canada or to a Canadian investor absent the qualification of such Shares by prospectus or an exemption from, or not being subject to, the prospectus requirements of applicable Canadian securities laws. Subscriber acknowledges and agrees that the Shares, until registered under an effective registration statement, will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Shares. If certificates representing the Shares or direct registration statements are issued to Canadian investors, such certificates or statements will bear the following legend, and if the Shares are issued in book-entry form, the Subscriber acknowledges that: “UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE CLOSING DATE]”.

(c) Subscriber acknowledges and agrees that Subscriber is purchasing Shares directly from Newco. Subscriber further acknowledges that, other than those representations, warranties, covenants and agreements of Newco included in this Subscription Agreement, there have been no representations, warranties, covenants and agreements made to Subscriber by Newco, Crane Harbor, the Target, the Placement Agents, or any of their respective officers or directors or other Representatives, or any other party to the Transaction, person or entity, expressly or by implication. Except for the representations, warranties and agreements of Newco expressly set forth in this Subscription Agreement, Subscriber is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transaction, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of Newco, Crane Harbor and the Target, including all business, legal, regulatory, accounting, credit and tax matters; provided, that neither the due diligence investigation conducted by Subscriber in connection with making its decision to acquire the Shares nor any representations and warranties made by Subscriber herein shall modify, amend or affect Subscriber’s right to rely on the truth, accuracy and completeness of Newco’s representations and warranties contained herein.

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(d) Subscriber acknowledges and agrees that Subscriber has received such information as Subscriber deems necessary in order to make an investment decision with respect to the Shares. Without limiting the generality of the foregoing, Subscriber acknowledges that, it has received and reviewed the following items (collectively, the “Disclosure Documents”): (i) the final prospectus of Crane Harbor, dated as of April 24, 2025 (File No. 333-284852) (the “IPO Prospectus”), (ii) each SEC Report filed by Crane Harbor with the SEC following the filing of the IPO Prospectus through the date of this Subscription Agreement, (iii) the Transaction Agreement, and (iv) the Investor Presentation. Subscriber understands the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Transaction Closing. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask Newco’s management questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. Subscriber has conducted its own investigation of Newco, Crane Harbor, the Target and the Shares and Subscriber has made its own assessment and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares. Subscriber acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that none of Newco, Crane Harbor, the Target, the Placement Agents or their respective affiliates or advisors have provided any tax advice or any other representations or guarantee regarding the tax consequence of the transactions contemplated by this Subscription Agreement. Subscriber acknowledges that it has reviewed the documents made available to Subscriber by Newco, Crane Harbor and the Target. Subscriber further acknowledges that the information contained in the Disclosure Documents is subject to change, and that any changes to the information contained in the Disclosure Documents, including any changes based on updated information or changes in terms of the Transaction, shall in no way affect Subscriber’s obligation to purchase the Shares hereunder, except as otherwise provided herein, and that, in purchasing the Shares, Subscriber is not relying upon any projections contained in the Investor Presentation.

(e) Subscriber became aware of the Offering of the Shares solely by means of direct contact between Subscriber and Newco, Crane Harbor, the Target or the Placement Agents, or a representative of Newco, Crane Harbor, the Target or the Placement Agents, and the Shares were offered to Subscriber solely by direct contact between Subscriber and Newco, Crane Harbor, the Target or the Placement Agent, or a representative of the foregoing. Subscriber acknowledges that Newco represents and warrants that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) to Newco’s knowledge, are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, any state securities laws, or any Canadian securities laws. Subscriber has a substantive pre- existing relationship with Newco, Crane Harbor or the Target or one or more of their respective affiliates or advisors, including the Placement Agents. Neither Subscriber, nor any of its directors, officers, employees, agents, shareholders or partners, has either directly or indirectly, including through a broker or finder, (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the Offering.

(f) Subscriber acknowledges that (i) the Placement Agents, Crane Harbor, Newco or the Target and their respective Representatives hereafter may come into possession of, information regarding Crane Harbor, Newco or the Target that is material non-public information, including material facts and material changes which have not been generally disclosed, and is not known to Subscriber (“Excluded Information”), (ii) Subscriber has determined to enter into this Subscription Agreement to purchase the Shares notwithstanding Subscriber’s lack of knowledge of the Excluded Information, and (iii) none of the Placement Agents, Crane Harbor, Newco nor the Target shall have liability to Subscriber, and Subscriber hereby waives and releases any claims Subscriber may have against Placement Agents, Crane Harbor, Newco and/or the Target, to the maximum extent permitted by law, with respect to the nondisclosure of the Excluded Information.

(g) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the Investor Presentation. Subscriber is able to fend for itself in the transactions contemplated herein and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is a sophisticated investor, experienced in investing in private placement transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (ii) has exercised independent judgment in evaluating its participation in the purchase of the Shares. Subscriber has determined

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based on its own independent review and such professional advice as it deems appropriate that its purchase of the Shares and participation in the Offering (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to Subscriber, (iii) have been duly authorized and approved by all necessary action, (iv) do not and will not violate or constitute a default under Subscriber’s organizational or constituent documents or under any law, rule, regulation, agreement or other obligation by which Subscriber is bound and (v) are a fit, proper and suitable investment for Subscriber, notwithstanding the substantial risks inherent in investing in or holding the Shares. The Subscriber will not look to Morgan Stanley & Co. LLC, CIBC World Markets Corp., Cohen & Company Capital Markets and JonesTrading Institutional Services LLC or any of their respective affiliates, in their capacity as placement agents (each, a “Placement Agent” and collectively, the “Placement Agents”), for all or part of any such loss or losses the Subscriber may suffer. The Subscriber represents that: (i) it is able to sustain a complete loss on its investment in the Shares; (ii) has no need for liquidity with respect to its investment in the Shares; and (iii) has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Shares.

(h) Alone, or together with any professional advisor(s), Subscriber has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in Newco. Subscriber acknowledges specifically that the possibility of total loss of the Aggregate Purchase Price exists. Subscriber further acknowledges that it has not relied (and disclaims reliance) on any statements or other information provided by or on behalf of any Placement Agent or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning Newco, Crane Harbor, the Target, the Transaction Agreement, this Subscription Agreement or the transactions contemplated under this Subscription Agreement or the Transaction Agreement, the Shares or the offer and sale of the Shares.

(i) In making its decision to purchase the Shares, Subscriber has relied solely upon independent investigation made by Subscriber and the representations and warranties of Newco expressly set forth in Section 4 hereof. Subscriber acknowledges and agrees that Subscriber has (i) received, reviewed and understood the offering materials made available to Subscriber in connection with the Offering, (ii) had access to, and an adequate opportunity to review, financial and other information as Subscriber deems necessary in order to make an investment decision with respect to the Shares, (iii) had the opportunity to ask questions of and receive answers from Newco, and (iv) conducted and completed Subscriber’s own independent due diligence with respect to the Transaction.

(j) Subscriber understands and agrees that no federal, state, provincial or other agency has passed upon or endorsed the merits of the Offering or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the Disclosure Documents. Subscriber acknowledges that none of the Placement Agents has prepared any of the Disclosure Documents.

(k) If an entity, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation. Subscriber has the power and authority to enter into, deliver and perform Subscriber’s obligations under this Subscription Agreement.

(l) The execution, delivery and performance by Subscriber of this Subscription Agreement are within the powers of Subscriber, have been duly authorized and will not constitute or result in a breach or default under or conflict with any law, statute, rule or regulation applicable to Subscriber, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which Subscriber is a party or by which Subscriber is bound, and, if Subscriber is not an individual, will not violate any provisions of Subscriber’s organizational documents. The signature on this Subscription Agreement is genuine, and the signatory, if Subscriber is an individual, has legal competence and capacity to execute the same or, if Subscriber is not an individual the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms.

(m) (1) Subscriber is not, nor, to the extent it has them, any of its equity holders, managers, general or limited partners, directors, affiliates or executive officers are not, a “covered person” as described in Rule 506(d)(1) under the Securities Act, or (2) if Subscriber, and to the extent it has them, any of its equity

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holders, managers, general or limited partners, directors, affiliates or executive officers, are a covered person, none of them are subject to any of the “Bad Actor” disqualifications described in Rule 506(d) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). Subscriber has exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event. The acquisition of Shares by Subscriber will not subject Newco to any Disqualification Event.

(n) Subscriber acknowledges its obligations under applicable securities laws with respect to the treatment of non-public information relating to Newco.

(o) If a Canadian investor:

(i) Subscriber acknowledges that the securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the Disclosure Documents contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. Subscriber should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

(ii) The funds representing the aggregate subscription price for the Shares which will be advanced by Subscriber hereunder will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (for the purposes of this paragraph, the “PCMLTFA”); or equivalent legislation in any other jurisdictions and the Subscriber acknowledges that Newco may in the future be required by law to disclose the name of the Subscriber and other information relating to this Subscription Agreement and the subscription hereunder, on a confidential basis pursuant to the PCMLTFA, or other laws or regulations. To the best of Subscriber’s knowledge (a) none of the subscription funds provided by the Subscriber (i) have been or will be derived directly or indirectly from or related to any activity that is deemed criminal under the laws of Canada, the United States, or any other jurisdiction, or (ii) are being tendered on behalf of a person (A) with whom Newco would be prohibited from dealing with under applicable money laundering, terrorist financing, economic sanctions, criminal or other similar laws or regulations, or (B) who has not been identified to Subscriber. Subscriber hereby covenants that it shall promptly notify Newco if the Subscriber discovers that any of the foregoing representations ceases to be true, and to provide Newco with appropriate information in connection therewith.

(iii) Subscriber acknowledges and represents that neither it nor its affiliates or their respective officers and directors are: (a) a person or entity identified on a list established under section 83.05 of the Criminal Code or in any regulations or orders made under (i) the United Nations Act (Canada), (ii) the Special Economic Measures Act (Canada), (iii) the Freezing Assets of Corrupt Foreign Officials Act (Canada), (iv) the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada), or other similar legislation or regulations enacting any economic or financial sanctions, laws, regulations, embargoes, or restrictive measures imposed, administered or enforced by Canada (collectively, “Canadian Sanctions Regulations”); or (b) beneficially owned (25% or greater), held, or controlled by or on behalf of a person or entity identified on a list made under Canadian Sanctions Regulations.

(iv) Subscriber acknowledges and consents to the fact that Newco is collecting the Subscriber’s personal information (as that term is defined under applicable privacy legislation, including, the Personal Information Protection and Electronic Documents Act (Canada) and any other applicable similar, replacement or supplemental provincial or federal legislation or laws in effect from time to time) for the purpose of completing this Subscription Agreement and the transactions contemplated hereby. Subscriber acknowledges and consents to Newco retaining such personal information for as long as permitted or required by law or business practices. The Subscriber further acknowledges and consents to the fact that Newco or its representatives may be required by securities laws, the rules and policies of any stock exchange or the rules of the Canadian Investment Regulatory Organization or otherwise by applicable law to provide regulatory

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authorities with any personal information provided under this Subscription Agreement. In addition to the foregoing, the Subscriber agrees and acknowledges that Newco may use and disclose the Subscriber’s personal information as follows: (A) for internal use with respect to managing the relationships between and contractual obligations of Newco and Subscriber; (B) for use and disclosure for income tax related purposes, including, without limitation, where required by law, disclosure to the Canada Revenue Agency (C) for disclosure to securities regulatory authorities and other regulatory bodies with jurisdiction with respect to reports of trades and similar regulatory filings; (D) for disclosure to a governmental or other authority to which the disclosure is required by court order or subpoena compelling such disclosure and where there is no reasonable alternative to such disclosure; (E) for disclosure to professional advisers of Newco in connection with the performance of their professional services; (F) for disclosure to any person where such disclosure is necessary for legitimate business reasons and is made with the Subscriber’s prior written consent; (G) for disclosure to a court determining the rights of the parties under this Subscription Agreement; or (H) for use and disclosure as otherwise required or permitted by law.

(v) Subscriber authorizes the indirect collection of certain personal information by the applicable securities regularity authority or regulator of the local Canadian jurisdiction and confirms that Subscriber has been notified by Newco: (A) that Newco will be delivering such personal information to the applicable securities regulatory authority or regulator of the local Canadian jurisdiction, including Subscriber’s full name, residential address, telephone number, email address, the number of Shares subscribed for by the Subscriber, the aggregate subscription price for such Shares, the prospectus exemption relied on, whether the Subscriber is an “insider” of Newco or a “registrant”, each as defined under Canadian securities laws, and the date of distribution of the Shares; (B) that such personal information is being collected indirectly by the applicable securities regulatory authority or regulator under the authority granted to it under Canadian securities laws; (C) that such personal information is being collected for the purpose of the administration and enforcement of Canadian securities laws; and (D) the Subscriber may contact public officials of the provincial regulatory authorities with respect to questions about the security regulatory authority’s or regulator’s indirect collection of such information. The contact information is set out in Exhibit C hereto.

(p) Subscriber has, and on each date any portion of the Aggregate Purchase Price would be required to be funded to Newco pursuant to this Subscription Agreement will have, sufficient immediately available funds to pay the Aggregate Purchase Price.

(q) Other than with respect to its affiliates, Subscriber is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of Newco (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(r) If, solely for purposes of clause (i) below, Subscriber is an employee benefit plan that is subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, Subscriber represents and warrants that (i) neither Newco, nor any of its respective affiliates has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Shares, and none of Newco or any of its respective affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares and (ii) the acquisition and holding of the Shares by Subscriber or any affiliate thereof will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code, or any applicable similar law.

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(s) Subscriber understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by Newco.

(t) Subscriber acknowledges that each of Morgan Stanley & Co. LLC and Cohen & Company Capital Markets is acting as financial advisor to the Target in connection with the Transaction. Subscriber further acknowledges that no Placement Agent is acting as an underwriter or will otherwise be construed as a fiduciary for Subscriber in connection with the Transaction.

(u) Subscriber acknowledges that it has no present plan or intention, and is not under any binding obligation, either on the date hereof or on the Closing, to sell, exchange or otherwise dispose of the Shares acquired pursuant to this Subscription Agreement, other than binding commitments it may have to transfer and/or pledge such Shares to a prime broker under and in accordance with its prime brokerage agreement with such broker.

7. Registration Rights.

(a) Newco agrees that, within 30 calendar days after the Transaction Closing (the “Filing Deadline”), it will file or confidentially submit with the SEC a registration statement registering the resale of the Shares (the “Registration Statement”), and shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, and, in any event, no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies Newco that it will “review” the Registration Statement) following the Filing Deadline and (ii) within 5 calendar days of receiving a notice from the SEC (orally or in writing, whichever is earlier) that such Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, that if such day falls on a Saturday, Sunday or day on which banks are closed for business in Toronto, Ontario, or New York City, New York, the Effectiveness Deadline shall be extended to the next business day on which the SEC is open for business. Newco will use its commercially reasonable efforts to cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain effective and free of any material misstatement or omission with respect to the Shares until the earliest of (i) the date on which Subscriber ceases to hold the Shares covered by such Registration Statement, or (ii) on the first date on which Subscriber can sell all of its Shares (or shares received in exchange therefor) under Rule 144 promulgated under the Securities Act (“Rule 144”) without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for Newco to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). For as long as the Registration Statement shall remain effective pursuant to the immediately preceding sentence, Newco shall use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to the Registration Statement or Rule 144 under the Securities Act (when Rule 144 under the Securities Act becomes available to Newco), as applicable, qualify the Shares for listing on the applicable stock exchange on which the Subordinate Voting Shares are then listed, and update or amend the Registration Statement as necessary to include the Shares. Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 under the Exchange Act, of the Shares to Newco (or its successor) upon reasonable request to assist Newco in making the determination described above. Newco’s obligations to include the Shares in the Registration Statement are contingent upon Subscriber furnishing in writing such information regarding Subscriber, the securities of Newco held by Subscriber and the intended method of disposition of the Shares as shall be reasonably requested by Newco to effect the registration of the Shares, and shall execute such documents in connection with such registration as Newco may reasonably request that are customary of a selling shareholder in similar situations, provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Shares. If the SEC prevents Newco from including any or all of the Shares proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of Newco securities by the applicable shareholders or otherwise, (x) such Registration Statement shall register for resale such number of Newco securities which is equal to the maximum number of securities as is permitted by the SEC and (y) the number of Newco securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and as promptly as practicable after being permitted to register additional Shares under Rule 415 under the Securities Act, Newco shall amend the Registration Statement or file a new Registration Statement (such amendment

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or new Registration Statement shall also be deemed to be a “Registration Statement” hereunder) to register such Shares not included in the initial Registration Statement and cause such Registration Statement to become effective as promptly as practicable consistent with the terms of this Section 7. In no event shall Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have an opportunity to withdraw from the Registration Statement. For purposes of clarification, any failure by Newco to file the Registration Statement by the Filing Deadline shall not otherwise relieve Newco of its obligations to cause Newco to file the Registration Statement or effect the registration of the Shares set forth in this Section 7. For as long as Subscriber holds the Shares issued pursuant to this Subscription Agreement, Newco will use commercially reasonable efforts to (A) make and keep public information available, as those terms are understood and defined in Rule 144, (B) file in a timely manner all reports and other documents with the SEC required under the Exchange Act, as long as Newco remains subject to such requirements, and (C) provide all customary and reasonable cooperation necessary, in each case, to enable Subscriber to resell the Shares pursuant to the Registration Statement or Rule 144 (when Rule 144 becomes available to Subscriber), as applicable.

(b) Newco shall file with the Ontario Securities Commission preliminary and final non-offering prospectuses of Newco, and obtain receipts from the Ontario Securities Commission therefor, such that Newco shall become a “reporting issuer” (within the meaning of applicable Canadian securities laws) in the Province of Ontario before the Transaction Closing.

(c) Newco shall, at its sole expense, advise Subscriber as promptly as practicable, and in any event, within two business days: (i) when a Registration Statement or any amendment thereto has been filed with the SEC and when a Registration Statement or any post-effective amendment thereto has become effective; (ii) after it shall have received notice or obtained knowledge thereof, of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iii) of the receipt by Newco of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (iv) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein do not include any untrue statements of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, however, that Newco shall not be required to disclose the details of such event. Upon the occurrence of any event contemplated in the foregoing clause (iv), except for such times as Newco is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, Newco agrees that it shall, as soon as practicable, use its commercially reasonable efforts to prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Newco may delay filing or suspend the use of any such registration statement if it determines in good faith that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of Newco or would require premature disclosure of information that could materially adversely affect Newco (each such circumstance, a “Suspension Event”); provided, that Newco agrees that it may not delay or suspend the Registration Statement on more than two occasions or for more than 45 consecutive calendar days, or more than 90 total calendar days, in each case during any consecutive 12-month period and Newco shall use commercially reasonable efforts to make such registration statement available for the sale by Subscriber of such securities as soon as practicable thereafter. Upon receipt of any written notice from Newco of the happening of any Suspension Event during the period that the Registration Statement is effective, which notice shall be given no later than two business days from the date of such Suspension Event, or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, Subscriber agrees that it will (i) immediately discontinue offers and

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sales of the Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives (A) (x) copies of a supplemental or amended prospectus (which Newco agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from Newco that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by Newco except (A) for disclosure to Subscriber’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as otherwise required by applicable law or subpoena. If so directed by Newco, Subscriber will deliver to Newco or destroy all copies of the prospectus covering the Shares in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply to (i) the extent Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up.

(e) Subscriber may deliver written notice (an “Opt-Out Notice”) to Newco requesting that Subscriber not receive notices from Newco otherwise required by Section 7; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) Newco shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Subscriber’s intended use of an effective Registration Statement, Subscriber will notify Newco in writing at least two business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 7(e)) and the related suspension period remains in effect, Newco will so notify Subscriber, within one (1) business day of Subscriber’s notification to Newco, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event immediately upon its availability.

(f) From and after the Closing, Newco agrees to indemnify and hold Subscriber, each person, if any, who controls Subscriber within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of Subscriber within the meaning of Rule 405 under the Securities Act, and each broker, placement agent or sales agent to or through which Subscriber effects or executes the resale of any Shares (collectively, the “Subscriber Indemnified Parties”), harmless against any and all losses, claims, damages and liabilities (including any reasonable out-of-pocket legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) incurred by Subscriber Indemnified Parties directly that are (i) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Shares (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or (ii) caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, except, in the cases of both (i) and (ii), to the extent insofar as the same are (A) caused by or contained in any information or affidavit so furnished in writing to Newco by Subscriber for use therein, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a freewriting prospectus (as defined in Rule 405 under the Securities Act) that was not authorized in writing by Newco, or (D) in connection with any offers or sales effected by or on behalf of Subscriber in violation of this Subscription Agreement. Notwithstanding the forgoing, Newco’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of Newco (which consent shall not be unreasonably withheld, delayed or conditioned). Newco shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 7 of which Newco is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party.

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(g) To the extent the Subscriber is identified as a selling stockholder in the Registration Statement or any other registration statement which covers the Shares, Subscriber agrees to, severally and not jointly with any Other Subscriber in the Offering contemplated hereby or any other selling shareholders using the applicable registration statement, indemnify and hold Newco, and the officers, employees, directors, partners, members, attorneys and agents of Newco, each person, if any, who controls Newco within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of Newco within the meaning of Rule 405 under the Securities Act (collectively, the “Newco Indemnified Parties”), harmless against any and all Losses incurred by Newco Indemnified Parties directly that are caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Shares (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made), not misleading, to the extent insofar as the same are caused by or contained in any information or affidavit so furnished in writing to Newco by Subscriber expressly for use therein. In no event shall the liability of Subscriber under this Section 7(g) be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, Subscriber’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of Subscriber (which consent shall not be unreasonably withheld, delayed or conditioned).

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of: (a) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; (b) such date and time as the Transaction Agreement is terminated in accordance with its terms; (c) if any of the conditions to Closing set forth in Section 3 are not satisfied or waived as of the Closing Date and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be and are not consummated as of the date of the Transaction Closing; or (d) written notice by either (x) Newco to Subscriber or (y) Subscriber to Newco if the transactions contemplated by this Subscription Agreement are not consummated on or prior to August 3, 2026; provided that (i) nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach, and (ii) the provisions of Sections 8 through 12 of this Subscription Agreement will survive any termination of this Subscription Agreement and continue indefinitely. Newco shall notify Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 8, any monies paid by Subscriber to Newco for the Aggregate Purchase Price hereunder shall be promptly (and in any event within three business days) returned to Subscriber, without any deduction for or on account of any tax withholding except as required by law, charges or set-off.

9. Trust Account Waiver. Subscriber hereby represents and warrants that it has read the IPO Prospectus and understands that Crane Harbor has established a trust account (the “Trust Account”) containing the proceeds of its IPO and the overallotment securities acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Crane Harbor’s public shareholders (including overallotment shares acquired by Crane Harbor’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the IPO Prospectus, Crane Harbor may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares in connection with the consummation of Crane Harbor’s initial business combination (as such term is used in the IPO Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Shareholders if Crane Harbor fails to consummate a Business Combination within 24 months after the closing of the IPO, subject to extension by amendment to Crane Harbor’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, or (d) to Crane Harbor after or concurrently with the consummation of a Business Combination. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Subscriber hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Subscription Agreement, neither Subscriber nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make

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any claim against the Trust Account (including any distributions therefrom) except for redemption and liquidation rights, if any, the Subscriber and its affiliates may have in respect of any Crane Harbor Class A Shares (as defined in the Transaction Agreement) held by it or the release of proceeds from the Trust Account upon consummation of the Transaction, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Subscription Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability, and Subscriber further waives its right to any distributions from the Trust Account with respect to the Shares in the event of Crane Harbor’s liquidation (collectively, the “Released Claims”). Subscriber on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that Subscriber or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Subscription Agreement or any other agreement with Crane Harbor or its affiliates). Subscriber agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by Newco and Crane Harbor to induce Newco to enter in this Subscription Agreement, and Subscriber further intends and understands such waiver to be valid, binding and enforceable against Subscriber and each of its affiliates under applicable law. To the extent Subscriber or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Newco, Crane Harbor, the Target or any of their respective Representatives, which proceeding seeks, in whole or in part, monetary relief against Newco, Crane Harbor, the Target or any of their respective Representatives, Subscriber hereby acknowledges and agrees that Subscriber’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Subscriber or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event Subscriber or any of its affiliates commences any action or proceeding, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, Newco, Crane Harbor, the Target or their respective Representatives, as applicable, shall be entitled to recover from Subscriber and its affiliates the associated legal fees and costs in connection with any such action in the event Newco, Crane Harbor, the Target or their respective Representatives, as applicable, prevails in such action or proceeding. For purposes of this Subscription Agreement, “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives. Notwithstanding anything to the contrary contained in this Subscription Agreement, the provisions of this Section 9 shall survive the Closing or any termination of this Subscription Agreement and last indefinitely.

10. Miscellaneous.

(a) Newco shall use its reasonable best efforts to cause Crane Harbor, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, to file with the SEC a Current Report on Form 8-K and disseminate a press release (collectively, the “Announcement Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, by the Other Subscription Agreements and by Transaction Agreement. Following the filing and dissemination of the Announcement Disclosure Document, no Subscriber shall be in possession of any material non-public information concerning Newco disclosed to Subscribers by Newco or any of their subsidiaries, or any of its officers, directors, employees, affiliates or agents, including, without limitation, the Placement Agents, in connection with the transactions contemplated by this Subscription Agreement, the Other Subscription Agreements or the Transaction Agreement. In addition, effective upon the issuance of such Announcement Disclosure Document, except as may otherwise be agreed with Subscriber, without Subscriber’s prior written consent (email being sufficient), Newco acknowledges and agrees not to provide material, non-public information to Subscriber and that any and all confidentiality or similar obligations under any agreement, whether written or oral, between Newco any of its subsidiaries or any of its officers, directors, agents, employees or affiliates on the one hand, and the Subscriber or any of its affiliates on the other hand, shall terminate and be of no further force or effect. Notwithstanding anything in this Subscription Agreement to the contrary, each of Newco, Crane Harbor or Target (i) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of Subscriber and (ii) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any filing with the U.S. Securities and Exchange Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (A) as required by the federal securities laws,

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rules or regulations and Canadian securities laws, including in connection with the filing of a Registration Statement pursuant to Section 7(a), and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the U.S. Securities and Exchange Commission or regulatory agency or under the regulations of the Nasdaq or Toronto Stock Exchange. Newco understands and confirms that Subscriber shall be relying on the foregoing covenant in effecting transactions in securities of Newco. If Newco provides material, non-public information or confidential information or proprietary information to Subscriber without Subscriber’s written consent, Newco shall promptly file such information with the SEC pursuant to a Current Report on Form 8-K and the Subscriber shall not be subject to any duty of confidentiality contained herein with respect to such information.

(b) Neither this Subscription Agreement nor any rights or obligations that may accrue to Subscriber hereunder (other than the Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by Subscriber without the prior written consent of Newco (which shall not be unreasonably withheld, conditioned or delayed), and any purported transfer or assignment without such consent shall be null and void ab initio; except, that Subscriber may assign, upon providing written notice to Newco, solely to an entity that is affiliated with Subscriber, the right to acquire the Shares hereunder; provided that any such assignment shall not relieve Subscriber from any of its obligations (or its representations and warranties) under this Subscription Agreement and upon the making of such assignment such assignee (i) shall be deemed to have made to Newco all of the representations and warranties of Subscriber contained herein (all of which shall be true and complete as of the date of such assignment and at the Closing) and (ii) shall have agreed to be bound by all of the agreements and other obligations of Subscriber hereunder pursuant to a binding agreement reasonably satisfactory to Newco (without relieving Subscriber from any such agreement or obligation).

(c) Newco may request from Subscriber such additional information as Newco may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Shares, and Subscriber shall provide such information to Newco promptly upon such request, it being understood by Subscriber that Newco may without any liability hereunder reject Subscriber’s subscription prior to the Closing Date in the event Subscriber fails to provide such additional information requested by Newco to evaluate Subscriber’s eligibility or Newco determines that Subscriber is not eligible. On or prior to the Closing Date, Newco and Subscriber shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.

(d) Subscriber acknowledges that Newco, Crane Harbor, the Target, the Placement Agents and others will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement as if they were made directly to them. Prior to the Closing, Subscriber agrees to promptly notify Newco if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate such that the conditions set forth in Sections 3(b)(i) and 3(b)(ii) would not be satisfied as of the Closing. Subscriber agrees that the purchase by Subscriber of Shares from Newco will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase. Each of Newco and the Subscriber acknowledges and agrees that the Target, Crane Harbor and each Placement Agent are third-party beneficiaries of the representations, warranties and covenants of Newco contained in Section 4 and the Subscriber contained in Section 6 of this Subscription Agreement, and that Crane Harbor and the Target are otherwise express third party beneficiaries of this Subscription Agreement, entitled to enforce the terms hereof against Subscriber as if they were an original party hereto. Except as expressly set forth herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns. Prior to the Closing, Newco agrees to promptly notify the Subscriber if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in a manner that would have or would reasonably be expected to have a Material Adverse Effect on Newco.

(e) Each of Newco, Crane Harbor, the Target, and each Placement Agent is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to

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the matters covered hereby. Subscriber shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of Newco (such consent not to be unreasonably withheld or delayed).

(f) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(g) This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought; provided, however, that no modification or waiver by Newco of the provisions of this Subscription Agreement prior to the Transaction Closing shall be effective without the prior written consent of Newco (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or other exercise of any right, power or privilege hereunder.

(h) This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof (other than any confidentiality agreement entered into by Newco and Subscriber in connection with the Offering).

(i) This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(j) If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. Upon such determination that any provision is invalid, illegal or unenforceable, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(k) This Subscription Agreement may be executed in two or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(l) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that Newco shall be entitled to specifically enforce Subscriber’s obligations to fund the subscription and the provisions of the Subscription Agreement, in each case, on the terms and subject to the conditions set forth herein. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 10(l) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(m) Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

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(n) Except where required to comply with applicable securities laws, without Subscriber’s prior written consent (which may be given via email), Newco will not use or disclose the name of Subscriber or its affiliates or advisors or any information relating to Subscriber or this Subscription Agreement, other than to Newco’s lawyers, independent accountants and to other advisors and service providers who reasonably require such information in connection with the provision of services to such person, are advised of the confidential nature of such information and are obligated to keep such information confidential. Without Subscriber’s prior written consent, Newco shall not use the name of Subscriber or any of its affiliates or advisors in any press release issued by Newco or Current Report on Form 8-K filed by Crane Harbor with the SEC in connection with the Transaction Agreement or the execution and delivery of this Subscription Agreement and the filing of any related documentation by Newco or Crane Harbor with the SEC and the Canadian Securities Administrators, except to the extent required by the federal securities laws, rules or regulations and to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the SEC, the Canadian Securities Administrators or regulatory agency or under Nasdaq or Toronto Stock Exchange regulations.

(o) This Subscription Agreement, and all actions or matters based hereon, or arising out of, under or in connection herewith, or any transaction contemplated hereby, shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles relating to conflict of laws that would result in the application of the laws of any other jurisdiction. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Subscription Agreement, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party irrevocably consents to the service of the summons and complaint and any other process in any other proceeding relating to the transactions contemplated by this Subscription Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 10(p). Nothing in this Section 10(o) shall affect the right of any party to serve legal process in any other manner permitted by law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(p) All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or email, with affirmative confirmation of receipt, (iii) one business day after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) three business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Newco:

Xanadu Quantum Technologies Limited

c/o Xanadu Quantum Technologies Inc.

777 Bay Street, Suite 2902

Toronto, Ontario M5G 2C8

Attn: Christian Weedbrook

Email: christian@xanadu.ai

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with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP

100 King Street West

Suite 6200

Toronto, Ontario M5X 1B8

Attn: Chad Bayne; James R. Brown;

Email: cbayne@osler.com; jbrown@osler.com

with a copy (which shall not constitute notice) to:

Cooley LLP

3 Embarcadero Center 20th Floor

San Francisco, CA 94111-4004

Attn: Kevin Rooney; Garth Osterman; Kristin VanderPas; Peter Byrne

Email: krooney@cooley.com; gosterman@cooley.com; kvanderpas@cooley.com;

pbyrne@cooley.com

Notice to Subscriber shall be given to the address underneath Subscriber’s name on the signature page hereto.

(q) From and after the date hereof, Newco shall not, and shall cause each of its affiliates, representatives and agents to not, provide Subscriber or any of its affiliates, representatives or agents, with any material nonpublic information regarding Newco, any of its affiliates or any other person (“MNPI”) without the express prior written consent of such Subscriber. Newco hereby acknowledges and agrees that neither Subscriber nor any of its affiliates shall have any duty of trust or confidence with respect to, or duty not to trade on the basis of, any MNPI (i) provided by, or on behalf of, Newco, any of its affiliates or any of their respective officers, directors, employees, attorneys, agents or representatives or (ii) otherwise possessed (or continued to be possessed) by Subscriber (or any affiliate, agent or representative thereof) as a result of any breach or violation of any of the covenants set forth in this Agreement. Notwithstanding anything to the contrary herein, in the event that Newco believes that a notice or communication to Subscriber or any of its affiliates, attorneys, agents or representatives contains MNPI, Newco shall, prior to the delivery of such notice or communication, so indicate to Subscriber, and such indication shall provide Subscriber the means to refuse to receive such notice or communication, and in the absence of any such indication, such Subscriber, the other holders of the Shares and their respective affiliates, agents and representatives shall be allowed to presume that all matters relating to such notice or communication do not constitute MNPI.

(r) The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement. As used in this Subscription Agreement (except Exhibit D hereto), the term: (w) “trading day” shall mean any day on which the Nasdaq and Toronto Stock Exchange are open for trading; (x) “business day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York and Toronto, Ontario are required or are authorized to close for business (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether

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acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of Crane Harbor prior to the closing of a Business Combination will include Crane Harbor’s sponsor, Crane Harbor Sponsor, LLC, a Delaware limited liability company.

(s) At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties may reasonably deem practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.

(t) In connection with any sale, assignment, transfer or other disposition of Newco Subordinate Voting Shares by Subscriber pursuant to Rule 144 or pursuant to any other exemption under the Securities Act and Canadian securities laws such that Newco Subordinate Voting Shares held by Subscriber become freely tradable and upon compliance by Subscriber with the requirements of this Subscription Agreement, if requested by Subscriber, Newco shall use commercially reasonable efforts to cause its transfer agent(s) to remove any restrictive legends related to the book entry account holding such Shares and make a new, unlegended entry for such book entry Shares sold or disposed of without restrictive legends within three (3) trading days upon any such request therefor from Subscriber; provided, that Newco and the transfer agent(s) have timely received from Subscriber customary representations and other documentation reasonably acceptable to Newco and the transfer agent(s) in connection therewith. Subject to receipt from Subscriber by Newco and the transfer agent(s) of customary representations and other documentation reasonably acceptable in connection therewith, Subscriber may request that Newco remove any legend from the book-entry position evidencing its Shares following the earliest of such time as such Shares (i) have been or are about to be sold or transferred pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144; however, the legend required by applicable Canadian securities law shall remain for the entirety of the applicable period. If restrictive legends are no longer required for such Shares pursuant to the foregoing, Newco shall, in accordance with the provisions of this section and as soon as reasonably practicable and in any case within three trading days of any request therefor from Subscriber accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the transfer agent(s) irrevocable instructions that the transfer agent(s) shall make a new, unlegended entry for such book entry Shares. If the Shares are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for Newco to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Shares, or pursuant to an effective registration statement, Newco will cause its transfer agent to promptly remove all restrictive legends, provided that Newco and the transfer agent(s) have timely received from Subscriber customary representations and other documentation reasonably acceptable to Newco and the transfer agent(s) in connection therewith. To the extent required by the transfer agent(s), Newco shall use commercially reasonable efforts to cause its legal counsel to deliver a customary opinion as soon as reasonably practicable and in any case within three trading days of the delivery of all reasonably necessary representations and other documentation from Subscriber as reasonably requested by the transfer agent. Newco shall be responsible for the fees of its transfer agent(s), the costs of any opinions of its counsel, and all DTC fees associated with such transactions.

11. Independent Nature of Investment. The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under the Other Subscription Agreements. The decision of Subscriber to purchase Shares pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of Newco, Crane Harbor, the Target or any of their respective subsidiaries which may have been made or given by any Other Subscriber or by any agent, employee or other representative of any Other Subscriber, and neither Subscriber nor any of its agents, employees or other representatives shall have any liability to any Other Subscriber (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action

Annex A-158

taken by Subscriber or Other Subscriber pursuant hereto or thereto, shall be deemed to constitute Subscriber and Other Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and Other Subscribers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights under this Subscription Agreement, and it shall not be necessary for any Other Subscriber to be joined as an additional party in any proceeding for such purpose.

[remainder of page intentionally left blank]

Annex A-159

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

XANADU QUANTUM TECHNOLOGIES LIMITED
By:
Name:
Title:

[Signature Page to Subscription Agreement]

Annex A-160

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Subscriber:

Signature of Authorized Signatory of Subscriber:

Name of Authorized Signatory:

Title of Authorized Signatory:

Address for Notice to Subscriber:

Attention:
Email:
Telephone:
Address for Delivery of Shares to Subscriber (if not same as address for notice):

Subscription Amount:
Number of Shares:
Subscriber status (mark one):	☐ U.S. investor	☐ Non-U.S. investor
EIN Number:

[Subscriber Signature Page to Subscription Agreement]

Annex A-161

EXHIBIT A

Accredited Investor Questionnaire

Capitalized terms used and not defined in this Exhibit A shall have the meanings given in the Subscription Agreement to which this Exhibit A is attached.

The undersigned represents and warrants that the undersigned is an institutional “accredited investor” (an “Accredited Investor”) as such term is defined in Rule 501(a)(1), (2), (3), (7), (8) or (9) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for one or more of the reasons specified below (please check all boxes that apply):

_______	(i)

A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

_______	(ii)	A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
_______	(iii)

An investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Investment Advisers Act;

_______	(iv)	An insurance company as defined in Section 2(13) of the Exchange Act;
_______	(v)	An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that Act;
_______	(vi)	A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;
_______	(vii)	A Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;
_______	(viii)

A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

_______	(ix)

An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

_______	(x)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;
_______	(xi)

An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, business trust, partnership, or limited liability company, or any other entity not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000;

_______	(xii)

A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in Newco;

_______	(xiii)

A “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act with assets under management in excess of $5,000,000 that is not formed for the specific purpose of acquiring the securities offered and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

Annex A-162

_______	(xiv)

A “family client” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act, of a family office meeting the requirements set forth in (xviii) and whose prospective investment in the issuer is directed by a person from a family office that is capable of evaluating the merits and risks of the prospective investment;

_______	(xv)	A “qualified institutional buyer” as defined in Rule 144A under the Securities Act;
_______	(xvi)	An entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000; and/or
_______	(xvii)	An entity in which all of the equity owners qualify as an accredited investor under any of the above subparagraphs.
_______	(xviii)	Subscriber does not qualify under any of the investor categories set forth in (i) through (xxi) above.

Type of Subscriber. Indicate the form of entity of Subscriber:

☐	Corporation	☐ Limited Partnership
☐	Revocable Trust	☐ General Partnership
☐	Other Type of Trust (indicate type):	☐ Limited Liability Company
☐	Other (indicate form of organization):

Indicate the approximate date Subscriber entity was formed: ––––––––––––––––––––––––– .

Initial the line below which correctly describes the application of the following statement to Subscriber’s situation: Subscriber (x) was not organized or reorganized for the specific purpose of acquiring the Shares and (y) has made investments prior to the date hereof, and each beneficial owner thereof has and will share in the investment in proportion to his or her ownership interest in Subscriber.

___________ True

___________ False

If the “False” line is initialed, each person participating in the entity will be required to fill out a Subscription Agreement.

Annex A-163

SUBSCRIBER
[NAME OF SUBSCRIBER]
By:
Name:
Title:
Date:

[Signature Page to Accredited Investor Questionnaire]

Annex A-164

EXHIBIT B

CANADIAN ACCREDITED INVESTOR CERTIFICATE

The undersigned (the “Investor”) (or, as the case may be, the disclosed principal on behalf of whom the Investor is contracting for) is a resident of or otherwise subject to the securities legislation of any province of Canada and is an “accredited investor”, as such term is defined in National Instrument 45-106 or subsection 73.3 of the Securities Act (Ontario), because, at the time of the purchase and sale of securities of Xanadu Quantum Technologies Limited (the “Securities”) as set forth in the agreement to which this certificate is attached, the Investor falls within one or more of the following categories:

Please select at least one of the provisions listed below by selecting the corresponding letter and including it on the signature page below.

*     see relevant definitions below*

A.

a Canadian financial institution, or a Schedule III bank (or in Ontario, (1) a bank listed in Schedule I, II or III to the Bank Act (Canada), (2) an association to which the Cooperative Credit Associations Act (Canada) applies or a central cooperative credit society for which an order has been made under subsection 473(1) of that Act, or (3) loan corporation, trust company, trust corporation, insurance company, treasury branch, credit union, financial services cooperative or credit union central or federation that is authorized by a statute of Canada or Ontario to carry on business in Canada or Ontario, as the case may be),

B.	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada),
C.

a subsidiary of any person referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary,

D.	a person registered under the securities legislation of a jurisdiction of Canada as an adviser or dealer,
E.	[Reserved]
E.1	[Reserved]
F.	the Government of Canada or a jurisdiction of Canada, or any crown corporation, agency or wholly owned entity of the Government of Canada or a jurisdiction of Canada,
G.

a municipality, public board or commission in Canada and a metropolitan community, school board, the Comité de gestion de la taxe scolaire de l’île de Montréal or an intermunicipal management board in Québec,

H.	any national, federal, state, provincial, territorial or municipal government of or in any foreign jurisdiction, or any agency of that government,
I.	a pension fund that is regulated by either the Office of the Superintendent of Financial Institutions (Canada), a pension commission or similar regulatory authority of a jurisdiction of Canada,
J.	[Reserved]
J.1	[Reserved]
K.	[Reserved]
L.	[Reserved]
M.	a person, other than an individual or investment fund, that has net assets of at least $5,000,000 as shown on its most recently prepared financial statements,
N.	an investment fund that distributes or has distributed its securities only to

(i)     a person that is or was an accredited investor at the time of the distribution,

(ii)    a person that acquires or acquired securities in the circumstances referred to in sections 2.10 (Minimum amount investment) or 2.19 (Additional investment in investment funds) of National Instrument 45-106, or

(iii)   a person described in paragraph (i) or (ii) that acquires or acquired securities under section 2.18 (Investment fund reinvestment) of National Instrument 45-106,
Annex A-165

O.

an investment fund that distributes or has distributed securities under a prospectus in a jurisdiction of Canada for which the regulator or, in Québec, the securities regulatory authority, has issued a receipt,

P.

a trust company or trust corporation registered or authorized to carry on business under the Trust and Loan Companies Act (Canada) or under comparable legislation in a jurisdiction of Canada or a foreign jurisdiction, acting on behalf of a fully managed account managed by the trust company or trust corporation, as the case may be,

Q.

a person acting on behalf of a fully managed account managed by that person, if that person is registered or authorized to carry on business as an adviser or the equivalent under the securities legislation of a jurisdiction of Canada or a foreign jurisdiction,

R.

a registered charity under the Income Tax Act (Canada) that, in regard to the trade, has obtained advice from an eligibility adviser or an adviser registered under the securities legislation of the jurisdiction of the registered charity to give advice on the securities being traded,

S.	an entity organized in a foreign jurisdiction that is analogous to any of the entities referred to in paragraphs (a) to (d) or paragraph (i) in form and function,
T.

a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors,

U.	an investment fund that is advised by a person registered as an adviser or a person that is exempt from registration as an adviser,
V.	a person that is recognized or designated by the securities regulatory authority or, except in Ontario and Québec, the regulator as an accredited investor, or
W.

a trust established by an accredited investor for the benefit of the accredited investor’s family members of which a majority of the trustees are accredited investors and all of the beneficiaries are the accredited investor’s spouse, a former spouse of the accredited investor or a parent, grandparent, brother, sister, child or grandchild of that accredited investor, of that accredited investor’s spouse or of that accredited investor’s former spouse.

All amounts are in Canadian dollars.

As used in this Certificate, the following terms have the following meanings:

“bank” means a bank named in Schedule I or II of the Bank Act (Canada);

“Canadian financial institution” means

(a)     an association governed by the Cooperative Credit Associations Act (Canada) or a central cooperative credit society for which an order has been made under section 473(1) of that Act, or

(b)    a bank, loan corporation, trust company, trust corporation, insurance company, treasury branch, credit union, caisse populaire, financial services cooperative, or league that, in each case, is authorized by an enactment of Canada or a jurisdiction of Canada to carry on business in Canada or a jurisdiction of Canada;

“company” means any corporation, incorporated association, incorporated syndicate or other incorporated organization;

“control person” has the same meaning as in securities legislation except in Manitoba, Newfoundland and Labrador, Northwest Territories, Nova Scotia, Nunavut, Ontario, Prince Edward Island and Quebec where control person means any person that holds or is one of a combination of persons that holds

(a)     a sufficient number of any of the outstanding voting securities of an issuer so as to affect materially the control of the issuer, or

(b)    more than 20% of the outstanding voting securities of an issuer except where there is evidence showing that the holding of those securities does not affect materially the control of the issuer;

Annex A-166

“director” means

(a)     a member of the board of directors of a company or an individual who performs similar functions for a company, and

(b)    with respect to a person that is not a company, an individual who performs functions similar to those of a director of a company;

“eligibility adviser” means

(a)     a person that is registered as an investment dealer and authorized to give advice with respect to the type of security being distributed, and

(b)    in Manitoba, also means a lawyer who is a practicing member in good standing with a law society of a jurisdiction of Canada or a chartered professional accountant who is a member in good standing of an organization of chartered professional accountants in a jurisdiction of Canada provided that the lawyer or chartered professional accountant does not

(i)     have a professional, business or personal relationship with the issuer, or any of its directors, executive officers, founders, or control persons, and

(ii)    have acted for or been retained personally or otherwise as an employee, executive officer, director, associate or partner of a person that has acted for or been retained by the issuer or any of its directors, executive officers, founders or control persons within the previous 12 months;

“entity” means a company, syndicate, partnership, trust or unincorporated organization;

“executive officer” means, for an issuer, an individual who is

(a)     a chair, vice-chair or president,

(b)    a vice-president in charge of a principal business unit, division or function including sales, finance or production, or

(c)     performing a policy-making function in respect of the issuer;

“financial assets” means

(a)     cash,

(b)    securities, or

(c)     a contract of insurance, a deposit or an evidence of a deposit that is not a security for the purposes of securities legislation;

“founder” means, in respect of an issuer, a person who,

(a)     acting alone, in conjunction, or in concert with one or more persons, directly or indirectly, takes the initiative in founding, organizing or substantially reorganizing the business of the issuer, and

(b)    at the time of the distribution or trade is actively involved in the business of the issuer;

“fully managed account” means an account of a client for which a person makes the investment decisions if that person has full discretion to trade in securities for the account without requiring the client’s express consent to a transaction;

“investment fund” has the same meaning as in National Instrument 81-106 Investment Fund Continuous Disclosure;

“issuer” means a person or company who has outstanding, issues or proposes to issue, a security;

Annex A-167

“person” includes

(a)     an individual,

(b)    a corporation,

(c)     a partnership, trust, fund and an association, syndicate, organization or other organized group of persons, whether incorporated or not, and

(d)    an individual or other person in that person’s capacity as a trustee, executor, administrator or personal or other legal representative;

“related liabilities” means

(a)     liabilities incurred or assumed for the purpose of financing the acquisition or ownership of financial assets, or

(b)    liabilities that are secured by financial assets;

“Schedule III bank” means an authorized foreign bank named in Schedule III of the Bank Act (Canada);

“spouse” means, an individual who,

(a)     is married to another individual and is not living separate and apart within the meaning of the Divorce Act (Canada), from the other individual,

(b)    is living with another individual in a marriage-like relationship, including a marriage-like relationship between individuals of the same gender, or

(c)     in Alberta, is an individual referred to in paragraph (a) or (b), or is an adult interdependent partner within the meaning of the Adult Interdependent Relationships Act (Alberta);

“subsidiary” means an issuer that is controlled directly or indirectly by another issuer and includes a subsidiary of that subsidiary.

For the purpose hereof, an issuer is an affiliate of another issuer if

(a)     one of them is the subsidiary of the other, or

(b)    each of them is controlled by the same person.

“voting security” means any security other than a debt security of an issuer carrying a voting right either under all circumstances or under some circumstances that have occurred and are continuing.

For the purpose hereof, a person (first person) is considered to control another person (second person) if

(a)     the first person beneficially owns or directly or indirectly exercises control or direction over securities of the second person carrying votes which, if exercised, would entitle the first person to elect a majority of the directors of the second person, unless that first person holds the voting securities only to secure an obligation,

(b)    the second person is a partnership, other than a limited partnership, and the first person holds more than 50% of the interests of the partnership, or

(c)     the second person is a limited partnership and the general partner of the limited partnership is the first person. For the purpose hereof, for residents of Manitoba, “distribution” means a primary distribution to the public.

Annex A-168

For the purpose hereof, for residents of Québec, “trade” refers to any of the following activities:

(a)     the activities described in the definition of “dealer” in section 5 of the Securities Act (Québec), including the following activities:

(i)     the sale or disposition of a security by onerous title, whether the terms of payment be on margin, installment or otherwise, but does not include a transfer or the giving in guarantee of securities in connection with a debt or the purchase of a security, except as providing in paragraph (b);

(ii)    participation as a trader in any transaction in a security through the facilities of an exchange or a quotation and trade reporting system;

(iii)   the receipt by a registrant of an order to buy or sell a security;

(b)    a transfer or the giving in guarantee of securities of an issuer from the holdings of a control person in connection with a debt.

In NI 45-106 a trust company or trust corporation described in paragraph (p) above of the definition of “accredited investor” (other than in respect of a trust company or trust corporation registered under the laws of Prince Edward Island that is not registered or authorized under the Trust and Loan Companies Act (Canada) or under comparable legislation in another jurisdiction of Canada) is deemed to be purchasing as principal.

In NI 45-106 a person described in paragraph (q) above of the definition of “accredited investor” is deemed to be purchasing as principal.

The foregoing representation and warranty is true and accurate as of the date of this certificate and will be true and accurate at the time of the purchase and sale of the Securities. If any representation or warranty shall not be true and accurate at the time of the purchase and sale of the Securities, and/or at the time of issuance of any underlying securities to the Investor, the undersigned shall give immediate written notice of such fact to the Company.

The Investor acknowledges that the Securities are subject to restrictions on resale under applicable Canadian securities laws and that the Securities may not be sold other than pursuant to an exemption from the prospectus requirements under applicable Canadian securities laws other than pursuant to an exemption from such requirements. The Investor acknowledges and agrees not to trade the Securities other than in accordance with applicable Canadian securities laws. The Investor further acknowledges that any certificate or direct registration statement representing the Securities will bear the following legend (being, the “Canadian Legend”): “UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [THE DATE THAT IS FOUR MONTHS AND A DAY AFTER THE CLOSING DATE]. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, THE SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON TSX.” and further that if such Securities are delivered by way of a direct registration or other electronic book-entry system, or if the Investor does not directly receive a certificate representing the Securities that the Investor has received notice of such legend. The Canadian

Annex A-169

Legend may be removed in connection with and subject to the terms of an available exemption from the applicable prospectus requirements under applicable Canadian securities laws, including, where applicable, under applicable outbound distribution requirements.

The Investor falls within one or more of the following categories.
OPTIONAL: If additional provision(s) apply to the Investor please enter the corresponding letter(s) in the text box.
DATED: ____________
By:

Name:

Annex A-170

EXHIBIT C

CANADIAN SECURITIES REGULATORY AUTHORITIES AND REGULATORS

Alberta Securities Commission

Suite 600, 250 – 5th Street SW

Calgary, Alberta T2P 0R4

Telephone: (403) 297-6454

Toll free in Canada: 1-877-355-0585

Facsimile: (403) 297-6156

Public official contact regarding indirect collection of information: FOIP Coordinator

Ontario Securities Commission

20 Queen Street West, 20th Floor

Toronto, Ontario M5H 3S8

Telephone: (416) 593-8314

Toll free in Canada: 1-877-785-1555

Facsimile: (416) 593-8122

Email: inquiries@osc.gov.on.ca

Public official contact regarding indirect collection of information: Inquiries Officer

British Columbia Securities Commission

P.O. Box 10142, Pacific Centre

701 West Georgia Street

Vancouver, British Columbia V7Y 1L2

Inquiries: (604) 899-6854

Toll free in Canada: 1-800-373-6393

Facsimile: (604) 899-6506

Email: inquiries@bcsc.bc.ca

Public official contact regarding indirect collection of information: FOI Inquiries

Financial and Consumer Services Division (Prince Edward Island)

95 Rochford Street, 4th Floor Shaw Building

P.O. Box 2000

Charlottetown, Prince Edward Island C1A 7N8

Telephone: (902) 620-3870

Facsimile: (902) 368-5283

Public official contact regarding indirect collection of information: Superintendent of Securities

The Manitoba Securities Commission

500 – 400 St. Mary Avenue

Winnipeg, Manitoba R3C 4K5

Telephone: (204) 945-2548

Toll free in Manitoba 1-800-655-5244

Facsimile: (204) 945-0330

Public official contact regarding indirect collection of information: Director

Autorité des marchés financiers 800, rue du Square-Victoria Bureau 2200

Montréal, Québec H3C 0B4

Telephone: (514) 395-0337 or 1-877-525-0337

Facsimile: (514) 873-6155 (For filing purposes only) Facsimile: (514) 864-6381 (For privacy requests only)

Email: financementdessocietes@lautorite.qc.ca (For corporate finance issuers); fonds_dinvestissement@lautorite.qc.ca (For investment fund issuers)

Public official contact regarding indirect collection of information: Corporate Secretary

Financial and Consumer Services Commission (New Brunswick)

85 Charlotte Street, Suite 300

Saint John, New Brunswick E2L 2J2

Telephone: (506) 658-3060

Toll free in Canada: 1-866-933-2222

Facsimile: (506) 658-3059

Email: info@fcnb.ca

Public official contact regarding indirect collection of information: Chief Executive Officer and Privacy Officer

Financial and Consumer Affairs Authority of Saskatchewan

4th Floor, 2365 Albert Street

Regina, Saskatchewan S4P 4K1

Telephone: (306) 787- 5645

Facsimile: (306) 787-5899

Public official contact regarding indirect collection of information: Director

Office of the Superintendent of Securities Service Newfoundland and Labrador

100 Prince Philip Drive

P.O. Box 8700

St. John’s, Newfoundland and Labrador A1B 4J6

Attention: Director of Securities

Telephone: (709) 729-4834

Facsimile: (709) 729-6187

Public official contact regarding indirect collection of information: Superintendent of Securities

Nova Scotia Securities Commission

Suite 400, 5251 Duke Street Duke Tower

P.O. Box 458

Halifax, Nova Scotia B3J 1P3

Telephone: (902) 424-7768

Facsimile: (902) 424-4625

Public official contact regarding indirect collection of information: Executive Director

Annex A-171

EXHIBIT D

Canadian Rights of Action for Recission or Damages

Securities legislation in certain of the Canadian provinces provides purchasers of securities pursuant to an offering memorandum (such as the Newco Documents (defined below)) with a remedy for damages or rescission, or both, in addition to any other rights they may have at law, where the offering memorandum and any amendment to it contains a “Misrepresentation”. Where used herein, “Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make any statement not misleading in light of the circumstances in which it was made. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed by applicable securities legislation.

Ontario Purchasers

Section 130.1 of the Securities Act (Ontario) (the “OSA”) provides that every purchaser of securities pursuant to an offering memorandum shall have a statutory right of action for damages or rescission against the issuer and any selling security holder in the event that the offering memorandum contains a Misrepresentation. A purchaser that purchases securities offered by the offering memorandum during the period of distribution has, without regard to whether the purchaser relied upon the Misrepresentation, a right of action for damages or, alternatively, while still the owner of the securities, for rescission against the issuer and any selling security holder; provided that:

a)      if the purchaser exercises its right of rescission, it shall cease to have a right of action for damages as against the issuer and the selling security holders, if any;

b)      the issuer and the selling security holders, if any, will not be liable if they prove that the purchaser purchased the securities with knowledge of the Misrepresentation;

c)      the issuer and the selling security holders, if any, will not be liable for all or any portion of damages that it proves do not represent the depreciation in value of the securities as a result of the Misrepresentation relied upon; and

d)      in no case shall the amount recoverable exceed the price at which the securities were offered.

Section 138 of the OSA provides that no action shall be commenced to enforce these rights more than:

a)      in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action; or

b)      in the case of an action for damages, the earlier of:

c)      180 days after the date that the purchaser first had knowledge of the facts giving rise to the cause of action; or

d)      three years after the date of the transaction that gave rise to the cause of action.

The Investor Presentation and this Subscription Agreement (collective, the “Newco Documents”) is being delivered in reliance on the exemption from the prospectus requirements contained under section 2.3 of NI 45-106 or section 73.3 of the OSA, as applicable (the “accredited investor exemption”). The rights referred to in section 130.1 of the OSA do not apply in respect of an offering memorandum (such as the Newco Documents) delivered to a prospective purchaser in connection with a distribution made in reliance on the accredited investor exemption if the prospective purchaser is:

a)      a Canadian financial institution (as defined in National Instrument 14-101 Definitions) or a Schedule III bank (as defined in NI 45-106);

b)      the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada); or

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c)      a subsidiary of any person referred to in paragraphs (a) or (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary.

Nova Scotia Purchasers

The right of action for damages or rescission described herein is conferred by section 138 of the Securities Act (Nova Scotia). Section 138 of the Securities Act (Nova Scotia) provides, in relevant part, that in the event that an offering memorandum (such as the Newco Documents), together with any amendment thereto, or any advertising or sales literature (as defined in the Securities Act (Nova Scotia)) contains a Misrepresentation, the purchaser will be deemed to have relied upon such Misrepresentation if it was a Misrepresentation at the time of purchase and has, subject to certain limitations and defences, a statutory right of action for damages against the issuer and, subject to certain additional defences, every director of the issuer at the date of the offering memorandum and every person who signed the offering memorandum or, alternatively, while still the owner of the securities purchased by the purchaser, may elect instead to exercise a statutory right of rescission against the issuer, in which case the purchaser shall have no right of action for damages against the issuer, directors of the issuer or persons who have signed the offering memorandum, provided that, among other limitations:

a)      no action shall be commenced to enforce the right of action for rescission or damages by a purchaser resident in Nova Scotia later than 120 days after the date on which the initial payment was made for the securities;

b)      no person will be liable if it proves that the purchaser purchased the securities with knowledge of the Misrepresentation;

c)      in the case of an action for damages, no person will be liable for all or any portion of the damages that it proves do not represent the depreciation in value of the securities as a result of the Misrepresentation relied upon; and

d)      in no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser.

In addition, a person or company, other than the issuer, will not be liable if that person or company proves that:

a)      the offering memorandum or amendment to the offering memorandum was sent or delivered to the purchaser without the person’s or company’s knowledge or consent and that, on becoming aware of its delivery, the person or company gave reasonable general notice that it was delivered without the person’s or company’s knowledge or consent;

b)      after delivery of the offering memorandum or amendment to the offering memorandum and before the purchase of the securities by the purchaser, on becoming aware of any Misrepresentation in the offering memorandum or amendment to the offering memorandum the person or company withdrew the person’s or company’s consent to the offering memorandum or amendment to the offering memorandum, and gave reasonable general notice of the withdrawal and the reason for it; or

c)      with respect to any part of the offering memorandum or amendment to the offering memorandum purporting (i) to be made on the authority of an expert, or (ii) to be a copy of, or an extract from, a report, an opinion or a statement of an expert, the person or company had no reasonable grounds to believe and did not believe that (A) there had been a Misrepresentation, or (B) the relevant part of the offering memorandum or amendment to offering memorandum did not fairly represent the report, opinion or statement of the expert, or was not a fair copy of, or an extract from, the report, opinion or statement of the expert.

Furthermore, no person or company, other than the issuer, will be liable with respect to any part of the offering memorandum or amendment to the offering memorandum not purporting (a) to be made on the authority of an expert or (b) to be a copy of, or an extract from, a report, opinion or statement of an expert, unless the person or company (i) failed to conduct a reasonable investigation to provide reasonable grounds for a belief that there had been no Misrepresentation or (ii) believed that there had been a Misrepresentation.

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If a Misrepresentation is contained in a record incorporated by reference into, or deemed incorporated by reference into, the offering memorandum or amendment to the offering memorandum, the Misrepresentation is deemed to be contained in the offering memorandum or an amendment to the offering memorandum.

New Brunswick Purchasers

Section 2.1 of Rule 45-802 of the Financial and Consumer Services Commission of New Brunswick provides that the statutory rights of action in rescission or damages referred to in Section 150 of the Securities Act (New Brunswick) apply to information relating to an offering memorandum (such as the Newco Documents), that is provided to a purchaser of securities in connection with a distribution made in reliance on the “accredited investor” prospectus exemption in Section 2.3 of NI 45-106. Section 150 of the Securities Act (New Brunswick) provides that where an offering memorandum (such as the Newco Documents) contains a Misrepresentation, a purchaser that purchases securities shall be deemed to have relied on the Misrepresentation if it was a Misrepresentation at the time of purchase and:

a)      the purchaser has a right of action for damages against (i) the issuer, (ii) any selling security holder(s) on whose behalf the distribution is made, (iii) every person who was a director of the issuer at the date of the offering memorandum and (iv) every person who signed the offering memorandum, or

b)      where the purchaser purchased the securities from a person referred to in subparagraph (a)(i) or (ii), the purchaser may elect to exercise a right of rescission against the person, in which case the purchaser shall have no right of action for damages against the person.

This statutory right of action is available to New Brunswick purchasers whether or not such purchaser relied on the Misrepresentation. However, there are various defences available to the issuer and the selling security holder(s). In particular, no person will be liable for a Misrepresentation if such person proves that the purchaser purchased the securities with knowledge of the Misrepresentation when the purchaser purchased the securities. Moreover, in an action for damages, the amount recoverable will not exceed the price at which the securities were offered under the offering memorandum and any defendant will not be liable for all or any part of the damages that the defendant proves do not represent the depreciation in value of the security as a result of the Misrepresentation.

If the purchaser intends to rely on the rights described in (a) or (b) above, such purchaser must do so within strict time limitations. The purchaser must commence its action to cancel the agreement within 180 days after the date of the transaction that gave rise to the cause of action. The purchaser must commence its action for damages within the earlier of:

a)      one year after the purchaser first had knowledge of the facts giving rise to the cause of action; or

b)      six years after the date of the transaction that gave rise to the cause of action.

Saskatchewan Purchasers

Section 138 of The Securities Act, 1988 (Saskatchewan), as amended (the “Saskatchewan Act”) provides that where an offering memorandum (such as the Newco Documents) or any amendment to it is sent or delivered to a purchaser and it contains a Misrepresentation, a purchaser that purchases a security covered by the offering memorandum or any amendment to it is deemed to have relied upon that Misrepresentation, if it was a Misrepresentation at the time of purchase, and has a right of action for rescission against the issuer or a selling security holder on whose behalf the distribution is made or has a right of action for damages against:

a)      the issuer or a selling security holder on whose behalf the distribution is made;

b)      every promoter and director of the issuer or the selling security holder, as the case may be, at the time the offering memorandum or any amendment to it was sent or delivered;

c)      every person or company whose consent has been filed respecting the offering, but only with respect to reports, opinions or statements that have been made by them;

d)      every person who or company that, in addition to the persons or companies mentioned in (a) to (c) above, signed the offering memorandum or the amendment to the offering memorandum; and

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e)      every person who or company that sells securities on behalf of the issuer or selling security holder under the offering memorandum or amendment to the offering memorandum.

Such rights of rescission and damages are subject to certain limitations including the following:

a)      if the purchaser elects to exercise its right of rescission against the issuer or selling security holder, it shall have no right of action for damages against that party;

b)      in an action for damages, a defendant will not be liable for all or any portion of the damages that he, she or it proves do not represent the depreciation in value of the securities resulting from the Misrepresentation relied on;

c)      no person or company, other than the issuer or a selling security holder, will be liable for any part of the offering memorandum or any amendment to it not purporting to be made on the authority of an expert and not purporting to be a copy of, or an extract from, a report, opinion or statement of an expert, unless the person or company failed to conduct a reasonable investigation sufficient to provide reasonable grounds for a belief that there had been no Misrepresentation or believed that there had been a Misrepresentation;

d)      in no case shall the amount recoverable exceed the price at which the securities were offered; and

e)      no person or company is liable in an action for rescission or damages if that person or company proves that the purchaser purchased the securities with knowledge of the Misrepresentation.

In addition, no person or company, other than the issuer or selling security holder, will be liable if the person or company proves that:

a)      the offering memorandum or any amendment to it was sent or delivered without the person’s or company’s knowledge or consent and that, on becoming aware of it being sent or delivered, that person or company gave reasonable general notice that it was so sent or delivered; or

b)      with respect to any part of the offering memorandum or any amendment to it purporting to be made on the authority of an expert, or purporting to be a copy of, or an extract from, a report, an opinion or a statement of an expert, that person or company had no reasonable grounds to believe and did not believe that there had been a Misrepresentation, the part of the offering memorandum or any amendment to it did not fairly represent the report, opinion or statement of the expert, or was not a fair copy of, or an extract from, the report, opinion or statement of the expert.

Not all defences upon which we or others may rely are described herein. Please refer to the full text of the Saskatchewan Act for a complete listing.

Similar rights of action for damages and rescission are provided in section 138.1 of the Saskatchewan Act in respect of a Misrepresentation in advertising and sales literature disseminated in connection with an offering of securities.

Section 138.2 of the Saskatchewan Act also provides that where an individual makes a verbal statement to a prospective purchaser that contains a Misrepresentation relating to the security purchased and the verbal statement is made either before or contemporaneously with the purchase of the security, the purchaser is deemed to have relied on the Misrepresentation, if it was a Misrepresentation at the time of purchase, and has a right of action for damages against the individual who made the verbal statement.

Section 141(1) of the Saskatchewan Act provides a purchaser with the right to void the purchase agreement and to recover all money and other consideration paid by the purchaser for the securities if the securities are sold in contravention of the Saskatchewan Act, the regulations to the Saskatchewan Act or a decision of the Saskatchewan Financial Services Commission.

Section 141(2) of the Saskatchewan Act also provides a right of action for rescission or damages to a purchaser of securities to whom an offering memorandum or any amendment to it was not sent or delivered prior to or at the same time as the purchaser enters into an agreement to purchase the securities, as required by Section 80.1 of the Saskatchewan Act.

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The rights of action for damages or rescission under the Saskatchewan Act are in addition to and do not derogate from any other right which a purchaser may have at law.

Section 147 of the Saskatchewan Act provides that no action shall be commenced to enforce any of the foregoing rights more than:

a)      in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action; or

b)      in the case of any other action, other than an action for rescission, the earlier of: (i) one year after the plaintiff first had knowledge of the facts giving rise to the cause of action; or (ii) six years after the date of the transaction that gave rise to the cause of action.

The Saskatchewan Act also provides a purchaser that has received an amended offering memorandum delivered in accordance with subsection 80.1(3) of the Saskatchewan Act has a right to withdraw from the agreement to purchase the securities by delivering a notice to the person who or company that is selling the securities, indicating the purchaser’s intention not to be bound by the purchase agreement, provided such notice is delivered by the purchaser within two business days of receiving the amended offering memorandum.

Newfoundland and Labrador Purchasers

Purchasers of the Shares resident in Newfoundland and Labrador will be entitled to a contractual right of action for damages or rescission in circumstances where the Newco Documents or any amendment hereto contains a Misrepresentation in the same manner and to the same extent as the statutory rights provided to purchasers resident in Ontario (described above).

Manitoba and Prince Edward Island Purchasers

In Manitoba, the Securities Act (Manitoba) and in Prince Edward Island, the Securities Act (Prince Edward Island) provides a statutory right of action for damages or rescission to purchasers resident in Manitoba and Prince Edward Island, respectively, in circumstances where the Newco Documents or an amendment hereto contains a Misrepresentation, which rights are similar, but not identical, to the rights available to Ontario purchasers.

The foregoing summary is subject to the express provisions of the OSA, the Securities Act (Nova Scotia), the Securities Act (New Brunswick), the Securities Act, 1988 (Saskatchewan), the Securities Act (Manitoba) and the Securities Act (Prince Edward Island), respectively, and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions. Such provisions may contain limitations and statutory defences on which Newco and others, if any, may rely.

The rights of action for damages or rescission discussed above are in addition to, and without derogation from, any other right or remedy which purchasers may have at law.

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EXHIBIT D

XANADU QUANTUM TECHNOLOGIES LIMITED INVESTOR AND REGISTRATION RIGHTS AGREEMENT [ ], 2026

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INVESTOR AND REGISTRATION RIGHTS AGREEMENT

This Investor and Registration Rights Agreement dated as of [          ], 2026 (the “Effective Date”) is among Xanadu Quantum Technologies Limited, a corporation incorporated under Business Corporations Act (Ontario) (the “Company”), Crane Harbor Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Christian Weedbrook, a resident of Toronto, Ontario (the “Founder”) and the parties listed on Schedule A.

WHEREAS, on November 3, 2025, the Company Xanadu Quantum Technologies Inc., a corporation continued under the Business Corporations Act (Ontario), (“Xanadu”), Crane Harbor Acquisition Corp., a corporation continued under the Business Corporations Act (Ontario) (“Crane Harbor”) entered into a business combination agreement (the “Business Combination Agreement”), pursuant to which, among other things, Crane Harbor was continued from the Companies Act (Cayman Islands) to the Business Corporations Act (Ontario) (the “OBCA”), and, pursuant to the Plan of Arrangement, the Company acquired all of the issued and outstanding shares in the capital of each of Xanadu and Crane Harbor in exchange for Subordinate Voting Shares and Multiple Voting Shares (the “Share Exchange”, and together with the other transactions consummated pursuant to the Business Combination Agreement, the “Transactions”);

WHEREAS, as a result of the Transactions, each of the Holders designated as (i) “Former Xanadu Holders” on Schedule A (together with any Permitted Transferees, the “Company Former Xanadu Holders”), and (ii) “Former Crane Harbor Holders” on Schedule A (together with any Permitted Transferees, the “Former Crane Harbor Holders”) received Subordinate Voting Shares and/or Multiple Voting Shares pursuant to the Share Exchange.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Defined Terms.

“Additional Holder” has the meaning ascribed to it in Section 11.4.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.

“Agreement” means this investor and registration rights agreement and all schedules and exhibits attached to it, as it may be amended, restated, replaced or supplemented from time to time in accordance with this Agreement.

“Articles of the Company” means the articles of incorporation of the Company dated October 2, 2025, as such articles and certificate of incorporation or equivalent constating documents may from time to time be amended, restated, replaced or superseded.

“Board” means the board of directors of the Company.

“Bought Deal” means an Underwritten Offering on a bought deal basis pursuant to which an underwriter has committed to purchase securities of the Company in a “bought deal” letter prior to the filing of a Canadian Preliminary Prospectus or Canadian Prospectus (as applicable) or Prospectus.

“Business Day” means any day of the year, other than a Saturday, Sunday or day on which banks are closed for business in Toronto, Ontario, or New York City, New York.

“Canadian Preliminary Prospectus” means a preliminary prospectus of the Company in respect of Subordinate Voting Shares which has been filed with and a receipt issued therefor by the applicable Canadian Securities Authorities, including all amendments thereto and all material incorporated by reference therein.

“Canadian Prospectus” means a final prospectus of the Company in respect of Subordinate Voting Shares which has been filed with and a receipt issued therefor by the applicable Canadian Securities Authorities, including all amendments thereto and all material incorporated by reference therein.

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“Canadian Qualifying Jurisdictions” means, at the relevant time, Ontario and any other provinces or territories in which the Company has determined to become a reporting issuer under applicable Canadian Securities Laws.

“Canadian Securities Authorities” means the securities commissions or other securities regulatory authorities in each of the Canadian Qualifying Jurisdictions.

“Canadian Securities Laws” means the securities legislation of each of the Canadian Qualifying Jurisdictions including all rules, regulations, instruments, policies, published policy statements, rulings and blanket orders thereunder or issued by one or more of the securities regulatory authorities in each of the Canadian Qualifying Jurisdictions.

“Canadian Shelf Prospectus” has the meaning ascribed to it in Section 2.2.

“Canadian Shelf Supplement” has the meaning ascribed to it in Section 2.2.

“Companies Group” means, collectively, the Company and the Subsidiaries of the Company.

“Company Shareholders” means the holders of the Company Shares.

“Company Shares” means collectively, the Subordinate Voting Shares and Multiple Voting Shares.

“Control” means (i) in relation to a Person that is a body corporate, (a) the beneficial ownership, directly or indirectly, of voting securities of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization) carrying more than 50% of the voting rights attaching to all voting securities of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization) or (b) the right to elect or appoint a majority of the board of directors (or equivalent) of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization), and (ii) in relation to a Person that is a partnership, limited partnership, business trust or other similar entity, (a) the beneficial ownership, directly or indirectly, of voting securities of such Person carrying more than 50% of the voting rights attaching to all voting securities of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization), or (b) the beneficial ownership, directly or indirectly, of other interests or the holding of a position (such as trustee) entitling the holder thereof to exercise control and direction over the activities of such Person (or its successor entity resulting from any amalgamation, merger, arrangement or other reorganization), and “Controls” and “Controlled” shall have corresponding meanings.

“Covered Person” has the meaning ascribed to it in Section 9.1.

“Demand Canadian Prospectus” has the meaning ascribed to it in Section 2.2.

“Demand Notice” has the meaning ascribed to it in Section 2.3.

“Demand Registration” has the meaning ascribed to it in Section 2.1.

“Demand Registration Statement” has the meaning ascribed to it in Section 2.2.

“Director” means a member of the Board.

“Director Election Meeting” means any meeting of Company Shareholders at which Directors are to be elected to the Board.

“Equity Plan” means any equity or equity-based compensation plan of the Company or any Subsidiary of the Company, including any stock option plan or any restricted stock unit.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Former Crane Harbor Holders Lock-Up End Date” means, with respect to the Subordinate Voting Shares issued in exchange for the Crane Harbor Class B ordinary shares received by the Sponsor in accordance with the terms of the Plan of Arrangement, the earlier of (i) the one year anniversary date of the Effective Date, (ii) the date on which the closing price on the Nasdaq Stock Market (“Nasdaq”) for the Subordinate Voting

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Shares has equaled or exceeded US$12.00 per Subordinate Voting Shares for 20 trading days within any 30 consecutive trading day period commencing at least 150 days after the date hereof, and (iii) the date on which the Company completes a subsequent liquidation, merger, arrangement, share exchange, reorganization or other similar transaction that results in all of the Company’s Shareholders having the right to exchange their Subordinate Voting Shares for cash, securities or other property.

“Former Crane Harbor Holder Lock-Up Period” has the meaning ascribed to it in Section 11.1.

“Founder Director” has the meaning ascribed to it in Section 12.1.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Entity” means (i) any governmental or public department, central bank, court, minister, governor-in-council, cabinet, commission, tribunal, board, bureau, agency, commissioner or instrumentality, whether international, multinational, national, federal, provincial, state, municipal, local, or other; (ii) any subdivision or authority of any of the above; (iii) any stock exchange; and (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Holder” means any Person party to this Agreement owning Registrable Securities or any Permitted Transferee owning Registrable Securities in accordance with Article 8.

“Indemnified Party” has the meaning ascribed to it in Section 9.3.

“Indemnifying Party” has the meaning ascribed to it in Section 9.3.

“Initial Board” has the meaning ascribed to it in Section 12.1.

“Initiating Holder” means the Holder requesting a Demand Registration by written notice delivered as contemplated by Section 2.1.

“Laws” means (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, orders, decrees, rules, regulations and municipal bylaws, whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, rulings, decrees and awards of any Governmental Entity, and (iii) policies, practices and guidelines of, or contracts with, any Governmental Entity, which, although not actually having the force of law, are considered by such Governmental Entity as requiring compliance as if having the force of law, in each case binding on or affecting the Person, or the assets of the Person, referred to in the context in which such word is used.

“Loss” and collectively “Losses” have the meanings ascribed to them in Section 9.1.

“Multiple Voting Shares” means the multiple voting shares of the Company (for greater clarity, excluding any multiple voting shares that a Holder converts into Subordinate Voting Shares) as described in the Articles of the Company, and where the context permits, includes (i) any securities into which such multiple voting shares are converted, reclassified, redesignated, subdivided, consolidated or otherwise changed, (ii) any securities of the Company or of any other Person received by the holders of such multiple voting shares as a result of any merger, amalgamation, reorganization, arrangement or other similar transaction involving the Company, (iii) any securities of the Company received by any one or more Persons as a stock dividend or distribution on or in respect of such multiple voting shares, and (iv) any securities, other instruments or rights that are exercisable, exchangeable or convertible into, or evidence the right to acquire, any multiple voting shares or any of the other above securities, provided that options under an Equity Plan are not included until they are exercised for multiple voting shares in accordance with such Equity Plan.

“New Registration Statement” has the meaning ascribed to it in Section 5.3.

“Nominee” means, with respect to a Director Election Meeting, a nominee proposed for election as Director by the Company and included as a nominee for election as Director in the management information circular of the Company relating to such Director Election Meeting.

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“Notice” has the meaning ascribed to it in Section 13.2.

“Parties” means the Company, Sponsor, Founder, each Holder and any Permitted Transferee in accordance with Article 8.

“Permitted Transferee” means in respect of a Holder that is an individual, the members of a Party’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any individual, any of the following: such individual’s spouse or domestic partner, the siblings of such individual and his or her spouse or domestic partner, and the direct descendants and ascendants (including adopted and step children and parents) of such individual and his or her spouses or domestic partners and siblings) and any Person Controlled, directly or indirectly, by such Holder; and in respect of a Holder that is not an individual, an Affiliate of that Holder. A Permitted Transferee shall include a member of the Sponsor.

“Person” means an individual, partnership, limited partnership, limited liability partnership, corporation, limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity or Governmental Entity, and pronouns have a similarly extended meaning.

“Plan of Arrangement” means the plan of arrangement substantially in the form attached as Exhibit B to the Business Combination Agreement, subject to any amendments or variations to such plan made in accordance with the terms thereof and the terms of the Business Combination Agreement.

“Proportionate Interest” means, with respect to each Holder requesting that its Company Shares be registered or sold in an Underwritten Offering, a number of such Company Shares equal to the aggregate number of Registrable Securities to be registered or sold (excluding any shares to be registered or sold for the account of the Company) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities held by such Holder, and the denominator of which is the aggregate number of Registrable Securities held by all Holders requesting that their Registrable Securities be registered or sold.

“Prospectus” means the prospectus included in a Registration Statement as amended or supplemented by any prospectus amendment or supplement, including post-effective amendments and all material incorporated by reference in such Prospectus.

“Public Offering” means a public offering and sale of Subordinate Voting Shares for cash pursuant to (i) a Canadian Preliminary Prospectus and/or a Canadian Prospectus (as applicable), and/or (ii) an effective Registration Statement under the Securities Act and includes a Bought Deal.

“Receiving Holder” has the meaning ascribed to it in Section 2.3.

“Register,” “Registered,” “register” and “registration” means (i) a prospectus-qualified distribution in any province or territory of Canada pursuant to a Canadian Preliminary Prospectus and a Canadian Prospectus of the Company filed with one or more Canadian Securities Authorities under Canadian Securities Law with respect to which a receipt is issued by the applicable Canadian Securities Authorities, and/or (ii) a registration effected by preparing and filing a Registration Statement (including a Prospectus therein) or similar document in compliance with the Securities Act and the automatic effectiveness or the declaration or ordering of effectiveness of such Registration Statement or similar document.

“Registrable Securities” means (a) any outstanding Subordinate Voting Shares held by a Holder following the closing of the Transactions that are issued in connection with the Transactions contemplated by the Business Combination Agreement, (b) any Subordinate Voting Shares that may be acquired by a Holder upon the exercise, conversion or redemption of any other security of the Company or other right to acquire Subordinate Voting Shares held by a Holder following the closing of the Transactions that are issued or distributable in connection with the Business Combination Agreement, including, for the avoidance of doubt, the Subordinate Voting Shares issuable upon the conversion of any Multiple Voting Shares, and (c) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clauses (a) and (b) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction. Except in respect to Article 11, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earlier of: (A) any of the following conditions having been satisfied: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such

Annex A-181

securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company to the transferee, and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold under Rule 144 (or other similar exemption under the Securities Act then in force); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction and (B) the date on which Rule 144 (or other similar exemption under the Securities Act then in force) is available for the sale of all of such Holder’s Subordinate Voting Shares without regard to volume limitations, manner of sale requirements or filing requirement.

“Registration Expenses” means any and all fees and expenses incidental to the Company’s performance of, or compliance with, the terms of a registration hereunder, including: (i) fees payable to Securities Regulators and stock exchange registration, listing and filing fees, (ii) fees and expenses of compliance with Canadian Securities Laws, the Securities Act, the Exchange Act or with state securities or blue sky laws (including fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities under the Laws of such jurisdictions as the managing underwriters may designate), (iii) printing, copying and translation expenses, (iv) expenses incurred in connection with any “road show” and marketing activities, (v) reasonable fees, expenses and disbursements of legal counsel to the Company and of all independent certified public accountants and chartered accountants of the Company (including the expenses of any special opinions, audits and “cold comfort” letters required by or incident to such performance), (vi) all transfer agents’, depositaries’ and registrars’ fees, and (vii) in connection with any Underwritten Offering, the reasonable fees and disbursements of one Selling Holders Counsel, not to exceed $50,000.

“Registration Statement” means a registration statement filed by the Company with the SEC for a public offering under the Securities Act (other than a registration statement on Form S-8, Form S-4 or Form F-4, or their successors, or any other form for a similar limited purpose).

“Resale Shelf Registration Statement” has the meaning ascribed to it in Section 5.1.

“SEC” means the United States Securities and Exchange Commission.

“SEC Guidance” has the meaning ascribed to it in Section 5.3.

“Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Securities Regulators” means, as applicable, the Canadian Securities Authorities, the SEC and any of their successors.

“Selling Expenses” means all underwriting discounts, selling commissions and securities transfer taxes applicable to the sale of Registrable Securities (except in connection with any Underwritten Offering, the reasonable fees and disbursements of one Selling Holders Counsel, not exceeding $50,000 which shall be borne and paid by the Company).

“Selling Holder” means any Holder on whose behalf Registrable Securities are registered pursuant to Article 2, Article 3 or Section 5.4.

“Selling Holders Counsel” means one counsel for all the Selling Holders.

“Shelf Registration Statement” has the meaning ascribed to it in Section 2.2.

“Short-Form Registration” means (i) a qualification of Subordinate Voting Shares effected under the procedures for the distribution of securities by way of a short form Canadian Prospectus available under Canadian Securities Laws, including National Instrument 44-101 — Short Form Prospectus Distributions, as it may be amended or replaced from time to time, or (ii) a registration effected on Form S-3, Form F-3 or Form F-10 (or any successor form), at the discretion of the Company and subject to eligibility.

“Sponsor Director” has the meaning ascribed to it in Section 12.1.

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“Subordinate Voting Shares” means the subordinate voting shares of the Company (including any subordinate voting shares into which a Holder converts its Multiple Voting Shares) as described in the Articles of the Company, and where the context permits, includes (i) any securities into which such shares are converted, reclassified, redesignated, subdivided, consolidated or otherwise changed, (ii) any securities of the Company or of any other Person received by the holders of such subordinate voting shares as a result of any merger, amalgamation, reorganization, arrangement or other similar transaction involving the Company, (iii) any securities of the Company received by any one or more Persons as a stock dividend or distribution on or in respect of such subordinate voting shares, and (iv) any securities, other instruments or rights that are exercisable, exchangeable or convertible into, or evidence the right to acquire, any subordinate voting shares or any of the other above securities, provided that options under an Equity Plan are not included until they are exercised for subordinate voting shares in accordance with such Equity Plan.

“Subsidiary” means, with respect to any Person, any other Person Controlled by such Person.

“Takedown Requesting Holder” has the meaning ascribed to it in Section 5.4.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a Person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a Person.

“Underwritten Offering” means a sale of securities of the Company to an underwriter for reoffering to the public pursuant to (i) a Canadian Preliminary Prospectus and Canadian Prospectus, or (ii) an effective Registration Statement.

“Underwritten Shelf Takedown” has the meaning ascribed to it in Section 5.4.

“Xanadu Investor Rights Agreement” means the Fourth Amended and Restated Investors’ Rights Agreement, by and among Xanadu, the Founder and the Investors (as defined therein), dated as of April 20, 2022, as amended, restated or replaced from time to time.

“Xanadu Right of First Refusal and Co-Sale Agreement” means the Fourth Amended and Restated First Refusal and Co-Sale Agreement, by and among Xanadu and the Shareholders (as defined therein), dated as of April 20, 2022, as amended, restated or replaced from time to time.

1.2 Gender and Number.

Any reference in this Agreement to gender includes all genders. Words importing the singular number only include the plural and vice versa.

1.3 Headings, etc.

The division of this Agreement into Articles and Sections and the insertion of headings are for convenient reference only and do not affect its interpretation.

1.4 Currency.

All references in this Agreement to dollars or to “$” are expressed in lawful currency of the United States of America unless otherwise specifically indicated.

1.5 Certain Phrases, etc.

In this Agreement, (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, (ii) the words “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of” and (iii) the words “hereof”, “herein”, “hereunder”, “hereto” and similar expressions to this Agreement as a whole and the words “Article”, “Section”, “Exhibit” or “Schedule” refer to an Article of, Section of, Exhibit to or Schedule to, this Agreement, unless specified otherwise. In the computation of periods of time from a specified date to a later specified date, unless otherwise expressly stated, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

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1.6 Accounting and Financial Terms.

Except as otherwise provided in this Agreement, all accounting and financial terms not specifically defined in this Agreement are to be interpreted in accordance with GAAP, provided that if any change in GAAP after the date hereof affects the interpretation or application of any such accounting or financial terms, including the computation of any financial or accounting metrics, the Company will, based on good faith consultation, make such equitable adjustments to the affected provisions hereof to preserve the original intent thereof.

1.7 Statutory References.

Except as otherwise provided in this Agreement, any reference in this Agreement to a statute refers to such statute and all rules and regulations made under it as they may have been or may from time to time be amended, re-enacted or replaced.

ARTICLE 2
DEMAND REGISTRATION RIGHTS

2.1 Demand Registration.

Subject to Section 2.4, at any time and from time, a Holder or group of Holders of Registrable Securities may, by written notice to the Company, request that the Company effect a Public Offering of Registrable Securities expected to result in gross sale proceeds of at least $50,000,000 (a “Demand Registration”). All requests made pursuant to this Section 2.1 will specify the aggregate number or amount of Registrable Securities to be registered at such Initiating Holder’s request, the intended methods of disposition thereof, and, subject to Section 2.4, the jurisdiction in which such registration is requested (being the United States and/or any Canadian Qualifying Jurisdiction). Subject to Section 2.4, the Company will use its commercially reasonable efforts to effect such registration of the Registrable Securities in the jurisdiction in which the Company has been so requested to register. The Company may include in any such Demand Registration other securities of the Company for sale for its own account or for the account of any holder of its securities other than pursuant to this Article 2, subject to Section 4.3.

Any Holder that has requested its Registrable Securities be included in a Demand Registration pursuant to Section 2.1 (including any Initiating Holder) may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the execution of the underwriting agreement related to such Demand Registration. Upon receipt of a notice to such effect from an Initiating Holder (or if there is more than one Initiating Holder, from all such Initiating Holders) with respect to all of the Registrable Securities included by such Initiating Holder(s) in such Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement.

2.2 Form of Demand Registration.

Each Demand Registration may, to the extent available, be effected through the filing of a Canadian Prospectus (a “Demand Canadian Prospectus”) or Registration Statement (a “Demand Registration Statement”) on an applicable Short-Form Registration document (or any other form which includes substantially the same information as would be required to be included in a Canadian Prospectus or Registration Statement on such form as currently constituted) and, if there is at the time of a request for Demand Registration an effective shelf prospectus filed with the Canadian Securities Authorities with respect to which a receipt has been issued (a “Canadian Shelf Prospectus”) or an effective shelf registration pursuant to Rule 415 under the Securities Act on file with the SEC (a “Shelf Registration Statement”), a Holder may request that such Demand Registration be effected pursuant to such Canadian Shelf Prospectus in accordance with National Instrument 44-102 — Shelf Distributions or Shelf Registration Statement in accordance with Rule 415 under the Securities Act, in which case references to the “Canadian Prospectus” in this Article 2 and in Article 6 shall include, where relevant, collectively the applicable Canadian Shelf Prospectus and applicable prospectus supplement to the Canadian Shelf Prospectus (a “Canadian Shelf Supplement”). Once the Company becomes eligible to effect a Demand Registration by way of a Short-Form Registration (or any other form which includes substantially the same information as would be required to be included in a Canadian Prospectus or Registration Statement on such form as currently constituted), the Company will use its commercially reasonable efforts to remain at all relevant times so eligible.

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2.3 Notice to Other Holders.

Promptly upon receipt of any request pursuant to Section 2.1 (but in no event more than 5 Business Days thereafter) which will or is expected to involve a roadshow and other than in connection with a Bought Deal, the Company will give written notice (the “Demand Notice”) of such registration request to each Holder of Registrable Securities (which Demand Notice shall specify the intended method of disposition of such Registrable Securities), and the Company will, subject to Section 4.3, include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 5 Business Days after the Demand Notice has been given to the applicable Parties. Subject to Section 4.3, the Company and other Holders may include Registrable Securities in such registration, and such other Holders shall be given notice of the registration as set forth above. In the event that a Demand Registration is made in connection with a Bought Deal, or another Public Offering which is not expected to include a road show, the notice periods set forth in this Section 2.3 shall not be applicable and the Initiating Holder shall give the other Holders (each a “Receiving Holder”) such notice as is practicable under the circumstances given the speed and urgency with which Bought Deals (or such other Public Offerings) are currently carried out in common market practice of its rights to participate thereunder and the Receiving Holders shall have only such time as is practicable under the circumstances to notify the Company and the Initiating Holder that they will participate in the Bought Deal or such other Public Offering, failing which, such Initiating Holder shall be free to pursue the Bought Deal or such other Public Offering without the participation of the Receiving Holders.

2.4 Limitations.

Subject to Section 2.5 and Section 6.3, the Company will not be required to effect any Demand Registration within 120 days after (i) the date of the receipt issued by the applicable Canadian Securities Authorities for any Canadian Prospectus (other than a Canadian Shelf Prospectus) or the effective date of any Registration Statement that was requested pursuant to Section 2.1, or (ii) the date of the receipt issued by the applicable Canadian Securities Authorities for any Canadian Prospectus (other than a Canadian Shelf Prospectus), the date of the Company’s most recent prospectus supplement filed under Canadian Securities Laws or the effective date of any Registration Statement relating to an Underwritten Offering of securities of the Company for its own account or for the account of any holder of its securities other than pursuant to Section 2.1, provided that the Holders were provided with the opportunity to participate by way of incidental registration in accordance with Article 3 of this Agreement in connection with such Underwritten Offering. In no event shall the Company be required to effect more than one Demand Registration hereunder within any ninety-day period and two or more Demand Registrations in any period of twelve consecutive months.

2.5 Delay of Registration.

Notwithstanding the obligations of the Company pursuant to this Article 2, if the Company is requested to effect a Demand Registration and the Board determines in good faith that such Demand Registration would (i) require the premature disclosure of information the disclosure of which at such time could reasonably have a material adverse effect on the Companies Group, or (ii) materially adversely affect the Companies Group, including in connection with any proposed transaction, offering of securities of the Company currently commenced or other material initiative of the Companies Group at such time, then the Company shall have the right to defer taking action with respect to such Demand Registration, provided that (y) the Company shall not exercise such right for more than 120 days after the request of the Initiating Holder is given and shall not exercise such right more than two times in any 365 day period; and (z) the Company shall act in good faith and use its commercially reasonable efforts to take action with respect to such Demand Registration as soon as reasonably practicable.

In addition, the Company may delay filing or suspend the use of any Registration Statement if it determines in good faith that in order for such Registration Statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided, that the Company agrees that it may not delay or suspend any Registration Statement on more than two occasions or for more than 45 consecutive calendar days, or more than 90 total calendar days, in each case during any consecutive 12-month period and the Company shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Holders of such securities as soon as practicable thereafter. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective, which notice shall be given no later than three business days from the date of such Suspension Event, or if as a result of a Suspension

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Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the each Holder agrees that it will (i) immediately discontinue offers and sales of the Subordinate Voting Shares under such Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until such Holder receives (A) (x) copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from the Company that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by the Company except (A) for disclosure to such Holder’s employees, agents and professional advisers who need to know such information and are obligated to keep it confidential, (B) for disclosures to the extent required in order to comply with reporting obligations to its limited partners who have agreed to keep such information confidential and (C) as otherwise required by applicable law or subpoena. If so directed by the Company, each Holder will deliver to the Company or destroy all copies of the prospectus covering the Subordinate Voting Shares in such Holder’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subordinate Voting Shares shall not apply to (i) the extent such Holder is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up.

ARTICLE 3
INCIDENTAL QUALIFICATION

3.1 Registration by the Company.

At any time and from time to time, if the Company proposes to register any of its securities under Canadian Securities Laws or the Securities Act, for its own account or for the account of any holder of its securities other than pursuant to Article 2, on a form or in a manner that would permit registration of Registrable Securities for sale to the public under Canadian Securities Laws or the Securities Act, then prior to the initial filing of the Canadian Preliminary Prospectus, Canadian Shelf Supplement or Registration Statement, as the case may be, the Company will give prompt written notice to all Holders of its intention to do so. Upon the written request of one or more Holders given within 10 Business Days after the Company provides such notice (which request will state (i) the number of Registrable Securities that is proposed to be included in such Canadian Preliminary Prospectus or Registration Statement, as the case may be, and (ii) the intended method of disposition), the Company will use its commercially reasonable efforts to cause all Registrable Securities that the Company has been requested to register to be registered under Canadian Securities Laws or the Securities Act, as applicable, to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such Holder(s); provided that the Company will have the right to postpone or withdraw any registration initiated by the Company prior to a receipt being issued by the applicable Canadian Securities Authorities for the Canadian Prospectus or the effectiveness of the Registration Statement, as the case may be, pursuant to this Article 3 without obligation to any Holder. In the event that the Company proposes to register any of its securities under Canadian Securities Laws or the Securities Act, for its own account or for the account of any holder of its securities other than pursuant to Article 2 and such registration is to be effected as a Bought Deal, or another Public Offering which is not expected to include a road show, the notice periods set forth in this Section 3.1 shall not be applicable and the Company shall give the Holders of Registrable Securities such notice as is practicable under the circumstances given the speed and urgency with which Bought Deals (or such other Public Offerings) are currently carried out in common market practice of its rights to participate thereunder and the Holders of Registrable Securities shall have only such time as is practicable under the circumstances to notify the Company that they will participate in the Bought Deal or such other Public Offering, failing which, the Company shall be free to pursue the Bought Deal or such other Public Offering without the participation of the Holders.

3.2 Excluded Transactions.

The Company will not be obligated to effect any registration of Registrable Securities under this Article 3 incidental to the registration of any of its securities in connection with: (i) any registration relating to employee benefit plans or dividend reinvestment plans; or (ii) any registration relating to the acquisition or merger after the date hereof by the Company or any of its Subsidiaries of or with any other businesses.

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ARTICLE 4
UNDERWRITTEN REGISTRATION

4.1 Selection of Underwriters.

If the Initiating Holder requesting a Demand Registration intends to distribute the Registrable Securities in an Underwritten Offering, it will so advise the Company in its request. If requested by the underwriters of such Underwritten Offering, the Company together with the Selling Holders will enter into an underwriting agreement with such underwriters for such Underwritten Offering containing such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, customary indemnity and contribution provisions. In respect of any Underwritten Offering that is not a Bought Deal or is expected to include a road show, the Initiating Holder shall have the right, subject to the consultation and consent of the Company (which consent shall not be unreasonably withheld), to select the managing underwriter or underwriters to administer the Underwritten Offering, and in the case of a Bought Deal or another Underwritten Offering that is not expected to include a road show, the Initiating Holder shall have the right, subject to consultation of the Company, to select the underwriter, and in each case the underwriters shall be one or more firms of recognized standing in the jurisdiction or jurisdictions in which such registration is sought.

4.2 Underwritten Registration.

No Holder may participate in any Underwritten Offering hereunder unless such Holder (i) agrees to sell such Holder’s securities on the basis provided in any underwriting arrangements applicable to such Underwritten Offering, and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

4.3 Underwriter’s Cutback.

Notwithstanding any other provision of this Agreement, if a registration involves an Underwritten Offering, including pursuant to an Underwritten Shelf Takedown, and the managing underwriter or underwriters of such proposed Underwritten Offering advises in good faith the Company and Holders that have requested inclusion in such Underwritten Offering that in its opinion the number of securities requested to be included in such registration would adversely affect the price, timing or distribution of the securities offered, then the Company may limit the number of Registrable Securities to be included in the Canadian Prospectus or Registration Statement, as applicable, for such Underwritten Offering. The number of securities that are entitled to be included in the registration and underwriting will be allocated in the following manner:

(1)    if the Underwritten Offering is the result of a Demand Registration, (i) first, securities of the Company, other than Registrable Securities, requested to be included in such registration by shareholders will be excluded, (ii) second, securities which the Company is proposing to issue from treasury will be excluded, and (iii) third, Registrable Securities requested to be included in such registration by the Holders will be excluded, allocated among such Holders in inverse proportion to their respective Proportionate Interest;

(2)    otherwise, the number of securities that are entitled to be included in the registration and underwriting will be allocated in the following manner: (i) first, securities of the Company, other than Registrable Securities, requested to be included in such registration by shareholders will be excluded, (ii) second, Registrable Securities requested to be included in such registration by the Holders will be excluded, allocated among such Holders in inverse proportion to their respective Proportionate Interest and (iii) third, securities which the Company is proposing to issue from treasury will be excluded.

ARTICLE 5
RESALE SHELF REGISTRATION

5.1 Registration Statement Covering Resale of Registrable Securities.

Notwithstanding the right of a Holder to request a Shelf Registration Statement pursuant to Article 2, the Company shall prepare and file or confidentially submit, or cause to be prepared and filed or submitted with the SEC as soon as practicable (but in any case no later than 30 calendar days after the Effective Date) a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act or any successor thereto registering the resale from time to time by Holders of all of the Registrable Securities held by the Holders

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(the “Resale Shelf Registration Statement”). The Company shall use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable after filing, but no later than the earlier of (i) 60 calendar days after the Effective Date (or 90 calendar days after the Effective Date if the SEC notifies the Company that it will “review” the Registration Statement) and (ii) 5 Business Days after the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. The Resale Shelf Registration Statement shall be filed on any then applicable form. If the Resale Shelf Registration Statement is initially filed on Form F-1 and thereafter the Company becomes eligible to use Form F-3 for secondary sales, the Company shall, as promptly as practicable, cause such Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is on Form F-3. If any Resale Shelf Registration Statement filed pursuant to Section 5.1 is filed on Form F-3 and thereafter the Company becomes ineligible to use Form F-3 for secondary sales, the Company shall promptly notify the Holders of such ineligibility and use its commercially reasonable efforts to file a shelf registration on an appropriate form as promptly as practicable to replace the shelf registration statement on Form F-3 and have such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time the Company once again becomes eligible to use Form F-3, the Company shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form F-3. Once effective, the Company shall use commercially reasonable efforts to keep the Resale Shelf Registration Statement that is required to be filed pursuant to this Section 5.1 and Prospectus included therein continuously effective and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available at all times until, as to any particular Holder, the date on which the Holder ceases to hold any Registrable Securities. The Registration Statement filed with the SEC pursuant to this Section 5.1 shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) at any time beginning on the effective date for such Registration Statement (subject to lock-up restrictions provided in this Agreement, the Xanadu Investor Rights Agreement and the Xanadu Right of First Refusal and Co-Sale Agreement), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, Holders. To the extent the Company is not a foreign private issuer, the references to Form F-1 and F-3 above shall be, instead, Form S-1 and S-3, respectively. The Resale Shelf Registration Statement filed hereunder may also register Subordinate Voting Shares other than Registrable Securities, including shares sold by the Company in one or more private placement transactions.

5.2 Notification and Distribution of Materials.

The Company shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within 3 Business Days after the Resale Shelf Registration Statement becomes effective (which may be accomplished by the issuance of a press release with such information), and shall furnish to any Holder, without charge, at its request, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement (to the extent any of such documents are not available on the Electronic Data Gathering, Analysis and Retrieval System).

5.3 SEC Cutback.

Notwithstanding the registration obligations set forth in this Article 5, in the event the SEC informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and use its reasonable best efforts to file amendments to the Resale Shelf Registration Statement as required by the SEC and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”) on Form F-3 (or Form S-3, as applicable), or if Form F-3 (or Form S-3, as applicable) is not then available to the Company for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New

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Registration Statement, the Company shall use its reasonable best efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of SEC staff (the “SEC Guidance”). In no event shall a Holder be identified as a statutory underwriter in the Resale Shelf Registration Statement unless requested by the SEC; provided, that if the SEC requests that a Holder be identified as a statutory underwriter in the Resale Shelf Registration Statement, such Holder will have an opportunity to withdraw from the Resale Shelf Registration Statement. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation on the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the SEC for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to further limit its Registrable Securities to be included on the Registration Statement, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the SEC that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event the Company amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its reasonable best efforts to file with the SEC, as promptly as allowed by the SEC or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form F-3 (or Form S-3, as applicable) or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

5.4 Underwritten Shelf Takedown.

At any time and from time to time after a Resale Shelf Registration Statement has been declared effective by the SEC, to the extent such Resale Shelf Registration may be used for an underwritten offering, any of the Holders may request to sell all or any portion of the Registrable Securities in an underwritten offering that is registered pursuant to the Resale Shelf Registration Statement, including an underwritten registered offering not involving a “roadshow”, an offer commonly known as a “block trade” (each, an “Underwritten Shelf Takedown”); provided, however, that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $50,000,000. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Within 5 Business Days of receipt of this notice, the Company must notify all of the Holders of Registrable Securities of the Underwritten Shelf Takedown. Within 5 Business Days of delivery of this notice, Holders of Registrable Securities must notify the Company if they wish to participate in the Underwritten Shelf Takedown. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any Holder within such specified timeframe (each a “Takedown Requesting Holder”). All such Holders proposing to distribute their Registrable Securities through an Underwritten Shelf Takedown under this Section 5.4 shall enter into an underwriting agreement in customary form with the underwriter(s) selected for such Underwritten Offering by the Takedown Requesting Holder (who must be reasonably acceptable to the Company).

5.5 Maximum Number of Shelf Takedowns.

Under no circumstances shall the Company be obligated to effect more than three Underwritten Shelf Takedowns for the Holders acting by a majority in interest; takedowns initiated solely by the Company shall not count toward this cap.

ARTICLE 6
REGISTRATION PROCEDURES

If and whenever the Company is required by the provisions of this Agreement to use its commercially reasonable efforts to effect the registration of any of the Registrable Securities under Canadian Securities Laws or the Securities Act, the Company and, where applicable, the Selling Holders will take the actions described below in this Article 6.

6.1 Preparation and Filing of Canadian Preliminary Prospectus, Canadian Prospectus or Registration Statement.

The Company will promptly prepare (in the case of a Demand Registration (and subject to Section 2.4), after the end of the period within which requests for registration may be delivered to the Company, to the extent applicable) and file with, as the case may be, (i) the Canadian Securities Authorities a Canadian Preliminary Prospectus and

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Canadian Prospectus as applicable, in the English language and, if the Company is at such time a “reporting issuer” under applicable Canadian Securities Laws in the Province of Québec, to the extent required by Law, in the French language, and use its reasonable efforts to cause such Canadian Preliminary Prospectus and Canadian Prospectus to be receipted, (ii) the SEC a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective, or (iii) both, in each case as specified by the requesting Holders in the notice requesting such registration.

6.2 Amendments and Supplements.

The Company will prepare and file with the Securities Regulators such Exchange Act reports and amendments to the Canadian Preliminary Prospectus or Canadian Prospectus (or such amendments and post–effective amendments to the Registration Statement, as applicable) as may be necessary (i) to keep the applicable Registrable Securities qualified for distribution in Canada for a period of not less than 120 days after the issuance of a receipt for the Canadian Prospectus (or such shorter period which will terminate when all securities have been sold or distribution is otherwise terminated), and/or (ii) to keep the Registration Statement effective for a period of not less than 120 days (or such shorter period which will terminate when all securities covered by such Registration Statement have been sold or such Registration Statement has been withdrawn) or, if such Canadian Preliminary Prospectus and Canadian Prospectus (or Registration Statement, as applicable) relates to an Underwritten Offering, such longer period as in the opinion of counsel for the underwriters the Canadian Prospectus and/or a Prospectus is required by Law to be delivered in connection with sales of securities by an underwriter or dealer. The Company will cause the Canadian Prospectus and/or the Prospectus to be supplemented by any required supplement, and as so supplemented, to be filed pursuant to Canadian Securities Laws or Rule 424 under the Securities Act.

6.3 Receipt/Effectiveness.

The Company shall be deemed to have effected a Demand Registration if (i) a receipt is obtained for the Canadian Prospectus from all jurisdictions in Canada where the Subordinate Voting Shares subject to such Demand Registration are intended to be registered and such Canadian Prospectus continues to remain in full force and effect pursuant to that receipt for a period of 120 days (or such shorter period ending when all Subordinate Voting Shares covered by such Canadian Prospectus have been sold), (ii) the Registration Statement relating to such Demand Registration is declared effective by the SEC and remains effective for 120 days thereafter (or such shorter period ending when all Subordinate Voting Shares covered by such Registration Statement have been sold), or (iii) at any time after the Initiating Holder requests a Demand Registration and prior to the issuance of a receipt for a Canadian Prospectus or the effectiveness of the Registration Statement, as the case may be, the registration is discontinued or such Canadian Prospectus or Registration Statement is withdrawn or abandoned, in each case after the filing of the Canadian Prospectus with applicable Canadian Securities Authorities or the filing of the Registration Statement with the SEC, as the case may be, at the request of the Initiating Holder, except where the Initiating Holder learns information (other than information already known to it at the time it made a request for a Demand Registration) that, in the good faith judgment of the Initiating Holder, is reasonably likely to have a material adverse effect on the Company.

6.4 Cooperation.

The Company will use its commercially reasonable efforts to cooperate with its auditors, the Selling Holders, the underwriters and their respective counsel and other representatives in the disposition of the Subordinate Voting Shares covered by such Canadian Preliminary Prospectus and Canadian Prospectus or such Registration Statement, as applicable.

6.5 Notice of Certain Events.

The Company will notify the Selling Holders and the managing underwriters, if any, and (if requested) confirm such advice in writing, as soon as practicable after notice thereof is received by the Company (i) when (a) the Canadian Preliminary Prospectus or Canadian Prospectus or any amendment or supplement thereto has been filed or a receipt issued therefor by the applicable Canadian Securities Authorities and, in each case, to furnish such Selling Holders and managing underwriters with copies thereof, and/or (b) the Registration Statement or any amendment thereto has been filed or becomes effective or the Prospectus or any amendment or supplement to the Prospectus has been filed, (ii) of any request by the Securities Regulators for amendments or supplements to the Canadian Preliminary Prospectus, the Canadian Prospectus or the Registration Statement (or the related Prospectus), or for additional information,

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(iii) of the issuance by the Securities Regulators of any stop order or cease trade order suspending the effectiveness of the Canadian Prospectus or Registration Statement or any order preventing or suspending the use of any Canadian Preliminary Prospectus or Canadian Prospectus, preliminary Prospectus, Prospectus, or the initiation or threatening of any proceedings for such purposes, and (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

6.6 Executed Copies of Canadian Preliminary Prospectus, Canadian Prospectus or Registration Statement.

The Company will furnish to each Selling Holder and each managing underwriter, without charge, one executed copy and as many conformed copies as they may reasonably request, of the Canadian Preliminary Prospectus, the Canadian Prospectus or the Registration Statement, as the case may be, and any post-effective amendment or supplement thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including without limitation those incorporated by reference).

6.7 Copies of Canadian Preliminary Prospectus, Canadian Prospectus or Registration Statement.

The Company will deliver to each Selling Holder and the underwriters, if any, without charge, as many copies of the Canadian Preliminary Prospectus, the Canadian Prospectus and the Registration Statement (and the related Prospectus), including without limitation each preliminary Prospectus), as the case may be, and any amendment or supplement thereto, as such Persons may reasonably request (it being understood that the Company consents to the use of the Canadian Preliminary Prospectus, the Canadian Prospectus and the Registration Statement (and the related Prospectus) as the case may be, or any amendment or supplement thereto, by each of the Selling Holders and the underwriters, if any, in connection with the offering and sale of the securities covered by the Canadian Preliminary Prospectus, the Canadian Prospectus and the Registration Statement (and the related Prospectus), as the case may be, or any amendment or supplement thereto) and such other documents as such Selling Holder may reasonably request in order to facilitate the disposition of the securities by such Selling Holder.

6.8 Copies of Documents Incorporated By Reference.

The Company will as promptly as practicable after filing with the Securities Regulators of any document which is incorporated by reference into the Canadian Preliminary Prospectus, the Canadian Prospectus, the Registration Statement or the Prospectus (including without limitation each preliminary prospectus), provide copies of such document to counsel for the Selling Holders and to the managing underwriters, if any, if requested. Notwithstanding the foregoing, such documents shall be deemed supplied to the Selling Holders and underwriters pursuant to this Section 6.8 if such documents have been filed by the Company with the Securities Regulators and made publicly available on the System for Electronic Data Analysis and Retrieval + (SEDAR+) or the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) and any successor system, as the case may be.

6.9 Blue Sky Registration.

The Company will on or prior to the date on which a Registration Statement is declared effective use its commercially reasonable efforts to register or qualify, and cooperate with the Selling Holders, the managing underwriter or agent, if any, and their respective counsel in connection with the registration or qualification of such Subordinate Voting Shares for offer and sale under the securities or blue sky laws of each state and other jurisdiction of the United States as any such Selling Holders, underwriter or agent reasonably requests in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and so as to permit the continuance of sales therein for as long as may be necessary to complete the registration of the Registrable Securities covered by the Registration Statement, provided that the Company will not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject.

6.10 Stop Orders, Etc.

The Company will use commercially reasonable efforts to avoid the issuance of or, if issued, obtain the withdrawal of any stop order, cease trade order or other order suspending the use of any Canadian Preliminary Prospectus or Canadian Prospectus, preliminary Prospectus or Prospectus or suspending any qualification of the Registrable Securities covered by the Canadian Preliminary Prospectus, the Canadian Prospectus or the Registration Statement, as the case may be.

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6.11 Opinion of Counsel; Comfort Letter.

The Company will use its commercially reasonable efforts to obtain all legal opinions, auditors’ consents and comfort letters and experts’ cooperation as may be required, including without limitation furnishing to each Selling Holder of such Registrable Securities and/or underwriter(s) a signed counterpart, addressed or confirmed to such Selling Holder and/or underwriter(s), of (i) an opinion of counsel for the Company and (ii) a “cold comfort” letter signed by the independent public accountants who have audited the Company’s financial statements included in such Canadian Preliminary Prospectus, Canadian Prospectus or Registration Statement, as the case may be, covering substantially the same matters as are customarily covered in opinions of issuer’s and the seller’s counsel and in accountants’ letters delivered to underwriters in underwritten public offerings of securities.

6.12 Listing and Transfer Agent.

The Company will cause all Registrable Securities covered by the Canadian Preliminary Prospectus, Canadian Prospectus or Registration Statement, as the case may be, to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed (or if no similar securities are so listed on any securities exchange or automated quotation system, then on such securities exchange or automated quotation system as the Selling Holders shall reasonably request). The Company will provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the Canadian Preliminary Prospectus, Canadian Prospectus or Registration Statement, as the case may be, not later than the date a receipt is issued for the Canadian Prospectus by the applicable Canadian Securities Authorities or the effective date of the Registration Statement, as the case may be.

6.13 General Compliance with Securities Laws.

The Company will use its commercially reasonable efforts to comply with all applicable rules and regulations of the Securities Regulators and each securities exchange or automated quotation system on which securities issued by the Company are listed.

6.14 Notice of Prospectus Defects.

The Company will promptly notify the Selling Holders and the managing underwriters, if any, at any time during the period of qualification for distribution or effectiveness set forth in Section 6.3 above, when the Company becomes aware of the happening of any event as a result of which the Canadian Preliminary Prospectus, the Canadian Prospectus or the Prospectus included in such Registration Statement (as then in effect), contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, or fails to constitute full, true and plain disclosure of all material facts regarding the Registrable Securities, when such Canadian Preliminary Prospectus, Canadian Prospectus or Prospectus was delivered or if for any other reason it shall be necessary during such time period to amend or supplement the Canadian Preliminary Prospectus, the Canadian Prospectus or the Prospectus in order to comply with the Canadian Securities Laws or the Securities Act and, in either case as promptly as practicable thereafter, prepare and file with the Securities Regulators, and furnish without charge to the Selling Holders and the managing underwriters, if any, a supplement or amendment to such Canadian Preliminary Prospectus, Canadian Prospectus or Prospectus which will correct such statement or omission or effect such compliance; provided, that in all cases the Company shall consult in good faith with the Initiating Holder (or, in a Company-initiated registration, with the Selling Holders’ Counsel) in resolving such event. The Company will extend the period during which the Registrable Securities must be kept in distribution or the Registration Statement must be kept effective, as applicable, pursuant to this Agreement by the number of days during the period from and including the date of giving such notice to and including the date when the Selling Holders shall have received copies of the revised Canadian Preliminary Prospectus, Canadian Prospectus or Prospectus, as applicable. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in this Section 6.14, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to such Canadian Preliminary Prospectus, Canadian Prospectus or Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Canadian Preliminary Prospectus, Canadian Prospectus or Prospectus contemplated by this Section 6.14, or until it is advised in writing by the Company that the use of the Canadian Preliminary Prospectus, Canadian Prospectus or Prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the Canadian Preliminary Prospectus, Canadian Prospectus or the Prospectus, and, if so directed by the Company, such Selling Holder will deliver to the Company (at the Company’s expense)

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all copies, other than permanent file copies then in such Selling Holder’s possession, of the Canadian Preliminary Prospectus, the Canadian Prospectus or the Prospectus covering such Registrable Securities current at the time of receipt of such notice.

6.15 Standstill.

In connection with any Demand Registration involving an Underwritten Offering, the Company, if requested by the underwriters(s) in such Underwritten Offering, agrees to become bound by lockup restrictions (which must apply in like manner to all of the Selling Holders) that are substantially similar to the lockup restrictions agreed to in connection with the closing of the Transactions except that such restrictions shall be for a customary period specified by the underwriter(s) not to exceed (i) in the case of the first Underwritten Offering following the closing of the Transactions, 90 days following the date of the underwriting agreement entered into in connection with such Underwritten Offering and (ii) thereafter, 60 days following the date of the underwriting agreement entered into in connection with such Underwritten Offering or, in each case, such shorter period that may be agreed to with the underwriters; provided that any such lockup restriction shall contain a customary carve-out for issuances of securities by the Company in connection with an acquisition or other business combination transaction on similar terms to the carve-out granted to the Company in connection with the Company’s closing of the Transactions. The Company shall use its commercially reasonable efforts to cause its executive officers and directors and shall use commercially reasonable efforts to cause other holders of Subordinate Voting Shares participating in such offering who beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of this Agreement) Subordinate Voting Shares, to enter into lockup agreements that contain restrictions that are no less restrictive than the restrictions contained in the lockup agreements executed by the Selling Holders.

6.16 Lock-Up.

In connection with each Demand Registration involving an Underwritten Offering, each Holder participating in such Demand Registration, if requested by the underwriter(s) of such Underwritten Offering, agrees to become bound by and to execute and deliver such lock-up agreement restricting such Holder’s rights that is substantially similar to the lockup restrictions agreed to in connection with the closing of the Transactions except that such restrictions shall be for a customary period specified by the managing underwriters or underwriters not to exceed (i) in the case of the first Underwritten Offering following the closing of the Transactions, 90 days following the date of the underwriting agreement entered into in connection with such underwritten offering and (ii) thereafter, 60 days following the date of the underwriting agreement entered into in connection with such Underwritten Offering or, in each case, such shorter period that may be agreed to with the underwriters.

6.17 Participation by Selling Holders.

In connection with the preparation and filing of any Canadian Preliminary Prospectus, Canadian Prospectus or Registration Statement in connection with a registration made pursuant to Article 2 or Article 3, the Company will give the Selling Holders, the underwriter or underwriters of such distribution and their respective counsel, auditors and other representatives, the opportunity to participate in the preparation of such documents and each amendment thereof or supplement thereto, and shall insert therein such material furnished to the Company in writing, which in the reasonable judgment of the Company and its counsel should be included, and will, subject to the prior execution and delivery to the Company of reasonable confidentiality agreements, give each of them such reasonable and customary access to the Company’s books and records and such reasonable and customary opportunity to discuss the business of the Company with its officers and auditors, and to conduct all reasonable and customary due diligence which the Selling Holders and the underwriter or underwriters and their respective counsel may reasonably require in order to (i) conduct a reasonable investigation in order to enable such underwriters or Selling Holders to execute any applicable certificate required to be executed by them in Canada for inclusion in such documents, or (ii) to conduct a reasonable investigation within the meaning of the Securities Act, as applicable.

6.18 Information by Selling Holders.

Each Selling Holder included in any registration shall furnish to the Company necessary information regarding such Selling Holder and the proposed registration as may be required by law and as reasonably requested by the Company in writing in connection with any qualification or compliance referred to in this Agreement.

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ARTICLE 7
EXPENSES AND LIMITATION ON OTHER AGREEMENTS

7.1 Expenses.

(1)    In connection with any registration made pursuant to this Agreement, all Registration Expenses shall be paid by the Company and the Selling Holders shall pay (i) all Selling Expenses in proportion to the gross proceeds received by each Selling Holder in connection with such registration and (ii) fees and disbursements of counsel for such Selling Holder (except in connection with any Underwritten Offering, the reasonable fees and disbursements of one Selling Holders Counsel, not exceeding $50,000 which shall be borne and paid by the Company).

(2)    For greater certainty, in connection with any registration made pursuant to this Agreement, the Company shall pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties).

7.2 Restriction on Other Agreements.

The Company will not, without the prior written consent of Sponsor, enter into any agreement with any holder or prospective holder of securities of the Company that grants such holder or prospective holder rights to include securities of the Company in any Canadian Preliminary Prospectus, Canadian Prospectus or Registration Statement unless such rights are subordinated to the rights granted to the Holders under this Agreement on terms reasonably satisfactory to Sponsor.

ARTICLE 8
TRANSFER OF RIGHTS

8.1 Transfer of Rights.

The rights under this Agreement, including the right to cause the Company to register Registrable Securities pursuant to Article 2 and Article 3, may be assigned in whole or in part by any Holder to a Permitted Transferee, and by such Permitted Transferee to a subsequent Permitted Transferee. Any Permitted Transferee to whom rights under this Agreement are transferred will (i) as a condition to such transfer, deliver to the Company a written instrument by which such Permitted Transferee agrees to be bound by the obligations imposed upon Holders under this Agreement to the same extent as if such Permitted Transferee were a Holder under this Agreement and (ii) be deemed to be a Holder hereunder.

ARTICLE 9
INDEMNIFICATION

9.1 Indemnification by the Company.

Subject to the other provisions of this Article 9, in connection with a registration made pursuant to Article 2 or Article 3, the Company will, to the full extent permitted by applicable Law, indemnify and hold harmless each Selling Holder, any Person who is or might be deemed to be a controlling Person of the Company or any of its Subsidiaries within the meaning of Canadian Securities Laws, the Securities Act or the Exchange Act, their respective direct and indirect partners, advisory board members, directors, officers, trustees, members and shareholders, and each other Person, if any, who controls any such Selling Holder or any such holder within the meaning of Canadian Securities Laws, the Securities Act or the Exchange Act (each such Person being a “Covered Person”) against any losses (excluding loss of profits), claims, penalties, judgments, suits, costs, damages, expenses or liabilities, joint or several (including reasonable costs of investigation and legal expenses and any indemnity and contribution payments made to underwriters) (each, a “Loss” and, collectively, “Losses”), to which such Covered Person may become subject under Canadian Securities Laws, the Securities Act, the Exchange Act, state securities laws or any other securities or other Law of any jurisdiction, the common law or otherwise, insofar as such Losses (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in (a) any Canadian Preliminary Prospectus, Canadian Prospectus or any amendment or supplement thereto or any document incorporated by reference therein, or any other such disclosure document or other document or report, or (b) any Registration Statement under which such Registrable Securities were registered under the Securities Act, any preliminary or final Prospectus, or any related summary Prospectus, or any

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amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or other document or report, (ii) any omission or alleged omission to state a material fact required to be stated or necessary to make the statements not misleading in light of the circumstances in which they were made in (a) any Canadian Preliminary Prospectus, Canadian Prospectus or any amendment or supplement thereto or any document incorporated by reference therein, or any other such disclosure document or other document or report, or (b) any Registration Statement under which such Registrable Securities were registered under the Securities Act, any preliminary or final Prospectus, or any related summary Prospectus, or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document (including reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or other document or report; or (iii) any violation or alleged violation by the Company of any Law applicable to the Company and relating to action or inaction in connection with any such registration, disclosure document or other document or report, and the Company will reimburse such Covered Person for any legal or any other expenses reasonably incurred by such Covered Person in connection with investigating, responding to or defending any such actual or alleged Loss or action; provided, however, that the Company will not be liable to any Covered Person in any such case (x) to the extent that any such Loss arises out of or is based upon any untrue or alleged untrue statement or omission or alleged omission made in such (i) Canadian Preliminary Prospectus or Canadian Prospectus, or any amendment or supplement thereto, incorporated document or other such disclosure document or other document or report, or (ii) Registration Statement, preliminary, final or summary Prospectus, or any amendment or supplement thereto, incorporated document or other such disclosure document or other document or report, in each case in reliance upon and in conformity with information furnished to the Company, in writing, by or on behalf of such Covered Person specifically for use in the preparation thereof or (y) in the case of a sale directly by a Selling Holder (including without limitation a sale of such Registrable Securities through any underwriter retained by such Selling Holder engaging in a distribution solely on behalf of such Selling Holder), such untrue statement or omission was contained in a preliminary prospectus and corrected in a final, supplemented or amended prospectus, and such Selling Holder failed to deliver a copy of the final, supplemented or amended prospectus at or prior to the confirmation of the sale of the Registrable Securities to the Person asserting any such loss, claim, damage or liability in any case in which such delivery is required by Canadian Securities Laws or the Securities Act or, as applicable, after the Company had furnished such Selling Holder with a sufficient number of copies of the same. The indemnities of the Company contained in this Section 9.1 shall remain in full force and effect regardless of any investigation made by or on behalf of such Covered Person and shall survive any transfer of securities. Any amounts advanced by the Company to an Indemnified Party pursuant to this Section 9.1 as a result of such Losses will be returned to the Company if it is finally determined by such a court in a judgment not subject to appeal or final review that such Indemnified Party was not entitled to indemnification by the Company.

9.2 Indemnification by the Selling Holders.

In connection with a registration made pursuant to Article 2 or Article 3, each Selling Holder will, to the full extent permitted by applicable Law, indemnify and hold harmless the Company, each of its directors and officers and each Person (other than such Selling Holder), if any, who controls the Company within the meaning of Canadian Securities Laws, the Securities Act or the Exchange Act, each other Selling Holder, against any Losses (excluding loss of profits) to which the Company, such directors and officers, such controlling Person or such other Selling Holder, may become subject under Canadian Securities Laws, the Securities Act, Exchange Act state securities laws or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (i) any untrue statement of a material fact contained in (a) any Canadian Preliminary Prospectus, Canadian Prospectus or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document or other document or report, or (b) any Registration Statement under which such Registrable Securities were registered under the Securities Act, any preliminary or final Prospectus, or any related summary Prospectus, or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document (including without limitation reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or other document or report, or (ii) the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, in each case, to the extent, but only to the extent that such statement or omission described in the foregoing clauses (i) or (ii) was made in reliance upon information contained in information furnished in writing to the Company by or on behalf of such Selling Holder, specifically for use in such (x) Canadian Preliminary Prospectus or Canadian Prospectus, or amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document or other document or report, or (y) Registration Statement, preliminary, final

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or summary Prospectus, or any amendment or supplement thereto, incorporated document or other such disclosure document or other document; provided, however, that in no event will the obligations of such Selling Holder hereunder exceed an amount equal to the net proceeds to such Selling Holder (after deducting all underwriter’s discounts and commissions and all other expenses paid by such Holder in connection with the registration in question) from the disposition of Registrable Securities pursuant to such registration. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive any transfer of securities. Any amounts advanced by the Selling Holders to an Indemnified Party pursuant to this Section 9.2 as a result of such losses will be returned to the Selling Holders if it is finally determined by such a court in a judgment not subject to appeal or final review that such Indemnified Party was not entitled to indemnification by the Selling Holders.

9.3 Notification of Claims, etc.

Promptly after receipt by a Party entitled to indemnification under this Article 9 (an “Indemnified Party”) of notice of the commencement of any action or proceeding involving a claim of the type referred to in the foregoing provisions of this Article 9, such Indemnified Party will, if a claim in respect thereof is to be made against any Indemnifying Party, give written notice to each such party which may be required to provide indemnification (an “Indemnifying Party”) of the commencement of such action; provided, however, that the failure of any Indemnified Party to give such notice will not relieve such Indemnifying Party of its obligations under this Article 9, except to the extent that such Indemnifying Party is materially prejudiced by such failure. In case any such action is brought against an Indemnified Party, each Indemnifying Party will be entitled to participate in and to assume the defense thereof, jointly with any other Indemnifying Party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and (subject to the following sentence) after notice from an Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, such Indemnifying Party will not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof. The Indemnified Party may participate in such defense at such party’s expense; provided, however, that the Indemnifying Party will pay such expense if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential conflict of interests between the Indemnified Party and any other party represented by such counsel in such proceeding; provided, further, that in no event will the Indemnifying Party be required to pay the expenses of more than one law firm as counsel for all Indemnified Parties pursuant to this sentence. If, within 30 days after receipt of the notice, such Indemnifying Party has not elected to assume the defense of the action, such Indemnifying Party will be responsible for any legal or other expenses reasonably incurred by such Indemnified Party in connection with the defense of the action, suit, investigation, inquiry or proceeding. If an Indemnifying Party assumes the defense, the Indemnifying Party shall not have the right to settle such action without the consent of the Indemnified Party, unless the entry of a judgment or settlement contains an unconditional release of the Indemnified Party in respect of all liability in respect of such claims or litigation. An Indemnified Party may, in the defense of any such claim or litigation, consent to the entry of a judgment or enter into a settlement without the consent of the Indemnifying Party only if such judgment or settlement contains a general release of the Indemnifying Party in respect of such claims or litigation and does not involve injunctive or similar remedy likely to establish a custom or practice adverse to the continuing business interests of the Indemnifying Party.

9.4 Contribution.

If the indemnification provided for in Section 9.1 or Section 9.2 is unavailable to a party that would have been an Indemnified Party under any such Section in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each party that would have been an Indemnifying Party thereunder will, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of such Indemnifying Party on the one hand and such Indemnified Party on the other in connection with the statements or omissions which resulted in such Losses (or actions or proceedings in respect thereof). The relative fault will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnifying Party or such Indemnified Party and the Parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Parties agree that it would not be just and equitable if contribution pursuant to this Section 9.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the preceding sentence. The amount paid or payable by a contributing party as a result of the losses, claims, damages or liabilities

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(or actions or proceedings in respect thereof) referred to in this Section 9.4 will include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the foregoing, no Person guilty of (i) misrepresentation (as defined in Canadian Securities Laws), or (ii) fraudulent misrepresentation (as defined in the Securities Act), will be entitled to contribution from any Person who was not guilty of such misrepresentation or fraudulent misrepresentation, as the case may be.

ARTICLE 10
REPORTING

10.1 Rule 144 Reporting.

With a view to making available the benefits of certain rules and regulations of the SEC that may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees, at its expense, to use all commercially reasonable efforts to:

(1)     at all times make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

(2)    file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(3)     so long as any Holder owns any Registrable Securities, furnish to the Holders forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of the Exchange Act.

10.2 Canadian Securities Law Requirements.

With a view to making available the benefits of certain rules and regulations of any Canadian Securities Laws that may at any time permit the sale of the Registrable Securities to the public without the filing of a Canadian Prospectus, once a public market exists for the Subordinate Voting Shares, the Company agrees to use all commercially reasonable efforts to:

(1)    at all times make and keep public information available, as those terms are understood under the Canadian Securities Laws;

(2)    file with the appropriate Canadian Securities Authorities in a timely manner all reports and other documents required of the Company under Canadian Securities Laws; and

(3)    so long as any Holder owns any Registrable Securities, furnish to the Holders forthwith upon request a written statement by the Company stating that the Company is a reporting issuer and is not in default of any requirement of Canadian Securities Laws.

10.3 Restrictive Legend Removal

In connection with any sale, assignment, transfer or other disposition of Subordinate Voting Shares by a Holder pursuant to Rule 144 or pursuant to any other exemption under the Securities Act and Canadian Securities Laws such that Subordinate Voting Shares held by such Holder become freely tradable and upon compliance by such Holder with the requirements of this Agreement, if requested by such Holder, the Company shall use commercially reasonable efforts to cause its transfer agent(s) to remove any restrictive legends related to the book entry account holding such Subordinate Voting Shares and make a new, unlegended entry for such book entry Subordinate Voting Shares sold or disposed of without restrictive legends within three trading days upon any such request therefor from such Holder; provided, that the Company and the transfer agent(s) have timely received from such Holder customary representations and other documentation reasonably acceptable to the Company and the transfer agent(s) in connection therewith. Subject to receipt from such Holder by the Company and the transfer agent(s) of customary representations and other documentation reasonably acceptable in connection therewith, such Holder may request that the Company remove any legend from the book-entry position evidencing its Subordinate Voting Shares following the earliest of such time as such Subordinate Voting Shares (i) have been or are about to be sold or transferred pursuant to an effective registration statement or (ii) have been or are about to be sold pursuant to Rule 144; however, the legend required by applicable Canadian Securities Laws shall remain for the entirety of the applicable period. If restrictive legends are no longer required for such Subordinate Voting Shares pursuant to the foregoing, the Company shall, in accordance with the provisions of this section and as soon as reasonably practicable and in any case within three trading days of

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any request therefor from such Holder accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the transfer agent(s) irrevocable instructions that the transfer agent(s) shall make a new, unlegended entry for such book entry Subordinate Voting Shares. If the Subordinate Voting Shares are eligible for resale under Rule 144(b)(1) or any successor provision without the requirement for the Company to be in compliance with the current public information requirement under Rule 144 and without volume or manner-of-sale restrictions applicable to the sale or transfer of such Subordinate Voting Shares, or pursuant to an effective registration statement, the Company will cause its transfer agent to promptly remove all restrictive legends, provided that the Company and the transfer agent(s) have timely received from a Holder customary representations and other documentation reasonably acceptable to the Company and the transfer agent(s) in connection therewith. To the extent required by the transfer agent(s), the Company shall use commercially reasonable efforts to cause its legal counsel to deliver a customary opinion as soon as reasonably practicable and in any case within three trading days of the delivery of all reasonably necessary representations and other documentation from a Holder as reasonably requested by the transfer agent. The Company shall be responsible for the fees of its transfer agent(s), the costs of any opinions of its counsel, and all DTC fees associated with such transactions.

ARTICLE 11
CRANE HARBOR LOCK-UP

11.1 Lock-Up.

Except as provided in this Article 11, each Former Crane Harbor Holder agrees that during the period beginning on the Effective Date and ending on the Former Crane Harbor Holder Lock-Up End Date (the “Former Crane Harbor Holder Lock-Up Period”), such Former Crane Harbor Holder shall not (i) Transfer any securities of the Company; or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Subordinate Voting Shares, Multiple Voting Shares or other securities, in cash or otherwise.

11.2 Term.

Section 11.1 shall not apply to the Transfer of any or all of the securities of the Company to any Permitted Transferee, so long as any such Transfer is made to a Permitted Transferee in accordance with Section 11.4.

11.3 Legend.

During the Former Crane Harbor Holder Lock-Up Period, each certificate, direct registration statement or other written instrument evidencing any Registrable Security held by a Former Crane Harbor Holder shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN AN INVESTOR AND REGISTRATION RIGHTS AGREEMENT, DATED AS OF [          ], 2026, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH INVESTOR AND REGISTRATION RIGHTS AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

11.4 Additional Holders; Joinder.

In addition to Persons who may become Holders pursuant to Section 11.2, subject to the prior written consent of each of the Sponsor and the Company, Holders may make any Permitted Transferee after the date hereof a party to this Agreement (each such Person, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder. Such joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a joinder by such Additional Holder, Subordinate Voting Shares and Multiple Voting Shares held by such Additional Holder shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Subordinate Voting Shares and Multiple Voting Shares.

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ARTICLE 12
GOVERNANCE

12.1 Initial Board Designees.

At or prior to the Effective Date, the Company will take all action as may be necessary or appropriate such that, effective immediately after the Effective Date, the initial Board (the “Initial Board”) shall be appointed or elected such that (a) the Initial Board complies with the applicable Law and the rules and regulations of each securities exchange or automated quotation system on which securities issued by the Company are listed, including with respect to independence; (b) one member of the Initial Board shall be designated by the Sponsor prior to Effective Date, subject to the Company’s consent (such consent not to be unreasonably withheld, delayed or conditioned) (any such director, a “Sponsor Director”), (c) the remaining members of the Initial Board shall be designated by the Company prior to Effective Date, subject to Crane Harbor’s consent (such consent not to be unreasonably withheld, delayed or conditioned), which shall Initial Board include the Chief Executive Officer of the Company and an individual designated by the Founder (the “Founder Director”).

12.2 Designation of Nominees.

Pursuant to the terms and subject to the conditions set forth in this Section 12.2 and applicable Law, in respect of any Director Election Meeting, the Company, the Founder and the Sponsor shall take all necessary action to nominate a Board that complies with the applicable Law and the rules and regulations of each securities exchange or automated quotation system on which securities issued by the Company are listed, including with respect to independence. In addition, in respect of any Director Election Meeting as long as Founder owns, controls or directs, directly or indirectly, in the aggregate, 5% or more of the voting rights attached to all then-outstanding Company Shares (on a non-diluted basis) at the time such nomination is delivered in accordance with Section 12.3, (i) the Company’s Chief Executive Officer shall be a Nominee, and (ii) Founder shall be entitled to nominate one Nominee. Sponsor’s right to designate a Nominee shall terminate immediately prior to the first Director Election Meeting after the Effective Date.

12.3 Nomination Procedures.

(a) For so long as a Party has the right to designate a Nominee under Section 12.2: (i) the Company will notify such Party of any Director Election Meeting called or proposed to be called by the Company at least 75 calendar days prior to the date of such Director Election Meeting; (ii) such Party may notify the Company of its designated Nominee at any time following receipt of the notice provided by the Company in accordance with Section 12.3(a)(i) but no less than 60 calendar days prior to the date of any Director Election Meeting. If, prior to the Director Election Meeting, a Nominee designated under Section 12.2 is unable or unwilling to serve as a Director, then the Party who nominated such Nominee will be entitled to designate a replacement provided that such designation is provided in advance of the issuance of any management information circular/proxy statement or form of proxy relating to any Director Election Meeting or any written consent submitted to Company Shareholders for the purpose of electing Directors and except where such Party would have otherwise ceased to be entitled to designate such Nominee pursuant to Section 12.2; (iii) if a Party fails to deliver notice to the Company of its designated Nominee at least 60 calendar days prior to the date of any Director Election Meeting, such Party shall be deemed to have designated the same Nominee previously designated by it; (iv) subject to the Company’s consent of a Nominee, the Company will: (w) nominate for election and include in any management information circular/proxy statement and form of proxy relating to any Director Election Meeting (or submit to Company Shareholders by written consent, if applicable) a person designated as a Nominee under Section 12.2, (y) recommend (and reflect such recommendation in any management information circular, proxy statement and form of proxy relating to any Director Election Meeting or in any written consent submitted to Company Shareholders of the Company for the purpose of electing Directors) that Company Shareholders vote to elect such Nominee as a Director for a term of office expiring at the subsequent annual meeting of Company Shareholders, (x) use reasonable commercial efforts to solicit, obtain proxies in favor of and otherwise support the election of such Nominee at the applicable Director Election Meeting, each in a manner no less favourable than the manner in which the Company supports its own Nominees for election at the applicable Directors Election Meeting, and (z) take all other reasonable steps which it considers in its sole discretion may be necessary or appropriate to recognize, enforce and comply with the rights of the Sponsor and the Founder, as applicable, under this Article 12.

(b) The selection of Nominees, other than the Nominees designated pursuant to Section 12.2 (including when any designation right of the Sponsor or the Founder has not been exercised pursuant thereto), shall rest with the Board, or any committee determined by the Board.

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12.4 Vacancies

If the Sponsor Director or the Founder Director resigns, is removed or is unable to serve for any reason prior to the expiration of his or her term as a Director, then the Sponsor or the Founder, as applicable, shall, subject to Section 12.2, be entitled to designate a replacement Director, subject to the Company’s consent (such consent not to be unreasonably withheld, delayed or conditioned), to be appointed by the Board as soon as reasonably practicable, except where the Sponsor or the Founder, as applicable, would have otherwise ceased to be entitled to designate such Nominee pursuant to Section 12.2.

12.5 Compensation; Indemnification.

Any Sponsor Director or Founder Director shall be entitled to the same expense reimbursement and advancement, exculpation and indemnification in connection with his or her role as a director as the other members of the Board, as well as reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board or any committee of the Board of which such Sponsor Director is a member, if any, in each case to the same extent as the other members of the Board or any committee of the Board, as applicable. Any Sponsor Director shall be also entitled to any retainer, equity compensation or other fees or compensation paid to the other non-employee directors of the Company for their services as a director, including any service on any committee of the Board.

ARTICLE 13
MISCELLANEOUS

13.1       Term.

This Agreement will be effective as of the Effective Date and shall terminate with respect to any individual Holder (i) on the date when such Holder cease to beneficially own (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of this Agreement) any Registrable Securities, or (ii) by written notice at any time by such Holder to the Company; provided that in the event of any termination pursuant to this clause (ii), any such Holder shall not sell any Subordinate Voting Shares during any delay of registration pursuant to Section 2.5 of this Agreement pending at the time of such termination. Article 9 shall survive any termination.

13.2       Notices.

Any notice, direction, certificate, consent, determination or other communication given pursuant to this Agreement (each a “Notice”) must be in writing, sent by personal delivery, courier or email and addressed:

(a)     to the Company at:

Xanadu Quantum Technologies Limited.

777 Bay Street, Suite 2902

Toronto, Ontario M5G 2C8

Attn: Christian Weedbrook

Email: christian@xanadu.ai

with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP

100 King Street West

Suite 6200

Toronto, Ontario M5X 1B8

Attn: Chad Bayne; James R. Brown;

Email: cbayne@osler.com; jbrown@osler.com

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with a copy (which shall not constitute notice) to:

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, CA 94111-4004

Attn: Kevin Rooney; Garth Osterman; Kristin VanderPas; Peter Byrne

Email: krooney@cooley.com; gosterman@cooley.com; kvanderpas@cooley.com;

pbyrne@cooley.com

(b)    to the Founder at:

Christian Weedbrook

c/o Xanadu Quantum Technologies Limited

777 Bay Street, Suite 2902

Toronto, Ontario M5G 2C8

Email: christian@xanadu.ai

with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP

100 King Street West

Suite 6200

Toronto, Ontario M5X 1B8

Attn: Chad Bayne; James R. Brown;

Email: cbayne@osler.com; jbrown@osler.com

with a copy (which shall not constitute notice) to:

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, CA 94111-4004

Attn: Kevin Rooney; Garth Osterman; Kristin VanderPas; Peter Byrne

Email: krooney@cooley.com; gosterman@cooley.com; kvanderpas@cooley.com;

pbyrne@cooley.com

(c)     to the Sponsor at:

Crane Harbor Sponsor LLC

1845 Walnut Street, Suite 1111

Philadelphia, PA 19103

Attention: William Fradin, President and CEO

Email: fradin@hepcollc.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Attention: Michael J. Blankenship

Email: mblankenship@winston.com

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with a copy (which shall not constitute notice) to:

Bennett Jones LLP

4500 Bankers Hall East, 855 2nd Street SW

Calgary, AB

Canada T2P 4K7

Attn: Harinder Basra

Email: basrah@bennettjones.com

If to a Holder, to the address or email address set forth for such Holder on the signature page hereof.

Notice is deemed to be given and received if sent by personal delivery, courier or email, on the date of delivery or transmission (as the case may be) if it is a Business Day and the delivery or transmission (as the case may be) was made prior to 4:00 p.m. (local time in place of receipt) and otherwise on the next Business Day. A Party may change its address for service from time to time by providing a Notice in accordance with the foregoing. Any subsequent Notice must be sent to the Party at its changed address. Any element of a Party’s address that is not specifically changed in a Notice will be assumed not to be changed.

13.3       Further Assurances.

Each Party shall provide such further documents or instruments required by any other Party as may be necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

13.4       Amendments and Waiver.

This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by (i) the Company, (ii) Company Former Crane Harbor Holders who hold at least a majority in interest of the then-outstanding number of Registrable Securities held by all Company Former Crane Harbor Holders at such time and (iii) Company Former Xanadu Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by all Company Former Xanadu Holders at such time. In addition, each Party hereto may waive any right hereunder by an instrument in writing signed by such Party. Each such amendment, modification, extension, termination and waiver shall be binding upon each Holder.

13.5       Entire Agreement.

This Agreement constitutes the entire agreement between the Parties with respect to the matters contemplated by this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties related to such matters. There are no representations, warranties, covenants, conditions or other agreements, express or implied, collateral, statutory or otherwise, between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. The Parties have not relied and are not relying on any other information, discussion or understanding in entering into this Agreement.

13.6       Severability.

If any provision of this Agreement is determined to be illegal, invalid or unenforceable, by an arbitrator or any court of competent jurisdiction from which no appeal exists or is taken, that provision will be severed from this Agreement and the remaining provisions will remain in full force and effect.

13.7       Governing Law.

(1)  This Agreement is governed by, and will be interpreted and construed in accordance with, the Laws of the Province of Ontario and the federal Laws of Canada applicable therein.

(2)  Each Party irrevocably attorns and submits to the exclusive jurisdiction of the Ontario courts situated in the City of Toronto, and waives objection to the venue of any proceeding in such court or that such court provides an inconvenient forum.

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13.8       Remedies.

The Parties hereto shall have all remedies available at law, in equity or otherwise in the event of any breach or threatened breach or violation of this Agreement or any default hereunder by a Party. The Parties acknowledge and agree that any breach of this Agreement shall cause the other non-breaching Parties irreparable harm, and that in addition to any other remedies which may be available, each of the Parties hereto will be entitled, without the posting of bond, to specific performance of the obligations of the other Parties hereto and, in addition, to such other equitable or injunctive remedies (including preliminary or temporary relief or injunctions) as may be appropriate in the circumstances.

13.9       Counterparts.

This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement.

[Signature page follows.]

Annex A-203

IN WITNESS WHEREOF the Parties have executed this Agreement.

XANADU QUANTUM TECHNOLOGIES LIMITED
By:
Name: [ ]
Title: [ ]
CRANE HARBOR SPONSOR, LLC
By:
Name: [ ]
Title: [ ]

Christian Weedbrook

[Signature Page to Registration Rights Agreement]

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IN WITNESS WHEREOF the Parties have executed this Agreement.

HOLDER:
[ ]
By:
Name:
Title:
Address:

Email:

[Signature Page to Registration Rights Agreement]

Annex A-205

Schedule A1

Company Former Xanadu Holders

Name of Holder	Number of Multiple Voting Shares	Number of Subordinate Voting Shares
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]
[ ]	[ ]	[ ]

Former Crane Harbor Holders

Name of Holder	Number of Multiple Voting Shares	Number of Subordinate Voting Shares
Crane Harbor Sponsor, LLC	[ ]	[ ]
Cohen & Company Capital Markets, a Division of J.V.B. Financial Group, LLC	[ ]	[ ]
JonesTrading Institutional Services LLC	[ ]	[ ]

____________

1        Schedule A to be completed immediately before closing of the Transactions.

Annex A-206

EXHIBIT E

FORM OF
TRANSACTION SUPPORT AGREEMENT

THIS AGREEMENT is made as of November 3, 2025

BETWEEN:

The person executing this Agreement as “Shareholder” on the signature page hereof (the “Shareholder”)

- and -

Crane Harbor Acquisition Corp., a Cayman Islands exempted company (“Crane Harbor”).

RECITALS:

WHEREAS, on November 3, 2025, Crane Harbor, Xanadu Quantum Technologies Limited (“Newco”), a corporation incorporated under the Business Corporations Act (Ontario) (the “OBCA”), and Xanadu Quantum Technologies Inc. (the “Company”), a corporation continued under the OBCA, entered into a business combination agreement (the “Business Combination Agreement”), a copy of which has been provided to the Shareholder, pursuant to which, among other things, Crane Harbor will be continued from the Cayman Islands to the Province of Ontario, Canada and domesticate as a company existing under the OBCA, and Newco will acquire all of the issued and outstanding shares in the capital of each of the Company and Crane Harbor in exchange solely for shares of Newco (the “Share Exchange”);

WHEREAS, the Shareholder is the holder of record and beneficial owner of the Company Common Shares and/or the Company Preferred Shares and/or the Company Options (the “Subject Options”) and/or the Company Warrants (the “Subject Warrants”) listed in Schedule A hereto;

WHEREAS, the Shareholder is a party to (a) the Fourth Amended and Restated Investors’ Rights Agreement, by and among the Company, the Founder (as defined therein) and the Investors (as defined therein), dated as of April 20, 2022, (b) the Fourth Amended and Restated First Refusal and Co-Sale Agreement, by and among the Company and the Shareholders (as defined therein), dated as of April 20, 2022 and (c) the Fourth Amended and Restated Voting Agreement, by and among the Company and Shareholders (as defined therein), dated as of April 20, 2022 as the same may be amended, restated, supplemented or otherwise modified from time to time (the “Voting Agreement” and collectively, the “Company Shareholders Agreements”);

WHEREAS, the Shareholder approves and supports the transactions contemplated by the Business Combination Agreement and agrees to exercise its voting rights in accordance with this transaction support agreement (this “Agreement”);

WHEREAS, Section 5.2 of the Voting Agreement provides, among other things, that if (i) the board of directors of the Company (the “Board”), (ii) the holders of a majority of the then outstanding Voting Common Shares (as defined therein) (excluding any Voting Common Shares issued or issuable upon the conversion of the Preferred Shares (as defined therein)) held by those Persons who then are Providing Services to the Company (as defined therein), and (iii) one or more Investors (as defined therein) holding in the aggregate a majority of the votes attached to the outstanding Preferred Shares ((ii) and (iii) collectively, the “Requisite Vote”), approves a proposed transaction or series of related transactions resulting in the transfer of more than 50% of the outstanding voting power of the Company, then each Investor and Common Holder (as defined therein) (the “Minority Shareholders”) shall transfer the same proportion of shares and on the same terms as the majority holders of the Company (the “Drag Shareholders”);

WHEREAS, concurrently with the execution of this Agreement and the Business Combination Agreement, the Board and shareholders representing at the Requisite Vote have executed and delivered an agreement on substantially the same terms as this Agreement, representing together, the required majority to constitute the Drag Shareholders;

WHEREAS, the transfer of Company Shares and the other transactions contemplated by the Business Combination Agreement are on arm’s length terms; and

Annex A-207

WHEREAS, this Agreement sets out the terms and conditions of the agreement of the Shareholder to abide by the covenants in respect of the Subject Securities (as defined herein) and the other restrictions and covenants set forth herein.

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1         Definitions

Capitalized terms used, and not otherwise defined, herein have the meanings ascribed thereto in the Business Combination Agreement. In this Agreement:

“Affiliate” has the meaning ascribed thereto in the Fourth Amended and Restated Voting Agreement, by and among the Company and the shareholders party thereto, dated as of April 20, 2022.

“Parties” means the Shareholder and Crane Harbor, and “Party” means any one of them;

“Preferred Majority” has the meaning ascribed thereto in the Fourth Amended and Restated Voting Agreement, by and among the Company and the shareholders party thereto, dated as of April 20, 2022.

“Subject Securities” means the Subject Shares, the Subject Options and the Subject Warrants; and

“Subject Shares” means the Company Shares listed on Schedule A and any Company Shares acquired beneficially or of record by the Shareholder subsequent to the date hereof, and includes all securities which such Subject Shares may be converted into, exchanged for or otherwise changed into, including any Company Common Shares issuable upon the exercise of any Subject Options or Subject Warrants.

1.2         Incorporation of Schedule

Schedule A forms an integral part of this Agreement for all purposes of it.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

2.1         Representations and Warranties of the Shareholder

The Shareholder represents and warrants to and in favor of Crane Harbor as follows and acknowledges that Crane Harbor is relying upon such representations and warranties in entering into this Agreement and the Business Combination Agreement:

(a)         The Shareholder, if not an individual, is a corporation or other entity validly existing under the Laws of the jurisdiction of its existence. The Shareholder, if a natural Person, has the legal capacity to enter into and perform his or her obligations under this Agreement.

(b)         The Shareholder, if not an individual, has the requisite corporate or other organizational power, authority and capacity to enter into this Agreement and to perform its obligations hereunder and to complete the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of the Shareholder (assuming that this Agreement has been duly authorized, executed and delivered by Crane Harbor) enforceable against the Shareholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

Annex A-208

(c)         The Shareholder is the sole holder of record and beneficial owner of, or exercises control or direction over, all the Subject Securities set forth in Schedule A, with good and marketable title thereto, free and clear of all Liens (other than transfer restrictions under this Agreement, applicable Securities Laws, the Company Articles of Incorporation and under the Company Shareholders Agreements, respectively). Other than the Subject Securities set forth in Schedule A, the Shareholder does not own, beneficially or of record, and is not a party to or bound by any agreement or option, or right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase or acquisition by the Shareholder of, any additional securities, or any securities convertible or exchangeable into any additional securities, of the Company.

(d)         Except for the Company Shareholders Agreements and except as contemplated by the Business Combination Agreement, no Person has any contractual right or privilege for the purchase or acquisition from the Shareholder of any of the Subject Securities or for the right to vote any of the Subject Securities.

(e)         There are no legal proceedings against the Shareholder in progress or pending before any Governmental Entity and, to the knowledge of the Shareholder, no such proceedings are threatened against the Shareholder, in each case that would adversely affect in any manner the ability of the Shareholder to enter into this Agreement and to perform its obligations hereunder in any material respect.

(f)          No consent, approval, order or authorization of, or declaration or filing with, any Person is required to be obtained by the Shareholder with respect to the execution and delivery of this Agreement by the Shareholder, the performance by the Shareholder of its obligations under this Agreement and the completion of the transactions contemplated by this Agreement, other than those which are contemplated by the Business Combination Agreement, except for any consents, approvals, orders, authorizations, declarations or filings, the absence of which would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect, or which have already been obtained in advance of the Shareholder’s entry into this Agreement.

(g)         None of the execution and delivery by the Shareholder of this Agreement or the completion of the transactions contemplated hereby or pursuant to the Business Combination Agreement, or the compliance by the Shareholder with its obligations hereunder, will cause a breach or violation of the terms of any agreement, Law or judgment, order or decree of any Governmental Entity by which the Shareholder is subject or bound, except in each case as would not adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder in any material respect.

2.2         Representations and Warranties of Crane Harbor

Crane Harbor represents and warrants to and in favor of the Shareholder as follows and acknowledges that the Shareholder is relying upon such representations and warranties in entering into this Agreement:

(a)         Crane Harbor is an exempted company, duly incorporated, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of incorporation.

(b)         Crane Harbor has the requisite corporate power and authority to execute and deliver each of this Agreement and the Business Combination Agreement and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the Business Combination Agreement has been duly authorized by all necessary corporate action on the part of Crane Harbor. Each of this Agreement and the Business Combination Agreement has been duly executed and delivered by Crane Harbor and constitutes a legal, valid and binding obligation of Crane Harbor (assuming that this Agreement or the Business Combination Agreement, as applicable, has been duly authorized,

Annex A-209

executed and delivered by the other parties thereto) enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other Laws relating to or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and general principles of equity and public policy and to the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction.

(c)         None of the execution and delivery by Crane Harbor of this Agreement or the Business Combination Agreement or the compliance by Crane Harbor with its obligations hereunder or thereunder will cause a breach or violation of the terms of any Contract, Law or judgment, order or decree of any court or Governmental Entity by which Crane Harbor is subject or bound, except in each case as would not adversely affect the ability of Crane Harbor to perform, or otherwise comply with, any of its covenants, agreements or obligations hereunder or thereunder in any material respect.

ARTICLE 3
SHAREHOLDER ACKNOWLEDGMENT AND CONSENT

3.1         Acknowledgment and Consent of the Shareholder

Until the termination of this Agreement in accordance with its terms, the Shareholder:

(a)         consents to and approves the entering into and execution by the Company of the Business Combination Agreement and all Ancillary Documents to which the Company is or will be a party and the consummation of the Arrangement and the transactions contemplated by the Business Combination Agreement; and

(b)         consents to the details of this Agreement being set out in the Company Meeting Materials to be prepared in connection with the Company Shareholders Meeting, if applicable.

ARTICLE 4
COVENANTS

4.1         Covenants of the Shareholder

(a)         The Shareholder hereby covenants, undertakes and agrees from time to time, until the termination of this Agreement in accordance with its terms:

(i)          to cause to be counted as present for purposes of establishing quorum all the Subject Shares and, if applicable, Subject Options and/or Subject Warrants at any meeting of any of the securityholders of the Company at which the Shareholder is entitled to vote, including the Company Shareholders Meeting, or in any action by written consent of the securityholders of the Company, in favour of the approval, consent, ratification and adoption of the Company Arrangement Resolution and the transactions contemplated by the Business Combination Agreement;

(ii)         to vote or cause to be voted (in person, by proxy, by action by written consent, as applicable or as otherwise may be required under the Company Shareholders Agreements or the Company Articles of Incorporation) all the Subject Shares and, if applicable, the Subject Options and/or Subject Warrants, in favour of the Company Arrangement Resolution and the transactions contemplated by the Business Combination Agreement;

(iii)        to vote (in person, by proxy or by action by written consent, as applicable) all the Subject Shares and, if applicable, Subject Options and/or Subject Warrants in opposition to (A) any Company Acquisition Proposal; and (B) any other matter, action or proposal which would reasonably be expected to result in a breach of any representation, warranty, covenant or other obligation of the Company under the Business Combination Agreement if such breach requires securityholder approval and is communicated as being such a breach in a notice in writing delivered by Crane Harbor to the Shareholder;

Annex A-210

(iv)        except pursuant to the Plan of Arrangement or otherwise as contemplated by the Business Combination Agreement, not to option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey or enter into any forward sale, repurchase agreement or other monetization transaction with respect to any of the Subject Securities, or any right or interest therein, to any Person or group or agree to do any of the foregoing; provided that, notwithstanding the foregoing, the Shareholder may transfer Subject Shares to any of its Affiliates or make ordinary course pledges with prior written notice to, but without the consent of, Crane Harbor subject to such Affiliate transferee or pledgee signing a joinder to this Agreement pursuant to which, such Affiliate transferee or pledgee (a) agrees to be bound by all provisions hereof to the same extent as the Shareholder, and (b) confirms the accuracy of the Shareholder’s representations and warranties provided herein as if it was the Shareholder hereunder;

(v)         not to exercise any dissent rights in respect of any transaction contemplated by the Business Combination Agreement;

(vi)        to execute and deliver all related documentation and take such other actions in support of the Arrangement and the transactions contemplated by the Business Combination Agreement as shall reasonably be requested by the Company or Crane Harbor to consummate the Transactions;

(vii)       that the Shareholder hereby revokes, any and all previous proxies granted or voting instruction forms or other voting documents delivered that conflict, or are inconsistent, with the matters set forth in this Agreement;

(viii)      except as expressly contemplated by this Agreement or the Company Shareholders Agreements, not to deposit any Subject Shares or, if applicable, Subject Options or Subject Warrants, in a voting trust or subject any such Subject Shares or, if applicable, Subject Options or Subject Warrants to any arrangement or agreement with respect to the voting of such Subject Shares or, if applicable, Subject Options or Subject Warrants; and

(ix)        that the Shareholder shall be bound by and subject to Section 6.7(a) (Exclusive Dealing) of the Business Combination Agreement to the same extent that Section 6.7(a) (Exclusive Dealing) of the Business Combination Agreement applies to the Company, mutatis, mutandis, as if the Shareholder is directly party thereto (it being understood that such obligations under Section 6.7(a) (Exclusive Dealing) of the Business Combination Agreement shall apply to the Shareholder solely with respect to the Group Companies and shall not restrict the Shareholder’s actions or investment decisions to the extent unrelated to the Group Companies); provided that, notwithstanding anything in this Agreement to the contrary, any breach by the Company of its obligations under the Business Combination Agreement shall not be considered a breach of this Section 4.1(a)(ix).

(b)         If the Shareholder acquires any additional Company Shares, Company Options or Company Warrants following the date hereof, the Shareholder acknowledges that such additional Company Shares, Company Options and/or Company Warrants, as applicable shall be deemed to be Subject Securities for the purposes of this Agreement.

(c)         Notwithstanding anything in this Agreement to the contrary, (i) the Shareholder shall not be responsible for the actions of the Company or the board of directors of the Company (or any committee thereof) or any officers, directors (in their capacity as such), employees or professional advisors of any of the foregoing (the “Company Parties”), including with respect to any of the matters contemplated by Section 4.1(a)(ix), and (ii) the Shareholder is not making any representations or warranties with respect to the actions of any of the Company Parties.

Annex A-211

4.2         Drag-along

(a)         The Shareholder hereby covenants, undertakes and agrees that, in the event that a Final Order approving the Arrangement as contemplated by the terms of the Business Combination Agreement is not obtained (for any reason or no reason other than (i) as a result of (A) Crane Harbor having not performed and complied in all material respects with the covenants and agreements required to be performed or complied with by Crane Harbor under the Business Combination Agreement or (B) the Sponsor having not performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Sponsor under the Sponsor Letter Agreement, or (ii) the Crane Harbor Shareholder Approval having not been obtained), the Shareholder shall:

(i)          upon receipt by the Shareholder of a written notice (the “Alternative Transaction Notice”) from Crane Harbor to the effect that it wishes to complete the Transactions upon and subject to the terms and conditions of the fully executed documentation (the “Alternative Transaction Documentation”) contemplated by Section 8.1(a) of the Business Combination Agreement (which Alternative Transaction Notice shall include complete copies of such Alternative Transaction Documentation), then the Drag Shareholders, upon and subject to the terms and conditions of the Alternative Transaction Documentation, shall execute and deliver all related documentation and take such other actions in connection therewith as shall reasonably be requested by the Company and/or Crane Harbor as it relates to the transactions set forth in the Alternative Transaction Documentation (the “Drag Transactions”); provided, that, the Shareholder shall have been given a reasonable opportunity of no less than two (2) Business Days to review the Alternative Transaction Documentation prior to its execution; and provided further, that, notwithstanding anything contained herein or in the Business Combination Agreement or in the Alternative Transaction Notice, the obligations of the Shareholder under this Section 4.2 shall be subject to the following conditions: (A) the Shareholder receiving pursuant to the Drag Transactions the same consideration as set out in the Business Combination Agreement, (B) the Drag Transactions not resulting in any material adverse Tax treatment to the Shareholder as compared to what is expected to result from the Transactions contemplated in the Business Combination Agreement (other than under Section 8.1(a) thereof), (C) the Minority Shareholders receiving the same consideration as the Drag Shareholders, and (D) the other terms and conditions of the Business Combination Agreement remaining applicable, mutatis, mutandis.

4.3         Terminating Agreements

The Shareholder hereby agrees and consents to the termination of all related party Contracts to which the Shareholder is party, effective as of and contingent upon the occurrence of the Closing without any further liability or obligation to the Company, Newco, its Subsidiaries or Crane Harbor, including those certain agreements set forth on Schedule A hereto, as applicable.

4.4         Investor and Registration Rights Agreement

The Shareholder agrees that it will deliver, concurrently herewith (or, in any event, prior to the Closing) a duly executed copy of the Investor and Registration Rights Agreement substantially in the form attached as Exhibit D to the Business Combination Agreement.

ARTICLE 5
GENERAL

5.1         Termination

This Agreement shall automatically terminate upon the earliest to occur of the following:

(a)         the Closing;

(b)         the date upon which the Parties agree in writing to terminate this Agreement;

Annex A-212

(c)         the date of earlier termination of the Business Combination Agreement in accordance with its terms; and

(d)         the date of any amendment or modification of the Business Combination Agreement in a manner that is materially adverse to the Shareholder without the Shareholder’s written consent, unless such amendment or modification shall have received the affirmative vote of (i) the holders of not less than two-thirds of the Company Shares, voting together as a single class, and (ii) the Preferred Majority.

5.2         Fiduciary Duties

Notwithstanding anything in this Agreement to the contrary, (a) the Shareholder makes no agreement or understanding herein in any capacity other than in the Shareholder’s capacity as a record holder and beneficial owner of the Subject Securities, and, without limiting the generality of the foregoing, the Shareholder makes no agreement or understanding herein in the Shareholder’s capacity as a director, officer or employee of the Company or any of the Company’s Subsidiaries, as applicable, and (b) nothing herein will be construed to limit or affect any action or inaction by the Shareholder in its capacity as a member of the board of directors of the Company or as an officer, employee or fiduciary of the Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company.

5.3         Effect of Termination

If this Agreement is terminated pursuant to Section 5.1, this Agreement shall become void and of no force and effect and no Party will have any liability or further obligation to the other Party hereunder; provided that neither the termination of this Agreement nor anything contained in Section 5.1 will relieve any Party from any liability for any intentional breach by it of this Agreement, including any intentional making of a misrepresentation in this Agreement prior to such termination.

5.4         Injunctive Relief

The Parties agree that irreparable harm would occur in the event that either Party does not perform its respective obligations under any of the provisions of this Agreement in accordance with their specific terms or were otherwise breached for which money damages would not be an adequate remedy at Law. It is accordingly agreed that each Party will be entitled to seek an injunction or injunctions and other equitable relief to prevent breaches of this Agreement, any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief hereby being waived, this being in addition to any other remedy to which either Party may be entitled at law or in equity.

5.5         Waiver and Modifications

Any Party may: (a) extend the time for the performance of any of the obligations or other acts of the other Party set forth herein, (b) waive any inaccuracies in the representations and warranties of the other Party set forth herein, or (c) waive compliance by the other Party with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

5.6         Amendment

This Agreement may be amended or modified only by a written agreement executed and delivered by the Parties. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 5.6 shall be void, ab initio.

5.7         Entire Agreement

This Agreement, together with the Business Combination Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties with respect thereto except as expressly set forth in this Agreement and the Business Combination Agreement.

Annex A-213

5.8         Notices

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a)         if to Crane Harbor:

c/o Crane Harbor Acquisition Corp.

1845 Walnut Street, Suite 1111, Philadelphia, PA 19103

Attention: William Fradin

Email: fradin@hepcollc.com

with a copy (which will not constitute notice) to:

Winston & Strawn LLP

800 Capitol Street, Suite 2400, Houston, TX 77002

Attention: Michael J. Blankenship

Email: mblankenship@winston.com

with a copy (which shall not constitute notice) to:

Stevens & Lee, P.C.

620 Freedom Business Center, Suite 200, Suite 200, King of Prussia, PA 19406

Attention: Mark Rosenstein

Email: mrosenstein@stevenslee.com

(b)         if to the Shareholder, at the address set forth in Schedule A,

or to such other address as the Party to whom notice is given may have previously furnished to the other Party in writing in the manner set forth above. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

5.9         Severability

Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

5.10       Assignment

Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party.

5.11       Benefit of Agreement

This Agreement will inure to the benefit of and be binding upon the respective successors (including any successor by reason of amalgamation or statutory arrangement) and permitted assigns of the Parties.

Annex A-214

5.12       Non-Recourse

This Agreement may only be enforced against, and any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement may only be brought against the Persons that are expressly named as parties to this Agreement. Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or advisor of any party to this Agreement or any Group Company will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any action, suit, claim, investigation, or proceeding based upon, arising out of or related to this Agreement.

5.13       Further Assurances

Subject to the provisions of this Agreement, the Parties will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other Parties may, either before or after the Closing, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

5.14       Governing Law

This Agreement shall be governed by, construed and enforced in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein.

5.15       Counterparts

This Agreement may be executed and delivered in two or more counterparts (including by facsimile or electronic transmission), each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

[The remainder of this page has been intentionally left blank.]

Annex A-215

IN WITNESS OF WHICH the Parties have executed this Agreement.

CRANE HARBOR ACQUISITION CORP.
By:
Name:
Title:

Accepted and agreed to with effect from the_____ day of __________, 2025.

Name:

OR

Entity Name:
By:
Name:
Title:

[Signature Page – Transaction Support Agreement]

Annex A-216

SCHEDULE A

Name of Registered Shareholder/Securityholder:

_________________________________________________________________________________

Subject Securities:

[indicate the number of applicable Subject Securities held]

_______________ Company Common Shares

_______________ Company Preferred Shares

_______________ Company Options

_______________ Company Warrants

Address for Notice:

Address:

_________________________________________________________________________________

_________________________________________________________________________________

_________________________________________________________________________________

Telephone:

Email:

Facsimile:

Annex A-217

EXHIBIT F

See attached.

Annex A-218

Ministry of Public and Business Service Delivery	Articles of Amendment Business Corporations Act

Instructions

For questions or more information to complete this form, please refer to the instruction page.

Fields marked with an asterisk (*) are mandatory.

1. Corporation Information
Corporation Name *
XANADU QUANTUM TECHNOLOGIES LIMITED

Ontario Corporation Number (OCN) *	Company Key *
1001374268	910213586

Official Email Address *
TorCSfilings@osler.com
2. Contact Information

Please provide the following information for the person we should contact regarding this filing. This person will receive official documents or notices and correspondence related to this filing. By proceeding with this filing, you are confirming that you have been duly authorized to do so.

First Name*	Middle Name	Last Name*
Robin		O’Bonsawin
Telephone Country Code	Telephone Number*	Extension
1	613-315-7496

Email Address *
robonsawin@osler.com
3. Proposed New Corporation Name (if applicable)

Complete this section only if you are changing the corporation name

If you are changing the corporation name, you can either propose a new name or request a number name. If you propose a new name for the corporation, you need a Nuans report for the proposed name. If your corporation has a number name, you must not select the option for a number name, unless you are changing only the legal element.

Will this corporation have a number name ?        ☐ Yes        ☐ No

4. Number of Director(s) (if applicable)

Complete this section only if you are changing the number of directors

Please specify the number of directors for your Corporation

☐ Fixed Number             ☐ Minimum/Maximum

5. Shares and Provisions (if applicable) (Maximum is 900,000 characters per text box. To activate the toolbar press “Ctrl + E”)

Complete this section only if you are amending the Shares and Provisions

Description of Changes to Classes of Shares

© King’s Printer for Ontario, 2024	Disponible en fram;:ais	Page 1 of 9

Annex A-219

The corporation amends the Description of Classes of Shares as follows (please be specific):

Enter the Text

(a)         to create an unlimited number of Subordinate Voting Shares;

(b)         to create an unlimited number of Multiple Voting Shares;

(c)         to create an unlimited number of Preferred Shares;

(d)         to change each issued and outstanding Common Share into one issued and outstanding Multiple Voting Share; and

(e)         to delete the authorized and unissued Common Shares;

with the result that upon the issuance of a Certificate of Amendment effecting the foregoing, the authorized capital of the Corporation shall consist of: (i) an unlimited number of Subordinate Voting Shares; (ii) an unlimited number of Multiple Voting Shares; and (iii) an unlimited number of Preferred Shares.

Description of Changes to Rights, Privileges, Restrictions and Conditions

The corporation amends the Rights, Privileges, Restrictions and Conditions as follows (please be specific):

Enter the Text

(i)          To provide that the Subordinate Voting Shares, the Multiple Voting Shares and the Preferred Shares, shall have the rights, privileges, restrictions and conditions set out in these Articles of Amendment;

The rights, privileges, restrictions and conditions attached to the Subordinate Voting Shares, the Multiple Voting Shares and the Preferred Shares are as follows:

1.           Subordinate Voting Shares and Multiple Voting Shares

The rights, privileges, restrictions and conditions attaching to the Subordinate Voting Shares and the Multiple Voting Shares are:

1.1.        Dividends; Rights on Liquidation, Dissolution, or Winding-Up. The Subordinate Voting Shares and the Multiple Voting Shares shall be subject to and subordinate to the rights, privileges, restrictions and conditions attaching to the Preferred Shares and the shares of any other class ranking senior to the Subordinate Voting Shares and the Multiple Voting Shares and shall rank pari passu, share for share, as to the right to receive dividends and to receive the remaining property and assets of the Corporation on the liquidation, dissolution or winding-up of the Corporation, whether voluntarily or involuntarily, or any other distribution of assets of the Corporation among its shareholders for the purposes of winding up its affairs. For the avoidance of doubt, holders of Subordinate Voting Shares and Multiple Voting Shares shall, subject always to the rights of the holders of Preferred Shares and the shares of any other class ranking senior to the Subordinate Voting Shares and the Multiple Voting Shares, be entitled to receive (i) such dividends as the Board of Directors of the Corporation may declare, and (ii) in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntarily or involuntarily, or any other distribution of assets of the Corporation among its shareholders for the purposes of winding up its affairs, the remaining property and assets of the Corporation, in the case of (i) and (ii) in an identical amount per share, at the same time and in the same form (whether in cash, in specie or otherwise) as if the Subordinate Voting Shares and Multiple Voting Shares were of one class only, provided, however, that in the event of a payment of a dividend in the form of shares of the Corporation, holders of Subordinate Voting Shares shall receive Subordinate Voting Shares and holders of Multiple Voting Shares shall receive Multiple Voting Shares, unless otherwise determined by the Board of Directors of the Corporation.

Annex A-220

1.2.        Meetings and Voting Rights.

1.2.1.     Each holder of Multiple Voting Shares and each holder of Subordinate Voting Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation, except meetings at which only holders of another particular class or series shall have the right to vote. At each such meeting, each Multiple Voting Share shall entitle the holder thereof to ten (10) votes and each Subordinate Voting Share shall entitle the holder thereof to one (1) vote, voting together as a single class, except as otherwise expressly provided herein or as provided by law.

1.2.2.     Neither the holders of the Multiple Voting Shares nor the holders of the Subordinate Voting Shares shall be entitled to vote separately as a class upon a proposal to amend the articles of the Corporation in the case of an amendment referred to in paragraphs (a) or (e) of subsection 170(1) of the Business Corporations Act (Ontario) (the “Act”). Neither the holders of the Multiple Voting Shares nor the holders of the Subordinate Voting Shares shall be entitled to vote separately as a class upon a proposal to amend the articles of the Corporation in the case of an amendment referred to in paragraph (b) of subsection 170(1) of the Act unless such exchange, reclassification or cancellation: (a) affects only the holders of that class; or (b) affects the holders of Subordinate Voting Shares and Multiple Voting Shares differently, on a per share basis, and such holders are not otherwise entitled to vote separately as a class under any applicable law or subsection 1.2.3 in respect of such exchange, reclassification or cancellation.

1.2.3.     In connection with any Change of Control Transaction (as defined below) requiring approval of the holders of Subordinate Voting Shares and Multiple Voting Shares under the Act, holders of Subordinate Voting Shares and Multiple Voting Shares shall be treated equally and identically in such Change of Control Transaction, on a per share basis, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the holders of outstanding Subordinate Voting Shares who voted in respect of that resolution and by a majority of the votes cast by the holders of outstanding Multiple Voting Shares who voted in respect of that resolution, each voting separately as a class at a meeting of the holders of that class called and held for such purpose.

1.2.4.     For purposes of subsection 1.2.3, “Change of Control Transaction” means an amalgamation, arrangement, recapitalization, business combination or similar transaction of the Corporation, other than an amalgamation, arrangement, recapitalization, business combination or similar transaction that would result in (A) the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the continuing or successor entity or its parent) (i) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation, the continuing or successor entity or its parent, and (ii) more than fifty percent (50%) of the total number of outstanding shares of the Corporation, the continuing or successor entity or its parent, in each case as outstanding immediately after such transaction, and (B) the shareholders of the Corporation immediately prior to the transaction owning voting securities of the Corporation, the continuing or successor entity or its parent immediately following the transaction in substantially the same proportions (vis-a-vis each other) of the voting securities of the Corporation as such shareholders owned immediately prior to the transaction.

1.3.        Subdivision or Consolidation. No subdivision or consolidation of the Subordinate Voting Shares or the Multiple Voting Shares shall be carried out unless, at the same time, the Multiple Voting Shares or the Subordinate Voting Shares, as the case may be, are subdivided or consolidated in the same manner and on the same basis.

1.4.        Voluntary Conversion. The Subordinate Voting Shares cannot be converted into any other class of shares. Each outstanding Multiple Voting Share may at any time, at the option of the holder, be converted into one fully paid and non-assessable Subordinate Voting Share, in the following manner:

Annex A-221

1.4.1.     The conversion privilege for which provision is made in this subsection 1.4 shall be exercised by notice in writing given to the transfer agent of the Corporation, if one exists, and if not, to the Corporation at its registered office, accompanied by a certificate or certificates representing the Multiple Voting Shares in respect of which the holder desires to exercise such conversion privilege, or the equivalent in any non-certificated inventory system administered by any applicable depository or transfer agent of the Corporation. Such notice shall be signed by the holder of the Multiple Voting Shares in respect of which such conversion privilege is being exercised, or by the duly authorized representative thereof, and shall specify the number of Multiple Voting Shares which such holder desires to have converted. On any conversion of Multiple Voting Shares, the Subordinate Voting Shares resulting therefrom shall be registered in the name of the registered holder of the Multiple Voting Shares so converted or, subject to payment by the registered holder of any stock transfer or other applicable taxes and compliance with any other reasonable requirements of the Corporation in respect of such transfer, in such name or names as such registered holder may direct in writing. Upon receipt of such notice and certificate or certificates and, as applicable, compliance with such other requirements, the Corporation shall, at its expense, effective as of the date of such receipt and, as applicable, compliance, remove or cause the removal of such holder from the register of holders in respect of the Multiple Voting Shares for which the conversion privilege is being exercised, add or cause the addition of the holder (or any Person (as defined herein) or Persons in whose name or names such converting holder shall have directed the resulting Subordinate Voting Shares to be registered) to the register of holders in respect of the resulting Subordinate Voting Shares, cancel or cause the cancellation of the certificate or certificates representing such Multiple Voting Shares and issue or cause the issuance of a certificate or certificates representing the Subordinate Voting Shares issued upon the conversion of such Multiple Voting Shares, or the equivalent in any non-certificated inventory system administered by any applicable depository or transfer agent of the Corporation. If less than all of the Multiple Voting Shares represented by any certificate are to be converted, the holder shall be entitled to receive a new certificate representing the Multiple Voting Shares represented by the original certificate which are not converted.

              For purposes of these share terms, “Person” means any individual, partnership, corporation, company, association, trust, joint venture or limited liability company.

1.5.        Automatic Conversion.

1.5.1.     Upon the first date that a Multiple Voting Share is Transferred by a holder of Multiple Voting Shares, other than to a Permitted Holder or from any such Permitted Holder back to such holder of Multiple Voting Shares and/or any other Permitted Holder of such holder of Multiple Voting Shares, the holder thereof, without any further action, shall automatically be deemed to have exercised his, her or its rights under subsection 1.4 to convert such Multiple Voting Share into one fully paid and non-assessable Subordinate Voting Share, effective immediately upon such Transfer, and the Corporation shall, at its expense, effective as of such date, remove or cause the removal of such holder from the register of holders in respect of the Multiple Voting Shares subject to such automatic conversion, add or cause the addition of such holder to the register of holders in respect of the resulting Subordinate Voting Shares, cancel or cause the cancellation of the certificate or certificates representing the Multiple Voting Shares so deemed to have been converted for Subordinate Voting Shares, and issue or cause the issuance of certificate representing the Subordinate Voting Shares issued to the holder upon the foregoing automatic conversion of such Multiple Voting Shares registered in the name of such holder, or the equivalent in any non-certificated inventory system administered by any applicable depository or transfer agent of the Corporation and, against receipt from such holder of the certificate or certificates representing the Multiple Voting Shares in respect of which such conversion has been deemed to have been exercised, as applicable, deliver to such holder the certificate representing such Subordinate Voting Shares, or the equivalent in any non-certificated inventory system administered by any applicable depository or transfer agent of the Corporation. If less than all of the Multiple

Annex A-222

Voting Shares represented by any certificate are automatically converted into Subordinate Voting Shares, the holder shall be entitled to receive a new certificate representing the Multiple Voting Shares represented by the original certificate which have not been converted against delivery of such original certificate.

1.5.2.     In addition, all Multiple Voting Shares, regardless of the holder thereof, will convert automatically into Subordinate Voting Shares in the manner set forth in subsection 1.5.1 at the close of business on the date on which the outstanding Multiple Voting Shares represent less than five percent (5%) of the aggregate number of outstanding Subordinate Voting Shares and Multiple Voting Shares, and upon such occurrence and without any further action, the authorized and unissued Multiple Voting Shares as a class shall be deleted entirely from the authorized capital of the Corporation, together with the rights, privileges, restrictions and conditions attaching thereto and all references to the Multiple Voting Shares, without prejudice to the rights of the former holders of Multiple Voting Shares to receive, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, a certificate or certificates, or the equivalent in any non-certificated inventory system administered by any applicable depository or transfer agent of the Corporation, for the number of Subordinate Voting Shares issued on conversion thereof.

1.5.3.     The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Multiple Voting Shares to Subordinate Voting Shares and the general administration of this dual class share structure as it may deem necessary or advisable, and may from time to time request that holders of Multiple Voting Shares furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Multiple Voting Shares and to confirm that a conversion to Subordinate Voting Shares has not occurred. A determination by the Secretary of the Corporation that a Transfer results in a conversion to Subordinate Voting Shares shall be conclusive and binding.

1.5.4.     For purposes of this subsection 1.5:

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person;

“Members of the Immediate Family” means with respect to any individual, each parent (whether by birth or adoption), spouse, child or other descendants (whether by birth or adoption) of such individual, each spouse of any of the aforementioned Persons, each trust created solely for the benefit of such individual and/or one or more of the aforementioned Persons, and each legal representative of such individual or of any aforementioned Persons (including without limitation a tutor, curator, mandatary due to incapacity, custodian, guardian or testamentary executor), acting in such capacity under the authority of the law, an order from a competent tribunal, a will or a mandate in case of incapacity or similar instrument. For the purposes of this definition, a Person shall be considered the spouse of an individual if such Person is legally married to such individual, lives in a civil union with such individual or is the common law partner (as defined in the Income Tax Act (Canada), as amended from time to time) of such individual. A Person who was the spouse of an individual within the meaning of this paragraph immediately before the death of such individual shall continue to be considered a spouse of such individual after the death of such individual;

“Permitted Holders” means, in respect of a holder of Multiple Voting Shares that is an individual, the Members of the Immediate Family of such individual and any Person controlled, directly or indirectly, by any such holder, and in respect of a holder of Multiple Voting Shares that is not an individual, an Affiliate of that holder;

“Transfer” of a Multiple Voting Share shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or

Annex A-223

by operation of law. A “Transfer” shall also include, without limitation, (1) a transfer of a Multiple Voting Share to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (2) the transfer of, or entering into a binding agreement with respect to, Voting Control over a Multiple Voting Share by proxy or otherwise, provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to the Corporation’s officers or directors at the request of Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of shareholders; or (b) the pledge of a Multiple Voting Share that creates a mere security interest in such share pursuant to a bona fide loan or indebtedness transaction so long as the holder of the Multiple Voting Share continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such Multiple Voting Share or other similar action by the pledgee shall constitute a “Transfer”; and

“Voting Control” with respect to a Multiple Voting Share shall mean the exclusive power (whether directly or indirectly) to vote or direct the voting of such Multiple Voting Share by proxy, voting agreement or otherwise.

A Person is “controlled” by another Person or other Persons if: (1) in the case of a company or other body corporate wherever or however incorporated: (A) securities entitled to vote in the election of directors carrying in the aggregate at least a majority of the votes for the election of directors and representing in the aggregate at least a majority of the participating (equity) securities are held, other than by way of security only, directly or indirectly. by or solely for the benefit of the other Person or Persons; and (B) the votes carried in the aggregate by such securities are entitled, if exercised, to elect a majority of the board of directors of such company or other body corporate; or (2) in the case of a Person that is not a company or other body corporate, at least a majority of the participating (equity) and voting interests of such Person are held, directly or indirectly, by or solely for the benefit of the other Person or Persons; and “controls”, “controlling” and “under common control with” shall be interpreted accordingly.

1.6.        Single Class. Except as otherwise provided above, Subordinate Voting Shares and Multiple Voting Shares are equal in all respects and shall be treated as shares of a single class for all purposes under the Act.

2.           Preferred Shares

              The rights, privileges, restrictions and conditions attaching to the Preferred Shares, as a class, are as follows:

2.1.        Directors’ Right to Issue One or More Series. The Preferred Shares may at any time and from time to time be issued in one or more series. Prior to the issue of Preferred Shares of any series, the Board of Directors of the Corporation shall, subject to the rights, privileges, restrictions and conditions attached to the Preferred Shares as a class, the articles of the Corporation and the provisions of the Act, by resolution amend the articles of the Corporation to fix the number of Preferred Shares in such series and determine the designation of, and the rights, restrictions, privileges and conditions attached to, the Preferred Shares of such series including, without limitation:

(a)         the rate, amount or method of calculation of any dividends and whether any dividends are subject to adjustment;

(b)         whether any dividends are cumulative, partly cumulative or non-cumulative;

(c)         the dates, manner and currency of payments of any dividends and the date from which any dividends accrue or become payable;

(d)         voting rights, if any;

Annex A-224

(e)         if redeemable, retractable or purchasable (whether at the option of the Corporation or the holder or otherwise), the redemption, retraction or purchase prices and currency or currencies thereof and the terms and conditions of redemption or purchase, with or without any provision for sinking or similar funds;

(f)          any conversion, exchange or reclassification rights and the terms and conditions of any such rights; and

(g)         any other terms not inconsistent with these provisions;

the whole subject to receipt by the Director appointed under the Act of articles of amendment designating and fixing the number of Preferred Shares in such series and setting forth the rights, privileges, restrictions and conditions attached thereto and the issue by the Director of a certificate of amendment with respect thereto.

2.2.        Ranking of Preferred Shares of Each Series. The Preferred Shares of each series shall with respect to the payment of dividends and the distribution of the assets of the Corporation in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation for the purpose of winding up its affairs, rank (a) on parity with the Preferred Shares of every other series and (b) senior to the Multiple Voting Shares, the Subordinate Voting Shares and the shares of any other class ranking junior to the Preferred Shares. The Preferred Shares of any series shall also be entitled to such other preferences, not inconsistent with these provisions, over the Multiple Voting Shares, the Subordinate Voting Shares and the shares of any other class ranking junior to the Preferred Shares as may be fixed in accordance with subsection 2.1 above.

2.3.        Voting Rights. Except as hereinafter specifically provided, as required by the Act, by law or as may be required by an order of a court of competent jurisdiction or in accordance with any voting rights which may be attached to any series of Preferred Shares, the holders of Preferred Shares shall not be entitled as such to receive notice of, or attend, any meeting of shareholders of the Corporation and shall not be entitled to vote at any meeting. The holders of Preferred Shares or any series thereof shall not, unless the rights, privileges, restrictions and conditions attached to any particular series thereof provide to the contrary, be entitled to vote separately as a class or series on any proposal to amend the articles of the Corporation referred to in paragraph (a), (b) or (e) of subsection 170 (1) of the Act. In the event of any meeting of the holders of Preferred Shares, or any series thereof, each holder of Preferred Shares shall be entitled to one vote in respect of each Preferred Share held. Any approval required to be given by the holders of Preferred Shares shall be deemed to have been sufficiently given if it shall have been given by a resolution signed by all the holders of the then outstanding Preferred Shares or by a resolution passed by the affirmative vote of not less than sixty-six and two-thirds percent (66213%) of the votes cast by holders of Preferred Shares who voted in respect of that resolution at a meeting of the holders of Preferred Shares called and held for such purpose in accordance with the by-laws of the Corporation at which holders of not less than twenty-five percent (25%) of the then outstanding Preferred Shares are present in person or represented by proxy; provided that, if at any such meeting a quorum is not present within one-half hour after the time appointed for such meeting, the meeting shall be adjourned to the same day in the next week at the same time and to such place as the chairperson. of the meeting may determine and, subject to the provisions of the Act it shall not be necessary to give notice of such adjourned meeting. At such adjourned meeting the holders of Preferred Shares present in person or represented by proxy shall constitute a quorum and may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than sixty-six and two-thirds percent (66213%) of the votes cast by the holders of Preferred Shares at such meeting shall constitute the approval of the holders of Preferred Shares. Subject to the foregoing, the formalities to be observed with respect to proxies, the giving or waiving of notice of any such meeting and the conduct thereof shall be those from time to time prescribed in the Act and the by-laws of the Corporation with respect to meetings of shareholders.

Annex A-225

Description of Changes to Restrictions on Share Transfers

The corporation amends the Restrictions on Share Transfers as follows (please be specific):

Enter the Text

to remove in its entirety the provisions as set out in Article 8 of the Articles of the Corporation and substitute the following:

“None”;

Description of Changes to Restrictions on Business or Powers

The corporation amends the Restrictions on Business or Powers as follows (please be specific):

Enter the Text

Description of Changes to Other Provisions

The corporation amends the Other Provisions as follows (please be specific):

Enter the Text

to remove paragraph (a) set out in Article 9 of the Articles of Corporation.

6. Shareholders/Directors Authorization and Effective Date

The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on *

Requested Date for Amendment *

Authorization

D * I, Robin O’Bonsawin

confirm that:

•     This form has been signed by the required person.

•     This amendment has been duly authorized as required by sections 168 and 170 (as applicable) of the Business Corporations Act.

Caution:

The Act sets out penalties, including fines, for submitting false or misleading information.

Required Signature

Name	Position	Signature

Christian Weedbrook	Chief Executive Officer

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EXHIBIT G

GENERAL BY-LAWS OF

XANADU QUANTUM TECHNOLOGIES LIMITED

(the “Corporation”)

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1 - DEFINITIONS

1.1         Definitions

In this By-law, and all other By-laws of the Corporation, unless the context indicates otherwise:

a)           “Act” means the Business Corporations Act (Ontario), or any statute which may be substituted therefor, including the regulations made thereunder as amended from time to time;

b)           “Applicable Securities Laws” means the applicable securities legislation of each relevant province of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each relevant province of Canada;

c)           “Articles” shall mean the articles of the Corporation and includes any amendments thereto;

d)           “Board” means the board of directors of the Corporation;

e)           “By-laws” means this By-law and all other by-laws of the Corporation in force and effect from time to time, and any amendments which may be made to such by-laws from time to time;

f)           “Director” means a director of the Corporation as defined in the Act;

g)           “non-business day” means Saturday, Sunday and any other day that is a holiday as defined in the Interpretation Act (Ontario);

h)           “Offering Corporation” means an offering corporation as defined in the Act;

i)           “Officer” means an officer of the Corporation as defined in the Act;

j)           “Person” includes an individual, a sole proprietorship, a partnership, an association, a labour organization, an organization, a trust, a body corporate and all individuals acting as a trustee, executor, curator or as any other legal representative;

k)           “Public Announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the System of Electronic Data Analysis and Retrieval + at www.sedarplus.ca; and

l)           “Shareholders Meeting” means an annual meeting of shareholders of the Corporation or a special meeting of shareholders of the Corporation.

1.2         Interpretation

a)           words importing the singular number also include the plural and vice-versa; words importing the masculine gender include the feminine and vice-versa;

b)           all words used in this By-law and defined in the Act shall have the meanings given to such words in the Act or in the related parts thereof;

c)           the headings used in this By-law are inserted for reference purposes only and are not to be considered or taken into account in construing the terms or provisions thereof or to be deemed in any way to clarify, modify or explain the effect of any such terms or provisions; and

d)           this By-law is adopted pursuant to the Act, and is subject to, and must be read in conjunction with the Act. In the event of an inconsistency between a provision of this By-law and a provision of the Act, the latter shall prevail.

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1.3         Execution in Counterpart and by Electronic Signature

Subject to the Act, any notice, resolution, requisition, statement or other document required or permitted to be executed for the purposes of the Act, may be executed and delivered by electronic means, and all such deliveries may be made by way of signing several documents of like form by one or more Persons, and those documents, when duly signed by all Persons required or permitted to sign, as appropriate, shall constitute a single document for the purposes of the Act.

2 - GENERAL BUSINESS

2.1         Registered Office

The registered office of the Corporation shall be in the municipality or geographical township within Ontario specified in the Articles or in a special resolution and at such location therein as the Board may from time to time determine.

2.2         Seal

The Corporation may have a seal, which shall be adopted and may be changed by the Board. The absence of a seal on a document of the Corporation does not render the document invalid.

2.3         Fiscal Year

Until changed by resolution of the Board, the financial year of the Corporation shall end on the 31st day of December in each year.

2.4         Execution of Instruments

Deeds, transfers, assignments, contracts, obligations, certificates and other instruments shall be signed on behalf of the Corporation by any Director or Officer. In addition, the Board may from time to time pass a resolution that directs the manner in which, and the individual or individuals by whom, any particular instrument or class of instruments may or shall be signed.

Notwithstanding the foregoing, the secretary or any other Officer or any Director may sign certificates and similar instruments (other than share certificates) on the Corporation’s behalf with respect to any factual matters relating to the Corporation’s business and affairs, including certificates verifying copies of the Articles, By-laws, resolutions and minutes of meetings of the Corporation.

2.5         Banking Arrangements

The banking business of the Corporation, or any part or division of the Corporation, shall be transacted with such bank, trust company or other firm or body corporate as the Board may designate, appoint or authorize from time to time and all such banking business, or any part thereof, shall be transacted on the Corporation’s behalf by such one or more Officers or other individuals as the Board may designate, direct or authorize from time to time and to the extent thereby provided.

2.6         Voting Rights in Other Bodies Corporate

Any Officer or Director may execute and deliver proxies and take any other steps as in the Officer’s or Director’s opinion may be necessary or desirable to permit the exercise on behalf of the Corporation of voting rights attaching to any securities held by the Corporation. In addition, the Board may from time to time direct the manner in which and the individuals by whom any particular voting rights or class of voting rights may or shall be exercised.

3 - DIRECTORS

3.1         Duties of Directors

The Board shall manage, or supervise the management of the business and affairs of the Corporation.

3.2         Qualifications of Directors

No Person shall be a Director if he or she: (a) is less than 18 years of age; (b) has been found under the Substitute Decisions Act, 1992, S.O. 1992, c. 30, as from time to time amended or under the Mental Health Act R.S.O. 1990, c. M. 7, as from time to time amended, to be incapable of managing property or who has been found to be incapable by

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a court in Canada or elsewhere; (c) is not an individual; or (d) has the status of a bankrupt. A Director is not required to hold shares of the Corporation. If the Corporation is an Offering Corporation then at least one-third of the Directors shall not be Officers or employees of the Corporation or any of its affiliates.

3.3         Number of Directors

The Board shall consist of such number of Directors as shall be set out in the Articles or, where a minimum and maximum number of Directors is provided for in the Articles, the number of Directors shall be the number of Directors determined from time to time by special resolution or, if a special resolution empowers the Directors to determine the number, the number of Directors determined by resolution of the Board. If the Board is empowered by special resolution to determine the number of Directors within a range set out in the Articles:

a)           the Board may appoint additional Directors provided that after such appointment the total number of Directors would not be greater than one and one-third times the number of Directors required to have been elected at the last annual meeting nor greater than the maximum number set out above; and

b)           the number of Directors to be elected at the annual meeting shall be the number of Directors last determined by the Board.

3.4         Quorum

A majority of the Directors in office constitutes a quorum at any meeting of the Board. If the Corporation has fewer than three Directors, all Directors must be present at any meeting of the Board to constitute a quorum. In the absence of a quorum, the Directors may only deliberate on the meeting’s adjournment. A quorum of Directors may exercise all the powers of the Board despite any vacancy on the Board.

3.5         Election and Term

Directors shall be elected to hold office for a term respectively expiring at the close of the next annual Shareholders Meeting following their election or when their successors are duly elected or appointed. The election need not be by ballot unless a ballot is demanded by any shareholder or required by the chairperson in accordance with section 7.18. If shareholders holding a certain class or series of shares have an exclusive right to elect one or more Directors, such number of Directors shall be elected by the holders of such class or series of shares.

3.6         Advance Notice for Nomination of Directors

a)           Subject only to the Act and the Articles, only individuals who are nominated in accordance with the procedures set out in this section 3.6 and who, at the discretion of the Board, satisfy the qualifications of a Director as set out in the Articles and By-laws shall be eligible for election as Directors. Nominations of individuals for election to the Board may be made at any annual Shareholders Meeting or at any special Shareholders Meeting if one of the purposes for which the special Shareholders Meeting was called was the election of Directors. Such nominations may only be made in the following manner:

i)           by or at the direction of the Board, including pursuant to a notice of meeting;

ii)          by or at the direction or request of one or more shareholders of the Corporation pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of meeting of the shareholders of the Corporation made in accordance with the provisions of the Act; or

iii)         by any person (a “Nominating Shareholder”): (A) who, at the close of business on the date of the giving of the notice provided below in this section 3.6 and on the record date for notice of such meeting, is entered in the securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) who complies with the notice procedures set forth below in this section 3.6.

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b)           A Nominating Shareholder may only nominate a proposed nominee(s) if the Nominating Shareholder holds shares, either directly or beneficially, which are entitled to vote for such nominee(s) pursuant to the Articles at the close of business on the date of the giving of the notice provided below in this section 3.6.

c)           In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the Corporate Secretary of the Corporation at the registered office of the Corporation.

d)           To be timely, a Nominating Shareholder’s notice to the Corporate Secretary of the Corporation must be made:

i)           in the case of an annual Shareholders Meeting, not less than 30 days (or where notice and access is used for the delivery of applicable proxy related materials, 40 days) prior to the date of the annual Shareholders Meeting; provided, however, that in the event that the annual Shareholders Meeting is to be held on a date that is less than 50 days after the date on which the first Public Announcement (the “Notice Date”) of the date of the annual Shareholders Meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the 10th day following the Notice Date;

ii)          in the case of a special Shareholders Meeting (which is not also an annual Shareholders Meeting) called for the purpose of electing Directors (whether or not called for other purposes), not later than the close of business on the 15th day following the day on which the first Public Announcement (the “Special Meeting Notice Date”) of the date of the special Shareholders Meeting was made;

iii)         in the event of any adjournment or postponement of a Shareholders Meeting, or an announcement thereof, the required time periods for the giving of a Nominating Shareholder’s notice as described above shall apply using the date of the adjourned or postponed meeting, or the date of announcement thereof, as the case may be. This means that a Nominating Shareholder who failed to deliver a timely Nominating Shareholder’s notice in proper written form to the directors for purposes of the originally scheduled Shareholders Meeting shall nonetheless be entitled to provide a Nominating Shareholder’s notice for purposes of any adjourned or postponed Shareholders Meeting as the determination as to whether a Nominating Shareholder’s notice is timely is to be determined based off of the adjourned or postponed Shareholders Meeting date and not the original Shareholders Meeting date; and

iv)          in the case of an annual Shareholders Meeting or a Shareholders Meeting (which is not also an annual Shareholders Meeting) called for the purpose of electing Directors (whether or not called for other purposes) where notice- and-access (as defined in National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer) is available and used for delivery of proxy-related materials, not later than the close of business on the 40th day prior to the date of the Shareholders Meeting (unless the Shareholders Meeting is to be held on a date that is less than 50 days after the Notice Date or the Special Meeting Notice Date, as applicable, in which case the Nominating Shareholder must provide the Corporation notice not later than the close of business on the 10th day following the Notice Date in the case of a meeting described in Section 3.6(d)(i), and not later than the close of business on the 15th day following the Special Meeting Notice Date in the case of a meeting described in Section 3.6(d)(ii).

e)           To be in proper written form, a Nominating Shareholder’s notice to the Corporate Secretary of the Corporation must set forth:

i)           the identity of the Nominating Shareholder and the number of voting securities held by the Nominating Shareholder;

ii)          if the Nominating Shareholder is not the beneficial owner of all of those voting securities, the identity of the beneficial owner and the number of voting securities beneficially owned by that beneficial owner;

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iii)         with respect to the Nominating Shareholder and, if applicable, any beneficial owner referred to in section 3.6(e)(ii), the following:

(1)         the class or series and number of any securities in the capital of the Corporation which are controlled, or over which control or direction is exercised, directly or indirectly, by the Nominating Shareholder or beneficial owner, and each person acting jointly or in concert with any of them (and for each such person any options or other rights to acquire shares in the capital of the Corporation, any derivatives or other securities, instruments or arrangements for which the price or value or delivery, payment or settlement obligations are derived from, referenced to, or based on any such shares, and any hedging transactions, short positions and borrowing or lending arrangements relating to such shares) as of the record date for the Shareholders Meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(2)         any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which the Nominating Shareholder or beneficial owner has a right to vote any shares in the capital of the Corporation on the election of Directors;

(3)         in the case of a special Shareholders Meeting called for the purpose of electing Directors, a statement as to whether the Nominating Shareholder or beneficial owner intends to send an information circular and form of proxy to any shareholders of the Corporation in connection with the individual’s nomination; and

(4)         any other information relating to the Nominating Shareholder or beneficial owner that would be required to be disclosed in a dissident’s proxy circular or other filings to be made in connection with solicitations of proxies for election of Directors pursuant to the Act and Applicable Securities Laws; and

iv)          as to each individual whom the Nominating Shareholder proposes to nominate for election as a Director:

(1)         the name, age, business address and residential address of the individual;

(2)         the principal occupation or employment of the individual;

(3)         the class or series and number of securities in the capital of the Corporation which are beneficially owned, or over which control or direction is exercised, directly or indirectly, by such individual as of the record date for the Shareholders Meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and

(4)         any other information relating to the individual that would be required to be disclosed in a dissident’s proxy circular or other filings to be made in connection with solicitations of proxies for election of Directors pursuant to the Act and Applicable Securities Laws.

f)           A Nominating Shareholders’ notice to the Corporate Secretary of the Corporation must also state:

i)           whether, in the opinion of the Nominating Shareholder and the proposed nominee, the proposed nominee would qualify to be an independent Director under sections 1.4 and 1.5 of National Instrument 52-110 – Audit Committees of the Canadian Securities Administrators (“NI 52-110”), sections 5605(a)(2) and 5605(c)(2) of the Nasdaq Listing Rules and the commentary relating thereto and Rule 10A-3(b) under the Securities and Exchange Act of 1934, as well as any other applicable independence criterion of a stock exchange or regulatory authority that may be applicable to the Corporation as a result of a listing of its securities on any additional stock exchanges; and

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ii)          whether, with respect to the Corporation, the proposed nominee has one or more of the relationships described in sections 1.4(3), 1.4(8) or 1.5 of NI 52- 110, sections 5605(a)(2) and 5605(c)(2) of the Nasdaq Listing Rules and the commentary relating thereto and Rule 10A-3(b) under the Securities and Exchange Act of 1934, as well as any other applicable independence criterion of a stock exchange or regulatory authority that may be applicable to the Corporation as a result of a listing of its securities on any additional stock exchanges.

g)           In addition to the provisions of this section 3.6, a Nominating Shareholder and any individual nominated by the Nominating Shareholder must satisfy and comply with all of the applicable requirements of the Act, Applicable Securities Laws and applicable stock exchange rules regarding the matters set forth herein.

h)           Except as otherwise provided by the special rights or restrictions attached to the shares of any class or series of the Corporation, no individual shall be eligible for election as a Director unless nominated in accordance with the provisions of the By-laws; provided, however, that nothing in this section 3.6 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of Directors) at a Shareholders Meeting of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded. A duly appointed proxyholder of a Nominating Shareholder shall be entitled to nominate nominees for the Board at a Shareholders Meeting, provided that all of the requirements of this section 3.6 have been satisfied.

i)           In addition to the provisions of this section 3.6, a Nominating Shareholder and any individual nominated by the Nominating Shareholder shall also comply with all of the applicable requirements of the Act, Applicable Securities Laws and applicable stock exchange rules regarding the matters set forth herein.

j)           Notwithstanding any other provision of this section 3.6, notice given to the Corporate Secretary of the Corporation may only be given by personal delivery or by email (at such email address set out in the Corporation’s issuer profile on the System for Electronic Data Analysis and Retrieval + at www.sedarplus.ca), and shall be deemed to have been given and made only at the time it is served by personal delivery to the Corporate Secretary of the Corporation at the address of the registered office of the Corporation, or sent by email to such email address (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Toronto time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

Notwithstanding the foregoing, the Board may, in its sole discretion, waive any requirement in this section 3.6. For greater certainty, nothing in this section 3.6 shall limit the right of the Directors to fill a vacancy among the Directors in accordance with section 3.10.

3.7         Removal of Directors

Subject to the Act, the shareholders may, by ordinary resolution passed by a majority of votes cast at a Shareholders Meeting, remove any Director or Directors and may at that meeting elect a qualified individual for the remainder of such term.

If shareholders holding a certain class or series of shares have an exclusive right to elect one or more Directors, a Director so elected may only be removed by ordinary resolution passed at a meeting of the shareholders holding such class or series of shares.

A Director whose removal is to be proposed at a Shareholders Meeting must be informed of the time and place of the meeting within the same delays as those prescribed for the calling of such meeting. Such Director may attend the meeting and be heard or, if not in attendance, may explain, in a written statement read by the individual presiding over the meeting or made available to the shareholders before or at the meeting, why he or she opposes the resolution

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proposing his or her removal. In addition, any vacancy created by the removal of a Director may be filled by a resolution of the shareholders at the Shareholders Meeting at which the Director is removed or, if it is not, at a subsequent meeting of the Board.

3.8         Cessation of Office

A Director ceases to hold office when the Director dies, resigns, is removed or becomes disqualified from holding office.

3.9         Resignation

A Director may resign from office by delivering or sending a written notice to the Corporation and such resignation becomes effective at the time the Director’s written resignation is received by the Corporation or at the time specified in the notice, whichever is later. A Director will immediately cease to hold office when such Director no longer meets the requirements to hold office as specified by the Act.

3.10       Vacancies

Subject to the Act and to the Articles, a quorum of Directors may fill a vacancy on the Board, except a vacancy resulting from:

a)           an increase in the number of Directors otherwise than pursuant to a special resolution empowering the Board to fix the number of Directors within a range set out in the Articles;

b)           an increase in the maximum number of Directors set out in the Articles; or

c)           a failure to elect the number of Directors required to be elected at any Shareholder Meeting.

If there is no quorum of Directors, or if there has been a failure to elect the number or minimum number of Directors required by the Articles, the Directors then in office shall forthwith call a special Shareholders Meeting to fill the vacancies on the Board. If the Directors refuse or fail to call a meeting or if there are no Directors then in office, the meeting may be called by any shareholder.

A Director appointed or elected to fill a vacancy holds office for the unexpired term of his or her predecessor.

3.11       Borrowings

The Board may, on behalf of the Corporation:

a)           borrow money upon the credit of the Corporation;

b)           issue, reissue, sell or pledge debt obligations of the Corporation;

c)           give a guarantee on behalf of the Corporation to secure performance of an obligation of any Person; and

d)           mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

3.12       Action by the Board

Subject to the Act, the Board shall exercise its powers by or pursuant to a resolution passed at a meeting of the Board at which a quorum is present or approved in writing by all Directors in office.

3.13       Delegation

Subject to the Act, the Articles and any By-laws, the Board may from time to time delegate to a Director, a committee of the Board or an Officer all or any of the powers conferred on the Board by the Act to such extent and in such manner as the Board shall determine at the time of each such delegation.

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3.14       Resolution in Writing

A resolution in writing, signed by all the Directors entitled to vote thereon is as valid as if it had been passed at a meeting of the Board or, as the case may be, of a committee of the Board. A copy of the resolution must be kept with the minutes of the meetings and the resolutions of the Board and its committees. Any such resolution may be signed in counterparts and if signed as of any date, shall be deemed to have been passed on such date.

3.15       Meetings by Telephone or Electronic Means

A meeting of Directors may be held entirely by one or more telephonic or electronic means or by any combination of in-person attendance and by one or more telephonic or electronic means. A meeting of Directors held in such a manner must provide that all persons attending the meeting are able to communicate with each other simultaneously and instantaneously. A Director who participates in such meeting by such telephonic or electronic means is deemed to be present at that meeting.

3.16       Place of Meetings

Meetings of the Board are held at the registered office of the Corporation or at any other place within or outside of Ontario, and in any financial year of the Corporation a majority of the meetings of the Board shall be held in Canada. A meeting held entirely by one or more telephonic or electronic means shall be deemed to be held at the registered office of the Corporation.

3.17       Calling of Meetings

Meetings of the Board shall be held from time to time at such place, on such day and at such time as the Board, the chairperson of the Board, the president, the secretary or any two Directors may determine. Meetings are called by the chairperson of the Board, the president or two Directors or by the secretary upon being asked to call such a meeting by the chairperson of the Board, the president or two Directors for the transaction of any business, the general nature of which is specified in the notice calling the meeting.

3.18       Notice of Meetings

The notice stating the time and place of the meeting and specifying any matter to be dealt with relating to powers which the Board may not delegate, shall be given to each Director at least 48 hours before the meeting is to occur. This notice does not have to be given in writing.

If the meeting is to be held entirely by one or more telephonic or electronic means, the notice of the meeting must include instructions for attending and participating in the meeting by the telephonic or electronic means that will be made available for the meeting, including, if applicable, instructions for voting by such means at the meeting.

Any Director may waive a notice of a meeting of the Board. Attendance of a Director at a meeting of the Board constitutes a waiver of notice of such meeting unless the Director attends such meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting was not lawfully called.

3.19       First Meeting of New Board

Provided a quorum of Directors is present, each newly elected Board may without notice hold its first meeting following the Shareholders Meeting at which such Board is elected.

3.20       Adjourned Meeting

Notice of an adjourned meeting of the Board is not required if the time and place of the adjourned meeting is announced at the original meeting.

3.21       Votes to Govern

Subject to the Act, at all meetings of the Board, any question shall be decided by a majority of the votes cast on the question and, in the case of an equality of votes, the chairperson of the meeting shall not be entitled to a second or casting vote. Any question at a meeting of the Board shall be decided by a show of hands unless a ballot is required or demanded.

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3.22       Chairperson and Secretary

The chairperson of the Board or, in the chairperson’s absence, the president shall be chairperson of any meeting of the Board. If none of these Officers are present, the Directors present shall choose one of their number to be chairperson. The secretary of the Corporation shall act as secretary at any meeting of the Board and, if the secretary of the Corporation is absent, the chairperson of the meeting shall appoint an individual, who need not be a Director, to act as secretary of the meeting.

3.23       Remuneration and Expenses

The Directors shall be paid such remuneration for their services as Directors as the Board may from time to time authorize. In addition, the Board may authorize, by resolution, a special remuneration to a Director who executes specific or additional duties on behalf of the Corporation. The Directors shall also be entitled to be reimbursed in respect of travelling and other expenses properly incurred by them in attending meetings of shareholders or of the Board or any committee thereof or in otherwise serving the Corporation. Nothing herein contained shall preclude any Director from serving the Corporation in any other capacity and receiving remuneration therefor.

3.24       Conflict of Interest

Subject to and in accordance with the provisions of the Act, a Director or Officer who is a party to a material contract or transaction or proposed material contract or transaction with the Corporation, or is a director or an officer of, or has a material interest in, any Person who is a party to a material contract or transaction or proposed material contract or transaction with the Corporation, shall disclose in writing to the Corporation or request to have entered in the minutes of meetings of Directors the nature and extent of such interest, and any such Director shall not attend any part of a meeting of Directors during which the contract or transaction is discussed and shall refrain from voting in respect thereof unless otherwise permitted by the Act. If no quorum exists for the purpose of voting on such a resolution only because a Director is not permitted to be present at the meeting due to a conflict of interest, the remaining Directors shall be deemed to constitute a quorum for the purposes of voting on the resolution.

3.25       Dissent

A Director who is present at a meeting of the Board or a committee of the Board is deemed to have consented to any resolution passed or action taken thereat unless:

a)           the Director requests that his or her dissent is entered in the minutes of the meeting;

b)          the Director sends a written dissent to the secretary of the meeting before the meeting is terminated; or

c)           the Director sends a dissent by registered mail or delivers it to the registered office of the Corporation immediately after the meeting is terminated.

A Director is not entitled to dissent after voting for or consenting to a resolution.

A Director who was not present at a meeting at which a resolution was passed is deemed to have consented thereto unless within seven days after becoming aware of the resolution of the Director,

a)           causes his or her dissent to be placed within the minutes of the meeting; or

b)        sends his or her dissent by registered mail or delivers it to the registered office of the Corporation.

4 - COMMITTEES

4.1         Committees of the Board

The Board shall establish an audit committee and may, by resolution, create one or more additional committees comprised of Directors and, subject to the limitations prescribed by the Act, may delegate to any such committee any of the powers of the Board. The Board may appoint and remove the members of each committee subject to the requirements of the Act.

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4.2         Procedure

Unless otherwise determined by the Board, each committee may fix its quorum, elect its chairperson and adopt rules to regulate its procedure. Subject to the foregoing, the procedure of each committee shall be governed by the provisions of this By-law which govern proceedings of the Board so far as the same can apply except that a meeting of a committee may be called by any member thereof (or by any member or the auditor, in the case of the audit committee), notice of any such meeting shall be given to each member of the committee (or each member and the auditor, in the case of the audit committee) and the meeting shall be chaired by the chairperson of the committee or, in his/her absence, some other member of the committee.

The Corporate Secretary shall be the secretary of each committee (or such other person designated by the committee).

Each committee shall keep records of its proceedings and transactions and shall report all such proceedings and transactions to the Board in a timely manner.

5 - OFFICERS

5.1         Appointment of Officers

The Board may from time to time appoint a president, chief executive officer, chief operating officer, chief financial officer or secretary of the Corporation, or an individual holding a similar position, or any other individual designated as an Officer by a resolution of the Board. The Board may specify the duties of and, in accordance with this By-law and subject to the Act, delegate to such Officers powers to manage, or supervise the management of, the business and affairs of the Corporation other than any of the powers that may not be delegated as prescribed by the Act. An Officer may but need not be a Director and any individual may hold more than one office.

5.2         Agents and Attorneys

The Board shall have the power from time to time to appoint agents or attorneys for the Corporation in or out of the Province of Ontario with such powers of management or otherwise (including the power to sub-delegate) as the Board may determine.

5.3         Disclosure of Interest

An Officer must disclose the nature and extent of any interest he or she has in a contract or transaction to which the Corporation is a party, in the same way that a Director must disclose such an interest pursuant to section 3.24. In the case of an Officer who is not a Director, disclosure must be made:

a)           forthwith after the Officer becomes aware that the contract or transaction or proposed contract or transaction is to be considered or has been considered at a meeting of Directors;

b)           if the Officer becomes interested after a contract is made or a transaction is entered into, forthwith after he or she becomes so interested; or

c)        if an individual who is interested in a contract or transaction later becomes an Officer, forthwith after he or she becomes an Officer.

5.4         Mandate

The Board may, at its own discretion, remove any Officer. Each Officer appointed by the Board will remain in office until his resignation, replacement, removal or death.

5.5         Employment Conditions and Remuneration

The Board shall fix, from time to time, by resolution, the terms of employment and the remuneration of the Officers it appoints.

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6 - PROTECTION OF DIRECTORS AND OFFICERS

6.1         Indemnity of Directors and Officers

a)           The Corporation shall indemnify a Director or Officer, a former Director or Officer or another individual who acts or acted at the Corporation’s request as a Director or Officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative or investigative action or other proceeding in which the individual is involved because of that association with the Corporation or other entity.

b)           The Corporation shall advance monies to such individual for the costs, charges and expenses of a proceeding referred to in paragraph (a) provided such individual agrees in advance, in writing, to repay the monies if the individual does not fulfill the conditions of paragraph (c).

c)           The Corporation may not indemnify an individual under paragraph (a) unless the individual:

i)           acted honestly and in good faith with a view to the best interests of the Corporation or other entity for which the individual acted as a Director or Officer or in a similar capacity at the Corporation’s request, as the case may be; and

ii)          in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful.

d)           The Corporation shall also seek the approval of a court to indemnify an individual referred to in paragraph (a), or advance monies under paragraph (b) in respect of an action by or on behalf of the Corporation or other entity to procure a judgment in its favour, to which such individual is made a party because of the individual’s association with the Corporation or other entity as described in paragraph (a), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in paragraph (c).

6.2         Insurance

The Corporation may purchase and maintain insurance for the benefit of an individual referred to in section 6.1(a) against any liability incurred by the individual:

a)           in the individual’s capacity as a Director or Officer; or

b)           in the individual’s capacity as a Director or Officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the Corporation’s request.

7 - MEETINGS OF SHAREHOLDERS

7.1         Annual Meetings

The annual Shareholders Meeting shall be held at such time in each year as the Board may from time to time determine, for the purpose of considering the financial statements and reports required by the Act to be placed before the annual Shareholders Meeting, electing Directors, appointing an auditor and for the transaction of such other business as may properly be brought before the meeting.

7.2         Special Meetings

The Board shall have the power to call a special Shareholders Meeting at any time, such meeting to be held on such day and at such time as the Board may determine. Any special Shareholders Meeting may be combined with an annual Shareholders Meeting.

7.3         Place of Meetings

Shareholders Meetings shall be held at such place as the Board may determine from time to time, provided that the Board may in its sole discretion determine that a meeting shall not be held at any place, but may instead be held entirely by means of a telephonic, electronic or other communication facility pursuant to section 7.4.

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7.4         Participation in Meetings by Electronic or Telephonic Means

A meeting may be held entirely by one or more telephonic or electronic means or by any combination of in-person attendance and by one or more telephonic or electronic means. A Shareholders Meeting held in such a manner must enable all Persons entitled to attend the meeting to reasonably participate. A Person who, through telephonic or electronic means, votes at or attends a Shareholders Meeting is deemed for the purposes of this Act to be present in person at the meeting.

7.5         Notice of Meetings

Any notice of a Shareholders Meeting specifying the time and place of the meeting must be sent, in writing and by any means providing proof of the date of receipt, to each Person entitled to vote at the meeting, each Director, and the auditor of the Corporation not less than 21 days and not more than 50 days before the meeting. A notice of a Shareholders Meeting is not required to specify a place of the meeting if the meeting is to be held entirely by one or more telephonic or electronic means, provided that the notice of the meeting includes any such information required by the Act.

Notice of a Shareholders Meeting at which special business is to be transacted shall state or be accompanied by a statement of the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon, and the text of any special resolution or By-law to be submitted to the meeting. All business transacted at a special meeting of the shareholders and all business transacted at an annual Shareholders Meeting, except consideration of the financial statements and auditor’s report, the appointment of the auditor and the election of Directors, is deemed to be special business.

Any previously scheduled annual Shareholders Meeting may be postponed, and any Shareholders Meeting other than an annual Shareholders Meeting may be postponed or cancelled, by the Corporation by Public Announcement prior to the time previously scheduled for such Shareholders Meeting.

7.6         Waiver of Notice

A shareholder and any other Person entitled to attend a Shareholders Meeting may in any manner and at any time waive notice of a Shareholders Meeting, and attendance of any such Person at a Shareholders Meeting is a waiver of notice of the meeting, except where such Person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

7.7         Record Date for Notice

The Board may fix, in conformity with Applicable Securities Law requirements, in advance, not less than 30 days and not more than 60 days before the meeting, a record date for the purpose of determining the shareholders entitled to receive a notice of the meeting or entitled to vote at the meeting. Where no such record date for notice is fixed by the Board, the record date for notice shall be the close of business on the day immediately preceding the day on which notice is given.

Notice of any such record date fixed by the Board shall be given in the manner required by the Act.

7.8         Chair, Secretary and Scrutineers

The chairperson of the Board or, if the chairperson is not present or if he or she declines or is unable to act, the president or, if the president is not present or if he or she declines or is unable to act, an individual designated by the Board shall preside as chair at any Shareholders Meeting, but, if no such individual is present within fifteen minutes after the time appointed for the holding of the meeting, the shareholders present shall choose an individual from their number to be the chair. The secretary of the Corporation shall act as secretary at any Shareholders Meeting or, if the secretary of the Corporation is not present or if he or she declines or is unable to act, the chair of the meeting shall appoint some individual, who need not be a shareholder, to act as secretary of the meeting. If desired, one or more scrutineers, who need not be shareholders, may be appointed by the chair of any Shareholders Meeting.

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7.9         Persons Entitled to be Present

The only Persons entitled to be present at a Shareholders Meeting shall be those entitled to vote thereat, the Directors and auditors of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the Articles or By-laws to be present at the meeting. Any other Person may be admitted only on the invitation of the chair of the meeting or with the consent of the meeting.

7.10       Quorum

A quorum of shareholders is present at a Shareholders Meeting, provided that a quorum shall not be less than two Persons, if the holders of at least twenty-five percent (25%) of the shares of the Corporation entitled to vote at the meeting are present in person or represented by proxy. A quorum need not be present throughout the meeting provided a quorum is present at the opening of the meeting. If a quorum is not present at the time appointed for a Shareholder Meeting, or within such reasonable time thereafter as the shareholders present may determine, the chairperson of the Board or the shareholders present may adjourn the meeting to a fixed time and place but may not transact any other business.

7.11       Persons Entitled to Vote

The Persons entitled to vote at any Shareholders Meeting shall be the Persons entitled to vote in accordance with the Act. The Board or chair of any Shareholders Meeting may, but need not, at any time (including prior to, at or subsequent to the meeting), ask questions of, and request the production of evidence from, a shareholder (including a beneficial owner), the transfer agent or such other person as they, he or she considers appropriate for the purposes of determining a person’s share ownership position as at the relevant record date and authority to vote. For greater certainty, the Board or the chair of any Shareholders Meeting may, but need not, at any time, inquire into the legal or beneficial share ownership of any person as at the relevant record date and the authority of any person to vote at the meeting and may, but need not, at any time, request from that person production of evidence as to such share ownership position and the existence of the authority to vote.

7.12       Proxies and Representatives

Every shareholder entitled to vote at a Shareholders Meeting may, by means of a proxy, appoint a proxyholder, or one or more alternate proxyholders, who need not be shareholders, as the shareholder’s nominee to attend and act at the meeting in the manner, to the extent authorized and with the authority conferred by the proxy. A proxy shall be (a) signed in writing or by electronic signature by the shareholder or an attorney who is authorized by a document that is signed in writing or by electronic signature; or (b) if the shareholder is a body corporate, by an officer or attorney of the body corporate duly authorized. The chair of any Shareholders Meeting may, but need not, at his or her sole discretion, make determinations as to the acceptability of proxies deposited for use at the Shareholders Meeting, including the acceptability of proxies which may not strictly comply with the requirements of this By-law or otherwise, and any such determination made in good faith shall be final and conclusive.

Unless otherwise indicated, a proxy lapses one year after the date it is given. It may be revoked at any time in accordance with the Act.

A proxyholder or an alternate proxyholder has the same rights as the shareholder who appointed him or her to speak at a Shareholders Meeting in respect of any matter, to vote by way of ballot at the meeting and, except where a proxyholder or an alternate proxyholder has conflicting instructions from more than one shareholder, to vote at such a meeting in respect of any matter by way of a show of hands.

7.13       Time for Deposit of Proxies

The Board may by resolution fix a time not exceeding 48 hours, excluding non-business days, preceding any meeting or adjourned Shareholder Meeting before which time proxies to be used at that meeting must be deposited with the Corporation or an agent thereof, and any period of time so fixed shall be specified in the notice calling the meeting. A proxy shall be acted upon only if, prior to the time so specified, it shall have been deposited with the Corporation or an agent thereof specified in such notice or, if no such time is specified in such notice, it shall have been received prior to the time of voting by the secretary of the Corporation or by the chair of the meeting or any adjournment thereof. Notwithstanding any specified time limits for the deposit of proxies by shareholders, the chair of any Shareholders Meeting or the chairperson of the Board may, but need not, at his, her or their sole discretion, waive the time limits for the deposit of proxies by shareholders, including any deadline set out in the notice calling the Shareholders Meeting

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or in any proxy circular and any such waiver made in good faith shall be final and conclusive. A proxy is valid only in respect of the meeting in respect of which it is given, including any adjournment or postponement thereof.

7.14       Joint Shareholders

If two or more Persons hold shares jointly, one of those holders present at a Shareholders Meeting may in the absence of the others vote the shares, but if two or more of those Persons are present, in person or by proxy, they shall vote as one on the shares jointly held by them.

7.15       Votes to Govern

Except as otherwise required by the Act and the Articles, all questions proposed for the consideration of shareholders at a Shareholders Meeting shall be determined by a majority of the votes cast on the question by all who are entitled to vote.

7.16       Casting Vote

In case of an equality of votes at any meeting of shareholders, regardless of the manner of voting, the chair of the meeting shall not be entitled to a second or casting vote.

7.17       Show of Hands

Any question at a Shareholders Meeting shall be decided by a show of hands, unless a ballot is required or demanded as hereinafter provided. Upon a show of hands, every Person who is present and entitled to vote thereon shall have one vote. Whenever a vote by any means other than by ballot is taken, a declaration by the chair of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question.

7.18       Ballots

On any question proposed for consideration at a Shareholders Meeting, and whether or not a show of hands has been taken thereon, the chair may require, or any shareholder or proxyholder may demand, a ballot. A ballot so required or demanded shall be taken in such manner as the chairperson shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each Person present shall be entitled, in respect of the shares which the Person is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the Articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

7.19       Advance Notice for Proposals

a)           No business may be transacted at an annual Shareholders Meeting, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual Shareholder Meeting by any shareholder of the Corporation who complies with the proposal procedures set forth in this section 7.19. For business to be properly brought before an annual Shareholder Meeting by a shareholder of the Corporation, such shareholder must submit a proposal to the Corporation for inclusion in the Corporation’s management proxy circular in accordance with the requirements of the Act; provided that any proposal that includes nominations for the election of Directors shall be submitted to the Corporation in accordance with the requirements set forth in section 3.6. The Corporation shall set out the proposal in the management proxy circular or attach the proposal thereto, subject to the exemptions and bases for refusal set forth in the Act.

b)           At a special Shareholders Meeting, only such business shall be conducted as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the Board may be made at a special Shareholders Meeting at which Directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to and in compliance with section 3.6.

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7.20       Adjournment and Termination

The chair of the Shareholders Meeting or the chairperson of the Board may adjourn the meeting from time to time and from place to place and may terminate the Shareholders Meeting on completion of the business for which it was called as set out in the notice of meeting. If a Shareholders Meeting is adjourned for less than 30 days, it shall not be necessary to give notice of the adjourned meeting, other than by announcement at the earliest meeting that is adjourned. If a Shareholders Meeting is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given as for an original meeting.

7.21       Storage of Ballots and Proxies

The Corporation must, for at least three months after a Shareholders Meeting, keep at its head office the ballots cast and the proxies presented at the meeting. Any shareholder or proxyholder who was entitled to vote at the meeting may, without charge, inspect the ballots and proxies kept by the Corporation. Unless otherwise determined by the Board in its sole discretion, no shareholder will be provided with access to any proxy materials relating to a meeting of shareholders prior to such meeting taking place.

8 - SECURITIES AND CERTIFICATES

8.1         Issuance of Securities

Subject to the Articles, the Act and any pre-emptive right granted to shareholders, the Board may from time to time issue or grant options to purchase or rights to acquire unissued shares of the Corporation at such times and to such Persons and for such consideration as the Board shall determine. The Board may, by resolution, accept subscriptions, issue and allot unissued shares from the Corporation’s share capital and grant exchange rights, options or acquisition rights with respect to those shares.

8.2         Payment of Shares

A share shall not be issued until the consideration for the share is fully paid in money or in property or past service that is not less in value than the fair equivalent of the money that the Corporation would have received if the share had been issued for money. Shares may only be considered paid if consideration equal to the issue price determined by the Board has been paid to the Corporation.

A promissory note or a promise to pay made by a Person to whom shares are issued, or a Person who does not deal at arm’s length, within the meaning of that expression in the Income Tax Act (Canada), with a Person to whom shares are issued does not constitute consideration for the shares.

8.3         Securities Register

The Corporation or its transfer agent shall prepare and maintain at its registered office, or at any other place in Ontario designated by the Board, a securities register of the Corporation in which it records the securities issued by it in registered form, showing with respect to each class or series of securities:

a)           the names, alphabetically arranged, of Persons who,

i)           are or have been within six years registered as shareholders of the Corporation, the address including the street and number, if any, and an e-mail address if one is provided, of every such Person while a holder, and the number and class of shares registered in the name of such holder;

ii)          are or have been within six years registered as holders of debt obligations of the Corporation, the address including the street and number, if any, and an e-mail address if one is provided, of every such Person while a holder, and the class or series and principal amount of the debt obligations registered in the name of such holder; or

iii)         are or have been within six years registered as holders of warrants of the Corporation, other than warrants exercisable within one year from the date of issue, the address including the street and number, if any, and an e-mail address if one is provided, of every such Person while a registered holder, and the class or series and number of warrants registered in the name of such holder; and

b)           the date and particulars of the issue of each security and warrant.

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8.4         Register of Transfer

The Corporation shall cause to be kept a register of transfers in which all transfers of securities issued by the Corporation in registered form and the date and other particulars of each transfer shall be set out.

Subject to the Act, the transfer of securities is governed by the Securities Transfer Act, 2006 (Ontario).

8.5         Registration of Transfer

Subject to the Act, no transfer of a share shall be registered in a securities register of the Corporation except: (a) upon presentation of the certificates (or, where applicable, other evidence of electronic, book-based, direct registration service or other non-certificated entry of position on the applicable register of securityholders) representing such share with an endorsement or completed transfer power of attorney which complies with the Act made thereon or delivered therewith duly executed by an appropriate Person as provided by the Act, together with such reasonable assurance that the endorsement is genuine and effective as the Board or the Corporation’s transfer agent may from time to time prescribe; (b) upon payment of all applicable taxes and reasonable fees prescribed by the Board, if any; (c) upon compliance with such restrictions on transfer as are authorized by the Articles, if any; (d) upon satisfaction of any lien on such shares; and (e) upon compliance with and satisfaction of such other requirements as the Corporation or its transfer agent may reasonably impose.

8.6         Registered Ownership

Subject to the Act, the Corporation may treat the registered holder of a security as the Person exclusively entitled to vote, to receive notices, to receive any interest, dividend or other payments in respect of the security, and otherwise to exercise all the rights and powers of a holder of the security. The Corporation may, however, treat as the registered holder any executor, administrator, heir, legal representative, guardian, committee, trustee, curator, tutor, liquidator or trustee in bankruptcy who furnishes appropriate evidence to the Corporation establishing his, her or its authority to exercise the rights relating to a security of the Corporation.

8.7         Security Certificates

A security issued by the Corporation may be represented by a security certificate or may be an uncertificated security. A certificated security is represented by a paper certificate in registered form, and an uncertificated security is represented by an entry in the securities register in the name of the securityholder.

Unless otherwise provided in the Articles, the Directors may provide by resolution that any or all classes and series of its shares or other securities shall be uncertificated securities, provided that such resolution shall not apply to securities represented by a certificate until such certificate is surrendered to the Corporation.

8.8         Certificated Securities

In the case of certificated securities, the Corporation shall issue to the securityholder, without charge, a certificate in registered form.

Security certificates shall be in such form as the Board may from time to time approve in accordance with the requirements of the Act.

Subject to any resolution of the Board providing otherwise, the security certificates of the Corporation shall be signed by at least one of the following persons: (a) a Director or Officer; (b) a registrar, transfer agent or branch transfer agent of the Corporation, or an individual on their behalf; or (c) a trustee who certifies it in accordance with a trust indenture. The signature may be printed or otherwise mechanically reproduced on the security certificate.

In the absence of any evidence to the contrary, the certificate is proof of the securityholder’s title to the security represented by the certificate.

Share certificates need not be under corporate seal.
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8.9         Electronic, Book-Based or Other Non-Certificated Registered Positions

A registered securityholder may have such securityholder’s holdings of securities of the Corporation evidenced by an electronic, book-based, direct registration service or other noncertificated entry or position on the applicable register of securityholders to be kept by the Corporation in place of a physical security certificate pursuant to a registration system that may be adopted by the Corporation in conjunction with its applicable agent. The Corporation and its applicable agent may adopt such policies and procedures, appoint such other persons and require such documents and evidence as they may determine necessary or desirable in order to facilitate the adoption and maintenance of a securities registration system by electronic, book-based, direct registration system or other non-certificated means.

8.10       Replacement of Securities Certificates

Subject to the provisions of the Act, the Board or any Officer or agent designated by the Board may in the discretion of the Board or that Person direct the issue of a new security certificate in lieu of and upon cancellation of a security certificate for a certificated security claimed to have been lost, apparently destroyed or wrongfully taken on payment of such fee, prescribed by or in accordance with the Act, and on such terms as to indemnity, reimbursement of expenses and evidence of loss and of title as the Board may from time to time prescribe, whether generally or in any particular case.

8.11       Joint Shareholders

If two or more Persons are registered as joint holders of any share, the Corporation shall not be bound to issue more than one certificate in respect thereof, and delivery of such certificate to one of such Persons shall be sufficient delivery to all of them. Any one of such Persons may give effectual receipts for the certificate issued in respect thereof or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.

8.12       Deceased Securityholders

In the event of the death of a holder, or of one of the joint holders, of any security, the Corporation shall not be required to make any entry in the securities register in respect thereof or to make payment of any dividends thereon except upon production of all such documents as may be required by the Act and upon compliance with the reasonable requirements of the Corporation or it transfer agent.

9 - DIVIDENDS AND RIGHTS

9.1         Dividends

Subject to the provisions of the Act and the Articles, the Board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid, in whole or in part, in money or property or by issuing fully paid shares or options or rights to acquire fully paid shares of the Corporation.

If shares of the Corporation are issued in payment of a dividend, the Corporation may add all or part of the value of those shares to the stated capital account of the Corporation maintained or to be maintained for the shares of the class or series issued in payment of the dividend.

The Corporation may not declare and pay a dividend, except by issuing shares or options or rights to acquire shares, if there are reasonable grounds for believing that (a) the Corporation is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the Corporation’s assets would thereby be less than the aggregate of (i) its liabilities; and (ii) its stated capital of all classes.

The Corporation may deduct from the dividends payable to a shareholder any amount due to the Corporation by the shareholder, on account of calls for payment or otherwise.

9.2         Dividend Cheques

A dividend payable in cash may be paid by cheque drawn on the Corporation’s banks or by electronic means to the order of each registered holder of shares of the class or series in respect of which it has been declared. Cheques may be sent by prepaid ordinary mail to such registered holder at such holder’s address recorded in the Corporation’s securities register, unless in each case such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and, if more than one address is

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recorded in the Corporation’s securities register in respect of such joint holding, the cheque shall be mailed to the first address so appearing. The mailing of such cheque, in such manner, unless the cheque is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

9.3         Non-receipt or Loss of Cheques

In the event of non-receipt or loss of any dividend cheque by the Person to whom it is sent, the Corporation shall issue to such Person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt or loss and of title as the Board may from time to time prescribe, whether generally or in any particular case.

9.4         Record Date for Dividends and Rights

The Board may fix, in advance, in accordance with the Act, a record date for the determination of the shareholders entitled to receive dividends.

9.5         Unclaimed Dividends

Any dividend unclaimed after a period of two years from the date on which the dividend has been declared to be payable shall be forfeited and shall revert to the Corporation.

10 - NOTICES

10.1       Notice to Shareholders

Unless the Act or the By-laws provide otherwise, any notice, document or other information required or permitted by the Act, the Articles or the By-laws to be sent to a shareholder, may be sent by any one of the following methods: (i) by hand delivery, through the mail, or by a nationally recognized overnight delivery service for next day delivery, (ii) by means of fax, e-mail, or other form of electronic transmission, (iii) by providing or posting the notice, document or other information on or making it available through a generally accessible electronic source and providing notice of the availability and location of the notice, document or other information to the shareholder via any of the methods specified in (i) and (ii) above, including by mail, delivery, fax, e-mail or other form of electronic transmission, or (iv) by any other method permitted by applicable law. A notice to a shareholder shall be deemed to be received as follows: (A) if given by hand delivery, when actually received by the shareholder; (B) if sent through the mail addressed to the shareholder at the shareholder’s address appearing on the share register of the Corporation, at the time it would be delivered in the ordinary course of mail; (C) if sent for next day delivery by a nationally recognized overnight delivery service addressed to the shareholder at the shareholder’s address appearing on the share register of the Corporation, when delivered to such service; (D) if faxed, when sent to a number at which the shareholder has consented to receive notice and evidence of delivery confirmation is received by sender’s facsimile device; (E) if by e- mail, when sent to an e-mail address at which the shareholder has consented to receive notice; (F) if sent by any other form of electronic transmission, when sent to the shareholder; (G) if sent by posting it on or making it available through a generally accessible electronic source referred to in subsection 10.1(iii), on the day such Person is sent notice of the availability and location of such notice, document or other information is deemed to have been sent in accordance with (A) through (F) above; or (H) if sent by any other method permitted by applicable law, at the time that such Person is deemed to have received such notice pursuant to applicable law. If a shareholder has consented to a method for delivery of a notice, document or other information, the shareholder may revoke such shareholder’s consent to receiving any notice, document or information by fax or e-mail by giving written notice of such revocation to the Corporation.

10.2       Notice to Joint Shareholders

If two or more Persons are registered as joint holders of any share, any notice shall be addressed to all of such joint holders but notice to one of such Persons shall be sufficient notice to all of them.

10.3       Computation of Time

In computing the date when notice must be sent under any provision requiring a specified period of days’ notice of any meeting or other event, the period of days shall commence on the day following the sending of such notice and shall terminate on the day preceding the date of the meeting or other event provided that the last day of the period shall not be a non-business day.

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10.4       Undelivered Notices

If any notice given to a shareholder pursuant to section 10.1 is returned on three consecutive occasions because the shareholder cannot be found, the Corporation shall not be required to give any further notice to such shareholder until such shareholder informs the Corporation in writing of the shareholder’s new address.

10.5       Omissions and Errors

The accidental omission to give or send any notice to any shareholder, Director, Officer or auditor, or the non-receipt of any notice by any such Person or any error in any notice not affecting the substance thereof, shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise based thereon.

10.6       Persons Entitled by Death or Operation of Law

Every Person who, by operation of law, transfer, death of a securityholder or any other means whatsoever, shall become entitled to any share or other security, shall be bound by every notice in respect of such security which shall have been duly given or sent to the securityholder from whom the Person derives title to such share prior to that Person’s name and address being entered on the securities register (whether such notice was given or sent before or after the happening of the event upon which that Person becomes so entitled) and prior to that Person furnishing to the Corporation the proof of authority or evidence of entitlement prescribed by the Act.

10.7       Waiver of Notice

Any shareholder (or shareholder’s duly appointed proxyholder), Director, Officer or auditor may at any time waive the giving or sending of any notice, or waive or abridge the time for any notice, required to be given to that Person under any provision of the Act, the Articles, the By-laws or otherwise and such waiver or abridgement shall cure any default in the giving or sending or in the time of such notice, as the case may be. Any such waiver or abridgement shall be in writing or given by electronic signature and may be sent by electronic means in accordance with the Electronic Commerce Act, 2000, except a waiver of notice of a Shareholders Meeting or meeting of the Board which may be given in any manner. A shareholder and any other Person entitled to attend a Shareholders Meeting may in any manner and at any time waive notice of a Shareholders Meeting, and attendance of any such Person at a Shareholders Meeting is a waiver of notice of the meeting, except where such Person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

10.8       Applicable Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the courts of the Province of Ontario and the appellate courts therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action or proceeding asserting a claim of breach of fiduciary duty owed by any Director, Officer or other employee of the Corporation to the Corporation; (c) any action or proceeding asserting a claim arising out of any provision of the Act or the Articles or the By- laws (as either may be amended from time to time); or (d) any action or proceeding asserting a claim or otherwise related to the affairs of the Corporation. Unless the Corporation consents in writing to the selection of an alternative forum, and without limiting the generality of the foregoing sentence, the federal district courts of the United States of America shall be the sole and the exclusive forum for resolving any complaint filed in the United States asserting a cause of action arising under the Securities Act of 1933, as amended. If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed other than with the designated court (a “Foreign Action”) in the name of any securityholder, such securityholder shall be deemed to have consented to (x) the personal jurisdiction of the court in connection with any action or proceeding brought in any such court to enforce the preceding sentence, and (y) having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder. Any person or entity purchasing or otherwise acquiring any interest in the share capital of the Corporation shall be deemed to have notice of and consented to the provisions of this section 10.8.

The foregoing By-law was adopted by the Board of Directors of the Corporation pursuant to the provisions of the Business Corporations Act (Ontario), on [          ], [          ] and ratified by the shareholders on [          ], [          ].

Annex A-248

EXHIBIT H

See attached.

Annex A-249

Ministry of Public and Business Service Delivery	Articles of Continuance Business Corporations Act

For questions or more information to complete this form, please refer to the instruction page.

Fields marked with an asterisk are mandatory.

1. Corporation Information

Corporation Name *

Crane Harbor Acquisition Corp.

Has the corporation been assigned an Ontario Corporation Number (OCN)? * D Yes ☑ No

Please confirm the statement below *

☑ I confirm that the corporation has never been assigned an Ontario Corporation Number

2. Contact Information

Please provide the following information for the person we should contact regarding this filing. This person will receive official documents or notices and correspondence related to this filing. By proceeding with this filing, you are confirming that you have been duly authorized to do so.

First Name*	Middle Name	Last Name*
Craig		Andrus
Telephone Country Code 1	Telephone Number* 416-777-6537		Extension
Email Address * AndrusC@bennettjones.com
3. Jurisdiction

Please provide the name of the jurisdiction where the corporation is currently incorporated or continued and the original date of incorporation or amalgamation of the corporation.

Current Corporation Name *

Crane Harbor Acquisition Corp.

Governing Jurisdiction * Cayman Islands
Original Date of Incorporation/Amalgamation* January 2, 2025

The following supporting documents are required. Please attach these documents with your application:

☑	Incorporating documents and all amendments, and a copy of continuation documents and amendments if applicable, certified by an officer of the appropriate jurisdiction *
☑	Letter of Satisfaction/Authorization to Continue issued by the proper officer of the jurisdiction the corporation is leaving *
☑	Legal Opinion *

Annex A-250

4. Corporation Name

Every corporation must have a name. You can either propose a name for the corporation or request a number name. If you propose a name for the corporation, you need a Nuans report for the proposed name.

Will this corporation have a number name? *      ☐ Yes      ☑ No

The corporation will have: *

☑ an English name (example: “Green Institute Inc.”)

D a French name (example: “lnstitut Green Inc.”)

D a combination of English and French name (example: “lnstitut Green Institute Inc.”)’

D an English and French name that are equivalent but used separately (example: “Green Institute lnc./lnstitut Green Inc.”)

Nuans Report

New Corporation Name (Pro___ed) *

Crane Harbor Acquisition __rp.

Nuans Report Reference Number*	Nuans Report Date *
122685834	October 24, 2025

D Select this if you have a Legal Opinion for an identical name

5. General Details
Requested Date for Continuance *	Primary Activity Code *
Official Email Address * TorCorp-OBR@bennettjones.com

An official email address is required for administrative purposes and must be kept current. All official documents or notices and correspondence to the corporation will be sent to this email address.

6. Address

Every corporation is required to have a registered office address in Ontario. This address must be set out in full. A post office box alone is not an acceptable address.

Registered Office Address *

☑ Standard Address       D Lot/Concession Address

Street Number*	Street Name*	Unit Number
City/Town*	Province Ontario	Postal Code *

Country
Canada

Annex A-251

7. Director(s)

Please specify the number of directors for your Corporation *

D Fixed Number      ☑ Minimum/Maximum

Minimum Number of Directors *	Maximum Number of Directors *
1	10
Director 1
First Name*	Middle Name	Last Name*
1		1
Email Address

Is this director a Resident Canadian? *      D Yes      D No

Address for Service*      D Canada      D U.S.A.      D International

Address line 1 *
Address line 2
City/Town*	Region*	Postal Code *
Country*
8. Shares and Provisions (Maximum is 900,000 characters per text box. To activate the toolbar press “Ctrl + E”)

Every corporation must be authorized to issue at least one class of shares. You must describe the classes of shares of the corporation and the maximum number of shares the corporation is authorized to issue for each class. If the corporation has more than one class of shares, you must specify the rights, privileges and conditions for each class.

Description of Classes of Shares

The classes and any maximum number of shares that the corporation is authorized to issue:

Enter the Text*

The Corporation is authorized to issue:

500,000,000 Class A ordinary shares (“Class A Shares”);

50,000,000 Class B ordinary shares (“Class B Shares”); and

5,000,000 preference shares (“Preferred Shares”)

Rights, Privileges, Restrictions and Conditions

Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors’ authority with respect to any class of shares which may be issued in series. If there is only one class of shares, enter “Not Applicable”:

Enter the Text *

Annex A-252

A.          Class A Shares and Class B Shares

Except as set forth below, the rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(a)         Voting Rights

The holders of Class A Shares and Class B Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation and to one (I) vote in respect of each Class A Share or Class B Share, as applicable, held at all such meetings (except meetings at which only holders of another specified class or series of shares are entitled to vote, pursuant to the provisions of the Business Corporations Act (Ontario) (the “Act”)); provided that, prior to the consummation of a Business Combination and for so long as there are Class B Shares outstanding, only holders of Class B Shares shall be entitled to vote to elect or remove directors of the Corporation. For the avoidance of doubt, prior to the consummation of a Business Combination, if there are any Class B Shares outstanding, holders of Class A Shares shall have no right to vote to elect or remove any director of the Corporation. Except as required by the Act or as set forth in these Articles, holders of Class A Shares and Class B Shares shall vote together as a single class.

The holders of Class A Shares and Class B Shares, and the holders of each series of Class A Shares and Class B Shares, if applicable, are not entitled to vote separately as a class or series upon, and agree (to the extent permitted by law) that they are not entitled to exercise dissent rights relating to, any proposal to amend the articles of the Corporation to (i) increase or decrease any maximum number of authorized Class A Shares or Class B Shares, as applicable, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to Class A Shares or Class B Shares, as applicable; (ii) create a new class or series of shares equal or superior to the Class A Shares or Class B Shares, as applicable; or (iii) effect an exchange, reclassification or cancellation of the shares of such class or series Class A Shares or Class B Shares, as applicable.

For the purposes of these Articles, “Business Combination” means a merger, arrangement, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Corporation with one or more businesses or entities (the “Target Business”), which Business Combination: (a) as long as the securities of the Corporation are listed on The NASDAQ Global Market, must occur with one or more Target Businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account of the Corporation established in connection with the Corporation’s initial public offering of the securities (the “IPO”) (excluding the deferred underwriting commissions and taxes payable on the income earned on the such trust account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

(b)         Dividends

Subject to the prior rights of the holders of the Preferred Shares and any other class of shares ranking senior to the Class A Shares and Class B Shares, the holders of the Class A Shares and Class B Shares shall be entitled to receive dividends, if, as and when declared by the board of directors of the Corporation (the “Board”) out of assets of the Corporation in such amounts and payable in such manner as the Board may determine.

(c)         Class B Share Conversion

(i)          Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”):

(A)        at any time and from time to time at the option of the holders thereof; or

(B)         on the day of closing of a Business Combination.

(ii)         Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt (“Equity-linked Securities”) are issued, or deemed to be issued, by the Corporation in excess of the amounts offered in the IPO and in connection with the consummation of a Business Combination, all outstanding Class B Shares shall automatically convert into Class A Shares in connection

Annex A-253

with the consummation of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 25% of the sum of all outstanding Class A Shares and Class B Shares then issued upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination (including any Class A Shares to be issued pursuant to agreement that provides for the sale of equity securities in a private placement that will close substantially concurrently with the consummation of a Business Combination, but excluding any rights to purchase such Class A Shares), excluding any Class A Shares, Class B Shares, Preferred Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement share rights issued to Crane Harbor Sponsor, LLC or its Affiliates upon conversion of working capital loans made to the Corporation.

(iii)        For the purposes of these Articles, “Affiliate” means a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

(iv)        Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the then outstanding Class B Shares voting as a separate class.

(v)         The Initial Conversion Ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalization, rights issue, reclassification, recapitalization or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the then outstanding Class A Shares in issue into a greater or lesser number of shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the then outstanding Class B Shares.

(vi)        Each Class B Share shall convert into its pro rata number of Class A Shares. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

(vii)       The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such holder or in such name as the holder thereof may direct.

(d)         Liquidation, Dissolution or Winding Up

In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, subject to the prior rights of the holders of the Preferred Shares and any other class of shares ranking senior to the Class A Shares and Class B Shares, the holders of the Class A Shares and Class B Shares shall be entitled to receive, equally on a share for share basis and without preference or distinction, the remaining property of the Corporation.

Annex A-254

B.          Preferred Shares

The Preferred Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(a)         Issuable in Series

The Preferred Shares may be issued at any time and from time to time in one or more series which may be composed of such number of shares and with such designations, rights, privileges, restrictions and conditions to be attached to the shares of such series which may be fixed by the Board. The Board shall send to the Director (as defined in the Act), before the first issue of shares of a series, articles of amendment containing a description of the attributes of such series including the designation, rights, privileges, restrictions and conditions determined by the Board, including:

(i)          the rate, amount or method of calculation of any dividends;

(ii)         any right of redemption, retraction and/or purchase and the redemption, retraction or purchase prices and terms and conditions of any such right;

(iii)        any rights upon dissolution, liquidation or winding up of the Corporation;

(iv)        any voting rights; and

(v)         any other provisions attaching to any such series of Preferred Shares.

Restrictions on Share Transfers

The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows. If none, enter “None”:

Enter the Text *

None.

Restrictions on Business or Powers

Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise. If none, enter “None”:

Enter the Text*

None.

Other Provisions, if any

Enter other provisions, or if no other provisions enter “None”:

Enter the Text*

None.

9. Required Statements

Required Statements

☑	The corporation is to be continued under the Business Corporations Act to the same extent as if it had been incorporated under this Act. *
☑	The corporation has complied with subsection 180(3) of the Business Corporations Act. *

Annex A-255

Authorization Date

☑

The continuation of the corporation under the laws of the Province of Ontario has been properly authorized under the laws of the jurisdiction currently governing the corporation, on the following date: *

Authorization Date *

10. Authorization
☑	* I, Craig Andrus

confirm that this form has been signed by the required person.

Caution – The Act sets out penalties, including fines, for submitting false or misleading information.

Required Signature

Name	Position	Signature

Annex A-256

EXHIBIT I

GENERAL BY-LAWS OF

CRANE HARBOR ACQUISITION CORP.

(the “Corporation”)

Annex A-257

Annex A-258

Annex A-259

Page
10 — NOTICES		A-278
10.1	Notice to Shareholders	A-278
10.2	Notice to Joint Shareholders	A-278
10.3	Computation of Time	A-278
10.4	Undelivered Notices	A-278
10.5	Omissions and Errors	A-278
10.6	Persons Entitled by Death or Operation of Law	A-279
10.7	Waiver of Notice	A-279

Annex A-260

1 — DEFINITIONS

1.1         Definitions

In this By-law, and all other By-laws of the Corporation, unless the context indicates otherwise:

a)    “Act” means the Business Corporations Act (Ontario), or any statute which may be substituted therefor, including the regulations made thereunder as amended from time to time;

b)    “Applicable Securities Laws” means the applicable statutes concerning the regulation of securities markets and trading in securities and the regulations, rules, forms and schedules under those statutes, all as amended from time to time, and the blanket rulings and orders, as amended from time to time, issued by the securities commissions or similar regulatory authorities appointed under or pursuant to those statutes;

c)    “Articles” shall mean the articles of the Corporation and includes any amendments thereto;

d)    “Board” means the board of directors of the Corporation;

e)    “By-laws” means this By-law and all other by-laws of the Corporation in force and effect from time to time, and any amendments which may be made to such by-laws from time to time;

f)     “Director” means a director of the Corporation as defined in the Act;

g)    “non-business day” means Saturday, Sunday and any other day that is a holiday as defined in the Interpretation Act (Ontario);

h)    “Offering Corporation” means an offering corporation as defined in the Act;

i)     “Officer” means an officer of the Corporation as defined in the Act;

j)     “Person” includes an individual, a sole proprietorship, a partnership, an association, a labour organization, an organization, a trust, a body corporate and all individuals acting as a trustee, executor, curator or as any other legal representative;

k)    “Public Announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the Electronic Data Gathering, Analysis and Retrieval at www.sec.gov; and

l)     “Shareholders Meeting” means an annual meeting of shareholders of the Corporation or a special meeting of shareholders of the Corporation.

1.2         Interpretation

a)    words importing the singular number also include the plural and vice-versa; words importing the masculine gender include the feminine and vice-versa;

b)    all words used in this By-law and defined in the Act shall have the meanings given to such words in the Act or in the related parts thereof;

c)    the headings used in this By-law are inserted for reference purposes only and are not to be considered or taken into account in construing the terms or provisions thereof or to be deemed in any way to clarify, modify or explain the effect of any such terms or provisions; and

d)    this By-law is adopted pursuant to the Act, and is subject to, and must be read in conjunction with the Act. In the event of an inconsistency between a provision of this By-law and a provision of the Act, the latter shall prevail.

1.3         Execution in Counterpart and by Electronic Signature

Subject to the Act, any notice, resolution, requisition, statement or other document required or permitted to be executed for the purposes of the Act, may be executed and delivered by electronic means, and all such deliveries may be made by way of signing several documents of like form by one or more Persons, and those documents, when duly signed by all Persons required or permitted to sign, as appropriate, shall constitute a single document for the purposes of the Act.

Annex A-261

2 — GENERAL BUSINESS

2.1         Registered Office

The registered office of the Corporation shall be in the municipality or geographical township within Ontario specified in the Articles or in a special resolution and at such location therein as the Board may from time to time determine.

2.2         Seal

The Corporation may have a seal, which shall be adopted and may be changed by the Board. The absence of a seal on a document of the Corporation does not render the document invalid.

2.3         Fiscal Year

Until changed by resolution of the Board, the financial year of the Corporation shall end on the 31st day of December in each year.

2.4         Execution of Instruments

Deeds, transfers, assignments, contracts, obligations, certificates and other instruments shall be signed on behalf of the Corporation by any Director or Officer. In addition, the Board may from time to time pass a resolution that directs the manner in which, and the individual or individuals by whom, any particular instrument or class of instruments may or shall be signed.

Notwithstanding the foregoing, the secretary or any other Officer or any Director may sign certificates and similar instruments (other than share certificates) on the Corporation’s behalf with respect to any factual matters relating to the Corporation’s business and affairs, including certificates verifying copies of the Articles, By-laws, resolutions and minutes of meetings of the Corporation.

2.5         Banking Arrangements

The banking business of the Corporation, or any part or division of the Corporation, shall be transacted with such bank, trust company or other firm or body corporate as the Board may designate, appoint or authorize from time to time and all such banking business, or any part thereof, shall be transacted on the Corporation’s behalf by such one or more Officers or other individuals as the Board may designate, direct or authorize from time to time and to the extent thereby provided.

2.6         Voting Rights in Other Bodies Corporate

Any Officer or Director may execute and deliver proxies and take any other steps as in the Officer’s or Director’s opinion may be necessary or desirable to permit the exercise on behalf of the Corporation of voting rights attaching to any securities held by the Corporation. In addition, the Board may from time to time direct the manner in which and the individuals by whom any particular voting rights or class of voting rights may or shall be exercised.

3 — DIRECTORS

3.1         Duties of Directors

The Board shall manage, or supervise the management of the business and affairs of the Corporation.

3.2         Qualifications of Directors

No Person shall be a Director if he or she: (a) is less than 18 years of age; (b) has been found under the Substitute Decisions Act, 1992, S.O. 1992, c. 30, as from time to time amended or under the Mental Health Act R.S.O. 1990, c. M. 7, as from time to time amended, to be incapable of managing property or who has been found to be incapable by a court in Canada or elsewhere; (c) is not an individual; or (d) has the status of a bankrupt. A Director is not required to hold shares of the Corporation. If the Corporation is an Offering Corporation then at least one-third of the Directors shall not be Officers or employees of the Corporation or any of its affiliates.

Annex A-262

3.3         Number of Directors

The Board shall consist of such number of Directors as shall be set out in the Articles or, where a minimum and maximum number of Directors is provided for in the Articles, the number of Directors shall be the number of Directors determined from time to time by special resolution or, if a special resolution empowers the Directors to determine the number, the number of Directors determined by resolution of the Board. If the Board is empowered by special resolution to determine the number of Directors within a range set out in the Articles:

a)    the Board may appoint additional Directors provided that after such appointment the total number of Directors would not be greater than one and one-third times the number of Directors required to have been elected at the last annual meeting nor greater than the maximum number set out above; and

b)    the number of Directors to be elected at the annual meeting shall be the number of Directors last determined by the Board.

3.4         Quorum

A majority of the Directors in office constitutes a quorum at any meeting of the Board. If the Corporation has fewer than three Directors, all Directors must be present at any meeting of the Board to constitute a quorum. In the absence of a quorum, the Directors may only deliberate on the meeting’s adjournment. A quorum of Directors may exercise all the powers of the Board despite any vacancy on the Board.

3.5         Election and Term

Directors shall be elected to hold office for a term respectively expiring at the close of the next annual Shareholders Meeting following their election or when their successors are duly elected or appointed. The election need not be by ballot unless a ballot is demanded by any shareholder or required by the chairperson in accordance with section 7.18. If shareholders holding a certain class or series of shares have an exclusive right to elect one or more Directors, such number of Directors shall be elected by the holders of such class or series of shares.

3.6         Advance Notice for Nomination of Directors

a)    Subject only to the Act and the Articles, only individuals who are nominated in accordance with the procedures set out in this section 3.6 and who, at the discretion of the Board, satisfy the qualifications of a Director as set out in the Articles and By-laws shall be eligible for election as Directors. Nominations of individuals for election to the Board may be made at any annual Shareholders Meeting or at any special Shareholders Meeting if one of the purposes for which the special Shareholders Meeting was called was the election of Directors. Such nominations may only be made in the following manner:

i)     by or at the direction of the Board, including pursuant to a notice of meeting;

ii)    by or at the direction or request of one or more shareholders of the Corporation pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of meeting of the shareholders of the Corporation made in accordance with the provisions of the Act; or

iii)   by any person (a “Nominating Shareholder”): (A) who, at the close of business on the date of the giving of the notice provided below in this section 3.6 and on the record date for notice of such meeting, is entered in the securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) who complies with the notice procedures set forth below in this section 3.6.

b)    A Nominating Shareholder may only nominate a proposed nominee(s) if the Nominating Shareholder holds shares, either directly or beneficially, which are entitled to vote for such nominee(s) pursuant to the Articles at the close of business on the date of the giving of the notice provided below in this section 3.6.

c)    In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the Corporate Secretary of the Corporation at the registered office of the Corporation.

Annex A-263

d)    To be timely, a Nominating Shareholder’s notice to the Corporate Secretary of the Corporation must be made:

i)     in the case of an annual Shareholders Meeting, not less than 30 days (or where notice and access is used for the delivery of applicable proxy related materials, 40 days) prior to the date of the annual Shareholders Meeting; provided, however, that in the event that the annual Shareholders Meeting is to be held on a date that is less than 50 days after the date on which the first Public Announcement (the “Notice Date”) of the date of the annual Shareholders Meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the 10th day following the Notice Date;

ii)    in the case of a special Shareholders Meeting (which is not also an annual Shareholders Meeting) called for the purpose of electing Directors (whether or not called for other purposes), not later than the close of business on the 15th day following the day on which the first Public Announcement (the “Special Meeting Notice Date”) of the date of the special Shareholders Meeting was made;

iii)   in the event of any adjournment or postponement of a Shareholders Meeting, or an announcement thereof, the required time periods for the giving of a Nominating Shareholder’s notice as described above shall apply using the date of the adjourned or postponed meeting, or the date of announcement thereof, as the case may be. This means that a Nominating Shareholder who failed to deliver a timely Nominating Shareholder’s notice in proper written form to the directors for purposes of the originally scheduled Shareholders Meeting shall nonetheless be entitled to provide a Nominating Shareholder’s notice for purposes of any adjourned or postponed Shareholders Meeting as the determination as to whether a Nominating Shareholder’s notice is timely is to be determined based off of the adjourned or postponed Shareholders Meeting date and not the original Shareholders Meeting date; and

iv)   in the case of an annual Shareholders Meeting or a Shareholders Meeting (which is not also an annual Shareholders Meeting) called for the purpose of electing Directors (whether or not called for other purposes) where notice-and-access (as defined in Applicable Securities Laws) is available and used for delivery of proxy-related materials, not later than the close of business on the 40th day prior to the date of the Shareholders Meeting (unless the Shareholders Meeting is to be held on a date that is less than 50 days after the Notice Date or the Special Meeting Notice Date, as applicable, in which case the Nominating Shareholder must provide the Corporation notice not later than the close of business on the 10th day following the Notice Date in the case of a meeting described in Section 3.6(d)(i), and not later than the close of business on the 15th day following the Special Meeting Notice Date in the case of a meeting described in Section 3.6(d)(ii).

e)    To be in proper written form, a Nominating Shareholder’s notice to the Corporate Secretary of the Corporation must set forth:

i)     the identity of the Nominating Shareholder and the number of voting securities held by the Nominating Shareholder;

ii)    if the Nominating Shareholder is not the beneficial owner of all of those voting securities, the identity of the beneficial owner and the number of voting securities beneficially owned by that beneficial owner;

iii)   with respect to the Nominating Shareholder and, if applicable, any beneficial owner referred to in section 3.6(e)(ii), the following:

(1)   the class or series and number of any securities in the capital of the Corporation which are controlled, or over which control or direction is exercised, directly or indirectly, by the Nominating Shareholder or beneficial owner, and each person acting jointly or in concert with any of them (and for each such person any options or other rights to acquire shares in the capital of the Corporation, any derivatives or other securities, instruments or arrangements for which the price or value or delivery, payment or settlement obligations are derived from, referenced to, or based on any such shares, and any hedging transactions, short positions

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and borrowing or lending arrangements relating to such shares) as of the record date for the Shareholders Meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(2)   any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which the Nominating Shareholder or beneficial owner has a right to vote any shares in the capital of the Corporation on the election of Directors;

(3)   in the case of a special Shareholders Meeting called for the purpose of electing Directors, a statement as to whether the Nominating Shareholder or beneficial owner intends to send an information circular and form of proxy to any shareholders of the Corporation in connection with the individual’s nomination; and

(4)   any other information relating to the Nominating Shareholder or beneficial owner that would be required to be disclosed in a dissident’s proxy circular or other filings to be made in connection with solicitations of proxies for election of Directors pursuant to the Act and Applicable Securities Laws; and

iv)   as to each individual whom the Nominating Shareholder proposes to nominate for election as a Director:

(1)   the name, age, business address and residential address of the individual;

(2)   the principal occupation or employment of the individual;

(3)   the class or series and number of securities in the capital of the Corporation which are beneficially owned, or over which control or direction is exercised, directly or indirectly, by such individual as of the record date for the Shareholders Meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and

(4)   any other information relating to the individual that would be required to be disclosed in a dissident’s proxy circular or other filings to be made in connection with solicitations of proxies for election of Directors pursuant to the Act and Applicable Securities Laws.

f)     A Nominating Shareholders’ notice to the Corporate Secretary of the Corporation must also state:

i)     whether, in the opinion of the Nominating Shareholder and the proposed nominee, the proposed nominee would qualify to be an independent Director under sections 5605(a)(2) and 5605(c)(2) of the Nasdaq Listing Rules and the commentary relating thereto and Rule 10A-3(b) under the Securities and Exchange Act of 1934, as well as any other applicable independence criterion of a stock exchange or regulatory authority that may be applicable to the Corporation as a result of a listing of its securities on any additional stock exchanges; and

ii)    whether, with respect to the Corporation, the proposed nominee has one or more of the relationships described in sections 5605(a)(2) and 5605(c)(2) of the Nasdaq Listing Rules and the commentary relating thereto and Rule 10A-3(b) under the Securities and Exchange Act of 1934, as well as any other applicable independence criterion of a stock exchange or regulatory authority that may be applicable to the Corporation as a result of a listing of its securities on any additional stock exchanges.

g)    In addition to the provisions of this section 3.6, a Nominating Shareholder and any individual nominated by the Nominating Shareholder must satisfy and comply with all of the applicable requirements of the Act, Applicable Securities Laws and applicable stock exchange rules regarding the matters set forth herein.

h)    Except as otherwise provided by the special rights or restrictions attached to the shares of any class or series of the Corporation, no individual shall be eligible for election as a Director unless nominated in accordance with the provisions of the By-laws; provided, however, that nothing in this section 3.6 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of Directors) at a Shareholders Meeting of any matter in respect of which it would have been entitled to submit a

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proposal pursuant to the provisions of the Act. The chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded. A duly appointed proxyholder of a Nominating Shareholder shall be entitled to nominate nominees for the Board at a Shareholders Meeting, provided that all of the requirements of this section 3.6 have been satisfied.

i)     In addition to the provisions of this section 3.6, a Nominating Shareholder and any individual nominated by the Nominating Shareholder shall also comply with all of the applicable requirements of the Act, Applicable Securities Laws and applicable stock exchange rules regarding the matters set forth herein.

j)     Notwithstanding any other provision of this section 3.6, notice given to the Corporate Secretary of the Corporation may only be given by personal delivery or by email (at [          ]), and shall be deemed to have been given and made only at the time it is served by personal delivery to the Corporate Secretary of the Corporation at the address of the registered office of the Corporation, or sent by email to such email address (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Toronto time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

Notwithstanding the foregoing, the Board may, in its sole discretion, waive any requirement in this section 3.6. For greater certainty, nothing in this section 3.6 shall limit the right of the Directors to fill a vacancy among the Directors in accordance with section 3.10.

3.7         Removal of Directors

Subject to the Act, the shareholders may, by ordinary resolution passed by a majority of votes cast at a Shareholders Meeting, remove any Director or Directors and may at that meeting elect a qualified individual for the remainder of such term.

If shareholders holding a certain class or series of shares have an exclusive right to elect one or more Directors, a Director so elected may only be removed by ordinary resolution passed at a meeting of the shareholders holding such class or series of shares.

A Director whose removal is to be proposed at a Shareholders Meeting must be informed of the time and place of the meeting within the same delays as those prescribed for the calling of such meeting. Such Director may attend the meeting and be heard or, if not in attendance, may explain, in a written statement read by the individual presiding over the meeting or made available to the shareholders before or at the meeting, why he or she opposes the resolution proposing his or her removal. In addition, any vacancy created by the removal of a Director may be filled by a resolution of the shareholders at the Shareholders Meeting at which the Director is removed or, if it is not, at a subsequent meeting of the Board.

3.8         Cessation of Office

A Director ceases to hold office when the Director dies, resigns, is removed or becomes disqualified from holding office.

3.9         Resignation

A Director may resign from office by delivering or sending a written notice to the Corporation and such resignation becomes effective at the time the Director’s written resignation is received by the Corporation or at the time specified in the notice, whichever is later. A Director will immediately cease to hold office when such Director no longer meets the requirements to hold office as specified by the Act.

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3.10       Vacancies

Subject to the Act and to the Articles, a quorum of Directors may fill a vacancy on the Board, except a vacancy resulting from:

a)    an increase in the number of Directors otherwise than pursuant to a special resolution empowering the Board to fix the number of Directors within a range set out in the Articles;

b)    an increase in the maximum number of Directors set out in the Articles; or

c)    a failure to elect the number of Directors required to be elected at any Shareholder Meeting.

If there is no quorum of Directors, or if there has been a failure to elect the number or minimum number of Directors required by the Articles, the Directors then in office shall forthwith call a special Shareholders Meeting to fill the vacancies on the Board. If the Directors refuse or fail to call a meeting or if there are no Directors then in office, the meeting may be called by any shareholder.

A Director appointed or elected to fill a vacancy holds office for the unexpired term of his or her predecessor.

3.11       Borrowings

The Board may, on behalf of the Corporation:

a)    borrow money upon the credit of the Corporation;

b)    issue, reissue, sell or pledge debt obligations of the Corporation;

c)    give a guarantee on behalf of the Corporation to secure performance of an obligation of any Person; and

d)    mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

3.12       Action by the Board

Subject to the Act, the Board shall exercise its powers by or pursuant to a resolution passed at a meeting of the Board at which a quorum is present or approved in writing by all Directors in office.

3.13       Delegation

Subject to the Act, the Articles and any By-laws, the Board may from time to time delegate to a Director, a committee of the Board or an Officer all or any of the powers conferred on the Board by the Act to such extent and in such manner as the Board shall determine at the time of each such delegation.

3.14       Resolution in Writing

A resolution in writing, signed by all the Directors entitled to vote thereon is as valid as if it had been passed at a meeting of the Board or, as the case may be, of a committee of the Board. A copy of the resolution must be kept with the minutes of the meetings and the resolutions of the Board and its committees. Any such resolution may be signed in counterparts and if signed as of any date, shall be deemed to have been passed on such date.

3.15       Meetings by Telephone or Electronic Means

A meeting of Directors may be held entirely by one or more telephonic or electronic means or by any combination of in-person attendance and by one or more telephonic or electronic means. A meeting of Directors held in such a manner must provide that all persons attending the meeting are able to communicate with each other simultaneously and instantaneously. A Director who participates in such meeting by such telephonic or electronic means is deemed to be present at that meeting.

3.16       Place of Meetings

Meetings of the Board are held at the registered office of the Corporation or at any other place within or outside of Ontario, and in any financial year of the Corporation a majority of the meetings of the Board shall be held in Canada. A meeting held entirely by one or more telephonic or electronic means shall be deemed to be held at the registered office of the Corporation.

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3.17       Calling of Meetings

Meetings of the Board shall be held from time to time at such place, on such day and at such time as the Board, the chairperson of the Board, the president, the secretary or any two Directors may determine. Meetings are called by the chairperson of the Board, the president or two Directors or by the secretary upon being asked to call such a meeting by the chairperson of the Board, the president or two Directors for the transaction of any business, the general nature of which is specified in the notice calling the meeting.

3.18       Notice of Meetings

The notice stating the time and place of the meeting and specifying any matter to be dealt with relating to powers which the Board may not delegate, shall be given to each Director at least 48 hours before the meeting is to occur. This notice does not have to be given in writing.

If the meeting is to be held entirely by one or more telephonic or electronic means, the notice of the meeting must include instructions for attending and participating in the meeting by the telephonic or electronic means that will be made available for the meeting, including, if applicable, instructions for voting by such means at the meeting.

Any Director may waive a notice of a meeting of the Board. Attendance of a Director at a meeting of the Board constitutes a waiver of notice of such meeting unless the Director attends such meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting was not lawfully called.

3.19       First Meeting of New Board

Provided a quorum of Directors is present, each newly elected Board may without notice hold its first meeting following the Shareholders Meeting at which such Board is elected.

3.20       Adjourned Meeting

Notice of an adjourned meeting of the Board is not required if the time and place of the adjourned meeting is announced at the original meeting.

3.21       Votes to Govern

Subject to the Act, at all meetings of the Board, any question shall be decided by a majority of the votes cast on the question and, in the case of an equality of votes, the chairperson of the meeting shall not be entitled to a second or casting vote. Any question at a meeting of the Board shall be decided by a show of hands unless a ballot is required or demanded.

3.22       Chairperson and Secretary

The chairperson of the Board or, in the chairperson’s absence, the president shall be chairperson of any meeting of the Board. If none of these Officers are present, the Directors present shall choose one of their number to be chairperson. The secretary of the Corporation shall act as secretary at any meeting of the Board and, if the secretary of the Corporation is absent, the chairperson of the meeting shall appoint an individual, who need not be a Director, to act as secretary of the meeting.

3.23       Remuneration and Expenses

The Directors shall be paid such remuneration for their services as Directors as the Board may from time to time authorize. In addition, the Board may authorize, by resolution, a special remuneration to a Director who executes specific or additional duties on behalf of the Corporation. The Directors shall also be entitled to be reimbursed in respect of travelling and other expenses properly incurred by them in attending meetings of shareholders or of the Board or any committee thereof or in otherwise serving the Corporation. Nothing herein contained shall preclude any Director from serving the Corporation in any other capacity and receiving remuneration therefor.

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3.24       Conflict of Interest

Subject to and in accordance with the provisions of the Act, a Director or Officer who is a party to a material contract or transaction or proposed material contract or transaction with the Corporation, or is a director or an officer of, or has a material interest in, any Person who is a party to a material contract or transaction or proposed material contract or transaction with the Corporation, shall disclose in writing to the Corporation or request to have entered in the minutes of meetings of Directors the nature and extent of such interest, and any such Director shall not attend any part of a meeting of Directors during which the contract or transaction is discussed and shall refrain from voting in respect thereof unless otherwise permitted by the Act. If no quorum exists for the purpose of voting on such a resolution only because a Director is not permitted to be present at the meeting due to a conflict of interest, the remaining Directors shall be deemed to constitute a quorum for the purposes of voting on the resolution.

3.25       Dissent

A Director who is present at a meeting of the Board or a committee of the Board is deemed to have consented to any resolution passed or action taken thereat unless:

a)    the Director requests that his or her dissent is entered in the minutes of the meeting;

b)    the Director sends a written dissent to the secretary of the meeting before the meeting is terminated; or

c)    the Director sends a dissent by registered mail or delivers it to the registered office of the Corporation immediately after the meeting is terminated.

A Director is not entitled to dissent after voting for or consenting to a resolution.

A Director who was not present at a meeting at which a resolution was passed is deemed to have consented thereto unless within seven days after becoming aware of the resolution of the Director,

a)    causes his or her dissent to be placed within the minutes of the meeting; or

b)    sends his or her dissent by registered mail or delivers it to the registered office of the Corporation.

4 — COMMITTEES

4.1         Committees of the Board

The Board shall establish an audit committee and may, by resolution, create one or more additional committees comprised of Directors and, subject to the limitations prescribed by the Act, may delegate to any such committee any of the powers of the Board. The Board may appoint and remove the members of each committee subject to the requirements of the Act.

4.2         Procedure

Unless otherwise determined by the Board, each committee may fix its quorum, elect its chairperson and adopt rules to regulate its procedure. Subject to the foregoing, the procedure of each committee shall be governed by the provisions of this By-law which govern proceedings of the Board so far as the same can apply except that a meeting of a committee may be called by any member thereof (or by any member or the auditor, in the case of the audit committee), notice of any such meeting shall be given to each member of the committee (or each member and the auditor, in the case of the audit committee) and the meeting shall be chaired by the chairperson of the committee or, in his/her absence, some other member of the committee.

The Corporate Secretary shall be the secretary of each committee (or such other person designated by the committee).

Each committee shall keep records of its proceedings and transactions and shall report all such proceedings and transactions to the Board in a timely manner.

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5 — OFFICERS

5.1         Appointment of Officers

The Board may from time to time appoint a president, chief executive officer, chief operating officer, chief financial officer or secretary of the Corporation, or an individual holding a similar position, or any other individual designated as an Officer by a resolution of the Board. The Board may specify the duties of and, in accordance with this By-law and subject to the Act, delegate to such Officers powers to manage, or supervise the management of, the business and affairs of the Corporation other than any of the powers that may not be delegated as prescribed by the Act. An Officer may but need not be a Director and any individual may hold more than one office.

5.2         Agents and Attorneys

The Board shall have the power from time to time to appoint agents or attorneys for the Corporation in or out of the Province of Ontario with such powers of management or otherwise (including the power to sub-delegate) as the Board may determine.

5.3         Disclosure of Interest

An Officer must disclose the nature and extent of any interest he or she has in a contract or transaction to which the Corporation is a party, in the same way that a Director must disclose such an interest pursuant to section 3.24. In the case of an Officer who is not a Director, disclosure must be made:

a)    forthwith after the Officer becomes aware that the contract or transaction or proposed contract or transaction is to be considered or has been considered at a meeting of Directors;

b)    if the Officer becomes interested after a contract is made or a transaction is entered into, forthwith after he or she becomes so interested; or

c)    if an individual who is interested in a contract or transaction later becomes an Officer, forthwith after he or she becomes an Officer.

5.4         Mandate

The Board may, at its own discretion, remove any Officer. Each Officer appointed by the Board will remain in office until his resignation, replacement, removal or death.

5.5         Employment Conditions and Remuneration

The Board shall fix, from time to time, by resolution, the terms of employment and the remuneration of the Officers it appoints.

6 — PROTECTION OF DIRECTORS AND OFFICERS

6.1         Indemnity of Directors and Officers

a)    The Corporation shall indemnify a Director or Officer, a former Director or Officer or another individual who acts or acted at the Corporation’s request as a Director or Officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative or investigative action or other proceeding in which the individual is involved because of that association with the Corporation or other entity.

b)    The Corporation shall advance monies to such individual for the costs, charges and expenses of a proceeding referred to in paragraph (a) provided such individual agrees in advance, in writing, to repay the monies if the individual does not fulfill the conditions of paragraph (c).

c)    The Corporation may not indemnify an individual under paragraph (a) unless the individual:

i)     acted honestly and in good faith with a view to the best interests of the Corporation or other entity for which the individual acted as a Director or Officer or in a similar capacity at the Corporation’s request, as the case may be; and

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ii)    in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful.

d)    The Corporation shall also seek the approval of a court to indemnify an individual referred to in paragraph (a), or advance monies under paragraph (b) in respect of an action by or on behalf of the Corporation or other entity to procure a judgment in its favour, to which such individual is made a party because of the individual’s association with the Corporation or other entity as described in paragraph (a), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in paragraph (c).

6.2         Insurance

The Corporation may purchase and maintain insurance for the benefit of an individual referred to in section 6.1(a) against any liability incurred by the individual:

a)    in the individual’s capacity as a Director or Officer; or

b)    in the individual’s capacity as a Director or Officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the Corporation’s request.

7 — MEETINGS OF SHAREHOLDERS

7.1         Annual Meetings

The annual Shareholders Meeting shall be held at such time in each year as the Board may from time to time determine, for the purpose of considering the financial statements and reports required by the Act to be placed before the annual Shareholders Meeting, electing Directors, appointing an auditor and for the transaction of such other business as may properly be brought before the meeting.

7.2         Special Meetings

The Board shall have the power to call a special Shareholders Meeting at any time, such meeting to be held on such day and at such time as the Board may determine. Any special Shareholders Meeting may be combined with an annual Shareholders Meeting.

7.3         Place of Meetings

Shareholders Meetings shall be held at such place as the Board may determine from time to time, provided that the Board may in its sole discretion determine that a meeting shall not be held at any place, but may instead be held entirely by means of a telephonic, electronic or other communication facility pursuant to section 7.4.

7.4         Participation in Meetings by Electronic or Telephonic Means

A meeting may be held entirely by one or more telephonic or electronic means or by any combination of in-person attendance and by one or more telephonic or electronic means. A Shareholders Meeting held in such a manner must enable all Persons entitled to attend the meeting to reasonably participate. A Person who, through telephonic or electronic means, votes at or attends a Shareholders Meeting is deemed for the purposes of this Act to be present in person at the meeting.

7.5         Notice of Meetings

Any notice of a Shareholders Meeting specifying the time and place of the meeting must be sent, in writing and by any means providing proof of the date of receipt, to each Person entitled to vote at the meeting, each Director, and the auditor of the Corporation not less than 21 days and not more than 50 days before the meeting. A notice of a Shareholders Meeting is not required to specify a place of the meeting if the meeting is to be held entirely by one or more telephonic or electronic means, provided that the notice of the meeting includes any such information required by the Act.

Notice of a Shareholders Meeting at which special business is to be transacted shall state or be accompanied by a statement of the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon, and the text of any special resolution or By-law to be submitted to the meeting. All business transacted

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at a special meeting of the shareholders and all business transacted at an annual Shareholders Meeting, except consideration of the financial statements and auditor’s report, the appointment of the auditor and the election of Directors, is deemed to be special business.

Any previously scheduled annual Shareholders Meeting may be postponed, and any Shareholders Meeting other than an annual Shareholders Meeting may be postponed or cancelled, by the Corporation by Public Announcement prior to the time previously scheduled for such Shareholders Meeting.

7.6         Waiver of Notice

A shareholder and any other Person entitled to attend a Shareholders Meeting may in any manner and at any time waive notice of a Shareholders Meeting, and attendance of any such Person at a Shareholders Meeting is a waiver of notice of the meeting, except where such Person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

7.7         Record Date for Notice

The Board may fix, in conformity with Applicable Securities Law requirements, in advance, not less than 30 days and not more than 60 days before the meeting, a record date for the purpose of determining the shareholders entitled to receive a notice of the meeting or entitled to vote at the meeting. Where no such record date for notice is fixed by the Board, the record date for notice shall be the close of business on the day immediately preceding the day on which notice is given.

Notice of any such record date fixed by the Board shall be given in the manner required by the Act.

7.8         Chair, Secretary and Scrutineers

The chairperson of the Board or, if the chairperson is not present or if he or she declines or is unable to act, the president or, if the president is not present or if he or she declines or is unable to act, an individual designated by the Board shall preside as chair at any Shareholders Meeting, but, if no such individual is present within fifteen minutes after the time appointed for the holding of the meeting, the shareholders present shall choose an individual from their number to be the chair. The secretary of the Corporation shall act as secretary at any Shareholders Meeting or, if the secretary of the Corporation is not present or if he or she declines or is unable to act, the chair of the meeting shall appoint some individual, who need not be a shareholder, to act as secretary of the meeting. If desired, one or more scrutineers, who need not be shareholders, may be appointed by the chair of any Shareholders Meeting.

7.9         Persons Entitled to be Present

The only Persons entitled to be present at a Shareholders Meeting shall be those entitled to vote thereat, the Directors and auditors of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the Articles or By-laws to be present at the meeting. Any other Person may be admitted only on the invitation of the chair of the meeting or with the consent of the meeting.

7.10       Quorum

A quorum of shareholders is present at a Shareholders Meeting, provided that a quorum shall not be less than two Persons, if the holders of at least twenty-five percent (25%) of the shares of the Corporation entitled to vote at the meeting are present in person or represented by proxy. A quorum need not be present throughout the meeting provided a quorum is present at the opening of the meeting. If a quorum is not present at the time appointed for a Shareholder Meeting, or within such reasonable time thereafter as the shareholders present may determine, the chairperson of the Board or the shareholders present may adjourn the meeting to a fixed time and place but may not transact any other business.

7.11       Persons Entitled to Vote

The Persons entitled to vote at any Shareholders Meeting shall be the Persons entitled to vote in accordance with the Act. The Board or chair of any Shareholders Meeting may, but need not, at any time (including prior to, at or subsequent to the meeting), ask questions of, and request the production of evidence from, a shareholder (including a beneficial owner), the transfer agent or such other person as they, he or she considers appropriate for the purposes of determining a person’s share ownership position as at the relevant record date and authority to vote. For greater

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certainty, the Board or the chair of any Shareholders Meeting may, but need not, at any time, inquire into the legal or beneficial share ownership of any person as at the relevant record date and the authority of any person to vote at the meeting and may, but need not, at any time, request from that person production of evidence as to such share ownership position and the existence of the authority to vote.

7.12       Proxies and Representatives

Every shareholder entitled to vote at a Shareholders Meeting may, by means of a proxy, appoint a proxyholder, or one or more alternate proxyholders, who need not be shareholders, as the shareholder’s nominee to attend and act at the meeting in the manner, to the extent authorized and with the authority conferred by the proxy. A proxy shall be (a) signed in writing or by electronic signature by the shareholder or an attorney who is authorized by a document that is signed in writing or by electronic signature; or (b) if the shareholder is a body corporate, by an officer or attorney of the body corporate duly authorized. The chair of any Shareholders Meeting may, but need not, at his or her sole discretion, make determinations as to the acceptability of proxies deposited for use at the Shareholders Meeting, including the acceptability of proxies which may not strictly comply with the requirements of this By-law or otherwise, and any such determination made in good faith shall be final and conclusive.

Unless otherwise indicated, a proxy lapses one year after the date it is given. It may be revoked at any time in accordance with the Act.

A proxyholder or an alternate proxyholder has the same rights as the shareholder who appointed him or her to speak at a Shareholders Meeting in respect of any matter, to vote by way of ballot at the meeting and, except where a proxyholder or an alternate proxyholder has conflicting instructions from more than one shareholder, to vote at such a meeting in respect of any matter by way of a show of hands.

7.13       Time for Deposit of Proxies

The Board may by resolution fix a time not exceeding 48 hours, excluding non-business days, preceding any meeting or adjourned Shareholder Meeting before which time proxies to be used at that meeting must be deposited with the Corporation or an agent thereof, and any period of time so fixed shall be specified in the notice calling the meeting. A proxy shall be acted upon only if, prior to the time so specified, it shall have been deposited with the Corporation or an agent thereof specified in such notice or, if no such time is specified in such notice, it shall have been received prior to the time of voting by the secretary of the Corporation or by the chair of the meeting or any adjournment thereof. Notwithstanding any specified time limits for the deposit of proxies by shareholders, the chair of any Shareholders Meeting or the chairperson of the Board may, but need not, at his, her or their sole discretion, waive the time limits for the deposit of proxies by shareholders, including any deadline set out in the notice calling the Shareholders Meeting or in any proxy circular and any such waiver made in good faith shall be final and conclusive. A proxy is valid only in respect of the meeting in respect of which it is given, including any adjournment or postponement thereof.

7.14       Joint Shareholders

If two or more Persons hold shares jointly, one of those holders present at a Shareholders Meeting may in the absence of the others vote the shares, but if two or more of those Persons are present, in person or by proxy, they shall vote as one on the shares jointly held by them.

7.15       Votes to Govern

Except as otherwise required by the Act and the Articles, all questions proposed for the consideration of shareholders at a Shareholders Meeting shall be determined by a majority of the votes cast on the question by all who are entitled to vote.

7.16       Casting Vote

In case of an equality of votes at any meeting of shareholders, regardless of the manner of voting, the chair of the meeting shall not be entitled to a second or casting vote.

7.17       Show of Hands

Any question at a Shareholders Meeting shall be decided by a show of hands, unless a ballot is required or demanded as hereinafter provided. Upon a show of hands, every Person who is present and entitled to vote thereon shall have one vote. Whenever a vote by any means other than by ballot is taken, a declaration by the chair of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question.

7.18       Ballots

On any question proposed for consideration at a Shareholders Meeting, and whether or not a show of hands has been taken thereon, the chair may require, or any shareholder or proxyholder may demand, a ballot. A ballot so required or demanded shall be taken in such manner as the chairperson shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each Person present shall be entitled, in respect of the shares which the Person is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the Articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

7.19       Advance Notice for Proposals

a)    No business may be transacted at an annual Shareholders Meeting, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual Shareholder Meeting by any shareholder of the Corporation who complies with the proposal procedures set forth in this section 7.19. For business to be properly brought before an annual Shareholder Meeting by a shareholder of the Corporation, such shareholder must submit a proposal to the Corporation for inclusion in the Corporation’s management proxy circular in accordance with the requirements of the Act; provided that any proposal that includes nominations for the election of Directors shall be submitted to the Corporation in accordance with the requirements set forth in section 3.6. The Corporation shall set out the proposal in the management proxy circular or attach the proposal thereto, subject to the exemptions and bases for refusal set forth in the Act.

b)    At a special Shareholders Meeting, only such business shall be conducted as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the Board may be made at a special Shareholders Meeting at which Directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to and in compliance with section 3.6.

7.20       Adjournment and Termination

The chair of the Shareholders Meeting or the chairperson of the Board may adjourn the meeting from time to time and from place to place and may terminate the Shareholders Meeting on completion of the business for which it was called as set out in the notice of meeting. If a Shareholders Meeting is adjourned for less than 30 days, it shall not be necessary to give notice of the adjourned meeting, other than by announcement at the earliest meeting that is adjourned. If a Shareholders Meeting is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given as for an original meeting.

7.21       Storage of Ballots and Proxies

The Corporation must, for at least three months after a Shareholders Meeting, keep at its head office the ballots cast and the proxies presented at the meeting. Any shareholder or proxyholder who was entitled to vote at the meeting may, without charge, inspect the ballots and proxies kept by the Corporation. Unless otherwise determined by the Board in its sole discretion, no shareholder will be provided with access to any proxy materials relating to a meeting of shareholders prior to such meeting taking place.

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8 — SECURITIES AND CERTIFICATES

8.1         Issuance of Securities

Subject to the Articles, the Act and any pre-emptive right granted to shareholders, the Board may from time to time issue or grant options to purchase or rights to acquire unissued shares of the Corporation at such times and to such Persons and for such consideration as the Board shall determine. The Board may, by resolution, accept subscriptions, issue and allot unissued shares from the Corporation’s share capital and grant exchange rights, options or acquisition rights with respect to those shares.

8.2         Payment of Shares

A share shall not be issued until the consideration for the share is fully paid in money or in property or past service that is not less in value than the fair equivalent of the money that the Corporation would have received if the share had been issued for money. Shares may only be considered paid if consideration equal to the issue price determined by the Board has been paid to the Corporation.

A promissory note or a promise to pay made by a Person to whom shares are issued, or a Person who does not deal at arm’s length, within the meaning of that expression in the Income Tax Act (Canada), with a Person to whom shares are issued does not constitute consideration for the shares.

8.3         Securities Register

The Corporation or its transfer agent shall prepare and maintain at its registered office, or at any other place in Ontario designated by the Board, a securities register of the Corporation in which it records the securities issued by it in registered form, showing with respect to each class or series of securities:

a)    the names, alphabetically arranged, of Persons who,

i)     are or have been within six years registered as shareholders of the Corporation, the address including the street and number, if any, and an e-mail address if one is provided, of every such Person while a holder, and the number and class of shares registered in the name of such holder;

ii)    are or have been within six years registered as holders of debt obligations of the Corporation, the address including the street and number, if any, and an e-mail address if one is provided, of every such Person while a holder, and the class or series and principal amount of the debt obligations registered in the name of such holder; or

iii)   are or have been within six years registered as holders of warrants of the Corporation, other than warrants exercisable within one year from the date of issue, the address including the street and number, if any, and an e-mail address if one is provided, of every such Person while a registered holder, and the class or series and number of warrants registered in the name of such holder; and

b)    the date and particulars of the issue of each security and warrant.

8.4         Register of Transfer

The Corporation shall cause to be kept a register of transfers in which all transfers of securities issued by the Corporation in registered form and the date and other particulars of each transfer shall be set out.

Subject to the Act, the transfer of securities is governed by the Securities Transfer Act, 2006 (Ontario).

8.5         Registration of Transfer

Subject to the Act, no transfer of a share shall be registered in a securities register of the Corporation except: (a) upon presentation of the certificates (or, where applicable, other evidence of electronic, book-based, direct registration service or other non-certificated entry of position on the applicable register of securityholders) representing such share with an endorsement or completed transfer power of attorney which complies with the Act made thereon or delivered therewith duly executed by an appropriate Person as provided by the Act, together with such reasonable assurance that the endorsement is genuine and effective as the Board or the Corporation’s transfer agent may from time to time prescribe; (b) upon payment of all applicable taxes and reasonable fees prescribed by the Board, if any; (c) upon

Annex A-275

compliance with such restrictions on transfer as are authorized by the Articles, if any; (d) upon satisfaction of any lien on such shares; and (e) upon compliance with and satisfaction of such other requirements as the Corporation or its transfer agent may reasonably impose.

8.6         Registered Ownership

Subject to the Act, the Corporation may treat the registered holder of a security as the Person exclusively entitled to vote, to receive notices, to receive any interest, dividend or other payments in respect of the security, and otherwise to exercise all the rights and powers of a holder of the security. The Corporation may, however, treat as the registered holder any executor, administrator, heir, legal representative, guardian, committee, trustee, curator, tutor, liquidator or trustee in bankruptcy who furnishes appropriate evidence to the Corporation establishing his, her or its authority to exercise the rights relating to a security of the Corporation.

8.7         Security Certificates

A security issued by the Corporation may be represented by a security certificate or may be an uncertificated security. A certificated security is represented by a paper certificate in registered form, and an uncertificated security is represented by an entry in the securities register in the name of the securityholder.

Unless otherwise provided in the Articles, the Directors may provide by resolution that any or all classes and series of its shares or other securities shall be uncertificated securities, provided that such resolution shall not apply to securities represented by a certificate until such certificate is surrendered to the Corporation.

8.8         Certificated Securities

In the case of certificated securities, the Corporation shall issue to the securityholder, without charge, a certificate in registered form.

Security certificates shall be in such form as the Board may from time to time approve in accordance with the requirements of the Act.

Subject to any resolution of the Board providing otherwise, the security certificates of the Corporation shall be signed by at least one of the following persons: (a) a Director or Officer; (b) a registrar, transfer agent or branch transfer agent of the Corporation, or an individual on their behalf; or (c) a trustee who certifies it in accordance with a trust indenture. The signature may be printed or otherwise mechanically reproduced on the security certificate.

In the absence of any evidence to the contrary, the certificate is proof of the securityholder’s title to the security represented by the certificate.

Share certificates need not be under corporate seal.

8.9         Electronic, Book-Based or Other Non-Certificated Registered Positions

A registered securityholder may have such securityholder’s holdings of securities of the Corporation evidenced by an electronic, book-based, direct registration service or other noncertificated entry or position on the applicable register of securityholders to be kept by the Corporation in place of a physical security certificate pursuant to a registration system that may be adopted by the Corporation in conjunction with its applicable agent. The Corporation and its applicable agent may adopt such policies and procedures, appoint such other persons and require such documents and evidence as they may determine necessary or desirable in order to facilitate the adoption and maintenance of a securities registration system by electronic, book-based, direct registration system or other non-certificated means.

8.10       Replacement of Securities Certificates

Subject to the provisions of the Act, the Board or any Officer or agent designated by the Board may in the discretion of the Board or that Person direct the issue of a new security certificate in lieu of and upon cancellation of a security certificate for a certificated security claimed to have been lost, apparently destroyed or wrongfully taken on payment of such fee, prescribed by or in accordance with the Act, and on such terms as to indemnity, reimbursement of expenses and evidence of loss and of title as the Board may from time to time prescribe, whether generally or in any particular case.

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8.11       Joint Shareholders

If two or more Persons are registered as joint holders of any share, the Corporation shall not be bound to issue more than one certificate in respect thereof, and delivery of such certificate to one of such Persons shall be sufficient delivery to all of them. Any one of such Persons may give effectual receipts for the certificate issued in respect thereof or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.

8.12       Deceased Securityholders

In the event of the death of a holder, or of one of the joint holders, of any security, the Corporation shall not be required to make any entry in the securities register in respect thereof or to make payment of any dividends thereon except upon production of all such documents as may be required by the Act and upon compliance with the reasonable requirements of the Corporation or it transfer agent.

9 — DIVIDENDS AND RIGHTS

9.1         Dividends

Subject to the provisions of the Act and the Articles, the Board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid, in whole or in part, in money or property or by issuing fully paid shares or options or rights to acquire fully paid shares of the Corporation.

If shares of the Corporation are issued in payment of a dividend, the Corporation may add all or part of the value of those shares to the stated capital account of the Corporation maintained or to be maintained for the shares of the class or series issued in payment of the dividend.

The Corporation may not declare and pay a dividend, except by issuing shares or options or rights to acquire shares, if there are reasonable grounds for believing that (a) the Corporation is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the Corporation’s assets would thereby be less than the aggregate of (i) its liabilities; and (ii) its stated capital of all classes.

The Corporation may deduct from the dividends payable to a shareholder any amount due to the Corporation by the shareholder, on account of calls for payment or otherwise.

9.2         Dividend Cheques

A dividend payable in cash may be paid by cheque drawn on the Corporation’s banks or by electronic means to the order of each registered holder of shares of the class or series in respect of which it has been declared. Cheques may be sent by prepaid ordinary mail to such registered holder at such holder’s address recorded in the Corporation’s securities register, unless in each case such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and, if more than one address is recorded in the Corporation’s securities register in respect of such joint holding, the cheque shall be mailed to the first address so appearing. The mailing of such cheque, in such manner, unless the cheque is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

9.3         Non-receipt or Loss of Cheques

In the event of non-receipt or loss of any dividend cheque by the Person to whom it is sent, the Corporation shall issue to such Person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt or loss and of title as the Board may from time to time prescribe, whether generally or in any particular case.

9.4         Record Date for Dividends and Rights

The Board may fix, in advance, in accordance with the Act, a record date for the determination of the shareholders entitled to receive dividends.

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9.5         Unclaimed Dividends

Any dividend unclaimed after a period of two years from the date on which the dividend has been declared to be payable shall be forfeited and shall revert to the Corporation.

10 — NOTICES

10.1       Notice to Shareholders

Unless the Act or the By-laws provide otherwise, any notice, document or other information required or permitted by the Act, the Articles or the By-laws to be sent to a shareholder, may be sent by any one of the following methods: (i) by hand delivery, through the mail, or by a nationally recognized overnight delivery service for next day delivery, (ii) by means of fax, e-mail, or other form of electronic transmission, (iii) by providing or posting the notice, document or other information on or making it available through a generally accessible electronic source and providing notice of the availability and location of the notice, document or other information to the shareholder via any of the methods specified in (i) and (ii) above, including by mail, delivery, fax, e-mail or other form of electronic transmission, or (iv) by any other method permitted by applicable law. A notice to a shareholder shall be deemed to be received as follows: (A) if given by hand delivery, when actually received by the shareholder; (B) if sent through the mail addressed to the shareholder at the shareholder’s address appearing on the share register of the Corporation, at the time it would be delivered in the ordinary course of mail; (C) if sent for next day delivery by a nationally recognized overnight delivery service addressed to the shareholder at the shareholder’s address appearing on the share register of the Corporation, when delivered to such service; (D) if faxed, when sent to a number at which the shareholder has consented to receive notice and evidence of delivery confirmation is received by sender’s facsimile device; (E) if by e-mail, when sent to an e-mail address at which the shareholder has consented to receive notice; (F) if sent by any other form of electronic transmission, when sent to the shareholder; (G) if sent by posting it on or making it available through a generally accessible electronic source referred to in subsection 10.1 (iii), on the day such Person is sent notice of the availability and location of such notice, document or other information is deemed to have been sent in accordance with (A) through (F) above; or (H) if sent by any other method permitted by applicable law, at the time that such Person is deemed to have received such notice pursuant to applicable law. If a shareholder has consented to a method for delivery of a notice, document or other information, the shareholder may revoke such shareholder’s consent to receiving any notice, document or information by fax or e-mail by giving written notice of such revocation to the Corporation.

10.2       Notice to Joint Shareholders

If two or more Persons are registered as joint holders of any share, any notice shall be addressed to all of such joint holders but notice to one of such Persons shall be sufficient notice to all of them.

10.3       Computation of Time

In computing the date when notice must be sent under any provision requiring a specified period of days’ notice of any meeting or other event, the period of days shall commence on the day following the sending of such notice and shall terminate on the day preceding the date of the meeting or other event provided that the last day of the period shall not be a non-business day.

10.4       Undelivered Notices

If any notice given to a shareholder pursuant to section 10.1 is returned on three consecutive occasions because the shareholder cannot be found, the Corporation shall not be required to give any further notice to such shareholder until such shareholder informs the Corporation in writing of the shareholder’s new address.

10.5       Omissions and Errors

The accidental omission to give or send any notice to any shareholder, Director, Officer or auditor, or the non-receipt of any notice by any such Person or any error in any notice not affecting the substance thereof, shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise based thereon.

Annex A-278

10.6       Persons Entitled by Death or Operation of Law

Every Person who, by operation of law, transfer, death of a securityholder or any other means whatsoever, shall become entitled to any share or other security, shall be bound by every notice in respect of such security which shall have been duly given or sent to the securityholder from whom the Person derives title to such share prior to that Person’s name and address being entered on the securities register (whether such notice was given or sent before or after the happening of the event upon which that Person becomes so entitled) and prior to that Person furnishing to the Corporation the proof of authority or evidence of entitlement prescribed by the Act.

10.7       Waiver of Notice

Any shareholder (or shareholder’s duly appointed proxyholder), Director, Officer or auditor may at any time waive the giving or sending of any notice, or waive or abridge the time for any notice, required to be given to that Person under any provision of the Act, the Articles, the By-laws or otherwise and such waiver or abridgement shall cure any default in the giving or sending or in the time of such notice, as the case may be. Any such waiver or abridgement shall be in writing or given by electronic signature and may be sent by electronic means in accordance with the Electronic Commerce Act, 2000, except a waiver of notice of a Shareholders Meeting or meeting of the Board which may be given in any manner. A shareholder and any other Person entitled to attend a Shareholders Meeting may in any manner and at any time waive notice of a Shareholders Meeting, and attendance of any such Person at a Shareholders Meeting is a waiver of notice of the meeting, except where such Person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

The foregoing By-law was adopted by the Board of Directors of the Corporation pursuant to the provisions of the Business Corporations Act (Ontario), on [          ], [          ] and ratified by the shareholders on [          ], [        ].

Annex A-279

Schedule A

Pre-Closing Reorganization

1.    Subject to receiving all required shareholder approvals, the Company will resolve to alter its share capital and to create several new classes and series of shares that are each legally and economically similar to the existing classes of shares and will file a Notice of Alteration with the Ontario Business Registry. Each new class and series of shares is referred to as a “Matching Class and Series”.

A Matching Class and Series of shares should be created for each class and series of shares some of which are held by shareholders that opt in to participate in the pre-closing reorganization (“Participating Shareholders”). Shareholders that have not opted in to participate in the pre-closing reorganization are referred to as “Non-Participating Shareholders”.

2.    The Non-Participating Shareholders will exchange their shares in the capital of the Company for new shares of the Matching Class and Series.

3.    The Company will enter into an asset purchase agreement with its wholly-owned subsidiary, Xanadu Quantum Technologies Holdings ULC (“Xanadu ULC”), whereby the Company will transfer one or more of the following assets (the “Transferred Assets”) in the following order of priority (as needed to create a gain sufficient to utilize the relevant tax attributes), in exchange for common shares in the capital of Xanadu ULC:

•     Software

•     Patents

•     Other Intellectual Property

The transaction will occur on a partially tax deferred basis pursuant to subsection 85(1) of the Canadian Tax Act with an aggregate agreed amount in the election form that will equal, but not exceed, the amount required to create income sufficient to utilize certain tax attributes of the Company including non-capital losses and scientific research and experimental development pools. The agreed amount in the election with respect to each Transferred Asset will under no circumstances exceed the fair market value of such Transferred Asset.

4.    Xanadu ULC and the Company will enter into license and/or other arrangements, as needed, to allow the Company to continue to use the Transferred Assets, in exchange for fair market value consideration.

5.    The Company will increase the legal stated capital of the classes and series of shares held by Participating Shareholders by a total amount equal to the amount of the Company’s “capital dividend account” (within the meaning of subsection 89(1) of the Canadian Tax Act) immediately before that time.

The stated capital increase will result in dividends being deemed to have been paid by the Company to the Participating Shareholders under subsection 84(1) of the Canadian Tax Act in an aggregate amount equal to the amount of the stated capital increase (the “Deemed Dividends”). The Company will prepare and file a T2054 election form with the Canada Revenue Agency so that subsection 83(2) of the Canadian Tax Act applies to the Deemed Dividends, and pay the appropriate late-filing penalty if needed.

Schedule A to the Business Combination Agreement

Annex A-280

Annex B

PLAN OF ARRANGEMENT UNDER SECTION 182 OF THE
BUSINESS CORPORATIONS ACT (ONTARIO)

ARTICLE 1
INTERPRETATION

1.1    Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement will have the meanings hereinafter set out:

“Affected Securities” means, collectively, the Company Affected Securities and the Crane Harbor Affected Securities;

“Affected Securityholders” means, collectively, the Company Affected Securityholders and the Crane Harbor Affected Securityholders;

“Aggregate Exercise Price” means the aggregate exercise price of (a) all Company Options and (b) all Company Warrants, in each case converted to its U.S. dollar equivalent based on the C$:U.S.$ Bank of Canada daily exchange rate five (5) Business Days prior to the Closing Date (as defined in the Business Combination Agreement), and rounding the resulting exercise price up to the nearest whole cent.

“Arrangement” means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Business Combination Agreement or Article 7 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Company, Newco and Crane Harbor, each acting reasonably;

“Arrangement Effective Time” means 12:01 A.M. (Toronto time) on the Effective Date or such other time as the Company, Newco and Crane Harbor may agree upon in writing;

“Articles of Arrangement” means, collectively, the Company Articles of Arrangement and the Crane Harbor Articles of Arrangement;

“Business Combination Agreement” means the business combination agreement made as of November 3, 2025 by and among the Company, Newco and Crane Harbor, including all exhibits and schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof;

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York and Toronto, Ontario are open for the general transaction of business;

“Certificates of Arrangement” means, collectively, the Company Certificate of Arrangement and Crane Harbor Certificate of Arrangement;

“Company” means Xanadu Quantum Technologies Inc., a corporation continued under the OBCA;

“Company 2017 Equity Incentive Plan” means the 2017 Equity Incentive Plan of the Company, dated as of October 30, 2017, as amended from time to time;

“Company 2018 Equity Incentive Plan” means the 2018 Equity Incentive Plan of the Company, dated as of April 6, 2018, as amended from time to time;

“Company Affected Securities” means, collectively, the Company Shares, the Company Warrants and the Company Options;

“Company Affected Securityholders” means, collectively, the Company Shareholders, the Company Warrant Holders and the Company Optionholders;

“Company Arrangement Resolution” means the special resolution of the Company Shareholders approving the Plan of Arrangement which is to be considered at the Company Meeting or otherwise approved in writing by the requisite threshold;

Annex B-1

“Company Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement required under subsection 183(1) of the OBCA to be sent to the Director after the Final Order has been granted;

“Company Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Company Articles of Arrangement, giving effect to the Arrangement;

“Company Common Shareholders” means, at any time, the holders of Company Common Shares issued and outstanding at such time and “Company Common Shareholder” means any one of them;

“Company Common Shares” means, collectively, the Company Voting Common Shares and the Company Non-Voting Common Shares;

“Company Fully Diluted Shares” means the sum of (without duplication) (A) the aggregate number of Company Shares issued and outstanding immediately prior to the Arrangement Effective Time, including the aggregate Company Common Shares issuable upon conversion of any issued and outstanding Company Preferred Shares based on the then applicable conversion ratio; (B) the aggregate number of Company Common Shares issuable upon exercise or settlement of all issued and outstanding Company Options (whether vested or unvested, including Company Options exercised or settled prior to or in connection with the closing of the Arrangement; and (C) the aggregate number of Company Shares issuable upon the exercise of the Company Warrants;

“Company Meeting” means, if applicable, the special meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, which may be called and held in accordance with the Interim Order for the purpose of, among other things, considering and, if thought fit, approving the Company Arrangement Resolution or written resolution signed by the requisite threshold of Company Shareholders approving the Company Arrangement Resolution;

“Company Non-Voting Common Shareholders” means, at any time, the holders of Company Non-Voting Common Shares outstanding at such time and “Company Non-Voting Common Shareholder” means any one of them;

“Company Non-Voting Common Shares” means the series of Common Shares in the capital of the Company designated as Non-Voting Common Shares;

“Company Non-Voting Options” means the outstanding options (whether vested or unvested) to purchase Company Non-Voting Common Shares granted pursuant to a Company Plan;

“Company Optionholders” means, at any time, the holders of Company Options and “Company Optionholder” means any one of them;

“Company Options” means Company Non-Voting Options and Company Voting Options;

“Company Plans” means, collectively, the Company 2017 Equity Incentive Plan and the Company 2018 Equity Incentive Plan, and “Company Plan” means any one of them;

“Company Preferred Shareholders” means, at any time, the holders of Company Preferred Shares issued and outstanding at such time and “Company Preferred Shareholder” means any one of them;

“Company Preferred Shares” means the Preferred Shares in the capital of the Company, issuable in series, of which the first series is designated as “Series 1 Seed Preferred Shares”, the second series is designated as “Series 2 Seed Preferred Shares”, the third series is designated as “Series 3 Seed Preferred Shares”, the fourth series is designated as “Series A Preferred Shares”, the fifth series is designated as “Series B Preferred Shares” and the sixth series is designated as “Series C Preferred Shares”;

“Company Shareholder Consideration” means the Newco Multiple Voting Shares and Newco Subordinate Voting Shares to be issued to Company Common Shareholders pursuant to the Arrangement and in accordance with and subject to the terms of this Plan of Arrangement;

“Company Shareholders” means, at any time, the holders of Company Common Shares, Company Preferred Shares or both, in each case issued and outstanding at such time and “Company Shareholder” means any one of them;

Annex B-2

“Company Shares” means, collectively, the Company Common Shares and the Company Preferred Shares;

“Company Transmittal Letter” means the letter of transmittal to be provided by the Company to the Company Shareholders to provide a means for the delivery of any certificates representing Company Shares to the Exchange Agent and for instructions to be given by such Company Shareholder to the Exchange Agent for the delivery of the Company Shareholder Consideration;

“Company Voting Common Shareholders” means, at any time, the holders of Company Voting Common Shares outstanding at such time and “Company Voting Common Shareholder” means any one of them;

“Company Voting Common Shares” means the series of Common Shares in the capital of the Company designated as Voting Common Shares;

“Company Voting Options” means the outstanding options (whether vested or unvested) to purchase Company Voting Common Shares granted pursuant to a Company Plan;

“Company Warrant Holders” means, at any time, the holders of Company Warrants outstanding at such time and “Company Warrant Holder” means any one of them;

“Company Warrants” means, collectively, the SFTrust Warrants and the RBC Warrant;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Crane Harbor” means Crane Harbor Acquisition Corp. a corporation continued under the OBCA;

“Crane Harbor Affected Securities” means, collectively, the Crane Harbor Shares and the Crane Harbor Share Rights;

“Crane Harbor Affected Securityholders” means, collectively, the Crane Harbor Shareholders and the Crane Harbor Share Rights Holders;

“Crane Harbor Articles of Arrangement” means the articles of arrangement of Crane Harbor in respect of the Arrangement required under subsection 183(1) of the OBCA to be sent to the Director after the Final Order has been granted;

“Crane Harbor Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Crane Harbor Articles of Arrangement, giving effect to the Arrangement;

“Crane Harbor Class A Shares” means Crane Harbor’s Class A ordinary shares, $0.0001 par value;

“Crane Harbor Class B Shares” means Crane Harbor’s Class B ordinary shares, $0.0001 par value;

“Crane Harbor Consideration” means the Newco Subordinate Voting Shares to be issued to Crane Harbor Affected Securityholders pursuant to the Arrangement and in accordance with and subject to the terms of this Plan of Arrangement;

“Crane Harbor Share Rights” means outstanding rights issued by Crane Harbor to purchase Crane Harbor Class A Shares;

“Crane Harbor Share Rights Holders” means, at any time, the holders of Crane Harbor Share Rights issued and outstanding at such time and “Crane Harbor Share Rights Holder” means any one of them;

“Crane Harbor Shareholders” means, at any time, the holders of Crane Harbor Shares issued and outstanding at such time and “Crane Harbor Shareholder” means any one of them;

“Crane Harbor Shareholders Meeting” means the special meeting of the Crane Harbor Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, which may be called and held in accordance with the Interim Order for the purpose of considering and, if thought fit, approving the Plan of Arrangement;

“Crane Harbor Shares” means, collectively, the Crane Harbor Class A Shares and the Crane Harbor Class B Shares;

Annex B-3

“Crane Harbor Transmittal Letter” means the letter of transmittal to be provided by Crane Harbor to the Crane Harbor Affected Securityholders to provide a means for the delivery of any certificates representing Crane Harbor Shares or Crane Harbor Share Rights, as applicable, to the Exchange Agent and for instructions to be given by such Crane Harbor Affected Securityholders to the Exchange Agent for the delivery of the Crane Harbor Consideration;

“Director” means the Director duly appointed under Section 278 of the OBCA;

“Dissent Rights” means the dissent rights in respect of the Arrangement described in Section 6.1;

“Dissenting Shareholder” means a registered holder of Company Common Shares or Company Preferred Shares who has validly exercised his, her or its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of the Company Common Shares and/or Company Preferred Shares in respect of which Dissent Rights are validly exercised by such registered holder of Company Common Shares or Company Preferred Shares;

“Effective Date” means the date shown on the Certificates of Arrangement upon which, the Arrangement becomes effective;

“Encumbrance” means any mortgage, pledge, assignment, charge, lien, security interest, adverse interest in property, other third-party interest or encumbrance of any kind whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

“Exchange Agent” means the Person appointed by Newco in accordance with the terms of the Business Combination Agreement;

“Exchange Ratio” means the quotient obtained by dividing (i) (A) $3,000,000,000 plus (B) the Aggregate Exercise Price by (ii) $10, and then dividing that result by (iii) the aggregate number of Company Fully Diluted Shares;

“Final Order” means the final order of the Court approving the Arrangement pursuant to subsection 182(5)(f) of the OBCA, as such order may be affirmed, amended or modified by any court of competent jurisdiction or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or amended on appeal;

“Governmental Entity” means any United States, Canadian or other (a) federal, state, provincial, territorial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private), self-regulatory organization or stock exchange;

“holder”, when used with reference to any securities of the Company, means the holder of such securities shown from time to time in the central securities register maintained by or on behalf of Company in respect of such securities;

“Interim Order” means the interim order of the Court contemplated by Section 2.2 of the Business Combination Agreement and made pursuant to Section 182(5) of the OBCA, in a form acceptable to each of the Company, Newco and Crane Harbor (each acting reasonably), as the same may be amended by the Court with the consent of the Company, Newco and Crane Harbor, each acting reasonably;

“Investors Rights Agreement” means the Fourth Amended and Restated Investors’ Rights Agreement, by and among the Company, the Founder (as defined therein) and the Investors (as defined therein), dated as of April 20, 2022, as amended, restated or replaced from time to time;

“Newco” means Xanadu Quantum Technologies Limited, a corporation incorporated under the laws of the Province of Ontario;

“Newco Arrangement MVS Option” has the meaning ascribed thereto in Section 3.1(f)(i) of this Plan of Arrangement;

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“Newco Arrangement MVS Warrant” has the meaning ascribed thereto in Section 3.1(g)(i) of this Plan of Arrangement;

“Newco Arrangement Option” means any Newco Arrangement MVS Option or Newco Arrangement SVS Option;

“Newco Arrangement SVS Option” has the meaning ascribed thereto in Section 3.1(f)(i) of this Plan of Arrangement;

“Newco Arrangement SVS Warrant” has the meaning ascribed thereto in Section 3.1(g)(i) of this Plan of Arrangement;

“Newco Arrangement Warrant” means any Newco Arrangement MVS Warrant or Newco Arrangement SVS Warrant;

“Newco Multiple Voting Shares” means the Multiple Voting Shares in the capital of Newco;

“Newco Subordinate Voting Shares” means the Subordinate Voting Shares in the capital of Newco;

“OBCA” means the Business Corporations Act (Ontario) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement and any amendments, supplements, modifications or variations hereto made in accordance with this Plan of Arrangement, the applicable provisions of the Business Combination Agreement, or upon the direction of the Court in the Final Order with the consent of the Company, Newco and Crane Harbor, such consent not to be unreasonably withheld, conditioned or delayed;

“Plan of Arrangement Proposal” has the meaning ascribed thereto in Section 7.1 of this Plan of Arrangement;

“RBC Warrant” means the warrants to purchase Company Non-Voting Common Shares evidenced by the warrant certificate issued by the Company in favour of Royal Bank of Canada, dated as of May 23, 2023;

“Right of First Refusal and Co-Sale Agreement” means the Fourth Amended and Restated First Refusal and Co-Sale Agreement, by and among the Company and the Shareholders (as defined therein), dated as of April 20, 2022, as amended, restated or replaced from time to time;

“SFTrust Warrants” means, collectively, (i) the warrants to purchase Company Voting Common Shares evidenced by the warrant certificate issued by the Company in favour of SFTrust Holdings, LLC dated as of January 15, 2018; (ii) the warrants to purchase Company Voting Common Shares evidenced by the warrant certificate issued by the Company in favour of SFTrust Holdings, LLC dated as of July 8, 2019; and (iii) the warrants to purchase Company Voting Common Shares evidenced by the warrant certificate issued by the Company in favour of SFTrust Holdings, LLC dated as of October 21, 2021;

“Shareholders Agreements” means, collectively, the Investors Rights Agreement, the Right of First Refusal and Co-Sale Agreement and the Voting Agreement;

“Subscription Agreement” means the subscription agreement entered into between certain investors and Newco;

“Tax” means (a) any U.S., Canadian or other non-U.S. federal, state, local, provincial or territorial income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, GST/HST, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes, duties, fees, charges, imposts, or assessments of any kind whatever, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, instalments of tax, or additional amounts imposed by any

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Governmental Entity with respect thereto, whether disputed or not, and (b) any liability for any amounts of the type described in clause (a) of another Person by operation of law (including under Treasury Regulations Section 1.1502-6 or analogous U.S. state or local or non-U.S. law), as a transferee or successor, or as a result of any Tax sharing, indemnification or similar agreement;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time; and

“Voting Agreement” the Fourth Amended and Restated Voting Agreement, by and among the Company and the Shareholders (as defined therein), dated as of April 20, 2022, as amended, restated or replaced from time to time.

1.2    In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)     the division of this Plan of Arrangement into Articles and Sections and the further division thereof into subsections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an Article, Section or subsection refers to the specified Article, Section or subsection to this Plan of Arrangement;

(b)    time periods within or following which any payment is to be made or act is to be done will be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period will be extended to the next Business Day following the day on which it would otherwise end;

(c)     the terms “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto;

(d)    words importing the singular number only will include the plural and vice versa and words importing the use of any gender will include all genders;

(e)     the word “including” means “including, without limiting the generality of the foregoing”;

(f)     a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder; and

(g)    all references to cash or currency in this Plan of Arrangement are to United States dollars unless otherwise indicated.

ARTICLE 2
BUSINESS COMBINATION AGREEMENT

2.1    This Plan of Arrangement is made pursuant to and subject to the provisions of the Business Combination Agreement and constitutes an arrangement as referred to in Section 182 of the OBCA. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Business Combination Agreement, the provisions of this Plan of Arrangement will govern.

2.2    This Plan of Arrangement and the Arrangement will become effective as of the Arrangement Effective Time and will be binding without any further authorization, act or formality on the part of the Court or any Person, on the Affected Securityholders, Crane Harbor, Newco, the Company, the Exchange Agent, and any other Person from and after the Arrangement Effective Time.

2.3    The Articles of Arrangement and the Certificates of Arrangement shall be filed and issued, respectively, with respect to the Arrangement in its entirety. The Certificates of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3.1 has become effective in the sequence and at the times set out therein.

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ARTICLE 3
ARRANGEMENT

3.1    Commencing at the Arrangement Effective Time, the following transactions will occur and will be deemed to occur at the times and in the order set out below without any further authorization, act or formality required on the part of any Person, except as otherwise expressly provided herein:

(a)     at the Arrangement Effective Time, notwithstanding the terms of the Shareholders Agreements, the Shareholders Agreements will be terminated and the parties to the Shareholders Agreements will cease to have any rights or obligations under the Shareholders Agreements, provided that (i) Sections 3.1 (Agreement to Lock-up) of the Right of First Refusal and Co-Sale Agreement; (ii) Section 12.22 (Confidentiality) of the Voting Agreement; and (iii) Section 3.12 (Market Stand-Off Agreement) of the Investors Rights Agreement, together with all applicable defined terms, shall survive such termination and remain in full force and effect;

(b)    at the Arrangement Effective Time, notwithstanding the terms of any side letter, management rights, covenant agreement or similar agreement entered into between the Company and any of the Company Preferred Shareholders on or about the time each such Company Preferred Shareholder purchased Company Preferred Shares or warrants, options, convertible securities or other rights exercisable for, or convertible into, Company Preferred Shares (collectively, the “Investor Letter Agreements”, but excluding, for greater certainty, the Shareholders Agreements), the Investor Letter Agreements will be terminated and the parties to the Investor Letter Agreements will cease to have any rights or obligations under the Investor Letter Agreements;

(c)     one minute after the step in Section 3.1(b), subject to Section 6.1, each of the Company Shares held by Dissenting Shareholders shall be, and shall be deemed to be, transferred to the Company (free and clear of any Encumbrances) and cancelled in consideration for a debt claim against the Company for the amount determined in accordance with Section 6.1 (subject to any amounts required to be withheld in accordance with Section 5.3), and:

(i)     such Dissenting Shareholders shall cease to be the holders of such Company Shares and to have any rights as holders of such Company Shares (including for the purposes of any matter concerning the Company Shares or the Company Shareholders in the remainder of this Section 3.1), other than the right to be paid fair value for such Company Shares as set out in Section 6.1; and

(ii)    such Dissenting Shareholders’ names shall be removed as the holders of such Company Shares from the registers of such Company Shares maintained by or on behalf of the Company;

(d)    one minute after the step in Section 3.1(c):

(i)     each Company Preferred Share held by a Company Preferred Shareholder (other than a Dissenting Shareholder) immediately prior to the Arrangement Effective Time will be converted into and exchanged for one Company Voting Common Share;

(ii)    such Company Preferred Shareholder will cease to have any rights as the registered holder of Company Preferred Shares (other than the right to receive the consideration contemplated by Section 3.1(d)(i)); and

(iii)   the name of such Company Preferred Shareholder will be removed as the registered holder of such Company Preferred Shares from the applicable securities register of the Company maintained by or on behalf of the Company and added as a registered holder of Company Voting Common Shares on the applicable securities register of the Company maintained by or on behalf of the Company, and such Company Preferred Shares will be cancelled;

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(e)     one minute after the steps in Section 3.1(d):

(i)     each Company Voting Common Share (including any Company Voting Common Shares issued to Company Preferred Shareholders pursuant to Section 3.1(d)(i)) held by a Company Voting Common Shareholder (other than a Dissenting Shareholder) immediately prior to effecting the steps in this Section 3.1(e) will be transferred to Newco in consideration for that number of Newco Multiple Voting Shares which is equal to the Exchange Ratio;

(ii)    each Company Non-Voting Common Share held by a Company Non-Voting Common Shareholder (other than a Dissenting Shareholder) immediately prior to effecting the steps in this Section 3.1(e) will be transferred to Newco in consideration for that number of Newco Subordinate Voting Shares which is equal to the Exchange Ratio;

(iii)   each such Company Common Shareholder referred to in clause (i) and (ii) above will cease to have any rights as a registered holder of Company Common Shares other than the right to receive (A) the consideration contemplated by Section 3.1(e)(i) and Section 3.1(e)(ii), as applicable, and (B) any dividends and other distributions payable in respect of the Company Common Shares as of the Arrangement Effective Time, in each case subject to any amounts required to be withheld in accordance with Section 5.3;

(iv)   the name of each such Company Common Shareholder referred to in clause (i) and (ii) above will be removed as the registered holder of such Company Common Shares from the applicable securities register of the Company maintained by or on behalf of the Company and added as a registered holder of Newco Multiple Voting Shares or Newco Subordinate Voting Shares, as applicable, on the applicable securities register of Newco maintained by or on behalf of Newco; and

(v)    Newco will be recorded as the registered holder of such Company Common Shares so transferred and acquired in accordance with this Section 3.1(e) and will be deemed to be the legal and beneficial owner thereof free and clear of all Encumbrances;

(f)     one minute after the steps in Section 3.1(e):

(i)     (A) each Company Voting Option outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested and notwithstanding the terms of any Company Plan) will be exchanged for an option to purchase Newco Multiple Voting Shares (each, a “Newco Arrangement MVS Option”). The Newco Arrangement MVS Option issued in exchange for such Company Voting Option may be exercised solely for Newco Multiple Voting Shares. The number of Newco Multiple Voting Shares subject to the Newco Arrangement MVS Option will be equal to the product (rounded down to the nearest whole number on a per Company Voting Option basis) of (x) the number of Company Voting Common Shares subject to such Company Voting Option immediately prior to the exchange herein and (y) the Exchange Ratio. The per share exercise price for the Newco Multiple Voting Shares issuable upon exercise of such Newco Arrangement MVS Option will be equal to the quotient obtained by dividing (1) the exercise price per Company Voting Common Share of such Company Voting Option immediately prior to the exchange herein by (2) the Exchange Ratio, converting the resulting amount to its U.S. dollar equivalent based on the C$:US$ Bank of Canada daily exchange rate as of the Business Day immediately prior to the Arrangement Effective Time, and rounding the resulting exercise price up to the nearest whole cent;

(B) each Company Non-Voting Option outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested and notwithstanding the terms of any Company Plan) will be exchanged for an option to purchase Newco Subordinate Voting Shares (each, a “Newco Arrangement SVS Option”). The Newco Arrangement SVS Option issued in exchange for such Company Non-Voting Option may be exercised solely for Newco Subordinate Voting Shares. The number of Newco Subordinate Voting Shares subject to the Newco Arrangement SVS Option will be equal to the product (rounded down to the nearest whole number on a per Company Non-Voting Option basis) of (x) the number of Company Non-Voting Common Shares subject to such Company Non-Voting Option immediately prior to the exchange herein and (y) the Exchange Ratio. The per share exercise price for the Newco Subordinate Voting Shares issuable upon exercise of such

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Newco Arrangement SVS Option will be equal to the quotient obtained by dividing (1) the exercise price per Company Non-Voting Common Share of such Company Non-Voting Option immediately prior to the exchange herein by (2) the Exchange Ratio, converting the resulting amount to its U.S. dollar equivalent based on the C$:US$ Bank of Canada daily exchange rate as of the Business Day immediately prior to the Arrangement Effective Time, and rounding the resulting exercise price up to the nearest whole cent;

(C) it is intended that the provisions of subsection 7(1.4) of the Tax Act (and any corresponding provision of provincial or territorial tax legislation) apply to the exchange of Company Options for Newco Arrangement Options described in Section 3.1(f)(i). Notwithstanding Section 3.1(f)(i), if it is determined in good faith that the excess of the aggregate fair market value of the Newco Multiple Voting Shares or the Newco Subordinate Voting Shares, as applicable, subject to a Newco Arrangement Option immediately after the exchange herein over the aggregate option exercise price for such shares pursuant to the Newco Arrangement Option (such excess referred to herein as the “In the Money Amount” of the Newco Arrangement Option) would otherwise exceed the excess of the aggregate fair market value of the Company Common Shares subject to the Company Option in exchange for which the Newco Arrangement Option was issued immediately before the exchange herein over the aggregate option exercise price for such shares pursuant to the Company Option (such excess referred to as the “In the Money Amount” of the Company Option), the exercise price under the Newco Arrangement Option will be increased (and will be deemed always to have been increased), only to the extent necessary, so that the In the Money Amount of the Newco Arrangement Option does not exceed the In the Money Amount of the Company Option in accordance with subsection 7(1.4) of the Tax Act; and

(D) except as specifically provided above, following such time, each Newco Arrangement Option will, mutatis mutandis, continue to be governed by the terms of the applicable Company Plan and the terms of the stock option agreement by which the exchanged Company Option is evidenced, any restriction on the exercise of any Company Option so exchanged will continue in full force and effect and the term, exercisability, vesting schedule and other provisions that applied to the exchanged Company Option will otherwise remain unchanged as a result of the exchange of such Company Option; provided however that (x) Newco’s board of directors or a committee thereof will succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Newco Arrangement Option; and (y) each Newco Arrangement Option will be subject to administrative procedures consistent with those in effect under Newco’s equity compensation plan; and

(ii)    with respect to each Company Option exchanged pursuant to Section 3.1(f)(i), such Company Option shall be cancelled, the holder of such Company Options will cease to be the holder thereof or to have any rights as a holder thereof (other than the right to receive the consideration such holder is entitled to receive pursuant to Section 3.1(f)(i)), and the name of the holder thereof will be removed from the applicable securities register of the Company and added as a registered holder of Newco Arrangement Options on the applicable securities register of Newco maintained by or on behalf of Newco;

(g)    one minute after the steps in Section 3.1(f):

(i)     (A) the SFTrust Warrants outstanding immediately prior to the Arrangement Effective Time will be exchanged for warrants to purchase Newco Multiple Voting Shares (the “Newco Arrangement MVS Warrants”). The Newco Arrangement MVS Warrants issued in exchange for such SFTrust Warrants may be exercised solely for Newco Multiple Voting Shares. The number of Newco Multiple Voting Shares subject to the Newco Arrangement MVS Warrants will be equal to the product (rounded down to the nearest whole number on a per SFTrust Warrant basis) of (x) the number of Company Voting Common Shares subject to such SFTrust Warrant immediately prior to the exchange herein, and (y) the Exchange Ratio. The per share purchase price for the Newco Multiple Voting Shares issuable upon exercise of such Newco Arrangement MVS Warrant will be equal to the quotient obtained by dividing (1) the purchase price per Company Voting Common Share of such SFTrust Warrant immediately prior to the exchange herein by (2) the Exchange Ratio, converting the

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resulting amount to its U.S. dollar equivalent based on the C$:US$ Bank of Canada daily exchange rate as of the Business Day immediately prior to the Arrangement Effective Time, and rounding the resulting purchase price up to the nearest whole cent; and

(B) the RBC Warrant outstanding immediately prior to the Arrangement Effective Time will be exchanged for a warrant to purchase Newco Subordinate Voting Shares (the “Newco Arrangement SVS Warrant”). The Newco Arrangement SVS Warrant issued in exchange for the RBC Warrant may be exercised solely for Newco Subordinate Voting Shares. The number of Newco Subordinate Voting Shares subject to the Newco Arrangement SVS Warrant will be equal to the product (rounded down to the nearest whole number on a per RBC Warrant basis) of (x) the number of Company Non-Voting Common Shares subject to such RBC Warrant immediately prior to the exchange herein, and (y) the Exchange Ratio. The per share purchase price for the Newco Subordinate Voting Shares issuable upon exercise of such Newco Arrangement SVS Warrant will be equal to the quotient obtained by dividing (1) the purchase price per Company Non-Voting Common Share of such RBC Warrant immediately prior to the exchange herein by (2) the Exchange Ratio, converting the resulting amount to its U.S. dollar equivalent based on the C$:US$ Bank of Canada daily exchange rate as of the Business Day immediately prior to the Arrangement Effective Time, and rounding the resulting purchase price up to the nearest whole cent;

(ii)    except as specifically provided above, following such time, each Newco Arrangement Warrant will, mutatis mutandis, continue to be governed by the terms of the applicable Company Warrant, any restriction on the exercise of any Company Warrant so exchanged will continue in full force and effect and the term, exercisability and other provisions that applied to the exchanged Company Warrant will otherwise remain unchanged as a result of the exchange of such Company Warrant; provided however that Newco’s board of directors will succeed to the authority and responsibility of the Company’s board of directors with respect to each Newco Arrangement Warrant; and

(iii)   with respect to each Company Warrant exchanged pursuant to this Section 3.1(g), such Company Warrant shall be cancelled, the holder of such Company Warrant will cease to be the holder thereof or to have any rights as a holder thereof (other than the right to receive the consideration such holder is entitled to receive pursuant to Section 3.1(g)(i)), and the name of the holder thereof will be removed from the applicable securities register of the Company and added as a registered holder of Newco Arrangement Warrants on the applicable securities register of Newco maintained by or on behalf of Newco;

(h)    one minute after the step in Section 3.1(g):

(i)     each Crane Harbor Share Right held by a Crane Harbor Share Rights Holder will be immediately exercised in consideration for one-tenth of a Crane Harbor Class A Share.

(i)     with respect to each Crane Harbor Share Right exercised pursuant to Section 3.1(h)(i), such Crane Harbor Share Right shall be cancelled, the holder of such Crane Harbor Share Right will cease to be the holder thereof or to have any rights as a holder thereof (other than the right to receive the consideration such holder is entitled to receive pursuant to Section 3.1(i)(ii)), and the name of the holder thereof will be removed as a registered holder of Crane Harbor Share Rights and added as a registered holder of Crane Harbor Class A Shares on the applicable securities register of Crane Harbor maintained by or on behalf of Crane Harbor;

(i)     one minute after the step in Section 3.1(h):

(i)     each Crane Harbor Class A Share (including any Crane Harbor Class A Shares issued to Crane Harbor Share Rights Holders pursuant to Section (h)) and each Crane Harbor Class B Share, held by a Crane Harbor Shareholder will be transferred to Newco in consideration for one Newco Subordinate Voting Share;

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(ii)    each such Crane Harbor Shareholder will cease to have any rights as a registered holder of Crane Harbor Shares other than the right to receive (A) the consideration contemplated by Section 3.1(i)(i), and (B) any dividends and other distributions payable in respect of such Crane Harbor Shares as of the Arrangement Effective Time, in each case subject to any amounts required to be withheld in accordance with Section 5.3;

(iii)   the name of each such Crane Harbor Shareholder will be removed as the registered holder of such Crane Harbor Shares from the applicable securities register of Crane Harbor maintained by or on behalf of Crane Harbor and added as a registered holder of Newco Subordinate Voting Shares on the applicable securities register of Newco maintained by or on behalf of Newco; and

(iv)   Newco will be recorded as the registered holder of such Crane Harbor Shares so transferred and acquired in accordance with this Section 3.1(i) and will be deemed to be the legal and beneficial owner thereof free and clear of all Encumbrances;

(j)     one minute after the steps in Section 3.1(i), Newco will, subject to and in accordance with the terms and conditions of the Subscription Agreements, issue such number of Newco Subordinate Voting Shares contemplated by the Subscription Agreements, in exchange for the consideration contemplated therein.

The transactions provided for in this Section 3.1 will be deemed to occur on the Effective Date notwithstanding that certain of the procedures related hereto are not completed until after the Effective Date (and provided that none of the foregoing will occur or will be deemed to occur unless all of the foregoing occur and, if they occur, all of the foregoing will be deemed to occur without further act or formality). All Company Voting Common Shares, Newco Multiple Voting Shares and Newco Subordinate Voting Shares issued pursuant to Section 3.1 shall be deemed to be duly authorized and validly issued as fully paid and non-assessable.

ARTICLE 4
CERTIFICATES AND PAYMENTS

4.1    On or prior to the Business Day preceding the Arrangement Effective Time, the Company will deposit or cause to be deposited with the Exchange Agent, for the benefit of and to be held on behalf of the Company Preferred Shareholders, certificates representing or evidence in book-entry form of, the Company Common Shares issuable to Company Preferred Shareholders pursuant to Section 3.1(d)(i).

4.2    On or prior to the Business Day preceding the Arrangement Effective Time, Newco will deposit or cause to be deposited with the Exchange Agent for the benefit of and to be held on behalf of the Company Shareholders and the Crane Harbor Affected Securityholders entitled to receive Newco Multiple Voting Shares or Newco Subordinate Voting Shares, as applicable, pursuant to Section 3.1(e) or Section 3.1(i), certificates representing, or evidence in book-entry form of, the Company Shareholder Consideration and the Crane Harbor Consideration.

4.3    Following the deposit with the Exchange Agent of the certificates or other evidence specified in Section 4.1, the Company will be fully and completely discharged from its obligation to issue Company Common Shares to Company Preferred Shareholders pursuant to Section 3.1(d)(i), and the rights of such holders will be limited to receiving, from the Exchange Agent, the Company Shareholder Consideration to which they are entitled in accordance with this Plan of Arrangement.

4.4    Following the deposit with the Exchange Agent of the certificates or other evidence specified in Section 4.2, Newco will be fully and completely discharged from its obligation to pay: (1) the Company Shareholder Consideration to the Company Shareholders, (2) the Crane Harbor Consideration to the Crane Harbor Affected Securityholders and the rights of such holders will be limited to receiving, from the Exchange Agent, the Newco Multiple Voting Shares and Newco Subordinate Voting Shares, as applicable, to which they are entitled in accordance with this Plan of Arrangement.

4.5    Until such time as a Company Shareholder deposits with the Exchange Agent a duly completed Company Transmittal Letter, documents, certificates and instruments contemplated by the Company Transmittal Letter and such other documents and instruments as the Exchange Agent, the Company or Newco reasonably require, the payment or delivery to which such Company Shareholder is entitled will, in each case, be delivered or paid to the Exchange Agent to be held as agent on behalf of and for the benefit of such Company Shareholder for delivery to such Company Shareholder, without interest and net of all applicable withholdings and other taxes, if

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any, upon delivery of the Company Transmittal Letter, documents, certificates and instruments contemplated by the Company Transmittal Letter and such other documents, certificates and instruments as the Exchange Agent, the Company or Newco reasonably require.

4.6    Until such time as a Crane Harbor Affected Securityholder deposits with the Exchange Agent a duly completed Crane Harbor Transmittal Letter, documents, certificates and instruments contemplated by the Crane Harbor Transmittal Letter and such other documents and instruments as the Exchange Agent, Crane Harbor or Newco reasonably require, the payment or delivery to which such Crane Harbor Affected Securityholder is entitled will, in each case, be delivered or paid to the Exchange Agent to be held as agent on behalf of and for the benefit of such Crane Harbor Affected Securityholder, as applicable, for delivery to such Crane Harbor Affected Securityholder, without interest and net of all applicable withholdings and other taxes, if any, upon delivery of the Crane Harbor Transmittal Letter, documents, certificates and instruments contemplated by the Crane Harbor Transmittal Letter and such other documents, certificates and instruments as the Exchange Agent, Crane Harbor or Newco reasonably require.

4.7    Upon surrender to the Exchange Agent for cancellation of a certificate that immediately prior to the Arrangement Effective Time represented one or more Company Shares, a duly completed and executed Company Transmittal Letter and such additional documents, certificates and instruments as the Exchange Agent, the Company or Newco may reasonably require, the holder of such surrendered certificate, or the deliverer of such Company Transmittal Letter will be entitled to receive, and the Exchange Agent will, as promptly as practicable after the Arrangement Effective Time, deliver to such holder, the certificate(s) representing, or other evidence of, the Newco Multiple Voting Shares and Newco Subordinate Voting Shares, as applicable, that such Company Shareholder is entitled to receive under the Arrangement, and any certificate so surrendered will forthwith be cancelled.

4.8    Upon surrender to the Exchange Agent for cancellation of a certificate that immediately prior to the Arrangement Effective Time represented one or more Crane Harbor Affected Securities, a duly completed and executed Crane Harbor Transmittal Letter and such additional documents, certificates and instruments as the Exchange Agent, Crane Harbor or Newco may reasonably require, the holder of such surrendered certificate, or the deliverer of such Crane Harbor Transmittal Letter will be entitled to receive, and the Exchange Agent will, as promptly as practicable after the Arrangement Effective Time, deliver to such holder, the certificate(s) representing, or other evidence of, the Newco Subordinate Voting Shares that such Crane Harbor Affected Securityholder is entitled to receive under the Arrangement, and any certificate so surrendered will forthwith be cancelled.

4.9    If any former Company Shareholder or Crane Harbor Affected Securityholder fails to deliver to the Exchange Agent the certificates, documents or instruments required to be delivered to the Exchange Agent under this Article 4 in order for such former Company Shareholder or Crane Harbor Affected Securityholder, as applicable, to receive the consideration which such former holder is entitled to receive pursuant to Section 3.1 on or before the day immediately prior to the sixth anniversary of the Arrangement Effective Time, and any right or claim to payment hereunder that remains outstanding, on the day before the sixth anniversary of the Arrangement Effective Time, (i) will cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration pursuant to this Plan of Arrangement will terminate and any applicable consideration held by the Exchange Agent in trust for such former holder will be deemed to be surrendered and forfeited to Newco or its successors for no consideration, and (ii) any certificate representing such Company Shares or Crane Harbor Shares formerly held by such former holder will cease to represent a claim of any nature whatsoever and will be deemed to have been surrendered to Newco and will be cancelled. None of the Company, Crane Harbor or Newco, or any of their respective successors, will be liable to any Person in respect of any consideration (including any consideration previously held by the Exchange Agent in trust for any such former holder) which is forfeited to the Company, Crane Harbor or Newco or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

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4.10  After the Arrangement Effective Time and until surrendered as contemplated by this Article 4, each certificate or direct registration statement that immediately prior to the Arrangement Effective Time represented one or more Company Shares or one or more Crane Harbor Affected Securities will be deemed at all times to represent only the right to receive certificate(s) representing or other evidence of, the Newco Multiple Voting Shares and Newco Subordinate Voting Shares that such Company Shareholder or Crane Harbor Affected Securityholder, as applicable, is entitled to receive in accordance with this Article 4, subject to any amounts withheld pursuant to Section 5.3.

4.11  If any certificate or other evidence of securities that immediately prior to the Arrangement Effective Time represented one or more outstanding Company Shares or Crane Harbor Affected Securities that were exchanged pursuant to Article 3 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, the Newco Multiple Voting Shares and Newco Subordinate Voting Shares that such Person is entitled to receive pursuant to Article 3, deliverable in accordance with such holder’s Company Transmittal Letter or Crane Harbor Transmittal Letter, subject to Section 4.12.

4.12  When authorizing the delivery of such consideration in exchange for any lost, stolen or destroyed certificate, the Person to whom the consideration is being delivered must, as a condition precedent to the delivery of such consideration, give a bond satisfactory to the Company or Crane Harbor, Newco and the Exchange Agent in such sum as the Company, Crane Harbor, Newco and the Exchange Agent may direct or otherwise indemnify the Company, Crane Harbor, Newco and the Exchange Agent in a manner satisfactory to the Company, Crane Harbor, Newco and the Exchange Agent against any claim that may be made against the Company, Crane Harbor, Newco or the Exchange Agent with respect to the certificate alleged to have been lost, stolen or destroyed.

4.13  In no event will any Person be entitled to a fractional Newco Multiple Voting Share or Newco Subordinate Voting Share. Where the aggregate number of Newco Multiple Voting Shares and Newco Subordinate Voting Shares to be issued to a Person pursuant to the Plan of Arrangement would result in a fraction of a Newco Multiple Voting Share or Newco Subordinate Voting Share being issuable, the number of Newco Multiple Voting Shares and Newco Subordinate Voting Shares to be received by such Person will be rounded down to the nearest whole Newco Multiple Voting Share or Newco Subordinate Voting Share and no cash or other consideration shall be paid for any fractional share eliminated by such rounding.

ARTICLE 5
EFFECT OF THE ARRANGEMENT; WITHHOLDINGS; TAX ELECTION

5.1    From and after the Arrangement Effective Time: (a) this Plan of Arrangement will take precedence and priority over any and all Affected Securities issued prior to the Arrangement Effective Time, (b) the rights and obligations of the Affected Securityholders, the Company, Crane Harbor, Newco, the Exchange Agent and any transfer agent or other exchange agent therefor in relation thereto, will be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Affected Securities will be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

5.2    Subject to applicable escheat laws, any payment made by the Exchange Agent (or the Company, Crane Harbor or Newco, if and as applicable) pursuant to this Plan of Arrangement that has not been deposited or has been returned to the Exchange Agent (or the Company, Crane Harbor or Newco, if and as applicable) or that otherwise remains unclaimed, in each case, on or before the sixth anniversary of the Arrangement Effective Time, and any right or claim to payment hereunder that remains outstanding on the sixth anniversary of the Arrangement Effective Time shall cease to represent a right or claim of any kind or nature and the right of the holder to receive the applicable consideration for the Affected Securities pursuant to this Plan of Arrangement shall terminate and be deemed to be surrendered and forfeited to Newco, for no consideration. None of the Company, Crane Harbor, Newco or the Exchange Agent shall be liable to any Person in respect of any assets delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

5.3    The Company, Crane Harbor, Newco and the Exchange Agent will be entitled to take such actions as are reasonably necessary to deduct and withhold (or cause to be deducted and withheld) from any amounts or consideration payable or otherwise deliverable to any Person pursuant to the Arrangement such Taxes and other amounts as are required to be deducted and withheld under applicable Tax Law; provided, that if Newco and

Annex B-13

the Exchange Agent, any of their respective affiliates, or any party acting on their behalf determines that any payment hereunder is subject to deduction and/or withholding, other than any withholding on amounts treated as compensation for Tax purposes, then Newco shall (a) provide written notice to the Company and Crane Harbor as soon as reasonably practicable after such determination and (b) consult and cooperate with the Company and Crane Harbor reasonably and in good faith to reduce or eliminate any such deduction or withholding to the extent permitted by applicable law. To the extent that amounts are so deducted and withheld and timely remitted to the applicable Governmental Entity, such amounts will be treated for all purposes of the Arrangement as having been paid to the Person in respect of which such deduction and withholding was made. Each of the Company, Crane Harbor, Newco and the Exchange Agent, as applicable, is hereby authorized to sell or otherwise dispose of, on behalf of such Person, such portion of any share or other security deliverable to such Person as is necessary to provide sufficient funds to the Company, Crane Harbor, Newco and the Exchange Agent, as the case may be, to enable it to comply with such deduction and withholding requirement and the Company, Crane Harbor, Newco or the Exchange Agent will use commercially reasonable efforts to notify such Person thereof and remit the applicable portion of the net proceeds of such sale to the appropriate Governmental Entity and, if applicable, any portion of such net proceeds that is not required to be so remitted will be paid to such Person. However, none of the Company, Crane Harbor, Newco or the Exchange Agent will have or be deemed to have any fiduciary duty to any such Person and will not be liable for any loss arising out of any sale of shares, including any loss relating to the manner or timing of such sales, the prices at which the shares are sold or otherwise.

5.4    If requested by a Company Shareholder, Newco agrees to execute a joint election under the provisions of subsection 85(1) of the Tax Act and the corresponding provisions of any other applicable provincial or territorial income Tax Law in respect of the transfer of the Company Common Shares by such Company Shareholder to Newco under Section 3.1(e). The “elected amount” for each such election will be the amount determined by such Company Shareholder, as applicable, in compliance with the limits set out in the Tax Act or the provisions of any other applicable provincial or territorial income Tax Law. Such Company Shareholder shall be responsible for preparing the appropriate Tax election forms; provided that any such election is in a form satisfactory to Newco, acting reasonably. Newco will execute and return such election within 30 days of receipt; provided, further, that Newco shall not be responsible for reviewing or otherwise ensuring the proper completion of such election (other than the accuracy of particular information in respect of Newco). Such Company Shareholder shall be solely responsible for filing such elections in a timely manner with the appropriate Governmental Entity. If a Company Shareholder subsequently determines that the desired elected amount is more or less than the elected amount indicated in a filed election form, such Company Shareholder shall prepare, the Company Shareholder and Newco shall jointly execute, and the Company Shareholder shall file the amended prescribed election form required to give effect to the foregoing, provided that the applicable Company Shareholder shall bear all Taxes, reasonable costs and expenses associated with the preparation, execution and filing of such amended election forms.

ARTICLE 6
DISSENT RIGHTS

6.1    Registered Company Shareholders may exercise Dissent Rights with respect to the Company Shares held by such holders in connection with the Arrangement pursuant to the procedure set forth in Section 185 of the OBCA, as modified by the Interim Order, provided that registered Company Shareholders who exercise such Dissent Rights and who:

(a)     are ultimately entitled to be paid fair value for their Company Shares shall be deemed not to have participated in the transactions in Section 3.1 (other than Section 3.1(c)) or otherwise in the Arrangement and shall be paid an amount equal to such fair value by the Company (subject to any amounts withheld pursuant to Section 5.3) and will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such Company Shareholders not exercised their Dissent Rights in respect of such Company Shares, and they shall be deemed to have transferred their Company Shares to the Company for cancellation at the time indicated in Section 3.1(c), notwithstanding the provisions of Section 185 of the OBCA; or

Annex B-14

(b)    are ultimately not entitled, for any reason, to be paid fair value for their Company Shares, shall be deemed to have participated in the Arrangement, as of the Arrangement Effective Time on the same basis as a non-dissenting holder of Company Shares and shall be entitled to receive only the consideration contemplated in Sections 3.1(d) and 3.1(e) and shall be recognized as Company Shareholders prior to the completion of the transactions in Sections 3.1(d) and 3.1(e), as applicable, (subject to any amounts withheld pursuant to Section 5.3) and otherwise under the Arrangement that such Company Shareholder would have received pursuant to the Arrangement if such Company Shareholder had not exercised Dissent Rights; provided, however, that in no case shall Newco, the Company, Crane Harbor, the Exchange Agent or any other Person be required to recognize Company Shareholders who exercise Dissent Rights as Company Shareholders after the time indicated in Section 3.1(d). In addition to any other restrictions under Section 185 of the OBCA, none of the Company Shareholders who vote or have instructed a proxyholder to vote their Company Shares in favour of the Arrangement shall be entitled to exercise Dissent Rights. The Company may assign to Newco, and Newco may assume, any or all of the Company’s obligations in respect of the Dissent Rights as part of or in connection with the Arrangement. For clarity: (a) no beneficial holder of Company Shares shall be entitled to Dissent Rights in respect of such Company Shares in respect of the Arrangement; (b) no holder of any Company Options shall be entitled to Dissent Rights in respect of any such Company Options; (c) no holder of any Company Warrants shall be entitled to Dissent Rights in respect of any such Company Warrants; and (d) in addition to any other restrictions in Section 185 of the OBCA, no person who has voted Company Shares, or instructed any proxyholder to vote such person’s Company Shares, in favour of the Company Arrangement Resolution shall be entitled to exercise Dissent Rights with respect to the Arrangement.

ARTICLE 7
AMENDMENTS

7.1    The Company, Newco and Crane Harbor may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time, provided that each such amendment, modification and/or supplement must (i) be set out in writing, (ii) be approved by the Company, Newco and Crane Harbor, each acting reasonably, (iii) be filed with the Court and, if made following the Company Shareholder approval of the Company Arrangement Resolution or Crane Harbor Shareholder approval of the Plan of Arrangement (the “Plan of Arrangement Proposal”), approved by the Court, and (iv) be communicated to the Affected Securityholders if and as required by the Court.

7.2    Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company, Newco or Crane Harbor at any time prior to the Company Shareholder approval of the Company Arrangement Resolution or the Crane Harbor Shareholder approval of the Plan of Arrangement Proposal (provided that each of the other parties to the Business Combination Agreement will have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Crane Harbor Shareholders Meeting or Company Meeting or approving the Company Arrangement Resolution in writing, as applicable (other than as may be required under the Interim Order), will become part of this Plan of Arrangement for all purposes.

7.3    Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Shareholder approval of the Company Arrangement Resolution or the Crane Harbor Shareholder approval of the Plan of Arrangement Proposal will be effective only if (i) it is consented to in writing by each of the Company, Newco and Crane Harbor (in each case, acting reasonably) and (ii) if required by the Court, it is consented to by some or all of the Affected Securityholders voting in the manner directed by the Court.

7.4    Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date by Newco, provided that it concerns a matter which, in the reasonable opinion of Newco, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement.

Annex B-15

ARTICLE 8
FURTHER ASSURANCES

8.1    Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Business Combination Agreement will make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

Annex B-16

Annex C

Articles of Continuance

Annex C-1

Ministry of Public and Business Service Delivery	Articles of Continuance Business Corporations Act

For questions or more information to complete this form, please refer to the instruction page.

Fields marked with an asterisk are mandatory.

1. Corporation Information

Corporation Name *

Crane Harbor Acquisition Corp.

Has the corporation been assigned an Ontario Corporation Number (OCN)? * D Yes ☑ No

Please confirm the statement below *

☑ I confirm that the corporation has never been assigned an Ontario Corporation Number

2. Contact Information

Please provide the following information for the person we should contact regarding this filing. This person will receive official documents or notices and correspondence related to this filing. By proceeding with this filing, you are confirming that you have been duly authorized to do so.

First Name*	Middle Name	Last Name*
Craig		Andrus
Telephone Country Code 1	Telephone Number* 416-777-6537		Extension
Email Address * AndrusC@bennettjones.com
3. Jurisdiction

Please provide the name of the jurisdiction where the corporation is currently incorporated or continued and the original date of incorporation or amalgamation of the corporation.

Current Corporation Name *

Crane Harbor Acquisition Corp.

Governing Jurisdiction * Cayman Islands
Original Date of Incorporation/Amalgamation* January 2, 2025

The following supporting documents are required. Please attach these documents with your application:

☑	Incorporating documents and all amendments, and a copy of continuation documents and amendments if applicable, certified by an officer of the appropriate jurisdiction *
☑	Letter of Satisfaction/Authorization to Continue issued by the proper officer of the jurisdiction the corporation is leaving *
☑	Legal Opinion *

Annex C-2

4. Corporation Name

Every corporation must have a name. You can either propose a name for the corporation or request a number name. If you propose a name for the corporation, you need a Nuans report for the proposed name.

Will this corporation have a number name? *      ☐ Yes      ☑ No

The corporation will have: *

☑ an English name (example: “Green Institute Inc.”)

D a French name (example: “lnstitut Green Inc.”)

D a combination of English and French name (example: “lnstitut Green Institute Inc.”)’

D an English and French name that are equivalent but used separately (example: “Green Institute lnc./lnstitut Green Inc.”)

Nuans Report

New Corporation Name (Pro___ed) *

Crane Harbor Acquisition __rp.

Nuans Report Reference Number*	Nuans Report Date *
122685834	October 24, 2025

D Select this if you have a Legal Opinion for an identical name

5. General Details
Requested Date for Continuance *	Primary Activity Code *
Official Email Address * TorCorp-OBR@bennettjones.com

An official email address is required for administrative purposes and must be kept current. All official documents or notices and correspondence to the corporation will be sent to this email address.

6. Address

Every corporation is required to have a registered office address in Ontario. This address must be set out in full. A post office box alone is not an acceptable address.

Registered Office Address *

☑ Standard Address       D Lot/Concession Address

Street Number*	Street Name*	Unit Number
City/Town*	Province Ontario	Postal Code *

Country
Canada

Annex C-3

7. Director(s)

Please specify the number of directors for your Corporation *

D Fixed Number      ☑ Minimum/Maximum

Minimum Number of Directors *	Maximum Number of Directors *
1	10
Director 1
First Name*	Middle Name	Last Name*
1		1
Email Address

Is this director a Resident Canadian? *      D Yes      D No

Address for Service*      D Canada      D U.S.A.      D International

Address line 1 *
Address line 2
City/Town*	Region*	Postal Code *
Country*
8. Shares and Provisions (Maximum is 900,000 characters per text box. To activate the toolbar press “Ctrl + E”)

Every corporation must be authorized to issue at least one class of shares. You must describe the classes of shares of the corporation and the maximum number of shares the corporation is authorized to issue for each class. If the corporation has more than one class of shares, you must specify the rights, privileges and conditions for each class.

Description of Classes of Shares

The classes and any maximum number of shares that the corporation is authorized to issue:

Enter the Text*

The Corporation is authorized to issue:

500,000,000 Class A ordinary shares (“Class A Shares”);

50,000,000 Class B ordinary shares (“Class B Shares”); and

5,000,000 preference shares (“Preferred Shares”)

Rights, Privileges, Restrictions and Conditions

Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors’ authority with respect to any class of shares which may be issued in series. If there is only one class of shares, enter “Not Applicable”:

Enter the Text *

Annex C-4

A.          Class A Shares and Class B Shares

Except as set forth below, the rights attaching to the Class A Shares and Class B Shares shall rank pari passu in all respects, and the Class A Shares and Class B Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(a)         Voting Rights

The holders of Class A Shares and Class B Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation and to one (I) vote in respect of each Class A Share or Class B Share, as applicable, held at all such meetings (except meetings at which only holders of another specified class or series of shares are entitled to vote, pursuant to the provisions of the Business Corporations Act (Ontario) (the “Act”)); provided that, prior to the consummation of a Business Combination and for so long as there are Class B Shares outstanding, only holders of Class B Shares shall be entitled to vote to elect or remove directors of the Corporation. For the avoidance of doubt, prior to the consummation of a Business Combination, if there are any Class B Shares outstanding, holders of Class A Shares shall have no right to vote to elect or remove any director of the Corporation. Except as required by the Act or as set forth in these Articles, holders of Class A Shares and Class B Shares shall vote together as a single class.

The holders of Class A Shares and Class B Shares, and the holders of each series of Class A Shares and Class B Shares, if applicable, are not entitled to vote separately as a class or series upon, and agree (to the extent permitted by law) that they are not entitled to exercise dissent rights relating to, any proposal to amend the articles of the Corporation to (i) increase or decrease any maximum number of authorized Class A Shares or Class B Shares, as applicable, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to Class A Shares or Class B Shares, as applicable; (ii) create a new class or series of shares equal or superior to the Class A Shares or Class B Shares, as applicable; or (iii) effect an exchange, reclassification or cancellation of the shares of such class or series Class A Shares or Class B Shares, as applicable.

For the purposes of these Articles, “Business Combination” means a merger, arrangement, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Corporation with one or more businesses or entities (the “Target Business”), which Business Combination: (a) as long as the securities of the Corporation are listed on The NASDAQ Global Market, must occur with one or more Target Businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account of the Corporation established in connection with the Corporation’s initial public offering of the securities (the “IPO”) (excluding the deferred underwriting commissions and taxes payable on the income earned on the such trust account) at the time of the signing of the definitive agreement to enter into such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

(b)         Dividends

Subject to the prior rights of the holders of the Preferred Shares and any other class of shares ranking senior to the Class A Shares and Class B Shares, the holders of the Class A Shares and Class B Shares shall be entitled to receive dividends, if, as and when declared by the board of directors of the Corporation (the “Board”) out of assets of the Corporation in such amounts and payable in such manner as the Board may determine.

(c)         Class B Share Conversion

(i)          Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”):

(A)        at any time and from time to time at the option of the holders thereof; or

(B)         on the day of closing of a Business Combination.

(ii)         Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any debt or equity securities that are convertible, exercisable or exchangeable for Class A Shares issued in a financing transaction in connection with a Business Combination, including but not limited to a private placement of equity or debt (“Equity-linked Securities”) are issued, or deemed to be issued, by the Corporation in excess of the amounts offered in the IPO and in connection with the consummation of a Business Combination, all outstanding Class B Shares shall automatically convert into Class A Shares in connection

Annex C-5

with the consummation of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as- converted basis, in the aggregate, 25% of the sum of all outstanding Class A Shares and Class B Shares then issued upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination (including any Class A Shares to be issued pursuant to agreement that provides for the sale of equity securities in a private placement that will close substantially concurrently with the consummation of a Business Combination, but excluding any rights to purchase such Class A Shares), excluding any Class A Shares, Class B Shares, Preferred Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any private placement share rights issued to Crane Harbor Sponsor, LLC or its Affiliates upon conversion of working capital loans made to the Corporation.

(iii)        For the purposes of these Articles, “Affiliate” means a person, means any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person, and (a) in the case of a natural person, shall include, without limitation, such person’s spouse, parents, children, siblings, mother-in-law and father-in-law and brothers and sisters-in-law, whether by blood, marriage or adoption or anyone residing in such person’s home, a trust for the benefit of any of the foregoing, a company, partnership or any natural person or entity wholly or jointly owned by any of the foregoing and (b) in the case of an entity, shall include a partnership, a corporation or any natural person or entity which directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such entity.

(iv)        Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the then outstanding Class B Shares voting as a separate class.

(v)         The Initial Conversion Ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalization, rights issue, reclassification, recapitalization or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the then outstanding Class A Shares in issue into a greater or lesser number of shares without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the then outstanding Class B Shares.

(vi)        Each Class B Share shall convert into its pro rata number of Class A Shares. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion.

(vii)       The Class A Shares to be issued on an exchange or conversion shall be registered in the name of such holder or in such name as the holder thereof may direct.

(d)         Liquidation, Dissolution or Winding Up

In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, subject to the prior rights of the holders of the Preferred Shares and any other class of shares ranking senior to the Class A Shares and Class B Shares, the holders of the Class A Shares and Class B Shares shall be entitled to receive, equally on a share for share basis and without preference or distinction, the remaining property of the Corporation.

Annex C-6

B.          Preferred Shares

The Preferred Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(a)         Issuable in Series

The Preferred Shares may be issued at any time and from time to time in one or more series which may be composed of such number of shares and with such designations, rights, privileges, restrictions and conditions to be attached to the shares of such series which may be fixed by the Board. The Board shall send to the Director (as defined in the Act), before the first issue of shares of a series, articles of amendment containing a description of the attributes of such series including the designation, rights, privileges, restrictions and conditions determined by the Board, including:

(i)          the rate, amount or method of calculation of any dividends;

(ii)         any right of redemption, retraction and/or purchase and the redemption, retraction or purchase prices and terms and conditions of any such right;

(iii)        any rights upon dissolution, liquidation or winding up of the Corporation;

(iv)        any voting rights; and

(v)         any other provisions attaching to any such series of Preferred Shares.

Restrictions on Share Transfers

The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows. If none, enter “None”:

Enter the Text *

None.

Restrictions on Business or Powers

Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise. If none, enter “None”:

Enter the Text*

None.

Other Provisions, if any

Enter other provisions, or if no other provisions enter “None”:

Enter the Text*

None.

9. Required Statements

Required Statements

☑	The corporation is to be continued under the Business Corporations Act to the same extent as if it had been incorporated under this Act. *
☑	The corporation has complied with subsection 180(3) of the Business Corporations Act. *

Annex C-7

Authorization Date

☑

The continuation of the corporation under the laws of the Province of Ontario has been properly authorized under the laws of the jurisdiction currently governing the corporation, on the following date: *

Authorization Date *

10. Authorization
☑	* I, Craig Andrus

confirm that this form has been signed by the required person.

Caution – The Act sets out penalties, including fines, for submitting false or misleading information.

Required Signature

Name	Position	Signature

Annex C-8

Annex D

GENERAL BY-LAWS OF

CRANE HARBOR ACQUISITION CORP.

(the “Corporation”)

Annex D Page
1 — DEFINITIONS		D-1
1.1	Definitions	D-1
1.2	Interpretation	D-1
1.3	Execution in Counterpart and by Electronic Signature	D-1

2 — GENERAL BUSINESS		D-2
2.1	Registered Office	D-2
2.2	Seal	D-2
2.3	Fiscal Year	D-2
2.4	Execution of Instruments	D-2
2.5	Banking Arrangements	D-2
2.6	Voting Rights in Other Bodies Corporate	D-2

3 — DIRECTORS		D-2
3.1	Duties of Directors	D-2
3.2	Qualifications of Directors	D-2
3.3	Number of Directors	D-3
3.4	Quorum	D-3
3.5	Election and Term	D-3
3.6	Advance Notice for Nomination of Directors	D-3
3.7	Removal of Directors	D-6
3.8	Cessation of Office	D-6
3.9	Resignation	D-6
3.10	Vacancies	D-7
3.11	Borrowings	D-7
3.12	Action by the Board	D-7
3.13	Delegation	D-7
3.14	Resolution in Writing	D-7
3.15	Meetings by Telephone or Electronic Means	D-7
3.16	Place of Meetings	D-7
3.17	Calling of Meetings	D-8
3.18	Notice of Meetings	D-8
3.19	First Meeting of New Board	D-8
3.20	Adjourned Meeting	D-8
3.21	Votes to Govern	D-8
3.22	Chairperson and Secretary	D-8
3.23	Remuneration and Expenses	D-8
3.24	Conflict of Interest	D-9
3.25	Dissent	D-9

4 — COMMITTEES		D-9
4.1	Committees of the Board	D-9
4.2	Procedure	D-9

5 — OFFICERS		D-10
5.1	Appointment of Officers	D-10
5.2	Agents and Attorneys	D-10
5.3	Disclosure of Interest	D-10
5.4	Mandate	D-10
5.5	Employment Conditions and Remuneration	D-10

Annex D-i

Annex D Page
6 — PROTECTION OF DIRECTORS AND OFFICERS		D-10
6.1	Indemnity of Directors and Officers	D-10
6.2	Insurance	D-11

7 — MEETINGS OF SHAREHOLDERS		D-11
7.1	Annual Meetings	D-11
7.2	Special Meetings	D-11
7.3	Place of Meetings	D-11
7.4	Participation in Meetings by Electronic or Telephonic Means	D-11
7.5	Notice of Meetings	D-11
7.6	Waiver of Notice	D-12
7.7	Record Date for Notice	D-12
7.8	Chair, Secretary and Scrutineers	D-12
7.9	Persons Entitled to be Present	D-12
7.10	Quorum	D-12
7.11	Persons Entitled to Vote	D-12
7.12	Proxies and Representatives	D-13
7.13	Time for Deposit of Proxies	D-13
7.14	Joint Shareholders	D-13
7.15	Votes to Govern	D-13
7.16	Casting Vote	D-13
7.17	Show of Hands	D-14
7.18	Ballots	D-14
7.19	Advance Notice for Proposals	D-14
7.20	Adjournment and Termination	D-14
7.21	Storage of Ballots and Proxies	D-14

8 — SECURITIES AND CERTIFICATES		D-15
8.1	Issuance of Securities	D-15
8.2	Payment of Shares	D-15
8.3	Securities Register	D-15
8.4	Register of Transfer	D-15
8.5	Registration of Transfer	D-15
8.6	Registered Ownership	D-16
8.7	Security Certificates	D-16
8.8	Certificated Securities	D-16
8.9	Electronic, Book-Based or Other Non-Certificated Registered Positions	D-16
8.10	Replacement of Securities Certificates	D-16
8.11	Joint Shareholders	D-17
8.12	Deceased Securityholders	D-17

9 — DIVIDENDS AND RIGHTS		D-17
9.1	Dividends	D-17
9.2	Dividend Cheques	D-17
9.3	Non-receipt or Loss of Cheques	D-17
9.4	Record Date for Dividends and Rights	D-17
9.5	Unclaimed Dividends	D-18

Annex D-ii

Annex D Page
10 — NOTICES		D-18
10.1	Notice to Shareholders	D-18
10.2	Notice to Joint Shareholders	D-18
10.3	Computation of Time	D-18
10.4	Undelivered Notices	D-18
10.5	Omissions and Errors	D-18
10.6	Persons Entitled by Death or Operation of Law	D-19
10.7	Waiver of Notice	D-19

Annex D-iii

1 — DEFINITIONS

1.1         Definitions

In this By-law, and all other By-laws of the Corporation, unless the context indicates otherwise:

a)    “Act” means the Business Corporations Act (Ontario), or any statute which may be substituted therefor, including the regulations made thereunder as amended from time to time;

b)    “Applicable Securities Laws” means the applicable statutes concerning the regulation of securities markets and trading in securities and the regulations, rules, forms and schedules under those statutes, all as amended from time to time, and the blanket rulings and orders, as amended from time to time, issued by the securities commissions or similar regulatory authorities appointed under or pursuant to those statutes;

c)    “Articles” shall mean the articles of the Corporation and includes any amendments thereto;

d)    “Board” means the board of directors of the Corporation;

e)    “By-laws” means this By-law and all other by-laws of the Corporation in force and effect from time to time, and any amendments which may be made to such by-laws from time to time;

f)     “Director” means a director of the Corporation as defined in the Act;

g)    “non-business day” means Saturday, Sunday and any other day that is a holiday as defined in the Interpretation Act (Ontario);

h)    “Offering Corporation” means an offering corporation as defined in the Act;

i)     “Officer” means an officer of the Corporation as defined in the Act;

j)     “Person” includes an individual, a sole proprietorship, a partnership, an association, a labour organization, an organization, a trust, a body corporate and all individuals acting as a trustee, executor, curator or as any other legal representative;

k)    “Public Announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the Electronic Data Gathering, Analysis and Retrieval at www.sec.gov; and

l)     “Shareholders Meeting” means an annual meeting of shareholders of the Corporation or a special meeting of shareholders of the Corporation.

1.2         Interpretation

a)    words importing the singular number also include the plural and vice-versa; words importing the masculine gender include the feminine and vice-versa;

b)    all words used in this By-law and defined in the Act shall have the meanings given to such words in the Act or in the related parts thereof;

c)    the headings used in this By-law are inserted for reference purposes only and are not to be considered or taken into account in construing the terms or provisions thereof or to be deemed in any way to clarify, modify or explain the effect of any such terms or provisions; and

d)    this By-law is adopted pursuant to the Act, and is subject to, and must be read in conjunction with the Act. In the event of an inconsistency between a provision of this By-law and a provision of the Act, the latter shall prevail.

1.3         Execution in Counterpart and by Electronic Signature

Subject to the Act, any notice, resolution, requisition, statement or other document required or permitted to be executed for the purposes of the Act, may be executed and delivered by electronic means, and all such deliveries may be made by way of signing several documents of like form by one or more Persons, and those documents, when duly signed by all Persons required or permitted to sign, as appropriate, shall constitute a single document for the purposes of the Act.

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2 — GENERAL BUSINESS

2.1         Registered Office

The registered office of the Corporation shall be in the municipality or geographical township within Ontario specified in the Articles or in a special resolution and at such location therein as the Board may from time to time determine.

2.2         Seal

The Corporation may have a seal, which shall be adopted and may be changed by the Board. The absence of a seal on a document of the Corporation does not render the document invalid.

2.3         Fiscal Year

Until changed by resolution of the Board, the financial year of the Corporation shall end on the 31st day of December in each year.

2.4         Execution of Instruments

Deeds, transfers, assignments, contracts, obligations, certificates and other instruments shall be signed on behalf of the Corporation by any Director or Officer. In addition, the Board may from time to time pass a resolution that directs the manner in which, and the individual or individuals by whom, any particular instrument or class of instruments may or shall be signed.

Notwithstanding the foregoing, the secretary or any other Officer or any Director may sign certificates and similar instruments (other than share certificates) on the Corporation’s behalf with respect to any factual matters relating to the Corporation’s business and affairs, including certificates verifying copies of the Articles, By-laws, resolutions and minutes of meetings of the Corporation.

2.5         Banking Arrangements

The banking business of the Corporation, or any part or division of the Corporation, shall be transacted with such bank, trust company or other firm or body corporate as the Board may designate, appoint or authorize from time to time and all such banking business, or any part thereof, shall be transacted on the Corporation’s behalf by such one or more Officers or other individuals as the Board may designate, direct or authorize from time to time and to the extent thereby provided.

2.6         Voting Rights in Other Bodies Corporate

Any Officer or Director may execute and deliver proxies and take any other steps as in the Officer’s or Director’s opinion may be necessary or desirable to permit the exercise on behalf of the Corporation of voting rights attaching to any securities held by the Corporation. In addition, the Board may from time to time direct the manner in which and the individuals by whom any particular voting rights or class of voting rights may or shall be exercised.

3 — DIRECTORS

3.1         Duties of Directors

The Board shall manage, or supervise the management of the business and affairs of the Corporation.

3.2         Qualifications of Directors

No Person shall be a Director if he or she: (a) is less than 18 years of age; (b) has been found under the Substitute Decisions Act, 1992, S.O. 1992, c. 30, as from time to time amended or under the Mental Health Act R.S.O. 1990, c. M. 7, as from time to time amended, to be incapable of managing property or who has been found to be incapable by a court in Canada or elsewhere; (c) is not an individual; or (d) has the status of a bankrupt. A Director is not required to hold shares of the Corporation. If the Corporation is an Offering Corporation then at least one-third of the Directors shall not be Officers or employees of the Corporation or any of its affiliates.

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3.3         Number of Directors

The Board shall consist of such number of Directors as shall be set out in the Articles or, where a minimum and maximum number of Directors is provided for in the Articles, the number of Directors shall be the number of Directors determined from time to time by special resolution or, if a special resolution empowers the Directors to determine the number, the number of Directors determined by resolution of the Board. If the Board is empowered by special resolution to determine the number of Directors within a range set out in the Articles:

a)    the Board may appoint additional Directors provided that after such appointment the total number of Directors would not be greater than one and one-third times the number of Directors required to have been elected at the last annual meeting nor greater than the maximum number set out above; and

b)    the number of Directors to be elected at the annual meeting shall be the number of Directors last determined by the Board.

3.4         Quorum

A majority of the Directors in office constitutes a quorum at any meeting of the Board. If the Corporation has fewer than three Directors, all Directors must be present at any meeting of the Board to constitute a quorum. In the absence of a quorum, the Directors may only deliberate on the meeting’s adjournment. A quorum of Directors may exercise all the powers of the Board despite any vacancy on the Board.

3.5         Election and Term

Directors shall be elected to hold office for a term respectively expiring at the close of the next annual Shareholders Meeting following their election or when their successors are duly elected or appointed. The election need not be by ballot unless a ballot is demanded by any shareholder or required by the chairperson in accordance with section 7.18. If shareholders holding a certain class or series of shares have an exclusive right to elect one or more Directors, such number of Directors shall be elected by the holders of such class or series of shares.

3.6         Advance Notice for Nomination of Directors

a)    Subject only to the Act and the Articles, only individuals who are nominated in accordance with the procedures set out in this section 3.6 and who, at the discretion of the Board, satisfy the qualifications of a Director as set out in the Articles and By-laws shall be eligible for election as Directors. Nominations of individuals for election to the Board may be made at any annual Shareholders Meeting or at any special Shareholders Meeting if one of the purposes for which the special Shareholders Meeting was called was the election of Directors. Such nominations may only be made in the following manner:

i)     by or at the direction of the Board, including pursuant to a notice of meeting;

ii)    by or at the direction or request of one or more shareholders of the Corporation pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of meeting of the shareholders of the Corporation made in accordance with the provisions of the Act; or

iii)   by any person (a “Nominating Shareholder”): (A) who, at the close of business on the date of the giving of the notice provided below in this section 3.6 and on the record date for notice of such meeting, is entered in the securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) who complies with the notice procedures set forth below in this section 3.6.

b)    A Nominating Shareholder may only nominate a proposed nominee(s) if the Nominating Shareholder holds shares, either directly or beneficially, which are entitled to vote for such nominee(s) pursuant to the Articles at the close of business on the date of the giving of the notice provided below in this section 3.6.

c)    In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the Corporate Secretary of the Corporation at the registered office of the Corporation.
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d)    To be timely, a Nominating Shareholder’s notice to the Corporate Secretary of the Corporation must be made:

i)     in the case of an annual Shareholders Meeting, not less than 30 days (or where notice and access is used for the delivery of applicable proxy related materials, 40 days) prior to the date of the annual Shareholders Meeting; provided, however, that in the event that the annual Shareholders Meeting is to be held on a date that is less than 50 days after the date on which the first Public Announcement (the “Notice Date”) of the date of the annual Shareholders Meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the 10th day following the Notice Date;

ii)    in the case of a special Shareholders Meeting (which is not also an annual Shareholders Meeting) called for the purpose of electing Directors (whether or not called for other purposes), not later than the close of business on the 15th day following the day on which the first Public Announcement (the “Special Meeting Notice Date”) of the date of the special Shareholders Meeting was made;

iii)   in the event of any adjournment or postponement of a Shareholders Meeting, or an announcement thereof, the required time periods for the giving of a Nominating Shareholder’s notice as described above shall apply using the date of the adjourned or postponed meeting, or the date of announcement thereof, as the case may be. This means that a Nominating Shareholder who failed to deliver a timely Nominating Shareholder’s notice in proper written form to the directors for purposes of the originally scheduled Shareholders Meeting shall nonetheless be entitled to provide a Nominating Shareholder’s notice for purposes of any adjourned or postponed Shareholders Meeting as the determination as to whether a Nominating Shareholder’s notice is timely is to be determined based off of the adjourned or postponed Shareholders Meeting date and not the original Shareholders Meeting date; and

iv)   in the case of an annual Shareholders Meeting or a Shareholders Meeting (which is not also an annual Shareholders Meeting) called for the purpose of electing Directors (whether or not called for other purposes) where notice- and-access (as defined in Applicable Securities Laws) is available and used for delivery of proxy-related materials, not later than the close of business on the 40th day prior to the date of the Shareholders Meeting (unless the Shareholders Meeting is to be held on a date that is less than 50 days after the Notice Date or the Special Meeting Notice Date, as applicable, in which case the Nominating Shareholder must provide the Corporation notice not later than the close of business on the 10th day following the Notice Date in the case of a meeting described in Section 3.6(d)(i), and not later than the close of business on the 15th day following the Special Meeting Notice Date in the case of a meeting described in Section 3.6(d)(ii).

e)    To be in proper written form, a Nominating Shareholder’s notice to the Corporate Secretary of the Corporation must set forth:

i)     the identity of the Nominating Shareholder and the number of voting securities held by the Nominating Shareholder;

ii)    if the Nominating Shareholder is not the beneficial owner of all of those voting securities, the identity of the beneficial owner and the number of voting securities beneficially owned by that beneficial owner;

iii)   with respect to the Nominating Shareholder and, if applicable, any beneficial owner referred to in section 3.6(e)(ii), the following:

(1)   the class or series and number of any securities in the capital of the Corporation which are controlled, or over which control or direction is exercised, directly or indirectly, by the Nominating Shareholder or beneficial owner, and each person acting jointly or in concert with any of them (and for each such person any options or other rights to acquire shares in the capital of the Corporation, any derivatives or other securities, instruments or arrangements for which the price or value or delivery, payment or settlement obligations are derived from, referenced to, or based on any such shares, and any hedging transactions, short positions

Annex D-4

and borrowing or lending arrangements relating to such shares) as of the record date for the Shareholders Meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(2)   any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which the Nominating Shareholder or beneficial owner has a right to vote any shares in the capital of the Corporation on the election of Directors;

(3)   in the case of a special Shareholders Meeting called for the purpose of electing Directors, a statement as to whether the Nominating Shareholder or beneficial owner intends to send an information circular and form of proxy to any shareholders of the Corporation in connection with the individual’s nomination; and

(4)   any other information relating to the Nominating Shareholder or beneficial owner that would be required to be disclosed in a dissident’s proxy circular or other filings to be made in connection with solicitations of proxies for election of Directors pursuant to the Act and Applicable Securities Laws; and

iv)   as to each individual whom the Nominating Shareholder proposes to nominate for election as a Director:

(1)   the name, age, business address and residential address of the individual;

(2)   the principal occupation or employment of the individual;

(3)   the class or series and number of securities in the capital of the Corporation which are beneficially owned, or over which control or direction is exercised, directly or indirectly, by such individual as of the record date for the Shareholders Meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and

(4)   any other information relating to the individual that would be required to be disclosed in a dissident’s proxy circular or other filings to be made in connection with solicitations of proxies for election of Directors pursuant to the Act and Applicable Securities Laws.

f)     A Nominating Shareholders’ notice to the Corporate Secretary of the Corporation must also state:

i)     whether, in the opinion of the Nominating Shareholder and the proposed nominee, the proposed nominee would qualify to be an independent Director under sections 5605(a)(2) and 5605(c)(2) of the Nasdaq Listing Rules and the commentary relating thereto and Rule 10A-3(b) under the Securities and Exchange Act of 1934, as well as any other applicable independence criterion of a stock exchange or regulatory authority that may be applicable to the Corporation as a result of a listing of its securities on any additional stock exchanges; and

ii)    whether, with respect to the Corporation, the proposed nominee has one or more of the relationships described in sections 5605(a)(2) and 5605(c)(2) of the Nasdaq Listing Rules and the commentary relating thereto and Rule 10A-3(b) under the Securities and Exchange Act of 1934, as well as any other applicable independence criterion of a stock exchange or regulatory authority that may be applicable to the Corporation as a result of a listing of its securities on any additional stock exchanges.

g)    In addition to the provisions of this section 3.6, a Nominating Shareholder and any individual nominated by the Nominating Shareholder must satisfy and comply with all of the applicable requirements of the Act, Applicable Securities Laws and applicable stock exchange rules regarding the matters set forth herein.

h)    Except as otherwise provided by the special rights or restrictions attached to the shares of any class or series of the Corporation, no individual shall be eligible for election as a Director unless nominated in accordance with the provisions of the By-laws; provided, however, that nothing in this section 3.6 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of Directors) at a Shareholders Meeting of any matter in respect of which it would have been entitled to submit a

Annex D-5

proposal pursuant to the provisions of the Act. The chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded. A duly appointed proxyholder of a Nominating Shareholder shall be entitled to nominate nominees for the Board at a Shareholders Meeting, provided that all of the requirements of this section 3.6 have been satisfied.

i)     In addition to the provisions of this section 3.6, a Nominating Shareholder and any individual nominated by the Nominating Shareholder shall also comply with all of the applicable requirements of the Act, Applicable Securities Laws and applicable stock exchange rules regarding the matters set forth herein.

j)     Notwithstanding any other provision of this section 3.6, notice given to the Corporate Secretary of the Corporation may only be given by personal delivery or by email (at [          ]), and shall be deemed to have been given and made only at the time it is served by personal delivery to the Corporate Secretary of the Corporation at the address of the registered office of the Corporation, or sent by email to such email address (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Toronto time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

Notwithstanding the foregoing, the Board may, in its sole discretion, waive any requirement in this section 3.6. For greater certainty, nothing in this section 3.6 shall limit the right of the Directors to fill a vacancy among the Directors in accordance with section 3.10.

3.7         Removal of Directors

Subject to the Act, the shareholders may, by ordinary resolution passed by a majority of votes cast at a Shareholders Meeting, remove any Director or Directors and may at that meeting elect a qualified individual for the remainder of such term.

If shareholders holding a certain class or series of shares have an exclusive right to elect one or more Directors, a Director so elected may only be removed by ordinary resolution passed at a meeting of the shareholders holding such class or series of shares.

A Director whose removal is to be proposed at a Shareholders Meeting must be informed of the time and place of the meeting within the same delays as those prescribed for the calling of such meeting. Such Director may attend the meeting and be heard or, if not in attendance, may explain, in a written statement read by the individual presiding over the meeting or made available to the shareholders before or at the meeting, why he or she opposes the resolution proposing his or her removal. In addition, any vacancy created by the removal of a Director may be filled by a resolution of the shareholders at the Shareholders Meeting at which the Director is removed or, if it is not, at a subsequent meeting of the Board.

3.8         Cessation of Office

A Director ceases to hold office when the Director dies, resigns, is removed or becomes disqualified from holding office.

3.9         Resignation

A Director may resign from office by delivering or sending a written notice to the Corporation and such resignation becomes effective at the time the Director’s written resignation is received by the Corporation or at the time specified in the notice, whichever is later. A Director will immediately cease to hold office when such Director no longer meets the requirements to hold office as specified by the Act.

Annex D-6

3.10       Vacancies

Subject to the Act and to the Articles, a quorum of Directors may fill a vacancy on the Board, except a vacancy resulting from:

a)    an increase in the number of Directors otherwise than pursuant to a special resolution empowering the Board to fix the number of Directors within a range set out in the Articles;

b)    an increase in the maximum number of Directors set out in the Articles; or

c)    a failure to elect the number of Directors required to be elected at any Shareholder Meeting.

If there is no quorum of Directors, or if there has been a failure to elect the number or minimum number of Directors required by the Articles, the Directors then in office shall forthwith call a special Shareholders Meeting to fill the vacancies on the Board. If the Directors refuse or fail to call a meeting or if there are no Directors then in office, the meeting may be called by any shareholder.

A Director appointed or elected to fill a vacancy holds office for the unexpired term of his or her predecessor.

3.11       Borrowings

The Board may, on behalf of the Corporation:

a)    borrow money upon the credit of the Corporation;

b)    issue, reissue, sell or pledge debt obligations of the Corporation;

c)    give a guarantee on behalf of the Corporation to secure performance of an obligation of any Person; and

d)    mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

3.12       Action by the Board

Subject to the Act, the Board shall exercise its powers by or pursuant to a resolution passed at a meeting of the Board at which a quorum is present or approved in writing by all Directors in office.

3.13       Delegation

Subject to the Act, the Articles and any By-laws, the Board may from time to time delegate to a Director, a committee of the Board or an Officer all or any of the powers conferred on the Board by the Act to such extent and in such manner as the Board shall determine at the time of each such delegation.

3.14       Resolution in Writing

A resolution in writing, signed by all the Directors entitled to vote thereon is as valid as if it had been passed at a meeting of the Board or, as the case may be, of a committee of the Board. A copy of the resolution must be kept with the minutes of the meetings and the resolutions of the Board and its committees. Any such resolution may be signed in counterparts and if signed as of any date, shall be deemed to have been passed on such date.

3.15       Meetings by Telephone or Electronic Means

A meeting of Directors may be held entirely by one or more telephonic or electronic means or by any combination of in-person attendance and by one or more telephonic or electronic means. A meeting of Directors held in such a manner must provide that all persons attending the meeting are able to communicate with each other simultaneously and instantaneously. A Director who participates in such meeting by such telephonic or electronic means is deemed to be present at that meeting.

3.16       Place of Meetings

Meetings of the Board are held at the registered office of the Corporation or at any other place within or outside of Ontario, and in any financial year of the Corporation a majority of the meetings of the Board shall be held in Canada. A meeting held entirely by one or more telephonic or electronic means shall be deemed to be held at the registered office of the Corporation.

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3.17       Calling of Meetings

Meetings of the Board shall be held from time to time at such place, on such day and at such time as the Board, the chairperson of the Board, the president, the secretary or any two Directors may determine. Meetings are called by the chairperson of the Board, the president or two Directors or by the secretary upon being asked to call such a meeting by the chairperson of the Board, the president or two Directors for the transaction of any business, the general nature of which is specified in the notice calling the meeting.

3.18       Notice of Meetings

The notice stating the time and place of the meeting and specifying any matter to be dealt with relating to powers which the Board may not delegate, shall be given to each Director at least 48 hours before the meeting is to occur. This notice does not have to be given in writing.

If the meeting is to be held entirely by one or more telephonic or electronic means, the notice of the meeting must include instructions for attending and participating in the meeting by the telephonic or electronic means that will be made available for the meeting, including, if applicable, instructions for voting by such means at the meeting.

Any Director may waive a notice of a meeting of the Board. Attendance of a Director at a meeting of the Board constitutes a waiver of notice of such meeting unless the Director attends such meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting was not lawfully called.

3.19       First Meeting of New Board

Provided a quorum of Directors is present, each newly elected Board may without notice hold its first meeting following the Shareholders Meeting at which such Board is elected.

3.20       Adjourned Meeting

Notice of an adjourned meeting of the Board is not required if the time and place of the adjourned meeting is announced at the original meeting.

3.21       Votes to Govern

Subject to the Act, at all meetings of the Board, any question shall be decided by a majority of the votes cast on the question and, in the case of an equality of votes, the chairperson of the meeting shall not be entitled to a second or casting vote. Any question at a meeting of the Board shall be decided by a show of hands unless a ballot is required or demanded.

3.22       Chairperson and Secretary

The chairperson of the Board or, in the chairperson’s absence, the president shall be chairperson of any meeting of the Board. If none of these Officers are present, the Directors present shall choose one of their number to be chairperson. The secretary of the Corporation shall act as secretary at any meeting of the Board and, if the secretary of the Corporation is absent, the chairperson of the meeting shall appoint an individual, who need not be a Director, to act as secretary of the meeting.

3.23       Remuneration and Expenses

The Directors shall be paid such remuneration for their services as Directors as the Board may from time to time authorize. In addition, the Board may authorize, by resolution, a special remuneration to a Director who executes specific or additional duties on behalf of the Corporation. The Directors shall also be entitled to be reimbursed in respect of travelling and other expenses properly incurred by them in attending meetings of shareholders or of the Board or any committee thereof or in otherwise serving the Corporation. Nothing herein contained shall preclude any Director from serving the Corporation in any other capacity and receiving remuneration therefor.

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3.24       Conflict of Interest

Subject to and in accordance with the provisions of the Act, a Director or Officer who is a party to a material contract or transaction or proposed material contract or transaction with the Corporation, or is a director or an officer of, or has a material interest in, any Person who is a party to a material contract or transaction or proposed material contract or transaction with the Corporation, shall disclose in writing to the Corporation or request to have entered in the minutes of meetings of Directors the nature and extent of such interest, and any such Director shall not attend any part of a meeting of Directors during which the contract or transaction is discussed and shall refrain from voting in respect thereof unless otherwise permitted by the Act. If no quorum exists for the purpose of voting on such a resolution only because a Director is not permitted to be present at the meeting due to a conflict of interest, the remaining Directors shall be deemed to constitute a quorum for the purposes of voting on the resolution.

3.25       Dissent

A Director who is present at a meeting of the Board or a committee of the Board is deemed to have consented to any resolution passed or action taken thereat unless:

a)    the Director requests that his or her dissent is entered in the minutes of the meeting;

b)    the Director sends a written dissent to the secretary of the meeting before the meeting is terminated; or

c)    the Director sends a dissent by registered mail or delivers it to the registered office of the Corporation immediately after the meeting is terminated.

A Director is not entitled to dissent after voting for or consenting to a resolution.

A Director who was not present at a meeting at which a resolution was passed is deemed to have consented thereto unless within seven days after becoming aware of the resolution of the Director,

a)    causes his or her dissent to be placed within the minutes of the meeting; or

b)    sends his or her dissent by registered mail or delivers it to the registered office of the Corporation.

4 — COMMITTEES

4.1         Committees of the Board

The Board shall establish an audit committee and may, by resolution, create one or more additional committees comprised of Directors and, subject to the limitations prescribed by the Act, may delegate to any such committee any of the powers of the Board. The Board may appoint and remove the members of each committee subject to the requirements of the Act.

4.2         Procedure

Unless otherwise determined by the Board, each committee may fix its quorum, elect its chairperson and adopt rules to regulate its procedure. Subject to the foregoing, the procedure of each committee shall be governed by the provisions of this By-law which govern proceedings of the Board so far as the same can apply except that a meeting of a committee may be called by any member thereof (or by any member or the auditor, in the case of the audit committee), notice of any such meeting shall be given to each member of the committee (or each member and the auditor, in the case of the audit committee) and the meeting shall be chaired by the chairperson of the committee or, in his/her absence, some other member of the committee.

The Corporate Secretary shall be the secretary of each committee (or such other person designated by the committee).

Each committee shall keep records of its proceedings and transactions and shall report all such proceedings and transactions to the Board in a timely manner.

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5 — OFFICERS

5.1         Appointment of Officers

The Board may from time to time appoint a president, chief executive officer, chief operating officer, chief financial officer or secretary of the Corporation, or an individual holding a similar position, or any other individual designated as an Officer by a resolution of the Board. The Board may specify the duties of and, in accordance with this By-law and subject to the Act, delegate to such Officers powers to manage, or supervise the management of, the business and affairs of the Corporation other than any of the powers that may not be delegated as prescribed by the Act. An Officer may but need not be a Director and any individual may hold more than one office.

5.2         Agents and Attorneys

The Board shall have the power from time to time to appoint agents or attorneys for the Corporation in or out of the Province of Ontario with such powers of management or otherwise (including the power to sub-delegate) as the Board may determine.

5.3         Disclosure of Interest

An Officer must disclose the nature and extent of any interest he or she has in a contract or transaction to which the Corporation is a party, in the same way that a Director must disclose such an interest pursuant to section 3.24. In the case of an Officer who is not a Director, disclosure must be made:

a)    forthwith after the Officer becomes aware that the contract or transaction or proposed contract or transaction is to be considered or has been considered at a meeting of Directors;

b)    if the Officer becomes interested after a contract is made or a transaction is entered into, forthwith after he or she becomes so interested; or

c)    if an individual who is interested in a contract or transaction later becomes an Officer, forthwith after he or she becomes an Officer.

5.4         Mandate

The Board may, at its own discretion, remove any Officer. Each Officer appointed by the Board will remain in office until his resignation, replacement, removal or death.

5.5         Employment Conditions and Remuneration

The Board shall fix, from time to time, by resolution, the terms of employment and the remuneration of the Officers it appoints.

6 — PROTECTION OF DIRECTORS AND OFFICERS

6.1         Indemnity of Directors and Officers

a)    The Corporation shall indemnify a Director or Officer, a former Director or Officer or another individual who acts or acted at the Corporation’s request as a Director or Officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative or investigative action or other proceeding in which the individual is involved because of that association with the Corporation or other entity.

b)    The Corporation shall advance monies to such individual for the costs, charges and expenses of a proceeding referred to in paragraph (a) provided such individual agrees in advance, in writing, to repay the monies if the individual does not fulfill the conditions of paragraph (c).

c)    The Corporation may not indemnify an individual under paragraph (a) unless the individual:

i)     acted honestly and in good faith with a view to the best interests of the Corporation or other entity for which the individual acted as a Director or Officer or in a similar capacity at the Corporation’s request, as the case may be; and

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ii)    in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful.

d)    The Corporation shall also seek the approval of a court to indemnify an individual referred to in paragraph (a), or advance monies under paragraph (b) in respect of an action by or on behalf of the Corporation or other entity to procure a judgment in its favour, to which such individual is made a party because of the individual’s association with the Corporation or other entity as described in paragraph (a), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in paragraph (c).

6.2         Insurance

The Corporation may purchase and maintain insurance for the benefit of an individual referred to in section 6.1(a) against any liability incurred by the individual:

a)    in the individual’s capacity as a Director or Officer; or

b)    in the individual’s capacity as a Director or Officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the Corporation’s request.

7 — MEETINGS OF SHAREHOLDERS

7.1         Annual Meetings

The annual Shareholders Meeting shall be held at such time in each year as the Board may from time to time determine, for the purpose of considering the financial statements and reports required by the Act to be placed before the annual Shareholders Meeting, electing Directors, appointing an auditor and for the transaction of such other business as may properly be brought before the meeting.

7.2         Special Meetings

The Board shall have the power to call a special Shareholders Meeting at any time, such meeting to be held on such day and at such time as the Board may determine. Any special Shareholders Meeting may be combined with an annual Shareholders Meeting.

7.3         Place of Meetings

Shareholders Meetings shall be held at such place as the Board may determine from time to time, provided that the Board may in its sole discretion determine that a meeting shall not be held at any place, but may instead be held entirely by means of a telephonic, electronic or other communication facility pursuant to section 7.4.

7.4         Participation in Meetings by Electronic or Telephonic Means

A meeting may be held entirely by one or more telephonic or electronic means or by any combination of in-person attendance and by one or more telephonic or electronic means. A Shareholders Meeting held in such a manner must enable all Persons entitled to attend the meeting to reasonably participate. A Person who, through telephonic or electronic means, votes at or attends a Shareholders Meeting is deemed for the purposes of this Act to be present in person at the meeting.

7.5         Notice of Meetings

Any notice of a Shareholders Meeting specifying the time and place of the meeting must be sent, in writing and by any means providing proof of the date of receipt, to each Person entitled to vote at the meeting, each Director, and the auditor of the Corporation not less than 21 days and not more than 50 days before the meeting. A notice of a Shareholders Meeting is not required to specify a place of the meeting if the meeting is to be held entirely by one or more telephonic or electronic means, provided that the notice of the meeting includes any such information required by the Act.

Notice of a Shareholders Meeting at which special business is to be transacted shall state or be accompanied by a statement of the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon, and the text of any special resolution or By-law to be submitted to the meeting. All business transacted

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at a special meeting of the shareholders and all business transacted at an annual Shareholders Meeting, except consideration of the financial statements and auditor’s report, the appointment of the auditor and the election of Directors, is deemed to be special business.

Any previously scheduled annual Shareholders Meeting may be postponed, and any Shareholders Meeting other than an annual Shareholders Meeting may be postponed or cancelled, by the Corporation by Public Announcement prior to the time previously scheduled for such Shareholders Meeting.

7.6         Waiver of Notice

A shareholder and any other Person entitled to attend a Shareholders Meeting may in any manner and at any time waive notice of a Shareholders Meeting, and attendance of any such Person at a Shareholders Meeting is a waiver of notice of the meeting, except where such Person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

7.7         Record Date for Notice

The Board may fix, in conformity with Applicable Securities Law requirements, in advance, not less than 30 days and not more than 60 days before the meeting, a record date for the purpose of determining the shareholders entitled to receive a notice of the meeting or entitled to vote at the meeting. Where no such record date for notice is fixed by the Board, the record date for notice shall be the close of business on the day immediately preceding the day on which notice is given.

Notice of any such record date fixed by the Board shall be given in the manner required by the Act.

7.8         Chair, Secretary and Scrutineers

The chairperson of the Board or, if the chairperson is not present or if he or she declines or is unable to act, the president or, if the president is not present or if he or she declines or is unable to act, an individual designated by the Board shall preside as chair at any Shareholders Meeting, but, if no such individual is present within fifteen minutes after the time appointed for the holding of the meeting, the shareholders present shall choose an individual from their number to be the chair. The secretary of the Corporation shall act as secretary at any Shareholders Meeting or, if the secretary of the Corporation is not present or if he or she declines or is unable to act, the chair of the meeting shall appoint some individual, who need not be a shareholder, to act as secretary of the meeting. If desired, one or more scrutineers, who need not be shareholders, may be appointed by the chair of any Shareholders Meeting.

7.9         Persons Entitled to be Present

The only Persons entitled to be present at a Shareholders Meeting shall be those entitled to vote thereat, the Directors and auditors of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the Articles or By-laws to be present at the meeting. Any other Person may be admitted only on the invitation of the chair of the meeting or with the consent of the meeting.

7.10       Quorum

A quorum of shareholders is present at a Shareholders Meeting, provided that a quorum shall not be less than two Persons, if the holders of at least twenty-five percent (25%) of the shares of the Corporation entitled to vote at the meeting are present in person or represented by proxy. A quorum need not be present throughout the meeting provided a quorum is present at the opening of the meeting. If a quorum is not present at the time appointed for a Shareholder Meeting, or within such reasonable time thereafter as the shareholders present may determine, the chairperson of the Board or the shareholders present may adjourn the meeting to a fixed time and place but may not transact any other business.

7.11       Persons Entitled to Vote

The Persons entitled to vote at any Shareholders Meeting shall be the Persons entitled to vote in accordance with the Act. The Board or chair of any Shareholders Meeting may, but need not, at any time (including prior to, at or subsequent to the meeting), ask questions of, and request the production of evidence from, a shareholder (including a beneficial owner), the transfer agent or such other person as they, he or she considers appropriate for the purposes of determining a person’s share ownership position as at the relevant record date and authority to vote. For greater

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certainty, the Board or the chair of any Shareholders Meeting may, but need not, at any time, inquire into the legal or beneficial share ownership of any person as at the relevant record date and the authority of any person to vote at the meeting and may, but need not, at any time, request from that person production of evidence as to such share ownership position and the existence of the authority to vote.

7.12       Proxies and Representatives

Every shareholder entitled to vote at a Shareholders Meeting may, by means of a proxy, appoint a proxyholder, or one or more alternate proxyholders, who need not be shareholders, as the shareholder’s nominee to attend and act at the meeting in the manner, to the extent authorized and with the authority conferred by the proxy. A proxy shall be (a) signed in writing or by electronic signature by the shareholder or an attorney who is authorized by a document that is signed in writing or by electronic signature; or (b) if the shareholder is a body corporate, by an officer or attorney of the body corporate duly authorized. The chair of any Shareholders Meeting may, but need not, at his or her sole discretion, make determinations as to the acceptability of proxies deposited for use at the Shareholders Meeting, including the acceptability of proxies which may not strictly comply with the requirements of this By-law or otherwise, and any such determination made in good faith shall be final and conclusive.

Unless otherwise indicated, a proxy lapses one year after the date it is given. It may be revoked at any time in accordance with the Act.

A proxyholder or an alternate proxyholder has the same rights as the shareholder who appointed him or her to speak at a Shareholders Meeting in respect of any matter, to vote by way of ballot at the meeting and, except where a proxyholder or an alternate proxyholder has conflicting instructions from more than one shareholder, to vote at such a meeting in respect of any matter by way of a show of hands.

7.13       Time for Deposit of Proxies

The Board may by resolution fix a time not exceeding 48 hours, excluding non-business days, preceding any meeting or adjourned Shareholder Meeting before which time proxies to be used at that meeting must be deposited with the Corporation or an agent thereof, and any period of time so fixed shall be specified in the notice calling the meeting. A proxy shall be acted upon only if, prior to the time so specified, it shall have been deposited with the Corporation or an agent thereof specified in such notice or, if no such time is specified in such notice, it shall have been received prior to the time of voting by the secretary of the Corporation or by the chair of the meeting or any adjournment thereof. Notwithstanding any specified time limits for the deposit of proxies by shareholders, the chair of any Shareholders Meeting or the chairperson of the Board may, but need not, at his, her or their sole discretion, waive the time limits for the deposit of proxies by shareholders, including any deadline set out in the notice calling the Shareholders Meeting or in any proxy circular and any such waiver made in good faith shall be final and conclusive. A proxy is valid only in respect of the meeting in respect of which it is given, including any adjournment or postponement thereof.

7.14       Joint Shareholders

If two or more Persons hold shares jointly, one of those holders present at a Shareholders Meeting may in the absence of the others vote the shares, but if two or more of those Persons are present, in person or by proxy, they shall vote as one on the shares jointly held by them.

7.15       Votes to Govern

Except as otherwise required by the Act and the Articles, all questions proposed for the consideration of shareholders at a Shareholders Meeting shall be determined by a majority of the votes cast on the question by all who are entitled to vote.

7.16       Casting Vote

In case of an equality of votes at any meeting of shareholders, regardless of the manner of voting, the chair of the meeting shall not be entitled to a second or casting vote.

7.17       Show of Hands

Any question at a Shareholders Meeting shall be decided by a show of hands, unless a ballot is required or demanded as hereinafter provided. Upon a show of hands, every Person who is present and entitled to vote thereon shall have one vote. Whenever a vote by any means other than by ballot is taken, a declaration by the chair of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question.

7.18       Ballots

On any question proposed for consideration at a Shareholders Meeting, and whether or not a show of hands has been taken thereon, the chair may require, or any shareholder or proxyholder may demand, a ballot. A ballot so required or demanded shall be taken in such manner as the chairperson shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each Person present shall be entitled, in respect of the shares which the Person is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the Articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

7.19       Advance Notice for Proposals

a)    No business may be transacted at an annual Shareholders Meeting, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual Shareholder Meeting by any shareholder of the Corporation who complies with the proposal procedures set forth in this section 7.19. For business to be properly brought before an annual Shareholder Meeting by a shareholder of the Corporation, such shareholder must submit a proposal to the Corporation for inclusion in the Corporation’s management proxy circular in accordance with the requirements of the Act; provided that any proposal that includes nominations for the election of Directors shall be submitted to the Corporation in accordance with the requirements set forth in section 3.6. The Corporation shall set out the proposal in the management proxy circular or attach the proposal thereto, subject to the exemptions and bases for refusal set forth in the Act.

b)    At a special Shareholders Meeting, only such business shall be conducted as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the Board may be made at a special Shareholders Meeting at which Directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to and in compliance with section 3.6.

7.20       Adjournment and Termination

The chair of the Shareholders Meeting or the chairperson of the Board may adjourn the meeting from time to time and from place to place and may terminate the Shareholders Meeting on completion of the business for which it was called as set out in the notice of meeting. If a Shareholders Meeting is adjourned for less than 30 days, it shall not be necessary to give notice of the adjourned meeting, other than by announcement at the earliest meeting that is adjourned. If a Shareholders Meeting is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given as for an original meeting.

7.21       Storage of Ballots and Proxies

The Corporation must, for at least three months after a Shareholders Meeting, keep at its head office the ballots cast and the proxies presented at the meeting. Any shareholder or proxyholder who was entitled to vote at the meeting may, without charge, inspect the ballots and proxies kept by the Corporation. Unless otherwise determined by the Board in its sole discretion, no shareholder will be provided with access to any proxy materials relating to a meeting of shareholders prior to such meeting taking place.

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8 — SECURITIES AND CERTIFICATES

8.1         Issuance of Securities

Subject to the Articles, the Act and any pre-emptive right granted to shareholders, the Board may from time to time issue or grant options to purchase or rights to acquire unissued shares of the Corporation at such times and to such Persons and for such consideration as the Board shall determine. The Board may, by resolution, accept subscriptions, issue and allot unissued shares from the Corporation’s share capital and grant exchange rights, options or acquisition rights with respect to those shares.

8.2         Payment of Shares

A share shall not be issued until the consideration for the share is fully paid in money or in property or past service that is not less in value than the fair equivalent of the money that the Corporation would have received if the share had been issued for money. Shares may only be considered paid if consideration equal to the issue price determined by the Board has been paid to the Corporation.

A promissory note or a promise to pay made by a Person to whom shares are issued, or a Person who does not deal at arm’s length, within the meaning of that expression in the Income Tax Act (Canada), with a Person to whom shares are issued does not constitute consideration for the shares.

8.3         Securities Register

The Corporation or its transfer agent shall prepare and maintain at its registered office, or at any other place in Ontario designated by the Board, a securities register of the Corporation in which it records the securities issued by it in registered form, showing with respect to each class or series of securities:

a)    the names, alphabetically arranged, of Persons who,

i)     are or have been within six years registered as shareholders of the Corporation, the address including the street and number, if any, and an e-mail address if one is provided, of every such Person while a holder, and the number and class of shares registered in the name of such holder;

ii)    are or have been within six years registered as holders of debt obligations of the Corporation, the address including the street and number, if any, and an e-mail address if one is provided, of every such Person while a holder, and the class or series and principal amount of the debt obligations registered in the name of such holder; or

iii)   are or have been within six years registered as holders of warrants of the Corporation, other than warrants exercisable within one year from the date of issue, the address including the street and number, if any, and an e-mail address if one is provided, of every such Person while a registered holder, and the class or series and number of warrants registered in the name of such holder; and

b)    the date and particulars of the issue of each security and warrant.

8.4         Register of Transfer

The Corporation shall cause to be kept a register of transfers in which all transfers of securities issued by the Corporation in registered form and the date and other particulars of each transfer shall be set out.

Subject to the Act, the transfer of securities is governed by the Securities Transfer Act, 2006 (Ontario).

8.5         Registration of Transfer

Subject to the Act, no transfer of a share shall be registered in a securities register of the Corporation except: (a) upon presentation of the certificates (or, where applicable, other evidence of electronic, book-based, direct registration service or other non-certificated entry of position on the applicable register of securityholders) representing such share with an endorsement or completed transfer power of attorney which complies with the Act made thereon or delivered therewith duly executed by an appropriate Person as provided by the Act, together with such reasonable assurance that the endorsement is genuine and effective as the Board or the Corporation’s transfer agent may from time to time prescribe; (b) upon payment of all applicable taxes and reasonable fees prescribed by the Board, if any; (c) upon

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compliance with such restrictions on transfer as are authorized by the Articles, if any; (d) upon satisfaction of any lien on such shares; and (e) upon compliance with and satisfaction of such other requirements as the Corporation or its transfer agent may reasonably impose.

8.6         Registered Ownership

Subject to the Act, the Corporation may treat the registered holder of a security as the Person exclusively entitled to vote, to receive notices, to receive any interest, dividend or other payments in respect of the security, and otherwise to exercise all the rights and powers of a holder of the security. The Corporation may, however, treat as the registered holder any executor, administrator, heir, legal representative, guardian, committee, trustee, curator, tutor, liquidator or trustee in bankruptcy who furnishes appropriate evidence to the Corporation establishing his, her or its authority to exercise the rights relating to a security of the Corporation.

8.7         Security Certificates

A security issued by the Corporation may be represented by a security certificate or may be an uncertificated security. A certificated security is represented by a paper certificate in registered form, and an uncertificated security is represented by an entry in the securities register in the name of the securityholder.

Unless otherwise provided in the Articles, the Directors may provide by resolution that any or all classes and series of its shares or other securities shall be uncertificated securities, provided that such resolution shall not apply to securities represented by a certificate until such certificate is surrendered to the Corporation.

8.8         Certificated Securities

In the case of certificated securities, the Corporation shall issue to the securityholder, without charge, a certificate in registered form.

Security certificates shall be in such form as the Board may from time to time approve in accordance with the requirements of the Act.

Subject to any resolution of the Board providing otherwise, the security certificates of the Corporation shall be signed by at least one of the following persons: (a) a Director or Officer; (b) a registrar, transfer agent or branch transfer agent of the Corporation, or an individual on their behalf; or (c) a trustee who certifies it in accordance with a trust indenture. The signature may be printed or otherwise mechanically reproduced on the security certificate.

In the absence of any evidence to the contrary, the certificate is proof of the securityholder’s title to the security represented by the certificate.

Share certificates need not be under corporate seal.

8.9         Electronic, Book-Based or Other Non-Certificated Registered Positions

A registered securityholder may have such securityholder’s holdings of securities of the Corporation evidenced by an electronic, book-based, direct registration service or other noncertificated entry or position on the applicable register of securityholders to be kept by the Corporation in place of a physical security certificate pursuant to a registration system that may be adopted by the Corporation in conjunction with its applicable agent. The Corporation and its applicable agent may adopt such policies and procedures, appoint such other persons and require such documents and evidence as they may determine necessary or desirable in order to facilitate the adoption and maintenance of a securities registration system by electronic, book-based, direct registration system or other non-certificated means.

8.10       Replacement of Securities Certificates

Subject to the provisions of the Act, the Board or any Officer or agent designated by the Board may in the discretion of the Board or that Person direct the issue of a new security certificate in lieu of and upon cancellation of a security certificate for a certificated security claimed to have been lost, apparently destroyed or wrongfully taken on payment of such fee, prescribed by or in accordance with the Act, and on such terms as to indemnity, reimbursement of expenses and evidence of loss and of title as the Board may from time to time prescribe, whether generally or in any particular case.

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8.11       Joint Shareholders

If two or more Persons are registered as joint holders of any share, the Corporation shall not be bound to issue more than one certificate in respect thereof, and delivery of such certificate to one of such Persons shall be sufficient delivery to all of them. Any one of such Persons may give effectual receipts for the certificate issued in respect thereof or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.

8.12       Deceased Securityholders

In the event of the death of a holder, or of one of the joint holders, of any security, the Corporation shall not be required to make any entry in the securities register in respect thereof or to make payment of any dividends thereon except upon production of all such documents as may be required by the Act and upon compliance with the reasonable requirements of the Corporation or it transfer agent.

9 — DIVIDENDS AND RIGHTS

9.1         Dividends

Subject to the provisions of the Act and the Articles, the Board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid, in whole or in part, in money or property or by issuing fully paid shares or options or rights to acquire fully paid shares of the Corporation.

If shares of the Corporation are issued in payment of a dividend, the Corporation may add all or part of the value of those shares to the stated capital account of the Corporation maintained or to be maintained for the shares of the class or series issued in payment of the dividend.

The Corporation may not declare and pay a dividend, except by issuing shares or options or rights to acquire shares, if there are reasonable grounds for believing that (a) the Corporation is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the Corporation’s assets would thereby be less than the aggregate of (i) its liabilities; and (ii) its stated capital of all classes.

The Corporation may deduct from the dividends payable to a shareholder any amount due to the Corporation by the shareholder, on account of calls for payment or otherwise.

9.2         Dividend Cheques

A dividend payable in cash may be paid by cheque drawn on the Corporation’s banks or by electronic means to the order of each registered holder of shares of the class or series in respect of which it has been declared. Cheques may be sent by prepaid ordinary mail to such registered holder at such holder’s address recorded in the Corporation’s securities register, unless in each case such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and, if more than one address is recorded in the Corporation’s securities register in respect of such joint holding, the cheque shall be mailed to the first address so appearing. The mailing of such cheque, in such manner, unless the cheque is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

9.3         Non-receipt or Loss of Cheques

In the event of non-receipt or loss of any dividend cheque by the Person to whom it is sent, the Corporation shall issue to such Person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt or loss and of title as the Board may from time to time prescribe, whether generally or in any particular case.

9.4         Record Date for Dividends and Rights

The Board may fix, in advance, in accordance with the Act, a record date for the determination of the shareholders entitled to receive dividends.

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9.5         Unclaimed Dividends

Any dividend unclaimed after a period of two years from the date on which the dividend has been declared to be payable shall be forfeited and shall revert to the Corporation.

10 — NOTICES

10.1       Notice to Shareholders

Unless the Act or the By-laws provide otherwise, any notice, document or other information required or permitted by the Act, the Articles or the By-laws to be sent to a shareholder, may be sent by any one of the following methods: (i) by hand delivery, through the mail, or by a nationally recognized overnight delivery service for next day delivery, (ii) by means of fax, e-mail, or other form of electronic transmission, (iii) by providing or posting the notice, document or other information on or making it available through a generally accessible electronic source and providing notice of the availability and location of the notice, document or other information to the shareholder via any of the methods specified in (i) and (ii) above, including by mail, delivery, fax, e-mail or other form of electronic transmission, or (iv) by any other method permitted by applicable law. A notice to a shareholder shall be deemed to be received as follows: (A) if given by hand delivery, when actually received by the shareholder; (B) if sent through the mail addressed to the shareholder at the shareholder’s address appearing on the share register of the Corporation, at the time it would be delivered in the ordinary course of mail; (C) if sent for next day delivery by a nationally recognized overnight delivery service addressed to the shareholder at the shareholder’s address appearing on the share register of the Corporation, when delivered to such service; (D) if faxed, when sent to a number at which the shareholder has consented to receive notice and evidence of delivery confirmation is received by sender’s facsimile device; (E) if by e- mail, when sent to an e-mail address at which the shareholder has consented to receive notice; (F) if sent by any other form of electronic transmission, when sent to the shareholder; (G) if sent by posting it on or making it available through a generally accessible electronic source referred to in subsection 10.1 (iii), on the day such Person is sent notice of the availability and location of such notice, document or other information is deemed to have been sent in accordance with (A) through (F) above; or (H) if sent by any other method permitted by applicable law, at the time that such Person is deemed to have received such notice pursuant to applicable law. If a shareholder has consented to a method for delivery of a notice, document or other information, the shareholder may revoke such shareholder’s consent to receiving any notice, document or information by fax or e-mail by giving written notice of such revocation to the Corporation.

10.2       Notice to Joint Shareholders

If two or more Persons are registered as joint holders of any share, any notice shall be addressed to all of such joint holders but notice to one of such Persons shall be sufficient notice to all of them.

10.3       Computation of Time

In computing the date when notice must be sent under any provision requiring a specified period of days’ notice of any meeting or other event, the period of days shall commence on the day following the sending of such notice and shall terminate on the day preceding the date of the meeting or other event provided that the last day of the period shall not be a non-business day.

10.4       Undelivered Notices

If any notice given to a shareholder pursuant to section 10.1 is returned on three consecutive occasions because the shareholder cannot be found, the Corporation shall not be required to give any further notice to such shareholder until such shareholder informs the Corporation in writing of the shareholder’s new address.

10.5       Omissions and Errors

The accidental omission to give or send any notice to any shareholder, Director, Officer or auditor, or the non-receipt of any notice by any such Person or any error in any notice not affecting the substance thereof, shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise based thereon.

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10.6       Persons Entitled by Death or Operation of Law

Every Person who, by operation of law, transfer, death of a securityholder or any other means whatsoever, shall become entitled to any share or other security, shall be bound by every notice in respect of such security which shall have been duly given or sent to the securityholder from whom the Person derives title to such share prior to that Person’s name and address being entered on the securities register (whether such notice was given or sent before or after the happening of the event upon which that Person becomes so entitled) and prior to that Person furnishing to the Corporation the proof of authority or evidence of entitlement prescribed by the Act.

10.7       Waiver of Notice

Any shareholder (or shareholder’s duly appointed proxyholder), Director, Officer or auditor may at any time waive the giving or sending of any notice, or waive or abridge the time for any notice, required to be given to that Person under any provision of the Act, the Articles, the By-laws or otherwise and such waiver or abridgement shall cure any default in the giving or sending or in the time of such notice, as the case may be. Any such waiver or abridgement shall be in writing or given by electronic signature and may be sent by electronic means in accordance with the Electronic Commerce Act, 2000, except a waiver of notice of a Shareholders Meeting or meeting of the Board which may be given in any manner. A shareholder and any other Person entitled to attend a Shareholders Meeting may in any manner and at any time waive notice of a Shareholders Meeting, and attendance of any such Person at a Shareholders Meeting is a waiver of notice of the meeting, except where such Person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

The foregoing By-law was adopted by the Board of Directors of the Corporation pursuant to the provisions of the Business Corporations Act (Ontario), on [          ], [          ] and ratified by the shareholders on [          ], [           ].

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Annex E

Proposed Articles of Amendment

Annex E-1

Ministry of Public and Business Service Delivery	Articles of Amendment Business Corporations Act

Instructions

For questions or more information to complete this form, please refer to the instruction page.

Fields marked with an asterisk (*) are mandatory.

1. Corporation Information
Corporation Name *
XANADU QUANTUM TECHNOLOGIES LIMITED

Ontario Corporation Number (OCN) *	Company Key *
1001374268	910213586

Official Email Address *
TorCSfilings@osler.com
2. Contact Information

Please provide the following information for the person we should contact regarding this filing. This person will receive official documents or notices and correspondence related to this filing. By proceeding with this filing, you are confirming that you have been duly authorized to do so.

First Name*	Middle Name	Last Name*
Robin		O’Bonsawin
Telephone Country Code	Telephone Number*	Extension
1	613-315-7496

Email Address *
robonsawin@osler.com
3. Proposed New Corporation Name (if applicable)

Complete this section only if you are changing the corporation name

If you are changing the corporation name, you can either propose a new name or request a number name. If you propose a new name for the corporation, you need a Nuans report for the proposed name. If your corporation has a number name, you must not select the option for a number name, unless you are changing only the legal element.

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4. Number of Director(s) (if applicable)

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5. Shares and Provisions (if applicable) (Maximum is 900,000 characters per text box. To activate the toolbar press “Ctrl + E”)

Complete this section only if you are amending the Shares and Provisions

Description of Changes to Classes of Shares

© King’s Printer for Ontario, 2024	Disponible en fram;:ais	Page 1 of 9

Annex E-2

The corporation amends the Description of Classes of Shares as follows (please be specific):

Enter the Text

(a)         to create an unlimited number of Subordinate Voting Shares;

(b)         to create an unlimited number of Multiple Voting Shares;

(c)         to create an unlimited number of Preferred Shares;

(d)         to change each issued and outstanding Common Share into one issued and outstanding Multiple Voting Share; and

(e)         to delete the authorized and unissued Common Shares;

with the result that upon the issuance of a Certificate of Amendment effecting the foregoing, the authorized capital of the Corporation shall consist of: (i) an unlimited number of Subordinate Voting Shares; (ii) an unlimited number of Multiple Voting Shares; and (iii) an unlimited number of Preferred Shares.

Description of Changes to Rights, Privileges, Restrictions and Conditions

The corporation amends the Rights, Privileges, Restrictions and Conditions as follows (please be specific):

Enter the Text

(i)          To provide that the Subordinate Voting Shares, the Multiple Voting Shares and the Preferred Shares, shall have the rights, privileges, restrictions and conditions set out in these Articles of Amendment;

The rights, privileges, restrictions and conditions attached to the Subordinate Voting Shares, the Multiple Voting Shares and the Preferred Shares are as follows:

1.           Subordinate Voting Shares and Multiple Voting Shares

The rights, privileges, restrictions and conditions attaching to the Subordinate Voting Shares and the Multiple Voting Shares are:

1.1.        Dividends; Rights on Liquidation, Dissolution, or Winding-Up. The Subordinate Voting Shares and the Multiple Voting Shares shall be subject to and subordinate to the rights, privileges, restrictions and conditions attaching to the Preferred Shares and the shares of any other class ranking senior to the Subordinate Voting Shares and the Multiple Voting Shares and shall rank pari passu, share for share, as to the right to receive dividends and to receive the remaining property and assets of the Corporation on the liquidation, dissolution or winding-up of the Corporation, whether voluntarily or involuntarily, or any other distribution of assets of the Corporation among its shareholders for the purposes of winding up its affairs. For the avoidance of doubt, holders of Subordinate Voting Shares and Multiple Voting Shares shall, subject always to the rights of the holders of Preferred Shares and the shares of any other class ranking senior to the Subordinate Voting Shares and the Multiple Voting Shares, be entitled to receive (i) such dividends as the Board of Directors of the Corporation may declare, and (ii) in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntarily or involuntarily, or any other distribution of assets of the Corporation among its shareholders for the purposes of winding up its affairs, the remaining property and assets of the Corporation, in the case of (i) and (ii) in an identical amount per share, at the same time and in the same form (whether in cash, in specie or otherwise) as if the Subordinate Voting Shares and Multiple Voting Shares were of one class only, provided, however, that in the event of a payment of a dividend in the form of shares of the Corporation, holders of Subordinate Voting Shares shall receive Subordinate Voting Shares and holders of Multiple Voting Shares shall receive Multiple Voting Shares, unless otherwise determined by the Board of Directors of the Corporation.

Annex E-3

1.2.        Meetings and Voting Rights.

1.2.1.     Each holder of Multiple Voting Shares and each holder of Subordinate Voting Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation, except meetings at which only holders of another particular class or series shall have the right to vote. At each such meeting, each Multiple Voting Share shall entitle the holder thereof to ten (10) votes and each Subordinate Voting Share shall entitle the holder thereof to one (1) vote, voting together as a single class, except as otherwise expressly provided herein or as provided by law.

1.2.2.     Neither the holders of the Multiple Voting Shares nor the holders of the Subordinate Voting Shares shall be entitled to vote separately as a class upon a proposal to amend the articles of the Corporation in the case of an amendment referred to in paragraphs (a) or (e) of subsection 170(1) of the Business Corporations Act (Ontario) (the “Act”). Neither the holders of the Multiple Voting Shares nor the holders of the Subordinate Voting Shares shall be entitled to vote separately as a class upon a proposal to amend the articles of the Corporation in the case of an amendment referred to in paragraph (b) of subsection 170(1) of the Act unless such exchange, reclassification or cancellation: (a) affects only the holders of that class; or (b) affects the holders of Subordinate Voting Shares and Multiple Voting Shares differently, on a per share basis, and such holders are not otherwise entitled to vote separately as a class under any applicable law or subsection 1.2.3 in respect of such exchange, reclassification or cancellation.

1.2.3.     In connection with any Change of Control Transaction (as defined below) requiring approval of the holders of Subordinate Voting Shares and Multiple Voting Shares under the Act, holders of Subordinate Voting Shares and Multiple Voting Shares shall be treated equally and identically in such Change of Control Transaction, on a per share basis, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the holders of outstanding Subordinate Voting Shares who voted in respect of that resolution and by a majority of the votes cast by the holders of outstanding Multiple Voting Shares who voted in respect of that resolution, each voting separately as a class at a meeting of the holders of that class called and held for such purpose.

1.2.4.     For purposes of subsection 1.2.3, “Change of Control Transaction” means an amalgamation, arrangement, recapitalization, business combination or similar transaction of the Corporation, other than an amalgamation, arrangement, recapitalization, business combination or similar transaction that would result in (A) the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the continuing or successor entity or its parent) (i) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation, the continuing or successor entity or its parent, and (ii) more than fifty percent (50%) of the total number of outstanding shares of the Corporation, the continuing or successor entity or its parent, in each case as outstanding immediately after such transaction, and (B) the shareholders of the Corporation immediately prior to the transaction owning voting securities of the Corporation, the continuing or successor entity or its parent immediately following the transaction in substantially the same proportions (vis-a-vis each other) of the voting securities of the Corporation as such shareholders owned immediately prior to the transaction.

1.3.        Subdivision or Consolidation. No subdivision or consolidation of the Subordinate Voting Shares or the Multiple Voting Shares shall be carried out unless, at the same time, the Multiple Voting Shares or the Subordinate Voting Shares, as the case may be, are subdivided or consolidated in the same manner and on the same basis.

1.4.        Voluntary Conversion. The Subordinate Voting Shares cannot be converted into any other class of shares. Each outstanding Multiple Voting Share may at any time, at the option of the holder, be converted into one fully paid and non-assessable Subordinate Voting Share, in the following manner:

Annex E-4

1.4.1.     The conversion privilege for which provision is made in this subsection 1.4 shall be exercised by notice in writing given to the transfer agent of the Corporation, if one exists, and if not, to the Corporation at its registered office, accompanied by a certificate or certificates representing the Multiple Voting Shares in respect of which the holder desires to exercise such conversion privilege, or the equivalent in any non-certificated inventory system administered by any applicable depository or transfer agent of the Corporation. Such notice shall be signed by the holder of the Multiple Voting Shares in respect of which such conversion privilege is being exercised, or by the duly authorized representative thereof, and shall specify the number of Multiple Voting Shares which such holder desires to have converted. On any conversion of Multiple Voting Shares, the Subordinate Voting Shares resulting therefrom shall be registered in the name of the registered holder of the Multiple Voting Shares so converted or, subject to payment by the registered holder of any stock transfer or other applicable taxes and compliance with any other reasonable requirements of the Corporation in respect of such transfer, in such name or names as such registered holder may direct in writing. Upon receipt of such notice and certificate or certificates and, as applicable, compliance with such other requirements, the Corporation shall, at its expense, effective as of the date of such receipt and, as applicable, compliance, remove or cause the removal of such holder from the register of holders in respect of the Multiple Voting Shares for which the conversion privilege is being exercised, add or cause the addition of the holder (or any Person (as defined herein) or Persons in whose name or names such converting holder shall have directed the resulting Subordinate Voting Shares to be registered) to the register of holders in respect of the resulting Subordinate Voting Shares, cancel or cause the cancellation of the certificate or certificates representing such Multiple Voting Shares and issue or cause the issuance of a certificate or certificates representing the Subordinate Voting Shares issued upon the conversion of such Multiple Voting Shares, or the equivalent in any non-certificated inventory system administered by any applicable depository or transfer agent of the Corporation. If less than all of the Multiple Voting Shares represented by any certificate are to be converted, the holder shall be entitled to receive a new certificate representing the Multiple Voting Shares represented by the original certificate which are not converted.

              For purposes of these share terms, “Person” means any individual, partnership, corporation, company, association, trust, joint venture or limited liability company.

1.5.        Automatic Conversion.

1.5.1.     Upon the first date that a Multiple Voting Share is Transferred by a holder of Multiple Voting Shares, other than to a Permitted Holder or from any such Permitted Holder back to such holder of Multiple Voting Shares and/or any other Permitted Holder of such holder of Multiple Voting Shares, the holder thereof, without any further action, shall automatically be deemed to have exercised his, her or its rights under subsection 1.4 to convert such Multiple Voting Share into one fully paid and non-assessable Subordinate Voting Share, effective immediately upon such Transfer, and the Corporation shall, at its expense, effective as of such date, remove or cause the removal of such holder from the register of holders in respect of the Multiple Voting Shares subject to such automatic conversion, add or cause the addition of such holder to the register of holders in respect of the resulting Subordinate Voting Shares, cancel or cause the cancellation of the certificate or certificates representing the Multiple Voting Shares so deemed to have been converted for Subordinate Voting Shares, and issue or cause the issuance of certificate representing the Subordinate Voting Shares issued to the holder upon the foregoing automatic conversion of such Multiple Voting Shares registered in the name of such holder, or the equivalent in any non-certificated inventory system administered by any applicable depository or transfer agent of the Corporation and, against receipt from such holder of the certificate or certificates representing the Multiple Voting Shares in respect of which such conversion has been deemed to have been exercised, as applicable, deliver to such holder the certificate representing such Subordinate Voting Shares, or the equivalent in any non-certificated inventory system administered by any applicable depository or transfer agent of the Corporation. If less than all of the Multiple

Annex E-5

Voting Shares represented by any certificate are automatically converted into Subordinate Voting Shares, the holder shall be entitled to receive a new certificate representing the Multiple Voting Shares represented by the original certificate which have not been converted against delivery of such original certificate.

1.5.2.     In addition, all Multiple Voting Shares, regardless of the holder thereof, will convert automatically into Subordinate Voting Shares in the manner set forth in subsection 1.5.1 at the close of business on the date on which the outstanding Multiple Voting Shares represent less than five percent (5%) of the aggregate number of outstanding Subordinate Voting Shares and Multiple Voting Shares, and upon such occurrence and without any further action, the authorized and unissued Multiple Voting Shares as a class shall be deleted entirely from the authorized capital of the Corporation, together with the rights, privileges, restrictions and conditions attaching thereto and all references to the Multiple Voting Shares, without prejudice to the rights of the former holders of Multiple Voting Shares to receive, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, a certificate or certificates, or the equivalent in any non-certificated inventory system administered by any applicable depository or transfer agent of the Corporation, for the number of Subordinate Voting Shares issued on conversion thereof.

1.5.3.     The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Multiple Voting Shares to Subordinate Voting Shares and the general administration of this dual class share structure as it may deem necessary or advisable, and may from time to time request that holders of Multiple Voting Shares furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Multiple Voting Shares and to confirm that a conversion to Subordinate Voting Shares has not occurred. A determination by the Secretary of the Corporation that a Transfer results in a conversion to Subordinate Voting Shares shall be conclusive and binding.

1.5.4.     For purposes of this subsection 1.5:

“Affiliate” means, with respect to any specified Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person;

“Members of the Immediate Family” means with respect to any individual, each parent (whether by birth or adoption), spouse, child or other descendants (whether by birth or adoption) of such individual, each spouse of any of the aforementioned Persons, each trust created solely for the benefit of such individual and/or one or more of the aforementioned Persons, and each legal representative of such individual or of any aforementioned Persons (including without limitation a tutor, curator, mandatary due to incapacity, custodian, guardian or testamentary executor), acting in such capacity under the authority of the law, an order from a competent tribunal, a will or a mandate in case of incapacity or similar instrument. For the purposes of this definition, a Person shall be considered the spouse of an individual if such Person is legally married to such individual, lives in a civil union with such individual or is the common law partner (as defined in the Income Tax Act (Canada), as amended from time to time) of such individual. A Person who was the spouse of an individual within the meaning of this paragraph immediately before the death of such individual shall continue to be considered a spouse of such individual after the death of such individual;

“Permitted Holders” means, in respect of a holder of Multiple Voting Shares that is an individual, the Members of the Immediate Family of such individual and any Person controlled, directly or indirectly, by any such holder, and in respect of a holder of Multiple Voting Shares that is not an individual, an Affiliate of that holder;

“Transfer” of a Multiple Voting Share shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or

Annex E-6

by operation of law. A “Transfer” shall also include, without limitation, (1) a transfer of a Multiple Voting Share to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership) or (2) the transfer of, or entering into a binding agreement with respect to, Voting Control over a Multiple Voting Share by proxy or otherwise, provided, however, that the following shall not be considered a “Transfer”: (a) the grant of a proxy to the Corporation’s officers or directors at the request of Board of Directors of the Corporation in connection with actions to be taken at an annual or special meeting of shareholders; or (b) the pledge of a Multiple Voting Share that creates a mere security interest in such share pursuant to a bona fide loan or indebtedness transaction so long as the holder of the Multiple Voting Share continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such Multiple Voting Share or other similar action by the pledgee shall constitute a “Transfer”; and

“Voting Control” with respect to a Multiple Voting Share shall mean the exclusive power (whether directly or indirectly) to vote or direct the voting of such Multiple Voting Share by proxy, voting agreement or otherwise.

A Person is “controlled” by another Person or other Persons if: (1) in the case of a company or other body corporate wherever or however incorporated: (A) securities entitled to vote in the election of directors carrying in the aggregate at least a majority of the votes for the election of directors and representing in the aggregate at least a majority of the participating (equity) securities are held, other than by way of security only, directly or indirectly. by or solely for the benefit of the other Person or Persons; and (B) the votes carried in the aggregate by such securities are entitled, if exercised, to elect a majority of the board of directors of such company or other body corporate; or (2) in the case of a Person that is not a company or other body corporate, at least a majority of the participating (equity) and voting interests of such Person are held, directly or indirectly, by or solely for the benefit of the other Person or Persons; and “controls”, “controlling” and “under common control with” shall be interpreted accordingly.

1.6.        Single Class. Except as otherwise provided above, Subordinate Voting Shares and Multiple Voting Shares are equal in all respects and shall be treated as shares of a single class for all purposes under the Act.

2.           Preferred Shares

              The rights, privileges, restrictions and conditions attaching to the Preferred Shares, as a class, are as follows:

2.1.        Directors’ Right to Issue One or More Series. The Preferred Shares may at any time and from time to time be issued in one or more series. Prior to the issue of Preferred Shares of any series, the Board of Directors of the Corporation shall, subject to the rights, privileges, restrictions and conditions attached to the Preferred Shares as a class, the articles of the Corporation and the provisions of the Act, by resolution amend the articles of the Corporation to fix the number of Preferred Shares in such series and determine the designation of, and the rights, restrictions, privileges and conditions attached to, the Preferred Shares of such series including, without limitation:

(a)         the rate, amount or method of calculation of any dividends and whether any dividends are subject to adjustment;

(b)         whether any dividends are cumulative, partly cumulative or non-cumulative;

(c)         the dates, manner and currency of payments of any dividends and the date from which any dividends accrue or become payable;

(d)         voting rights, if any;

Annex E-7

(e)         if redeemable, retractable or purchasable (whether at the option of the Corporation or the holder or otherwise), the redemption, retraction or purchase prices and currency or currencies thereof and the terms and conditions of redemption or purchase, with or without any provision for sinking or similar funds;

(f)          any conversion, exchange or reclassification rights and the terms and conditions of any such rights; and

(g)         any other terms not inconsistent with these provisions;

the whole subject to receipt by the Director appointed under the Act of articles of amendment designating and fixing the number of Preferred Shares in such series and setting forth the rights, privileges, restrictions and conditions attached thereto and the issue by the Director of a certificate of amendment with respect thereto.

2.2.        Ranking of Preferred Shares of Each Series. The Preferred Shares of each series shall with respect to the payment of dividends and the distribution of the assets of the Corporation in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation for the purpose of winding up its affairs, rank (a) on parity with the Preferred Shares of every other series and (b) senior to the Multiple Voting Shares, the Subordinate Voting Shares and the shares of any other class ranking junior to the Preferred Shares. The Preferred Shares of any series shall also be entitled to such other preferences, not inconsistent with these provisions, over the Multiple Voting Shares, the Subordinate Voting Shares and the shares of any other class ranking junior to the Preferred Shares as may be fixed in accordance with subsection 2.1 above.

2.3.        Voting Rights. Except as hereinafter specifically provided, as required by the Act, by law or as may be required by an order of a court of competent jurisdiction or in accordance with any voting rights which may be attached to any series of Preferred Shares, the holders of Preferred Shares shall not be entitled as such to receive notice of, or attend, any meeting of shareholders of the Corporation and shall not be entitled to vote at any meeting. The holders of Preferred Shares or any series thereof shall not, unless the rights, privileges, restrictions and conditions attached to any particular series thereof provide to the contrary, be entitled to vote separately as a class or series on any proposal to amend the articles of the Corporation referred to in paragraph (a), (b) or (e) of subsection 170 (1) of the Act. In the event of any meeting of the holders of Preferred Shares, or any series thereof, each holder of Preferred Shares shall be entitled to one vote in respect of each Preferred Share held. Any approval required to be given by the holders of Preferred Shares shall be deemed to have been sufficiently given if it shall have been given by a resolution signed by all the holders of the then outstanding Preferred Shares or by a resolution passed by the affirmative vote of not less than sixty-six and two-thirds percent (66213%) of the votes cast by holders of Preferred Shares who voted in respect of that resolution at a meeting of the holders of Preferred Shares called and held for such purpose in accordance with the by-laws of the Corporation at which holders of not less than twenty-five percent (25%) of the then outstanding Preferred Shares are present in person or represented by proxy; provided that, if at any such meeting a quorum is not present within one-half hour after the time appointed for such meeting, the meeting shall be adjourned to the same day in the next week at the same time and to such place as the chairperson. of the meeting may determine and, subject to the provisions of the Act it shall not be necessary to give notice of such adjourned meeting. At such adjourned meeting the holders of Preferred Shares present in person or represented by proxy shall constitute a quorum and may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than sixty-six and two-thirds percent (66213%) of the votes cast by the holders of Preferred Shares at such meeting shall constitute the approval of the holders of Preferred Shares. Subject to the foregoing, the formalities to be observed with respect to proxies, the giving or waiving of notice of any such meeting and the conduct thereof shall be those from time to time prescribed in the Act and the by-laws of the Corporation with respect to meetings of shareholders.

Annex E-8

Description of Changes to Restrictions on Share Transfers

The corporation amends the Restrictions on Share Transfers as follows (please be specific):

Enter the Text

to remove in its entirety the provisions as set out in Article 8 of the Articles of the Corporation and substitute the following:

“None”;

Description of Changes to Restrictions on Business or Powers

The corporation amends the Restrictions on Business or Powers as follows (please be specific):

Enter the Text

Description of Changes to Other Provisions

The corporation amends the Other Provisions as follows (please be specific):

Enter the Text

to remove paragraph (a) set out in Article 9 of the Articles of Corporation.

6. Shareholders/Directors Authorization and Effective Date

The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on *

Requested Date for Amendment *

Authorization

D * I, Robin O’Bonsawin

confirm that:

•     This form has been signed by the required person.

•     This amendment has been duly authorized as required by sections 168 and 170 (as applicable) of the Business Corporations Act.

Caution:

The Act sets out penalties, including fines, for submitting false or misleading information.

Required Signature

Name	Position	Signature

Christian Weedbrook	Chief Executive Officer

Annex E-9

Annex F

GENERAL BY-LAWS OF

XANADU QUANTUM TECHNOLOGIES LIMITED

(the “Corporation”)

Annex F Page
1- DEFINITIONS		F-1
1.1	Definitions	F-1
1.2	Interpretation	F-1
1.3	Execution in Counterpart and by Electronic Signature	F-2

2 - GENERAL BUSINESS		F-2
2.1	Registered Office	F-2
2.2	Seal	F-2
2.3	Fiscal Year	F-2
2.4	Execution of Instruments	F-2
2.5	Banking Arrangements	F-2
2.6	Voting Rights in Other Bodies Corporate	F-2

3 - DIRECTORS		F-2
3.1	Duties of Directors	F-2
3.2	Qualifications of Directors	F-2
3.3	Number of Directors	F-3
3.4	Quorum	F-3
3.5	Election and Term	F-3
3.6	Advance Notice for Nomination of Directors	F-3
3.7	Removal of Directors	F-6
3.8	Cessation of Office	F-7
3.9	Resignation	F-7
3.10	Vacancies	F-7
3.11	Borrowings	F-7
3.12	Action by the Board	F-7
3.13	Delegation	F-7
3.14	Resolution in Writing	F-8
3.15	Meetings by Telephone or Electronic Means	F-8
3.16	Place of Meetings	F-8
3.17	Calling of Meetings	F-8
3.18	Notice of Meetings	F-8
3.19	First Meeting of New Board	F-8
3.20	Adjourned Meeting	F-8
3.21	Votes to Govern	F-8
3.22	Chairperson and Secretary	F-9
3.23	Remuneration and Expenses	F-9
3.24	Conflict of Interest	F-9
3.25	Dissent	F-9

4 - COMMITTEES		F-9
4.1	Committees of the Board	F-9
4.2	Procedure	F-10

5 - OFFICERS		F-10
5.1	Appointment of Officers	F-10
5.2	Agents and Attorneys	F-10
5.3	Disclosure of Interest	F-10
5.4	Mandate	F-10
5.5	Employment Conditions and Remuneration	F-10

6 - PROTECTION OF DIRECTORS AND OFFICERS		F-11
6.1	Indemnity of Directors and Officers	F-11
6.2	Insurance	F-11

Annex F-i

Annex F Page
7 - MEETINGS OF SHAREHOLDERS		F-11
7.1	Annual Meetings	F-11
7.2	Special Meetings	F-11
7.3	Place of Meetings	F-11
7.4	Participation in Meetings by Electronic or Telephonic Means	F-12
7.5	Notice of Meetings	F-12
7.6	Waiver of Notice	F-12
7.7	Record Date for Notice	F-12
7.8	Chair, Secretary and Scrutineers	F-12
7.9	Persons Entitled to be Present	F-13
7.10	Quorum	F-13
7.11	Persons Entitled to Vote	F-13
7.12	Proxies and Representatives	F-13
7.13	Time for Deposit of Proxies	F-13
7.14	Joint Shareholders	F-14
7.15	Votes to Govern	F-14
7.16	Casting Vote	F-14
7.17	Show of Hands	F-14
7.18	Ballots	F-14
7.19	Advance Notice for Proposals	F-14
7.20	Adjournment and Termination	F-15
7.21	Storage of Ballots and Proxies	F-15

8 - SECURITIES AND CERTIFICATES		F-15
8.1	Issuance of Securities	F-15
8.2	Payment of Shares	F-15
8.3	Securities Register	F-15
8.4	Register of Transfer	F-16
8.5	Registration of Transfer	F-16
8.6	Registered Ownership	F-16
8.7	Security Certificates	F-16
8.8	Certificated Securities	F-16
8.9	Electronic, Book-Based or Other Non-Certificated Registered Positions	F-17
8.10	Replacement of Securities Certificates	F-17
8.11	Joint Shareholders	F-17
8.12	Deceased Securityholders	F-17

9 - DIVIDENDS AND RIGHTS		F-17
9.1	Dividends	F-17
9.2	Dividend Cheques	F-17
9.3	Non-receipt or Loss of Cheques	F-18
9.4	Record Date for Dividends and Rights	F-18
9.5	Unclaimed Dividends	F-18

10 - NOTICES		F-18
10.1	Notice to Shareholders	F-18
10.2	Notice to Joint Shareholders	F-18
10.3	Computation of Time	F-18
10.4	Undelivered Notices	F-19
10.5	Omissions and Errors	F-19
10.6	Persons Entitled by Death or Operation of Law	F-19
10.7	Waiver of Notice	F-19
10.8	Applicable Forum	F-19

Annex F-ii

1 - DEFINITIONS

1.1         Definitions

In this By-law, and all other By-laws of the Corporation, unless the context indicates otherwise:

a)           “Act” means the Business Corporations Act (Ontario), or any statute which may be substituted therefor, including the regulations made thereunder as amended from time to time;

b)           “Applicable Securities Laws” means the applicable securities legislation of each relevant province of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each relevant province of Canada;

c)           “Articles” shall mean the articles of the Corporation and includes any amendments thereto;

d)           “Board” means the board of directors of the Corporation;

e)           “By-laws” means this By-law and all other by-laws of the Corporation in force and effect from time to time, and any amendments which may be made to such by-laws from time to time;

f)           “Director” means a director of the Corporation as defined in the Act;

g)           “non-business day” means Saturday, Sunday and any other day that is a holiday as defined in the Interpretation Act (Ontario);

h)           “Offering Corporation” means an offering corporation as defined in the Act;

i)           “Officer” means an officer of the Corporation as defined in the Act;

j)           “Person” includes an individual, a sole proprietorship, a partnership, an association, a labour organization, an organization, a trust, a body corporate and all individuals acting as a trustee, executor, curator or as any other legal representative;

k)           “Public Announcement” shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the System of Electronic Data Analysis and Retrieval + at www.sedarplus.ca; and

l)           “Shareholders Meeting” means an annual meeting of shareholders of the Corporation or a special meeting of shareholders of the Corporation.

1.2         Interpretation

a)           words importing the singular number also include the plural and vice-versa; words importing the masculine gender include the feminine and vice-versa;

b)           all words used in this By-law and defined in the Act shall have the meanings given to such words in the Act or in the related parts thereof;

c)           the headings used in this By-law are inserted for reference purposes only and are not to be considered or taken into account in construing the terms or provisions thereof or to be deemed in any way to clarify, modify or explain the effect of any such terms or provisions; and

d)           this By-law is adopted pursuant to the Act, and is subject to, and must be read in conjunction with the Act. In the event of an inconsistency between a provision of this By-law and a provision of the Act, the latter shall prevail.

Annex F-1

1.3         Execution in Counterpart and by Electronic Signature

Subject to the Act, any notice, resolution, requisition, statement or other document required or permitted to be executed for the purposes of the Act, may be executed and delivered by electronic means, and all such deliveries may be made by way of signing several documents of like form by one or more Persons, and those documents, when duly signed by all Persons required or permitted to sign, as appropriate, shall constitute a single document for the purposes of the Act.

2 - GENERAL BUSINESS

2.1         Registered Office

The registered office of the Corporation shall be in the municipality or geographical township within Ontario specified in the Articles or in a special resolution and at such location therein as the Board may from time to time determine.

2.2         Seal

The Corporation may have a seal, which shall be adopted and may be changed by the Board. The absence of a seal on a document of the Corporation does not render the document invalid.

2.3         Fiscal Year

Until changed by resolution of the Board, the financial year of the Corporation shall end on the 31st day of December in each year.

2.4         Execution of Instruments

Deeds, transfers, assignments, contracts, obligations, certificates and other instruments shall be signed on behalf of the Corporation by any Director or Officer. In addition, the Board may from time to time pass a resolution that directs the manner in which, and the individual or individuals by whom, any particular instrument or class of instruments may or shall be signed.

Notwithstanding the foregoing, the secretary or any other Officer or any Director may sign certificates and similar instruments (other than share certificates) on the Corporation’s behalf with respect to any factual matters relating to the Corporation’s business and affairs, including certificates verifying copies of the Articles, By-laws, resolutions and minutes of meetings of the Corporation.

2.5         Banking Arrangements

The banking business of the Corporation, or any part or division of the Corporation, shall be transacted with such bank, trust company or other firm or body corporate as the Board may designate, appoint or authorize from time to time and all such banking business, or any part thereof, shall be transacted on the Corporation’s behalf by such one or more Officers or other individuals as the Board may designate, direct or authorize from time to time and to the extent thereby provided.

2.6         Voting Rights in Other Bodies Corporate

Any Officer or Director may execute and deliver proxies and take any other steps as in the Officer’s or Director’s opinion may be necessary or desirable to permit the exercise on behalf of the Corporation of voting rights attaching to any securities held by the Corporation. In addition, the Board may from time to time direct the manner in which and the individuals by whom any particular voting rights or class of voting rights may or shall be exercised.

3 - DIRECTORS

3.1         Duties of Directors

The Board shall manage, or supervise the management of the business and affairs of the Corporation.

3.2         Qualifications of Directors

No Person shall be a Director if he or she: (a) is less than 18 years of age; (b) has been found under the Substitute Decisions Act, 1992, S.O. 1992, c. 30, as from time to time amended or under the Mental Health Act R.S.O. 1990, c. M. 7, as from time to time amended, to be incapable of managing property or who has been found to be incapable by

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a court in Canada or elsewhere; (c) is not an individual; or (d) has the status of a bankrupt. A Director is not required to hold shares of the Corporation. If the Corporation is an Offering Corporation then at least one-third of the Directors shall not be Officers or employees of the Corporation or any of its affiliates.

3.3         Number of Directors

The Board shall consist of such number of Directors as shall be set out in the Articles or, where a minimum and maximum number of Directors is provided for in the Articles, the number of Directors shall be the number of Directors determined from time to time by special resolution or, if a special resolution empowers the Directors to determine the number, the number of Directors determined by resolution of the Board. If the Board is empowered by special resolution to determine the number of Directors within a range set out in the Articles:

a)           the Board may appoint additional Directors provided that after such appointment the total number of Directors would not be greater than one and one-third times the number of Directors required to have been elected at the last annual meeting nor greater than the maximum number set out above; and

b)           the number of Directors to be elected at the annual meeting shall be the number of Directors last determined by the Board.

3.4         Quorum

A majority of the Directors in office constitutes a quorum at any meeting of the Board. If the Corporation has fewer than three Directors, all Directors must be present at any meeting of the Board to constitute a quorum. In the absence of a quorum, the Directors may only deliberate on the meeting’s adjournment. A quorum of Directors may exercise all the powers of the Board despite any vacancy on the Board.

3.5         Election and Term

Directors shall be elected to hold office for a term respectively expiring at the close of the next annual Shareholders Meeting following their election or when their successors are duly elected or appointed. The election need not be by ballot unless a ballot is demanded by any shareholder or required by the chairperson in accordance with section 7.18. If shareholders holding a certain class or series of shares have an exclusive right to elect one or more Directors, such number of Directors shall be elected by the holders of such class or series of shares.

3.6         Advance Notice for Nomination of Directors

a)           Subject only to the Act and the Articles, only individuals who are nominated in accordance with the procedures set out in this section 3.6 and who, at the discretion of the Board, satisfy the qualifications of a Director as set out in the Articles and By-laws shall be eligible for election as Directors. Nominations of individuals for election to the Board may be made at any annual Shareholders Meeting or at any special Shareholders Meeting if one of the purposes for which the special Shareholders Meeting was called was the election of Directors. Such nominations may only be made in the following manner:

i)           by or at the direction of the Board, including pursuant to a notice of meeting;

ii)          by or at the direction or request of one or more shareholders of the Corporation pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of meeting of the shareholders of the Corporation made in accordance with the provisions of the Act; or

iii)         by any person (a “Nominating Shareholder”): (A) who, at the close of business on the date of the giving of the notice provided below in this section 3.6 and on the record date for notice of such meeting, is entered in the securities register of the Corporation as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and (B) who complies with the notice procedures set forth below in this section 3.6.

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b)           A Nominating Shareholder may only nominate a proposed nominee(s) if the Nominating Shareholder holds shares, either directly or beneficially, which are entitled to vote for such nominee(s) pursuant to the Articles at the close of business on the date of the giving of the notice provided below in this section 3.6.

c)           In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the Corporate Secretary of the Corporation at the registered office of the Corporation.

d)           To be timely, a Nominating Shareholder’s notice to the Corporate Secretary of the Corporation must be made:

i)           in the case of an annual Shareholders Meeting, not less than 30 days (or where notice and access is used for the delivery of applicable proxy related materials, 40 days) prior to the date of the annual Shareholders Meeting; provided, however, that in the event that the annual Shareholders Meeting is to be held on a date that is less than 50 days after the date on which the first Public Announcement (the “Notice Date”) of the date of the annual Shareholders Meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the 10th day following the Notice Date;

ii)          in the case of a special Shareholders Meeting (which is not also an annual Shareholders Meeting) called for the purpose of electing Directors (whether or not called for other purposes), not later than the close of business on the 15th day following the day on which the first Public Announcement (the “Special Meeting Notice Date”) of the date of the special Shareholders Meeting was made;

iii)         in the event of any adjournment or postponement of a Shareholders Meeting, or an announcement thereof, the required time periods for the giving of a Nominating Shareholder’s notice as described above shall apply using the date of the adjourned or postponed meeting, or the date of announcement thereof, as the case may be. This means that a Nominating Shareholder who failed to deliver a timely Nominating Shareholder’s notice in proper written form to the directors for purposes of the originally scheduled Shareholders Meeting shall nonetheless be entitled to provide a Nominating Shareholder’s notice for purposes of any adjourned or postponed Shareholders Meeting as the determination as to whether a Nominating Shareholder’s notice is timely is to be determined based off of the adjourned or postponed Shareholders Meeting date and not the original Shareholders Meeting date; and

iv)          in the case of an annual Shareholders Meeting or a Shareholders Meeting (which is not also an annual Shareholders Meeting) called for the purpose of electing Directors (whether or not called for other purposes) where notice-and-access (as defined in National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer) is available and used for delivery of proxy-related materials, not later than the close of business on the 40th day prior to the date of the Shareholders Meeting (unless the Shareholders Meeting is to be held on a date that is less than 50 days after the Notice Date or the Special Meeting Notice Date, as applicable, in which case the Nominating Shareholder must provide the Corporation notice not later than the close of business on the 10th day following the Notice Date in the case of a meeting described in Section 3.6(d)(i), and not later than the close of business on the 15th day following the Special Meeting Notice Date in the case of a meeting described in Section 3.6(d)(ii).

e)           To be in proper written form, a Nominating Shareholder’s notice to the Corporate Secretary of the Corporation must set forth:

i)           the identity of the Nominating Shareholder and the number of voting securities held by the Nominating Shareholder;

ii)          if the Nominating Shareholder is not the beneficial owner of all of those voting securities, the identity of the beneficial owner and the number of voting securities beneficially owned by that beneficial owner;

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iii)         with respect to the Nominating Shareholder and, if applicable, any beneficial owner referred to in section 3.6(e)(ii), the following:

(1)         the class or series and number of any securities in the capital of the Corporation which are controlled, or over which control or direction is exercised, directly or indirectly, by the Nominating Shareholder or beneficial owner, and each person acting jointly or in concert with any of them (and for each such person any options or other rights to acquire shares in the capital of the Corporation, any derivatives or other securities, instruments or arrangements for which the price or value or delivery, payment or settlement obligations are derived from, referenced to, or based on any such shares, and any hedging transactions, short positions and borrowing or lending arrangements relating to such shares) as of the record date for the Shareholders Meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice;

(2)         any proxy, contract, agreement, arrangement, understanding or relationship pursuant to which the Nominating Shareholder or beneficial owner has a right to vote any shares in the capital of the Corporation on the election of Directors;

(3)         in the case of a special Shareholders Meeting called for the purpose of electing Directors, a statement as to whether the Nominating Shareholder or beneficial owner intends to send an information circular and form of proxy to any shareholders of the Corporation in connection with the individual’s nomination; and

(4)         any other information relating to the Nominating Shareholder or beneficial owner that would be required to be disclosed in a dissident’s proxy circular or other filings to be made in connection with solicitations of proxies for election of Directors pursuant to the Act and Applicable Securities Laws; and

iv)          as to each individual whom the Nominating Shareholder proposes to nominate for election as a Director:

(1)         the name, age, business address and residential address of the individual;

(2)         the principal occupation or employment of the individual;

(3)         the class or series and number of securities in the capital of the Corporation which are beneficially owned, or over which control or direction is exercised, directly or indirectly, by such individual as of the record date for the Shareholders Meeting (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and

(4)         any other information relating to the individual that would be required to be disclosed in a dissident’s proxy circular or other filings to be made in connection with solicitations of proxies for election of Directors pursuant to the Act and Applicable Securities Laws.

f)           A Nominating Shareholders’ notice to the Corporate Secretary of the Corporation must also state:

i)           whether, in the opinion of the Nominating Shareholder and the proposed nominee, the proposed nominee would qualify to be an independent Director under sections 1.4 and 1.5 of National Instrument 52-110 – Audit Committees of the Canadian Securities Administrators (“NI 52-110”), sections 5605(a)(2) and 5605(c)(2) of the Nasdaq Listing Rules and the commentary relating thereto and Rule 10A-3(b) under the Securities and Exchange Act of 1934, as well as any other applicable independence criterion of a stock exchange or regulatory authority that may be applicable to the Corporation as a result of a listing of its securities on any additional stock exchanges; and

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ii)          whether, with respect to the Corporation, the proposed nominee has one or more of the relationships described in sections 1.4(3), 1.4(8) or 1.5 of NI 52-110, sections 5605(a)(2) and 5605(c)(2) of the Nasdaq Listing Rules and the commentary relating thereto and Rule 10A-3(b) under the Securities and Exchange Act of 1934, as well as any other applicable independence criterion of a stock exchange or regulatory authority that may be applicable to the Corporation as a result of a listing of its securities on any additional stock exchanges.

g)           In addition to the provisions of this section 3.6, a Nominating Shareholder and any individual nominated by the Nominating Shareholder must satisfy and comply with all of the applicable requirements of the Act, Applicable Securities Laws and applicable stock exchange rules regarding the matters set forth herein.

h)           Except as otherwise provided by the special rights or restrictions attached to the shares of any class or series of the Corporation, no individual shall be eligible for election as a Director unless nominated in accordance with the provisions of the By-laws; provided, however, that nothing in this section 3.6 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of Directors) at a Shareholders Meeting of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded. A duly appointed proxyholder of a Nominating Shareholder shall be entitled to nominate nominees for the Board at a Shareholders Meeting, provided that all of the requirements of this section 3.6 have been satisfied.

i)           In addition to the provisions of this section 3.6, a Nominating Shareholder and any individual nominated by the Nominating Shareholder shall also comply with all of the applicable requirements of the Act, Applicable Securities Laws and applicable stock exchange rules regarding the matters set forth herein.

j)           Notwithstanding any other provision of this section 3.6, notice given to the Corporate Secretary of the Corporation may only be given by personal delivery or by email (at such email address set out in the Corporation’s issuer profile on the System for Electronic Data Analysis and Retrieval + at www.sedarplus.ca), and shall be deemed to have been given and made only at the time it is served by personal delivery to the Corporate Secretary of the Corporation at the address of the registered office of the Corporation, or sent by email to such email address (provided that receipt of confirmation of such transmission has been received); provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Toronto time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

Notwithstanding the foregoing, the Board may, in its sole discretion, waive any requirement in this section 3.6. For greater certainty, nothing in this section 3.6 shall limit the right of the Directors to fill a vacancy among the Directors in accordance with section 3.10.

3.7         Removal of Directors

Subject to the Act, the shareholders may, by ordinary resolution passed by a majority of votes cast at a Shareholders Meeting, remove any Director or Directors and may at that meeting elect a qualified individual for the remainder of such term.

If shareholders holding a certain class or series of shares have an exclusive right to elect one or more Directors, a Director so elected may only be removed by ordinary resolution passed at a meeting of the shareholders holding such class or series of shares.

A Director whose removal is to be proposed at a Shareholders Meeting must be informed of the time and place of the meeting within the same delays as those prescribed for the calling of such meeting. Such Director may attend the meeting and be heard or, if not in attendance, may explain, in a written statement read by the individual presiding over the meeting or made available to the shareholders before or at the meeting, why he or she opposes the resolution

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proposing his or her removal. In addition, any vacancy created by the removal of a Director may be filled by a resolution of the shareholders at the Shareholders Meeting at which the Director is removed or, if it is not, at a subsequent meeting of the Board.

3.8         Cessation of Office

A Director ceases to hold office when the Director dies, resigns, is removed or becomes disqualified from holding office.

3.9         Resignation

A Director may resign from office by delivering or sending a written notice to the Corporation and such resignation becomes effective at the time the Director’s written resignation is received by the Corporation or at the time specified in the notice, whichever is later. A Director will immediately cease to hold office when such Director no longer meets the requirements to hold office as specified by the Act.

3.10       Vacancies

Subject to the Act and to the Articles, a quorum of Directors may fill a vacancy on the Board, except a vacancy resulting from:

a)           an increase in the number of Directors otherwise than pursuant to a special resolution empowering the Board to fix the number of Directors within a range set out in the Articles;

b)           an increase in the maximum number of Directors set out in the Articles; or

c)           a failure to elect the number of Directors required to be elected at any Shareholder Meeting.

If there is no quorum of Directors, or if there has been a failure to elect the number or minimum number of Directors required by the Articles, the Directors then in office shall forthwith call a special Shareholders Meeting to fill the vacancies on the Board. If the Directors refuse or fail to call a meeting or if there are no Directors then in office, the meeting may be called by any shareholder.

A Director appointed or elected to fill a vacancy holds office for the unexpired term of his or her predecessor.

3.11       Borrowings

The Board may, on behalf of the Corporation:

a)           borrow money upon the credit of the Corporation;

b)           issue, reissue, sell or pledge debt obligations of the Corporation;

c)           give a guarantee on behalf of the Corporation to secure performance of an obligation of any Person; and

d)           mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Corporation, owned or subsequently acquired, to secure any obligation of the Corporation.

3.12       Action by the Board

Subject to the Act, the Board shall exercise its powers by or pursuant to a resolution passed at a meeting of the Board at which a quorum is present or approved in writing by all Directors in office.

3.13       Delegation

Subject to the Act, the Articles and any By-laws, the Board may from time to time delegate to a Director, a committee of the Board or an Officer all or any of the powers conferred on the Board by the Act to such extent and in such manner as the Board shall determine at the time of each such delegation.

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3.14       Resolution in Writing

A resolution in writing, signed by all the Directors entitled to vote thereon is as valid as if it had been passed at a meeting of the Board or, as the case may be, of a committee of the Board. A copy of the resolution must be kept with the minutes of the meetings and the resolutions of the Board and its committees. Any such resolution may be signed in counterparts and if signed as of any date, shall be deemed to have been passed on such date.

3.15       Meetings by Telephone or Electronic Means

A meeting of Directors may be held entirely by one or more telephonic or electronic means or by any combination of in-person attendance and by one or more telephonic or electronic means. A meeting of Directors held in such a manner must provide that all persons attending the meeting are able to communicate with each other simultaneously and instantaneously. A Director who participates in such meeting by such telephonic or electronic means is deemed to be present at that meeting.

3.16       Place of Meetings

Meetings of the Board are held at the registered office of the Corporation or at any other place within or outside of Ontario, and in any financial year of the Corporation a majority of the meetings of the Board shall be held in Canada. A meeting held entirely by one or more telephonic or electronic means shall be deemed to be held at the registered office of the Corporation.

3.17       Calling of Meetings

Meetings of the Board shall be held from time to time at such place, on such day and at such time as the Board, the chairperson of the Board, the president, the secretary or any two Directors may determine. Meetings are called by the chairperson of the Board, the president or two Directors or by the secretary upon being asked to call such a meeting by the chairperson of the Board, the president or two Directors for the transaction of any business, the general nature of which is specified in the notice calling the meeting.

3.18       Notice of Meetings

The notice stating the time and place of the meeting and specifying any matter to be dealt with relating to powers which the Board may not delegate, shall be given to each Director at least 48 hours before the meeting is to occur. This notice does not have to be given in writing.

If the meeting is to be held entirely by one or more telephonic or electronic means, the notice of the meeting must include instructions for attending and participating in the meeting by the telephonic or electronic means that will be made available for the meeting, including, if applicable, instructions for voting by such means at the meeting.

Any Director may waive a notice of a meeting of the Board. Attendance of a Director at a meeting of the Board constitutes a waiver of notice of such meeting unless the Director attends such meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting was not lawfully called.

3.19       First Meeting of New Board

Provided a quorum of Directors is present, each newly elected Board may without notice hold its first meeting following the Shareholders Meeting at which such Board is elected.

3.20       Adjourned Meeting

Notice of an adjourned meeting of the Board is not required if the time and place of the adjourned meeting is announced at the original meeting.

3.21       Votes to Govern

Subject to the Act, at all meetings of the Board, any question shall be decided by a majority of the votes cast on the question and, in the case of an equality of votes, the chairperson of the meeting shall not be entitled to a second or casting vote. Any question at a meeting of the Board shall be decided by a show of hands unless a ballot is required or demanded.

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3.22       Chairperson and Secretary

The chairperson of the Board or, in the chairperson’s absence, the president shall be chairperson of any meeting of the Board. If none of these Officers are present, the Directors present shall choose one of their number to be chairperson. The secretary of the Corporation shall act as secretary at any meeting of the Board and, if the secretary of the Corporation is absent, the chairperson of the meeting shall appoint an individual, who need not be a Director, to act as secretary of the meeting.

3.23       Remuneration and Expenses

The Directors shall be paid such remuneration for their services as Directors as the Board may from time to time authorize. In addition, the Board may authorize, by resolution, a special remuneration to a Director who executes specific or additional duties on behalf of the Corporation. The Directors shall also be entitled to be reimbursed in respect of travelling and other expenses properly incurred by them in attending meetings of shareholders or of the Board or any committee thereof or in otherwise serving the Corporation. Nothing herein contained shall preclude any Director from serving the Corporation in any other capacity and receiving remuneration therefor.

3.24       Conflict of Interest

Subject to and in accordance with the provisions of the Act, a Director or Officer who is a party to a material contract or transaction or proposed material contract or transaction with the Corporation, or is a director or an officer of, or has a material interest in, any Person who is a party to a material contract or transaction or proposed material contract or transaction with the Corporation, shall disclose in writing to the Corporation or request to have entered in the minutes of meetings of Directors the nature and extent of such interest, and any such Director shall not attend any part of a meeting of Directors during which the contract or transaction is discussed and shall refrain from voting in respect thereof unless otherwise permitted by the Act. If no quorum exists for the purpose of voting on such a resolution only because a Director is not permitted to be present at the meeting due to a conflict of interest, the remaining Directors shall be deemed to constitute a quorum for the purposes of voting on the resolution.

3.25       Dissent

A Director who is present at a meeting of the Board or a committee of the Board is deemed to have consented to any resolution passed or action taken thereat unless:

a)           the Director requests that his or her dissent is entered in the minutes of the meeting;

b)          the Director sends a written dissent to the secretary of the meeting before the meeting is terminated; or

c)           the Director sends a dissent by registered mail or delivers it to the registered office of the Corporation immediately after the meeting is terminated.

A Director is not entitled to dissent after voting for or consenting to a resolution.

A Director who was not present at a meeting at which a resolution was passed is deemed to have consented thereto unless within seven days after becoming aware of the resolution of the Director,

a)           causes his or her dissent to be placed within the minutes of the meeting; or

b)        sends his or her dissent by registered mail or delivers it to the registered office of the Corporation.

4 - COMMITTEES

4.1         Committees of the Board

The Board shall establish an audit committee and may, by resolution, create one or more additional committees comprised of Directors and, subject to the limitations prescribed by the Act, may delegate to any such committee any of the powers of the Board. The Board may appoint and remove the members of each committee subject to the requirements of the Act.

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4.2         Procedure

Unless otherwise determined by the Board, each committee may fix its quorum, elect its chairperson and adopt rules to regulate its procedure. Subject to the foregoing, the procedure of each committee shall be governed by the provisions of this By-law which govern proceedings of the Board so far as the same can apply except that a meeting of a committee may be called by any member thereof (or by any member or the auditor, in the case of the audit committee), notice of any such meeting shall be given to each member of the committee (or each member and the auditor, in the case of the audit committee) and the meeting shall be chaired by the chairperson of the committee or, in his/her absence, some other member of the committee.

The Corporate Secretary shall be the secretary of each committee (or such other person designated by the committee).

Each committee shall keep records of its proceedings and transactions and shall report all such proceedings and transactions to the Board in a timely manner.

5 - OFFICERS

5.1         Appointment of Officers

The Board may from time to time appoint a president, chief executive officer, chief operating officer, chief financial officer or secretary of the Corporation, or an individual holding a similar position, or any other individual designated as an Officer by a resolution of the Board. The Board may specify the duties of and, in accordance with this By-law and subject to the Act, delegate to such Officers powers to manage, or supervise the management of, the business and affairs of the Corporation other than any of the powers that may not be delegated as prescribed by the Act. An Officer may but need not be a Director and any individual may hold more than one office.

5.2         Agents and Attorneys

The Board shall have the power from time to time to appoint agents or attorneys for the Corporation in or out of the Province of Ontario with such powers of management or otherwise (including the power to sub-delegate) as the Board may determine.

5.3         Disclosure of Interest

An Officer must disclose the nature and extent of any interest he or she has in a contract or transaction to which the Corporation is a party, in the same way that a Director must disclose such an interest pursuant to section 3.24. In the case of an Officer who is not a Director, disclosure must be made:

a)           forthwith after the Officer becomes aware that the contract or transaction or proposed contract or transaction is to be considered or has been considered at a meeting of Directors;

b)           if the Officer becomes interested after a contract is made or a transaction is entered into, forthwith after he or she becomes so interested; or

c)        if an individual who is interested in a contract or transaction later becomes an Officer, forthwith after he or she becomes an Officer.

5.4         Mandate

The Board may, at its own discretion, remove any Officer. Each Officer appointed by the Board will remain in office until his resignation, replacement, removal or death.

5.5         Employment Conditions and Remuneration

The Board shall fix, from time to time, by resolution, the terms of employment and the remuneration of the Officers it appoints.

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6 - PROTECTION OF DIRECTORS AND OFFICERS

6.1         Indemnity of Directors and Officers

a)           The Corporation shall indemnify a Director or Officer, a former Director or Officer or another individual who acts or acted at the Corporation’s request as a Director or Officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative or investigative action or other proceeding in which the individual is involved because of that association with the Corporation or other entity.

b)           The Corporation shall advance monies to such individual for the costs, charges and expenses of a proceeding referred to in paragraph (a) provided such individual agrees in advance, in writing, to repay the monies if the individual does not fulfill the conditions of paragraph (c).

c)           The Corporation may not indemnify an individual under paragraph (a) unless the individual:

i)           acted honestly and in good faith with a view to the best interests of the Corporation or other entity for which the individual acted as a Director or Officer or in a similar capacity at the Corporation’s request, as the case may be; and

ii)          in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful.

d)           The Corporation shall also seek the approval of a court to indemnify an individual referred to in paragraph (a), or advance monies under paragraph (b) in respect of an action by or on behalf of the Corporation or other entity to procure a judgment in its favour, to which such individual is made a party because of the individual’s association with the Corporation or other entity as described in paragraph (a), against all costs, charges and expenses reasonably incurred by the individual in connection with such action, if the individual fulfills the conditions set out in paragraph (c).

6.2         Insurance

The Corporation may purchase and maintain insurance for the benefit of an individual referred to in section 6.1(a) against any liability incurred by the individual:

a)           in the individual’s capacity as a Director or Officer; or

b)           in the individual’s capacity as a Director or Officer, or similar capacity, of another entity, if the individual acts or acted in that capacity at the Corporation’s request.

7 - MEETINGS OF SHAREHOLDERS

7.1         Annual Meetings

The annual Shareholders Meeting shall be held at such time in each year as the Board may from time to time determine, for the purpose of considering the financial statements and reports required by the Act to be placed before the annual Shareholders Meeting, electing Directors, appointing an auditor and for the transaction of such other business as may properly be brought before the meeting.

7.2         Special Meetings

The Board shall have the power to call a special Shareholders Meeting at any time, such meeting to be held on such day and at such time as the Board may determine. Any special Shareholders Meeting may be combined with an annual Shareholders Meeting.

7.3         Place of Meetings

Shareholders Meetings shall be held at such place as the Board may determine from time to time, provided that the Board may in its sole discretion determine that a meeting shall not be held at any place, but may instead be held entirely by means of a telephonic, electronic or other communication facility pursuant to section 7.4.

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7.4         Participation in Meetings by Electronic or Telephonic Means

A meeting may be held entirely by one or more telephonic or electronic means or by any combination of in-person attendance and by one or more telephonic or electronic means. A Shareholders Meeting held in such a manner must enable all Persons entitled to attend the meeting to reasonably participate. A Person who, through telephonic or electronic means, votes at or attends a Shareholders Meeting is deemed for the purposes of this Act to be present in person at the meeting.

7.5         Notice of Meetings

Any notice of a Shareholders Meeting specifying the time and place of the meeting must be sent, in writing and by any means providing proof of the date of receipt, to each Person entitled to vote at the meeting, each Director, and the auditor of the Corporation not less than 21 days and not more than 50 days before the meeting. A notice of a Shareholders Meeting is not required to specify a place of the meeting if the meeting is to be held entirely by one or more telephonic or electronic means, provided that the notice of the meeting includes any such information required by the Act.

Notice of a Shareholders Meeting at which special business is to be transacted shall state or be accompanied by a statement of the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon, and the text of any special resolution or By-law to be submitted to the meeting. All business transacted at a special meeting of the shareholders and all business transacted at an annual Shareholders Meeting, except consideration of the financial statements and auditor’s report, the appointment of the auditor and the election of Directors, is deemed to be special business.

Any previously scheduled annual Shareholders Meeting may be postponed, and any Shareholders Meeting other than an annual Shareholders Meeting may be postponed or cancelled, by the Corporation by Public Announcement prior to the time previously scheduled for such Shareholders Meeting.

7.6         Waiver of Notice

A shareholder and any other Person entitled to attend a Shareholders Meeting may in any manner and at any time waive notice of a Shareholders Meeting, and attendance of any such Person at a Shareholders Meeting is a waiver of notice of the meeting, except where such Person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

7.7         Record Date for Notice

The Board may fix, in conformity with Applicable Securities Law requirements, in advance, not less than 30 days and not more than 60 days before the meeting, a record date for the purpose of determining the shareholders entitled to receive a notice of the meeting or entitled to vote at the meeting. Where no such record date for notice is fixed by the Board, the record date for notice shall be the close of business on the day immediately preceding the day on which notice is given.

Notice of any such record date fixed by the Board shall be given in the manner required by the Act.

7.8         Chair, Secretary and Scrutineers

The chairperson of the Board or, if the chairperson is not present or if he or she declines or is unable to act, the president or, if the president is not present or if he or she declines or is unable to act, an individual designated by the Board shall preside as chair at any Shareholders Meeting, but, if no such individual is present within fifteen minutes after the time appointed for the holding of the meeting, the shareholders present shall choose an individual from their number to be the chair. The secretary of the Corporation shall act as secretary at any Shareholders Meeting or, if the secretary of the Corporation is not present or if he or she declines or is unable to act, the chair of the meeting shall appoint some individual, who need not be a shareholder, to act as secretary of the meeting. If desired, one or more scrutineers, who need not be shareholders, may be appointed by the chair of any Shareholders Meeting.

Annex F-12

7.9         Persons Entitled to be Present

The only Persons entitled to be present at a Shareholders Meeting shall be those entitled to vote thereat, the Directors and auditors of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the Articles or By-laws to be present at the meeting. Any other Person may be admitted only on the invitation of the chair of the meeting or with the consent of the meeting.

7.10       Quorum

A quorum of shareholders is present at a Shareholders Meeting, provided that a quorum shall not be less than two Persons, if the holders of at least twenty-five percent (25%) of the shares of the Corporation entitled to vote at the meeting are present in person or represented by proxy. A quorum need not be present throughout the meeting provided a quorum is present at the opening of the meeting. If a quorum is not present at the time appointed for a Shareholder Meeting, or within such reasonable time thereafter as the shareholders present may determine, the chairperson of the Board or the shareholders present may adjourn the meeting to a fixed time and place but may not transact any other business.

7.11       Persons Entitled to Vote

The Persons entitled to vote at any Shareholders Meeting shall be the Persons entitled to vote in accordance with the Act. The Board or chair of any Shareholders Meeting may, but need not, at any time (including prior to, at or subsequent to the meeting), ask questions of, and request the production of evidence from, a shareholder (including a beneficial owner), the transfer agent or such other person as they, he or she considers appropriate for the purposes of determining a person’s share ownership position as at the relevant record date and authority to vote. For greater certainty, the Board or the chair of any Shareholders Meeting may, but need not, at any time, inquire into the legal or beneficial share ownership of any person as at the relevant record date and the authority of any person to vote at the meeting and may, but need not, at any time, request from that person production of evidence as to such share ownership position and the existence of the authority to vote.

7.12       Proxies and Representatives

Every shareholder entitled to vote at a Shareholders Meeting may, by means of a proxy, appoint a proxyholder, or one or more alternate proxyholders, who need not be shareholders, as the shareholder’s nominee to attend and act at the meeting in the manner, to the extent authorized and with the authority conferred by the proxy. A proxy shall be (a) signed in writing or by electronic signature by the shareholder or an attorney who is authorized by a document that is signed in writing or by electronic signature; or (b) if the shareholder is a body corporate, by an officer or attorney of the body corporate duly authorized. The chair of any Shareholders Meeting may, but need not, at his or her sole discretion, make determinations as to the acceptability of proxies deposited for use at the Shareholders Meeting, including the acceptability of proxies which may not strictly comply with the requirements of this By-law or otherwise, and any such determination made in good faith shall be final and conclusive.

Unless otherwise indicated, a proxy lapses one year after the date it is given. It may be revoked at any time in accordance with the Act.

A proxyholder or an alternate proxyholder has the same rights as the shareholder who appointed him or her to speak at a Shareholders Meeting in respect of any matter, to vote by way of ballot at the meeting and, except where a proxyholder or an alternate proxyholder has conflicting instructions from more than one shareholder, to vote at such a meeting in respect of any matter by way of a show of hands.

7.13       Time for Deposit of Proxies

The Board may by resolution fix a time not exceeding 48 hours, excluding non-business days, preceding any meeting or adjourned Shareholder Meeting before which time proxies to be used at that meeting must be deposited with the Corporation or an agent thereof, and any period of time so fixed shall be specified in the notice calling the meeting. A proxy shall be acted upon only if, prior to the time so specified, it shall have been deposited with the Corporation or an agent thereof specified in such notice or, if no such time is specified in such notice, it shall have been received prior to the time of voting by the secretary of the Corporation or by the chair of the meeting or any adjournment thereof. Notwithstanding any specified time limits for the deposit of proxies by shareholders, the chair of any Shareholders Meeting or the chairperson of the Board may, but need not, at his, her or their sole discretion, waive the time limits for

Annex F-13

the deposit of proxies by shareholders, including any deadline set out in the notice calling the Shareholders Meeting or in any proxy circular and any such waiver made in good faith shall be final and conclusive. A proxy is valid only in respect of the meeting in respect of which it is given, including any adjournment or postponement thereof.

7.14       Joint Shareholders

If two or more Persons hold shares jointly, one of those holders present at a Shareholders Meeting may in the absence of the others vote the shares, but if two or more of those Persons are present, in person or by proxy, they shall vote as one on the shares jointly held by them.

7.15       Votes to Govern

Except as otherwise required by the Act and the Articles, all questions proposed for the consideration of shareholders at a Shareholders Meeting shall be determined by a majority of the votes cast on the question by all who are entitled to vote.

7.16       Casting Vote

In case of an equality of votes at any meeting of shareholders, regardless of the manner of voting, the chair of the meeting shall not be entitled to a second or casting vote.

7.17       Show of Hands

Any question at a Shareholders Meeting shall be decided by a show of hands, unless a ballot is required or demanded as hereinafter provided. Upon a show of hands, every Person who is present and entitled to vote thereon shall have one vote. Whenever a vote by any means other than by ballot is taken, a declaration by the chair of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question.

7.18       Ballots

On any question proposed for consideration at a Shareholders Meeting, and whether or not a show of hands has been taken thereon, the chair may require, or any shareholder or proxyholder may demand, a ballot. A ballot so required or demanded shall be taken in such manner as the chairperson shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each Person present shall be entitled, in respect of the shares which the Person is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the Articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

7.19       Advance Notice for Proposals

a)           No business may be transacted at an annual Shareholders Meeting, other than business that is either (i) specified in the Corporation’s notice of meeting (or any supplement thereto) given by or at the direction of the Board, (ii) otherwise properly brought before the annual meeting by or at the direction of the Board or (iii) otherwise properly brought before the annual Shareholder Meeting by any shareholder of the Corporation who complies with the proposal procedures set forth in this section 7.19. For business to be properly brought before an annual Shareholder Meeting by a shareholder of the Corporation, such shareholder must submit a proposal to the Corporation for inclusion in the Corporation’s management proxy circular in accordance with the requirements of the Act; provided that any proposal that includes nominations for the election of Directors shall be submitted to the Corporation in accordance with the requirements set forth in section 3.6. The Corporation shall set out the proposal in the management proxy circular or attach the proposal thereto, subject to the exemptions and bases for refusal set forth in the Act.

b)           At a special Shareholders Meeting, only such business shall be conducted as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the Board may be made at a special Shareholders Meeting at which Directors are to be elected pursuant to the Corporation’s notice of meeting only pursuant to and in compliance with section 3.6.

Annex F-14

7.20       Adjournment and Termination

The chair of the Shareholders Meeting or the chairperson of the Board may adjourn the meeting from time to time and from place to place and may terminate the Shareholders Meeting on completion of the business for which it was called as set out in the notice of meeting. If a Shareholders Meeting is adjourned for less than 30 days, it shall not be necessary to give notice of the adjourned meeting, other than by announcement at the earliest meeting that is adjourned. If a Shareholders Meeting is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given as for an original meeting.

7.21       Storage of Ballots and Proxies

The Corporation must, for at least three months after a Shareholders Meeting, keep at its head office the ballots cast and the proxies presented at the meeting. Any shareholder or proxyholder who was entitled to vote at the meeting may, without charge, inspect the ballots and proxies kept by the Corporation. Unless otherwise determined by the Board in its sole discretion, no shareholder will be provided with access to any proxy materials relating to a meeting of shareholders prior to such meeting taking place.

8 - SECURITIES AND CERTIFICATES

8.1         Issuance of Securities

Subject to the Articles, the Act and any pre-emptive right granted to shareholders, the Board may from time to time issue or grant options to purchase or rights to acquire unissued shares of the Corporation at such times and to such Persons and for such consideration as the Board shall determine. The Board may, by resolution, accept subscriptions, issue and allot unissued shares from the Corporation’s share capital and grant exchange rights, options or acquisition rights with respect to those shares.

8.2         Payment of Shares

A share shall not be issued until the consideration for the share is fully paid in money or in property or past service that is not less in value than the fair equivalent of the money that the Corporation would have received if the share had been issued for money. Shares may only be considered paid if consideration equal to the issue price determined by the Board has been paid to the Corporation.

A promissory note or a promise to pay made by a Person to whom shares are issued, or a Person who does not deal at arm’s length, within the meaning of that expression in the Income Tax Act (Canada), with a Person to whom shares are issued does not constitute consideration for the shares.

8.3         Securities Register

The Corporation or its transfer agent shall prepare and maintain at its registered office, or at any other place in Ontario designated by the Board, a securities register of the Corporation in which it records the securities issued by it in registered form, showing with respect to each class or series of securities:

a)           the names, alphabetically arranged, of Persons who,

i)           are or have been within six years registered as shareholders of the Corporation, the address including the street and number, if any, and an e-mail address if one is provided, of every such Person while a holder, and the number and class of shares registered in the name of such holder;

ii)          are or have been within six years registered as holders of debt obligations of the Corporation, the address including the street and number, if any, and an e-mail address if one is provided, of every such Person while a holder, and the class or series and principal amount of the debt obligations registered in the name of such holder; or

iii)         are or have been within six years registered as holders of warrants of the Corporation, other than warrants exercisable within one year from the date of issue, the address including the street and number, if any, and an e-mail address if one is provided, of every such Person while a registered holder, and the class or series and number of warrants registered in the name of such holder; and

b)           the date and particulars of the issue of each security and warrant.

Annex F-15

8.4         Register of Transfer

The Corporation shall cause to be kept a register of transfers in which all transfers of securities issued by the Corporation in registered form and the date and other particulars of each transfer shall be set out.

Subject to the Act, the transfer of securities is governed by the Securities Transfer Act, 2006 (Ontario).

8.5         Registration of Transfer

Subject to the Act, no transfer of a share shall be registered in a securities register of the Corporation except: (a) upon presentation of the certificates (or, where applicable, other evidence of electronic, book-based, direct registration service or other non-certificated entry of position on the applicable register of securityholders) representing such share with an endorsement or completed transfer power of attorney which complies with the Act made thereon or delivered therewith duly executed by an appropriate Person as provided by the Act, together with such reasonable assurance that the endorsement is genuine and effective as the Board or the Corporation’s transfer agent may from time to time prescribe; (b) upon payment of all applicable taxes and reasonable fees prescribed by the Board, if any; (c) upon compliance with such restrictions on transfer as are authorized by the Articles, if any; (d) upon satisfaction of any lien on such shares; and (e) upon compliance with and satisfaction of such other requirements as the Corporation or its transfer agent may reasonably impose.

8.6         Registered Ownership

Subject to the Act, the Corporation may treat the registered holder of a security as the Person exclusively entitled to vote, to receive notices, to receive any interest, dividend or other payments in respect of the security, and otherwise to exercise all the rights and powers of a holder of the security. The Corporation may, however, treat as the registered holder any executor, administrator, heir, legal representative, guardian, committee, trustee, curator, tutor, liquidator or trustee in bankruptcy who furnishes appropriate evidence to the Corporation establishing his, her or its authority to exercise the rights relating to a security of the Corporation.

8.7         Security Certificates

A security issued by the Corporation may be represented by a security certificate or may be an uncertificated security. A certificated security is represented by a paper certificate in registered form, and an uncertificated security is represented by an entry in the securities register in the name of the securityholder.

Unless otherwise provided in the Articles, the Directors may provide by resolution that any or all classes and series of its shares or other securities shall be uncertificated securities, provided that such resolution shall not apply to securities represented by a certificate until such certificate is surrendered to the Corporation.

8.8         Certificated Securities

In the case of certificated securities, the Corporation shall issue to the securityholder, without charge, a certificate in registered form.

Security certificates shall be in such form as the Board may from time to time approve in accordance with the requirements of the Act.

Subject to any resolution of the Board providing otherwise, the security certificates of the Corporation shall be signed by at least one of the following persons: (a) a Director or Officer; (b) a registrar, transfer agent or branch transfer agent of the Corporation, or an individual on their behalf; or (c) a trustee who certifies it in accordance with a trust indenture. The signature may be printed or otherwise mechanically reproduced on the security certificate.

In the absence of any evidence to the contrary, the certificate is proof of the securityholder’s title to the security represented by the certificate.

Share certificates need not be under corporate seal.

Annex F-16

8.9         Electronic, Book-Based or Other Non-Certificated Registered Positions

A registered securityholder may have such securityholder’s holdings of securities of the Corporation evidenced by an electronic, book-based, direct registration service or other noncertificated entry or position on the applicable register of securityholders to be kept by the Corporation in place of a physical security certificate pursuant to a registration system that may be adopted by the Corporation in conjunction with its applicable agent. The Corporation and its applicable agent may adopt such policies and procedures, appoint such other persons and require such documents and evidence as they may determine necessary or desirable in order to facilitate the adoption and maintenance of a securities registration system by electronic, book-based, direct registration system or other non-certificated means.

8.10       Replacement of Securities Certificates

Subject to the provisions of the Act, the Board or any Officer or agent designated by the Board may in the discretion of the Board or that Person direct the issue of a new security certificate in lieu of and upon cancellation of a security certificate for a certificated security claimed to have been lost, apparently destroyed or wrongfully taken on payment of such fee, prescribed by or in accordance with the Act, and on such terms as to indemnity, reimbursement of expenses and evidence of loss and of title as the Board may from time to time prescribe, whether generally or in any particular case.

8.11       Joint Shareholders

If two or more Persons are registered as joint holders of any share, the Corporation shall not be bound to issue more than one certificate in respect thereof, and delivery of such certificate to one of such Persons shall be sufficient delivery to all of them. Any one of such Persons may give effectual receipts for the certificate issued in respect thereof or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.

8.12       Deceased Securityholders

In the event of the death of a holder, or of one of the joint holders, of any security, the Corporation shall not be required to make any entry in the securities register in respect thereof or to make payment of any dividends thereon except upon production of all such documents as may be required by the Act and upon compliance with the reasonable requirements of the Corporation or it transfer agent.

9 - DIVIDENDS AND RIGHTS

9.1         Dividends

Subject to the provisions of the Act and the Articles, the Board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid, in whole or in part, in money or property or by issuing fully paid shares or options or rights to acquire fully paid shares of the Corporation.

If shares of the Corporation are issued in payment of a dividend, the Corporation may add all or part of the value of those shares to the stated capital account of the Corporation maintained or to be maintained for the shares of the class or series issued in payment of the dividend.

The Corporation may not declare and pay a dividend, except by issuing shares or options or rights to acquire shares, if there are reasonable grounds for believing that (a) the Corporation is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the Corporation’s assets would thereby be less than the aggregate of (i) its liabilities; and (ii) its stated capital of all classes.

The Corporation may deduct from the dividends payable to a shareholder any amount due to the Corporation by the shareholder, on account of calls for payment or otherwise.

9.2         Dividend Cheques

A dividend payable in cash may be paid by cheque drawn on the Corporation’s banks or by electronic means to the order of each registered holder of shares of the class or series in respect of which it has been declared. Cheques may be sent by prepaid ordinary mail to such registered holder at such holder’s address recorded in the Corporation’s securities register, unless in each case such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and, if more than one address is

Annex F-17

recorded in the Corporation’s securities register in respect of such joint holding, the cheque shall be mailed to the first address so appearing. The mailing of such cheque, in such manner, unless the cheque is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

9.3         Non-receipt or Loss of Cheques

In the event of non-receipt or loss of any dividend cheque by the Person to whom it is sent, the Corporation shall issue to such Person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt or loss and of title as the Board may from time to time prescribe, whether generally or in any particular case.

9.4         Record Date for Dividends and Rights

The Board may fix, in advance, in accordance with the Act, a record date for the determination of the shareholders entitled to receive dividends.

9.5         Unclaimed Dividends

Any dividend unclaimed after a period of two years from the date on which the dividend has been declared to be payable shall be forfeited and shall revert to the Corporation.

10 - NOTICES

10.1       Notice to Shareholders

Unless the Act or the By-laws provide otherwise, any notice, document or other information required or permitted by the Act, the Articles or the By-laws to be sent to a shareholder, may be sent by any one of the following methods: (i) by hand delivery, through the mail, or by a nationally recognized overnight delivery service for next day delivery, (ii) by means of fax, e-mail, or other form of electronic transmission, (iii) by providing or posting the notice, document or other information on or making it available through a generally accessible electronic source and providing notice of the availability and location of the notice, document or other information to the shareholder via any of the methods specified in (i) and (ii) above, including by mail, delivery, fax, e-mail or other form of electronic transmission, or (iv) by any other method permitted by applicable law. A notice to a shareholder shall be deemed to be received as follows: (A) if given by hand delivery, when actually received by the shareholder; (B) if sent through the mail addressed to the shareholder at the shareholder’s address appearing on the share register of the Corporation, at the time it would be delivered in the ordinary course of mail; (C) if sent for next day delivery by a nationally recognized overnight delivery service addressed to the shareholder at the shareholder’s address appearing on the share register of the Corporation, when delivered to such service; (D) if faxed, when sent to a number at which the shareholder has consented to receive notice and evidence of delivery confirmation is received by sender’s facsimile device; (E) if by e-mail, when sent to an e-mail address at which the shareholder has consented to receive notice; (F) if sent by any other form of electronic transmission, when sent to the shareholder; (G) if sent by posting it on or making it available through a generally accessible electronic source referred to in subsection 10.1(iii), on the day such Person is sent notice of the availability and location of such notice, document or other information is deemed to have been sent in accordance with (A) through (F) above; or (H) if sent by any other method permitted by applicable law, at the time that such Person is deemed to have received such notice pursuant to applicable law. If a shareholder has consented to a method for delivery of a notice, document or other information, the shareholder may revoke such shareholder’s consent to receiving any notice, document or information by fax or e-mail by giving written notice of such revocation to the Corporation.

10.2       Notice to Joint Shareholders

If two or more Persons are registered as joint holders of any share, any notice shall be addressed to all of such joint holders but notice to one of such Persons shall be sufficient notice to all of them.

10.3       Computation of Time

In computing the date when notice must be sent under any provision requiring a specified period of days’ notice of any meeting or other event, the period of days shall commence on the day following the sending of such notice and shall terminate on the day preceding the date of the meeting or other event provided that the last day of the period shall not be a non-business day.

Annex F-18

10.4       Undelivered Notices

If any notice given to a shareholder pursuant to section 10.1 is returned on three consecutive occasions because the shareholder cannot be found, the Corporation shall not be required to give any further notice to such shareholder until such shareholder informs the Corporation in writing of the shareholder’s new address.

10.5       Omissions and Errors

The accidental omission to give or send any notice to any shareholder, Director, Officer or auditor, or the non-receipt of any notice by any such Person or any error in any notice not affecting the substance thereof, shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise based thereon.

10.6       Persons Entitled by Death or Operation of Law

Every Person who, by operation of law, transfer, death of a securityholder or any other means whatsoever, shall become entitled to any share or other security, shall be bound by every notice in respect of such security which shall have been duly given or sent to the securityholder from whom the Person derives title to such share prior to that Person’s name and address being entered on the securities register (whether such notice was given or sent before or after the happening of the event upon which that Person becomes so entitled) and prior to that Person furnishing to the Corporation the proof of authority or evidence of entitlement prescribed by the Act.

10.7       Waiver of Notice

Any shareholder (or shareholder’s duly appointed proxyholder), Director, Officer or auditor may at any time waive the giving or sending of any notice, or waive or abridge the time for any notice, required to be given to that Person under any provision of the Act, the Articles, the By-laws or otherwise and such waiver or abridgement shall cure any default in the giving or sending or in the time of such notice, as the case may be. Any such waiver or abridgement shall be in writing or given by electronic signature and may be sent by electronic means in accordance with the Electronic Commerce Act, 2000, except a waiver of notice of a Shareholders Meeting or meeting of the Board which may be given in any manner. A shareholder and any other Person entitled to attend a Shareholders Meeting may in any manner and at any time waive notice of a Shareholders Meeting, and attendance of any such Person at a Shareholders Meeting is a waiver of notice of the meeting, except where such Person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not lawfully called.

10.8       Applicable Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the courts of the Province of Ontario and the appellate courts therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action or proceeding asserting a claim of breach of fiduciary duty owed by any Director, Officer or other employee of the Corporation to the Corporation; (c) any action or proceeding asserting a claim arising out of any provision of the Act or the Articles or the By-laws (as either may be amended from time to time); or (d) any action or proceeding asserting a claim or otherwise related to the affairs of the Corporation. Unless the Corporation consents in writing to the selection of an alternative forum, and without limiting the generality of the foregoing sentence, the federal district courts of the United States of America shall be the sole and the exclusive forum for resolving any complaint filed in the United States asserting a cause of action arising under the Securities Act of 1933, as amended and the Securities Exchange Act of 1934, as amended. If any action or proceeding the subject matter of which is within the scope of the preceding sentence is filed other than with the designated court (a “Foreign Action”) in the name of any securityholder, such securityholder shall be deemed to have consented to (x) the personal jurisdiction of the court in connection with any action or proceeding brought in any such court to enforce the preceding sentence, and (y) having service of process made upon such securityholder in any such action or proceeding by service upon such securityholder’s counsel in the Foreign Action as agent for such securityholder. Any person or entity purchasing or otherwise acquiring any interest in the share capital of the Corporation shall be deemed to have notice of and consented to the provisions of this section 10.8.

The foregoing By-law was adopted by the Board of Directors of the Corporation pursuant to the provisions of the Business Corporations Act (Ontario), on [          ], [          ] and ratified by the shareholders on [          ], [          ].

Annex F-19

Annex G

October 30, 2025

Board of Directors
Crane Harbor Acquisition Corp.
1845 Walnut Street, Suite 11112
Philadelphia, PA 19103

Ladies and Gentlemen:

Houlihan Capital, LLC (“Houlihan Capital”) understands that Crane Harbor Acquisition Corp. (the “Client” or the “Company” or “Crane Harbor”) is contemplating a business combination (the “Transaction”) whereby the Company will acquire 100% of the outstanding equity capital of Xanadu Quantum Technologies, Inc. (“Xanadu” or the “Target”) based on a total pre-money equity valuation of Target of $3.0 billion (“Transaction Consideration”). At the closing of the Transaction (the “Closing”), all existing Target capital equity will be converted into newly issued shares of common stock of the combined company (“Surviving Company”), valued at $10.00 per share.

Pursuant to an engagement letter dated September 18, 2025, the Board of Directors of the Company (the “Board”) engaged Houlihan Capital as its financial advisor to render a written opinion, whether or not favorable, as to whether, as of the date hereof, the consideration to be issued or paid in the Transaction is fair to stockholders of the Company from a financial point of view.

In completing our analysis for purposes of the Opinion set forth herein, Houlihan Capital’s investigation included, among other things, the following:

•     Held discussions with certain members of Company management and Target management regarding the Transaction, the business of Target, and the future outlook for Target;

•     Review of information provided by Client and Target including, but not limited to:

o     Financial Statements for the Target Including:

•     Historical balance sheets for the fiscal years ended December 31, 2017, through December 31, 2024;

•     Historical income statements for the fiscal years ended December 31, 2017, through December 31, 2024;

o     The Alberta Reservation Report, dated May 5, 2021;

o     The Certificate of Incorporation, dated May 20, 2021;

o     The Share Purchase Agreement, dated April 20, 2022;

o     Certain Amending Agreements to the Share Purchase Agreement, dated October 20, 2022, and October 31, 2022;

200 West Madison Suite 2150 Chicago, IL 60606
Tel: 312.450.8600 Fax: 312.277.7599

www.houlihan.com

Annex G-1

Board of Directors of Crane Harbor Acquisition Corp.

October 30, 2025

Fairness Opinion — Confidential

o      The Capitalization Table of the Target, dated June 30, 2025;

o     The Summary of Certain Proposed Terms and Conditions, dated August 28, 2025;

o     The Schedule of Patents and Applications, dated September 3, 2025;

o     The redlined Business Combination Agreement, dated [ ], 2025;

o     The Target’s Series D Investor Deck;

o     Certain publicly available filings from the Company;

•     Discussed with Company management and Target management the status of current outstanding legal and environmental claims (if any) and confirmed that any potential related financial exposure has been properly disclosed;

•     Reviewed the industry in which Target operates, which included a review of (i) certain industry research, (ii) certain comparable publicly traded companies and (iii) certain mergers and acquisitions of comparable businesses;

•     Developed indications of value for Target using generally accepted valuation methodologies; and

•     Reviewed certain other relevant, publicly available information, including economic, industry, and Target specific information.

Our analyses contained herein are confidential and addressed to, and provided exclusively for use by, the Board. Our written opinion may be used (i) by the Board in evaluating the Transaction, (ii) in disclosure materials to shareholders of the Company, (iii) in filings with the U.S. Securities and Exchange Commission (the “SEC”) (including the filing of the fairness opinion and the data and analysis presented by Houlihan Capital to the Board), and (iv) in any litigation pertaining to matters relating to the Transaction and covered in the Opinion.

No opinion, counsel, or interpretation was intended or should be inferred with respect to matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Furthermore, the Opinion does not address any aspect of the Board’s recommendation to its shareholders with respect to the adoption of the Transaction or how any shareholder of the Company should vote with respect to such adoption or the statutory or other method by which the Company is seeking such vote in accordance with the terms of the Transaction, applicable law, and the Company’s organizational instruments.

This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of Houlihan Capital and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, principal, employee, affiliate, or member of Houlihan Capital or their successors or assigns shall be subjected to any personal liability whatsoever (other than for intentional misconduct, fraud, or gross negligence), nor will any such claim be asserted by or on behalf of you or your affiliates against any such person with respect to the Opinion other than Houlihan Capital.

We have relied upon and assumed, without independent verification, the accuracy, completeness, and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or Target, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from Company management that they are unaware of any facts that would make the information

Annex G-2

Board of Directors of Crane Harbor Acquisition Corp.

October 30, 2025

Fairness Opinion — Confidential

provided to us to be incomplete or misleading in any material respect for the purposes of the Opinion. We have not assumed responsibility for any independent verification of this information, nor have we assumed any obligation to verify this information. Nothing has come to our attention in the course of this engagement which would lead us to believe that (i) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (ii) it is unreasonable for us to use and rely upon such information or make such assumptions.

Several analytical methodologies have been employed herein, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. In arriving at the Opinion, Houlihan Capital did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by us and in the context of the circumstances of the Transaction. Accordingly, Houlihan Capital believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by Houlihan Capital as support for, the conclusion set forth in the Opinion.

Our only opinion is the formal written opinion Houlihan Capital has expressed as to whether, as of the date hereof, the consideration to be issued or paid in the Transaction is fair from a financial point of view to the stockholders of the Company. The Opinion does not constitute a recommendation to proceed with the Transaction. Houlihan Capital was not requested to opine as to, and the Opinion does not address, the (i) underlying business decision of the Company, its shareholders, or any other party to proceed with or effect the proposed Transaction, (ii) financial fairness of any aspect of the proposed Transaction not expressly addressed in the Opinion, (iii) terms of the Transaction (except with respect to financial fairness), including, without limitation, the closing conditions and any of the other provisions thereof, (iv) fairness of any portion or aspect of the proposed Transaction to the holders of any securities, creditors, or other constituencies of the Company, or any other party, other than those set forth in the Opinion, (v) relative corporate or other merits of the proposed Transaction as compared to any alternative business strategies that might exist for the Company, or (vi) tax, accounting, or legal consequences of the proposed Transaction to either the Company, its shareholders, or any other party.

In our analysis and in connection with the preparation of the Opinion, Houlihan Capital has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Transaction. Houlihan Capital’s Opinion is necessarily based upon market, economic and other conditions that exist and can be evaluated as of the date of the Opinion. Houlihan Capital is under no obligation to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date of the Opinion.

Houlihan Capital, a Financial Industry Regulatory Authority (FINRA) member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Neither Houlihan Capital, nor any of its principals or affiliates, has any ownership or other beneficial interests in any party to the Transaction or any of their affiliates and has provided no previous investment banking or consulting services to any party to the Transaction or any of their affiliates. There is no current agreement between Houlihan Capital, its principals, or affiliates and any party to the Transaction or any of their affiliates providing for the provision of future services by Houlihan Capital, its principals, or any of its affiliates to or for the benefit of any party to the Transaction or any of their affiliates. Houlihan Capital was not requested to and did not (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the proposed Transaction, (ii) negotiate or recommend the terms of the proposed Transaction, or (iii) advise the Board with respect to alternatives to the proposed Transaction. Houlihan Capital’s compensation is not contingent upon the completion of the Transaction.

Annex G-3

Board of Directors of Crane Harbor Acquisition Corp.

October 30, 2025

Fairness Opinion — Confidential

In an engagement letter dated September 18, 2025, the Company has agreed to indemnify Houlihan Capital for certain specified matters in connection with Houlihan Capital’s services relating to the Opinion.

As of the date hereof, it is Houlihan Capital’s opinion that the consideration to be issued or paid in the Transaction is fair to stockholders of the Company from a financial point of view. The Opinion was unanimously approved by the Fairness Opinion Committee of Houlihan Capital.

Respectfully submitted,

Houlihan Capital, LLC

Annex G-4

Annex H

Court File No.:

ONTARIO
SUPERIOR COURT OF JUSTICE
(COMMERCIAL LIST)

IN THE MATTER OF AN APPLICATION UNDER SECTION 182 OF THE BUSINESS CORPORATIONS ACT, R.S.O. 1990, C. B.16, AS AMENDED

AND IN THE MATTER OF RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING XANADU QUANTUM TECHNOLOGIES INC., XANADU QUANTUM TECHNOLOGIES LIMITED AND CRANE HARBOR ACQUISITION CORP.

XANADU QUANTUM TECHNOLOGIES INC.,
AND
CRANE HARBOR ACQUISITION CORP.

Applicants

NOTICE OF APPLICATION

TO THE RESPONDENT:

A LEGAL PROCEEDING HAS BEEN COMMENCED by the Applicant. The claim made by the Applicant appears on the following pages.

THIS APPLICATION will come on for a hearing (choose one of the following):

☐ In person

☐ By telephone conference

☒ By video conference

via Zoom, on a date and time to be determined, before a judge presiding over Commercial List at 330 University Avenue, Toronto, Ontario.

IF YOU WISH TO OPPOSE THIS APPLICATION, to receive notice of any step in the application or to be served with any documents in the application, you or an Ontario lawyer acting for you must forthwith prepare a notice of appearance in Form 38A prescribed by the Rules of Civil Procedure, serve it on the Applicant’s lawyer or, where the Applicant does not have a lawyer, serve it on the Applicant, and file it, with proof of service, in this court office, and you or your lawyer must appear at the hearing.

Annex H-1

IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you or your lawyer must, in addition to serving your notice of appearance, serve a copy of the evidence on the Applicant’s lawyer or, where the Applicant does not have a lawyer, serve it on the Applicant, and file it, with proof of service, in the court office where the application is to be heard as soon as possible, but at least four days before the hearing.

IF YOU FAIL TO APPEAR AT THE HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU. IF YOU WISH TO OPPOSE THIS APPLICATION BUT ARE UNABLE TO PAY LEGAL FEES, LEGAL AID MAY BE AVAILABLE TO YOU BY CONTACTING A LOCAL LEGAL AID OFFICE

Date:	February 4, 2026	Issued by
Local Registrar
		Address of court office	Superior Court of Justice 330 University Avenue, 9th Floor Toronto, ON M5G 1R7

TO:               ALL HOLDERS OF SHARES IN THE CAPITAL OF XANADU QUANTUM TECHNOLOGIES INC.

AND TO:     ALL HOLDERS OF OPTIONS TO PURCHASE COMMON SHARES IN THE CAPITAL OF XANADU QUANTUM TECHNOLOGIES INC.

AND TO:     ALL HOLDERS OF WARRANTS TO PURCHASE COMMON SHARES IN THE CAPITAL OF XANADU QUANTUM TECHNOLOGIES INC.

AND TO:     THE DIRECTORS OF XANADU QUANTUM TECHNOLOGIES INC.

AND TO:     THE AUDITORS OF XANADU QUANTUM TECHNOLOGIES INC.

AND TO:     ALL HOLDERS OF SHARES IN THE CAPITAL OF CRANE HARBOR ACQUISITION CORP.

AND TO:     ALL HOLDERS OF SHARE RIGHTS OF CRANE HARBOR ACQUISITION CORP.

AND TO:     THE DIRECTORS OF CRANE HARBOR ACQUISITION CORP.

AND TO:     THE AUDITORS OF CRANE HARBOR ACQUISITION CORP.

AND TO:     THE DIRECTOR APPOINTED UNDER THE BUSINESS CORPORATIONS ACT (ONTARIO)

Annex H-2

APPLICATION

1.      The Applicants, Xanadu Quantum Technologies Inc. (“Xanadu”) and Crane Harbor Acquisition Corp. (“SPAC”), jointly make application for:

(a)     an interim order (the “SPAC Interim Order”) for advice and directions pursuant to subsection 182(5) of the Business Corporations Act, R.S.O. 1990, c. B.16, as amended (the “OBCA”), authorizing SPAC to convene an extraordinary general meeting (the “SPAC Meeting”) of the holders (the “SPAC Shareholders”) of Class A ordinary shares of SPAC (the “SPAC Class A Shares”) and Class B ordinary shares of SPAC (the “SPAC Class B Shares” and, together with the SPAC Class A Shares, the “SPAC Shares”) (voting together as a single class) to consider and vote on special resolutions approving (i) the continuance of SPAC from the Cayman Islands to the Province of Ontario (the “SPAC Continuance Resolution”), including the adoption of the articles of continuance and proposed by-laws and (ii) a plan of arrangement (the “Arrangement”) involving SPAC, Xanadu, and Xanadu Quantum Technologies Limited (“NewCo”) under section 182 of the OBCA (the “SPAC Arrangement Resolution”);

(b)     an interim order (the “Xanadu Interim Order”, and collectively with the SPAC Interim Order, the “Interim Orders”) for advice and directions pursuant to subsection 182(5) of the OBCA, authorizing Xanadu to convene a special meeting (the “Xanadu Meeting”) of the holders (the “Xanadu Shareholders” and each, a “Xanadu Shareholder”) of voting common shares in the capital of Xanadu (“Xanadu Voting Common Shares”) and preferred shares in the capital of Xanadu (“Xanadu Preferred Shares”) (voting together as a single class) to consider and vote on a special resolution (the “Xanadu Arrangement Resolution”) to approve the Arrangement, provided that, if the Xanadu Arrangement Resolution is signed by each Xanadu Shareholder who is entitled to vote (or such Xanadu Shareholder’s duly appointed attorney) in accordance with the OBCA and the Fourth Amended and Restated Voting Agreement entered into between Xanadu and the Xanadu Shareholders dated October 22, 2022, as the same may be amended, restated or replaced from time to time, then Xanadu shall not be required to hold or conduct the Xanadu Meeting, and the signed Xanadu Arrangement Resolution shall be valid as if it had been passed at the Xanadu Meeting;

(c)     a final order (the “Final Order”) approving the Arrangement pursuant to subsections 182(3) and 182(5) of the OBCA;

(d)     an order abridging the time for the service and filing or dispensing with service of the Notice of Application and Application Record, if necessary; and

(e)     such further and other relief as this Court deems just.

2.      THE GROUNDS FOR THE APPLICATION ARE:

(a)     Xanadu was incorporated under the Canada Business Corporations Act on December 7, 2016, and subsequently continued under the OBCA on October 29, 2025;

(b)     Xanadu is a quantum computing company developing full-stack quantum computing solutions for enterprise and government customers around the world;

(c)     SPAC is a blank check company incorporated under the Cayman Islands Companies Act on January 2, 2025. If the SPAC Continuance Resolution is approved, SPAC is expected to effect its continuance in accordance with Part XII of the Cayman Islands Companies Act and Section 180 of the OBCA prior to seeking the Final Order;

(d)     SPAC’s securities are listed on Nasdaq Stock Market LLC (“Nasdaq”) under the ticker symbols “CHACU,” “CHAC” and “CHACR”;

(e)     NewCo is a corporation incorporated under the OBCA on October 2, 2025;

(f)     NewCo is a registrant under United States securities laws, but there is currently no market through which NewCo’s securities may be sold and securityholders may not be able to resell securities of NewCo owned by them;
Annex H-3

(g)     The principal and registered offices of Xanadu and NewCo are located at 777 Bay Street, Suite 2400, Toronto, Ontario, M5G 2C8;

(h)     Xanadu and SPAC wish to effect a fundamental change in the nature of an arrangement under the provisions of the OBCA and, pursuant to the Arrangement, NewCo will acquire Xanadu and SPAC;

(i)     In connection with the Arrangement, NewCo will (i) become a reporting issuer in Ontario; and (ii) have the subordinate voting shares in the capital of NewCo (the “NewCo Subordinate Voting Shares”) listed on the Toronto Stock Exchange (“TSX”) and the Nasdaq;

(j)     More specifically, the Arrangement will include the following steps, among other things:

(i)     each Xanadu Preferred Share issued and outstanding immediately prior to the Arrangement Effective Time (as defined in the Plan of Arrangement) will be converted into one Xanadu Voting Common Share;

(ii)    each Xanadu Voting Common Share will be transferred to NewCo, in exchange for that number of multiple voting shares in the capital of NewCo (each a “NewCo Multiple Voting Share”, together with the NewCo Subordinate Voting Shares, the “NewCo Shares”) that is equal to the exchange ratio specified in the Plan of Arrangement (the “Exchange Ratio”) (subject to the adjustments set out in the Plan of Arrangement);

(iii)   each Non-Voting Common Share in the capital of Xanadu (each an “Xanadu Non-Voting Common Share”) will be transferred to NewCo in exchange for that number of NewCo Subordinate Voting Shares that is equal to the Exchange Ratio (subject to the adjustments set out in the Plan of Arrangement);

(iv)    each option to purchase Xanadu Voting Common Shares (whether vested or unvested) outstanding immediately prior to the Arrangement Effective Time (each, an “Xanadu Voting Option”), will be exchanged for an option to purchase NewCo Multiple Voting Shares (each a “NewCo Arrangement MVS Option”);

(A)    the number of NewCo Multiple Voting Shares subject to such option will be equal to the product of the number of Xanadu Common Shares subject to the corresponding Xanadu Voting Option immediately prior to the exchange multiplied by the Exchange Ratio (subject to the adjustments set out in the Plan of Arrangement);

(B)    the per-share exercise price for the NewCo Multiple Voting Shares issuable upon exercise of NewCo Arrangement MVS Options will be equal to the exercise price per Xanadu Voting Common Share of such Xanadu Voting Option immediately prior to the exchange divided by the Exchange Ratio (subject to the adjustments set out in the Plan of Arrangement);

(v)     each option to purchase Xanadu Non-Voting Common Shares outstanding immediately prior to the Arrangement Effective Time Shares (each, an “Xanadu Non-Voting Option”), will be exchanged for an option to purchase NewCo Subordinate Voting Shares (each a “NewCo Arrangement SVS Option”);

(A)    the number of NewCo Subordinate Voting Shares subject to such option will be equal to the product of the number of Xanadu Non-Voting Common Shares subject to the corresponding Xanadu Non-Voting Option immediately prior to the exchange multiplied by the Exchange Ratio (subject to the adjustments set out in the Plan of Arrangement);

(B)    the per-share exercise price for NewCo Subordinate Voting Shares issuable upon exercise of NewCo Arrangement SVS Options will be equal to the exercise price per Xanadu Non-Voting Common Share of such Xanadu Non-Voting Option immediately prior to the exchange divided by the Exchange Ratio (subject to the adjustments set out in the Plan of Arrangement);

Annex H-4

(vi)   each warrant to purchase Voting Common Shares or Non-Voting Common Shares in the capital of Xanadu outstanding immediately prior to the Arrangement Effective Time (the “Xanadu Warrants”), will be exchanged for a warrant to purchase, respectively, NewCo Multiple Voting Shares or NewCo Subordinate Voting Shares;

(A)    the number of NewCo Shares subject to such warrant will be equal to the product of the number of Xanadu Common Shares subject to the corresponding Xanadu Warrant immediately prior to the exchange multiplied by the Exchange Ratio (subject to the adjustments set out in the Plan of Arrangement);

(B)    the per-share purchase price equal to the prior purchase price divided by the Exchange Ratio (subject to the adjustments set out in the Plan of Arrangement);

(vii)  each outstanding right of SPAC that entitles the holder, upon exchange to receive one-tenth (1/10) of one SPAC Class A Share (each, a “SPAC Right”) will be immediately exercised in consideration for one-tenth (1/10) of a SPAC Class A Share; and

(viii) each SPAC Share, including those obtained on the exercise of SPAC Rights under paragraph (vii) above, will be transferred to NewCo in exchange for one NewCo Subordinate Voting Share.

(k)     since the Arrangement contemplates the acquisition of two corporations, SPAC and Xanadu, the Applicants are seeking two Interim Orders, one to address the approval of the SPAC Continuance Resolution and the SPAC Arrangement Resolution by the SPAC Shareholders and the other to address the approval of the Xanadu Arrangement Resolution by the Xanadu Shareholders;

(l)     the Arrangement is an “arrangement” within the meaning of subsection 182(1) of the OBCA;

(m)   prior to seeking the Final Order, the statutory requirements under the OBCA and all pre-conditions to the approval of the Arrangement, including the requirement to obtain the relevant shareholder approvals and any other directions that may be set out in the Interim Orders, if granted, will be satisfied;

(n)     the Application has been put forward in good faith for a bona fide business purpose, and has a material connection to the Toronto region;

(o)     the Arrangement is fair and reasonable to the parties affected;

(p)     certain of the securityholders and other parties to be served are resident outside of Ontario and will be served pursuant to the terms of the Interim Orders and rule 17.02(n) of the Rules of Civil Procedure;

(q)     section 182 of the OBCA;

(r)     Rules 1.04, 2.03, 3.02(1), 14.05(2), 14.05(3), 17.02, 37, 38 and 39 of the Rules of Civil Procedure; and

(s)     such further and other grounds as counsel may advise and this Court may permit.

3.      THE FOLLOWING DOCUMENTARY EVIDENCE WILL BE USED AT THE HEARING OF THE APPLICATION:

(a)     affidavits to be affirmed on behalf of each of the Applicants, and the exhibits thereto;

(b)     further or supplementary affidavits to be affirmed on behalf of each of the Applicants and the exhibits thereto, reporting as to compliance with any interim orders, as well as the results of the Meetings conducted pursuant to such interim orders; and

Annex H-5

(c)     such further and other materials as counsel may advise and this Court may permit.

February 4, 2026

OSLER, HOSKIN & HARCOURT LLP 100 King Street West

1 First Canadian Place

Suite 6200, P.O. Box 50

Toronto, ON M5X 1B8

Craig Lockwood (LSO#: 46668M)

Tel: (416) 862-5988

Email: clockwood@osler.com

Lauren Harper (LSO#: 70606L)

Tel: (416) 862-4288

Email: lharper@osler.com

Tamara Kljakic (LSO#: 87300L)

Tel: (416) 862-6412

Email: tkljakic@osler.com

Lawyers for the Applicant,

Xanadu Quantum Technologies Inc.,

and for Xanadu Quantum Technologies Limited

BENNETT JONES LLP

3400 One First Canadian Place

P.O. Box 130

Toronto, Ontario

M5X 1A4

Joseph Blinick (LSO#: 64325B)

Tel: 416.777.4828

Email: blinickj@bennettjones.com

Will Bortolin (LSO#: 65426V)

Tel: 416.777.6126

Email: bortolinw@bennettjones.com

Lawyers for the Applicant, Crane

Harbour Acquisition Corp.

Annex H-6

IN THE MATTER OF AN APPLICATION UNDER SECTION 182 OF THE BUSINESS CORPORATIONS ACT, R.S.O. 1990, C. B.16, AS AMENDED AND IN THE MATTER OF RULES 14.05(2) AND 14.05(3) OF THE RULES OF CIVIL PROCEDURE

AND IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING XANADU QUANTUM TECHNOLOGIES INC., XANADU QUANTUM TECHNOLOGIES LIMITED AND CRANE HARBOR ACQUISITION CORP.

Court File No:

ONTARIO SUPERIOR COURT OF JUSTICE (COMMERCIAL LIST) Proceeding commenced at Toronto
NOTICE OF APPLICATION
OSLER, HOSKIN & HARCOURT LLP	BENNETT JONES LLP
1 First Canadian Place	3400 One First Canadian Place
Suite 6200, P.O. Box 50	P.O. Box 130
Toronto, ON M5X 1B8	Toronto, ON M5X 1A4

Craig Lockwood (LSO#: 46668M)	Joseph Blinick (LSO#: 64325B)
Email: clockwood@osler.com	Email: blinickj@bennettjones.com

Lauren Harper (LSO#: 70606L)	Will Bortolin (LSO#: 65426V)
Email: lharper@osler.com	Email: bortolinw@bennettjones.com

Tamara Kljakic (LSO#: 87300L)	Lawyers for the Applicant, Crane Harbour
Email: tkljakic@osler.com	Acquisition Corp.

Lawyers for the Applicant, Xanadu Quantum Technologies Inc., and for Xanadu Quantum Technologies Limited

Annex H-7

Annex I

Court File No. CL-26-00000044-0000

ONTARIO
SUPERIOR COURT OF JUSTICE
(COMMERCIAL LIST)

THE HONOURABLE	)	FRIDAY, THE 13TH
)
JUSTICE STEELE	)	DAY OF FEBRUARY, 2026

IN THE MATTER OF an application under section 182 of the Business Corporations Act, R.S.O. 1990, c. B.16, as amended

AND IN THE MATTER OF an application under rules 14.05(2) and 14.05(3) of the Rules of Civil Procedure, R.R.O 1990, Reg. 194, as amended

AND IN THE MATTER OF a proposed arrangement of Xanadu Quantum Technologies Inc. and Crane Harbor Acquisition Corp. involving Xanadu Quantum Technologies Limited

XANADU QUANTUM TECHNOLOGIES INC. and CRANE HARBOR ACQUISITION CORP.

Applicants

INTERIM ORDER

(Crane Harbour)

THIS MOTION jointly made by the Applicants, Xanadu Quantum Technologies Inc. (“Xanadu”) and Crane Harbor Acquisition Corp. (“Crane Harbor”), for an interim order for advice and directions pursuant to section 182 of the Business Corporations Act, R.S.O. 1990, c. B.16, as amended (the “OBCA”) was heard this day via videoconference.

ON READING the Notice of Motion, the Notice of Application, the affidavit of William Fradin sworn February 9, 2026 (the “Fradin Affidavit”), including the Plan of Arrangement, which is attached as Exhibit “C” to the Fradin Affidavit, and the affidavit of Christian Weedbrook sworn February 10, 2026, and on hearing the submissions of counsel for Crane Harbor, counsel for Xanadu and Xanadu Quantum Technologies Limited (“Newco”) and counsel for the Director appointed under the OBCA (the “Director”),

Definitions

1.      THIS COURT ORDERS that all capitalized terms used in this Interim Order shall have the meaning ascribed thereto in the to the proxy statement/prospectus (the “Information Circular”) attached as Exhibit “A” to the Fradin Affidavit, or otherwise as specifically defined herein.

Annex I-1

The Meeting

2.      THIS COURT ORDERS that Crane Harbor is permitted to call, hold and conduct an extraordinary general meeting (the “Meeting”) of the holders (the “Shareholders”) of voting Class A and Class B ordinary shares (collectively, the “Shares”) in the capital of Crane Harbor to be held virtually on or about March 16, 2026 at 10:00 a.m. (Eastern time) pursuant to the procedures described in the Information Circular in order for the Shareholders to consider and, if determined advisable, pass, with or without variation:

a)      a special resolution (the “Arrangement Resolution”) authorizing, adopting and approving, with or without variation, the Plan of Arrangement and certain related transactions and agreements contemplated by the business combination agreement dated November 3, 2025 by and among Crane Harbor, Xanadu and Newco (the “Business Combination Agreement”); and

b)      a special resolution (the “Continuance Resolution”) authorizing, adopting and approving the continuance of Crane Harbor from the Cayman Islands to the Province of Ontario, including the adoption of the articles of continuance and proposed by-laws attached to the Information Circular as Annexes C and D, respectively.

3.      THIS COURT ORDERS that, subject to what may be provided hereafter and subject to further order of this Court, the Meeting shall be called, held and conducted in accordance with:

a)      the notice of extraordinary general meeting of Shareholders included in the Information Circular (the “Notice of Meeting”);

b)      the second amended and restated memorandum and articles of association of Crane Harbor (the “Articles”); and

c)      the laws of the Cayman Islands.

4.      THIS COURT ORDERS that the record date (the “Record Date”) for determination of the Shareholders entitled to notice of, and to vote at, the Meeting shall be fixed by the board of directors of Crane Harbor in accordance with the Articles and applicable U.S. securities laws.

5.      THIS COURT ORDERS that the only persons entitled to attend or speak at the Meeting shall be:

a)      the Shareholders or their respective proxyholders;

b)      the officers, directors, auditors and advisors of Crane Harbor;

c)      representatives and advisors of Xanadu and Newco;

d)      the Director; and

e)      other persons who may receive the permission of the Chair of the Meeting.

6.      THIS COURT ORDERS that Crane Harbor may transact such other business at the Meeting as is contemplated in the Information Circular, or as may otherwise be properly before the Meeting.

Quorum

7.      THIS COURT ORDERS that the Chair of the Meeting shall be determined by Crane Harbor and that the quorum at the Meeting shall be the holders of a majority of the Shares present in person or by proxy.

Amendments to the Arrangement and Plan of Arrangement

8.      THIS COURT ORDERS that Crane Harbor is authorized to make, subject to the terms of the Business Combination Agreement, and paragraph 9, below, such amendments, modifications or supplements to the Arrangement and the Plan of Arrangement as it may determine without any additional notice to the Shareholders, or others entitled to receive notice under paragraphs 12 and 13 hereof, provided same are to correct clerical errors or would not, if disclosed, reasonably be expected to affect a Shareholder’s decision to vote, or are authorized by subsequent Court order, and the Arrangement and Plan of Arrangement, as so amended, modified or supplemented shall be the Arrangement and

Annex I-2

Plan of Arrangement to be submitted to the Shareholders at the Meeting and shall be the subject of the Arrangement Resolution. Amendments, modifications or supplements may be made following the Meeting, but shall be subject to review and, if appropriate, further direction by this Court at the hearing for the final approval of the Arrangement.

9.      THIS COURT ORDERS that, if any amendments, modifications or supplements to the Arrangement or Plan of Arrangement are made after initial notice is provided as contemplated in paragraph 12 herein, which would, if disclosed, reasonably be expected to affect a Shareholder’s decision to vote for or against the Arrangement Resolution, notice of such amendment, modification or supplement shall be distributed, subject to further order of this Court, by press release, newspaper advertisement, prepaid ordinary mail, or by the method most reasonably practicable in the circumstances, as Crane Harbor may determine.

Amendments to the Information Circular

10.    THIS COURT ORDERS that Crane Harbor is authorized to make such amendments, revisions and/or supplements to the draft Information Circular as it may determine and the Information Circular, as so amended, revised and/or supplemented, shall be the Information Circular to be distributed in accordance with paragraphs 12 and 13.

Adjournments and Postponements

11.    THIS COURT ORDERS that Crane Harbor, if it deems advisable and subject to the terms of the Business Combination Agreement, is specifically authorized to adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of the Shareholders respecting the adjournment or postponement and notice of any such adjournment or postponement shall be given by such method as Crane Harbor may determine is appropriate in the circumstances. This provision shall not limit the authority of the Chair of the Meeting in respect of adjournments and postponements.

Notice of Meeting

12.    THIS COURT ORDERS that in order to effect notice of the Meeting, Crane Harbor shall send or cause to be sent the Information Circular (including the Notice of Application and this Interim Order as attachments), the Notice of Meeting, the form of proxy and the letter of transmittal, along with such amendments or additional documents as Crane Harbor may determine are necessary or desirable and are not inconsistent with the terms of this Interim Order (collectively, the “Meeting Materials”), as follows:

a)      to the registered Shareholders at the close of business on the Record Date, at least twenty-one (21) days prior to the date of the Meeting, and not more than fifty (50) days prior to the date of the Meeting, excluding the date of sending and the date of the Meeting, by one or more of the following methods:

i)       by pre-paid ordinary or first class mail at the addresses of the Shareholders as they appear on the books and records of Crane Harbor, or its registrar and transfer agent, at the close of business on the Record Date and if no address is shown therein, then the last address of the person known to the Corporate Secretary of Crane Harbor;

ii)      by delivery, in person or by recognized courier service or inter-office mail to the address specified in (i) above; or

iii)    by facsimile or electronic transmission to any Shareholder, who is identified to the satisfaction of Crane Harbor, who requests such transmission in writing and, if required by Crane Harbor;

b)      to non-registered Shareholders by providing sufficient copies of the Meeting Materials to intermediaries and registered nominees in a timely manner, in accordance with Rule 14a-13 — Obligation of registrants in communicating with beneficial owners of the General Rules and Regulations of the Securities Exchange Act of 1934;

c)      to the directors and auditors of Crane Harbor, by delivery in person, by recognized courier service, by pre-paid ordinary or first class mail or, with the consent of the person, by facsimile or electronic transmission, at least twenty-one (21) days prior to the date of the Meeting, excluding the date of sending and the date of the Meeting; and

Annex I-3

d)      to the United States Securities and Exchange Commission, by electronic filing and that compliance with this paragraph shall constitute sufficient notice of the Meeting.

13.    THIS COURT ORDERS that Crane Harbor is hereby directed to distribute the Information Circular (including the Notice of Application, and this Interim Order) (collectively, the “Court Materials”) to the holders of Crane Harbor share rights by any method permitted for notice to Shareholders as set forth in paragraphs 12(a) or 12(b), above, or by email, concurrently with the distribution described in paragraph 12 of this Interim Order (provided that delivery need only be made once notwithstanding that a person may be entitled to the Court Materials under more than one paragraph hereof). Distribution to such persons shall be to their addresses as they appear on the books and records of Crane Harbor or its registrar and transfer agent at the close of business on the Record Date.

14.    THIS COURT ORDERS that accidental failure or omission by Crane Harbor to give notice of the Meeting or to distribute the Meeting Materials or Court Materials to any person entitled by this Interim Order to receive notice, or any failure or omission to give such notice as a result of events beyond the reasonable control of Crane Harbor, or the non-receipt of such notice shall, subject to further order of this Court, not constitute a breach of this Interim Order nor shall it invalidate any resolution passed or proceedings taken at the Meeting. If any such failure or omission is brought to the attention of Crane Harbor, it shall use its best efforts to rectify it by the method and in the time most reasonably practicable in the circumstances.

15.    THIS COURT ORDERS that Crane Harbor is hereby authorized to make such amendments, revisions or supplements to the Meeting Materials and Court Materials, as Crane Harbor may determine in accordance with the terms of the Business Combination Agreement (“Additional Information”), and that notice of such Additional Information may, subject to paragraph 9, above, be distributed by press release, newspaper advertisement, pre-paid ordinary mail, or by the method most reasonably practicable in the circumstances, as Crane Harbor may determine.

16.    THIS COURT ORDERS that distribution of the Meeting Materials and Court Materials pursuant to paragraphs 12 and 13 of this Interim Order shall constitute notice of the Meeting and good and sufficient service of the within Application upon the persons described in paragraphs 12 and 13 and that those persons are bound by any orders made on the within Application. Further, no other form of service of the Meeting Materials or the Court Materials or any portion thereof need be made, or notice given or other material served in respect of these proceedings and/or the Meeting to such persons or to any other persons, except to the extent required by paragraph 9, above.

Solicitation and Revocation of Proxies

17.    THIS COURT ORDERS that Crane Harbor is authorized to use the proxies substantially in the form of the drafts accompanying the Information Circular, with such amendments and additional information as Crane Harbor may determine are necessary or desirable, subject to the terms of the Business Combination Agreement. Crane Harbor and Xanadu are authorized, at their expense, to solicit proxies, directly or through their officers, directors or employees, and through such agents or representatives as they may retain for that purpose, and by mail or such other forms of personal or electronic communication as they may determine. Crane Harbor may waive generally, in its discretion, the time limits set out in the Information Circular for the deposit or revocation of proxies by Shareholders, if Crane Harbor deems it advisable to do so.

18.    THIS COURT ORDERS that Shareholders shall be entitled to revoke their proxies as described in the Information Circular. For such a revocation to be effective, in accordance with the Articles, it must be received by Crane Harbor prior to the commencement of the Meeting.

Voting

19.    THIS COURT ORDERS that the only persons entitled to vote in person or by proxy on the Arrangement Resolution, or such other business as may be properly brought before the Meeting, shall be those Shareholders who hold Shares as of the close of business on the Record Date. Illegible votes, spoiled votes, defective votes and abstentions shall be deemed to be votes not cast. Proxies that are properly signed and dated but which do not contain voting instructions shall be voted in favour of the Arrangement Resolution.

Annex I-4

20.    THIS COURT ORDERS that votes shall be taken at the Meeting on the basis of one vote per Share. In order for the Plan of Arrangement to be implemented, subject to further Order of this Court:

a)      the Arrangement Resolution must be passed, with or without variation, at the Meeting by an affirmative vote of at least two-thirds (662/3%) of the votes cast in respect of the Arrangement Resolution at the Meeting in person or by proxy by the Shareholders; and

b)      the Continuance Resolution must be passed, with or without variation, at the Meeting by an affirmative vote of at least two-thirds (662/3%) of the votes cast in respect of the Continuance Resolution at the Meeting in person or by proxy by the Shareholders.

Such votes shall be sufficient to authorize Crane Harbor to do all such acts and things as may be necessary or desirable to give effect to the Arrangement and the Plan of Arrangement on a basis consistent with what is provided for in the Information Circular without the necessity of any further approval by the Shareholders, subject only to final approval of the Arrangement by this Court.

21.    THIS COURT ORDERS that in respect of matters properly brought before the Meeting pertaining to items of business affecting Crane Harbor (other than in respect of the Arrangement Resolution), each Shareholder is entitled to one vote for each Share held.

Hearing of Application for Approval of the Arrangement

22.    THIS COURT ORDERS that upon approval by the Shareholders of the Plan of Arrangement in the manner set forth in this Interim Order, Crane Harbor may apply to this Court for final approval of the Arrangement.

23.    THIS COURT ORDERS that distribution of the Notice of Application and the Interim Order in the Information Circular, when sent in accordance with paragraphs 12 and 13 shall constitute good and sufficient service of the Notice of Application and this Interim Order and no other form of service need be effected and no other material need be served unless a Notice of Appearance is served in accordance with paragraph 24.

24.    THIS COURT ORDERS that any Notice of Appearance served in response to the Notice of Application shall be served on the solicitors for Crane Harbor, with a copy to counsel for Xanadu and Newco, as soon as reasonably practicable, and, in any event, no less than four (4) days before the hearing of this Application at the following addresses:

BENNETT JONES LLP

3400 One First Canadian Place

P.O. Box 130

Toronto ON M5X 1A4

Joseph N. Blinick (#64325B)

blinickj@bennettjones.com

Tel: (416) 777-4828

William A. Bortolin (#65426V)

bortolinw@bennettjones.com

Tel: (416) 777-6126

Lawyers for Crane Harbor

With a copy to:

OSLER, HOSKIN & HARCOURT LLP

6200 One First Canadian Place

P.O. Box 50

Toronto ON M5X 1B8

Annex I-5

Craig Lockwood (#46668M)

clockwood@osler.com

Tel: (416) 862-5988

Lauren Harper (#70606L)

lharper@osler.com

Tel: (416) 862-4288

Lawyers for Xanadu and Newco

25.    THIS COURT ORDERS that, subject to further order of this Court, the only persons entitled to appear and be heard at the hearing of the within application shall be:

i)       Crane Harbor and its counsel;

ii)      Xanadu and Newco and their counsel;

iii)    the Director; and

iv)     any person who has filed a Notice of Appearance herein in accordance with the Notice of Application, this Interim Order and the Rules of Civil Procedure.

26.    THIS COURT ORDERS that any materials to be filed by Crane Harbor in support of the within Application for final approval of the Arrangement may be filed up to one day prior to the hearing of the Application without further order of this Court.

27.    THIS COURT ORDERS that in the event the within Application for final approval does not proceed on the date set forth in the Notice of Application, and is adjourned, only those persons who served and filed a Notice of Appearance in accordance with paragraph 24 shall be entitled to be given notice of the adjourned date.

Service and Notice

28.    THIS COURT ORDERS that the Applicant and its counsel are at liberty to serve or distribute this Order, any other materials and orders as may be reasonably required in these proceedings, including any notices, or other correspondence, by forwarding true copies thereof by electronic message to Shareholders, creditors or other interested parties and their advisors. For greater certainty, any such distribution or service shall be deemed to be in satisfaction of a legal or juridical obligation, and notice requirements within the meaning of clause 3(c) of the Electronic Commerce Protection Regulations, Reg. 81000-2-175 (SOR/DORS).

Precedence

29.    THIS COURT ORDERS that, to the extent of any inconsistency or discrepancy between this Interim Order and the terms of any instrument creating, governing or collateral to the Shares, share rights, or other rights to acquire Shares of Crane Harbor, or the Articles, this Interim Order shall govern.

Extra-Territorial Assistance

30.    THIS COURT seeks and requests the aid and recognition of any court or any judicial, regulatory or administrative body in any province of Canada and any judicial, regulatory or administrative tribunal or other court constituted pursuant to the Parliament of Canada or the legislature of any province and any court or any judicial, regulatory or administrative body of the United States or other country to act in aid of and to assist this Court in carrying out the terms of this Interim Order.

Variance

31.    THIS COURT ORDERS that Crane Harbor shall be entitled to seek leave to vary this Interim Order upon such terms and upon the giving of such notice as this Court may direct.

The Honourable Justice Steele

Annex I-6

IN THE MATTER OF A PROPOSED ARRANGEMENT of Xanadu Quantum Technologies Inc. and Crane Harbor Acquisition Corp. involving Xanadu Quantum Technologies Limited

XANADU QUANTUM TECHNOLOGIES INC. and CRANE HARBOR ACQUISITION CORP.

Applicants	Court File No. CL-26-00000044-0000
ONTARIO SUPERIOR COURT OF JUSTICE (COMMERCIAL LIST)
Proceeding commenced at Toronto
INTERIM ORDER (Crane Harbor)
BENNETT JONES LLP 1 First Canadian Place Suite 3400 Toronto ON M5X 1A4
Joseph N. Blinick (#64325B) blinickj@bennettjones.com Tel: (416) 777-4828
William A. Bortolin (#65426V) bortolinw@bennettjones.com Tel: (416) 777-6126
Lawyers for the Applicant, Crane Harbor Acquisition Corp.

Annex I-7

Annex J

Xanadu Quantum Technologies Limited

MANDATE OF THE
BOARD OF DIRECTORS

Purpose and Goal of the Board

The board of directors (the “Board”) of Xanadu Quantum Technologies Limited (the “Company”) is elected by shareholders and is responsible for the stewardship of the activities and affairs of the Company. The purpose of this mandate is to describe the main duties and responsibilities of the Board.

Certain aspects of the composition and organization of the Board are prescribed or governed by the Business Corporations Act (Ontario), the requirements of the stock exchange(s) that list the Company’s share capital (the “Exchange”), the constating documents of the Company, and the Company’s investor and registration rights agreement.

Duties of Directors

The Board discharges its responsibility for overseeing the management of the Company’s business by delegating to the Company’s senior management the responsibility for day-to-day management of the Company. The Board discharges its responsibilities both directly and by delegation through its standing committees: the Audit Committee and the Governance, Compensation and Nominating Committee. In addition to these standing committees, the Board may appoint ad hoc committees periodically to address certain issues of a more short-term nature.

The Board’s primary roles are overseeing the Company’s performance and providing quality, depth and continuity of management needed to meet the Company’s strategic objectives.

Other principal duties, which may be carried out directly or via one or more committees, include, but are not limited to the following:

Relationship with Management

1.           The Board is responsible for approving the appointment of the Chief Executive Officer and all other senior management, together with approving their compensation upon the recommendation of the Governance, Compensation and Nominating Committee.

2.           In approving the appointment of the Chief Executive Officer and all other senior management, the Board will, to the extent feasible, satisfy itself as to the integrity of these individuals and that they create a culture of integrity throughout the Company.

3.           The Board from time-to-time delegates to senior management the authority to enter into certain types of transactions, including financial transactions, subject to specified limits. Investments and other expenditures above the specified limits, and material transactions outside the ordinary course of business are reviewed by and are subject to the prior approval of the Board.

4.           The Board oversees that succession planning programs are in place for the Chief Executive Officer and all other senior management, including programs to train and develop management.

5.           The Board assesses and revises the Company’s executive compensation policy to, among other things, better align management’s interests with those of the Company’s shareholders as it deems appropriate. This includes establishing minimum shareholding requirements for senior management.

Annex J-1

Board Organization

6.           The Board will receive recommendations from the Governance, Compensation and Nominating Committee, but retains responsibility for managing its own affairs by giving its approval for its composition and size, the selection of the Chair of the Board, the selection of the lead independent director of the Board, if applicable, candidates nominated for election to the Board, committee and committee chair appointments, committee charters, independence assessments of directors, and director compensation.

7.           The Board may establish committees of the Board, where required or prudent, and define their mandate. The Board may delegate to Board committees those matters it is responsible for, including the approval of compensation of the Board and management, the conduct of performance evaluations and oversight of internal control systems, but the Board retains its oversight function and ultimate responsibility for these matters and all other delegated responsibilities.

8.           The Board will oversee orientation and education programs for new directors and ongoing educational opportunities for continuing directors.

Strategic Planning

9.           The Board has oversight responsibility to participate directly, and through its committees, in reviewing, questioning and approving the mission of the Company and its objectives and goals.

10.         The Board is responsible for advising management on strategic issues, approving the Company’s strategic plans, approving the Company’s annual business plan and annual operating and capital budgets and for monitoring the Company’s performance against strategic and annual plans as well as against annual and capital budgets.

Monitoring of Financial Performance and Other Financial Reporting Matters

11.         The Board is responsible for enhancing congruence between applicable stakeholder expectations, the Company’s plans and management performance.

12.         The Board is responsible for adopting processes for monitoring the Company’s progress towards its strategic and operational goals, and to revise and alter its direction to management in light of changing circumstances affecting the Company.

13.         The Board is responsible for approving, upon the recommendation of the Audit Committee, the Company’s audited financial statements, management’s discussion and analysis accompanying such financial statements and the annual earnings press release.

14.         The Board is responsible for reviewing the Company’s unaudited interim period financial statements, management’s discussion and analysis accompanying such financial statements and quarterly earnings press releases.

15.         The Board is responsible for approving other applicable regulatory filings that require or are advisable for the Board to approve. Such filings include, without limitation, management information circulars, annual information forms, offering documents and other applicable disclosure, any material sustainable reports.

16.         The Board is responsible for reviewing and approving material transactions outside the ordinary course of business and those matters which the Board is required to approve under the Articles and By-laws of the Company and the Business Corporations Act (Ontario), including the payment of dividends, purchases and redemptions of securities, acquisitions and dispositions.

Risk Management

17. The Board is responsible for overseeing the identification of the principal risks of the Company’s business, including material cyber security, physical security, data privacy and information technology infrastructure, artificial intelligence, sustainability (including climate change) risks, and the implementation of appropriate systems to effectively monitor and manage such risks with a view to the long-term viability of the Company and achieving a proper balance between the risks incurred and the potential return to the Company’s shareholders.

Annex J-2

Policies and Procedures

18.         The Board is responsible for:

(a)         approving and assessing compliance with all significant policies and procedures by which the Company is operated; and

(b)         approving policies and procedures designed to help ensure that the Company operates at all times within applicable laws and regulations, including, among others, a code of business conduct and ethics and, upon the recommendation of the Audit Committee, a whistleblower policy.

19.         The Board is responsible for supporting a corporate culture of integrity and responsible stewardship.

20.         The Board shall enforce its policy respecting confidential treatment of the Company’s proprietary information and the confidentiality of Board deliberations.

Communications and Reporting

21.         The Board is responsible for:

(a)         overseeing the accurate reporting of the financial performance and condition of the Company to shareholders, other securityholders and regulators on a timely and regular basis;

(b)         encouraging effective and adequate communication with shareholders, other stakeholders and the public; and

(c)         helping ensure the integrity and adequacy of internal controls and management information systems.

Review and Disclosure

The Board will review and reassess the adequacy of this mandate periodically and otherwise as it deems appropriate and amend it accordingly. The performance of the Board will be evaluated with reference to this mandate.

The Board will ensure that this mandate is disclosed on the Company’s website and that this mandate or a summary of it which has been approved by the Governance, Compensation and Nominating Committee is disclosed in accordance with all applicable securities laws or regulatory requirements.

Dated this [          ] day of [          ], 2026.

Annex J-3

Annex K

XANADU QUANTUM TECHNOLOGIES LIMITED

AUDIT COMMITTEE CHARTER (the “Charter”)

Purpose

1.           The Audit Committee (the “Committee”) is a standing committee appointed by the board of directors (the “Board”) of Xanadu Quantum Technologies Limited (the “Company”). The Committee is established to fulfill applicable public company obligations respecting audit committees and to assist the Board in fulfilling its oversight responsibilities with respect to financial reporting. This includes the responsibility to oversee, among other things as may be delegated by the Board from time to time:

(a)         the integrity of the Company’s financial statements and financial reporting processes, including the audit process and the Company’s internal control over financial reporting, disclosure controls and procedures, and compliance with other related legal and regulatory requirements;

(b)         the qualifications and independence of the registered public accounting firm or firms engaged as the Company’s independent outside auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attest services (“external auditors”);

(c)         the work of the Company’s financial management, internal auditors and external auditors;

(d)         enterprise risk management, privacy and data security, artificial intelligence risk, and the monitoring of such matters; and

(e)         the auditing, accounting and financial reporting process generally.

2.           In addition, the Committee will prepare, if required, an audit committee report for inclusion in the Company’s management information circular, in accordance with applicable rules and regulations.

3.           The function of the Committee is oversight. It is not the duty or responsibility of the Committee or its members to: (a) plan or conduct audits; (b) determine that the Company’s financial statements are complete and accurate and are in accordance with U.S. generally accepted accounting principles (“GAAP”); or (c) conduct other types of auditing or accounting reviews or similar procedures or investigations. The members of the Committee are members of the Board. They are appointed to the Committee to provide broad oversight of the financial, risk and control-related activities of the Company, and are specifically not accountable or responsible for the day-to-day operation or performance of such activities. In particular, the member or members identified as Committee financial experts shall not be accountable for giving professional opinions on the internal or external audit of the Company’s financial information.

4.           Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting principles and policies and systems of risk assessment and internal controls and procedures designed to provide reasonable assurance that assets are safeguarded and transactions are properly authorized, recorded and reported and to assure the effectiveness and efficiency of operations, the reliability of financial reporting and compliance with accounting standards and applicable laws and regulations. Management is also responsible for monitoring and reporting on the adequacy and effectiveness of the system of internal controls over financial reporting and disclosure controls and procedures. The external auditors are responsible for planning and carrying out audits of the Company’s annual financial statements in accordance with GAAP to provide reasonable assurance that, among other things, such financial statements are in accordance with GAAP.

Annex K-1

Procedures of the Committee

5.           Number of Members – The members of the Committee will be appointed by the Board. The Committee will consist of not less than three Board members.

6.           Independence – The Committee shall be constituted at all times of “independent directors” who either meet or exceed the independence requirements of the stock exchange(s) that list the Company’s share capital (the “Exchange”) and meet the criteria for independence set forth in (i) Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”), and (iii) National Instrument 52-110 – Audit Committees (“NI 52-110”), subject to an election by the Company to rely on any available transition period. The Board will consider all relevant facts and circumstances in making a determination of independence for each director and, as appropriate, impose independence requirements more stringent than those provided for by the Exchange and/or NI 58-101 to the extent required by Canadian or U.S. securities laws, including rules and policies promulgated by the United States Securities and Exchange Commission (“SEC”) and the Toronto Stock Exchange (“TSX”).

7.           Financial Literacy and Other Related Experience – Each member shall be financially literate within the meaning of applicable requirements or guidelines for audit committee service under securities laws or the rules of the Exchange, including NI 52-110. It is expected that at least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a principal financial officer or other senior officer with financial oversight responsibilities and will otherwise qualify as an “audit committee financial expert” as defined by applicable rules of the SEC. Further, each member should have reasonably sufficient experience in such other economic, financial, investment or business matters as the Board may deem appropriate.

8.           Service on Other Committees – No member of the Committee may serve simultaneously on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service will not materially adversely affect the Committee’s ability to act independently or to fulfill its mandate in accordance with applicable law.

9.           Appointment and Replacement of Committee Members – Any member of the Committee may be removed or replaced at any time by the Board and will automatically cease to be a member of the Committee upon ceasing to be a director. The Board will fill any vacancy if the membership of the Committee is less than three directors. Whenever there is a vacancy on the Committee, the remaining members may exercise all of the powers of the Committee as long as a quorum remains in office. Subject to the foregoing, the members of the Committee will be appointed by the Board annually and each member of the Committee will remain on the Committee until the next annual meeting of shareholders after his or her appointment or until his or her successor will be duly appointed and qualified.  Committee members shall also receive training as necessary, to increase their understanding of financial, accounting, auditing and industry issues applicable to the Company.

10.         Committee Chair – Unless a Committee Chair is designated by the Board, the members of the Committee may designate a Chair by majority vote of the Committee. The Committee Chair will be responsible for leadership of the Committee assignments and reporting to the Board. If the Committee Chair is not present at any meeting of the Committee, one of the other members of the Committee who is present will be chosen by the Committee to preside at the meeting. The Committee will report through the Committee Chair to the Board following meetings of the Committee on matters considered by the Committee, its activities and compliance with this Charter.

11.         Meetings – The Committee will meet regularly and as often as it deems necessary to perform its duties and discharge its responsibilities described herein in a timely manner, but not less than four times a year and any time the Company proposes to issue a press release with its interim period or annual financial results or any other material financial information of the Company. The Committee Chair will approve the agenda for such meetings and any member may suggest items for consideration. Briefing materials will be provided to the Committee as far in advance of meetings as practicable. The Committee will maintain written minutes of its meetings, which will be filed with the meeting minutes of the Board.

Annex K-2

12.         Separate Executive Meetings – The Committee will meet periodically, but no less than quarterly, with the Chief Financial Officer, the head of the internal audit function and the external auditors in separate sessions to discuss any matters that the Committee or any of these groups believes should be discussed privately and such persons will have access to the Committee to bring forward matters requiring its attention. However, the Committee will also meet without management present at each meeting.

13.         Reliance – Absent actual knowledge to the contrary (which will be promptly reported to the Board), each member of the Committee will be entitled to rely in good faith on: (a)  financial statements of the Company represented to the Committee by an officer of the Company or in a written report of the auditor of the Company to present fairly the financial position of the Company in accordance with GAAP; (b)  an interim or other financial report of the Company represented to the Committee by an officer of the Company to present fairly the financial position of the Company in accordance with GAAP; (c)  a report or advice of an officer or employee of the Company, where it is reasonable in the circumstances to rely on the report or advice; and (d)  a report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by any such person.

14.         Self-Evaluation – The Committee will conduct a self-evaluation at least annually to determine whether it and its members are functioning effectively, and report its conclusion to the Board.

Selection and Oversight of the External Auditors

15.         The external auditors are ultimately accountable to the Committee and the Board as the representatives of the shareholders of the Company and will report directly to the Committee and the Committee will so instruct the external auditors. The Committee will evaluate the performance of the external auditors and make recommendations to the Board on the reappointment or appointment of the external auditors of the Company to be proposed in the Company’s management information circular for shareholder approval and will have authority to terminate the external auditors. If a change in external auditors is proposed, the Committee will review the reasons for the change and any other significant issues related to the change, including the response of the incumbent auditors, and enquire on the qualifications of the proposed auditors before making its recommendation to the Board.

16.         The Committee will (a) recommend to the Board for approval the external auditor to be nominated for the purpose of preparing or issuing an auditor’s report or performing other audit, review or attest services for the issue and the compensation of the external auditor and (b) be directly responsible for the retention and oversight of the work of any registered public accounting firm engaged (including resolution of disagreements between management and the external auditor regarding financial reporting) for the purposes of preparing or issuing an audit report or performing other audit, review or attest services of the Company, and each such registered public accounting firm must report directly to the Committee.

17.         Review and approve policies and procedures for the pre-approval of services to be rendered by the external auditors. All permissible non-audit services to be provided to the Company by the external auditors or any of their affiliates that are not covered by pre-approval policies and procedures approved by the Committee will be subject to pre- approval by the Committee. The Committee will have the sole discretion to prohibit the external auditors from providing certain non-audit services to the Company. The Committee will also review and approve disclosures with respect to permissible non-audit services

18.         At least annually, the Committee will review the independence of the external auditors and will make recommendations to the Board on appropriate actions to be taken that the Committee deems necessary to protect and enhance the independence of the external auditors. In connection with such review, the Committee will:

(a)         actively engage in a dialogue with the external auditors about all relationships or services that may impact the objectivity and independence of the external auditors;

(b)         require that the external auditors submit to it on a periodic basis, and at least annually, a formal written statement delineating all relationships between the Company and any of its subsidiaries, on the one hand, and the external auditors and their affiliates on the other hand and to the extent there are relationships, monitor and investigate them;

Annex K-3

(c)         ensure the rotation of the lead (and concurring) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by applicable law;

(d)         consider whether there should be a regular rotation of the external audit firm itself; and

(e)         consider the auditor independence standards promulgated by applicable auditing regulatory and professional bodies.

19.         The Committee will establish and monitor clear policies for the hiring by the Company of employees and partners or former employees and partners of the current and former external auditors.

20.         The Committee will require the external auditors to provide to the Committee, and the Committee will review and discuss with the external auditors, all reports which the external auditors are required to provide to the Committee under rules, policies or practices of professional or regulatory bodies applicable to the external auditors, and any other reports which the Committee may require. Such reports will include:

(a)         a description of the external auditors’ internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, or Canadian Public Accountability Board and/or Public Company Accounting Oversight Board (“PCAOB”) inspection, of the external auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the external auditors and any steps taken to deal with any such issues; and

(b)         before an audit commences, a report describing: (i) the proposed audit scope, approach, timing, process used to identify risks and reporting such risk to the Committee and the independence of all critical accounting policies and practices to be used in the annual audit; (ii) all alternative treatments of financial information within GAAP related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the external auditors; and (iii) other material written communication between the external auditors and management, such as any management letter or schedule of unadjusted differences.

21.         The Committee will (i) annually review the experience and qualifications of the audit team and review the performance of the external auditors, including assessing their professional skepticism, effectiveness and quality of service, and (ii) every five years perform a comprehensive review of the performance of the external auditors over multiple years to provide further insight on the audit firm, its independence and application of professional standards.

Appointment and Oversight of Internal Auditors

22.         The appointment, terms of engagement, compensation, replacement or dismissal of the internal auditors will be subject to prior review and approval by the Committee. When the internal audit function is performed by employees of the Company, the Committee may delegate responsibility for approving the employment, term of employment, compensation and termination of employees engaged in such function (other than with respect to the head of the Company’s internal audit function).

23.         The Committee will obtain from the internal auditors, and will review, summaries of the significant reports to management prepared by the internal auditors, or the actual reports if requested by the Committee, and management’s responses to such reports.

24.         The Committee will, as it deems necessary or appropriate, communicate with the internal auditors with respect to their reports and recommendations, the extent to which prior recommendations have been implemented and any other matters that the internal auditors bring to the attention of the Committee. The head of the internal audit function will have unrestricted access to the Committee.

25.         The Committee will, annually or more frequently as it deems necessary or appropriate, evaluate the internal auditors, including their activities, organizational structure, independence, objectivity, qualifications and effectiveness.

Annex K-4

Oversight and Monitoring of Audits

26.         The Committee will review with the external auditors, the internal auditors and management the audit function generally, the objectives, staffing, locations, coordination (reduction of redundant efforts) and effective use of audit resources, reliance on management and the internal auditors and general audit approach and scope of proposed audits of the financial statements of the Company and its subsidiaries, the overall audit plans, the responsibilities of management, the internal auditors and the external auditors, the audit procedures to be used and the timing and estimated budgets and staffing of the audits.

27.         The Committee will meet periodically with the internal auditors to discuss the progress of their activities, any significant findings stemming from internal audits, any changes required in the planned scope of their audit plan and any difficulties or disputes that arise with management in the course of their audits, including any restrictions on the scope of their work or access to required information, and the adequacy of management’s responses in correcting audit-related deficiencies.

28.         The Committee will review with management the results of internal and external audits, including a draft of the external auditor’ report and the matters required to be communicated to the Committee by the external auditors under applicable standards adopted by the PCAOB and approved by the SEC from time to time.

29.         The Committee will provide an open avenue of communication between the external auditors, the internal auditors, the Board and management and take such other reasonable steps as it may deem necessary to satisfy itself that the audit was conducted in a manner consistent with all applicable legal requirements and auditing standards of applicable professional or regulatory bodies.

Oversight and Review of Accounting Principles and Practices

30.         The Committee will, as it deems necessary or appropriate, oversee, review and discuss with management, the external auditors and the internal auditors (together and separately as it deems necessary), among other items and matters:

(a)         the quality, appropriateness and acceptability of the Company’s accounting principles, practices and policies used in its financial reporting, their consistency from period to period, changes in the Company’s accounting principles or practices and the application of particular accounting principles and disclosure practices by management to new or unusual transactions or events;

(b)         all significant financial reporting issues, estimates and judgments made in connection with the preparation of the financial statements, including the effects of alternative methods within GAAP on the financial statements and any “second opinions” sought by management from an external auditor with respect to the accounting treatment of a particular item;

(c)         any material change to the Company’s auditing and accounting principles and practices as recommended by management, the external auditors or the internal auditors or which may result from proposed changes to applicable GAAP;

(d)         the extent to which any changes or improvements in accounting or financial practices, as approved by the Committee, have been implemented; and

(e)         the effect of regulatory and accounting initiatives on the Company’s financial statements and other financial disclosures.

31.         The Committee will review and resolve disagreements between management and the external auditors regarding financial reporting or the application of any accounting principles or practices.

Annex K-5

Oversight and Monitoring of Internal Controls Over Financial Reporting

32.         The Committee will, as it deems necessary or appropriate, exercise oversight of, review and discuss with management, the external auditors and the internal auditors (together and separately, as it deems necessary):

(a)         the adequacy and effectiveness of the Company’s internal controls, including internal controls over financial reporting and disclosure controls and procedures, and any related significant findings and recommendations of the external auditor and internal auditors together with management’s responses thereto;

(b)         any significant deficiencies or material weaknesses in internal control over financial reporting or disclosure controls and procedures;

(c)         the risk of management’s ability to override the Company’s internal controls;

(d)         any fraud, of any amount or type, that involves management or other employees who have a significant role in the internal control over financial reporting; and

(e)         management’s compliance with the Company’s processes, procedures and internal controls.

33.         The Committee will establish procedures for: (a) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

Oversight and Monitoring of Financial Reporting and Disclosure

34.         The Committee will:

(a)         review with the external auditors and management and recommend to the Board for approval the audited financial statements and the notes and management’s discussion and analysis accompanying such financial statements, the Company’s annual report and any financial information of the Company contained in any prospectus, information circular or any other disclosure document or regulatory filing of the Company;

(b)         review with the external auditors and management each set of interim period financial statements and the notes and Management’s Discussion and Analysis accompanying such financial statements and any other disclosure documents or regulatory filings of the Company containing or accompanying financial information of the Company and approve such filings (if delegated by the Board); and

(c)         review the disclosure regarding the Committee required to be included in any publicly filed or available document by applicable securities laws or regulations or stock exchange rules or requirements.

Such reviews will be conducted prior to the release of any summary of the financial results or the filing of such reports with applicable regulators.

35.         Prior to their distribution or public disclosure, the Committee will discuss earnings press releases, as well as financial information and guidance, it being understood that such discussions may, in the discretion of the Committee, be done generally (e.g., by discussing the types of information to be disclosed and the type of presentation to be made) and that the Committee need not discuss in advance each earnings release or each instance in which the Company gives guidance.

36.         The Committee will oversee compliance with the requirements of applicable securities laws or rules for disclosure of auditors’ services, engagements and independence of external auditors and audit committee member qualifications and activities.

37.         The Committee will receive and review the financial statements and other financial information of material subsidiaries of the Company and any auditor recommendations concerning such subsidiaries.

Annex K-6

38.         The Committee will meet with management to review the process and systems in place for ensuring the reliability of public disclosure documents that contain audited and unaudited financial information and their effectiveness.

Oversight of Finance Matters

39.         The Committee will:

(a)         review periodically the capital structure of the Company, and, when necessary, recommend to the Board transactions or alterations to the Company’s capital structure;

(b)         review and make recommendations to the Board concerning the financial structure, condition and strategy of the Company and its subsidiaries, including with respect to annual budgets, long-term financial plans, corporate borrowings, investments, capital expenditures, long-term commitments and the issuance and/or repurchase of securities;

(c)         review and discuss with management, and ultimately approve and oversee, as applicable, the Company’s investment and asset allocation policies and guidelines, as well as the Company’s compliance with any such investment and asset allocation policies and guidelines, including past and expected future performance, both in the context of financial returns (e.g., capital appreciation or preservation) and risk mitigation;

(d)         periodically review matters pertaining to the Company’s material policies and practices respecting cash management and material financing strategies or policies or proposed financing arrangements and objectives of the Company;

(e)         periodically review the Company’s major financial risk exposures (including foreign exchange and interest rate) and management’s initiatives to control such exposures, including the use of financial derivatives and hedging activities;

(f)          review and approve special transactions or expenditures as specifically delegated by the Board to a committee thereof or to one or more Company directors, officers or other employees;

(g)         review and discuss with management all material off-balance sheet transactions, arrangements, obligations (including contingent obligations), leases and other relationships of the Company with unconsolidated entities, other persons, or related parties (subject to section 47), that may have a material current or future effect on the Company’s financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves, or significant components of revenues or expenses;

(h)         review and discuss with management any equity investments, acquisitions and divestitures that may have a material current or future effect on the Company’s financial condition, changes in financial condition, results of operations, liquidity, capital resources, capital reserves, or significant components of revenues or expenses;

(i)          review and discuss policies, procedures and practices with respect to risk identification, assessment and management, including appropriate guidelines and policies to govern the process, as well as the Company’s major enterprise risk exposures and the steps management has undertaken to control them;

(j)          review and discuss with management the Company’s effective tax rate, adequacy of tax reserves, tax payments and reporting of any pending tax audits or assessments, and material tax policies and tax planning initiatives; and

(k)         review the Company’s pension or similar retirement arrangements, management and obligations, as applicable.

Annex K-7

Risk Oversight, Privacy and Cybersecurity

40.         The Committee will annually (or as more frequently as the Committee deems necessary or appropriate):

(a)         review and discuss with management and monitor the adequacy and effectiveness of: (i) management’s program, including policies and guidelines, to identify, assess, manage, and monitor major enterprise risks of the Company, including financial, operational, privacy, security, business continuity, sustainability (including climate change), artificial intelligence, legal and regulatory, and reputational risks, as well as those risks that would threaten the Company’s business, current or potential future licenses, future performance, solvency or liquidity; (ii) management’s risk management decisions, practices and activities; (iii) reports from management and others, including without limitation, internal audit, regarding compliance with item (i) above; and (iv) the adequacy and appropriateness of management’s response to, including the implementation thereof, the matters and findings, if any, in the reports referenced in item (iii) above; and

(b)         review, discuss with management and assess (including Board recommendations, as necessary) the Company’s privacy and cybersecurity risk exposures, including, but not limited to: (i) the potential impact of those exposures on the Company’s business, operations and reputation; (ii) the steps management has taken to monitor and mitigate such exposures across all functions and Company connections with third parties and the Company’s cybersecurity insurance coverage; (iii) the Company’s information governance and cybersecurity policies and programs and management’s efforts to build a culture of sensitivity to cybersecurity concerns; (iv) security breach incidence reports and incident response protocols, including crisis management and disaster recovery plans; (v) Company disclosures regarding cybersecurity risks, (vi) the Company’s cybersecurity strategy, including the allocation of Company resources to management of cybersecurity risks; and (vii) major legislative and regulatory developments that could materially impact the Company’s privacy and cybersecurity risk exposure; and

(c)         review and discuss with management (including Board recommendations, as necessary) the adequacy of the Company’s insurance coverage.

Committee Reporting

41.         The Committee will report regularly to the Board regarding the execution of the Committee’s duties, responsibilities and activities, as well as any issues encountered and related recommendations and recommend to the Board that the audited financial statements be included in the Company’s applicable annual report.

42.         The Committee will also report to the Board annually regarding the oversight and receipt of certifications from applicable management confirming compliance with certain applicable laws, regulations or rules and certain Company policies and practices, in each case as the Committee deems necessary or appropriate.

Additional Authority and Responsibilities

43.         Each member of the Committee will have full access to the Company’s internal auditors, the Board, corporate executives, the external auditors, and all books, records, facilities and other personnel of the Company as deemed necessary or appropriate by any member of the Committee to discharge such member’s responsibilities hereunder.

44.         The Committee will have the authority to engage independent counsel and other advisers, hire and terminate special legal, accounting, financial or other consultants to advise the Committee at the Company’s expense, in each case, as it determines necessary or appropriate to carry out its duties and without consulting with, or obtaining prior approval from, any officer of the Company or the Board. The Committee may ask members of management, including, without limitation, the applicable member of management responsible for enterprise risk management, or others, including, without limitation, Company employees or the chairperson or any other designated member of any other committee, to attend meetings or provide information as necessary. The Committee will also have the authority to ask the Company’s external auditors to attend meetings or provide information as necessary, and the Company’s external auditors will have direct access to the Committee at their own initiative.

Annex K-8

45.         The Company will provide appropriate funding for the payment of compensation to the external auditors as determined by the Board on the advice of the Committee, independent counsel and other advisors engaged by the Committee as determined by the Committee, as well as funding for the payment of ordinary administrative expenses that, as determined by the Committee, are necessary or appropriate in carrying out its duties.

46.         The Committee will review and/or approve any other matter specifically delegated to the Committee by the Board and undertake on behalf of the Board such other activities as may be necessary or desirable to assist the Board in fulfilling its oversight responsibilities with respect to financial reporting and perform such other functions as assigned by law or the Company’s constating documents.

47.         The Committee will review and approve in advance or ratify any proposed related-party transactions and required disclosures of such in accordance with applicable securities laws and regulations and consistent with any related-party transaction policy of the Company, to the extent such policy exists, and report to the Board on any approved transactions.

48.         The Committee will discharge its responsibilities, and will assess the information provided by the Company’s management and the external advisers, in accordance with its business judgment. Members are entitled to rely, absent knowledge to the contrary, on the integrity of the persons and organizations from whom they receive information, and on the accuracy and completeness of the information provided. Nothing in this Charter is intended or may be construed as imposing on any member of the Committee or the Board a standard of care or diligence that is in any way more onerous or extensive than the standard to which the directors are subject under applicable law. This Charter is not intended to change or interpret the constating documents of the Company or applicable law or stock exchange rule to which the Company is subject, and this Charter should be interpreted in a manner consistent with all such applicable laws and rules.

49.         The Board may, from time to time, permit departures from the terms of this Charter, either prospectively or retrospectively. This Charter is not intended to give rise to civil liability on the part of the Company or its directors or officers to shareholders, security holders, customers, suppliers, competitors, employees or other persons, or to any other liability whatsoever on their part.

Review and Disclosure

The Committee will review and reassess the adequacy of this Charter periodically and otherwise as it deems appropriate and amend it accordingly. The performance of the Committee will be evaluated with reference to this Charter.

The Committee will ensure that this Charter is disclosed on the Company’s website and that this Charter or a summary of it which has been approved by the Committee is disclosed in accordance with all applicable securities laws or regulatory requirements.

Dated this [          ] day of [          ], 2026.

Annex K-9